FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-255934-02

The information in this preliminary prospectus is not complete and may be supplemented or changed. These securities may not be sold nor may offers to buy be accepted prior to the time a final prospectus is delivered. This preliminary prospectus is not an offering to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

THIS PRELIMINARY PROSPECTUS, DATED JUNE 22, 2022, IS SUBJECT TO COMPLETION

AND MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE

PROSPECTUS

$600,725,000 (Approximate)

BMO 2022-C2 MORTGAGE TRUST
(Central Index Key number 0001932997)
Issuing Entity

BMO Commercial Mortgage Securities LLC
(Central Index Key number 0001861132)
Depositor

Bank of Montreal

(Central Index Key number 0000927971)

KeyBank National Association

(Central Index Key number 0001089877)

Starwood Mortgage Capital LLC

(Central Index Key number 0001548405)

Citi Real Estate Funding Inc.

(Central Index Key number 0001701238)

German American Capital Corporation

(Central Index Key number 0001541294)

UBS AG

(Central Index Key number 0001685185)

Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2022-C2

The BMO 2022-C2 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2022-C2, will consist of multiple classes of certificates, including those identified on the table below which are being offered by this prospectus. The offered certificates (together with the classes of non-offered certificates of the same series and the Uncertificated VRR Interest) will represent the beneficial ownership interests in the issuing entity identified above. The issuing entity’s primary assets will primarily consist of a pool of fixed rate commercial mortgage loans secured by first liens on various types of commercial, multifamily and manufactured housing community properties, which will generally be the sole source of payment on the certificates and the Uncertificated VRR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of offered certificates will entitle holders to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th is not a business day, the next business day), commencing in August 2022. The rated final distribution date for the offered certificates is July 2054.

Classes of Offered Certificates	Approximate Initial Certificate Balance or Notional Amount(1)	Initial Pass-Through Rate(3)	Pass-Through Rate Description
Class A-1		$6,784,000%	(5)
Class A-2		$97,871,000%	(5)
Class A-3		$6,700,000%	(5)
Class A-4		(6)%	(5)
Class A-5		(6)%	(5)
Class A-SB		$10,871,000%	(5)
Class X-A		$477,850,000 (7)%	Variable IO(8)
Class A-S		$59,731,000%	(5)
Class B		$31,572,000%	(5)
Class C		$31,572,000%	(5)

(Footnotes to table begin on page 3)

You should carefully consider the summary of risk factors and risk factors beginning on page 65 and page 67, respectively, of this prospectus.

Neither the Series 2022-C2 certificates nor the underlying mortgage loans are insured or guaranteed by any governmental agency or instrumentality or any other person or entity.

The Series 2022-C2 certificates will represent interests in and obligations of the issuing entity only and will not represent the obligations of or interests in the depositor, the sponsors or any of their respective affiliates.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE OFFERED CERTIFICATES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE DEPOSITOR WILL NOT LIST THE OFFERED CERTIFICATES ON ANY SECURITIES EXCHANGE OR ANY AUTOMATED QUOTATION SYSTEM OF ANY NATIONAL SECURITIES ASSOCIATION.

The offered certificates will be offered by BMO Capital Markets Corp., KeyBanc Capital Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC, Citigroup Global Markets Inc., Bancroft Capital, LLC and Drexel Hamilton, LLC, the underwriters, when, as and if issued by the issuing entity, delivered to and accepted by the underwriters and subject to each underwriter’s right to reject orders in whole or in part. The underwriters will purchase the offered certificates from BMO Commercial Mortgage Securities LLC and will offer the offered certificates to prospective investors from time to time in negotiated transactions or otherwise at varying prices, plus, in certain cases, accrued interest, determined at the time of sale. BMO Capital Markets Corp., KeyBanc Capital Markets Inc., Deutsche Bank Securities Inc., UBS Securities LLC and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: KeyBanc Capital Markets Inc., is acting as sole bookrunning manager with respect to approximately 29.5% of each class of offered certificates, BMO Capital Markets Corp. is acting as sole bookrunning manager with respect to approximately 29.0% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 14.8% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 13.5% of each class of offered certificates and UBS Securities LLC is acting as sole bookrunning manager with respect to approximately 13.1% of each class of offered certificates. Bancroft Capital, LLC and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank SA/NV, as operator of the Euroclear System, in Europe against payment in New York, New York on or about July 12, 2022. BMO Commercial Mortgage Securities LLC expects to receive from this offering approximately [__]% of the aggregate principal balance of the offered certificates, plus accrued interest from July 1, 2022, before deducting expenses payable by the depositor.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”). See also “Legal Investment”.

BMO Capital Markets	Deutsche Bank Securities	UBS Securities LLC	Citigroup	KeyBanc Capital Markets
Co-Lead Managers and Joint Bookrunners
Bancroft Capital, LLC Co-Manager			Drexel Hamilton Co-Manager
June , 2022

BMO 2022-C2

Commercial Mortgage Pass-Through Certificates, Series 2022-C2

WA N/A
OR 0.0%
ID N/A
MT 0.1%
ND 0.0%
MN 0.0%
SD 3.1%
WY 0.3%
WI 0.4%
MI 2.9%
VT N/A
ME N/A
NH 0.3%
MA 0.6%
NY 17.6%
RI N/A
CT N/A
NJ 10.7%
PA 1.9%
DE N/A
MD 0.0%
NV 5.8%
CA 24.2%
UT 0.0%
CO 0.0%
NE 0.2%
IA 0.1%
IL 0.6%
IN 0.4%
OH N/A
WV N/A
VA 6.1%
KS 0.1%
MO 1.4%
KY 1.8%
NC 2.4%
TN 2.5%
AZ 4.7%
NM 0.1%
OK 0.0%
AR N/A
SC N/A
MS 0.2%
AL 0.8%
GA 0.6%
TX 1.2%
LA 0.5%
FL 6.9%
AK N/A
HI 1.8%
Percentage of Allocated Loan Amount
> 4.0% of Total Loan Amount
1.5%-4.0% of Total Loan Amount
0.5%-1.5% of Total Loan Amount
< .5% of Total Loan Amount
States without Properties

Certificate Summary

Set forth below are the indicated characteristics of the respective classes of the Series 2022-C2 certificates, including the non-offered Uncertificated VRR Interest discussed in footnote (12) below.

Classes of Certificates	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Initial Pass- Through Rate(3)	Pass-Through Rate Description	Expected Weighted Avg. Life (yrs.)(4)	Expected Principal Window(4)
Offered Certificates
Class A-1		$6,784,000	30.000%	%	(5)	2.49	8/22-2/27
Class A-2		$97,871,000	30.000%	%	(5)	4.86	2/27-7/27
Class A-3		$6,700,000	30.000%	%	(5)	7.43	12/29-12/29
Class A-4	(6)		30.000%	%	(5)	(6)	(6)
Class A-5	(6)		30.000%	%	(5)	(6)	(6)
Class A-SB		$10,871,000	30.000%	%	(5)	7.32	7/27-1/32
Class X-A		$477,850,000(7)	N/A	%	Variable IO(8)	N/A	N/A
Class A-S		$59,731,000	21.250%	%	(5)	9.93	6/32-6/32
Class B		$31,572,000	16.625%	%	(5)	9.93	6/32-6/32
Class C		$31,572,000	12.000%	%	(5)	9.95	6/32-7/32
Non-Offered Certificates(9)
Class X-D		$34,986,000(7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-F		$16,212,000(7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-G		$6,827,000(7)	N/A	%	Variable IO(8)	N/A	N/A
Class X-J		$23,892,921(7)	N/A	%	Variable IO(8)	N/A	N/A
Class D		$20,480,000	9.000%	%	(5)	10.01	7/32-7/32
Class E		$14,506,000	6.875%	%	(5)	10.01	7/32-7/32
Class F		$16,212,000	4.500%	%	(5)	10.01	7/32-7/32
Class G-RR(10)		$6,827,000	3.5000%	%	(5)	10.01	7/32-7/32
Class J-RR(10)		$23,892,921	0.000%	%	(5)	10.01	7/32-7/32
Class R(11)	N/A		N/A	N/A	N/A	N/A	N/A
Non-Offered Vertical Risk Retention Interest(9)
Combined VRR Interest(12)		$25,346,004(13)	N/A(14)	%(15)	(15)	9.00	8/22-7/32

(1)	Approximate, subject to a variance of plus or minus 5% and further subject to any additional variances described in the footnotes below. In addition, the notional amounts of the Class X-A, Class X-D, Class X-F, Class X-G and Class X-J certificates (the “Class X certificates”) may vary depending upon the final pricing of the classes of non-vertically retained principal balance certificates (as defined in footnote (5) below) whose certificate balances comprise such notional amounts, and, if as a result of such pricing (a) the pass-through rate of any class of Class X certificates would be equal to zero at all times, such class of certificates will not be issued on the closing date of this securitization or (b) the pass-through rate of any class of non-vertically retained principal balance certificates whose certificate balance comprises such notional amount is at all times equal to the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, the certificate balance of such class of non-vertically retained principal balance certificates may not be part of, and there may be a corresponding reduction in, such notional amount of the related class of Class X certificates.
(2)	"Approximate Initial Credit Support" means, with respect to any class of non-vertically retained principal balance certificates, the quotient, expressed as a percentage, of (i) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates, if any, junior to the subject class of non-vertically retained principal balance certificates, divided by (ii) the aggregate of the initial certificate balances of all classes of non-vertically retained principal balance certificates. The approximate initial credit support percentages set forth for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are represented in the aggregate. The approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest (as defined in footnote (12) below).
(3)	Approximate per annum rate as of the closing date.
(4)	Determined assuming no prepayments prior to the maturity date or any anticipated repayment date, as applicable, for any mortgage loan and based on the modeling assumptions described under “Yield, Prepayment and Maturity Considerations.”
(5)	For any distribution date, the pass-through rate for each class of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR certificates (collectively, the “non-vertically retained principal balance certificates”, and collectively with the Class X certificates and the Class R certificates, the “non-vertically retained certificates”) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate described in clause (ii), or (iv) the weighted average rate described in clause (ii) less a specified percentage, but no less than 0.000%. See “Description of the Certificates—Distributions—Pass-Through Rates”.
(6)	The exact initial certificate balances of the Class A-4 and Class A-5 certificates are unknown and will be determined based on the final pricing of those classes of certificates. However, the respective initial certificate balances, weighted average lives and principal windows of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $355,624,000 subject to a variance of plus or minus 5%.
Class of Certificates	Expected Range of Initial Certificate Balances	Expected Range of Weighted Avg. Lives (Yrs)	Expected Range of Principal Windows
Class A-4	$0 - $155,000,000	N/A – 9.70	N/A - 1/32-4/32
Class A-5	$200,624,000 - $355,624,000	9.86 – 9.79	4/32-6/32 - 1/32-6/32

3

(7)	The Class X certificates will not have certificate balances and will not be entitled to receive distributions of principal. Interest will accrue on each class of Class X certificates at the related pass-through rate based upon the related notional amount. The notional amount of each class of the Class X certificates will be equal to the certificate balance or the aggregate of the certificate balances, as applicable, from time to time of the class or classes of the non-vertically retained principal balance certificates identified in the same row as such class of Class X certificates in the chart below (as to such class of Class X certificates, the “corresponding principal balance certificates”):
Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB
Class X-D	Class D and Class E
Class X-F	Class F
Class X-G	Class G-RR
Class X-J	Class J-RR
(8)	The pass-through rate for each class of Class X certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the pass-through rate (or, if applicable, the weighted average of the pass-through rates) of the class or classes of corresponding principal balance certificates as in effect from time to time, as described in this prospectus.
(9)	The classes of certificates and uncertificated interests set forth below “Non-Offered Certificates” and “Non-Offered Vertical Risk Retention Interest” in the table are not offered by this prospectus.
(10)	In partial satisfaction of the risk retention obligations of Bank of Montreal (as “retaining sponsor” with respect to this securitization transaction), all of the Class G-RR and Class J-RR certificates (collectively, the “HRR Certificates”), with an aggregate fair value expected to represent at least 1.4231% of the fair value, as of the closing date for this transaction, of all of the “ABS interests” (i.e., all of the certificates (other than the Class R certificates) and the Uncertificated VRR Interest) issued by the issuing entity, will collectively constitute an “eligible horizontal residual interest” that is to be purchased and retained by RREF IV-D AIV RR, LLC, a Delaware limited liability company, or its affiliate, in accordance with the credit risk retention rules applicable to this securitization transaction. “Retaining sponsor”, “ABS interests” and “eligible horizontal residual interest” have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”.
(11)	The Class R certificates will not have a certificate balance, notional amount, pass-through rate, rating or rated final distribution date. The Class R certificates will represent the residual interests in each of two separate REMICs, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.
(12)	In satisfaction of Bank of Montreal’s remaining risk retention obligations as retaining sponsor for this securitization transaction, Bank of Montreal is expected to acquire (or cause one or more other retaining parties to acquire) from the depositor, on the closing date for this transaction, portions of an “eligible vertical interest” in the form of a “single vertical security” with an initial principal balance of approximately $25,346,004 (the “Combined VRR Interest”), which is expected to represent approximately 3.580% of the aggregate principal balance of all the “ABS interests” (i.e., the sum of the aggregate initial certificate balance of all of the certificates (other than the Class R certificates) and the initial principal balance of the Uncertificated VRR Interest) issued by the issuing entity on the closing date for this transaction, subject to any variance in the initial principal balance of the Combined VRR Interest following calculation of the actual fair value of the HRR certificates, all of the other classes of certificates (other than the Class R certificates) and the Uncertificated VRR Interest, as described under “Credit Risk Retention”. The Combined VRR Interest will consist of the “Uncertificated VRR Interest” (as defined under “Credit Risk Retention”) and the Class VRR certificates. The Combined VRR Interest will be retained by certain retaining parties in accordance with the credit risk retention rules applicable to this securitization transaction. “Eligible vertical interest” and “single vertical security” will have the meanings given to such terms in Regulation RR. See “Credit Risk Retention”. The Combined VRR Interest is not offered hereby.
(13)	Constitutes the Combined VRR Interest Balance, which consists of the aggregate certificate balance of the Class VRR certificates and the principal balance of the Uncertificated VRR Interest.
(14)	Although the approximate initial credit support percentages shown in the table above with respect to the non-vertically retained principal balance certificates do not take into account the Combined VRR Interest, losses incurred on the mortgage loans will be allocated between the Combined VRR Interest, on the one hand, and the non-vertically retained principal balance certificates, on the other hand, pro rata in accordance with the principal balance of the Combined VRR Interest and the aggregate outstanding certificate balance of the non-vertically retained principal balance certificates. See “Credit Risk Retention” and “Description of the Certificates”. The Class VRR certificates and the non-vertically retained principal balance certificates are also collectively referred to in this prospectus as the “principal balance certificates”, and the Class VRR certificates and the non-vertically retained certificates are collectively referred to in this prospectus as the “certificates”.
(15)	Although it does not have a specified pass-through rate (other than for tax reporting purposes), the effective interest rate for the Combined VRR Interest will be the weighted average of the net mortgage interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time.

The Class X-D, Class X-F, Class X-G, Class X-J, Class D, Class E, Class F, Class G-RR, Class J-RR and Class R certificates and the Combined VRR Interest are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates or concerning the Combined VRR Interest is presented solely to enhance your understanding of the offered certificates.

4

Table of Contents

Certificate Summary	3
Summary of Terms	21
Summary of Risk Factors	65
Special Risks	65
Risks Relating to the Mortgage Loans	65
Risks Relating to Conflicts of Interest	66
Other Risks Relating to the Certificates	66
Risk Factors	67
Special Risks	67
The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans	67
Risks Relating to the Mortgage Loans	70
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	70
Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance	71
Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain	77
Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error	77
Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	80
The Types of Properties That Secure the Mortgage Loans Present Special Risks	84
Leased Fee Properties Have Special Risks	104
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	106
Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool	107
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	108
Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing	108

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability	109
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	110
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	110
Risks Related to Zoning Non-Compliance and Use Restrictions	111
Risks Relating to Inspections of Properties	112
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	112
Earthquake, Flood and Other Insurance May Not Be Available or Adequate	112
Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses	113
Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates	114
Terrorism Insurance May Not Be Available for All Mortgaged Properties	114
Risks Associated with Blanket Insurance Policies or Self-Insurance	115
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	116
Limited Information Causes Uncertainty	116
Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions	116
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	117
The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	118
Static Pool Data Would Not Be Indicative of the Performance of This Pool	118
Appraisals May Not Reflect Current or Future Market Value of Each Property	119
Seasoned Mortgage Loans Present Additional Risk of Repayment	120
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	120
The Borrower’s Form of Entity May Cause Special Risks	120

5

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	123
Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan	124
Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk	124
Tenancies-in-Common May Hinder Recovery	125
Risks Relating to Enforceability of Cross-Collateralization Arrangements	126
Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable	126
Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property	128
Various Other Laws Could Affect the Exercise of Lender’s Rights	128
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates	129
A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	129
Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property	130
Increases in Real Estate Taxes and Assessments May Reduce Available Funds	132
Risks Relating to Shari’ah Compliant Loans	132
Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies	132
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	133
Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established	133
Risks Relating to Tax Credits	133
Risks Relating to Conflicts of Interest	134
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests	134
Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests	136

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer	137
Potential Conflicts of Interest of the Operating Advisor	139
Potential Conflicts of Interest of the Asset Representations Reviewer	140
Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder	141
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	142
Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan	143
Other Potential Conflicts of Interest May Affect Your Investment	143
Other Risks Relating to the Certificates	143
The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid	143
The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline	144
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	145
Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses	147
Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes	148
Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default	148
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	148
A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates	153
Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest	153

6

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks	153
Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment	154
Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment	155
Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans	156
You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan	156
Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates	156
Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable	157
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans	157
Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan	158
Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates	158
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	158
The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	159
Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder	160
Changes in Pool Composition Will Change the Nature of Your Investment	161
Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates	161
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	162

State, Local and Other Tax Considerations	164
General Risk Factors	164
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	164
The Offered Certificates May Not Be a Suitable Investment for You	165
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS	165
Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors	165
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates	166
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement	170
Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record	170
Description of the Mortgage Pool	171
General	171
Certain Calculations and Definitions	173
Statistical Characteristics of the Mortgage Loans	182
Overview	182
Property Types	183
Specialty Use Concentrations	190
Mortgage Loan Concentrations	190
Geographic Concentrations	191
Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History	192
Tenancies-in-Common or Diversified Ownership	193
Delaware Statutory Trusts	193
Shari’ah Compliant Loans	194
Condominium Interests and Other Shared Interests	195
Leasehold Interests	196
Condemnations	196
Delinquency Information	196
COVID-19 Considerations	197
Environmental Considerations	197
Litigation and Other Legal Considerations	201
Redevelopment, Expansion and Renovation	202
Default History, Bankruptcy Issues and Other Proceedings	203
Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases	203

7

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Criminal or Civil Legal Proceedings, Pending Investigations, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts	203
Tenant Issues	204
Tenant Concentrations	204
Lease Expirations and Terminations	205
Unilateral Lease Termination Rights	207
Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants	209
Rights to Cease Operations (Go Dark) at the Leased Property	210
Termination Rights of Government Sponsored Tenants	210
Other Tenant Termination Issues	210
Rights to Sublease	211
Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs	211
Charitable Institutions / Not-For-Profit Tenants	212
Purchase Options, Rights of First Offer and Rights of First Refusal	213
Affiliated Leases and Master Leases	214
Other Tenant Issues	215
Insurance Considerations	216
Zoning and Use Restrictions	217
Non-Recourse Carveout Limitations	218
Real Estate and Other Tax Considerations	219
Certain Terms of the Mortgage Loans	220
Due Dates; Mortgage Rates; Calculations of Interest	220
ARD Loans	221
Single-Purpose Entity Covenants	221
Prepayment Provisions	223
Defeasance; Collateral Substitution	225
Partial Releases	226
Escrows	229
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	230
Mortgaged Property Accounts	230
Additional Indebtedness	231
Existing Additional Secured Debt	231
Existing Mezzanine Debt	231
Permitted Mezzanine Debt	233
Preferred Equity and Preferred Return Arrangements	233
Permitted Unsecured Debt and Other Debt	234
The Whole Loans	235
General	235
The Serviced Pari Passu Whole Loans	238
The Outside Serviced Pari Passu Whole Loans	241

Additional Mortgage Loan Information	262
Transaction Parties	264
The Sponsors and the Mortgage Loan Sellers	264
Bank of Montreal	264
KeyBank National Association	271
Starwood Mortgage Capital LLC	276
German American Capital Corporation	281
UBS AG	289
Citi Real Estate Funding Inc.	295
Compensation of the Sponsors	303
The Depositor	304
The Issuing Entity	304
The Trustee	305
The Certificate Administrator	306
Servicers	308
General	308
The Master Servicer	308
The Special Servicers	312
Significant Primary Servicer	315
The Outside Servicers and the Outside Special Servicers	323
The Operating Advisor and the Asset Representations Reviewer	327
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	329
Transaction Party and Related Party Affiliations	329
Interim Servicing Arrangements	330
Interim and Other Custodial Arrangements	330
Whole Loans and Mezzanine Loan Arrangements	330
Other Arrangements	331
Credit Risk Retention	332
General	332
Qualifying CRE Loans; Required Credit Risk Retention Percentage	333
The Combined VRR Interest	333
Material Terms of the Combined VRR Interest	333
Method, Timing and Amount of Distributions on the Combined VRR Interest	335
Risk Retention Consultation Parties	337
Limitation on Liability of the Risk Retention Consultation Parties	338
HRR Certificates	339
The Retaining Third Party Purchaser	339
Material Terms of the HRR Certificates	340
Determination of Amount of Required Horizontal Credit Risk Retention	341
Hedging, Transfer and Financing Restrictions	349
Operating Advisor	350
Representations and Warranties	351
Description of the Certificates	354
General	354
Distributions	356
Method, Timing and Amount	356
Available Funds	356
Priority of Distributions	358
Pass-Through Rates	361

8

Interest Distribution Amount	363
Principal Distribution Amount	363
Certain Calculations with Respect to Individual Mortgage Loans	364
Application Priority of Mortgage Loan Collections or Whole Loan Collections	365
Allocation of Yield Maintenance Charges and Prepayment Premiums	368
Assumed Final Distribution Date; Rated Final Distribution Date	369
Prepayment Interest Shortfalls	370
Subordination; Allocation of Realized Losses	371
Reports to Certificateholders; Certain Available Information	373
Certificate Administrator Reports	373
Information Available Electronically	377
Voting Rights	382
Delivery, Form, Transfer and Denomination	383
Book-Entry Registration	383
Definitive Certificates	386
Certificateholder Communication	386
Access to Certificateholders’ Names and Addresses	386
Requests to Communicate	386
The Mortgage Loan Purchase Agreements	388
Sale of Mortgage Loans; Mortgage File Delivery	388
Representations and Warranties	393
Cures, Repurchases and Substitutions	393
Dispute Resolution Provisions	397
Asset Review Obligations	397
The Pooling and Servicing Agreement	398
General	398
Certain Considerations Regarding the Outside Serviced Whole Loans	401
Assignment of the Mortgage Loans	402
Servicing of the Mortgage Loans	403
Subservicing	409
Advances	409
Accounts	414
Withdrawals from the Collection Account	416
Application of Loss of Value Payments	418
Servicing and Other Compensation and Payment of Expenses	418
Master Servicing Compensation	418
Special Servicing Compensation	421
Trustee / Certificate Administrator Compensation	425
Operating Advisor Compensation	425
CREFC® Intellectual Property Royalty License Fee	426
Asset Representations Reviewer Compensation	426
Fees and Expenses	427
Application of Penalty Charges and Modification Fees	434
Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses	434

Due-On-Sale	434
Due-On-Encumbrance	435
Appraisal Reduction Amounts	436
Inspections	442
Evidence as to Compliance	442
Limitation on Liability; Indemnification	444
Servicer Termination Events	447
Rights Upon Servicer Termination Event	449
Waivers of Servicer Termination Events	450
Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event	450
General	450
Excluded Special Servicer Mortgage Loans	451
Removal of the Special Servicer by Certificateholders Following a Control Termination Event	452
Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor	453
Resignation of the Master Servicer, the Special Servicer and the Operating Advisor	453
Qualification, Resignation and Removal of the Trustee and the Certificate Administrator	454
Amendment	456
Realization Upon Mortgage Loans	457
Specially Serviced Loans; Appraisals	457
Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans	458
Sale of Defaulted Mortgage Loans and REO Properties	460
Modifications, Waivers and Amendments	462
Directing Holder	464
General	464
Limitation on Liability of the Directing Holder	470
Consulting Parties	470
Operating Advisor	471
General Obligations	471
Review Materials	472
Consultation Rights	474
Reviewing Certain Calculations	474
Annual Report	474
Replacement of the Special Servicer	476
Operating Advisor Termination Events	476
Rights Upon Operating Advisor Termination Event	477
Eligibility of Operating Advisor	477
Termination of the Operating Advisor Without Cause	478
Asset Status Reports	478
The Asset Representations Reviewer	479
Asset Review	479
Eligibility of Asset Representations Reviewer	484
Other Obligations of Asset Representations Reviewer	484
Delegation of Asset Representations Reviewer’s Duties	485
Asset Representations Reviewer Termination Events	485

9

Rights Upon Asset Representations Reviewer Termination Event	486
Termination of the Asset Representations Reviewer Without Cause	486
Resignation of Asset Representations Reviewer	486
Asset Representations Reviewer Compensation	486
Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement	487
Repurchase Request Delivered by a Certificateholder	487
Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement	487
Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer	487
Dispute Resolution Provisions	488
Resolution of a Repurchase Request	488
Mediation and Arbitration Provisions	490
Rating Agency Confirmations	491
Termination; Retirement of Certificates	493
Optional Termination; Optional Mortgage Loan Purchase	493
Servicing of the Outside Serviced Mortgage Loans	494
General	494
Specified Servicing Matters	494
Servicing Shift Mortgage Loans	497
Related Provisions of the Pooling and Servicing Agreement	498
Use of Proceeds	499
Yield, Prepayment and Maturity Considerations	499
Yield	499
Yield on the Class X-A Certificates	502
Weighted Average Life of the Offered Certificates	503
Price/Yield Tables	509
Material Federal Income Tax Consequences	514
General	514
Qualification as a REMIC	514
Status of Offered Certificates	516
Taxation of the Regular Interests	516
General	516
Original Issue Discount	516
Acquisition Premium	518
Market Discount	518
Premium	519
Election to Treat All Interest Under the Constant Yield Method	519
Treatment of Losses	520
Prepayment Premiums and Yield Maintenance Charges	520
Sale or Exchange of Regular Interests	521
Taxes That May Be Imposed on a REMIC	521
Prohibited Transactions	521

Contributions to a REMIC After the Startup Day	522
Net Income from Foreclosure Property	522
Bipartisan Budget Act of 2015	522
Taxation of Certain Foreign Investors	523
FATCA	524
Backup Withholding	524
Information Reporting	524
3.8% Medicare Tax on “Net Investment Income”	524
Reporting Requirements	524
Tax Return Disclosure and Investor List Requirements	525
Certain State, Local and Other Tax Considerations	525
ERISA Considerations	525
General	525
Plan Asset Regulations	527
Prohibited Transaction Exemptions	528
Underwriter Exemption	528
Exempt Plans	531
Insurance Company General Accounts	531
Ineligible Purchasers	532
Further Warnings	532
Consultation with Counsel	533
Tax Exempt Investors	533
Legal Investment	533
Certain Legal Aspects of the Mortgage Loans	534
General	536
Types of Mortgage Instruments	536
Installment Contracts	537
Leases and Rents	537
Personalty	538
Foreclosure	538
General	538
Foreclosure Procedures Vary From State to State.	538
Judicial Foreclosure	538
Equitable and Other Limitations on Enforceability of Particular Provisions	539
Nonjudicial Foreclosure/Power of Sale	539
Public Sale	540
Rights of Redemption	541
One Action and Security First Rules	541
Anti-Deficiency Legislation	541
Leasehold Considerations	542
Cooperative Shares	542
Bankruptcy Issues	543
Automatic Stay	543
Modification of Lender’s Rights	543
Leases and Rents	544
Lease Assumption or Rejection by Tenant	545
Lease Rejection by Lessor – Tenant’s Right	545
Ground Lessee or Ground Lessor	545
Single-Purpose Entity Covenants and Substantive Consolidation	546
Sales Free and Clear of Liens	547
Post-Petition Credit	547

10

Avoidance Actions	548
Management Agreements	548
Certain of the Borrowers May Be Partnerships	549
Environmental Considerations	549
General	549
Environmental Assessments	550
Superlien Laws	550
CERCLA	550
Other Federal and State Laws	551
Additional Considerations	551
Due-On-Sale and Due-On-Encumbrance Provisions	552
Junior Liens; Rights of Holders of Senior Liens	553
Subordinate Financing	553
Default Interest and Limitations on Prepayments	553

Applicability of Usury Laws	554
Americans with Disabilities Act	554
Servicemembers Civil Relief Act	554
Anti-Money Laundering, Economic Sanctions and Bribery	555
Potential Forfeiture of Assets	555
Ratings	556
Plan of Distribution (Underwriter Conflicts of Interest)	558
Incorporation of Certain Information by Reference	560
Where You Can Find More Information	560
Financial Information	560
Legal Matters	560
Index of Certain Defined Terms	561

ANNEX A – Certain CHARACTERISTICS OF THE MORTGAGE LOANS and Mortgaged Properties	A-1
ANNEX B – significant loan summaries	B-1
ANNEX C – MORTGAGE POOL INFORMATION	C-1
ANNEX D – FORM OF DISTRIBUTION DATE STATEMENT	D-1
ANNEX E-1A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (BMO, KEYBANK, SMC AND UBS AG)	E-1A-1
Annex E-1B – Exceptions to MORTGAGE LOAN Representations and Warranties (BMO, KEYBANK, SMC AND UBS AG)	E-1B-1
ANNEX E-2A – MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES (CREFI AND GACC)	E-2A-1
Annex E-2B – Exceptions to MORTGAGE LOAN Representations and Warranties (CREFI AND GACC)	E-2B-1
ANNEX F – CLASS A-SB SCHEDULED PRINCIPAL BALANCE SCHEDULE	F-1

11

IMPORTANT NOTICE REGARDING THE OFFERED CERTIFICATES

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE OFFERED CERTIFICATES. THIS PROSPECTUS WILL FORM A PART OF THAT REGISTRATION STATEMENT, BUT THE REGISTRATION STATEMENT INCLUDES ADDITIONAL INFORMATION. SEE “WHERE YOU CAN FIND MORE INFORMATION” IN THIS PROSPECTUS.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. IN ADDITION, THE ABILITY OF THE UNDERWRITERS TO MAKE A MARKET IN THE OFFERED CERTIFICATES MAY BE IMPACTED BY CHANGES IN REGULATORY REQUIREMENTS APPLICABLE TO MARKETING AND SELLING OF, OR ISSUING QUOTATIONS WITH RESPECT TO, ASSET BACKED SECURITIES GENERALLY (INCLUDING, WITHOUT LIMITATION, THE APPLICATION OF RULE 15C2-11 UNDER THE EXCHANGE ACT TO THE PUBLICATION OR SUBMISSION OF QUOTATIONS, DIRECTLY OR INDIRECTLY, IN ANY QUOTATION MEDIUM BY A BROKER OR DEALER FOR SECURITIES SUCH AS THE OFFERED CERTIFICATES). ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—Other Risks Relating to the Certificates—THE OFFERED CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE OFFERED CERTIFICATES MAY DECLINE”.

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE SPONSORS, THE ORIGINATORS, THE DEPOSITOR OR ANY OTHER PARTY TO THE POOLING AND SERVICING AGREEMENT, ANY DIRECTING HOLDER, ANY CONSULTING PARTY, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

■	This prospectus begins with two introductory sections describing the offered certificates and the issuing entity in abbreviated form:
●	the “Certificate Summary”, which sets forth important statistical information relating to the offered certificates; and
●	the “Summary of Terms”, which gives a brief introduction to the key features of the offered certificates and a description of the underlying mortgage loans.

Additionally, the “Summary of Risk Factors” and “Risk Factors” describe the material risks that apply to the offered certificates.

This prospectus includes cross-references to other sections in this prospectus where you can find further related discussions. The Table of Contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Certain Defined Terms”.

12

■	In this prospectus:
●	the terms “depositor,” “we,” “us” and “our” refer to BMO Commercial Mortgage Securities LLC
●	references to “lender” or “mortgage lender” with respect to the mortgage loans generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or the special servicer, as applicable, with respect to the obligations and rights of the lender as described under “The Pooling and Servicing Agreement”.
●	unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).

The Annexes attached to this prospectus are incorporated into and made a part of this prospectus.

NOTICE TO INVESTORS: UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (“UK”). FOR THIS PURPOSE, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2 OF COMMISSION DELEGATED REGULATION (EU) 2017/565, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUROPEAN UNION (WITHDRAWAL) ACT 2018 (“EUWA”), AND AS AMENDED; OR (II) A CUSTOMER WITHIN THE MEANING OF THE PROVISIONS OF THE FINANCIAL SERVICES AND MARKETS ACT 2000, AS AMENDED (“FSMA”) AND ANY RULES OR REGULATIONS MADE UNDER THE FSMA TO IMPLEMENT DIRECTIVE (EU) 2016/97 (AS SUCH RULES AND REGULATIONS MAY BE AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT, AS DEFINED IN POINT (8) OF ARTICLE 2(1) OF REGULATION (EU) NO 600/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED; OR (III) NOT A QUALIFIED INVESTOR (“UK QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED (THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

OTHER UK OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE UK WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS A UK QUALIFIED INVESTOR.

13

ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE UK OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO UK QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE UK OTHER THAN TO UK QUALIFIED INVESTORS.

UK MIFIR PRODUCT GOVERNANCE

ANY PERSON SUBSEQUENTLY OFFERING, SELLING OR RECOMMENDING CERTIFICATES (A “DISTRIBUTOR”) SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK MIFIR PRODUCT GOVERNANCE RULES”) IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK MIFIR PRODUCT GOVERNANCE RULES.

OTHER UK REGULATORY RESTRICTIONS

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNISED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE COMMUNICATION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER OR (IV) ARE ANY OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED OR DIRECTED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, AND DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”)) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE FCA HANDBOOK CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS, TOGETHER WITH FPO PERSONS, “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

14

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED AS FOLLOWS:

PROHIBITION ON SALES TO UK RETAIL INVESTORS

(A)       IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY UK RETAIL INVESTOR IN THE UK. FOR THE PURPOSES OF THIS PROVISION:

●         THE EXPRESSION “UK RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: UNITED KINGDOM” ABOVE; AND

●         THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES;

OTHER UK REGULATORY RESTRICTIONS

(B)       IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FSMA) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE DEPOSITOR OR THE ISSUING ENTITY; AND

(C)       IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UK.

NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EU RETAIL INVESTORS

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO, ANY EU RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (“EEA”). FOR THIS PURPOSE, AN “EU RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II”); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97, AS AMENDED, WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR (“EU QUALIFIED INVESTOR”) AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”). CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EU RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EU RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

OTHER EEA OFFERING RESTRICTIONS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN THE EEA WILL ONLY BE MADE TO A LEGAL ENTITY WHICH IS AN EU QUALIFIED INVESTOR. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THE EEA OF OFFERED CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED IN THIS PROSPECTUS MAY ONLY DO SO WITH RESPECT TO EU QUALIFIED INVESTORS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY OF THE UNDERWRITERS HAVE AUTHORIZED, NOR DO THEY

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AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN THE EEA OTHER THAN TO EU QUALIFIED INVESTORS.

MIFID II PRODUCT GOVERNANCE

ANY DISTRIBUTOR SUBJECT TO MIFID II THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, IT HAS NOT OFFERED, SOLD OR OTHERWISE MADE AVAILABLE, AND WILL NOT OFFER, SELL OR OTHERWISE MAKE AVAILABLE, ANY OFFERED CERTIFICATES TO ANY EU RETAIL INVESTOR IN THE EEA. FOR THE PURPOSES OF THIS PROVISION:

●	THE EXPRESSION “EU RETAIL INVESTOR” HAS THE MEANING GIVEN UNDER “NOTICE TO INVESTORS: EUROPEAN ECONOMIC AREA” ABOVE; AND
●	THE EXPRESSION “OFFER” INCLUDES THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE OFFERED CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE FOR THE OFFERED CERTIFICATES.

Eu SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE DEPOSITOR, THE UNDERWRITERS, THE ORIGINATORS, THE MORTGAGE LOAN SELLERS, THE ISSUING ENTITY OR THEIR RESPECTIVE AFFILIATES WILL RETAIN A MATERIAL NET ECONOMIC INTEREST IN THIS SECURITIZATION TRANSACTION, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) THE EU SECURITIZATION REGULATION, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN PARTICULAR, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION. IN ADDITION, THE ARRANGEMENTS DESCRIBED UNDER “U.S. CREDIT RISK RETENTION” HAVE NOT BEEN STRUCTURED WITH THE OBJECTIVE OF ENABLING OR FACILITATING COMPLIANCE BY ANY PERSON WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

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PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

NO PERSON HAS ISSUED OR DISTRIBUTED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, OR WILL ISSUE OR DISTRIBUTE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE OR DISTRIBUTION, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF (A) ONLY TO PERSONS OUTSIDE HONG KONG OR (B) ONLY TO “PROFESSIONAL INVESTORS” WITHIN THE MEANING OF THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG) (THE “SFO”) AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

THE OFFERED CERTIFICATES (IF THEY ARE NOT A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571 OF THE LAWS OF HONG KONG)) HAVE NOT BEEN OFFERED OR SOLD AND WILL NOT BE OFFERED OR SOLD, BY MEANS OF ANY DOCUMENT, OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO, OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT CONSTITUTING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32 OF THE LAWS OF HONG KONG) OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE COMPANIES ORDINANCE (CAP. 622 OF THE LAWS OF HONG KONG). FURTHER, THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY THE SECURITIES AND FUTURES COMMISSION OF HONG KONG OR ANY OTHER REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFERING CONTEMPLATED IN THIS PROSPECTUS. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

NOTICE TO PROSPECTIVE INVESTORS IN SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN OR WILL BE LODGED OR REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. PROSPECTIVE INVESTORS SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT.

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THIS PROSPECTUS AND ANY OTHER DOCUMENTS OR MATERIALS IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE DIRECTLY OR INDIRECTLY ISSUED, CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(C) OF THE SFA (“INSTITUTIONAL INVESTOR”)) PURSUANT TO SECTION 304 OF THE SFA.

UNLESS SUCH OFFERED CERTIFICATES ARE OF THE SAME CLASS AS OTHER OFFERED CERTIFICATES OF THE ISSUING ENTITY THAT ARE LISTED FOR QUOTATION ON AN APPROVED EXCHANGE (AS DEFINED IN SECTION 2(1) OF THE SFA) (“APPROVED EXCHANGE”) AND IN RESPECT OF WHICH ANY OFFER, INFORMATION, STATEMENT, INTRODUCTORY DOCUMENT, SHAREHOLDERS’ CIRCULAR FOR A REVERSE TAKE-OVER DOCUMENT ISSUED FOR THE PURPOSES OF A TRUST SCHEME OR ANY OTHER SIMILAR DOCUMENT APPROVED BY AN APPROVED EXCHANGE WAS ISSUED IN CONNECTION WITH AN OFFER OR THE LISTING FOR QUOTATION OF THOSE CERTIFICATES, ANY SUBSEQUENT OFFERS IN SINGAPORE OF OFFERED CERTIFICATES ACQUIRED PURSUANT TO AN INITIAL OFFER MADE HEREUNDER MAY ONLY BE MADE, PURSUANT TO THE REQUIREMENTS OF SECTION 304A, TO PERSONS WHO ARE INSTITUTIONAL INVESTORS.

AS THE OFFERED CERTIFICATES ARE ONLY OFFERED TO PERSONS IN SINGAPORE WHO QUALIFY AS AN INSTITUTIONAL INVESTOR, THE ISSUING ENTITY IS NOT REQUIRED TO DETERMINE THE CLASSIFICATION OF THE OFFERED CERTIFICATES PURSUANT TO SECTION 309B OF THE SFA.

NOTHING SET OUT IN THIS NOTICE SHALL BE CONSTRUED AS LEGAL ADVICE AND EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN LEGAL COUNSEL. THIS NOTICE IS FURTHER SUBJECT TO THE PROVISIONS OF THE SFA AND ITS REGULATIONS AS THE SAME MAY BE AMENDED OR CONSOLIDATED FROM TIME TO TIME AND DOES NOT PURPORT TO BE EXHAUSTIVE IN ANY RESPECT.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS THIS PROSPECTUS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF

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JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR RE-OFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN.

JAPANESE RETENTION REQUIREMENT

THE JAPANESE FINANCIAL SERVICES AGENCY (“JFSA”) PUBLISHED A RISK RETENTION RULE AS PART OF THE REGULATORY CAPITAL REGULATION OF CERTAIN CATEGORIES OF JAPANESE INVESTORS SEEKING TO INVEST IN SECURITIZATION TRANSACTIONS (THE “JRR RULE”). THE JRR RULE MANDATES AN “INDIRECT” COMPLIANCE REQUIREMENT, MEANING THAT CERTAIN CATEGORIES OF JAPANESE INVESTORS WILL BE REQUIRED TO APPLY HIGHER RISK WEIGHTING TO SECURITIZATION EXPOSURES THEY HOLD UNLESS THE RELEVANT ORIGINATOR COMMITS TO HOLD A RETENTION INTEREST IN THE SECURITIES ISSUED IN THE SECURITIZATION TRANSACTION EQUAL TO AT LEAST 5% OF THE EXPOSURE OF THE TOTAL UNDERLYING ASSETS IN THE SECURITIZATION TRANSACTION (THE “JAPANESE RETENTION REQUIREMENT”), OR SUCH INVESTORS DETERMINE THAT THE UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED.” IN THE ABSENCE OF SUCH A DETERMINATION BY SUCH INVESTORS THAT SUCH UNDERLYING ASSETS WERE NOT “INAPPROPRIATELY ORIGINATED,” THE JAPANESE RETENTION REQUIREMENT WOULD APPLY TO AN INVESTMENT BY SUCH INVESTORS IN SUCH SECURITIES.

NO PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS HAS COMMITTED TO HOLD A RISK RETENTION INTEREST IN COMPLIANCE WITH THE JAPANESE RETENTION REQUIREMENT, AND WE MAKE NO REPRESENTATION AS TO WHETHER THE TRANSACTION DESCRIBED IN THIS PROSPECTUS WOULD OTHERWISE COMPLY WITH THE JRR RULE.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

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FORWARD-LOOKING STATEMENTS

In this prospectus, we use certain forward-looking statements. These forward-looking statements are found in the material, including each of the tables, set forth under “Risk Factors” and “Yield, Prepayment and Maturity Considerations”. Forward-looking statements are also found elsewhere in this prospectus and include words like “expects,” “intends,” “anticipates,” “estimates” and other similar words. These statements are intended to convey our projections or expectations as of the date of this prospectus. These statements are inherently subject to a variety of risks and uncertainties. Actual results could differ materially from those we anticipate due to changes in, among other things:

●	economic conditions and industry competition,
●	political and/or social conditions, and
●	the law and government regulatory initiatives.

We will not update or revise any forward-looking statement to reflect changes in our expectations or changes in the conditions or circumstances on which these statements were originally based.

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Summary of Terms

The following is only a summary of selected information in this prospectus. It does not contain all of the information you need to consider in making your investment decision. More detailed information appears elsewhere in this prospectus. To understand all of the terms of the offered certificates, carefully read this entire document. See “Index of Certain Defined Terms” for definitions of capitalized terms.

General

Title of Certificates	BMO 2022-C2 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2022-C2.

Relevant Parties

Depositor	BMO Commercial Mortgage Securities LLC, a Delaware limited liability company and a wholly-owned subsidiary of BMO Financial Corp. As depositor, BMO Commercial Mortgage Securities LLC will acquire the mortgage loans from the sponsors and transfer them to the issuing entity. The depositor’s address is 151 West 42nd Street, New York, New York 10036. See “Transaction Parties—The Depositor”.
Issuing Entity	BMO 2022-C2 Mortgage Trust, a New York common law trust to be established on the closing date of this securitization transaction under the pooling and servicing agreement, to be dated as of July 1, 2022, between the depositor, the master servicer, the special servicers, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer. See “Transaction Parties—The Issuing Entity”.
Sponsors	The sponsors will be transferring the mortgage loans to the depositor for inclusion in the issuing entity. The sponsors of this transaction are:
●	KeyBank National Association, a national banking association organized under the laws of the United States of America (16 mortgage loans (29.5%));
●	Bank of Montreal, a Canadian chartered bank (8 mortgage loans (18.1%));
●	German American Capital Corporation, a Maryland corporation (2 mortgage loans (14.8%));
●	UBS AG, an Office of the Comptroller of the Currency regulated branch of a foreign bank (5 mortgage loans (13.1%));
●	Bank of Montreal, Starwood Mortgage Capital LLC, a Delaware limited liability company, and Citi Real Estate Funding Inc., a New York corporation (1 mortgage loan (9.9%));
●	Citi Real Estate Funding Inc. (4 mortgage loans (8.5%));
●	Citi Real Estate Funding Inc., and Bank of Montreal (1 mortgage loan (4.2%)); and
●	Starwood Mortgage Capital LLC (1 mortgage loan (1.8%)).
The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

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See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Originators	The sponsors originated (or co-originated) the mortgage loans or acquired (or, on or prior to the closing date, will acquire) the mortgage loans, directly or indirectly, from the originators as set forth in the following chart:
Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
KeyBank National Association	KeyBank National Association	16	$208,929,293	29.5%
Bank of Montreal	Bank of Montreal	8	127,800,000	18.1
DBR Investments Co. Limited	German American Capital Corporation(1)	2	105,000,000	14.8
UBS AG	UBS AG	5	92,932,616	13.1
Bank of Montreal/ Starwood Mortgage Capital LLC/ Citi Real Estate Funding Inc.	Bank of Montreal/ Starwood Mortgage Capital LLC/ Citi Real Estate Funding Inc.(2)	1	70,000,000	9.9
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	4	60,327,018	8.5
Citi Real Estate Funding Inc./Bank of Montreal	Citi Real Estate Funding Inc./ Bank of Montreal (3)	1	30,000,000	4.2
Starwood Mortgage Capital LLC	Starwood Mortgage Capital LLC	1	13,000,000	1.8
	Total	38	$707,988,926	100.0%

(1)	German American Capital Corporation has acquired or will acquire the mortgage loans or portions thereof that were originated, co-originated or acquired by its affiliate, DBR Investments Co. Limited, on or prior to the closing date.
(2)	The Yorkshire & Lexington Towers mortgage loan (9.9%) is part of a whole loan as to which separate notes are being sold by Bank of Montreal, Citi Real Estate Funding Inc. and Starwood Mortgage Capital LLC. The Yorkshire & Lexington Towers whole loan was co-originated by Bank of Montreal, Starwood Mortgage Capital LLC, and Citi Real Estate Funding Inc. The Yorkshire & Lexington Towers mortgage loan is evidenced by five (5) promissory notes: (i) note A-7, with an outstanding principal balance of $20,000,000 as of the cut-off date and note A-13, with an outstanding principal balance of $10,000,000 as of the cut-off date, as to each of which Bank of Montreal is acting as mortgage loan seller, (ii) note A-6, with an outstanding principal balance of $20,000,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller and (iii) note A-14, with an outstanding principal balance of $10,000,000 as of the cut-off date and note A-17, with an outstanding principal balance of $10,000,000 as of the cut-off date, as to each of which Starwood Mortgage Capital LLC is acting as mortgage loan seller.
(3)	The Bell Works mortgage loan (4.2%) is part of a whole loan as to which separate notes are being sold by Citi Real Estate Funding Inc. and Bank of Montreal. The Bell Works whole loan was co-originated by Bank of Montreal, Citi Real Estate Funding Inc. and Barclays Capital Real Estate Inc. The Bell Works mortgage loan is evidenced by two (2) promissory notes: (i) note A-3-1, with an outstanding principal balance of $15,000,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as mortgage loan seller and (ii) note A-5, with an outstanding principal balance of $15,000,000 as of the cut-off date, as to which Bank of Montreal is acting as mortgage loan seller.
See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
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Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, will be the master servicer. The master servicer will, in general, be responsible for the master servicing and administration of the serviced mortgage loans and the related companion loans pursuant to the pooling and servicing agreement for this transaction (excluding those mortgage loans and companion loans that are or become part of outside serviced whole loans and that are currently, or become in the future, serviced under an outside servicing agreement as indicated in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below). The principal master servicing offices of the master servicer are located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—Servicers—The Master Servicer” and “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”.
See “—The Mortgage Pool—The Whole Loans” below for a discussion of the mortgage loans included in the issuing entity that are part of a whole loan and have one or more related companion loans held outside the issuing entity.
The mortgage loans transferred to the issuing entity, any related companion loans and any related whole loans that are, in each case, serviced under the pooling and servicing agreement for this securitization transaction are referred to in this prospectus as “serviced mortgage loans,” “serviced companion loans” and “serviced whole loans,” respectively. A serviced mortgage loan and a serviced companion loan may each also be referred to as a “serviced loan”. Any mortgage loans transferred to the issuing entity, related companion loans and related whole loans that are not serviced under the pooling and servicing agreement, but are instead serviced under a separate servicing agreement (an “outside servicing agreement”) governing the securitization of one or more related companion loans, are referred to as “outside serviced mortgage loans,” “outside serviced companion loans,” and “outside serviced whole loans,” respectively. An outside serviced mortgage loan and an outside serviced companion loan may each also be referred to as an “outside serviced loan”.
See the chart entitled “Whole Loan Summary” under “The Mortgage Pool—The Whole Loans” below in this summary and the chart entitled “Servicing of the Whole Loans” under “The Pooling and Servicing Agreement—General” below for a listing of the serviced whole loans and outside serviced whole loans.
The servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Special Servicer	Rialto Capital Advisors, LLC, a Delaware limited liability company, will be the initial special servicer with respect to the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal special servicing offices of Rialto Capital Advisors, LLC are located at 200 S. Biscayne Blvd., Suite 3550,

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Miami, Florida 33131. See “Transaction Parties—Servicers—The Master Servicer” and “—The Special Servicer”.
The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to the serviced mortgage loans and any related companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred, as well as any related REO properties acquired on behalf of the issuing entity and any related companion loan holders, and (ii) reviewing, evaluating, processing and/or providing or withholding consent as to certain major decisions and certain other matters identified as “special servicer decisions” relating to such serviced mortgage loans and any related companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction.
See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses”.
If the special servicer, to its knowledge, becomes a borrower party (as defined under “—Directing Holder” below) with respect to any mortgage loan (such mortgage loan, an “excluded special servicer mortgage loan”), it will be required to resign with respect to the servicing of that mortgage loan. The applicable directing holder will be entitled to appoint a separate special servicer that is not a borrower party with respect to such excluded special servicer mortgage loan (such separate special servicer, an “excluded mortgage loan special servicer”). Any excluded mortgage loan special servicer will be required to perform all of the obligations of the special servicer for the related excluded special servicer mortgage loan and will be entitled to all special servicing compensation with respect to such excluded special servicer mortgage loan earned during such time as the related mortgage loan is an excluded special servicer mortgage loan. If there is no applicable directing holder entitled to appoint an excluded mortgage loan special servicer for an excluded special servicer mortgage loan (or if there is a directing holder so entitled but it has not appointed a replacement special servicer within 30 days), an excluded mortgage loan special servicer will be appointed in the manner described in this prospectus and as provided under the pooling and servicing agreement. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” in this prospectus.
Rialto Capital Advisors, LLC is expected to be appointed as the initial special servicer for all serviced loans by RREF IV-D AIV RR, LLC or its affiliate, which is expected on the closing date to: (a) purchase the Class G-RR and Class J-RR Certificates, and (b) become the initial controlling class representative and the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. In addition, Rialto Real Estate Fund IV-Debt, LP, an affiliate of both Rialto Capital Advisors, LLC and RREF IV-D AIV RR, LLC, (or its affiliate) may purchase the Class F, Class X-F, Class X-G and Class X-J certificates. See “—Directing Holder” below and “The Pooling and Servicing Agreement—Directing Holder”.
The special servicer (but not the special servicer with respect to any outside serviced mortgage loan) may be removed in such capacity under the pooling and servicing agreement, with or without cause, as set forth

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under (and subject to certain conditions described under) “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Servicer Termination Events” and “—Rights Upon Servicer Termination Event.”
A special servicer with respect to any outside serviced mortgage loan may only be removed in such capacity in accordance with the terms and provisions of the applicable outside servicing agreement and the co-lender agreement governing the related outside serviced whole loan.
The special servicer(s) of the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table below titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Significant Primary Servicer	KeyBank National Association, a national banking association, will act as primary servicer pursuant to a primary servicing agreement with the master servicer with respect to all the mortgage loans (29.5%) to be sold by itself, in its capacity as a mortgage loan seller, to the depositor. KeyBank National Association is also an outside servicer with respect to four (4) of the mortgage loans (17.5%), and an outside special servicer with respect to three (3) of the mortgage loans (13.0%), as identified in the table under the chart captioned “Outside Serviced Mortgage Loan Summary” under “—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “Transaction Parties—Servicers—Significant Primary Servicer”. The principal servicing office of KeyBank National Association is located at 11501 Outlook Street, Suite #300, Overland Park, Kansas 66211. KeyBank National Association is also a sponsor, a mortgage loan seller, an initial risk retention consultation party and an originator and is an affiliate of KeyBanc Capital Markets Inc., an underwriter.
The master servicer (or related outside servicer, in the case of an outside serviced mortgage loan) will be responsible to pay the fees of KeyBank National Association and each other primary servicer out of the servicing fees payable under the pooling and servicing agreement for this transaction or the related outside servicing agreement, as applicable.
Trustee	Wilmington Trust, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: BMO 2022-C2. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related companion loans. In addition, subject to the terms of the pooling and servicing agreement, the trustee will be primarily responsible for back-up advancing. See “Transaction Parties—The Trustee” and “The Pooling and Servicing Agreement”.
The trustee(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

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Certificate Administrator	Computershare Trust Company, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider, paying agent and authenticating agent. The corporate trust offices of the certificate administrator are located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415. See “Transaction Parties—The Certificate Administrator” and “The Pooling and Servicing Agreement”.
The custodian(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” below. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will, in general and under certain circumstances described in this prospectus, have the following rights and responsibilities with respect to the serviced mortgage loans:
●	reviewing the actions of the special servicer with respect to specially serviced loans and with respect to certain major decisions regarding non-specially serviced loans as to which the operating advisor has consultation rights;
●	reviewing reports provided by the special servicer to the extent set forth in the pooling and servicing agreement;
●	reviewing for accuracy certain calculations made by the special servicer;
●	under the circumstances described in this prospectus, issuing an annual report generally setting forth, among other things, its assessment of whether the special servicer is performing its duties in compliance with the servicing standard and the pooling and servicing agreement and identifying any material deviations therefrom;
●	recommending the replacement of the special servicer if the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement of the special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owners (as a collective whole); and
●	after the occurrence and during the continuance of an operating advisor consultation trigger event, consulting on a non-binding basis with the special servicer with respect to certain major decisions (and such other matters as are set forth in the pooling and servicing agreement) in respect of the applicable serviced mortgage loan(s) and/or related companion loan(s).
An “operating advisor consultation trigger event” will occur with respect to any serviced loan, when the aggregate outstanding certificate balance of the HRR certificates (as notionally reduced by any cumulative appraisal reduction amount then allocable to the HRR certificates) is

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25% or less of the initial aggregate certificate balance of the HRR certificates; provided that an operating advisor consultation trigger event will at all times be deemed to exist with respect to excluded mortgage loans.
Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any outside serviced mortgage loan or any related REO property.
See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.
Asset Representations Reviewer	Pentalpha Surveillance LLC will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the holders of certificates evidencing the required percentage of voting rights have voted to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Outside Servicers, Outside Special

Servicers, Outside Trustees

and Outside Custodians	The following mortgage loans will or are expected to constitute the “outside serviced mortgage loans” (and the related whole loans will or are expected to constitute the “outside serviced whole loans”), and such mortgage loans and whole loans will be serviced and administered pursuant to the servicing agreement governing the securitization of the related controlling companion loan by the parties thereto, as identified in the table below:

Outside Serviced Mortgage Loans Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(1)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(2)
Yorkshire & Lexington Towers	BMO, CREFI, SMC	CGCMT 2022-GC48 PSA	9.9%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Computershare Trust Company, National Association	Park Bridge Lender Services LLC	FS CREIT Investments HRR, LLC
The Reef	GACC	Benchmark 2022-B35 PSA	5.6%	KeyBank National Association	KeyBank National Association	Wilmington Trust, National Association	Computershare Trust Company, National Association	Park Bridge Lender Services LLC	LD III Sub VII, LLC
360 Rosemary	BMO	BMO 2022-C1	4.5%	KeyBank National Association	Situs Holdings, LLC	Wilmington Trust, National Association	Computershare Trust Company, National Association	Park Bridge Lender Services LLC	Rockwood Income and Credit Partners III, L.P.(3)
Bell Works	BMO, CREFI	Benchmark 2022-B35 PSA	4.2%	KeyBank National Association	KeyBank National Association	Wilmington Trust, National Association	Computershare Trust Company, National Association	Park Bridge Lender Services LLC	LD III Sub VII, LLC
79 Fifth Avenue	CREFI	CGCMT 2022-GC48 PSA	3.2%	Midland Loan Services, a Division of PNC Bank, National Association	Greystone Servicing Company LLC	Wilmington Trust, National Association	Computershare Trust Company, National Association	Park Bridge Lender Services LLC	LD III Sub IX, LLC
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Mortgaged Property Name	Mortgage Loan Seller(s)	Outside Servicing Agreement(1)	Mortgage Loan as Approx. % of Initial Pool Balance	Outside Servicer	Outside Special Servicer	Outside Trustee	Outside Custodian	Outside Operating Advisor	Initial Outside Controlling Class Representative(2)
111 River Street	BMO	BMO 2022-C1	3.1%	KeyBank National Association	KeyBank National Association	Wilmington Trust, National Association	Computershare Trust Company, National Association	Park Bridge Lender Services LLC	PIMCO Flexible Credit Income Fund
Phoenix Industrial Portfolio VIII	UBS AG	BBCMS 2022-C16(4)	3.1%	Midland Loan Services, a Division of PNC Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Computershare Trust Company, National Association	Park Bridge Lender Services LLC	LNR Securities Holdings, LLC
2 Riverfront Plaza	BMO	BBCMS 2022-C15	2.1%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Computershare Trust Company, National Association	Pentalpha Surveillance LLC	RREF IV Debt AIV, LP
Wyndham National Hotel Portfolio	UBS AG	UBS 2019-C18	1.3%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC

(1)	“PSA” means pooling and servicing agreement and “TSA” means trust and servicing agreement.
(2)	The entity named under the indicated PSA or TSA under the heading “Outside Servicing Agreement” as the initial controlling class representative (or an equivalent term). However, the initial outside controlling class representative may instead be an affiliate of the entity listed. See “—Directing Holder” below.
(3)	The holder of the related initially controlling subordinate companion loan.
(4)	Based on a publicly-available preliminary prospectus. The BBCMS 2022-C16 transaction is expected to close after the date of this prospectus and prior to the closing of this securitization transaction.
Each outside servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside servicer”; each outside special servicer identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside special servicer”; each outside trustee identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside trustee”; each outside operating advisor identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside operating advisor”; and each outside custodian identified or referred to in the table above or its permitted successor is referred to in this prospectus as an “outside custodian”. With respect to each outside serviced whole loan, the related outside servicer will have primary servicing responsibilities with respect to the entire whole loan, the related outside special servicer will serve as special servicer of the entire whole loan, the related outside trustee generally serves as mortgagee of record with respect to the entire whole loan, and the related outside custodian serves as custodian with respect to the mortgage loan file for the related whole loan (other than with respect to the related promissory note evidencing each related mortgage loan that will be contributed to this securitization transaction and any promissory note evidencing any related companion loan(s) not included in the subject controlling securitization transaction).
There are no serviced AB whole loans, serviced pari passu-AB whole loans, serviced outside controlled whole loans or servicing shift whole loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.
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See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
None of the master servicer or the special servicer (in each such capacity) or any other party to this securitization transaction is responsible for the performance by any party to an outside servicing agreement of its duties thereunder, including with respect to the servicing of each of the subject mortgage loans held by the issuing entity that is included in the subject outside serviced whole loan.
See “Transaction Parties—Servicers—The Outside Servicers and the Outside Special Servicers” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans.”
Directing Holder	The “directing holder” with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be:
●	except (i) with respect to an excluded mortgage loan, (ii) with respect to a serviced whole loan as to which the controlling note is held outside the issuing entity (sometimes referred to in this prospectus as a “serviced outside controlled whole loan”), and (iii) during any period that a control termination event has occurred and is continuing, the controlling class representative; and
●	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), if and for so long as the applicable companion loan holder is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative, the holder of the related controlling note (during any such period, the “outside controlling note holder”);
provided, that with respect to any serviced whole loan, the rights of the directing holder will be subject to and may be limited by the terms and provisions of any related co-lender agreement.
For the avoidance of doubt: (A) the controlling class representative will not be the directing holder if and for so long as (1) a control termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, and/or (3) the related serviced whole loan is a serviced outside controlled whole loan; and (B) with respect to any serviced outside controlled whole loan, the outside controlling noteholder or its representative will be the directing holder only if and for so long as such holder or its representative is entitled under the related co-lender agreement to exercise consent rights similar to those entitled to be exercised by the controlling class representative.
Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative or an outside controlling note holder, as applicable, is a directing holder in accordance with the foregoing definition, then there will be no directing holder for that serviced mortgage loan or serviced whole loan.
An “excluded mortgage loan” is, if the controlling class representative is the directing holder with respect to the subject mortgage loan, a mortgage loan or related whole loan with respect to which the controlling

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class representative or a holder of more than 50% of the controlling class of certificates (by certificate balance) is (i) a borrower or mortgagor under that mortgage loan or whole loan or a manager of a related mortgaged property or an affiliate of any of the foregoing or (ii) a holder or beneficial owner of (or an affiliate of any holder or beneficial owner of) a mezzanine loan, secured by a pledge of the direct (or indirect) equity interests in the borrower under that mortgage loan or whole loan, if such mezzanine loan either (a) has been accelerated or (b) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan (any such person described in clauses (i) or (ii) above, a “borrower party”). Solely for the purposes of the definition of “borrower party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.
With respect to the serviced mortgage loans and serviced whole loans, in general:
●	the applicable directing holder will have certain consent and consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to such mortgage loans or, if applicable, whole loans; and
●	the applicable directing holder will have the right to remove and replace the special servicer, with or without cause, with respect to all serviced mortgage loans (or, in the case of a serviced outside controlled loan, solely the applicable whole loan).
If, with respect to any serviced outside controlled whole loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization and/or the related co-lender agreement may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights and special servicer replacement rights in a manner similar to that described under “—Controlling Class Representatives” below with respect to the controlling class representative for this securitization. However, if the related controlling note for any such serviced outside controlled whole loan is not included in a separate securitization trust, the related outside controlling note holder or its representative may not lose such rights under the related co-lender agreement.
Any serviced whole loan with a subordinate companion loan that (i) is held outside the Issuing Entity and (ii) constitutes the controlling note, will initially be a serviced outside controlled whole loan. However, during such time as the holder(s) of the applicable subordinate companion loan(s) are no longer permitted to exercise control or consultation rights under the related co-lender agreement, in the event control shifts to the note included in this securitization transaction, then the controlling class representative (as directing holder) will generally (subject to the terms of such co-lender agreement) have the same consent and consultation rights with respect to the related serviced mortgage loan (and any related companion loan(s)) as it does for the other serviced mortgage loans in the mortgage pool that are not part of a whole loan.

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With respect to the outside serviced mortgage loans, the entity (if any) identified in the table above titled “Outside Serviced Mortgage Loans Summary” under “—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” as the “initial controlling class representative” (referred to herein as an “outside controlling class representative”) with respect to the indicated outside servicing agreement, or such other directing holder as is contemplated under the co-lender agreement, for the related outside serviced whole loan, will have certain consent and consultation rights and special servicer replacement rights with respect to such outside serviced whole loan, which are substantially similar, but not identical, to those of the controlling class representative under the pooling and servicing agreement for this securitization, subject to similar appraisal and other trigger events. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.
Each directing holder may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as directing holder under the pooling and servicing agreement and/or any related co-lender agreement.
The directing holder, any outside controlling class representative or any of their respective representatives may direct the special servicer or the outside special servicer, as applicable, to take actions with respect to the servicing of the applicable mortgage loan(s) and/or whole loan(s) that could adversely affect the holders of some or all of the classes of offered certificates, and may, subject to any applicable restrictions, remove and replace the special servicer or the outside special servicer, as applicable, with respect to the applicable mortgage loan(s) and/or whole loan(s) with or without cause. The directing holder or any outside controlling class representative may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors— Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”.

Controlling Class

Representatives	The “controlling class representative” under the pooling and servicing agreement will be the controlling class certificateholder or other representative selected by holders of at least a majority of the controlling class of certificates by certificate balance. No person may exercise any of the rights and powers of the controlling class representative with respect to an excluded mortgage loan.
In general, the “controlling class” is, as of any time of determination, the most subordinate class of control eligible certificates that has an outstanding certificate balance, as notionally reduced by any cumulative appraisal reduction amount then allocable to such class, at least equal to 25% of the initial certificate balance of that class of certificates; provided, however, that (except under the circumstances set forth in the next proviso) if no such class meets the preceding requirement, then Class G-RR will be the “controlling class”; provided, further, however, that if, at any time, the aggregate outstanding certificate balance of the classes of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of any cumulative appraisal reduction amounts), then the “controlling class” will be the most subordinate class of control eligible certificates with an outstanding certificate balance greater than zero

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(without regard to the allocation of any cumulative appraisal reduction amounts). The controlling class as of the closing date will be Class J-RR. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement—Directing Holder”. No other class of certificates will be eligible to act as the controlling class or appoint a controlling class representative.
The “control eligible certificates” will be the Class G-RR and Class J-RR certificates.
After the occurrence and during the continuance of a control termination event (as described below), the consent and special servicer replacement rights of the controlling class representative will terminate, however, the controlling class representative will retain consultation rights under the pooling and servicing agreement with respect to certain major decisions and other matters with respect to the applicable serviced loans. After the occurrence and during the continuance of a consultation termination event (as described below), all of these rights of the controlling class representative with respect to the applicable serviced loans will terminate. See “The Pooling and Servicing Agreement—Directing Holder”.
A “control termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance (as notionally reduced by any cumulative appraisal reduction amount then allocable to such class) that is at least equal to 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a control termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a control termination event will be deemed to exist.
A “consultation termination event” will, with respect to any mortgage loan, either (a) occur when none of the classes of control eligible certificates has an outstanding certificate balance, without regard to the allocation of any cumulative appraisal reduction amount, that is equal to or greater than 25% of the initial certificate balance of that class of certificates or (b) be deemed to occur as described under “The Pooling and Servicing Agreement—Directing Holder—General” in this prospectus; provided, however, that a consultation termination event will in no event exist at any time that the certificate balance of each class of non-vertically retained principal balance certificates senior to the control eligible certificates has been reduced to zero (without regard to the allocation of cumulative appraisal reduction amounts). With respect to excluded mortgage loans as to which the controlling class representative would otherwise be the directing holder, a consultation termination event will be deemed to exist.
RREF IV-D AIV RR, LLC, a Delaware limited liability company, is expected on the closing date, (i) to purchase the Class G-RR and Class J-RR certificates and (ii) to appoint itself as the initial controlling class representative.

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Risk Retention

Consultation Parties	The “risk retention consultation parties”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be: (i) the party selected by Bank of Montreal, and (ii) the party selected by KeyBank National Association. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any specially serviced loan (other than any outside serviced mortgage loan), and (ii) during the continuance of a consultation termination event, with respect to any mortgage loan (other than any outside serviced mortgage loan), as further described in this prospectus. Notwithstanding the foregoing, none of the risk retention consultation parties will have any consultation rights with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party. Bank of Montreal and KeyBank National Association are expected to be appointed as the initial risk retention consultation parties.
With respect to any risk retention consultation party, an “excluded RRCP mortgage loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party, or the person(s) entitled to appoint such risk retention consultation party, is a borrower party.
Consulting Parties	As used in this prospectus, a “consulting party”, with respect to any serviced mortgage loan or, if applicable, serviced whole loan will be, each of:
(i)	except with respect to a serviced outside controlled whole loan, solely (a) after the occurrence and during the continuance of a control termination event, but prior to the occurrence and continuance of a consultation termination event, and (b) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;
(ii)	with respect to any serviced outside controlled whole loan (which may include a servicing shift whole loan or a serviced whole loan with a controlling subordinate companion loan held outside the issuing entity), (a) if and for so long as the holder of the mortgage loan included in this securitization transaction is entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (b) solely prior to the occurrence and continuance of a consultation termination event, and (c) for so long as the related mortgage loan is not an excluded mortgage loan, the controlling class representative;
(iii)	with respect to any serviced whole loan that includes a pari passu companion loan, the holder of such pari passu companion loan if and to the extent such holder (a) is not the directing holder, and (b) is entitled to exercise consultation rights under the related co-lender agreement;
(iv)	solely after the occurrence and during the continuance of an operating advisor consultation trigger event, the operating advisor; and
(v)	except with respect to any excluded RRCP mortgage loan, (a) for so long as no consultation termination event is continuing, with respect to any specially serviced loan, and (b) during the
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continuance of a consultation termination event, with respect to any mortgage loan, each risk retention consultation party;
provided, that with respect to any serviced whole loan, the rights of any consulting party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related co-lender agreement.
For the avoidance of doubt, with respect to the serviced mortgage loans and serviced whole loans, (A) the controlling class representative will not be a consulting party if and for so long as (1) a consultation termination event is in effect, (2) the related mortgage loan is an excluded mortgage loan, and/or (3) with respect to any serviced outside controlled whole loan, it is not entitled under the related co-lender agreement to exercise consultation rights with respect to such whole loan, (B) the operating advisor will not be a consulting party if and for so long as no operating advisor consultation trigger event has occurred and is continuing, (C) none of the risk retention consultation parties will be a consulting party with respect to any mortgage loan that is an excluded RRCP mortgage loan with respect to such party, or with respect to any mortgage loans other than as described in clause (v) of the immediately preceding paragraph, and (D) the consultation rights of the holder of a pari passu companion loan with respect to any related serviced whole loan will be subject to the terms of the related co-lender agreement.
Further for the avoidance of doubt, with respect to any serviced mortgage loan or serviced whole loan, if none of the controlling class representative, the operating advisor, a risk retention consultation party, or a holder of a pari passu companion loan is a consulting party in accordance with the foregoing definition, then there will be no consulting party for that serviced mortgage loan or serviced whole loan.
Each consulting party may, pursuant to the pooling and servicing agreement and/or any related co-lender agreement, have the ability to appoint a representative that is entitled to exercise its rights as consulting party under the pooling and servicing agreement and/or any related co-lender agreement.

Significant Affiliations

and Relationships	Certain parties to this securitization transaction, as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Transaction Party and Related Party Affiliations”, may:
●	serve in multiple capacities with respect to this securitization transaction;
●	be affiliated with other parties to this securitization transaction, a controlling class certificateholder, a directing holder, a consulting party, an outside controlling class representative and/or the holder of a companion loan or any securities backed in whole or in part by a companion loan;
●	serve as an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan; or
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●	be affiliated with an outside servicer, outside special servicer, outside trustee, outside custodian, outside operating advisor or asset representations reviewer under an outside servicing agreement with respect to an outside serviced whole loan.
In addition, certain parties to this securitization transaction or a directing holder may otherwise have financial relationships with other parties to this securitization transaction. Such relationships may include, without limitation:
●	serving as warehouse lender to one or more of the sponsors and/or originators of this securitization transaction through a repurchase facility or otherwise (including with respect to certain mortgage loans to be contributed to this securitization transaction), where the proceeds received by such sponsor(s) and/or originator(s) in connection with the contribution of mortgage loans to this securitization transaction will be applied to, among other things, reacquire the financed mortgage loans from the repurchase counterparty or other warehouse provider;
●	serving as interim servicer for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	serving as interim custodian for one or more of the sponsors and/or originators of this securitization transaction (including with respect to certain mortgage loans to be contributed by such sponsor(s) and/or originator(s) to this securitization transaction);
●	entering into one or more agreements with the sponsors to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans; and/or
●	performing due diligence services prior to the securitization closing date for one or more sponsors, a controlling class certificateholder or the controlling class representative with respect to certain of the mortgage loans to be contributed to this securitization transaction.
Each of the foregoing relationships, to the extent applicable, is described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.
In addition, certain of the sponsors and/or other parties to this securitization transaction or their respective affiliates may hold mezzanine debt, a companion loan, securities backed in whole or in part by a companion loan, or other additional debt related to one or more of the mortgage loans to be included in this securitization transaction, and as such may have certain rights relating to the related mortgage loan(s) and/or whole loan(s), as described under “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements”. In the event a sponsor or other party to this securitization transaction or any affiliate of any of the foregoing includes any companion loan in a separate securitization transaction, such sponsor, other party or affiliate may be obligated to repurchase such companion loan from the applicable separate securitization trust in connection with certain
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breaches of representations and warranties and certain document defects.
These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, its respective due date in July 2022 (or, in the case of any mortgage loan that has its first due date subsequent to July 2022, the date that would have been its due date in July 2022 under the terms thereof if a monthly payment were scheduled to be due in that month).
Closing Date	On or about July 12, 2022.
Distribution Date	The 4th business day following the related determination date of each month, beginning in August 2022.
Determination Date	The 11th day of each calendar month or, if the 11th day is not a business day, then the business day following such 11th day, beginning in August 2022.
Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs (or, in the event the closing date occurs in the same month as the first distribution date, the first record date will be the closing date).
Interest Accrual Period	With respect to any distribution date, the calendar month preceding the month in which that distribution date occurs. Interest will be calculated on the offered certificates assuming each month has 30 days and each year has 360 days.
Collection Period	With respect to any distribution date, the period commencing on the day immediately following the determination date in the month preceding the month in which the applicable distribution date occurs (or, in the case of the distribution date occurring in August 2022, with respect to any particular mortgage loan, beginning on the day after the cut-off date) and ending on and including the determination date in the month in which the applicable distribution date occurs.
Assumed Final Distribution Date	Class A-1	February 2027
	Class A-2	July 2027
	Class A-3	December 2029
	Class A-4	N/A - April 2032(1)
	Class A-5	June 2032
	Class A-SB	January 2032
	Class X-A	June 2032
	Class A-S	June 2032
	Class B	June 2032
	Class C	July 2032

(1)	The range of Assumed Final Distribution Dates is based on the initial certificate balance of the Class A-4 certificates ranging from $0 - $155,000,000.

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The assumed final distribution date for each class of offered certificates is the date on which that class is expected to be paid in full (or, in the case of the Class X-A certificates, the date on which the related notional amount is reduced to zero), assuming no delinquencies, losses, modifications, extensions or accelerations of maturity dates, repurchases or prepayments of the mortgage loans after the initial issuance of the offered certificates (other than the assumed repayment of a mortgage loan on any anticipated repayment date for such mortgage loan).
Rated Final Distribution Date	As to each class of offered certificates, the distribution date in July 2054.

Transaction Overview

General	On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a New York common law trust created on the closing date. The issuing entity will be formed pursuant to a pooling and servicing agreement, to be entered into between the depositor, the master servicer, the special servicers, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.
The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the certificates and the Uncertificated VRR Interest, as well as the sales of the offered certificates by the depositor to the underwriters and by the underwriters to investors that purchase from them, are illustrated below:

The foregoing illustration does not take into account sales or other transfers by the depositor of the Uncertificated VRR Interest or any of the certificates other than the offered certificates.

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The Certificates

The Offered Certificates

A. General	We are offering the following classes of commercial mortgage pass- through certificates as part of Series 2022-C2:
●	Class A-1
●	Class A-2
●	Class A-3
●	Class A-4
●	Class A-5
●	Class A-SB
●	Class X-A
●	Class A-S
●	Class B
●	Class C
Upon initial issuance, the Series 2022-C2 certificates will consist of the above classes, together with the following classes that are not being offered by this prospectus: the Class X-D, Class X-F, Class X-G, Class X-J, Class D, Class E, Class F, Class G-RR, Class J-RR, Class R and Class VRR. In addition, the Uncertificated VRR Interest is not being offered by this prospectus.
The offered certificates, together with the Class X-D, Class X-F, Class X-G, Class X-J, Class D, Class E, Class F, Class G-RR, Class J-RR, Class R and Class VRR certificates, are collectively referred to in this prospectus as the “certificates”. The certificates, exclusive of the Class VRR certificates, are collectively referred to in this prospectus as the “non-vertically retained certificates”. The non-vertically retained certificates (exclusive of the Class R certificates) are collectively referred to in this prospectus as the “non-vertically retained regular certificates”. The non-vertically retained regular certificates (exclusive of the Class X-A, Class X-D, Class X-F, Class X-G and Class X-J certificates) are collectively referred to in this prospectus as the “non-vertically retained principal balance certificates”. The non-vertically retained principal balance certificates and the Class VRR certificates are collectively referred to in this prospectus as the “principal balance certificates”. The Class X-A, Class X-D, Class X-F, Class X-G and Class X-J certificates are collectively referred to in this prospectus as the “Class X certificates”.

B. Certificate Balances or

Notional Amounts	Upon initial issuance, each class of the offered certificates will have the approximate initial certificate balance (or notional amount, in the case of the Class X-A certificates) set forth in the table under “Certificate Summary” in this prospectus, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table.
The certificate balance of any class of principal balance certificates outstanding at any time represents the maximum amount that its holders are entitled to receive at such time as distributions allocable to principal from the cash flow on the mortgage loans and the other assets in the
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issuing entity, subject to reduction as described below in this “—The Certificates—The Offered Certificates” section.
See “Description of the Certificates—General” in this prospectus.
C. Pass-Through Rates	Each class of the offered certificates will accrue interest at an annual rate called a pass-through rate on the basis of a 360-day year consisting of twelve 30-day months or a “30/360 basis.” The approximate initial pass-through rate for each class of offered certificates is set forth in the table under “Certificate Summary” in this prospectus.
The pass-through rate with respect to each class of offered certificates (other than the Class X-A certificates) will generally be equal to one of (i) a fixed per annum rate, (ii) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, (iii) a rate equal to the lesser of a specified per annum rate and the weighted average rate specified in clause (ii), or (iv) the weighted average rate specified in clause (ii) less a specified percentage, but no less than 0.000%, as described in this prospectus.
The pass-through rate with respect to the Class X-A certificates will generally be a per annum rate equal to the excess, if any, of (i) the weighted average of the net interest rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as in effect from time to time, over (ii) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as in effect from time to time, as described in this prospectus.
For purposes of calculating the pass-through rate on any class of non-vertically retained certificates that has a pass-through rate limited by, equal to or based on the weighted average of the net mortgage interest rates on the mortgage loans:
●	the mortgage loan interest rates will not reflect any default interest rate, any rate increase occurring after an anticipated repayment date (if applicable), any loan term modifications agreed to by the master servicer, an outside servicer, the special servicer or an outside special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency; and
●	with respect to each mortgage loan that accrues interest on the basis of the actual number of days in a month, assuming a 360-day year, the related mortgage loan interest rate (net of the administrative fee rate) for any month that is not a 30-day month will be recalculated so that the amount of interest that would accrue at that recalculated rate in that month, calculated on a 30/360 basis, will equal the amount of net interest that actually accrues on that mortgage loan in that month, adjusted for any withheld amounts and/or closing date deposits as described under “Description of the Certificates—Distributions” and “The Pooling and Servicing Agreement—Accounts” in this prospectus.
See “Description of the Certificates—Distributions—Priority of Distributions”, “—Distributions—Pass-Through Rates” and “—Distributions—Interest Distribution Amount” in this prospectus.

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D. Servicing and

Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on the mortgage loans (or any serviced whole loans, if applicable) in the case of the master servicer, and from the collection account in the case of the special servicer; provided, that the special servicer for this securitization transaction (acting in such capacity) will not receive any special servicing fee with respect to any outside serviced mortgage loan. The master servicing fee for each distribution date will generally be calculated based on: (i) the outstanding principal balance of each mortgage loan in the issuing entity and each serviced companion loan and any successor REO loan; and (ii) the related master servicing fee rate, which includes any sub-servicing fee rate and primary servicing fee rate and ranges on a loan-by-loan basis from 0.00250% to 0.01125% per annum. For presentation purposes, the master servicing fee rate includes, with respect to an outside serviced mortgage loan, the primary servicing fee rate payable to the outside servicer.
The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in permitted investments to the extent specified in this prospectus and the pooling and servicing agreement.
The special servicing fee for each distribution date is generally calculated based on the outstanding principal balance of each specially serviced loan or REO loan (that is not part of an outside serviced whole loan) and the special servicing fee rate, which is equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $5,000 for the related month.
In addition, the special servicer is entitled to (a) liquidation fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a liquidation fee that is more than $1,000,000, applied to) the recovery of liquidation proceeds, insurance proceeds, condemnation proceeds and other payments in connection with a full or discounted payoff of (or an unscheduled partial payment in connection with a workout with respect to) a specially serviced loan or REO loan (that is not part of an outside serviced whole loan), subject to a minimum liquidation fee of $25,000, and (b) workout fees from (and generally calculated at a rate of 1.0%, or such lower rate as would not result in a workout fee that is more than $1,000,000, applied to) collections on any mortgage loan or companion loan serviced under the pooling and servicing agreement for this securitization transaction, that had previously been a specially serviced loan, but had been worked out, subject to a minimum workout fee of $25,000, in each case net of certain amounts and calculated as further described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
With respect to each of the outside serviced mortgage loans, the outside servicer under the outside servicing agreement governing the servicing of that loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the outside special servicer under the related outside servicing agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below. In addition, each party to the outside servicing agreement governing the servicing of an outside serviced
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whole loan will, or is expected to, be entitled to receive other fees and reimbursements with respect to each outside serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described under this “—Servicing and Administration Fees” section with respect to serviced mortgage loans and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the subject outside serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans in this securitization to the extent that such amounts are (i) not recoverable from the subject outside serviced whole loan and (ii) allocable to the related outside serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the fee and expenses table and the related footnotes contained under that heading).

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Servicing of Whole Loan	Outside (Primary) Servicer Fee Rate (per annum)(1)	Outside Special Servicer Fee Rate (per annum)(2)	Outside Workout Fee Rate(2)	Outside Liquidation Fee Rate(2)
Yorkshire & Lexington Towers	CGCMT 2022-GC48	0.00125%	0.25%	1.00%	1.00%
The Reef	Benchmark 2022-B35	0.00125%	0.25%	1.00%	1.00%
360 Rosemary	BMO 2022-C1	0.00125%	0.25%	1.00%	1.00%
Bell Works	Benchmark 2022-B35	0.00125%	0.25%	1.00%	1.00%
79 Fifth Avenue	CGCMT 2022-GC48	0.00125%	0.25%	1.00%	1.00%
111 River Street	BMO 2022-C1	0.00125%	0.25%	1.00%	1.00%
Phoenix Industrial Portfolio VIII	BBCMS 2022-C16	0.00125%	0.25%	1.00%	1.00%
2 Riverfront Plaza	BBCMS 2022-C15	0.00125%	0.25%	1.00%	1.00%
Wyndham National Hotel Portfolio	UBS 2019-C18	0.00125%	0.00125%	1.00%	1.00%

(1)	Includes any applicable sub-servicing fee rate.
(2)	Subject to such limitations and minimum thresholds as may be provided in the related outside servicing agreement or the related co-lender agreement. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” (including the table titled “Outside Serviced Mortgage Loan Fees” and the related footnotes (if any) to that table).
The operating advisor is entitled to a fee from general collections on the mortgage loans for each distribution date, calculated based on the outstanding principal balance of each mortgage loan in the issuing entity and each successor REO loan and the operating advisor fee rate of 0.00199% per annum. The operating advisor is also entitled to a consulting fee with respect to each major decision as to which the operating advisor has consultation rights, which will be a fee for each such major decision equal to $10,000 or such lesser amount as the related borrower pays with respect to the subject serviced mortgage loan (or serviced whole loan, if applicable).
The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date to be paid by the sponsors. The asset representations reviewer will also be entitled to an ongoing fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and successor REO loan at a per annum rate equal to

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0.00043%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.
Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances (and, in some cases, together with interest thereon). Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owners.
Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council® (“CREFC®”) as an intellectual property royalty license fee for use of their names and trademarks, including in the investor reporting package. This fee will be payable prior to any distributions to certificateholders and the Uncertificated VRR Interest owners.
The fees of the trustee and the certificate administrator will be payable monthly from general collections on the mortgage loans for each distribution date, calculated on the total outstanding principal balance of the pool of mortgage loans in the issuing entity at the combined trustee/certificate administrator fee rate of 0.01090% per annum.
Each of the master servicing fee, the special servicing fee, the operating advisor fee, the asset representations reviewer ongoing fee, the CREFC® intellectual property royalty license fee and the trustee/certificate administrator fee will be calculated on the same interest accrual basis as the related mortgage loan (or any related serviced companion loan, as applicable) and prorated for any partial period. See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
The administrative fee rate will be the sum of the master servicing fee rate (which, with respect to each outside serviced mortgage loan, for purposes of presentation in this prospectus, includes the per annum servicing fee rate payable to the outside servicer), the operating advisor fee rate, the CREFC® intellectual property royalty license fee rate, the asset representations reviewer ongoing fee rate and the trustee/certificate administrator fee rate and is set forth on Annex A to this prospectus for each mortgage loan.
The master servicing fees, the special servicing fees, the liquidation fees, the workout fees, the operating advisor fees, the CREFC® intellectual property royalty license fee, the asset representations reviewer ongoing fee and the trustee/certificate administrator fees, including any such fees payable with respect to the outside serviced mortgage loans, will be paid prior to distributions to certificateholders or the Uncertificated VRR Interest owners of the available distribution amount as described under “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount” in this prospectus.

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See “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, “—Servicing of the Outside Serviced Mortgage Loans”, and “—Limitation on Liability; Indemnification”. See also “The Pooling and Servicing Agreement—Withdrawals from the Collection Account” and “Description of the Certificates—Distributions—Method, Timing and Amount”.

Distributions

A. Allocation Between Combined

VRR Interest and Non-Vertically

Retained Certificates	The aggregate amount available for distribution to holders of the non-vertically retained certificates and the Combined VRR Interest on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period, net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, advances, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC; and (ii) allocated to amounts available for distribution to the holders of the Combined VRR Interest, on the one hand, and amounts available for distribution to the holders of the non-vertically retained certificates (other than the Class R certificates), on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the Combined VRR Interest will be the product of such aggregate available funds multiplied by the vertically retained percentage; and (b) the non-vertically retained certificates (other than the Class R certificates) will at all times be the product of such aggregate available funds multiplied by the non-vertically retained percentage. With respect to each of the Combined VRR Interest and the non-vertically retained certificates, the applicable percentage referred to in the preceding sentence is referred to in this prospectus as its/their “percentage allocation entitlement”.
The “vertically retained percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial certificate balance of all classes of principal balance certificates and (y) the initial principal balance of the Uncertificated VRR Interest.
The “non-vertically retained percentage” is the difference between 100% and the vertically retained percentage.
The term “percentage allocation entitlement” means: (a) with respect to the Combined VRR Interest, the vertically retained percentage; and (b) with respect to the non-vertically retained certificates, the non-vertically retained percentage.

B. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the non-vertically retained certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of (i) any yield maintenance charges and prepayment premiums collected on the mortgage loans, and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an
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anticipated repayment date) (“non-vertically retained available funds”) will be distributed in the following amounts and order of priority:
First: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G and Class X-J certificates: to interest on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G and Class X-J certificates, up to, and pro rata in accordance with, their respective interest entitlements.
Second: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates: to the extent of non-vertically retained available funds allocable to principal received or advanced on the mortgage loans:
(A)	to principal on the Class A-SB certificates until their certificate balance has been reduced to the Class A-SB scheduled principal balance set forth on Annex F to this prospectus for the relevant distribution date;
(B)	to principal on the Class A-1 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clause (A) above;
(C)	to principal on the Class A-2 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) and (B) above;
(D)	to principal on the Class A-3 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (C) above;
(E)	to principal on the Class A-4 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (D) above;
(F)	to principal on the Class A-5 certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (E) above; and
(G)	to principal on the Class A-SB certificates until their certificate balance has been reduced to zero, all remaining funds available for distribution of principal remaining after the distributions pursuant to clauses (A) through (F) above.
However, if the certificate balances of each and every class of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR certificates have been reduced to zero as a result of the allocation of mortgage loan losses (and other unanticipated expenses) to those certificates, non-vertically retained available funds allocable to principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB scheduled principal balance.

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Third: Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates: to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, based on the aggregate unreimbursed losses, for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balances of those classes, together with interest.
Fourth: Class A-S certificates: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Fifth: Class B certificates: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S certificates), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Sixth: Class C certificates: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of non-vertically retained available funds allocable to principal remaining after distributions in respect of principal to each class with a higher principal payment priority (in this case, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any unreimbursed losses on the mortgage loans that were previously allocated to reduce the certificate balance of those certificates, together with interest.
Seventh: Non-offered non-vertically retained certificates (other than the Class X-D, Class X-F, Class X-G and Class X-J certificates): in the amounts and order of priority described in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.
For more information, see “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

C. Interest and Principal

Entitlements	A description of the interest entitlement of each class of non-vertically retained regular certificates can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the related pass-through rate on your offered certificate’s principal amount or notional amount.

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A description of the amount of principal required to be distributed to the classes of non-vertically retained principal balance certificates on a particular distribution date also can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “—Distributions—Priority of Distributions” in this prospectus.

D. Yield Maintenance Charges and

Prepayment Premiums	The non-vertically retained percentage of yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated among the respective classes of the non-vertically retained regular certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums.”
For information regarding yield maintenance charges with respect to the mortgage loans, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions”.

E. Subordination, Allocation of

Losses and Certain Expenses	The amount available for distribution will be applied in the order described in “—Distributions—Amount and Order of Distributions” above.
The following chart generally sets forth the manner in which the payment rights of certain classes of non-vertically retained certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-vertically retained certificates.
On any distribution date, the non-vertically retained available funds will be allocated among the various classes of non-vertically retained regular certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G and Class X-J certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G and Class X-J certificates are more particularly described under “Description of the Certificates—Distributions” in this prospectus.
On any distribution date, the non-vertically retained percentage of any mortgage loan losses will be allocated among the various classes of non-vertically retained principal balance certificates in ascending order (beginning with certain non-vertically retained principal balance certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

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*	Interest only certificates. No principal payments or realized mortgage loan losses in respect of principal will be allocated to the Class X-A, Class X-D, Class X-F, Class X-G and Class X-J certificates. However, mortgage loan losses will reduce the notional amounts of the Class X-A, Class X-D, Class X-F, Class X-G and Class X-J certificates, in each case, to the extent such losses reduce the certificate balance of a class of corresponding principal balance certificates.
**	Other than the Class X-D, Class X-F, Class X-G and Class X-J certificates.
The non-vertically retained percentage of principal losses on the mortgage loans allocated to a class of non-vertically retained principal balance certificates will reduce the related certificate balance of that class. However, no such principal losses will be allocated to any class of Class X certificates or the Class R certificates, although mortgage loan losses will reduce the notional amount of each class of Class X certificates (in each case, to the extent such losses are allocated to a class of corresponding principal balance certificates), and, therefore, the amount of interest they accrue.
Credit enhancement will be provided solely by certain classes of subordinate non-vertically retained principal balance certificates that will be subordinate to certain classes of senior non-vertically retained certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.
To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the non-vertically retained
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certificates and/or the allocation of losses to the non-vertically retained certificates.
F. Shortfalls in Available Funds	The following types of shortfalls in available funds allocated to the non-vertically retained certificates will reduce distributions to the classes of non-vertically retained certificates with the lowest payment priorities:
●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer or the outside special servicer, as applicable, is entitled to receive;
●	shortfalls resulting from the payment of asset representations reviewer asset review fees payable in connection with any asset review by the asset representations reviewer, to the extent not paid by the related sponsor;
●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee, or an outside servicer, outside special servicer or outside trustee, as applicable (to the extent not covered by modification fees, late payment charges or default interest paid by the related borrower);
●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;
●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement and the parties to any outside servicing agreement;
●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and
●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.
In addition, the non-vertically retained percentage of prepayment interest shortfalls that are not covered by certain compensating interest payments made by the master servicer are required to be allocated to the respective classes of non-vertically retained regular certificates, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

Advances

A. Principal and Interest Advances	The master servicer is required to advance delinquent monthly debt service payments with respect to each mortgage loan in the issuing entity (including the outside serviced mortgage loans, and even if the related mortgaged property becomes an REO property), unless it determines that the advance will be non-recoverable from collections on that mortgage loan, as applicable. The master servicer will not be required to advance amounts deemed non-recoverable from related loan collections. The master servicer will not be required or permitted to make an advance for balloon payments, default interest, excess interest, any other interest in excess of a mortgage loan’s regular interest rate, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the companion loan(s). The amount
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of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction amount exists with respect to the related mortgage loan (and with respect to any mortgage loan that is part of a whole loan, to the extent that such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest.
In the event that the master servicer fails to make any required advance, the trustee will be required to make that advance unless the trustee determines that the advance will be non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. If an advance is made, the master servicer will not advance its servicing fee, but will advance the trustee/certificate administrator fee, the operating advisor fee, the asset representations reviewer ongoing fee and the CREFC® intellectual property royalty license fee. The master servicer or trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.
Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan. The special servicer will have no obligation to make any principal or interest advances.
B. Property Protection Advances	The master servicer also may be required to make advances to pay delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and similar expenses necessary to protect and maintain the mortgaged property, to maintain the lien on the mortgaged property or enforce the related mortgage loan documents with respect to the serviced mortgage loans and any serviced companion loans, unless the advance is determined to be non-recoverable from related loan proceeds.
The special servicer will have no obligation to make any property protection advances (although it may, in its sole discretion, elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be non-recoverable, in which case the advance will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.
In the event that the master servicer fails to make a required advance of this type, the trustee will be required to make that advance unless the trustee determines that the advance is non-recoverable from related loan collections. The master servicer is not required, but in certain circumstances is permitted, to advance amounts deemed non-recoverable from related loan collections. See “The Pooling and Servicing Agreement—Advances”. The master servicer, the special servicer or the trustee, as applicable, will be entitled to reimbursement from general collections on the mortgage loans for advances determined to be non-recoverable from related loan collections. This may result in losses on your offered certificates.
With respect to each outside serviced mortgage loan, the outside servicer (and the outside trustee, as applicable) under the outside

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servicing agreement governing the servicing of the related outside serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.
C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on all advances as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the offered certificates. No interest will accrue on advances with respect to principal or interest due on a mortgage loan, as applicable, until any grace period applicable to the scheduled monthly payment on that mortgage loan has expired.
The master servicer, the special servicer and the trustee will each be entitled to receive interest on advances they make at the prime rate, compounded annually (and solely with respect to the master servicer, subject to a floor rate of 2.0% per annum). If the interest on an advance is not recovered from modification fees, default interest or late payments on the subject mortgage loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted mortgage loan.
See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “The Pooling and Servicing Agreement—Advances”.
With respect to each outside serviced mortgage loan, the applicable makers of advances under the outside servicing agreement governing the servicing of the related outside serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such outside serviced whole loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from collections on the related outside serviced whole loan and to the extent allocable to the related outside serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

General	The issuing entity’s primary assets will be 38 fixed rate commercial mortgage loans, with an aggregate outstanding principal balance as of the cut-off date of $707,988,926. The mortgage loans are secured by first liens on various types of commercial, multifamily and manufactured housing community properties, located in 38 states. See “Risk Factors—Risks Relating to the Mortgage Loans—Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain”.
In this prospectus, unless otherwise specified or otherwise indicated by the context, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (ii) references to a mortgage loan or whole loan by name refer to such mortgage loan or whole loan, as the case may be, secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A, (iii) any parenthetical with a percentage next to the name of a mortgaged property (or the name of a portfolio of mortgaged properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect

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to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgaged properties by name or as a group), and (iv) any parenthetical with a percentage next to the name of a mortgage loan or a group of mortgage loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization (the foregoing will also apply to the identification of multiple mortgage loans by name or as a group).
Fee Simple / Leasehold	One-hundred ten (110) mortgaged properties (96.8%) are each subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on a fee simple estate in the entire related mortgaged property. For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the mortgaged property, or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.
One (1) mortgaged property (3.1%) is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s leasehold interest in the related mortgaged property.
One (1) mortgaged property (0.1%) is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a portion of the related mortgaged property and (y) one or more fee interests in the remaining portion of such related mortgaged property.
See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Leasehold Interests”.
The Whole Loans	Thirteen (13) mortgage loans (64.1%) are each part of a split loan structure (referred to as a “whole loan”) that is comprised of the subject mortgage loan (sometimes referred to as a “split mortgage loan”) and one or more related pari passu and/or subordinate companion loans (each referred to as a “companion loan”) that are held outside the issuing entity. The subject mortgage loan, and its related companion loan(s) comprising any particular whole loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related mortgaged property or portfolio of mortgaged properties. A companion loan may be pari passu in right of payment with, or subordinate in right of payment to, the related mortgage loan. In connection therewith:
●	If a companion loan is pari passu in right of payment with the related split mortgage loan, then such companion loan would constitute a “pari passu companion loan” and the related whole loan would constitute a “pari passu whole loan”.
●	If a companion loan is subordinate in right of payment to the related split mortgage loan, then such companion loan would constitute a

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“subordinate companion loan” and the related whole loan would constitute an “AB whole loan”.
●	If a whole loan includes both a pari passu companion loan and a subordinate companion loan, then such whole loan would constitute a “pari passu-AB whole loan” and the discussions in this prospectus regarding both pari passu whole loans and AB whole loans will apply to such whole loan.
The identity of, and certain other information regarding, the whole loans related to this securitization transaction are set forth in the following table:

Whole Loan Summary(1)

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan(2)	Type of Whole Loan	Controlling Note Included in Issuing Entity (Y/N)
Yorkshire & Lexington Towers	BMO, SMC, CREFI	$70,000,000	9.9%	$248,000,000	$221,500,000	$539,500,000	Outside Serviced	Pari Passu-AB	N
The Lion Building	GACC	$65,000,000	9.2%	$35,000,000	N/A	$100,000,000	Serviced	Pari Passu	Y
KB Portfolio	KeyBank	$55,000,000	7.8%	$25,000,000	N/A	$80,000,000	Serviced	Pari Passu	Y
3075 Olcott	UBS AG	$50,000,000	7.1%	$92,000,000	N/A	$142,000,000	Serviced	Pari Passu	Y
The Reef	GACC	$40,000,000	5.6%	$110,000,000	N/A	$150,000,000	Outside Serviced	Pari Passu	N
360 Rosemary	BMO	$32,000,000	4.5%	$53,000,000	$125,000,000	$210,000,000	Outside Serviced	Pari Passu-AB	N
Bell Works	CREFI, BMO	$30,000,000	4.2%	$180,000,000	N/A	$210,000,000	Outside Serviced	Pari Passu	N
79 Fifth Avenue	CREFI	$23,000,000	3.2%	$217,000,000	N/A	$240,000,000	Outside Serviced	Pari Passu	N
111 River Street	BMO	$22,000,000	3.1%	$55,500,000	$76,250,000	$153,750,000	Outside Serviced	Pari Passu-AB	N
Phoenix Industrial Portfolio VIII	UBS AG	$22,000,000	3.1%	$35,000,000	N/A	$57,000,000	Outside Serviced	Pari Passu	N
PentaCentre Office	CREFI	$20,277,018	2.9%	$13,984,150	N/A	$34,261,168	Serviced	Pari Passu	Y
2 Riverfront Plaza	BMO	$15,000,000	2.1%	$95,000,000	N/A	$110,000,000	Outside Serviced	Pari Passu	N
Wyndham National Hotel Portfolio	UBS AG	$9,342,616	1.3%	$126,125,312	N/A	$135,467,927	Outside Serviced	Pari Passu	N

(1)	See “Description of the Mortgage Pool—The Whole Loans—General” for further information with respect to each whole loan, the related companion loans and the identity of the holders thereof.
(2)	For a discussion of the terms “serviced”, “outside serviced” and other related terms see “Relevant Parties—Master Servicer” above and “The Pooling and Servicing Agreement—General” below.
The identity of, and certain other items of information regarding, the mortgage loans that will be outside serviced mortgage loans are set forth in the table under “Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” above.
With respect to any mortgage loan that is part of a whole loan, the loan-to-value ratio, debt service coverage ratio and debt yield have been calculated based on both that mortgage loan and any related pari passu companion loan(s), but without regard to any related subordinate companion loan(s), unless otherwise indicated.
In the case of any whole loan, the allocation of payments to the subject mortgage loan and its related companion loan(s), whether on a senior/subordinated or a pari passu basis (or some combination thereof), is generally effected through a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement to which the respective holders of the subject promissory notes are parties
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(any such agreement being referred to in this prospectus as a “co-lender agreement”). That co-lender agreement will govern the relative rights and obligations of such holders and, in connection therewith, will provide that one of those holders will be the “controlling note holder” entitled (directly or through a representative) to (i) approve or direct material servicing decisions involving the related whole loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard) and (ii) in some cases, replace the special servicer with respect to the related whole loan with or without cause. In addition, that co-lender agreement will designate whether servicing of the related whole loan is to be governed by the pooling and servicing agreement for this securitization or the servicing agreement for a securitization involving a related companion loan or portion thereof.
For more information regarding the whole loan(s), see “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”. Also, see “Significant Loan Summaries” in Annex B to this prospectus.
Each outside controlling class representative and each holder of a companion loan may have interests in conflict with those of the holders of the offered certificates. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder”, “—Other Risks Relating to the Certificates—Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder” and “—Other Risks Relating to the Certificates—Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment”.
There are no serviced AB whole loans, serviced pari passu-AB whole loans, serviced outside controlled whole loans or servicing shift whole loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of whole loan(s) or any related terms should be disregarded.

Additional Characteristics

of the Mortgage Loans	The following table sets forth certain anticipated approximate characteristics of the pool of mortgage loans as of the cut-off date (unless otherwise indicated).
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Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$707,988,926
Number of Mortgage Loans	38
Number of Mortgaged Properties	112
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,670,000 to $70,000,000
Average Cut-off Date Balance	$18,631,288
Range of Mortgage Rates	3.04000% to 6.48000%
Weighted Average Mortgage Rate	4.83245%
Range of original terms to Maturity Date/ARD	60 months to 120 months
Weighted average original term to Maturity Date/ARD	111 months
Range of Cut-off Date remaining terms to Maturity Date/ARD	55 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD	109 months
Range of original amortization terms(2)	270 months to 360 months
Weighted average original amortization term(2)	354 months
Range of remaining amortization terms(2)	239 months to 360 months
Weighted average remaining amortization term(2)	351 months
Range of Cut-off Date LTV Ratios(3)(4)	20.8% to 69.3%
Weighted average Cut-off Date LTV Ratio(3)(4)	52.1%
Range of Maturity Date/ARD LTV Ratios(3)(4)	17.8% to 69.3%
Weighted average Maturity Date/ARD LTV Ratio(3)(4)	50.6%
Range of UW NCF DSCR(3)(5)	1.23x to 5.08x
Weighted average UW NCF DSCR(3)(5)	2.15x
Range of Debt Yield on Underwritten NOI(3)(6)	8.2% to 17.8%
Weighted average Debt Yield on Underwritten NOI(3)(6)	10.8%
Percentage of Initial Pool Balance consisting of:
Interest Only	79.9%
Amortizing Balloon	12.1%
Interest Only, then Amortizing Balloon	8.0%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	23.0%
Mortgage Loans with mezzanine debt only	9.9%
Mortgage Loans with subordinate debt only	17.5%
Mortgage Loans with mezzanine debt and subordinate debt	9.9%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Does not include any mortgage loan that pays interest-only until its maturity date or anticipated repayment date.
(3)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each mortgage loan are presented in this prospectus (i) if such mortgage loan is part of a whole loan, based on both that mortgage loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.
(4)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each mortgage loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully
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escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each mortgage loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 53.2% and 51.7%, respectively.
(5)	The UW NCF DSCR for each mortgage loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such mortgage loan, as adjusted in the case of mortgage loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any mortgage loan structured with an economic holdback reserve, the UW NCF DSCR for such mortgage loan may be calculated based on the annual debt service that would be in effect for such mortgage loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(6)	The Debt Yield on Underwritten NOI for each mortgage loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such mortgage loan, and the Debt Yield on Underwritten NCF for each mortgage loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such mortgage loan; provided, that with respect to any mortgage loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such mortgage loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
See “Description of the Mortgage Pool—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.
All of the mortgage loans accrue interest on an actual/360 basis.
Except as specifically provided in this prospectus, various information presented in this prospectus is subject to the following general conventions:
●	with respect to any mortgage loan that is part of a whole loan, information regarding loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, room or unit, as applicable, is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but (unless otherwise indicated) is calculated excluding the principal balance and debt service payment of any related subordinate companion loan(s) (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity);
●	in general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for all loans in the cross-collateralized group on an aggregate basis in the manner described in this prospectus; on an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus;
●	unless otherwise indicated (including in the prior two bullets), the loan-to-value ratio, the debt service coverage ratio, debt yield and

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mortgage rate information for each mortgage loan is presented in this prospectus without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future, in order to present statistics for the related mortgage loan without combination with the other indebtedness;
●	the sum of the numerical data in any column in a table may not equal the indicated total due to rounding;
●	unless otherwise indicated, all figures and percentages presented in this prospectus are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, unless the context indicates otherwise, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date;
●	the descriptions in this prospectus of the mortgage loans and the mortgaged properties are based upon the mortgage pool as it is expected to be constituted as of the cut-off date, assuming that (i) all scheduled principal and interest payments due on or before the cut-off date will be made, (ii) there are no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan or the companion loan(s) on or prior to the cut-off date, and (iii) each mortgage loan with an anticipated repayment date (if any) is paid in full on its related anticipated repayment date;
●	when information presented in this prospectus with respect to the mortgaged properties is expressed as a percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, if a mortgage loan is secured by more than one (1) mortgaged property, the percentages are based on an allocated loan amount that has been assigned to each of the related mortgaged properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related mortgage loan documents as set forth on Annex A to this prospectus; and
●	for purposes of the presentation of information in this prospectus, certain loan-to-value ratio, appraised value, debt yield, debt service coverage ratio and/or cut-off date balance information or other underwritten statistics may be based on certain adjustments, assumptions and/or estimates, as further described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans”.
For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced

Mortgage Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.
Certain of the mortgage loans (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced
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loans that were) in default at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such mortgage loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming REO, in each case as described below:
●	With respect to The Lion Building mortgage loan (9.2%), prior to origination, the mortgaged property was encumbered by a construction loan with an outstanding principal balance of $25,000,000 and an intra-company loan with an outstanding principal balance of $60,891,856. The intra-company loan was between Le Lion Building LLC (the sole member of the borrower), as borrower, and The Crankstart Foundation (the 70% owner of Le Lion Building LLC), as lender, had a scheduled maturity date of March 12, 2025, and was secured by a second lien on the mortgaged property. At origination, The Lion Building whole loan proceeds were used, in part, to pay off the construction loan in full (including outstanding interest and fees) and to pay off the intra-company loan for a discounted amount of $22,901,272.14.
See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings”.
Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Loans Underwritten Based on

Projections of Future Income	Five (5) of the mortgaged properties (24.2%) were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
Eleven (11) of the mortgaged properties (8.6%) were acquired 12 months or less prior to the cut-off date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
Two (2) of the mortgaged properties (5.4%) are subject to a triple-net lease with the related sole tenant and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.
See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Statistical Characteristics of the Mortgage Loans—Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History”.

Certain Variances from

Underwriting Guidelines	Each sponsor maintains its own set of underwriting guidelines, which typically relate to credit and collateral analysis, loan approval, debt service coverage ratio and loan-to value ratio analysis, assessment of property condition, escrow requirements and requirements regarding title insurance policy and property insurance. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.
Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

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Certain Mortgage Loans with Material

Lease Termination Options	Certain mortgage loans have material lease early termination options. See Annex B to this prospectus for information regarding material lease termination options for the major commercial tenants by base rent at the mortgaged properties securing the 15 largest mortgage loans (considering each crossed group as a single mortgage loan) by principal balance as of the cut-off date. Also, see “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Removal of Mortgage Loans

from the Mortgage Pool	Generally, a mortgage loan may only be removed from the mortgage pool as a result of (a) a repurchase or substitution by a sponsor for any mortgage loan for which it cannot remedy the material breach (or, in certain cases, a breach that is deemed to be material) or material document defect (or, in certain cases, a defect that is deemed to be material) affecting such mortgage loan under the circumstances described in this prospectus, (b) the exercise of a purchase option by a mezzanine lender, or the holder of a subordinate companion loan, in each case if any, or (c) a final disposition of a mortgage loan such as a payment in full or a sale of a defaulted mortgage loan or REO property. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.

Additional Aspects of the Offered Certificates

Denominations	The offered certificates with certificate balances will be issued in minimum denominations of authorized initial certificate balances of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and

Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC. You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.
We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.
See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.
Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as
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amended. An economic interest in the credit risk of the mortgage loans in this securitization transaction is expected to be retained pursuant to risk retention regulations (as codified at 17 CFR Part 246) promulgated under Section 15G (“Regulation RR”), as a combination of (A) an “eligible vertical interest” in the form of the Combined VRR Interest and (B) an “eligible horizontal residual interest” in the form of the HRR Certificates. Bank of Montreal will act as retaining sponsor under Regulation RR for this securitization transaction and is expected, on the closing date, to partially satisfy its risk retention obligation through (i) the acquisition by KeyBank National Association, an originator, of a portion of the Combined VRR Interest and (ii) the purchase by a third party purchaser of the HRR Certificates. For a further discussion of the manner in which the credit risk retention requirements are expected to be satisfied by Bank of Montreal, as retaining sponsor for this securitization transaction, see “Credit Risk Retention” in this prospectus.
None of the sponsors, the depositor, the issuing entity or any other party to this securitization transaction intends to retain a material net economic interest in this securitization transaction in accordance with any risk retention or due diligence or other requirements of the EU securitization regulation or the UK securitization regulation or to take any other action which may be required by EEA- or UK-regulated investors for the purposes of their compliance with any risk retention or due diligence requirements of the EU securitization regulation or the UK securitization regulation or similar requirements. See “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”.

Information Available to

Holders of Offered Certificates	On each distribution date, the certificate administrator will prepare and make available to each holder of offered certificates, a statement as to the distributions being made on that date. Additionally, under certain circumstances, such certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.
Deal Information/Analytics	Certain information concerning the mortgage loans, the certificates and the Uncertificated VRR Interest may also be available to subscribers through the following services:
●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC and DealView Technologies Ltd.;
●	The certificate administrator’s website initially located at www.ctslink.com; and
●	The master servicer’s website initially located at www.pnc.com/midland.
Optional Termination	On any distribution date on which the aggregate unpaid principal balance of the mortgage loans (including REO loans) remaining in the issuing entity is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date certain specified persons will have the option to purchase all of the mortgage loans (and all property

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acquired through exercise of remedies in respect of any mortgage loan) remaining in the issuing entity at the price specified in this prospectus. Exercise of this option will terminate the issuing entity and retire the then outstanding certificates and the Uncertificated VRR Interest.
The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (excluding the Class R certificates) and the Uncertificated VRR Interest for the mortgage loans remaining in the issuing entity, if (i) the aggregate certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates and the notional amounts of the Class X-A and Class X-D certificates have been reduced to zero, (ii) the master servicer is paid a fee specified in the pooling and servicing agreement and (iii) all of the holders of those classes of outstanding certificates and the owners of the Uncertificated VRR Interest voluntarily participate in the exchange.
See “The Pooling and Servicing Agreement—Termination; Retirement of Certificates” and “—Optional Termination; Optional Mortgage Loan Purchase”.

Required Repurchases or Substitutions
of Mortgage Loans; Loss of

Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity, in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects (or, in certain cases, is deemed to materially and adversely affect) the value of the mortgage loan, the value of the related mortgaged property (or any related REO property) or the interests of the trustee or any certificateholder or any Uncertificated VRR Interest owner in the mortgage loan or the related mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “The Mortgage Loan Purchase Agreements”.
With respect to each of (i) the Yorkshire & Lexington Towers mortgage loan, which is comprised of promissory notes contributed to this securitization transaction by Bank of Montreal, Citi Real Estate Funding Inc. and Starwood Mortgage Capital LLC, and (ii) the Bell Works mortgage loan, which is comprised of promissory notes contributed to this securitization transaction by Bank of Montreal and Citi Real Estate Funding Inc., each such mortgage loan seller will be obligated to take the above described remedial actions only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by each such mortgage loan seller and evidencing a portion of each such mortgage loan were a separate mortgage loan. See “The Mortgage Loan Purchase Agreements”.

Sale of Defaulted Mortgage

Loans and REO Properties	Pursuant to the pooling and servicing agreement for this securitization transaction, the special servicer may solicit offers for defaulted mortgage
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loans (or a defaulted pari passu whole loan) serviced thereunder and related REO properties. In the absence of a cash offer at least equal to any such defaulted mortgage loan’s (or defaulted pari passu whole loan’s) outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, the special servicer may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted serviced pari passu whole loan or relevant portion thereof, if applicable) or related REO property, determined as described in “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related co-lender agreement), that rejection of such offer would be in the best interests of the certificateholders, the Uncertificated VRR Interest owners and any related affected companion loan holder(s) (as a collective whole as if such certificateholders, such Uncertificated VRR Interest owners and such serviced pari passu companion loan holder(s) constituted a single lender and with respect to a whole loan that includes a subordinate companion loan, taking into account the subordinate nature of such subordinate companion loan).
If any mortgage loan that is part of a serviced whole loan becomes a defaulted mortgage loan, and if the special servicer decides to sell such defaulted mortgage loan as described in the prior paragraph, then the special servicer will be required to sell any related serviced pari passu companion loan(s), any related subordinate companion loan(s)), together with such defaulted mortgage loan as a single whole loan. In connection with any such sale, the special servicer will be required to follow the procedures set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties”.
Pursuant to the related outside servicing agreement, the party acting as outside special servicer with respect to any outside serviced whole loan may (or is expected to be permitted to) offer to sell to any person (or may offer to purchase) for cash such outside serviced whole loan during such time as such whole loan constitutes a defaulted mortgage loan under the related outside servicing agreement and, in connection with any such sale, the outside special servicer is required to (or is expected to be permitted to) sell both the related outside serviced mortgage loan and the related pari passu companion loan(s) (and, in the case of any outside serviced whole loan with a subordinate companion loan, the related subordinate companion loan(s)) as a single whole loan, subject in certain cases to the rights of any separate holders of any subordinate companion loans under the related co-lender agreement to purchase a whole loan that constitutes a defaulted loan under the related outside servicing agreement.
Pursuant to the co-lender agreement with respect to any AB whole loan or pari-passu AB whole loan (except for any such whole loan as to which (and for so long as) the related subordinate companion loan(s) is/are included in a securitization), the holder of any related subordinate companion loan, except as otherwise provided in the related co-lender agreement, has a right to purchase the related defaulted mortgage loan (together with any related pari passu companion loan) as described in “Description of the Mortgage Pool—The Whole Loans”.

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Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related future mezzanine lender may have the option to purchase the related mortgage loan after certain defaults.
See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Other Investment Considerations

Material Federal Income

Tax Consequences	Two (2) separate real estate mortgage investment conduit (commonly known as a REMIC) elections will be made with respect to designated portions of the issuing entity. The designations for each REMIC created under the pooling and servicing agreement are set forth below:
●	The “Lower-Tier REMIC”, which will hold the mortgage loans and certain other assets of the issuing entity and will issue certain classes of uncertificated regular interests to the Upper-Tier REMIC.
●	The “Upper-Tier REMIC”, which will hold the Lower-Tier REMIC regular interests and will issue the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G, Class X-J, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR certificates and the Combined VRR Interest as classes of regular interests in the upper-tier REMIC.
Pertinent federal income tax consequences of an investment in the offered certificates include:
●	Each class of offered certificates will constitute REMIC “regular interests”.
●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.
●	You will be required to report income on your offered certificates in accordance with the accrual method of accounting.
It is anticipated, for federal income tax purposes, that the Class , Class , Class and Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount, and that the Class certificates will be issued at a premium.
See “Material Federal Income Tax Consequences”.
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Yield Considerations	You should carefully consider the matters described under “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield, Prepayment and Maturity Considerations”, which may significantly affect the yields on your investment.
Certain ERISA Considerations	Subject to important considerations described under “ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.
Legal Investment	No class of the offered certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended. If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the offered certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the offered certificates. See “Legal Investment”.
The issuing entity will not be registered under the Investment Company Act. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in “Risk Factors—General Risk Factors—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”).
Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of offered certificates may negatively impact the liquidity, market value and regulatory characteristics of those classes of offered certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of offered certificates after the date of this prospectus.
See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”, and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow of one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties were conducted prior to the COVID-19 pandemic or may be based largely on pre-pandemic property performance and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.
●	Borrowers: Frequent and early occurrences of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures, and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or, if applicable, anticipated repayment date.
●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, retail, hospitality, industrial, multifamily, leased fee, manufactured housing community, parking and self storage) may present additional risks.
●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.
●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types (including with respect to related industries) may have a disproportionate impact on the performance of the certificates.
●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.
●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.
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●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.
●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.
●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.
●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.
●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.
●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.
●	Directing Holder and Companion Holders: Certain certificateholders and companion loan holders (or their respective representatives) have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the special servicer or outside special servicer, as applicable, to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing holder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing holder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.
●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.
●	Rating Agency Actions: Future events could adversely impact the credit ratings and value of your certificates.
●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.
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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your offered certificates will depend on payments received on, and other recoveries with respect to, the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (SARS-CoV-2) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, resulting in a global pandemic. The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and the president of the United States made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act in March 2020, which declaration was continued in effect beyond March 1, 2021 by the president of the United States. A significant number of countries and the majority of state governments in the United States also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. Although vaccines have been approved and more are in development, there can be no assurance as to the availability of vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have been loosening restrictions with the increased availability of vaccines, there can be no assurance as to when states will permit full resumption of economic activity, whether or when people will feel comfortable in fully resuming economic activity. Additionally, there can be no assurance that vaccines, containment or other measures will be successful in limiting the spread of the virus (particularly in light of the loosening of stay-at-home orders and social distancing guidelines) or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments, including the federal government and state governments in the United States.

The COVID-19 pandemic and the responses thereto have led, and will likely continue to lead, to severe disruptions in the global supply chain, financial and other markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, as well as the global economy. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act, the Consolidated Appropriations Act 2021 and the American Rescue Plan Act of 2021), the effectiveness of such measures cannot be predicted. The United States economy has contracted as a result, and it is unclear when full economic expansion will be attained.

With respect to the mortgage pool, it is unclear how many borrowers have been adversely affected by the COVID-19 pandemic. It is expected that many borrowers will be (or continue to be) adversely affected by the cumulative effects of COVID-19 and the measures implemented by governments to combat the pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures.

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Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which is expected to result in greater economic distress than in other less-impacted regions. As infection rates of the virus have fluctuated, state and local governments have issued and lifted stay-at-home orders and other countermeasures. There can be no assurance as to when any existing governmental countermeasures impacting the mortgaged properties will be lifted or, if lifted, whether they will be reimposed.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●	hospitality properties and casino properties, due to travel limitations implemented by governments and businesses as well as declining interest in travel generally, and current or future closures, whether government mandated or voluntary;
●	retail properties, due to store closures, either government-mandated or voluntary, declining interest in visiting large, shared spaces such as shopping malls, restaurants, bars and movie theatres, and tenants (including certain national and regional chains) refusing to pay rent;
●	office properties, particularly those with significant tenants who operate co-working or office-sharing spaces, due to restrictions on such spaces or declining interest in such spaces by their users, who typically are unaffiliated and license or sublease space for shorter durations, due to an increase in remote and flexible working arrangements, which may continue for a significant period of time beyond the COVID-19 pandemic;
●	self storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self storage tenant leases;
●	multifamily properties and manufactured housing community properties, which also have rental payment streams that are sensitive to unemployment and reductions in income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs, and with respect to student housing properties, may be affected by closures of, or ongoing social distancing measures instituted at, colleges and universities;
●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants; and
●	properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

Federal, state and local governmental authorities may implement (and in some cases may already have implemented) measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. For example, recent legislation in New York, Oregon and Los Angeles County, among other jurisdictions, imposes temporary moratorium on foreclosures and other lender remedies. Any such measures relating to commercial real estate may lead to shortfalls and losses on the certificates.

In addition, leases for certain of the tenants at the Mortgaged Properties, including single tenants or major tenants, may include provisions which allow the tenants to abate or delay rent payments or, in certain circumstances, to terminate the lease, if the tenant is required to suspend its business operations, or its business operations are otherwise disrupted, as a result of the COVID-19 pandemic or any other pandemic or epidemic. Such lease provisions have become increasingly common following the COVID-19 pandemic.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to facilitate flexible and/or telecommuting working arrangements. Such changes may lead to

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reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

The loss models used by the rating agencies to rate certain of the certificates may not have accounted for the possible economic effects of the COVID-19 pandemic or the borrowers’ ability to make payments on the mortgage loans. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the offered certificates after the closing date.

Commercial and residential tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, commercial and residential tenants at certain of the mortgaged properties have either sought, or are expected to seek, rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Prospective investors should also consider as the country reopens the impact that a continued surge in (as well as any future prolonged waves of) COVID-19 cases could have on economic conditions.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to pay all required insurance premiums. While certain mortgage loans provide for insurance premium reserves, we cannot assure you that the borrowers will be able to continue to fund such reserve or that such reserves will be sufficient to pay all required insurance premiums.

Investors should understand that the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties and therefore may not reflect current conditions with respect to the mortgaged properties or the borrowers. In addition, the underwriting of mortgage loans originated during the COVID-19 pandemic may be based on assumptions that do not reflect current conditions. When evaluating the financial information and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of Certificates”, “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Certain Calculations and Definitions”, Annex A, Annex B and Annex C), investors should take into consideration the dates as of which historical financial information is presented and appraisals and property condition reports were conducted and that the underwritten information may not reflect (or fully reflect) the events described in this risk factor or any potential impacts of the COVID-19 pandemic. Because a pandemic of the scale and scope of the COVID-19 pandemic has not occurred since the early 20th century, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that any advances of payments made in respect of such mortgage loans would not be recoverable or the master servicer may determine that it is unable to make such advances given the severity of delinquencies (in this transaction or other transactions in which it has similar advancing obligations), which would result in shortfalls and likely losses on the offered certificates.

Some borrowers may seek forbearance arrangements at some point in the near future, if they have not already made such request. See “Description of the Mortgage Pool—COVID-19 Considerations”. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments rather than for the specific purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties

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will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should be prepared for the possibility that a significant number of borrowers may not make timely payments on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the offered certificates.

In addition, servicers have reported an increase in borrower requests for relief as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communications may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties, which is described under “Description of the Mortgage Pool—COVID-19 Considerations”, as of the dates set forth in that section. We cannot assure you that such information is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the offered certificates.

Although the borrowers and certain tenants may have made their recent debt service and rent payments, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, any future failures to make rent or debt service payments may trigger cash sweeps or defaults under the mortgage loan documents.

Further, some federal, state and local administrative offices and courts have closed due to the outbreak of the COVID-19 pandemic. Foreclosures, recordings of assignments and similar activities may not be processed in such offices and courts until such offices and courts reopen and may be further delayed as such offices and courts address any backlogs of such actions that accumulated during the period they were closed. Furthermore, to the extent the related jurisdiction has implemented a moratorium on foreclosures as discussed above, any processing of foreclosure actions would not commence until such moratorium has ended.

The mortgage loan sellers will agree to make certain representations and warranties with respect to the mortgage loans as set forth on Annex E-1A and Annex E-2A to this prospectus; however, absent a material breach of any such representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific properties and other assets that have been pledged to secure the mortgage loan.

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Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity is primarily dependent upon the market value of the mortgaged property and the borrower’s ability to sell or refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance

Most of the Mortgage Loans Underlying Your Offered Certificates Will Be Non-Recourse

You should consider all of the mortgage loans underlying your offered certificates to be non-recourse loans. This means that, in the event of a default, recourse will be limited to the related real property or properties securing the defaulted mortgage loan. In the event that the income generated by a real property were to decline as a result of the poor economic performance of that property, with the result that the property is not able to support debt service payments on the related mortgage loan, neither the related borrower nor any other person would be obligated to remedy the situation by making payments out of their own funds. In such a situation, the borrower could choose instead to surrender the related mortgaged property to the lender or let it be foreclosed upon. In those cases where recourse to a borrower or guarantor is permitted by the loan documents, we generally will not undertake any evaluation of the financial condition of that borrower or guarantor. Consequently, full and timely payment on each mortgage loan underlying your offered certificates will depend on one or more of the following:

●	the sufficiency of the net operating income of the applicable real property;
●	the market value of the applicable real property at or prior to maturity; and
●	the ability of the related borrower to refinance or sell the applicable real property.

In general, the value of a multifamily or commercial property will depend on its ability to generate net operating income. The ability of an owner to finance a multifamily or commercial property will depend, in large part, on the property’s value and ability to generate net operating income.

None of the mortgage loans underlying your offered certificates will be insured or guaranteed by any governmental entity or private mortgage insurer.

The risks associated with lending on multifamily and commercial properties are inherently different from those associated with lending on the security of single-family residential properties. This is because, among other reasons, multifamily rental and commercial real estate lending generally involves larger loans and, as described above, repayment is dependent upon:

●	the successful operation and value of the related mortgaged property, and
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●	the related borrower’s ability to refinance the mortgage loan or sell the related mortgaged property.

See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks” below.

Many Risk Factors Are Common to Most or All Multifamily and Commercial Properties

The following factors, among others, will affect the ability of a multifamily or commercial property to generate net operating income and, accordingly, its value:

●	the location, age, functionality, design and construction quality of the subject property;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	the characteristics of the neighborhood where the property is located;
●	the degree to which the subject property competes with other properties in the area;
●	the proximity and attractiveness of competing properties;
●	the existence and construction of competing properties;
●	the adequacy of the property’s management and maintenance;
●	tenant mix and concentration;
●	national, regional or local economic conditions, including plant closings, industry slowdowns and unemployment rates;
●	local real estate conditions, including an increase in or oversupply of comparable commercial or residential space;
●	demographic factors;
●	customer confidence, tastes and preferences;
●	retroactive changes in building codes and other applicable laws;
●	changes in governmental rules, regulations and fiscal policies, including environmental legislation; and
●	vulnerability to litigation by tenants and patrons.

Particular factors that may adversely affect the ability of a multifamily or commercial property to generate net operating income include:

●	an increase in interest rates, real estate taxes and other operating expenses;
●	an increase in the capital expenditures needed to maintain the property or make improvements;
●	a decline in the financial condition of a major tenant and, in particular, a sole tenant or anchor tenant;
●	an increase in vacancy rates;
●	a decline in rental rates as leases are renewed or replaced;
●	natural disasters and civil disturbances such as earthquakes, hurricanes, floods, eruptions, terrorist attacks or riots; and
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●	environmental contamination.

The volatility of net operating income generated by a multifamily or commercial property over time will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases;
●	the creditworthiness of tenants;
●	the rental rates at which leases are renewed or replaced;
●	the percentage of total property expenses in relation to revenue;
●	the ratio of fixed operating expenses to those that vary with revenues; and
●	the level of capital expenditures required to maintain the property and to maintain or replace tenants.

Therefore, commercial and multifamily properties with short-term or less creditworthy sources of revenue and/or relatively high operating costs, such as those operated as hospitality and self storage properties, can be expected to have more volatile cash flows than commercial and multifamily properties with medium- to long-term leases from creditworthy tenants and/or relatively low operating costs. A decline in the real estate market will tend to have a more immediate effect on the net operating income of commercial and multifamily properties with short-term revenue sources and may lead to higher rates of delinquency or defaults on the mortgage loans secured by those properties.

The Successful Operation of a Multifamily or Commercial Property Depends on Tenants

Generally, multifamily and commercial properties are subject to leases. The owner of a multifamily or commercial property typically uses lease or rental payments for the following purposes:

●	to pay for maintenance and other operating expenses associated with the property;
●	to fund repairs, replacements and capital improvements at the property; and
●	to service mortgage loans secured by, and any other debt obligations associated with operating, the property.

Accordingly, mortgage loans secured by income-producing properties will be affected by the expiration of leases and the ability of the respective borrowers to renew the leases or relet the space on comparable terms and on a timely basis.

Factors that may adversely affect the ability of an income-producing property to generate net operating income from lease and rental payments include:

●	a general inability to lease space;
●	an increase in vacancy rates, which may result from tenants deciding not to renew an existing lease or discontinuing operations;
●	an increase in tenant payment defaults or any other inability to collect rental payments;
●	a decline in rental rates as leases are entered into, renewed or extended at lower rates;
●	an increase in the capital expenditures needed to maintain the property or to make improvements;
●	a decline in the financial condition and/or bankruptcy or insolvency of a significant or sole tenant; and
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●	an increase in leasing costs and/or the costs of performing landlord obligations under existing leases.

With respect to any mortgage loan backing the offered certificates, you should anticipate that, unless the related mortgaged property is owner occupied, one or more—and possibly all—of the leases at the related mortgaged property will expire at varying rates during the term of that mortgage loan and some tenants will have, and may exercise, termination options. In addition, some government-sponsored tenants will have the right as a matter of law to cancel their leases for lack of appropriations.

Additionally, in some jurisdictions, if tenant leases are subordinated to the lien created by the related mortgage instrument but do not contain attornment provisions, which are provisions requiring the tenant to recognize as landlord under the lease a successor owner following foreclosure, the leases may terminate upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, that mortgaged property could experience a further decline in value if such tenants’ leases were terminated.

Some mortgage loans that back offered certificates may be secured by mortgaged properties with tenants that are related to or affiliated with a borrower. In those cases a default by the borrower may coincide with a default by the affiliated tenants. Additionally, even if the property becomes a foreclosure property, it is possible that an affiliate of the borrower may remain as a tenant.

Dependence on a Single Tenant or a Small Number of Tenants Makes a Property Riskier Collateral

In those cases where an income-producing property is leased to a single tenant or is primarily leased to one or a small number of major tenants, a deterioration in the financial condition or a change in the plan of operations of any of those tenants can have particularly significant effects on the net operating income generated by the property. If any of those tenants defaults under or fails to renew its lease, the resulting adverse financial effect on the operation of the property will be substantially more severe than would be the case with respect to a property occupied by a large number of less significant tenants.

An income-producing property operated for retail, office or industrial purposes also may be adversely affected by a decline in a particular business or industry if a concentration of tenants at the property is engaged in that business or industry.

Accordingly, factors that will affect the operation and value of a commercial property include:

●	the business operated by the tenants;
●	the creditworthiness of the tenants; and
●	the number of tenants.

Tenant Bankruptcy Adversely Affects Property Performance

The bankruptcy or insolvency of a major tenant, or a number of smaller tenants, at a commercial property may adversely affect the income produced by the property. Under federal bankruptcy law, a tenant has the option of assuming or rejecting any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would be a general unsecured claim against the tenant unless there is collateral securing the claim. The claim would be limited to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises; plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.
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The Success of an Income-Producing Property Depends on Reletting Vacant Spaces

The operations at an income-producing property will be adversely affected if the owner or property manager is unable to renew leases or relet space on comparable terms when existing leases expire and/or become defaulted. Even if vacated space is successfully relet, the costs associated with reletting, including tenant improvements and leasing commissions in the case of income-producing properties operated for retail, office or industrial purposes, can be substantial, could exceed any reserves maintained for that purpose and could reduce cash flow from the income-producing properties. Moreover, if a tenant at an income-producing property defaults in its lease obligations, the landlord may incur substantial costs and experience significant delays associated with enforcing its rights and protecting its investment, including costs incurred in renovating and reletting the property.

If an income-producing property has multiple tenants, re-leasing expenditures may be more frequent than in the case of a property with fewer tenants, thereby reducing the cash flow generated by the multi-tenanted property. Multi-tenanted properties may also experience higher continuing vacancy rates and greater volatility in rental income and expenses.

Property Value May Be Adversely Affected Even When Current Operating Income Is Not

Various factors may affect the value of multifamily and commercial properties without affecting their current net operating income, including:

●	changes in interest rates;
●	the availability of refinancing sources;
●	changes in governmental regulations, licensing or fiscal policy;
●	changes in zoning or tax laws; and
●	potential environmental or other legal liabilities.

Property Management May Affect Property Operations and Value

The operation of an income-producing property will depend upon the property manager’s performance and viability. The property manager generally is responsible for:

●	responding to changes in the local market;
●	planning and implementing the rental structure, including staggering durations of leases and establishing levels of rent payments;
●	operating the property and providing building services;
●	managing operating expenses; and
●	ensuring that maintenance and capital improvements are carried out in a timely fashion.

Income-producing properties that derive revenues primarily from short-term rental commitments, such as hospitality or self storage properties, generally require more intensive management than properties leased to tenants under long-term leases.

By controlling costs, providing appropriate and efficient services to tenants and maintaining improvements in good condition, a property manager can—

●	maintain or improve occupancy rates, business and cash flow,
●	reduce operating and repair costs, and
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●	preserve building value.

On the other hand, management errors can, in some cases, impair the long term viability of an income-producing property.

Certain of the mortgaged properties will be managed by affiliates of the related borrower or by the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of one or more of the following: an event of default, a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

We make no representation or warranty as to the skills of any present or future managers. Additionally, we cannot assure you that the property managers will be in a financial condition to fulfill their management responsibilities throughout the terms of their respective management agreements. Further, certain individuals involved in the management or general business development at certain mortgaged properties may engage in unlawful activities or otherwise exhibit poor business judgment that adversely affect operations and ultimately cash flow at such properties.

Maintaining a Property in Good Condition Is Expensive

The owner may be required to expend a substantial amount to maintain, renovate or refurbish a commercial or multifamily property. Failure to do so may materially impair the property’s ability to generate cash flow. The effects of poor construction quality will increase over time in the form of increased maintenance and capital improvements. Even superior construction will deteriorate over time if management does not schedule and perform adequate maintenance in a timely fashion. There can be no assurance that an income-producing property will generate sufficient cash flow to cover the increased costs of maintenance and capital improvements in addition to paying debt service on the mortgage loan(s) that may encumber that property.

Competition Will Adversely Affect the Profitability and Value of an Income-Producing Property

Some income-producing properties are located in highly competitive areas. Comparable income-producing properties located in the same area compete on the basis of a number of factors including:

●	rental rates;
●	location;
●	type of business or services and amenities offered; and
●	nature and condition of the particular property.

The profitability and value of an income-producing property may be adversely affected by a comparable property that:

●	offers lower rents;
●	has lower operating costs;
●	offers a more favorable location; or
●	offers better facilities.

Costs of renovating, refurbishing or expanding an income-producing property in order to remain competitive can be substantial.

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Commercial, Multifamily and Manufactured Housing Community Lending Is Dependent on Net Operating Income; Information May Be Limited or Uncertain

The mortgage loans are secured by various income-producing commercial, multifamily and manufactured housing community properties. The repayment of a commercial, multifamily or manufactured housing community mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial, multifamily or manufactured housing community property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the commercial, multifamily or manufactured housing community mortgage loan at any given time.

For certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available, prospective investors should review Annex A to this prospectus. Certain mortgage loans are secured in whole or in part by mortgaged properties that have no prior operating history available or otherwise lack historical financial figures and information. A mortgaged property may lack prior operating history or historical financial information for various reasons including because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. Although the underwritten net cash flows and underwritten net operating income for mortgaged properties are derived principally from current rent rolls or tenant leases, underwritten net cash flows may also, in some cases, be based on (i) leases (or letters of intent) that are not yet in place (and may still be under negotiation), (ii) tenants that may have signed a lease (or letter of intent) or a lease amendment expanding the leased space, but are not yet in occupancy and/or are not yet paying rent, (iii) tenants that are leasing on a month-to-month basis and have the right to terminate their leases on a monthly basis, and/or (iv) historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. However, we cannot assure you that such tenants will execute leases (or letters of intent) or expand their space or, in any event, that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

See “—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions” below and “Description of the Mortgage Pool—Additional Mortgage Loan Information”. See also “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” for a discussion of factors that could adversely affect the net operating income and property value of commercial mortgaged properties.

Any Analysis of the Value or Income Producing Ability of a Commercial or Multifamily Property Is Highly Subjective and Subject to Error

Mortgage loans secured by liens on income-producing properties are substantially different from mortgage loans made on the security of owner-occupied single-family homes. The repayment of a loan secured by a lien on an income-producing property is typically dependent upon—

●	the successful operation of the property, and
●	its ability to generate income sufficient to make payments on the loan.

This is particularly true because most or all of the mortgage loans underlying the offered certificates will be non-recourse loans.

The debt service coverage ratio of a multifamily or commercial mortgage loan is an important measure of the likelihood of default on the loan. In general, the debt service coverage ratio of a multifamily or commercial mortgage loan at any given time is the ratio of—

●	the amount of income derived or expected to be derived from the related real property collateral for a twelve-month period that is available to pay debt service on the subject mortgage loan, to
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●	the annualized payments of principal and/or interest on the subject mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral.

The amount described in the first bullet point of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. A more detailed discussion of its calculation is provided under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

The cash flow generated by a multifamily or commercial property will generally fluctuate over time and may or may not be sufficient to—

●	make the loan payments on the related mortgage loan,
●	cover operating expenses, and
●	fund capital improvements at any given time.

Operating revenues of a nonowner occupied, income-producing property may be affected by the condition of the applicable real estate market and/or area economy. Properties leased, occupied or used on a short-term basis, such as—

●	some health care-related facilities,
●	hotels and motels,
●	recreational vehicle parks, and
●	mini-warehouse and self storage facilities,

tend to be affected more rapidly by changes in market or business conditions than do properties typically leased for longer periods, such as—

●	warehouses,
●	retail stores,
●	office buildings, and
●	industrial facilities.

Some commercial properties may be owner-occupied or leased to a small number of tenants. Accordingly, the operating revenues may depend substantially on the financial condition of the borrower or one or a few tenants. Mortgage loans secured by liens on owner-occupied and single tenant properties may pose a greater likelihood of default and loss than loans secured by liens on multifamily properties or on multi-tenant commercial properties.

Increases in property operating expenses can increase the likelihood of a borrower default on a multifamily or commercial mortgage loan secured by the property. Increases in property operating expenses may result from:

●	increases in energy costs and labor costs;
●	increases in interest rates and real estate tax rates; and
●	changes in governmental rules, regulations and fiscal policies.

Some net leases of commercial properties may provide that the lessee, rather than the borrower/ landlord, is responsible for payment of operating expenses. However, a net lease will result in stable net operating income to

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the borrower/landlord only if the lessee is able to pay the increased operating expense while also continuing to make rent payments.

Lenders also look to the loan-to-value ratio of a mortgage loan as a factor in evaluating the likelihood of loss if a property is liquidated following a default. In general, the loan-to-value ratio of a multifamily or commercial mortgage loan at any given time is the ratio, expressed as a percentage, of—

●	the then outstanding principal balance of the mortgage loan and any other senior and/or pari passu loans that are secured by the related real property collateral, to
●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

A low loan-to-value ratio means the borrower has a large amount of its own equity in the multifamily or commercial property that secures its loan. In these circumstances—

●	the borrower has a greater incentive to perform under the terms of the related mortgage loan in order to protect that equity, and
●	the lender has greater protection against loss on liquidation following a borrower default.

However, loan-to-value ratios are not necessarily an accurate measure of the likelihood of liquidation loss in a pool of multifamily and commercial mortgage loans. For example, the value of a multifamily or commercial property as of the date of initial issuance of the offered certificates may be less than the estimated value determined at loan origination. The value of any real property, in particular a multifamily or commercial property, will likely fluctuate from time to time. Moreover, even a current appraisal is not necessarily a reliable estimate of value. Appraised values of income-producing properties are generally based on—

●	the market comparison method, which takes into account the recent resale value of comparable properties at the date of the appraisal;
●	the cost replacement method, which takes into account the cost of replacing the property at the date of the appraisal;
●	the income capitalization method, which takes into account the property’s projected net cash flow; or
●	a selection from the values derived from the foregoing methods.

Each of these appraisal methods presents analytical difficulties. For example—

●	it is often difficult to find truly comparable properties that have recently been sold;
●	the replacement cost of a property may have little to do with its current market value; and
●	income capitalization is inherently based on inexact projections of income and expense and the selection of an appropriate capitalization rate and discount rate.

If more than one appraisal method is used and significantly different results are produced, an accurate determination of value and, correspondingly, a reliable analysis of the likelihood of default and loss, is even more difficult.

The value of a multifamily or commercial property will be affected by property performance. As a result, if a multifamily or commercial mortgage loan defaults because the income generated by the related property is insufficient to pay operating costs and expenses as well as debt service, then the value of the property will decline and a liquidation loss may occur.

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See “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above.

Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;
●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;
●	a significant tenant were to become a debtor in a bankruptcy case;
●	rental payments could not be collected for any other reason; or
●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, tenants under certain leases included in the underwritten net cash flow, underwritten net operating income and/or occupancy may nonetheless be in financial distress, may be in danger of closing (or being closed by its parent) or may have filed for bankruptcy. Certain tenants at the mortgaged properties may be part of a chain that is in financial distress as a whole, or the tenant’s parent company has implemented or has expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs. In addition, certain anchor tenants or shadow anchor tenants may be in financial distress or may be experiencing adverse business conditions, which would have a negative effect on the operations of tenants at the mortgaged properties. Furthermore, commercial tenants having multiple leases may experience adverse business conditions that result in their deciding to close under-performing stores, which may involve a tenant at one of the mortgaged properties.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

Certain tenants may be subject to special license requirements or regulatory requirements, and may not have the right to operate if such licenses are revoked or such requirements are not satisfied.

In addition, certain of the mortgage loans may have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

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A Tenant Concentration May Result in Increased Losses

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In these cases, business issues for a particular tenant could have a disproportionately large impact on the pool of mortgage loans and adversely affect distributions to holders of offered certificates. Similarly, an issue with respect to a particular industry could also have a disproportionately large impact on the pool of mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks; Risks Related to Master Leases

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged

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properties. Under the Bankruptcy Code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants so file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Sale-Leaseback Transactions Have Special Risks

Certain mortgaged properties were each the subject of a sale-leaseback transaction in connection with the acquisition of such property (or a portion of such property) by the related borrower or following such acquisition, including the Kewaunee Scientific mortgaged property (2.4%). Each of these mortgaged properties (or a portion thereof) are leased to a tenant, who is the former owner of the mortgaged property or portion thereof, pursuant to a lease. We cannot assure you that any of these tenants will not file for bankruptcy protection.

A bankruptcy with respect to a tenant in a sale-leaseback transaction could result in the related lease being recharacterized as a loan from the borrower to the tenant. If the lease were recharacterized as a loan, the lease would be a deemed loan and the tenant would gain a number of potential benefits in a bankruptcy case. The tenant could retain possession of the mortgaged property during the pendency of its bankruptcy case without having to comply with the ongoing post-petition rent requirements of section 365(d)(3) of the Bankruptcy Code, which requires a tenant to start paying rent within 60 days following the commencement of its bankruptcy case, while deciding whether to assume or reject a lease of nonresidential real property. The tenant desiring to remain in possession of the mortgaged property would not have to assume the lease within 210 days following the commencement of its bankruptcy case pursuant to section 365(d)(4) of the Bankruptcy Code or comply with the conditions precedent to assumption, including curing all defaults, compensating for damages and giving adequate assurance of future performance. To the extent the deemed loan is under-secured, the tenant would be able to limit the secured claim to the then-current value of the mortgaged property and treat the balance as a general unsecured claim. The tenant also might assert that the entire claim on the deemed loan is an unsecured claim. In Liona Corp., Inc. v. PCH Associates (In re PCH Associates), 949 F.2d 585 (2d Cir. 1991), the court considered the effect of recharacterizing a sale-leaseback transaction as a financing rather than a true lease. The court held that the landlord’s record title to the leased property should be treated as an equitable mortgage securing the deemed loan. Under the reasoning of that case, if a lease were recharacterized as a loan, the related borrower would have a claim against the tenant secured by an equitable mortgage. That secured claim has been collaterally assigned to the mortgagees. However, the legal authority considering the effects of such a recharacterization is limited, and we cannot assure you that a bankruptcy court would follow the reasoning of the PCH Associates case.

There is also a risk that a tenant that files for bankruptcy protection may reject the related lease. Pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

It is likely that each lease constitutes an “unexpired lease” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of a borrower to exercise certain contractual remedies with respect to a lease. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor in possession may, subject to approval of the court, (a) assume an unexpired lease and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of a tenant, if the lease were to be assumed, the trustee in bankruptcy on behalf of the tenant, or the tenant as debtor in possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the related borrower for its losses and provide such borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the borrower may be forced to

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continue under the lease with a tenant that is a poor credit risk or an unfamiliar tenant if the lease was assigned (if applicable state law does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If the lease is rejected, such rejection generally constitutes a breach of the lease immediately before the date of the filing of the petition. As a consequence, the borrower would have only an unsecured claim against the tenant for damages resulting from such breach, which could adversely affect the security for the offered certificates.

Furthermore, there is likely to be a period of time between the date upon which a tenant files a bankruptcy petition and the date upon which the lease is assumed or rejected. Although the tenant is obligated to make all lease payments within 60 days following the commencement of the bankruptcy case, there is a risk that such payments will not be made due to the tenant’s poor financial condition. If the lease is rejected, the lessor will be treated as an unsecured creditor with respect to its claim for damages for termination of the lease and the borrower must re-let the mortgaged property before the flow of lease payments will recommence. In addition, pursuant to section 502(b)(6) of the Bankruptcy Code, a lessor’s damages for lease rejection are limited to the amount owed for the unpaid rent reserved under the lease for the periods prior to the bankruptcy petition (or earlier surrender of the leased premises) which are unrelated to the rejection, plus the greater of one year’s rent or 15% of the remaining rent reserved under the lease (but not to exceed three years’ rent).

As discussed above, bankruptcy courts, in the exercise of their equitable powers, have the authority to recharacterize a lease as a financing. We cannot assure you such recharacterization would not occur with respect to the mortgage loans as to which the related mortgaged properties were the subject of sale-leaseback transactions.

The application of any of these doctrines to any one of the sale-leaseback transactions could result in substantial, direct and material impairment of the rights of the holders of offered certificates.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if such tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower has given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” for information regarding material purchase options, rights of first offer and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space on a date earlier than the lease expiration date shown on Annex A to this prospectus or in rent rolls. Any such vacated space may not be re-let. Furthermore, similar termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan

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documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Startup Companies Have Special Risks

Certain mortgaged properties may have tenants that are startup companies. Startup companies are new companies that are seeking to develop a scalable business model. Startup companies have heightened risks. Many startup companies do not generate positive cash flow, and may in fact experience significant negative cash flow. Startup companies that operate at a loss may experience rapid growth through venture capital investments; however, if the source of funding loses confidence in the business model, or is unwilling or unable to continue funding for other reasons, the startup company may be faced with significant losses and be without a source of funding to continue its business or pay its obligations. Furthermore, valuations based on venture capital investment may rapidly decline. Many startups may produce only a single product or service, and therefore face a binary risk of failure if such product or service does not find market acceptance, meets with competition or is otherwise unsuccessful. Further, startup companies may be run by founders who lack significant business or finance experience. Accordingly, mortgaged properties leased to startup companies face the risk that the tenant may be unable to pay rent under its lease, and may default on its lease, due to the foregoing factors.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties, which may include retail, office and multifamily properties, among others, may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such properties and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and there can be no assurance that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

The Types of Properties That Secure the Mortgage Loans Present Special Risks

General

As discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance” above, the adequacy of an income-producing property as security for a mortgage loan depends in large part on its value and ability to generate net operating income. Set forth below is a discussion of some of the various factors that may affect the value and operations of the properties which secure the mortgage loans.

Office Properties

Factors affecting the value and operation of an office property include:

●	the strength, stability, number and quality of the tenants, particularly significant tenants, at the property;
●	the physical attributes and amenities of the building in relation to competing buildings, including the condition of the HVAC system, parking and the building’s compatibility with current business wiring requirements;
●	whether the area is a desirable business location, including local labor cost and quality, tax environment, including tax benefits, and quality of life issues, such as schools and cultural amenities;
●	the location of the property with respect to the central business district or population centers;
●	demographic trends within the metropolitan area to move away from or towards the central business district;
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●	social trends combined with space management trends, which may change towards options such as telecommuting or hoteling to satisfy space needs;
●	tax incentives offered to businesses or property owners by cities or suburbs adjacent to or near where the building is located;
●	local competitive conditions, such as the supply of office space or the existence or construction of new competitive office buildings;
●	the quality and philosophy of building management;
●	access to mass transportation;
●	accessibility from surrounding highways/streets;
●	changes in zoning laws; and
●	the financial condition of the owner of the property.

With respect to some office properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance that a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

Office properties may be adversely affected by an economic decline in the business operated by their tenants. The risk associated with that economic decline is increased if revenue is dependent on a single tenant or if there is a significant concentration of tenants in a particular business or industry.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces or co-working spaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. In addition, office tenants that operate shared workspaces or co-working spaces may principally generate revenues through the sale of memberships, most of which have short-term commitments. In many cases, the members may terminate their membership agreements at any time upon as little notice as one calendar month. Demand for such memberships may be negatively affected by a number of factors, including geopolitical uncertainty, competition, cybersecurity incidents, decline in the co-working tenant’s reputation and saturation in the markets where the co-working tenant operates. The foregoing factors may subject the related mortgage loan to increased risk of default and loss.

In the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at medical office properties.

Office properties are also subject to competition with other office properties in the same market. Competitive factors affecting an office property include:

●	rental rates;
●	the building’s age, condition and design, including floor sizes and layout;
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●	access to public transportation and availability of parking; and
●	amenities offered to its tenants, including sophisticated building systems, such as fiber optic cables, satellite communications or other base building technological features.

The cost of refitting office space for a new tenant is often higher than for other property types.

The success of an office property also depends on the local economy. Factors influencing a company’s decision to locate in a given area include:

●	the cost and quality of labor;
●	tax incentives; and
●	quality of life considerations, such as schools and cultural amenities.

The strength and stability of the local or regional economy will affect an office property’s ability to attract stable tenants on a consistent basis. A central business district may have a substantially different economy from that of a suburb.

Health Care-Related Properties

Health care-related properties include:

●	hospitals;
●	medical offices;
●	skilled nursing facilities;
●	nursing homes;
●	congregate care facilities; and
●	in some cases, assisted living centers and housing for seniors.

Health care-related facilities, particularly nursing homes, may receive a substantial portion of their revenues from government reimbursement programs, primarily Medicaid and Medicare. Medicaid and Medicare are subject to:

●	statutory and regulatory changes;
●	retroactive rate adjustments;
●	administrative rulings;
●	policy interpretations;
●	delays by fiscal intermediaries; and
●	government funding restrictions.

In addition, nursing facilities and assisted living facilities that are dependent on revenues from other third party payors (other than Medicare and Medicaid), such as private insurers, are also affected by the reimbursement policies of those payors.

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All of the foregoing can adversely affect revenues from the operation of a health care-related facility. Moreover, governmental payors have employed cost-containment measures that limit payments to health care providers. In addition, there are currently under consideration various proposals for national health care relief that could further limit these payments.

Health care-related facilities are subject to significant governmental regulation of the ownership, operation, maintenance and/or financing of those properties. Providers of long-term nursing care and other medical services are highly regulated by federal, state and local law. They are subject to numerous factors which can increase the cost of operation, limit growth and, in extreme cases, require or result in suspension or cessation of operations, including:

●	federal and state licensing requirements;
●	facility inspections;
●	rate setting;
●	disruptions in payments;
●	reimbursement policies;
●	audits, which may result in recoupment of payments made or withholding of payments due;
●	laws relating to the adequacy of medical care, distribution of pharmaceuticals, use of equipment, personnel operating policies and maintenance of and additions to facilities and services;
●	patient care liability claims, including those generated by the recent advent of the use of video surveillance, or “granny cams”, by family members or government prosecutors to monitor care and limited availability and increased costs of insurance; and
●	shortages in staffing, increases in labor costs and labor disputes.

Under applicable federal and state laws and regulations, Medicare and Medicaid reimbursements generally may not be made to any person other than the provider who actually furnished the related material goods and services. Accordingly, in the event of foreclosure on a health care-related facility, neither a lender nor other subsequent lessee or operator of the property would generally be entitled to obtain from federal or state governments any outstanding reimbursement payments relating to services furnished at the property prior to foreclosure. Furthermore, in the event of foreclosure, there can be no assurance that a lender or other purchaser in a foreclosure sale would be entitled to the rights under any required licenses and regulatory approvals. The lender or other purchaser may have to apply in its own right for those licenses and approvals. There can be no assurance that a new license could be obtained or that a new approval would be granted. In addition, there can be no assurance that the facilities will remain licensed and loss of licensure/provider arrangements by a significant number of facilities could have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

With respect to health care-related properties, the regulatory environment has intensified, particularly the long-term care service environment for large, for profit, multi-facility providers. For example, in the past few years, federal prosecutors have utilized the federal false claims act to prosecute nursing facilities that have quality of care deficiencies or reported instances of possible patient abuse and neglect, falsification of records, failure to report adverse events, improper use of restraints, and certain other care issues. Since facilities convicted under the false claims act may be liable for triple damages plus mandatory civil penalties, nursing facilities often settled with the government for a substantial amount of money rather than defending the allegations.

The extensive federal, state and local regulations affecting health care-related facilities include regulations on the financial and other arrangements that facilities enter into during the normal course of business. For example, anti-kickback laws prohibit certain business practices and relationships that might affect the provision and cost of health care services reimbursable under Medicare and Medicaid programs, including the payment or receipt of

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money or anything else of value in return for the referral of patients whose care will be paid by those programs. Sanctions for violations include criminal penalties and civil sanctions, fines and possible exclusion from payor programs. Federal and state governments have used monetary recoveries derived from prosecutions to strengthen their fraud detection and enforcement programs. There can be no assurance that government officials charged with responsibility for enforcing the anti-kickback and/or self-referral laws will not assert that certain arrangements or practices are in violation of such provisions. The operations of a nursing facility or assisted living facility could be adversely affected by the failure of its arrangements to comply with such laws or similar state laws enacted in the future.

Each state also has a Medicaid Fraud Control Unit, which typically operates as a division of the state Attorney General’s Office or equivalent, which conducts criminal and civil investigations into alleged abuse, neglect, mistreatment and/or misappropriation of resident property. In some cases, the allegations may be investigated by the state Attorney General, local authorities and federal and/or state survey agencies. There are Medicaid Fraud Control Unit and state Attorney General investigations pending and, from time to time, threatened against providers, relating to or arising out of allegations of potential resident abuse, neglect or mistreatment.

Further, the nursing facilities and assisted living facilities are likely to compete on a local and regional basis with each other and with other providers who operate similar facilities. They may also compete with providers of long term care services in other settings, such as hospital rehabilitation units or home health agencies or other community-based providers. The formation of managed care networks and integrated delivery systems, as well as increasing government efforts to encourage the use of home and community-based services instead of nursing facility services, could also adversely affect nursing facilities or assisted living facilities if there are incentives that lead to the utilization of other facilities or community-based home care providers, instead of nursing facility or assisted living providers, or if competition drives down prices paid by residents. Some of the competitors of the subject facilities may be better capitalized, may offer services not offered by the facilities, or may be owned by agencies supported by other sources of income or revenue not available to for-profit facilities, such as tax revenues and charitable contributions. The success of a facility also depends upon the number of competing facilities in the local market, as well as upon other factors, such as the facility’s age, appearance, reputation and management, resident and family preferences, referrals by and affiliations with managed care organizations, relationship with other health care providers and other health care networks, the types of services provided and, where applicable, the quality of care and the cost of that care. If the facilities fail to attract patients and residents and compete effectively with other health care providers, their revenues and profitability may decline.

Health care-related facilities are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. Furthermore, transfers of health care-related facilities are subject to regulatory approvals under state, and in some cases federal, law not required for transfers of most other types of commercial properties. Moreover, in certain circumstances, such as when federal or state authorities believe that liquidation may adversely affect the health, safety or welfare of the nursing facility and/or assisted living facility residents, a facility operator may not be allowed to liquidate for an indeterminate period of time. Finally, the receipt of any liquidation proceeds could be delayed by the approval process of any state agency necessary for the transfer of a mortgaged property and even reduced to satisfy governmental obligations of the facility, such as audit recoupments from nursing facilities.

Restaurants and Taverns

Factors affecting the economic viability of individual restaurants, taverns and other establishments that are part of the food and beverage service industry include:

●	competition from facilities having businesses similar to a particular restaurant or tavern;
●	perceptions by prospective customers of safety, convenience, services and attractiveness;
●	the cost, quality and availability of food and beverage products;
●	negative publicity, resulting from instances of food contamination, food-borne illness and similar events;
●	changes in demographics, consumer habits and traffic patterns;
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●	the ability to provide or contract for capable management; and
●	retroactive changes to building codes, similar ordinances and other legal requirements.

Adverse economic conditions, whether local, regional or national, may limit the amount that may be charged for food and beverages and the extent to which potential customers dine out. Because of the nature of the business, restaurants and taverns tend to respond to adverse economic conditions more quickly than do many other types of commercial properties. Furthermore, the transferability of any operating, liquor and other licenses to an entity acquiring a bar or restaurant, either through purchase or foreclosure, is subject to local law requirements.

The food and beverage service industry is highly competitive. The principal means of competition are—

●	market segment,
●	product,
●	price,
●	value,
●	quality,
●	service,
●	convenience,
●	location, and
●	the nature and condition of the restaurant facility.

A restaurant or tavern operator competes with the operators of comparable establishments in the area in which its restaurant or tavern is located. Other restaurants could have—

●	lower operating costs,
●	more favorable locations,
●	more effective marketing,
●	more efficient operations, or
●	better facilities.

The location and condition of a particular restaurant or tavern will affect the number of customers and, to an extent, the prices that may be charged. The characteristics of an area or neighborhood in which a restaurant or tavern is located may change over time or in relation to competing facilities. Also, the cleanliness and maintenance at a restaurant or tavern will affect its appeal to customers. In the case of a regionally- or nationally-known chain restaurant, there may be costly expenditures for renovation, refurbishment or expansion, regardless of its condition.

Factors affecting the success of a regionally- or nationally-known chain restaurant include:

●	actions and omissions of any franchisor, including management practices that—

1.       adversely affect the nature of the business, or

2.       require renovation, refurbishment, expansion or other expenditures;

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●	the degree of support provided or arranged by the franchisor, including its franchisee organizations and third-party providers of products or services; and
●	the bankruptcy or business discontinuation of the franchisor or any of its franchisee organizations or third-party providers.

Retail Properties

The term “retail property” encompasses a broad range of properties at which businesses sell consumer goods and other products and provide various entertainment, recreational or personal services to the general public. Some examples of retail properties include—

●	shopping centers,
●	factory outlet centers,
●	malls,
●	automotive sales and service centers,
●	consumer oriented businesses,
●	department stores,
●	grocery stores,
●	convenience stores,
●	specialty shops,
●	gas stations,
●	movie theaters,
●	fitness centers,
●	bowling alleys,
●	salons, and
●	dry cleaners.

A number of factors may affect the value and operation of a retail property. Some of these factors include:

●	the strength, stability, number and quality of the tenants;
●	tenants’ sales;
●	tenant mix;
●	whether the property is in a desirable location;
●	the physical condition and amenities of the building in relation to competing buildings;
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●	whether a retail property is anchored, shadow anchored or unanchored and, if anchored or shadow anchored, the strength, stability, quality and continuous occupancy of the anchor tenant or the shadow anchor, as the case may be; and
●	the financial condition of the owner of the property.

Unless owner occupied, retail properties generally derive all or a substantial percentage of their income from lease payments from commercial tenants. Therefore, it is important for the owner of a retail property to attract and keep tenants, particularly significant tenants, that are able to meet their lease obligations. In order to attract tenants, the owner of a retail property may be required to—

●	lower rents,
●	grant a potential tenant a free rent or reduced rent period,
●	improve the condition of the property generally, or
●	make at its own expense, or grant a rent abatement to cover, tenant improvements for a potential tenant.

A prospective tenant will also be interested in the number and type of customers that it will be able to attract at a particular retail property. The ability of a tenant at a particular retail property to attract customers will be affected by a number of factors related to the property and the surrounding area, including:

●	competition from other retail properties;
●	perceptions regarding the safety, convenience and attractiveness of the property;
●	perceptions regarding the safety of the surrounding area;
●	demographics of the surrounding area;
●	the strength and stability of the local, regional and national economies;
●	traffic patterns and access to major thoroughfares;
●	the visibility of the property;
●	availability of parking;
●	the particular mixture of the goods and services offered at the property;
●	customer tastes, preferences and spending patterns; and
●	the drawing power of other tenants.

The success of a retail property is often dependent on the success of its tenants’ businesses. A significant component of the total rent paid by tenants of retail properties is often tied to a percentage of gross sales or revenues. Declines in sales or revenues of the tenants will likely cause a corresponding decline in percentage rents and/or impair the tenants’ ability to pay their rent or other occupancy costs. A default by a tenant under its lease could result in delays and costs in enforcing the landlord’s rights. Retail properties would be directly and adversely affected by a decline in the local economy and reduced consumer spending.

Repayment of a mortgage loan secured by a retail property will be affected by the expiration of space leases at the property and the ability of the borrower to renew or relet the space on comparable terms. Even if vacant space is successfully relet, the costs associated with reletting, including tenant improvements, leasing commissions and free rent, may be substantial and could reduce cash flow from a retail property.

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With respect to some retail properties, one or more tenants may have the option, at any time or after the expiration of a specified period, to terminate their leases at the subject property. In many cases, the tenant is required to provide notice and/or pay penalties in connection with the exercise of its termination option. Generally, the full rental income generated by the related leases will be taken into account in the underwriting of the related underlying mortgage loan. Notwithstanding any disincentives with respect to a termination option, there can be no assurance a tenant will not exercise such an option, especially if the rent paid by that tenant is in excess of market rent. In such event, there may be a decrease in the cash flow generated by such mortgaged properties and available to make payments on the related offered certificates.

The presence or absence of an anchor tenant in a multi-tenanted retail property can be important. Anchor tenants play a key role in generating customer traffic and making the center desirable for other tenants. Retail properties that are anchored have traditionally been perceived as less risky than unanchored properties. As to any given retail property, an anchor tenant is generally understood to be a nationally or regionally recognized tenant whose space is, in general, materially larger in size than the space occupied by other tenants at the same retail property and is important in attracting customers to the retail property. Retail properties that have anchor tenant-owned stores often have reciprocal easement and operating agreements between the property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent.

Certain tenant estoppels will have been obtained from anchor and certain other tenants in connection with the origination of the mortgage loans that identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and operating agreement. Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or reciprocal easement and operating agreement by the tenant or to litigation against the related borrower. We cannot assure you that these tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with tenants.

A retail property may also benefit from a shadow anchor. A shadow anchor is a store or business that satisfies the criteria for an anchor store or business, but which may be located at an adjoining property or on a portion of the subject retail property that is not collateral for the related mortgage loan. A shadow anchor may own the space it occupies. In those cases where the property owner does not control the space occupied by the anchor store or business, the property owner may not be able to take actions with respect to the space that it otherwise typically would, such as granting concessions to retain an anchor tenant or removing an ineffective anchor tenant.

In some cases, an anchor tenant or a shadow anchor may cease to operate at the property, thereby leaving its space unoccupied even though it continues to pay rent on or even own the vacant space. If an anchor tenant or a shadow anchor ceases operations at a retail property or if its sales do not reach a specified threshold, other tenants at the property may be entitled to terminate their leases prior to the scheduled expiration date or to pay rent at a reduced rate for the remaining term of the lease.

Accordingly, the following factors, among others, will adversely affect the economic performance of an anchored retail property, including:

●	an anchor tenant’s failure to renew its lease;
●	termination of an anchor tenant’s lease;
●	the bankruptcy or economic decline of an anchor tenant or a shadow anchor;
●	the cessation of the business of a self-owned anchor or of an anchor tenant, notwithstanding its continued ownership of the previously occupied space or its continued payment of rent, as the case may be; or
●	a loss of an anchor tenant’s or shadow anchor’s ability to attract shoppers.
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Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues.

Retail properties may also face competition from sources outside a given real estate market or with lower operating costs. For example, all of the following compete with more traditional department stores and specialty shops for consumer dollars:

●	factory outlet centers;
●	discount shopping centers and clubs;
●	catalogue retailers;
●	home shopping networks and programs;
●	internet web sites and electronic media shopping; and
●	telemarketing.

Similarly, home movie rentals and pay-per-view movies provide alternate sources of entertainment to movie theaters. Continued growth of these alternative retail outlets and entertainment sources, which are often characterized by lower operating costs, could adversely affect the rents collectible at retail properties.

Gas stations, automotive sales and service centers and dry cleaners also pose unique environmental risks because of the nature of their businesses and the types of products used or sold in those businesses.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

Warehouse, Mini-Warehouse and Self Storage Facilities

Warehouse, mini-warehouse and self storage properties are considered vulnerable to competition because both acquisition costs and break-even occupancy are relatively low. Depending on their location, mini-warehouses and self storage facilities tend to be adversely affected more quickly by a general economic downturn than other types of commercial properties. In addition, it would require substantial capital expenditures to convert a warehouse, mini-warehouse or self storage property to an alternative use. This will materially impair the liquidation value of the property if its operation for storage purposes becomes unprofitable due to decreased demand, competition, age of improvements or other factors.

Successful operation of a warehouse, mini-warehouse or self storage property depends on—

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●	building design,
●	location and visibility,
●	tenant privacy,
●	efficient access to the property,
●	proximity to potential users, including apartment complexes or commercial users,
●	services provided at the property, such as security,
●	age and appearance of the improvements, and
●	quality of management.

In addition, it is difficult to assess the environmental risks posed by warehouse, mini-warehouse and self storage properties due to tenant privacy restrictions, tenant anonymity and unsupervised access to such facilities. Therefore, these facilities may pose additional environmental risks to investors. Environmental site assessments performed with respect to warehouse, mini-warehouse and self storage properties would not include an inspection of the contents of the facilities. Therefore, it would not be possible to provide assurance that any of the units included in these kinds of facilities are free from hazardous substances or other pollutants or contaminants.

A self storage property may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent.

Multifamily Rental Properties

In addition to the factors discussed under “—Repayment of a Commercial or Multifamily Mortgage Loan Depends Upon the Performance and Value of the Underlying Real Property, Which May Decline Over Time, and the Related Borrower’s Ability to Refinance the Property, of Which There Is No Assurance”, factors affecting the value and operation of a multifamily rental property include:

●	the physical attributes of the property, such as its age, appearance, amenities and construction quality, in relation to competing buildings;
●	the types of services or amenities offered at the property;
●	the location of the property;
●	distance from employment centers and shopping areas;
●	the characteristics of the surrounding neighborhood, which may change over time;
●	the rents charged for dwelling units at the property relative to the rents charged for comparable units at competing properties;
●	the ability of management to provide adequate maintenance and insurance;
●	the property’s reputation;
●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;
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●	the existence or construction of competing or alternative residential properties in the local market, including other apartment buildings and complexes, manufactured housing communities, mobile home parks and single-family housing;
●	compliance with and continuance of any government housing rental subsidy programs and/or low income housing tax credit or incentive programs from which the property receives benefits;
●	the ability of management to respond to competition;
●	the tenant mix and whether the property is primarily occupied by workers from a particular company or type of business, personnel from a local military base or students;
●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, closures of the related college or university due to the COVID-19 pandemic, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of or ongoing social distancing measures that may be instituted by colleges and universities due to the COVID-19 pandemic;
●	adverse local, regional or national economic conditions, which may limit the amount that may be charged for rents and may result in a reduction in timely rent payments or a reduction in occupancy levels;
●	local factory or other large employer closings;
●	state and local regulations, which may affect the property owner’s ability to evict tenants or to increase rent to the market rent for an equivalent apartment;
●	the extent to which the property is subject to land use restrictive covenants or contractual covenants that require that units be rented to low income tenants;
●	the extent to which the cost of operating the property, including the cost of utilities and the cost of required capital expenditures, may increase;
●	whether the property is subject to any age restrictions on tenants;
●	the extent to which increases in operating costs may be passed through to tenants; and
●	the financial condition of the owner of the property.

Because units in a multifamily rental property are leased to individuals, usually for no more than a year, the property is likely to respond relatively quickly to a downturn in the local economy or to the closing of a major employer in the area.

In addition, multifamily rental properties are typically in markets that, in general, are characterized by low barriers to entry. Thus, a particular multifamily rental property market with historically low vacancies could experience substantial new construction and a resultant oversupply of rental units within a relatively short period of time. Since apartments within a multifamily rental property are typically leased on a short-term basis, the tenants residing at a particular property may easily move to alternative multifamily rental properties with more desirable amenities or locations or to single family housing.

Some states regulate the relationship between an owner and its tenants at a multifamily rental property. Among other things, these states may—

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●	require written leases;
●	require good cause for eviction;
●	require disclosure of fees;
●	prohibit unreasonable rules;
●	prohibit retaliatory evictions;
●	prohibit restrictions on a resident’s choice of unit vendors;
●	limit the bases on which a landlord may increase rent; or
●	prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

Apartment building owners have been the subject of suits under state Unfair and Deceptive Practices Acts and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices.

Some counties and municipalities also impose rent control and/or rent stabilization regulations on apartment buildings. These regulations may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
●	increases determined through mediation or binding arbitration.

Some counties and municipalities may subsequently impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

We cannot assure you that the rent stabilization laws or regulations will not cause a reduction in rental income or the appraised value of mortgage real properties. If rents are reduced, we cannot assure you that any such mortgaged real property will be able to generate sufficient cash flow to satisfy debt service payments and operating expenses.

In many cases, the rent control or rent stabilization laws do not provide for decontrol of rental rates upon vacancy of individual units. Any limitations on a landlord’s ability to raise rents at a multifamily rental property may impair the landlord’s ability to repay a mortgage loan secured by the property or to meet operating costs.

Some multifamily rental properties are subject to land use restrictive covenants or contractual covenants in favor of federal or state housing agencies. These covenants generally require that a minimum number or percentage of units be rented to tenants who have incomes that are substantially lower than median incomes in the area or region. These covenants may limit the potential rental rates that may be charged at a multifamily rental property, the potential tenant base for the property or both. An owner may subject a multifamily rental property to these covenants in exchange for tax credits or rent subsidies. When the credits or subsidies cease, net operating income will decline. In addition, the differences in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence.

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As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of the property. Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project.

Hospitality Properties

Hospitality properties may involve different types of hotels and motels, including:

●	full service hotels;
●	resort hotels with many amenities;
●	limited service hotels;
●	hotels and motels associated with national or regional franchise chains;
●	hotels that are not affiliated with any franchise chain but may have their own brand identity; and
●	other lodging facilities.

Factors affecting the value, operation and economic performance of a hospitality property include:

●	the location of the property and its proximity to major population centers or attractions;
●	the seasonal nature of business at the property;
●	the level of room rates relative to those charged by competitors;
●	quality and perception of the franchise affiliation;
●	lack of a franchise affiliation or the loss of a franchise affiliation or a deterioration in the reputation of a franchise;
●	whether management contracts or franchise agreements are renewed or extended upon expiration;
●	the quality of hospitality property management;
●	ability to convert to alternative uses which may not be readily made;
●	economic conditions, either local, regional or national, which may limit the amount that can be charged for a room and may result in a reduction in occupancy levels;
●	the existence or construction of competing hospitality properties;
●	nature and quality of the services and facilities;
●	financial strength and capabilities of the owner and operator;
●	the need for continuing expenditures for modernizing, refurbishing and maintaining existing facilities;
●	increases in operating costs, which may not be offset by increased room rates;
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●	the property’s dependence on business and commercial travelers and tourism;
●	changes in travel patterns caused by changes in access, energy prices, labor strikes, relocation of highways, the reconstruction of additional highways or other factors; and
●	changes in travel patterns caused by perceptions of travel safety, which perceptions can be significantly and adversely influenced by terrorist acts and foreign conflict as well as apprehension regarding the possibility of such acts or conflicts.

Because limited-service hotels and motels are relatively quick and inexpensive to construct and may quickly reflect a positive value, an over-building of these hotels and motels could occur in any given region, which would likely adversely affect occupancy and daily room rates. Further, because rooms at hospitality properties are generally rented for short periods of time, hospitality properties tend to be more sensitive to adverse economic conditions and competition than many other types of commercial properties. Additionally, the revenues of some hospitality properties, particularly those located in regions whose economies depend upon tourism, may be highly seasonal in nature and/or may be adversely affected by prolonged unfavorable weather conditions.

Hospitality properties may be operated under franchise agreements. The continuation of a franchise is typically subject to specified operating standards and other terms and conditions. The franchisor periodically inspects its licensed properties to confirm adherence to its operating standards. The failure of the hospitality property to maintain those standards or adhere to those other terms and conditions could result in the loss or cancellation of the franchise license. It is possible that the franchisor could condition the continuation of a franchise license on the completion of capital improvements or the making of capital expenditures that the owner of the hospitality property determines are too expensive or are otherwise unwarranted in light of the operating results or prospects of the property. In that event, the owner of the hospitality property may elect to allow the franchise license to lapse. In any case, if the franchise is terminated, the owner of the hospitality property may seek to obtain a suitable replacement franchise, which may be at significantly higher fees than the previous franchise, or to operate property independently of a franchise license. The loss of a franchise license could have a material adverse effect upon the operations or value of the hospitality property because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor.

The viability of any hospitality property that is a franchise of a national or a regional hotel or motel chain is dependent upon:

●	the continued existence and financial strength of the franchisor;
●	the public perception of the franchise service mark; and
●	the duration of the franchise licensing agreement.

The transferability of franchise license agreements may be restricted. The consent of the franchisor would be required for the continued use of the franchise license by the hospitality property following a foreclosure. Conversely, a lender may be unable to remove a franchisor that it desires to replace following a foreclosure. Additionally, any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager will generally not be enforceable.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights,

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proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment and sports complexes that include restaurants, theaters, lounges, bars, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants, theaters, lounges, bars and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s, lounge’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants, theaters, lounges or bars will maintain their current level of popularity or perception in the market. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

In the event of a foreclosure on a hospitality property, the lender or other purchaser of the hospitality property may not be entitled to the rights under any associated operating, liquor and other licenses. That party would be required to apply in its own right for new operating, liquor and other licenses. There can be no assurance that a new license could be obtained or that it could be obtained promptly. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from that property or on its occupancy rate.

In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with a significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

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Industrial Properties

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment and/or by a general slowdown in the economy. In addition, an industrial property that suited the particular needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Also, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property.

The value and operation of an industrial property depends on:

●	location of the property, the desirability of which in a particular instance may depend on—
1.	availability of labor services,
2.	proximity to supply sources and customers, and
3.	accessibility to various modes of transportation and shipping, including railways, roadways, airline terminals and ports;
●	building design of the property, the desirability of which in a particular instance may depend on—
1.	ceiling heights,
2.	column spacing,
3.	number and depth of loading bays,
4.	divisibility,
5.	floor loading capacities,
6.	truck turning radius,
7.	overall functionality, and
8.	adaptability of the property, because industrial tenants often need space that is acceptable for highly specialized activities; and
●	the quality and creditworthiness of individual tenants, because industrial properties frequently have higher tenant concentrations.

Industrial properties are generally special purpose properties that could not be readily converted to general residential, retail or office use. This will adversely affect their liquidation value. In addition, properties used for many industrial purposes are more prone to environmental concerns than other property types. Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses.

Mixed Use Properties

Certain properties are mixed use properties. Each such mortgaged property is subject to the risks relating to the applicable property types as described in “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—Retail Properties” and “—Multifamily Rental Properties”. See Annex A for the 5 largest tenants (by net rentable square footage leased) at each mixed use property. A mixed use

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property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types—Mixed Use Properties”.

Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks

Manufactured housing communities and mobile home parks consist of land that is divided into “spaces” or “home sites” that are primarily leased to owners of the individual mobile homes or other housing units. The homeowner often invests in site-specific improvements such as carports, steps, fencing, skirts around the base of the home, and landscaping. The land owner typically provides private roads within the park, common facilities and, in many cases, utilities. In general, the individual mobile homes and other housing units will not constitute material collateral for a mortgage loan underlying the offered certificates.

Recreational vehicle parks lease spaces primarily or exclusively for motor homes, travel trailers and portable truck campers, primarily designed for recreational, camping or travel use. Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties. In general, parks that lease recreational vehicle spaces may be viewed as having a less stable tenant population than parks occupied predominantly by mobile homes.

Factors affecting the successful operation of a manufactured housing community, mobile home park or recreational vehicle park include—

●	location of the manufactured housing community property;
●	the ability of management to provide adequate maintenance and insurance;
●	the number of comparable competing properties in the local market;
●	the age, appearance, condition and reputation of the property;
●	whether the property is subject to any age restrictions on tenants;
●	the quality of management; and
●	the types of facilities and services it provides.

Manufactured housing communities and mobile home parks also compete against alternative forms of residential housing, including—

●	multifamily rental properties,
●	cooperatively-owned apartment buildings,
●	condominium complexes, and
●	single-family residential developments.

Recreational vehicle parks also compete against alternative forms of recreation and short-term lodging, such as staying at a hotel at the beach.

Manufactured housing communities, mobile home parks and recreational vehicle parks have few improvements (which are highly specialized) and are “special purpose” properties that could not be readily converted to general residential, retail or office use. This will adversely affect the liquidation value of the property if its operation as a

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manufactured housing community, mobile home park or recreational vehicle park, as the case may be, becomes unprofitable due to competition, age of the improvements or other factors.

Moreover, manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

Some states regulate the relationship of an owner of a manufactured housing community or mobile home park and its tenants in a manner similar to the way they regulate the relationship between a landlord and tenant at a multifamily rental property. In addition, some states also regulate changes in the use of a manufactured housing community or mobile home park and require that the owner give written notice to its tenants a substantial period of time prior to the projected change.

In addition to state regulation of the landlord-tenant relationship, numerous counties and municipalities impose rent control and/or rent stabilization on manufactured housing communities and mobile home parks. These ordinances may limit rent increases to—

●	fixed percentages,
●	percentages of increases in the consumer price index,
●	increases set or approved by a governmental agency, or
●	increases determined through mediation or binding arbitration.

In many cases, the rent control or rent stabilization laws either do not permit vacancy decontrol or permit vacancy decontrol only in the relatively rare event that the mobile home or manufactured housing unit is removed from the homesite. Local authority to impose rent control or rent stabilization on manufactured housing communities and mobile home parks is pre-empted by state law in some states and rent control or rent stabilization is not imposed at the state level in those states. In some states, however, local rent control and/or rent stabilization ordinances are not pre-empted for tenants having short-term or month-to-month leases, and properties there may be subject to various forms of rent control or rent stabilization with respect to those tenants.

In addition, some manufactured housing community properties may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community property.

Charitable Organizations and Other Non-Profit Tenants

Charitable organizations and other non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. The extent of those donations is dependent on the extent to which individuals are prepared to make donations, which is influenced by a variety of social, political and economic factors, and whether the governmental grants and subsidies will continue with respect to any such institution. Donations may be adversely affected by economic conditions, whether local, regional or national. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that a borrower leasing to a charitable organization or other non-profit tenant will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay.

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Churches and Other Religious Facilities

Churches and other religious facilities generally depend on charitable donations to meet expenses and pay for maintenance and capital expenditures. The extent of those donations is dependent on the attendance at any particular religious facility and the extent to which attendees are prepared to make donations, which is influenced by a variety of social, political and economic factors. Donations may be adversely affected by economic conditions, whether local, regional or national. Religious facilities are often located in special purpose properties that are not readily convertible to alternative uses. This will adversely affect their liquidation value.

Private Schools and Other Cultural and Educational Institutions

The cash flows generated from private schools and other cultural and educational institutions are generally dependent on student enrollment or other attendance and the ability of such students or attendees to pay tuition and related fees, which, in some cases, is dependent on the ability to obtain financial aid or loans. Enrollment and/or attendance at a private school or cultural and educational institution may decrease due to, among other factors:

●	changing local demographics;
●	competition from other schools or cultural and educational institutions;
●	increases in tuition and/or reductions in availability of student loans, government grants or scholarships; and
●	reductions in education spending as a result of changes in economic conditions in the area of the school or cultural and educational institution; and poor performance by teachers, administrative staff or students; or mismanagement at the private school or cultural and educational institution.

Loss of accreditation and consequent loss of eligibility of students for federal or state student loans can have a material adverse effect on private schools. Certain for-profit schools have been subject to governmental investigations and/or lawsuits, or private litigation, alleging that their recruitment practices are predatory, and/or that they fail to adequately prepare students for employment in the professions or areas in which they offer to provide training.

The Reef Billboard, Showroom and Event Space Tenants

The Reef mortgaged property (5.6%) includes a LED billboard (the “LED Signage”) which represents approximately 40.2% of underwritten effective gross income. In addition, approximately 45.6% of net rentable square footage at such Mortgaged Property is retail/showroom space and approximately 18.2% of net rentable square footage is event space used for corporate trade shows and other events and operated by a borrower sponsor affiliate.

The billboard space at The Reef mortgaged property is operated under a license agreement pursuant to which the borrower receives the greater of a minimum fee and a profit share fee equal to 75% of monthly net revenues. Underwritten income from the billboard is $10,745,265 (based on the estimated profit share fee for the 12 months ending April 2022), which is substantially greater than the minimum fee of approximately $2,737,122 that applies during the current license year of February 2022 through January 2023. We cannot assure you as to what the net revenues of the LED Signage, or the amount of the profit share fee, will be during future periods. Billboard contracts are often for short term periods, and the income stream from such contracts is therefore uncertain. Further, it is anticipated that, following any release of the release parcels described under “Description of the Mortgage Pool--Certain Terms of the Mortgage Loans—Partial Releases”, buildings will be constructed on such parcels, and that such buildings will obstruct certain views of the LED Signage. We cannot assure you that such construction will not result in a “reduction event” under the LED Signage license, allowing the LED Signage operator to reduce its license fee. See “—Tenant Issues—Lease Terminations--Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants”. Further, LED billboards require extensive capital expenditures for maintenance and replacement, and may become obsolete unless renovated or replaced to meet current standards. No upfront reserve was taken for such capital expenditures, although the loan documents provide for a springing reserve for such purpose.
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Showroom tenants tend to lease their spaces on a short-term basis, in many cases for less than a year, and therefore the rental income from showroom space is less predictable than for space leased to longer-term tenants. Approximately 15.5% of the net rentable square footage of The Reef mortgaged property is leased to tenants that expire in 2022.

While the borrower sponsor-affiliated event space is on a long-term lease, the event space itself is booked for short-term events, and the income from such space to the tenant, and therefore its ability to repay rent, is not predictable. Demand for event space is particularly sensitive to downturns in the economy, changing customer perceptions of such space, and other events that affect interest in such space, including the COVID-19 pandemic.

The non-customary tenant mix at The Reef mortgaged property may result in a smaller set of potential investors in or buyers of The Reef mortgaged property.

Parking Lots and Parking Garages

Certain properties may consist of parking garages, and certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces. Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;
●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;
●	the amount of alternative parking spaces in the area;
●	the availability of mass transit; and
●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

In the case of parking garages or parking lots that are leased to a single operator or commercial tenant (which tenant may utilize the property solely to park vehicles utilized in conducting its business), the sole source of income will be the lease to such operator or tenant. Accordingly, such properties will be subject to business risks associated with such operator or tenant. If the lease with the sole operator or tenant is terminated, the related borrower may be unable to find another operator that will lease the property at the same rate.

Various types of multifamily and commercial properties may have a parking garage as part of the collateral. Parking garages may not be readily convertible (or convertible at all) to alternative uses if the properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the

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rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type for which the ground lessee operates the premises because that use is likely a significant source of revenue for the payment of ground rent.

Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums

Some mortgage loans underlying the certificates will be secured by—

●	the related borrower’s interest in one or more commercial condominium units or multiple units in a residential condominium project, and
●	the related voting rights in the owners’ association for the subject building, development or project.

Condominium interests in buildings and/or other improvements in some cases constitute less than a majority of voting rights and result in the related borrower not having control of the related condominium or owners association. The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium building, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of the building, may have a significant impact on the related mortgage loans that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans. In addition, with respect to each such mortgage loan, there are certain circumstances when insurance proceeds must be used to repair and restore the related mortgaged property in accordance with the terms of the governing documents for the condominium.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral consisting of condominium interests could subject the holders of offered certificates to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Furthermore, certain properties may be subject to certain low-income housing restrictions in order to remain eligible for low-income housing tax credits or governmental subsidized rental payments that could prevent the conversion of the mortgaged property to alternative uses. The liquidation value of any mortgaged property, subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if the property were readily adaptable to other uses. See “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

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See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Condominium Interests and Other Shared Interests”.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table titled “Distribution of Remaining Terms to Maturity/ARD” in Annex C to this prospectus for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the respective classes of offered certificates with certificate balances is payable in sequential order of payment priority, and such a class receives principal only after the preceding such class(es) have been paid in full, such classes that have a lower sequential priority are more likely to face these types of risk of concentration than such classes with a higher sequential priority.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are office, mixed use, retail, self storage, multifamily and industrial. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties. Regional areas affected by such events often experience disruptions in travel, transportation and tourism, loss of jobs and an overall decrease in consumer activity, and often a decline in real estate related investments. If one of these types of events were to occur, we cannot assure you that the economies in states where the mortgaged properties are located would recover sufficiently to support income-producing real estate at pre-event levels or that the costs of the related clean-up will not have a material adverse effect on the performance or net operating income of the mortgaged properties.

Mortgaged properties securing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date are located in California, New York, New Jersey, Florida, Virginia and Nevada. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;
●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by
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that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Climate Change May Directly or Indirectly Have an Adverse Effect on the Mortgage Pool

Climate change and legal, technological and political developments related to climate change could have an adverse effect on the underlying mortgaged properties and borrowers and consequently on an investment in the certificates. There have been concerns that climate change has led to, and may increasingly lead to, an increase in the frequency of natural disasters and extreme weather conditions, such as extreme heat, drought, changes in precipitation and temperature, rise in sea and other water levels and water access, as well as acute events like wildfires, hurricanes and flooding, with certain states bearing a greater risk of the adverse effects of climate change. If material, such events may result in physical damage to or destruction of certain mortgaged properties. Further, the borrowers financial condition or results of operations at affected mortgaged properties may be adversely affected. Should the impact of climate change be perceived as chronic, there may be a decrease in demand for mortgaged properties located in the affected areas, which could adversely affect real estate values, as well as an increase in insurance costs and a reduction in coverage availability.

In addition, changes in federal and state legislation and regulation on climate change could result in increased required capital expenditures to improve the energy efficiency of the borrowers’ existing mortgaged properties or to protect them from the consequence of climate change. Such changes include the adoption of local laws or regulations designed to improve energy efficiency or reduce greenhouse gas emissions that have been linked to climate change, which could require borrowers to incur significant costs to retrofit the related properties to comply or subject the borrowers to fines. For example, New York City Local Law 97 of 2019 generally requires, with some exceptions, that (i) buildings that exceed 25,000 gross square feet, (ii) two or more buildings on the same tax lot that together exceed 50,000 square feet and (iii) two or more buildings owned by a condominium association that are governed by the same board of managers and that together exceed 50,000 square feet meet new energy efficiency and greenhouse gas emissions limits by 2024, with stricter limits coming into effect in 2030. Noncompliant building owners may face fines starting in 2025, unless they are able to bring their building into timely compliance by retrofitting their buildings. There can be no assurance that fines or retrofitting costs as a result of Local Law 97 will not adversely affect the future net operating income at any of the mortgaged real properties located in New York City.

Also, properties that are less energy efficient or that produce higher greenhouse gas emissions may be at a competitive disadvantage to more efficient or cleaner properties in attracting potential tenants.

Similarly, tenants at certain properties may be in, or may be dependent upon, industries, such as oil and gas, that are or may become subject to heightened regulation due to climate change or the development of competing “green” technologies, which may have a material adverse effect on such tenants and lead to, among other things, vacancies or tenant bankruptcies at certain mortgaged properties.

Climate change may also have other effects, such as increasing the likelihood of extreme weather and natural disasters in certain geographic areas. See “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

The foregoing effects of climate change could increase the frequency and severity of losses on mortgage loans secured by mortgaged properties located in the affected states. In addition, we cannot assure you that any retrofitting of properties to comply with new laws or regulations or any change in tenant mix due to the characteristics of the mortgaged property will improve the operations at, or increase the value of, the related mortgaged property. However, failure to comply with any required retrofitting or a concentration of tenants in industries subject to

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heightened regulation or “green” competition could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates. Environmental reports were prepared for the mortgaged properties as described in “Description of the Mortgage Pool—Environmental Considerations”; however, it is possible that the environmental reports and/or supplemental “Phase II” sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the mortgaged properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For a more detailed description of environmental matters that may affect the mortgaged properties, see “—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” below and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing

There can be no assurance—

●	as to the degree of environmental testing conducted at any of the real properties securing the mortgage loans that back your offered certificates;
●	that the environmental testing conducted by or on behalf of the applicable originators or any other parties in connection with the origination of those mortgage loans or otherwise identified all adverse environmental conditions and risks at the related real properties;
●	that the results of the environmental testing were accurately evaluated in all cases;
●	that the related borrowers have implemented or will implement all operations and maintenance plans and other remedial actions recommended by any environmental consultant that may have conducted testing at the related real properties; or
●	that the recommended action will fully remediate or otherwise address all the identified adverse environmental conditions and risks.

Environmental site assessments vary considerably in their content, quality and cost. Even when adhering to good professional practices, environmental consultants will sometimes not detect significant environmental problems because to do an exhaustive environmental assessment would be far too costly and time-consuming to be practical.

In addition, the current environmental condition of a real property securing a mortgage loan underlying your offered certificates could be adversely affected by—

●	tenants at the property, such as gasoline stations or dry cleaners, or
●	conditions or operations in the vicinity of the property, such as leaking underground storage tanks at another property nearby.

Various United States federal, state, local and municipal environmental laws, ordinances and regulations may make a current or previous owner or operator of real property liable for the costs of removal or remediation of hazardous or toxic substances on, under or adjacent to the property. Those laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. For example, certain laws impose liability for release of asbestos-containing materials into the air or require the removal or containment of the materials. The owner’s liability for any required remediation generally is unlimited and could exceed the value of the property and/or the total assets of the owner. In addition, the presence of hazardous or

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toxic substances, or the failure to remediate the adverse environmental condition, may adversely affect the owner’s or operator’s ability to use the affected property. In some states, contamination of a property may give rise to a lien on the property to ensure payment of the costs of cleanup. In some states, this lien has priority over the lien of a pre-existing mortgage, deed of trust or other security instrument. In addition, third parties may seek recovery from owners or operators of real property for cleanup costs, property damage or personal injury associated with releases of or other exposure to hazardous substances, including asbestos and lead-based paint. Persons who arrange for the disposal or treatment of hazardous or toxic substances may be liable for the costs of removal or remediation of the substances at the disposal or treatment facility.

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as other federal and state laws, provide that a secured lender, such as one of our trusts, may be liable as an “owner” or “operator” of the real property, regardless of whether the borrower or a previous owner caused the environmental damage, if—

●	agents or employees of the lender are deemed to have participated in the management of the borrower, or
●	the lender actually takes possession of a borrower’s property or control of its day-to-day operations, including through the appointment of a receiver or foreclosure.

Although recently enacted legislation clarifies the activities in which a lender may engage without becoming subject to liability under the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and similar federal laws, that legislation has no applicability to state environmental laws. Moreover, future laws, ordinances or regulations could impose material environmental liability.

Federal law requires owners of residential housing constructed prior to 1978—

●	to disclose to potential residents or purchasers information in their possession regarding the presence of known lead-based paint or lead-based paint-related hazards in such housing, and
●	to deliver to potential residents or purchasers a United States Environmental Protection Agency approved information pamphlet describing the potential hazards to pregnant women and young children, including that the ingestion of lead-based paint chips and/or the inhalation of dust particles from lead-based paint by children can cause permanent injury, even at low levels of exposure.

In addition, owners may be liable for injuries to their tenants resulting from exposure under various laws that impose affirmative obligations on property owners of residential housing containing lead-based paint.

The owner’s liability for any required remediation generally is not limited by law and could, accordingly, exceed the value of the property and/or the aggregate assets of the owner. The presence of, or strong potential for contamination by, hazardous substances consequently can have a materially adverse effect on the owner’s ability to refinance the property or to sell the property to a third party, the value of the property and a borrower’s ability to repay its mortgage loan.

Certain Types of Operations Involved in the Use and Storage of Hazardous Materials May Lead to an Increased Risk of Issuing Entity Liability

Portions of some of the mortgaged properties securing the mortgage loans may include tenants that operate as, were previously operated as, or are located near other properties currently or previously operated as, on-site dry-cleaners or gasoline stations. Both types of operations involve the use and storage of hazardous materials, leading to an increased risk of liability to the tenant, the land owner and, under certain circumstances, a lender (such as the issuing entity) under environmental laws. These operations incur ongoing costs to comply with environmental permit or license requirements and other environmental laws governing, among other things, containment systems and underground storage tank systems. Any liability to borrowers under environmental laws, especially in connection with releases into the environment of gasoline, dry-cleaning solvents or other hazardous substances from underground storage tank systems or otherwise, could also adversely impact the related borrower’s ability to repay the related mortgage loan.

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Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to engage in future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the office and retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under one or more tenant leases and a failure to timely complete such renovations or expansions may result in a termination of any such lease and may have a material adverse effect on the cash flow at any such mortgaged property and the related borrower’s ability to meet its payment obligations under the related mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, and temporarily decreasing the number of available rooms and the revenue-generating capacity of the related hotel. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel, which may cause disruptions or otherwise decrease the attractiveness of the related hotel to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanics’ or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may make such mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. See “Description of the Mortgage Pool—Redevelopment, Expansion and Renovation” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment or renovation.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Some of the mortgaged properties securing the mortgage loans included in the issuing entity may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason. For example, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration or ground lease and other related documents, especially in a situation where a mortgaged property consists of the borrower’s interests in a condominium that does not represent the entire condominium regime. Additionally, any vacancy with respect to self storage facilities, hospitality properties, independent living facilities, bank branches, restaurants, shopping malls, water parks, theater space, music venues, dental, medical or veterinary offices, research and development facilities, data centers, health clubs, fitness centers, spas, salons, gas stations, arcades, bowling alleys, sound studios, bank branches and properties with drive-thrus would not be easily converted to other uses

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due to their unique construction requirements. In addition, converting commercial properties to alternative uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Zoning or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures.” This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss (or, in certain instances, a less than substantial casualty loss). This may adversely affect the cash flow of the property following the loss. If a substantial casualty (or, in certain instances, a less than substantial casualty) were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures.” The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding or building improvements at the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance.

In addition, certain of the mortgaged properties may be subject to certain use restrictions, building restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan.

See “Description of the Mortgage Pool—Zoning and Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties or have other material zoning issues.

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Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans With Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. If a property does not currently comply with that Act, the property owner may be required to incur significant costs in order to effect that compliance. This will reduce the amount of cash flow available to cover other required maintenance and capital improvements and to pay debt service on the mortgage loan(s) that may encumber that property. There can be no assurance that the owner will have sufficient funds to cover the costs necessary to comply with that Act. In addition, noncompliance could result in the imposition of fines by the federal government or an award or damages to private litigants. See “Certain Legal Aspects of the Mortgage Loans—Americans with Disabilities Act”.

Earthquake, Flood and Other Insurance May Not Be Available or Adequate

Natural disasters, including earthquakes, floods and hurricanes, may adversely affect the mortgaged properties securing the underlying mortgage loans. For example, real properties located in California may be more susceptible to certain hazards, such as earthquakes or widespread fires, than properties in other parts of the country, and real properties located in coastal states generally may be more susceptible to hurricanes than properties in other parts of the country. Hurricanes and related windstorms, floods and tornadoes have caused extensive and catastrophic physical damage in and to coastal and inland areas located in the Gulf Coast region of the United States and certain other parts of the southeastern United States.

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the Uncertificated VRR Interest owners.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

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Eleven (11) of the mortgaged properties (24.3%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these mortgaged properties, and based on those reports, no such mortgaged property has a seismic expected loss of greater than 19%.

The mortgage loans do not require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available; and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, mandatory flood insurance obtained may not be adequate and the lender may not have required any supplemental flood insurance.

The National Flood Insurance Program (“NFIP”) is scheduled to expire on September 30, 2022. We cannot assure you if or when NFIP will be reauthorized by Congress. If the NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See also Mortgage Loan representation and warranty no. (17) (Insurance) on Annex E-1A to this prospectus and Mortgage Loan representation and warranty no. (16) on Annex E-2A to this prospectus and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A, respectively, to this prospectus).

Lack of Insurance Coverage Exposes the Trust to Risk for Particular Special Hazard Losses

In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, subject to the conditions and exclusions specified in the related policy. Most such insurance policies typically do not cover any physical damage resulting from, among other things:

●	war,
●	riot, strike and civil commotion,
●	terrorism,
●	nuclear, biological or chemical materials,
●	revolution,
●	governmental actions,
●	floods and other water-related causes,
●	earth movement, including earthquakes, landslides and mudflows,
●	wet or dry rot,
●	mold,
●	vermin, and
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●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from these causes, then the resulting losses may be borne by you as a holder of offered certificates.

There is also a possibility of casualty losses on a real property for which insurance proceeds, together with land value, may not be adequate to pay the mortgage loan in full or rebuild the improvements. Consequently, there can be no assurance that each casualty loss incurred with respect to a real property securing one of the mortgage loans included in one of our trusts will be fully covered by insurance or that the mortgage loan will be fully repaid in the event of a casualty.

Furthermore, various forms of insurance maintained with respect to any of the real properties for the mortgage loans included in one of our trusts, including casualty insurance, environmental insurance and earthquake insurance, may be provided under a blanket insurance policy. That blanket insurance policy will also cover other real properties, some of which may not secure loans in that trust. As a result of total limits under any of those blanket policies, losses at other properties covered by the blanket insurance policy may reduce the amount of insurance coverage with respect to a property securing one of the loans in our trust.

Inadequacy of Title Insurers May Adversely Affect Payments on Your Offered Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property as of the date such policy is issued, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that:

●	a title insurer will have the ability to pay title insurance claims made upon it;
●	a title insurer will maintain its present financial strength; or
●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

In addition, title insurance policies do not cover all risks relating to a lender not having a first lien with respect to a mortgaged property, and in certain cases, the lender may be subject to a more senior lien despite the existence of a title insurance policy. In those circumstances, the existence of a senior lien may limit the issuing entity’s recovery on that property, which may adversely affect payments on your offered certificates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2020 by the Terrorism Risk Insurance Program Reauthorization Act of 2015 and was subsequently reauthorized on December 20, 2019 for a period of eight years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019 (“TRIPRA”).

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The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan. Even if terrorism insurance is required by the mortgage loan documents for a mortgage loan, that requirement may be subject to a cap on the cost of the premium for terrorism insurance that a borrower is required to pay or a commercially reasonable standard on the availability or cost of the insurance. See “Significant Loan Summaries” in Annex B to this prospectus for a description of any requirements for terrorism insurance for the largest 10 mortgage loans by aggregate principal balance of the pool of mortgage loans as of the cut-off date. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that terrorism insurance or the Terrorism Insurance Program will be available or provide sufficient protection against risks of loss on the mortgaged properties resulting from acts of terrorism.

As a result of any of the foregoing, the amount available to make distributions on your offered certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

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Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates.

Limited Information Causes Uncertainty

Historical Information Regarding the Mortgage Loans May Be Limited

Some of the mortgage loans that we intend to include in the issuing entity were made to enable the related borrower to acquire the related mortgaged property, and in certain cases, the mortgaged properties were recently constructed. The underwritten net cash flows and underwritten net operating incomes for such mortgaged properties are derived principally from current rent rolls or tenant leases and the appraisers’ projected expense levels. However, we cannot assure you that actual cash flows from such mortgaged properties will meet such projected cash flows, income and expense levels or that those funds will be sufficient to meet the payment obligations of the related mortgage loans.

Accordingly, for certain of these mortgage loans, limited or no historical operating information is available with respect to the related mortgaged properties. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

Ongoing Information Regarding the Mortgage Loans and the Offered Certificates May Be Limited

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you and the information we file with the Securities and Exchange Commission. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions

As described in “Description of the Mortgage Pool—Certain Calculations and Definitions” and Annex A to this prospectus, underwritten net cash flow means cash flow (including any cash flow from master leases) as adjusted based on a number of assumptions used by the related sponsor. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. Underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. Further, as described under “—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and

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May Adversely Affect the Performance of the Mortgage Loans” above, the assumptions and projections used to prepare underwritten information for the mortgage pool may not reflect any potential impacts of the COVID-19 pandemic. You should review these assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow. The failure of these assumptions or projections in whole or in part could cause the underwritten net cash flow to vary substantially from the actual net cash flow of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yields presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

In addition, the debt service coverage ratios set forth in this prospectus for the mortgage loans and the mortgaged properties vary, and may vary substantially, from the debt service coverage ratios for the mortgage loans and the mortgaged properties as calculated pursuant to the definition of such ratios as set forth in the related mortgage loan documents. See “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information on certain of the mortgage loans in the issuing entity.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the holders of offered certificates. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the holders of offered certificates. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

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The Mortgage Loans Have Not Been Reviewed or Reunderwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”, and the sponsors’ description of their respective underwriting criteria described under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Bank of Montreal—BMO’s Origination Procedures and Underwriting Guidelines”, “—KeyBank National Association—KeyBank’s Underwriting Guidelines and Process”, “—Starwood Mortgage Capital LLC—SMC’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DBRI’s Underwriting Guidelines and Processes”, “UBS AG—UBS AG’s Underwriting Guidelines and Process” and “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes.” A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and the Mortgage Loan Sellers—Bank of Montreal—Review of BMO Mortgage Loans”, “—KeyBank National Association—Review of KeyBank Mortgage Loans”, “—Starwood Mortgage Capital LLC—Review of SMC Mortgage Loans” and “—German American Capital Corporation—Review of GACC Mortgage Loans”, “—UBS AG—Review of UBS AG, New York Branch Mortgage Loans” and “—Citi Real Estate Funding Inc.—Review of the CREFI Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had reunderwritten the mortgage loans or the related whole loans, it is possible that the reunderwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan” and “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of a different originator involved in this transaction or, accordingly, that each originator involved in this transaction would have made the same decision to originate every mortgage loan included in the issuing entity or, if it did decide to originate an unrelated mortgage loan, that such mortgage loan would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of This Pool

As a result of the distinct nature of the pool of mortgage loans to be included in the issuing entity, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors. While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of any successful performance of other pools of securitized commercial mortgage loans.

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Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A to this prospectus for dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly greater than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale. Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A to this prospectus, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. Additionally, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;
●	potential environmental or other legal liabilities;
●	the availability of refinancing; and
●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-complete”, “as stabilized” or other similar values. However, the appraised value reflected on Annex A to this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” or in the footnotes to Annex A to this prospectus, reflects only the “as-is” value, which may contain certain assumptions, such as future construction completion, future completion of a property improvement plan, projected re-tenanting or increased tenant occupancies, or the sale of a portfolio of properties to a single buyer. See the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions” and the footnotes to Annex A to this prospectus.

We cannot assure you that the information set forth in this prospectus regarding appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties. Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, or appraisals that set forth a portfolio premium or an “as-complete”, “as stabilized” or other similar value, we cannot assure you that those assumptions are or will be accurate or that such value will be the value of the related mortgaged property at the indicated stabilization date, at the time of sale or at maturity. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” for additional information regarding the appraisals.

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Seasoned Mortgage Loans Present Additional Risk of Repayment

One (1) of the mortgage loans (1.3%) is a seasoned mortgage loan that was originated approximately 31 months prior months prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;
●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;
●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;
●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;
●	the physical condition of the mortgaged properties or improvements may have changed since origination; and
●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan (or whole loan) will depend in part on the identity of the persons or entities who control the related borrower and the related mortgaged property. The performance of a mortgage loan (or whole loan) may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan (or whole loan) is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations, although some mortgage loans have current or permit future mezzanine or subordinate debt and certain mortgage loans allow for an assignment and assumption of the mortgage loan subject to certain conditions, which generally includes a transfer fee and the lender’s approval of the assignee and/or its principals. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your offered certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities, however, we cannot assure you that such borrowers will comply with such requirements. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

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Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan (or whole loan, as applicable) their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity. If a borrower has owned property other than the related mortgaged property, engaged in a business other than the operation of the related mortgaged property or even owned and/or operated the related mortgaged property for a material period in advance of the origination of the related mortgage loan, that borrower may be subject to liabilities arising out of its activities prior to the origination of the related mortgage loan, including liabilities that may be unrelated to the related mortgaged property. Furthermore, the bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage.

In addition, if an underlying mortgage loan is secured by a mortgage on both the related borrower’s leasehold interest in the related mortgaged property and the underlying fee interest in such property, the related borrower may be a special purpose entity, but the owner and pledgor of the related fee interest may not be a special purpose entity.

Also any borrower, even an entity structured as a special purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

With respect to those borrowers that are structured as special purposes entities, although the terms of the borrower’s organizational documents and/or related loan documents require that the related borrower covenants to be a special purpose entity, in some cases those borrowers are not required to observe all covenants and conditions that typically are required in order for such an entity to be viewed under the standard rating agency criteria as a special purpose entity.

In some cases a borrower may be required to have independent directors, managers or trustees in order to mitigate the risk of a voluntary bankruptcy by that borrower even though it is solvent. However, any director, manager or trustee, even one that is otherwise independent of the applicable borrower and its parent entity, may determine in the exercise of its fiduciary duties to the applicable borrower that a bankruptcy filing is an appropriate course of action to be taken by the applicable borrower. Such determination might take into account the interests and financial condition of affiliates of the applicable borrower, including its parent entity. Accordingly, the financial distress of an affiliate of the borrower on any mortgage loan in one of our trusts might increase the likelihood of a bankruptcy filing by that borrower.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Substantive consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your offered certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your offered certificates.

Some of the mortgage loans underlying the offered certificates may have borrowers that are individuals or, alternatively, are entities that either have not been structured to diminish the likelihood of their becoming bankrupt or do not satisfy all the characteristics of special purpose entities. In general, as a result of a borrower not being a special purpose entity or not being limited to owning the related mortgaged property, the borrower may be engaged in activities unrelated to the subject mortgaged property and may incur indebtedness or suffer liabilities with respect to those activities. Further, some of the borrowing entities may have been in existence and conducting business prior to the origination of the related underlying mortgage loans, may own other property that is not part of the collateral for the related underlying mortgage loans and, further, may not have always satisfied all the characteristics of special purpose entities even if they currently do so. This could negatively impact the borrower’s financial conditions, and thus its ability to pay amounts due and owing under the subject underlying mortgage loan. The related mortgage documents and/or organizational documents of those borrowers may not contain the representations, warranties and covenants customarily made by a borrower that is a special purpose entity, such as limitations on indebtedness and affiliate transactions and restrictions on the borrower’s ability to dissolve, liquidate, consolidate, merge, sell all or any material portion of its assets or amend its organizational documents.

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These provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and the related mortgage loan.

Borrowers not structured as bankruptcy-remote entities may be more likely to become insolvent or the subject of a voluntary or involuntary bankruptcy proceeding because those borrowers may be:

●	operating entities with businesses distinct from the operation of the property with the associated liabilities and risks of operating an ongoing business; and
●	individuals that have personal liabilities unrelated to the property.

In addition, certain of the borrowers and their owners may not have an independent director whose consent would be required to file a bankruptcy petition on behalf of the borrower. One of the purposes of an independent director is to avoid a bankruptcy petition filing that is intended solely to benefit a borrower’s affiliate and is not justified by the borrower’s own economic circumstances. Therefore, borrowers without an independent director may be more likely to file or be subject to voluntary or involuntary bankruptcy petitions which may adversely affect payments on your offered certificates.

The mortgage loans underlying the offered certificates may have borrowers that own the related mortgaged properties as tenants-in-common or may permit the related borrowers to convert into a tenant-in-common structure in the future. Generally, in tenant-in-common ownership structures, each tenant-in-common owns an undivided share in the subject real property. If a tenant-in-common desires to sell its interest in the subject real property and is unable to find a buyer or otherwise desires to force a partition, the tenant-in-common has the ability to request that a court order a sale of the subject real property and distribute the proceeds to each tenant-in-common owner proportionally. To reduce the likelihood of a partition action, a tenant-in-common borrower may be required to waive its partition right. However, there can be no assurance that, if challenged, this waiver would be enforceable or that it would be enforced in a bankruptcy proceeding.

The enforcement of remedies against tenant-in-common borrowers may be prolonged because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay is reinstated. While a lender may seek to mitigate this risk after the commencement of the first bankruptcy of a tenant-in-common by commencing an involuntary proceeding against the other tenant-in-common borrowers and moving to consolidate all those cases, there can be no assurance that a bankruptcy court would consolidate those separate cases. Additionally, tenant-in-common borrowers may be permitted to transfer portions of their interests in the subject mortgaged property to numerous additional tenant-in-common borrowers.

The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, a significant delay in recovery against the tenant-in-common borrowers, a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common for these mortgage loans may be special purpose entities and some of those tenants-in-common may be individuals.

In certain instances, borrowers under mortgage loans use a Delaware statutory trust structure in order to gain certain tax free exchange treatment for property of like kind under Section 1031 of the Internal Revenue Code. These borrowers can be restricted in their ability to actively operate a property, including with respect to loan work-outs, leasing and re-leasing, making material improvements and other material actions affecting the related mortgaged property. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the

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borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment”, “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property” and “—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan” and “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership”.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants”, “—Statistical Characteristics of the Mortgage Loans—Tenancies-in-Common or Diversified Ownership”, and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the Bankruptcy Code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk” below, “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”. In addition, if a court determines that the value of a real property is less than the principal balance of the mortgage loan it secures, the court may reduce the amount of secured indebtedness to the then-value of the property. This would make the lender a general unsecured creditor for the difference between the then-value of the property and the amount of its outstanding mortgage indebtedness.

A bankruptcy court also may:

●	grant a debtor a reasonable time to cure a payment default on a mortgage loan;
●	reduce monthly payments due under a mortgage loan;
●	change the rate of interest due on a mortgage loan; or
●	otherwise alter a mortgage loan’s repayment schedule.

Furthermore, the borrower, as debtor-in-possession, or its bankruptcy trustee has special powers to avoid, subordinate or disallow debts. In some circumstances, the claims of a secured lender, such as the trust, may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

Under federal bankruptcy law, a lender may be stayed from enforcing a borrower’s assignment of rents and leases. Federal bankruptcy law also may interfere with a lender’s ability to enforce lockbox requirements. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by borrower to maintain its property or for other court authorized expenses.

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As a result of the foregoing, the related trust’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the total amount ultimately collected may be substantially less than the amount owed.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure” in this prospectus.

See also “—Performance of the Offered Certificates Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—General” and “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan

There may be, and there may exist from time to time, legal proceedings pending or threatened against the borrowers, the property sponsors and the managers of the mortgaged properties and their respective affiliates relating to their respective businesses or arising out of their ordinary course of business. We have not undertaken a search for all litigation or disputes that relate to the borrowers, property sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. It is possible that any such litigation or dispute or any settlement of any litigation or dispute may have a material adverse effect on a borrower’s ability to meet its obligations under the related mortgage loan and, therefore, on distributions on your offered certificates.

The owner of a multifamily or commercial property may be a defendant in a litigation arising out of, among other things, the following:

●	breach of contract involving a tenant, a supplier or other party;
●	negligence resulting in a personal injury; or
●	responsibility for an environmental problem.

Any such litigation or dispute may divert the owner’s attention from operating its property. In addition, any such litigation or dispute may materially impair distributions to holders of offered certificates if borrowers or property sponsors must use property income or other income to pay settlements, judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations”.

Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple loans;
●	the existence of another loan will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);
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●	the need to service additional debt may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;
●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other loan, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;
●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and
●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

With respect to any split mortgage loan, although each related companion loan is not an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on each related companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and
●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity.

With respect to mezzanine financing, while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may allow the related borrower to employ so-called “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the sponsor’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness”, “—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity may have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under

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the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization Arrangements

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Cross-Collateralization Arrangements”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans” for a description of mortgage loans that are cross-collateralized and cross-defaulted with each other, if any, or that are secured by multiple properties owned by multiple borrowers.

Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable

Cross-Collateralization Arrangements

It may be possible to challenge cross-collateralization arrangements involving more than one borrower as a fraudulent conveyance, even if the borrowers are related. If one of those borrowers were to become a debtor in a bankruptcy case, creditors of the bankrupt party or the representative of the bankruptcy estate of the bankrupt party could seek to have the bankruptcy court avoid any lien granted by the bankrupt party to secure repayment of another borrower’s loan. In order to do so, the court would have to determine that—

●	the bankrupt party—

1.       was insolvent at the time of granting the lien,

2.       was rendered insolvent by the granting of the lien,

3.       was left with inadequate capital, or

4.       was not able to pay its debts as they matured; and

●	the bankrupt party did not, when it allowed its property to be encumbered by a lien securing the other borrower’s loan, receive fair consideration or reasonably equivalent value for pledging its property for the equal benefit of the other borrower.
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If the court were to conclude that the granting of the lien was an avoidable fraudulent conveyance, it could nullify the lien or security instrument effecting the cross-collateralization. The court could also allow the bankrupt party to recover payments it made under the avoided cross-collateralization. See “—Risks Relating to Enforceability of Cross-Collateralization Arrangements” above.

Prepayment Premiums, Fees and Charges

Under federal bankruptcy law and the laws of a number of states, the enforceability of any mortgage loan provisions that require prepayment lockout periods or payment of a yield maintenance charge or a prepayment premium, fee or charge upon an involuntary or a voluntary prepayment, is unclear. Provisions requiring yield maintenance charges or prepayment premiums, fees or charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium, fee or charge will be enforceable. In addition, if provisions requiring yield maintenance charges or prepayment premiums, fees or charges upon involuntary prepayment were unenforceable, borrowers would have an incentive to default in order to prepay their loans. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium, fee or charge.

Due-on-Sale and Debt Acceleration Clauses

Some or all of the mortgage loans included in one of our trusts may contain a due-on-sale clause, which permits the lender, with some exceptions, to accelerate the maturity of the mortgage loan upon the sale, transfer or conveyance of—

●	the related real property, or
●	a majority ownership interest in the related borrower.

We anticipate that all of the mortgage loans included in one of our trusts will contain some form of debt-acceleration clause, which permits the lender to accelerate the debt upon specified monetary or non-monetary defaults by the related borrower.

The courts of all states will enforce acceleration clauses in the event of a material payment default. The equity courts of any state, however, may refuse to allow the foreclosure of a mortgage, deed of trust or other security instrument or to permit the acceleration of the indebtedness if:

●	the default is deemed to be immaterial,
●	the exercise of those remedies would be inequitable or unjust, or
●	the circumstances would render the acceleration unconscionable.

See “Certain Legal Aspects of the Mortgage Loans—Due-On-Sale and Due-On-Encumbrance Provisions”.

Assignments of Leases

Some or all of the mortgage loans included in one of our trusts may be secured by, among other things, an assignment of leases and rents. Under that document, the related borrower will assign its right, title and interest as landlord under the leases on the related real property and the income derived from those leases to the lender as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. In the event the borrower defaults, the license terminates and the lender is entitled to collect rents. In some cases, those assignments may not be perfected as security interests prior to actual possession of the cash flow. Accordingly, state law may require that the lender take possession of the property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. Lenders that actually take possession of the property, however, may incur potentially substantial risks attendant to being a mortgagee in possession. The risks include liability for environmental clean-up costs and other risks inherent to property ownership. In addition, the commencement of bankruptcy or similar proceedings by or with respect to the borrower will adversely affect the lender’s ability to collect the rents. In particular, with respect to properties that are master leased, state law may

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provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues.”

Defeasance

A mortgage loan underlying the offered certificates may permit the related borrower, during the periods specified and subject to the conditions set forth in the loan, to pledge to the holder of the mortgage loan a specified amount of direct, non-callable United States government securities and thereby obtain a release of the related mortgaged property. The cash amount which a borrower must expend to purchase, or must deliver to a master servicer in order for the master servicer to purchase, the required United States government securities may be in excess of the principal balance of the mortgage loan. A court could interpret that excess amount as a form of prepayment premium or could take it into account for usury purposes. In some states, some forms of prepayment premiums are unenforceable. If the payment of that excess amount were held to be unenforceable, the remaining portion of the cash amount to be delivered may be insufficient to purchase the requisite amount of United States government securities.

Jurisdictions with One Action or Security First Rules and/or Anti-Deficiency Legislation May Limit the Ability of the Special Servicer to Foreclose on a Real Property or to Realize on Obligations Secured by a Real Property

Several states, including California, have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, requiring the lender to exhaust the real property security for such obligation first and/or limiting the ability of the lender to recover a deficiency judgment from the obligor following the lender’s realization upon the collateral. This could be particularly problematic for cross-collateralized, cross-defaulted or multi-property mortgage loans secured by real properties located in multiple states where only some of those states have such rules. A lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or forfeiting the right to enforce the underlying obligation. In some jurisdictions, the benefits of such laws may also be available to a guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first proceeding against the collateral and without a judicial foreclosure. Accordingly, where real properties are located in jurisdictions in which “one action”, “security first” and/or “anti-deficiency” rules may be applicable, the special servicer should seek to obtain advice of counsel prior to enforcing any of the trust’s rights under any of the related mortgage loans and/or guarantees of those mortgage loans. As a result, the special servicer may incur additional – and perhaps significant additional – delay and expense in foreclosing on the underlying real properties located in states affected by “one action”, “security first” or “anti-deficiency” rules. See “Certain Legal Aspects of the Mortgage Loans—Foreclosure—One Action and Security First Rules” and “—Foreclosure—Anti-Deficiency Legislation”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;
●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;
●	whether and to what extent recourse to the borrower is permitted; and
●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may

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create delays and shortfalls in payments to holders of offered certificates. See “Certain Legal Aspects of the Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Offered Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

A Borrower May Be Unable to Repay Its Remaining Principal Balance on the Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity (or, if applicable, any related anticipated repayment date), and many of the mortgage loans require only payments of interest for part or all of such respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date (or, if applicable, anticipated repayment date) of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan (or whole loan) on its maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan (or whole loan) or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;
●	the prevailing interest rates;
●	the net operating income generated by the mortgaged property;
●	the fair market value of the related mortgaged property;
●	the borrower’s equity in the related mortgaged property;
●	significant tenant rollover at the related mortgaged properties (see “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties” and “—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”);
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●	the borrower’s financial condition;
●	the operating history and occupancy level of the mortgaged property;
●	reductions in applicable government assistance/rent subsidy programs;
●	the tax laws; and
●	prevailing general and regional economic conditions.

In addition, the promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which was required with respect to the CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect borrowers’ ability to refinance mortgage loans or sell the related mortgaged property on or before the related maturity date or anticipated repayment date, as applicable.

With respect to any split mortgage loan, the risks relating to balloon payment obligations are enhanced by the existence of the related companion loan(s).

Whether or not losses are ultimately sustained, any delay in the collection of a balloon payment on the maturity date or anticipated repayment date that would otherwise be distributable on your offered certificates will likely extend the weighted average life of your offered certificates.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each outside servicing agreement governing the servicing of an outside serviced mortgage loan permits the related outside special servicer) to extend and modify mortgage loans in a manner consistent with the applicable servicing standard, subject to the limitations (or, in the case of an outside serviced mortgage loan, limitations of the type) described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. We cannot assure you, however, that any extension or modification will increase the present value of recoveries in a given case.

Neither the master servicer nor the special servicer will have the ability to extend or modify an outside serviced mortgage loan because each outside serviced mortgage loan is being serviced pursuant to the applicable outside servicing agreement. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable in respect of a class of offered certificates, whether such delay is due to a borrower default or to modification of an outside serviced mortgage loan by the outside special servicer, will likely extend the weighted average life of such class of certificates.

The credit crisis and economic downturn have resulted in tightened lending standards and a reduction in capital available to refinance mortgage loans at maturity. These factors have increased the risk that refinancing may not be available. We cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property

The encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not, individually or in the aggregate, material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

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Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case. If the ground lease does not provide for notice to a lender of a default thereunder on the part of the borrower, together with a reasonable opportunity for the lender to cure the default, the lender may be unable to prevent termination of the lease and may lose its collateral.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to Section 365(h) of the U.S. bankruptcy code (11 U.S.C. Section 365(h)) to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity or the trustee on its behalf may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated and the trustee could be deprived of its security interest in the leasehold estate, notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the U.S. bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the U.S. bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the U.S. bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under Section 363(f) of the U.S. bankruptcy code (11 U.S.C. Section 363(f)) upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to Section 363(e) of the U.S. bankruptcy code (11 U.S.C. Section 363(a)), a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under Section 363(f) of the U.S. bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of Section 363(f)(1) through (4) of the U.S. bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to Section 363(f) of the U.S. bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders, however, certain of the ground leases with respect to a mortgage loan included in the Issuing Entity may not.

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With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

Increases in Real Estate Taxes and Assessments May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program (often known as a “PILOT” program) or other tax abatement arrangements. Upon expiration of such program or if such program was otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term until the expiration of such program.

As described under “Description of the Mortgage Pool—Additional Indebtedness—Permitted Unsecured Debt and Other Debt”, the borrowers with respect to certain mortgage loans may obtain additional financing (in the form of an unsecured loan that may accrue interest at a higher rate than the related mortgage loan) that will have repaid through multi-year assessments against the related mortgaged property.

An increase in real estate taxes and/or assessments may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor, or may be owned by an accommodation party, such as a corporate services provider. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single-purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Collective Bargaining Activity May Disrupt Operations, Increase Labor Costs or Interfere with Business Strategies

A number of employees at certain of the mortgaged properties may be covered by a collective bargaining agreement. If relationships with such employees or the unions that represent them become adverse, such mortgaged properties could experience labor disruptions such as strikes, lockouts, boycotts and public demonstrations. In addition, during the COVID-19 pandemic, unions may encourage employees to leave work if the workplace does not meet certain safety requirements. Labor disputes, which may be more likely when collective bargaining agreements are being negotiated, could harm relationships with employees, result in increased

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regulatory inquiries and enforcement by governmental authorities. Further, adverse publicity related to a labor dispute could harm such mortgaged properties’ reputation and reduce customer demand for related services. Labor regulation and the negotiation of new or existing collective bargaining agreements could lead to higher wage and benefit costs, changes in work rules that raise operating expenses, legal costs, and limitations on the related borrower’s ability to take cost saving measures during economic downturns. We cannot assure you that the related borrower will be able to control the negotiations of collective bargaining agreements covering unionized labor employed at such mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Reserves to Fund Certain Necessary Expenditures Under the Mortgage Loans May Be Insufficient for the Purpose for Which They Were Established

The borrowers under some of the mortgage loans made upfront deposits, and/or agreed to make ongoing deposits, to reserves for the payment of various anticipated or potential expenditures, such as (but not limited to) the costs of tenant improvements and leasing commissions, recommended immediate repairs and seasonality reserves. We cannot assure you that any such reserve will be sufficient, that borrowers will reserve the required amount of funds or that cash flow from the mortgaged properties will be sufficient to fully fund such reserves. See Annex A for additional information with respect to the reserves established for the mortgage loans.

Risks Relating to Tax Credits

With respect to certain mortgage loans secured by multifamily properties, the related property owners may be entitled to receive low-income housing tax credits pursuant to Section 42 of the Internal Revenue Code, which provides a tax credit from the state tax credit allocating agency to owners of multifamily rental properties meeting the definition of low-income housing. The total amount of tax credits to which a property owner is entitled is generally based upon the percentage of total units made available to qualified tenants. The owners of the mortgaged properties subject to the tax credit provisions may use the tax credits to offset income tax that they may otherwise owe and the tax credits may be shared among the equity owners of the project. In general, the tax credits on the applicable mortgage loans will be allocated to equity investors in the borrower.

The tax credit provisions limit the gross rent for each low-income unit. Under the tax credit provisions, a property owner must comply with the tenant income restrictions and rental restrictions over a minimum 15-year compliance period, although the property owner may take the tax credits on an accelerated basis over a 10-year period. In the event a multifamily rental property does not maintain compliance with the tax credit restrictions on tenant income or rental rates or otherwise satisfy the tax credit provisions of the Internal Revenue Code, the property owner may suffer a reduction in the amount of available tax credits and/or face the recapture of all or part of the tax credits related to the period of noncompliance and face the partial recapture of previously taken tax credits. The loss of tax credits, and the possibility of recapture of tax credits already taken, may provide significant incentive for the property owner to keep the related multifamily rental property in compliance with these tax credit restrictions, which may limit the income derived from the related property.

If the issuing entity were to foreclose on such a property it would be unable to take advantage of the tax credits, but could sell the property with the right to the remaining credits to a tax paying investor. Any subsequent property owner would continue to be subject to rent limitations unless an election was made to terminate the tax credits, in which case the property could be operated as a market rate property after the expiration of three years. The limitations on rent and on the ability of potential buyers to take advantage of the tax credits may limit the issuing entity’s recovery on that property.

Certain of the mortgaged properties may have been renovated in accordance with the federal tax code and state regulations to make them eligible for federal historic tax credits. Such mortgaged properties may be subject to additional risks, including, without limitation, the possibility of recapture of the tax credits. Historic tax credits may

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be subject to recapture upon the occurrence of certain events, such as the sale of the related mortgaged property (including at a foreclosure sale) to certain disqualified transferees.

Risks Relating to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of (i) Bank of Montreal, one of the sponsors, an originator, an initial risk retention consultation party and an expected holder of the Uncertificated VRR Interest, and (ii) BMO Capital Markets Corp., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases and Master Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans to this securitization transaction.

The originators, the sponsors and/or their respective affiliates may have originated and sold or retained mezzanine loans and/or companion loans (or may in the future originate permitted mezzanine loans) related to the mortgage loans. Such transactions may cause the originators, the sponsors and their respective affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to a mezzanine loan or companion loan based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions.

In some cases, following the transfer of the mortgage loans to the issuing entity, the originators, the sponsors or their respective affiliates may be the holders of companion loans related to their mortgage loans. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

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Any holder of any such pari passu companion loan will have certain consultation rights with respect to servicing decisions involving the related whole loan. However, unless such pari passu companion loan is evidenced by the controlling note, none of the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, will be required to take or to refrain from taking any action pursuant to the advice, recommendations or instructions from the holder of a pari passu companion loan or its representative, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause the master servicer, the special servicer, an outside servicer or an outside special servicer, as applicable, to violate applicable law, the related mortgage loan documents, the pooling and servicing agreements or an outside servicing agreement, as applicable (including the servicing standard), any related co-lender agreement or intercreditor agreement or the REMIC provisions of the Code. See “Description of the Mortgage Pool—Additional Indebtedness” and “—The Whole Loans” for more information regarding the rights of any companion loan holder.

In addition, Bank of Montreal, as the retaining sponsor and KeyBank National Association as an originator, are each expected to hold a portion of the Combined VRR Interest as described in “Credit Risk Retention”; and Bank of Montreal and KeyBank National Association are expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the master servicer and/or the special servicer and recommend that each such servicer take actions that conflict with the interests of holders of certain classes of the offered certificates. However, neither the master servicer nor the special servicer is required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the parties by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or any party that can appoint a risk retention consultation party holds companion loan(s) or securities backed thereby, or has financial interests in, or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party with respect to a mortgage loan is a risk retention consultation party or the person entitled to appoint such risk retention consultation party (any such mortgage loan being referred to in this context as an “excluded RRCP mortgage loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded RRCP mortgage loan. See “Credit Risk Retention”.

In addition, the pooling and servicing agreement will provide that, to the extent a risk retention consultation party or a holder of a portion of the Combined VRR Interest receives access pursuant to the pooling and servicing agreement to any information relating to an excluded RRCP mortgage loan (or a mortgage loan as to which such holder of a portion of the Combined VRR Interest is a borrower party) and/or the related mortgaged properties (other than information with respect to such excluded RRCP mortgage loan (or such mortgage loan as to which a holder of a portion of the Combined VRR Interest is a borrower party) that is aggregated with information relating to other mortgage loans at a pool level), any risk retention consultation party or any holder of a portion of the Combined VRR Interest will be deemed to have agreed that it (i) will not provide any such information to, among others, the related borrower party or the employees or personnel of such risk retention consultation party or such holder of a portion of the Combined VRR Interest or any of such party’s affiliates involved in the management of any investment in the related borrower party or the related mortgaged property, and (ii) will maintain sufficient internal controls and appropriate policies and procedures in order to comply with the limitations described in clause (i) above. There can be no assurance that any of Bank of Montreal or KeyBank National Association (in each case as the parties with the right to appoint a risk retention consultation party) or any risk retention consultation party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor thereof, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, performing certain underwriting services for the originators on a contractual basis and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description

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of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described above and under “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests,” “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the holders of offered certificates. Underwriter Entities hold or may hold companion loans and/or mezzanine loans related to a mortgage loan backing the certificates. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value. The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the holders of offered certificates. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the offered certificates. In connection therewith, each of Bank of Montreal (as the retaining sponsor, an expected owner of the Uncertificated VRR Interest and an expected initial risk retention consultation party) and KeyBank National Association (as an expected holder of Class VRR certificates and an expected initial risk retention consultation party) is an Underwriter Entity that is expected to be an owner of the Uncertificated VRR Interest or hold certificates as of the closing date of this securitization transaction. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates. We cannot assure you that any actions that any such party takes in its capacity as a holder of a

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certificate (whether in connection with market-making activity or otherwise) or in its capacity as an owner of the Uncertificated VRR Interest will necessarily be aligned with the interests of the holders of other classes of any certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of any party to the pooling and servicing agreement, and unless it is a Consulting Party will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” and “Plan of Distribution (Underwriter Conflicts of Interest)” in this prospectus for a description of certain affiliations and relationships between the underwriters and other participants in this offering. Each of those affiliations and foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer

The master servicer, the special servicer or sub-servicer or any of their respective affiliates, may purchase certificates evidencing interests in the trust.

In addition, the master servicer, the special servicer or a sub-servicer for the trust, or any of their respective affiliates, may have interests in, or other financial relationships with, borrowers under the related mortgage loans. These relationships may create conflicts of interest.

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer or the special servicer or any of their respective affiliates. See “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. Each outside servicing agreement provides that the related outside serviced whole loan is required to be administered in accordance with a servicing standard set forth therein. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

In addition, in order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and the applicable directing holder will be required to select a separate special servicer that is not a borrower party (referred to in this prospectus as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. In the event there is no applicable directing holder, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be

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no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Notwithstanding the foregoing, the master servicer, the special servicer or any of their respective sub-servicers and, as it relates to servicing and administration of any outside serviced whole loan, any outside servicer, any outside special servicer, or any of their respective sub-servicers, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the offered certificates, especially if:

●	as it relates to the servicing and administration of mortgage loans under the pooling and servicing agreement, the master servicer, the special servicer, a sub-servicer or any of their respective affiliates holds certificates of this securitization transaction or any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an issuing entity, which assets include a serviced companion loan (or a portion of or interest in a serviced companion loan) (such securities, “serviced companion loan securities”), or
●	as it relates to servicing and administration of any outside serviced whole loan under the related outside servicing agreement, any related outside servicer, any related outside special servicer, a sub-servicer or any of their respective affiliates, holds certificates of this securitization transaction or any securitization involving a companion loan in such outside serviced whole loan;

or, in any case, any of the foregoing parties or any of their respective affiliates directly owns a companion loan or mezzanine loan related to any mortgage loan or otherwise has financial interests in or financial dealings with an applicable borrower, any of its affiliates or a sponsor. Each of these relationships may create a conflict of interest. For example, if the special servicer or its affiliate holds a subordinate class of certificates or serviced companion loan securities, the special servicer might seek to reduce the potential for losses allocable to those certificates or serviced companion loan securities by deferring acceleration of the applicable specially serviced loans in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. Furthermore, none of the master servicer, the special servicer or a sub-servicer is required to act in a manner more favorable to the holders of offered certificates or any particular class of offered certificates than to the holders the non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer (or any of their respective sub-servicers) services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, or itself or its affiliates, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, or have owners, obligors or property managers in common with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. As a result of the services described above, the interests of each of the master servicer and the special servicer (or any of their respective sub-servicers) and each of its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of the master servicer or the special servicer (or any of their respective sub-servicers), as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for the master servicer or the special servicer.

A special servicer (whether the initial special servicer or a successor) may enter into one or more arrangements with the controlling class representative, another directing holder, a controlling class certificateholder or other certificateholders, an Uncertificated VRR Interest owner, a companion loan holder, or a holder of a security backed (in whole or in part) by a companion loan (or an affiliate or a third-party representative of one or more of the preceding) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the co-lender agreements and limitations on the right of such person to replace the special servicer. The master servicer may enter into an agreement with a sponsor to purchase the servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans. Any person that enters into such an economic arrangement with the master servicer or special servicer, as the case may be, may be influenced by such economic arrangement when deciding whether to appoint such master servicer or whether to appoint or replace such special servicer from time

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to time, and such consideration would not be required to take into account the best interests of any holder or group of holders of offered certificates. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Further, the master servicer, the special servicer, the certificate administrator, the trustee or any of their respective affiliates may be acting in multiple capacities in or related to this transaction, which may include, without limitation, participating in interim servicing and/or custodial arrangements with certain transaction parties, providing warehouse financing to certain originators or sponsors prior to transfer of their related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the underlying mortgage loans prior to their transfer to the issuing entity. For a description of certain of the foregoing relationships and arrangements, see “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. Also see “—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment”.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Similarly, with respect to the outside serviced mortgage loans, conflicts described above may arise with respect to an outside servicer, an outside special servicer, a sub-servicer, or any of their respective affiliates.

Each of the foregoing relationships should be considered carefully by you before you invest in any offered certificates.

In addition, while there is an operating advisor with certain obligations in respect of reviewing the compliance of the special servicer with certain of its obligations under the pooling and servicing agreement, the operating advisor (i) has no control rights over actions by the special servicer at any time, (ii) has no ability to communicate with, or directly influence the actions of, the borrowers at any time, (iii) has no consultation rights over actions by the special servicer prior to the occurrence and continuance of an operating advisor consultation trigger event, (iv) has no consultation rights in connection with a serviced outside controlled whole loan unless consultation rights are granted to the issuing entity as holder of the related split mortgage loan and (v) has no consultation rights in connection with the outside serviced whole loans, and the special servicer is under no obligation at any time to act upon any of the operating advisor’s recommendations. In addition, the operating advisor only has the limited obligations and duties set forth in the pooling and servicing agreement, and has no fiduciary duty, has no other duty except with respect to its specific obligations under the pooling and servicing agreement and has no duty or liability to any particular class of offered certificates or any holder of offered certificates. It is not intended that the operating advisor act as a surrogate for the holders of offered certificates. Investors should not rely on the operating advisor to monitor the actions of any directing holder or special servicer, other than to the limited extent specifically required in respect of certain actions of the special servicer at certain prescribed times under the pooling and servicing agreement, or to affect the special servicer’s actions under the pooling and servicing agreement.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans; provided, however, that the operating advisor may have limited consultation rights with an outside special servicer pursuant to the pooling and servicing agreement. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In acting as operating advisor, the operating advisor is required to act solely on behalf of the issuing entity, in the best interest of, and for the benefit of, the certificateholders and the Uncertificated VRR Interest owners (as a collective whole) and will have no fiduciary duty to any party. In addition, the operating advisor is not permitted to (i) be affiliated with other parties to this securitization transaction (which, for the avoidance of doubt, does not include the asset representations reviewer) or (ii) directly or indirectly have any financial interest in this securitization transaction other than in fees

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from its role as the operating advisor or any fees to which it is entitled as asset representations reviewer. See “The Pooling and Servicing Agreement—Operating Advisor”. Notwithstanding the foregoing, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or any of its affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the related mortgages properties may be in the same market as, or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard but, rather, by the Operating Advisor Standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a limited liability company organized under the laws of Delaware, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, Pentalpha Surveillance LLC and its affiliates have rendered services to, performed surveillance of, provided valuation services to and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the sponsors, the mortgage loan sellers, the originators, a party to the pooling and servicing agreement, a directing holder, a companion loan holder, a consulting party or collateral property owners or affiliates of any of those parties. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to Pentalpha Surveillance LLC duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which Pentalpha Surveillance LLC performs its duties under the pooling and servicing agreement.

Notwithstanding the foregoing, the asset representations reviewer and its affiliates may have interests that are in conflict with those of holders of offered certificates, especially if the asset representations reviewer or any of its affiliates have financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent of a borrower.

In addition, Pentalpha Surveillance LLC and its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans that will be included in the issuing entity. These other mortgage loans and the

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related mortgaged properties may be in the same market as or have owners, obligors or property managers in common with, one or more of the mortgage loans that will be included in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity, at the same time as they are performing services on behalf of other persons with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts of interest for Pentalpha Surveillance LLC.

Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder

It is expected that RREF IV-D AIV RR, LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. See “—Potential Conflicts of Interest of the Master Servicer, the Special Servicer, the Trustee, any Outside Servicer and any Outside Special Servicer” above. The initial outside controlling class representative(s) with respect to the outside serviced mortgage loan(s) (to the extent definitively identified) are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.

Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

In addition, a directing holder will have certain consent rights, and a consulting party will have certain consultation rights, with respect to the applicable serviced mortgage loan(s) and serviced companion loan(s) under the pooling and servicing agreement under certain circumstances, as described in this prospectus. See “The Pooling and Servicing Agreement—Directing Holder”.

Neither the holders of the serviced companion loans nor any of their representatives will be a party to the pooling and servicing agreement, but one or more of such parties will be a third party beneficiary thereof and their rights (which may include being a directing holder or consulting party) may affect the servicing of the related mortgage loan.

The controlling class representative will be controlled by the controlling class certificateholders, and the holders of the controlling class will not have any duty or liability to any other certificateholder. Likewise, no holder of a serviced companion loan or any representative thereof will have any duty or liability to any holder of offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Similarly, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), has, with respect to an outside serviced whole loan, certain consent and consultation rights and rights to replace the related outside special servicer under the related outside servicing agreement, and the controlling class representative for this securitization transaction, at any time that it is a directing holder or consulting party, will have certain consultation rights with respect to such outside serviced whole loan. See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Any directing holder, consulting party, or outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests that are in conflict with those of any or all of the holders of offered certificates, especially if the applicable party or any affiliate thereof holds certificates, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or a parent of a borrower. Each of these relationships may create a conflict of interest.

The special servicer, at the direction of or upon consultation with, as applicable, a directing holder or a consulting party, may take or recommend actions with respect to the related serviced mortgage loan or serviced

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whole loan that could adversely affect the holders of some or all of the classes of the offered certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. No directing holder or consulting party will have any duty to the holders of any class of offered certificates and may have interests in conflict with those of the holders of offered certificates. As a result, it is possible that a directing holder may direct or a consulting party may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the offered certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents.

No certificateholder may take any action against any directing holder or consulting party for having acted solely in its own interests. See “Description of the Mortgage Pool—The Whole Loans”, “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Although a directing holder or controlling class certificateholder (if any, and if no related control appraisal period is or is deemed to be in effect) that, in each case, is a borrower related party with respect to a mortgage loan or whole loan will generally not be entitled to have access to certain excluded information regarding such mortgage loan or whole loan and the related mortgaged property (including asset status reports, final asset status reports or any summaries related thereto (and any other excluded information identified in the pooling and servicing agreement)), and certificateholders of the same controlling class that are not borrower related parties will be required to certify that they will not share such excluded information with such borrower related parties, we cannot assure you that any such excluded entities will not access, obtain, review and/or use, or that any non-excluded entity will not share with such excluded entity such excluded information in a manner that adversely impacts your offered certificates. See “The Pooling and Servicing Agreement—Directing Holder”.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investors in the control eligible certificates (collectively, the “B-Piece Buyer”) were given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in other features of some or all of the mortgage loans. The B-Piece Buyer may have adjusted the mortgage pool as originally proposed by the sponsors by removing or otherwise excluding certain proposed mortgage loans. In addition, the B-Piece Buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-Piece Buyer or that the final pool as influenced by the B-Piece Buyer’s feedback will not adversely affect the performance of your offered certificates and benefit the performance of the B-Piece Buyer’s certificates. Because of the differing subordination levels, the B-Piece Buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-Piece Buyer but that does not benefit other investors. In addition, the B-Piece Buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-Piece Buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-Piece Buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of the control eligible certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-Piece Buyer’s acceptance of a mortgage loan. The B-Piece Buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the origination of such mortgage loan.

The B-Piece Buyer will have no liability to any holder of offered certificates for any actions taken by it as described in the preceding two paragraphs, and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

It is anticipated that RREF IV-D AIV RR, LLC (or its affiliate) will be the initial controlling class representative and, accordingly, the initial directing holder with respect to all of the serviced mortgage loans and serviced whole loans as to which the controlling class representative is entitled to act as directing holder. The controlling class

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representative will have certain rights to direct and consult with the special servicer with respect to the applicable serviced loans. In addition, the controlling class representative will generally have certain consultation rights with regard to some or all of the outside serviced mortgage loans under each related co-lender agreement. See “—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” above.

Because the incentives and actions of the B-Piece Buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool and should not rely upon any B-Piece Buyer’s due diligence or investment decision (or due diligence or the investment decision of its affiliates).

Conflicts of Interest May Occur as a Result of the Rights of the Directing Holder or an Outside Controlling Class Representative to Terminate the Special Servicer of the Related Whole Loan

With respect to each whole loan, the applicable directing holder or an outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable, will be entitled, under certain circumstances, to remove the special servicer or outside special servicer, as applicable, for such whole loan and, in such circumstances, appoint a successor special servicer or successor outside special servicer, as applicable, for such whole loan (or have certain consent rights with respect to such removal or replacement).

The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of offered certificates. In addition, that party does not have any duties to the holders of any class of offered certificates, may act solely in its own interests, and will have no liability to any holder of offered certificates for having done so. No holder of offered certificates may take any action against the directing holder or the outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder), as applicable (under the pooling and servicing agreement for this securitization or any other servicing agreement), or against any other parties for having acted solely in their own respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate a special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts of interest in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;
●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and
●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Offered Certificates Are Limited Obligations; If Assets Are Not Sufficient, You May Not Be Paid

The offered certificates, when issued, will represent beneficial interests in the issuing entity. The offered certificates will not represent an interest in, or obligation of, the sponsors, any party to the pooling and servicing agreement, the underwriters, or any of their respective affiliates, or any other person. The primary assets of the

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issuing entity will be the notes evidencing the mortgage loans, and the primary security and source of payment for the mortgage loans will be the mortgaged properties and the other collateral described in this prospectus. Payments on the offered certificates are expected to be derived from payments made by the borrowers on the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the holders of the offered certificates are entitled.

No governmental agency or instrumentality will guarantee or insure payment on the offered certificates.

Furthermore, some classes of offered certificates will represent a subordinate right to receive payments out of collections and/or advances on the trust assets.

If the trust assets are insufficient to make payments on your offered certificates, no other assets will be available to you for payment of the deficiency, and you will bear the resulting loss. See “Description of the Certificates—General”.

The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline

The offered certificates may have limited or no liquidity.

As described under “—General Risk Factors—The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS” and “—Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates”, the secondary market for mortgage-backed securities recently experienced extremely limited liquidity. The adverse conditions described above as well as other adverse conditions could continue to severely limit the liquidity for mortgage-backed securities and cause disruptions and volatility in the market for CMBS.

Your offered certificates will not be listed on any national securities exchange or the NASDAQ stock market or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your offered certificates. In addition, the ability of the underwriters to make a market in the offered certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, asset backed securities generally (including, without limitation, the application of Rule 15c2-11 under the Exchange Act to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for securities such as the offered certificates). Additionally, one or more purchasers may purchase substantial portions of one or more classes of offered certificates. Accordingly, you may not have an active or liquid secondary market for your offered certificates. Lack of liquidity could result in a substantial decrease in the market value of your offered certificates. We do not expect that you will have any redemption rights with respect to your offered certificates.

Lack of liquidity will impair your ability to sell your offered certificates and may prevent you from doing so at a time when you may want or need to. Lack of liquidity could adversely affect the market value of your offered certificates.

In addition, the market value of the offered certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk, having a less volatile market value or being more liquid;
●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;
●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;
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●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;
●	investors’ perceptions regarding the commercial and multifamily real estate markets, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;
●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and
●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any offered certificates, the ability to sell your offered certificates will depend on, among other things, whether and to what extent a secondary market then exists for these offered certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the offered certificates or the mortgage loans.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;
●	do not represent any assessment of the yield to maturity that a certificateholder may experience;
●	reflect only the views of the respective rating agencies as of the date such ratings were issued;
●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;
●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;
●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and
●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid and do not consider the likelihood of early optional termination of any trust.

The amount, type and nature of credit support given the offered certificates will be determined on the basis of criteria established by each rating agency rating classes of the offered certificates. Those criteria are sometimes based upon an actuarial analysis of the behavior of mortgage loans in a larger group. There can be no assurance that the historical data supporting any such actuarial analysis will accurately reflect future experience, or that the data derived from a large pool of mortgage loans will accurately predict the delinquency, foreclosure or loss experience of any particular pool of mortgage loans. In other cases, such criteria may be based upon determinations of the values of the properties that provide security for the mortgage loans. However, we cannot assure you that those values will not decline in the future. As a result, the credit support required in respect of the

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offered certificates may be insufficient to fully protect the holders of those certificates from losses on the related mortgage asset pool.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate the offered certificates but not the others, due in part to their initial subordination levels for the various classes of the offered and non-offered certificates. In the case of one of the three nationally recognized statistical rating organizations selected by the depositor, the depositor has requested ratings for only certain classes of the offered certificates, due in part to the initial subordination levels provided by such nationally recognized statistical rating organization for the various classes of the offered certificates. Had the depositor selected alternative nationally recognized statistical rating organizations to rate the offered certificates, we cannot assure you as to the ratings that such other nationally recognized statistical rating organizations would have ultimately assigned to the offered certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Had the depositor requested each of the engaged nationally recognized statistical rating organizations to rate all classes of the offered certificates, we cannot assure you as to the ratings that any such engaged nationally recognized statistical rating organization would have ultimately assigned to the classes of offered certificates that it did not rate.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the offered certificates no longer qualify as a nationally recognized statistical rating organization, or are no longer qualified to rate the offered certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c) (3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

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A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. No person is obligated to maintain the rating on any offered certificate, and accordingly, there can be no assurance to you that the ratings assigned to any offered certificate on the date on which the certificate is originally issued will not be lowered or withdrawn by a rating agency at any time thereafter.

If any rating is revised or withdrawn or if any rating agencies retained by the depositor, a sponsor or an underwriter to provide a security rating on any class of offered certificates no longer qualifies as a “nationally recognized statistical rating organization” or is no longer qualified to rate any such class of offered certificates, the liquidity, market value and regulatory characteristics of your offered certificates may be adversely affected.

We are not obligated to maintain any particular rating with respect to the offered certificates, and the ratings initially assigned to the offered certificates by any or all of the rating agencies engaged by the depositor to rate the offered certificates could change adversely as a result of changes affecting, among other things, the underlying mortgage loans, the mortgaged properties, the sponsors, or any party to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the offered certificates. Although these changes would not necessarily be or result from an event of default on any underlying mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

To the extent that the provisions of the pooling and servicing agreement or any mortgage loan serviced thereunder condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the offered certificates (and, in the case of certain actions, events or consequences related to any serviced pari passu companion loan that is included in a securitization transaction, the related companion loan rating agencies).

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the offered certificates as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. Rating agency confirmations with respect to any outside serviced mortgage loan will also be subject to the terms and provisions of the related outside servicing agreement. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “The Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

There can be no assurance that an unsolicited rating will not be issued prior to or after the closing date of the issuance of the offered certificates, and none of the depositor, any related sponsor or any related underwriter is obligated to inform investors (or potential investors) if an unsolicited rating is issued after the date of this prospectus. Consequently, if you intend to purchase the offered certificates, you should monitor whether an unsolicited rating of the offered certificates has been issued by a non-hired rating agency and should consult with your financial and legal advisors regarding the impact of an unsolicited rating on the offered certificates.

Any downgrading or unsolicited rating of a class of offered certificates to below “investment grade” may affect your ability to purchase or retain, or otherwise impact the regulatory characteristics, of those certificates.

Any Credit Support for Your Offered Certificates May Be Insufficient to Protect You Against All Potential Losses

The rating agencies that assign ratings to your offered certificates will establish the amount of credit support, if any, for your offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. See “Description of the Certificates—Subordination; Allocation of Realized Losses”. If actual losses on the underlying mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

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Certain Classes of the Offered Certificates Are Subordinate to, and Are Therefore Riskier Than, Other Classes

The Class A-S, Class B and Class C certificates are subordinate to other classes of non-vertically retained certificates. If you purchase any offered certificates that are subordinate to one or more other classes, then your offered certificates will provide credit support to such other senior classes. As a result, you will receive payments after, and must bear the effects of losses on the trust assets before, the holders of the senior classes.

When making an investment decision, you should consider, among other things—

●	the payment priorities of the respective classes of the offered certificates,
●	the order in which the principal balances of the respective classes of the offered certificates with balances will be reduced in connection with losses and default-related shortfalls, and
●	the characteristics and quality of the mortgage loans in the trust.

Pro Rata Allocation of Principal Between and Among the Subordinate Companion Loan and the Related Mortgage Loan Prior to a Material Mortgage Loan Event Default

With respect to a mortgage loan that is part of a whole loan with a subordinate companion loan, prior to the occurrence and continuance of a material mortgage loan event of default (or during any period of time that the event of default is being cured in accordance with the related co-lender agreement), any collections of scheduled principal payments and other unscheduled principal payments with respect to the related whole loan (other than, if applicable, any prepayment consisting of any insurance or condemnation proceeds) received from the related borrower may (if so provided in the related co-lender agreement) be allocated to such mortgage loan and any such subordinate companion loan(s) on a pro rata basis. Any such pro rata distributions of principal with respect to a subordinate companion loan and the resulting distributions of principal to the holder(s) of the related subordinate companion loan(s) would have the effect of reducing the total dollar amount of subordination provided to the offered certificates by such companion loan. See the discussions regarding mortgage loans that are part of AB whole loans or pari passu-AB whole loans under “Description of the Mortgage Pool—The Whole Loans”.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of the offered certificates will depend in part on the following:

●	the purchase price for the offered certificates;
●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with principal balances; and
●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

Any changes in the weighted average lives of your offered certificates may adversely affect your yield. In general, if you buy a Class X-A certificate or if you buy any other offered certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than your anticipated yield. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy an offered certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than your anticipated yield. The potential effect that prepayments may have on the yield of your offered certificates will increase as the discount deepens or the premium increases. If the amount of interest payable on your offered certificates is disproportionately large as compared to the amount of principal payable on your offered certificates, or if your offered certificates entitle you to receive

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payments of interest but no payments of principal, then you may fail to recover your original investment under some prepayment scenarios.

In addition, if you buy offered certificates that entitle you to distributions of principal, prepayments resulting in a shortening of weighted average lives of your offered certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your offered certificates at a rate comparable to the effective yield anticipated by you in making your investment in the offered certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of your offered certificates will depend on the terms of those certificates, more particularly:

●	a class of non-vertically retained principal balance certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and
●	a class of non-vertically retained principal balance certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Investment Performance and Average Life of Your Offered Certificates Will Depend Upon Payments, Defaults and Losses on the Underlying Mortgage Loans, and Those Payments, Defaults and Losses May Be Highly Unpredictable

Payments of principal and/or interest on your offered certificates will depend upon, among other things, the rate and timing of payments on the underlying mortgage loans. Prepayments on the underlying mortgage loans may result in a faster rate of principal payments on your offered certificates, thereby resulting in a shorter average life for your offered certificates than if those prepayments had not occurred.

The rate and timing of principal prepayments on pools of mortgage loans varies among pools and is influenced by a variety of economic, demographic, geographic, social, tax and legal factors. Accordingly, neither you nor we can predict the rate and timing of principal prepayments on the mortgage loans underlying your offered certificates. As a result, repayment of your offered certificates could occur significantly earlier or later, and the average life of your offered certificates could be significantly shorter or longer, than you expected.

The extent to which prepayments on the underlying mortgage loans ultimately affect the average life of your offered certificates depends on the terms and provisions of your offered certificates. A class of offered certificates may entitle the holders to a pro rata share of any prepayments on the underlying mortgage loans, to all or a disproportionately large share of those prepayments, or to none or a disproportionately small share of those prepayments. If you are entitled to a disproportionately large share of any prepayments on the underlying mortgage loans, your offered certificates may be retired at an earlier date. If, however, you are only entitled to a small share of the prepayments on the underlying mortgage loans, the average life of your offered certificates may be extended. Your entitlement to receive payments, including prepayments, of principal of the underlying mortgage loans may—

●	vary based on the occurrence of specified events, such as the retirement of one or more other classes of offered certificates, or
●	be subject to various contingencies, such as prepayment and default rates with respect to the underlying mortgage loans.

Each of the mortgage loans underlying the offered certificates will specify the terms on which the related borrower must repay the outstanding principal amount of the loan. The rate, timing and amount of scheduled payments of principal may vary, and may vary significantly, from mortgage loan to mortgage loan. The rate at which the underlying mortgage loans amortize will directly affect the rate at which the principal balance or notional amount of your offered certificates is paid down or otherwise reduced.

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In addition, any mortgage loan underlying the offered certificates may permit the related borrower during some or all of the loan term to prepay the loan. In general, a borrower will be more likely to prepay its mortgage loan when it has an economic incentive to do so, such as obtaining a larger loan on the same underlying real property or a lower or otherwise more advantageous interest rate through refinancing. If a mortgage loan includes some form of prepayment restriction, the likelihood of prepayment should decline. These restrictions may include—

●	an absolute or partial prohibition against voluntary prepayments during some or all of the loan term, or
●	a requirement that voluntary prepayments be accompanied by some form of prepayment premium, fee or charge during some or all of the loan term.

In many cases, however, there will be no restriction associated with the application of insurance proceeds or condemnation proceeds as a prepayment of principal.

Notwithstanding the terms of the mortgage loans backing your offered certificates, the amount, rate and timing of payments and other collections on those mortgage loans will, to some degree, be unpredictable because of borrower defaults and because of casualties and condemnations with respect to the underlying real properties.

The investment performance of your offered certificates may vary materially and adversely from your expectations due to—

●	the rate of prepayments and other unscheduled collections of principal on the underlying mortgage loans being faster or slower than you anticipated, or
●	the rate of defaults on the underlying mortgage loans being faster, or the severity of losses on the underlying mortgage loans being greater, than you anticipated.

The actual yield to you, as a holder of an offered certificate, may not equal the yield you anticipated at the time of your purchase, and the total return on investment that you expected may not be realized. In deciding whether to purchase any offered certificates, you should make an independent decision as to the appropriate prepayment, default and loss assumptions to be used.

We are not aware of any relevant publicly available or authoritative statistics with respect to the historical prepayment experiences of commercial mortgage loans. For this purpose, principal payments include both voluntary prepayments, if permitted, and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations or repurchases upon breaches of representations and warranties or material document defects or purchases by the holder of a subordinate companion loan or a mezzanine lender pursuant to a purchase option or sales of defaulted mortgage loans. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;
●	the level of prevailing interest rates;
●	the availability of mortgage credit;
●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;
●	the failure to meet certain requirements for the release of escrows;
●	the occurrence of casualties or natural disasters; and
●	economic, demographic, tax, legal or other factors.
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See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a description of certain prepayment protections and other factors that may influence the rate of prepayment of the mortgage loans. See “—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable” above.

In addition, if a sponsor or guarantor repurchases any mortgage loan from the issuing entity due to breaches of representations or warranties or document defects, the repurchase price paid will be passed through to the holders of the offered certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment charge would be payable. Additionally, the holder of any subordinate companion loan or any mezzanine lender may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance payments or prepayment charges. As a result of such a repurchase or purchase, investors in the Class X-A certificates and any classes of offered certificates purchased at a premium might not fully recoup their initial investment. In this respect, see “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates. Investors in the Class X-A certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “—A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates” and “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and/or Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected by Prepayments Resulting from Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A to this prospectus. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, neither the master servicer nor the special servicer, as applicable, will apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If the non-vertically retained percentage of losses on the mortgage loans allocated to the non-vertically retained principal balance certificates exceed the aggregate certificate balance of the classes of non-vertically retained principal balance certificates subordinated to a particular class thereof, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if the non-vertically retained percentage of losses on the mortgage loans are not borne by your offered certificates, those losses may affect the weighted average life and yield to maturity of your offered certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your offered certificates. In addition, if the master servicer, the special servicer or the trustee is reimbursed out of general collections on the mortgage loans included in the issuing entity for any advance that it has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the

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certificate balances of the non-vertically retained principal balance certificates (in the order described in the next paragraph as if it was a loss realized on the mortgage loans) and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlements as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer, the special servicer or the trustee is reimbursed out of principal collections on the mortgage loans for any workout delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-vertically retained principal balance certificates and the Combined VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates with principal balances and extending the weighted average lives of those certificates. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-vertically retained principal balance certificates, first the Class J-RR certificates, then the Class G-RR certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance(s) thereof. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 or Class A-SB certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. No representation is made as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield, Prepayment and Maturity Considerations”.

Modifications of the Terms of the Mortgage Loans May Affect the Amount and Timing of Payments on Your Offered Certificates

The master servicer or special servicer may, within prescribed limits, extend and modify mortgage loans underlying your offered certificates that are in default or as to which a payment default is imminent in order to maximize recoveries on the defaulted loans. The master servicer or special servicer is only required to determine that any extension or modification is reasonably likely to produce a greater recovery than a liquidation of the real property securing the defaulted loan. There is a risk that the decision of the master servicer or special servicer to extend or modify a mortgage loan may not in fact produce a greater recovery.

The master servicer (or any related primary servicer) will be responsible for servicing the mortgage loans underlying your offered certificates regardless of whether such mortgage loans are performing or have become delinquent or have otherwise been transferred to special servicing. As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the certificateholders and the Uncertificated VRR Interest owners, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on non-specially serviced mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to the certificateholders and the Uncertificated VRR Interest owners may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications. Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received by the issuing entity with respect to such mortgage loan.

The ability to modify mortgage loans by each of the master servicer and the special servicer may be limited by several factors. First, if the master servicer or special servicer, as applicable, has to consider a large number of modifications, operational constraints may affect the ability of such servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the pooling and servicing agreement will significantly limit the actions of the master servicer, and will prohibit the special servicer from taking certain actions, in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in

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maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on your offered certificates. In addition, even if a loan modification is successfully completed, there can be no assurance that the related borrower will continue to perform under the terms of the modified mortgage loan.

You should note that modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of offered certificates in the transaction. The pooling and servicing agreement will obligate the master servicer and special servicer not to consider the interests of individual classes of offered certificates. You should also note that in connection with considering a modification or other type of loss mitigation, the master servicer or special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to such servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the related mortgage pool but in each case, prior to distributions being made on your offered certificates.

A Rapid Rate of Principal Prepayments, Liquidations and/or Principal Losses on the Mortgage Loans Could Result in the Failure to Recoup the Initial Investment in the Class X-A Certificates

The Class X-A certificates will not be entitled to distributions of principal but instead will accrue interest on the notional amount of such class.

The yield to maturity on the Class X-A certificates will be especially sensitive to the rate and timing of reductions made to the certificate balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates. In each case, the causes of such reductions in the applicable certificate balances may include delinquencies and losses on the mortgage loans due to liquidations, principal payments (including both voluntary and involuntary prepayments, delinquencies, defaults and liquidations) on the mortgage loans and payments with respect to purchases and repurchases thereof, which may fluctuate significantly from time to time. A rate of principal payments and liquidations on the mortgage loans that is more rapid than expected by investors may have a material adverse effect on the yield to maturity of the Class X-A certificates and may result in holders not fully recouping their initial investments. The yield to maturity of the Class X-A certificates may be adversely affected by the prepayment of mortgage loans with higher net mortgage rates. See “Yield, Prepayment and Maturity Considerations—Yield on the Class X-A Certificates”.

Payments Allocated to the Combined VRR Interest Will Not Be Available to Make Payments on the Non-Vertically Retained Certificates, and Payments Allocated to the Non-Vertically Retained Certificates Will Not Be Available to Make Payments on the Combined VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-vertically retained certificates and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlements. Amounts received and allocated to the non-vertically retained certificates will not be available to satisfy any amounts due and payable to the Combined VRR Interest. Likewise, amounts received and allocated to the Combined VRR Interest will not be available to satisfy any amounts due and payable to the non-vertically retained certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-vertically retained certificates (collectively) and the Combined VRR Interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks

Except as described under “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”, you and other holders of offered certificates generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity.

Those decisions are generally made, subject to the express terms of the pooling and servicing agreement, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable. Any decision made by one of those parties in respect of the issuing entity, even if that decision is determined to be in your best interests by that party, may be contrary to the decision that you or other holders of offered certificates would have made and may negatively affect your interests.

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Except as limited by certain conditions described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, the special servicer may be removed and replaced with or without cause with respect to the applicable serviced loan(s) under the pooling and servicing agreement at any time by (and with a successor to be appointed by) the applicable directing holder. In addition, the special servicer (but not any outside special servicer) may be replaced based on a certificateholder vote (a) after the occurrence and during the continuance of a control termination event, at the request of certain certificateholders entitled to at least a specified percentage of voting rights allocated thereto, or (b) at any time, based on the recommendation of the operating advisor (provided that the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer has failed to comply with the servicing standard and (2) a replacement special servicer would be in the best interest of the certificateholders and the Uncertificated VRR Interest owners (as a collective whole)). See “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

The outside special servicer for any outside serviced whole loan will likewise be subject to removal and replacement by the related outside controlling class representative, in connection with a securityholder vote and/or, with respect to any outside serviced whole loan as to which the related controlling note has not been securitized, by the related controlling note holder for such outside serviced whole loan, subject to certain conditions provided in the related outside servicing agreement and the related co-lender agreement.

In certain limited circumstances, certificateholders have the right to vote on matters affecting the issuing entity. In some cases these votes are by certificateholders taken as a whole and in others the vote is by class, and in either case a particular vote may exclude certain classes. Your interests as an owner of offered certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. Voting rights are generally allocated to a particular class based on the outstanding certificate balance (or outstanding notional amount, as applicable) thereof, which is reduced (or indirectly reduced in the case of a notional amount) by realized losses. In certain cases, however, the allocation of and/or right to exercise voting rights may take into account the allocation of appraisal reduction amounts. Furthermore, quorums have been established for certain votes that would ultimately permit certain actions to be taken based on the affirmative vote of the holders of certificates evidencing less (and perhaps materially less) than a majority of the voting rights. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. You generally have no right to vote on any servicing matters related to any outside serviced whole loan. See “Description of the Certificates—Voting Rights” and “The Pooling and Servicing Agreement”.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

Rights of the Directing Holders and the Consulting Parties Could Adversely Affect Your Investment

In connection with the taking of certain actions that would be a major decision in connection with the servicing of a serviced mortgage loan or, if applicable, whole loan under the pooling and servicing agreement, the special servicer generally will be required to obtain the consent of the applicable directing holder. In addition, in connection with such actions or decisions regarding a mortgage loan or, if applicable, whole loan serviced under the pooling and servicing agreement, the special servicer generally will be required to consult with any applicable consulting party. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor”. Such actions and decisions include, among others, certain loan modifications, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged property or properties, and certain sales of the mortgage loan(s) or, if applicable, whole loan(s), or any related REO property or properties for less than the outstanding principal amount plus accrued interest, fees and expenses. See “The Pooling and Servicing Agreement—Directing Holder” and “—Operating Advisor” for a list of actions and decisions requiring consultation with the applicable consulting parties. As a result of these obligations, the special servicer may take actions with respect to a serviced mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

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You will be acknowledging and agreeing, by your purchase of offered certificates, that any directing holder or consulting party: (i) may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates; (ii) may act solely in its own interests (or the interests of any particular class of certificateholders or any owner of the Uncertificated VRR Interest or such other person that appointed it); (iii) does not have any duties to the holders of any class of offered certificates (other than the holders of any particular class of certificateholders that appointed it); (iv) may take actions that favor its own interests (or the interests of any particular class of certificateholders or any Uncertificated VRR Interest owner or such other person that appointed it) over the interests of the holders of one or more classes or interests (or other classes or interests, as applicable) of certificates; and (v) will have no liability whatsoever (other than to any particular class of certificateholders or other person that appointed it) for having so acted as set forth in (i) – (iv) above, and that no holder of an offered certificate may take any action whatsoever against any directing holder or any consulting party or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any directing holder or any consulting party for having so acted.

Rights of any Outside Controlling Class Representative or Other Controlling Note Holder with Respect to an Outside Serviced Whole Loan Could Adversely Affect Your Investment

With respect to each outside serviced whole loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) will have rights comparable to those of the controlling class representative for this securitization transaction, and accordingly, prospective investors should consider the following:

●	An outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may have interests in conflict with those of the holders of some or all of the classes of offered certificates.
●	With respect to any outside serviced whole loan, although the outside special servicer is not permitted to take actions which are prohibited by law or violate the servicing standard under the related outside servicing agreement or the terms of the related mortgage loan documents, it is possible that the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) may direct the outside special servicer to take actions with respect to the outside serviced whole loan that conflict with the interests of the holders of certain classes of the offered certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any outside serviced mortgage loan, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder):

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests (or the interests of the person or persons that appointed it), without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests (or the interests of the person or persons that appointed it) over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against such outside controlling class representative (or other controlling note holder) or any director, officer, employee, agent or principal of such outside controlling class representative (or other controlling note holder) for having so acted.
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Inability to Replace the Master Servicer Could Affect Collections and Recoveries on the Mortgage Loans

The structure of the servicing fee payable to the master servicer might affect the ability to find a replacement master servicer. Although the trustee is required to replace the master servicer if the master servicer is terminated or resigns, if the trustee is unwilling (including for example because the servicing fee is insufficient) or unable (including for example, because the trustee does not have the systems to service mortgage loans), it may be necessary to appoint a replacement master servicer. Because the master servicing fee is generally structured as a percentage of the outstanding principal balance of each mortgage loan, it may be difficult to replace the servicer at a time when the balance of the mortgage loans has been significantly reduced because the fee may be insufficient to cover the costs associated with servicing the mortgage assets and/or related REO properties remaining in the mortgage pool. The performance of the mortgage assets may be negatively impacted, beyond the expected transition period during a servicing transfer, if a replacement master servicer is not retained within a reasonable amount of time.

You Will Not Have Any Control Over the Servicing of Any Outside Serviced Mortgage Loan

Each outside serviced mortgage loan is secured by one or more mortgaged properties that also secure a companion loan that is not an asset of the issuing entity and is being serviced under an outside servicing agreement, which is the servicing agreement governing the securitization of such companion loan, by the outside servicer and outside special servicer, and in accordance with the servicing standard provided for in the outside servicing agreement. Further, pursuant to the related co-lender agreement and the outside servicing agreement, the related outside controlling class representative (or, in the case of any outside serviced whole loan as to which the related controlling note has not been securitized, the related controlling note holder) (and not any party to this securitization transaction) has certain rights to direct and advise the outside special servicer with respect to such outside serviced whole loan (including the related outside serviced mortgage loan). As a result, you will have less control over the servicing of the outside serviced mortgage loans than you would if the outside serviced mortgage loans are being serviced by the master servicer and the special servicer under the pooling and servicing agreement for your offered certificates.

See “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Mezzanine Debt May Reduce the Cash Flow Available to Reinvest in a Mortgaged Property and may Increase the Likelihood that a Borrower Will Default on a Mortgage Loan Underlying Your Offered Certificates

In the case of one or more mortgage loans included in the trust, a direct and/or indirect equity holder in the related borrower may have pledged, or be permitted to pledge, its equity interest to secure financing to that equity holder. Such financing is often referred to as mezzanine debt. While a lender on mezzanine debt has no security interest in or rights to the related mortgaged property, a default under the subject mezzanine loan could cause a change in control of the related borrower.

In addition, if, in the case of any mortgage loan, equity interests in the related borrower have been pledged to secure mezzanine debt, then the trust may be subject to an intercreditor or similar agreement that, among other things:

●	grants the mezzanine lender cure rights and/or a purchase option with respect to the subject underlying mortgage loan under certain default scenarios or reasonably foreseeable default scenarios;
●	limits modifications of payment terms of the subject underlying mortgage loan; and/or
●	limits or delays enforcement actions with respect to the subject underlying mortgage loan.

Furthermore, mezzanine debt reduces the mezzanine borrower’s indirect equity in the subject mortgaged property and therefore may reduce its incentive to invest cash in order to support that mortgaged property.

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Certain Aspects of Co-Lender, Intercreditor and Similar Agreements Executed in Connection with Mortgage Loans Underlying Your Offered Certificates May Be Unenforceable

One or more mortgage loans included in the trust is part of a split loan structure or whole loan that includes a subordinate non-trust mortgage loan or may be senior to one or more other mortgage loans made to a common borrower and secured by the same real property collateral. Pursuant to a co-lender, intercreditor or similar agreement, a subordinate lender may have agreed that it not take any direct actions with respect to the related subordinated debt, including any actions relating to the bankruptcy of the related borrower, and that the holder of the related mortgage loan that is included in our trust—directly or through an applicable servicer—will have all rights to direct all such actions. There can be no assurance that in the event of the borrower’s bankruptcy, a court will enforce such restrictions against a subordinate lender. While subordination agreements are generally enforceable in bankruptcy, in its decision in In re 203 North LaSalle Street Partnership, 246 B.R. 325 (Bankr. N.D. Ill. March 10, 2000), the United States Bankruptcy Court for the Northern District of Illinois refused to enforce a provision of a subordination agreement that allowed a first mortgagee to vote a second mortgagee’s claim with respect to a Chapter 11 reorganization plan on the grounds that pre-bankruptcy contracts cannot override rights expressly provided by federal bankruptcy law. This holding, which one court has already followed, potentially limits the ability of a senior lender to accept or reject a reorganization plan or to control the enforcement of remedies against a common borrower over a subordinate lender’s objections. In the event the foregoing holding is followed with respect to a co-lender relationship related to one of the mortgage loans underlying your offered certificates, the trust’s recovery with respect to the related borrower in a bankruptcy proceeding may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Bank of Montreal in its capacity as a sponsor) are obligated to repurchase or substitute any mortgage loan or make any loss of value payment in connection with either a breach of any sponsor’s representations and warranties or any document defects, if such sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will have the financial ability to effect or cause such repurchases or substitutions or make such payment to compensate the issuing entity. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation. In particular, in the case of any outside serviced mortgage loan that is serviced under the outside servicing agreement entered into in connection with the securitization of a related pari passu companion loan, the asset representations reviewer, if any, under that outside servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “The Mortgage Loan Purchase Agreements” for a summary of certain representations and warranties and the remedies in connection therewith.

In addition, with respect to each of (i) the Yorkshire & Lexington Towers mortgage loan (9.9)%, which is comprised of promissory notes contributed to this securitization transaction by Bank of Montreal, Citi Real Estate Funding Inc. and Starwood Mortgage Capital LLC, and (ii) the Bell Works mortgage loan (4.2)%, which is comprised of promissory notes contributed to this securitization transaction by Bank of Montreal and Citi Real Estate Funding Inc., each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory note(s) sold by it to the depositor as if the note(s) contributed by any such mortgage loan seller and evidencing a portion of such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, with respect to any such mortgage loan, any related mortgage loan seller may not repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty or any document defect.

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Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan

In lieu of repurchasing or substituting a mortgage loan in connection with either a material breach of the related sponsor’s representations and warranties or any material document defects (other than a material breach or material document defect that is related to a mortgage loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3)), the related sponsor may make a payment to the trust to compensate it for the loss of value of the affected mortgage loan. Upon its making such payment, the sponsor will be deemed to have cured the related material breach or material defect in all respects. Although such “loss of value payment” may only be made to the extent that the special servicer, with the consent of the controlling class representative prior to the occurrence of a control termination event, deems such amount to be sufficient to compensate the trust for the related material breach or material document defect, we cannot assure you that such payment will fully compensate the trust for such material breach or material document defect in all respects. See “The Mortgage Loan Purchase Agreements—Representations and Warranties” and “—Cures, Repurchases and Substitutions” in this prospectus for a summary discussion of the loss of value payment.

Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates

The master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by that party with respect to the mortgage loans. This interest will generally accrue from the date on which the related advance was made or the related expense was incurred through the date of reimbursement. In addition, under certain circumstances, including a default by the borrower in the payment of principal and interest on a mortgage loan, that mortgage loan will become specially serviced and the special servicer will be entitled to compensation for performing special servicing functions pursuant to the pooling and servicing agreement including, without limitation, special servicing fees, liquidation fees and workout fees. Similar considerations exist with respect to outside servicers, outside special servicers and outside trustees in connection with the servicing of the outside serviced mortgage loans. The right to receive interest on advances or special servicing compensation is senior to the rights of holders of offered certificates to receive distributions on the offered certificates. Thus, the payment of interest on advances and the payment of special servicing compensation may lead to shortfalls in amounts otherwise distributable on your offered certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

A servicer for the mortgage loans underlying the offered certificates (i.e., the master servicer or the special servicer) may be eligible to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act. If a servicer were to become a debtor under the U.S. bankruptcy code or enter into receivership under the Federal Deposit Insurance Act, although the pooling and servicing agreement provides that such an event would be a termination event entitling the trust to terminate the servicer, the provision would most likely not be enforceable. However, a rejection of the servicing agreement by the servicer in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the Federal Deposit Insurance Act would be treated as a breach of the pooling and servicing agreement and give the trust a claim for damages and the ability to appoint a successor servicer. An assumption under the U.S. bankruptcy code would require the servicer to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the servicer to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the servicer would not adversely impact the servicing of the mortgage loans or that the trust would be entitled to terminate the servicer in a timely manner or at all. If any servicer becomes the subject of bankruptcy or similar proceedings, the trust’s claim to collections in that servicer’s possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your offered certificates may be delayed or reduced.

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The Mortgage Loan Sellers, the Sponsors and the Depositor Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy, insolvency, receivership or conservatorship of an originator, a mortgage loan seller or the depositor (or certain affiliates thereof), it is possible that the issuing entity’s right to payment from or ownership of certain of the mortgage loans could be challenged. If such challenge is successful, payments on the offered certificates would be reduced or delayed. Even if the challenge is not successful, payments on the offered certificates would be delayed while a court resolves the claim.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

An opinion of counsel will be rendered on the closing date to the effect that the transfer of the applicable mortgage loans by each mortgage loan seller to the depositor would generally be respected as a sale in the event of the bankruptcy or insolvency of such mortgage loan seller. Such opinions, however, are subject to various assumptions and qualifications, and there can be no assurance that a bankruptcy trustee, if applicable, or other interested party will not attempt to challenge the issuing entity’s right to payment with respect to the related mortgage loans. Legal opinions do not provide any guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues were competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and other policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process. As a result, a creditor, a bankruptcy trustee or another interested party, including an entity transferring a mortgage loan as debtor-in-possession, could still attempt to assert that the transfer of a mortgage loan was not a sale. If such party’s challenge were successful, payments on the offered certificates would be reduced or delayed. Even if the challenge were not successful, payments on the offered certificates would be delayed while a court resolves the claim.

Furthermore, Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, a former acting general counsel of the FDIC issued a letter in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, its author (the former acting general counsel referred to above) would recommend that such regulations incorporate a 90 day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the former acting general counsel’s letter, delays or reductions in payments on the offered certificates would occur. As such, we cannot assure you that a bankruptcy would not result in a delay or reduction in payments on the offered certificates.

The issuing entity has been organized as a common law trust, and as such is not eligible to be a “debtor” under the federal bankruptcy laws. If the issuing entity were instead characterized as a “business trust” it could qualify as a debtor under those laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust.” If a bankruptcy court were to determine that the issuing entity was a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

BMO is funding its Mortgage Loans through its Chicago branch. BMO’s Chicago branch is a banking office of a foreign banking corporation licensed in the State of Illinois. If BMO were to become subject to a receivership, the proceeding involving assets of BMO’s Chicago branch would be governed by the Foreign Banking Office Act (205 ILCS 645/1) and likely administered by the Illinois Secretary of Financial and Professional Regulation (the “Secretary”) or a receiver appointed by the Secretary.

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The Superintendent of Financial Institutions (the “Superintendent”) has broad powers under the Bank Act (Canada) to take control of BMO or its assets if it believes that BMO does not have sufficient assets to adequately protect BMO’s depositors and creditors or that such depositors and creditors may otherwise be materially prejudiced, or if BMO fails or is expected to fail to pay its liabilities as they become due and payable. Once control has been taken, the Superintendent has broad statutory authority to do all things necessary or expedient to protect the rights and interests of the depositors and creditors of BMO, including that it may apply for the winding-up of BMO under the Winding-up and Restructuring Act (Canada).

A restructuring of BMO’s assets and liabilities may also be attempted under the Canada Deposit Insurance Corporation Act (Canada) (the “CDIC Act”), where appropriate, after the Superintendent reports that (i) BMO is not viable (or about to be not viable) and the Bank Act (Canada) powers outlined above cannot assist, or (ii) the Superintendent can take control under the Bank Act (Canada) and grounds exist for a winding-up order. The CDIC Act restructuring orders are as follows: (A) the shares and subordinated debt of BMO may be vested in the Canada Deposit Insurance Corporation (the “CDIC”), (B) the CDIC may be appointed as a receiver in respect of BMO, or (C) a solvent federal bridge institution may be established to assume BMO’s liabilities. The CDIC Act has been amended to allow an additional restructuring order that permits the CDIC to convert or cause BMO to convert certain of its shares and liabilities into common shares of BMO or any of its affiliates. Final regulations to implement the bank recapitalization regime became effective on September 23, 2018.

There is considerable uncertainty about the scope of the powers afforded to the Superintendent under the Bank Act (Canada) and the CDIC under the CDIC Act and how these authorities may choose to exercise such powers. If an instrument or order were to be made under the provisions of the Bank Act (Canada) or CDIC Act in respect of BMO, such instrument or order may (amongst other things) affect the ability of BMO to satisfy its ongoing obligations under the related Mortgage Loan Purchase Agreement and/or result in the cancellation, modification or conversion of certain unsecured liabilities of BMO under the transaction documents or in other modifications to such documents without BMO’s or your consent. As a result, the making of an instrument or order in respect of BMO as described above may affect the ability of the Issuing Entity to meet its obligations in respect of the Certificates.

Realization on a Mortgage Loan That Is Part of a Serviced Whole Loan May Be Adversely Affected by the Rights of the Related Serviced Companion Loan Holder

If a serviced whole loan were to become defaulted, the related co-lender agreement requires the special servicer, in the event it determines to sell the related mortgage loan in accordance with the terms of the pooling and servicing agreement, to sell the related serviced pari passu companion loan(s) (and, under certain circumstances, any related subordinate companion loan(s)) together with such defaulted mortgage loan. We cannot assure you that such a required sale of a defaulted whole loan (or applicable portion thereof) would not adversely affect the ability of the special servicer to sell such mortgage loan, or the price realized for such mortgage loan, following a default on the related serviced whole loan. Further, if, pursuant to the related co-lender agreement, the issuing entity as holder of the related mortgage loan is (and the related serviced pari passu companion loan holder is not) the directing holder (with the right to consent to material servicing decisions and replace the special servicer, subject to the conditions specified under “The Pooling and Servicing Agreement—Directing Holder” and “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”) with respect to the subject serviced pari passu whole loan, the related serviced pari passu companion loan may not be as marketable as the related mortgage loan held by the issuing entity. Accordingly, if any such sale does occur with respect to the serviced whole loan, then the net proceeds realized by the issuing entity in connection with such sale may be less than would be the case if only the related mortgage loan were subject to such sale.

In the case of a serviced outside controlled whole loan, a related companion loan holder or its representative, if it is the directing holder, will generally have the right to consent to certain servicing actions with respect to such whole loan by the master servicer or special servicer, as applicable (and, in certain cases, direct the special servicer to take certain servicing actions with respect to such whole loan). In addition, the controlling class representative if it is a consulting party as to such serviced outside controlled whole loan will have non-binding consultation rights with respect to certain servicing decisions involving such serviced outside controlled whole loan.

In connection with the servicing of a serviced pari passu whole loan, the related serviced pari passu companion loan holder, if it is a consulting party, or its representative will be entitled to consult with the special servicer regarding material servicing actions, including making recommendations as to alternative actions to be taken by the special servicer with respect to such serviced pari passu whole loan, and such recommended servicing actions could

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adversely affect the holders of some or all of the classes of offered certificates. The serviced pari passu companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of offered certificates, and it is possible that the serviced pari passu companion loan holder or its representative may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the offered certificates. Notwithstanding the foregoing, any such consultation with such serviced pari passu companion loan holder or its representative is non-binding, and in no event is the special servicer obligated at any time to follow or take any alternative actions recommended by such serviced pari passu companion loan holder (or its representative).

With respect to any serviced AB whole loan, pursuant to the terms of the pooling and servicing agreement, if such serviced AB whole loan becomes a defaulted mortgage loan, and if the special servicer determines to sell the related serviced mortgage loan, then such sale will be subject to (and the proceeds derived therefrom may be affected by) any right of the subordinate companion loan holder(s) to purchase, and cure defaults under, the related defaulted mortgage loan (together with any related serviced pari passu companion loans, if any) as and to the extent described in “Description of the Mortgage Pool—The Whole Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that, with respect to any mortgage loan that is part of a serviced whole loan, the related serviced companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of offered certificates;
●	may act solely in its own interests, without regard to your interests;
●	does not have any duties to any other person, including the holders of any class of offered certificates;
●	may take actions that favor its interests over the interests of the holders of one or more classes of offered certificates; and
●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the serviced companion loan holder or any director, officer, employee, agent, representative or principal of the serviced companion loan holder for having so acted.

Changes in Pool Composition Will Change the Nature of Your Investment

The mortgage loans underlying your certificates will amortize at different rates and mature on different dates. In addition, some of those mortgage loans may be prepaid or liquidated. As a result, the relative composition of the mortgage asset pool will change over time.

If you purchase certificates with a pass-through rate that is equal to or calculated based upon a weighted average of interest rates on the underlying mortgage loans, your pass-through rate will be affected, and may decline, as the relative composition of the mortgage pool changes.

In addition, as payments and other collections of principal are received with respect to the underlying mortgage loans, the remaining mortgage pool backing your offered certificates may exhibit an increased concentration with respect to property type, number and affiliation of borrowers and geographic location.

Release, Casualty and Condemnation of Collateral May Reduce the Yield on Your Offered Certificates

Notwithstanding the prepayment provisions described in this prospectus, certain of the mortgage loans permit the release of a mortgaged property (or a portion of the mortgaged property) subject to the satisfaction of certain conditions described under “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”. In order to obtain such release (other than with respect to the release of certain non-material portions of the mortgaged properties which may not require payment of a release price), the related borrower may be required (among other things) to pay a release price, which in some cases may not include a prepayment premium or yield maintenance charge on all or a portion of such payment. In addition, some mortgage loans may provide that the application of casualty or condemnation proceeds to pay down the subject mortgage loan does not need to be accompanied by a prepayment premium or yield maintenance charge. Any such prepayments may adversely affect the yield to

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maturity of your offered certificates. See “—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In addition, certain mortgage loans provide for the release, without prepayment or defeasance, of outparcels or other portions of the related mortgaged property that were given no value or minimal value in the underwriting process, subject to the satisfaction of certain conditions. Certain of the mortgage loans also permit the related borrower to add or substitute collateral under certain circumstances.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” and Annex A for further details regarding the various release provisions.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

General

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity (or a portion thereof), including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as a corporation under Treasury regulations, and the offered certificates may be treated as stock interests in one or more of those associations and not as debt instruments. The Code authorizes the granting of relief from disqualification if failure to meet one or more of the requirements for REMIC status occurs inadvertently and steps are taken to correct the conditions that caused disqualification within a reasonable time after the discovery of the disqualifying event. The relief may be granted by either allowing continuation as a REMIC or by ignoring the cessation entirely. However, any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of the REMIC’s income for the period of time during which the requirements for REMIC status are not satisfied. While the United States Department of the Treasury is authorized to issue regulations regarding the granting of relief from disqualification if the failure to meet one or more of the requirements of REMIC status occurs inadvertently and in good faith, no such regulations have been issued.

In addition, changes to REMIC restrictions on loan modifications may impact your investment in the offered certificates. See “—Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates” below.

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. The issuing entity, however, may be unable to prevent the completion of any construction work in certain circumstances. In any such case, depending on the facts and circumstances at the time of any default, the issuing entity may be required to dispose or otherwise recover on the related mortgage loan other than by immediately acquiring the mortgaged property. In addition, any (i) net income from the operation of the mortgaged properties (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to holders of the offered certificates. The special servicer (or, in the case of an outside serviced mortgage loan, the related outside special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the Uncertificated VRR Interest owners and any related companion loan holders, as a collective whole, could reasonably be expected to be greater than under another method of

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operating or leasing the mortgaged property. See “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of an outside serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the holders of offered certificates.

No Gross Up in Respect of the Offered Certificates Held by Non-U.S. Tax Persons

To the extent that any withholding tax is imposed on payments of interest or other payments on any offered certificates, as a result of any change in applicable law or otherwise, there will be no obligation to make any “gross-up” payments to holders of offered certificates in respect of such taxes and such withholding tax would therefore result in a shortfall to affected holders of offered certificates. See “Material Federal Income Tax Consequences—Taxation of Certain Foreign Investors” and “—FATCA”.

Certain Federal Tax Considerations Regarding Original Issue Discount

Certain classes of certificates may be issued with original issue discount for federal income tax purposes. Original issue discount is taxable when it accrues rather than when it is received, which generally will result in recognition of taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with regard to the original issue discount. See “Material Federal Income Tax Consequences—Taxation of the Regular Interests—Original Issue Discount” in this prospectus.

Changes to REMIC Restrictions on Loan Modifications May Impact an Investment in the Offered Certificates

Ordinarily a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such consequences, however, if the default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

The IRS has issued Revenue Procedure 2009-45 easing the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances when default is “reasonably foreseeable” to include those where the related servicer reasonably believes that there is a “significant risk of default” with respect to the mortgage loan upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that a mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on that mortgage loan, and likewise on one or more classes of offered certificates.

The IRS has also issued Revenue Procedure 2020-26 easing the tax requirements for a servicer to modify certain mortgage loans held in a REMIC by permitting certain forbearances (and related modifications) for up to 6 months that are agreed to by a borrower, between March 27, 2020 and December 31, 2020, and that are made under certain forbearance programs for borrowers experiencing a financial hardship due, directly or indirectly, to the COVID-19 emergency. The IRS subsequently issued Revenue Procedure 2021-12 which extended the December 31, 2020 expiration date for the safe harbors under Revenue Procedure 2020-26 until September 30, 2021. Under these revenue procedures, these forbearances (a) are not treated as resulting in a newly issued mortgage loan for purposes of Treasury Regulations section 1.860G-2(b)(1), (b) are not prohibited transactions under Code Section 860F(a)(2), (c) do not result in a deemed reissuance of related REMIC regular interests and (d) do not manifest a power to vary the investment of an investment trust under Treasury Regulations Section 301.7701-4(c). The time period covered by Revenue Procedure 2020-26 (as extended by Revenue Procedure 2021-12) has lapsed and it is unclear whether the IRS will further extend the application of Revenue Procedure 2020-26 or issue new guidance for forbearances granted after September 30, 2021. Accordingly, the master servicer or the special servicer may grant certain forbearances (and engage in related modifications) with respect to a Mortgage Loan in connection with the COVID-19 emergency, which may impact the timing of payments and ultimate recovery on the Mortgage Loan, and likewise on one or more classes of offered certificates.

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In addition, the IRS has issued final regulations under the REMIC provisions of the Code that allow a servicer to modify terms of REMIC-held mortgage loans that relate to changes in collateral, credit enhancement and recourse features, provided that after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified paydown transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of offered certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the tax rules governing REMICs.

State, Local and Other Tax Considerations

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Consequences”, potential purchasers should consider the state and local, and any other, tax consequences of the acquisition, ownership and disposition of the offered certificates. State, local and other tax laws may differ substantially from the corresponding federal tax law, and this prospectus does not purport to describe any aspects of the tax laws of the states or localities, or any other jurisdiction, in which the mortgaged properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

If any tax or penalty is successfully asserted by any state, local or other taxing jurisdiction, none of the sponsors, the related borrower, or the parties to the pooling and servicing agreement will be obligated to indemnify or otherwise to reimburse the holders of certificates for such tax or penalty.

You should consult with your own tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the offered certificates.

General Risk Factors

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the offered certificates may be significantly increased.

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The Offered Certificates May Not Be a Suitable Investment for You

The offered certificates are not suitable investments for all investors. In particular, you should not purchase any class of offered certificates unless you understand and are able to bear the risk that the yield to maturity of, the aggregate amount and timing of distributions on, and the market value of the offered certificates are subject to material variability from period to period and give rise to the potential for significant loss over the life of the offered certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the offered certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the offered certificates.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue to Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your offered certificates, and the value of your offered certificates, could be adversely affected.

Other External Factors May Adversely Affect the Value and Liquidity of Your Investment; Global, National and Local Economic Factors

Due to factors not directly relating to the offered certificates or the underlying mortgage loans, the market value of the offered certificates can decline even if the offered certificates, the mortgage loans or the mortgaged properties are performing at or above your expectations.

Global financial markets have in recent years experienced increased volatility due to uncertainty surrounding the level and sustainability of the sovereign debt of various countries. Much of this uncertainty has related to certain countries that participate in the European Monetary Union and whose sovereign debt is generally denominated in Euros, the common currency shared by members of that union. In addition, some economists, observers and market participants have expressed concerns regarding the sustainability of the monetary union and the common currency in their current form. Concerns regarding sovereign debt may emerge with respect to other countries at any time.

Furthermore, many state and local governments in the United States are experiencing, and are expected to continue to experience, severe budgetary strain. One or more states could default on their debt, or one or more significant local governments could default on their debt or seek relief from their debt under Title 11 of the United States Code, as amended (the “Bankruptcy Code”) or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time.

Moreover, other types of events, domestic or international, may affect general economic conditions, consumer confidence and financial markets:

●	Wars, revolts, insurrections, armed conflicts, energy supply or price disruptions, terrorism, political crises, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your offered certificates;
●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your offered certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned; and
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●	The market value of your offered certificates also may be affected by many other factors, including the then-prevailing interest rates and market perceptions of risks associated with commercial mortgage lending. A change in the market value of the offered certificates may be disproportionately impacted by upward or downward movements in the current interest rates.

In addition, on February 24, 2022, Russia launched a military invasion of Ukraine. The European Union, United States, United Kingdom, Canada, Japan and a number of other countries responded by announcing successively more restrictive sanctions against Russia, various Russian individuals, corporations, private banks, and the Russian central bank, which sanctions aim to limit such sanctioned persons’ and entities’ access to the global economy, Russian foreign reserves and personal assets held domestically and internationally. As economies and financial markets throughout the world become increasingly interdependent, events or conditions in one country or region are more likely to adversely impact markets or issuers in other countries or regions. The current Russia-Ukraine conflict is expected to have a particularly significant negative effect on the costs of energy and mineral resources and is expected to exacerbate inflationary pressures throughout the global economy. Furthermore, there may be a heightened risk of cyber-warfare, biological warfare or nuclear warfare launched by Russia against other countries in response to political opposition and imposed sanctions or perceptions of increased NATO involvement in the conflict. The evolution of the conflict and actions taken by governments in response to such conflict, and the consequences, economic or otherwise, are unpredictable and may be far reaching and long lasting. As a result, we cannot predict the immediate or longer-term effects of the conflict on the global economy or on the performance of the mortgage loans or underlying mortgaged properties.

Investors should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity and Other Aspects of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of certain requirements imposed by European Union (“EU”) and United Kingdom (“UK”) legislation in respect of investments in securitisations (as defined in the applicable legislation), including as follows.
●	EU legislation comprising Regulation (EU) 2017/2402 (as amended, the “EU Securitization Regulation”) and related regulatory technical standards and implementing technical standards imposes certain requirements (the “EU Due Diligence Requirements”) with respect to institutional investors (as defined in the EU Securitization Regulation), being (subject to certain conditions and exceptions) (a) institutions for occupational retirement provision; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor”.
●	UK legislation comprising Regulation (EU) 2017/2402, as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”), and as amended by the Securitisation (Amendment) (EU Exit) Regulations 2019 (as amended, the “UK Securitization Regulation”) and certain related technical standards imposes certain requirements (the “UK Due Diligence Requirements”) with
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respect to “institutional investors” (as defined in the UK Securitization Regulation), being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in Section 417(1) of the Financial Services and Markets Act 2000 (as amended, “FSMA”); (b) occupational pension schemes as defined in section 1(1) of the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes appointed under section 34(2) of the Pensions Act 1995 that, in respect of activity undertaken pursuant to that appointment, are authorized for the purposes of section 31 of the FSMA; (c) alternative investment fund managers as defined in regulation 4(1) of the Alternative Investment Fund Managers Regulations 2013 which market or manage alternative investment funds in the UK; (d) UCITS as defined in Section 236A of the FSMA, which are authorized open ended investment companies as defined in Section 237(3) of the FSMA, and management companies as defined in 237(2) of the FSMA; and (e) CRR firms as defined in Article 4(1)(2A) of Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of EUWA; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor”. Certain temporary transitional arrangements are in effect, pursuant to directions made by the relevant UK regulators, with regard to the UK Due Diligence Requirements. Under such arrangements, until March 31, 2022, subject to applicable conditions and in certain respects, a UK Institutional Investor may be permitted to comply with a provision of the EU Securitization Regulation to which it would have been subject before the UK Securitization Regulation came into effect, in place of a corresponding provision of the UK Securitization Regulation.

●	In this prospectus: (a) the EU Securitization Regulation and the UK Securitization Regulation are referred to together as the “Securitization Regulations”; (b) the EU Due Diligence Requirements and the UK Due Diligence Requirements are referred to together as the “SR Due Diligence Requirements”; (c) EU Institutional Investors and UK Institutional Investors are referred to together as “SR Institutional Investors”; and (d) a reference to the “applicable” Securitization Regulation or SR Due Diligence Requirements means, in relation to any SR Institutional Investor, as the case may be, the Securitization Regulation or the SR Due Diligence Requirements to which such SR Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.
●	In the case of a securitization in respect of which (as in the case of this securitization transaction) each of the originator, the original lender, the sponsor and the securitization special purpose entity (as each such term is defined in the applicable Securitization Regulation) is established in a third country, an SR Institutional Investor is permitted by the applicable SR Due Diligence Requirements to invest in such securitization only if (amongst other things): (i) in each case, it has verified that the originator, sponsor or original lender retains, on an ongoing basis, a material net economic interest in the relevant securitization which, in any event, shall not be less than 5%, determined in accordance with Article 6 of the applicable Securitization Regulation, and discloses the risk retention to investors; (ii) in the case of an EU Institutional Investor, it has verified that the originator, the sponsor or the securitization special purpose entity has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation, in accordance with the frequency and modalities provided for in such Article 7; (iii) in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity has, where applicable, made available information which is substantially the same as that which it would have made available under Article 7 of the UK Securitization Regulation if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and (iv) in each case, it has verified that the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.
●	Failure to comply with the applicable SR Due Diligence Requirements may result in various penalties including, in the case of an SR Institutional Investor subject to regulatory capital requirements, the
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imposition of a punitive capital charge on the Certificates acquired by the relevant SR Institutional Investor.

●	Certain aspects of the SR Due Diligence Requirements and what is or will be required to demonstrate compliance to regulators remain unclear. Prospective investors should make themselves aware of the SR Due Diligence Requirements (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the Certificates.
●	Prospective investors should be aware that none of the depositor, the underwriters, the originators, the sponsors, the issuing entity or their respective affiliates will retain a material net economic interest in this securitization transaction, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation. In particular, no such party will take any action that may be required by any prospective investor or certificateholder for the purposes of its compliance with any SR Due Diligence Requirements. In addition, the arrangements described under “Credit Risk Retention” have not been structured with the objective of enabling or facilitating compliance by any person with any requirement of the SR Due Diligence Requirements.
●	Consequently, the offered certificates may not be a suitable investment for any person that is now or may in the future be subject to any SR Due Diligence Requirements. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. This could adversely affect your ability to transfer your certificates or the price you may receive upon your sale of your certificates. Each investor should evaluate the impact such matters may have on it.
●	Changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors and other participants in the asset-backed securities markets. In particular, capital regulations, which were adopted by the U.S. banking regulators in July 2013 and began phasing in on January 1, 2014, implement (i) many aspects of the increased capital framework agreed upon by the Basel Committee on Banking Supervision (“BCBS”) in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” and also (ii) changes required by the Dodd-Frank Act. These capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Additional phases of compliance began on January 1, 2015 and January 1, 2016, respectively. Further changes in capital requirements were announced by the BCBS in January 2016, and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect on investments in asset-backed securities. As a result of these regulations, investments in CMBS like the offered certificates by financial institutions subject to these regulations may result in greater capital charges to these financial institutions, and the treatment of CMBS for their regulatory capital purposes may otherwise be adversely affected. Such developments could reduce the attractiveness of investments in CMBS for such entities.
●	The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the regulations adopted to implement Section 619 of the Dodd-Frank Act (such statutory provision, together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the offered certificates, including a U.S. or foreign
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bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in commercial mortgage-backed securities for financial reporting purposes.
●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities.”
●	In a number of cases that have been filed alleging certain violations of the Trust Indenture Act of 1939, as amended (the “TIA”), certain lower courts have held that the TIA was applicable to certain agreements similar to the Pooling and Servicing Agreement and that the mortgage-backed certificates issued pursuant to such agreements were not exempt under Section 304(a)(2) of the TIA. (See for example, Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 914 F.Supp.2d 422 (S.D.N.Y. Apr. 3, 2012), Policemen’s Annuity and Benefit Fund of the City of Chicago v. Bank of America, NA, et.al, 907 F.Supp.2d 536 (S.D.N.Y. Dec. 7, 2012) and American Fidelity Assurance Co. v. Bank of New York Mellon, No. Civ-11-1284-D, 2013 WL 6835277 (W.D. Okla. Dec. 26, 2013)). These rulings are contrary to more than three decades of market practice, as well as guidance regarding Section 304(a)(2) of the TIA that had previously been provided by the staff of the Division of Corporation Finance and that, prior to April 24, 2015, had been posted on the SEC’s website as Division of Corporation Finance Interpretive Response 202.01 (“CDI 202.01”). See also Harbor Financial, Inc., 1988 SEC No-Act. LEXIS 1463 (Oct. 31, 1988) (in which the SEC staff agreed that certificates evidencing an interest in a pool of mortgage loans could be issued without qualification of the issuing instrument under the TIA). On April 24, 2015, however, CDI 202.01 was withdrawn by the SEC staff without any indication of the reason for such withdrawal. On December 23, 2014, the United States Court of Appeals for the Second Circuit reversed the lower court’s ruling in Retirement Bd. of the Policemen’s Annuity and Benefit Fund regarding the applicability of the TIA to trusts governed by pooling and servicing agreements under New York law, holding that the mortgaged-backed securities at issue are exempt under Section 304(a)(2) of the TIA. See Retirement Board of the Policemen’s Annuity and Benefit Fund of the City of Chicago v. The Bank of New York Mellon, 775 F.3d 154 (2d Cir. 2014). The plaintiffs/appellants in that case filed a petition for rehearing en banc with the Second Circuit, which was denied on April 13, 2015, and such plaintiffs/appellants filed a petition for writ of certiorari to the United States Supreme Court on September 10, 2015, which was denied on January 11, 2016. In addition, on October 31, 2018, in the American Fidelity Assurance Co. case, the District Court for the Western District of Oklahoma granted summary judgment in favor of the defendant, relying on the rationale of the United States Court of Appeals for the Second Circuit to hold that the mortgage pass-through certificates in question are exempt from the TIA. The decision was affirmed on appeal in the United States Court of Appeals for the Tenth Circuit on July 7, 2020.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

None of the issuing entity, the depositor, the underwriters, the mortgage loan sellers or any other party to the transaction makes any representation to any prospective investor or purchaser of the offered certificates regarding

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the regulatory capital treatment of their investment in the offered certificates on the closing date or at any time in the future.

In addition, this securitization transaction is structured to comply with the credit risk retention rules as and to the extent set forth under “Credit Risk Retention”. We cannot assure you that the retaining party or parties for any such securitization transaction will at all times satisfy such credit risk retention requirements. At this time, it is unclear what effect a failure of a retaining party to be in compliance with the credit risk retention rules at any time will have on the holders of offered certificates or the market value or liquidity of the offered certificates. Furthermore, notwithstanding any references in this prospectus to the credit risk retention rules, Regulation RR, the retaining party or other risk retention related matters, in the event the credit risk retention rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, neither the retaining sponsor nor any other party will be required to comply with or act in accordance with the credit risk retention rules or Regulation RR (or such relevant portion thereof).

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub-Servicing Agreement

Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any subservicer’s or the special servicer’s ability to perform its duties under the pooling and servicing agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the mortgage loans. Accordingly, this may adversely affect the performance of the mortgage loans or the performance of the offered certificates.

Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record

Your offered certificates will be issued in book-entry form through the facilities of the Depository Trust Company.

Your offered certificates will be initially represented by one or more certificates registered in the name of Cede & Co., as the nominee for DTC, and will not be registered in your name. As a result, you will not be recognized as a certificateholder, or holder of record of your offered certificates and—

●	you will be able to exercise your rights as a certificateholder only indirectly through the Depository Trust Company and its participating organizations;
●	you may have only limited access to information regarding your offered certificates;
●	you may suffer delays in the receipt of payments on your offered certificates; and
●	your ability to pledge or otherwise take action with respect to your offered certificates may be limited due to the lack of a physical certificate evidencing your ownership of those certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

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Description of the Mortgage Pool

General

The issuing entity with respect to the Certificates and the Uncertificated Interests will be BMO 2022-C2 Mortgage Trust (the “Issuing Entity”). The assets of the Issuing Entity will primarily consist of a pool (the “Mortgage Pool”) of 38 fixed rate commercial mortgage loans (collectively (including, without limitation, any REO Mortgage Loan), the “Mortgage Loans”) with an aggregate principal balance as of the Cut-off Date after deducting payments of principal due on such respective dates, of approximately $707,988,926 (with respect to each Mortgage Loan, the “Cut-off Date Balance” and, in the aggregate, the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is its respective due date in July 2022 (or, in the case of any Mortgage Loan that has its first due date subsequent to July 2022, the date that would have been its due date in July 2022 under the terms of that Mortgage Loan if a Monthly Payment were scheduled to be due in that month).

Each Mortgage Loan is (i) evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and (ii) secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in a commercial, multifamily or manufactured housing community property (each, a “Mortgaged Property”) (or, in certain cases, secured by multiple Mortgages encumbering a portfolio of Mortgaged Properties).

When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, if a Mortgage Loan is secured by more than one Mortgaged Property, the percentages are based on an allocated loan amount that has been assigned to each of the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property(ies) and the other limited assets securing the Mortgage Loan, and not against the borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Thirteen (13) Mortgage Loans (collectively 64.1%) (each such Mortgage Loan, a “Split Mortgage Loan”), are each part of a split loan structure (a “Whole Loan”). A Whole Loan consists of the particular Split Mortgage Loan to be included in the Issuing Entity and one or more “companion loans” (each, a “Companion Loan”) that will be held outside the Issuing Entity.

If a Companion Loan is pari passu in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Pari Passu Companion Loan” and the related Whole Loan may be referred to in this prospectus as a “Pari Passu Whole Loan”. If a Companion Loan is subordinate in right of payment to the related Split Mortgage Loan, it may be referred to in this prospectus as a “Subordinate Companion Loan” and the related Whole Loan may be referred to in this prospectus as an “AB Whole Loan”.

If a Whole Loan includes both a Pari Passu Companion Loan and a Subordinate Companion Loan, then such Whole Loan may be referred to in this prospectus as a “Pari Passu-AB Whole Loan” and the discussions in this prospectus regarding both Pari Passu Whole Loans and AB Whole Loans will be applicable to such Whole Loan.

The subject Split Mortgage Loan and its related Companion Loan(s) comprising any particular Whole Loan are: (i) each evidenced by one or more separate promissory notes; (ii) obligations of the same borrower(s); (iii) cross-defaulted; and (iv) collectively secured by the same mortgage(s) and/or deed(s) of trust encumbering the related Mortgaged Property or portfolio of Mortgaged Properties. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. See “—The Whole Loans” below for more information regarding the identity of, and certain other information regarding, the Whole Loans, as well as rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

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The Mortgage Loans were originated or acquired by the mortgage loan sellers (or will be acquired, on or prior to the Closing Date, by the mortgage loan sellers) set forth in the following chart (collectively, the “Mortgage Loan Sellers”), and such entities will sell their respective Mortgage Loans to the Depositor, which will in turn transfer the Mortgage Loans to the Issuing Entity:

Mortgage Loan Sellers

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
KeyBank National Association (“KeyBank”)	16 (the “KeyBank Mortgage Loans”)	$208,929,293	29.5%
Bank of Montreal (“BMO”)	8 (the “BMO Mortgage Loans”)(1)(2)	127,800,000	18.1
German American Capital Corporation (“GACC”)	2 (the “GACC Mortgage Loans”)	105,000,000	14.8
UBS AG (“UBS”)	5 (the “UBS Mortgage Loans”)	92,932,616	13.1
Bank of Montreal/ Starwood Mortgage Capital LLC (“SMC”)/ Citi Real Estate Funding Inc. (“CREFI”)	1(3)	70,000,000	9.9
Citi Real Estate Funding Inc.	4 (the “CREFI Mortgage Loans”)(1)(2)	60,327,018	8.5
Citi Real Estate Funding Inc./Bank of Montreal	1(4)	30,000,000	4.2
Starwood Mortgage Capital LLC	1 (the “SMC Mortgage Loans”)(1)	13,000,000	1.8
Total	38	$707,988,926	100.0%

(1)	Except as otherwise indicated, references to: (i) “BMO Mortgage Loan(s)” also include the BMO Yorkshire & Lexington Towers Notes (as defined below); (ii) “SMC Mortgage Loan(s)” also include the SMC Yorkshire & Lexington Towers Notes (as defined below); and (iii) “CREFI Mortgage Loan(s)” also include the CREFI Yorkshire & Lexington Towers Note (as defined below).
(2)	Except as otherwise indicated, references to: (i) “BMO Mortgage Loan(s)” also include the BMO Bell Works Note (as defined below); and (ii) “CREFI Mortgage Loan(s)” also include the CREFI Bell Works Note (as defined below).
(3)	The Yorkshire & Lexington Towers Mortgage Loan (9.9%) is part of a Whole Loan as to which separate notes are being sold by BMO, SMC and CREFI. The Yorkshire & Lexington Towers Mortgage Loan was co-originated by BMO, SMC and CREFI. The Yorkshire & Lexington Towers Mortgage Loan is evidenced by five (5) promissory notes: (i) note A-7, with a Cut-off Date Balance of $20,000,000 and note A-13, with a Cut-off Date Balance of $10,000,000, as to each of which BMO is acting as Mortgage Loan Seller (the “BMO Yorkshire & Lexington Towers Notes”); (ii) note A-14, with a Cut-off Date Balance of $10,000,000 and note A-17, with a Cut-Off Date Balance of $10,000,000, as to each of which SMC is acting as Mortgage Loan Seller (the “SMC Yorkshire & Lexington Towers Notes”); and (iii) note A-6, with a Cut-off Date Balance of $20,000,000, as to which CREFI is acting as Mortgage Loan Seller (the “CREFI Yorkshire & Lexington Towers Note”).
(4)	The Bell Works Mortgage Loan (4.2%) is part of a Whole Loan as to which separate notes are being sold by CREFI and BMO. The Bell Works Whole Loan was co-originated by CREFI, BMO and Barclays Capital Real Estate Inc. The Bell Works Mortgage Loan is evidenced by two (2) promissory notes: (i) note A-3-1, with a Cut-off Date Balance of $15,000,000 as of the Cut-Off Date, as to which CREFI is acting as Mortgage Loan Seller (the “CREFI Bell Works Note”); and (ii) note A-5, with a Cut-off Date Balance of $15,000,000, as to which BMO is acting as Mortgage Loan Seller (the “BMO Bell Works Note”).
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The Sponsors originated (or co-originated) the Mortgage Loans or acquired (or, on or prior to the Closing Date, will acquire) the Mortgage Loans, directly or indirectly, from the originators as set forth in the following chart:

Originators

Originator	Sponsor	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
KeyBank National Association	KeyBank National Association	16	$208,929,293	29.5%
Bank of Montreal	Bank of Montreal	8	127,800,000	18.1
DBR Investments Co. Limited	German American Capital Corporation(1)	2	105,000,000	14.8
UBS AG	UBS AG	5	92,932,616	13.1
Bank of Montreal/ Starwood Mortgage Capital LLC/ Citi Real Estate Funding Inc.	Bank of Montreal/ Starwood Mortgage Capital LLC/ Citi Real Estate Funding Inc.(2)	1	70,000,000	9.9
Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.	4	60,327,018	8.5
Citi Real Estate Funding Inc./Bank of Montreal	Citi Real Estate Funding Inc./Bank of Montreal (3)	1	30,000,000	4.2
Starwood Mortgage Capital LLC	Starwood Mortgage Capital LLC	1	13,000,000	1.8
	Total	38	$707,988,926	100.0%

(1)	GACC has acquired or will acquire the Mortgage Loans or portions thereof that were originated, co-originated or acquired by its affiliate, DBR Investments Co. Limited, on or prior to the closing date.
(2)	The Yorkshire & Lexington Towers Mortgage Loan (9.9%) is comprised of the BMO Yorkshire & Lexington Towers Notes, the CREFI Yorkshire & Lexington Towers Note and the SMC Yorkshire & Lexington Towers Notes. The Yorkshire & Lexington Towers Whole Loan was co-originated by BMO, SMC and CREFI.
(3)	The Bell Works Mortgage Loan (4.2%) is comprised of the CREFI Bell Works Note and the BMO Bell Works Note. The Bell Works Whole Loan was co-originated by CREFI, BMO and Barclays Capital Real Estate Inc.

Bank of Montreal, KeyBank National Association, DBR Investments Co. Limited, UBS AG, Citi Real Estate Funding Inc. and Starwood Mortgage Capital LLC are referred to in this prospectus as originators.

BMO Commercial Mortgage Securities LLC (the “Depositor”) will acquire the Mortgage Loans from each of BMO, KeyBank, GACC, UBS AG, CREFI and SMC (collectively, the “Sponsors”) on or about July 12, 2022 (the “Closing Date”) pursuant to a separate Mortgage Loan Purchase Agreement (as defined under “The Mortgage Loan Purchase Agreements” below) between the Depositor and each such Mortgage Loan Seller. The Depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the Trustee pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below).

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented on Annex A, Annex B and Annex C to this prospectus may not equal the indicated total due to rounding. The information on Annex A, Annex B and Annex C to this prospectus with respect to the Mortgage Loans (or any Whole Loan, if applicable) and the Mortgaged Properties is based upon the Mortgage Pool as it is expected to be constituted as of the close of business on the Closing Date, assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, and (iii) each Mortgage Loan with an Anticipated Repayment Date pays in full on its related Anticipated Repayment Date. When information presented in this prospectus with respect to the Mortgaged Properties is expressed as a percentage of the Initial Pool Balance, the percentages are, in the case of multiple Mortgaged Properties securing the same Mortgage Loan, based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents as set forth on Annex A to this prospectus. The statistics on Annex A, Annex B and Annex C to this prospectus were primarily derived from information provided to the Depositor by each Sponsor, which information may have been obtained from the borrowers.

With respect to any Split Mortgage Loan, all debt service coverage ratio, debt yield and loan-to-value ratio information presented in this prospectus is calculated and presented in a manner that reflects the aggregate

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indebtedness evidenced by the subject Split Mortgage Loan and any related Pari Passu Companion Loan, but without regard to any related Subordinate Companion Loan.

From time to time, a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Yorkshire & Lexington Towers Mortgaged Property); when that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Yorkshire & Lexington Towers Mortgage Loan or the Whole Loan); when that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. From time to time, a particular Companion Loan may be identified by name (for example, a Yorkshire & Lexington Towers Companion Loan); when that occurs, we are referring to the (or, if applicable, an individual) Companion Loan secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A to this prospectus. With respect to any Split Mortgage Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A to this prospectus (for example, Yorkshire & Lexington Towers) is combined with any Whole Loan-related defined term (for example, Yorkshire & Lexington Towers Companion Loan Holder), reference is being made to such combined term (for example, Yorkshire & Lexington Towers Companion Loan Holder) as it relates to that particular Split Mortgage Loan or the related Whole Loan as if it were so defined in this prospectus.

Unless otherwise specified or otherwise indicated by the context, any parenthetical with a percentage next to the name of a Mortgaged Property (or the name of a portfolio of Mortgaged Properties) indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgaged Properties by name or as a group), and any parenthetical with a percentage next to the name of a Mortgage Loan or a group of Mortgage Loans indicates the approximate percentage (or approximate aggregate percentage) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance (the foregoing will also apply to the identification of multiple Mortgage Loans by name or as a group).

With respect to each Mortgaged Property, the appraisal of such Mortgaged Property, the Phase I environmental report, any Phase II environmental report and any seismic or property condition report obtained in connection with origination (each, a “Third Party Report”) were prepared prior to the date of this prospectus. The information included in the Third Party Reports may not reflect the current economic, competitive, market and other conditions with respect to the Mortgaged Properties. The Third Party Reports may be based on assumptions regarding market conditions and other matters as reflected in those Third Party Reports. The opinions of value rendered by the appraisers in the appraisals are subject to the assumptions and conditions set forth in those appraisals.

Certain appraisals were prepared prior to the COVID-19 outbreak and do not account for the effects of the pandemic on the related Mortgaged Properties. In addition, more recent appraisals may not reflect the complete effects of the COVID-19 pandemic on the related mortgaged properties as the cumulative impact of the pandemic may not be known for some time. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

“ADR” means, for any hospitality property, average daily rate.

“Allocated Cut-off Date Loan Amount” means, in the case of Mortgage Loans secured by multiple Mortgaged Properties, the allocated Cut-off Date Balance for each Mortgaged Property based on an allocated loan amount that has been assigned to the related Mortgaged Properties based upon the related Mortgage Loan documents or one or more of the related appraised values, the relative underwritten net cash flow or prior allocations reflected in the related Mortgage Loan documents; provided that with respect to any Whole Loan secured by a portfolio of Mortgaged Properties, the Allocated Cut-off Date Loan Amount represents only the pro rata portion of the related Mortgage Loan principal balance amount relative to the related Whole Loan principal balance. Information

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presented in this prospectus (including Annex A and Annex B) with respect to the Mortgaged Properties expressed as a percentage of the Initial Pool Balance reflects the Allocated Cut-off Date Loan Amount allocated to such Mortgaged Property as of the Cut-off Date.

“Annual Debt Service” means, for any Mortgage Loan or Companion Loan, the current annualized debt service payable on such Mortgage Loan or Companion Loan as of July 2022 (or, in the case of any Mortgage Loan or Companion Loan that has its first Due Date subsequent to July 2022, the anticipated annualized debt service payable on such Mortgage Loan or Companion Loan as of July 2022); provided that with respect to each Mortgage Loan with a partial interest-only period, the Annual Debt Service is calculated based on the debt service due under such Mortgage Loan during the amortization period.

“Appraised Value” means, for each of the Mortgaged Properties and any date of determination, the most current appraised value of such Mortgaged Property as determined by an appraisal of the Mortgaged Property and in accordance with MAI standards, as set forth under “Appraised Value” on Annex A to this prospectus. With respect to each Mortgaged Property, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is an “as-is” appraised value (which may contain certain assumptions, including extraordinary assumptions), unless otherwise specified below, and is in each case as determined by an appraisal made not more than thirty-five (35) months prior to the origination date of the related Mortgage Loan, as described under “Appraisal Date” on Annex A to this prospectus. For the Appraised Values on a property-by-property basis, see Annex A to this prospectus and the related footnotes.

In the following cases, the Appraised Value set forth in this prospectus and on Annex A or Annex B to this prospectus is not the “as-is” appraised value, but is instead calculated based on the condition(s) set forth below, reflects the “as-is” appraised value for the entire portfolio of Mortgaged Properties (which represents more than the sum of the “as-is” appraised value of the individual Mortgaged Properties) or reflects an “as-is” appraised value that has been determined inclusive of an upward adjustment or of certain “extraordinary” assumptions:

●	With respect to The Lion Building Mortgage Loan (9.2%), the Appraised Value of the Mortgaged Property is an “As-Is No Landlord Obligations” value of $170,000,000 as of March 30, 2022, which assumes that there are no free rents for tenants at the Mortgaged Property. The Appraised Value is subject to the extraordinary assumptions that (i) all tenant buildouts are completed, (ii) all tenants are in occupancy and (iii) (a) all outstanding landlord obligations totaling $14,197,085 (including tenant improvement, rent abatements, and leasing costs) associated with signed leases have been fully reserved by the lender and therefore are excluded from the valuation, (b) the first year shortfall in rental income has been fully funded and reserved by the lender and (c) if the Mortgaged Property were to transfer, these reserve funds would pass with the title to any purchaser of the Mortgaged Property. The “as-is” appraised value of the Mortgaged Property as of March 30, 2022 was $161,000,000.
●	With respect to the KB Portfolio Mortgage Loan (7.8%), the Appraised Value of the Mortgaged Properties is based on an “as portfolio” appraised value of $139,000,000 as of April 15, 2022, reflecting a portfolio premium of 7.5%. The “as-is” aggregate appraised value for the related Mortgaged Properties without regard to the portfolio premium was $129,290,000 and the “as is” appraised values are dated between January 28, 2022 and April 8, 2022.
●	With respect to the 360 Rosemary Mortgage Loan (4.5%), the Appraised Value of the Mortgaged Property based on an "as stabilized" appraised value of $319,000,000 as of December 1, 2023, based on the assumption that the build out of the space for those tenants that have signed leases but have not taken occupancy as of the date of the related appraisal will be completed by December 1, 2023 and such tenants will take occupancy by December 1, 2023. The "as-is" appraised value of the Mortgaged Property as of December 2, 2021 was $245,000,000.
●	With respect to the Wyndham National Hotel Portfolio Mortgage Loan (1.3%), the Appraised Value represents the aggregate sum of the available “As-Is” and “As-Complete” appraised values for each of the Mortgaged Properties on an individual basis of $215,000,000 as of August 1, 2019. The “As-Complete” appraised values assume completion of certain property improvement plans at the related Mortgaged Properties. At origination, the borrower deposited with the lender $7,417,247, representing 115% of the estimated cost to complete such property improvement plans. On a stand-alone basis,
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the Mortgaged Properties have an aggregate “As-Is” appraised value of $209,500,000 as of August 1, 2019.

“ARD” means, with respect to any Mortgage Loan or Companion Loan, any related Anticipated Repayment Date.

“Balloon Balance” means, with respect to any Mortgage Loan or Companion Loan, the principal balance scheduled to be due on such Mortgage Loan or Companion Loan at maturity or any related Anticipated Repayment Date assuming that all monthly debt service payments are timely received and there are no prepayments or defaults.

“Crossed Group” means each group of Mortgage Loans in the Mortgage Pool that are cross-collateralized and cross-defaulted with each other (either individually or as part of a Pari Passu Whole Loan), if any. Each Crossed Group, if any, is identified by a separate letter on Annex A to this prospectus.

“Cut-off Date LTV Ratio” or “Cut-off Date Loan-to-Value Ratio” generally means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Cut-off Date Balance of that Mortgage Loan set forth on Annex A to this prospectus divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties set forth on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Cut-off Date LTV Ratio is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Cut-off Date LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve, divided by the related Appraised Value set forth on Annex A to this prospectus:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Cut-off Date LTV Ratio	Earnout or Holdback Amount	Cut-off Date LTV Ratio
Lakeview Storage	0.6%	61.4%	$800,000	50.6%

●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Cut-off Date LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus, which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Cut-off Date LTV Ratio (Appraised Value)	Appraised Value	Cut-off Date LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
The Lion Building	9.2%	58.8%	$170,000,000	62.1%	$161,000,000
KB Portfolio	7.8%	57.6%	$139,000,000	61.9%	$129,290,000
360 Rosemary	4.5%	26.6%	$319,000,000	34.7%	$245,000,000
Wyndham National Hotel Portfolio	1.3%	63.0%	$215,000,000	64.7%	$209,500,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

“Debt Yield on Underwritten Net Cash Flow” or “Debt Yield on Underwritten NCF” means, with respect to any Mortgage Loan, the related Underwritten Net Cash Flow divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

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●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Cash Flow does not include the principal balance of the related Subordinate Companion Loan(s); and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Cash Flow was calculated based on the related Underwritten Net Cash Flow divided by the related Cut-off Date Balance less a related earnout or holdback reserve:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NCF	Earnout or Holdback Amount	Debt Yield on Underwritten NCF
Lakeview Storage	0.6%	7.9%	$800,000	9.6%

“Debt Yield on Underwritten Net Operating Income” or “Debt Yield on Underwritten NOI” means, with respect to any Mortgage Loan, the related Underwritten Net Operating Income divided by the Cut-off Date Balance of that Mortgage Loan, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income is based on the aggregate principal balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Debt Yield on Underwritten Net Operating Income does not include the principal balance of the related Subordinate Companion Loan(s); and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Debt Yield on Underwritten Net Operating Income was calculated based on the related Underwritten Net Operating Income divided by the related Cut-off Date Balance less a related earnout or holdback reserve:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Unadjusted Debt Yield on Underwritten NOI	Earnout or Holdback Amount	Debt Yield on Underwritten NOI
Lakeview Storage	0.6%	8.1%	$800,000	9.9%

“DSCR,” “Debt Service Coverage Ratio,” “Cut-off Date DSCR”, “Underwritten NCF DSCR” or “UW NCF DSCR” generally means, for any Mortgage Loan, the ratio of Underwritten Net Cash Flow produced by the related Mortgaged Property or Mortgaged Properties to the aggregate amount of the Annual Debt Service, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the DSCR is based on the Annual Debt Service that is due in connection with such Split Mortgage Loan and the related Pari Passu Companion Loan(s); and
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of DSCR does not include the monthly debt service that is due in connection with the Subordinate Companion Loan(s), unless expressly stated otherwise.

“Hard Lockbox” means an account into which either (i) the related borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender, or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are required to be deposited into a lockbox account controlled by the lender either directly (in

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the case of credit card receivables for certain properties) or by an unaffiliated property manager; provided, that in the case of certain flagged hospitality properties, such unaffiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower or master tenant (unless an event of default or one or more specified trigger events under the related Mortgage Loan documents have occurred and are outstanding) generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square footage.

“Largest Tenant Lease Expiration” means the date at which the applicable Largest Tenant’s lease is scheduled to expire.

“Loan Per Unit” means the principal balance per unit of measure as of the Cut-off Date.

“Maturity Date/ARD LTV Ratio”, “Maturity Date/ARD Loan-to-Value Ratio” or “LTV Ratio at Maturity/ARD” means, with respect to any Mortgage Loan, the ratio, expressed as a percentage of (1) the Balloon Balance of a Mortgage Loan as adjusted to give effect to the amortization of the applicable Mortgage Loan as of its maturity date, assuming no prepayments or defaults, divided by (2) the Appraised Value of the related Mortgaged Property or portfolio of Mortgaged Properties shown on Annex A to this prospectus, except as set forth below:

●	with respect to any Split Mortgage Loan with a Pari Passu Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio is based on the aggregate Balloon Balance of such Split Mortgage Loan and the related Pari Passu Companion Loan(s);
●	with respect to any Split Mortgage Loan with a Subordinate Companion Loan, the calculation of the Maturity Date/ARD LTV Ratio does not include the principal balance of the related Subordinate Companion Loan(s), unless otherwise indicated; and
●	with respect to each Mortgage Loan secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified in the table below, the Maturity Date/ARD LTV Ratio was calculated using the related Appraised Value set forth on Annex A to this prospectus; which is subject to certain adjustments and/or assumptions as described under the definition of “Appraised Value” above:
Mortgaged Property Name	Approx. % of Initial Pool Balance	Maturity Date/ARD LTV Ratio (Appraised Value)	Appraised Value	Maturity Date/ARD LTV Ratio (Unadjusted “as-is” appraised value)(1)	Unadjusted “as-is” appraised value(1)
The Lion Building	9.2%	58.8%	$170,000,000	62.1%	$161,000,000
KB Portfolio	7.8%	57.6%	$139,000,000	61.9%	$129,290,000
360 Rosemary	4.5%	26.6%	$319,000,000	34.7%	$245,000,000
Wyndham National Hotel Portfolio	1.3%	46.7%	$215,000,000	47.9%	$209,500,000

(1)	Reflects the Appraised Value set forth on Annex A to this prospectus, discounting the adjustments and/or assumptions with respect to such Mortgage Loans set forth in the definition of “Appraised Value” above.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A to this prospectus. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the period ending as of the date specified on Annex A to this prospectus) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-

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recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such a depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not a substitute for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or a substitute for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity and in certain cases may reflect partial year annualizations.

“Occupancy” means, unless the context clearly indicates otherwise, (i) in the case of multifamily rental, manufactured housing community and mixed use (to the extent the related Mortgaged Property includes multifamily or manufactured housing community space) properties, the percentage of rental Units or Pads, as applicable, that are rented as of the Occupancy Date; (ii) in the case of office, retail, self storage, industrial and mixed use (to the extent the related Mortgaged Property includes office, retail, self storage or industrial space) properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A to this prospectus for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Penalty Description” or “Prepayment Provision” means the number of payments from the first due date through and including the maturity date or Anticipated Repayment Date, as applicable, for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“Related Group” identifies each group of Mortgage Loans in the Mortgage Pool with borrower sponsors affiliated with other borrower sponsors in the Mortgage Pool. Each Related Group is identified by a separate number on Annex A to this prospectus.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means an account into which either (i) the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account (rather than tenants directly depositing such amounts), or (ii) in the case of hospitality, mixed use, multifamily and manufactured housing community properties, all credit card receivables, cash, checks and “over the counter” receipts are deposited into a lockbox account by the borrower or an affiliated property manager (rather than credit card companies directly depositing credit card receivables); provided, that in the case of certain flagged hospitality properties, such affiliated property manager may instead be required to deposit only the portion of such revenue that is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses that are payable to the property manager.

“Soft Springing Lockbox” means an account initially established as a Soft Lockbox; provided, that upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents, the lockbox account converts to a Hard Lockbox.

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“Springing Cash Management” means, until the occurrence of an event of default or one or more specified trigger events under the Mortgage Loan documents, revenue from the lockbox account is forwarded to an account controlled by the related borrower (or master tenant) or is otherwise made available to the related borrower (or master tenant). Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default or one or more specified trigger events under the related Mortgage Loan documents.

“Underwritten Expenses” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating expenses, as determined by the related Sponsor and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market-rate management fee. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten Net Cash Flow,” “Net Cash Flow” or “Underwritten NCF” with respect to any Mortgage Loan or Mortgaged Property, means cash flow available for debt service, generally equal to the Underwritten NOI decreased by an amount that the related Sponsor has determined for tenant improvements and leasing commissions and/or replacement reserves for capital items. Underwritten NCF does not reflect debt service or non-cash items such as depreciation or amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NCF for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Cash Flow set forth in this prospectus intended to represent such future cash flows. In the case of the Yorkshire & Lexington Towers Whole Loan, the Underwritten Net Cash Flow includes supplemental income reserve disbursements from a supplemental income reserve of $5,226,004.

The Underwritten Net Cash Flow for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net cash flow for the Mortgaged Property to differ materially from the Underwritten Net Cash Flow set forth in this prospectus. In some cases, historical net cash flow for a particular Mortgaged Property, and/or the net cash flow assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten Net Cash Flow shown in this prospectus for such Mortgaged Property. No representation is made as to the future cash flows of the Mortgaged Properties, nor are the Underwritten Net Cash Flows set forth in this prospectus intended to represent such future cash flows. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”.

“Underwritten Net Operating Income” or “Underwritten NOI” with respect to any Mortgage Loan or Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, as both are determined by the related Sponsor, based in part upon borrower supplied information (including but not limited to a rent roll, leases, operating statements and budget) for a recent period which is generally the 12 months prior to the origination date or acquisition date of the Mortgage Loan (or Whole Loan, if applicable), adjusted for specific property, tenant and market considerations. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and/or newly acquired Mortgaged Properties.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments (including, but not limited to, with respect to future occupancy and rental rates), which, if ultimately proved erroneous, could cause the actual net operating income for the Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. In some cases, historical net operating income for a particular Mortgaged Property, and/or the net operating income assumed by the applicable appraiser in determining the Appraised Value of the Mortgaged Property, may be less (and, perhaps, materially less) than the Underwritten NOI shown in this prospectus for such Mortgaged Property. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, Underwritten NOI is based on the “straight line” rent of those

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tenants over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. Underwritten NOI for other Mortgage Loans may also include straight line rent for certain tenants. No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten NOI set forth in this prospectus intended to represent such future cash flows. In the case of the Yorkshire & Lexington Towers Whole Loan, the Underwritten Net Operating Income includes supplemental income reserve disbursements from a supplemental income reserve of $5,226,004.

“Underwritten Revenues” or “Underwritten EGI” with respect to any Mortgage Loan or Mortgaged Property, means an estimate of operating revenues, as determined by the related Sponsor and generally derived from the rental revenue (which may include rental revenue related to reimbursement of tenant improvements and leasing commissions) based on leases in place, leases that have been executed but the tenant is not yet paying rent, month-to-month leases (based on current rent roll and annualized), leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months following the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related Sponsor; plus any additional recurring revenue fees. Additionally, in determining rental revenue for multifamily rental, self storage and manufactured housing community properties, the related Sponsor either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior 1- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In certain cases, with respect to Mortgaged Properties with leases with rent increases or rent decreases during the term of the related Mortgage Loan, Underwritten Revenues were based on the average rent over the term of the Mortgage Loan. In some cases, the related Sponsor included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out or one or more months or periods of rent abatements during the lease term. See “—Tenant Issues” below.

“Units”, “Rooms”, “Beds” or “Pads” means, respectively, (a) in the case of a Mortgaged Property operated as a multifamily property, the number of apartments, regardless of the size of or number of rooms in such apartment, or (b) in the case of a Mortgaged Property that is a hospitality property, the number of guest rooms or beds, as provided, or (c) in the case of a Mortgaged Property that is a manufactured housing community property, the number of pads.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

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Statistical Characteristics of the Mortgage Loans

Overview

General Mortgage Loan Characteristics(1)
(As of the Cut-off Date, unless otherwise indicated)

All Mortgage Loans
Initial Pool Balance(1)	$707,988,926
Number of Mortgage Loans	38
Number of Mortgaged Properties	112
Number of Crossed Groups	0
Crossed Groups as a percentage of Initial Pool Balance	0.0%
Range of Cut-off Date Balances	$2,670,000 to $70,000,000
Average Cut-off Date Balance	$18,631,288
Range of Mortgage Rates	3.04000% to 6.48000%
Weighted Average Mortgage Rate	4.83245%
Range of original terms to Maturity Date/ARD	60 months to 120 months
Weighted average original term to Maturity Date/ARD	111 months
Range of Cut-off Date remaining terms to Maturity Date/ARD	55 months to 120 months
Weighted average Cut-off Date remaining term to Maturity Date/ARD	109 months
Range of original amortization terms(2)	270 months to 360 months
Weighted average original amortization term(2)	354 months
Range of remaining amortization terms(2)	239 months to 360 months
Weighted average remaining amortization term(2)	351 months
Range of Cut-off Date LTV Ratios(3)(4)	20.8% to 69.3%
Weighted average Cut-off Date LTV Ratio(3)(4)	52.1%
Range of Maturity Date/ARD LTV Ratios(3)(4)	17.8% to 69.3%
Weighted average Maturity Date/ARD LTV Ratio(3)(4)	50.6%
Range of UW NCF DSCR(3)(5)	1.23x to 5.08x
Weighted average UW NCF DSCR(3)(5)	2.15x
Range of Debt Yield on Underwritten NOI(3)(6)	8.2% to 17.8%
Weighted average Debt Yield on Underwritten NOI(3)(6)	10.8%
Percentage of Initial Pool Balance consisting of:
Interest Only	79.9%
Amortizing Balloon	12.1%
Interest Only, then Amortizing Balloon	8.0%
Percentage of Initial Pool Balance consisting of:
Mortgaged Properties with single tenants	23.0%
Mortgage Loans with mezzanine debt only	9.9%
Mortgage Loans with subordinate debt only	17.5%
Mortgage Loans with mezzanine debt and subordinate debt	9.9%

(1)	Subject to a permitted variance of plus or minus 5%.
(2)	Does not include any Mortgage Loan that pays interest-only until its maturity date or anticipated repayment date.
(3)	The Cut-off Date LTV Ratio, Maturity Date/ARD LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NOI for each Mortgage Loan are presented in this prospectus (i) if such Mortgage Loan is part of a whole loan, based on both that Mortgage Loan and any related pari passu companion loan(s) but, unless otherwise specifically indicated, without regard to any related subordinate companion loan(s), and (ii) unless otherwise specifically indicated, without regard to any other indebtedness (whether or not secured by the related mortgaged property, ownership interests in the related borrower or otherwise) that currently exists or that may be incurred by the related borrower or its owners in the future.
(4)	The Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for each Mortgage Loan are generally based on the “as-is” appraised values (as set forth on Annex A to this prospectus) of the related mortgaged properties, provided that (a) such loan-to-value ratios may be calculated based on (i) “as-stabilized” or similar values for a mortgaged property in certain cases where the completion of certain hypothetical conditions or other events at the mortgaged property are assumed and/or where reserves have been established at origination to satisfy the applicable condition or event that is expected to occur, or (ii) the cut-off date balance or balloon balance, as applicable, net of a related earnout or holdback reserve, or (b) the “as-is” appraised value for a portfolio of mortgaged properties may include a premium relating to the valuation of the portfolio of mortgaged as a whole rather than as the sum of individually valued mortgaged properties, in each case as further described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and
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Definitions”. In addition, the “as-is” appraised values (as set forth on Annex A to this prospectus) of certain mortgaged properties have been adjusted based on certain assumptions (or extraordinary assumptions) including that certain hypothetical conditions have been satisfied or that certain budgeted costs for pending renovations are fully escrowed, as further described in the definition of “Appraised Value” under “Description of the Mortgage Pool—Certain Calculations and Definitions”. The weighted average Cut-off Date LTV Ratio and Maturity Date/ARD LTV Ratio for the mortgage pool using only unadjusted “as-is” appraised values and the cut-off date balance or balloon balance (as applicable) of each Mortgage Loan, and without regard to portfolio premiums or making any of the adjustments and/or assumptions described in the definitions of “Appraised Value”, “Cut-off Date LTV Ratio” and/or “Maturity Date/ARD LTV Ratio” under “Description of the Mortgage Pool—Certain Calculations and Definitions”, are 53.2% and 51.7%, respectively.

(5)	The UW NCF DSCR for each Mortgage Loan is generally calculated by dividing the underwritten net cash flow for the related mortgaged property or mortgaged properties by the annual debt service for such Mortgage Loan, as adjusted in the case of Mortgage Loans with a partial interest only period by using the first 12 amortizing payments due instead of the actual interest only payment due; provided, that with respect to any Mortgage Loan structured with an economic holdback reserve, the UW NCF DSCR for such Mortgage Loan may be calculated based on the annual debt service that would be in effect for such Mortgage Loan assuming that the related cut-off date balance(s) are net of the related economic holdback reserve. See the definition of “UW NCF DSCR” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(6)	The Debt Yield on Underwritten NOI for each Mortgage Loan is generally calculated as the underwritten net operating income for the related mortgaged property or mortgaged properties divided by the related cut-off date balance(s) of such Mortgage Loan, and the Debt Yield on Underwritten NCF for each Mortgage Loan is generally calculated as the underwritten net cash flow for the related mortgaged property or mortgaged properties divided by the related cut-off date balance of such Mortgage Loan; provided, that with respect to any Mortgage Loan with an earnout or economic holdback reserve, the Debt Yield on Underwritten NOI and Debt Yield on Underwritten NCF for such Mortgage Loan may be calculated based on the related cut-off date balance(s) net of the related earnout or economic holdback reserve. See the definitions of “Debt Yield on Underwritten NOI” and “Debt Yield on Underwritten NCF” under “Description of the Mortgage Pool—Certain Calculations and Definitions”.

See “—Certain Calculations and Definitions” for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios, underwritten debt yield ratios and loan-to-value ratios.

All of the Mortgage Loans (and Whole Loan(s)) are expected to have substantial remaining principal balances as of their respective maturity dates or Anticipated Repayment Dates, as applicable. This includes twenty-six (26) Mortgage Loans (79.9%) that pay interest-only for their entire terms through their respective maturity dates or Anticipated Repayment Dates, as applicable, eight (8) Mortgage Loans (12.1%) that pay principal and interest for their entire terms and four (4) Mortgage Loans (8.0%) that pay interest-only for a portion of their respective terms.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Mortgaged Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Office	20	$247,224,514	34.9%
Suburban	5	113,133,028	16.0
CBD	5	104,443,750	14.8
Medical	10	29,647,736	4.2
Mixed Use	2	$105,000,000	14.8%
Industrial / Office	1	65,000,000	9.2
Office / Retail	1	40,000,000	5.6
Retail	7	$101,728,500	14.4%
Single Tenant	2	43,318,500	6.1
Anchored	3	41,410,000	5.8
Unanchored	2	17,000,000	2.4
Self Storage	22	$85,105,869	12.0%
Multifamily	3	$83,000,000	11.7%
High Rise	2	70,000,000	9.9
Mid Rise	1	13,000,000	1.8
Industrial	13	$71,953,871	10.2%
Warehouse / Distribution	6	26,680,921	3.8
Flex	3	26,092,500	3.7
Warehouse	2	11,768,871	1.7
Warehouse / Other	1	4,100,000	0.6
Manufacturing	1	3,311,579	0.5
Hospitality	44	$9,342,616	1.3%
Limited Service	44	9,342,616	1.3
Manufactured Housing	1	$4,633,556	0.7%
Total	112	$707,988,926	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth on Annex A to this prospectus.
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With respect to all of the property types listed above, the borrowers with respect to the Mortgage Loans secured by such property types may face increased incidence of nonpayment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures and local officials refusing to enforce eviction orders. We cannot assure you that borrowers with respect to the Mortgage Loans secured by any of the property types will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” and “—COVID-19 Considerations” below.

Office Properties

Twenty (20) office properties (34.9%) secure, in whole or in part, eleven (11) (38.8%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of office properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”.

Certain of the office Mortgaged Properties may have specialty use tenants, such as dental or medical offices, physical therapy facilities (including aquatic physical therapy facilities), emergency room facilities, urgent care facilities, data centers, long-term care facilities, restaurants, fitness centers, schools/classrooms, bank branches, concert halls, rooftop cell towers and/or parking garages, as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Certain of the Mortgage Loans secured by office Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive office properties near the Mortgaged Property.

With respect to the 360 Rosemary Mortgage Loan (4.5%), the related borrower sponsor (or affiliates thereof) currently owns other office properties within a five-mile radius which compete with the related Mortgaged Properties.

With respect to the 111 River Street Mortgage Loan (3.1%), a borrower affiliate has an ownership stake in two nearby buildings which compete with the related Mortgaged Properties.

Mixed Use Properties

Two (2) mixed use properties (14.8%) secure, in whole or in part, two (2) (14.8%) of the Mortgage Loans.

With respect to The Reef Mortgage Loan (5.6%), approximately 40.2% of underwritten effective gross income is from an approximately 41,000 square foot LED (light emitting diode) billboard (the “LED Signage”) atop the related Mortgaged Property. The LED Signage is leased to New Tradition Outdoor LLC, an outdoor advertising operator, with a monthly license fee equal to the greater of (i) a minimum license fee and (ii) 75% of the net revenue actually received by the licensee during the immediately preceding month (the “Profit Share Fee”). The minimum license fee is $228,094 per month ($2,737,122 annually) for the current license year (February 2022 through January 2023), and increases by 3.0% each year thereafter during the term of the license. The underwritten income from the LED Signage is $10,745,265 (which is underwritten based on the estimated Profit Share Fee for the trailing twelve months ending April 2022, which was greater than the minimum license fee during such months). There can be no assurance as to what the net revenues of the LED Signage, or the amount of the Profit Share Fee will be during future periods. It is anticipated that following any release of the release parcels described under “Certain Terms of the Mortgage Loans—Partial Releases” below, buildings will be constructed on such parcels, and that such buildings will obstruct certain views of the LED Signage. We cannot assure you that such construction will not result in a Reduction Event, allowing the LED Signage operator to reduce its license fee. See “—Tenant Issues—Lease

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Terminations—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants”.

Further, LED billboards require extensive capital expenditures for maintenance and replacement, and may become obsolete unless renovated or replaced to meet current standards. No upfront reserve was taken for such capital expenditures, although the loan documents provide for a springing reserve for such purpose.

The “as is” appraised value of the Mortgaged Property including the LED Signage is $349,000,000, and excluding the LED Signage is $185,000,000.

In addition, with respect to The Reef Mortgage Loan (5.6%), the building consists of a mix of approximately 45.6% retail showroom space, including 155 suites of less than 1,000 square feet, 90 suites from 1,000-5,000 square feet and 10 suites greater than 5,000 square feet, 33.6% office space, 18.2% event space, 1.8% storage space and 0.1% retail/café space. Showroom tenants tend to lease their spaces on a short-term basis, in many cases for less than a year. The event space is operated by Maker City LA, LLC, a borrower-affiliated tenant that operates the space for corporate events and trade shows. Tenants at the Mortgaged Property also include Shipfront LLC, a borrower-affiliated tenant that is an e-commerce supply chain and logistics company, which operates its space for warehousing and fulfillment services, and leases 7.7% of the net rentable square footage at the Mortgaged Property. The non-customary tenant mix may result in a smaller set of potential investors in or buyers of the Mortgaged Property. In addition, it is possible that, following the release of the release parcels identified under “Certain Terms of the Mortgage Loans—Partial Releases” below, office buildings will be constructed on such parcels that could compete with The Reef Mortgaged Property or construction on such parcels could adversely affect the use and operation of The Reef Mortgaged Property.

Furthermore, respect to The Reef Mortgage Loan (5.6%), the largest tenant, the County of LA, occupied 142,360 square feet at the Mortgaged Property prior to entering into an expansion lease. The County of LA recently signed a lease to expand into an additional 62,124 SF on the 7th floor (the “County of LA Expansion Space”). In connection with such expansion, the borrower also agreed to perform certain landlord work on both the County of LA Expansion Space and the County of LA’s pre-existing space, and the County of LA agreed to pay a revised rental rate (initially $24.84 PSF, which is lower than the rent the County of LA was previously paying) and extend the term of the lease for all of its space through April 2030. The extended lease term and adjusted rent became effective as of May 1, 2022. At origination, a $22,000,000 holdback reserve was deposited with the lender in respect of the County of LA Expansion Space. The lender is required to release such reserve to the borrower upon the borrower delivering to the lender evidence that the following conditions, among others, have been satisfied on or prior to November 5, 2022: (A) the Mortgaged Property has achieved a debt yield of at least 10.5%, and (B) the County of LA has accepted the County of LA Expansion Space and has executed a commencement date memorandum and estoppel, confirming, among other things, such acceptance, and that (1) the County of LA lease expiration date is no sooner than March 31, 2030 (subject to the early termination right described under “—Termination Rights of Government Sponsored Tenants”), (2) the Basic Rent (as defined in the County of LA lease) is no less than $423,281.88 for the first 12 months following the acceptance of the expansion space, and (3) all contributions required to be paid by the borrower as of the date of the County of LA estoppel have been paid in full and all of the borrower’s obligations with respect to tenant improvements have been fully performed. In the event that the foregoing conditions are not satisfied by November 5, 2022, the lender is permitted to continue to hold the $22,000,000 holdback reserve as collateral through the maturity date of the Mortgage Loan. Subsequent to origination, the County of LA has accepted the County of LA Expansion Space and has executed and delivered an estoppel to the lender. As a result, the borrower is anticipated to make a request to the servicer that the holdback reserve fund be released to the borrower.

Each of the mixed use properties has one or more office, retail and/or multifamily components. To the extent a mixed use property has the above-referenced components, such Mortgaged Property is subject to the risks relating to the applicable property types described in “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Office Properties”, “—General—Retail Properties” and “—General—Multifamily Rental Properties”. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

Certain of the mixed use properties may have specialty use tenants, such as medical and dental offices, urgent care facilities, bio-medical facilities, data centers, research and development facilities, educational facilities, music

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venues, theaters, parking garages, bank branches, ballroom event spaces, arcades, fitness centers, churches or non-profits, spas and/or restaurants. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties

Seven (7) retail properties (14.4%) secure, in whole or in part, seven (7) (19.1%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of retail properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a center desirable for other tenants. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Retail Properties”.

Certain of the retail properties may have specialty use tenants, such as dental or medical offices, hospitals, diagnostic laboratories, physical therapy facilities (including aquatic physical therapy facilities), restaurants, fitness centers, dry cleaners, gas stations, hair salons, arcades, churches, schools/classrooms, concert halls, performance studios, movie theaters, data centers and/or parking garages as part of the Mortgaged Property. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, the development of certain properties (other than the Mortgaged Properties) that have tenants that operate as part of the same chain of stores as, or are otherwise in direct competition with, the tenants at the Mortgaged Properties may be planned or imminent in the vicinity of the Mortgaged Properties. Such tenants may compete with tenants at the retail Mortgaged Properties, and thereby have an adverse effect on the cash flow at any affected Mortgaged Property.

Certain of the Mortgage Loans secured by retail Mortgaged Properties may have borrower sponsors (or their affiliates) that own and/or operate competitive retail properties near the Mortgaged Property.

Self Storage Properties

Twenty-two (22) self storage properties (12.0%) secure nine (9) (12.0%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of self storage properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Warehouse, Mini-Warehouse and Self Storage Facilities”.

Certain self storage properties also derive a portion of their Underwritten Revenue from one or more of (a) rent derived from storage spaces used primarily for office and/or warehouse use located at the related Mortgaged Property, (b) rent derived from truck rentals located at the Mortgaged Property, (c) rent derived from on-site apartments leased out to third parties, (d) rent derived from cell tower and/or antenna leases, (e) rent derived from leasing billboard space to third parties, (f) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle, other vehicle and/or boat storage and/or (g) rent derived from retail operations.

Multifamily Properties

Three (3) multifamily properties (11.7%) secure, in whole or in part, two (2) (11.7%) Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Multifamily Rental Properties”.

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With respect to the Yorkshire & Lexington Towers Mortgage Loan (9.9%), as of March 1, 2022, 305 of the 808 units at the Mortgaged Properties are rent stabilized, and the remaining 503 at the Mortgaged Properties are rented at fair market value. Rent stabilized leases can be one or two years in length at the option of the tenant. The renewal rate that may be charged for a particular rent stabilized apartment is determined by criteria established by the New York City Rent Guidelines Board. The New York City Rent Guidelines Board in New York City sets maximum rates for rent increases once a year which are effective for one or two year leases beginning on or after October 1 each year. Tenants in rent stabilized apartments are entitled to required essential services and lease renewals on the same terms and conditions as the original lease and may not be evicted except on grounds allowed by law. The related borrowers are required to comply with the HSTP Act, which among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. Under the HSTP Act, for certain types of building-wide major capital improvements (MCIs) that benefit all of the tenants in a building (such as the replacement of a boiler or plumbing) the landlord may apply to the State of New York Division of Housing and Community Renewal (“DHCR”) to increase the rent of their rent stabilized tenants. The amount that a landlord can raise tenants’ rents due to MCIs is capped at 2% of their current rent per year, and there is no retroactive amount. This cap applies to MCI increases not collected yet that were approved after June 16, 2012. Additionally, MCI increases are now temporary and will be removed from tenants’ rents after 30 years. MCI increases cannot be added to the tenant’s rent if there are any “hazardous” or “immediately hazardous” violations at the building. The landlord must fix these violations before any MCI can be authorized by state regulators. MCI increases are not permitted if fewer than 35% of the apartments in the building are rent regulated. The HSTP Act also restricts landlords’ ability to increase rents for improvements made to individual apartments (IAIs) (for example, new flooring, new fixtures or other improvements). The amount by which the landlord can increase the rent is determined by how much the improvements cost. In buildings that contain more than 35 apartments (such as the Mortgaged Properties), the landlord can collect a permanent rent increase equal to 1/180th of the cost of the improvement (maximum $83.33). Before a landlord can collect a rent increase due to an IAI, they must first fix any “hazardous” or “immediately hazardous” violations in the apartment. A landlord can only claim up to three IAIs in a 15-year period, total costs eligible for a rent increase calculation cannot exceed $15,000. A landlord also may increase the rent because of hardship or increased labor costs. These restrictions on the ability of the Borrowers to increase rents for MCIs and IAIs under the HSTP Act may discourage the related borrowers from renovating the Mortgaged Properties or otherwise investing in the Mortgaged Properties, which in turn may adversely affect the ability of the Mortgaged Properties to relet vacant units to new tenants.

Industrial Properties

Thirteen (13) industrial properties (10.2%) secure, in whole or in part, seven (7) (10.6%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of industrial properties.

Certain industrial Mortgaged Properties may also derive a portion of the Underwritten Revenues from revenue from (a) rent derived from the leasing of office space at the Mortgaged Property and (b) rent derived from cell tower leases.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Industrial Properties” and “—Data Centers”.

Hospitality Properties

Forty-four (44) hospitality properties (1.3%) secure, in whole or in part, one (1) (1.3%) of the Mortgage Loan. Forty-four (44) of the hospitality properties (1.3%) are flagged hotels that are affiliated with a franchise or hotel management company through a franchise or management agreement. A large number of factors may adversely affect the operation and value of hospitality properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

A hospitality property subject to a franchise or management agreement is typically required by the hotel chain to satisfy certain criteria or risk termination of its affiliation or management contract. We cannot assure you that any franchise agreement or management agreement will remain in place or that any hotel will continue to be operated under a franchised brand or under its current name. In addition, transferability of a franchise agreement or management agreement is generally restricted. In the event of a foreclosure, the lender or its agent may not have the right to use the franchise license without the franchisor’s consent. See “Risk Factors—Risks Relating to

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the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—General—Hospitality Properties”.

The following table shows, with respect to each Mortgaged Property associated with a hotel brand operated through a license, franchise agreement, operating agreement or similar agreement, the expiration date of such agreement, or the date a franchisor termination right may be exercised:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance(1)	Approx. % of Initial Pool Balance	Expiration/Termination of Related License/ Franchise/Operating Agreement	Mortgage Loan Maturity Date
Wyndham National Hotel(2)	$9,342,616	1.3%	1/1/2035	12/6/2029

(1)	For Mortgage Loans secured by multiple Mortgaged Properties, represents allocated loan amount.
(2)	The expiration date of the related franchise agreements for the Wyndham National Hotel Portfolio Mortgaged Properties is the same for all 44 Mortgaged Properties.

Securing a new franchise license or branded hotel management agreement may require significant capital investment for renovations and upgrades necessary to satisfy a franchisor’s or manager’s requirements. Renovations, replacements and other work are ongoing at certain of the hospitality properties in connection with, among other things, franchise agreement and franchisor program requirements or management agreement and manager. See “—Redevelopment, Expansion and Renovation” below.

With respect to the Wyndham National Hotel Portfolio Mortgage Loan (1.3%), each Mortgaged Property, with the exception of the Travelodge – 1177 East 16th Street Mortgaged Property, is supported by one or more contracts with one of four North American railway companies, Union Pacific Railroad Company, BNSF Railway Company, CSX Transportation, Inc. and Canadian Pacific Railway Company. These contracts set a required minimum number of room nights reserved at a stipulated rate, most of which have adjustment factors related to inflation. Most contracts also feature certain provisions that prevent railway crew employees from staying at a competing hotel within a predefined radius. The current contracts in place at the Mortgaged Properties guarantee a minimum of 1,976 room nights daily, representing 53.0% of the total available room nights. Based on a weighted average contract negotiated rate of $51.83 per room night, the current contracts in place at the Mortgaged Properties represent 71.9% of total underwritten room revenue. The contracts require the rooms at the Mortgaged Properties to comply with “dark and quiet” requirements, including, without limitation, noise abatement measures such as minimum sound transmission coefficient ratings between walls and floors and minimum impact insulation class ratings between floors, light-proofing measures such as custom curtains and blackout drapes that seal from wall to center and door sweeps, individual HVAC units and remote guest detection/energy management systems. Certain contracts mandate that the hotels provide 24-hour a day, 7 days a week service to railroad crews due to the fact that crew shifts may have abnormal operating hours. Two contracts have been in place for over 34 years, 17 contracts have been in place for over 20 years, and 12 contracts have been in place for over 10 years, for a weighted average age across the portfolio of Mortgaged Properties of 22.3 years. All of the contracts that have previously reached an expiration date have been renewed, with the exception of the Travelodge – 1177 East 16th Street Mortgaged Property, which has no rail contract and operates with transient business. The current contracts have a staggered expiration profile, with 16.70% and 50.48% of the contracted room nights expiring in 2022 and 2023, respectively, with the last contract expiring in December 2030. Nine (out of a total of 44 contracts) have early termination options. At loan origination, an upfront $7.0 million rail contract renewal reserve was escrowed that has since been transferred to the excess cash flow account as the Mortgage Loan is in a cash sweep period.

With respect to the Wyndham National Hotel Portfolio Mortgage Loan (1.3%), the collateral for the Mortgage Loan includes all of the borrower’s sole member’s equity interests in Avantic Lodging Enterprises, Inc., the property manager of the Wyndham National Hotel Portfolio. Because the equity interests in Avantic Lodging Enterprises, Inc. may not qualify as an interest in real property or as personal property incidental to real property for U.S. federal income tax purposes, upon a foreclosure, the Treasury regulations may restrict the Trust from taking title to such equity interests. Therefore, upon the occurrence of an event of default under the Wyndham National Hotel Portfolio Mortgage Loan and an ensuing foreclosure with respect to the Wyndham National Hotel Portfolio Mortgage Loan, the lead pooling and servicing agreement may not permit the lead trust to take title to the equity interests in Avantic Lodging Enterprises, Inc. (unless an opinion of counsel is provided indicating otherwise), but rather will require the lead Trust to either (i) exercise the legal remedies available to it under applicable law, or (ii) sell such equity interests and apply the proceeds toward the repayment of the Wyndham National Hotel Portfolio Mortgage Loan. Depending on market conditions, the proceeds from the sale of the equity interests in Avantic Lodging Enterprises, Inc. could

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be less than the proceeds that would be received if the special servicer had taken title to such equity interests and sold them at a later date. The underwritten value of the Wyndham National Hotel Portfolio Mortgaged Properties does not include the value of the borrower’s sole member’s equity interests in Avantic Lodging Enterprises, Inc.

Certain of the hospitality properties may have a parking garage as part of the collateral. These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “—Statistical Characteristics of the Mortgage Loans—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

In addition, hospitality properties may derive a material portion of their Underwritten Revenue from income sources other than room rent.

Hospitality properties may be particularly affected by seasonality.

Manufactured Housing Community Properties

One (1) manufactured housing community property (0.7%) secures, in whole or in part, one (1) (0.7%) of the Mortgage Loans. A large number of factors may adversely affect the operation and value of manufactured housing community properties. See “Risk Factors—Risks Relating to the Mortgage Loans—The Types of Properties That Secure the Mortgage Loans Present Special Risks—Manufactured Housing Communities, Mobile Home Parks and Recreational Vehicle Parks”.

Manufactured housing community properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

With respect to the Marina Village Mortgage Loan (0.7%), the related Mortgaged Property has a total of 247 pads, of which six are occupied by homes owned by an affiliate of the related borrower (the “Marina Village Owner”). Two of these affiliate owned homes are rented free of charge to staff and the other four affiliate owned homes are currently vacant and slated to be removed from the Mortgaged Property. The homes owned by the Marina Village Owner are not part of the collateral for the related Mortgage Loan.

Land (Leased Fee) Properties

One (1) Mortgage Loan (2.8%) is secured by the fee interest, but not the improvements (subject to the provisions of the related ground lease) in the Wards Crossing West Mortgaged Property, which is one of the Mortgaged Properties identified under “—Retail Properties” above. Certain factors may adversely affect the operation and value of a Mortgaged Property that consists entirely of a leased fee interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Leased Fee Properties Have Special Risks”.

With respect to the Wards Crossing West Mortgage Loan (2.8%), the related Mortgaged Property is anchored by Kohls (representing approximately (i) 43.7% of the net rentable square footage and (ii) 18.3% of underwritten base rent), which has in recent months: (i) faced substantial shareholder pressure to make significant changes to its management and strategy and (ii) evaluated potential offers that would take the company private. Kohls owns its improvements (the “Kohls Improvements”) pursuant to a ground lease, the Kohls Improvements are not a part of the collateral that secures the related Mortgage Loan. However, the ground rent payable by Kohls, which amounts to approximately $441,957 per year (representing approximately 18.5% of the underwritten base rent), was included in the underwriting of the related Mortgage Loan. If Kohls were to permanently close its operations at the related Mortgaged Property as part of any strategic shift or in connection with taking the company private, this would result in the Kohls Improvements reverting to the related borrower. Furthermore, due to the fact that the related borrower does not own the Kohls Improvements, in the event of any casualty or condemnation that impacts the Kohls Improvements, the related borrower would have to rely on Kohls to utilize any applicable monetary and insurance resources to restore the Kohls Improvements, which cannot be guaranteed.

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Specialty Use Concentrations

As indicated on Annex A to this prospectus, certain of the Mortgaged Properties have, as one or more of its five (5) largest tenants (based on net rentable square footage) or as a single tenant operating at the related Mortgaged Property, a tenant that operates the property as a specialty use, which may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to the five (5) largest tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or Mortgaged Properties with respect to which a single tenant operates the Mortgaged Property, certain tenants of the Mortgaged Property are specialty uses:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
R&D facility and/or data center(1)	1	4.2%
Grocery(2)	1	2.5%
Entertainment Venue(3)	1	5.6%
Medical, dental, physical therapy or veterinary office or clinic, outpatient facility, surgical center, research or diagnostic laboratory, or health management services and/or health professional school(4)	8	2.9%
School, educational facility and/or beauty and cosmetology school(5)	1	3.2%
Bank branch(5)	1	3.2%
LED Signage Billboard(6)	1	5.6%
Showroom Space(6)	1	5.6%

(1)	Includes the following Mortgaged Properties: Bell Works.
(2)	Includes the following Mortgaged Properties: Cheshire Station.
(3)	Includes the following Mortgaged Properties: The Reef.
(4)	Includes the following Mortgaged Properties: KB Portfolio – Fresenius Kidney Care, KB Portfolio - Tower Health, KB Portfolio - Penn State Health, KB Portfolio - Auburn Medical, KB Portfolio - Berkley Eye Institute, PA, KB Portfolio - New Orleans MOB, KB Portfolio - Port Arthur Dialysis, KB Portfolio - Carmichael MOB.
(5)	Includes the following Mortgaged Properties: 79 Fifth Avenue.
(6)	Includes the following Mortgaged Properties: The Reef.

These Mortgaged Properties and the related leased space may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to the Fleet Farm Sioux Falls Mortgage Loan (3.0%), the related Mortgaged Property has a gas station and an automobile repair shop on site.

Mortgage Loan Concentrations

The table below presents the aggregate Cut-off Date Balance and percentage of Initial Pool Balance of the largest Mortgage Loans and the largest groups of Mortgage Loans with related borrowers:

Pool of Mortgage Loans

	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Largest Mortgage Loan	$70,000,000	9.9%
Five (5) Largest Mortgage Loans	$280,000,000	39.5%
Ten (10) Largest Mortgage Loans	$409,000,000	57.8%
Largest Related-Borrower Concentration(1)	$76,500,000	10.8%
Next Largest Related-Borrower Concentration(1)	$32,460,869	4.6%

(1)	Excludes single-borrower Mortgage Loans that are not otherwise related to a borrower under any other Mortgage Loan.

Other than with respect to the largest 10 Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), each of the other Mortgage Loans represents no more than approximately 3.0% of the Initial Pool Balance. See “Significant Loan Summaries” in Annex B to this prospectus for more information on the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

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The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Yorkshire & Lexington Towers	$70,000,000	9.9%
KB Portfolio	55,000,000	7.8
Phoenix Industrial Portfolio VIII	22,000,000	3.1
Sun Belt Self-Storage Portfolio	19,600,000	2.8
Longwood Industrial	10,120,000	1.4
Wyndham National Hotel Portfolio	9,342,616	1.3
NTG Industrial Portfolio	8,850,000	1.3
Grand Total	$194,912,616	27.5%

Five (5) groups of Mortgage Loans (21.3%), set forth in the table entitled “Related Borrower Loans” below, have borrower sponsors that are related to each other. No such group of Mortgage Loans represents more than approximately 10.8% of the Initial Pool Balance. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A to this prospectus.

Related Borrower Loans

Mortgaged Property Name	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group A
KB Portfolio	$55,000,000	7.8%
Fleet Farm Sioux Falls	21,500,000	3.0
Total for Group A:	$76,500,000	10.8%

Group B
Dollar Self Storage #21 - Goodyear	$11,486,511	1.6%
Dollar Self Storage #5 - Mesa	11,486,028	1.3
Dollar Self Storage #6 - Apache Junction	9,488,330	1.3
Total for Group B:	$32,460,869	4.6%

Group C
Corporate Center Building G	$11,772,460	1.7%
Westcliff Plaza	7,142,407	1.0
Total for Group C:	$18,914,867	2.7%

Group D
Longwood Industrial	$10,120,000	1.4%
Cooper Commerce Center	5,770,000	0.8
Total for Group D:	$15,890,000	2.2%

Group E
Marina Village	$4,633,556	0.7%
Storage Crib	2,670,000	0.4
Total for Group E:	$7,303,556	1.0%

Mortgage Loans with related borrowers are identified under “Related Group” on Annex A to this prospectus.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

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Geographic Distribution(1)

Property Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance(1)
California	8	$171,155,609	24.2%
New York	7	124,397,359	17.6
New Jersey	6	75,850,000	10.7
Florida	6	48,940,000	6.9
Virginia	4	42,977,574	6.1
Nevada	4	41,003,865	5.8
Total	35	$504,324,407	71.2%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for the Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as stated on Annex A to this prospectus.

Repayments by borrowers and the market value of the related Mortgaged Properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of Mortgaged Properties in particular geographic areas may increase the risk that conditions in the real estate market where the Mortgaged Property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes, terrorist attacks or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on Mortgage Loans secured by those Mortgaged Properties. For example:

●	Mortgaged Properties located in California, Georgia, Texas, North Carolina and Florida, among others, are more susceptible to certain hazards (such as earthquakes and wildfires) than properties in other parts of the country.
●	Mortgaged Properties located in coastal states or the Great Lakes region, which include Mortgaged Properties located in, for example, Florida, Texas, Louisiana, North Carolina and Alabama, among others, also may be more generally susceptible to floods or hurricanes than properties in other parts of the country. Hurricanes in the Northeast and Mid-Atlantic states and in the Gulf Coast region have resulted in severe property damage as a result of the winds and the associated flooding. The Mortgage Loans do not require flood insurance on the related Mortgaged Properties unless they are in a flood zone and flood insurance is available. We cannot assure you that any hurricane damage would be covered by insurance.
●	Mortgaged Properties located in the states that stretch from Texas to Canada, with its core centered in northern Texas, as well as in the southern United States, are prone to tornados.
●	In addition, certain of the Mortgaged Properties are located in cities or states that are currently facing or may face a depressed real estate market, which is not due to any natural disaster but which may cause an overall decline in property values.

Eleven (11) Mortgaged Properties (24.3%) are located in areas that are considered a high earthquake risk (seismic zones 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

Loans Underwritten Based on Projections of Future Income Resulting from Mortgaged Properties with Limited Prior Operating History

Five (5) of the Mortgaged Properties (24.2%), namely, The Lion Building Mortgaged Property, the 3075 Olcott Mortgaged Property, the 360 Rosemary Mortgaged Property, the 1901 10th Avenue Mortgaged Property and the Dollar Self Storage #21 – Goodyear Mortgaged Property were constructed or materially renovated, or in a lease-up period, 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

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Eleven (11) of the Mortgaged Properties (8.6%), namely, the KB Portfolio Mortgaged Properties and the Cooper Commerce Center Mortgaged Property, were acquired 12 months or less prior to the Cut-off Date and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Two (2) of the Mortgaged Properties (5.4%), namely, the Fleet Farm Sioux Falls Mortgaged Property and Kewaunee Scientific Mortgaged Properties, are subject to a triple-net lease with the related tenants and, therefore, have no or limited prior operating history and/or lack historical financial figures and information.

Tenancies-in-Common or Diversified Ownership

Certain borrowers may own a Mortgaged Property as tenants-in-common. In the case of each of the Yorkshire & Lexington Towers Mortgage Loan (9.9%), the 79 Fifth Avenue Mortgage Loan (3.2%), the 111 River Street Mortgage Loan (3.1%), the Sun Belt Self-Storage Portfolio Mortgage Loan (2.8%), the Mini U Storage – Woodbridge Mortgage Loan (0.8%) and the Cleveland Corners Mortgage Loan (0.6%), the related borrowers are tenants-in-common. However, with respect to each such Mortgage Loan, the related tenants-in-common have waived their respective right to partition.

With respect to the 79 Fifth Avenue Mortgage Loan (3.2%), provided that no event of default is continuing under the related Mortgage Loan documents any borrower (each, an “Acquiring Borrower”) is permitted to acquire the tenant in common interest owned by any other borrower, in each case, provided that, among other conditions: (i) each Acquiring Borrower reaffirms its agreement to repay the 79 Fifth Avenue Mortgage Loan; (ii) the Acquiring Borrower provides a non-consolidation opinion and a REMIC opinion with respect to the transfer and the transactions related thereto; (iii) each Acquiring Borrower continues to be controlled by the related sponsor and non-recourse carveout guarantor; and (iv) if required, the lender receives a rating agency confirmation with respect to such transfer.

With respect to the Mini U Storage – Woodbridge Mortgage Loan (0.8%), (i) one of the related borrowers is a limited partnership with 34 limited partners, with no limited partner owning more than 10.1% of the related borrower in the aggregate and (ii) the other related borrower is also a limited partnership with 10 limited partners, with no limited partner owning more than 20.1% of the related borrower in the aggregate. Each related borrower is controlled by a general partner and each general partner is controlled by the related borrower sponsors.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

Delaware Statutory Trusts

With respect to each of the KB Portfolio Mortgage Loan (7.8%), the Fleet Farm Sioux Falls Mortgage Loan (3.0%), the Kewaunee Scientific Mortgage Loan (2.4%) and the Waygate Technologies Mortgage Loan (1.0%), the related borrower is a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, the related borrower has master leased the Mortgaged Property to a newly formed, single-purpose entity that is wholly owned by the same entity that owns the signatory trustee for the related borrower. The master lease has been collaterally assigned to the lender and has been subordinated to the related Mortgage Loan documents. In the case of a Mortgaged Property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

With respect to the KB Portfolio Mortgage Loan (7.8%), the related borrower is structured as a Delaware statutory trust that permits up to 499 accredited investors. Under the related Mortgage Loan documents, the lender possesses the right to convert the structure of the related borrower from a Delaware statutory trust to a Delaware limited liability company upon the occurrence of (i) any event that causes the signatory trustee to cease being the signatory trustee of the related borrower, (ii) any event causing the dissolution of the related borrower or (iii) an event of default under the related Mortgage Loan documents (or if the lender determines that an event of default is imminent and the Mortgage Loan is not repaid in full 90 days prior to the maturity date). The KB Portfolio Mortgaged Properties are subject to a master lease which is subordinated to the related Mortgage Loan and can be terminated upon foreclosure of the KB Portfolio Mortgage Loan. Furthermore, the master tenant is a signatory of the security instruments, the assignments of leases and rents and the cash management agreement. Under the master lease,

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the monthly rent owed by the master tenant is equal to the monthly debt service and reserve amounts under the related Mortgage Loan. The master tenant is a Delaware limited liability company structured to be bankruptcy remote and is owned by the related borrower sponsor.

With respect to the Fleet Farm Sioux Falls Mortgage Loan (3.0%), the related borrower is structured as a Delaware statutory trust that permits up to 499 accredited investors. Under the related Mortgage Loan documents, the lender possesses the right to convert the structure of the related borrower from a Delaware statutory trust to a Delaware limited liability company upon the occurrence of (i) any event that causes the signatory trustee to cease being the signatory trustee of the related borrower, (ii) any event causing the dissolution of the related borrower or (iii) an event of default under the related Mortgage Loan documents (or if the lender determines that an event of default is imminent and the Mortgage Loan is not repaid in full 90 days prior to the maturity date). The Fleet Farm Sioux Falls Mortgaged Property is subject to a master lease which is subordinated to the related Mortgage Loan and can be terminated upon foreclosure of the Fleet Farm Sioux Falls Mortgage Loan. Furthermore, the master tenant is a signatory of the security instrument, the assignment of leases and rents and the cash management agreement. Under the master lease, the monthly rent owed by the master tenant is equal to the monthly debt service and reserve amounts under the related Mortgage Loan. The master tenant is a Delaware limited liability company structured to be bankruptcy remote and is owned by the related borrower sponsor.

With respect to Kewaunee Scientific Mortgage Loan (2.4%), the related borrower is structured as a Delaware statutory trust that permits up to 499 accredited investors. Under the related Mortgage Loan documents, the lender possesses the right to convert the structure of the related borrower from a Delaware statutory trust to a Delaware limited liability company upon the occurrence of (i) any event that causes the signatory trustee to cease being the signatory trustee of the related borrower (unless the signatory trustee is replaced with a new signatory trustee satisfying the requirements of the related Mortgage Loan documents within ten (10) days), (ii) any event causing the dissolution of the related borrower, (iii) an event of default under the related Mortgage Loan documents or (iv) ninety (90) days prior to April 6, 2032 if the related Mortgage Loan has not been repaid in full. The Kewaunee Scientific Mortgage Loan is subject to a master lease which is subordinated to the related Mortgage Loan and can be terminated upon foreclosure of the Kewaunee Scientific Mortgage Loan. Furthermore, the master tenant is a signatory to the assignment of leases and rents and a signatory to the cash management agreement. Under the master lease, the monthly rent owed by the master tenant is equal to the monthly debt service and reserve amounts under the related Mortgage Loan. The master tenant is a Delaware limited liability company structured to be bankruptcy remote and is owned by the related borrower sponsor.

With respect to the Waygate Technologies Mortgage Loan (1.0%), the related borrower is structured as a Delaware statutory trust that permits up to 499 accredited investors (the “Waygate Beneficial Owners”). Under the related Mortgage Loan documents, the borrower (either by the action of the related signatory trustee or the independent trustee of the borrower) is required to convert from a Delaware statutory trust to a Delaware limited liability company upon the occurrence of (i) any event that causes the signatory trustee to cease to be the signatory trustee of the borrower, (ii) any event resulting in the dissolution of the borrower, (iii) an event of default under the Mortgage Loan documents (or an imminent event of default under the Mortgage Loan documents, including if a commitment to timely refinance the Mortgage Loan in full is not issued by a financial institution reasonably acceptable to the lender three (3) months prior to the related maturity date), or (iv) the borrower being unable to make any material decision or take any material action without jeopardizing the tax treatment of the Waygate Beneficial Owners. The related Mortgaged Property is subject to a master lease which is subordinated to the Mortgage Loan and can be terminated upon a foreclosure of the Mortgage Loan.  Furthermore, the master tenant is a signatory of the security instrument, the assignment of leases and rents, the deposit account control agreement and the cash management agreement. Under the master lease, the monthly rent owed by the master tenant is equal to the monthly debt service and reserve amounts under the Mortgage Loan (plus certain returns owed to the Waygate Beneficial Owners). The master tenant is a Delaware limited liability company structured to be bankruptcy remote and is owned by the related borrower sponsor.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks”.

Shari’ah Compliant Loans

The 2 Riverfront Plaza Mortgage Loan (2.1%) was structured as a Shari’ah compliant loan.

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The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah. Although there are many requirements under Shari'ah that affect lending, the rule most affecting the standard loan structure is that Shari’ah prohibit transactions involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan, which option to purchase is subordinate to the related Mortgage Loan).

Title to the 2 Riverfront Plaza Mortgaged Property is held by the borrower, who master leases the 2 Riverfront Plaza Mortgaged Property to a master lessee, which is indirectly owned by certain investors. The rent payable pursuant to the master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due thereunder. At origination, the lender received a fee mortgage from the borrower of its interest in the 2 Riverfront Plaza Mortgaged Property. The lender also secured a full subordination of the master lease which permits the lender (or the borrower, at lender’s election), after an event of default, to terminate the master lease. In addition, the related master lessee entered into an assignment of leases and rents in favor of the borrower as security for the obligations under the master lease and the borrower entered into an assignment of leases and rents in favor of the lender as security for the related mortgage loan.

Condominium Interests and Other Shared Interests

Two (2) Mortgage Loans (collectively, 9.5%), namely, the KB Portfolio Mortgage Loan (7.8%), and the Waikele Self-Storage Park Mortgage Loan (1.8%), are each secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium.

With respect to each such Mortgage Loan secured by a condominium interest, the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent, other than as described below.

●	With respect to the Waikele Self-Storage Park Mortgage Loan (1.8%), the Mortgaged Property is subject to a condominium regime, with 221 total condominium units, 78 of which constitute the entirety of the collateral for the Mortgage Loan, and 143 of which are not part of the collateral for the Mortgage Loan. There are five (5) board seats, and the borrower is not specifically allocated any of the board seats. The related borrower does not have the power to control the related condominium.

With respect to the Bell Works Mortgaged Property (4.2%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time other than the 60 days prior to a securitization of the Mortgage Loan, the borrower may record condominium documents whereby it shall impose a condominium regime on its fee interest in the Mortgaged Property, which regime will consist of two units, one of which will consist of the air rights above the improvements (the “Upper Unit”) and the other will consist of all of the real property and improvements at the Mortgaged Property which are not included in the Upper Unit after which the borrower may obtain the release of the Upper Unit, provided that, among other conditions: (i) the borrower delivers a REMIC opinion, and (ii) if requested by the lender, the borrower delivers a rating agency confirmation with respect to the implementation of the condominium conversion.

Even if the borrower or its designated board members, either through control of the appointment and voting of sufficient members of the condominium board or by virtue of other provisions in the condominium documents, have consent rights over actions by the condominium associations or owners, we cannot assure you that the condominium board will not take actions that would materially adversely affect the borrower’s unit(s). See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Condominium Units Creates Risks for Lenders That Are Not Present When Lending on Non-Condominiums” and “—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Shared Interest Structures”.

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Leasehold Interests

For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided, that if the borrower has a leasehold interest in any portion of the Mortgaged Property, and the fee interest in such portion is not also encumbered, then such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

One (1) Mortgaged Property, namely 111 River Street (3.1%), is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on the related borrower’s or borrowers’, as applicable, leasehold interest in the related Mortgaged Property.

One (1) Mortgaged Property, namely Travelodge - 2307 Wyoming Avenue (0.1%), is subject to a mortgage, deed of trust or similar security instrument that creates a first mortgage lien on (x) one or more leasehold interests in a material portion of the related Mortgaged Property and (y) one or more fee interests in the remaining portion of the related Mortgaged Property. A portion of the surface parking at the Travelodge – 2307 Wyoming Avenue Mortgaged Property is subject to a ground lease, which expires on January 30, 2028. The borrower has the right to purchase the lessor’s fee interest at the end of the term of the ground lease for a price of $300,000 and such amount was not reserved at origination.

In general, except as described above or as noted on Annex E-1B or Annex E-2B to this prospectus, unless the related fee interest is also encumbered by the related Mortgage and except as disclosed in the following paragraph, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and, except as noted on Annex E-1B or Annex E-2B to this prospectus, contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

See “Risk Factors—Risks Relating to the Mortgage Loans—Lending on Ground Leases Creates Risks for Lenders That Are Not Present When Lending on a Fee Ownership Interest in a Real Property”. See also Mortgage Loan representations and warranties no. (35) (Ground Leases) on Annex E-1A to this prospectus and Mortgage Loan representations and warranties no. (34) (Ground Leases) on Annex E-2A to this prospectus and any related exceptions on Annex E-1B and Annex E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Condemnations

There may be Mortgaged Properties securing Mortgage Loans as to which there have been or are currently condemnations, takings and/or grant of easements affecting portions of such Mortgaged Properties, or property adjacent to such Mortgaged Properties, which, in general, would not and do not materially affect the use, value or operation of such Mortgaged Property.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since origination if such Mortgage Loan has been originated with the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

See “Risk Factors—Risks Related to the Mortgage Loans--Additional Compensation to the Master Servicer and the Special Servicer, and any Outside Master Servicer and Outside Special Servicer, and Interest on Advances Will Affect Your Right to Receive Distributions on Your Offered Certificates” above, and “—Default History, Bankruptcy Issues and Other Proceedings—Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases” below.

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For additional information regarding the status of the Mortgage Loans, see “—COVID-19 Considerations”.

COVID-19 Considerations

The cumulative effects of the COVID-19 emergency on the global economy may cause tenants to be unable to pay their rent and borrowers to be unable to pay debt service under the Mortgage Loans. As a result, we cannot assure you that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the offered certificates. See “Significant Loan Summaries” in Annex B for discussions of the impact of the COVID-19 pandemic on operations of certain tenants at the Mortgaged Properties securing the 15 largest Mortgage Loans.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 39 months prior to the Cut-off Date. See Annex A to this prospectus for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (each, an “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos containing material, lead based paint, radon or water damage with limited areas of potential or identified mold, depending upon the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

The environmental reports may have revealed material adverse conditions or circumstances at a Mortgaged Property:

●	that were remediated or abated before the origination date of the related Mortgage Loan or are anticipated to be remediated or abated before the Closing Date;
●	for which an operations and maintenance plan, abatement as part of routine maintenance or periodic monitoring of the Mortgaged Property or nearby properties will be in place or recommended;
●	for which an escrow, guaranty or letter of credit for the remediation will have been established pursuant to the terms of the related Mortgage Loan;
●	for which an environmental insurance policy will have been obtained from a third party insurer;
●	for which the principal of the borrower or another financially responsible party will have provided an indemnity or will have been required to take, or will be liable for the failure to take, such actions, if any, with respect to such matters as will have been required by the applicable governmental authority or recommended by the environmental reports;
●	for which such conditions or circumstances will have been investigated further and the environmental consultant has recommended no further action or remediation;
●	as to which the borrower or other responsible party has obtained, or will be required to obtain post-closing, a “no further action” letter or other evidence that governmental authorities would not be requiring further action or remediation;
●	that would not require substantial cleanup, remedial action or other extraordinary response under environmental laws; or
●	for which the related borrower has obtained or sought to obtain or agreed to seek a “case closed” or similar status for the issue from the applicable governmental agency.
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It was not uncommon for the environmental testing to reveal the presence of asbestos containing materials, lead based paint, mold and/or radon at any Mortgaged Property. Where these substances were present, the environmental consultant generally recommended, and the borrower was generally required to establish an operations and maintenance plan to address the issue or, in some cases involving asbestos containing materials and lead based paint, an abatement or removal program.

Other identified conditions could, for example, include leaks from surface level storage tanks, underground storage tanks (each, a “UST”), leaking underground storage tanks (each, a “LUST”), onsite dry cleaning facilities, gas stations, and on site spills. In such cases, corrective action, as required by the regulatory agencies, has been or is currently being undertaken and, in some cases, the related borrowers have made deposits into environmental reserve accounts. However, we cannot assure you that any environmental indemnity, insurance, letter of credit, guaranty or reserve amounts will be sufficient to remediate the environmental conditions or that all environmental conditions have been identified or that operations and maintenance plans will be put in place and/or followed.

Problems associated with mold may pose risks to the real property and may also be the basis for personal injury claims against a borrower. Although the Mortgaged Properties will be required to be inspected periodically, there is no set of generally accepted standards for the assessment of mold currently in place. If left unchecked, the growth of mold could result in the interruption of cash flow, litigation and remediation expenses which could adversely impact collections from a Mortgaged Property.

It is possible that the environmental reports and/or Phase II sampling did not reveal all environmental liabilities, or that there are material environmental liabilities of which we are not aware. Also, the environmental condition of the Mortgaged Properties in the future could be affected by the activities of tenants and occupants or by third parties unrelated to the borrowers. For further general discussion of the environmental matters that may affect the Mortgaged Properties, see “Risk Factors—Risks Relating to the Mortgage Loans—Environmental Liabilities Will Adversely Affect the Value and Operation of the Contaminated Property and May Deter a Lender from Foreclosing” and “Certain Legal Aspects of the Mortgage Loans—Environmental Considerations”.

With respect to The Reef Mortgage Loan (5.6%), the related ESA identified a REC at the Mortgaged Property related to the prior use of the eastern block at the Mortgaged Property by multiple automobile body and engine repair, and automobile wrecking and salvage businesses as early as 1912 through the 1950s. This area of the Mortgaged Property has been developed as a paved parking lot since approximately 1960. The potential exists for shallow soil contamination from oil, fuel, PCBs (polychlorinated biphenyls), solvents, paints and other chemicals associated with these former uses which may be encountered during redevelopment of the Mortgaged Property. The ESA recommended that a soil management plan be implement during redevelopment activities that addresses the potential for impacted soils based on historical areas of concern.

With respect to The Lion Building Mortgage Loan (4.2%), the Mortgaged Property formerly had one UST that was used for storage of fuel oil and gasoline. The UST was removed in July 1997 and was observed with corrosion which caused a release of gasoline that impacted soil, which impacted soil was removed. The case was listed as a soil-only case overseen by the San Francisco Department of Public Health Local Oversight Program and was granted regulatory closure in 1998. The ESA identified the former UST and associated release case as a historical REC.

With respect to the Bell Works Mortgage Loan (4.2%), the ESA identifies as a REC for the Mortgaged Property elevated levels of perfluorooctanoic acid (“PFOA”) and perfluoro octane sulfonate (“PFOAS”) identified in site groundwater and associated with historic operations. These impacts, along with numerous other Areas of Concern (“AOCs”) were identified during environmental investigations conducted at the Mortgaged Property between 1994 and 2015 pursuant to the requirements of the New Jersey Property Transfer Act. By November 2021, all AOCs, with the exception of the PFOA and PFOAS impacts to groundwater, had been issued limited restricted use closure under a Response Action Outcome (“RAO”). According to the ESA, these RAOs establish Deed Notices (“DN”), which restrict use of the AOCs to, for example, commercial/industrial uses, and/or establish Classification Exception Areas (“CEAs”), which serve as an institutional control identifying groundwater impacts in a local area and restrict certain groundwater related activities such as the installation and use of wells. The PFOA and PFOAS impacts to groundwater are still undergoing remedial investigation under the oversight of an environmental consultant licensed by New Jersey to oversee environmental investigation and cleanups. The ESA identifies the party responsible for such groundwater impacts as Nokia of America Corp. Given the identification of a responsible party unrelated to the borrower, and the oversight of ongoing remedial investigations by a New Jersey licensed environmental

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professional, the ESA consultant determined that no further investigations were warranted, but recommended continued monitoring of the ongoing investigation and following and maintaining the DN and CEA related requirements.

With respect to the Phoenix Industrial Portfolio VIII Mortgage Loan (3.1%), the Church Hill, TN Mortgaged Property is subject to that certain Notice of Land Use Restrictions issued by Tennessee Department of Environment and Conservation on May 1, 2017 which limits the use of the Churchill, TN Mortgaged Property to commercial/industrial use (which is consistent with the current use) related to a controlled recognized environmental condition identified in the related ESA dated February 24, 2022 associated with the Church Hill, TN Mortgaged Property being listed in regulatory databases in connection with releases that occurred during storage tank closures in 1988 and 1992.

With respect to the Kewaunee Scientific Mortgage Loan (2.4%), the ESA identified a REC at the related Mortgaged Property in connection with (i) numerous formal violations from the North Carolina Department of Environmental Quality (“NCDEQ”) since 1982 for the improper handling of hazardous materials as a RCRA facility, (ii) the former presence of two USTs on the property with no record of a closure report, (iii) the presence of a railroad spur leading to the east and north sides of the on-site building, where historically oils containing polychlorinated biphenyls, herbicides, and arsenic for pest and weed control were applied, creosote could be present on the rail ties, and historically the use of coal cinders for track fill material was common, and (iv) the identified contamination of solvents within deep groundwater less than 150 feet from the subject property, which is not decreasing according to a review of NCDEQ files by the environmental consultant pertaining to the north adjoining property.

With respect to the Waikele Self-Storage Park Mortgage Loan (1.8%), the ESA identifies as a REC for the Mortgaged Property environmental impacts to the northwest corner of the site associated with the Mortgaged Property’s historic use as a U.S. naval munition facility. The ESA reports that this northwest area is currently under an Installation Restoration Program and Military Munitions Response Program. There are no current remedial projects taking place in this area, and the area has not yet received any regulatory closure; however, according to the ESA, the United States is responsible for any future response and corrective actions in this area and the Navy reserves a continuous right of access to the Mortgaged Property to conduct such response and corrective actions. Given that a responsible party has been identified in relation to impacts on the northwest portion of the Mortgaged Property, the related ESA consultant did not recommend any additional investigation in relation to this matter. The ESA for the Mortgaged Property also identifies several controlled RECs related to the Mortgaged Property’s historic operation by the US Navy. Such operations resulted in soil and groundwater impacts to areas associated with the following activities: the historic operation of underground storage tanks, former solvent and petroleum use, a former burn pit, and historic waste disposal. Various remedial activities were conducted in these areas and each such area received closure from the governing authority, which closure included the placement of certain environmental restrictions and/or controls. Given that these impacts associated with the Navy’s historic onsite operations received closure, the related ESA consultant did not recommend any additional investigation; however, the consultant does recommend continued compliance with any environmental controls and restrictions established for the controlled-REC areas.

With respect to the Rego Park II Mortgage Loan (1.6%), the ESA identified a REC at the related Mortgaged Property in connection with (i) the historic presence of dry cleaning operations at the related Mortgaged Property and (ii) the results of a Phase II subsurface investigation at an adjacent property. In the ESA, the environmental engineer noted that two different dry cleaning facilities operated at the related Mortgaged Property at various times. One facility operated from 1967 to 2006 and another facility operated as part of a laundromat from 1991 to 2014. During this period, small quantities of chlorinated solvents were generated at the Mortgaged Property. Furthermore, a Phase II subsurface investigation conducted in 2019 at an adjacent property indicated that chlorinated solvents were present in the groundwater. The extent of the contamination at this adjacent property is currently unknown. The environmental engineer recommended that limited subsurface testing be conducted at the related Mortgaged Property to determine if past dry cleaning operations have had any impact at the related Mortgaged Property. This related subsurface testing has yet to be completed. The related borrower has obtained a cost estimate that suggests that the cost for continued environmental investigation and remediation at the related Mortgaged Property could range from $50,000 in a best-case scenario to $1,450,000 in a worst-case scenario. Pursuant to the related Mortgage Loan documents, the related borrower is required to promptly perform all necessary remedial work in response to the presence of any hazardous substances at the related Mortgaged Property and any failure to do so will trigger an event of default under the related Mortgage Loan documents.

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With respect to the Cooper Commerce Center Mortgage Loan (0.8%), the ESA noted that the related Mortgaged Property’s history of being occupied by automotive maintenance and repair facilities coupled with evidence of contaminant staining constituted a REC at the related Mortgaged Property. The ESA also noted that documentation of a discharge from an 888-gallon UST that was formerly located on the Mortgaged Property constituted a historical recognized environmental condition. The environmental engineer recommended a Phase II investigation which was conducted on July 2, 2021. During the Phase II investigation, four soil borings and three temporary well points were made at the related Mortgaged Property. The samples retrieved from the related Mortgaged Property were subject to laboratory testing which indicated that any contaminant concentrations present in the samples were below the screening levels utilized by the Florida Department of Protection in determining environmental contamination. In turn, based on this laboratory testing, the environmental engineer determined that no further actions were necessary at the related Mortgaged Property.

With respect to the Beverly Industrial Park Mortgage Loan (0.6%), the ESA noted that (i) a spill of oil and solvent that occurred at the related Mortgaged Property in 1983 and (ii) the 2019 discovery of lead in the soil and the presence of trichloroethylene in the groundwater, taken together, represents a controlled recognized environmental condition at the related Mortgaged Property. In October of 1983, a spill of oil and solvent occurred in the northwest corner of the related Mortgaged Property. Contaminated soil was excavated and soil and groundwater investigations confirmed that hydrocarbons and related solvents were present in the groundwater. In connection with the closure of this release, the Massachusetts Department of Environmental Protection (“MassDEP”) imposed an activity and use limitation (“AUL”) that restricted portions of the Mortgaged Property from being used for residential purposes. In 2019, due diligence investigations, identified the presence of (i) trichloroethylene in the groundwater and (ii) lead in the soil in a portion of the related Mortgaged Property that was not covered by the original AUL. Additional investigations, including groundwater, soil, air and gas investigations were conducted and the findings were reported to MassDEP. Following the preparation of a comprehensive risk assessment in 2021, MassDEP determined that the current use of the Mortgaged Property produced no significant environmental risk. However, the related borrower agreed to a permanent solution statement with conditions (the “PSSC”) which resulted in the closure of MassDEP’s investigation. The PSSC included a number of conditions and imposed a new AUL that covers the entire Mortgaged Property. Under the new AUL, (i) the Mortgaged Property is prohibited from being used as an outdoor recreation area, (ii) new construction must incorporate measures to mitigate vapor intrusion and (iii) non-emergency construction work must be accompanied by both a written health and safety plan and a written materials management plan.

With respect to the Storage Crib Mortgage Loan (0.4%), the ESA noted that: (i) a portion of the related Mortgaged Property incorporates part of an adjacent parcel that once was equipped with a 10,000 gallon UST and a 3,000 gallon UST and (ii) the lack of any UST closure documents being on file with the Indiana Department of Environmental Management (“IDEM”), constituted a REC. The environmental engineer recommended a Phase II investigation which was conducted on March 10, 2022. During the Phase II investigation, three soil borings were made at the related Mortgaged Property. The soil retrieved from these borings was analyzed and concentrations of several volatile organic chemicals, including acetone, benzene and toluene were found to be over laboratory method detection limits. However, these concentrations were below the screening levels utilized by IDEM in determining environmental contamination. In turn, based on this laboratory testing, the environmental engineer determined that no further actions were necessary at the related Mortgaged Property.

With respect to the Cleveland Corners Mortgage Loan (0.6%), the ESA noted that a portion of the related Mortgaged Property was occupied by a dry cleaning operation between 1997 and 2010 and a previous limited site investigation conducted in 2017 indicated: (a) solvent impact to soil and groundwater and (b) presence of volatile organic compounds in the form of 1,1-dichloroethene, tetrachloroethene, trichloroethene and vinyl chloride were above the EPA regional screening levels. The 2017 site investigation recommended notification be made to the Tennessee Department of Environment and Conservation regarding the groundwater and soil vapor contaminants and that the site be enrolled in the Tennessee Dry-Cleaner Environmental Response Program (“DCERP”). The ESA concluded that the former dry cleaner operations at the related Mortgaged Property and the documented subsurface impacts constitute a REC. The ESA recommended that a file review be conducted at the DCERP for any follow up guidance or determination for further assessment based on the 2017 subsurface investigation in the area of the former dry cleaning tenant. At origination, $40,625 was escrowed to cover the DCERP annual fee of $2,500 (125% of fee over 13-year period). Pursuant to the related Mortgage Loan documents, the related borrower is required to remain enrolled and in compliance in the DCERP and to pay the DCERP annual fee. In the event the borrower does not comply, springing recourse would apply. Also at origination, the borrower obtained an environmental impairment liability (“EIL”) insurance policy naming the Mortgaged Property as the covered location

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and the lender as an additional named insured with its successors, assigns, and/or affiliates. The EIL policy was issued by Great American for a ten-year policy period for the borrower and a 13-year policy period for the lender and includes limits of liability of $3 million per incident and in the aggregate with deductible of $50,000. The borrower paid the EIL policy premium in full at origination ($139,094).

Litigation and Other Legal Considerations

Certain risks relating to litigation or other legal proceedings regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Litigation and Other Legal Proceedings May Adversely Affect a Borrower’s Ability to Repay Its Mortgage Loan”. There may be material pending or threatened litigation or other legal proceedings against the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. Below are descriptions of certain material current or threatened litigation matters or other legal proceedings relating to certain Mortgage Loans:

●	With respect to the Yorkshire & Lexington Towers Mortgage Loan (9.9%), one of the borrower sponsors reported that it is subject to a pending lawsuit in connection with a loan sponsored by the borrower sponsor that is secured by a property other than the Mortgaged Property. The borrower sponsor reported that the related loan was the subject of maturity extensions following damage to the property caused by Hurricane Irma. The lender declared a default under the terms of the loan and filed a lawsuit against the borrower sponsor, seeking compensatory damages in the amount of $41,793,695 plus interest, together with default interest of approximately $20,000,000, and certain fees and costs. The borrower sponsor reported that it filed a counterclaim alleging the plaintiff’s suit is an abuse of legal process, and the litigation is currently in discovery. In addition, certain of the borrowers reported that they are subject to a pending lawsuit in connection with an alleged overcharge claim related to the Lexington Towers Mortgaged Property. The plaintiff alleges that the related apartment unit was not properly deregulated in 2006 and is still subject to rent stabilization laws. The plaintiff is seeking approximately $370,878 in damages for the alleged overcharge.
●	With respect to the 79 Fifth Avenue Mortgage Loan (3.2%), the borrower and The New School, the largest tenant, are in process of mediation concerning the required rent under the related lease. The borrower alleges that, between 2017 and 2021, an administrative error by the property’s prior bookkeeper resulted in The New School not being charged its contractual rental increases for several years; and, as a result, that The New School was underbilled by approximately $4.5 million in rent during that period. The New School’s position is that future rent escalations should be based on the rents actually paid, rather than as otherwise expressly stipulated by the lease. The Mortgage Loan was underwritten based on the rent actually paid by The New School for such 2017-2022 period (plus the average of annual rent escalations going forward (from 2023-2030) based on the New School’s position respecting future rent escalations), rather than the amount the borrower alleges is required by the lease.
●	With respect to the Waikele Self-Storage Park Mortgage Loan (1.8%), the borrower sponsor and nonrecourse carveout guarantor, Peter Savio, is one of multiple defendants in various ongoing lawsuits filed between 2013 and 2016, none of which involve the related Mortgaged Property and each of which involves a related group of affiliated third-party plaintiffs and is being is vigorously defended by the borrower sponsor and his affiliates. Two such lawsuits commenced in 2013 and 2016, respectively, and include among other things alleged breach of contract, fraud, breach of fiduciary duty and misrepresentation and claims for unspecified, but allegedly multi-million damages relating to a residential property developed and converted to a condominium known as Ala Moana Tower. The first lawsuit, brought by the related condominium association, alleges among other things, that the defendants understated repair, maintenance and operating costs and projections of the same and failed to complete certain allegedly promised improvements at the property. The second lawsuit alleges among other things that Mr. Savio and certain other defendants failed to pay certain fees and other loans, allegedly guaranteed by Mr. Savio, in connection with credit support and other financial accommodations provided by the plaintiffs in connection with the financing for the Ala Moana Tower project. A third ongoing lawsuit commenced in 2013 involves a dispute over the management of a separate subdivision development on the Island of Hawaii, and includes allegations that Mr. Savio, as co-manager of the entity which owned such development, breached such entity’s operating agreement by selling lots at unauthorized and unapproved prices and causing such entity to enter into contracts with entities personally owned by Mr. Savio. A fourth ongoing lawsuit commenced in 2014 involves a
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dispute over the management of a student dormitory property and involves damages exceeding $4.6 million comprising lost profits and disgorgement of management fees, as well as claims for punitive damages. A fifth ongoing lawsuit commenced in 2014 alleges that an entity owned by Mr. Savio owes approximately $2 million in rent, late fees, and lost rent due under a ground lease (terminated by agreement in 2008) for a property underlying a hotel located in Waikiki Hana Hotel. A sixth ongoing lawsuit involves allegedly delinquent payments under certain promissory notes made by Mr. Savio in favor of an entity of which Mr. Savio and affiliates of the plaintiff is a shareholder.

●	With respect to the Mini U Storage – Woodbridge Mortgage Loan (0.8%), the related sponsor, along with other parties, is a defendant in a lawsuit alleging that the plaintiff, Robert Brine, was fraudulently induced to purchase a $360,000 membership interest in a fund due to misrepresentations and omissions in the related offering documents. On June 17, 2021, all defendants, including the sponsor, moved to dismiss the plaintiff’s complaint. This motion to dismiss was granted, but the motion also granted the related plaintiff leave to amend his complaint. On October 25, 2021, the plaintiff filed a second complaint and the defendants again moved to dismiss it. On February 2, 2022, the judge heard oral arguments related to the motion and asked all parties to submit additional briefs addressing certain aspects of the case. Litigation relating to this lawsuit remains ongoing.

We cannot assure you that the above-described litigation matters or any current litigation matters relating to certain Mortgage Loans would not have an adverse effect on, or provide any other indication of the future performance of the obligors or the non-recourse carveout guarantors under, the related Mortgage Loans.

Redevelopment, Expansion and Renovation

Certain of the Mortgaged Properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, renovation or expansion or, with respect to hospitality properties property improvement plans (“PIPs”) required by the franchisors. Certain risks related to redevelopment, expansion and renovation or the obligation to execute PIPs at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Below are descriptions of (a) certain of such Mortgaged Properties that are undergoing (or are required or expected to undergo) redevelopment, expansion and/or renovation where the approximate estimated cost thereof is equal to or greater than the lesser of $1,000,000 and 10% of the related Mortgage Loan’s principal balance, and/or (b) certain of such Mortgaged Properties that are subject to material PIPs.

With respect to the Yorkshire & Lexington Towers Mortgage Loan (9.9%), the related Mortgaged Properties are currently subject to an estimated $6.5 million renovation plan, which consists of (i) major renovation units intended to combine multiple vacant units into an entirely new unit and (ii) light renovations such as new appliances, countertops, removal of carpeting and lighting upgrades, among others. As of March 1, 2022, the related borrowers have executed the major renovation strategy on 41 units to date with 28 major renovation units remaining, which will be combined into 13 total units. For the light renovations, the related borrowers have completed 16 units to date with 283 light renovation units remaining. There can be no assurance that these renovations will be completed as expected and/or that there will be any corresponding increase in rent following such renovations.

With respect to the 3075 Olcott Mortgage Loan (7.1%), the related Mortgaged Property was recently constructed and there remain some punch-list items to be completed, as well as remaining amounts to be paid to contractors with respect thereto and with respect to completed work on the Mortgaged Property. At origination, the related borrower reserved approximately $24.0 million for outstanding tenant improvement allowances, $4.4 million for punch-list items, $9.2 million for final construction payments, and $6.5 million in completed work payments. In addition, the lender has engaged a construction consultant to monitor the completion of the punch-list items and payment of the remaining amounts owed.

With respect to the Wyndham National Hotel Portfolio Mortgage Loan (1.3%), as of February 2022, the borrower is performing an estimated $6,449,780 in franchisor-mandated PIPs at the Baymont Inn & Suites – 3475 Union Road, Baymont Inn & Suites – 2300 Valley West Court, Baymont Inn & Suites – 1608 East Business US 60, Baymont Inn & Suites – 95 Spruce Road, Baymont Inn & Suites – 2700 North Diers Parkway, Baymont Inn & Suites – 2006 North Merrill Avenue, Baymont Inn & Suites – 100 15th Street Southeast, Travelodge – 800 West Laramie Street, Baymont Inn & Suites – 1051 North Market Street, Super 8 – 2545 Cornhusker Highway, Super 8 - 720

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Royal Parkway, Baymont Inn & Suites – 451 Halligan Drive, Baymont Inn & Suites – 2005 Daley Street, Travelodge – 1177 East 16th Street, Baymont Inn & Suites – 6390 US-93, Baymont Inn & Suites - 35450 Yermo Road and Baymont Inn & Suites – 1731 South Sunridge Drive Mortgaged Properties. At origination, the borrower reserved $7,417,247 (representing approximately 115% of the estimated cost of the franchisor-mandated PIP, generally including upgrades to common areas, guest rooms, exteriors and landscaping) into a PIP reserve in connection with such renovations.

With respect to the Beverly Industrial Park Mortgage Loan (0.6%), the related borrower may convert up to 11,000 square feet of the gross leasable area of the related Mortgaged Property into self storage units (the “Self Storage Conversion”), provided that, among other things, (i) no event of default is continuing, (ii) no less than 30 days before the commencement of the Self Storage Conversion the related borrower provides to the related lender (a) written notice of its intent to engage in the Self Storage Conversion, (b) plans, specifications, schedules and a construction budget for the Self Storage Conversion and (c) evidence that all required permits and approvals have been obtained, (iii) the related lender gives written approval of the Self Storage Conversion, (iv) the related borrower will provide evidence reasonably satisfactory to the related lender that the related borrower has sufficient funds available to complete the Self Storage Conversion, (v) the projected debt yield upon the completion of the Self Storage Conversion the Mortgaged Property will be greater than the debt yield for the Mortgaged Property immediately prior to the commencement of the Self Storage Conversion and (vi) the Self Storage Conversion is permitted under the REMIC requirements.

We cannot assure you that the above-described renovations and build outs will not temporarily interfere with the use and operation of portions of the related Mortgaged Property and/or make the related Mortgaged Property less attractive to potential guests, patrons, customers and/or tenants. See “Significant Loan Summaries” in Annex B to this prospectus for additional information on the 15 largest Mortgage Loans.

Default History, Bankruptcy Issues and Other Proceedings

Defaults, Refinancings, Discounted Pay-offs, Foreclosure or REO Property Purchases

As of the Cut-off Date, none of the Mortgage Loans were modified due to a delinquency. One or more of the Mortgage Loans, (i) were refinancings in whole or in part of loans that were (or refinancings of bridge loans that in turn refinanced loans that were) in default at the time of refinancing, (ii) involved a discounted pay-off of a prior loan from the proceeds of such Mortgage Loan, or (iii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO, in each case as described below:

●	With respect to The Lion Building Mortgage Loan (9.2%), prior to origination, the Mortgaged Property was encumbered by a construction loan with an outstanding principal balance of $25,000,000 and an Intra-Company Loan (as defined below) with an outstanding principal balance of $60,891,856. The “Intra-Company Loan” was between Le Lion Building LLC (the sole member of the borrower), as borrower, and The Crankstart Foundation (the 70% owner of Le Lion Building LLC), as lender, had a scheduled maturity date of March 12, 2025, and was secured by a second lien on the Mortgaged Property. At origination, The Lion Building Whole Loan proceeds were used, in part, to pay off the construction loan in full (including outstanding interest and fees) and to pay off the Intra-Company Loan for a discounted amount of $22,901,272.14.

For additional information regarding the status of the Mortgage Loans since the date of origination, see “—COVID-19 Considerations”.

Borrowers, Principals or Affiliated Entities Have Been or Currently Are Parties to Defaults, Bankruptcy Proceedings, Criminal or Civil Legal Proceedings, Pending Investigations, Foreclosure Proceedings, Deed-In-Lieu of Foreclosure Transactions and/or Mortgage Loan Workouts

Certain of the borrowers, principals of the borrowers and other entities affiliated with such principals are or previously have been or currently are parties to loan defaults, bankruptcy proceedings, criminal or civil legal proceedings, pending investigations, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts (which may have included a discounted payoff), in addition to any bankruptcy-related litigation issues discussed above in “—Litigation and Other Legal Considerations”, which in some cases may have involved a Mortgaged Property that secures a Mortgage Loan to be included in the Issuing Entity. For example,

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among the 15 largest Mortgage Loans (considering any Crossed Group as a single mortgage loan) taking into account any such material defaults, proceedings, pending investigations, transactions and/or Mortgage Loan workouts that are currently occurring or have occurred within the last 15 years and of which we are aware:

●	With respect to the Yorkshire & Lexington Towers Mortgage Loan (9.9%), one of the borrower sponsors reported that it is subject to a pending lawsuit in connection with a loan sponsored by the borrower sponsor that is secured by a property other than the Mortgaged Property. See “—Litigation and Other Legal Considerations” above. In addition, one of the borrower sponsors reported that it sponsored a loan in 2019 secured by a hospitality property that was transferred to special servicing in August 2020 due to disruptions caused by the Covid-19 pandemic and was later granted forbearance. The loan matured in December 2021 and the borrower sponsor is reportedly pursuing a refinance. In addition, one of the borrower sponsors reported that it sponsored a loan secured by a hospitality property that was transferred to special servicing in August 2021 due to disruptions caused by the Covid-19 pandemic. The borrower sponsor reported it is working with the special servicer to finalize a loan modification.
●	With respect to the KB Portfolio Mortgage Loan and the Fleet Farm Sioux Falls Mortgage Loan (collectively, 10.8%), the related non-recourse carveout guarantor, Jeffrey A. Pori, previously sponsored a property securing a loan that went into default and was subject to a foreclosure proceeding in which the related lender obtained an approximate $6.0 million deficiency judgment. After failing to reach a settlement with the lender, Mr. Pori, one of the related recourse guarantors under the loan, filed for bankruptcy in 2012. Mr. Pori exited bankruptcy in 2013. In addition, the related borrower sponsor has sponsored loans that have resulted in one foreclosure and one previous deed-in-lieu of foreclosure, both unrelated to the Mortgaged Properties.
●	With respect to the Sun Belt Self-Storage Portfolio Mortgage Loan (2.8%), the related borrower sponsors have sponsored loans that have resulted in previous foreclosures, deeds-in-lieu foreclosure, active foreclosure and or properties in special servicing, unrelated to the Mortgaged Properties.

There are likely other material defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts involving certain of the borrowers, principals of the borrowers and other entities under the control of such principals that have (i) occurred prior to the last 15 years, (ii) occurred during the last 15 years with respect to Mortgage Loans that are not among the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan), or (iii) otherwise occurred at any time (including with respect to the 15 largest Mortgage Loans) and of which we are not aware.

We cannot assure you that there are no other defaults, bankruptcy proceedings, legal proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved one or more Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”.

Tenant Issues

Tenant Concentrations

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted, if that tenant defaults or if that tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;
●	more time may be required to re-lease the space; and
●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.
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See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage) at each office, retail, self storage, industrial and mixed use Mortgaged Property.

The Mortgaged Properties have single tenants as set forth below:

●	Fourteen (14) of the Mortgaged Properties, securing, in whole or in part, seven (7) Mortgage Loans (26.5%), are each leased to a single tenant.
●	No Mortgaged Property leased to a single tenant secures a Mortgage Loan representing more than approximately 7.1% of the Initial Pool Balance.

With respect to certain of these Mortgaged Properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the Mortgage Loans or the related tenant may have the right to terminate its lease prior to the maturity date of the Mortgage Loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related Mortgage Loans.

Lease Expirations and Terminations

Lease Expirations

See Annex A to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable square footage leased) at each office, industrial, retail, self storage and mixed use and leased fee Mortgaged Property. Even if none of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, (i) some of the Mortgaged Properties have significant leases (not related to the 5 largest tenants) or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan, and (ii) there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Identified below are certain lease expirations or concentrations of lease expirations with respect to the office, industrial, retail, self storage and mixed use and leased fee Mortgaged Properties:

●	In certain cases, the lease of a sole tenant or the lease of an anchor or other tenant that is one of the 5 largest tenants at a Mortgaged Property expires prior to the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan, as set forth on Annex A to this prospectus. Set forth in the table below are examples of Mortgaged Properties as to which the sole tenant or a single tenant representing greater than 50% of the net rentable square footage occupies its space at the Mortgaged Property under a lease that expires prior to, or within approximately 12 months after, the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.
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Mortgaged Property Name	Approx. % of Initial Pool Balance	Name of Tenant	Percentage of Net Rentable Square Footage Expiring(1)	Date of Lease Expiration	Maturity Date
3075 Olcott	7.1%	Amazon.com Services LLC	100%	9/30/2032	4/6/2032
Phoenix Industrial Portfolio VIII – Mossville, IL	0.6%	Superior Consolidated	100%	12/31/2025	6/6/2032
Phoenix Industrial Portfolio VIII – Eldon, MO	0.5%	Adient US LLC	83.5%	4/30/2024	6/6/2032
Phoenix Industrial Portfolio VIII – Kingsport, TN	0.2%	Phoenix Logistics	100%	6/30/2029	6/6/2032
Cheshire Station	2.5%	Safeway	52.5%	4/30/2027	6/1/2032
2 Riverfront Plaza	2.1%	Panasonic Corporation of North America	100%	4/30/2031	1/6/2032
Corporate Center Building G	1.7%	Berkshire Hathaway Home Services (Americana, LLC)	54.2%	7/31/2027	6/1/2032
Waygate Technologies	1.0%	Waygate Technologies	100%	6/30/2031	6/6/2032
NTG Industrial Portfolio – 392 White Horse Pike	0.2%	Liberty Dialysis / Fresenius	67.6%	8/31/2024	4/6/2032

(1)	Calculated based on a percentage of net rentable square footage of the related Mortgaged Property.
●	With respect to the Mortgaged Properties identified in the table below, tenant leases representing in the aggregate greater than 50% of the net rentable square footage at the related Mortgaged Property (excluding Mortgaged Properties leased to a sole tenant or single tenant representing greater than 50% of the net rentable square footage, as identified in the table above) expire in a single calendar year that is prior to, or in the same year as, the year in which the maturity date (or, in the case of an ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan occurs.
Mortgaged Property Name	Approx. % of Initial Pool Balance	Approximate Aggregate Percentage of Leases Expiring(1)	Calendar Year of Expiration	Maturity Date
KB Portfolio - New Orleans MOB	7.8%	71.9%	2024	6/1/2032
360 Rosemary	4.5%	58.6%	2032	2/6/2032
79 Fifth Avenue	3.2%	61.5%	2030	5/6/2032
NTG Industrial Portfolio – 6726 Delilah Road	0.2%	60.8%	2022	4/6/2032

(1)	Calculated based on a percentage of occupied net rentable square footage of the related Mortgaged Property.
●	There may be other Mortgaged Properties with related leases (including leases representing in the aggregate 50% or greater of the net rentable square footage at the related Mortgaged Property), that expire over two or more calendar years prior to maturity of the related Mortgage Loan, which may be consecutive calendar years.
●	Further, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage at the related Mortgaged Property that expire in a single calendar year (or several calendar years) prior to, or shortly after, the maturity of the related Mortgage Loan.

Lease Terminations

Certain Mortgage Loans have material lease early termination options. Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

(i)	if the borrower for the applicable Mortgaged Property allows uses at the Mortgaged Property in violation of use restrictions in current tenant leases,
(ii)	if the borrower or any of its affiliates owns other properties within a certain radius of the Mortgaged Property and allows uses at those properties in violation of use restrictions,
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(iii)	if the borrower fails to provide a designated number of parking spaces,
(iv)	if there is construction at the related Mortgaged Property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the Mortgaged Property or otherwise violate the terms of a tenant’s lease,
(v)	upon casualty or condemnation with respect to all or a portion of the Mortgaged Property that renders such Mortgaged Property unsuitable for a tenant’s use or if the borrower fails to rebuild such Mortgaged Property within a certain time,
(vi)	if a tenant’s use is not permitted by zoning or applicable law,
(vii)	if the tenant is unable to exercise an expansion right,
(viii)	if the borrower does not complete certain improvements to the property as contemplated in the lease,
(ix)	if the borrower leases space at the Mortgaged Property or within a certain radius of the Mortgaged Property to a competitor,
(x)	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,
(xi)	if certain anchor or significant tenants at the subject property go dark or terminate their leases,
(xii)	if the landlord violates the tenant’s exclusive use rights for a specified period of time,
(xiii)	if the borrower defaults on any other obligations under the lease, or
(xiv)	based upon contingencies other than those set forth in this “—Tenant Issues—Lease Expirations and Terminations” section.

We cannot assure you that all or any of the borrowers will comply with their lease covenants or such third parties will act in a manner required to avoid any termination and/or abatement rights of the related tenant.

Identified below are certain material termination rights or situations in which the tenant may no longer occupy its leased space or pay full (or any) rent.

Unilateral Lease Termination Rights

Certain of the tenant leases permit the related tenant to unilaterally terminate its lease (with respect to all or a portion of its leased property) prior to, or shortly after the maturity of the related Mortgage Loan, upon providing notice of such termination within a specified period prior to the termination date. For example, among the 5 largest tenants by net rentable square footage at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 20% of the net rentable square footage at the related Mortgaged Property (in each case excluding government tenants, which are described further below):

●	With respect to The Lion Building Mortgage Loan (9.2%), the second largest tenant, Embark Trucks (“Embark”), is not yet in occupancy and (1) may terminate its lease effective as of the last day of the 6th year of the lease term (which lease term is anticipated to commence in August 2022) upon written notice to landlord with at least 12 months’, but no more than 18 months’, prior notice, upon payment of a termination fee equal to $10.00 per rentable square foot, (2) if the landlord fails to deliver the Embark premises on or before October 7, 2022, Embark may terminate its lease at any time prior to substantial completion of the work, in which case the landlord will be required to refund the tenant’s security deposit of $3,089,693.75 and (3) if the landlord fails to deliver the Embark premises in the condition required under the Embark lease on or before January 7, 2023, Embark will be granted a credit equal to one day of base rent for each day of delay until completion of the landlord’s base building work for the ground floor/mezzanine space.
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●	With respect to the KB Portfolio Mortgage Loan (7.8%), the sole tenant at the Penn State Health Mortgaged Property, St. Joseph Regional Health Network (Penn State Health) (“St. Joseph”), has a one-time right to terminate its lease on February 28, 2030 provided that St. Joseph (a) gives the landlord 180 days prior written notice and (b) pays a fee of approximately $1,021,483.
●	With respect to the 3075 Olcott Mortgage Loan (7.1%), Amazon.com Services LLC (“AWS”), the sole tenant at the Mortgaged Property, has an option to accelerate the expiration date of its lease for floors 5 and 6 to the date which is 66 months after the commencement date of the term of the lease (which commencement date has not yet occurred), if there is no event of default, no portion of the premises is sublet for a term that extends beyond such early termination date and the lease has not been assigned to an unrelated third party, by giving at least nine months’ notice, but no more than 12 months’ notice, and payment of a termination fee of $9,511,986.37. In addition, AWS has an option to accelerate the expiration date of its lease for floors 1 through 4 to the date which is 96 months after the commencement date of the term of the lease (which commencement date has not yet occurred), if there is no event of default, no portion of the premises is sublet for a term that extends beyond such early termination date and the lease has not been assigned to an unrelated third party, by giving at least nine months’ notice, but no more than 12 months’ notice, and payment of a termination fee of $10,348,856.73.
●	With respect to The Reef Mortgage Loan (5.6%), the County of LA has the right to terminate its lease for the entire premises at any time after April 30, 2027 with 180 days’ prior written notice.
●	With respect to the 360 Rosemary Mortgage Loan (4.5%), (i) New Day USA, the largest tenant at the related Mortgaged Property, representing approximately 17.9% of the net rentable square footage, has the right to terminate its lease effective on any date elected by New Day USA during the period between November 30, 2027 and December 31, 2032 by (a) providing notice at least 360 days prior to the proposed termination date, (b) paying unamortized leasing costs and (c) is not in default; (ii) Goldman Sachs, the second largest tenant at the related Mortgaged Property, representing approximately 12.7% of the net rentable square footage, has the right to terminate its lease (x) effective as of the day preceding the fifth anniversary date of the rent commencement date under its lease by (a) providing notice at least 12 months prior to the proposed termination date and (b) paying unamortized leasing costs, and is not in default or (y) in the event that Goldman Sachs enters into a lease for at least 150,000 square feet at a specified nearby property owned by an affiliate of the related borrower, on terms to be mutually agreed by the related borrower and Goldman Sachs, and is not in default; and (iii) Comvest, the third largest tenant at the related Mortgaged Property, representing approximately 12.5% of the net rentable square footage, has the right to terminate its lease effective as of the last day of the 7th year of its lease by (a) providing notice at least 12 months prior to the proposed termination date, (b) paying 6 months of base rent and unamortized leasing costs and (c) is not in default.
●	With respect to the 79 Fifth Avenue Mortgage Loan (3.2%), the second largest tenant at the Mortgaged Property, CapGemini America, Inc, representing approximately 18.7% of the net rentable area, has a one-time right to terminate its lease with respect to approximately 66.7% of its space effective October 13, 2024 upon 12 months’ prior notice and payment of a termination fee. If CapGemini America, Inc does not exercise such option, such tenant is entitled to an approximately $250,833 per month rent credit for the two months following the date such termination option would become effective.
●	With respect to the PentaCentre Office Mortgage Loan (2.9%), the largest tenant, Midland Credit Management, Inc., representing approximately 12.7% of the net rentable area, has the one-time right to terminate its lease effective July 31, 2023 upon at least six months’ prior notice to the related landlord and payment of a termination fee. The second largest tenant, One10, LLC, representing approximately 7.0% of the net rentable area, has the one-time right to terminate its lease in August 2026 upon 180 days’ prior notice to the related landlord and payment of a termination fee. The fourth largest tenant, EASI, LLC, representing approximately 3.2% of the net rentable area, has the one-time right to terminate its lease effective January 31, 2025 upon seven months’ prior notice to the related landlord and payment of a termination fee. The fifth largest tenant, Pulte Home Company, LLC, representing approximately 2.9% of the net rentable area, has the one-time right to terminate its lease in September 2025 upon seven months’ prior notice to the related landlord and payment of a termination fee.
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Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants

Certain of the tenant leases for the Mortgaged Properties permit the related tenant to terminate its lease and/or abate or reduce rent if the tenant fails to meet certain sales targets or other business objectives for a specified period of time. We cannot assure you that all or any of these tenants will meet the sales targets or business objectives required to avoid any termination and/or abatement rights. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to The Reef Mortgage Loan (5.6%), approximately 40.2% of the underwritten effective gross income of the Mortgaged Property is from the licensee of the LED Signage located at the Mortgaged Property. If any of the following (each a “Reduction Event”) occurs; (a) the advertising copy on the display area becomes materially obstructed from the view of vehicular traffic traveling in either direction on the 10 Freeway through no fault of licensee, (b) electrical service to the display area becomes unavailable or is interrupted, (c) based on the evaluation of a qualified, reputable and licensed general contractor, qualified, reputable and licensed electrical engineer or governmental authority, the structure cannot safely be used for the erection or maintenance of the display area for any reason, (d) the licensor is unable to obtain or maintain any permit for the continued use and/or maintenance of the display area, or (e) the licensor otherwise fails to repair, maintain or replace the structure and/or the display area, including the LED screen, and such Reduction Event results in a material and adverse reduction in net revenue for five business days (as to the events in clauses (b) through (e)) or 30 consecutive days (as to the events in clause (a)), the licensor and licensee are required to agree to an equitable adjustment of the rent for the LED Signage, or if the parties cannot agree, such reduction is required to be determined by an arbitration process. It is anticipated that buildings will be constructed on the release parcels described under “—Partial Releases” below, and that such buildings will obstruct certain views of the LED Signage. We cannot assure you that such construction will not result in a Reduction Event.

Certain of the tenant leases for the Mortgaged Properties may permit affected tenants to terminate their leases and/or abate or reduce rent if another tenant at the subject Mortgaged Property or a tenant at an adjacent or nearby property terminates its lease or goes dark, or if a specified percentage of the Mortgaged Property is unoccupied. For example, taking into account the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by aggregate Cut-off Date Balance:

●	With respect to the Wards Crossing West Mortgage Loan (2.8%), Ross, the second largest tenant at the related Mortgaged Property (representing approximately 14.8% of the net rentable square footage), may pay the lesser of (a) minimum rent under its lease or (b) two percent of its gross sales (“Ross Substitute Rent”) in the event that, for a period of at least 60 consecutive days, Kohls and one additional anchor tenant are not: open every day, occupying 70% of their respective leasable areas and operating on a lease that is at least 3 years in duration (a “Ross Reduced Occupancy Period”). If a Ross Reduced Occupancy Period continues for a period of 12 consecutive months then Ross may continue to pay Ross Substitute Rent or terminate its lease. Burlington, the third largest tenant at the related Mortgaged Property (representing approximately 12.1% of the net rentable square footage), may pay 50% of its minimum rent under its lease if (a) at least two of the following three tenants: Kohls, Old Navy and Ross are closed and (b) 60% of the leasable area of the Mortgaged Property, excluding the leasable area occupied by Kohls, Ross and Old Navy, is not open for business (a “Burlington Co-Tenancy Event”). If a Burlington Co-Tenancy Event continues for 18 consecutive months then Burlington may terminate its lease or go back to paying full minimum rent under its lease. Old Navy, the fourth largest tenant at the related Mortgaged Property (representing approximately 9.2% of the net rentable square footage), may pay 80% of its minimum rent (“Old Navy Alternate Rent”) under its lease if (a) Kohls is closed, (b) Ross is closed and (c) 70% of the gross leasable area of the Mortgaged Property is not open for business (a “Old Navy Operations Requirement Failure”). If an Old Navy Operations Requirement Failure continues for a period of 12 consecutive months then Old Navy may terminate its lease and if an Old Navy Operations Requirement Failure continues for longer than 12 months then the Old Navy Alternate Rent is lowered to 50% of the minimum rent under the related lease; provided that, the landlord can void Old Navy’s right to pay Old Navy Alternate Rent if the Old Navy Operations
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Requirement Failure lasts longer than two years and 50% of the gross leasable area of the Mortgaged Property is open for business. With respect to the Ross lease, the Burlington lease and the Old Navy Lease, the landlord may cure any co-tenancy deficiencies by finding suitable replacement tenants that meet the replacement requirements outlined in each respective lease.

●	With respect to the Cheshire Station Mortgage Loan (2.5%), Petco, the second largest tenant at the related Mortgaged Property (representing approximately 11.4% of the net rentable square footage), may pay 5% of its gross sales in lieu of its base rent under the related lease if Safeway or a comparable replacement tenant is not open and operating for a period of 6 consecutive months, except in the case of force majeure, condemnation, casualty or major remodeling, during any one year period. In the event the landlord is unable to lease the Safeway space to an acceptable replacement tenant within 360 days of Safeway’s failure to be open and operate, then Petco can either terminate its lease upon 30 days prior written notice or resume payment of its base rent under the lease.

In addition to termination options tied to certain triggers as set forth above that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease without any such triggers.

Certain of the tenant leases permit the related tenant to terminate its lease based upon contingencies other than those set forth above in this “—Tenant Issues—Rights to Terminate Lease or Abate or Reduce Rent Triggered by Failure to Meet Business Objectives or Actions of Other Tenants” subsection.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on material lease termination options relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Rights to Cease Operations (Go Dark) at the Leased Property

Certain of the tenant leases may permit a tenant to go dark at any time.

There may be other tenant leases that do not require the related tenant to continue to operate its space at the related Mortgaged Property, and therefore such tenants may also have the option to go dark at any time, but such right to go dark is not expressly provided for under the subject lease.

Termination Rights of Government Sponsored Tenants

Certain of the Mortgaged Properties, as set forth in the table below, may be leased in whole or in part by government sponsored tenants or by tenants with government contracts. Government sponsored tenants frequently have the right to cancel their leases at any time or after a specific time (in some cases after the delivery of notice) or for lack of appropriations. Tenants that are party to a government contract frequently have termination options related to termination or cessation of such government contract. For example, set forth below are certain government sponsored tenants that (i) have leases with the risks described above in this paragraph and (ii) individually represent 5% or more of the underwritten base rent at the related Mortgaged Property. One or more other leases at the related Mortgaged Property representing less than 5% of the base rent at such Mortgaged Property could also have these types of risks.

Mortgaged Property Name	Approx. % of Initial Pool Balance	Tenant	Approx. % of Net Rentable Area	Approx. % of UW Base Rent
The Reef	5.6%	County of Los Angeles – Dept. of Children & Family Services (1)	25.3%	30.1%

(1)	The County of Los Angeles-Dept. of Children & Family Services (“County of LA”) has the right to terminate its lease at any time upon 180 days’ prior written notice to the landlord.

Other Tenant Termination Issues

In addition to the tenant termination issues described above, anchor tenants at, and shadow anchor tenants with respect to, certain Mortgaged Properties may close or otherwise become vacant. We cannot assure you that

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any such anchor tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Rights to Sublease

Certain of the Mortgaged Properties may have tenants that sublet a portion of their space or have provided notice of their intent to sublet out a portion of their space in the future. For example, taking into account (i) the 5 largest tenants (based on net rentable square footage) at those Mortgaged Properties securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or (ii) cases where 10% or more of the aggregate net rentable square footage at a Mortgaged Property is sublet:

●	With respect to the KB Portfolio Mortgage Loan (7.8%), East Jefferson General Hospital, the largest tenant at the New Orleans MOB Mortgaged Property, representing approximately 71.9% of the net rentable square footage, currently subleases approximately 5.9% of the net rentable square footage at the New Orleans MOB Mortgaged Property to a subtenant.
●	With respect to the 79 Fifth Avenue Mortgage Loan (3.2%), the largest tenant, The New School, subleases approximately 8,820 square feet of its space to Gene Kaufman Architects pursuant to a sublease which expires December 31, 2022.
●	With respect to the 2 Riverfront Plaza Mortgage Loan (2.1%), the sole tenant at the Mortgaged Property, Panasonic Corporation of North America, currently subleases approximately 11.0% of the net rentable square footage at the Mortgaged Property to a subtenant and is currently marketing for sublease an additional 34.6% of the net rentable square footage at the Mortgaged Property. The sublease currently in place expires on the expiration date of the sole tenant’s lease, which is in April 2031.

Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten Net Operating Income and/or Occupancy may not be in physical occupancy, may not have commenced paying rent, or may be in the process of negotiating such leases. There can be no assurance that any of these tenants will take possession of their premises or commence paying rent as expected or at all. For example, with respect to single tenant properties, tenants that are one of the 5 largest tenants (based on net rentable square footage) at a Mortgaged Property securing the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) or tenants in the aggregate representing more than 25% of the net rentable square footage at a Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or have outstanding rent as set forth below:

●	With respect to The Lion Building Mortgage Loan (9.2%), the largest tenant, IDEO, representing 69.4% of the net rentable area at the Mortgaged Property, has not begun paying rent with respect to a portion of its space consisting of 34,409 square feet (the “Second Phase Premises”). The Second Phase Premises accounts for approximately 20.0% of the net rentable area and approximately 18.5% of the underwritten base rent at the Mortgaged Property. IDEO is required to begin paying rent with respect to the Second Phase Premises on January 1, 2023. We cannot assure you that IDEO will begin paying rent with respect to the Second Phase Premises as expected or at all.
●	With respect to The Lion Building Mortgage Loan (9.2%), the second largest tenant, Embark, representing 30.6% of the net rentable area at the Mortgaged Property, is not yet in physical occupancy and has not begun paying rent. Embark is expected to take physical occupancy and commence paying rent after substantial completion and delivery of its ground floor and mezzanine space, which is anticipated to occur in August 2022. If the landlord fails to deliver the premises in the condition required under the lease, then the tenant may terminate the lease or be granted free rent as described under “—Unilateral Termination Rights” above. We cannot assure you that the premises will be delivered or that Embark will take occupancy of its space or begin paying rent as expected or at all. At origination of the Mortgage Loan, the lender reserved $31,000,000 in a holdback reserve in connection with the initial tenant improvement work required under the Embark lease. The holdback funds, less the amount of the free rent equal to $2,321,111 (which amount may be increased by the amount of rent abatement provided in connection with delayed delivery of the premises) under the Embark lease, will be released to the borrower upon satisfaction of the following conditions (the “Embark Holdback Conditions”), so
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long as such conditions are satisfied on or before the third anniversary of the Mortgage Loan origination date (such third anniversary, the “Embark Date”): delivery by the borrower to the lender of (i) evidence reasonably satisfactory to the lender that all initial tenant improvements have been completed in accordance with the terms of the Embark lease, (ii) copies of appropriate final lien waivers or other evidence satisfactory to the lender of payment for the work, to the extent not previously delivered to the lender, and (iii) a current tenant estoppel certificate from Embark, which confirms, at a minimum, (a) Embark has accepted possession of the premises, is in occupancy and open for business, (b) Embark has actually commenced paying full, unabated rent (excluding any free rent reserved), (c) the Embark lease is in full force and effect and there are no defaults thereunder and (d) the rent commencement date for the Embark lease. If the Embark Holdback Conditions have not been satisfied by the Embark Date, the lender will not be required to disburse the holdback funds to the borrower and such funds will be held as additional collateral for the Mortgage Loan. At any time after the Embark Date, the borrower may (but is not required to) defease the Mortgage Loan in an amount equal to the economic holdback funds.

●	With respect to the 3075 Olcott Mortgage Loan (7.1%), AWS is currently in occupancy of its space on floors 5-6 and expected to take occupancy of floors 1-4 in October 2022 following the completion of its buildout. Rent commencement is expected to begin in September 2022 for both floors 1-4 and for floors 5-6. We cannot assure you AWS will take occupancy or begin paying rent as expected or at all.
●	With respect to the 360 Rosemary Mortgage Loan (4.5%), due to the recent completion of the related Mortgaged Property, many tenants are currently in the process of building out their respective spaces and have not yet taken physical occupancy. Goldman Sachs, the second largest tenant at the related Mortgaged Property, representing approximately 12.7% of the net rentable square footage, is expected to receive approximately $3.3 million (approximately $75 PSF) in tenant improvement allowance for the build-out of its new spaces, which commenced in April 2022. Comvest Advisors, the third largest tenant at the related Mortgaged Property, representing approximately 12.5% of the net rentable square footage, is expected to receive approximately $3.8 million ($97 PSF) in tenant improvement allowance for the build-out of its new spaces expected to commence July 2022, July 2023, and September 2023. Related Southeast, the fifth largest tenant at the related Mortgaged Property, representing approximately 5.7% of the net rentable square footage, has not yet taken delivery of its space and the borrower estimates it will do so in August 2022.

In addition, in some cases, tenants at a Mortgaged Property may have signed a letter of intent or notified the related borrower of their intent to continue to lease space at the Mortgaged Property but not executed a lease with respect to the related space. We cannot assure you that any such proposed tenant will sign a lease or lease renewal or take or remain in occupancy at the related Mortgaged Property.

Further, the underwritten occupancy, Underwritten Net Cash Flow and Underwritten Net Operating Income of the Mortgaged Properties may reflect tenants, and rents from tenants, whose lease terms or renewal leases are under negotiation but not yet signed. Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis. For example, taking into account the 5 largest tenants (based on net rentable square footage) at the Mortgaged Properties:

●	With respect to the Phoenix Industrial Portfolio VIII Mortgage Loan (3.1%), the West Mifflin, PA Mortgaged Property is 21.8% leased to tenants on a month-to-month basis and the Church Hill, TN Mortgaged Property is 20.2% leased to tenants on a month-to-month basis.

In the case of any Mortgage Loan, we cannot assure you that tenants who have not yet taken occupancy, begun paying rent or executed a lease will take occupancy, begin paying rent or execute their lease. If these tenants do not take occupancy of the leased space, begin paying rent or execute their lease, it could result in a higher vacancy rate and re-leasing costs that may adversely affect cash flow on the related Mortgage Loan.

Charitable Institutions / Not-For-Profit Tenants

Certain Mortgaged Properties may have tenants or sub-tenants that are charitable institutions or other not-for-profit tenant organizations that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses. For example, among the 5 largest tenants

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(based on net rentable square footage) at a Mortgaged Property securing the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) by Cut-off Date Balance, or those Mortgaged Properties with a tenant that leases at least 50% of the net rentable square footage at the related Mortgaged Property:

●	With respect to the KB Portfolio Mortgage Loan (7.8%), the sole tenant at the Penn State Health Mortgaged Property, St. Joseph Regional Health Network (Penn State Health), is owned and operated by a non-profit hospital system.
●	With respect to the 79 Fifth Avenue Mortgage Loan (3.2%), the largest tenant at the Mortgaged Property, The New School, representing approximately 61.5% of the net rentable area, is a not-for-profit university.

Tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on such space and other operating expenses may default upon their respective leases should such contributions, grants or subsidies no longer be available.

See “Significant Loan Summaries” in Annex B to this prospectus for more information on other tenant matters relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

See the footnotes to Annex A to this prospectus for further information regarding the 5 largest tenants by net rentable square footage at the Mortgaged Properties.

Purchase Options, Rights of First Offer and Rights of First Refusal

With respect to certain of the Mortgaged Properties, certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties may have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of such Mortgaged Properties. Below are certain purchase options, rights of first offer and rights of first refusal to purchase all or a portion of certain Mortgaged Properties securing the 15 largest Mortgage Loans:

●	With respect to the KB Portfolio Mortgage Loan (7.8%), a third-party, PROVCO WOMELSDORF, L.P. (“Provco”), has the right to purchase the Tower Health Mortgaged Property if the landlord receives a bona fide purchase offer that it intends to accept. The landlord is required to notify Provco of its receipt of a bona fide purchase offer and Provco must exercise its purchase option within 30 days of receiving notice from the landlord. If Provco exercises its purchase option, then the sale will be conducted upon the same terms as the bona fide offer. In the event a bona fide offer for the Tower Health Mortgaged Property also includes additional property that is unrelated to the Tower Health Mortgaged Property, then Provco’s purchase right will only apply to the portion of the property that includes the Tower Health Mortgaged Property. Pursuant to an estoppel executed by the Provco, its purchase right will not apply to a foreclosure or deed-in-lieu of foreclosure, but will apply to any subsequent transfers after any such event.
●	With respect to the KB Portfolio Mortgage Loan (7.8%), St. Joseph Regional Health Network (Penn State Health) (“St. Joseph”), the sole tenant at the Penn State Health Mortgaged Property, has both a right of first offer and a right of first refusal with respect to the Penn State Health Mortgaged Property. If the landlord desires to sell the Penn State Health Mortgaged Property, it must first offer to sell it to St. Joseph by providing a written notice (the “ROFO Notice”). In order to exercise its purchase option, within 60 days of receiving the ROFO Notice, St. Joseph must provide a written notice to the landlord that it intends to purchase the Penn State Health Mortgaged Property and this notice must also include a purchase and sale agreement. The landlord will then have 30 days to accept, reject or negotiate an agreement that is acceptable to both parties. With respect to the right of first refusal, if the landlord receives a bona fide purchase offer that it intends to accept, the landlord must provide written notice to St. Joseph of such offer (the “ROFR Notice”) and the ROFR Notice must also include all relevant offer documents. St. Joseph must either exercise or decline its purchase option within 60 days of receipt of the ROFR Notice and if it does exercise its purchase option the sale will be on the same terms as the original bona fide purchase offer and must close within 60 days of St. Joseph’s receipt of the ROFR Notice. Pursuant to an estoppel executed by the tenant, the tenant's right of first offer and right of first
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refusal will not apply to a foreclosure, deed-in-lieu of foreclosure or any other similar transaction, but will apply to any subsequent transfers after any such event.

●	With respect to the KB Portfolio Mortgage Loan (7.8%), Walgreens, the sole tenant at the Walgreens – Las Vegas Mortgaged Property, has the right to purchase the Walgreens – Las Vegas Mortgaged Property if the landlord receives a bona fide purchase offer from an entity that is not affiliated with the landlord. The landlord is required to notify Walgreens of its receipt of a bona fide purchase offer and Walgreens must exercise its purchase option within 30 days of receiving notice from the landlord. If Walgreens exercise its purchase option then the sale will be conducted upon the same terms as the bona fide offer. In the event Walgreens does not exercise its purchase option, it will retain the right to purchase the Walgreens – Las Vegas Mortgaged Property in connection with any future bona fide offers. Pursuant to an estoppel executed by the tenant, the tenant's right of first refusal will not apply to a foreclosure, deed-in-lieu of foreclosure or any other similar transaction, but will apply to any subsequent transfers after any such event.
●	With respect to the 3075 Olcott Mortgage Loan (7.1%), the sole tenant has a right of first offer to purchase the related Mortgaged Property. The right of first offer does not apply to a foreclosure or deed in lieu thereof, but will apply to any transfers following a foreclosure or deed in lieu thereof.
●	In addition, with respect to the Wyndham National Hotel Portfolio – Travelodge – 1710 Jefferson Street Mortgaged Property (0.03%), the Wyndham National Hotel Portfolio – Travelodge – 8233 Airline Highway Mortgaged Property (0.03%), the Wyndham National Hotel Portfolio – Travelodge – 2680 Airport Road Mortgaged Property (0.04%), the Wyndham National Hotel Portfolio – Travelodge – 123 Westvaco Road Mortgaged Property (0.03%), the Wyndham National Hotel Portfolio – Baymont Inn & Suites – 100 15th Street South East Mortgaged Property (0.01%) and Wyndham National Hotel Portfolio – Travelodge – 108 6th Avenue Mortgaged Property (0.02%), certain tenants, franchisors, property managers, ground lessors, developers, owners’ associations or other parties have a purchase option, right of first offer or a right of first refusal or similar right, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Properties. The related right generally does not apply in the context of a foreclosure, deed-in-lieu of foreclosure or other exercise of remedies under the Mortgage Loan documents, although such rights may apply to subsequent purchasers following any such foreclosure, deed-in-lieu-of-foreclosure or other exercise of remedies.

Affiliated Leases and Master Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties at which (A) at least (i) 5.0% of the gross income at the Mortgaged Property relates to leases between the borrower and an affiliate of the borrower or (ii) 5.0% of the net rentable square footage at the Mortgaged Property is leased to an affiliate of the borrower or (B) master leases were included in the underwritten base rent:

●	With respect to The Reef Mortgage Loan (5.6%), each of the second largest tenant, Maker City LA, LLC, the third largest tenant, Shipfront LLC, and the fifth largest tenant, PHR LA Mart, LLC, which collectively lease approximately 29.4% of the net rentable square footage at the related Mortgaged Property, are affiliates of the borrower. In addition, according to the appraisal, there are various smaller showroom and storage spaces leased to entities in which the borrower sponsor has an equity interest, resulting in approximately 37.0% of the net rentable square footage being leased to affiliated tenants.
●	With respect to the Bell Works Mortgage Loan (4.2%), in connection with the borrower’s rehabilitation and conversion of the Mortgaged Property to its current office and retail use, the Mortgaged Property benefits from historic tax credits (“HTCs”) incurred in connection with such rehabilitation. In connection with the HTC program, the borrower leased the entire Mortgaged Property to Bell Works Master Tenant, LLC, a New Jersey limited liability company (the “Master Lessee”) pursuant to the terms of a Master Lease Agreement dated December 14, 2017, as amended (the “Master Lease”) under which the Master Lessee operates the Bell Works Property and pays rent to the borrower. The borrower elected to pass the HTCs through to the Master Lessee. An affiliate of the borrower (the “Managing Member of the Master Lessee”) retains a 1% controlling interest in the Master Lessee.
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Pursuant to a subordination, non-disturbance and attornment agreement among the lender, the borrower, the Master Lessee and the 99% equity interest owner of Master Lessee (“HTC Investor”): (1) the master lease is subordinate to the lien of the mortgage in exchange for the lender’s agreement to not terminate the master lease until the next business day following the 5th anniversary of the date on which the last qualified rehabilitation expenditure as with respect to the Mortgaged Property is first placed in service, but in no event later than April 1, 2026 (the “HTC Recapture Period Expiration Date”), (2) the lender must provide HTC Investor prior written notice of its intention to commence any enforcement action under the Mortgage Loan documents, (3) the HTC Investor is entitled to receive notices of defaults under the Bell Works Loan documents, and (4) the HTC Investor has a period of not less than 10 days to cure such defaults. In addition, the HTC Investor has certain rights to remove the Bell Works borrower’s general partner and/or the Master Lessee’s managing member, subject to certain terms and conditions set forth in the subordination, non-disturbance and attornment agreement.

The lender has also agreed that, prior to the Historic Tax Credit Recapture Date, and notwithstanding whether any trigger period or event of default is continuing, each month it will disburse to Master Lessee any revenues from the Mortgaged Property that exceed the sum of (i) the base rent under the Master Lease, (ii) 1/12th of the estimated annual additional rent under the Master Lease, a portion of which may be subject to deferral due to the unavailable of net operating income, as more particularly described in the Master Lease, (iii) the monthly replacement reserve deposit amount, (iv) the monthly TI/LC reserve deposit amount (if any), (v) during a trigger period, the monthly operating expense amount pursuant to the approved annual budget, and (vi) 1/12th of the projected annual distribution to the Managing Member of Master Lessee.

●	With respect to the 79 Fifth Avenue Mortgage Loan (3.2%), the fourth largest tenant, an affiliate of Citi Real Estate Funding Inc., one of the originators of such Mortgage Loan, is currently leasing approximately 14,872 square feet of the net rentable area at the related Mortgaged Property, which represents approximately 4.3% of the net rentable area.
●	With respect to the Phoenix Industrial Portfolio VIII Mortgage Loan (3.1%), the Kingsport, TN Mortgaged Property (0.2%) is 100% (5.6% of the rentable square footage of the portfolio) occupied by Phoenix Logistics, an affiliate of the borrowers. Phoenix Logistics has been at the Kingsport, TN Mortgaged Property since September 2020 on a lease that expires in 2029. Since acquisition of the Kingsport, TN Mortgaged Property in September 2020, the borrower sponsor has invested approximately $697,000 in capital improvements and other/soft costs. The Mortgage Loan is structured with full subordination by the affiliate tenant and recourse liability to the borrower for, inter alia, any failure to enforce the lease or terminate the lease upon an event of default or otherwise upon the lender’s direction, as specified in the loan documents.
●	With respect to the Kewaunee Scientific Mortgage Loan (2.4%), the borrower leased the entire Kewaunee Scientific Property to CAI Investments Medical Products I Mater Lessee, LLC, a Delaware limited liability company which is owned by the related borrower sponsor. Under the master lease, the master tenant operates the Kewaunee Scientific Property and pays rent to the borrower equal to the monthly debt service and reserve amounts under the related Mortgage Loan. The in-place tenant, Kewaunee Scientific Corporation, is not affiliated with the related borrower.
●	With respect to the 1901 10th Avenue Mortgage Loan (1.8%), the largest commercial tenant, MedPart, representing approximately 19.0% of the net rentable square footage at the Mortgaged Property, is an affiliate of the borrower sponsor.

Other Mortgaged Properties may have tenants that are affiliated with the related borrower but those tenants do not represent more than 5.0% of the gross income or net rentable square footage of the related Mortgaged Property.

Other Tenant Issues

With respect to the 79 Fifth Avenue Mortgage Loan (3.2%), see “—Litigation and Other Legal Considerations” for a discussion of the borrower’s dispute with its largest tenant regarding the amount of rent due the borrower.

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Because of the COVID-19 pandemic, many non-essential businesses at certain of the Mortgaged Properties may have been ordered to close by government mandate or may be operating at a reduced level. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans”.

Insurance Considerations

In the case of eighty-three (83) Mortgaged Properties (42.0%), which secure, in whole or in part, fourteen (14) Mortgage Loans (45.1%), the related borrowers (or in certain cases, a master or sole tenant) maintain insurance under blanket policies.

Further, certain Mortgaged Properties may be insured, in whole or in part, by a sole or significant tenant. For example:

●	With respect to the KB Portfolio Mortgage Loan (7.8%), under the related Mortgage Loan documents, Walgreens, the sole tenant at the Walgreens – Las Vegas Mortgaged Property, is allowed to provide insurance for the related Mortgaged Property. Walgreens has exercised its right to provide insurance for the related Mortgaged Property and has obtained insurance policies naming both the related borrower and the related lender as a loss payee on the property coverage and as additional insured on the property liability coverage. Pursuant to the Mortgage Loan documents, if any time the related lender is not in receipt of written evidence that all insurance required under the related Mortgage Loan documents is in full force and effect, the related lender has the right, without notice to take such action the related lender deems necessary to protect its interest in the related Mortgaged Property.
●	With respect to the Fleet Farm Sioux Falls Mortgage Loan (3.0%), under the related Mortgage Loan documents, Fleet Farm Group, LLC (“Fleet Farm”), the sole tenant, is allowed to obtain insurance for the related Mortgaged Property. Fleet Farm has exercised its right to provide insurance for the related Mortgaged Property and has obtained insurance policies naming both the related borrower and the related lender as a loss payee on the property coverage and as additional insured on the property liability coverage. Pursuant to the Mortgage Loan documents, if any time the related lender is not in receipt of written evidence that all insurance required under the related Mortgage Loan documents is in full force and effect, the related lender has the right, without notice to take such action the related lender deems necessary to protect its interest in the related Mortgaged Property.
●	With respect to the Wards Crossing West Mortgaged Property (2.8%), Kohls, the largest tenant at the Wards Crossing West Mortgaged Property (representing approximately (i) 43.7% of the net rentable square footage and (ii) 18.3% of underwritten base rent), owns its improvements pursuant to a ground lease. These improvements are not part of the collateral for the related Mortgage Loan. Kohls provides its own business interruption insurance and terrorism insurance. The policies do not name the related lender as an additional insured but they do name the related lender as a loss payee.
●	With respect to the Kewaunee Scientific Mortgage Loan (2.4%), the Mortgage Loan documents permit the borrower to rely on the insurance provided by the sole tenant at the Mortgaged Property, Kewaunee Scientific Corporation, for insurance, provided that, among other conditions (i) the related lease is in full force and effect, (ii) the Mortgaged Property is 100% leased to Kewaunee Scientific Corporation, (iii) Kewaunee Scientific Corporation is not in default under the related lease beyond any applicable grace periods, and (iv) Kewaunee Scientific Corporation maintains insurance required under the related lease.
●	With respect to the Waygate Technologies Mortgage Loan (1.0%), the related Mortgage Loan documents permit the borrower to rely on insurance maintained by Waygate Technologies, the sole tenant, provided that the related Mortgaged Property is subject to the sole tenant’s lease, which is in full force and effect with no defaults (as well as other standard conditions) and the sole tenant is maintaining insurance consistent with the lender’s insurance requirements set forth in the related Mortgage Loan documents.
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In addition, with respect to certain Mortgage Loans, the insurable value of the related Mortgaged Property as of the origination date of the related Mortgage Loan was lower (and, in certain cases, may be substantially lower) than the principal balance of the related Mortgage Loan.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance” and “—Risks Relating to the Mortgage Loans—Earthquake, Flood and Other Insurance May Not Be Available or Adequate”.

In addition, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower.

Further, many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Zoning and Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of the Mortgaged Properties to their current use or some other specified use or have other zoning issues, as further described below:

●	With respect to the Phoenix Industrial Portfolio VIII Mortgage Loan (3.1%), the use of the Church Hill, TN Mortgaged Property as an industrial/warehouse building is legal non-conforming as such use is not permitted under the applicable current zoning code. Any nonconforming building which has been damaged by fire or other causes may be reconstructed and used as before unless the City of Church Hill Building Inspector determines that the building is damaged to the extent of more 75% of its appraised value for tax purposes. In the event of a casualty resulting in the loss of the ability to restore the Mortgaged Property to its current use as an industrial/warehouse building in accordance with all applicable legal requirements, the Mortgage Loan documents provide recourse to the related borrower.
●	With respect to the Waikele Self-Storage Park Mortgage Loan (1.8%), the Mortgaged Property is located within a historic preservation district that does not allow for significant development without a condition use permit granted by the County of Honolulu. The use of the Mortgaged Property as a storage facility is legal non-conforming, as such use is not permitted under the applicable current zoning code.
●	With respect to the Beverly Industrial Park Mortgage Loan (0.6%), due to the presence of a controlled recognized environmental condition at the related Mortgaged Property, the Massachusetts Department of Environmental Protection imposed an activity and use limitation that (i) restricts the Mortgaged Property from being used as an active playground, athletic field, or outdoor recreation area, (ii) imposes certain restrictions on constructions that occurs at the related Mortgaged Property and (iii) non-emergency construction work at the related Mortgaged Property must be accompanied by both a written health and safety plan and a written materials management plan. See “Environmental Considerations” in this Preliminary Prospectus for further information.

In addition, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to remedy the violations (which may include a requirement for a reserve of funds for remediation), and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted or prohibited entirely after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues (including with respect to certificates of occupancy) in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be

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continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”. See also the Mortgage Loan representations and warranties no. (25) (Local Law Compliance) and no. (26) (Licenses and Permits) on Annex E-1A and representations and warranties no. (24) (Local Law Compliance) and no. (25) (Licenses and Permits) on Annex E-2A to this prospectus any related exceptions on Annex E-1B and Annex E-2B, to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annexes E-1A and E-2A to this prospectus).

In addition, certain Mortgaged Properties may be subject to use restrictions imposed in connection with addressing environmental concerns. See “—Environmental Considerations”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for certain liabilities (for example, as a result of fraud by the borrower, certain voluntary insolvency proceedings, breaches of environmental covenants or other matters), certain of the Mortgage Loans do not contain such carveouts, contain limitations to such carveouts and/or do not provide for a non-recourse carveout guarantor. Certain other Mortgage Loans may have additional limitations to the non-recourse carveouts as described on Annex E-1A and Annex E-2A to this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. For example:

●	With respect to the 3075 Olcott Mortgage Loan (7.1%), the Mortgage Loan documents do not provide for a separate carveout guarantor that is distinct from the borrower.
●	In the case of the 2 Riverfront Mortgage Loan (2.1%), there is no separate non-recourse carveout guarantor with respect to such Mortgage Loan.

We cannot assure you that the net worth or liquidity of any non-recourse carveout guarantor under any of the Mortgage Loans will be sufficient to satisfy any claims against that guarantor under its non-recourse guaranty. In most cases, the liquidity and net worth of a non-recourse carveout guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on, among other things, the domicile or citizenship of any such guarantor.

Certain of the Mortgage Loan documents may provide that recourse for environmental matters terminates immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or after a permitted transfer of the related Mortgaged Property) if certain conditions are satisfied, such as the lender receiving searches or an environmental inspection report meeting criteria set forth in such Mortgage Loan documents. In addition, as to certain Mortgage Loans, the related guaranty and/or environmental indemnity may provide that the recourse liability of the guarantor will not apply to any action, event or condition arising after the foreclosure, delivery of a deed-in-lieu of foreclosure, or appointment of a receiver, of the Mortgaged Property, or of ownership interests in the borrower, pursuant to such Mortgage Loan or a related mezzanine loan.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

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Real Estate and Other Tax Considerations

Below are descriptions of certain additional real estate and other tax matters relating to certain Mortgaged Properties. Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

With respect to the 111 River Street Mortgage Loan (3.1%), the related Mortgaged Property benefits from a payment-in-lieu of taxes (“PILOT”) program with the City of Hoboken, New Jersey (the “City”) and the Port Authority of New York and New Jersey (the “Port Authority”) designed to promote the redevelopment of Hoboken. The PILOT program provides for a 100% abatement of local and municipal taxes during the term of the lease between the borrower, as tenant, and the City and the Port Authority, collectively as landlord, provided that, among other conditions, the borrower is required to make an annual payment in lieu of taxes as follows: (i) for the first 20-years of the lease term, the product obtained by multiplying the “Applicable PILOT Rate” (beginning at $2.00 subject to yearly escalations of 2.75% compounded annually for a period of 20 years) by 468,000 development square feet and (ii) following said 20-year period, the Annual PILOT Rental will increase annually; (ii) the Applicable PILOT Rate for any year commencing on the first day following the 20 year period will be the Applicable PILOT Rate for the year immediately preceding the then-current year increased by the greater of (a) 2% and (b) the percentage increase (calculated to 4 decimal places) in the tax rate for the then-current year over the tax rate for the year immediately preceding the then-current year; and (iii) the Annual PILOT Rental for the then-current year will be the product of the Applicable PILOT Rate for such year (as so increased) multiplied by 468,000 development square feet.

With respect to the Bell Works Mortgage Loan (4.2%), the Mortgaged Property is subject to a 30 year PILOT agreement, dated June 17, 2014, between the borrower and Holmdel Township. The borrower is obligated to make PILOT payments in exchange for certain exemptions from property taxes on real and personal property. The PILOT payment is based on a formula that factors in the percentage of the gross annual rent generated at the Mortgaged Property. For the first five years of the term the percentage is 10.25%, and thereafter the percentage increases 0.25% through year 25 with a cap set at an amount equal to 80% of what conventional taxes would be otherwise. Taxes were underwritten at $3,707,005 based on 10.5% of underwritten effective gross income per the terms of the PILOT agreement. Additionally, in connection with the rehabilitation and conversion of the Mortgaged Property to its current use, the Mortgaged Property qualifies for a historic rehabilitation tax credit (the “HTC”) allowed for qualified rehabilitation expenditures incurred in connection with the certified rehabilitation of a certified historic structure and the HTCs are not collateral for the Bell Works Mortgage Loan. The borrower leases the Mortgaged Property to Bell Works Master Tenant, LLC (the “Master Lessee”) pursuant to the terms of that certain Master Lease Agreement dated December 14, 2017, as amended. The borrower elected to pass-through the HTC to the Master Lessee. Pursuant to a subordination, non-disturbance and attornment agreement among the lender, the borrower, the Master Lessee and the 99% equity interest owner of Master Lessee (“HTC Investor”), the master lease is subordinate to the lien of the mortgage in exchange for the lender’s agreement to not terminate the master lease until the next business day following the 5th anniversary of the date on which the last qualified rehabilitation expenditure as with respect to the Mortgaged Property is first placed in service, but in no event later than April 1, 2026. Pursuant to the subordination, non-disturbance and attornment agreement, the lender must provide HTC Investor prior written notice of its intention to commence any enforcement action under the Mortgage Loan documents, the HTC Investor is entitled to receive notices of defaults under the Bell Works Loan documents, and the HTC Investor has a period of not less than 10 days to cure such defaults. In addition, the HTC Investor has certain rights to remove the Bell Works borrower’s general partner and/or the Master Lessee’s managing member, subject to certain terms and conditions set forth in the subordination, non-disturbance and attornment agreement.

With respect to the 2 Riverfront Plaza Mortgage Loan (2.1%), the related Mortgaged Property benefits from a PILOT program with the City of Newark, New Jersey (the “2 Riverfront Issuer”) designed to promote the redevelopment of the Newark Plaza Urban Renewal Area. The PILOT program provides for a 100% abatement in real estate taxes and assessments until the expiration of the term of the financial agreement (the “2 Riverfront PILOT Agreement”) with the 2 Riverfront Issuer, which will occur on the earlier of (i) twenty-five (25) years from the execution date of the 2 Riverfront PILOT Agreement, (ii) twenty (20) years from the completion date of the project, and (iii) the date on which no bonds are outstanding within the meaning of the applicable trust indenture; provided that, among other conditions, the borrower is required to make an annual payment-in-lieu of taxes in an amount equal to the annual service charge, which is $622,926 as of the date of origination, and may not exceed $673,757. Taxes were written based on the abated tax amounts. The 2 Riverfront PILOT Agreement permits the related

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borrower to sell, transfer, lease, or otherwise convey all or a portion of the 2 Riverfront Property, provided that (for as long as the 2 Riverfront PILOT Agreement is in effect) such conveyance (i) is to an Urban Renewal Entity (as defined in the 2 Riverfront PILOT Agreement) and is in compliance with the Tax Exemption (as defined in the 2 Riverfront PILOT Agreement), and (ii) would not otherwise result in the 2 Riverfront property being no longer subject to local property taxation. The 2 Riverfront PILOT Agreement also requires the sole tenant of the 2 Riverfront Property, Panasonic Corporation of North America (“Panasonic”), to meet certain required employment levels. Panasonic executed a limited joinder to the 2 Riverfront PILOT Agreement whereby it covenanted to meet such requirements and indemnified the related borrower for any damages caused in connection with the breach, default or violation of Panasonic’s obligations under the 2 Riverfront PILOT Agreement.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes and Assessments May Reduce Available Funds”.

See also Mortgage Loan representations and warranties no. (18) (Access; Utilities; Separate Tax Lots) on Annex E-1A to this prospectus and Mortgage Loan representations and warranties no. (17) (Access; Utilities; Separate Tax Lots) on Annex E-2A to this prospectus and any related exceptions on Annexes E-1B and E-2B, respectively, to this prospectus (subject to the limitations and qualifications set forth in the preambles to Annexes E-1A and E-2A to this prospectus).

Certain Terms of the Mortgage Loans

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled monthly payments of interest and/or principal are due under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table with the indicated grace period.
Due Date	Default Grace Period Days	Number of Mortgage Loans	% of Initial Pool Balance
1	0	5	14.3%
1	3	2	5.2
1	5	9	10.0
6	0	22	70.5
Total		38	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A to this prospectus for information on the number of days before late payment charges are due under the Mortgage Loan. The information on Annex A to this prospectus regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Twenty-six (26) of the Mortgage Loans (79.9%) provide for monthly payments of interest-only until the related maturity date or Anticipated Repayment Date, as applicable (the “Interest Only Mortgage Loans”).

Each of the remaining twelve (12) Mortgage Loans (20.1%) provides for monthly payments of principal based on amortization schedules significantly longer than the remaining terms to maturity or Anticipated Repayment Date for such Mortgage Loans (those twelve (12) Mortgage Loans, together with the Interest Only Mortgage Loans, the “Balloon Mortgage Loans”). Eight (8) of these 12 Mortgage Loans (12.1%) referenced in the preceding sentence provide for amortizing debt service payments for their entire loan term. The remaining four (4) of these 12 Mortgage Loans (8.0%) provide for monthly payments of interest-only for a period of 24 months to 84 months following either (a) the related origination date and then provide for amortizing debt service payments for the remainder of their loan

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term or (b) following an initial period of amortizing debt service payments that occurred immediately after the related origination date.

Each Balloon Mortgage Loan will have a balloon payment due at its related maturity date or Anticipated Repayment Date, as applicable, unless prepaid prior thereto.

ARD Loans

An “ARD Loan” is a Mortgage Loan that provides that, after a certain date (an “Anticipated Repayment Date”), if the related borrower has not prepaid such Mortgage Loan in full, then (among other things) any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the original Mortgage Rate (the “Initial Rate”) for such Mortgage Loan. Annex A to this prospectus sets forth the Anticipated Repayment Date and the Revised Rate for each ARD Loan (if any). “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

An ARD Loan further requires that, after the related Anticipated Repayment Date, all cash flow available from the related Mortgaged Property or portfolio of Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Whole Loan documents, all escrows and all other amounts then due and payable under the related Whole Loan documents (other than Excess Interest), mezzanine loan debt service, and certain budgeted or non-budgeted expenses approved by the related lender with respect to the related Mortgaged Property or portfolio of Mortgaged Properties be applied toward the payment of principal (without payment of any yield maintenance premium or other prepayment premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, payment of Excess Interest will be deferred until (and such Excess Interest will be required to be paid only after) the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of any Certificates evidencing an interest in such Excess Interest and the owners of the Combined VRR Interest.

The features described above, to the extent applicable, are designed to increase the likelihood that an ARD Loan will be prepaid by the related borrower on or about its related Anticipated Repayment Date. However, we cannot assure you that any ARD Loan will be prepaid on its respective Anticipated Repayment Date. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

There are no ARD Loans included in the Issuing Entity and, accordingly, no Excess Interest is payable with respect to the Issuing Entity, no certificates will be issued that represent an interest in any Excess Interest and all references in this prospectus to “ARD Loans,” “Anticipated Repayment Dates,” “Excess Interest” and “Excess Interest Distribution Account” should be disregarded.

Single-Purpose Entity Covenants

The terms of certain of the Mortgage Loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the Mortgage Loans limit their activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. That borrower may also have previously owned property other than the related Mortgaged Property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “special purpose entities.”

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary

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bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower. In any event, we cannot assure you that a borrower will not file for bankruptcy protection or that creditors of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or that if initiated, a bankruptcy case of the borrower could be dismissed. For example, there are certain Mortgage Loans for which there is no independent director, manager or trustee in place with respect to the related borrower.

With respect to the Wyndham National Hotel Portfolio Mortgage Loan (1.3%), in the event of certain circumstances permitting a reduction in train crew sizes to a number less than two at any company subject to a railroad contract at any of the related Mortgaged Properties (a “Collective Bargaining Cash Sweep Trigger Event”), and either (a) the occupancy based on the railway company contracts is less than 75.0% or (b) a Collective Bargaining Cash Sweep Trigger Event occurs at any time following the monthly payment date occurring in June 2029, the Mortgage Loan documents (i) provide full recourse to the related borrower sponsor in an aggregate amount equal to $72,500,000 (the “Vukota Payment Guaranty”) and (ii) require the borrower to cause the guarantor to deliver to the lender a letter of credit in an amount equal to $25,000,000 (the “LOC Obligations”) within 30 days of the occurrence of a Collective Bargaining Cash Sweep Trigger Event as additional security for the borrower’s obligations under the Mortgage Loan documents. In addition, (i) at origination, the sole member of the borrower pledged 100% of its equity interest in the related property manager as additional security for the Mortgage Loan (the “Equity Pledge”) and (ii) the Mortgage Loan documents provide recourse to the guarantors for any losses to the lender in connection with a breach of certain backward-looking representations provided by the related borrower (the “Recycled-SPE Guaranteed Obligations”). At origination, the borrower did deliver to the lender a counsel’s opinion regarding non-consolidation of the borrower, provided that such opinion expresses no opinion regarding the substantive consolidation of the assets and liabilities of the borrower or its managing member with those of any one or more related parties to the extent of the existence of the Vukota Payment Guaranty, the LOC Obligations, the Equity Pledge or the Recycled SPE Guaranteed Obligations. We cannot assure you that the Vukota Payment Guaranty, the LOC Obligations, the Equity Pledge or the Recycled SPE Guaranteed Obligations would not be considered by a bankruptcy court as a significant factor in determining whether to substantively consolidate the assets and liability of the borrower or its managing member with those of the guarantors. This opinion was based on numerous assumptions regarding future actions of the borrower and its affiliates. The opinion of counsel regarding these issues is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In this regard, legal opinions on bankruptcy law matters unavoidably have inherent limitations primarily because of the pervasive equity powers of bankruptcy courts, the overriding goal of reorganization to which other legal rights and policies may be subordinated, the potential relevance to the exercise of judicial discretion of future arising facts and circumstances, and the nature of the bankruptcy process.

In all cases, the terms of the borrowers’ organizational documents or the terms of the Mortgage Loans limit the borrower’s activities to the ownership of only the related Mortgaged Property or Mortgaged Properties and related activities, and limit the borrowers’ ability to incur additional indebtedness, other than certain trade debt, equipment financing and other unsecured debt relating to property operations, and other than subordinated debt permitted under the related Mortgage Loan documents. See “—Additional Indebtedness” below. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related Mortgaged Property and Mortgage Loan. However, we cannot assure you that such borrowers have in the past complied and will comply with such requirements, and in some cases unsecured debt exists and/or is allowed in the future.

See “Certain Legal Aspects of the Mortgage Loans—Bankruptcy Issues”.

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Prepayment Provisions

Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods

All of the Mortgage Loans provide for one or more of the following:

●	a prepayment lock-out period, during which the principal balance of a Mortgage Loan may not be voluntarily prepaid in whole or in part;
●	a defeasance period, during which voluntary principal prepayments are still prohibited, but the related borrower may obtain a release of the related Mortgaged Property through defeasance;
●	a prepayment consideration period, during which voluntary prepayments are permitted, subject to the payment of a yield maintenance premium or other additional consideration for the prepayment; and/or
●	an open period, during which voluntary prepayments are permitted without payment of any prepayment consideration.

Notwithstanding otherwise applicable lock-out periods, defeasance periods or prepayment consideration periods, certain prepayments of some of the underlying Mortgage Loans may occur under the circumstances described under “—Other Prepayment Provisions and Certain Involuntary Prepayments” below. The prepayment terms of each of the Mortgage Loans are indicated on Annex A to this prospectus.

The table below shows, with respect to all of the Mortgage Loans, the prepayment provisions in effect as of the Cut-off Date, the number of Mortgage Loans with each specified prepayment provision “string” and the percentage represented thereby of the Initial Pool Balance.

Prepayment Provisions as of the Cut-off Date

Prepayment Provisions(1)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
L, D, O	32	90.1%
YM3, D or YM3, O	1	4.5
L, YM1, O	3	3.5
L, YM2, O	1	1.3
YM1, O	1	0.6
Total	38	100.0%

(1)	Any prepayment restriction period identified as “D or YM” or “D or YMx%” is, for the purposes of this prospectus, treated as a yield maintenance period.

For the purposes of the foregoing table, the letter designations under the heading “Prepayment Provisions” have the following meanings, as further described in the first paragraph of this “—Prepayment Lock-out, Defeasance, Prepayment Consideration and Open Periods” subheading—

●	“L” means the Mortgage Loan provides for a prepayment lock-out period;
●	“D” means the Mortgage Loan provides for a defeasance period;
●	“YM” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a yield maintenance charge;
●	“YMx%” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount;
●	“% Penalty” means the Mortgage Loan provides for a prepayment consideration period during which the Mortgage Loan is prepayable together with payment of a prepayment premium calculated as a percentage of the amount prepaid;
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●	“D or YM” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of a yield maintenance charge;
●	“D or YMx%” means the Mortgage Loan provides for a period during which the borrower has the option to either defease the Mortgage Loan or prepay the Mortgage Loan together with payment of the greater of (i) a yield maintenance charge and (ii) a specified percentage of the prepaid amount; and
●	“O” means the Mortgage Loan provides for an open period.

Set forth below is information regarding the remaining terms of the prepayment lock-out and combined prepayment lock-out/defeasance periods, as applicable, for the Mortgage Loans for which a prepayment lock-out period is currently in effect:

●	the maximum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 116 months;
●	the minimum remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 0 months; and
●	the weighted average remaining prepayment lock-out or combined prepayment lock-out/defeasance period as of the Cut-off Date is 95 months.

Notwithstanding the foregoing restrictions on prepayments, each Mortgage Loan generally permits voluntary prepayments without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the maturity date or Anticipated Repayment Date, as applicable, for such Mortgage Loan, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	Approx. % of Initial Pool Balance
3	15	30.4%
4	12	17.9
5	8	37.0
6	1	3.1
7	2	11.6
Total	38	100.0%

Prepayment premiums and yield maintenance charges received on the Mortgage Loans, whether in connection with voluntary or involuntary prepayments, will be distributed in the amounts and in accordance with the priorities described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums” in this prospectus. However, we cannot assure you that the obligation to pay any yield maintenance charge or prepayment premium will be enforceable. Limitations may exist under applicable state law on the enforceability of the provisions of the Mortgage Loans that require payment of prepayment premiums or yield maintenance charges. In addition, in the event of a liquidation of a defaulted Mortgage Loan, prepayment consideration will be one of the last items to which the related liquidation proceeds will be applied. Neither we nor any of the underwriters makes any representation or warranty as to the collectability of any prepayment premium or yield maintenance charge with respect to any of the Mortgage Loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Some Provisions in the Mortgage Loans Underlying Your Offered Certificates May Be Challenged as Being Unenforceable—Prepayment Premiums, Fees and Charges”.

Other Prepayment Provisions and Certain Involuntary Prepayments

In addition to the above-referenced permitted partial prepayments, certain of the Mortgage Loans permit partial defeasance in connection with releases of individual Mortgaged Properties or portions of individual Mortgaged Properties, and certain of the Mortgage Loans that permit defeasance in whole permit partial release with the payment of a release price plus, in certain cases, applicable yield maintenance. See “—Partial Releases” below.

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Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Tenant Issues—Purchase Options, Rights of First Offer and Rights of First Refusal” and “—Certain Terms of the Mortgage Loans—Partial Releases” below.

Generally, the Mortgage Loans provide that condemnation proceeds and insurance proceeds may be applied to reduce the Mortgage Loan’s principal balance, to the extent such funds will not be used to repair the improvements on the Mortgaged Property or given to the related borrower, in many or all cases without prepayment consideration. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan) or prepay a release amount based on the allocated loan amount of the related property, and obtain the release of the related property. Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. Investors should not expect any prepayment consideration to be paid in connection with any partial or full prepayment described in this paragraph.

In addition, with respect to certain Mortgage Loans, particularly those secured in whole or in part by a ground lease or a single tenant Mortgaged Property and other Mortgage Loans which require that insurance and/or condemnation proceeds be used to repair or restore the Mortgaged Property, such proceeds may be required to be used to restore the related Mortgaged Property rather than to prepay that Mortgage Loan or, where a ground lease is involved, may be payable in whole or in part to the ground lessor.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and
●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See “—Escrows” below. Also, see Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

Defeasance; Collateral Substitution

The terms of thirty-two (32) of the Mortgage Loans (90.1%) (the “Defeasance Loans”) permit the applicable borrower at any time (provided, in most cases, that no event of default exists), after a lockout period of at least two years following the Closing Date (the “Defeasance Lock Out Period”) and prior to the related open prepayment period described below, to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. Certain of those Mortgage Loans also permit the related borrower to make certain voluntary prepayments or effect a partial defeasance in connection with partial releases as described under “—Prepayment Provisions” above and “—Partial Releases” below.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days’ prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or Whole Loan, if applicable) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other related Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on

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or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan (or Whole Loan, if applicable)) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Balloon Mortgage Loan, the balloon payment (or the borrower may be required to provide such government securities directly rather than making such deposit), and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the Issuing Entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer will be responsible for purchasing (or causing the purchase of) the government securities on behalf of the borrower at the borrower’s expense to the extent consistent with the related Mortgage Loan documents. Pursuant to the terms of the Pooling and Servicing Agreement, any amount in excess of the amount necessary to purchase such government securities will be returned to the borrower or other designated party, but in any event will not be assets of the Issuing Entity. Pursuant to the terms of the Pooling and Servicing Agreement, the Master Servicer may accept as defeasance collateral any “government security,” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), notwithstanding any more restrictive requirements in the related Mortgage Loan documents; provided that the Master Servicer has received an opinion of counsel that acceptance of such defeasance collateral will not endanger the status of any Trust REMIC as a REMIC or result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code, but not including the tax on “net income from foreclosure property” as set forth in Section 860G(c) of the Code). Simultaneously with such actions, the related Mortgaged Property (or applicable portion of the Mortgaged Property, in the case of partial defeasance) will be released from the lien of the Mortgage Loan (or Whole Loan, if applicable) and the pledged government securities (together with any Mortgaged Property not released, in the case of a partial defeasance) will be substituted as the collateral securing the Mortgage Loan (or Whole Loan, if applicable).

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the Master Servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan; provided that certain Mortgage Loans may permit the borrower to designate a successor borrower. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial prepayment, partial defeasance, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions.

Property Releases; Partial Prepayments

●	With respect to the KB Portfolio Mortgage Loan (7.8%), in the event there is (i) any enforced removal of the improvements at the Port Arthur Dialysis Mortgaged Property or (ii) the successful assertion of any reversionary interest in the Port Arthur Dialysis Mortgaged Property (a “Port Arthur Trigger Event”), the related borrower will be required to release the Port Arthur Dialysis Mortgaged Property provided that, among other things, (i) the related borrower provides the related lender with notice of a Port Arthur Trigger Event within 5 business days of its occurrence, (ii) the Port Arthur Dialysis Mortgaged Property is conveyed to an entity that is not the related borrower, (iii) the related borrower pays an amount equal to 120% of the allocated loan amount for the Port Arthur Dialysis Mortgaged Property plus any shortfall
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amount required to comply with REMIC requirements, (iv) any applicable yield maintenance premium and (v) the release is permitted under the REMIC requirements.

●	With respect to the Beverly Industrial Park Mortgage Loan (0.6%), at any time prior to the Mortgage Loan maturity date, the related borrower may obtain the release of two parcels of land, as more particularly described in the related Mortgage Loan documents, located in Essex County, Massachusetts numbered as 110 and 116 Park Street (the “Park Street Release Property”), provided that, among other things, (i) the related borrower must provide 30 days prior written notice of the partial release, (ii) the related borrower partially prepays a portion of the related Mortgage Loan equal to a release price that is 120% of the allocated loan amount for the Park Street Release Property, (iii) after giving effect to the release, the debt yield of the remaining Mortgaged Property is not less than the greater of the (a) debt yield as of the origination date of the related Mortgage Loan or (b) the debt yield with respect to the Mortgaged Property, based upon the trailing three months immediately prior to the consummation of the partial release, (iv) after giving effect to the release, the loan-to-value ratio of the remaining Mortgaged Property is not greater than the lesser of the (a) loan-to-value ratio as of the origination date of the related Mortgage Loan or (b) loan-to-value ratio with respect to the entire Mortgaged Property immediately prior to the consummation of the partial release and (v) the release is permitted under the REMIC requirements.
●	With respect to the Wyndham National Hotel Portfolio Mortgage Loan (1.3%), after the expiration of the related lockout period, the related borrower is permitted to obtain the release of any individual Mortgaged Property upon a sale to a third party not affiliated with the borrower, provided that, among other conditions: (a) the borrower provides at least 15 business days’ prior written notice; (b) the borrower prepays the Mortgage Loan in an amount equal to 120% of the allocated loan amount, along with any applicable yield maintenance premium; (c) after giving effect to such release, (i) the debt service coverage ratio based on the trailing 12 months is no less than the greater of (A) the debt service coverage ratio immediately preceding such release and (B) 1.94x, (ii) the debt yield (based on net cash flow) for the remaining Mortgaged Properties following the release is no less than the greater of (A) the debt yield (based on net cash flow) immediately preceding such release and (B) 14.2%, and (iii) the loan-to-value ratio for the remaining Mortgaged Properties following the release does not exceed the lesser of (A) 67.4% or (B) the loan-to-value ratio for all of the Mortgaged Properties prior to the release; (d) the borrower delivers evidence reasonably satisfactory to the lender that the related franchisor has agreed to, as applicable, (i) the assignment, transfer or termination of the related franchise agreement or (ii) the release of such Mortgaged Property from such franchise agreement, as described in the Mortgage Loan documents; (e) the borrower pays all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees); and (f) satisfaction of customary REMIC requirements. Notwithstanding the foregoing, the borrower may obtain the release of an individual Mortgaged Property at any time without satisfying the above described debt service coverage ratio test, debt yield test and loan-to-value test (and without satisfying the requirement of a sale to an unaffiliated third party) if (a) if such release would cure a non-monetary event of default which relates solely to such individual Mortgaged Property, (b) in connection with exercise by BNSF Railway Company to relocate the lodging facility at the Travelodge – 108 6th Avenue Mortgaged Property, or (c) in connection with the exercise by Canadian Pacific to purchase the lodging facility at the Baymont Inn & Suites – 100 15th Street Southeast Mortgaged Property, in each case of (i), (ii) or (iii) above, in accordance with the terms set forth in the Mortgage Loan documents, including, without limitation, payment of a release price equal to 120% of the allocated loan amount plus any applicable yield maintenance premium.

Property Releases; Partial Defeasance

●	With respect to The Lion Building Mortgage Loan (9.2%), as described under “—Tenant Issues—Tenants Not Yet in Occupancy or in a Free Rent Period, Leases Under Negotiation and LOIs”, at any time after the Embark Date, the borrower may (but is not required to) defease the Mortgage Loan in an amount equal to the economic holdback funds, subject to the satisfaction of certain conditions, including, among other things, delivery of a REMIC opinion.
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●	With respect to the Phoenix Industrial Portfolio VIII Mortgage Loan (3.1%), after the expiration of the related lockout period, the related borrowers may release the West Mifflin, PA Mortgaged Property, the Mossville, IL Mortgaged Property and the Eldon, MO Mortgaged Property to a third-party purchaser subject to satisfaction of conditions set forth in the Mortgage Loan documents, including, without limitation, (i) no event of default exists; (ii) the borrowers deliver defeasance collateral in an amount equal to the greater of (a) 115% of the allocated loan amount for such property and (b) 90% of the net proceeds of the sale of such property; (iii) after giving effect to such release, (a) the debt service coverage ratio based on the trailing 12 months is at least equal to the greater of (A) the debt service coverage ratio immediately preceding such release and (B) 1.55x, (b) the debt yield for the remaining properties following the release is at least equal to the greater of (A) the debt yield immediately preceding such release and (B) 10.8%, and (c) the loan-to-value ratio for the remaining properties following the release does not exceed the lesser of (A) the loan-to-value ratio for all of the properties prior to the release or (B) 64.6%; (iv) the borrowers pay all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees); and (v) satisfaction of customary REMIC requirements. The borrowers are also permitted to release certain vacant portions of the West Mifflin, PA Mortgaged Property, the Church Hill, TN Mortgaged Property and the Eldon, MO Mortgaged Property without defeasance or prepayment, provided that certain conditions, including among others, relating to separate tax lots, compliance with zoning, parking and other legal requirements, and compliance with REMIC regulations, are satisfied.
●	With respect to the Sunbelt Storage Portfolio Mortgage Loan (2.8%), at any time following the second anniversary of the Closing Date, and before the payment date occurring in January, 2032, and provided no event of default is continuing, the related borrower may obtain the release of one or more individual Mortgaged Properties, provided that, among other conditions, (i) the borrower defeases the Mortgage Loan in an amount equal to (x) the allocated loan amount for the Mortgaged Property to be released times (y) the applicable release price percentage set forth in the loan agreement, (ii) after giving effect to the partial release, (a) the debt yield for the remaining Mortgaged Properties is not less than the greater of (I) 9.84% and (II) the debt yield as of the date immediately preceding the release, (b) the loan-to-value ratio for the remaining Mortgaged Properties does not exceed the lesser of (I) 57.4% and (II) the loan-to-value ratio as of the date immediately preceding the release and (c) if the loan is included in a REMIC trust, an amount such that after the release the ratio of the unpaid principal balance of the loan to the remaining property is greater than 125%, as determined by lender in lender’s sole discretion.

Property Releases; Free Releases

●	Certain of the Mortgage Loans, including the Phoenix Industrial Portfolio VIII Mortgage Loan (3.1%), permit the release or substitution of specified parcels of real estate or improvements that secure such Mortgage Loans (which parcels or improvements may consist of a significant portion of the net rentable square footage at the Mortgaged Property) but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property, or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such permitted releases of real estate are generally, subject to satisfaction of certain REMIC rules (and other conditions such as separation of the release parcel from the Mortgaged Property), without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan. There can be no assurance that the development of a release parcel would not have a material adverse effect on the remaining Mortgaged Property, whether due to, for example, potential disruptions to the Mortgaged Property related to construction at the release parcel site or related to the improvements that are ultimately built at the release parcel site.
●	With respect to The Reef Mortgage Loan (5.6%), the Mortgaged Property is comprised of two full city blocks containing 9.11 acres. One block (the “West Block”) contains the Mortgaged Property and a parking lot area and the other block (the “East Block”), which is located across the street from the West Block, contains an 11,150 square foot industrial building and a parking lot. The Mortgage Loan permits
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the free release, without defeasance or prepayment, of either or both of the East Block and of an approximately 4.25 acre parcel (comprising a parking lot area) of the West Block (the “West Release Parcel”), provided that the following conditions, among others, are satisfied: (i) delivery of an updated survey, and, with respect to the West Release Parcel, a recorded, finalized parcel map that creates a legal subdivision of the West Release Parcel from the remainder of the West Block, (ii) to the extent there are shared facilities, access or parking, unless an easement of record already exists, an easement reasonably satisfactory to the lender pursuant to which the borrower will receive such easements as are reasonably required for the continued use and operation of the remaining Mortgaged Property (the “Remaining Property”), (iii) a date down of a legal memorandum previously provided to the lender stating that after the release the Remaining Property will be in compliance with certain legal requirements, (iv) in the event that parking as required by legal requirements is not located on the Remaining Property, parking agreements necessary for the borrower to provide the Remaining Property with sufficient parking as required by legal requirements, which parking agreements must be reasonably satisfactory to the lender, (v) delivery of an officer’s certificate from the borrower stating, among other things, that the release will not (1) adversely affect the rights of the lender under the loan documents with respect to the Remaining Property, (2) violate any document or instrument affecting the Remaining Property, or (3) adversely affect the use or operation of, or access to, the Remaining Property, and (v) compliance with REMIC related conditions. Income from the release parcels was not underwritten, and the release parcels were excluded from the collateral that was covered in the appraisal.

●	With respect to the Bell Works Mortgage Loan (4.2%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time other than the 60 days prior to a securitization of the Mortgage Loan, the borrower may record condominium documents whereby it shall impose a condominium regime on its fee interest in the Mortgaged Property, which regime will consist of two units, one of which will consist of the air rights above the improvements (the “Upper Unit”) and the other will consist of all of the real property and improvements at the Mortgaged Property which are not included in the Upper Unit, after which the borrower may obtain the release of the Upper Unit, provided that, among other conditions: (i) the borrower delivers a REMIC opinion, and (ii) if requested by the lender, the borrower delivers a rating agency confirmation with respect to the implementation of the condominium conversion.

Escrows

Thirty-six (36) Mortgage Loans (88.4%) provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Thirty-three (33) Mortgage Loans (86.9%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Twenty-five (25) Mortgage Loans (56.4%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty-four (24) Mortgage Loans (85.1%) secured by office, industrial, retail, multifamily (with commercial tenants), mixed use and other properties, provide for upfront or monthly escrows for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, industrial, retail and mixed use properties.

Certain of the reserves described above permit the related borrower to post a guaranty or letter of credit in lieu of maintaining cash reserves.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, renovations or other property enhancements, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

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See Annex A to this prospectus and “Significant Loan Summaries” in Annex B to this prospectus for more information on reserves relating to the 15 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan).

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permit the holder of the Mortgage Loan to accelerate the maturity of the Mortgage Loan if the borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the related Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the related Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;
●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;
●	a Rating Agency Confirmation has been obtained from each Rating Agency;
●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and
●	the assumption fee has been received (which assumption fee will be applied as described under “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the Uncertificated VRR Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) or other permitted pledge of borrower interest or a preferred equity investment (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Mortgaged Property Accounts

Lockbox Accounts

The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the types of lockbox accounts prescribed for the Mortgage Loans:

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Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	21	$498,119,633	70.4%
Springing	14	122,769,293	17.3
Soft (Residential) / Hard (Commercial)	1	70,000,000	9.9
Soft	2	17,100,000	2.4
Total:	38	$707,988,926	100.0%

See “—Certain Calculations and Definitions” for a description of the lockbox types set forth in the table above. The lockbox accounts will not be assets of the Issuing Entity.

Additional Indebtedness

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;
●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;
●	any borrower that is not required pursuant to the terms of its applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;
●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;
●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and
●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Existing Additional Secured Debt

As described under “—The Whole Loans” below, each Split Mortgage Loan and its corresponding Companion Loan(s) are, in each case, together secured by the same Mortgage on the related Mortgaged Property or portfolio of Mortgaged Properties, and the rights of the holders of such Split Mortgage Loan and corresponding Companion Loan(s) are set forth in a Co-Lender Agreement. Also, see “Significant Loan Summaries” in Annex B to this prospectus for additional information regarding each Split Mortgage Loan that is one of the 15 largest Mortgage Loans.

Existing Mezzanine Debt

Mezzanine debt is debt that is incurred by the direct or indirect owner of equity in one or more borrowers and is secured by a pledge of the equity ownership interests in such borrowers. Because mezzanine debt is secured

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by the obligor’s direct or indirect equity interest in the related borrowers, such financing effectively reduces the obligor’s economic stake in the related Mortgaged Property. The existence of mezzanine debt may reduce cash flow on the borrower’s Mortgaged Property after the payment of debt service and may increase the likelihood that the owner of a borrower will permit the value or income producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

As of the Cut-off Date, except as disclosed in the following table, each Sponsor has informed us that it is unaware of any existing mezzanine debt with respect to the Mortgage Loans it is selling to the Depositor. The table below further identifies, for each Mortgage Loan that has one or more related existing mezzanine loans, certain Cut-off Date LTV Ratio, UW NCF DSCR and Debt Yield on Underwritten NCF information for such Mortgage Loan and, if applicable, for the total debt with respect to the related Mortgaged Property or Mortgaged Properties.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Aggregate Mezzanine Debt Cut-off Date Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Mortgage Loan Cut-off Date LTV Ratio(2)	Total Debt Cut-off Date LTV Ratio(1)	Cut-off Date Mortgage Loan UW NCF DSCR(2)	Cut-off Date Total Debt UW NCF DSCR(1)	Cut-off Date Mortgage Loan Debt Yield on Underwritten NCF(2)	Cut-off Date Total Debt Yield on Underwritten NCF(1)
Yorkshire & Lexington Towers	$70,000,000	$174,500,000	$248,000,000	$221,500,000	$714,000,000	4.07289%	33.3%	74.8%	3.61x	1.20x	11.1%	5.0%

(1)	Calculated taking into account the mezzanine debt and any related Pari Passu Companion Loan and Subordinate Companion Loan.
(2)	Calculated taking into account any related Pari Passu Companion Loan (but without regard to any related Subordinate Companion Loan).

The mezzanine loans related to the Yorkshire & Lexington Towers Mortgage Loan (9.9%) identified in the table above, are each subject to an intercreditor agreement between the holder of the mezzanine loan and the lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and each such mezzanine loan. The intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender) to any and all payments required to be made under the related Mortgage Loan, other than (i) payments made in connection with the enforcement of the mezzanine lender’s rights with respect to the separate equity collateral, (ii) proceeds from the disposition of the separate equity collateral related solely to the mezzanine loan resulting from the mezzanine lender’s foreclosure upon such separate collateral in accordance with the terms and provisions of the intercreditor agreement and (iii) proceeds from any sale of the mezzanine loan in accordance with the terms and provisions of the intercreditor agreement, (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the related mezzanine lender), the related mezzanine lender may accept payments on and, in certain cases, prepayments of the related mezzanine loan prior to the prepayment in full of the Mortgage Loan, provided that, in many cases, such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash permitted to be distributed or dividended by the Mortgage Loan borrower to its equity owners pursuant to the terms of the Mortgage Loan documents), (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related Mortgage Loan lender, and the Mortgage Loan lender must obtain the mezzanine lender’s consent to amend or modify the related Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Property, and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan (or in certain cases, if any event of default has occurred under the related Mortgage Loan) or if the related Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender commences any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any servicing advances made by the related Mortgage Loan lender or its servicer and any interest thereon, and interest on any principal and interest advances made by the Mortgage Loan lender or its servicer, plus, subject to certain limitations, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the Pooling and Servicing Agreement (net of certain amounts and subject to certain other limitations, each as specified in the related intercreditor agreement), and generally excluding any late charges, default interest, exit

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fees, liquidated damages and prepayment premiums. In addition, the mezzanine loan agreements provide that an event of default under the related Mortgage Loan will trigger an event of default under the related mezzanine loan.

Generally, upon a default under a mezzanine loan, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan (as described under “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above), it could cause a change in control of the borrower or a change in the management of the Mortgaged Property and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Permitted Mezzanine Debt

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—'Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above.

In addition, certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart:

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
Phoenix Industrial Portfolio VIII	$22,000,000	64.6%	1.55x	10.8%	Y

Each of the Mortgage Loans listed above conditions the incurrence of future mezzanine debt on the execution of an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan.

Preferred Equity and Preferred Return Arrangements

Further, borrowers under certain of the Mortgage Loans are permitted to issue preferred equity in such borrowers or in certain parent entities of such borrowers. Because preferred equity often provides for a higher rate of return to be paid to certain holders, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a slightly greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to the 360 Rosemary Mortgage Loan (4.5%), the borrower is permitted to issue preferred equity, other than the preferred equity that has either (x) a hard coupon, minimum return or the equivalent or (y) a mandatory redemption date or the equivalent if the failure to meet (x) or (y) would trigger consequences such as a change of control or buy-sell mechanisms.

With respect to the 111 River Street Mortgage Loan (3.1%), an investor (“Preferred Equity Holder”) holds a preferred equity interest in each borrower in the aggregate amount of $30,000,000 in accordance with certain joint venture limited liability company agreements with the sole member of each borrower (the “JV Agreements”). The Preferred Equity Holder is entitled to a preferred rate of return on its investment in an amount equal to 11.00% per

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annum, of which (i) 7.00% is payable monthly on a current basis from excess cash flow after the payment of debt service, operating expenses and other amounts due under the 116 River Street Mortgage Loan documents and (ii) 4.00% will accrue and compound until the maturity date of the 111 River Street Mortgage Loan. In the event of default under the JV Agreements , the Preferred Equity Holder will have the right to (i) exercise the powers granted to it under the JV Agreements, including forcing the sale of the related Mortgaged Property, and (ii) remove the manager of 111 River Street and take control of the related borrowers. The 111 River Street Mortgage Loan documents contain transfer provisions that allow the Preferred Equity Holder to (i) exercise the powers granted to it under the joint venture limited liability agreements and (ii) compel the borrowers to transfer the related Mortgaged Property to a single-purpose entity controlled by the guarantor of the 111 River Street Mortgage Loan.

With respect to the Bell Works Mortgage Loan (4.2%), the Mortgaged Property benefits from historic tax credits (“HTCs”) incurred in connection with the borrower’s rehabilitation and conversion of the Mortgaged Property to its current office. In connection therewith, the borrower leased the entire Mortgaged Property to a master lessee pursuant to the terms of a master lease under which the master lessee operates the Bell Works Mortgaged Property and pays rent to the borrower, and pursuant to which master lease the HTCs have been passed through to the master lessee. Pursuant to the operating agreement of the master lessee, the 99% equity interest owner of the master lessee (“HTC Investor”) is entitled to certain distributions subject to available cash flow, including an annual “priority return” equal to 2% of its paid-in capital contributions to the master lessee. Pursuant to a certain purchase agreement between the managing member of the master lessee and the HTC Investor, the HTC Investor has a put option to cause the managing member of the master lessee to purchase all of the HTC Investor’s interests in the master lessee during the 3-month period following the occurrence of the HTC Recapture Period Expiration Date (as defined above) (the “Put Option”). The purchase price payable by managing member of the master lessee under the Put Option agreement is equal to the sum of (i) $1,971,124.75 (i.e. 5% of the HTC Investor’s paid-in capital contributions of $39,422,395) plus (ii) any accrued unpaid amounts due under the HTC Investor under the Master Lessee’s operating agreement (including any unpaid priority return). See “Description of the Mortgage Pool—Affiliated Leases and Master Leases”.

With respect to the Kewaunee Scientific Mortgage Loan (2.4%), an investor (the “KS Preferred Equity Holder”) holds a preferred equity interest in an indirect owner of the borrower in the aggregate amount of $14,864,377.20 in accordance with a joint venture limited liability company agreement with additional indirect owners of borrower (the “KS JV Agreement”). The KS Preferred Equity Holder is entitled to receive all net rents from the related Mortgaged Property, which is payable monthly on a current basis from excess cash flow after the payment of debt service, operating expenses and other amounts due under the Kewaunee Mortgage Loan documents. In the event of a default under the KS JV Agreement, the KS Preferred Equity Holder will have the right to (i) exercise the powers granted to it under the KS JV Agreement, including forcing the sale of the related Mortgaged Property, and (ii) removing the manager of the related Mortgaged Property and taking control of the related borrower.

Permitted Unsecured Debt and Other Debt

With respect to the 3075 Olcott Mortgage Loan (7.1%), there is an unsecured $20,000,000 sponsor loan to the direct owner of the borrower. The sponsor lender executed a complete subordination and standstill agreement.

With respect to the Bell Works Mortgage Loan (4.2%), in connection with the borrower’s redevelopment of the Mortgaged Property, the borrower leased a portion of the Mortgaged Property to the Township of Holmdel, New Jersey (the “Township”), for use as a library. Pursuant to the related lease documentation, the borrower is required to make an annual payment of $50,000 to the Township through 2037. Such annual payment obligation is evidenced by a promissory note in the original principal amount of $1,000,000 made by the borrower for the benefit of the Township. Such promissory note does not bear interest and is freely prepayable at any time. In addition, the borrower was required to escrow funds with the Township to pay for the Township’s costs incurred in connection with the redevelopment. As of the origination of the Bell Works Mortgage Loan, approximately $96,181 remained in the escrow.

There may be other Mortgage Loans that permit the related borrower to incur unsecured loans or indebtedness, including unsecured loans in the ordinary course of business without limitation on the amount of such indebtedness. In addition, certain borrowers may have incurred, prior to the Cut-off Date, unsecured loans or unsecured indebtedness of which we are not aware.

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Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Debt of the Borrower or Ability to Incur Other Financings Entails Risk”.

The Whole Loans

General

Each of the Split Mortgage Loans is part of a Whole Loan comprised of the subject Mortgage Loan which is included in the Issuing Entity, and one or more Pari Passu Companion Loan(s) and/or Subordinate Companion Loan(s) that are held outside the Issuing Entity, each of which is evidenced by a separate promissory note (each a “Companion Note”) and all of which are secured by the same Mortgage(s) encumbering the same Mortgaged Property or portfolio of Mortgaged Properties.

Set forth in the chart below is certain information regarding each Split Mortgage Loan and its related Companion Loan(s).

Whole Loan Summary

Mortgaged Property Name	Mortgage Loan Seller(s)	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(1)(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)	Mortgage Loan Debt Yield on Underwritten NOI(2)	Whole Loan Debt Yield on Underwritten NOI(3)	Controlling Note Included in Issuing Entity (Y/N)
Yorkshire & Lexington Towers	BMO, SMC, CREFI	$70,000,000	9.9%	$248,000,000	$221,500,000	$539,500,000	33.3%	56.6%	3.61x	2.13x	11.1%	6.6%	N
The Lion Building	GACC	$65,000,000	9.2%	$35,000,000	N/A	$100,000,000	58.8%	58.8%	1.74x	1.74x	9.7%	9.7%	Y
KB Portfolio	KeyBank	$55,000,000	7.8%	$25,000,000	N/A	$80,000,000	57.6%	57.6%	1.62x	1.62x	8.4%	8.4%	Y
3075 Olcott	UBS AG	$50,000,000	7.1%	$92,000,000	N/A	$142,000,000	59.2%	59.2%	1.66x	1.66x	8.6%	8.6%	Y
The Reef	GACC	$40,000,000	5.6%	$110,000,000	N/A	$150,000,000	43.0%	43.0%	2.34x	2.34x	13.5%	13.5%	N
360 Rosemary	BMO	$32,000,000	4.5%	$53,000,000	$125,000,000	$210,000,000	26.6%	65.8%	4.35x	1.76x	17.8%	7.2%	N
Bell Works	CREFI, BMO	$30,000,000	4.2%	$180,000,000	N/A	$210,000,000	62.6%	62.6%	1.68x	1.68x	9.4%	9.4%	N
79 Fifth Avenue	CREFI	$23,000,000	3.2%	$217,000,000	N/A	$240,000,000	60.8%	60.8%	1.61x	1.61x	8.4%	8.4%	N
111 River Street	BMO	$22,000,000	3.1%	$55,500,000	$76,250,000	$153,750,000	31.8%	63.0%	5.08x	2.56x	16.9%	8.5%	N
Phoenix Industrial Portfolio VIII	UBS AG	$22,000,000	3.1%	$35,000,000	N/A	$57,000,000	64.6%	64.6%	1.57x	1.57x	11.8%	11.8%	N
PentaCentre Office	CREFI	$20,277,018	2.9%	$13,984,150	N/A	$34,261,168	57.6%	57.6%	1.73x	1.73x	13.0%	13.0%	Y
2 Riverfront Plaza	BMO	$15,000,000	2.1%	$95,000,000	N/A	$110,000,000	60.4%	60.4%	2.05x	2.05x	9.4%	9.4%	N
Wyndham National Hotel Portfolio	UBS AG	$9,342,616	1.3%	$126,125,312	N/A	$135,467,927	63.0%	63.0%	1.66x	1.66x	15.0%	15.0%	N

(1)	With respect to certain of the Mortgage Loans identified above, the Cut-off Date LTV Ratios have been calculated using “as-stabilized”, “portfolio premium” or similar hypothetical values, as described under the definition of “Appraised Value” set forth under “Description of the Mortgage Pool—Certain Calculations and Definitions”.
(2)	Calculated including the related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan.
(3)	Calculated including the related Pari Passu Companion Loan(s) and any related Subordinate Companion Loan.

With respect to each Whole Loan, the related Co-Lender Agreement (as defined below) generally provides, among other things, that—

I.	the holder(s) of one or more specified controlling notes (collectively, the “Controlling Note”) will be the “controlling note holder(s)” (collectively, the “Controlling Note Holder”) entitled (directly or through a representative) to (a) approve or, in some cases, direct material servicing decisions involving the related Whole Loan (while the remaining such holder(s) generally are only entitled to non-binding consultation rights in such regard), and (b) in some cases, replace the applicable special servicer with respect to such Whole Loan with or without cause, and
II.	the holder(s) of the note(s) other than the Controlling Note (each, a “Non-Controlling Note”) will be the “non-controlling note holder(s)” (the “Non-Controlling Note Holders”) generally entitled (directly or through a representative) to certain non-binding consultation rights with respect to any decisions as to which the Controlling Note Holder has consent rights involving the related Whole Loan, subject to certain exceptions, including that in certain cases where the related Controlling Note is a B-note, C-
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note or other subordinate note, such consultation rights will not be afforded to the holder(s) of the Non-Controlling Notes until after a control trigger event has occurred with respect to either such Controlling Note(s) or certain certificates backed thereby, in each case as set forth in the related Co-Lender Agreement.

Set forth in the chart below, with respect to each Whole Loan, is certain information regarding (in each case as of the Cut-off Date): (i) whether such Whole Loan will be a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan as of the Closing Date, (ii) with respect to the related Controlling Note, the identity of the related Controlling Note, Controlling Note Holder and anticipated Controlling Note Holder after the securitization of the related Controlling Note, and the aggregate principal balance of the Controlling Note; and (iii) with respect to the related Non-Controlling Notes, the identity of the related Non-Controlling Note Holder(s) and any anticipated Non-Controlling Note Holder(s) after the securitization of the related Non-Controlling Note(s), and the aggregate principal balance of such Non-Controlling Notes. With respect to each Whole Loan, any related Controlling Notes or Non-Controlling Notes may be a Mortgage Note held by the Issuing Entity, or a Companion Note held by an Outside Securitization, the originator thereof, or another third-party transferee.

Whole Loan Controlling Notes and Non-Controlling Notes

Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance
Yorkshire & Lexington Towers (4)	Outside Serviced	Note A-1	Non-Control	BMO	Not identified	$25,000,000
		Note A-2	Non-Control	—	BBCMS 2022-C16	$25,000,000
		Note A-3	Non-Control	CREFI	Not identified	$25,000,000
		Note A-4	Non-Control	—	CGCMT 2022-GC48	$20,000,000
		Note A-5	Non-Control	—	BBCMS 2022-C16	$20,000,000
		Note A-6	Non-Control	—	BMO 2022-C2	$20,000,000
		Note A-7	Non-Control	—	BMO 2022-C2	$20,000,000
		Note A-8	Non-Control	—	BBCMS 2022-C16	$20,000,000
		Note A-9	Non-Control	—	CGCMT 2022-GC48	$20,000,000
		Note A-10	Non-Control	BMO	Not identified	$20,000,000
		Note A-11	Non-Control	—	CGCMT 2022-GC48	$20,000,000
		Note A-12	Non-Control	CREFI	Not identified	$20,000,000
		Note A-13	Non-Control	—	BMO 2022-C2	$10,000,000
		Note A-14	Non-Control	—	BMO 2022-C2	$10,000,000
		Note A-15	Non-Control	CREFI	Not identified	$10,000,000
		Note A-16	Non-Control	BMO	Not identified	$12,000,000
		Note A-17	Non-Control	—	BMO 2022-C2	$10,000,000
		Note A-18	Non-Control	CREFI	Not identified	$11,000,000
		Note B-1	Control	—	CGCMT 2022-GC48	$147,666,667
		Note B-2	Control	—	CGCMT 2022-GC48	$73,833,333

The Lion Building	Serviced	Note A-1	Control	—	BMO 2022-C2	$50,000,000
		Note A-2-1	Non-Control	—	BMO 2022-C2	$15,000,000
		Note A-2-2	Non-Control	DBRI	Not identified	$15,000,000
		Note A-3	Non-Control	DBRI	Not identified	$10,000,000
		Note A-4	Non-Control	DBRI	Not identified	$10,000,000

KB Portfolio	Serviced	Note A-1	Control	—	BMO 2022-C2	$40,000,000
		Note A-2	Non-Control	KeyBank National Association	Not identified	$20,000,000
		Note A-3	Non-Control	—	BMO 2022-C2	$15,000,000
		Note A-4	Non-Control	KeyBank National Association	Not identified	$5,000,000

3075 Olcott	Serviced	Note A-1	Control		BMO 2022-C2	$20,000,000
		Note A-2	Non-Control	—	BBCMS 2022-16	$20,000,000
		Note A-3	Non-Control	—	BCMS 2022-C16	$20,000,000
		Note A-4	Non-Control		BBCMS 2022-C16	$20,000,000
		Note A-5	Non-Control		BMO 2022-C2	$15,000,000
		Note A-6	Non-Control		BMO 2022-C2	$15,000,000
		Note A-7	Non-Control		UBS AG	$12,000,000
		Note A-8	Non-Control		BMO 2022-C2	$10,000,000
		Note A-9	Non-Control	—	BBCMS 2022-C16	$5,000,000
		Note A-10	Non-Control		UBS AG	$5,000,000

The Reef	Outside Serviced	NoteA-1	Control	—	Benchmark 2022-B35	$50,000,000
		Note A-2	Non-Control	—	Benchmark 2022-B35	$40,000,000
		Note A-3	Non-Control	—	BMO 2022-C2	$30,000,000
		Note A-4-1	Non-Control	—	BMO 2022-C2	$10,000,000
		Note A-4-2	Non-Control	DBRI	Not identified	$10,000,000
		Note A-5	Non-Control	—	Benchmark 2022-B35	$10,000,000

360 Rosemary (4)	Outside Serviced	Note A-1	Non-Control	–	BMO 2022-C1	$25,000,000
		Note A-2	Non-Control	–	BMO 2022-C1	$20,000,000
		Note A-3	Non-Control	–	BMO 2022-C2	$15,000,000
		Note A-4	Non-Control	–	BMO 2022-C2	$17,000,000
		Note A-5	Non-Control	–	CGCMT 2022-GC48	$8,000,000
		Note B	Non-Control	–	BMO 2022-C1	$100,802,000
		Note C	Control	RICP III 360R Feeder, LLC	Not identified	$24,198,000
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Mortgaged Property Name	Servicing of Whole Loan	Note Detail	Controlling Note	Current Holder of Unsecuritized Note(1)(2)(3)	Current or Anticipated Holder of Securitized Note(2)	Aggregate Cut-off Date Balance

Bell Works	Outside Serviced	Note A-1	Control	—	Benchmark 2022-B35	$50,000,000
		Note A-2-1	Non-Control	—	CGCMT 2022-GC48	$20,000,000
		Note A-2-2	Non-Control	CREFI	Not identified	$5,000,000
		Note A-3-1	Non-Control	—	BMO 2022-C2	$15,000,000
		Note A-3-2	Non-Control	CREFI	Not identified	$10,000,000
		Note A-4	Non-Control	—	CGCMT 2022-GC48	$20,000,000
		Note A-5	Non-Control	—	BMO 2022-C2	$15,000,000
		Note A-6	Non-Control	BMO	Not identified	$15,000,000
		Note A-7	Non-Control	BMO	Not identified	$10,000,000
		Note A-8	Non-Control	BMO	Not identified	$10,000,000
		Note A-9	Non-Control	—	BBCMS 2022-C16	$25,000,000
		Note A-10	Non-Control	—	BBCMS 2022-C16	$10,000,000
		Note A-11	Non-Control	—	BBCMS 2022-C16	$5,000,000

79 Fifth Avenue	Outside Serviced	Note A-1-1	Control	—	CGCMT 2022-GC48	$50,000,000
		Note A-1-2	Non-Control	—	BMO 2022-C2	$23,000,000
		Note A-1-3	Non-Control	CREFI	Not Identified	$23,000,000
		Note A-2-1	Non-Control	—	BANK 2022-BNK42	$70,000,000
		Note A-2-2	Non-Control	WFB	Not Identified	$13,000,000
		Note A-2-3-1	Non-Control	WFB	Not Identified	$12,000,000
		Note A-2-3-2	Non-Control	—	BANK 2022-BNK42	$1,000,000
		Note A-3-1	Non-Control	JPMCB	Not Identified	$25,000,000
		Note A-3-2	Non-Control	JPMCB	Not Identified	$11,500,000
		Note A-3-3	Non-Control	JPMCB	Not Identified	$11,500,000

111 River Street (4)	Outside Serviced	Note A-1	Non-Control	—	BMO 2022-C1	$37,500,000
		Note A-2	Non-Control	—	BMO 2022-C2	$20,000,000
		Note A-3	Non-Control	—	Not Identified	$10,000,000
		Note A-4	Non-Control	—	CGCMT 2022-GC48	$8,000,000
		Note A-5	Non-Control	—	BMO 2022-C2	$2,000,000
		Note B	Control	—	BMO 2022-C1	$76,250,000

Phoenix Industrial Portfolio VIII	Outside Serviced	Note A-1	Control	—	BBCMS 2022-C16	$20,000,000
		Note A-2	Non-Control	—	BMO 2022-C2	$22,000,000
		Note A-3	Non-Control	—	BBCMS 2022-C16	$10,000,000
		Note A-4	Non-Control	—	BBCMS 2022-C16	$5,000,000

PentaCentre Office	Serviced	Note A-1	Control	—	BMO 2022-C2	$20,277,018
		Note A-2	Non-Control	CREFI	Not Identified	$13,984,150

2 Riverfront Plaza	Outside Serviced	Note A-1	Non-Control	—	BMO 2022-C1	$37,500,000
		Note A-2	Control	—	BBCMS 2022-C15	$45,000,000
		Note A-3	Non-Control	—	BMO 2022-C2	$15,000,000
		Note A-4	Non-Control	—	CGCMT 2022-GC48	$7,500,000
		Note A-5	Non-Control	—	BBCMS 2022-C15	$5,000,000

Wyndham National Hotel Portfolio	Outside Serviced	Note A-1	Control	—	UBS 2019-C18	$25,000,000
		Note A-2	Non-Control	UBS AG, New York Branch	—	$16,800,000
		Note A-3	Non-Control	—	BBCMS 2021-C11	$20,000,000
		Note A-4	Non-Control	—	BMO 2022-C1	$20,000,000
		Note A-5	Non-Control	—	BBCMS 2021-C10	$10,000,000
		Note A-6	Non-Control	—	WFCM 2021-C61	$10,000,000
		Note A-7	Non-Control	—	BMO 2022-C2	$10,000,000
		Note A-8	Non-Control	—	UBS 2019-C18	$10,000,000
		Note A-9	Non-Control	UBS AG, New York Branch	—	$8,200,000
		Note A-10	Non-Control	UBS AG, New York Branch	—	$5,000,000
		Note A-11	Non-Control	UBS AG, New York Branch	—	$5,000,000
		Note A-12	Non-Control	UBS AG, New York Branch	—	$5,000,000

(1)	Unless otherwise specified, with respect to each Whole Loan, any related unsecuritized Controlling Note and/or Non-Controlling Note may be further split, modified, combined and/or reissued (prior to its inclusion in a securitization transaction) as one or multiple Controlling Notes or Non-Controlling Notes, as the case may be, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed). In connection with the foregoing, any such split, modified, combined or re-issued Controlling Note or Non-Controlling Note, as the case may be, may be transferred to one or multiple parties (not identified in the table above) prior to its inclusion in a future commercial mortgage securitization transaction.
(2)	Unless otherwise specified, with respect to each Whole Loan, each related unsecuritized pari passu Companion Note (whether controlling or non-controlling) is expected to be contributed to one or more future commercial mortgage securitization transactions. Under the column “Current or Anticipated Holder of Securitized Note”, (i) the identification of a securitization trust means we have identified an Outside Securitization (a) that has closed, (b) as to which a preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission or (c) as to which a preliminary offering circular or final offering circular been printed, that, in each case, has included or is expected to include the subject Controlling Note or Non-Controlling Note, as the case may be, (ii) “Not Identified” means the subject Controlling Note or Non-Controlling Note, as the case may be, has not been securitized and no preliminary prospectus or final prospectus has been filed with the Securities and Exchange Commission nor has any preliminary offering circular or final offering circular has been printed that identifies the future Outside Securitization that is expected to include the subject Controlling Note or Non-Controlling Note, and (iii) “Not Applicable” means the subject Controlling Note or Non-Controlling Note is not intended to be contributed to a future commercial mortgage securitization transaction. In the case of any Outside Securitization that has not closed, there is no assurance that such securitization will close. Under the column “Current Holder of Unsecuritized Note”, “—” means the subject Controlling Note or Non-Controlling Note is not an unsecuritized note and is currently held by the securitization trust referenced under the “Current or Anticipated Holder of Securitized Note” column.
(3)	Entity names have been abbreviated for presentation.
(4)	The subject Whole Loan is an AB Whole Loan or a Pari Passu-AB Whole Loan, and the Controlling Note as of the date hereof (as identified in the chart above) is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Co-Lender Agreement, however, control will generally shift to a more senior note (or, if applicable, first to
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one more senior note and, following certain additional trigger events, to another more senior note) in the subject Whole Loan (each identified in the chart above as a “Control Shift Note”), which more senior note will thereafter be the Controlling Note. See “Description of the Mortgage Pool—The Whole Loans—The Yorkshire & Lexington Towers Pari Passu-AB Whole Loan”, “—The 360 Rosemary Pari Passu-AB Whole Loan” and “—The 111 River Street Pari Passu-AB Whole Loan” in this prospectus for more information regarding the manner in which control shifts under each such Whole Loan.

Each Split Mortgage Loan and its related Companion Loan(s) are cross-defaulted. Each Pari Passu Companion Loan is pari passu in right of payment with its related Split Mortgage Loan. Each Subordinate Companion Loan is subordinate in right of payment to the related Split Mortgage Loan. Only each Split Mortgage Loan is included in the Issuing Entity. No Companion Loan is an asset of the Issuing Entity. In addition, with respect to each Whole Loan, notwithstanding the disclosure above with respect to the number of related Companion Loans, any of the unsecuritized Pari Passu Companion Loans identified above may be further split, modified, combined and reissued (prior to its inclusion in a securitization transaction) as multiple Pari Passu Companion Loans, subject to the terms of the related Co-Lender Agreement (including that the aggregate principal balance, weighted average interest rate and certain other material terms cannot be changed).In connection with each Whole Loan, the relative rights and obligations of the Trustee on behalf of the Issuing Entity and each related Companion Loan Holder are generally governed by a co-lender agreement, intercreditor agreement, agreement among noteholders or comparable agreement (each, a “Co-Lender Agreement”). Each Co-Lender Agreement provides, among other things: (i) for the identification and relative rights of the Controlling Note Holder and Non-Controlling Note Holder(s); (ii) for the servicing and administration of the subject Whole Loan and any related Mortgaged Property; and (iii) that expenses, losses and shortfalls relating to the Whole Loan will be allocated first, to any related Subordinate Companion Loan(s) (if any), and then, on a pro rata basis to the holders of the subject Mortgage Loan and any related Pari Passu Companion Loan(s) (if any), in each case as more particularly described below in this “—The Whole Loans” section.

Set forth below are certain terms and provisions of each Whole Loan and the related Co-Lender Agreement. Certain of the Whole Loans are Outside Serviced Whole Loans. For more information regarding the servicing of each of the Whole Loans that will not be serviced under the Pooling and Servicing Agreement but will be serviced and administered pursuant to the servicing arrangements for a related Companion Loan, see “The Pooling and Servicing Agreement—Certain Considerations Regarding the Outside Serviced Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans”.

The Serviced Pari Passu Whole Loans

Each Serviced Pari Passu Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement in accordance with the terms of the Pooling and Servicing Agreement and the related Co-Lender Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the Master Servicer or the Trustee, as applicable, will be required to (and the Special Servicer, at its option in emergency situations, may) make Property Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the Special Servicer) determines that such a Property Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the Pooling and Servicing Agreement (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the related Controlling Pari Passu Companion Loan Securitization Date, after which such Whole Loan will be serviced pursuant to the related Outside Servicing Agreement (and, accordingly, will be an Outside Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts
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to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the Pooling and Servicing Agreement, in accordance with the terms of the Pooling and Servicing Agreement).

●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Split Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the Pooling and Servicing Agreement.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Property Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Issuing Entity’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

Control Rights with respect to Serviced Pari Passu Whole Loans other than Serviced Outside Controlled Whole Loans

With respect to any Serviced Pari Passu Whole Loan (other than a Servicing Shift Whole Loan), the related Controlling Note will be included in the Issuing Entity, and the applicable Directing Holder will have consent rights and any applicable Consulting Party will have consultation rights with respect to such Mortgage Loan as described under “The Pooling and Servicing Agreement—Directing Holder”.

Control Rights with respect to Servicing Shift Whole Loans

With respect to any Servicing Shift Whole Loan prior to the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. The related Controlling Note Holder will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the Special Servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Servicing Shift Whole Loan, if such holder or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the related Controlling Note is held by the borrower or an affiliate thereof, no party will be entitled to exercise the rights of such “Controlling Note Holder”, and there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such Non-Controlling Note Holder under the related Co-Lender Agreement with respect to such Non-Controlling Note or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Servicing Shift Whole Loan, one or

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more related Non-Controlling Notes will be included in the Issuing Entity, and any applicable Consulting Parties will be entitled to exercise the consultation rights described below.

The Special Servicer will be required, with respect to each Non-Controlling Note Holder that is a Consulting Party (i) to provide to such Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the Directing Holder with respect to the implementation of any recommended actions outlined in an asset status report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan within the same time frame it is required to provide such notice, information or report to the Directing Holder (for this purpose, without regard to whether such items are actually required to be provided to such Directing Holder (i.e., including if such Directing Holder is no longer a Directing Holder due to the occurrence of an applicable trigger event)) and (ii) to consult or use reasonable efforts to consult with such Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the Special Servicer or any proposed action to be taken by the Special Servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will generally expire 10 business days (or, with respect to an “acceptable insurance default”, if so provided in the related Co-Lender Agreement, 30 days) after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day (or, as applicable, 30-day) period will be deemed to begin anew). In no event will the Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative). In addition, if the Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Serviced Pari Passu Whole Loan, it may take, in accordance with the Servicing Standard, any action constituting a Major Decision with respect to such Serviced Pari Passu Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual conference calls or meetings with the Master Servicer or Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the Master Servicer or Special Servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the Special Servicer that affects a Non-Controlling Note Holder, such holder will have the right to direct the Trustee to terminate the Special Servicer under the Pooling and Servicing Agreement solely with respect to the related Serviced Pari Passu Whole Loan, other than with respect to any rights such Special Servicer may have as a Certificateholder, or any other rights of the Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to the Pooling and Servicing Agreement.

Sale of Defaulted Mortgage Loan

If any Split Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer decides to sell such Split Mortgage Loan, the Special Servicer will be required to sell such Split Mortgage Loan and each related Serviced Pari Passu Companion Loan, together as interests evidencing one whole loan. Notwithstanding the foregoing, the Special Servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Note Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Holder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the Master Servicer or Special Servicer in connection with the proposed sale.

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The Outside Serviced Pari Passu Whole Loans

Each Outside Serviced Pari Passu Whole Loan will be serviced pursuant to the related Outside Servicing Agreement in accordance with the terms of such Outside Servicing Agreement and the related Co-Lender Agreement. No Outside Servicer, Outside Special Servicer or Outside Trustee will be required to make monthly payment advances on an Outside Serviced Mortgage Loan, but the related Outside Servicer or Outside Trustee, as applicable, will be required to (and the Outside Special Servicer, at its option in certain cases, may) make servicing advances on the related Outside Serviced Whole Loan in accordance with the terms of the related Outside Servicing Agreement unless such advancing party (or, in certain cases, the related Outside Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. P&I Advances on each Outside Serviced Mortgage Loan will be made by the Master Servicer or the Trustee, as applicable, to the extent provided under the Pooling and Servicing Agreement. None of the Master Servicer, the Special Servicer or the Trustee will be obligated to make servicing advances with respect to an Outside Serviced Whole Loan. See “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” for a description of certain of the servicing terms of the Outside Servicing Agreements.

With respect to any Servicing Shift Whole Loan, the discussion under this “—The Outside Serviced Pari Passu Whole Loans” section only applies to the period commencing on the related Controlling Pari Passu Companion Loan Securitization Date.

Co-Lender Agreement

The Co-Lender Agreement related to each Outside Serviced Pari Passu Whole Loan provides that:

●	The Split Mortgage Loan and Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan are of equal priority with each other and none of such Split Mortgage Loan or the related Companion Loan(s) will have priority or preference over any other such loan.
●	All payments, proceeds and other recoveries on the Outside Serviced Whole Loan will be applied to the Split Mortgage Loan and related Companion Loan(s) comprising such Outside Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Outside Servicing Agreement, in accordance with the terms of the related Outside Servicing Agreement).
●	The transfer of up to 49% of the beneficial interest of a Split Mortgage Loan and any related Companion Loan comprising the Outside Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such Split Mortgage Loan or Companion Loan is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder of a Split Mortgage Loan or a Companion Loan has consented to such transfer (which consent may not be unreasonably withheld), and (b) if any such non-transferring holder’s interest in the related Outside Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Outside Serviced Mortgage Loan together with the related Outside Serviced Pari Passu Companion Loans in accordance with the terms of the related Outside Servicing Agreement.

Any losses, liabilities, claims, fees, costs and/or expenses incurred in connection with an Outside Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Outside Serviced Mortgage Loan, be payable or reimbursable out of general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the holders of Offered Certificates.

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Control Rights

With respect to each Outside Serviced Whole Loan, the related Controlling Note will be held as of the Closing Date by the Controlling Note Holder listed as the “Current Holder of Unsecuritized Note” or “Current or Anticipated Holder of Securitized Note”, as applicable, in the table entitled “Whole Loan Controlling Notes and Non-Controlling Notes” above under “—General”. With respect to any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date, the related Controlling Note Holder will be the related Outside Securitization. The related Controlling Note Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Outside Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Controlling Pari Passu Companion Loan Securitization Date), if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no such “Controlling Note Holder” under the related Co-Lender Agreement and no person will be entitled to exercise the rights of the “Controlling Note Holder” under the related Co-Lender Agreement.

Certain Rights of each Non-Controlling Note Holder

With respect to any Outside Serviced Whole Loan, the holder of any related Non-Controlling Note (or if such Non-Controlling Note has been securitized, the controlling class representative with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that with respect to each Outside Serviced Whole Loan, if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Controlling Note is held by the borrower or an affiliate thereof, there will be deemed to be no “Non-Controlling Note Holder” with respect to such Non-Controlling Note under the related Co-Lender Agreement or the Non-Controlling Note Holder will not be permitted to exercise any of the related consent or consultation rights. With respect to each Outside Serviced Whole Loan (including each Servicing Shift Whole Loan after the related Controlling Pari Passu Companion Loan Securitization Date), one or more related Non-Controlling Notes will be included in the Issuing Entity, and the Controlling Class Representative, prior to the occurrence and continuance of a Control Termination Event or a Consultation Termination Event (as described under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—Related Provisions of the Pooling and Servicing Agreement”), will be entitled to exercise the consent or consultation rights described below.

With respect to any Outside Serviced Whole Loan, the related Outside Special Servicer or Outside Servicer, as applicable pursuant to the related Co-Lender Agreement, will be required (i) to provide to each Non-Controlling Note Holder copies of any notice, information and report that it is required to provide to the related Outside Controlling Class Representative under the related Outside Servicing Agreement with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Outside Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Outside Servicing Agreement with respect to such Outside Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Outside Controlling Class Representative due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Outside Servicing Agreement) and (ii) to consult or use reasonable efforts to consult each Non-Controlling Note Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Outside Special Servicer or any proposed action to be taken by such Outside Special Servicer in respect of the applicable major decision.

Such consultation right will expire 10 business days after the delivery to such Non-Controlling Note Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Note Holder has responded within such period (unless the related Outside Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such 10-business day period will be deemed to begin anew). In no event will the related Outside Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Note Holder (or its representative).

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If the related Outside Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising an Outside Serviced Whole Loan, it may take, in accordance with the servicing standard under the Outside Servicing Agreement, any action constituting a major decision with respect to such Outside Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned 10-business day period.

In addition to the aforementioned consultation right, each Non-Controlling Note Holder will have the right to annual meetings or conference calls with the related Outside Servicer or the related Outside Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Outside Servicer or Outside Special Servicer, as applicable, in which servicing issues related to the related Outside Serviced Whole Loan are discussed.

If a special servicer termination event under the related Outside Servicing Agreement has occurred that affects a Non-Controlling Note Holder, such holder will have the right to direct the related Outside Trustee to terminate the related Outside Special Servicer under such Outside Servicing Agreement solely with respect to the related Outside Serviced Whole Loan, other than with respect to any rights such Outside Special Servicer may have as a certificateholder under such Outside Servicing Agreement, or any other rights of such Outside Special Servicer at the time of termination that survive the termination, including rights to indemnification and any other amounts payable to the Special Servicer pursuant to such Outside Servicing Agreement.

Custody of the Mortgage File

The Outside Custodian is the custodian of the mortgage file related to the related Outside Serviced Whole Loan (other than any promissory notes not contributed to the related Outside Securitization).

Sale of Defaulted Mortgage Loan

If any Outside Serviced Whole Loan becomes a “defaulted mortgage loan” (or other similar term) within the meaning of the related Outside Servicing Agreement, and if the related Outside Special Servicer decides to sell the related Controlling Note contributed to the Outside Securitization, such Outside Special Servicer will be required to sell the related Outside Serviced Mortgage Loan and each Outside Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Outside Special Servicer will not be permitted to sell an Outside Serviced Whole Loan without the consent of each Non-Controlling Note Holder that is not a related borrower or affiliate thereof unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Outside Serviced Whole Loan, (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Outside Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Outside Controlling Class Representative under the related Outside Servicing Agreement) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Outside Servicer or Outside Special Servicer in connection with the proposed sale.

The Yorkshire & Lexington Towers Pari Passu-AB Whole Loan

General

The Yorkshire & Lexington Towers Mortgage Loan (9.9%) is part of a split loan structure comprised of 20 mortgage notes (the “Yorkshire & Lexington Towers Notes”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Yorkshire & Lexington Towers Whole Loan (as defined below), in the initial aggregate principal balance of $539,500,000, is evidenced by:

(i) five senior promissory notes designated as Note A-6, Note A-7, Note A-13, Note A-14 and Note A-17, having an aggregate a Cut-off Date Balance of $70,000,000 (the “Yorkshire & Lexington Towers Mortgage Loan”), collectively, evidencing the Yorkshire & Lexington Towers Mortgage Loan, that will be deposited into the Issuing Entity;

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(ii) 13 senior promissory notes designated as Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-8, Note A-9, Note A-10, Note A-11, Note A-12, Note A-15, Note A-16 and Note A-18, having an aggregate Cut-off Date Balance of $248,000,000 (collectively, the “Yorkshire & Lexington Towers Pari Passu Companion Loans” and, together with the Yorkshire & Lexington Towers Mortgage Loan, the “Yorkshire & Lexington Towers Senior Notes” or the “Yorkshire & Lexington Towers A Notes”, and the holders of such Yorkshire & Lexington Towers Senior Notes, the “Yorkshire & Lexington Towers Note A Holders” and, each holder, a “Yorkshire & Lexington Towers Note A Holder”), and

(iii) two promissory notes designated as Note B-1 and Note B-2, having an aggregate Cut-off Date Balance of $221,500,000 (each, a “Yorkshire & Lexington Towers B Note”, and, together, the “Yorkshire & Lexington Towers Subordinate Companion Loan”.

The holders of the Yorkshire & Lexington Towers Pari Passu Companion Loans are referred to as the “Yorkshire & Lexington Towers Pari Passu Companion Loan Holders”, and the holder of the Yorkshire & Lexington Towers Subordinate Companion Loan is referred to as the “Yorkshire & Lexington Towers Note B Holder”.

The Yorkshire & Lexington Towers Mortgage Loan, the Yorkshire & Lexington Towers Pari Passu Companion Loans and the Yorkshire & Lexington Towers Subordinate Companion Loan are collectively referred to in this prospectus as the Yorkshire & Lexington Towers Whole Loan (the “Yorkshire & Lexington Towers Whole Loan”).

The rights of the issuing entity as the holder of the Yorkshire & Lexington Towers Mortgage Loan, the rights of the Yorkshire & Lexington Towers Pari Passu Companion Loan Holders and the rights of the Yorkshire & Lexington Towers Subordinate Companion Loan Holders are subject to a Co-Lender Agreement (the “Yorkshire & Lexington Towers Co-Lender Agreement”) among such holders. The following sections under this “—The Yorkshire & Lexington Towers Pari Passu-AB Whole Loan” section contain summary descriptions of certain provisions of the Yorkshire & Lexington Towers Co-Lender Agreement. The Yorkshire & Lexington Towers Co-Lender Agreement provides that to the extent that there is a conflict between the Yorkshire & Lexington Towers Co-Lender Agreement and the CGCMT 2022-GC48 PSA (as defined below), the terms of the Yorkshire & Lexington Towers Co-Lender Agreement will govern.

Servicing

The Yorkshire & Lexington Yorkshire & Lexington Towers Whole Loan is expected to be serviced and administered pursuant to the pooling and servicing agreement governing the securitization of the Yorkshire & Lexington Towers Lead Securitization Note, which is the pooling and servicing agreement (the “CGCMT 2022-GC48 PSA”) dated June 1, 2022 between Citigroup Commercial Mortgage Securities Inc., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as servicer (the “Yorkshire & Lexington Towers Servicer”), Rialto Capital Advisors, LLC, as special servicer (the “Yorkshire & Lexington Towers Special Servicer”, Computershare Trust Company, National Association, as certificate administrator and custodian, and Wilmington Trust, National Association, as trustee.

Amounts payable to the issuing entity as holder of the Yorkshire & Lexington Towers Mortgage Loan pursuant to the Yorkshire & Lexington Towers Co-Lender Agreement will be included in the Aggregate Available Funds for the related Distribution Date to the extent described in this prospectus.

Application of Payments

The Yorkshire & Lexington Towers Co-Lender Agreement sets forth the respective rights of the holders of the Yorkshire & Lexington Towers Mortgage Loan, the Yorkshire & Lexington Towers Pari Passu Companion Loans and the Yorkshire & Lexington Towers Subordinate Companion Loan with respect to distributions of funds received in respect of the Yorkshire & Lexington Towers Whole Loan, and provides, in general, that after payment of (1) amounts for reserves or escrows required by the Mortgage Loan documents, (2) certain extraordinary trust fund expenses that are then due or payable to any party to the CGCMT 2022-GC48 PSA with respect to the Yorkshire & Lexington Towers Whole Loan (to the extent collections are allocated to payment of such expenses pursuant to the CGCMT 2022-GC48 PSA) and (3) default interest to be applied pursuant to the CGCMT 2022-GC48 PSA, payments and proceeds received with respect to the Yorkshire & Lexington Towers Whole Loan will generally be applied in the following order:

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first, to each Yorkshire & Lexington Towers Note A Holder, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the applicable primary servicing fee rate);

second, to each Yorkshire & Lexington Towers Subordinate Companion Loan Holder, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the applicable primary servicing fee rate);

third, to each Yorkshire & Lexington Towers Note A Holder, pro rata, based on the respective principal balances of the Yorkshire & Lexington Towers A Notes (i) if no Yorkshire & Lexington Towers Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the principal payments received with respect to the Yorkshire & Lexington Towers Whole Loan, if any, until the principal balance for each A Note has been reduced to zero, and (ii) at any time that a Yorkshire & Lexington Towers Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each A Note has been reduced to zero;

fourth, to each Yorkshire & Lexington Trust Companion Loan Holder, pro rata, based on the respective principal balances of the B Notes (i) if no Yorkshire & Lexington Towers Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the remaining principal payments received with respect to the Yorkshire & Lexington Towers Whole Loan, if any, until the principal balance for each B Note has been reduced to zero, and (ii) at any time that a Yorkshire & Lexington Towers Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each B Note has been reduced to zero;

fifth, if the proceeds of any foreclosure sale or any liquidation of the Yorkshire & Lexington Towers Whole Loan or the Yorkshire & Lexington Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout of the Yorkshire & Lexington Towers Whole Loan (a “Yorkshire & Lexington Towers Workout”), the aggregate principal balance of the Yorkshire & Lexington Towers Senior Notes has been reduced, such excess amount will be paid to each Yorkshire & Lexington Towers Note A Holder pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such Yorkshire & Lexington Towers Workout, plus interest on such amount at the related note interest rate (net of the applicable primary servicing fee rate);

sixth, if the proceeds of any foreclosure sale or any liquidation of the Yorkshire & Lexington Towers Whole Loan or the Yorkshire & Lexington Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth and, as a result of a Yorkshire & Lexington Towers Workout the principal balance of the Yorkshire & Lexington Subordinate Companion Loan has been reduced, such excess amount will be paid to each Yorkshire & Lexington Towers Subordinate Companion Loan Holder pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such Yorkshire & Lexington Towers Workout, plus interest on such amount at the related note interest rate (net of the applicable primary servicing fee rate);

seventh, to each Yorkshire & Lexington Towers Note A Holder pro rata (based on their respective entitlements) up to an amount equal to all yield maintenance premiums allocated to the related Yorkshire & Lexington Towers A Note in accordance with the Yorkshire & Lexington Towers Whole Loan;

eighth, to each Yorkshire & Lexington Towers Subordinate Companion Loan Holder pro rata (based on their respective entitlements) up to an amount equal to all yield maintenance premiums allocated to the related Yorkshire & Lexington Towers B Note in accordance with the Yorkshire & Lexington Towers Whole Loan;

ninth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the CGCMT 2022-GC48 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the Yorkshire & Lexington Towers Servicer or Yorkshire & Lexington Towers Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Yorkshire & Lexington Towers Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the Yorkshire & Lexington Towers Note A Holders, pro rata and the Yorkshire & Lexington Towers Subordinate Companion Loan Holders, pro rata in accordance with the Yorkshire & Lexington Towers Note A Percentage Interest and the Yorkshire & Lexington Towers Note B Percentage Interest, respectively, with the amount distributed to the Yorkshire & Lexington Towers Note A Holders to be allocated among each Yorkshire & Lexington Towers Note A Holder pro

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rata based on their respective principal balances, and with the amount distributed to the Yorkshire & Lexington Towers Note B Holders to be allocated among each Yorkshire & Lexington Towers Note B Holder pro rata based on their respective principal balances; and

tenth, if any excess amount is available to be distributed in respect of the Yorkshire & Lexington Towers Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount will be paid pro rata to the Yorkshire & Lexington Towers Note A Holders and the Yorkshire & Lexington Towers Subordinate Companion Loan Holders in accordance with the initial Yorkshire & Lexington Towers Note A Percentage Interest and the initial Yorkshire & Lexington Towers Note B Percentage Interest, respectively, with the amount distributed to the Yorkshire & Lexington Towers Note A Holders to be allocated among each Yorkshire & Lexington Towers Note A Holder pro rata based on their respective principal balances and with the amount distributed to the Yorkshire & Lexington Towers Note B Holders to be allocated among each Yorkshire & Lexington Towers Note B Holder pro rata based on their respective principal balances.

“Yorkshire & Lexington Towers Note A Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of such Yorkshire & Lexington Towers Senior Note, and the denominator of which is the sum of the principal balances of all the Yorkshire & Lexington Towers Senior Notes.

“Yorkshire & Lexington Towers Note A Rate” means 3.04000%.

“Yorkshire & Lexington Towers Note B Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of such Yorkshire & Lexington Towers Subordinate Companion Loan, and the denominator of which is the sum of the principal balances of all the Yorkshire & Lexington Towers Subordinate Companion Loan.

“Yorkshire & Lexington Towers Note B Rate” means 3.04000%.

“Yorkshire & Lexington Towers Note B-1 Holder” means the holder of Yorkshire & Lexington Towers Note B-1.

“Yorkshire & Lexington Towers Note B-2 Holder” means the holder of Yorkshire & Lexington Towers Note B-2.

“Yorkshire & Lexington Towers Triggering Event of Default” means (i) any event of default with respect to an obligation of the borrower to pay money due under the Yorkshire & Lexington Towers Whole Loan or (ii) any non-monetary event of default as a result of which the Yorkshire & Lexington Towers Whole Loan becomes a specially serviced mortgage loan (which, for clarification, does not include any imminent event of default).

All expenses and losses relating to the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Mortgaged Property, including without limitation losses of principal and interest, property advances, advance interest amounts, special servicing fees, liquidation fees and workout fees, appraisal reduction amounts and certain other trust expenses, will be allocated in reverse sequential order. Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of the Yorkshire & Lexington Towers Whole Loan will be reimbursed in sequential order after all amounts of interest and principal have otherwise been paid in full on all the notes comprising the Yorkshire & Lexington Towers Whole Loan.

Consultation and Control

Pursuant to the Yorkshire & Lexington Towers Co-Lender Agreement, the “Yorkshire & Lexington Towers Controlling Note”, as of any date of determination, will be Yorkshire & Lexington Towers Note B-1, unless a Yorkshire & Lexington Towers Control Appraisal Period has occurred and is continuing or if a Yorkshire & Lexington Towers Control Appraisal Period has occurred and is continuing, Yorkshire & Lexington Towers Note A-4; provided, that if Yorkshire & Lexington Towers Note B-1 would be the Yorkshire & Lexington Towers Controlling Note pursuant to the terms of the Yorkshire & Lexington Towers Co-Lender Agreement, but any interest in Yorkshire & Lexington Towers Note B-1 is held by a Yorkshire & Lexington Towers Borrower Party, or Yorkshire & Lexington Towers Borrower Party would otherwise be entitled to exercise the rights of the holder of the Yorkshire & Lexington Towers Controlling Note in respect of Note B-1, then, during such period, Yorkshire & Lexington Towers Note B-2 will be the Yorkshire & Lexington Towers Controlling Note; and provided, further, that if Yorkshire & Lexington Towers Note B-2 would be the Yorkshire & Lexington Towers Controlling Note pursuant to the preceding proviso, but any interest in Yorkshire & Lexington Towers Note B-2 is held by a Yorkshire & Lexington Towers Borrower Party, or a

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Yorkshire & Lexington Towers Borrower Party would otherwise be entitled to exercise the rights of the holder of the Yorkshire & Lexington Towers Controlling Note in respect of Yorkshire & Lexington Towers Note B-2, then a Yorkshire & Lexington Towers Control Appraisal Period will be deemed to have occurred. The holder of the Yorkshire & Lexington Towers Controlling Note is referred to as the “Yorkshire & Lexington Towers Controlling Noteholder”.

Any time the Yorkshire & Lexington Towers Note B-1 and Yorkshire & Lexington Towers Note B-2 are included in the Issuing Entity, the related Loan-Specific Controlling Representative will be entitled to exercise the rights of the Yorkshire & Lexington Towers Controlling Note under the Yorkshire & Lexington Towers Co-Lender Agreement, as and to the extent provided in the CGCMT 2022-GC48 PSA and the Yorkshire & Lexington Towers Co-Lender Agreement; provided further that, at any time the Yorkshire & Lexington Towers Note A-4 is included in the Issuing Entity, if a Yorkshire & Lexington Towers Control Appraisal Period has occurred and is continuing, the Controlling Class Representative will be entitled to exercise the rights of the Yorkshire & Lexington Towers Controlling Note under the Yorkshire & Lexington Towers Co-Lender Agreement, as and to the extent provided in the CGCMT 2022-GC48 PSA and the Yorkshire & Lexington Towers Co-Lender Agreement.

A “Yorkshire & Lexington Towers Control Appraisal Period” will exist with respect to the Yorkshire & Lexington Towers Whole Loan, if and for so long as (a)(1) the initial principal balance of the Yorkshire & Lexington Towers Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the Yorkshire & Lexington Towers Subordinate Companion Loan, (y) any appraisal reductions for the Yorkshire & Lexington Towers Whole Loan that are allocated to the Yorkshire & Lexington Towers Subordinate Companion Loan and (z) any losses realized with respect to the related Mortgaged Property or the Yorkshire & Lexington Towers Whole Loan that are allocated to the Yorkshire & Lexington Towers Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the Yorkshire & Lexington Towers Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holders of the Yorkshire & Lexington Towers Subordinate Companion Loan.

“Yorkshire & Lexington Towers Borrower Party” means, individually or collectively, as the context may require, (i) any Yorkshire & Lexington Towers Whole Loan borrower, any sponsor of any Yorkshire & Lexington Towers Whole Loan borrower, any borrower under a related mezzanine loan, any guarantor under the Yorkshire & Lexington Towers Whole Loan or a related mezzanine loan, any operating lessee or property manager of any related Mortgaged Property, or any of their respective managers, servicers, agents or affiliates, (ii) a Yorkshire & Lexington Towers Restricted Holder, (iii) any person controlling or controlled by or under common control with the Yorkshire & Lexington Towers Whole Loan borrower, any sponsor of the Yorkshire & Lexington Towers Whole Loan borrower, any borrower under a related mezzanine loan, any guarantor under the Yorkshire & Lexington Towers Whole Loan or a related mezzanine loan, any operating lessee or property manager of any related Mortgaged Property, or a Yorkshire & Lexington Towers Restricted Holder, as applicable, or (iv) any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of any interest in the Yorkshire & Lexington Towers Whole Loan borrower, any sponsor of any Yorkshire & Lexington Towers Whole Loan borrower, any borrower under a related mezzanine loan, any guarantor under the Yorkshire & Lexington Towers Whole Loan or a related mezzanine loan, any operating lessee or property manager of any related Mortgaged Property, or a Yorkshire & Lexington Towers Restricted Holder (other than any shareholder, partner, member or owner owning less than a 10% non-controlling direct or indirect legal or beneficial interest in any of the foregoing). For the purposes of this definition, “control” when used with respect to any specific person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Yorkshire & Lexington Towers Restricted Holder” means with respect to the Yorkshire & Lexington Towers Whole Loan, any holder of a related mezzanine loan (or any affiliate, manager or agent thereof) or an owner of any interest in any related mezzanine loan (whether legally, beneficially or otherwise, including as a holder of a note evidencing a related mezzanine loan, a holder of a participation interest in a related mezzanine loan or a beneficial owner of any interest in a related mezzanine loan or any securities collateralized by a related mezzanine loan) (a) as to which an event of default has occurred under such mezzanine loan giving rise to an automatic acceleration of such mezzanine loan or the right of the lender thereunder to accelerate such mezzanine loan or (b) as to which foreclosure proceedings against the related collateral have been initiated.

Pursuant to the Yorkshire & Lexington Towers Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the Yorkshire & Lexington Towers Whole Loan (whether or not a

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servicing transfer event has occurred and is continuing) that would constitute a Yorkshire & Lexington Towers Major Decision, the Yorkshire & Lexington Towers Servicer or the Yorkshire & Lexington Towers Special Servicer, as applicable, will be required to provide the Yorkshire & Lexington Controlling Noteholder (or its representative) with at least 10 business days (or, in the case of a determination of an acceptable insurance default, 20 days) prior notice requesting consent to the requested Yorkshire & Lexington Towers Major Decision. The Yorkshire & Lexington Towers Servicer or the Yorkshire & Lexington Towers Special Servicer, as applicable, is not permitted to take any action with respect to such Yorkshire & Lexington Towers Major Decision (or make a determination not to take action with respect to such Yorkshire & Lexington Towers Major Decision), unless and until the Yorkshire & Lexington Towers Servicer or the Yorkshire & Lexington Towers Special Servicer, as applicable, receives the written consent of the Yorkshire & Lexington Controlling Noteholder (or its representative) before implementing a decision with respect to such Yorkshire & Lexington Towers Major Decision.

Notwithstanding the foregoing, the holder of the Yorkshire & Lexington Towers Lead Securitization Note (or any servicer acting on its behalf) will not be permitted to follow any advice or consultation provided by the Yorkshire & Lexington Controlling Certificateholder (or its representative) that would require or cause the Yorkshire & Lexington Towers Mortgage Loan holder (or any servicer acting on its behalf) to violate any applicable law, including the REMIC Regulations, be inconsistent with the servicing standard, require or cause the Yorkshire & Lexington Towers Mortgage Loan holder (or any servicer acting on its behalf) to violate provisions of the Yorkshire & Lexington Towers Co-Lender Agreement or the CGCMT 2022-GC48 PSA, require or cause the Yorkshire & Lexington Towers Mortgage Loan holder (or any servicer acting on its behalf) to violate the terms of the Yorkshire & Lexington Towers Whole Loan, or materially expand the scope of the Yorkshire & Lexington Towers Lead Securitization Note holder’s (or any servicer acting on its behalf) responsibilities under the Yorkshire & Lexington Towers Co-Lender Agreement or the CGCMT 2022-GC48 PSA.

The Yorkshire & Lexington Towers Special Servicer will be required to (A) provide copies to any Yorkshire & Lexington Towers Non-Controlling Noteholder or its representative of any notice, information and report that is required to be provided to the Yorkshire & Lexington Controlling Noteholder or its representative pursuant to the CGCMT 2022-GC48 PSA with respect to any Yorkshire & Lexington Towers Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame for such notice, information and report is required to be provided to the Yorkshire & Lexington Controlling Noteholder or its representative, and (B) consult with each Yorkshire & Lexington Towers Non-Controlling Noteholder or its representative on a strictly non-binding basis, if having received such notices, information and reports, any Yorkshire & Lexington Towers Non-Controlling Noteholders request consultation with respect to any such Yorkshire & Lexington Towers Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such Yorkshire & Lexington Towers Non-Controlling Noteholder or its representative; provided that after the expiration of a period of 10 business days from the delivery to any Yorkshire & Lexington Towers Non-Controlling Noteholder by the Yorkshire & Lexington Towers Special Servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Yorkshire & Lexington Towers Special Servicer will no longer be obligated to consult with such Yorkshire & Lexington Towers Non-Controlling Noteholder, whether or not such Yorkshire & Lexington Towers Non-Controlling Noteholder has responded within such 10 Business Day period; provided that the provisions of the CGCMT 2022-GC48 PSA will govern the consent and consultation rights of the Yorkshire & Lexington Towers Co-Lender Agreement.

“Yorkshire & Lexington Towers Non-Controlling Noteholder” means any holder of a Yorkshire & Lexington Towers Non-Controlling Note; provided that, if at any time a Yorkshire & Lexington Towers Non-Controlling Note is held by (or, at any time a Yorkshire & Lexington Towers Non-Controlling Note is included in a non-lead securitization, the related Yorkshire & Lexington Towers Non-Lead Securitization Subordinate Class Representative for such non-lead securitization is) a Yorkshire & Lexington Towers Borrower Party, no person shall be entitled to exercise the rights of such Yorkshire & Lexington Towers Non-Controlling Noteholder with respect to such non-controlling note if the Yorkshire & Lexington Towers Special Servicer determines that immediate action with respect thereto is necessary to protect the interests of the Noteholders. In no event shall the Yorkshire & Lexington Towers Special Servicer be obligated at any time to follow or take any alternative actions recommended by a Yorkshire & Lexington Towers Non-Controlling Noteholder.

“Yorkshire & Lexington Towers Non-Controlling Note” means any Yorkshire & Lexington Towers Note other than the Yorkshire & Lexington Towers Controlling Note.

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“Yorkshire & Lexington Towers Non-Lead Securitization Subordinate Class Representative” means the holders of the majority of the class of securities issued in a non-lead securitization designated as the “controlling class” pursuant to the related pooling and servicing agreement or their duly appointed representative; provided that if 50% or more of the class of securities issued in any non-lead securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the “Controlling Noteholder” or a “Non-Controlling Noteholder” is held by a Yorkshire & Lexington Towers Borrower Party, no person will be entitled to exercise the rights of the related Yorkshire & Lexington Towers Non-Lead Securitization Subordinate Class Representative.

The Yorkshire & Lexington Towers Whole Loan holders acknowledged that the CGCMT 2022-GC48 PSA may contain certain provisions that give the operating advisor under the CGCMT 2022-GC48 PSA certain non-binding consultation rights with respect to Yorkshire & Lexington Towers Major Decisions related to compliance with the risk retention rules applicable to this transaction.

“Yorkshire & Lexington Towers Major Decision” means a “major decision” under the CGCMT 2022-GC48 PSA or any one or more analogous terms in the CGCMT 2022-GC48 PSA.

Under the Yorkshire & Lexington Towers Co-Lender Agreement, the holder of each Yorkshire & Lexington Towers Note that is not the Yorkshire & Lexington Towers Lead Note (a “Yorkshire & Lexington Towers Non-Lead Note”) acknowledged the right and obligation of the Yorkshire & Lexington Towers Lead Noteholder to sell each Yorkshire & Lexington Towers Non-Lead Note together with the Yorkshire & Lexington Towers Lead Securitization Note as notes evidencing one whole loan in accordance with the terms of the Pooling and Servicing without the consent of any holder of such Yorkshire & Lexington Towers Non-Lead Note (subject to the obligation of the Yorkshire & Lexington Towers Special Servicer to provide notice and information to such holder in accordance with the terms of the Yorkshire & Lexington Towers Co-Lender Agreement, which are substantially similar to those provisions of the CGCMT 2022-GC48 PSA relating to the sale of a Serviced Whole Loan by the Yorkshire & Lexington Towers Special Servicer). In connection with any sale of the Yorkshire & Lexington Towers Whole Loan that has become a defaulted loan, the Yorkshire & Lexington Towers Special Servicer will be required to sell each Yorkshire & Lexington Towers Non-Lead Note together with the Yorkshire & Lexington Towers Lead Securitization Note in the manner set forth in the CGCMT 2022-GC48 PSA.

Subject to the terms of the CGCMT 2022-GC48 PSA, each of the Yorkshire & Lexington Towers Controlling Noteholder, the Controlling Class Representative, any Loan-Specific Controlling Class Representative, any other Yorkshire & Lexington Towers Noteholder (or any controlling class representative or directing holder on its behalf under the pooling and servicing agreement for the securitization of a Yorkshire & Lexington Towers Non-Lead Note) will be permitted to bid at any sale of the Yorkshire & Lexington Towers Non-Lead Securitization Note unless such person is an agent or affiliate of the borrower.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Yorkshire & Lexington Towers Co-Lender Agreement and the CGCMT 2022-GC48 PSA, if the Yorkshire & Lexington Towers Whole Loan becomes a defaulted loan, and if the Yorkshire & Lexington Towers Special Servicer determines to sell the Yorkshire & Lexington Towers Mortgage Loan in accordance with the CGCMT 2022-GC48 PSA, then the Yorkshire & Lexington Towers Special Servicer may elect to sell the Yorkshire & Lexington Towers Whole Loan subject to the rights of the applicable holders of the Yorkshire & Lexington Towers Notes under the CGCMT 2022-GC48 PSA and the Yorkshire & Lexington Towers Co-Lender Agreement, as described above under “—Consultation and Control”.

The 360 Rosemary Pari Passu-AB Whole Loan

General

The 360 Rosemary Mortgage Loan (4.5%) is part of a whole loan structure comprised of seven notes (the “360 Rosemary Notes”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal amount of $210,000,000. Note A-3, having a Cut-off Date balance of $15,000,000 (the “360 Rosemary Note A-3”) and Note A-4, having a Cut-off Date balance of $17,000,000 (the “360

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Rosemary Note A-4”) and, collectively with the 360 Rosemary Note A-3, the “360 Rosemary Mortgage Loan”), will be deposited into this securitization.

The 360 Rosemary Whole Loan (as defined below) is evidenced by:

(i) the 360 Rosemary Mortgage Loan;

(ii) three (3) senior pari passu notes designated as Note A-1, having a Cut-off Date balance of $25,000,000 (the “360 Rosemary Note A-1”), Note A-2, having a Cut-off Date balance of $20,000,000 (the “360 Rosemary Note A-2”), Note A-5, having a Cut-off Date balance of $8,000,000 (the “360 Rosemary Note A-5”, and, collectively with Note A-1 and Note A-2, the “360 Rosemary Pari Passu Companion Loans” and, collectively with the 360 Rosemary Mortgage Loan, the “360 Rosemary Senior Notes” or the “360 Rosemary A Notes”, and the holders of such 360 Rosemary Senior Notes, the “360 Rosemary Note A Holders” and each holder, a “360 Rosemary Note A Holder”), which will not be included in the Issuing Entity;

(iii) one promissory Note B with a principal balance as of the Cut-off Date of $100,802,000 (the “360 Rosemary Note B” or “360 Rosemary Note B Subordinate Companion Loan”) that evidences a subordinate Companion Loan (the “360 Rosemary Note B Subordinate Companion Loan”), which is subordinate to the 360 Rosemary Senior Notes and will not be included in the Issuing Entity; and

(iv) one promissory Note C with a principal balance as of the Cut-off Date of $24,198,000 (the “360 Rosemary Note C” or the “360 Rosemary Note C Subordinate Companion Loan”, which is subordinate to the 360 Rosemary Senior Notes and the 360 Rosemary Note B, which will not be included in the Issuing Entity.

The holder of the 360 Rosemary Note B Subordinate Companion Loan is referred to as the “360 Rosemary Note B Subordinate Companion Loan Holder” or “360 Rosemary Note B Holder”, and the holder of the 360 Rosemary Note C is referred to as the “360 Rosemary Note C Subordinate Companion Loan Holder” or “360 Rosemary Note C Holder”. The 360 Rosemary Senior Notes, the 360 Rosemary Note B Subordinate Companion Loan and the 360 Rosemary Note C Subordinate Companion Loan are collectively referred to as the “360 Rosemary Whole Loan”.

The rights of the holders of the promissory notes evidencing the 360 Rosemary Whole Loan (the “360 Rosemary Noteholders”) are subject to a Co-Lender Agreement (the “360 Rosemary Co-Lender Agreement”). The following summaries describe certain provisions of the 360 Rosemary Co-Lender Agreement.

Servicing

The 360 Rosemary A Notes designated as Note A-1 and Note A-2 and the 360 Rosemary Note B were securitized in the BMO 2022-C1 pooled securitization and the BMO 2022-C1 loan specific securitization, respectively. The 360 Rosemary Whole Loan is currently serviced pursuant to the terms of the BMO 2022-C1 PSA by KeyBank National Association, as servicer, and if necessary, Situs Holdings, LLC, as special servicer, in a manner described under “Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and the 360 Rosemary Co-Lender Agreement.

Application of Payments

The 360 Rosemary Co-Lender Agreement sets forth the respective rights of the holders of the 360 Rosemary Mortgage Loan, the 360 Rosemary Pari Passu Companion Loans, the 360 Rosemary Note B Subordinate Companion Loan and the 360 Rosemary Note C Subordinate Companion Loan with respect to distributions of funds received in respect of the 360 Rosemary Whole Loan, and provides, in general, that after payment of (1) amounts for reserves or escrows required by the 360 Rosemary Whole Loan documents and (2) certain extraordinary trust fund expenses that are then due or payable to any party to the BMO 2022-C1 PSA with respect to the 360 Rosemary Whole Loan, payments and proceeds received with respect to the 360 Rosemary Whole Loan will generally be applied in the following order:

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first, to each 360 Rosemary Note A Holder, pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

second, to the 360 Rosemary Note B Holder, in an amount equal to the accrued and unpaid interest on their respective principal balance, at the applicable note interest rate (net of the servicing fee rate);

third, to the 360 Rosemary Note C Holder, in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

fourth, to each 360 Rosemary Note A Holder, pro rata, based on the respective principal balances of the A Notes (i) if no 360 Rosemary Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the principal payments received, if any, until the principal balance for each 360 Rosemary Note A has been reduced to zero, and (ii) at any time that a 360 Rosemary Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each 360 Rosemary Note A has been reduced to zero;

fifth, to the 360 Rosemary Note B Holder (i) if no 360 Rosemary Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the remaining principal payments received, if any, until the principal balance for the 360 Rosemary Note B has been reduced to zero, and (ii) at any time that a 360 Rosemary Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for the 360 Rosemary Note B has been reduced to zero;

sixth, to the 360 Rosemary Note C Holder (i) if no 360 Rosemary Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the remaining principal payments received, if any, until the principal balance for the 360 Rosemary Note C has been reduced to zero, and (ii) at any time that a 360 Rosemary Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for the 360 Rosemary Note C has been reduced to zero;

seventh, if the proceeds of any foreclosure sale or any liquidation of the 360 Rosemary Whole Loan or the 360 Rosemary Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through sixth and, as a result of a workout of the 360 Rosemary Whole Loan (a “360 Rosemary Workout”), the aggregate principal balance of the 360 Rosemary Senior Notes has been reduced, such excess amount will be paid to each 360 Rosemary Note A Holder pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such 360 Rosemary Workout, plus interest on such amount at the related note interest rate;

eighth, if the proceeds of any foreclosure sale or any liquidation of the 360 Rosemary Whole Loan or the 360 Rosemary Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a 360 Rosemary Workout the aggregate principal balance of the 360 Rosemary Note B has been reduced, such excess amount will be paid to the 360 Rosemary Note B Holder, in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such 360 Rosemary Workout, plus interest on such amount at the related note interest rate;

ninth, if the proceeds of any foreclosure sale or any liquidation of the 360 Rosemary Whole Loan or the 360 Rosemary Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and, as a result of a 360 Rosemary Workout the aggregate principal balance of the 360 Rosemary Note C has been reduced, such excess amount will be paid to the 360 Rosemary Note C Subordinate Companion Loan Holder, in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such 360 Rosemary Workout, plus interest on such amount at the related note interest rate;

tenth, to each 360 Rosemary Note A Holder pro rata (based on their respective entitlements) up to an amount equal to all prepayment fees allocated to the related 360 Rosemary Note A in accordance with the 360 Rosemary Whole Loan;

eleventh, to the 360 Rosemary Note B Holder up to an amount equal to all prepayment fees allocated to the 360 Rosemary Note B in accordance with the 360 Rosemary Whole Loan;

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twelfth, to the 360 Rosemary Note C Subordinate Companion Loan Holder up to an amount equal to all prepayment fees allocated to the 360 Rosemary Note C in accordance with the 360 Rosemary Whole Loan;

thirteenth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer, as applicable (in each case provided that such reimbursements or payments relate to the 360 Rosemary Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid pro rata to the 360 Rosemary Note A Holders, pro rata, the 360 Rosemary Note B Holder, pro rata and the 360 Rosemary Note C Subordinate Companion Loan Holder, pro rata, in accordance with the 360 Rosemary Note A Percentage Interest, the 360 Rosemary Note B Percentage Interest and the 360 Rosemary Note C Percentage Interest, respectively, with the amount distributed to the 360 Rosemary Note A Holders to be allocated among each 360 Rosemary Note A Holder pro rata based on their respective principal balances;

fourteenth, if any excess amount is available to be distributed in respect of the 360 Rosemary Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through thirteenth, any remaining amount will be paid pro rata to the 360 Rosemary Note A Holders, the 360 Rosemary Note B Holder and the 360 Rosemary Note C Subordinate Companion Loan Holder in accordance with the initial 360 Rosemary Note A Percentage Interest, the initial 360 Rosemary Note B Percentage Interest and the initial 360 Rosemary Note C Percentage Interest, respectively, with the amount distributed to the 360 Rosemary Note A Holders to be allocated among each 360 Rosemary Note A Holder pro rata based on their respective principal balances.

“360 Rosemary Note A Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the sum of the principal balances of the 360 Rosemary Senior Notes, and the denominator of which is the sum of the principal balances of the 360 Rosemary Senior Notes, the principal balance of the 360 Rosemary Note B Subordinate Companion Loan and the principal balance of the 360 Rosemary Note C Subordinate Companion Loan.

“360 Rosemary Note A Rate” means 3.95000%.

“360 Rosemary Note A-1 Holder” or “360 Rosemary Lead Securitization Note Holder” means the holder of 360 Rosemary Note A-1.

“360 Rosemary Note B Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the 360 Rosemary Note B, and the denominator of which is the sum of the principal balances of the 360 Rosemary Senior Notes, the principal balance of the 360 Rosemary Note B Subordinate Companion Loan and the principal balance of the 360 Rosemary Note C Subordinate Companion Loan.

“360 Rosemary Note B Rate” means 3.95000%.

“360 Rosemary Note C Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the 360 Rosemary Note C, and the denominator of which is the sum of the principal balances of the 360 Rosemary Senior Notes, the principal balance of the 360 Rosemary Note B Subordinate Companion Loan and the principal balance of the 360 Rosemary Note C Subordinate Companion Loan.

“360 Rosemary Note C Rate” means 3.95000%.

“360 Rosemary Note C Subordinate Companion Loan Holder” means the holder of 360 Rosemary Note C.

360 Rosemary Triggering Event of Default” means (i) any event of default with respect to an obligation of the borrower to pay money due under the 360 Rosemary Whole Loan or (ii) any non-monetary event of default as a result of which the 360 Rosemary Whole Loan becomes a specially serviced mortgage loan (which, for clarification, does not include any imminent event of default).

Consultation and Control

Pursuant to the 360 Rosemary Co-Lender Agreement, the controlling holder with respect to the 360 Rosemary Whole Loan (the “360 Rosemary Controlling Noteholder”), as of any date of determination, will be (i) the 360

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Rosemary Note C Subordinate Companion Loan Holder, unless a 360 Rosemary Note C Control Appraisal Period (as defined below) has occurred and is continuing, (ii) the 360 Rosemary Note B Holder if and for so long as a 360 Rosemary Note C Control Appraisal Period has occurred and is continuing and no 360 Rosemary Note B Control Appraisal Period (as defined below) has occurred and is continuing and (iii) the 360 Rosemary Note A-1 Holder if and for so long as a 360 Rosemary Note B Control Appraisal Period has occurred and is continuing, provided, however, that at any time the 360 Rosemary Note A-1 Holder is the 360 Rosemary Controlling Noteholder and the 360 Rosemary Note A-1 is included in the issuing entity for BMO 2022-C1, references to the “360 Rosemary Controlling Noteholder” will mean the controlling class certificateholder (or its representative) for the BMO 2022-C1 pooled securitization or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the 360 Rosemary Co-Lender Agreement, as and to the extent provided in the BMO 2022-C1 PSA, provided, further, that at any time the 360 Rosemary Note B Holder is the 360 Rosemary Controlling Noteholder and the 360 Rosemary Note B is included in the issuing entity for BMO 2022-C1, references to the “360 Rosemary Controlling Noteholder” will mean the 360 Rosemary controlling class certificateholder (or its representative) for the BMO 2022-C1 loan-specific securitization or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the 360 Rosemary Co-Lender Agreement, as and to the extent provided in the BMO 2022-C1 PSA, and provided further that at any time the 360 Rosemary Note B Holder or the 360 Rosemary Note C Subordinate Companion Loan Holder is the 360 Rosemary Controlling Noteholder and the 360 Rosemary Note B or 360 Rosemary Note C is held by a 360 Rosemary Borrower Party then a 360 Rosemary Note B Control Appraisal Period or a 360 Rosemary Note C Control Appraisal Period, respectively, will be deemed to have occurred. The 360 Rosemary Note C Subordinate Companion Loan Holder is currently the 360 Rosemary Controlling Noteholder.

Pursuant to the 360 Rosemary Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 360 Rosemary Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a 360 Rosemary Major Decision, the servicer will be required to provide the 360 Rosemary Controlling Noteholder (or its representative) with at least 10 business days (or, in the case of a determination of an acceptable insurance default, 20 days) prior notice requesting consent to the requested 360 Rosemary Major Decision. The servicer or the special servicer, as applicable, is not permitted to take any action with respect to such 360 Rosemary Major Decision (or make a determination not to take action with respect to such 360 Rosemary Major Decision), unless and until the special servicer receives the written consent of the 360 Rosemary Controlling Noteholder (or its representative) before implementing a decision with respect to such 360 Rosemary Major Decision.

Notwithstanding the foregoing, the 360 Rosemary Note A-1 Holder (or any servicer acting on its behalf) will not be permitted to follow any advice or consultation provided by the 360 Rosemary Controlling Noteholder (or its representative) that would require or cause the 360 Rosemary Note A-1 Holder (or any servicer acting on its behalf) to violate any applicable law, including the REMIC Regulations, be inconsistent with the servicing standard, require or cause the 360 Rosemary Note A-1 Holder (or any servicer acting on its behalf) to violate provisions of the 360 Rosemary Co-Lender Agreement or the BMO 2022-C1 PSA, require or cause the 360 Rosemary Note A-1 Holder (or any servicer acting on its behalf) to violate the terms of the 360 Rosemary Whole Loan, or materially expand the scope of the 360 Rosemary Note A-1 Holder’s (or any servicer acting on its behalf) responsibilities under the 360 Rosemary Co-Lender Agreement or the BMO 2022-C1 PSA.

The special servicer will be required to provide copies to 360 Rosemary Non-Controlling Noteholder of any notice, information and report that is required to be provided to the 360 Rosemary Controlling Noteholder pursuant to the BMO 2022-C1 PSA with respect to any 360 Rosemary Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame for such notice, information and report is required to be provided to the 360 Rosemary Controlling Noteholder, and the special servicer will be required to consult with each 360 Rosemary Non-Controlling Noteholders on a strictly non-binding basis, to the extent having received such notices, information and reports, any 360 Rosemary Non-Controlling Noteholders request consultation with respect to any such 360 Rosemary Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such 360 Rosemary Non-Controlling Noteholder; provided that after the expiration of a period of 10 business days from the delivery to any 360 Rosemary Non-Controlling Noteholder by the special servicer of written notice of a proposed action, together with copies of the notice, information and reports, the special servicer will no longer be obligated to consult with such 360 Rosemary Non-Controlling Noteholder, whether or not such 360 Rosemary Non-Controlling Noteholder has responded within such 10 Business Day period.

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“360 Rosemary Control Appraisal Period” means a 360 Rosemary Note B Control Appraisal Period or a 360 Rosemary Note C Control Appraisal Period, as the context may require.

“360 Rosemary Note B Control Appraisal Period” shall exist with respect to the 360 Rosemary Whole Loan, if and for so long as:

(i) the initial principal balance of the 360 Rosemary Note B, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 360 Rosemary Note B after the date of creation of the 360 Rosemary Note B, (y) any Appraisal Reduction Amount for the 360 Rosemary Whole Loan that is allocated to the 360 Rosemary Note B and (z) any losses realized with respect to the 360 Rosemary Mortgaged Property or the 360 Rosemary Whole Loan that are allocated to the 360 Rosemary Note B, is less than

(ii) 25% of the remainder of (i) the initial principal balance of the 360 Rosemary Note B less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the 360 Rosemary Note B Holder on the 360 Rosemary Note B, after the date of creation of such 360 Rosemary Note B.

“360 Rosemary Note C Control Appraisal Period” shall exist with respect to the 360 Rosemary Whole Loan, if and for so long as:

(i) the initial principal balance of the 360 Rosemary Note C, minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the 360 Rosemary Note C after the date of creation of the 360 Rosemary Note C, (y) any Appraisal Reduction Amount for the 360 Rosemary Whole Loan that is allocated to the 360 Rosemary Note C and (z) any losses realized with respect to the 360 Rosemary Mortgaged Property or the 360 Rosemary Whole Loan that are allocated to the 360 Rosemary Note C, is less than

(ii) 25% of the remainder of (x) the initial principal balance of the 360 Rosemary Note C less (y) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the 360 Rosemary Note C Subordinate Companion Loan Holder on the 360 Rosemary Note C, after the date of creation of such 360 Rosemary Note C, provided that a 360 Rosemary Control Appraisal Period will terminate upon the occurrence of a cure by the 360 Rosemary Note B Holder or 360 Rosemary Note C Subordinate Companion Loan Holder pursuant to the terms of the 360 Rosemary Co-Lender Agreement and provided, further, that, if the 360 Rosemary Note B Holder or 360 Rosemary Note C Subordinate Companion Loan Holder would be the 360 Rosemary Controlling Noteholder pursuant to the terms of the 360 Rosemary Co-Lender Agreement, but any interest in the 360 Rosemary Note B or 360 Rosemary Note C, respectively, is held by a 360 Rosemary Borrower Party, or a 360 Rosemary Borrower Party would otherwise be entitled to exercise the rights of the 360 Rosemary Controlling Noteholder in respect of the 360 Rosemary Note B Subordinate Companion Loan, then a 360 Rosemary Control Appraisal Period will be deemed to have occurred.

“360 Rosemary Borrower Party” means, individually or collectively, as the context may require, (i) the borrower, any sponsor of the borrower, any borrower under a related mezzanine loan (if any), any guarantor under the 360 Rosemary Whole Loan or a related mezzanine loan, any operating lessee or property manager of the 360 Rosemary Mortgaged Property, or any of their respective managers, servicers, agents or affiliates, (ii) any restricted mezzanine loan holder (if any), (iii) any person controlling or controlled by or under common control with the borrower, any sponsor of the borrower, any borrower under a related mezzanine loan, any guarantor under the 360 Rosemary Whole Loan or a related mezzanine loan, any operating lessee or property manager of the 360 Rosemary Mortgaged Property, or any restricted mezzanine loan holder (if any) as applicable, or (iv) any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of any interest in the borrower, any sponsor of the borrower, any borrower under a related mezzanine loan, any guarantor under the 360 Rosemary Whole Loan or a related mezzanine loan (if any), any operating lessee or property manager of the 360 Rosemary Mortgaged Property or any restricted mezzanine loan holder (other than any shareholder, partner, member or owner owning less than a 10% non-controlling direct or indirect legal or beneficial interest in any of the foregoing). For the purposes of this definition, “control” when used with respect to any specific person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

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“360 Rosemary Noteholder” means any of the 360 Rosemary Note A Holders, the 360 Rosemary Note B Subordinate Companion Loan Holder and the 360 Rosemary Note C Subordinate Companion Loan Holder, as applicable.

“360 Rosemary Non-Controlling Note Holder” means each 360 Rosemary Noteholder other than the 360 Rosemary Controlling Noteholder); provided if at any time a 360 Rosemary Non-Controlling Note is held by (or, at any time a 360 Rosemary Non-Controlling Note Holder’s 360 Rosemary Non-Controlling Note is included in a securitization, the related 360 Rosemary Non-Lead Securitization Subordinate Class Representative is) a 360 Rosemary Borrower Party, no person will be entitled to exercise the rights of such 360 Rosemary Non-Controlling Note Holder with respect to such 360 Rosemary Non-Controlling Note.

“360 Rosemary Non-Lead Securitization Subordinate Class Representative” means the holders of the majority of the class of securities pursuant to the securitization of such 360 Rosemary Non-Controlling Note designated as the “controlling class” pursuant to the related pooling and servicing agreement or their duly appointed representative; provided that if 50% or more of the class of securities issued in any non-lead securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the “Controlling Noteholder” or a “Non-Controlling Noteholder” is held by a 360 Rosemary Borrower Party, no person will be entitled to exercise the rights of the related Non-Lead Securitization Subordinate Class Representative.

“360 Rosemary Major Decision” means a “Major Decision” or any one or more analogous terms under the BMO 2022-C1 PSA.

Under the 360 Rosemary Co-Lender Agreement, the holder of each 360 Rosemary Note that is not the 360 Rosemary Lead Note (a “360 Rosemary Non-Lead Note”) acknowledged the right and obligation of the 360 Rosemary Lead Noteholder to sell each 360 Rosemary Non-Lead Note together with the 360 Rosemary Lead Securitization Note as notes evidencing one whole loan in accordance with the terms of the BMO 2022-C1 PSA without the consent of any holder of such 360 Rosemary Non-Lead Note (subject to the obligation of the special servicer to provide notice and information to such holder in accordance with the terms of the 360 Rosemary Co-Lender Agreement, which are substantially similar to those provisions of the Pooling and Servicing Agreement relating to the sale of a Serviced Whole Loan by the Special Servicer). In connection with any sale of the 360 Rosemary Whole Loan that has become a defaulted loan, the special servicer will be required to sell each 360 Rosemary Non-Lead Note together with the 360 Rosemary Lead Securitization Note in the manner set forth in the BMO 2022-C1 PSA and will be required to require that all offers be submitted to the related trustee in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the offer amount (subject to a cap of $2,500,000).

Subject to the terms of the BMO 2022-C1 PSA, each of the 360 Rosemary Controlling Noteholder, the controlling class representative for the BMO 2022-C1 pooled securitization, any the BMO 2022-C1 PSA loan-specific controlling class representative, any other holder of any 360 Rosemary Non-Lead Note (or any controlling class representative or directing holder on its behalf under the pooling and servicing agreement for the securitization of a 360 Rosemary Non-Lead Note) will be permitted to bid at any sale of the 360 Rosemary Non-Lead Securitization Note unless such person is a 360 Rosemary Borrower Party.

Cure Rights

For so long as the 360 Rosemary Note B is included in BMO 2022-C1, the provisions of the 360 Rosemary Co-Lender Agreement described below under this subheading “Cure Rights” will not have any force or effect, insofar as they set forth any right of the 360 Rosemary Note B Holder to exercise cure rights.

In the event that the related borrower fails to make any payment of principal or interest on the 360 Rosemary Whole Loan by the end of the applicable grace period or any other event of default under the related 360 Rosemary Whole Loan documents occurs and is continuing, the 360 Rosemary Note B Holder and the 360 Rosemary Note C Holder will each have the right (but not the obligation) to cure such event of default subject to certain limitations set forth in the 360 Rosemary Co-Lender Agreement. The 360 Rosemary Note B Holder’s and 360 Rosemary Note C Subordinate Companion Loan Holder’s right to cure a monetary default or non-monetary default will be limited to a combined total of (i) six (6) cures of monetary defaults over the term of the 360 Rosemary Whole Loan, no more than four (4) of which may be consecutive, and (ii) six (6) cures of non-monetary defaults over the term of the 360 Rosemary Whole Loan. Additional cure periods will only be permitted with the consent of the 360 Rosemary Note

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A-1 Holder and, in the case of additional cure periods requested by the 360 Rosemary Note C Holder, the 360 Rosemary Note B Holder’s consent will also be required.

So long as a monetary default exists for which a permitted cure payment is made, such monetary default will not be treated as an “Event of Default” under the 360 Rosemary Whole Loan (including for purposes of (i) accelerating the 360 Rosemary Whole Loan, modifying, amending or waiving any provisions of the loan documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to the 360 Rosemary Mortgaged Property; or (ii) treating the 360 Rosemary Whole Loan as a loan that has been transferred to special servicing).

Purchase Option

For so long as the 360 Rosemary Note B is included in BMO 2022-C1, the provisions of the 360 Rosemary Co-Lender Agreement described below under this subheading “Purchase Option” will not have any force or effect, insofar as they set forth any right of the 360 Rosemary Note B Holder to purchase the 360 Rosemary Senior Notes.

After the occurrence and delivery of a notice of an event of default with respect to the 360 Rosemary Whole Loan or a special servicing transfer event, the 360 Rosemary Note B Subordinate Companion Loan Holder and the 360 Rosemary Note C Subordinate Companion Loan Holder will each have the right, by written notice to the holders of the 360 Rosemary Senior Notes and, if the purchasing noteholder is the 360 Rosemary Note C Subordinate Companion Loan Holder, the 360 Rosemary Note B Subordinate Companion Loan Holder (such notice, a “360 Rosemary Purchase Notice”), to purchase in immediately available funds, the 360 Rosemary Senior Notes, or, if the purchasing noteholder is the 360 Rosemary Note C Subordinate Companion Loan Holder, the 360 Rosemary Senior Notes and the 360 Rosemary Note B, in whole but not in part, at the defaulted mortgage loan purchase price, which is generally equal to unpaid principal, interest and expenses (but generally excluding prepayment premiums, default interest or late charges unless the holder is the borrower or an affiliate of the borrower). Upon delivery of the 360 Rosemary Purchase Notice to the holders of the 360 Rosemary Senior Notes or 360 Rosemary Note B, such noteholders will be required to sell (and the 360 Rosemary Note C Subordinate Companion Loan Holder or 360 Rosemary Note B Subordinate Companion Loan Holder, respectively, will be required to purchase) the 360 Rosemary Senior Notes and the 360 Rosemary Note B (if the purchase if the 360 Rosemary Note C Subordinate Companion Loan Holder) at the defaulted mortgage loan purchase price, on a date (the “360 Rosemary Defaulted Note Purchase Date”) not less than 10 and not more than 60 days after the date of the 360 Rosemary Purchase Notice. The failure of the requesting purchaser to purchase the 360 Rosemary Senior Notes and the 360 Rosemary Note B (if such purchaser is the 360 Rosemary Note C Subordinate Companion Loan Holder) on the 360 Rosemary Defaulted Note Purchase Date will result in the termination of such right with respect to the event of default under 360 Rosemary Whole Loan or special servicing transfer event that gave rise to such right. The right of the 360 Rosemary Note B Subordinate Companion Loan Holder and 360 Rosemary Note C Subordinate Companion Loan Holder to purchase the 360 Rosemary Senior Notes and the 360 Rosemary Note B (in the case of the 360 Rosemary Note C Subordinate Companion Loan Holder) as described in this paragraph will automatically terminate upon a foreclosure sale, sale by power of sale or delivery of a deed in lieu of foreclosure with respect to the related Mortgaged Property. Notwithstanding the foregoing sentence, the 360 Rosemary Note A-1 Holder is required to give the 360 Rosemary Note B Subordinate Companion Loan Holder and the 360 Rosemary Note C Subordinate Companion Loan Holder 10 business days prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed in lieu of foreclosure with respect to the related Mortgaged Property. Notwithstanding the foregoing sentence, if title to the related Mortgaged Property is transferred to the 360 Rosemary Note A-1 Holder (or a designee on their behalf), in a manner commonly known as “the borrower turning over the keys” and not otherwise in connection with a consummation by the 360 Rosemary Note A-1 Holder of a foreclosure sale or sale by power of sale, less than 10 business days after the acceleration of the 360 Rosemary Whole Loan, the 360 Rosemary Note A-1 Holder will be required to notify the 360 Rosemary B Subordinate Companion Loan Holders and the 360 Rosemary Note C Subordinate Companion Loan Holders of such transfer and the 360 Rosemary Note B Subordinate Companion Holder and 360 Rosemary Note C Subordinate Companion Loan Holder will have a 30-day period from the date of such notice from the 360 Rosemary Note A-1 Holder to deliver the 360 Rosemary Purchase Notice to the 360 Rosemary Note A-1 Holder (and, if the 360 Rosemary Note C Subordinate Companion Loan Holder is delivering such 360 Rosemary Purchase Notice, to the 360 Rosemary Note B Subordinate Companion Loan Holder), in which case the 360 Rosemary B Subordinate Companion Loan Holders or the 360 Rosemary C Subordinate Companion Loan Holders, as applicable, will be obligated to purchase the related Mortgaged Property, in immediately available funds, within such 30-day period at the applicable purchase price.

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Sale of Defaulted Whole Loan

Pursuant to the terms of the 360 Rosemary Co-Lender Agreement and the BMO 2022-C1 PSA, if the 360 Rosemary Whole Loan becomes a defaulted loan, the special servicer of the 360 Rosemary Whole Loan may elect to sell the 360 Rosemary Mortgage Loan, the 360 Pari-Passu Companion Loans, the 360 Rosemary Note B Subordinate Companion Loan and the 360 Rosemary Note C Subordinate Companion Loan as a whole loan, subject to the rights of the applicable holders of the 360 Rosemary Notes under the BMO 2022-C1 PSA and the 360 Rosemary Co-Lender Agreement, as described above under “—Consultation and Control”, “—Cure Rights” and “—Purchase Option” above.

The 111 River Street Pari Passu-AB Whole Loan

General

The 111 River Street Mortgage Loan (3.1%) is part of a split loan structure comprised of six mortgage notes (the “111 River Street Notes”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The 111 River Street Whole Loan (as defined below), in the initial aggregate principal balance of $153,750,000, is evidenced by:

(i) two senior promissory notes designated as Note A-2, having a Cut-off Date Balance of $20,000,000 (the “111 River Street Note A-2”)) and Note A-5, having a Cut-off Date Balance of $2,000,000 (the “111 River Street Note A-5” and, together with the 111 River Street Note A-2 the “111 River Street Mortgage Loan”), evidencing the 111 River Street Mortgage Loan, that will be deposited into the Issuing Entity;

(ii) three senior promissory notes designated as Note A-1, having a Cut-off Date Balance of $37,500,000 (the “111 River Street Note A-1” or the “111 River Street Lead Securitization Note”), Note A-3, having a Cut-off Date Balance of $10,000,000 (the “111 River Street Note A-3”) and Note A-4, having a Cut-off Date balance of $8,000,000 (the “111 River Street Note A-4” and, together with the 111 River Street Note A-1 and the 111 River Street Note A-3, the “111 River Street Pari Passu Companion Loans” and, collectively with the 111 River Street Mortgage Loan the “111 River Street Senior Notes” or the “111 River Street A Notes”, and the holders of such 111 River Street Senior Notes, the “111 River Street Note A Holders” and each holder, a “111 River Street Note A Holder”), and

(iii) one promissory Note B with a principal balance as of the Cut-off Date of $76,250,000 (the “111 River Street Note B” or, the “111 River Street Subordinate Companion Loan”, and the holder of such 111 River Street Note B (the “111 River Street Note B Holder” or as the context may require, the “111 River Street Subordinate Companion Loan Holder”).

The 111 River Street Mortgage Loan, the 111 River Street Pari Passu Companion Loan and the 111 River Street Subordinate Companion Loan are collectively referred to in this prospectus as the 111 River Street Whole Loan (the “111 River Street Whole Loan”).

The rights of the issuing entity as the holder of the 111 River Street Mortgage Loan, the 111 River Street Pari Passu Companion Loan and the rights of the holder of the 111 River Street Subordinate Companion Loan are subject to a Co-Lender Agreement (the “111 River Street Co-Lender Agreement”). The following summaries describe certain provisions of the 111 River Street Co-Lender Agreement. The 111 River Street Co-Lender Agreement provides that to the extent that there is a conflict between the 111 River Street Co-Lender Agreement and the related servicing agreement (the “BMO 2022-C1 PSA”), the terms of the 111 River Street Co-Lender Agreement will govern.

Servicing

The 111 River Street Lead Securitization Note and 111 River Street Note B were securitized in the pooled securitization and the loan-specific securitization, respectively, relating to BMO 2022-C1 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2022-C1 (such securitizations or series, collectively,

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“BMO 2022-C1”). The 111 River Street Whole Loan is currently serviced pursuant to the terms of the BMO 2022-C1 PSA by KeyBank National Association, as servicer, and if necessary, as special servicer, in a manner described under “Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans” and the 111 River Street Co-Lender Agreement.

Distributions

The 111 River Street Co-Lender Agreement provides, in general, that (i) each 111 River Street Senior Note and the rights of the holder thereof to receive payments of interest, principal and other amounts with respect thereto are made on a pro rata and pari passu basis with each other 111 River Street Senior Note and (ii) the 111 River Street Subordinate Companion Loan and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto is at all times, junior, subject and subordinate to the 111 River Street Senior Notes and the right of the holders thereof to receive payments of interest, principal and other amounts with respect thereto, in each case to the extent described below.

Application of Payments

The 111 River Street Co-Lender Agreement sets forth the respective rights of the holders of The 111 River Street Mortgage Loan, the 111 River Street Par Passu Companion Loans and the 111 River Street Subordinate Companion Loan with respect to distributions of funds received in respect of the 111 River Street Whole Loan, and provides, in general, that after payment of (1) amounts for reserves or escrows required by the 111 River Street Whole Loan documents and (2) certain extraordinary trust fund expenses that are then due or payable to any party to the BMO 2022-C1 PSA with respect to the 111 River Street Whole Loan, payments and proceeds received with respect to the 111 River Street Whole Loan will generally be applied in the following order:

first, to each 111 River Street Note A Holder pro rata (based on their respective entitlements to interest) in an amount equal to the accrued and unpaid interest on their respective principal balances, at the applicable note interest rate (net of the servicing fee rate);

second, to the 111 River Street Subordinate Companion Loan Holder, in an amount equal to the accrued and unpaid interest on its respective principal balance, at the applicable note interest rate (net of the servicing fee rate);

third, to each 111 River Street Note A Holder, pro rata, based on the respective principal balances of the A Notes (i) if no 111 River Street Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the principal payments received, if any, until the principal balance for each A Note has been reduced to zero, and (ii) at any time that a 111 River Street Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for each A Note has been reduced to zero;

fourth, to the 111 River Street Trust Companion Loan Holder (i) if no 111 River Street Triggering Event of Default has occurred and is continuing, in an aggregate amount equal to the principal payments received, if any, until the principal balance for the B Note has been reduced to zero, and (ii) at any time that a 111 River Street Triggering Event of Default has occurred and is continuing, all remaining funds, if any, until the principal balance for the B Note has been reduced to zero;

fifth, if the proceeds of any foreclosure sale or any liquidation of the 111 River Street Whole Loan or the 111 River Street Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout of the 111 River Street Whole Loan (a “111 River Street Workout”), the aggregate principal balance of the 111 River Street Senior Notes has been reduced, such excess amount will be paid to each 111 River Street Note A Holder pro rata (based on their respective principal balances), in an aggregate amount up to the reduction, if any, of the respective principal balances as a result of such 111 River Street Workout, plus interest on such amount at the related note interest rate;

sixth, if the proceeds of any foreclosure sale or any liquidation of the 111 River Street Whole Loan or the 111 River Street Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fifth and, as a result of a 111 River Street Workout the aggregate principal balance of the 111 River Street Subordinate Companion Loan has been reduced, such excess amount will be paid to the 111 River Street Subordinate Companion Loan Holder, in an aggregate amount up to the reduction, if any, of the respective

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principal balances as a result of such 111 River Street Workout, plus interest on such amount at the related note interest rate;

seventh, to each 111 River Street Note A Holder pro rata (based on their respective entitlements) up to an amount equal to all prepayment fees allocated to the related 111 River Street Note A in accordance with the 111 River Street Whole Loan;

eighth, to the 111 River Street Subordinate Companion Loan Holder up to an amount equal to all prepayment fees allocated to the 111 River Street Note B in accordance with the 111 River Street Whole Loan;

ninth, to the extent assumption or transfer fees actually paid by the borrower are not required to be otherwise applied under the BMO 2022-C1 PSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate the servicer or special servicer, as applicable (in each case provided that such reimbursements or payments relate to the 111 River Street Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the 111 River Street Note A Holders, pro rata and the 111 River Street Subordinate Companion Loan Holder, pro rata in accordance with the 111 River Street Note A Percentage Interest and the 111 River Street Note B Percentage Interest, respectively, with the amount distributed to the 111 River Street Note A Holders to be allocated among each 111 River Street Note A Holder pro rata based on their respective principal balances;

tenth, if any excess amount is available to be distributed in respect of the 111 River Street Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through ninth, any remaining amount will be paid pro rata to the 111 River Street Note A Holders and the 111 River Street Subordinate Companion Loan Holder in accordance with the initial 111 River Street Note A Percentage Interest and the initial 111 River Street Note B Percentage Interest, respectively, with the amount distributed to the 111 River Street Note A Holders to be allocated among each 111 River Street Note A Holder pro rata based on their respective principal balances.

“111 River Street Note A Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the sum of the principal balances of the 111 River Street Senior Notes, and the denominator of which is the sum of the principal balances of the 111 River Street Senior Notes and the principal balance of the 111 River Street Subordinate Companion Loan.

“111 River Street Note A Rate” means 3.28000%.

“111 River Street Note A-1 Holder” or “111 River Street Lead Securitization Noteholder” means the holder of 111 River Street Note A-1.

“111 River Street Note B Percentage Interest” means a fraction, expressed as a percentage, the numerator of which is the principal balance of the 111 River Street Note B, and the denominator of which is the sum of the principal balances of the 111 River Street Senior Notes and the principal balance of the 111 River Street Subordinate Companion Loan.

“111 River Street Note B Rate” means 3.28000%.

“111 River Street Note B Holder” means the holder of 111 River Street Note B.

“111 River Street Triggering Event of Default” means (i) any event of default with respect to an obligation of the borrower to pay money due under the 111 River Street Whole Loan or (ii) any non-monetary event of default as a result of which the 111 River Street Whole Loan becomes a specially serviced mortgage loan (which, for clarification, does not include any imminent event of default).

All expenses and losses relating to the 111 River Street Whole Loan and the 111 River Street Mortgaged Property, including without limitation losses of principal and interest, property advances, advance interest amounts, special servicing fees, liquidation fees and workout fees, appraisal reduction amounts and certain other trust expenses, will be allocated in reverse sequential order. Any realized losses (including reductions by a bankruptcy court) applied to reduce the principal balance of the 111 River Street Whole Loan will be reimbursed in sequential order after all amounts of interest and principal have otherwise been paid in full on all the notes comprising the 111 River Street Whole Loan.

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Consultation and Control

Pursuant to The 111 River Street Co-Lender Agreement, the controlling holder with respect to the 111 River Street Whole Loan (the “111 River Street Controlling Noteholder”), as of any date of determination, will be the holder of the 111 River Street Subordinate Companion Loan, unless a 111 River Street Control Appraisal Period has occurred and is continuing or if a 111 River Street Control Appraisal Period has occurred and is continuing, the holder of 111 River Street Note A-1; provided, however, that at any time the 111 River Street Note A-1 Holder is the 111 River Street Controlling Noteholder and the 111 River Street Note A-1 is included in the issuing entity for the BMO 2022-C1 PSA, references to the “111 River Street Controlling Noteholder” will mean the controlling class certificateholder (or its representative) for the BMO 2022-C1 pooled securitization or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the 111 River Street Co-Lender Agreement, as and to the extent provided in the BMO 2022-C1 PSA, provided, further, that at any time the 111 River Street Note B Holder is the 111 River Street Controlling Noteholder and the 111 River Street Note B is included in the issuing entity for the BMO 2022-C1 PSA, references to the “111 River Street Controlling Noteholder” will mean the 111 River Street controlling class certificateholder (or its representative) for the BMO 2022-1 loan-specific securitization or any other party assigned the rights to exercise the rights of the “Controlling Noteholder” under the 111 River Street Co-Lender Agreement, as and to the extent provided in the BMO 2022-C1 PSA, and, provided, further, that, if the holder of the 111 River Street Subordinate Companion Loan would be the 111 River Street Controlling Noteholder pursuant to the terms the 111 River Street Co-Lender Agreement, but any interest in the 111 River Street Subordinate Companion Loan is held by a related 111 River Street Borrower Party, or a related 111 River Street Borrower Party would otherwise be entitled to exercise the rights of the 111 River Street Controlling Noteholder (or its representative), a 111 River Street Control Appraisal Period will be deemed to have occurred.

A “111 River Street Control Appraisal Period” will exist with respect to the 111 River Street Whole Loan, if and for so long as (a)(1) the initial principal balance of the 111 River Street Subordinate Companion Loan minus (2) the sum (without duplication) of (x) any payments of principal allocated to, and received on, the 111 River Street Subordinate Companion Loan, (y) any appraisal reductions for the 111 River Street Whole Loan that are allocated to such the 111 River Street Subordinate Companion Loan and (z) any losses realized with respect to the related Mortgaged Property or the 111 River Street Whole Loan that are allocated to the 111 River Street Subordinate Companion Loan, is less than (b) 25% of the remainder of the (i) initial principal balance of the 111 River Street Subordinate Companion Loan less (ii) any payments of principal allocated to, and received, by the holder of the 111 River Street Subordinate Companion Loan.

Notwithstanding the foregoing, in the event that 111 River Street Subordinate Companion Loan is included in the issuing entity for BMO 2022-C1, the loan-specific controlling class representative for the certificates backed by the 111 River Street Subordinate Companion Loan will have the right to post cash or a letter of credit to all or some portion of an Appraisal Reduction Amount in accordance with the terms of the BMO 2022-C1 PSA to avoid the 111 River Street Control Appraisal Period from occurring.

“111 River Street Borrower Party” means, individually or collectively, as the context may require, (i) the borrower, any sponsor of the Borrower, any borrower under a related mezzanine loan, any guarantor under the 111 River Street Whole Loan or a related mezzanine loan, any operating lessee or property manager of the Property, or any of their respective managers, servicers, agents or affiliates, (ii) a 111 River Street Restricted Holder, (iii) any person controlling or controlled by or under common control with the Borrower, any sponsor of the borrower, any borrower under a related mezzanine loan, any guarantor under the 111 River Street Whole Loan or a related mezzanine loan, any operating lessee or property manager of the related Mortgaged Property, or a 111 River Street Restricted Holder, as applicable, or (iv) any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of any interest in the borrower, any sponsor of the borrower, any borrower under a related mezzanine loan, any guarantor under the 111 River Street Whole Loan or a related mezzanine loan, any operating lessee or property manager of the related Mortgaged Property, or a 111 River Street Restricted Holder (other than any shareholder, partner, member or owner owning less than a 10% non-controlling direct or indirect legal or beneficial interest in any of the foregoing). For the purposes of this definition, “control” when used with respect to any specific person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“111 River Street Restricted Holder” means any holder of a related mezzanine loan (or any affiliate, manager or agent thereof) or an owner of any interest in any related mezzanine loan (whether legally, beneficially or

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otherwise, including as a holder of a note evidencing a related mezzanine loan, a holder of a participation interest in a related mezzanine loan or a beneficial owner of any interest in a related mezzanine loan or any securities collateralized by a related mezzanine loan) (a) as to which an event of default has occurred under such mezzanine loan giving rise to an automatic acceleration of such mezzanine loan or the right of the lender thereunder to accelerate such mezzanine loan or (b) as to which foreclosure proceedings against the related collateral have been initiated.

Pursuant to the 111 River Street Co-Lender Agreement, if any consent, modification, amendment or waiver under or other action in respect of the 111 River Street Whole Loan (whether or not a servicing transfer event has occurred and is continuing) that would constitute a 111 River Street Major Decision, the servicer will be required to provide the 111 River Street Controlling Noteholder (or its representative) with at least 10 business days (or, in the case of a determination of an acceptable insurance default, 20 days) prior notice requesting consent to the requested 111 River Street Major Decision. The servicer or the special servicer, as applicable, is not permitted to take any action with respect to such 111 River Street Major Decision (or make a determination not to take action with respect to such 111 River Street Major Decision), unless and until the special servicer receives the written consent of the 111 River Street Controlling Noteholder (or its representative) before implementing a decision with respect to such 111 River Street Major Decision; provided that the provisions of the BMO 2022-C1 PSA will govern the consent and consultation rights of the 111 River Street Co-Lender Agreement.

Notwithstanding the foregoing, the 111 River Street Lead Securitization Noteholder (or any servicer acting on its behalf) will not be permitted to follow any advice or consultation provided by the 111 River Street Controlling Noteholder (or its representative) that would require or cause the 111 River Street Lead Securitization Noteholder (or any servicer acting on its behalf) to violate any applicable law, including the REMIC Regulations, be inconsistent with the servicing standard, require or cause the 111 River Street Lead Securitization Noteholder (or any servicer acting on its behalf) to violate provisions of the 111 River Street Co-Lender Agreement or the BMO 2022-C1 PSA, require or cause the 111 River Street Lead Securitization Noteholder (or any servicer acting on its behalf) to violate the terms of the 111 River Street Whole Loan, or materially expand the scope of the 111 River Street Lead Securitization Noteholder’s (or any servicer acting on its behalf) responsibilities under the 111 River Street Co-Lender Agreement or the BMO 2022-C1 PSA.

The special servicer will be required to (A) provide copies to any 111 River Street Non-Controlling Noteholder of any notice, information and report that is required to be provided to the 111 River Street Controlling Noteholder or its representative pursuant to the BMO 2022-C1 PSA with respect to any 111 River Street Major Decisions, or the implementation of any recommended actions outlined in an asset status report, within the same time frame for such notice, information and report is required to be provided to the 111 River Street Controlling Noteholder, and (B) consult with each The 111 River Street Non-Controlling Noteholders on a strictly non-binding basis, to the extent having received such notices, information and reports, any The 111 River Street Non-Controlling Noteholders request consultation with respect to any such 111 River Street Major Decisions or the implementation of any recommended actions outlined in an asset status report, and consider alternative actions recommended by such 111 River Street Non-Controlling Noteholder; provided that after the expiration of a period of 10 business days from the delivery to any 111 River Street Non-Controlling Noteholder by the special servicer of written notice of a proposed action, together with copies of the notice, information and reports, the Special Servicer will no longer be obligated to consult with such 111 River Street Non-Controlling Noteholder, whether or not such 111 River Street Non-Controlling Noteholder has responded within such 10 Business Day period.

“111 River Street Non-Controlling Noteholder” means each holder of any 111 River Street Non-Controlling Note; provided that, if at any time a 111 River Street Non-Controlling Note is held by (or, at any time a 111 River Street Non-Controlling Note is included in a securitization, the related 111 River Street Non-Lead Securitization Subordinate Class Representative is) a 111 River Street Borrower Party, no person will be entitled to exercise the rights of such non-controlling noteholder with respect to such non-controlling note.

“111 River Street Non-Controlling Note” means any 111 River Street Note other than the 111 River Street Controlling Note.

“111 River Street Non-Lead Securitization Subordinate Class Representative” means the holders of the majority of the class of securities issued in a non-lead securitization of a 111 River Street Non-Lead Note designated as the “controlling class” pursuant to the related non-lead pooling and servicing agreement or their duly appointed representative; provided that if 50% or more of the class of securities issued in any such non-lead securitization

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designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the “Controlling Noteholder” or a “Non-Controlling Noteholder” is held by a 111 River Street Borrower Party, no person will be entitled to exercise the rights of the related 111 River Street Non-Lead Securitization Subordinate Class Representative.

The 111 River Street Whole Loan holders acknowledged that the BMO 2022-C1 PSA may contain certain provisions that give the operating advisor certain non-binding consultation rights with respect to 111 River Street Major Decisions related to compliance with the risk retention rules applicable to this transaction.

“111 River Street Major Decision” means a major decision under the BMO 2022-C1 PSA or any one or more analogous terms in the BMO 2022-C1 PSA.

The 111 River Street Subordinate Companion Loan Holder is entitled to avoid a 111 River Street Control Appraisal Period caused by application of an Appraisal Reduction Amount upon the satisfaction of certain conditions (within 30 days of the servicer’s or special servicer’s, as applicable, receipt of a third party appraisal that indicates such 111 River Street Control Appraisal Period has occurred), including delivery to the servicer or the special servicer, as applicable, of additional collateral in the form of either (x) cash or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution(s) that meets the rating requirements as described in the 111 River Street Co-Lender Agreement, in each case, in an amount which, when added to the appraised value of the 111 River Street Mortgaged Property as determined pursuant to the BMO 2022-C1 PSA, would cause the applicable 111 River Street Control Appraisal Period not to occur.

Under the 111 River Street Co-Lender Agreement, the holder of each 111 River Street Note that is not the 111 River Street Lead Note (a “111 River Street Non-Lead Note”) acknowledged the right and obligation of the 111 River Street Lead Noteholder to sell each 111 River Street Non-Lead Note together with the 111 River Street Lead Securitization Note as notes evidencing one whole loan in accordance with the terms of the BMO 2022-C1 PSA without the consent of any holder of such 111 River Street Non-Lead Note (subject to the obligation of the special servicer to provide notice and information to such holder in accordance with the terms of the 111 River Street Co-Lender Agreement, which are substantially similar to those provisions of the Pooling and Servicing Agreement relating to the sale of a Serviced Whole Loan by the Special Servicer). In connection with any sale of the 111 River Street Whole Loan that has become a defaulted loan, the special servicer will be required to sell each 111 River Street Non-Lead Note together with the 111 River Street Lead Securitization Note in the manner set forth in the BMO 2022-C1 PSA and will be required to require that all offers be submitted to the related trustee in writing and be accompanied by a refundable deposit of cash in an amount equal to 5% of the offer amount (subject to a cap of $2,500,000).

Subject to the terms of the BMO 2022-C1 PSA, each of the 111 River Street Controlling Noteholder, the controlling class representative for the BMO 2022-C1 pooled securitization, any the BMO 2022-C1 PSA loan-specific controlling class representative, any other holder of any 111 River Street Non-Lead Note (or any controlling class representative or directing holder on its behalf under the pooling and servicing agreement for the securitization of a 111 River Street Non-Lead Note) will be permitted to bid at any sale of the 111 River Street Non-Lead Securitization Note unless such person is a 111 River Street Borrower Party.

Sale of Defaulted Whole Loan

Pursuant to the terms of the 111 River Street Co-Lender Agreement and the BMO 2022-C1 PSA, if the 111 River Street Whole Loan becomes a defaulted loan, and if the special servicer determines to sell the 111 River Street Mortgage Loan in accordance with the BMO 2021-C1 PSA, then the special servicer may elect to sell the 111 River Street Whole Loan subject to the rights of the applicable holders of the 111 River Street Notes under the BMO 2022-C1 PSA and the 111 River Street Co-Lender Agreement, as described above under “—Consultation and Control”.

Additional Mortgage Loan Information

Each of the tables presented in Annex B and Annex C to this prospectus sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A to this prospectus. For certain additional information regarding the 15 largest Mortgage Loans (considering any Crossed

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Group as a single Mortgage Loan) in the pool of Mortgage Loans, see “Significant Loan Summaries” in Annex B to this prospectus.

The description in this prospectus, including Annex A, B and C, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the Depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A current report on Form 8-K (“Form 8-K”) will be available to purchasers of the Offered Certificates and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the Pooling and Servicing Agreement, with the Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the Depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

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Transaction Parties

The Sponsors and the Mortgage Loan Sellers

Bank of Montreal, KeyBank National Association, German American Capital Corporation, UBS AG, Citi Real Estate Funding Inc. and Starwood Mortgage Capital LLC, are the sponsors of this securitization transaction (and, accordingly, are referred to as the “Sponsors”.

Bank of Montreal

General

Bank of Montreal (“BMO”) started its business in Montreal in 1817 and was incorporated in 1821 by an Act of Lower Canada as the first Canadian chartered bank. Since 1871, BMO has been a chartered bank under the Bank Act (Canada) (the “Bank Act”), and is named in Schedule I of the Bank Act. The Bank Act is the charter of BMO and governs its operations. BMO is a registered bank holding company and is a financial holding company under the United States Bank Holding Company Act of 1956. BMO’s head office is located at 129 rue Saint Jacques, Montreal, Quebec, H2Y 1L6. Its executive offices are located at 100 King Street West, 1 First Canadian Place, Toronto, Ontario, M5X 1A1. BMO offers a broad range of products and services directly and through Canadian and non-Canadian subsidiaries, offices, and branches. BMO has bank branches in Canada and the United States and operates internationally in major financial markets and trading areas through its offices in other jurisdictions, including the United States.

BMO originated or co-originated all of the Mortgage Loans that it is contributing to this securitization (the “BMO Mortgage Loans”), and funded the BMO Mortgage Loans through its Chicago branch. BMO originates, and may purchase from other lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions. Since 1984, BMO’s Chicago branch has been registered as a United States branch of the Bank of Montreal with the Illinois Department of Financial and Professional Regulation and, accordingly, is regulated by the Chicago Federal Reserve under the United States International Banking Act. BMO’s Chicago branch maintains its principal office at 111 West Monroe Street, Chicago, Illinois 60603.

In addition to CMBS, BMO has been engaged in the securitization of other asset classes, including auto leases and/or auto loans, consumer installment loans, credit card receivables, student loans, and residential mortgages, among others.

BMO is an affiliate of BMO Commercial Mortgage Securities LLC, the Depositor, and BMO Capital Markets Corp., one of the underwriters, each of which is a wholly-owned subsidiary of BMO Financial Corp. (“BMO Financial”). BMO Financial is a wholly-owned subsidiary of BMO. As a financial holding company, BMO Financial is subject to the supervision of the Federal Reserve Board. BMO Financial and its subsidiaries provide retail and commercial financial products and services through more than 500 banking offices located throughout the United States. BMO Financial is required to file with the Federal Reserve Board reports and other information regarding its business operations and business operations of its subsidiaries.

BMO’s Commercial Mortgage Origination and Securitization Program

BMO, directly or through correspondents or affiliates, originates or co-originates multifamily and commercial mortgage loans throughout the United States. Although BMO did not originate multifamily and commercial mortgage loans prior to 2021, BMO is an affiliate of BMO Harris Bank, N.A. (“BMO Harris”), which has been engaged in the origination of multifamily and commercial mortgage for over ten years. In addition, since 2019, BMO Harris has originated or co-originated several large commercial mortgage loans that were contributed to single asset single borrower (SASB) securitizations, and BMO Harris acted as loan seller and sponsor in such securitizations. Many BMO staff – such as members of the BMO Credit and Corporate Banking teams – provide services on an enterprise level, including to both BMO Harris and BMO. Further, BMO’s securitization financing guidelines, underwriting guidelines, and credit approval process are substantially similar to those utilized for other securitization programs within the BMO enterprise.

The total amount of loans securitized by BMO from December 17, 2019 through December 31, 2021 is approximately $2.5 billion.

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In addition, in the normal course of its business, BMO may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by BMO.

The multifamily and commercial mortgage loans originated, co-originated or acquired by BMO include both fixed rate and floating-rate loans and both smaller “conduit” loans and large loans.

In connection with the commercial mortgage securitization transactions in which it participates, BMO generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

BMO will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

BMO generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally BMO and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the BMO Mortgage Loans

General. In connection with the preparation of this prospectus, BMO conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the BMO Mortgage Loans. No sampling procedures were used in the review process.

Database. First, BMO created a database of information (the “BMO Securitization Database”) obtained in connection with the origination of the BMO Mortgage Loans, including:

●	certain information from the BMO Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by BMO’s deal team for each of the BMO Mortgage Loans during the underwriting process.

BMO also included in the BMO Securitization Database certain updates to such information received by BMO’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of BMO’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any BMO Mortgage Loan.

Using the information in the BMO Securitization Database, BMO created a Microsoft Excel file (the “BMO Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the BMO Mortgage Loans. With respect to the Bell Works Mortgage Loan (4.2%), which was co-originated by CREFI, BMO and Barclays Capital Real Estate Inc., portions of which are

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being sold by CREFI and BMO, the CREFI Data File was used to provide the numerical information regarding the Mortgage Loan in this prospectus.

Data Comparison and Recalculation. BMO (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by BMO, relating to information in this prospectus regarding the BMO Mortgage Loans. These procedures included:

●	comparing the information in the BMO Data File against various source documents provided by BMO that are described above under “—Database”;
●	comparing numerical information regarding the BMO Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the BMO Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the BMO Mortgage Loans disclosed in this prospectus.

Legal Review. BMO also reviewed and responded to a due diligence questionnaire (a “Due Diligence Questionnaire”) relating to the BMO Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the BMO Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the BMO Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt.

BMO also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. BMO compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each BMO Mortgage Loan originated by BMO or one of its affiliates, BMO prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each BMO Mortgage Loan, if any, purchased by BMO or its affiliates from a third-party originator of such Mortgage Loan, BMO reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such BMO Mortgage Loan to BMO or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related mortgaged property provided by the originator of such BMO Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between BMO or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of BMO or its affiliates. The rights, if any, that BMO or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders, the Uncertificated VRR Interest Owner or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described

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under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, BMO, as Mortgage Loan Seller, with respect to the BMO Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders, the Uncertificated VRR Interest Owner and the Trustee for any uncured material breach of any BMO’s representations and warranties regarding the BMO Mortgage Loans, including any BMO Mortgage Loan that is purchased by BMO or its affiliates from a third party originator.

In addition, with respect to each BMO Mortgage Loan, BMO reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, BMO requested the borrowers under the BMO Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if BMO became aware of a significant natural disaster in the vicinity of a mortgaged property relating to a BMO Mortgage Loan, BMO requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, BMO prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the BMO Mortgage Loans included in the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, and the abbreviated loan summaries for those of the BMO Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in the “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, BMO found and concluded with reasonable assurance that the disclosure regarding the BMO Mortgage Loans in this prospectus is accurate in all material respects. BMO also found and concluded with reasonable assurance that the BMO Mortgage Loans were originated in accordance with BMO’s origination procedures and underwriting guidelines, except for any material deviations described under “—Exceptions to Underwriting Guidelines” below. BMO attributes to itself all findings and conclusions resulting from the foregoing review procedures.

BMO’s Underwriting Guidelines and Processes

General. BMO’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the origination procedures and underwriting guidelines described below. However, variations from these origination procedures and underwriting guidelines may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by BMO. Therefore, this general description of BMO’s origination procedures and underwriting guidelines is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all procedures and guidelines set forth below.

Process. The credit underwriting process for each of the BMO Mortgage Loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of BMO or an affiliate thereof. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

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A member of BMO’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

BMO’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with BMO’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure in a manner to mitigate risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit approval package is prepared to summarize all of the above referenced information.

Credit Approval. As part of the mortgage loan approval process, all commercial mortgage loans must be presented to one or more senior real estate professionals (which may consist of the group head, the securitization finance head, and/or representatives from underwriting, securitization, capital markets or closing) for review. After a review of the credit package and/or term sheet and a discussion of the loan, the designated reviewer(s) may approve the loan as recommended or request additional due diligence or loan structure, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. BMO’s underwriting guidelines generally require a minimum debt service coverage ratio (DSCR) of 1.20x and a maximum loan-to-value ratio (LTV) of 80%. However these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and BMO’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless BMO determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned DSCR and LTV parameters.

Amortization Requirements. While BMO’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and DSCR set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool”.

Escrow Requirements. BMO may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, BMO may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of BMO’s commercial mortgage loans.

Generally, subject to the discussion in the prior paragraph, BMO requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain
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circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord for real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or the sponsor is a high net-worth individual, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (iii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iv) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the BMO Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and BMO or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Mortgage Loan representation and warranty set forth in paragraph (7) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Insurance. BMO requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Mortgage Loan

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representations and warranties in paragraphs (16) and (17) on Annex E-1A to this prospectus without any exceptions that BMO deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the BMO Mortgage Loans, BMO generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal. BMO obtains an appraisal meeting the requirements described in the Mortgage Loan representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that BMO deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report. BMO generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by BMO. BMO or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, BMO generally requires that the condition be addressed in a manner that complies with the Mortgage Loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that BMO deems material.

Property Condition Report. BMO generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by BMO. BMO or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, BMO often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all BMO’s mortgage loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with BMO, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Underwriting Guidelines.

One or more of the BMO Mortgage Loans may vary from the specific BMO underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the BMO Mortgage Loans, BMO may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the BMO Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

BMO most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 11, 2022. BMO’s Central Index Key is 0000927971. As of March 31, 2022, BMO had no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

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Retained Interests in This Securitization

Neither BMO nor any of its affiliates will retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that BMO intends to retain approximately $17,866,335 in the form of the Uncertificated VRR Interest (i.e., the BMO VRR Interest Portion) as described under “Credit Risk Retention” in this prospectus. However, BMO and/or its affiliates may own in the future certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time. BMO will be required to retain the BMO VRR Interest Portion as and to the extent described under “Credit Risk Retention” in this prospectus.

KeyBank National Association

General

KeyBank National Association (“KeyBank”) is a national banking association and wholly-owned bank subsidiary of KeyCorp (NYSE: KEY), an Ohio corporation. KeyBank is the originator or co-originator of all of the Mortgage Loans that KeyBank is contributing to this securitization, representing approximately 29.5% of the Initial Pool Balance. The principal office of KeyBank is located at Key Tower, 127 Public Square, Cleveland, Ohio 44114, and its telephone number is (216) 689-6300. KeyBank offers a wide range of consumer and commercial banking services to its customers, including commercial real estate financing, throughout the United States. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency.

In 2021, KeyBank’s Real Estate Capital Group originated a total of $21.8 billion in permanent, bridge, development and construction commercial mortgage loans from 27 offices nationwide. Of this total, $11.8 billion commercial mortgage loans were originated for sale through CMBS transactions, acquisition by Fannie Mae or Freddie Mac, sale of Ginnie Mae certificates to third party investors, or arranged financing for life insurance companies and pension funds.

KeyBank’s Securitization Program

KeyBank underwrites and originates mortgage loans secured by commercial or multifamily properties and, together with other sponsors and loan sellers, participates in securitization transactions by transferring the mortgage loans to an unaffiliated third party acting as depositor, which then transfers the mortgage loans to the issuing entity.

KeyBank has been engaged in originating commercial and multifamily mortgage loans for inclusion in CMBS transactions since 2000. As of March 31, 2022, KeyBank had originated approximately $20.729 billion of commercial mortgage loans that have been securitized in 104 securitized transactions. KeyBank’s commercial mortgage loans that are originated for sale into a CMBS transaction (or through a sale of whole loan interests to third party investors) are generally fixed-rate and secured by retail, office, multifamily, industrial, self storage, manufactured housing, and hospitality properties. KeyBank also originates other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to the origination of commercial and multifamily mortgage loans, KeyBank acts as the primary servicer of many of KeyBank’s commercial and multifamily mortgage loans that are securitized. KeyBank provides interim, primary, master and special servicing for institutional clients and commercial and multifamily securitized products, including CMBS transactions in which KeyBank has sold commercial mortgage loans.

Review of KeyBank Mortgage Loans

Overview. KeyBank has conducted a review of the mortgage loans (the “KeyBank Mortgage Loans”) it is contributing in the securitization described in this prospectus. The review of the KeyBank Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of KeyBank or one or more of its affiliates (the “KeyBank Review Team”). The review procedures described below were employed with respect to all of the KeyBank Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the KeyBank Review Team created a database of loan-level and property-level information relating to each KeyBank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports,

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property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the KeyBank Review Team during the underwriting process. After origination of each KeyBank Mortgage Loan, the KeyBank Review Team updated the information in the database with respect to such KeyBank Mortgage Loan based on applicable information from KeyBank, as servicer of the KeyBank Mortgage Loans, relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the KeyBank Review Team.

A data tape (the “KeyBank Data Tape”) containing detailed information regarding each KeyBank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The KeyBank Data Tape was used to provide the numerical information regarding the KeyBank Mortgage Loans in this prospectus.

Data Comparison and Recalculation. KeyBank engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by KeyBank, relating to information in this prospectus regarding the KeyBank Mortgage Loans. These procedures included:

●	comparing the information in the KeyBank Data Tape against various source documents provided by KeyBank that are described in “—Database” above;
●	comparing numerical information regarding the KeyBank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the KeyBank Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the KeyBank Mortgage Loans disclosed in this prospectus.

Legal Review. KeyBank engaged legal counsel in connection with this securitization to provide, among other things, (i) a review of the representations and warranties and exception reports relating to the KeyBank Mortgage Loans prepared by origination counsel, (ii) a review and assistance in the completion by the KeyBank Review Team of a due diligence questionnaire relating to the KeyBank Mortgage Loans, and (iii) a review of certain loan documents with respect to the KeyBank Mortgage Loans. Securitization counsel also reviewed the property release provisions, if any, for each KeyBank mortgage loan with multiple Mortgaged Properties for compliance with the Treasury Regulations.

Counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in this prospectus, based on their review of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any material pending litigation of which KeyBank was aware at the origination of any KeyBank Mortgage Loan, KeyBank requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If KeyBank became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a KeyBank Mortgage Loan, KeyBank obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The KeyBank Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the KeyBank Mortgage Loans to determine whether any KeyBank Mortgage Loan materially deviated from the underwriting guidelines set forth in “—KeyBank’s Underwriting Guidelines and Process” below. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, KeyBank determined that the disclosure regarding the KeyBank Mortgage Loans in this prospectus is accurate in all material respects. KeyBank also determined that the KeyBank Mortgage Loans were originated in accordance with KeyBank’s origination procedures and underwriting criteria, except as described in “—Exceptions” below. KeyBank attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. KeyBank will perform a review of any KeyBank mortgage loan that it elects to substitute for a KeyBank mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. KeyBank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm

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it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “KeyBank Qualification Criteria”). KeyBank may engage a third party accounting firm to compare the KeyBank Qualification Criteria against the underlying source documentation to verify the accuracy of the review by KeyBank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by KeyBank to render any tax opinion required in connection with the substitution.

KeyBank’s Underwriting Guidelines and Process

General. KeyBank has developed guidelines establishing certain procedures with respect to underwriting the KeyBank Mortgage Loans. All of the KeyBank Mortgage Loans were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by KeyBank at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The KeyBank Mortgage Loans to be included in the trust were originated by KeyBank generally in accordance with the CMBS program of KeyBank. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “—Exceptions” below.

Notwithstanding the discussion below, given the differences between individual commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, and/or performance history. However, except as described in the exceptions to the underwriting guidelines (see “—Exceptions” below), the underwriting of the KeyBank Mortgage Loan will conform to the general guidelines described below.

Property Analysis. KeyBank performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, and other applicable demand drivers. KeyBank assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, KeyBank evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. KeyBank reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio.

Evaluation of the Borrower. KeyBank evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include a review of anti-money laundering or OFAC checks, obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities.

Loan Approval. All mortgage loans originated by KeyBank must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms, or decline a prospective mortgage loan transaction.

Debt Service Coverage Ratio and LTV Ratio. KeyBank’s underwriting includes a calculation of debt service coverage ratio and loan-to-value ratio in connection with the origination of each mortgage loan.

Generally, the debt service coverage ratios for KeyBank mortgage loans will be equal to or greater than 1.30x; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan (including amortization), the related mortgaged property (including tenant composition), loan-to-value ratio, reserves, borrower or other factors.

Generally, the loan-to-value ratio for KeyBank mortgage loans will be equal to or less than 75%; provided, however, variances may be made when consideration is given to circumstances particular to the mortgage loan

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(including amortization), the related mortgaged property (including tenant composition), debt service coverage ratio, reserves, sponsorship or other factors.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, KeyBank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that KeyBank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

Appraisals. KeyBank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state certified appraiser, an appraiser belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, KeyBank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal.

Environmental Assessments. KeyBank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, KeyBank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, KeyBank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. An environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. In some instances, KeyBank will engage an independent third party to review an environmental assessment and provide a summary of its findings. Depending on the findings of the initial environmental assessment, KeyBank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, KeyBank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, KeyBank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. A seismic report is required for all Mortgaged Properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, KeyBank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Escrow Requirements. KeyBank may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, KeyBank may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by KeyBank. The typical required escrows for mortgage loans originated by KeyBank are as follows:

●	Taxes - Typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. KeyBank may waive this
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escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).

●	Insurance - If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade tenant is responsible for paying all insurance premiums, or (iv) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Replacement Reserves - Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. KeyBank relies on information provided by an independent engineer to make this determination. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade tenant is responsible for replacements under the terms of its lease, (ii) where there is institutional sponsorship or a high net worth individual, or (iii) where there is a low loan-to-value ratio (i.e., 65% or less).
●	Completion Repair/Environmental Remediation - Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, KeyBank generally requires that at least 100% - 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade party has agreed to take responsibility, and pay, for any required repair or remediation or (iii) recommended costs do not exceed $50,000.
●	Tenant Improvement/Lease Commissions - In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at origination of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. KeyBank may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the mortgaged property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated or (v) where there is a low loan-to-value ratio (i.e., 65% or less).

Exceptions

None of the KeyBank Mortgage Loans were originated with any material exceptions from KeyBank’s underwriting guidelines described above.

Compliance with Rule 15Ga-1 under the Exchange Act

KeyBank has filed its most recent Rule 15Ga-1 filing on February 2, 2022 and had no demand, repurchase, or replacement claims to report for the annual reporting period ending December 31, 2021 as a sponsor of commercial mortgage loan securitizations. KeyBank’s Central Index Key is 0001089877. With respect to the period from and including October 1, 2015 to and including December 31, 2021, KeyBank does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

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Retained Interests in This Securitization

Neither KeyBank nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that KeyBank intends to retain approximately $7,479,669 initial Certificate Balance of the Class VRR Certificates (i.e., the KeyBank VRR Interest Portion) as described under “Credit Risk Retention” in this prospectus. However, KeyBank or its affiliates may from time to time after the initial sale of the certificates to investors on the Closing Date, acquire additional Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such Certificates (other than the KeyBank VRR Interest Portion) at any time.

The information set forth under “—KeyBank National Association” has been provided by KeyBank.

Starwood Mortgage Capital LLC

General

Starwood Mortgage Capital LLC (“SMC” and, together with its subsidiaries, “Starwood”) is a sponsor of certain mortgage loans into this securitization. The Mortgage Loans to be contributed to this securitization by SMC are referred to herein as the “SMC Mortgage Loans”. Starwood was formed to invest in commercial real estate debt. The executive offices of Starwood are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139. Starwood also maintains offices in Charlotte, North Carolina, Manhattan Beach, California and New York, New York.

SMC is an affiliate of (i) LNR Partners LLC, the entity which is anticipated to be the special servicer under the BBCMS 2022-C16 pooling and servicing agreement, which is expected to govern the servicing of the Phoenix Industrial Portfolio VIII Whole Loan and (ii) Starwood Mortgage Funding II LLC, the initial holder of certain of the Yorkshire & Lexington Towers Companion Loans (until the closing of the BBCMS 2022-C16 securitization transaction).

Pursuant to interim custodial agreements between Computershare and SMC, Computershare acts as interim custodian with respect to all of the SMC Mortgage Loans (4.7%).

SMC’s Securitization Program

This is the 105th commercial mortgage securitization to which Starwood is contributing loans. Certain key members of the senior management team of SMC were senior officers at Donaldson, Lufkin & Jenrette, Deutsche Bank Mortgage Capital, LLC, Wachovia Bank, National Association and Banc of America Securities. These members of the senior management team have been active in the commercial mortgage securitization business since 1992, and have been directly and/or indirectly responsible for the origination and/or securitization of several billion dollars of loans. Starwood securitized approximately $15.69 billion of commercial loans in its prior securitizations.

Starwood originates commercial mortgage loans that are secured by retail shopping centers, office buildings, multifamily apartment complexes, hotels, mixed use, self storage and industrial properties located in North America. Starwood’s securitization program generally provides fixed rate mortgage loans having maturities between five (5) and ten (10) years. Additionally, Starwood may from time to time provide bridge/transitional loans, mezzanine/subordinate loans and preferred equity structures.

For a description of certain affiliations, relationships and related transactions between SMC and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest” and “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of SMC Mortgage Loans

Overview. SMC has conducted a review of the SMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the SMC Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Starwood or one or more of its affiliates (the “Starwood

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Review Team”). The review procedures described below were employed with respect to all of the SMC Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Starwood Review Team created a database of loan-level and property-level information relating to each SMC Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Starwood Review Team during the underwriting process. After origination of each SMC Mortgage Loan, the Starwood Review Team updated the information in the database with respect to such SMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Starwood Review Team.

A data tape (the “SMC Data Tape”) containing detailed information regarding each SMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The SMC Data Tape was used to provide the numerical information regarding the SMC Mortgage Loans in this prospectus.

With respect to the Yorkshire & Lexington Towers Mortgage Loan (9.9%), which was co-originated by BMO, CREFI and SMC, portions of which are being sold by BMO, CREFI and SMC, the BMO Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. SMC engaged a third-party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by SMC, relating to information in this prospectus regarding the SMC Mortgage Loans.

These procedures included:

●	comparing the information in the SMC Data Tape against various source documents provided by SMC that are described above under “—Database”;
●	comparing numerical information regarding the SMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the SMC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the SMC Mortgage Loans disclosed in this prospectus.

Legal Review. Starwood engaged various law firms to conduct certain legal reviews of the SMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each SMC Mortgage Loan, Starwood’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Starwood’s origination and underwriting staff performed a similar review and prepared similar exception reports.

Legal counsel was also engaged in connection with this securitization to assist in the review of the SMC Mortgage Loans. Such assistance included, among other things, (i) a review of Starwood’s internal credit memorandum for each SMC Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the SMC Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Starwood Review Team of a due diligence questionnaire relating to the SMC Mortgage Loans, and (iv) the review of certain loan documents with respect to the SMC Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Starwood was aware at the origination of any SMC Mortgage Loan, Starwood requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Starwood Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the SMC Mortgage Loans to determine whether any SMC Mortgage Loan materially deviated from the underwriting guidelines set forth under “—SMC’s Underwriting Guidelines and Processes” below.

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Findings and Conclusions. Based on the foregoing review procedures, Starwood determined that the disclosure regarding the SMC Mortgage Loans in this prospectus is accurate in all material respects. Starwood also determined that the SMC Mortgage Loans were originated in accordance with SMC’s origination procedures and underwritten in accordance with SMC’s underwriting criteria, except as described in “—Exceptions to SMC’s Disclosed Underwriting Guidelines” below. SMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

SMC’s Underwriting Guidelines and Processes

Overview. Set forth below is a discussion of certain general underwriting guidelines with respect to mortgage loans originated by Starwood for securitization (which guidelines are also applicable to mortgage loans acquired by Starwood and re-underwritten prior to contribution to a securitization).

Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, the property type, current use, size, location, market conditions, reserve requirements, additional collateral, tenant quality and lease terms, borrower identity, sponsorship, performance history and/or other factors. Therefore, this general description of Starwood’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of an SMC Mortgage Loan in the mortgage pool, see the “Risk Factors” section of this prospectus, the other subsections of this “Transaction Parties—The Sponsors and the Mortgage Loan Sellers” section and “Exceptions to Mortgage Loan Representations and Warranties” on Annex E-1B to this prospectus.

If a mortgage loan exhibits any one or more of the following characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced property loan sponsor(s)/guarantor(s) with financial wherewithal; (iv) additional springing reserves; (v) cash flow sweeps; and (vi) elements of recourse included in the mortgage loan.

Loan Analysis. Generally, both a credit analysis and a collateral analysis are conducted with respect to each mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports and/or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments, zoning reports and seismic reports, if applicable, and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Loan Approval. All mortgage loans originated by Starwood require approval by a loan credit committee which includes senior executives of SMC. The committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. Generally, the debt service coverage ratio for mortgage loans originated by Starwood will be equal to or greater than 1.20x and the loan-to-value ratio for mortgage loans originated by Starwood will be equal to or less than 80%; provided, however, the underwriting guidelines provide that exceptions may be made when consideration is given to circumstances particular to the mortgage loan, the related property, loan-to-value ratio, reserves or other factors. For example, Starwood may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Starwood’s judgment of improved property and/or market performance and/or other relevant factors.

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In addition, with respect to certain mortgage loans originated by Starwood, there may exist subordinate debt secured by the related property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. Such mortgage loans may have a lower debt service coverage ratio, and a higher loan-to-value ratio, if such subordinate or mezzanine debt is taken into account. Also, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. The debt service coverage ratio guideline discussed above is calculated based on values determined at the origination of the mortgage loan.

Additional Debt. Certain mortgage loans originated by Starwood may have, or permit in the future, certain additional pari passu or subordinate debt, whether secured or unsecured. It is possible that an affiliate of Starwood may be the lender on that additional debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal is required in connection with the origination of each mortgage loan. Starwood requires that the appraiser comply with and abide by Title XI of the Financial Institution Reform, Recovery and Enforcement Act of 1989 (although such act is not applicable to Starwood) and the Uniform Standards of Professional Appraisal Practice.
●	Environmental Assessment. Phase I environmental assessments that conform to the American Society for Testing and Materials (ASTM) Standard E1527-05 entitled, “Standard Practices for Environmental Site Assessment: Phase I Environmental Site Assessment Process,” as may be amended from time to time, are performed on all properties. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Nevertheless, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues.
●	Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; and/or a guaranty or reserves with respect to environmental matters.
●	Property Condition Assessments. Inspections or updates of previously conducted inspections are conducted by independent licensed engineers or architects or both for all properties in connection with the origination of a mortgage loan. The inspections are conducted to inspect the exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements located at a property. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both.
●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.
●	Zoning and Building Code Compliance. With respect to each mortgage loan, Starwood will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.
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However, the underwriting guidelines provide that Starwood may, on a case-by-case basis, consider a loan secured by a property that does not conform to current zoning regulations governing density, size, set-backs or parking for the property under certain circumstances including, but not limited to, when (i) legislation or the local zoning or housing authority permits the improvements to be rebuilt to pre-damage use, size and density in the event of partial or full destruction; and (ii) documentation of such permission is submitted in the form of legislation or a variance letter or certificate of rebuildability from the zoning authority.

Escrow Requirements. Generally, Starwood requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Starwood are as follows:

●	Taxes. Typically, an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Starwood with sufficient funds to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional loan sponsor or high net worth individual loan sponsor, or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.
●	Insurance. If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to one-twelfth (1/12) of the annual property insurance premium are required to provide Starwood with sufficient funds to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy, or (ii) if the related mortgaged property is a single tenant property and the related tenant self-insures.
●	Replacement Reserves. Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.
●	Completion Repair/Environmental Remediation. Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Starwood generally requires that at least 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee with respect to such matter, (ii) if the estimated cost of such repair or remediation does not materially impact the property’s function, performance or value, or if the related mortgaged property is a single tenant property for which the tenant is responsible for such repair or remediation or (iii) if environmental insurance is obtained or already in place.
●	Tenant Improvement/Lease Commissions. In most cases, various tenants have lease expirations within the loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term, or (ii) where rent at the related mortgaged property is considered below market.

Furthermore, Starwood may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Starwood may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Starwood’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

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For a description of certain escrows collected with respect to the SMC Mortgage Loans, please see Annex A.

Title Insurance Policy. The borrower is required to provide, and Starwood or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (a) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (b) in an amount at least equal to the original principal balance of the mortgage loan, (c) protection and benefits run to the mortgagee and its successors and assigns, (d) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (e) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Property Insurance. Starwood typically requires the borrower to provide one or more of the following insurance policies: (1) commercial general liability insurance for bodily injury or death and property damage; (2) an “All Risk of Physical Loss” policy; (3) if applicable, boiler and machinery coverage; and (4) if the mortgaged property is located in a special flood hazard area where mandatory flood insurance purchase requirements apply, flood insurance. In some cases, a sole tenant is responsible for maintaining insurance and, subject to the satisfaction of rating conditions or net worth criteria, is allowed to self-insure against the risks.

Exceptions to SMC’s Underwriting Guidelines.

One or more of the SMC Mortgage Loans may vary from the specific SMC underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the SMC Mortgage Loans, SMC may not have applied each of the specific underwriting guidelines described above on a case-by-case basis, as a result of other compensating factors.

None of the Starwood Mortgage Loans was originated with any material exceptions from the Starwood underwriting guidelines and procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

Starwood has no history as a securitizer prior to February 2012. SMC most recently filed a Form ABS-15G on January 19, 2022. SMC’s Central Index Key is 0001548405. Starwood has no demand, repurchase or replacement history to report as required by Rule 15Ga-1.

Retained Interests in This Securitization

Neither Starwood nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that LNR Partners, LLC is expected to be the special servicer under the BBCMS 2022-C16 pooling and servicing agreement, which is expected to govern the servicing of the Phoenix Industrial Portfolio VIII Whole Loan. In addition, Starwood or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

German American Capital Corporation

General

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. DBR Investments Co. Limited, an Exempted Company incorporated in the Cayman Islands (“DBRI”), an affiliate of GACC, originated or co-originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of (i) DBRI, an originator, and (ii) Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 1 Columbus Circle, New York, New York 10019. DBRI will sell its interests in the GACC Mortgage Loans to GACC on or prior to the Closing Date. It is also expected that DBRI will be the holder of the companion loans (if any) for which the noteholder is identified as “DBRI” in the table titled “Whole Loan Controlling Notes and Non-Controlling Notes” under

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“Description of the Mortgage Pool—The Whole Loans—General” after the Closing Date in the ordinary course of business and such Companion Loans may be securitized in one or more future securitization transactions or otherwise transferred at any time.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Neither GACC nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest. None of the Certificateholders or the Uncertificated VRR Interest Owners will have any rights or remedies against GACC for any losses or other claims in connection with the Certificates, the Uncertificated VRR Interest or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by GACC in the related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

GACC’s Securitization Program

GACC has been engaged as an originator and/or seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with GS Mortgage Securities Corporation II, J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc., and (iv) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large ﬂoating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both ﬁxed rate and ﬂoating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through March 31, 2022 is approximately $100.5 billion.

GACC or its affiliates has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the

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overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a Mortgage Loan Purchase Agreement, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex E-2B to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related Mortgage Loan Purchase Agreement, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each Mortgage Loan Purchase Agreement to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “The Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as a Sponsor and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by DBRI during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;
●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.
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Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBRI, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex E-2A to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex E-2B.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex B.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBRI, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBRI’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with DBRI’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBRI’s Underwriting Guidelines and Processes

General. DBRI is an originator and is affiliated with GACC and with Deutsche Bank Securities Inc., one of the underwriters. DBRI is referred to as the “DB Originator” in this prospectus. The DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by the DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single

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purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Mortgage Loan Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A and Annex C to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the DB Originator obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DB Originator’s acquisition and reunderwriting of a mortgage loan, the DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if the DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

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Evaluation of Borrower. The DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the DB Originator either (i) obtains or updates (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the DB Originator obtains (or, in connection with the DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing

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“special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the DB Originator. The typical required escrows for mortgage loans originated by the DB Originator are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the DB Originator with sufficient funds to satisfy all taxes and assessments. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the DB Originator with sufficient funds to pay all insurance premiums. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.
●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.
●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such
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tenants. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.
●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the DB Originator has structured springing escrows that arise for identified risks, (v) the DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBRI’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions

Disclosed above are the DB Originator’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, the DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria.

The GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 15, 2022. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including April 1,

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2019 to and including March 31, 2022, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither GACC nor any of its affiliates intends to retain on the Closing Date any Certificates issued by the Issuing Entity or any other economic interest in this securitization. GACC and/or its affiliates may acquire or own in the future certain Classes of Certificates issued by the Issuing Entity. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

UBS AG

General

UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, an Office of the Comptroller of the Currency regulated branch of a foreign bank (“UBS AG, New York Branch”), a sponsor and a mortgage loan seller, is an affiliate of UBS Securities LLC, an underwriter. UBS AG, New York Branch originated, co-originated or acquired certain Mortgage Loans sold to the depositor by it. UBS AG, New York Branch is a branch of UBS AG and the branch’s executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG provides financial advice and solutions to private, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the group is comprised of Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank.

UBS AG, New York Branch’s Securitization Program

UBS AG, New York Branch commenced originating commercial mortgage loans primarily for securitization or resale in 2016. UBS AG, New York Branch recently became engaged in mortgage securitizations and other structured financing arrangements. Prior to the time that UBS AG, New York Branch commenced these activities, UBS Real Estate Securities Inc. (“UBSRES”), an affiliate of UBS AG, had been engaged in the securitization of a variety of assets since 1983. UBSRES engaged in its first securitization of commercial mortgage loans in December 2006, and had securitized an aggregate of approximately $22,011,130,119 of multifamily and commercial mortgage loans through August 25, 2016. UBS AG, New York Branch has previously securitized an aggregate of approximately $7,684,822,716 of multifamily and commercial mortgage loans. UBS AG, New York Branch is a branch of UBS AG and its executive offices are located at 1285 Avenue of the Americas, 8th Floor, New York, New York 10019.

UBS AG, New York Branch originates multifamily and commercial mortgage loans throughout the United States. The multifamily and commercial mortgage loans originated, co-originated or acquired and to be securitized by UBS AG, New York Branch include both small balance and large balance fixed rate loans. The commercial mortgage loans that will be sold by UBS AG, New York Branch into a commercial loan securitization sponsored by UBS AG, New York Branch will have been or will be, as applicable, originated, co-originated or acquired by it.

In connection with commercial mortgage securitization transactions, UBS AG, New York Branch or an affiliate will generally transfer the mortgage loans to a depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer of the mortgage loans by the applicable depositor to the issuing entity, the issuing entity will issue commercial mortgage pass-through certificates backed by, and supported by the cash flows generated by, those mortgage loans. In coordination with underwriters or initial purchasers, UBS AG, New York Branch works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

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Pursuant to a Mortgage Loan Purchase Agreement, UBS AG, New York Branch will make certain representations and warranties, subject to certain exceptions set forth therein (and attached to this prospectus on Annex E-1B), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans (the “UBS AG, New York Branch Mortgage Loans”) for which it acts as mortgage loan seller. In connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject UBS AG, New York Branch Mortgage Loan or such other standard as is described in the Mortgage Loan Purchase Agreement, UBS AG, New York Branch may have an obligation to repurchase such Mortgage Loan from the depositor, cure the subject defect or breach, substitute a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. See “The Mortgage Loan Purchase Agreements”.

Neither UBS AG, New York Branch nor any of its affiliates acts as a servicer of the commercial mortgage loans it securitizes. Instead, UBS AG, New York Branch sells the right to be appointed servicer of its securitized loans to third party servicers.

Review of the UBS AG, New York Branch Mortgage Loans

Overview. UBS AG, New York Branch, in its capacity as the sponsor of the UBS AG, New York Branch Mortgage Loans, has conducted a review of the UBS AG, New York Branch Mortgage Loans in connection with the securitization described in this prospectus. The review of the UBS AG, New York Branch Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of UBS AG, New York Branch’s affiliates and certain third party consultants engaged by UBS AG, New York Branch (the “UBS AG, New York Branch Deal Team”). The review procedures described below were employed with respect to all of the UBS AG, New York Branch Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the UBS AG, New York Branch Deal Team created a database of loan level and property level information relating to each UBS AG, New York Branch Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by UBS AG, New York Branch during the underwriting process. After origination of each UBS AG, New York Branch Mortgage Loan, the UBS AG, New York Branch Deal Team updated the information in the database with respect to the UBS AG, New York Branch Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the UBS AG, New York Branch Deal Team, to the extent such updates were provided to, and deemed material by, the UBS AG, New York Branch Deal Team.

A data tape (the “UBS AG, New York Branch Data Tape”) containing detailed information regarding each UBS AG, New York Branch Mortgage Loan was created from the information in the database referred to in the prior paragraph. The UBS AG, New York Branch Data Tape was used by the UBS AG, New York Branch Deal Team to provide the numerical information regarding the UBS AG, New York Branch Mortgage Loans in this prospectus.

Data Comparison and Recalculation. UBS AG, New York Branch, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by UBS AG, New York Branch, relating to information in this prospectus regarding the UBS AG, New York Branch Mortgage Loans. These procedures included:

●	comparing the information in the UBS AG, New York Branch Data Tape against various source documents provided by UBS AG, New York Branch;
●	comparing numerical information regarding the UBS AG, New York Branch Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the UBS AG, New York Branch Data Tape; and
●	recalculating certain percentages, ratios and other formulae relating to the UBS AG, New York Branch Mortgage Loans disclosed in this prospectus.
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Legal Review. UBS AG, New York Branch engaged various law firms to conduct certain legal reviews of the UBS AG, New York Branch Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each UBS AG, New York Branch Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from UBS AG, New York Branch’s standard form loan documents. In addition, origination counsel for each UBS AG, New York Branch Mortgage Loan reviewed UBS AG, New York Branch’s representations and warranties set forth on Annex E-1A and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the UBS AG, New York Branch Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain UBS AG, New York Branch Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the UBS AG, New York Branch Mortgage Loans prepared by origination counsel, and (iii) assisting the UBS AG, New York Branch Deal Team in compiling responses to a due diligence questionnaire. Securitization counsel also reviewed the property release provisions, if any, for each UBS AG, New York Branch Mortgage Loan with multiple Mortgaged Properties for compliance with the Treasury Regulations.

Origination counsel also assisted in the preparation of the UBS AG, New York Branch Mortgage Loan summaries set forth on Annex B, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. UBS AG, New York Branch conducted a search with respect to each borrower under a UBS AG, New York Branch Mortgage Loan to determine whether it filed for bankruptcy after origination of the UBS AG, New York Branch Mortgage Loan. If UBS AG, New York Branch became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a UBS AG, New York Branch Mortgage Loan, UBS AG, New York Branch obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The UBS AG, New York Branch Deal Team also consulted with UBS AG, New York Branch to confirm that the UBS AG, New York Branch Mortgage Loans were originated or re-underwritten in compliance with the origination and underwriting criteria described below under “—UBS AG, New York Branch’s Underwriting Standards”, as well as to identify any material deviations from those origination and underwriting criteria.

Findings and Conclusions. Based on the foregoing review procedures, UBS AG, New York Branch determined that the disclosure regarding the UBS AG, New York Branch Mortgage Loans in this prospectus is accurate in all material respects. UBS AG, New York Branch also determined that the UBS AG, New York Branch Mortgage Loans were originated (or acquired and re-underwritten) in accordance with UBS AG, New York Branch’s origination procedures and underwriting criteria. UBS AG, New York Branch attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. UBS AG, New York Branch will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. UBS AG, New York Branch and, if appropriate, its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it satisfies each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (collectively, the “UBS Qualification Criteria”). UBS AG, New York Branch will engage a third party accounting firm to compare the UBS Qualification Criteria against the underlying source documentation to verify the accuracy of the review by UBS AG, New York Branch and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by UBS AG, New York Branch to render any tax opinion required in connection with the substitution.

UBS AG, New York Branch’s Underwriting Standards

Set forth below is a discussion of certain general underwriting guidelines of UBS AG, New York Branch with respect to multifamily and commercial mortgage loans originated or acquired by UBS AG, New York Branch.

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Notwithstanding the discussion below, given the unique nature of commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial or multifamily mortgage loan will conform to the general guidelines described below.

Loan Analysis. UBS AG, New York Branch generally performs both a credit analysis and a collateral analysis with respect to each multifamily and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes an analysis, in each case to the extent available and applicable, of the historical property operating statements, rent rolls and a review of certain significant tenant leases. UBS AG, New York Branch’s credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, building condition reports and seismic reports, if applicable. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. UBS AG, New York Branch assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment or closing, all multifamily and commercial mortgage loans to be originated by UBS AG, New York Branch must be approved by a loan committee which includes senior personnel from UBS AG, New York Branch or its affiliates. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. UBS AG, New York Branch’s underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by UBS AG, New York Branch and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, UBS AG, New York Branch may utilize annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy. There is no assurance that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. In addition, with respect to certain mortgage loans originated by UBS AG, New York Branch, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans may have a lower debt service coverage ratio and/or a higher loan-to-value ratio if such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest-only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain additional subordinate debt, whether secured or unsecured. It is possible that UBS AG, New York Branch may be the lender on that additional debt.

The debt service coverage ratios described above may be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above may be higher based on the inclusion of the amount of any such additional debt.

Assessments of Property Condition. As part of the underwriting process, UBS AG, New York Branch will obtain the property assessments and reports described below:

Appraisals. UBS AG, New York Branch will generally require independent appraisals or an update of an independent appraisal in connection with the origination of each mortgage loan that meet the requirements of the

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“Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, UBS AG, New York Branch may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. UBS AG, New York Branch will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, UBS AG, New York Branch may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, UBS AG, New York Branch might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily uncover all potential environmental issues. For example, an analysis for radon, lead based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when UBS AG, New York Branch or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, UBS AG, New York Branch may require additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral, an environmental insurance policy or a guaranty with respect to environmental matters.

Engineering Assessment. In connection with the origination process, UBS AG, New York Branch will, in most cases, require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, UBS AG, New York Branch will determine the appropriate response to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, UBS AG, New York Branch will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering, zoning or consulting reports and/or representations by the related borrower.

Escrow Requirements. Based on its analysis of the real property collateral, the borrower and the principals of the borrower, UBS AG, New York Branch may require a borrower under a multifamily or commercial mortgage loan to fund various escrows for taxes and/or insurance, capital expenses, replacement reserves and/or environmental remediation. UBS AG, New York Branch conducts a case by case analysis to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily and commercial mortgage loan originated by UBS AG, New York Branch. Furthermore, UBS AG, New York Branch may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed.

Exceptions

One or more of the mortgage loans originated by UBS AG, New York Branch may vary from the specific UBS AG, New York Branch underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the mortgage loans originated by UBS AG, New York Branch, UBS AG, New York Branch may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the UBS AG, New York Branch Mortgage Loans was originated with any material exceptions from UBS AG, New York Branch’s underwriting guidelines described above.

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Compliance with Rule 15Ga-1 under the Exchange Act

UBS AG, New York Branch most recently filed a Form ABS-15G on February 14, 2022. UBS AG, New York Branch’s Central Index Key is 0001685185. With respect to the period from and including October 13, 2016 (the date of the first securitization into which UBS AG, New York Branch sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of representation or warranty) to and including December 31, 2021, the following table provides information regarding demand, repurchase and replacement history reported by UBS AG, New York Branch as required by Rule 15Ga-1.

Name of Issuing Entity	Check if Registered	Name of Originator(1)(2)	Total Assets in ABS by Originator(1)(3)			Assets That Were Subject of Demand(1)(4)(5)			Assets That Were Repurchased or Replaced(1)(4)(6)			Assets Pending Repurchase or Replacement (within cure period)(1)(4)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through Certificates Series 2019-C16	X	UBS AG, New York Branch	29	419,904,949	59.5%	1	30,000,000	4.4%	0	—	0.0%	0	—	0.0%	0	—	4.4%	1	30,000,000	0.0%	0	—	0.0%
UBS Commercial Mortgage Securitization Corp. 0001532799 Commercial Mortgage Pass-Through Certificates Series 2018-C15	X	UBS AG, New York Branch	18	309,268,780	47.8%	1	55,000,000	8.5%	0	—	0.0%	0	—	0.0%	0	—	8.5%	1	55,000,000	0.0%	0	—	0.0%

1.	Certain Information. Certain information may have been omitted from this table because it was unknown and not available to UBS AG, New York Branch (the “securitizer”) without unreasonable effort or expense. The securitizer believes that it has substantially complete information based on its own records and confirmation from appropriate third parties to the extent such confirmation could be obtained.
The securitizer has reported only on pool assets (i) which were the subject of new demands during the reporting period or (ii) which were the subject of demands previously reported by the securitizer, where such demands had a change in status during the reporting period.
2.	Name of Originator. For purposes of the data presented in the table, the “originator” may be the party in whose name the loan was originated or may be such other party as provided final loan approval based on its own underwriting criteria or from whom the loan was purchased.
3.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance at Time of Securitization. The number of loans shown under the column “Total Assets in ABS by Originator” is the number of loans for such originator, issuing entity or total asset pool, as applicable, at the time of securitization. The “Principal Balance at Time of Securitization” shown under such column is the aggregate principal balance of the applicable loans at the time of securitization. The “Percentage of Principal Balance at Time of Securitization” for each originator has been calculated by dividing the Principal Balance at Time of Securitization of the pool assets of the applicable originator by the Principal Balance at Time of Securitization of all pool assets for the related issuing entity.
4.	Calculation of Number of Loans, Principal Balance and Percentage of Principal Balance for Assets That Were Subject of Demand and Other Columns. The number of loans shown under the column “Assets That Were Subject of Demand” and each column to the right of such column is the number of loans in the applicable category of repurchase/replacement demand activity (each, a “Demand Category”) as to which there was a new demand or change of status of a previously reported demand during the reporting period plus the number of loans in the applicable Demand Category during the reporting period which were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period.
The “Outstanding Principal Balance at End of Reporting Period” shown in such columns identified in the first paragraph of this footnote 4 is the outstanding principal balance of the loans in the applicable Demand Category at the end of the reporting period, adjusted to include loans in the applicable Demand Category that were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period at the outstanding principal balance of such loans at the end of the month immediately prior to such repurchase, replacement or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).
The “Percentage of Principal Balance at End of Reporting Period” for each originator was calculated by dividing (i) the Outstanding Principal Balance at End of Reporting Period of the loans in the applicable Demand Category, by (ii) the outstanding principal balance of the entire asset pool (or applicable portion thereof) as of the last day of the reporting period, adjusted to include loans that were included in such asset pool (or applicable portion thereof) at the date of securitization but were repurchased, replaced, prepaid or liquidated prior to the end of the reporting period, with such loans included at their principal balance at the end of the month immediately prior to such repurchase, replacement, prepayment or liquidation (in the case of liquidation, after reflecting only borrower payments in reduction of principal).
5.	Assets That Were Subject of Demand. For purposes of the data presented in the table, a “demand” is a clear request for enforcement of an obligation to repurchase or replace a specified loan.
The table includes all loans that were the “Subject of Demand” and as to which there was a new demand or change of status of a previously reported demand during the reporting period. A loan is considered to be “Subject of Demand” until (i) repurchase or replacement of such loan, (ii) the making
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of an indemnity payment to the related securitization trust rather than repurchasing the loan because the loan had already been liquidated at the time of payment and therefore was not available to be repurchased or replaced (an “indemnity payment”) or (iii) withdrawal or rejection of the related demand as described in footnotes 9 and 10 below.
In the event that multiple repurchase/replacement demands have been received with respect to a single loan, such demands have been reported as a single demand.
6.	Assets That Were Repurchased or Replaced. This data field is intended to capture pool assets that were the subject of a repurchase/replacement demand (i) which have been repurchased or (ii) for which an indemnity payment has been made.
The securitizer has reason to believe that certain indemnity payments may have been made by originators that could not be definitively identified and, therefore, these indemnity payments have not been included under the column “Assets That Were Repurchased or Replaced.” In any event, the securitizer has reason to believe that the outstanding principal balance of loans that were the subject of such indemnity payments is immaterial when compared to the outstanding principal balance, in the aggregate, of all loans subject to repurchase, replacement or indemnity payments.
7.	Assets Pending Repurchase or Replacement. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such loan is pending repurchase or replacement within the applicable cure period or (ii) an agreement as to the obligation to repurchase or replace has been reached between the securitizer and the party making the demand but such repurchase or replacement or related indemnity payment is subject to satisfaction of certain conditions or otherwise has not been completed as of the end of the reporting period.
8.	Demand in Dispute. This data field is intended to capture any pool asset that was the subject of a demand (i) for which the securitizer has not yet made a final determination regarding the status of such loan as of the end of the reporting period, (ii) for which the securitizer purchased such loan from an extant originator/seller and has relayed the demand to such originator/seller in accordance with the terms of the originator/seller’s repurchase/replacement obligations in its purchase contract with the securitizer and such originator/seller has not yet made a final determination, (iii) where such demand is currently the subject of insolvency proceedings or (iv) where such demand is currently the subject of litigation (including certain loans that were previously reported under other categories).
9.	Demand Withdrawn. This data field is intended to capture any reportable pool asset that was the subject of a demand for which (i) such demand was the subject of litigation that resulted in settlement or (ii) such demand was rescinded by the party making the demand.
10.	Demand Rejected. This data field is intended to capture any reportable pool asset that was the subject of a demand which was not rescinded by the party making the demand but (i) for which the securitizer determined that such demand was without merit, was invalid or did not specifically allege a breach of any particular representation or warranty or (ii) such demand was rejected by the party to whom the demand was made or relayed.

Retained Interests in This Securitization

Neither UBS AG, New York Branch nor any of its affiliates intends to retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, UBS AG, New York Branch or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—UBS AG, New York Branch” has been provided by UBS AG, New York Branch.

Citi Real Estate Funding Inc.

General

Citi Real Estate Funding Inc. (“CREFI”) is a Sponsor and a Mortgage Loan Seller. CREFI originated or co-originated all of the CREFI Mortgage Loans. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest. None of the Certificateholders or the Uncertificated VRR Interest Owners will have any rights or remedies against CREFI for any losses or other claims in connection with the Certificates, the Uncertificated VRR Interest or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the

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related Mortgage Loan Purchase Agreement as described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

CREFI’s Commercial Mortgage Origination and Securitization Program

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which it participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;
●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);
●	insurance information for the related Mortgaged Properties;
●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;
●	bankruptcy searches with respect to the related borrowers; and
●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.
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CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A, B and C to this prospectus) of information regarding the CREFI Mortgage Loans. With respect to the Yorkshire & Lexington Towers Mortgage Loan (9.9%), which was co-originated by BMO, CREFI and SMC, portions of which are being sold by BMO, CREFI and SMC, the BMO Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database”;
●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and
●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;
●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;
●	whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;
●	a description of any material issues with respect to any of the mortgage loans;
●	whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;
●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;
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●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;
●	whether any mortgage loans are interest-only for their entire term or a portion of their term;
●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;
●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;
●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;
●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;
●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;
●	information regarding lockbox arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;
●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;
●	whether any borrower is not a special purpose entity;
●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;
●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;
●	whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;
●	a list of any related mortgaged properties for which a single tenant occupies over 50% of such property, and whether there are any significant lease rollovers at a particular mortgaged property;
●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;
●	a description of any material leasing issues at the related mortgaged properties;
●	whether any related mortgaged properties are subject to condemnation proceedings or litigation;
●	a list of related mortgaged properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related mortgaged property except for those which will be remediated by the cut-off date;
●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related mortgaged properties, or whether there are any zoning issues at the mortgaged properties;
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●	a list of mortgaged properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or
●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1A to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex E-1B to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the Trustee, and none of the Certificateholders, the Uncertificated VRR Interest Owners or the Trustee will have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders, the Uncertificated VRR Interest Owners and the Trustee for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans

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(considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 5 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Significant Loan Summaries” in Annex B to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a

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discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.
●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.
●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.
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●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.
●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.
●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party. For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the Sponsor representation and warranty set forth in paragraph (6) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the Sponsor representations and warranties in paragraphs (16) and (29) on Annex E-1A to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the Sponsor representation and warranty set forth in paragraph (41) on Annex E-1A to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex E-1A to this prospectus without any exceptions that CREFI deems material.

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Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors.

None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 11, 2022. CREFI’s Central Index Key is 0001701238. With respect to the period from and including April 1, 2019 to and including March 31, 2022, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither CREFI nor any of its affiliates intends to retain any Certificates issued by the Issuing Entity or any other economic interest in this securitization as of the Closing Date, except that an affiliate of CREFI may acquire the Class R Certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain Classes of Certificates. Any such party will have the right to dispose of any such Certificates at any time.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

Compensation of the Sponsors

In connection with the offering and sale of the Certificates and the Uncertificated VRR Interest contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)       the sum of any proceeds received from the sale of the Certificates and the Uncertificated VRR Interest to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association for the master servicing of the Mortgage Loans and primary servicing of certain of the Serviced Loans, over

(b)       the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the Certificates and the Uncertificated VRR Interest as described in this prospectus.

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The mortgage servicing rights were sold to the Master Servicer for a price based on the value of the Servicing Fee to be paid to the Master Servicer with respect to each Mortgage Loan and the value of the right to earn income on investments on amounts held by the Master Servicer with respect to the Mortgage Loans. The Master Servicer will also purchase the primary servicing rights for any Serviced Companion Loan.

The Depositor

BMO Commercial Mortgage Securities LLC is the depositor with respect to the Issuing Entity (in such capacity, the “Depositor”). The Depositor is a limited liability company formed in the State of Delaware on March 17, 2021 for the purpose of engaging in the business of, among other things, acquiring and depositing mortgage loans in trusts in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates, in addition to other related activities. The principal executive offices of the Depositor are located at 151 West 42nd Street, New York, NY 10036. Its telephone number is 212-885-4000.

The Depositor is a wholly-owned subsidiary of BMO Financial, an affiliate of BMO, a Sponsor and an Originator, and an affiliate of BMO Capital Markets Corp., one of the underwriters. BMO Financial is a wholly-owned subsidiary of the Bank of Montreal.

The Depositor was formed for the purposes of engaging in the securitization of commercial and multifamily mortgage loans and in acting as depositor of one or more trusts formed to issue commercial mortgage pass-through certificates that are secured by or represent interests in, pools of mortgage loans. The Depositor expects to generally acquire the commercial and multifamily mortgage loans from BMO or another of its affiliates or from another seller of commercial and multifamily mortgage loans, in each case in privately negotiated transactions.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans.

On the Closing Date, the Depositor will acquire the Mortgage Loans from each Mortgage Loan Seller and will simultaneously transfer them, without recourse, to the Trustee for the benefit of the Certificateholders and the owners of the Uncertificated Interests. After establishing the Issuing Entity, the Depositor will have minimal ongoing duties with respect to the Certificates, the Uncertificated Interests and the Mortgage Loans. The Depositor’s ongoing duties will include: (i) appointing a successor Trustee or Certificate Administrator in the event of the removal of the Trustee or Certificate Administrator, (ii) paying any ongoing fees (such as surveillance fees) of the Rating Agencies, (iii) promptly delivering to the Custodian any document that comes into the Depositor’s possession that constitutes part of the Mortgage File or servicing file for any Mortgage Loan, (iv) upon discovery of a breach of any of the representations and warranties of the Master Servicer, the Special Servicer or the Operating Advisor which materially and adversely affects the interests of the Certificateholders or the owners of the Uncertificated Interests, giving prompt written notice of such breach to the affected parties, (v) providing information in its possession with respect to the Certificates and the Uncertificated Interests to the Certificate Administrator to the extent necessary to perform REMIC tax administration, (vi) indemnifying the Issuing Entity, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer and the Special Servicer for any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by such parties arising (a) from the Depositor’s willful misconduct, bad faith, fraud and/or negligence in the performance of its duties contained in the Pooling and Servicing Agreement or by reason of negligent disregard of its obligations and duties under the Pooling and Servicing Agreement, or (b) as a result of the breach by the Depositor of any of its obligations or duties under the Pooling and Servicing Agreement, (vii) signing any annual report on Form 10-K, including the required certification in Form 10-K under the Sarbanes-Oxley Act of 2002, and any distribution reports on Form 10-D and current reports on Form 8-K required to be filed by the Issuing Entity and (viii) mailing the notice of a succession of the Trustee or the Certificate Administrator to all Certificateholders and owners of the Uncertificated Interests.

Neither the Depositor nor any of its affiliates will insure or guarantee distributions on the Certificates or the Uncertificated VRR Interest.

The Issuing Entity

The Issuing Entity, BMO 2022-C2 Mortgage Trust, is a New York common law trust that will be formed on the Closing Date pursuant to the Pooling and Servicing Agreement. The only activities that the Issuing Entity may

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perform are those set forth in the Pooling and Servicing Agreement, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of Defaulted Mortgage Loans and REO Property, issuing the Certificates and the Uncertificated Interests, making distributions, providing reports to certificateholders and owners of the Uncertificated Interests, and other activities described in this prospectus. Accordingly, the Issuing Entity may not issue securities other than the Certificates and the Uncertificated Interests, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the Pooling and Servicing Agreement in certain short-term high-quality investments. The Issuing Entity may not lend or borrow money, except that the Master Servicer and the Trustee may make advances of delinquent monthly debt service payments to the Issuing Entity, and the Master Servicer, the Special Servicer and the Trustee may make servicing advances, to the Issuing Entity, but in each case only to the extent it deems such advances to be recoverable from the related Mortgage Loan; such advances are intended to provide liquidity, rather than credit support. The Pooling and Servicing Agreement may be amended as set forth under “The Pooling and Servicing Agreement—Amendment”. The Issuing Entity administers the Mortgage Loans through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer, except that any Outside Serviced Mortgage Loan is being serviced and administered pursuant to the Outside Servicing Agreement. A discussion of the duties of the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer, including any discretionary activities performed by each of them, is set forth under “—The Trustee”, “—The Certificate Administrator”, “—Servicers—The Master Servicer”, “—Servicers—The Special Servicers”, “—Servicers—The Outside Servicers and the Outside Special Servicers”, “—The Operating Advisor and the Asset Representations Reviewer”, “Description of the Certificates” and “The Pooling and Servicing Agreement”.

The only assets of the Issuing Entity other than the Mortgage Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable) are the Distribution Account and other accounts maintained pursuant to the Pooling and Servicing Agreement and the short-term investments in which funds in the Distribution Account and other accounts are invested. The Issuing Entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties (and, with respect to a Whole Loan, solely the Issuing Entity’s interest in any REO property acquired with respect to such Whole Loan pursuant to the Pooling and Servicing Agreement or the Outside Servicing Agreement, as applicable), and the other activities described in this prospectus, and indemnity obligations to the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer and various related persons. The fiscal year of the Issuing Entity is the calendar year. The Issuing Entity has no executive officers or board of directors and acts through the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer.

The Depositor will be contributing the Mortgage Loans to the Issuing Entity. The Depositor will be purchasing the Mortgage Loans from the Sponsors, as described under “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery” and “—Cures, Repurchases and Substitutions”.

Since the Issuing Entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the trust would be characterized as a “business trust”.

The Trustee

Wilmington Trust, National Association (“WTNA”) will act as trustee (in such capacity, the “Trustee”) on behalf of the Certificateholders pursuant to the Pooling and Servicing Agreement. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of December 31, 2021, WTNA served as trustee on over 2,064 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $599 billion, of which approximately 797 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $545 billion.

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The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as Trustee for this transaction.

The foregoing information set forth under this “—The Trustee” heading has been provided by WTNA.

The responsibilities of the Trustee are set forth in the Pooling and Servicing Agreement. A discussion of the role of the Trustee and its continuing duties, including: (1) any actions required by the Trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the Trustee to take action; (2) limitations on the Trustee’s liability under the transaction agreements regarding the asset-backed securities transaction; (3) any indemnification provisions that entitle the Trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities; and (4) any contractual provisions or understandings regarding the Trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one Trustee to another Trustee will be paid, is set forth in this prospectus under “The Pooling and Servicing Agreement”.

For a description of any material affiliations, relationships and related transactions between the Trustee and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The Trustee will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Trustee under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Trustee’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Computershare Trust Company, N.A. (“Computershare Trust Company”) will act as Certificate Administrator under the Pooling and Servicing Agreement. Computershare Trust Company is a national banking association and a wholly-owned subsidiary of Computershare Limited (“Computershare Limited”), an Australian financial services company with approximately $6.096 billion (USD) in assets as of December 31, 2021. Computershare Limited and its affiliates have been engaging in financial service activities, including stock transfer related services, since 1997, and corporate trust related services since 2000. Computershare Trust Company provides corporate trust, custody, securities transfer, cash management, investment management and other financial and fiduciary services, and has been engaged in providing financial services, including corporate trust services, since 2000. The transaction parties may maintain commercial relationships with Computershare Trust Company and its affiliates. Computershare Trust Company maintains corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations), and its office for correspondence related to certificate transfer services is located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415.

On March 23, 2021, Wells Fargo Bank, N.A. (“Wells Fargo Bank”) and Wells Fargo Delaware Trust Company, N.A. (“WFDTC” and collectively with Wells Fargo Bank and Wells Fargo & Company, “Wells Fargo”) entered into a definitive agreement with Computershare Trust Company, Computershare Delaware Trust Company (“CDTC”) and Computershare Limited (collectively, “Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The sale to Computershare closed on November 1, 2021, and virtually all CTS employees of Wells Fargo Bank, along with most existing CTS systems, technology, and offices transferred to Computershare as part of the sale. On November 1, 2021, for some of the transactions in its CTS business, Wells Fargo Bank transferred its roles, and the duties, rights, and liabilities for such roles, under the relevant transaction agreements

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to Computershare Trust Company. For other transactions in its CTS business, Wells Fargo Bank, since November 1, 2021, has been transferring, and intends to continue to transfer such roles, duties, rights, and liabilities to Computershare Trust Company or CDTC, as applicable, in stages after November 1, 2021. WFDTC also intends to transfer its roles, duties, rights, and liabilities to CDTC in stages. For any transaction where Wells Fargo Bank’s Bank or WFDTC, as applicable, have not already transferred roles did not transfer to Computershare Trust Company or CDTC, on November 1, 2021, Computershare Trust Company or CDTC performs all or virtually all of the obligations of Wells Fargo Bank’s Bank or WFDTC, respectively, obligations as its agent as of such date.

Under the terms of the Pooling and Servicing Agreement, Computershare Trust Company is responsible for securities administration, which includes pool performance calculations, distribution calculations, and the preparation of monthly distribution reports. As certificate administrator, Computershare Trust Company is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and, to the extent required under the Pooling and Servicing Agreement, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K, and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the Issuing Entity. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the business of securities administration since June 30, 1995. As of December 31, 2021, Computershare Trust Company was acting in some cases as the certificate administrator, and in most cases as agent for the certificate administrator, on approximately 1146 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $659 billion (USD).

As a result of Computershare Trust Company not being a deposit-taking institution, any accounts that the Certificate Administrator is required to maintain pursuant to the Pooling and Servicing Agreement will be established and maintained with one or more institutions in a manner satisfying the requirements of the Pooling and Servicing Agreement, including any applicable eligibility criteria for account banks set forth in the Pooling and Servicing Agreement.

Computershare Trust Company is acting as the custodian of the mortgage loan files pursuant to the Pooling and Servicing Agreement. In that capacity, Computershare Trust Company is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Computershare Trust Company maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. With its acquisition of the CTS business from Wells Fargo Bank on November 1, 2021, Computershare Trust Company acquired a business that has been engaged in the mortgage document custody business for more than 25 years. As of December 31, 2021, Computershare Trust Company was acting in some cases as the custodian, and in most cases as agent for the custodian, for approximately 348,000 commercial mortgage loan files.

Computershare Trust Company, through the CTS business acquired from Wells Fargo Bank, serves or may have served within the past two years as loan file custodian or the agent of the loan file custodian for various mortgage loans owned by the Sponsor or an affiliate of the Sponsor and anticipates that one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review, and safekeeping of mortgage loan files.

For two CMBS transactions, Wells Fargo Bank through its Corporate Trust Services division disclosed transaction-level noncompliance related to its CMBS bond administration function on its 2021 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB related to its CMBS bond administration function (each, a “Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance”). One Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance stated that a distribution was paid one day late due to an inadvertent administrative error. The other Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance stated that there were payment errors that occurred in two successive months that were each corrected in the third month. In both cases, the transaction-level noncompliance disclosed on each Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance occurred prior to the sale by Wells Fargo Bank of its Corporate Trust Services division to Computershare on November 1, 2021.

Neither Computershare Trust Company nor any of its affiliates intends to retain any economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of

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Computershare Trust Company and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, and in each such case will have the right to dispose of any such certificates at any time.

Other than the above paragraphs, Computershare Trust Company has not participated in the preparation of, and is not responsible for, any other information contained in this Preliminary Prospectus.

The foregoing information set forth under this “—The Certificate Administrator” heading has been provided by Computershare.

For a description of any material affiliations, relationships and related transactions between the Certificate Administrator and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Certificate Administrator will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. For further information regarding the duties, responsibilities, rights and obligations of the Certificate Administrator under the Pooling and Servicing Agreement, including those related to indemnification, see “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Certificate Administrator’s removal, replacement or resignation are described under “The Pooling and Servicing Agreement—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Servicers

General

Each of the Master Servicer (directly or through one or more sub-servicers (which includes the primary servicers)) and the Special Servicer will be required to service and administer the Serviced Loans for which it is responsible as described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”. References in this prospectus to “Special Servicer” mean, with respect to each Serviced Loan and Serviced Whole Loan, the applicable Special Servicer that has been appointed to act as special servicer with respect to such Serviced Loan or Serviced Whole Loan, as applicable, and any related REO Property (i.e., with respect to all Serviced Mortgage Loans and Serviced Whole Loans, Rialto Capital Advisors, LLC, a Delaware limited liability company).

The Master Servicer

Midland Loan Services, a division of PNC Bank, National Association (“Midland”), is expected to be appointed to act as the initial master servicer and in this capacity will be responsible for the master servicing and administration of the Serviced Loans and Serviced Companion Loans pursuant to the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable mortgage loan seller.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial mortgage-backed securities (“CMBS”) by Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service, Inc., Fitch Ratings, Inc., DBRS, Inc. (“DBRS Morningstar”) and Kroll Bond Rating Agency, LLC. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “Above Average”. DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures

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for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland's policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland's personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state, and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise. However, beginning on June 14, 2021, Midland personnel who have been working remotely during the COVID-19 pandemic are generally permitted to voluntarily return to the workplace, subject to certain exceptions and limitations.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland's failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time-to-time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the pooling and servicing agreement.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage-backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight through Midland's website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus (A) with respect to the Serviced Mortgage Loans (i) if no primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.00125% or (ii) if a primary servicing fee rate or subservicing fee rate is payable to a party other than Midland, 0.000625% plus any such primary servicing fee rate or subservicing fee rate payable to a party other than Midland; or (B) with respect to any Outside Serviced Mortgage Loan, 0.000625%, but which may be reduced under certain circumstances as provided in the Pooling and Servicing Agreement.

From time to time, Midland and/or its affiliates may purchase or sell securities, including, CMBS certificates. Midland and/or its affiliates may review this prospectus and purchase or sell certificates issued in this offering, including in the secondary market.

As of March 31, 2022, Midland was master and primary servicing approximately 25,674 commercial and multifamily mortgage loans with a principal balance of approximately $619 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 13,668 of such loans, with a total principal balance of approximately $313 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

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Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2019 to 2021.

Portfolio Size – Master/Primary Servicing	Calendar Year End (Approximate amounts in billions)
	2019	2020	2021
CMBS	$219	$256	$302
Other	$387	$317	$301
Total	$606	$573	$603

As of March 31, 2022, Midland was named the special servicer in approximately 408 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $165 billion. With respect to such commercial mortgage-backed securities transactions as of such date, Midland was administering approximately 229 assets with an outstanding principal balance of approximately $4.4 billion.

Midland has acted as a special servicer for commercial and multifamily mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2019 to 2021.

Portfolio Size – Special Servicing	Calendar Year End (Approximate amounts in billions)
	2019	2020	2021
Total	$171	$170	$163

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between BMO and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Pursuant to certain interim servicing agreements between UBS AG and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the Mortgage Loans.

Midland is also (i) expected to be the master servicer with respect to the Yorkshire & Lexington Towers and 79 Fifth Avenue Mortgage Loans which are expected to be serviced under the CGCMT 2022-GC48 pooling and servicing agreement, (ii) expected to be the master servicer with respect to the Phoenix Industrial Portfolio VIII Mortgage Loan which is expected to be serviced under the BBCMS 2022-C16 pooling and servicing agreement and (iii) the master servicer with respect to the 2 Riverfront Plaza Mortgage loan which is currently being serviced under the BBCMS 2022-C15 pooling and servicing agreement.

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PNC Bank, National Association (“PNC Bank”), and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank and its affiliates by a third party vendor which differ from those offered to the trust fund as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank or its affiliates other than Midland.

The reports on assessment of compliance with applicable servicing criteria for the twelve-month periods ending on December 31, 2020 and December 31, 2021, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, did not identify a material instance of noncompliance. The report on assessment of compliance with applicable servicing criteria for the twelve month period ending on December 31, 2019, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements….”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and has moved to an automated solution for this process.

The foregoing information regarding Midland under the heading “—Servicers—The Master Servicer” has been provided by Midland.

The Master Servicer will have various duties under the Pooling and Servicing Agreement. Certain duties and obligations of the Master Servicer are described under “The Pooling and Servicing Agreement—General” and “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”. The Master Servicer's ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Outside Serviced Mortgage Loans), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”. The Master Servicer's obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the Master Servicer’s recovery of those advances, are described under “The Pooling and Servicing Agreement—Advances”.

The Master Servicer will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, the Master Servicer may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent Master Servicer performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

Certain terms of the Pooling and Servicing Agreement regarding the Master Servicer's removal or replacement, or resignation are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”, “—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waivers of Servicer Termination Events”.

The Master Servicer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement. The Master Servicer's rights and obligations with respect to indemnification, and certain limitations on the Master Servicer's liability under the Pooling and Servicing Agreement, are described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

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For a description of any material affiliations, relationships and related transactions between the Master Servicer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The Special Servicers

Rialto Capital Advisors, LLC, a Delaware limited liability company (“RCA”), is expected to be appointed as the special servicer under the Pooling and Servicing Agreement. In such capacity, RCA will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Excluded Special Servicer Mortgage Loan) and related REO Properties pursuant to the Pooling and Servicing Agreement. RCA will also be the initial special servicer with respect to (i) the Yorkshire & Lexington Towers Whole Loan pursuant to the CGCMT 2022-GC48 Pooling and Servicing Agreement, and (ii) the 2 Riverfront Plaza Whole Loan pursuant to the BBCMS 2022-C15 Pooling and Servicing Agreement

RCA maintains its principal servicing office at Southeast Financial Center, 200 S. Biscayne Blvd., Suite 3550, Miami, Florida 33131.

RCA has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. RCA currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by DBRS Morningstar. RCA is also rated by Kroll Bond Rating Agency, LLC.

RCA is an affiliate of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”), and Securities and Exchange Commission registered investment adviser. RCM is a vertically integrated commercial real estate investment and asset manager. Previously an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B), a national homebuilder, RCM and RCA were acquired on November 30, 2018 by investment funds managed by Stone Point Capital LLC (“Stone Point”) in partnership with RCM’s management team. Stone Point is a financial services and asset management focused private equity firm based in Greenwich, Connecticut. As of March 31, 2022, RCM was the sponsor of, and certain of its affiliates were investors in, ten private equity fund structures (collectively, the “Funds”) and RCM also advised several other investment vehicles such as co-investments, joint ventures and separately managed accounts, having over $9.2 billion of regulatory assets under management in the aggregate. Of the ten Funds, seven are focused in whole or in part on investments in commercial mortgage-backed securities, with the remaining Funds focused on distressed and value add real estate related investments, mezzanine debt and/or credit investments.

As of March 31, 2022, RCM has underwritten and purchased, primarily for the Funds, over $9.2 billion in face value of subordinate commercial mortgage-backed securities certificates in approximately 153 securitizations totaling approximately $161 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer in a majority of these transactions.

Rialto Management Group, LLC, together with its subsidiaries, RCA and RCM (excluding Stone Point), had 258 employees as of March 31, 2022 and is headquartered in Miami with offices located in New York City and Atlanta and additional offices across the United States and in Europe.

RCA has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act. RCA has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by RCA for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

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RCA is subject to an annual external audit. As part of such external audit, auditors perform test work and review internal controls throughout the year. While RCA was a part of Lennar, RCA was determined to be Sarbanes-Oxley compliant.

RCA maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, RCA has a formal, documented disaster recovery and business continuity plan.

As of March 31, 2022, RCA and its affiliates were actively special servicing approximately 445 portfolio loans (and REO properties) with an unpaid principal balance of approximately $9.08 billion (see footnote 2 to the chart below). As of March 31, 2022, RCA is also performing special servicing for approximately 143 commercial real estate securitizations. With respect to such securitization transactions, RCA is administering approximately 8,736 assets with an unpaid principal balance at securitization of approximately $143.4 billion. The asset pools specially serviced by RCA include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The following table sets forth information about RCA’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2019	As of 12/31/2020	As of 12/31/2021	As of 3/31/2022
Number of CMBS Pools Named Special Servicer	120	129	140	143
Approximate Aggregate Unpaid Principal Balance(1)	$125.0 billion	$133.3 billion	$142.3billion	$143.4 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	179	617	470	445
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$2.55 billion	$11.67 billion	$9.41 billion	$9.08 billion

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by RCA.
(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in RCA’s portfolio for which RCA is the named special servicer that are, as of the specified date, specially serviced by RCA. Does not include any resolutions during the specified year.

In its capacity as the special servicer, RCA will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loan. RCA may from time to time have custody of certain of such documents as necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent that RCA has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard.

RCA does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances, RCA may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of RCA, no special or unique factors of a material nature involved in special servicing the particular types of assets included in this securitization transaction, as compared to the types of assets specially serviced by RCA in other commercial mortgage-backed securitization pools generally, for which RCA has developed processes and procedures which materially differ from the processes and procedures employed by RCA in connection with its special servicing of commercial mortgage-backed securitization pools generally. There have not been, during the past three years, any material changes to the policies or procedures of RCA in the servicing function it will perform under the Pooling and Servicing Agreement for assets of the same type included in this securitization transaction.

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No securitization transaction in which RCA was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of RCA as special servicer, including as a result of a failure by RCA to comply with the applicable servicing criteria in connection with any securitization transaction. RCA has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. RCA has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which RCA is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by RCA in connection with any securitization in which RCA was acting as special servicer.

RCA does not believe that its financial condition will have any adverse effect on the performance of its duties under the Pooling and Servicing Agreement and, accordingly, RCA believes that its financial condition will not have any material impact on the Mortgage Loan performance or the performance of the Certificates.

From time to time RCA is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. RCA does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the Pooling and Servicing Agreement. There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against RCA or of which any of its property is the subject that are material to the Certificateholders

RCA occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which RCA acts as special servicer, RCA may enter into one or more arrangements with unaffiliated third parties entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, RCA’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace RCA as the special servicer.

RCA, the expected special servicer for this transaction, is an affiliate of (i) RREF IV-D AIV RR, LLC, the entity that is expected to (a) purchase the Class G-RR and the Class J-RR Certificates and (b) become the initial Controlling Class Representative and be appointed as the initial Directing Certificateholder, (ii) Rialto Real Estate Fund IV – Debt, LP, which entity or its affiliate may purchase the Class F, Class X-F, Class X-G and Class X-J Certificates, (iii) through common control by Stone Point Capital, LLC, Situs Holdings, LLC, the Outside Special Servicer of the 360 Rosemary Whole Loan under the BMO 2022-C1 PSA and (iv) RCM, which is the sub-advisor to and manager of the investment portfolio of FS Credit Real Estate Income Trust, Inc., an affiliate of FSC REIT Investments HRR, LLC, the initial loan-specific controlling class representative and the initial directing holder of the Yorkshire & Lexington Towers Whole Loan. RCA is or will also be the initial special servicer with respect to (i) the Yorkshire & Lexington Towers Whole Loan pursuant to the CGCMT 2022-GC48 Pooling and Servicing Agreement, (ii) the 2 Riverfront Plaza Whole Loan pursuant to the BBCMS 2022-C15 Pooling and Servicing Agreement, and (iii) the Wyndham National Portfolio Whole Loan pursuant to the UBS 2019-C18 Pooling and Servicing Agreement. RREF IV Debt AIV, LP (which is also an affiliate of RCA and RREF IV-D AIV RR, LLC) is also the initial controlling class representative and the initial directing certificateholder under the 2 Riverfront Plaza securitization and RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC (the majority-owned affiliate of RREF IV Debt AIV, LP which is an affiliate of RCA and Rialto Real Estate Fund IV-Debt, LP which is the retaining sponsor and the holder of an eligible vertical interest under the UBS 2019-C18 securitization) is the initial controlling class representative and the initial directing certificate holder with respect to the Wyndham National Portfolio Whole Loan pursuant to that UBS 2019-C18 securitization. Except as described above, neither RCA or any of its affiliates intends to retain any additional certificates issued by the issuing entity or any other economic interest in this securitization. However, RCM or its affiliates may, in the future, retain or own interests in certain other classes of certificates. Any such party will have the right to dispose of such Certificate at any time.

The foregoing information set forth under this heading “—The Special Servicer” has been provided by RCA. None of the Depositor, the Initial Purchasers, the Servicer, the Trustee, the Certificate Administrator, or any of their affiliates nor any other person or entity other than RCA takes any responsibility for this information or makes any representation or warranty as to the accuracy or completeness of such information. RCA is providing such

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information at the Depositor’s request to assist it with the preparation of this prospectus and RCA assumes no responsibility or liability for the contents of this prospectus.

The Special Servicer may enter into one or more arrangements with the Directing Certificateholder or any other person who has the right to remove, or vote to remove, the Special Servicer, to provide for a discount and/or revenue sharing with respect to certain Special Servicer compensation. The Directing Certificateholder, a Controlling Class Certificateholder and/or other persons or Certificateholders who have the right to remove, or vote to remove, the Special Servicer may further consider any such economic arrangements with the Special Servicer or a prospective replacement special servicer in entering into any decision to appoint or replace such party from time to time, and such considerations would not be required to take into account the best interests of any Certificateholder. See “Risk Factors—Risks Related to Conflict of Interests—Potential Conflicts of Interest of the Servicer and the Special Servicer”.

The information set forth above under this sub-heading “—The Special Servicers” regarding RCA has been provided by RCA.

General

Certain duties and obligations of the Special Servicer and the provisions of the Pooling and Servicing Agreement are described under “The Pooling and Servicing Agreement—Servicing of the Mortgage Loans”, “—Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses”, “—Inspections”, and “—Appraisal Reduction Amounts”. The Special Servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments”.

The Special Servicer may be terminated, with respect to the Mortgage Loans serviced under the Pooling and Servicing Agreement (a) with or without cause by the applicable Directing Holder, (b) for cause at any time, and (c) otherwise without cause as described under “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement.

The Special Servicer may resign under the Pooling and Servicing Agreement as described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor”. The Special Servicer and various related persons and entities will be entitled to be indemnified by the Issuing Entity for certain losses and liabilities incurred by the Special Servicer as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

Significant Primary Servicer

KeyBank National Association

KeyBank will be appointed as a primary servicer with respect to the KeyBank Mortgage Loans (collectively, the “KeyBank Serviced Mortgage Loans”). KeyBank is a wholly-owned subsidiary of KeyCorp. KeyBank maintains a servicing office at 11501 Outlook Street, Suite 300, Overland Park, Kansas 66211. KeyBank is not an affiliate of the Issuing Entity, the Depositor, any other Mortgage Loan Seller, the Trustee, the Certificate Administrator, the Custodian, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any other sub-servicer. KeyBank National Association is the master servicer with respect to the 360 Rosemary Mortgage Loan, which is serviced under the BMO 2022-C1 pooling and servicing agreement and is the master servicer and special servicer with respect (i) to the 111 River Street Mortgage Loan, which is serviced under the BMO 2022-C1 pooling and servicing agreement, (ii) The Reef Mortgage Loan, which is serviced under the Benchmark 2022-B35 pooling and servicing agreement and (iii) the Bell Works Mortgage Loan, which is serviced under the Benchmark 2022-B35 pooling and servicing agreement (collectively, the “KeyBank Outside Serviced PSAs”). KeyBank has been engaged in the servicing of commercial mortgage loans since 1995 and commercial mortgage loans originated for securitization since 1998. The following table sets forth information about KeyBank’s portfolio of master or primary serviced commercial mortgage loans as of the dates indicated.

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Loans	As of 12/31/19	As of 12/31/20	As of 12/31/21	As of 3/31/2022
By Approximate Number	18,882	17,008	18,122	18,403
By Approximate Aggregate Principal Balance (in billions)	$289.6	$308.5	$379.3	$405.5

Within this servicing portfolio are, as of March 31, 2022, approximately 11,649 loans with a total principal balance of approximately $285.7 billion that are included in approximately 877 commercial mortgage-backed securitization transactions.

KeyBank’s servicing portfolio includes mortgage loans secured by multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States. KeyBank also services newly-originated commercial mortgage loans and mortgage loans acquired in the secondary market for issuers of commercial and multifamily mortgage-backed securities, financial institutions and a variety of investors and other third parties. Based on the aggregate outstanding principal balance of loans being serviced as of December 31, 2021, the Mortgage Bankers Association of America ranked KeyBank the third largest commercial mortgage loan servicer for loans related to commercial mortgage-backed securities in terms of total master and primary servicing volume.

KeyBank has been a special servicer of commercial mortgage loans and commercial real estate assets included in commercial mortgage-backed securities transactions since 1998. As of March 31, 2022, KeyBank was named as special servicer with respect to commercial mortgage loans in 345 commercial mortgage-backed securities transactions totaling approximately $184.1 billion in aggregate outstanding principal balance and was special servicing a portfolio that included approximately 83 commercial mortgage loans with an aggregate outstanding principal balance of approximately $1.701 billion, which portfolio includes multifamily, office, retail, hospitality and other types of income-producing properties that are located throughout the United States.

The following table sets forth information on the size and growth of KeyBank’s managed portfolio of specially serviced commercial mortgage loans for which KeyBank is the named special servicer in commercial mortgage-backed securities transactions in the United States.

CMBS (US)	12/31/2019	12/31/2020	12/31/21	3/31/2022
By Approximate Number of Transactions	281	363	357	345
By Approximate Aggregate Principal Balance (in billions)	$111.4	$148.3	$178.9	$184.1

KeyBank has resolved over $12.7 billion of U.S. commercial mortgage loans over the past 10 years.

The following table sets forth information on the amount of U.S. commercial mortgage loans that KeyBank has resolved in each of the past 10 calendar years (in billions).

2012	2013	2014	2015	2016	2017	2018	2019	2020	2021
$1.89	$2.69	$0.63	$1.40	$0.27	$0.23	$0.12	$0.32	$3.20	$2.00

KeyBank is approved as the master servicer, primary servicer, and special servicer for commercial mortgage-backed securities rated by Moody’s, S&P Global Ratings (“S&P”), Fitch, and DBRS, Inc. (“DBRS Morningstar”). Moody’s does not assign specific ratings to servicers. KeyBank is on S&P’s Select Servicer list as a U.S. Commercial Mortgage Master Servicer and as a U.S. Commercial Mortgage Special Servicer, and S&P has assigned to KeyBank the rating of “Strong” as a master servicer, primary servicer, and special servicer. Fitch has assigned to KeyBank the ratings of “CMS1” as a master servicer, “CPS1” as a primary servicer, and “CSS1-” as a special servicer. DBRS Morningstar has assigned to KeyBank the rankings of “MOR CS1” as master servicer, “MOR CS1” as primary servicer, and “MOR CS1” as special servicer. S&P’s, Fitch’s, and DBRS Morningstar’s ratings of a servicer are based on an examination of many factors, including the servicer’s financial condition, management team, organizational structure, and operating history.

KeyBank’s servicing system utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows KeyBank to process mortgage servicing activities including: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments,

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insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports. KeyBank generally uses the CREFC® format to report to trustees of commercial mortgage-backed securities (CMBS) transactions and maintains a website (www.key.com/key2cre) that provides access to reports and other information to investors in CMBS transactions that KeyBank is the primary servicer or the master servicer.

KeyBank maintains the accounts it uses in connection with servicing commercial mortgage loans. The following table sets forth the ratings assigned to KeyBank’s deposits and debt obligations.

	S&P	Fitch	Moody’s
Long-Term Deposits	N/A	A	A1
Short-Term Deposits	N/A	F1	P-1
Long-Term Debt Obligations	A-	A-	A3
Short-Term Debt Obligations	A-2	F1	P-2

KeyBank believes that its financial condition will not have any material adverse effect on the performance of its duties under the KeyBank Primary Servicing Agreement and the KeyBank Outside Serviced PSAs and, accordingly, will not have any material adverse impact on the performance of the KeyBank Serviced Mortgage Loans and the Outside Serviced Mortgage Loans governed under the KeyBank Outside Serviced PSAs or the performance of the certificates.

KeyBank has developed policies, procedures and controls for the performance of its servicing obligations in compliance with applicable servicing agreements, servicing standards and the servicing criteria set forth in Item 1122 of Regulation AB under the Securities Act of 1933, as amended. These policies, procedures and controls include, among other things, procedures to (i) notify borrowers of payment delinquencies and other loan defaults, (ii) work with borrowers to facilitate collections and performance prior to the occurrence of a servicing transfer event, (iii) if a servicing transfer event occurs as a result of a delinquency, loss, bankruptcy or other loan default, transfer the subject loan to the special servicer, and (iv) manage delinquent loans and loans subject to the bankruptcy of the borrower.

KeyBank’s servicing policies and procedures for the servicing functions it will perform under the KeyBank Primary Servicing Agreement for assets of the same type included in this transaction are updated periodically to keep pace with the changes in the CMBS industry. For example, KeyBank has, in response to changes in federal or state law or investor requirements, (i) made changes in its insurance monitoring and risk-management functions as a result of the Terrorism Risk Insurance Act of 2002, as amended, and (ii) established a website where investors and mortgage loan borrowers can access information regarding their investments and mortgage loans. Otherwise, KeyBank’s servicing policies and procedures have been generally consistent for the last three years in all material respects.

KeyBank is, as the primary servicer of the KeyBank Serviced Mortgage Loans or the master servicer or special servicer of the Outside Serviced Mortgage Loans governed under the KeyBank Outside Serviced PSAs, generally responsible for the primary servicing functions for the KeyBank Serviced Mortgage Loans and master servicing or special servicing functions with respect to the Outside Serviced Mortgage Loans governed under the KeyBank Outside Serviced PSAs and any REO Property, as applicable. KeyBank may from time to time perform some of its servicing obligations under the KeyBank Primary Servicing Agreement and the KeyBank Outside Serviced PSAs through one or more third-party vendors that provide servicing functions such as tracking and reporting of flood zone changes, performing UCC searches, filing UCC financing statements and amendments, appraisals, environmental assessments, property condition assessments, property management, real estate brokerage services and other services necessary in the routine course of acquiring, managing and disposing of any REO Property. KeyBank will, in accordance with its internal procedures and applicable law, monitor and review the performance of any third-party vendors retained by it to perform servicing functions, and KeyBank will remain liable for its servicing obligations under the KeyBank Primary Servicing Agreement and the KeyBank Outside Serviced PSAs as if KeyBank had not retained any such vendors.

Generally, all amounts received by KeyBank on the KeyBank Serviced Mortgage Loans are initially deposited into a common clearing account with collections on other commercial mortgage loans serviced by KeyBank and are then allocated and transferred to the appropriate account within the time required by the KeyBank Primary Servicing

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Agreement. Similarly, KeyBank generally transfers any amount that is to be disbursed to a common disbursement account on the day of the disbursement.

KeyBank will not have primary responsibility for custody services of original documents evidencing the KeyBank Serviced Mortgage Loans. KeyBank may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular KeyBank Serviced Mortgage Loans or otherwise. To the extent that KeyBank has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard described in the KeyBank Primary Servicing Agreement and the servicing standards described in the related KeyBank Outside Serviced PSAs.

No securitization transaction involving commercial or multifamily mortgage loans in which KeyBank was acting as primary servicer has experienced a servicer event of default as a result of any action or inaction of KeyBank as primary servicer including as a result of KeyBank’s failure to comply with the applicable servicing criteria in connection with any securitization transaction.

From time to time KeyBank is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer and otherwise arising in the ordinary course of its business. KeyBank does not believe that any lawsuits or legal proceedings that are pending at this time would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the KeyBank Serviced Mortgage Loans pursuant to the KeyBank Primary Servicing Agreement or the Outside Serviced Mortgage Loans governed under the KeyBank Outside Serviced PSAs.

As of the Closing Date, neither KeyBank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that KeyBank intends to retain approximately $7,479,669 of the Combined VRR Interest and, for the avoidance of doubt, KeyBank, as primary servicer for certain of the KeyBank Serviced Mortgage Loans, will be entitled to, or is expected to be entitled to, primary servicing fees described in this prospectus with respect to such Mortgage Loans. However, KeyBank and its affiliates may, from time to time after the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates (other than its portion of the Combined VRR Interest) at any time.

The information set forth above under this heading “—Significant Primary Servicer” has been provided by KeyBank.

Summary of the KeyBank Primary Servicing Agreement

General. KeyBank has acquired the right to be appointed as the primary servicer of the KeyBank Serviced Mortgage Loans (collectively, 29.5%). Accordingly, Midland, as master servicer, and KeyBank, as primary servicer, will enter into a Primary Servicing Agreement, dated as of July 1, 2022 (the “KeyBank Primary Servicing Agreement”). The primary servicing of such KeyBank Serviced Mortgage Loans will be governed by the KeyBank Primary Servicing Agreement. The following summary describes certain provisions of the KeyBank Primary Servicing Agreement relating to the primary servicing and administration of the KeyBank Serviced Mortgage Loans. The summary does not purport to be complete and is subject, and qualified in its entirety, by reference to the provisions of the KeyBank Primary Servicing Agreement.

Summary of Duties. With respect to the KeyBank Serviced Mortgage Loans, KeyBank, as primary servicer, will be responsible for performing the primary servicing of such KeyBank Serviced Mortgage Loans in a manner consistent with the PSA and the Servicing Standard. Primary servicing will include:

●	maintaining the servicing file and releasing files upon borrower request or payoff of such KeyBank Serviced Mortgage Loan as approved by the master servicer,
●	(i) within five (5) business days of receipt of a repurchase demand, reporting any such repurchase demand to the master servicer and forwarding a copy of such repurchase demand to the master servicer, (ii) within five (5) business days of discovery or notice of a document defect or breach, notifying the master servicer in writing of any discovered document defect or breach of mortgage loan representation, and (iii) cooperating with the master servicer in pursuing its obligations to make a repurchase claim against the related mortgage loan seller,
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●	collecting monthly payments and escrow and reserve payments and maintaining a primary servicer collection account and applicable escrow and reserve accounts to hold such collections,
●	remitting to the master servicer on a timely basis monthly payments less any primary servicing fees and compensation in the nature of additional servicing compensation due to KeyBank, as primary servicer and any escrow and reserve payments to be held by KeyBank,
●	preparing such reports, including a monthly remittance report and such other reports as reasonably requested by the master servicer from time to time,
●	collecting monthly and quarterly borrower reports, rent rolls, and operating statements,
●	performing annual inspections of the related mortgaged property and providing inspection reports to the master servicer,
●	monitoring borrower insurance obligations on such KeyBank Serviced Mortgage Loans and related Specially Serviced Loans and obtaining such property level insurance when the borrower fails to maintain such insurance,
●	maintaining errors and omissions insurance and an appropriate fidelity bond,
●	notifying the master servicer of any borrower requests or transactions; provided, however, that KeyBank will not approve or consummate any borrower request or transaction without obtaining the prior written consent of the master servicer,
●	promptly notifying master servicer of any defaults under the KeyBank Serviced Mortgage Loans, collection issues or customer issues; provided that KeyBank will not take any action with respect to enforcing such KeyBank Serviced Mortgage Loans without the prior written approval of the master servicer, and
●	with respect to all servicing responsibilities of the master servicer under the PSA which are not being performed by KeyBank under the KeyBank Primary Servicing Agreement, KeyBank will reasonably cooperate with the master servicer to facilitate the timely performance of such servicing responsibilities.

KeyBank's custodial responsibilities are limited to original letters of credit as long as it (i) has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion, or (ii) outsources such responsibility to a third party vendor satisfactory to the master servicer, who has a vault or other adequate safety procedures in place satisfactory to the master servicer, in its sole discretion.

KeyBank will provide to master servicer access to all the servicing files, mortgage loan files and servicing systems maintained by KeyBank with respect to the KeyBank Serviced Mortgage Loans for audit and review. KeyBank will not take any action (whether or not authorized under the KeyBank Primary Servicing Agreement) as to which the master servicer has advised it in writing that the master servicer or the trustee has received an opinion of counsel to the effect that such action if taken would result in the imposition of a tax on any portion of the trust fund or cause either Trust REMIC to fail to qualify as a REMIC. KeyBank will fully cooperate with the master servicer in connection with avoiding the imposition of a tax on any portion of the trust fund or cause either Trust REMIC to fail to qualify as a REMIC.

KeyBank will also timely provide such certifications, reports and registered public accountant attestations required by the KeyBank Primary Servicing Agreement or by the master servicer to permit it to comply with the PSA and the depositor to comply with its Exchange Act reporting obligations.

The master servicer and KeyBank will each designate a portfolio manager and other appropriate personnel to receive documents and communications between each other such that KeyBank is able to perform its obligations under the KeyBank Primary Servicing Agreement and the master servicer is able to perform its supervisory authority over KeyBank. KeyBank will not communicate directly with the special servicer, the Directing Certificateholder or any Rating Agency except in very limited circumstances set forth in the KeyBank Primary Servicing Agreement.

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KeyBank will have no obligation to make any principal and interest advance or any servicing advances KeyBank will not make any Special Servicer Decisions, Major Decisions or any other action requiring the approval of the Master Servicer under the KeyBank Primary Servicing Agreement without the prior written approval of the master servicer.

Such consent may be subject to: (a) the prior approval of the special servicer, the Directing Certificateholder or any mezzanine loan lender, as applicable, if so required under the PSA or the related Mortgage Loan documents, which approval may be withheld in such person's sole discretion, and (b) obtaining any Rating Agency Confirmation required under the PSA or the related Mortgage Loan documents, which confirmation may be withheld in such person's sole discretion. The master servicer will request any such approvals or Rating Agency Confirmation.

Compensation. As compensation for its activities under the KeyBank Primary Servicing Agreement, the primary servicing fee will be paid only to the extent that the master servicer receives the Servicing Fee with respect to each KeyBank Serviced Mortgage Loan under the PSA. KeyBank is not entitled to any Prepayment Interest Excess. KeyBank will be entitled to such additional primary servicing compensation as set forth in the KeyBank Primary Servicing Agreement. Generally, if received and the master servicer is entitled to retain such amounts under the PSA, KeyBank will also be entitled to retain, with respect to each related KeyBank Serviced Mortgage Loan, as additional primary servicing compensation (the “Additional Primary Servicing Compensation”), the following:

●	100% of the master servicer’s share of any assumption application fees and 50% of the master servicer's share of any defeasance fees;
●	100% of the master servicer’s share of any charges for beneficiary statements to the extent such beneficiary statements were prepared by KeyBank and amounts collected for checks returned for insufficient funds actually paid by the borrower relating to the accounts held by KeyBank;
●	100% of late payment charges, demand charges and default interest paid by the related borrowers, except as required to offset outstanding interest on Advances or certain additional trust fund expenses incurred with respect to the related KeyBank Serviced Mortgage Loan;
●	50% of the master servicer’s share of any Excess Modification Fees, assumption fees, waiver fees, consent and earnout fees, review fees and similar fees; and
●	subject to certain limitations set forth in the PSA, any interest or other income earned on deposits in the related accounts held by KeyBank.

KeyBank will be entitled to 50% of the master servicer's share of any fees received by the master servicer with respect to any Major Decision and any Special Servicer Decision regardless as to whether KeyBank processes such action or not. The special servicer will process all (A) Major Decisions and (B) Special Servicer Decisions, unless the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision or Special Servicer Decision. If the master servicer and the special servicer mutually agree that the master servicer will process such Major Decision or Special Servicer Decision, KeyBank will be required to process such Major Decision or Special Servicer Decision.

KeyBank will be required to promptly remit to the master servicer any additional servicing compensation or other amounts received by it which KeyBank is not entitled to retain. Except as otherwise provided, KeyBank will pay all its overhead and similar expenses incurred by it in connection with its servicing activities under the KeyBank Primary Servicing Agreement.

Indemnification; Limitation of Liability. Neither KeyBank nor any partners, directors, officers, shareholders, members, managers, employees or agents of KeyBank (the “KeyBank Parties”) will be under any liability to the master servicer for any action taken, or for refraining from the taking of any action, in good faith pursuant to the KeyBank Primary Servicing Agreement, or for errors in judgment. However, this will not protect the KeyBank Parties against losses resulting from any breach of warranties or representations made in the KeyBank Primary Servicing Agreement, or against any liability that would otherwise be imposed on KeyBank by reason of its willful misconduct, bad faith, fraud or negligence (or by reason of any specific liability imposed under the KeyBank Primary Servicing Agreement for a breach of the accepted primary servicing practices) in the performance of its duties under the KeyBank Primary Servicing Agreement or by reason of its negligent disregard of its obligations or duties under the

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KeyBank Primary Servicing Agreement. The KeyBank Parties will be indemnified and held harmless by the master servicer against any and all losses, liabilities, penalties, fines, forfeitures, claims, judgments or expenses (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of this indemnity) incurred in connection with any actual or threatened legal or administrative action (whether in equity or at law) or claim relating to the KeyBank Primary Servicing Agreement (collectively, the “Losses”) incurred by KeyBank (a) resulting from (i) any breach by the master servicer of a representation or warranty made by it under the KeyBank Primary Servicing Agreement or (ii) the master servicer’s willful misconduct, bad faith, fraud or negligence in the performance of its obligations and duties under the KeyBank Primary Servicing Agreement or negligent disregard of its obligations and duties under the KeyBank Primary Servicing Agreement or (b) that may be imposed on, incurred by or asserted against it in connection with, related to, or arising out of, the KeyBank Primary Servicing Agreement or the transactions contemplated by the KeyBank Primary Servicing Agreement, other than any Losses incurred by KeyBank (i) that are specifically required to be borne by KeyBank without right of reimbursement pursuant to the terms of the KeyBank Primary Servicing Agreement or (ii) incurred by reason of (A) a breach of any representation or warranty by KeyBank, or (B) willful misconduct, bad faith, fraud or negligence of KeyBank in the performance of its respective obligations or duties under the KeyBank Primary Servicing Agreement or negligent disregard of its respective obligations or duties under the KeyBank Primary Servicing Agreement; provided, however, that the indemnification under clause (b) above will be strictly limited to any actual amount of indemnification received by the master servicer under the PSA as a result of pursuing the Trust on behalf of the KeyBank for such indemnification. The master servicer agrees to use reasonable efforts to pursue the Trust for any indemnification against any Losses incurred by KeyBank under clause (b) above.

KeyBank will indemnify and hold harmless the master servicer and its partners, directors, officers, shareholders, members, managers, employees or agents against any Losses incurred by the master servicer resulting from (1) any breach by KeyBank of a representation or warranty made by KeyBank in the KeyBank Primary Servicing Agreement or (2) any willful misconduct, bad faith, fraud or negligence by KeyBank in the performance of its obligations or duties under the KeyBank Primary Servicing Agreement or by reason of negligent disregard of such obligations or duties.

Termination. The KeyBank Primary Servicing Agreement will be terminated with respect to KeyBank if any of the following occurs:

●	the master servicer elects to terminate KeyBank following a KeyBank Primary Servicer Termination Event (as defined below) (except as provided in the following bullet);
●	immediately by the master servicer (or at the depositor's request to the extent the depositor has the right to request termination of KeyBank under the PSA) pursuant to the final two bullets listed under KeyBank Primary Servicer Termination Events below;
●	promptly following KeyBank being or becoming Risk Retention Affiliated with or a Risk Retention Affiliate (as defined under the Credit Risk Retention Rules) of any Third-Party Purchaser;
●	upon resignation by KeyBank;
●	with respect to any KeyBank Serviced Mortgage Loan, in the event such KeyBank Serviced Mortgage Loan is substituted pursuant to the PSA;
●	at the option of the master servicer in its sole discretion, in the event a KeyBank Serviced Mortgage Loan is purchased or repurchased pursuant to the PSA;
●	with respect to a KeyBank Serviced Mortgage Loan, upon defeasance of such KeyBank Serviced Mortgage Loan; or
●	if the master servicer’s responsibilities and duties as master servicer under the PSA have been assumed by the trustee, and the trustee has the right to terminate KeyBank pursuant to the PSA.

“KeyBank Primary Servicer Termination Event”, means any one of the following events:

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●	any failure by KeyBank to remit amounts due to the accounts maintained by KeyBank or to the master servicer, any amount required to be so remitted by KeyBank which failure continues unremedied for one (1) business day following the date on which such deposit or remittance was required to be made;
●	any failure on the part of KeyBank duly to observe or perform in any material respect any of its other covenants or obligations under the KeyBank Primary Servicing Agreement, which failure continues unremedied for a period of twenty (20) days (or (i) with respect to any year that a report on Form 10-K is required to be filed, three (3) business days in the case of KeyBank’s obligations under the KeyBank Primary Servicing Agreement in respect of Exchange Act reporting items (after any applicable grace periods) or (ii) ten (10) days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the KeyBank Primary Servicing Agreement) after the date on which written notice of such failure, requiring the same to be remedied, will have been given to KeyBank by the master servicer, provided, however, if such failure is capable of being cured and KeyBank is diligently pursuing such cure, such period will be extended an additional twenty (20) days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;
●	any breach on the part of KeyBank of any representation or warranty made pursuant to the KeyBank Primary Servicing Agreement which materially and adversely affects the interests of any class of certificateholders or holders of any related Serviced Pari Passu Companion Loan or the Combined VRR Interest Owners and which continues unremedied for a period of twenty (20) days after the date on which notice of such breach, requiring the same to be remedied, will have been given to KeyBank by the master servicer, provided, however, that if such breach is capable of being cured and KeyBank is diligently pursuing such cure, such twenty (20) day period will be extended for an additional thirty (30) days;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against KeyBank and such decree or order will have remained in force, undischarged, undismissed or unstayed for a period of fifty (50) days;
●	KeyBank consents to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to KeyBank, or of or relating to all or substantially all of its property;
●	KeyBank admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations or takes any corporate action in furtherance of the foregoing;
●	any Rating Agency (or any Companion Loan Rating Agency) has (A) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates, or (B) placed one or more classes of certificates on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (A) or (B), such action has not been withdrawn by such Rating Agency within 60 days of such rating action) and, in the case of either of clauses (A) or (B), such Rating Agency publicly cited servicing concerns with the master servicer (because of actions of KeyBank) or KeyBank as the sole or a material factor in such rating action;
●	KeyBank is no longer rated at least “CPS3” by Fitch and KeyBank is not reinstated to at least that rating within 60 days of the delisting;
●	KeyBank is removed from S&P’s Select Servicer List as a U.S. Commercial Mortgage Primary Servicer and is not restored to such status on such list within sixty (60) days;
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●	a Servicer Termination Event by the master servicer under the PSA, which Servicer Termination Event occurred as a result of the direct failure of KeyBank to perform any obligation required under the KeyBank Primary Servicing Agreement;
●	the failure of KeyBank to comply with any of the requirements to deliver any reports or certificates at the time such report or certification is required under the KeyBank Primary Servicing Agreement, which failure continues for five (5) days after KeyBank's receipt of written notice thereof;
●	subject to the PSA, any failure by KeyBank to comply with any of the requirements under Article X of the PSA applicable to KeyBank, including the failure to deliver any reports, certificates or disclosure information under the Exchange Act or the rules and regulations promulgated under the Exchange Act, at the time such report, certification or information is required under Article X of the PSA; or
●	any failure by KeyBank to comply with creating, obtaining or delivering any Exchange Act reporting items required for any party to the PSA to perform its obligations under Article X or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to.

Notwithstanding the foregoing, upon any termination of KeyBank, KeyBank will be entitled to receive all accrued and unpaid primary servicing fees through the date of termination and will cooperate fully with the master servicer to transition primary servicing of the KeyBank Serviced Mortgage Loans to the master servicer or its designee.

The foregoing information set forth in this “—The Primary Servicer—Summary of the KeyBank Primary Servicing Agreement” section has been provided by KeyBank.

The Outside Servicers and the Outside Special Servicers

For information regarding the Outside Servicers and Outside Special Servicers and each of the Outside Servicing Agreements (to the extent definitively identified as of the date of this prospectus) pursuant to which the Outside Servicers and Outside Special Servicers are obligated to service the applicable Outside Serviced Whole Loans, see “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

LNR Partners, LLC

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, is anticipated to be appointed to act as special servicer under the BBCMS 2022-C16 PSA which is anticipated to govern the servicing of the Phoenix Industrial Portfolio VIII Whole Loan after the closing of the BBCMS 2022-C16 securitization transaction which is anticipated to occur before the closing of this transaction. The principal executive offices of LNR Partners are located at 2340 Collins Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,
●	investing in high-yielding real estate-related debt and equity, and
●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the BBCMS 2022-C16 PSA, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases

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and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 178 as of March 31, 2022. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;
●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;
●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;
●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;
●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;
●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;
●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;
●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;
●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;
●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;
●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;
●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;
●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;
●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;
●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion;
●	160 domestic commercial mortgage backed securitization pools as of December 31, 2017 with a then current face value in excess of $68.9 billion;
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●	175 domestic commercial mortgage backed securitization pools as of December 31, 2018 with a then current face value in excess of $78.6 billion;
●	185 domestic commercial mortgage backed securitization pools as of December 31, 2019 with a then current face value in excess of $93.9 billion;
●	162 domestic commercial mortgage backed securitization pools as of December 31, 2020 with a then current face value in excess of $82.2 billion;
●	172 domestic commercial mortgage backed securitization pools as of December 31, 2021 with a then current face value in excess of $97.4 billion; and
●	178 domestic commercial mortgage backed securitization pools as of March 31, 2022 with a then current face value in excess of $101.5 billion.

As of December 31, 2021, LNR Partners has resolved approximately $85.6 billion of U.S. commercial and multifamily loans over the past 23 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, approximately $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, approximately $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, approximately $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, approximately $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, approximately $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, approximately $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, approximately $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, approximately $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, approximately $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, approximately $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, approximately $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, approximately $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, approximately $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016, approximately $4.5 billion of U.S. commercial and multifamily mortgage loans during 2017, approximately $3.8 billion of U.S. commercial and multifamily mortgage loans during 2018, approximately $2.6 billion of U.S. commercial and multifamily mortgage loans through December 31, 2019, approximately $2.9 billion of U.S. commercial and multifamily mortgage loans during 2020, approximately $4.8 billion of U.S. commercial and multifamily mortgage loans through December 31, 2021 and approximately $0.93 billion of U.S. commercial and multifamily loans through March 31, 2022.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, California, New York and North Carolina. As of March 31, 2022, LNR Partners and its affiliates specially service a portfolio, which included approximately 6,349 assets across the United States with a then current face value of approximately $101.5 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant

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provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the BBCMS 2022-C16 PSA for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the BBCMS 2022-C16 PSA and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Securities Holdings, LLC, an affiliate of LNR Partners, is anticipated to be appointed as the initial directing certificateholder under the BBCMS 2022-C16 PSA which is anticipated to govern the servicing of the Phoenix Industrial Portfolio VIII Whole Loan after the closing the of BBCMS 2022-C16 securitization transaction. Under the BBCMS 2022-C16 PSA, the directing certificateholder for that transaction will only be permitted to remove LNR Partners, LLC or its affiliate as special servicer without cause if LNR Securities Holdings, LLC or its affiliate own less than 15% of the certificate balance of the then controlling class of certificates for that transaction.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor other than Starwood Mortgage Capital LLC (“SMC”), any originator (other than SMC) or any significant obligor. LNR Partners, however, is an affiliate of (i) SMC, one of the sponsors and a mortgage loan seller, (ii) LNR Securities Holdings, LLC, which entity is expected, on the closing date of the BBCMS 2022-C16, to be appointed the initial directing certificateholder of such transaction which is anticipated to govern the servicing of the Phoenix Industrial

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Portfolio VIII and (iii) Starwood Mortgage Funding II LLC, the initial holder of certain of the Yorkshire & Lexington Towers Companion Loans (until the closing of the BBCMS 2022-C16 securitization transaction).

Except as disclosed in this prospectus and except for (i) LNR Partners acting as special servicer for the BBCMS 2022-C16 securitization transaction, (ii) LNR Securities Holdings, LLC, an affiliate of LNR Partners acting as the initial directing certificateholder for the BBCMS 2022-C16 securitization transaction, (iii) SMC being one of the sponsors and an originator of some of the Mortgage Loans and (iv) Starwood Mortgage Funding II LLC being the initial holder of certain of the Yorkshire & Lexington Towers Companion Loans, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Except as described above, including LNR Partners’ right as special servicer to certain compensation and reimbursement under the BBCMS 2022-C16 PSA, neither LNR Partners nor any of its affiliates will retain on the Closing Date any Certificates issued by the issuing entity or any other economic interest in this securitization. However, LNR Partners or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

The Operating Advisor and the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), a Delaware limited liability company, will act as the operating advisor (in such capacity, the “Operating Advisor”), under the Pooling and Servicing Agreement. Pentalpha Surveillance will also be serving as the asset representations reviewer (in such capacity, the “Asset Representations Reviewer”) under the Pooling and Servicing Agreement. The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors and agencies of the U.S. Government. Pentalpha Surveillance’s platform utilizes compliance checking software and has a team of industry operations specialists focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty failures, derivative contract errors, litigation support, and expert testimony as well as other advisory assignments.

As of March 31, 2022, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 263 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $254 billion. As of March 31, 2022, Pentalpha Surveillance was acting as asset representations reviewer for 106 commercial mortgage-backed securitizations with an aggregate initial unpaid principal balance of approximately $103 billion.

Pentalpha Surveillance satisfies each of the standards of “Eligible Operating Advisor” set forth in “The Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Pentalpha Surveillance: (i) is an

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operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar and none of those rating agencies has qualified, downgraded or withdrawn any of its rating or ratings of one or more classes of certificates for any such transaction citing concerns with Pentalpha Surveillance as the sole or material factor in such rating action; (ii) (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (iii) can and is making the representations and warranties as operating advisor set forth in the Pooling and Servicing Agreement; (iv) is not (and is not affiliated with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, any Risk Retention Consultation Party or a depositor, trustee, certificate administrator, master servicer, or a special servicer with respect to the securitization of any Companion Loan or any of their respective affiliates; (v) has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the Special Servicer; and (vi) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, the Uncertificated VRR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than its fees from its role as Operating Advisor; provided that Pentalpha Surveillance, in its capacity as Asset Representations Reviewer, is entitled to receive related fees as set forth in the Pooling and Servicing Agreement.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities

The foregoing information under this “—The Operating Advisor and the Asset Representations Reviewer” heading regarding Pentalpha Surveillance has been provided by Pentalpha Surveillance.

For a description of any material affiliations, relationships and related transactions between the Operating Advisor or the Asset Representations Reviewer and the other transaction parties, see “—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Resignation of the Master Servicer, the Special Servicer and the Operating Advisor” and “—Operating Advisor”.

The Operating Advisor and the Asset Representations Reviewer will only be liable under the Pooling and Servicing Agreement to the extent of the obligations specifically imposed by the Pooling and Servicing Agreement, and no implied duties or obligations may be asserted against the Operating Advisor or Asset Representations Reviewer.

The Operating Advisor will have certain review and consultation duties with respect to activities of the Special Servicer. The Asset Representations Reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and notification from the Certificate Administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans. For further information regarding the duties, responsibilities, rights and obligations of the Operating Advisor and the Asset Representations Reviewer under the Pooling and Servicing Agreement, including those related to indemnification and limitation of liability, see “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the Pooling and Servicing Agreement regarding the Operating Advisor’s or the Asset Representations Reviewer’s removal, replacement, resignation or transfer are described under “The Pooling and Servicing Agreement—Operating Advisor”, and “—The Asset Representations Reviewer”.

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Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Transaction Party and Related Party Affiliations

The Depositor and its affiliates are playing several roles in this transaction. The Depositor is an affiliate of (i) BMO, a Sponsor, an originator, an initial Risk Retention Consultation Party and the expected holder of the BMO VRR Interest Portion, and (ii) BMO Capital Markets Corp., one of the underwriters.

KeyBank, a Sponsor, an originator, an initial Risk Retention Consultation Party and a primary servicer, is an affiliate of KeyBanc Capital Markets Inc., one of the underwriters. KeyBank is the master servicer with respect to the 360 Rosemary Mortgage Loan, which is serviced under the BMO 2022-C1 pooling and servicing agreement. KeyBank is the master servicer and special servicer with respect (i) to the 111 River Street Mortgage Loan, which is serviced under the BMO 2022-C1 pooling and servicing agreement, (ii) The Reef Mortgage Loan, which is serviced under the Benchmark 2022-B35 pooling and servicing agreement and (iii) the Bell Works Mortgage Loan, which is serviced under the Benchmark 2022-B35 pooling and servicing agreement.

Starwood Mortgage Capital LLC, a Sponsor and an originator, is an affiliate of (i) LNR Partners, LLC, the special servicer under the BBCMS 2022-C16 pooling and servicing agreement, which is expected to govern the servicing of the Phoenix Industrial Portfolio VIII Whole Loan and (ii) Starwood Mortgage Funding II LLC, the initial holder of certain of the Yorkshire & Lexington Towers Companion Loans (until the closing of the BBCMS 2022-C16 securitization transaction).

Midland is also (i) expected to be the master servicer with respect to the Yorkshire & Lexington Towers and 79 Fifth Avenue Mortgage Loans which are expected to be serviced under the CGCMT 2022-GC48 pooling and servicing agreement, (ii) expected to be the master servicer with respect to the Phoenix Industrial Portfolio VIII Mortgage Loan which is expected to be serviced under the BBCMS 2022-C16 pooling and servicing agreement and (iii) the master servicer with respect to the 2 Riverfront Plaza Mortgage Loan which is currently being serviced under the BBCMS 2022-C15 pooling and servicing agreement.

GACC, a Sponsor, is an affiliate of DBRI, an originator and the holder of one or more of The Lion Building Companion Loans and The Reef Companion Loans, and Deutsche Bank Securities Inc., one of the underwriters.

CREFI, a Sponsor, an originator, is an affiliate of Citigroup Global Markets Inc., one of the underwriters.

UBS AG, a sponsor, an originator, is an affiliate of UBS Securities LLC, one of the underwriters.

RCA, the expected special servicer for this transaction, is an affiliate of (i) RREF IV-D AIV RR, LLC, the entity that is expected to (a) purchase the Class G-RR and the Class J-RR Certificates and (b) become the initial Controlling Class Representative and be appointed as the initial Directing Certificateholder, (ii) Rialto Real Estate Fund IV – Debt, LP, which entity or its affiliate may purchase the Class F, Class X-F, Class X-G and Class X-J Certificates, (iii) through common control by Stone Point Capital, LLC, Situs Holdings, LLC, the Outside Special Servicer of the 360 Rosemary Whole Loan under the BMO 2022-C1 PSA and (iv) RCM, which is the sub-advisor to and manager of the investment portfolio of FS Credit Real Estate Income Trust, Inc., an affiliate of FSC REIT Investments HRR, LLC, the initial loan-specific controlling class representative and the initial directing holder of the Yorkshire & Lexington Towers Whole Loan. RCA is or will also be the initial special servicer with respect to (i) the Yorkshire & Lexington Towers Whole Loan pursuant to the CGCMT 2022-GC48 Pooling and Servicing Agreement, (ii) the 2 Riverfront Plaza Whole Loan pursuant to the BBCMS 2022-C15 Pooling and Servicing Agreement, and (iii) the Wyndham National Portfolio Whole Loan pursuant to the UBS 2019-C18 Pooling and Servicing Agreement. RREF IV Debt AIV, LP (which is also an affiliate of RCA and RREF IV-D AIV RR, LLC) is also the initial controlling class representative and the initial directing certificateholder under the 2 Riverfront Plaza securitization and RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC (the majority-owned affiliate of RREF IV Debt AIV, LP which is an affiliate of RCA and Rialto Real Estate Fund IV-Debt, LP which is the retaining sponsor and the holder of an eligible vertical interest under the UBS 2019-C18 securitization) is the initial controlling class representative and the initial directing certificate holder with respect to the Wyndham National Portfolio Whole Loan pursuant to that UBS 2019-C18 securitization. Except as described above, neither RCA or any of its affiliates intends to retain any additional certificates issued by the issuing entity or any other economic interest in this securitization. However, RCM or its affiliates may, in the future, retain or own interests in certain other classes of certificates. Any such party will have

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the right to dispose of such Certificate at any time. RCA or an affiliate assisted RREF IV-D AIV RR, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

Pentalpha Surveillance LLC, the Operating Advisor and Asset Representations Reviewer, is the (i) operating advisor and asset representations reviewer with respect to the 2 Riverfront Plaza Mortgage Loan which is currently being serviced under the BBCMS 2022-C15 pooling and servicing agreement.

Interim Servicing Arrangements

KeyBank, acts as interim servicer with respect to all of the Mortgage Loans (29.5%) (with an aggregate Cut-off Date Balance of approximately $208,929,293) to be contributed to this securitization transaction by KeyBank in its capacity as a Sponsor.

Pursuant to certain interim servicing agreements between BMO, a Sponsor and Originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to five (5) of the Mortgage Loans (8.3%) (with an aggregate Cut-off Date Balance of approximately $58,800,000) to be contributed to this securitization transaction by BMO.

Pursuant to certain interim servicing agreements between CREFI, a Sponsor and Originator, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to three (3) of the Mortgage Loans (5.3%) (with an aggregate Cut-off Date Balance of approximately $37,327,018) to be contributed to this securitization transaction by CREFI.

Pursuant to certain interim servicing agreements between GACC, a Sponsor, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to one (1) of the GACC Mortgage Loans that are Serviced Mortgage Loans (9.2%) (with an aggregate Cut-off Date Balance of approximately $65,000,000) to be contributed to this securitization transaction by GACC.

Pursuant to certain interim servicing agreements between UBS AG, a Sponsor, and/or certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to five (5) of the Mortgage Loans (13.1%) (with an aggregate Cut-off Date Balance of approximately $92,932,615.69) to be contributed to this securitization transaction by UBS AG.

Interim and Other Custodial Arrangements

Pursuant to interim custodial agreements between Computershare and SMC, Computershare acts as interim custodian with respect to all of the SMC Mortgage Loans (4.7%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the BMO Mortgage Loans other than the BMO Mortgage Loans which are Outside Serviced Mortgage Loans (8.3%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the GACC Mortgage Loans other than the GACC Mortgage Loans which are Outside Serviced Mortgage Loans (9.2%).

Computershare Trust Company, National Association acts as interim custodian of the loan documents with respect to the CREFI Mortgage Loans other than the CREFI Mortgage Loans which are Outside Serviced Mortgage Loans (5.3%).

KeyBank acts as interim custodian of the loan documents with respect to all of the KeyBank Mortgage Loans.

Whole Loans and Mezzanine Loan Arrangements

KeyBank, a Sponsor, a primary servicer, an initial Risk Retention Consultation Party, an outside special servicer and an originator, is the current holder of one or more of the KB Portfolio Companion Loans, but is expected to transfer each of those Companion Loans to one or more future mortgage securitization transactions.

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CREFI, a Sponsor and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the Yorkshire & Lexington Towers Pari Passu-AB Whole Loan, the Bell Works Whole Loan, the 79 Fifth Avenue Whole Loan and the PentaCentre Office Whole Loan.

DBRI, an originator and an affiliate of GACC, a Sponsor, is the current holder of one or more of the Companion Loans relating to The Reef Whole Loan and The Lion Building Whole Loan, but is expected to transfer each of those Companion Loans to one or more future mortgage securitization transactions.

UBS AG, a Sponsor and an originator, is the current holder of one or more Pari Passu Companion Loans relating to the 3075 Olcott Whole Loan and the Wyndham National Hotel Portfolio Whole Loan.

SMC, a Sponsor and an originator, is an affiliate of Starwood Mortgage Funding II LLC, the current holder of one or more Pari Passu Companion Loans relating to the Yorkshire & Lexington Towers Pari Passu-AB Whole Loan, but is expected to transfer each of those Companion Loans to the BBCMS 2022-C16 transaction.

Other Arrangements

Midland, the Master Servicer, will enter into one or more agreements with the Sponsors to purchase the master servicing rights to the Mortgage Loans and/or the right to be appointed as the Master Servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Serviced Loans.

These roles and other potential relationships may give rise to conflicts of interest as further described under “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Other Potential Conflicts of Interest May Affect Your Investment”.

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Credit Risk Retention

General

This securitization transaction will be subject to the credit risk retention requirements of Section 15G of the Exchange Act, as added by Section 941 of the Dodd-Frank Act (together with the rules and regulations promulgated under said Section 15G, the “Credit Risk Retention Rules”). An economic interest in the credit risk of the securitized assets in this securitization transaction is expected to be retained pursuant to Regulation RR (17 CFR Part 246) (“Regulation RR”) which implements the Credit Risk Retention Rules, as a combination of the following:

●	Bank of Montreal, a Canadian chartered bank, has been designated by the Sponsors to act as the “retaining sponsor” (as such term is defined in Regulation RR, the “Retaining Sponsor”);
●	The Retaining Sponsor is expected to acquire (or cause other Retaining Parties to acquire) from the Depositor, on the Closing Date, an “eligible vertical interest” (as defined in Regulation RR), in the Issuing Entity, with an aggregate initial principal balance of $25,346,004 as of the Closing Date, consisting of (i) the BMO VRR Interest Portion retained by BMO, as described below, and (ii) the KeyBank VRR Interest Portion acquired by KeyBank, as described below (collectively, the “Combined VRR Interest”); the Combined VRR Interest will represent approximately 3.58% of the sum of the initial Certificate Balance of all of the Certificates and the aggregate initial principal balance of the Uncertificated VRR Interest as of the Closing Date; and the Combined VRR Interest will entitle each holder thereof to a specified percentage of the amounts paid on each other class of ABS interests in the Issuing Entity;
●	The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the Combined VRR Interest acquired on the Closing Date and retained by KeyBank, which portion of the Combined VRR Interest will be in the form of Class VRR Certificates and have an initial Certificate Balance equal to approximately $7,479,669, representing approximately 29.51% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “KeyBank VRR Interest Portion”). KeyBank originated Mortgage Loans or portions thereof representing approximately 29.5% of the Initial Pool Balance, which is equal to at least 20% of the Initial Pool Balance and is equal to or greater than KeyBank’s percentage ownership of the aggregate initial principal balance of the entire Combined VRR Interest as of the Closing Date (which percentage ownership interest is at least 20% of the aggregate initial principal balance of the entire Combined VRR Interest as of the Closing Date), in accordance with Rule 11(a)(1) of Regulation RR;
●	KeyBank will acquire the KeyBank VRR Interest Portion pursuant to an exchange in accordance with Rule 11(a)(1)(iv)(B), whereby KeyBank will sell to the Depositor the KeyBank Mortgage Loans originated by it in exchange for cash consideration and the KeyBank VRR Interest Portion; and payment for the KeyBank VRR Interest Portion (i) will be in the form of a reduction in the price received by KeyBank from the Depositor for the KeyBank Mortgage Loans originated by KeyBank and sold by KeyBank to the Depositor for inclusion in this securitization transaction (which price will be subject to adjustment for allocated transaction costs and expenses) and (ii) will equal the amount by which the Retaining Sponsor’s risk retention is reduced by KeyBank’s acquisition of the KeyBank VRR Interest Portion in accordance with Regulation RR;
●	The Retaining Sponsor is expected to retain (either directly or through its MOA) the portion of the Combined VRR Interest remaining (following the acquisition by or on behalf of KeyBank of the KeyBank VRR Interest Portion), which remaining portion will be in the form of the Uncertificated VRR Interest and will have an initial principal balance equal to approximately $17,866,335, representing approximately 70.49% (by initial principal balance) of the entire Combined VRR Interest as of the Closing Date (the “BMO VRR Interest Portion”); and
●	The Retaining Sponsor is expected to satisfy the remainder of its risk retention requirements under the Credit Risk Retention Rules by a third party purchaser (the “Retaining Third Party Purchaser”), which will be RREF IV-D AIV RR, LLC, a Delaware limited liability company, purchasing, on the Closing Date, and holding for its own account an “eligible horizontal residual interest” (as such term is defined in Regulation RR), consisting of all of the Class G-RR Certificates and Class J-RR Certificates
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(collectively, the “HRR Certificates” and, together with the Combined VRR Interest, the “RR Interest”), with an aggregate initial Certificate Balance of $30,719,921, and having an aggregate fair value equal to at least 1.4231% of the fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest as of the Closing Date, determined in accordance with Generally Accepted Accounting Principles (“GAAP”). See “—HRR Certificates—The Retaining Third Party Purchaser” below for more information on the Retaining Third Party Purchaser.

The owner of the Uncertificated VRR Interest is referred to in this prospectus as the “Uncertificated VRR Interest Owner” and the Uncertificated VRR Interest Owner and the holder(s) of the Class VRR Certificates are referred to in this prospectus, each individually, as a “Combined VRR Interest Owner” and, collectively, as the “Combined VRR Interest Owners”.

“MOA” means a “majority-owned affiliate” (as defined in Regulation RR).

The Retaining Sponsor, KeyBank and the Retaining Third Party Purchaser are collectively referred to herein as the “Retaining Parties”. The percentage of the aggregate Certificate Balance of all of the Certificates and the aggregate initial principal balance of the Uncertificated VRR Interest as of the Closing Date represented by the Combined VRR Interest (which is approximately 3.58%) and the percentage of the aggregate fair value of all Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest as of the Closing Date represented by the HRR Certificates (which is at least 1.4231%), as noted in the above, will equal at least 5, as of the Closing Date.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Parties, the Retaining Third Party Purchaser or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Sponsors have determined, that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in Rule 17 of Regulation RR.

The total required credit risk retention percentage (the “Required Credit Risk Retention Percentage”) for this transaction is 5.0%. The Required Credit Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Credit Risk Retention Percentage of no less than 2.50% if the Issuing Entity includes any non-qualifying CRE loans.

The Combined VRR Interest

Material Terms of the Combined VRR Interest

General

The Class VRR Certificates constitute a Class of Certificates, a Class of Regular Certificates and a Class of Principal Balance Certificates, but do not constitute a Class of Offered Certificates, a Class of Non-Vertically Retained Certificates, a Class of Non-Vertically Retained Regular Certificates or a Class of Non-Vertically Retained Principal Balance Certificates. The Uncertificated VRR Interest does not constitute a Class of Certificates, or any of the foregoing categories defining certain specified Classes of Certificates. The Class VRR Certificates and the Uncertificated VRR Interest are collectively referred to in this prospectus as the “Combined VRR Interest”. The Combined VRR Interest is not offered hereby.

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The “Certificate Balance” of the Class VRR Certificates outstanding at any time represents the maximum amount that the holders of such Certificates are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of the Class VRR Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Class VRR Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Class VRR Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of the Class VRR Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Uncertificated VRR Interest Balance” represents the maximum amount that the holders of the Uncertificated VRR Interest outstanding at any time are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Uncertificated VRR Interest Balance will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, the Uncertificated VRR Interest on that Distribution Date. In the event that applicable Realized Losses previously allocated to the Uncertificated VRR Interest in reduction of its Uncertificated VRR Interest Balance are recovered subsequent to such Uncertificated VRR Interest being reduced to zero, the Uncertificated VRR Interest Owners may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The “Combined VRR Interest Balance” means the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance, together.

The initial Combined VRR Interest Balance will be approximately $25,346,004, subject to a variance of plus or minus 5.0%.

The Combined VRR Interest will not be rated, and will not have a Rated Final Distribution Date.

Effective Interest Rate

Except for tax reporting purposes, the Combined VRR Interest does not have a specified Pass-Through Rate; however, the effective interest rate on the Combined VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date.

Allocation Between Combined VRR Interest and Non-Vertically Retained Regular Certificates

The right to payment of holders of the Combined VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-Vertically Retained Regular Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) allocable to: (a) the Combined VRR Interest will be the product of such Aggregate Available Funds multiplied by the Vertically Retained Percentage; and (b) the Non-Vertically Retained Regular Certificates (collectively) will be the product of such Aggregate Available Funds multiplied by the Non-Vertically Retained Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Principal Balance Certificates, on the other hand, pro rata in accordance with the respective Percentage Allocation Entitlements thereof.

The “Vertically Retained Percentage” is a fraction, expressed as a percentage, the numerator of which is the initial principal balance of the Combined VRR Interest, and the denominator of which is the sum of (x) the aggregate initial Certificate Balance of all Classes of Principal Balance Certificates and (y) the initial principal balance of the Uncertificated VRR Interest.

The “Non-Vertically Retained Percentage” is the difference between 100% and the Vertically Retained Percentage.

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The “Percentage Allocation Entitlement” means: (a) with respect to the Combined VRR Interest, the “Vertically Retained Percentage”; and (b) with respect to the Non-Vertically Retained Certificates, the “Non-Vertically Retained Percentage”.

The aggregate amount available for distributions on the Combined VRR Interest on each Distribution Date (other than distributions of Excess Interest, prepayment premiums and yield maintenance charges) is referred to as the “Combined VRR Available Funds”, which is equal to the product of the Aggregate Available Funds multiplied by the Vertically Retained Percentage.

Allocation of Applicable Realized Losses

On each Distribution Date, any applicable Realized Loss will be allocated to the Combined VRR Interest; and, in connection therewith, the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance of the Uncertificated VRR Interest will each be reduced (pro rata based on the relative sizes of such balances on such Distribution Date) without distribution, as a write-off, to the extent of such Realized Loss, until the Combined VRR Interest Balance has been reduced to zero.

A “Realized Loss” means, with respect to the Combined VRR Interest for any Distribution Date, the amount, if any, by which (i) the product of (A) the Vertically Retained Percentage and (B) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (ii) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

All reductions in the Combined VRR Interest Balance in respect of Realized Losses allocable to the Combined VRR Interest (as described above) are referred to as an “Applied Realized Loss Amount”. Applied Realized Loss Amounts with respect to the Combined VRR Interest will be reimbursed as described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the Combined VRR Interest” below.

Appraisal Reductions

On each Distribution Date, the Vertically Retained Percentage of any Appraisal Reduction Amounts will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof.

Voting Rights

The Class VRR Certificates will have the Voting Rights allocable to such Class as a Class of Principal Balance Certificates as described under “Description of the Certificates—Voting Rights” below in this prospectus. The Uncertificated VRR Interest will not have any voting rights.

Method, Timing and Amount of Distributions on the Combined VRR Interest

Distributions on the Class VRR Certificates and the Uncertificated VRR Interest are required to be made by the Certificate Administrator on each Distribution Date, to the extent of Combined VRR Available Funds as described in this prospectus, commencing in August 2022.

All distributions (other than the final distribution on the Class VRR Certificates or the Uncertificated VRR Interest) are required to be made to the persons in whose names the Class VRR Certificates or the Uncertificated VRR Interest, as applicable, are registered at the close of business on each Record Date. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the applicable Combined VRR Interest Owner at a bank or other entity having appropriate facilities to accept such funds, if the applicable Combined VRR Interest Owner has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the applicable Combined

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VRR Interest Owner. The final distribution on any Class VRR Certificates or Uncertificated VRR Interest is required to be made in like manner, but only upon presentation and/or surrender thereof or of the rights thereto at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to the Class VRR Certificates will be allocated pro rata among the outstanding Class VRR Certificates based on their respective Percentage Interests.

Priority of Distributions on the Combined VRR Interest

On each Distribution Date, for so long as the aggregate Combined VRR Interest Balance has not been reduced to zero, the Certificate Administrator is required to apply amounts on deposit in the Distribution Account for distribution to the Combined VRR Interest, to the extent of the Combined VRR Available Funds, in the following order of priority:

First, to the Combined VRR Interest, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the Combined VRR Interest, in reduction of the Combined VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the Combined VRR Interest Balance has been reduced to zero; and

Third, to reimburse (with interest) prior write-offs of the Combined VRR Interest Balance, up to an amount equal to the unreimbursed Applied Realized Loss Amounts previously allocated to the Combined VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date.

provided, however, that to the extent any Combined VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Trust REMICs, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Reimbursement of previously allocated Realized Losses with respect to the Combined VRR Interest will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Combined VRR Interest Balance in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred) the Vertically Retained Percentage of the amount of such recovery will be added to the Combined VRR Interest Balance (and allocated between the Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance on a pro rata basis in accordance with the relative sizes of such balances), up to the lesser of (A) the Vertically Retained Percentage of the amount of such recovery and (B) the amount of unreimbursed applicable Realized Losses previously allocated to the Combined VRR Interest. If the Combined VRR Interest Balance is so increased, the amount of unreimbursed Applied Realized Loss Amounts of the Combined VRR Interest will be decreased by such amount.

The “Vertical Risk Retention Allocation Percentage” will equal the Vertically Retained Percentage divided by the Non-Vertically Retained Percentage.

The “VRR Interest Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest distributed on the Non-Vertically Retained Regular Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-Second and Twenty-Fifth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

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The “VRR Principal Distribution Amount” with respect to the Combined VRR Interest for any Distribution Date will equal the product of (a) the Vertical Risk Retention Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-Vertically Retained Principal Balance Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-Third and Twenty-Sixth and the penultimate paragraph in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount” with respect to any Distribution Date will equal the product of (A) the Vertical Risk Retention Allocation Percentage and (B) the aggregate amount of interest on related unreimbursed Realized Losses distributed to the holders of the Non-Vertically Retained Principal Balance Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-First, Twenty-Fourth and Twenty-Seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, the Vertically Retained Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) will be required to be distributed to holders of the Combined VRR Interest.

Prepayment Interest Shortfalls

Prepayment Interest Shortfalls on the Mortgage Loans that are not covered by certain Compensating Interest Payments made by the Master Servicer (or any comparable payments made by an Outside Servicer) are required to be allocated between the Combined VRR Interest, on the one hand, and the Non-Vertically Retained Regular Certificates, on the other hand, in accordance with their respective Percentage Allocation Entitlements.

Allocation Between Class VRR Certificates and the Uncertificated VRR Interest

The right to payment of holders of the Class VRR Certificates is pro rata and pari passu with the right to payment of holders of the Uncertificated VRR Interest. On each Distribution Date, Combined VRR Available Funds and any Appraisal Reduction Amounts, yield maintenance charges and prepayment premiums, Prepayment Interest Shortfalls, and Excess Interest allocated to the Combined VRR Interest will be allocated to the Class VRR Certificates and the Uncertificated VRR Interest pro rata (based on the respective Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance). In addition, any losses incurred on the Mortgage Loans and/or reimbursements of Applied Realized Loss Amounts allocated to the Combined VRR Interest will be allocated between the Class VRR Certificates, on the one hand, and the Uncertificated VRR Interest, on the other hand, pro rata in accordance with the respective Certificate Balance of the Class VRR Certificates and the Uncertificated VRR Interest Balance.

Risk Retention Consultation Parties

The “Risk Retention Consultation Parties”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan, will be: (i) the party selected by BMO, and (ii) the party selected by KeyBank. The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it. Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded RRCP Mortgage Loan. The initial Risk Retention Consultation Parties are expected to be BMO and KeyBank.

Each Risk Retention Consultation Party will have certain non-binding consultation rights in certain circumstances (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Loan, as further described in this prospectus.

Notwithstanding the foregoing, a Risk Retention Consultation Party will not have consultation rights with respect to any Mortgage Loan or Whole Loan with respect to which such Risk Retention Consultation Party or the person

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entitled to appoint such Risk Retention Consultation Party is a Borrower Party (as to such Risk Retention Consultation Party, an “Excluded RRCP Mortgage Loan”).

With respect to any Serviced Mortgage Loan or Serviced Whole Loan as to which a Risk Retention Consultation Party has consultation rights as described above, the Master Servicer and the Special Servicer will be required to consult with such Risk Retention Consultation Party on a non-binding basis in connection with any Major Decision that it is processing (and such other matters that are subject to the non-binding consultation rights of a Consulting Party pursuant to the Pooling and Servicing Agreement) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision (or any other matter requiring consultation with a Consulting Party). In the event the Master Servicer or the Special Servicer receives no response from a Risk Retention Consultation Party within 10 days following the Master Servicer’s delivery of information in its possession reasonably requested by such Risk Retention Consultation Party or the Special Servicer’s delivery of the related Major Decision Reporting Package, the Master Servicer or the Special Servicer, as applicable, will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the Master Servicer or the Special Servicer, as applicable, from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Serviced Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

The other parties to the Pooling and Servicing Agreement will be entitled to assume, without independent investigation or verification, that the identity of any Risk Retention Consultation Party has not changed until such parties receive written notice of (including the identity of and contact information for) a replacement of such Risk Retention Consultation Party from the Sponsor entitled to select it.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders or the Uncertificated VRR Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder or Uncertificated VRR Interest Owner, as applicable, will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(a)       may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates;

(b)       may act solely in the interests of the holders of the Combined VRR Interest and does not have any liability or duties to the holders of any other Class of Certificates;

(c)       may take actions that favor the interests of the holders of the Combined VRR Interest over the interests of the holders of one or more other Classes of Certificates; and

(d)       will have no liability whatsoever for having so acted as set forth in (a) – (c) above, and no Certificateholder or Uncertificated VRR Interest Owner may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the Master Servicer or the Special Servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Serviced Loan, any law, the Servicing Standard or the provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, will not result in any liability on the part of the Master Servicer or Special Servicer.

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HRR Certificates

The Retaining Third Party Purchaser

RREF IV-D AIV RR, LLC (“RREF AIV”), a Delaware limited liability company, is expected, to (i) act as the Retaining Third Party Purchaser and (ii) acquire the Class G-RR and Class J-RR certificates (the “HRR Certificates”).

The Retaining Third-Party Purchaser is wholly owned, directly or indirectly, by RREF IV Debt AIV, L.P, which was formed with a primary purpose of investing in commercial mortgaged-backed securities, including the junior tranches of such securities (“CMBS B-Piece Securities”). The Retaining Third-Party Purchaser has previously purchased other CMBS B-Piece Securities like the HRR Certificates and its affiliates have been a third-party purchaser in many other CMBS securitizations and have held CMBS B-Piece securities and served as controlling class representative and directing certificateholder (or in a similar capacity) in other CMBS securitizations. The Retaining Third-Party Purchaser is advised by Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”), an affiliate of Rialto Capital Advisors, LLC, the expected special servicer for this transaction (“RCA”), and an experienced commercial real estate debt investor. RCM has underwritten and purchased, primarily for funds under its management, as of March 31, 2022 over $9.2 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in approximately 153 different securitizations totaling approximately $161 billion in overall transaction size. RCM (or an affiliate) has the right to appoint the special servicer for each of these transactions. See “Transaction Parties—Servicers—The Special Servicers” for additional information about the Retaining Third-Party Purchaser, RCM, RCA and their respective affiliates.

RREF IV-D AIV RR, LLC is expected to purchase the HRR Certificates and is expected to be the initial Controlling Class Representative and the initial Directing Holder. RCA, the expected special servicer for this transaction, is an affiliate of (i) RREF IV-D AIV RR, LLC, the Retaining Third-Party Purchaser, (ii) Rialto Real Estate Fund IV – Debt, LP, which entity or its affiliate may purchase the Class F, Class X-F, Class X-G and Class X-J Certificates, (iii) through common control by Stone Point Capital, LLC, Situs Holdings, LLC, the Outside Special Servicer of the 360 Rosemary Whole Loan under the BMO 2022-C1 PSA and (iv) RCM, which is the sub-advisor to and manager of the investment portfolio of FS Credit Real Estate Income Trust, Inc., an affiliate of FSC REIT Investments HRR, LLC, the initial loan-specific controlling class representative and the initial directing holder of the Yorkshire & Lexington Towers Whole Loan. RCA is or will also be the initial special servicer with respect to (i) the Yorkshire & Lexington Towers Whole Loan pursuant to the CGCMT 2022-GC48 Pooling and Servicing Agreement, (ii) the 2 Riverfront Plaza Whole Loan pursuant to the BBCMS 2022-C15 Pooling and Servicing Agreement, and (iii) the Wyndham National Portfolio Whole Loan pursuant to the UBS 2019-C18 Pooling and Servicing Agreement. RREF IV Debt AIV, LP (which is also an affiliate of RCA and RREF IV-D AIV RR, LLC) is also the initial controlling class representative and the initial directing certificateholder under the 2 Riverfront Plaza securitization and RREF IV-D UBSCM 2019-C18 MOA-HRR, LLC (the majority-owned affiliate of RREF IV Debt AIV, LP which is an affiliate of RCA and Rialto Real Estate Fund IV-Debt, LP which is the retaining sponsor and the holder of an eligible vertical interest under the UBS 2019-C18 securitization) is the initial controlling class representative and the initial directing certificate holder with respect to the Wyndham National Portfolio Whole Loan pursuant to that UBS 2019-C18 securitization. RCA or an affiliate assisted RREF IV-D AIV RR, LLC and/or one or more of its affiliates with its due diligence of the Mortgage Loans prior to the Closing Date.

For a description of any material conflicts of interest or material potential conflicts of interest between the Retaining Third Party Purchaser and another party to this securitization, see “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of a Directing Holder and any Companion Loan Holder” and “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans”.

Any review by the Retaining Third Party Purchaser and its affiliates of the credit risk of the securitized assets is solely for its own benefit, may not be relied upon by any other person, and is not intended to be, and may not be, construed as an approval or endorsement of the sponsor's underwriting standards or any loan-level disclosure in this document. The Retaining Third Party Purchaser makes no representations or warranties with respect to any such underwriting standards or disclosure and the Retaining Third Party Purchaser has not independently verified the truth or accuracy of any representations or warranties of any of the sponsors or any other party to this transaction or any related documents.

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Solely for its own purposes and benefit, the Retaining Third Party Purchaser has completed an independent review of the credit risk of each Mortgage Loan consisting of a review of the Sponsors' underwriting standards, the collateral and expected cash flows. Such review was based on the Mortgage Loan files and information regarding the mortgage loans provided by or on behalf of the Sponsors. The Retaining Third Party Purchaser has no liability to any person or entity for the manner in which it conducted its due diligence or the extent of such due diligence. The Retaining Third Party Purchaser is not required to take into account the interests of any other investor in the certificates or any other party in conducting its due diligence or in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the Sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. The Retaining Third Party Purchaser's acceptance of a Mortgage Loan does not constitute, and may not be construed as, an endorsement or approval of any such mortgage loan, the underwriting for such Mortgage Loan or of the originator of such Mortgage Loan. Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Retaining Third Party Purchaser may have special relationships or interests that conflict with those of the holders of one or more Classes of Certificates. In addition, the Retaining Third Party Purchaser does not have any duties to the holders of any Class of Certificates, may act solely in its own interests, and will have no liability to any Certificateholders for having done so, and no Certificateholder may take any action whatsoever against the Retaining Third Party Purchaser or any director, officer, employee, agent or principal of the Retaining Third Party Purchaser for having so acted.

If the Retaining Sponsor determines that the Retaining Third Party Purchaser or a successor third party purchaser no longer complies with one or more of the Credit Risk Retention Rules applicable to the Retaining Third Party Purchaser or such successor third party purchaser, the Retaining Sponsor will be required to promptly notify, or cause to be notified, the Certificateholders and the Uncertificated VRR Interest Owner of such noncompliance.

Material Terms of the HRR Certificates

The Retaining Third Party Purchaser is expected to purchase the HRR Certificates, consisting of the Classes of Certificates identified in the table below, for cash on the Closing Date.

Eligible Horizontal Residual Interest
Retained by Retaining Third Party Purchaser

Class of HRR Certificates	Expected Initial Certificate Balance(1)	Estimated Range of Fair Value of the HRR Certificates (in % and $)(2)	Expected Purchase Price(3)
Class G-RR	$6,827,000	0.3163% - 0.3434% / $2,218,163	32.49104%
Class J-RR	$23,892,921	1.1068% - 1.2018% / $7,763,059	32.49104%

(1)	Includes the expected initial Certificate Balance of each Class of HRR Certificates that the Retaining Third Party Purchaser expects to purchase on the Closing Date. The balance of the Combined VRR Interest is not included in the Certificate Balance of any Class of HRR Certificates.
(2)	The estimated range of fair value of each Class of the HRR Certificates (in each case expressed as a percentage of the fair value of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest, and expressed as a dollar amount), which Classes of HRR Certificates collectively would constitute the eligible horizontal residual interest retained by the Retaining Sponsor to meet the requirements of the Credit Risk Retention Rules with respect to this securitization. The fair value dollar amount of the HRR Certificates is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Determination of Amount of Required Horizontal Credit Risk Retention”. The fair value of the Certificates (other than the HRR Certificates) and the Uncertificated VRR Interest is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below. For a description of the manner in which the estimated fair value of the Certificates and the Uncertificated VRR Interest was determined, see “—Determination of Amount of Required Horizontal Credit Risk Retention”.
(3)	Expressed as a percentage of the expected initial Certificate Balance of each Class of HRR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the HRR Certificates to be acquired by the Retaining Third Party Purchaser is approximately $9,981,222, excluding accrued interest.

The aggregate fair value of the HRR Certificates identified in the above table entitled “Eligible Horizontal Residual Interest Retained by Retaining Third Party Purchaser” is expected to fall within a range of approximately 1.4231% - 1.5452% of the aggregate fair value of all Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest issued by the Issuing Entity.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of Regulation RR with respect to this securitization transaction, it would have retained an eligible horizontal residual interest with an aggregate fair value dollar amount falling within a range of approximately $32,298,438 - $35,069,140, representing 5% of the aggregate fair value, as of the Closing Date, of all of the Certificates (other than the Class R Certificates) and the Uncertificated VRR Interest issued by the Issuing Entity.

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On any Distribution Date, the aggregate amount available for distributions on the Combined VRR Interest and the Non-Vertically Retained Certificates will be allocated between the Combined VRR Interest and the Non-Vertically Retained Certificates pro rata in accordance with the respective Percentage Allocation Entitlements thereof, and principal and interest, net of specified servicing and administrative costs and expenses, allocated to the Non-Vertically Retained Certificates will be further allocated to the specified Classes of Non-Vertically Retained Certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G and X-J certificates), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”. On any Distribution Date, Mortgage Loan losses will be allocated between the Combined VRR Interest and Non-Vertically Retained Principal Balance Certificates pro rata in accordance with the respective Percentage Allocation Entitlements thereof, and the Mortgage Loan losses allocated to the Non-Vertically Retained Principal Balance Certificates will be further allocated to the specified Classes of Non-Vertically Retained Principal Balance Certificates in ascending order (beginning with certain Non-Vertically Retained Principal Balance Certificates that are not being offered by this prospectus), in each case as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

For a description of payment and other material terms of the Classes of HRR Certificates identified in the table above in this “—Material Terms of the HRR Certificates” section, see “Description of the Certificates” in this prospectus.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Non-Vertically Retained Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates (the “Swap Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve, and the Class X-F, Class X-G, Class X-J, Class F, Class G-RR and Class J-RR Certificates (the “Yield Priced Certificates”) are anticipated to be priced based on a targeted yield. The Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Swap Priced Principal Balance Certificates and each Class of Yield Priced Certificates (other than the Class X-F, Class X-G and Class X-J Certificates) as described below. CMBS such as the Class X-A and Class X-D Certificates (solely for the purposes of this “Credit Risk Retention” section, the “Treasury Yield Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Swap Priced Principal Balance Certificates, the Treasury Yield Interest-Only Certificates and Yield Priced Certificates based on a number of inputs and assumptions consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates. It should be noted in reviewing the fair value discussion below, that certain of the inputs and assumptions, such as yields, credit spreads, prices and coupons, are not directionally correlated, i.e. variations from the base case in the direction of the high or low estimates will not necessarily occur in the same manner, in the same direction or to the same degree for each applicable input or assumption at any given point in time or as a result of any particular market condition. For example, with respect to any particular Class of Swap Priced Principal Balance Certificates, swap yields may widen in the direction of the high estimate provided, while credit spreads and/or prices move in the direction of the low estimate provided.

Swap Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap Priced Principal Balance Certificates would be over the course of this securitization transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan documents during each Collection Period and which Classes of Swap Priced Principal Balance Certificates will be entitled to receive principal payments based on the payment priorities described in “Description of Certificates—Distributions—Priority of Distributions”.  On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Swap Priced Principal Balance Certificates based on 0% CPR.

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Swap Yield Curve

For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap Priced Principal Balance Certificates”. The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of fair values of the Swap Priced Principal Balance Certificates.  The actual swap yield curve that will be used as a basis for determining the price of the Swap Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations.  The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap Priced Principal Balance Certificates
Maturity (Years)	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2Y	2.997%	3.319%	4.252%
3Y	2.899%	3.251%	4.119%
4Y	2.801%	3.167%	3.980%
5Y	2.761%	3.104%	3.873%
6Y	2.724%	3.066%	3.797%
7Y	2.687%	3.039%	3.735%
8Y	2.663%	3.019%	3.685%
9Y	2.652%	3.009%	3.648%
10Y	2.657%	3.009%	3.627%
12Y	2.680%	3.020%	3.594%

Based on the swap yield curve, the Retaining Sponsor will determine for each Class of Swap Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Swap Curve Interpolated Yield”) that corresponds to that Class’s weighted average life, by using a linear straight line interpolation (using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9, 10 and 12 year maturities) if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined the credit spread for each Class of Swap Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual credit spread for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

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Range of Credit Spreads for the Swap Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	1.25%	1.35%	1.45%
Class A-2	1.25%	1.35%	1.45%
Class A-3	1.65%	1.75%	1.85%
Class A-4	1.58%	1.68%	1.78%
Class A-5	1.60%	1.70%	1.80%
Class A-SB	1.55%	1.65%	1.75%
Class A-S	2.05%	2.20%	2.35%
Class B	2.40%	2.60%	2.80%
Class C	3.10%	3.35%	3.60%
Class D	4.60%	4.85%	5.10%
Class E	5.60%	5.85%	6.10%

Discount Yield Determination for Swap Priced Principal Balance Certificates

The discount yield (the “Discount Yield”) for each Class of Swap Priced Principal Balance Certificates is the sum of the Swap Curve Interpolated Yield for such Class and the related credit spread established at pricing.  The Retaining Sponsor determined the Discount Yield for each Class of Swap Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related Class of Swap Priced Principal Balance Certificates as of the date of this prospectus. The actual Discount Yield for a particular Class of Swap Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current Discount Yield demanded by investors for similar CMBS will ultimately result in higher or lower fair values.

For an expected range of values for each Class of Swap Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap Priced Principal Balance Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Swap Priced Principal Balance Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

Range of Discount Yields for the Swap Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	4.1989%	4.6356%	5.6367%
Class A-2	4.0168%	4.4631%	5.3384%
Class A-3	4.3268%	4.7805%	5.5637%
Class A-4	4.2355%	4.6890%	5.4133%
Class A-5	4.2563%	4.7090%	5.4299%
Class A-SB	4.2294%	4.6827%	5.4692%
Class A-S	4.7066%	5.2090%	5.9786%
Class B	5.0566%	5.6090%	6.4286%
Class C	5.7568%	6.3590%	7.2280%
Class D	7.2571%	7.8590%	8.7269%
Class E	8.2571%	8.8590%	9.7269%

Determination of Class Sizes for Swap Priced Principal Balance Certificates

The Retaining Sponsor was provided credit support levels for each Class of Non-Vertically Retained Principal Balance Certificates by each Rating Agency.  A credit support level for a particular Class of Swap Priced Principal Balance Certificates reflects the Rating Agency’s assessment of the aggregate principal balance of Swap Priced Principal Balance Certificates that would be required to be subordinate to that Class of Swap Priced Principal Balance Certificates in order to satisfy that Rating Agency’s internal ratings criteria to permit it to issue a particular credit rating. Based on the individual credit support levels (expressed as a percentage) provided by the Rating

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Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular Class of Non-Vertically Retained Principal Balance Certificates (the “Constraining Level”).  In certain circumstances the Retaining Sponsor may have elected not to engage a rating agency for particular Classes of Non-Vertically Retained Certificates, based in part on the credit support levels provided by that rating agency.  See “Risk Factors—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.  The Certificate Balances of the Classes of Swap Priced Principal Balance Certificates were also based in part on anticipated investor demand for such Classes. The Certificate Balance for the Classes of Non-Vertically Retained Principal Balance Certificates with the highest credit rating was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus that Class’s Constraining Level.  For each other subordinate Class of Non-Vertically Retained Principal Balance Certificates, that Class’s Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior Class of Non-Vertically Retained Principal Balance Certificates minus such subordinate Class’s Constraining Level.

Target Price Determination for Swap Priced Principal Balance Certificates

The Retaining Sponsor determined a target price (the “Target Price”) for each Class of Swap Priced Principal Balance Certificates (other than the Class D and Class E Certificates) on the basis of the price (expressed as a percentage of the Certificate Balance of that Class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions.  The Class D and Class E Certificates are expected to price based on a fixed interest rate. The Target Price that was utilized for each Class of Swap Priced Principal Balance Certificates (other than the Class D and Class E Certificates) is set forth in the table below.  The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Target Prices for Swap Priced Principal Balance Certificates
Class of Swap Priced Principal Balance Certificates	Target Price
Class A-1	100.000%
Class A-2	103.000%
Class A-3	103.000%
Class A-4	101.000%
Class A-5	103.000%
Class A-SB	103.000%
Class A-S	103.000%
Class B	100.000%
Class C	100.000%

Determination of Assumed Certificate Coupon for Swap Priced Principal Balance Certificates

Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates (other than, in the case of Target Price, the Class D and the Class E Certificates, which are each expected to accrue interest at an Assumed Certificate Coupon of 2.500%), the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such Class of Certificates in order to achieve the related Target Price for that Class of Swap Priced Principal Balance Certificates when utilizing the related Discount Yield in determining that Target Price.  The Assumed Certificate Coupon for each Class of Swap Priced Principal Balance Certificates and Range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields as of the Closing Date is set forth in the table below.

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Range of Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates
Class of Certificates	Low Estimate of Assumed Certificate Coupons		Base Case Assumed Certificate Coupon		High Estimate of Assumed Certificate Coupon
Class A-1	4.2330%		4.7570	%(1)	4.9740	%(2)
Class A-2	4.7930	%(3)	4.9740	%(2)	4.9740	%(2)
Class A-3	4.8000	%(4)	4.9740	%(2)	4.9740	%(2)
Class A-4	4.3450%		4.7710	%(5)	4.9740	%(2)
Class A-5	4.6130%		4.9740	%(2)	4.9740	%(2)
Class A-SB	4.7140	%(6)	4.9740	%(2)	4.9740	%(2)
Class A-S	4.9740	%(2)	4.9740	%(2)	4.9740	%(2)
Class B	4.9740	%(2)	4.9740	%(2)	4.9740	%(2)
Class C	4.9740	%(2)	4.9740	%(2)	4.9740	%(2)
Class D	2.5000%		2.5000%		2.5000%
Class E	2.5000%		2.5000%		2.5000%

(1)	Based on an assumed certificate coupon equal to the WAC Rate less 0.217%.
(2)	Based on an assumed certificate coupon equal to the WAC Rate.
(3)	Based on an assumed certificate coupon equal to the WAC Rate less 0.181%.
(4)	Based on an assumed certificate coupon equal to the WAC Rate less 0.174%.
(5)	Based on an assumed certificate coupon equal to the WAC Rate less 0.203%.
(6)	Based on an assumed certificate coupon equal to the WAC Rate less 0.260%.

Determination of Expected Price for Swap Priced Principal Balance Certificates

Based on interest payments using the Assumed Certificate Coupons for the Swap Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of Swap Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap Priced Expected Price”) expressed as a percent of the Certificate Balance of that Class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the WAC Rate. The Retaining Sponsor determined the Swap Priced Expected Price for each Class of Swap Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and the Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Swap Priced Expected Price for a Class of Certificates will be, therefore, the low range of fair values of the Swap Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair values of the Swap Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Treasury Yield Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% constant prepayment yield (“CPY”), the Retaining Sponsor calculated what the expected scheduled interest payments on each Class of Treasury Yield Interest-Only Certificates would be over the course of the transaction (for each Class of Treasury Yield Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related Class of Treasury Yield Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the underlying Mortgage Loan documents assuming 100% CPY for the Classes of Treasury Yield Interest-Only Certificates and the Classes of Certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions—Priority of Distributions”.  On the basis of the periodic reduction in the Notional Amount of the Treasury Yield Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such Class of Treasury Yield Interest-Only Certificates based on 100% CPY. The “CPY” prepayment assumption assumes that each Mortgage Loan (or applicable portion thereof) experiences prepayments each month at a specified constant annual rate following any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium.

Determination of Treasury Yield Curve for Treasury Yield Interest-Only Certificates

The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Treasury Yield Interest-Only Certificates.  The actual treasury yield curve that will be used as a

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basis for determining the price of the Treasury Yield Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations.  For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Treasury Yield Interest-Only Certificates”.  The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield curve, which represents the Retaining Sponsor's estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the Certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Treasury Yield Interest-Only Certificates
Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7Y	2.978%	3.326%	4.033%
10Y	2.880%	3.226%	3.855%

Based on the treasury yield curve, the Retaining Sponsor determined for each Class of Treasury Yield Interest-Only Certificates the yield reflected on the treasury yield curve (the “Yield Curve Interpolated Yield”) that corresponds to the weighted average life of the Class of Non-Vertically Retained Principal Balance Certificates that is a component of such Class of Treasury Yield Interest-Only Certificates by using a straight line interpolation (using treasury yield curves with 7 and 10 year maturities) if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination for Treasury Yield Interest-Only Certificates

The Retaining Sponsor determined the credit spread for each Class of Treasury Yield Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of such Class of Treasury Yield Interest-Only Certificates as of the date of this prospectus.  The actual credit spread for a particular Class of Treasury Yield Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values.  The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which is the Retaining Sponsor's estimate of the largest percentage increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the Certificates.

Range of Credit Spreads for the Treasury Yield Interest-Only Certificates
Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	2.60%	2.75%	N/A(1)
Class X-D	4.00%	4.25%	4.50%

(1)	There is no expected cash flow at this scenario.

Discount Yield Determination for Treasury Yield Interest-Only Certificates

The Discount Yield for each Class of Treasury Yield Interest-Only Certificates is the sum of the Yield Curve Interpolated Yield for such Class and the related credit spread.  For an expected range of values for each Class of Treasury Yield Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Treasury Yield Interest-Only Certificates” below.  The Retaining Sponsor identified the range presented in the table below from the base case Discount Yield percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the discount yield for newly issued CMBS reasonably expected to occur prior to pricing of the Treasury Yield Interest-Only Certificates based on the Retaining Sponsor’s observation and experience in the placement of CMBS with similar characteristics.

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Range of Discount Yields for the Treasury Yield Interest-Only Certificates
Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	5.5362%	6.0332%	N/A(1)
Class X-D	6.8879%	7.4841%	8.3693%

(1)	There is no expected cash flow at this scenario.

Determination of Scheduled Certificate Interest Payments for Treasury Yield Interest-Only Certificates

Based on the range of Assumed Certificate Coupons determined for the Non-Vertically Retained Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments in each scenario for each Class of Treasury Yield Interest-Only Certificates based on the difference between the WAC Rate in effect from time to time, over the weighted average of the Pass-Through Rate(s) of the underlying Class(es) of Principal Balance Certificates upon which the Notional Amount of such Class of Treasury Yield Interest-Only Certificates is based.

Determination of Treasury Yield Interest-Only Expected Price

Based on the Discount Yield and the Scheduled Certificate Interest Payments for each Class of Treasury Yield Interest-Only Certificates, the Retaining Sponsor determined the price (the “Treasury Yield Interest-Only Expected Price”) expressed as a percent of the Notional Amount of such Class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Treasury Yield Interest-Only Expected Price for each Class of Treasury Yield Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Non-Vertically Retained Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Treasury Yield Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Non-Vertically Retained Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Treasury Yield Interest-Only Certificates and therefore a higher Treasury Yield Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Non-Vertically Retained Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Treasury Yield Interest-Only Certificates and therefore a lower Treasury Yield Interest-Only Expected Price.

Yield Priced Certificates

Yield Priced Expected Price

The Yield Priced Certificates include the Class X-F Certificates, Class X-G Certificates, Class X-J Certificates, Class F Certificates and each Class of HRR Certificates expected to be acquired by the Retaining Third Party Purchaser. The valuation of each Class of Yield Priced Certificates was based on the price that was either set forth in the bid letter that the Retaining Third Party Purchaser submitted to acquire the Yield Priced Certificates or otherwise agreed upon by the Retaining Third Party Purchaser and the Sponsors, which price is set forth under “—Material Terms of the HRR Certificates” above (the “Yield Priced Expected Price” and, together with the Swap Priced Expected Price and the Treasury Yield Interest-Only Expected Price, the “Expected Prices” or, each an “Expected Price”), and expressed as a percent of the Certificate Balance or Notional Amount of the subject Class. The Yield Price Expected Price was based on (i) a targeted discount yield to maturity of 11.0000% for the Class X-F Certificates and Class F Certificates, 19.9599% for the Class X-G Certificates and Class X-J Certificates, and 19.9599% for each Class of HRR Certificates, (ii) the Modeling Assumptions, (iii) 0% CPR, (iv) Scheduled Certificate Principal Payments (if any) and (v) an initial Pass-Through Rate of (a) the WAC Rate over the Pass-Through Rate of the Class F Certificates for the Class X-F Certificates, (b) the WAC Rate over the Pass-Through Rate of the Class G-RR Certificates for the Class X-G Certificates, (c) the WAC Rate over the Pass-Through Rate of the Class J-RR Certificates for the Class X-J Certificates, (d) 2.5000% for the Class F Certificates, and (e) 4.0000%for each Class of HRR Certificates.

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Determination of Class Sizes of Yield Priced Certificates

The Retaining Sponsor determined the Certificate Balance of the Class F Certificates and each Class of HRR Certificates in the same manner described above in “—Determination of Class Sizes for Swap Priced Principal Balance Certificates”.

Calculation of Fair Value of all Certificates

Fair Value of Non-Vertically Retained Certificates

Based on the Expected Prices, the Retaining Sponsor determined the estimated fair value of each Class of Non-Vertically Retained Regular Certificates by multiplying the Expected Price by the related Certificate Balance or Notional Amount.  The Retaining Sponsor determined the range of fair values for each Class of Non-Vertically Retained Regular Certificates based on the low estimate and high estimate of Expected Prices.

Fair Value of the Combined VRR Interest

The Retaining Sponsor determined the fair value of the Combined VRR Interest by (i) calculating the aggregate fair value of all of the Non-Vertically Retained Certificates (other than the Class R Certificates), (ii) multiplying such aggregate fair value by the Vertical Risk Retention Allocation Percentage and, (iii) based on the assumption that the restrictions on liquidity (as described under “—Hedging, Transfer and Financing Restrictions” below) constitute an embedded characteristic of the Combined VRR Interest rather than an entity specific restriction, applying a liquidity discount. The Retaining Sponsor determined the range of fair values for the Combined VRR Interest based on the low estimate and high estimate of the calculation set forth in clause (i).

Range of Estimated Fair Values

Based on the Expected Prices and the fair value of the Combined VRR Interest, the Retaining Sponsor determined the estimated fair value or range of fair values set forth in the table below for each Class of Certificates and the Uncertificated VRR Interest. For each of the “Base Case Fair Value”, the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)” and the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Retaining Sponsor determined the estimated fair value of the related Class of Non-Vertically Retained Certificates by multiplying the relevant Expected Price by the Certificate Balance or Notional Amount, as applicable, of such Class of Certificates (or, in the case of the Class A-4 and Class A-5 Certificates, by the estimated Certificate Balance of the Class A-4 and Class A-5 Certificates).

Range of Estimated Fair Values

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$6,664,968	$6,783,727	$6,783,961
Class A-2	$96,033,208	$99,661,922	$100,800,827
Class A-3	$6,467,198	$6,782,941	$6,900,694
Class A-4(1)	$150,513,184	$156,536,903	$156,543,754
Class A-5(1)	$194,546,517	$205,575,561	$206,630,883
Class A-SB	$10,556,223	$11,065,498	$11,196,682
Class X-A(1)	$0	$2,264,722	$14,242,893
Class A-S	$55,555,331	$58,910,326	$61,234,429
Class B	$28,385,290	$30,200,601	$31,504,720
Class C	$26,734,986	$28,529,823	$29,861,464
Class X-D	$5,822,185	$6,047,806	$6,207,192
Class X-F	$2,447,767	$2,447,767	$2,447,767
Class X-G	$288,582	$288,582	$288,582
Class X-J	$1,009,970	$1,009,970	$1,009,970
Class D	$12,123,179	$13,008,206	$13,666,824
Class E	$7,925,978	$8,495,854	$8,919,723
Class F	$8,013,438	$8,013,438	$8,013,438
Class G-RR	$2,218,163	$2,218,163	$2,218,163
Class J-RR	$7,763,059	$7,763,059	$7,763,059
Combined VRR Interest	$23,134,079	$24,342,102	$25,108,084

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(1)	The range of estimated fair values set forth in the table above with respect to the Class A-4 Certificates, the Class A-5 Certificates and the Class X-A Certificates is based on the Class A-4 Certificates having an initial Certificate Balance of $155,000,000, and the Class A-5 Certificates having an initial Certificate Balance of $200,624,000. However, the exact initial Certificate Balances of the Class A-4 and Class A-5 Certificates are unknown and will be determined based on the final pricing of those Classes of Certificates. The initial Certificate Balance of the Class A-4 Certificates is expected to be within a range of $0 and $155,000,000, and the initial Certificate Balance of the Class A-5 Certificates is expected to be within a range of $200,624,000 and $355,624,000. The aggregate initial Certificate Balance of the Class A-4 and Class A-5 Certificates is expected to be approximately $355,624,000, subject to a variance of plus or minus 5%. Alternatively, assuming that the Class A-4 Certificates have an initial Certificate Balance of $0, and the Class A-5 Certificates have an initial Certificate Balance of $355,624,000, the estimated fair values for the Class A-4 Certificates, the Class A-5 Certificates, the Class X-A Certificates and the Combined VRR Interest will instead be as set forth in the following table:
Class of Certificates and Combined VRR Interest	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-4	$0	$0	$0
Class A-5	$344,833,550	$364,312,606	$366,273,959
Class X-A	$0	$32,589	$11,181,833
Combined VRR Interest	$23,125,681	$24,340,913	$25,109,506

The estimated range of fair value for the Certificates and the Uncertificated VRR Interest is approximately $645,968,757 to $701,382,793.

Hedging, Transfer and Financing Restrictions

The Combined VRR Interest and the HRR Certificates will be required to be subject to certain hedging, transfer and financing restrictions. Both the Class VRR Certificates and the HRR Certificates will be evidenced by one or more Certificates and are expected to be held in definitive form by the Certificate Administrator on behalf of the registered holders of the Class VRR Certificates and HRR Certificates, respectively, for so long as the Class VRR Certificates and HRR Certificates, as applicable, are subject to transfer restrictions under the Credit Risk Retention Rules, as and to the extent provided in the Pooling and Servicing Agreement. The Uncertificated VRR Interest will not be evidenced by a certificate.

Each Retaining Party will agree to certain hedging, transfer and financing restrictions that will be applicable to any “retaining sponsor”, “originator”, “third party purchaser” and any respective “affiliate” (each as defined in Regulation RR), as applicable, for so long as compliance with the Credit Risk Retention Rules is required; provided, that pursuant to the Pooling and Servicing Agreement, an Uncertificated VRR Interest Owner will not be permitted to transfer its ownership interest in the Uncertificated VRR Interest at any time (other than to its MOA).

These restrictions will include an agreement by each Retaining Party not to transfer its respective RR Interest, except to an MOA or, solely in the case of the Retaining Third Party Purchaser, to a subsequent third party purchaser (as defined in, and in compliance with, the Credit Risk Retention Rules then in effect). In addition, the Retaining Parties will have agreed not to enter into any hedging, pledging, financing or any other similar transaction or activity with respect to the RR Interest unless such transaction complies with the Credit Risk Retention Rules then in effect.

The Retaining Parties will have agreed that, unless Regulation RR is earlier repealed or otherwise determined not to be applicable to this securitization transaction, the restrictions described under this heading “—Hedging, Transfer and Financing Restrictions” will expire on the date that is the latest of (i) the date on which the total unpaid principal balance of the Mortgage Loans has been reduced to 33% of the Initial Pool Balance, (ii) the date on which the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance has been reduced to 33% of the aggregate of the total outstanding Certificate Balance of the Certificates and the Uncertificated VRR Interest Balance as of the Closing Date, and (iii) two years after the Closing Date; provided that, solely with respect to the HRR Certificates, such restrictions may end on any earlier date on which all of the Mortgage Loans have been defeased in accordance with Rule 7(b)(8)(i) of Regulation RR. Pursuant to the Pooling and Servicing Agreement, an Uncertificated VRR Interest Owner will not be permitted to transfer its ownership interest in the Uncertificated VRR Interest at any time (other than to its MOA).

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Operating Advisor

The Operating Advisor for the transaction is Pentalpha Surveillance LLC, a Delaware limited liability company. As described under “The Pooling and Servicing Agreement—Operating Advisor”, the Operating Advisor will, in general and under certain circumstances described in this prospectus, have the following responsibilities with respect to the Serviced Mortgage Loans:

●	review the actions of the Special Servicer with respect to Specially Serviced Loans to the extent described in this prospectus and required under the Pooling and Servicing Agreement;
●	review reports provided by the Special Servicer to the extent set forth in the Pooling and Servicing Agreement;
●	review for accuracy certain calculations made by the Special Servicer; and
●	issue an annual report (if any Mortgage Loan was a Specially Serviced Loan at any time during the prior calendar year or if an Operating Advisor Consultation Trigger Event occurred during the prior calendar year) generally setting forth whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement with respect to Specially Serviced Loans.

In addition, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the Serviced Loans. See “The Pooling and Servicing Agreement—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” and “—Operating Advisor—Replacement of the Special Servicer”.

Further, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Special Servicer will be required to consult on a non-binding basis with the Operating Advisor with respect to certain Major Decisions in respect of the applicable Serviced Mortgage Loan(s) and/or related Companion Loan(s). The Operating Advisor will generally have no obligations or consultation rights as Operating Advisor under the Pooling and Servicing Agreement for this transaction with respect to any Outside Serviced Mortgage Loan or any related REO Property. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Operating Advisor”.

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. Furthermore, with respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

The Operating Advisor is required to be an Eligible Operating Advisor. For further information regarding the Operating Advisor, a description of how the Operating Advisor satisfies the requirements of an Eligible Operating Advisor, a description of the material terms of the Pooling and Servicing Agreement with respect to the Operating Advisor, the Operating Advisor's compensation, and any material conflicts of interest or material potential conflicts of interest between the Operating Advisor and another party to this securitization transaction, see “Risk Factors—Potential Conflicts of Interest of the Operating Advisor”, “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer” and “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation” and “—Operating Advisor”.

The disclosures set forth in this prospectus under the headings referenced in the preceding paragraph are hereby incorporated by reference in this “Credit Risk Retention—Operating Advisor” section.

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Representations and Warranties

BMO, KeyBank, SMC and UBS AG will make the representations and warranties identified on Annex E-1A, subject to certain exceptions to such representations and warranties set forth in Annex E-1B. GACC and CREFI will make the representations and warranties identified on Annex E-2A, subject to certain exceptions to such representations and warranties set forth in Annex E-2B.

At the time of its decision to include the BMO Mortgage Loans in this transaction, BMO determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by BMO, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by BMO that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which BMO based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable BMO Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the KeyBank Mortgage Loans in this transaction, KeyBank determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by KeyBank that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by KeyBank that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which KeyBank based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable KeyBank Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the SMC Mortgage Loans in this transaction, SMC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by SMC that the

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acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by SMC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which SMC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable SMC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the UBS AG Mortgage Loans in this transaction, UBS AG determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-1B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or, in the case of the mortgage loan borrower, is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by UBS AG that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by UBS AG that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which UBS AG based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable UBS AG Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex E-2B to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-

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to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI, that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable CREFI Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

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Description of the Certificates

General

The Issuing Entity’s Commercial Mortgage Pass-Through Certificates, Series 2022-C2 (the “Certificates”) will be issued on or about July 12, 2022 (the “Closing Date”) pursuant to the Pooling and Servicing Agreement (as defined under “The Pooling and Servicing Agreement” below) and, together with the Uncertificated VRR Interest, will represent in the aggregate the entire beneficial ownership interest in the Issuing Entity. The assets of the Issuing Entity will primarily consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any Mortgaged Property acquired on behalf of the Issuing Entity (including, in the case of an Outside Serviced Mortgage Loan, pursuant to the Outside Servicing Agreement) through foreclosure or deed-in-lieu of foreclosure (upon acquisition, each, an “REO Property”) and all revenues received in respect of that REO Property (but, with respect to any REO Property relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan); (3) those funds or assets as from time to time are deposited in the accounts discussed in “The Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any funds or assets relating to a Whole Loan, only to the extent of the Issuing Entity’s interest in such Whole Loan), if established; (4) the rights of the Master Servicer and Trustee under all insurance policies with respect to the Mortgage Loans; and (5) certain rights of the Depositor under each Mortgage Loan Purchase Agreement relating to Mortgage Loan document delivery requirements and the representations and warranties of each Mortgage Loan Seller regarding the Mortgage Loans it sold to the Depositor.

Upon initial issuance, the Certificates will consist of multiple classes (each, a “Class”) to be designated as set forth in the table under the heading “Certificate Summary.” Further, various groups of those Classes and/or the Uncertificated VRR Interest will be referred to in this prospectus as specified in the table below:

Designation	Classes/Interests
“Offered Certificates”:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class A-S, Class B and Class C Certificates
“Non-Offered Certificates”:	The Class X-D, Class X-F, Class X-G, Class X-J, Class D, Class E, Class F, Class G-RR, Class J-RR and Class R Certificates
“Senior Certificates”:	The Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G and Class X-J Certificates
“Class X Certificates” or “Interest-Only Certificates”:	The Class X-A, Class X-D, Class X-F, Class X-G and Class X-J Certificates
“Subordinate Certificates”:	The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates
“Regular Certificates”:	The Senior Certificates, the Subordinate Certificates and the Class VRR Certificates (i.e., the Certificates other than the Class R Certificates)
“Principal Balance Certificates”:	The Regular Certificates (other than the Class X Certificates) (i.e., the Non-Vertically Retained Principal Balance Certificates and the Class VRR Certificates)
“Residual Certificates”:	The Class R Certificates
“Non-Vertically Retained Certificates”:	The Certificates (other than the Class VRR Certificates)
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Designation	Classes/Interests
“Non-Vertically Retained Regular Certificates”:	The Non-Vertically Retained Certificates (other than the Class R Certificates)
“Non-Vertically Retained Principal Balance Certificates”:	The Non-Vertically Retained Regular Certificates (other than the Class X Certificates)
“Class VRR Certificates”:	The KeyBank VRR Interest Portion
“Uncertificated VRR Interest”:	The BMO VRR Interest Portion
“Combined VRR Interest”	The Class VRR Certificates and Uncertificated VRR Interest.
“Uncertificated Interests”:	The Uncertificated VRR Interest

Upon initial issuance, the respective Classes of the Non-Vertically Retained Principal Balance Certificates will have the Certificate Balances, and the respective Classes of the Interest-Only Certificates will have the Notional Amounts, set forth in the table under “Certificate Summary” in this prospectus (in each case, subject to a variance of plus or minus 5%, and further subject to any other applicable variance set forth in the footnotes to such table).

The “Certificate Balance” of any Class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are then entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the Issuing Entity over time, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each Class of Non-Vertically Retained Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any applicable Realized Losses actually allocated to, that Class of Non-Vertically Retained Principal Balance Certificates on that Distribution Date. In the event that applicable Realized Losses previously allocated to a Class of Non-Vertically Retained Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such Class of Non-Vertically Retained Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The respective Classes of Interest-Only Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal. However, each Class of the Interest-Only Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on the related notional amount (a “Notional Amount”). The Notional Amount of the Class X Certificates will equal the aggregate of the Certificate Balances of the related Class(es) of Principal Balance Certificates (as to any Class of Class X Certificates, the “Corresponding Principal Balance Certificates”) indicated below:

Class of Class X Certificates	Class(es) of Corresponding Principal Balance Certificates
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB
Class X-D	Class D and Class E
Class X-F	Class F
Class X-G	Class G-RR
Class X-J	Class J-RR

The Class R Certificates will not have a Certificate Balance or Notional Amount or entitle their holders to distributions of principal or interest.

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Distributions

Method, Timing and Amount

Distributions on the Certificates are required to be made by the Certificate Administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”), commencing in August 2022. The “Determination Date” will be the eleventh (11th) day of each calendar month (or, if the eleventh (11th) calendar day of that month is not a business day, then the next business day), commencing in August 2022.

All distributions (other than the final distribution on any Certificates) are required to be made to the persons in whose names the Certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the Certificate Administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any Certificate is required to be made in like manner, but only upon presentation and surrender of the Certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a Class of Certificates will be allocated pro rata among the outstanding Certificates of that Class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by: (a) any Certificate (other than a Class R Certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related Class; and (b) any Class R Certificate will be the percentage interest in the applicable Class specified on the face of that Certificate.

The Master Servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The Master Servicer will be entitled to retain any interest or other income earned on such funds and the Master Servicer will be required to bear any losses resulting from the investment of such funds, as provided in the Pooling and Servicing Agreement.

Available Funds

The “Available Funds” for each Distribution Date will equal (i) with respect to distributions to be made on the Certificates, the Uncertificated VRR Interest and the Class R Certificates, the Aggregate Available Funds, (ii) with respect to distributions to be made on the Non-Vertically Retained Certificates and the Class R Certificates, the Non-Vertically Retained Available Funds, and (iii) with respect to distributions to be made on the Combined VRR Interest and the Class R Certificates, the Combined VRR Available Funds.

The aggregate amount available for distributions of interest (other than Excess Interest), principal and reimbursements of applicable Realized Losses to holders of the Certificates (including the Class VRR Certificates), the Uncertificated VRR Interest and the Class R Certificates on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)           the aggregate amount of all cash received on the Mortgage Loans and any REO Properties that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan) and/or the Lower-Tier REMIC Distribution Account as of the close of business on the business day immediately preceding the Master Servicer Remittance Date, exclusive of any portion of the foregoing that represents (without duplication):

(i)	any scheduled payments of principal and/or interest, including any balloon payments that are accompanied by interest due through the related maturity date, paid by the related borrower(s) in respect of a Mortgage Loan, that are due (without regard to grace periods) on a Due Date that occurs after the related Determination Date;
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(ii)	payments (scheduled or otherwise) of principal (including prepayments) and interest, net liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries allocable to the Mortgage Loans that were received after the related Determination Date (other than the monthly remittance on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property contemplated by clause (b) of this definition for the subject Distribution Date);
(iii)	amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders or the Uncertificated VRR Interest Owners;
(iv)	with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in January (other than during a leap year) or February of any calendar year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;
(v)	yield maintenance charges and prepayment premiums on the Mortgage Loans (which are separately distributed to holders of the Regular Certificates and the Uncertificated VRR Interest Owners);
(vi)	amounts deposited in the Collection Account or the Lower-Tier REMIC Distribution Account in error; and/or
(vii)	late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)           if and to the extent not already included in clause (a) of this definition for the subject Distribution Date, (i) the aggregate amount allocable to the Mortgage Loans transferred from the REO Account to the Collection Account for the subject Distribution Date and (ii) the remittance received on the Outside Serviced Mortgage Loans or the Issuing Entity’s interest in any related REO Property in the month of the subject Distribution Date, to the extent that each such transfer is made or such remittance is received by the close of business on the business day immediately preceding the related Master Servicer Remittance Date;

(c)           all Compensating Interest Payments made by the Master Servicer with respect to the Mortgage Loans for the subject Distribution Date and P&I Advances made by the Master Servicer or the Trustee, as applicable, with respect to the Mortgage Loans for the subject Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders or the Uncertificated VRR Interest Owners);

(d)           with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis and any Distribution Date occurring in March (or February, if such Distribution Date is the final Distribution Date), commencing in 2023, the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account; and

(e)           the aggregate amount of any Excess Liquidation Proceeds transferred from the Excess Liquidation Proceeds Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

The portion of the Aggregate Available Funds available for distribution to holders of the Non-Vertically Retained Certificates on each Distribution Date (with respect to such Distribution Date, the “Non-Vertically Retained Available Funds”) will, in general, equal the Non-Vertically Retained Percentage of the Aggregate Available Funds for such Distribution Date.

“Monthly Payment” with respect to any Mortgage Loan or Serviced Companion Loan (other than any REO Mortgage Loan or REO Companion Loan) and any Due Date is the scheduled monthly payment of principal (if any) and interest at the related Mortgage Rate which is payable by the related borrower on such Due Date, exclusive of any balloon payment. The Monthly Payment with respect to any Due Date for (i) an REO Mortgage Loan or REO Companion Loan, or (ii) any Mortgage Loan or Serviced Companion Loan that is delinquent at its maturity date and with respect to which the Special Servicer has not entered into an extension, will be the monthly payment that would

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otherwise have been payable on such Due Date had the related Mortgage Note not been discharged or the related maturity date had not been reached, as the case may be, determined as set forth in the preceding sentence and on the assumption that all other amounts, if any, due thereunder are paid when due. The Monthly Payment for any Serviced Whole Loan is the aggregate Monthly Payment for the related Mortgage Loan and Serviced Companion Loan(s).

The “Collection Period” for any Distribution Date will be the period beginning on the day immediately following the Determination Date occurring in the month preceding the month in which that Distribution Date occurs (or, in the case of the Collection Period for the initial Distribution Date, with respect to any particular Mortgage Loan or Companion Loan, beginning on the day immediately following the Due Date for such Mortgage Loan or Companion Loan in the month preceding the month in which that Distribution Date occurs (or the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month)) and ending on and including the Determination Date occurring in the month in which that Distribution Date occurs.

“Due Date” means, with respect to each Mortgage Loan and Companion Loan, the date on which scheduled payments of principal, interest or both are required to be made by the related borrower (without regard to any grace period). However, with respect to any Mortgage Loan or Companion Loan that is delinquent in respect of its balloon payment beyond the end of the Collection Period in which the related maturity date occurred or as to which the related Mortgaged Property has become an REO Property, for any calendar month, the Due Date will be deemed to be the date that, but for the occurrence of such event, would have been the related Due Date in such month.

The “Due Period” with respect to any Distribution Date and any Mortgage Loan or Companion Loan will be the period beginning on the day immediately following the Due Date in the month preceding the month in which such Distribution Date occurs (or, in the case of the Distribution Date occurring in August 2022, beginning on the day after the date that would have been the Due Date if such Mortgage Loan or Companion Loan had a Due Date in such preceding month) and ending on and including the Due Date in the month in which such Distribution Date occurs.

Priority of Distributions

On each Distribution Date, the Certificate Administrator is required to apply the Non-Vertically Retained Available Funds held by it in the following order of priority:

First, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G and Class X-J Certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts of those Classes;

Second, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates, in reduction of the respective Certificate Balances of those Classes, in the following priority (prior to the Cross-Over Date):

(i)	to the holders of the Class A-SB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, until the related Certificate Balance is reduced to the scheduled Certificate Balance for the Class A-SB Certificates with respect to such Distribution Date set forth on Annex F to this prospectus (as to any Distribution Date, the “Class A-SB Scheduled Principal Balance”),
(ii)	to the holders of the Class A-1 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to subclause (i) of this clause Second, until the related Certificate Balance is reduced to zero,
(iii)	to the holders of the Class A-2 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,
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(iv)	to the holders of the Class A-3 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,
(v)	to the holders of the Class A-4 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero,
(vi)	to the holders of the Class A-5 Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero, and
(vii)	to the holders of the Class A-SB Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior subclauses of this clause Second, until the related Certificate Balance is reduced to zero;

Third, to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates, up to an amount equal to, and pro rata based upon, the aggregate unreimbursed Realized Losses previously allocated to each such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Fourth, to the holders of the Class A-S Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates have been reduced to zero, to the holders of the Class A-S Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Sixth, to the holders of the Class A-S Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Seventh, to the holders of the Class B Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eighth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class A-S Certificates have been reduced to zero, to the holders of the Class B Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Ninth, to the holders of the Class B Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Tenth, to the holders of the Class C Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Eleventh, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B Certificates have been reduced to zero, to the holders of the Class C Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such

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Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twelfth, to the holders of the Class C Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Thirteenth, to the holders of the Class D Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Fourteenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C Certificates have been reduced to zero, to the holders of the Class D Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Fifteenth, to the holders of the Class D Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Sixteenth, to the holders of the Class E Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Seventeenth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D Certificates have been reduced to zero, to the holders of the Class E Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Eighteenth, to the holders of the Class E Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Nineteenth, to the holders of the Class F Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twentieth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, to the holders of the Class F Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-First, to the holders of the Class F Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

Twenty-Second, to the holders of the Class G-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Third, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E and Class F Certificates have been reduced to zero, to the holders of the Class G-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Fourth, to the holders of the Class G-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class;

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Twenty-Fifth, to the holders of the Class J-RR Certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of that Class;

Twenty-Sixth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F and Class G-RR Certificates have been reduced to zero, to the holders of the Class J-RR Certificates, in reduction of the related Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date, less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until the related Certificate Balance is reduced to zero;

Twenty-Seventh, to the holders of the Class J-RR Certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class, plus interest on that amount at the Pass-Through Rate for such Class compounded monthly from the date each related Realized Loss was allocated to such Class; and

Last, to the holders of the Class R Certificates, in the amount of any remaining portion of the Non-Vertically Retained Available Funds for such Distribution Date.

Notwithstanding the foregoing, on each Distribution Date occurring on and after Cross-Over Date, regardless of the allocation of principal payments described in clause Second above, the Principal Distribution Amount for such Distribution Date is required to be distributed pro rata (based on their respective Certificate Balances), among the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates and without regard to the Class A-SB Scheduled Principal Balance, in reduction of their respective Certificate Balances. The “Cross-Over Date” means the first Distribution Date as of which (prior to any distributions of principal or allocations of Realized Losses on such Distribution Date) the Certificate Balances of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates have all been previously reduced to zero as a result of the allocation of Realized Losses to those Certificates.

Reimbursement of previously allocated applicable Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the Class of Non-Vertically Retained Principal Balance Certificates in respect of which a reimbursement is made. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the Non-Vertically Retained Percentage of the amount of such recovery will be added to the Certificate Balance(s) of the Class or Classes of Non-Vertically Retained Principal Balance Certificates that previously were allocated applicable Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the Non-Vertically Retained Percentage of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject Class of Non-Vertically Retained Principal Balance Certificates; and (ii) the Interest Shortfall with respect to each affected Class of Non-Vertically Retained Regular Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed Class of Non-Vertically Retained Principal Balance Certificates had never been written down. If the Certificate Balance of any Class of Non-Vertically Retained Principal Balance Certificates is so increased, the amount of unreimbursed applicable Realized Losses of such Class of Certificates will be decreased by such amount.

Pass-Through Rates

The per annum rate at which interest accrues with respect to any Class of Non-Vertically Retained Regular Certificates is referred to in this prospectus as its “Pass-Through Rate”.

The Pass-Through Rate with respect to any Class of Non-Vertically Retained Principal Balance Certificates for any Distribution Date and the related Interest Accrual Period will equal one of the following: (i) a fixed rate per annum; (ii) the WAC Rate for such Distribution Date; (iii) the lesser of a fixed rate per annum and the WAC Rate for such Distribution Date; and (iv) the WAC Rate for such Distribution Date minus a fixed percentage, but no less than 0.000%.

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The Pass-Through Rate for the Class X-A Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-D Certificates for any Distribution Date will equal the weighted average of the Class X Strip Rates for the Class D and Class E Certificates for such Distribution Date, weighted on the basis of the respective Certificate Balances of such Classes of Principal Balance Certificates outstanding immediately prior to that Distribution Date. The Pass-Through Rate for the Class X-F Certificates for any Distribution Date will equal the Class X Strip Rate for the Class F Certificates for such Distribution Date. The Pass-Through Rate for the Class X-G Certificates for any Distribution Date will equal the Class X Strip Rate for the Class G-RR Certificates for such Distribution Date. The Pass-Through Rate for the Class X-J Certificates for any Distribution Date will equal the Class X Strip Rate for the Class J-RR Certificates for such Distribution Date.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Pass-Through Rates of the Mortgage Loans for such Distribution Date, weighted on the basis of their respective Stated Principal Balances immediately prior to such Distribution Date.

The “Class X Strip Rate” for any Class of Non-Vertically Retained Principal Balance Certificates with respect to any Distribution Date will equal the excess, if any, of the WAC Rate for such Distribution Date, over the Pass-Through Rate for such Class of Non-Vertically Retained Principal Balance Certificates for such Distribution Date.

In general, the “Net Mortgage Pass-Through Rate” will be: (a) with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months (a “30/360 Basis”), for any Distribution Date, the Net Mortgage Rate in effect for such Mortgage Loan during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that Distribution Date; and (b) with respect to any Mortgage Loan that accrues interest on an Actual/360 Basis, for any Distribution Date, the annualized rate at which interest would have to accrue in respect of such Mortgage Loan on a 30/360 Basis in order to produce the aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued) in respect of such Mortgage Loan (adjusted to the related Net Mortgage Rate and, if applicable, exclusive of any Excess Interest) during the one-month accrual period applicable to the Due Date for such Mortgage Loan that occurs in the same month as that subsequent Distribution Date. However, with respect to each Mortgage Loan that accrues interest on an Actual/360 Basis, when determining: (i) the related Net Mortgage Pass-Through Rate for the Distribution Date in January (except during a leap year) or February of any year, beginning in 2023 (in any event unless that Distribution Date is the final Distribution Date), the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to exclude related Withheld Amounts to be transferred to the Interest Reserve Account in such month; and (ii) the related Net Mortgage Pass-Through Rate for the Distribution Date in March (or in February if the final Distribution Date occurs in such particular month of February) in any year, beginning in 2023, the “aggregate amount of interest actually accrued (or, in the event of a voluntary or involuntary principal prepayment affecting same, that otherwise would have accrued)”, as referred to in clause (b) of the preceding sentence, will be deemed to include related Withheld Amounts to be deposited in the Lower-Tier REMIC Distribution Account for distribution on such Distribution Date. In addition, the Net Mortgage Pass-Through Rate with respect to any Mortgage Loan for any Distribution Date will be determined without regard to: (i) any modification, waiver or amendment of the terms of such Mortgage Loan, whether agreed to by the Master Servicer, the Special Servicer, an Outside Servicer or an Outside Special Servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower; (ii) the occurrence and continuation of a default under such Mortgage Loan; (iii) the passage of the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date; and (iv) the related Mortgaged Property becoming an REO Property.

The “Net Mortgage Rate” with respect to any Mortgage Loan is a per annum rate equal to the related Mortgage Rate minus the related Administrative Fee Rate.

The “Mortgage Rate” with respect to any Mortgage Loan or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

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Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such Class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such Class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such Class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any Class of Non-Vertically Retained Regular Certificates is equal to interest for the related Interest Accrual Period accrued at the applicable Pass-Through Rate for such Class on the Certificate Balance or Notional Amount, as applicable, for such Class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any Class of Non-Vertically Retained Regular Certificates is, subject to increase as described in the last paragraph under “—Priority of Distributions” above, the sum of (a) the portion of the Interest Distribution Amount for such Class remaining unpaid as of the close of business on the preceding Distribution Date (if any), and (b) to the extent permitted by applicable law, (i) in the case of a Class of Non-Vertically Retained Principal Balance Certificates, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such Class for the subject Distribution Date and (ii) in the case of a Class of Interest-Only Certificates, one-month’s interest on that amount remaining unpaid at the WAC Rate for the subject Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(1)	the Scheduled Principal Distribution Amount for that Distribution Date; and
(2)	the Unscheduled Principal Distribution Amount for that Distribution Date;

provided, that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)  Nonrecoverable Advances (including any servicing advance with respect to an Outside Serviced Mortgage Loan under the related Outside Servicing Agreement), together with interest on such Nonrecoverable Advances at the Advance Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

(B)  Workout-Delayed Reimbursement Amounts that were paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date; and

provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Mortgage Loans) for a prior Distribution Date are subsequently recovered on the related Mortgage Loan (including an REO Mortgage Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the Collection Period in which such recovery occurs.

The “Principal Distribution Amount” with respect to any Distribution Date and the Non-Vertically Retained Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-Vertically Retained Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

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The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of: (a) all Monthly Payments (which do not include balloon payments) with respect to the Mortgage Loans due or deemed due during or, if and to the extent not previously received or advanced and distributable to the Certificateholders or the Uncertificated VRR Interest Owners on a preceding Distribution Date, prior to the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the Master Servicer or the Trustee, as applicable; and (b) all balloon payments with respect to the Mortgage Loans to the extent received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above for the subject Distribution Date and not previously received or advanced and distributable to the Certificateholders or the Uncertificated VRR Interest Owners on a preceding Distribution Date. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received during the periods or by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the Master Servicer or the Trustee, as the case may be, for prior P&I Advances, as described in this prospectus.

The “Unscheduled Principal Distribution Amount” for any Distribution Date will equal the aggregate of: (a) all prepayments of principal received on the Mortgage Loans during the related Collection Period (or, in the case of the Outside Serviced Mortgage Loans, all principal prepayments received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date); and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and, to the extent allocable to the related Mortgage Loan, on any REO Properties during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan or any interest in REO Property acquired with respect thereto, all such proceeds received during the period that renders them includable in the Aggregate Available Funds for such Distribution Date), whether in the form of liquidation proceeds, insurance proceeds, condemnation proceeds, net income, rents, and profits from any REO Property or otherwise, that were identified and applied by the Master Servicer (and/or, in the case of an Outside Serviced Mortgage Loan, the related Outside Servicer) as recoveries of previously unadvanced principal of the related Mortgage Loan.

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the preceding Distribution Date exceeds (2) the aggregate amount actually distributed on such preceding Distribution Date to holders of the Non-Vertically Retained Principal Balance Certificates in respect of such Principal Distribution Amount.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance (or in the case of a Qualified Substitute Mortgage Loan, the unpaid principal balance of such Mortgage Loan after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received) and, on each Distribution Date, will be reduced by an amount generally equal to all payments and other collections of principal on such Mortgage Loan that are distributable on or advanced for such Distribution Date. With respect to any Serviced Companion Loan as of any date of determination, the Stated Principal Balance will generally equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Serviced Whole Loan as of any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or Serviced Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of the Mortgage Loans”. If any Mortgage Loan or Serviced Whole Loan is paid in full, or if any Mortgage Loan or Serviced Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the Distribution Date that relates to the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan and/or Serviced Whole Loan will be zero.

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For purposes of calculating Pass-Through Rates and distributions on, and allocations of Realized Losses to, the Non-Vertically Retained Certificates, as well as for purposes of calculating the Servicing Fee, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee payable each month, each REO Property (including any REO Property with respect to an Outside Serviced Mortgage Loan held pursuant to an Outside Servicing Agreement) will be treated as if the related Mortgage Loan (an “REO Mortgage Loan”) and any related Companion Loan(s) (each, an “REO Companion Loan”; and each REO Mortgage Loan and REO Companion Loan, also an “REO Loan”) had remained outstanding and the related loan documents continued in full force and effect; and all references to “Mortgage Loan,” “Mortgage Loans” or “Mortgage Pool” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Mortgage Loan, and all references to “Companion Loan” or “Companion Loans” in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Companion Loan. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan or Companion Loan, as applicable, including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan or Companion Loan, as applicable, including any portion of those amounts payable or reimbursable to the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator or the Trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursements to the Master Servicer or Special Servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the Master Servicer as if received on the predecessor Mortgage Loan or Companion Loan.

With respect to each Serviced Whole Loan, no amounts collected thereon or with respect to any related REO Property that are allocable to any related Companion Loan or REO Companion Loan held outside the Issuing Entity will be available for amounts due to the Certificateholders or the owners of the Uncertificated Interests (collectively, the “Uncertificated Interest Owners”) or to reimburse the Issuing Entity, other than in the limited circumstances related to Property Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the Pooling and Servicing Agreement, and otherwise as disclosed in this prospectus with respect to the related Subordinate Companion Loan.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

For purposes of calculating distributions on the Certificates and the Uncertificated VRR Interest and, in the absence of express provisions in the related Mortgage Loan documents and/or any related Co-Lender Agreement (and/or, with respect to each Outside Serviced Whole Loan, the related Outside Servicing Agreement) to the contrary, for purposes of otherwise collecting amounts due under the Mortgage Loan, all amounts collected by or on behalf of the Issuing Entity in respect of any Mortgage Loan in the form of payments from the related borrower, liquidation proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Advance Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Pool (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage

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Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery of any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by the REMIC provisions.

Collections by or on behalf of the Issuing Entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder(s) of the related Companion Loan(s) pursuant to the related Co-Lender Agreement) will be deemed to be allocated for purposes of calculating distributions on the Certificates and (subject to any related Co-Lender

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Agreement and/or Outside Servicing Agreement) for purposes of otherwise collecting amounts due under the Mortgage Loan, pursuant to the related Pooling and Servicing Agreement, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Advance Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the Issuing Entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances with respect to the related Mortgage Loan and any interest on those Nonrecoverable Advances at the Advance Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) all unpaid interest (exclusive of default interest and Excess Interest) accrued on such Mortgage Loan at the applicable Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of the related Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on the related Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the applicable Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under the related Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under the related Mortgage Loan;

Eighth, as a recovery of any Assumption Fees, assumption application fees and Modification Fees then due and owing under the related Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under the related Mortgage Loan other than, if applicable, accrued and unpaid Excess Interest (and, if both Consent Fees and Operating Advisor Consulting Fees are due and owing, first, allocated to Consent Fees and, then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, as a recovery, any accrued but unpaid Excess Interest.

Neither the Master Servicer nor the Special Servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the Mortgage Loans in a manner that would have the effect of placing amounts payable as compensation, or otherwise directly or indirectly reimbursable, to the Master Servicer or the Special Servicer in a higher priority than that which is set forth above under “—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Co-Lender Agreement.

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Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, until the Notional Amounts of the Class X-A and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of each yield maintenance charge collected on the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, that accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date) is required to be distributed to holders of the Non-Vertically Retained Regular Certificates (excluding holders of the Class X-F, Class X-G, Class X-J, Class F, Class G-RR and Class J-RR Certificates) as follows: (a) first the Non-Vertically Retained Percentage of such yield maintenance charge will be allocated between (i) the group (the “YM Group A”) of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB and Class X-A Certificates, (ii) the group (the “YM Group A-S") comprised solely of the Class A-S certificates, (iii) the group (the “YM Group B”) comprised solely of the Class B Certificates, (iv) the group (the “YM Group C”) comprised solely of the Class C Certificates, and (v) the group (the “YM Group DE” and, collectively with the YM Group A, the YM Group A-S, the YM Group B and the YM Group C, the “YM Groups”) of the Class X-D, Class D and Class E Certificates, pro rata based upon the aggregate amount of principal distributed to the Class or Classes of Non-Vertically Retained Principal Balance Certificates in each YM Group on such Distribution Date, and (b) then the portion of such yield maintenance charge allocated to each YM Group will be further allocated as among the Classes of Non-Vertically Retained Regular Certificates in such YM Group, in the following manner: (i) each Class of Non-Vertically Retained Principal Balance Certificates in such YM Group will entitle the applicable Certificateholders to receive on the applicable Distribution Date that portion of such yield maintenance charge equal to the product of (X) a fraction whose numerator is the amount of principal distributed to such Class of Non-Vertically Retained Principal Balance Certificates on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Non-Vertically Retained Principal Balance Certificates in that YM Group on such Distribution Date, (Y) the Base Interest Fraction for the related principal prepayment and such Class of Non-Vertically Retained Principal Balance Certificates, and (Z) the portion of such yield maintenance charge allocated to such YM Group, and (ii) the portion of such yield maintenance charge allocated to such YM Group and remaining after such distributions with respect to the Non-Vertically Retained Principal Balance Certificates in such YM Group will be distributed to the Class of Class X Certificates in such YM Group (or, in the case of any of YM Group A-S, YM Group B or YM Group C, to the sole Class of Certificates comprising such YM Group). If there is more than one Class of Non-Vertically Retained Principal Balance Certificates in any YM Group entitled to distributions of principal on any particular Distribution Date on which yield maintenance charges are distributable to such Classes, the aggregate portion of such yield maintenance charges allocated to such YM Group will be allocated among all such Classes of Non-Vertically Retained Principal Balance Certificates up to, and on a pro rata basis in accordance with, their respective entitlements in those yield maintenance charges in accordance with the prior sentence of this paragraph.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class of Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates is a fraction (a) whose numerator is the amount, if any, by which (i) the Pass-Through Rate on such Class of Certificates exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the discount rate used in accordance with the related Mortgage Loan documents in calculating the yield maintenance charge with respect to such principal prepayment; provided, however, that under no circumstances will the Base Interest Fraction be greater than one. However, if such discount rate is greater than or equal to both of (x) the Mortgage Rate on such Mortgage Loan and (y) the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal zero, and if such discount rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the preceding sentence, then the Base Interest Fraction will equal one.

If a prepayment premium (calculated as a percentage of the amount prepaid) is imposed in connection with a prepayment rather than a yield maintenance charge, then the prepayment premium so collected will be allocated as described above. For this purpose, the discount rate used to calculate the Base Interest Fraction will be the discount rate used to determine the yield maintenance charge for Mortgage Loans that require payment at the greater of a yield maintenance charge or a minimum amount equal to a fixed percentage of the principal balance of the Mortgage Loan or, for Mortgage Loans that only have a prepayment premium based on a fixed percentage of

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the principal balance of the Mortgage Loan, such other discount rate as may be specified in the related Mortgage Loan documents.

After the Notional Amounts of the Class X-A and Class X-D Certificates and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates have been reduced to zero, the Non-Vertically Retained Percentage of all prepayment premiums and yield maintenance charges with respect to the Mortgage Loans will be allocated to the holders of the Class F, Class G-RR and Class J-RR Certificates in the manner provided in the Pooling and Servicing Agreement.

No yield maintenance charges or prepayment premiums will be distributed to the holders of the Class X-F, Class X-G, Class X-J or Class R Certificates.

Prepayment premiums and yield maintenance charges will be distributed on any Distribution Date only to the extent they are received in respect of the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, accompanied a principal prepayment included in the Aggregate Available Funds for such Distribution Date).

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of the Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any Class of Offered Certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that Class of Certificates would be reduced to zero based on a 0% CPR prepayment rate and the Modeling Assumptions. The Assumed Final Distribution Date with respect to each Class of Offered Certificates will in each case be as follows:

Class of Certificates	Assumed Final Distribution Date
Class A-1	February 2027
Class A-2	July 2027
Class A-3	December 2029
Class A-4	N/A - April 2032 (1)
Class A-5	June 2032
Class A-SB	January 2032
Class X-A	June 2032
Class A-S	June 2032
Class B	June 2032
Class C	July 2032

(1)	The range of Assumed Final Distribution Dates is based on the initial Certificate Balance of the Class A-4 Certificates ranging from $0 to $155,000,000.

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more Classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated assuming no prepayments of principal (other than the repayment in full of an ARD Loan on its Anticipated Repayment Date). Because the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more Classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each Class of Offered Certificates will be the Distribution Date in July 2054. See “Ratings”.

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Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan in whole or in part, after the related Due Date in any Collection Period, the amount of interest (net of related Servicing Fees and any related Excess Interest and default interest) accrued on such prepayment from such Due Date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Co-Lender Agreement) in whole or in part prior to the related Due Date in any Collection Period and does not pay interest on such prepayment through the end of the one-month accrual period applicable to such Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any related Excess Interest and default interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and, to the extent permitted under the related Co-Lender Agreement, any related Serviced Companion Loan, will be retained by the Master Servicer as additional servicing compensation.

The Master Servicer will be required to deliver to the Certificate Administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount equal to the lesser of:

(i)	the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Outside Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan(s) (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the Special Servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and
(ii)	the aggregate of (A) that portion of the Master Servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a per annum rate equal to (1) 0.00125% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and related REO Loan without an initial sub-servicer, and (2) 0.00625% for each Mortgage Loan (other than an Outside Serviced Mortgage Loan), Serviced Companion Loan and the related REO Loan where servicing functions are performed by an initial sub-servicer or (3) with respect to any Outside Serviced Mortgage Loan, 0.000625%, and (B) all Prepayment Interest Excesses received by the Master Servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the Pooling and Servicing Agreement and the related Co-Lender Agreement so permits, any related Serviced Pari Passu Companion Loan) subject to such prepayment and net investment earnings on such Prepayment Interest Excesses. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the Master Servicer allowing the related borrower to deviate from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (w) if the Mortgage Loan is an Outside Serviced Mortgage Loan, (x) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (y) pursuant to applicable law or a court order or otherwise in such circumstances where the Master Servicer is required to accept such principal prepayment in accordance with the Servicing Standard, or (z) in connection with the payment of any insurance proceeds or condemnation awards), (a “Prohibited Prepayment”) then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the Master Servicer will pay, without regard to clause (ii) above, the amount of the Prepayment Interest Shortfall with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayment.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated: first, between the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s) in accordance with their respective principal amounts, until all related Prepayment Interest Shortfalls are covered, and the Master Servicer will be

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required to pay the portion of such Compensating Interest Payments allocable to a related Serviced Pari Passu Companion Loan to the holder thereof.

The Non-Vertically Retained Percentage of any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will be allocated on that Distribution Date among the respective Classes of the Non-Vertically Retained Regular Certificates on a pro rata basis in accordance with the respective Interest Accrual Amounts for those Classes for such Distribution Date.

“Excess Prepayment Interest Shortfall” means, with respect to any Distribution Date, with respect to the Mortgage Loans, the aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the portion of the Master Servicer’s Compensating Interest Payment for the related Distribution Date allocable to the Mortgage Loans or, in the case of an Outside Serviced Mortgage Loan, the portion of any compensating interest payments allocable to such Outside Serviced Mortgage Loan to the extent received from the related Outside Servicer.

Subordination; Allocation of Realized Losses

As a means of providing a certain amount of protection to the holders of the Senior Certificates against losses associated with delinquent and defaulted Mortgage Loans, the rights of the holders of the Subordinate Certificates to receive distributions of interest and/or principal will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S Certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates. The Class B Certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates. The Class C Certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G-RR and Class J-RR Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a Class of Non-Vertically Retained Regular Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable with respect to that Class prior to any distribution being made on such Distribution Date in respect of any Classes of Non-Vertically Retained Regular Certificates subordinate to that Class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of applicable Realized Losses to Classes of Non-Vertically Retained Principal Balance Certificates that are subordinate to more senior Classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

On and after the Cross-Over Date has occurred, allocation of the Principal Distribution Amount will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates, pro rata based on Certificate Balance, until their respective Certificate Balances have been reduced to zero (and the schedule for the Class A-SB principal distributions will be disregarded). Prior to the Cross-Over Date, allocation of the Principal Distribution Amount will be made as described in clause second of the first paragraph under “—Distributions—Priority of Distributions” above. Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates, the percentage interest in the Issuing Entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates will be decreased (with a corresponding increase in the percentage interest in the Issuing Entity evidenced by the other Non-Vertically Retained Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates by the other Non-Vertically Retained Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G-RR Certificates and the Class J-RR Certificates, in that order, in each case

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for so long as the subject Certificates are outstanding, will provide a similar, but diminishing benefit to those Certificates (other than the Class J-RR Certificates) as to the relative amount of subordination afforded by the outstanding Classes of Subordinate Certificates with lower payment priorities.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the Certificate Administrator is required to calculate applicable Realized Losses.

A “Realized Loss” means, with respect to each Distribution Date:

(i)	with respect to the Non-Vertically Retained Principal Balance Certificates, the amount, if any, by which (A) the product of (1) the Non-Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Certificate Balance of the Non-Vertically Retained Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date; and
(ii)	with respect to the Combined VRR Interest, the amount, if any, by which (A) the product of (1) the Vertically Retained Percentage and (2) the aggregate Stated Principal Balance (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the Master Servicer, the Special Servicer or the Trustee from general collections of principal on the Mortgage Loans for Workout Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Mortgage Loans, expected to be outstanding immediately following that Distribution Date, is less than (B) the then aggregate Combined VRR Interest Balance after giving effect to distributions of principal on that Distribution Date.

The Certificate Administrator will be required to allocate any applicable Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates among the following Classes of Subordinate Certificates in the following order, until the Certificate Balance of each such Class is reduced to zero:

first, to the Class J-RR Certificates;

second, to the Class G-RR Certificates;

third, to the Class F Certificates;

fourth, to the Class E Certificates;

fifth, to the Class D Certificates;

sixth, to the Class C Certificates;

seventh, to the Class B Certificates; and

eighth, to the Class A-S Certificates.

Following the reduction of the Certificate Balances of all Classes of Subordinate Certificates to zero, the Certificate Administrator will be required to allocate applicable Realized Losses among the Senior Certificates (other than the Class X Certificates ), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class R Certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the respective Classes of Class X Certificates will be reduced if

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the Certificate Balance(s) of the Class(es) of Corresponding Principal Balance Certificates are reduced by such Realized Losses.

Applicable Realized Losses will be allocated to the Combined VRR Interest as described under “Credit Risk Retention—The Combined VRR Interest—Material Terms of the Combined VRR Interest—Allocation of Applicable Realized Losses” in this prospectus.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the Special Servicer or an Outside Special Servicer of any compensation as described in “The Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the Issuing Entity, including certain reimbursements to the Certificate Administrator or Trustee as described under “Transaction Parties—The Certificate Administrator” or “—The Trustee”, as applicable, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the Issuing Entity, as described under “Material Federal Income Tax Consequences”.

A Class of Offered Certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the Certificate Administrator will be required to provide or make available to each Certificateholder and each Uncertificated VRR Interest Owner of record a Distribution Date statement in the form of Annex D providing all applicable information required under Regulation AB relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the Certificate Administrator will include (to the extent it receives such information from the applicable person) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the Issuing Entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the Issuing Entity.

Within a reasonable period of time after the end of each calendar year, upon request, the Certificate Administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a Certificate or the Uncertificated VRR Interest, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the related Certificate Balance (if any) or the Uncertificated VRR Interest Balance, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Distribution Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder or an Uncertificated VRR Interest Owner, together with any other information that the Certificate Administrator deems necessary or desirable, or that a Certificateholder, a Certificate Owner or an Uncertificated VRR Interest Owner reasonably requests, to enable Certificateholders and the Uncertificated VRR Interest Owners to prepare their tax returns for that calendar year. This obligation of the Certificate Administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the Certificate Administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the Certificate Administrator will provide or make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the Master Servicer, the Certificate Administrator or the Special Servicer, as applicable, substantially in the forms provided in the Pooling and Servicing Agreement (which forms are subject to change) and including substantially the following information:

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(1)       the Distribution Date statement;

(2)       a CRE Finance Council (“CREFC®”) delinquent loan status report;

(3)       a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)       a CREFC® advance recovery report;

(5)       a CREFC® total loan report;

(6)       a CREFC® operating statement analysis report;

(7)       a CREFC® comparative financial status report;

(8)       a CREFC® net operating income adjustment worksheet;

(9)       a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file; and

(15)    a CREFC® loan periodic update file.

The Master Servicer or the Special Servicer, as applicable, may omit any information from these reports that the Master Servicer or the Special Servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “The Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator will be responsible for the accuracy or completeness of any information supplied to it by or on behalf of a borrower, a Sponsor or another party to the Pooling and Servicing Agreement or a party to an Outside Servicing Agreement that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the Uncertificated VRR Interest Owners by electronic transmission as may be agreed upon between the Depositor and the Certificate Administrator.

Before each Distribution Date, the Master Servicer will deliver to the Certificate Administrator by electronic means various CREFC® Reports, including:

(i)	a CREFC® property file;
(ii)	a CREFC® financial file;
(iii)	a CREFC® loan periodic update file;
(iv)	a CREFC® appraisal reduction amount template (to the extent received, or prepared pursuant to the Pooling and Servicing Agreement); and
(v)	a CREFC® Schedule AL file.

In addition, the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property and REO Property related to a Serviced Mortgage Loan:

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(i)        Within 30 days after receipt of a quarterly operating statement, if any, commencing with respect to the quarter ending March 31, 2023 a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan is on the CREFC® Servicer Watch List). The Master Servicer (with respect to Mortgage Loans that are not Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the Certificate Administrator, the Operating Advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

(ii)       Within 30 days after receipt by the Special Servicer (with respect to Specially Serviced Loans and REO Properties) or the Master Servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls, commencing with respect to the calendar year ending December 31, 2022, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the Pooling and Servicing Agreement to “normalize” the full year net operating income and debt service coverage numbers used by the Master Servicer to satisfy its reporting obligation identified in clause (7) above. The Special Servicer or the Master Servicer will deliver to the Certificate Administrator, the Operating Advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the Certificate Administrator reports upon request and pursuant to the provisions of the Pooling and Servicing Agreement. Otherwise, until the time Definitive Certificates are issued to evidence the Certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners. See “Risk Factors—General Risk Factors—Book-Entry Registration Will Mean You Will Not Be Recognized as a Holder of Record”.

“Privileged Person” includes the Depositor and its designees, the underwriters, any initial purchasers of the Non-Offered Certificates, the Sponsors, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, any additional servicer designated by the Master Servicer or the Special Servicer, any Directing Holder, any Consulting Party, the Operating Advisor, any affiliate of the Operating Advisor designated by the Operating Advisor, the Asset Representations Reviewer, any affiliate of the Asset Representations Reviewer designated by the Asset Representations Reviewer, any holder of a Companion Loan who provides an Investor Certification (subject to the next sentence and the proviso to this sentence), any other person who provides the Certificate Administrator with an Investor Certification (subject to the next sentence and the proviso to this sentence), any Rating Agency, and any other nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”) that delivers a NRSRO Certification to the Certificate Administrator; provided, that in no event will an Excluded Controlling Class Holder be entitled to Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan with respect to which it is a Borrower Party (but this exclusion will not apply to any other Mortgage Loan). In no event will a Borrower Party (other than a Risk Retention Consultation Party if it is a Borrower Party) be considered a Privileged Person; provided that the foregoing will not be applicable to, nor limit, an Excluded Controlling Class Holder’s right to access information with respect to any Mortgage Loan other than Excluded Information with respect to a related Excluded Controlling Class Mortgage Loan.

Each applicable Directing Holder, Controlling Class Certificateholder and Consulting Party (other than the Operating Advisor and the Risk Retention Consultation Party) and the Special Servicer will only be considered a Privileged Person with respect to any Mortgage Loans or Serviced Whole Loans for which it is not then a Borrower Party, and the limitations on access to information set forth in the Pooling and Servicing Agreement will apply only with respect to the related Mortgage Loan for which the applicable party is a Borrower Party and only with respect to the related Excluded Information (in the case of the Directing Holder or a Controlling Class Certificateholder) or the related Excluded Special Servicer Information (in the case of the Special Servicer).

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“Investor Certification” means a certificate substantially in the form(s) attached to the Pooling and Servicing Agreement or in the form(s) provided electronically by the Certificate Administrator representing that the person executing the certificate is a Certificateholder, a Certificate Owner or a prospective purchaser of a Certificate (or any investment advisor or manager of the foregoing), the Uncertificated VRR Interest Owner or the Controlling Class Representative (to the extent the Controlling Class Representative is not a Certificateholder or a Certificate Owner), a Risk Retention Consultation Party (to the extent the Risk Retention Consultation Party is not a Certificateholder or a Certificate Owner) or a Serviced Companion Loan Holder or its representative, and that (i) for purposes of obtaining certain information and notices (including access to information and notices on the Certificate Administrator’s website), (A) (1) in the case such person is not the Controlling Class Representative or a Controlling Class Certificateholder, such person is or is not a Borrower Party and such Person is or is not a Risk Retention Consultation Party or (2) in the case of the Controlling Class Representative or any Controlling Class Certificateholder, such person is or is not a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan and (B) except in the case of a Serviced Companion Loan Holder or its representative, such person has received a copy of this prospectus, and/or (ii) for purposes of exercising Voting Rights (which does not apply to a prospective purchaser of a Certificate, the Uncertificated VRR Interest Owner or a Serviced Companion Loan Holder or its representative), (A) (1) such person is not a Borrower Party or (2) in the case of the Controlling Class Representative, any Controlling Class Certificateholder, such person is a Borrower Party as to any identified Excluded Controlling Class Mortgage Loan, (B) such person is or is not the Depositor, the Master Servicer, the Special Servicer, an Excluded Mortgage Loan Special Servicer, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Certificate Administrator, a Mortgage Loan Seller or an affiliate of any of the foregoing and (C) such person has received a copy of this prospectus. Notwithstanding any provision to the contrary in this prospectus, the Certificate Administrator will not have any obligation to restrict access by the Special Servicer or any Excluded Mortgage Loan Special Servicer to any information on the Certificate Administrator’s website related to any Excluded Special Servicer Mortgage Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the Certificate Administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

For the avoidance of doubt if a Borrower Party is the Controlling Class Representative or a Controlling Class Certificateholder, such person (A) will be prohibited from having access to the Excluded Information solely with respect to the related Excluded Controlling Class Mortgage Loan and (B) will not be permitted to exercise voting or control, consultation and/or special servicer appointment rights as a member of the Controlling Class solely with respect to the related Excluded Controlling Class Mortgage Loan.

A “Certificateholder” is the person in whose name a Certificate (including any Class VRR Certificate) is registered in the certificate register maintained pursuant to the Pooling and Servicing Agreement (including, solely for the purposes of distributing reports, statements or other information pursuant to the Pooling and Servicing Agreement, beneficial owners of Certificates or potential transferees of Certificates to the extent the person distributing such information has been provided with an appropriate Investor Certification by or on behalf of such beneficial owner or potential transferee), provided, however, that (a) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement (including voting on amendments to the Pooling and Servicing Agreement) that specifically relates to the rights, duties, compensation or termination of, and/or any other matter specifically involving, the Depositor, the Master Servicer, the Special Servicer, any Excluded Mortgage Loan Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any Mortgage Loan Seller or any person known to a responsible officer of the certificate registrar to be an affiliate of any such party, any Certificate (including any Class VRR Certificate) registered in the name of or beneficially owned by such party or any affiliate thereof will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained, (b) solely for the purpose of giving any consent, approval or waiver or taking any action pursuant to the Pooling and Servicing Agreement, any Certificate beneficially owned by a Borrower Party will be deemed not to be outstanding and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval or waiver or take any such action has been obtained (provided, that notwithstanding the foregoing, for purposes of exercising any rights it may have solely as a member of the Controlling Class, any Controlling Class Certificate owned by an Excluded Controlling Class Holder will be deemed not to be outstanding as to such holder solely with respect to any related Excluded Controlling Class Mortgage Loan), and (c) if the Master Servicer, the Special

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Servicer or an affiliate of the Master Servicer or the Special Servicer is a member of the Controlling Class, it will be permitted to act in such capacity and exercise all rights under the Pooling and Servicing Agreement bestowed upon the Controlling Class (other than with respect to any Excluded Controlling Class Mortgage Loan with respect to which such party is an Excluded Controlling Class Holder, as described above). For the avoidance of doubt, nothing contained in this definition will preclude the Special Servicer from performing its duties and exercising its rights in its capacity as Special Servicer under the Pooling and Servicing Agreement other than with respect to an Excluded Special Servicer Mortgage Loan.

A “Certificate Owner” is the beneficial owner of a Certificate held in book-entry form.

“Non-Reduced Certificates” means, as of any date of determination, any Class of Principal Balance Certificates then outstanding for which (a) (1) the initial Certificate Balance of such Class of Certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates, (y) any Appraisal Reduction Amounts allocated to such Class of Certificates as of the date of determination and (z) any Realized Losses previously allocated to such Class of Certificates, is equal to or greater than (b) 25% of the remainder of (i) the initial Certificate Balance of such Class of Certificates less (ii) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such Class of Certificates.

“NRSRO Certification” means a certification executed by an NRSRO (other than a Rating Agency) in favor of the 17g-5 Information Provider that states that such NRSRO has provided the Depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”) and that such NRSRO will keep any information obtained from the Rule 17g-5 website confidential except to the extent such information has been made available to the general public.

Under the Pooling and Servicing Agreement, with respect to a Subordinate Companion Loan, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holder of such Subordinate Companion Loan certain other reports, copies and information relating to an AB Whole Loan. In addition, under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer, as applicable, is required to provide to the holders of any Pari Passu Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Co-Lender Agreement.

Certain information concerning the Mortgage Loans, the Certificates and the Uncertificated Interests, including the Distribution Date statements, CREFC® Reports and supplemental notices with respect to such Distribution Date statements and CREFC® Reports, may be provided by the Certificate Administrator to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics, Markit Group Limited, RealINSIGHT, Thompson Reuters Corporation, Intercontinental Exchange | ICE Data Services, KBRA Analytics, LLC and DealView Technologies Ltd. pursuant to the terms of the Pooling and Servicing Agreement.

Upon the reasonable request of any Certificateholder or any Uncertificated VRR Interest Owner that has delivered an appropriate Investor Certification, the Master Servicer may provide (or forward electronically) at the expense of such Certificateholder or Uncertificated VRR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the Master Servicer; provided, that in connection with such request, the Master Servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the Master Servicer, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder or the Uncertificated VRR Interest Owner may have under the Pooling and Servicing Agreement. Certificateholders and the Uncertificated VRR Interest Owners will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The Certificate Administrator will make available to any Privileged Person via the Certificate Administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the Pooling and Servicing Agreement, the Mortgage Loan Purchase Agreements and the SEC EDGAR filings referred to below):

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(A)	the following “deal documents”:
●	this prospectus;
●	the Pooling and Servicing Agreement, each sub-servicing agreement delivered to the Certificate Administrator from and after the Closing Date, if any, and the Mortgage Loan Purchase Agreements and any amendments and exhibits to those agreements; and
●	the CREFC® loan setup file delivered to the Certificate Administrator by the Master Servicer;
(B)	the following “SEC EDGAR filings”:
●	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the Certificate Administrator with respect to the Issuing Entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;
(C)	the following documents, which will be made available under a tab or heading designated “periodic reports”:
●	the Distribution Date statements;
●	the CREFC® bond level files;
●	the CREFC® collateral summary files;
●	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the Certificate Administrator); and
●	the Operating Advisor Annual Report;
(D)	the following documents, which will be made available under a tab or heading designated “additional documents”:
●	the summary of any Final Asset Status Report as provided by the Special Servicer;
●	any Third Party Reports (or updates of Third Party Reports) delivered to the Certificate Administrator in electronic format; and
●	any notice of the determination of an Appraisal Reduction Amount or Collateral Deficiency Amount with respect to any Mortgage Loan, including the related CREFC® appraisal reduction template;
(E)	the following documents, which will be made available under a tab or heading designated “special notices”:
●	notice of any release based on an environmental release under the Pooling and Servicing Agreement;
●	notice of any waiver, modification or amendment of any term of any Mortgage Loan;
●	notice of final payment on the Certificates or the Uncertificated VRR Interest;
●	all notices of the occurrence of any Servicer Termination Event received by the Certificate Administrator or any notice to Certificateholders of the termination of the Master Servicer or the Special Servicer;
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●	any notice of resignation or termination of the Master Servicer or Special Servicer;
●	notice of resignation of the Trustee or the Certificate Administrator, and notice of the acceptance of appointment by the successor Trustee or the successor Certificate Administrator, as applicable;
●	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the Special Servicer, the Operating Advisor or the Asset Representations Reviewer; provided, that such request may be made solely by holders of Non-Reduced Certificates as and to the extent specified in the Pooling and Servicing Agreement;
●	any notice to Certificateholders of the Operating Advisor’s recommendation to replace the Special Servicer and the related report prepared by the Operating Advisor in connection with such recommendation;
●	notice of resignation or termination of the Operating Advisor or the Asset Representations Reviewer and notice of the acceptance of appointment by the successor Operating Advisor or the successor Asset Representations Reviewer, as applicable;
●	notice of the Certificate Administrator’s determination that an Asset Review Trigger has occurred and a copy of any Final Asset Review Report received by the Certificate Administrator;
●	any notice of the termination of a sub-servicer with respect to Mortgage Loans representing 10% or more of the aggregate principal balance of all the Mortgage Loans;
●	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;
●	any notice of the termination of the Issuing Entity;
●	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event or Operating Advisor Consultation Trigger Event has occurred;
●	any notice of the occurrence of an Operating Advisor Termination Event;
●	any notice of the occurrence of an Asset Representations Reviewer Termination Event;
●	any assessments of compliance delivered to the Certificate Administrator;
●	any Attestation Reports delivered to the Certificate Administrator;
●	any “special notices” requested by a Certificateholder or an Uncertificated Interest Owner to be posted on the Certificate Administrator’s website described under “—Certificateholder Communication” below; and
●	Proposed Course of Action Notice;
(F)	the “Investor Q&A Forum”;
(G)	solely to Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners that are Privileged Persons, the “Investor Registry”; and
(H)	the “Risk Retention” tab.
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provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Mortgage Loan, the Certificate Administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the Certificate Administrator has been notified of such Excluded Mortgage Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the Certificate Administrator’s Website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraphs.

Notwithstanding the foregoing, if the Controlling Class Representative or any Controlling Class Certificateholder, as the case may be, is a Borrower Party with respect to any related Excluded Controlling Class Mortgage Loan (each, an “Excluded Controlling Class Holder” with respect to such Excluded Controlling Class Mortgage Loan only), such Excluded Controlling Class Holder is required to promptly notify each of the Master Servicer, Special Servicer, Operating Advisor, Trustee and Certificate Administrator pursuant to the Pooling and Servicing Agreement and provide a new Investor Certification pursuant to the Pooling and Servicing Agreement and will not be entitled to access any Excluded Information (as defined below) (unless a loan-by-loan segregation is later performed by the Certificate Administrator in which case such access will only be prohibited with respect to the Excluded Controlling Class Mortgage Loan(s) for which such Excluded Controlling Class Holder is a Borrower Party) made available on the Certificate Administrator’s website for so long as it is an Excluded Controlling Class Holder. The Pooling and Servicing Agreement will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information with respect to any Excluded Controlling Class Mortgage Loans for which it is a Borrower Party. In addition, if the Controlling Class Representative or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the Pooling and Servicing Agreement will prohibit the Controlling Class Representative or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Mortgage Loan with respect to which the Controlling Class Representative or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such person via the Certificate Administrator’s website, such Controlling Class Representative or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Mortgage Loan will be entitled to obtain (upon reasonable request) such information in accordance with terms of the Pooling and Servicing Agreement.

“Excluded Information” means, with respect to any Excluded Controlling Class Mortgage Loan, any information solely related to such Excluded Controlling Class Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Controlling Class Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Controlling Class Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Excluded Special Servicer Information” means, with respect to any Excluded Special Servicer Mortgage Loan, any information solely related to such Excluded Special Servicer Mortgage Loan and/or the related Mortgaged Property or portfolio of Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof) and such other information specifically related to such Excluded Special Servicer Mortgage Loan or any related Mortgaged Property as may be specified in the Pooling and Servicing Agreement other than such information with respect to such Excluded Special Servicer Mortgage Loan that is aggregated with information on other Mortgage Loans at a pool level and other than CREFC® Reports (excluding the CREFC® special servicer loan file and the CREFC® special servicer property file for the related Excluded Specially Serviced Loan, which will be Excluded Special Servicer Information).

Any reports on Form 10-D filed by the Certificate Administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the Issuing Entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) contain a reference to the most recent Form ABS-15G filed by the Depositor and the Mortgage Loan Sellers, if applicable, and the SEC’s

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assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The Certificate Administrator will be required to post to the 17g-5 Website any Form 15-E received by the Certificate Administrator from any party to the Pooling and Servicing Agreement.

The Certificate Administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the Certificate Administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the Certificate Administrator. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the Certificate Administrator’s website (other than with respect to access provided to the general public in accordance with the Pooling and Servicing Agreement), the Certificate Administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the Pooling and Servicing Agreement. The Certificate Administrator will not be liable for the dissemination of information in accordance with the Pooling and Servicing Agreement.

The Certificate Administrator will make the “Investor Q&A Forum” available to Privileged Persons via the Certificate Administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the Certificate Administrator relating to the Distribution Date statements, (b) the Master Servicer or the Special Servicer relating to servicing reports prepared by that party, the Mortgage Loans (excluding the Outside Serviced Mortgage Loans) or the related Mortgaged Properties or (c) the Operating Advisor relating to annual or other reports prepared by the Operating Advisor or actions by the Special Servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The Certificate Administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to an Outside Serviced Mortgage Loan, to the applicable party under the related Outside Servicing Agreement. The Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the Issuing Entity and/or the Certificateholders and the Uncertificated Interest Owners, (iii) that answering the inquiry would be in violation of applicable law, the Pooling and Servicing Agreement (including requirements in respect of non-disclosure of Privileged Information) or the related loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the Certificate Administrator, the Master Servicer, the Special Servicer or the Operating Advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In the case of an inquiry relating to an Outside Serviced Mortgage Loan, the Certificate Administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Outside Servicing Agreement; provided, that the Certificate Administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The Certificate Administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the Pooling and Servicing Agreement. However, no party will post or otherwise disclose any direct communications with any Directing Holder or Consulting Party as part of its responses to any inquiries. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the Certificate Administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the Depositor, the underwriters or any of their respective affiliates. None of the underwriters, Depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The Certificate Administrator will make the “Investor Registry” available to any Certificateholder, Certificate Owner and Uncertificated Interest Owner that is a Privileged Person via the Certificate Administrator’s website. Certificateholders, Certificate Owners and Uncertificated Interest Owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, Certificate Owner or Uncertificated

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Interest Owner that has also registered, provided, that they comply with certain requirements as provided for in the Pooling and Servicing Agreement.

The Certificate Administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the Certificate Administrator to such persons upon receipt by the Certificate Administrator from such person of an appropriate Investor Certification or NRSRO Certification in the form(s) attached to the Pooling and Servicing Agreement, which form(s) may also be provided electronically via the Certificate Administrator’s internet website. The parties to the Pooling and Servicing Agreement will not be required to provide that certification. In connection with providing access to the Certificate Administrator’s internet website, the Certificate Administrator may require registration and the acceptance of a disclaimer. The Certificate Administrator will not be liable for the dissemination of information in accordance with the terms of the Pooling and Servicing Agreement. The Certificate Administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the Certificate Administrator may disclaim responsibility for any information distributed by the Certificate Administrator for which it is not the original source. Assistance in using the Certificate Administrator’s internet website can be obtained by calling the Certificate Administrator’s customer service desk at 866-846-4526.

The Certificate Administrator is responsible for the preparation of tax returns on behalf of the Issuing Entity and the preparation of distribution reports on Form 10-D (based on information included in each monthly Statement to Certificateholders and other information provided by other transaction parties) and annual reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the Issuing Entity.

“17g-5 Information Provider” means the Certificate Administrator.

The Pooling and Servicing Agreement will require the Master Servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the Pooling and Servicing Agreement, to provide certain of the reports or access to the reports available as set forth above, as well as certain other information received by the Master Servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the Master Servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, any applicable Directing Holder or Consulting Party (other than the holder of a Serviced Companion Loan or its representative) will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time Definitive Certificates are issued, notices and statements required to be mailed to holders of Certificates will be available to Certificate Owners only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator and the Depositor are required to recognize as Certificateholders only those persons in whose names the Certificates are registered on the books and records of the certificate registrar. The initial registered holder of the Offered Certificates will be Cede & Co., as nominee for DTC.

For purposes of this “—Reports to Certificateholders; Certain Available Information” section, in the case of a Whole Loan with a related Consulting Party (other than the Controlling Class Certificateholder), such Consulting Party will be required to certify that they are not a borrower party, borrower restricted party, restricted holder or any other similar term under the related Co-Lender Agreement, and for such purposes references to “Borrower Party” will be deemed to refer to such analogous term in the related Co-Lender Agreement.

Voting Rights

At all times during the term of the Pooling and Servicing Agreement, the voting rights for the Certificates (the “Voting Rights”) will be allocated among the respective Classes of Certificateholders as follows:

(1)       1% in the aggregate in the case of the respective Classes of the Interest-Only Certificates, allocated pro rata based upon their respective Notional Amounts as of the date of determination (but only for so long as the Notional Amount of at least one Class of Interest-Only Certificates is greater than zero), and

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(2)       in the case of any Class of Principal Balance Certificates, a percentage equal to the product of 99% (or, if the Notional Amounts of all Classes of Interest-Only Certificates have been reduced to zero, 100%) and a fraction, the numerator of which is equal to the Certificate Balance of such Class of Principal Balance Certificates as of the date of determination, and the denominator of which is equal to the aggregate of the Certificate Balances of all Classes of the Principal Balance Certificates, in each case as of the date of determination;

provided, that in certain circumstances described in this prospectus, Voting Rights will only be exercisable by holders of the Non-Reduced Certificates and/or may be allocated or exercisable in a manner that takes into account the allocation of Appraisal Reduction Amounts.

The Voting Rights of any Class of Certificates are required to be allocated among Certificateholders of such Class in proportion to their respective Percentage Interests.

The Class R Certificates and the Uncertificated VRR Interest will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial principal balance, and in multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global Certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The Depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Delivery, Form, Transfer and Denomination—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the Pooling and Servicing Agreement responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee) under the same circumstances, and subject to the same conditions, as such report, statement or other information would be provided to a Certificateholder.

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The Certificate Administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their Certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A

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of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of Certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates in global form that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the Certificate Administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the Trustee, the Certificate Administrator, the certificate registrar, the Operating Advisor, the Special Servicer or the Master Servicer as holders of record of Certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the Certificates through the Certificate Administrator and the Trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information” and “—Certificateholder Communication”, and “The Pooling and Servicing Agreement—Operating Advisor”, “—The Asset Representations Reviewer”, “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”, “—Limitation on Liability; Indemnification”, “—Termination; Retirement of Certificates” and “—Qualification, Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate

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Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the Depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the Pooling and Servicing Agreement only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of Certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of Certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific Certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

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Definitive Certificates

Owners of beneficial interests in Offered Certificates of any class held in book-entry form will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as Depository with respect to the Certificates of such class held in book-entry form or ceases to be a clearing agency, and the Certificate Administrator and the Depositor are unable to locate a qualified successor within 90 days of such notice; or (ii) the Trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the Trustee to obtain possession of the Certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed investor certification reflecting the appropriate information to the Certificate Administrator (a “Certifying Certificateholder”), which request is made for the purpose of communicating with other Certificateholders and Certificate Owners with respect to their rights under the Pooling and Servicing Agreement or the Certificates and is required to include a copy of the communication the Certifying Certificateholder proposes to transmit, the certificate registrar is required, within 10 business days after receipt of such request, to furnish or cause to be furnished to such requesting party a list of the names and addresses of the Certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The Pooling and Servicing Agreement will require that the Certificate Administrator include in any Form 10–D any request received prior to the Distribution Date to which the Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the Pooling and Servicing Agreement. Any Form 10-D containing such disclosure regarding the request to communicate is required to include no more than the name of the Certificateholder or Certificate Owner making the request, the date the request was received, a statement to the effect that Certificate Administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the Pooling and Servicing Agreement, and a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the Pooling and Servicing Agreement (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the Certificate Administrator at the address below:

9062 Old Annapolis Road

Columbia, Maryland 21045

Attention: Corporate Trust Administration Group – BMO 2022-C2

with a copy to: trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a Certificate, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a Certificate, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such Certificate: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the Certificate Administrator that is similar to any of the documents identified in clauses (A) through (C). Requesting Investors will be responsible for their own expenses

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in making any Communication Request, but will not be required to bear any expenses of the Certificate Administrator, which will be borne by the Issuing Entity.

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The Mortgage Loan Purchase Agreements

Sale of Mortgage Loans; Mortgage File Delivery

On the Closing Date, the Depositor will acquire the Mortgage Loans from the Sponsors pursuant to the related Mortgage Loan purchase agreements (each, a “Mortgage Loan Purchase Agreement”), between the Depositor and the applicable Sponsor, and will simultaneously transfer the Mortgage Loans, without recourse, to the Trustee for the benefit of the applicable Certificateholders and the Uncertificated Interest Owners. For purposes of the respective Mortgage Loan Purchase Agreements between the Depositor and each of the related Sponsors, each of the Yorkshire & Lexington Towers Mortgage Loan and the Bell Works Mortgage Loan, as applicable (each of which is sometimes referred to in this prospectus as a “Joint-Seller Mortgage Loan”) will constitute a “Mortgage Loan” under each such Mortgage Loan Purchase Agreement only to the extent of the portion thereof sold to the depositor by the applicable related Sponsor. Under the related transaction documents, the Depositor will direct each Sponsor to deliver to the Certificate Administrator or to a document custodian appointed by the Certificate Administrator, among other things, the following documents with respect to each Mortgage Loan (subject to the following sentence with respect to any Outside Serviced Mortgage Loan) sold by the applicable Sponsor and each Serviced Whole Loan (collectively, as to each Mortgage Loan or, if applicable, any related Serviced Whole Loan, the “Mortgage File”):

(i)        (A) for each Mortgage Loan, the original executed Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, a copy of the executed promissory note for each related Serviced Companion Loan;

(ii)       the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iii)      the original or a copy of any related assignment of leases (if such item is a document separate from the Mortgage) and of any intervening assignments of such assignment of leases, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office;

(iv)      an original executed assignment of the Mortgage in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the Trustee or in blank and in recordable form (except for missing recording information not yet available if the instrument being assigned has not been returned from the applicable recording office), or a copy of such assignment if the related Sponsor or its designee, rather than the Trustee, is responsible for recording such assignment;

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan (or the related Serviced Whole Loan, if applicable), if not already assigned pursuant to items (iv) or (v) above;

(vii)     originals or copies of all final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(viii)    the original or a copy of the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding

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escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      an original or copy of the related ground lease, if any, and any ground lessor estoppel;

(x)       an original or copy of the related loan agreement, if any;

(xi)      an original of any guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(xii)     an original or copy of the related lockbox agreement or cash management agreement, if any;

(xiii)    an original or copy of the environmental indemnity from the related borrower, if any;

(xiv)    an original or copy of the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xv)     if not already included in the assignment referred to in clause (vi) above, an original assignment of the related security agreement (if such item is a document separate from the related Mortgage) in favor of the Trustee;

(xvi)    in the case of each Whole Loan, an original or a copy of the related Co-Lender Agreement;

(xvii)   any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and an original UCC-3 assignment financing statements in favor of the Trustee or a copy of such assignment financing statements;

(xviii)  an original or copy of any mezzanine loan intercreditor agreement if any;

(xix)    the original or copy of any related environmental insurance policy;

(xx)     a copy of any related letter of credit and any related assignment thereof (with the original to be delivered to the Master Servicer); and

(xxi)    copies of any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof.

Notwithstanding anything to the contrary contained in this prospectus, in the case of an Outside Serviced Mortgage Loan, the preceding document delivery requirement will be deemed satisfied by the delivery by the related Sponsor of, with respect to clause (i), executed originals of the related documents and, with respect to clauses (ii) through (xxi) above, a copy of such documents (with the actual documents required to be delivered to the applicable Outside Custodian).

Notwithstanding anything to the contrary contained in this prospectus, with respect to each Joint-Seller Mortgage Loan, the obligation of each applicable Sponsor to deliver a copy of the related documents identified in clauses (ii) through (xxi) above may be satisfied by delivery of such documents by either of the applicable Sponsors.

With respect to a Servicing Shift Mortgage Loan, pursuant to the Pooling and Servicing Agreement, following the related Controlling Pari Passu Companion Loan Securitization Date and upon the transfer of servicing of the related Servicing Shift Mortgage Loan to the related Outside Servicing Agreement in accordance with the related Co-Lender Agreement, the Custodian is required to deliver documents constituting the related Mortgage File (other than the documents described in clause (i) of the definition of “Mortgage File”) to the related Outside Trustee or Outside Custodian.

As provided in the Pooling and Servicing Agreement, the Certificate Administrator, a custodian appointed by it, or another appropriate party as described in the Pooling and Servicing Agreement is required to review each

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Mortgage File within a specified period following its receipt of such Mortgage File. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, any document required to be included in the Mortgage File for any Mortgage Loan by the related Sponsor has not been properly executed, is missing, contains information that does not conform in any material respect with the corresponding information set forth in the mortgage loan schedule to be attached to the related Mortgage Loan Purchase Agreement, or does not appear regular on its face (each, a “Document Defect”), and that Document Defect constitutes a Material Document Defect, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Document Defect” is a Document Defect that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or any Uncertificated Interest Owner in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage) (a “Qualified Mortgage”). Subject to the applicable Sponsor’s right to cure, failure of such Sponsor to deliver the documents referred to in clauses (i), (ii), (viii), (ix) and (xx) in the definition of “Mortgage File” above will be deemed a Material Document Defect; provided, however, that no Document Defect (except such a deemed Material Document Defect) will be considered to be a Material Document Defect unless the document with respect to which the Document Defect exists is required in connection with an imminent enforcement of the lender’s rights or remedies under the related Mortgage Loan, defending any claim asserted by any borrower or third party with respect to the related Mortgage Loan, establishing the validity or priority of any lien on any collateral securing the related Mortgage Loan or for any immediate significant servicing obligation.

Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan, as applicable, will not be a Material Defect.

In addition, in order to facilitate Asset Reviews as described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer” in this prospectus, each Sponsor is required to deliver to the Depositor the Diligence File with respect to each Mortgage Loan sold by it electronically within a designated period after the Closing Date by posting such Diligence File to a designated website, and the Depositor will deliver electronic copies of such Diligence File to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

“Diligence File” means with respect to each Mortgage Loan, if applicable, generally the following documents in electronic format:

(a)       a copy of each of the following documents:

(i)        (A) for each Mortgage Loan, the Mortgage Note, endorsed on its face or by allonge attached thereto, without recourse, to the order of the Trustee or in blank (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable Sponsor or another prior holder, together with a copy of the Mortgage Note), and (B) if such Mortgage Loan is part of a Serviced Whole Loan, the executed promissory note for each related Serviced Companion Loan;

(ii)       the Mortgage, together with any intervening assignments of the Mortgage, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iii)      any related assignment of leases (if such item is a document separate from the Mortgage) and any intervening assignments of such assignment of leases, in each case (unless the particular item has not

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been returned from the applicable recording office) with evidence of recording indicated thereon or certified by the applicable recorder’s office (if in the possession of the applicable Mortgage Loan Seller);

(iv)      final written modification agreements in those instances in which the terms or provisions of the Mortgage or the Mortgage Note have been modified, in each case (unless the particular item has not been returned from the applicable recording office) with evidence of recording indicated thereon if the instrument being modified is a recordable document;

(v)       the policy or certificate of lender’s title insurance issued in connection with such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      the related ground lease, if any, and any ground lessor estoppel;

(vii)      the related loan agreement, if any;

(viii)    the guaranty under such Mortgage Loan (or Serviced Whole Loan, if applicable), if any;

(ix)      the related lockbox agreement or cash management agreement, if any;

(x)        the environmental indemnity from the related borrower, if any;

(xi)      the related escrow agreement and the related security agreement (in each case, if such item is a document separate from the related Mortgage) and, if applicable, any intervening assignments thereof;

(xii)     in the case of a Mortgage Loan that is a part of a Whole Loan, the related Co-Lender Agreement;

(xiii)    any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements in favor of the originator of such Mortgage Loan (or the related Serviced Whole Loan, if applicable) or in favor of any assignee prior to the Trustee and UCC-3 assignment financing statements in favor of the Trustee (or, in each case, a copy thereof certified to be the copy of such assignment submitted or to be submitted for filing), if in the possession of the applicable Mortgage Loan Seller;

(xiv)    any mezzanine loan intercreditor agreement;

(xv)     any related environmental insurance policy;

(xvi)    any related letter of credit and any related assignment thereof; and

(xvii)   any related franchise agreement, property management agreement or hotel management agreement and related comfort letters and/or estoppel letters, and any related assignment thereof;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

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(f)        a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property or Mortgaged Properties;

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       a copy of all zoning reports;

(l)        a copy of financial statements of the related mortgagor;

(m)      a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       a copy of all UCC searches;

(o)       a copy of all litigation searches;

(p)       a copy of all bankruptcy searches;

(q)       a copy of the origination settlement statement;

(r)        a copy of any insurance summary report;

(s)       a copy of the organizational documents of the related mortgagor and any guarantor;

(t)        a copy of any escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not included in the origination settlement statement;

(u)       the original or a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)       unless already included as part of the environmental reports, a copy of any closure letter (environmental); and

(w)      unless already included as part of the environmental reports, a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties,

in each case, to the extent that the related originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not received in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of the Mortgage Loan of that structure or type, taking into account whether or not such Mortgage Loan has any additional debt), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or Sponsor or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The related Sponsor may, without any obligation to do so, include such other documents as part of the Diligence File that such Sponsor believes should be included to enable the Asset Representations Reviewer to perform the Asset Review on a Mortgage Loan; provided that such documents are clearly labeled and identified.

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Representations and Warranties

Pursuant to the related Mortgage Loan Purchase Agreement, each Sponsor will make certain representations and warranties with respect to each Mortgage Loan sold by it that we include in the Issuing Entity. Those representations and warranties with respect to the Mortgage Loans are generally to the effect set forth on Annex E-1A to this prospectus (in the case of BMO, KeyBank, UBS AG and SMC) and Annex E-2A (in the case of GACC and CREFI), subject to the related exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

The representations and warranties:

●	do not cover all of the matters that we would review in underwriting a Mortgage Loan;
●	should not be viewed as a substitute for a reunderwriting of the Mortgage Loans; and
●	in some respects represent an allocation of risk rather than a confirmed description of the Mortgage Loans, although the Sponsors have not made representations and warranties that they know to be untrue, when taking into account the exceptions set forth on Annex E-1B and Annex E-2B, respectively, to this prospectus.

If, as provided in the related Mortgage Loan Purchase Agreement and the Pooling and Servicing Agreement, there exists a breach of any of the above-described representations and warranties made by the applicable Sponsor, and that breach constitutes a Material Breach, then the Issuing Entity will have the rights against the applicable Sponsor, as described under “—Cures, Repurchases and Substitutions” below.

A “Material Breach” is a breach of any of the above-described representations or warranties made by the applicable Sponsor that materially and adversely affects the value of the affected Mortgage Loan, the value of the related Mortgaged Property (or any related REO Property) or the interests of the Trustee or any Certificateholder or any Uncertificated Interest Owner in the affected Mortgage Loan or the related Mortgaged Property (or any related REO Property) or causes any Mortgage Loan to fail to be a Qualified Mortgage.

Cures, Repurchases and Substitutions

A “Material Defect” means, with respect to any Mortgage Loans, a Material Breach or a Material Document Defect with respect to such Mortgage Loan, as applicable. If a Material Defect exists with respect to any Mortgage Loan, then the applicable Sponsor will be required to remedy that Material Defect, or if such Material Defect cannot be cured within the time periods set forth in the applicable Mortgage Loan Purchase Agreement, then the applicable Sponsor will be required to either:

●	within two years following the Closing Date, solely in the case of an affected Mortgage Loan, substitute a Qualified Substitute Mortgage Loan, and pay any shortfall amount equal to the difference between the Repurchase Price of the Mortgage Loan calculated as of the date of substitution and the scheduled principal balance of the Qualified Substitute Mortgage Loan as of the due date in the month of substitution; or
●	to repurchase the affected Mortgage Loan (or any related REO Property) at a price (the “Repurchase Price”) generally equal to the sum of the following (without duplication)—
(i)	the outstanding principal balance of that Mortgage Loan (or the related REO Mortgage Loan), at the time of purchase, less any Loss of Value Payment available to reduce the outstanding principal balance; plus
(ii)	all accrued and unpaid interest, other than default interest or Excess Interest, due with respect to that Mortgage Loan (or the related REO Mortgage Loan), pursuant to the related Mortgage Loan documents at the related Mortgage Rate through the due date in the Collection Period of purchase; plus
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(iii)	all unreimbursed property protection advances relating to that Mortgage Loan (including any property protection advances and accrued interest on those advances that were reimbursed out of general collections on the Mortgage Loans (or, in the case of an Outside Serviced Mortgage Loan, the pro rata portion of any similar amounts allocable to such Mortgage Loan and payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(iv)	all accrued and unpaid interest accrued on advances made by the Master Servicer, the Special Servicer and/or the Trustee with respect to that Mortgage Loan (or, in the case of an Outside Serviced Mortgage Loan, all such amounts with respect to P&I Advances related to such Outside Serviced Mortgage Loan and, with respect to outstanding Property Advances, the pro rata portion of any similar interest amounts payable with respect thereto pursuant to the related Co-Lender Agreement); plus
(v)	to the extent not otherwise covered by clause (iv) of this bullet, all Special Servicing Fees and other additional expenses of the Issuing Entity outstanding or previously incurred related to that Mortgage Loan; plus
(vi)	to the extent not otherwise covered by clause (v) of this bullet, if such Mortgage Loan is being repurchased or substituted for pursuant to the related Mortgage Loan Purchase Agreement, all expenses incurred or to be incurred by the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee in respect of the Material Defect giving rise to the repurchase or substitution; provided, however, that such expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Affirmative Asset Review Vote or in exercising rights under the dispute resolution provisions described below under “—Dispute Resolution Provisions”; plus
(vii)	to the extent not otherwise covered by clause (v) of this bullet, any Liquidation Fee if and to the extent payable in connection with the repurchase in accordance with the terms and provisions of the Pooling and Servicing Agreement; plus
(viii)	solely in the case of a Mortgage Loan, any related Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related Mortgage Loan Seller.

Notwithstanding the foregoing, in lieu of a Sponsor repurchasing the affected Mortgage Loan, or (if permitted) replacing the affected Mortgage Loan or curing a Material Defect, to the extent that the applicable Sponsor and the Enforcing Servicer (in the case of a Mortgage Loan, subject to the consent of the Controlling Class Representative if and for so long as the Controlling Class Representative is the applicable Directing Holder) are able to agree upon a cash payment payable by such Sponsor to the Issuing Entity that would be deemed sufficient to compensate the Issuing Entity for such Material Defect (a “Loss of Value Payment”), such Sponsor may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with the Enforcing Servicer’s reaching an agreement with a Sponsor as to a Loss of Value Payment, the Master Servicer will be required to provide the Enforcing Servicer with the servicing file for such Mortgage Loan and any other information reasonably requested by the Enforcing Servicer as set forth in the Pooling and Servicing Agreement upon the Enforcing Servicer’s request. Upon its making such payment, the applicable Sponsor will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any Material Defect that would cause the applicable Mortgage Loan not to be a Qualified Mortgage.

In the case of a Material Defect with respect to any Joint-Seller Mortgage Loan, each of the applicable Sponsors will be responsible for any remedies solely in respect of the related promissory note(s) sold by it, in each such case, as if the note(s) contributed by each such Sponsor and evidencing a portion of the subject Mortgage Loan constituted a separate Mortgage Loan.

In addition, each Mortgage Loan Purchase Agreement provides that, with respect to each Outside Serviced Mortgage Loan, if a “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) exists under the related Outside Servicing Agreement with respect to the related Pari Passu Companion Loan that is included in the Outside Securitization established under the related Outside Servicing Agreement, and if such Pari Passu Companion Loan is repurchased from such Outside Securitization as a result of such “material document defect” (as such term or any analogous term is defined in the related Outside

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Servicing Agreement), then the applicable Sponsor will be required to repurchase such Outside Serviced Mortgage Loan; provided, however, that such repurchase obligation does not apply to any “material document defect” (as such term or any analogous term is defined in the related Outside Servicing Agreement) related to the promissory note for the subject Pari Passu Companion Loan.

A “Qualified Substitute Mortgage Loan” is a mortgage loan that must, on the date of substitution: (a) have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the deleted Mortgage Loan as of the due date in the calendar month during which the substitution occurs; (b) have a Mortgage Rate not less than the Mortgage Rate of the deleted Mortgage Loan; (c) have the same due date as and a grace period no longer than that of the deleted Mortgage Loan; (d) accrue interest on the same basis as the deleted Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months); (e) have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the deleted Mortgage Loan; (f) have a then-current loan-to-value ratio equal to or less than the lesser of (i) the Cut-off Date LTV Ratio for the deleted Mortgage Loan and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal from an Appraiser in accordance with MAI standards; (g) comply (except in a manner that would not be adverse to the interests of the Certificateholders or the Uncertificated Interest Owners) as of the date of substitution in all material respects with all of the representations and warranties set forth in the applicable Mortgage Loan Purchase Agreement; (h) have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; (i) have a then-current debt service coverage ratio at least equal to the greater of (i) the debt service coverage ratio of the deleted Mortgage Loan as of the Closing Date and (ii) 1.25x; (j) constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable Sponsor’s expense); (k) not have a maturity date or an amortization period that extends to a date that is after the date that is five years prior to the Rated Final Distribution Date; (l) have prepayment restrictions comparable to those of the deleted Mortgage Loan; (m) not be substituted for a deleted Mortgage Loan unless the Trustee and the Certificate Administrator have received a prior Rating Agency Confirmation from each Rating Agency (the cost, if any, of obtaining the Rating Agency Confirmation to be paid by the applicable Sponsor); (n) have been approved, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative; (o) prohibit defeasance within two years of the Closing Date; (p) not be substituted for a deleted Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the Pooling and Servicing Agreement, as determined by an opinion of counsel; (q) have an engineering report with respect to the related Mortgaged Property which will be delivered as a part of the related servicing file; and (r) be current in the payment of all scheduled payments of principal and interest then due. In the event that more than one Mortgage Loan is substituted for a deleted Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each proposed substitute mortgage loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except that the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis; provided that no individual Mortgage Rate (net of the related Administrative Fee Rate) may be lower than the highest fixed Pass-Through Rate (not subject to a cap equal to, or based on, the WAC Rate) of any Class of Non-Vertically Retained Principal Balance Certificates having a principal balance then outstanding. When one or more Qualified Substitute Mortgage Loans are substituted for a deleted Mortgage Loan, the applicable Sponsor will be required to certify that the replacement Mortgage Loan(s) meet(s) all of the requirements of the above definition and send the certification to the Certificate Administrator, the Trustee and, so long as a Consultation Termination Event has not occurred and is not continuing, to the Controlling Class Representative.

The time period within which the applicable Sponsor must complete that remedy, repurchase or substitution will generally be limited to 90 days following the earlier of the applicable Sponsor’s discovery or receipt of notice of, and receipt of a demand to take action with respect to, the related Material Defect, as the case may be (or, in the case of a Material Defect relating to a Mortgage Loan not being a Qualified Mortgage, 90 days from any party discovering such Material Defect). However, if the applicable Sponsor is diligently attempting to correct the problem, then, with limited exception (including if such Material Defect would cause the Mortgage Loan not to be a Qualified Mortgage), it will be entitled to an additional 90 days (or more in the case of a Material Document Defect resulting from the failure of the responsible party to have received the recorded documents) to complete that remedy, repurchase or substitution.

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If (x) a Mortgage Loan is to be repurchased or replaced as described above (a “Defective Mortgage Loan”), (y) such Defective Mortgage Loan is part of a Crossed Group and (z) the applicable Document Defect or breach does not constitute a Material Defect as to the other Mortgage Loan(s) that are a part of such Crossed Group (the “Other Crossed Loans”) (without regard to this paragraph), then the applicable Document Defect or breach (as the case may be) will be deemed to constitute a Material Defect as to each such Other Crossed Loan for purposes of the above provisions, and the applicable Sponsor will be obligated to repurchase or replace each such Other Crossed Loan in accordance with the provisions above unless the applicable Sponsor satisfies certain conditions set forth in the related Mortgage Loan Purchase Agreement, including, without limitation, that (i) the applicable Sponsor has delivered an opinion that the repurchase of solely the Defective Mortgage Loan will not cause the Issuing Entity to fail to qualify as one or more REMICs, and (ii) if the applicable Sponsor were to repurchase or replace only the Defective Mortgage Loan and not the Other Crossed Loans, (x) the debt service coverage ratio for such Other Crossed Loans (excluding the Defective Mortgage Loan) for the four calendar quarters immediately preceding the repurchase or replacement is not less than the lesser of (1) 0.10x below the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus and (2) the debt service coverage ratio for the Crossed Group (including the Defective Mortgage Loan) for the four preceding calendar quarters preceding the repurchase or replacement, (y) the loan-to-value ratio for the Other Crossed Loans (excluding the Defective Mortgage Loan) is not greater than the greatest of (1) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) set forth on Annex A to this prospectus plus 10%, (2) the loan-to-value ratio, expressed as a whole number percentage (taken to one decimal place), for the Crossed Group (including the Defective Mortgage Loan) at the time of repurchase or replacement and (3) 75%; and (z) either the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group will not impair the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group or the related Mortgage Loan documents have been modified in a manner that removes any threat of impairment of the ability to exercise remedies against the primary collateral of the other Mortgage Loan(s) in the Crossed Group as a result of the exercise of remedies against the primary collateral of any Mortgage Loan in the Crossed Group. The Enforcing Servicer will be entitled to cause to be delivered, or direct the applicable Sponsor to (in which case the applicable Sponsor is required to) cause to be delivered, to the Enforcing Servicer an appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (y) above has been satisfied, in each case at the expense of the applicable Sponsor if the scope and cost of the appraisal is approved by the applicable Sponsor and, so long as a Consultation Termination Event has not occurred and is not continuing, by the Controlling Class Representative (such approval not to be unreasonably withheld in each case). With respect to any Defective Mortgage Loan that forms a part of a Crossed Group and as to which the conditions described in the first sentence of this paragraph are satisfied, such that the Issuing Entity will continue to hold the Other Crossed Loans, the applicable Sponsor and the Depositor (as predecessor in interest to the Issuing Entity with respect to the subject Crossed Group) have agreed to forbear from enforcing any remedies against the other’s primary collateral but each is permitted to exercise remedies against the primary collateral securing its respective Mortgage Loan(s). If the exercise of remedies by one such party would impair the ability of the other such party to exercise its remedies with respect to the primary collateral securing the Mortgage Loan(s) held by the other such party, then both parties will forbear from exercising such remedies unless and until the related Mortgage Loan documents can be modified to remove the threat of impairment as a result of the exercise of remedies. Any reserve or other cash collateral or letters of credit securing any of the Mortgage Loans that form a Crossed Group will be allocated between such Mortgage Loans in accordance with the related Mortgage Loan documents, or otherwise on a pro rata basis based upon their outstanding principal balances.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable Mortgage Loan Seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable Mortgage Loan Seller provides an opinion of counsel to the effect that such release would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

The cure, repurchase and substitution obligations described above or the election by the applicable Sponsor to pay a Loss of Value Payment will constitute the sole remedy available to the Certificateholders in connection with any Material Defect. None of the Depositor, the underwriters, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, any other Sponsor or

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any other person will be obligated to repurchase any affected Mortgage Loan or pay any Loss of Value Payment in connection with a Material Defect if the applicable Sponsor defaults on its obligations with respect thereto. We cannot assure you that the applicable Sponsor will have sufficient assets to repurchase or substitute a Mortgage Loan if required to do so. See “Risk Factors—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans” and “—Other Risks Relating to the Certificates—Any Loss of Value Payment Made by a Sponsor May Not Be Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Dispute Resolution Provisions

Each Sponsor will be subject to the dispute resolution provisions described under “The Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any Mortgage Loan sold to the Depositor by such Sponsor and will be obligated under the related Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

Each Sponsor will be obligated to perform its obligations described under “The Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review" relating to any Asset Reviews performed by the Asset Representations Reviewer, and such Sponsor will have the rights described under that heading.

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The Pooling and Servicing Agreement

General

The Certificates and the Uncertificated Interests will be issued pursuant to that certain Pooling and Servicing Agreement, to be dated as of July 1, 2022 (the “Pooling and Servicing Agreement”), by and between the Depositor, the Master Servicer, the Special Servicers, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer.

The servicing of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties will be governed by the Pooling and Servicing Agreement. The following discussion summarizes the material provisions of the Pooling and Servicing Agreement relating to the servicing and administration of the Serviced Mortgage Loans, the Serviced Companion Loans and any related REO Properties. The summaries do not purport to be complete and are subject to the provisions of the Pooling and Servicing Agreement.

In connection with the servicing of the Whole Loans, the following definitions apply and are, in some cases, further illustrated in the chart below:

●	“Serviced Pari Passu Whole Loan” means a Pari Passu Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced AB Whole Loan” means an AB Whole Loan that is serviced under the Pooling and Servicing Agreement.
●	“Serviced Whole Loan” means a Serviced Pari Passu Whole Loan or a Serviced AB Whole Loan, as applicable.
●	“Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of a Serviced Pari Passu Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of a Serviced AB Whole Loan (and is therefore serviced under the Pooling and Servicing Agreement).
●	“Serviced Companion Loan” means a Serviced Pari Passu Companion Loan or a Serviced Subordinate Companion Loan, as applicable.
●	“Companion Loan Holder” means the holder of a Companion Loan.
●	“Serviced Pari Passu Companion Loan Holder” means the holder of a Serviced Pari Passu Companion Loan.
●	“Serviced Subordinate Companion Loan Holder” means the holder of a Serviced Subordinate Companion Loan.
●	“Serviced Companion Loan Holder” means a Serviced Pari Passu Companion Loan Holder or a Serviced Subordinate Companion Loan Holder, as applicable.
●	“Serviced Mortgage Loans” means all of the Mortgage Loans included in the Issuing Entity (other than any Outside Serviced Mortgage Loan(s)).
●	“Serviced Loans” means all of the Serviced Mortgage Loans, together with any Serviced Companion Loans.
●	“Serviced Outside Controlled Whole Loan” means a Serviced Whole Loan if and for so long as the “controlling note” with respect to such Serviced Whole Loan is not an asset of the Issuing Entity (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan). However, a Serviced Outside Controlled Whole Loan may cease to be such if, by
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virtue of any trigger event contemplated by the related Co-Lender Agreement, the promissory note evidencing the related Split Mortgage Loan becomes the controlling note for such Whole Loan, in which case the discussion in this prospectus regarding “Serviced Outside Controlled Whole Loans” will thereafter cease to apply to the subject Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Whole Loan will be a Serviced Outside Controlled Whole Loan.

●	“Serviced Outside Controlled Mortgage Loan” means the Mortgage Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Mortgage Loan will be a Serviced Outside Controlled Mortgage Loan.
●	“Serviced Outside Controlled Companion Loan” means a Companion Loan that is part of a Serviced Outside Controlled Whole Loan. Until the related Controlling Pari Passu Companion Loan Securitization Date, each Servicing Shift Companion Loan will be a Serviced Outside Controlled Companion Loan.
●	“Outside Controlling Note Holder” means, with respect to any Whole Loan that is, and only for so long as such Whole Loan is, a Serviced Outside Controlled Whole Loan, the holder of the related Controlling Note (regardless of whether such note evidences a Pari Passu Companion Loan or a Subordinate Companion Loan) or such holder’s designated representative. If a controlling note is included in a securitization trust, the Outside Controlling Note Holder may be a “controlling class representative” (or equivalent party), the majority holder of a particular class, a servicer or another service provider that is designated from time to time under the related servicing agreement (although the right of any such designated party to exercise some or all of such rights may terminate or shift to another designated party upon the occurrence of certain trigger events).
●	“Outside Serviced Companion Loan” means a Companion Loan that is part of an Outside Serviced Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan will be an Outside Serviced Companion Loan.
●	“Outside Serviced Whole Loan” means a Whole Loan that is being serviced pursuant to the servicing agreement governing the securitization of a related Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan will be an Outside Serviced Whole Loan.
●	“Outside Serviced Pari Passu Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans but does not include an Outside Serviced Subordinate Companion Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Whole Loan that is a Pari Passu Whole Loan will be an Outside Serviced Pari Passu Whole Loan.
●	“Outside Serviced Pari Passu Companion Loan” means a Pari Passu Companion Loan that is part of an Outside Serviced Pari Passu Whole Loan or an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Pari Passu Companion Loan will be an Outside Serviced Pari Passu Companion Loan.
●	“Outside Serviced Pari Passu-AB Whole Loan” means an Outside Serviced Whole Loan that includes one or more Pari Passu Companion Loans and one or more Subordinate Companion Loans.
●	“Outside Serviced Subordinate Companion Loan” means a Subordinate Companion Loan that is part of an Outside Serviced Pari Passu-AB Whole Loan. For the avoidance of doubt, following the related Controlling Pari Passu Companion Loan Securitization Date, any Servicing Shift Companion Loan that is a Subordinate Companion Loan and part of a Pari Passu-AB Whole Loan will be an Outside Serviced Subordinate Companion Loan.
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●	“Outside Serviced Mortgage Loan” means the Mortgage Loan that is part of an Outside Serviced Whole Loan.
●	“Outside Servicing Agreement” means the servicing agreement pursuant to which an Outside Serviced Whole Loan is being (or expected to be) serviced, which is, with respect to (i) each Servicing Shift Whole Loan, the related Future Outside Servicing Agreement, and (ii) each Outside Serviced Whole Loan (other than a Servicing Shift Whole Loan following the related Controlling Pari Passu Companion Loan Securitization Date), the Outside Servicing Agreement identified under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Outside Securitization” means the securitization with respect to an Outside Serviced Companion Loan.
●	“Outside Servicer”, “Outside Special Servicer”, “Outside Trustee”, “Outside Certificate Administrator”, “Outside Custodian”, “Outside Operating Advisor”, “Outside Depositor” and “Outside Controlling Class Representative” mean the master servicer, special servicer, trustee, certificate administrator, custodian, operating advisor, depositor and controlling class representative (or, in each such case, an equivalent party), respectively, under the applicable Outside Servicing Agreement, which (to the extent definitively identified) are set forth under the table titled “Outside Serviced Mortgage Loans Summary” under “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans—General”.
●	“Servicing Shift Companion Loan” means a Companion Loan that is part of a Servicing Shift Whole Loan.
●	“Servicing Shift Whole Loan” means a Whole Loan that is initially being serviced pursuant to the Pooling and Servicing Agreement, however, upon the inclusion of a designated Pari Passu Companion Loan in a future securitization transaction, the servicing of such Whole Loan will shift to the servicing agreement (i.e., the related Future Outside Servicing Agreement) governing that future securitization transaction.
●	“Servicing Shift Mortgage Loan” means the Mortgage Loan that is part of a Servicing Shift Whole Loan.
●	“Future Outside Servicing Agreement” means, with respect to any Servicing Shift Whole Loan, the related servicing agreement entered into in connection with the securitization of the related Controlling Pari Passu Companion Loan.
●	“Controlling Companion Loan” means a Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan” means a Pari Passu Companion Loan that is evidenced by a Controlling Note.
●	“Controlling Pari Passu Companion Loan Securitization Date” means, with respect to either (i) a Servicing Shift Whole Loan or (ii) an Outside Serviced Whole Loan as to which servicing will shift from the current Outside Servicing Agreement to a Future Outside Servicing Agreement upon the securitization of the related Controlling Pari Passu Companion Loan, the date on which the related Controlling Pari Passu Companion Loan is included in an Outside Securitization.

See “Description of the Mortgage Pool—General” for the definitions of certain terms applicable to the Whole Loans and referred to in the immediately preceding bullets.

The chart below identifies, with respect to each Whole Loan, (i) whether such Whole Loan is a Pari Passu Whole Loan, an AB Whole Loan or a Pari Passu-AB Whole Loan, and (ii) whether such Whole Loan is a Serviced Whole Loan, an Outside Serviced Whole Loan or a Servicing Shift Whole Loan.

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Type and Servicing Status of Whole Loans

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Mortgage Loan as Approx. % of Initial Pool Balance	Aggregate Pari Passu Companion Loan Cut-off Date Balance	Aggregate Subordinate Companion Loan Cut-off Date Balance	Whole Loan Cut-off Date Balance	Servicing of Whole Loan	Type of Whole Loan
Yorkshire & Lexington Towers	$70,000,000	9.9%	$248,000,000	$221,500,000	$539,500,000	Outside Serviced	Pari Passu-AB
The Lion Building	$65,000,000	9.2%	$35,000,000	N/A	$100,000,000	Serviced	Pari Passu
KB Portfolio	$55,000,000	7.8%	$25,000,000	N/A	$80,000,000	Serviced	Pari Passu
3075 Olcott	$50,000,000	7.1%	$92,000,000	N/A	$142,000,000	Serviced	Pari Passu
The Reef	$40,000,000	5.6%	$110,000,000	N/A	$150,000,000	Outside Serviced	Pari Passu
360 Rosemary	$32,000,000	4.5%	$53,000,000	$125,000,000	$210,000,000	Outside Serviced	Pari Passu-AB
Bell Works	$30,000,000	4.2%	$180,000,000	N/A	$210,000,000	Outside Serviced	Pari Passu
79 Fifth Avenue	$23,000,000	3.2%	$217,000,000	N/A	$240,000,000	Outside Serviced	Pari Passu
111 River Street	$22,000,000	3.1%	$55,500,000	$76,250,000	$153,750,000	Outside Serviced	Pari Passu-AB
Phoenix Industrial Portfolio VIII	$22,000,000	3.1%	$35,000,000	N/A	$57,000,000	Outside Serviced	Pari Passu
PentaCentre Office	$20,277,018	2.9%	$13,984,150	N/A	$34,261,168	Serviced	Pari Passu
2 Riverfront Plaza	$15,000,000	2.1%	$95,000,000	N/A	$110,000,000	Outside Serviced	Pari Passu
Wyndham National Hotel Portfolio	$9,342,616	1.3%	$126,125,312	N/A	$135,467,927	Outside Serviced	Pari Passu

There are no serviced AB Whole Loans, Serviced Pari Passu-AB Whole Loans, Serviced Outside Controlled Whole Loans or Servicing Shift Whole Loans related to this securitization transaction and, therefore, all references in this prospectus to such type(s) of Whole Loan(s) or any related terms should be disregarded.

See “Description of the Mortgage Pool—The Whole Loans” for further information with respect to each Whole Loan, the related Companion Loans and the identity of the Companion Loan Holders.

Certain Considerations Regarding the Outside Serviced Whole Loans

Each Outside Serviced Mortgage Loan and Outside Serviced Companion Loan is being or will be serviced and administered in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement (and all decisions, consents, waivers, approvals and other actions on the part of the holders of such Outside Serviced Mortgage Loan and Outside Serviced Companion Loan(s) will be effected in accordance with the related Outside Servicing Agreement and the related Co-Lender Agreement). Consequently, the servicing provisions set forth in this prospectus and the administration of certain accounts related to the servicing of the Mortgage Loans will generally not be applicable to the Outside Serviced Mortgage Loans, but instead such servicing and administration of each Outside Serviced Mortgage Loan will be governed by the related Outside Servicing Agreement.

The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee have no obligation or authority to supervise any Outside Servicer, any Outside Special Servicer and/or any Outside Trustee under any Outside Servicing Agreement or to make property protection advances with respect to any Outside Serviced Whole Loan or P&I advances with respect to any Outside Serviced Companion Loans or any Serviced Companion Loan. Any obligations of the Master Servicer and the Special Servicer to provide information or remit collections on an Outside Serviced Mortgage Loan are dependent on their receipt of the same from the applicable party under the related Outside Servicing Agreement. Each Outside Servicing Agreement provides for servicing in a manner acceptable for rated transactions similar in nature to this securitization transaction. For more detailed information, see “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below.

As used in this prospectus, references to the Mortgage Loans, when discussing servicing activities with respect to the Mortgage Loans, do not include, unless otherwise specifically indicated, the Outside Serviced Mortgage Loans. In certain instances references are made that specifically exclude the Outside Serviced Mortgage Loans from the servicing provisions in this prospectus by indicating actions are taken with respect to the “Serviced Mortgage Loans” or the “Mortgage Loans other than the Outside Serviced Mortgage Loans” or are taken “except with respect to the Outside Serviced Mortgage Loans” or words of similar import. These references and carveouts

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are intended to highlight particular provisions to draw prospective investors’ attention to the fact that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are not responsible for the particular servicing or administrative activity with respect to the Outside Serviced Mortgage Loans and are not intended to imply that when other servicing actions are described in this prospectus without such specific reference or carveouts, that the Master Servicer, Special Servicer, Certificate Administrator or Trustee are responsible for those duties with respect to the Outside Serviced Mortgage Loans. Servicing of any Outside Serviced Mortgage Loan is handled under the Outside Servicing Agreement. Prospective investors are encouraged to review “Description of the Mortgage Pool—The Whole Loans” in this prospectus and “—Servicing of the Outside Serviced Mortgage Loans” below for a discussion of certain important servicing terms related to the Outside Serviced Mortgage Loans.

Assignment of the Mortgage Loans

On the Closing Date, the Depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, together with all payments due on or with respect to the Mortgage Loans, other than principal and interest due on or before the Cut-off Date and principal prepayments received on or before the Cut-off Date, without recourse, to the Trustee for the benefit of the Certificateholders and the Uncertificated Interest Owners.

The Certificate Administrator, concurrently with the assignment, will execute and deliver Certificates and the Uncertificated Interests evidencing the beneficial ownership interests in the Issuing Entity to or at the direction of the Depositor in exchange for the Mortgage Loans. Each Mortgage Loan will be identified in a schedule appearing as an exhibit to the Pooling and Servicing Agreement (the “Mortgage Loan Schedule”). The Mortgage Loan Schedule will include, among other things, as to each Mortgage Loan, information as to its outstanding principal balance as of the close of business on the Cut-off Date, as well as information respecting the interest rate and the maturity date of each Mortgage Loan.

Pursuant to each Mortgage Loan Purchase Agreement, the applicable Sponsor will be required to deliver to the Certificate Administrator, in its capacity as custodian, the Mortgage File for each of the Mortgage Loans. See “The Mortgage Loan Purchase Agreements—Sale of Mortgage Loans; Mortgage File Delivery”.

In addition, pursuant to each Mortgage Loan Purchase Agreement, the related Sponsor will be required to deliver the Diligence Files for each of its Mortgage Loans to the Depositor by uploading such Diligence Files to the designated website, and the Depositor will thereafter deliver such Diligence Files to the Certificate Administrator for posting to the secure data room. The Depositor will have no responsibility for determining whether any Diligence Files delivered to it are complete and will have no liability to the Issuing Entity or the Certificateholders for the failure of any Sponsor to deliver a Diligence File (or a complete Diligence File) to the Depositor.

Pursuant to the Pooling and Servicing Agreement, the Depositor will assign to the Trustee for the benefit of Certificateholders and the Uncertificated Interest Owners the representations and warranties made by the Sponsors to the Depositor in the Mortgage Loan Purchase Agreements and any rights and remedies that the Depositor has against the Sponsors under the Mortgage Loan Purchase Agreements with respect to any Material Defect. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller's Obligations Under the Mortgage Loan Purchase Agreement” and “—Dispute Resolution Provisions".

The Certificate Administrator (in its capacity as custodian), or any other custodian appointed under the Pooling and Servicing Agreement, will hold the Mortgage File for each Mortgage Loan and Serviced Whole Loan in trust for the benefit of all Certificateholders, the Uncertificated Interest Owners and the holders of any related Serviced Companion Loans. Pursuant to the Pooling and Servicing Agreement, the Certificate Administrator, in its capacity as custodian, is obligated to review the Mortgage File for each Mortgage Loan within a specified number of days after the execution and delivery of the Pooling and Servicing Agreement. If the Enforcing Servicer determines that a Material Document Defect exists, the Enforcing Servicer will promptly notify, among others, the Depositor, the applicable Sponsor, the Certificate Administrator, the Trustee and the Master Servicer. If the applicable Sponsor cannot cure the Material Document Defect within the time period specified in the Pooling and Servicing Agreement, the applicable Sponsor will be obligated either to replace the affected Mortgage Loan with a substitute Mortgage Loan or Mortgage Loans, or to repurchase the affected Mortgage Loan from the Issuing Entity within the time period specified in the Pooling and Servicing Agreement at the Repurchase Price or at its election, subject to specified conditions, make a Loss of Value Payment with respect to the affected Mortgage Loan. This cure, substitution or repurchase obligation (and, if applicable, such guaranty obligations) or the making of a Loss of Value Payment will

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constitute the sole remedy available to the Certificateholders or the Issuing Entity for an uncured Material Defect. See “The Mortgage Loan Purchase Agreements—Cures, Repurchases and Substitutions”.

Servicing of the Mortgage Loans

Each of the Master Servicer and the Special Servicer will be required to service and administer the Serviced Loans (as described below). The Master Servicer and the Special Servicer, as the case may be, will each be required to service and administer the Serviced Loans and each related REO Property for which it is responsible in accordance with the terms of the Pooling and Servicing Agreement and in accordance with the following (the “Servicing Standard”):

●	the higher of the following standards of care:

1.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans with similar borrowers and comparable REO properties for other third-party portfolios, giving due consideration to the customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own mortgage loans and REO properties; and

2.       with the same care, skill, prudence and diligence with which the Master Servicer or the Special Servicer, as the case may be, services and administers comparable mortgage loans and REO properties owned by the Master Servicer or the Special Servicer, as the case may be; and

in either case, exercising reasonable business judgment and acting in accordance with applicable law, the terms of the respective Serviced Loans and, if applicable, the related Co-Lender Agreement;

●	with a view to—

1.       the timely recovery of all payments of principal and interest, including balloon payments, under those Serviced Loans; or

2.       in the case of (a) a Specially Serviced Loan or (b) a Mortgage Loan (or Serviced Whole Loan) as to which the related Mortgaged Property is an REO Property, the maximization of recovery on that Mortgage Loan (or Serviced Whole Loan) to the Certificateholders and the Uncertificated Interest Owners (as if they were one lender) (or, if a Serviced Whole Loan is involved, with a view to the maximization of recovery on such Serviced Whole Loan to the Certificateholders, the Uncertificated Interest Owners and the related Serviced Companion Loan Holder(s) as if they were one lender (and, with respect to any Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) of principal and interest, including balloon payments, on a present value basis; and

●	without regard to—

1.       any relationship, including as lender on any other debt, that the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates may have with any of the underlying borrowers, or any affiliate of the underlying borrowers, or any other party to the Pooling and Servicing Agreement;

2.       the ownership of any Certificate (or any Companion Loan or other indebtedness secured by the related Mortgaged Property or any security backed by a Companion Loan) by the Master Servicer or the Special Servicer or any affiliate of the Master Servicer or the Special Servicer, as the case may be;

3.       the obligation, if any, of the Master Servicer to make Advances;

4.       the right of the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the Pooling and Servicing Agreement generally or with respect to any particular transaction; and

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5.       the ownership, servicing or management for others of any mortgage loan or real property not covered by the Pooling and Servicing Agreement by the Master Servicer or the Special Servicer, as the case may be, or any of its affiliates.

The Servicing Standard will apply with respect to the Outside Serviced Mortgage Loans or related REO Property only to the extent that the Master Servicer or the Special Servicer has any express duties or rights to grant consent with respect thereto pursuant to the Pooling and Servicing Agreement.

In general, the Master Servicer will be responsible for the servicing and administration of each Serviced Mortgage Loan (and Serviced Companion Loan)—

●	which is not a Specially Serviced Loan; or
●	that is a Corrected Loan.

A “Specially Serviced Loan” means any Serviced Loan (including a related REO Mortgage Loan or REO Companion Loan) being serviced under the Pooling and Servicing Agreement for which any of the following events (each, a “Servicing Transfer Event”) has occurred as follows:

(a)       the related borrower has failed to make when due any scheduled monthly debt service payment or a balloon payment, which failure continues unremedied (without regard to any grace period):

●	except in the case of a Serviced Loan delinquent in respect of its balloon payment, beyond 60 days after the date that payment was due; or
●	solely in the case of a delinquent balloon payment, (A) 30 days after the date on which that balloon payment was due (except as described in clause B below) or (B) if (i) the related borrower has delivered to the Master Servicer or the Special Servicer (each of whom will be required to promptly deliver a copy to the other and any applicable Directing Holder and Consulting Party), on or before the date on which that balloon payment was due, a refinancing commitment reasonably acceptable to the Special Servicer from an acceptable lender, (ii) the borrower continued to make its Monthly Payments on each Due Date, and (iii) no other Servicing Transfer Event has occurred with respect to the Serviced Loan, then a Servicing Transfer Event will not occur until the earlier of (1) 120 days after the date on which the balloon payment was due and (2) the termination of the refinancing commitment, letter of intent or otherwise binding application or similar binding document; or

(b)       there has occurred a default (other than as set forth in clause (a) and other than an Acceptable Insurance Default) that the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines materially impairs the value of the related Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affects the interests of Certificateholders and the Uncertificated Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, the Uncertificated Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan), and continues unremedied for the applicable grace period under the terms of the Serviced Loan (or, if no grace period is specified and the default is capable of being cured, for 60 days); provided, that any default requiring a Property Advance will be deemed to materially and adversely affect the interests of the Certificateholders and the Uncertificated Interest Owners in the subject Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, the Uncertificated Interest Owners and the related Serviced Companion Loan Holder(s) in such Serviced Whole Loan); or

(c)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered into against the related borrower; or

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(d)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property; or

(e)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations; or

(f)        the Master Servicer or the Special Servicer has received notice of the commencement of foreclosure or similar proceedings with respect to the related Mortgaged Property; or

(g)       the Master Servicer or the Special Servicer (and, in the case of the Special Servicer, with the consent of any applicable Directing Holder) determines that (i) a default (other than an Acceptable Insurance Default) under the Serviced Loan is reasonably foreseeable, (ii) such default would materially impair the value of the corresponding Mortgaged Property as security for the Serviced Loan or otherwise materially adversely affect the interests of Certificateholders and the Uncertificated Interest Owners in the Serviced Mortgage Loan (or, in the case of a Serviced Whole Loan, the interests of the Certificateholders, the Uncertificated Interest Owners or the related Serviced Companion Loan Holder(s) in the Serviced Whole Loan), and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Serviced Loan or, if no cure period is specified and the default is capable of being cured, for 60 days.

Notwithstanding the foregoing, for purposes of clauses (a) (but solely with respect to delinquent monthly debt service payments), (b), (e) and (g) above, neither (i) a Payment Accommodation with respect to any Serviced Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute a Servicing Transfer Event, for so long as the related borrower is complying with the terms of such Payment Accommodation. For the avoidance of doubt, in the event a borrower fails to comply with the terms of a Payment Accommodation (as determined by the Special Servicer in accordance with the Servicing Standard), a determination as to whether any applicable event specified in the preceding sentence constitutes a Servicing Transfer Event will be made as though the Payment Accommodation never occurred; provided, however, if, pursuant to this sentence, a Servicing Transfer Event is determined to occur prior to the date of such borrower’s failure to comply with the terms of the related Payment Accommodation, then such Servicing Transfer Event will be deemed to occur on the date of such borrower’s failure to comply.

It will be considered an “Acceptable Insurance Default” (and neither the Master Servicer nor the Special Servicer will be required to obtain the below described insurance) if the related Mortgage Loan documents specify that the related borrower must maintain all-risk casualty insurance or other insurance that covers damages or losses arising from acts of terrorism and the Special Servicer has determined, in its reasonable judgment in accordance with the Servicing Standard (and with the consent of the applicable Directing Holder and after non-binding consultation with any applicable Consulting Parties), that (i) this insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (ii) this insurance is not available at any rate; provided, however, that the applicable Directing Holder will be required to respond to the Special Servicer’s request for such consent ((or be deemed to have provided such consent) within the time period described under “—Directing Holder—General”) with respect to Acceptable Insurance Defaults; provided, further, that upon the Special Servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the Special Servicer to consult with the applicable Consulting Parties, the Special Servicer will not be required to do so. In making this determination, the Special Servicer, to the extent consistent with the Servicing Standard, is entitled to rely on the opinion of an insurance consultant.

A Serviced Loan will cease to be a Specially Serviced Loan and will become a “Corrected Loan” when:

●	with respect to the circumstances described in clause (a) of the definition of “Specially Serviced Loan”, the related borrower has made three consecutive full and timely scheduled monthly debt service payments under the terms of the Serviced Loan (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the related borrower or by reason of a modification, extension, waiver or amendment granted or agreed to by the Master Servicer or the Special Servicer pursuant to the Pooling and Servicing Agreement);
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●	with respect to the circumstances described in clauses (c), (d), (e) and (g) of the definition of “Specially Serviced Loan”, the circumstances cease to exist in the good faith, reasonable judgment of the Special Servicer, but, with respect to any bankruptcy or insolvency proceedings described in clauses (c), (d) and (e), no later than the entry of an order or decree dismissing such proceeding;
●	with respect to the circumstances described in clause (b) of the definition of “Specially Serviced Loan”, the default is cured as determined by the Special Servicer in its reasonable, good faith judgment; and
●	with respect to the circumstances described in clause (f) of the definition of “Specially Serviced Loan”, the proceedings are terminated;

provided that at such time no other circumstance described in clauses (a) through (g) of the definition of “Specially Serviced Loan” exists that would cause the subject Serviced Mortgage Loan or any related Serviced Companion Loan to be characterized as a “Specially Serviced Loan”.

If a Servicing Transfer Event exists with respect to the Mortgage Loan or any Companion Loan in a Serviced Whole Loan, it will be considered to exist for the entire Serviced Whole Loan.

The Special Servicer, on the other hand, will be responsible for the servicing and administration of each Serviced Loan as to which a Servicing Transfer Event has occurred and which has not yet become a Corrected Loan, and for the processing and/or approval of certain matters related to Serviced Loans that are non-Specially Serviced Loans. The Special Servicer may be responsible for conducting or managing certain Mortgage Loan-related litigation (including with respect to non-Specially Serviced Loans) as and to the extent set forth in the Pooling and Servicing Agreement. The Special Servicer will also be responsible for the administration of each REO Property acquired by the Issuing Entity.

Despite the foregoing, the Pooling and Servicing Agreement will require the Master Servicer to continue to collect information and prepare all reports to the Certificate Administrator required to be collected or prepared with respect to any Specially Serviced Loans (based on, among other things, certain information provided by the Special Servicer), receive payments on Specially Serviced Loans, maintain escrows and all reserve accounts on Specially Serviced Loans, maintain insurance with respect to the Mortgaged Properties securing the Specially Serviced Loans and, otherwise, to render other incidental services with respect to any such specially serviced assets. In addition, the Special Servicer will perform limited duties and have certain approval rights regarding servicing actions with respect to Serviced Loans that are not Specially Serviced Loans.

Neither the Master Servicer nor the Special Servicer will have responsibility for the performance by the other of its respective obligations and duties under the Pooling and Servicing Agreement.

The Master Servicer will transfer servicing of a Serviced Loan to the Special Servicer when that Serviced Loan becomes a Specially Serviced Loan. The Special Servicer will return the servicing of that Serviced Loan to the Master Servicer when it becomes a Corrected Loan.

The Special Servicer will be obligated to, among other things, oversee the resolution of Serviced Loans that are Specially Serviced Loans and act as disposition manager of REO Properties (other than any interest in a Mortgaged Property acquired through foreclosure or deed-in-lieu of foreclosure with respect to an Outside Serviced Whole Loan). Each Outside Servicing Agreement provides or is expected to provide, as applicable, for certain servicing transfer events. Upon the occurrence of a servicing transfer event with respect to an Outside Serviced Whole Loan under the Outside Servicing Agreement, servicing of both the affected Outside Serviced Mortgage Loan and the related Outside Serviced Companion Loan(s) will be transferred to the Outside Special Servicer.

With respect to any Serviced Loan that is not a Specially Serviced Loan, the determination to consent to or approve a request by a borrower with respect to any Special Servicer Decision or Major Decision or making any determination that would constitute a Special Servicer Decision or a Major Decision with respect to any Mortgage Loan will be made by the Special Servicer or (if (i) the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any such request by a borrower or make any such determination, or (ii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” below) will be made by the Master Servicer subject to the Special Servicer’s consent. The Special Servicer will also be required to obtain the consent of any applicable Directing Holder and will be

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required to consult with any applicable Consulting Parties in connection with any Major Decisions, to the extent described under “—Directing Holder” and “—Operating Advisor” in this prospectus. For purposes of the foregoing and this prospectus, each of the following with respect to any Mortgage Loan constitutes a “Special Servicer Decision” to the extent it is not a Major Decision:

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements or other similar agreements for (i) all ground leases, including any determination whether to cure any borrower defaults relating to any ground lease, and (ii) all other leases in excess of the lesser of (y) 30,000 square feet and (z) 30% of the net rentable square footage at the related Mortgaged Property so long as it is reviewable by the lender under the related Mortgage Loan documents;

(b)       approving any waiver regarding the receipt of financial statements (other than an immaterial timing waiver including late financial statements);

(c)       approving annual budgets for the related Mortgaged Property (to the extent lender approval is required under the related loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities actually known by the Master Servicer to be affiliates of the related borrower (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan);

(d)       approving rights of way and easements that materially affect the use or value of a Mortgaged Property or the borrower’s ability to make payments with respect to the related Mortgage Loan and approving consent to subordination of the related Mortgage Loan to such rights of way and easements;

(e)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(f)        in circumstances where no lender discretion is permitted other than confirming that the conditions in the related Mortgage Loan documents have been satisfied (including determining whether any applicable terms or tests are satisfied), approving any request to incur additional debt in accordance with the terms of the Mortgage Loan documents;

(g)       in circumstances where no lender discretion is required other than confirming satisfaction of the applicable terms of the Mortgage Loan documents (including determining whether any applicable terms or tests are satisfied), approving requests for any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan; provided that, in any case, Special Servicer Decisions will not include (i) grants of easements or rights of way that do not materially affect the use or value of the Mortgaged Property or the borrower’s ability to make any payments with respect to the Mortgage Loan; or (ii) the release, substitution or addition of collateral securing any Serviced Mortgage Loan or Serviced Whole Loan in connection with a defeasance of such collateral;

(h)       any modification, consent to a modification or waiver of any material term of any intercreditor or similar agreement (which will not include any amendments to split or re-size notes consistent with the terms of any Co-Lender Agreement as to which the consent of the Issuing Entity is not required) related to a Serviced Mortgage Loan or Serviced Whole Loan, or any action to enforce rights with respect thereto, except that, if any such modification or amendment would adversely impact the Master Servicer, such modification or amendment will additionally require the consent of the Master Servicer as a condition to its effectiveness;

(i)        any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

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(j)        any approval of any casualty insurance settlements (unless such casualty insurance settlements are less than the threshold specified in the related loan documents and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) or condemnation settlements (unless such condemnation settlements are immaterial and there is no lender discretion provided for in the related loan documents, including determining whether any conditions precedent have been satisfied) and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property;

(k)       fundings or disbursements of any holdback amounts, escrow accounts, reserve accounts or letters of credit held as performance or “earn-out” holdbacks, escrows or reserves that (i) exceed, in the aggregate, 10% of the initial principal balance of the related Serviced Loan, regardless of whether such funding or disbursement may be characterized as routine or customary in nature (except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan)), which holdbacks, escrows and reserves are identified on an exhibit to the Pooling and Servicing Agreement, or (ii) regardless of the aggregate percentage of the initial principal balance of the related Serviced Loan represented by such holdbacks, escrows or reserves, that are not routine or customary in nature; and

(l)        any determination whether to permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion or any determination whether to cure a default by borrower under a ground lease.

As used in clause (k) above, “performance”, “earn-out”, “holdback” and similar escrows and reserves refers to any escrow or reserve, the release of which is subject to the satisfaction of specifically identified financial or leasing conditions or the occurrence of a specially identified event, in each case as set forth in the Mortgage Loan Documents and related to the borrower or mortgaged property.

With respect to non-Specially Serviced Loans, (i) if the Master Servicer and the Special Servicer mutually agree that the Master Servicer will process any Special Servicer Decision or Major Decision, or (ii) in the case of a Special Servicer Decision described in clause (b), clause (c) or sub-clause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” above, the Master Servicer, prior to taking any action with respect to any such Special Servicer Decision or Major Decision, will be required, unless otherwise agreed by the Master Servicer and the Special Servicer, to prepare and submit its written analysis and recommendation to the Special Servicer, together with all information reasonably available to the Master Servicer that the Special Servicer may reasonably request in order to withhold or grant its consent.

The Master Servicer and the Special Servicer, as applicable, will be required, no less often than on a monthly basis, to make a knowledgeable servicing officer available via telephone to verbally answer questions from any applicable Directing Holder and Consulting Party (to the extent such Consulting Party has consultation rights as described under “—Directing Holder” or “—Operating Advisor” below or under “Credit Risk Retention—Risk Retention Consultation Parties” above, as applicable) regarding the performance and servicing of the applicable Serviced Mortgage Loans and/or REO Properties for which such Master Servicer or Special Servicer, as applicable, is responsible.

All net present value calculations and determinations made under the Pooling and Servicing Agreement with respect to any Serviced Mortgage Loan or related Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made by using a discount rate appropriate for the type of cash flows being discounted; namely (i) for principal and interest payments on the Mortgage Loan or proceeds from the sale of a defaulted Mortgage Loan, the highest of (1) the rate determined by the Master Servicer or the Special Servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal).

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Subservicing

The Master Servicer and the Special Servicer may each delegate and/or assign some or all of its servicing obligations and duties with respect to some or all of the Serviced Loans to one or more third-party sub-servicers provided that the Master Servicer or the Special Servicer, as applicable, will remain obligated under the Pooling and Servicing Agreement. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the Mortgage Loans for the applicable Mortgage Loan Seller. The Master Servicer or the Special Servicer, as applicable, will be responsible for paying the servicing fees of any sub-servicer or primary servicer retained by it. Notwithstanding any sub-servicing agreement or primary servicing agreement, the Master Servicer or the Special Servicer, as applicable, will remain primarily liable to the Trustee, the Certificate Administrator, the Certificateholders, the Uncertificated Interest Owners and any Serviced Companion Loan Holder for the servicing and administering of the Serviced Loans in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such sub-servicing agreement or primary servicing agreement. A sub-servicer may be an affiliate of the Depositor, the Master Servicer or the Special Servicer. Notwithstanding the foregoing, the Special Servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the Pooling and Servicing Agreement without, with respect to any Mortgage Loan other than an Excluded Mortgage Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Controlling Class Representative, except to the extent necessary for the Special Servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the Master Servicer or the Special Servicer, as the case may be, and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) such Sub-Servicing Agreement may be assumed by the Trustee, if the Trustee has assumed the duties of the Master Servicer or the Special Servicer, as the case may be, or by any successor Master Servicer or Special Servicer, as the case may be, without cost or obligation to the assuming party or the Issuing Entity, upon the assumption by such party of the obligations of the Master Servicer or the Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be required to be terminated (unless such default is waived by the Depositor) if the sub-servicer fails (A) to deliver by the due date (which may take into account any grace period permitted pursuant to the Pooling and Servicing Agreement) any Exchange Act reporting items required to be delivered to the Master Servicer or Special Servicer, as the case may be, pursuant to the Pooling and Servicing Agreement or such Sub-Servicing Agreement or to the master servicer or other applicable party under any other pooling and servicing agreement that the Depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the Pooling and Servicing Agreement to perform its obligations under the Pooling and Servicing Agreement or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the Depositor is a party to. The Master Servicer or the Special Servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it in accordance with the terms of the related Sub-Servicing Agreement. No sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents without the consent of the Master Servicer (in the case of sub-servicers engaged by the Master Servicer) or the Special Servicer (in the case of sub-servicers engaged by the Special Servicer).

Advances

The Master Servicer will be obligated (subject to the limitations described below) to advance, on the business day immediately preceding a Distribution Date (the “Master Servicer Remittance Date”), an amount (each such amount, a “P&I Advance”) equal to the total or any portion of the Monthly Payment (exclusive of the related Servicing Fee and, if applicable, any Excess Interest) due or deemed due (without regard to any grace period) on each Mortgage Loan (including the Outside Serviced Mortgage Loans, and notwithstanding that the related Mortgaged Property has become an REO Property) for the Due Date in the related Collection Period, to the extent not received by the Master Servicer as of the close of business on the Determination Date in the same month as (or, in the case of an Outside Serviced Mortgage Loan, as of the close of business on the business day immediately preceding) such Master Servicer Remittance Date. In the event the Monthly Payment has been reduced pursuant to any modification, waiver or amendment of the terms of the Mortgage Loan, whether agreed to by the Special Servicer or resulting from bankruptcy, insolvency or any similar proceeding involving the related borrower, the amount required to be advanced will be so reduced. The Master Servicer will not be required or permitted to make an

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advance for balloon payments, default interest, Excess Interest, prepayment premiums or yield maintenance charges or delinquent monthly debt service payments on the Companion Loans. The amount required to be advanced by the Master Servicer with respect to any Distribution Date in respect of delinquent payments of interest on any Mortgage Loan as to which an Appraisal Reduction Amount exists will equal the product of (i) the amount otherwise required to be advanced by the Master Servicer with respect to delinquent payments of interest without giving effect to such Appraisal Reduction Amount, and (ii) a fraction, the numerator of which is the Stated Principal Balance of such Mortgage Loan, as applicable, as of the last day of the related Collection Period, reduced by such Appraisal Reduction Amount, and the denominator of which is the Stated Principal Balance of such Mortgage Loan, as applicable, as of the last day of the related Collection Period. Appraisal Reduction Amounts will not affect advances in respect of delinquent payments of principal.

The Master Servicer will also be obligated (subject to the limitations described below) with respect to each Serviced Loan serviced, and each REO Property administered, under the Pooling and Servicing Agreement, to make cash advances (“Property Advances” and, together with P&I Advances, “Advances”) to pay all customary, reasonable and necessary “out of pocket” costs and expenses (including attorneys’ fees and fees and expenses of real estate brokers) incurred in connection with the servicing and administration of such Serviced Loan if a default is imminent thereunder or a default, delinquency or other unanticipated event has occurred, or in connection with the administration of any such REO Property, including, but not limited to, the cost of the preservation, insurance, restoration, protection and management of a related Mortgaged Property, the cost of delinquent real estate taxes and assessments, ground lease rent payments, condominium assessments, hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage or to maintain a related Mortgaged Property, subject to a non-recoverability determination. The Master Servicer has no obligation to make any Property Advances with regard to any Outside Serviced Mortgage Loan. No Property Advances will be made with regard to a Subordinate Companion Loan if the related Mortgage Loan is no longer held by the Issuing Entity.

The Master Servicer will advance the cost of preparation of any environmental assessments required to be obtained in connection with taking title to any REO Property unless the Master Servicer determines, in accordance with the Servicing Standard, that such Advance would be a Nonrecoverable Advance but the cost of any compliance, containment, clean-up or remediation of an REO Property will be an expense of the Issuing Entity and paid from the Collection Account.

The Pooling and Servicing Agreement will obligate the Trustee to make any P&I Advance that the Master Servicer was obligated, but failed, to make unless the Trustee or the Special Servicer determines such P&I Advance would be a Nonrecoverable Advance.

The Special Servicer is required to request the Master Servicer to make Property Advances with respect to a Specially Serviced Loan or REO Property under the Pooling and Servicing Agreement. The Special Servicer must make the request a specified number of days in advance of when the Property Advance is required to be made under the Pooling and Servicing Agreement. The Master Servicer, in turn, must make the requested Property Advance within a specified number of days following the Master Servicer’s receipt of the request unless the Master Servicer determines such Advance would be a Nonrecoverable Advance. The Special Servicer will have no obligation to make any Property Advance, provided that, in an urgent or emergency situation requiring the making of a Property Advance, the Special Servicer may, in its sole discretion, make such Property Advance, and the Master Servicer will be required to reimburse the Special Servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the Pooling and Servicing Agreement, provided such Advance is not determined by the Master Servicer, in accordance with the Servicing Standard, to be a Nonrecoverable Advance. Once reimbursed, the Master Servicer will be deemed to have made such Property Advance as of the date made by the Special Servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the Pooling and Servicing Agreement. Any Property Advance made by the Special Servicer, but not reimbursed by the Master Servicer, will be reimbursable out of the Collection Account in the same manner as would be Property Advances made by the Master Servicer.

If the Master Servicer is required under the Pooling and Servicing Agreement to make a Property Advance, but does not do so within 15 days after the Property Advance is required to be made by it, then the Trustee will be required:

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●	if a responsible officer of the Trustee has actual knowledge of the failure, to give the Master Servicer notice of its failure; and
●	if the failure continues for three more business days, to make the Property Advance, unless the Trustee determines such Property Advance would be a Nonrecoverable Advance.

The Master Servicer, the Special Servicer and the Trustee, as applicable, will each be entitled to receive interest on Advances at the Prime Rate, compounded annually (the “Advance Rate”) (and solely with respect to the Master Servicer, subject to a floor rate of 2.0% per annum), as of each Master Servicer Remittance Date; provided, however, that with respect to any P&I Advance made prior to the expiration of the related grace period, interest on such P&I Advance will accrue only from and after the expiration of such grace period. If the interest on any Advance is not recovered from Modification Fees on the related Mortgage Loan or Penalty Charges on the related Mortgage Loan, a shortfall will result which will have the same effect as a liquidation loss on a defaulted Mortgage Loan. The “Prime Rate” is the rate on any day set forth as such in The Wall Street Journal, Eastern edition.

The obligation of the Master Servicer or the Trustee, as applicable, to make Advances with respect to any Mortgage Loan pursuant to the Pooling and Servicing Agreement continues, subject to a non-recoverability determination, through the foreclosure of such Mortgage Loan and until the liquidation of such Mortgage Loan or the related Mortgaged Property or Properties. Advances are intended to provide a limited amount of liquidity, not to guarantee or insure against losses.

Each Outside Servicer will (or is expected to) be obligated to make servicing advances with respect to the related Outside Serviced Whole Loan and will (or is expected to) be entitled to reimbursement for such servicing advances with interest at a prime lending rate. In addition, if any such servicing advance is determined to be a nonrecoverable advance under an Outside Servicing Agreement, then the Outside Servicer or the Outside Trustee, as applicable, will (or is expected to) be entitled to reimbursement from general collections on the Mortgage Loans in this securitization transaction for the pro rata portion of such nonrecoverable advances allocable to the related Outside Serviced Mortgage Loan (with interest at a prime lending rate) pursuant to the terms of the related Co-Lender Agreement.

If the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, as applicable, determines that any Advance (together with accrued interest on the Advance) previously made by it (or, in the case of a determination by the Special Servicer, by the Master Servicer or the Trustee) will not be ultimately recoverable out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan or REO Property (or, in the case of a Servicing Advance on a Serviced Whole Loan, from such collections with respect to such Serviced Whole Loan and the related REO Property), as the case may be, as to which such Advance was made (any such Advance, a “Nonrecoverable Advance”), then the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to be reimbursed for such Advance, plus interest on the Advance at the Advance Rate, out of amounts payable on or in respect of all of the Mortgage Loans and REO Properties prior to distributions on the Certificates and the Uncertificated Interests, which will be deemed to have been reimbursed first out of amounts collected or advanced in respect of principal and then out of all other amounts collected on the Mortgage Loans and REO Properties.

In connection with a determination by the Master Servicer, the Special Servicer or the Trustee as to whether an Advance previously made or to be made constitutes or would constitute a Nonrecoverable Advance:

●	neither the Master Servicer nor the Trustee will be required to make any Advance that the Master Servicer, in accordance with the Servicing Standard, or the Trustee in its good faith business judgment, determines will not be ultimately recoverable (including interest accrued on the Advance) by the Master Servicer or the Trustee, as applicable, out of related late payments, net insurance proceeds, net condemnation proceeds, net liquidation proceeds or other collections with respect to the Mortgage Loan, Serviced Whole Loan or REO Property, as the case may be, as to which such Advance was made;
●	the Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed Advance, if made, would be a Nonrecoverable Advance or that any outstanding Advance is a Nonrecoverable Advance and may deliver to the Master Servicer, the Trustee, any
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applicable Directing Holder and the Controlling Class Representative if it is an applicable Consulting Party, notice of such determination, which determination will be conclusive and binding on the Master Servicer and the Trustee;

●	although the Special Servicer may determine whether an outstanding Advance is a Nonrecoverable Advance, the Special Servicer will have no right to (i) make an affirmative determination that any Property Advance previously made, to be made (or contemplated to be made) by the Master Servicer or the Trustee is, or would be, recoverable or (ii) reverse any other authorized person’s determination or to prohibit any such other authorized person from making a determination, that an Advance constitutes or would constitute a Nonrecoverable Advance; provided that this sentence will not be construed to limit the Special Servicer’s right to make a determination that an Advance to be made (or contemplated to be made) would be or a previously made Advance is a Nonrecoverable Advance, as described in the preceding bullet;
●	any non-recoverability determination by the Master Servicer or the Special Servicer described in this paragraph with respect to the non-recoverability of Advances will be conclusive and binding on the Master Servicer (in the case of such a determination by the Special Servicer) and the Trustee; and
●	notwithstanding the foregoing, the Trustee may conclusively rely upon any determination by the Master Servicer or the Special Servicer that any Advance would be recoverable (unless a non-recoverability determination has been made by the other servicer in accordance with the preceding bullet which is binding on the Trustee), and the Master Servicer may conclusively rely upon any determination by the Special Servicer that any Advance would be recoverable.

Any such judgment or determination with respect to the recoverability of Advances by any of the Trustee, the Master Servicer or the Special Servicer must be made (i) in the case of the Master Servicer or the Special Servicer, in accordance with the Servicing Standard, or (ii) in the case of the Trustee, in accordance with its good faith business judgment, and in any event will be required to be evidenced by an officer’s certificate delivered to, among others, the other such parties and any applicable Directing Holder, setting forth such judgment or determination of nonrecoverability and the procedures and considerations of the Master Servicer, the Special Servicer or the Trustee, as applicable, forming the basis of such determination.

With respect to an Outside Serviced Mortgage Loan and the Master Servicer’s and Trustee’s obligation to make P&I Advances, the Master Servicer and the Trustee may make their own independent determination as to recoverability or nonrecoverability, and the Special Servicer may make its own independent determination as to non-recoverability, notwithstanding any determination of recoverability or nonrecoverability, as the case may be, by the Outside Servicer or Outside Trustee. In addition, an Outside Servicer or Outside Special Servicer, as applicable, will be entitled to seek recovery from the Issuing Entity of the pro rata share of any non-recoverable servicing advance made with respect to such Outside Serviced Whole Loan, with interest at a prime lending rate.

For the avoidance of doubt, if a Mortgage Loan is subject to a forbearance agreement, standstill agreement or similar agreement that provides for a temporary deferral or similar temporary accommodation with respect to all or a portion of the monthly payment amount, the Master Servicer will be required to make P&I Advances for such Mortgage Loan based on the terms of the related Mortgage Loan documents in effect immediately prior to the date of such forbearance or similar agreement, subject to any non-recoverability determination with respect to such Mortgage Loan.

The Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to reimbursement for any Advance made by it, including, solely in the case of the Master Servicer or the Trustee, all P&I Advances made with respect to the Outside Serviced Mortgage Loans, equal to the amount of such Advance and interest accrued on the Advance at the Advance Rate (i) from Penalty Charges and Modification Fees on the related Mortgage Loan or Serviced Whole Loan, as applicable by the borrower and any other collections thereon, (ii) from insurance proceeds, condemnation proceeds or Liquidation Proceeds collected on the defaulted Mortgage Loan or Serviced Whole Loan, as applicable, or the related Mortgaged Property or (iii) upon determining in good faith that such Advance with interest is not recoverable from amounts described in clauses (i) and (ii), from any other amounts from time to time on deposit in the Collection Account out of general collections relating to the Mortgage Loans (first from principal collections and then from any other collections).

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Notwithstanding anything in this prospectus to the contrary, the Master Servicer may in accordance with the Servicing Standard elect (but is not required) to make a payment (and in the case of a Specially Serviced Loan, at the direction of the Special Servicer will be required to make a payment) from amounts on deposit in the Collection Account that would otherwise be a Property Advance with respect to a Mortgage Loan notwithstanding that the Master Servicer or the Special Servicer has determined that such a Property Advance would, if made, be a Nonrecoverable Advance, if making the payment would (x) prevent (i) the related Mortgaged Property from being uninsured or being sold at a tax sale or (ii) any event that would cause a loss of the priority of the lien of the related Mortgage, or the loss of any security for the related Mortgage Loan, or (y) would remediate any adverse environmental condition or circumstance at any of the Mortgaged Properties, if, in each instance, the Special Servicer or the Master Servicer, as applicable, determines in accordance with the Servicing Standard that making the payment is in the best interest of the Certificateholders and the Uncertificated Interest Owners (and, with respect to any Serviced Whole Loan, the related Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, the Uncertificated Interest Owners and/or the related Serviced Companion Loan Holder(s) constituted a single lender) (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s)).

Notwithstanding the foregoing, if the funds in the Collection Account allocable to principal of the Mortgage Loans and available for distribution on the next Distribution Date are insufficient to fully reimburse the Master Servicer, the Special Servicer or the Trustee, as applicable, for a Nonrecoverable Advance, then such party may elect, on a monthly basis, in its sole discretion, to defer reimbursement of some or all of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the Advance) for a period not to exceed 12 months in any event; provided that any deferral in excess of six months will be subject to the consent of the applicable Directing Holder; and provided, further, that, if it is an applicable Consulting Party, the Controlling Class Representative must be consulted with. In addition, the Master Servicer, the Special Servicer or the Trustee, as applicable, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account (net of any amounts used to pay a Nonrecoverable Advance or interest on such Nonrecoverable Advance). The Master Servicer, the Special Servicer or the Trustee will be permitted to recover a Workout-Delayed Reimbursement Amount from general collections on the Mortgage Loans in the Collection Account if the Master Servicer, the Special Servicer or the Trustee, as applicable, (a) has determined that such Workout-Delayed Reimbursement Amount would not be recoverable out of collections on the related Mortgage Loan or (b) has determined that such Workout-Delayed Reimbursement Amount would not ultimately be recoverable, along with any other Workout-Delayed Reimbursement Amounts and Nonrecoverable Advances, out of the principal portion of future collections on the Mortgage Loans and the REO Properties.

Any requirement of the Master Servicer or the Trustee to make an Advance in the Pooling and Servicing Agreement is intended solely to provide liquidity for the benefit of the Certificateholders and the Uncertificated Interest Owners and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans.

Any election described above by any party to refrain from reimbursing itself for any Nonrecoverable Advance (together with interest for that Nonrecoverable Advance) or portion of any Nonrecoverable Advance with respect to any Distribution Date will not be construed to impose on any party any obligation to make the above described election (or any entitlement in favor of any Certificateholder or any other person to an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of the person making the election to otherwise be reimbursed for a Nonrecoverable Advance immediately (together with interest on that Nonrecoverable Advance). An election by the Master Servicer, the Special Servicer or the Trustee will not be construed to impose any duty on either of the other parties to make an election (or any entitlement in favor of any Certificateholder or any other person to such an election). The fact that a decision to recover a Nonrecoverable Advance over time, or not to do so, benefits some Certificateholders or Uncertificated Interest Owners to the detriment of other Certificateholders or Uncertificated Interest Owners will not constitute a violation of the Servicing Standard or a breach of the terms of the Pooling and Servicing Agreement by any party, or a violation of any fiduciary duty owed by any party to the Certificateholders. The Master Servicer’s, the Special Servicer’s or the Trustee’s decision to defer reimbursement of such Nonrecoverable Advances as set forth above is an accommodation to the Certificateholders and is not to be construed as an obligation on the part of the Master Servicer, the Special Servicer or the Trustee or a right of the Certificateholders or the Uncertificated Interest Owners.

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Accounts

The Master Servicer will be required to deposit amounts collected in respect of the Mortgage Loans into a segregated account (the “Collection Account”) established pursuant to the Pooling and Servicing Agreement. The Master Servicer will also be required to establish and maintain a segregated custodial account (the “Whole Loan Custodial Account”) with respect to each Serviced Whole Loan (if any), which may be a sub-account of the Collection Account and deposit amounts collected in respect of such Serviced Whole Loan in the related Whole Loan Custodial Account. The Issuing Entity will only be entitled to amounts on deposit in a Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Companion Loan or payable or reimbursable to any party to the Pooling and Servicing Agreement. Any amounts in a Whole Loan Custodial Account to which the Issuing Entity is entitled will be transferred on a monthly basis to the Collection Account.

The Certificate Administrator will be required to establish and maintain the following accounts (collectively, the “Distribution Account”), which may be sub-accounts of a single account: (i) the “Lower-Tier REMIC Distribution Account”, and (ii) the “Upper-Tier REMIC Distribution Account”.

With respect to each Distribution Date, on the related Master Servicer Remittance Date, the Master Servicer will be required to disburse from the Collection Account and remit to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans, to the extent on deposit in the Collection Account, the applicable portions of Available Funds for such Distribution Date and the applicable portions of any prepayment premiums or yield maintenance charges collected during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator). In addition, the Master Servicer will be required to remit to the Certificate Administrator all P&I Advances for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans on the related Master Servicer Remittance Date. To the extent the Master Servicer fails to do so, the Trustee will deposit all P&I Advances into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans, as described in this prospectus. On each Distribution Date, the Certificate Administrator will be required to withdraw amounts distributable on such date on the Regular Certificates and the Uncertificated VRR Interest and (to the extent that they represent the residual interest in the Upper-Tier REMIC) on the Class R Certificates from the Lower-Tier REMIC Distribution Account, and deposit such amounts in the Upper-Tier REMIC Distribution Account. See “Description of the Certificates—Distributions”.

The Certificate Administrator will also be required to establish and maintain an account (the “Interest Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On each Master Servicer Remittance Date occurring in January (except during a leap year) or February (commencing in 2023) (unless, in either case, the related Distribution Date is the final Distribution Date), the Master Servicer will be required to remit to the Certificate Administrator for deposit, in respect of each Mortgage Loan that accrues interest on an Actual/360 basis, an amount equal to one day’s interest at the related Net Mortgage Rate on the respective Stated Principal Balance as of the close of business on the Distribution Date in the month preceding the month in which such Master Servicer Remittance Date occurs, to the extent the applicable Monthly Payment or a P&I Advance is made in respect of the Monthly Payment (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On or prior to the Master Servicer Remittance Date occurring in March (or February, if the final Distribution Date occurs in such month) of each calendar year (commencing in 2023), the Certificate Administrator will be required to withdraw from the Interest Reserve Account the aggregate of all Withheld Amounts on deposit therein, and deposit such amount into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans.

If there are any ARD Loans included in the Issuing Entity, the Certificate Administrator will also be required to establish and maintain an account (the “Excess Interest Distribution Account”), which may, together with any other Securitization Account(s), be a sub-account of a single account. On the Master Servicer Remittance Date immediately preceding the applicable Distribution Date, the Master Servicer is required to remit to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to any Excess Interest received by the Master Servicer during the applicable one-month collection period. Distributions of Excess Interest will be made from the Excess Interest Distribution Account.

The Certificate Administrator will also be required to establish and maintain an account (the “Excess Liquidation Proceeds Reserve Account”), which may, together with any other Securitization Account(s), be a sub-account of a

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single account. To the extent that any gains are realized on liquidations of defaulted Mortgage Loans and, to the extent allocable to the Issuing Entity, on sales of Mortgaged Properties, such gains will be deposited into the Excess Liquidation Proceeds Reserve Account. In connection with each Distribution Date, the Certificate Administrator will be required to determine if the Non-Vertically Retained Available Funds for such Distribution Date (determined without regard to the inclusion of any Excess Liquidation Proceeds therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated applicable Realized Losses reimbursable to, the holders of the Non-Vertically Retained Regular Certificates on such Distribution Date. If the Certificate Administrator determines that such Non-Vertically Retained Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the Certificate Administrator will be required to withdraw from the Excess Liquidation Proceeds Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Aggregate Available Funds for the related Distribution Date for allocation between the Combined VRR Interest and the Non-Vertically Retained Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Excess Liquidation Proceeds Reserve Account and (ii) the sum of (A) the amount of the applicable insufficiency in such Non-Vertically Retained Available Funds and (B) the Vertical Risk Retention Allocation Percentage of the amount described in the immediately preceding sub-clause (A). In addition, holders of the Class R Certificates will be entitled to distributions of amounts on deposit in the Excess Liquidation Proceeds Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses and other shortfalls in payments on the Regular Certificates and the Uncertificated VRR Interest, as determined by the Special Servicer from time to time, or that remain after all distributions with respect to the Non-Vertically Retained Regular Certificates and the Combined VRR Interest on the final Distribution Date.

“Excess Liquidation Proceeds” means, with respect to any Mortgage Loan, the excess of (i) Liquidation Proceeds of that Mortgage Loan or related REO Property (net of any related Liquidation Expenses and any amounts payable to a related Serviced Companion Loan Holder pursuant to the related Co Lender Agreement), over (ii) the amount that would have been received if a principal payment in full had been made, and all other outstanding amounts had been paid, with respect to such Mortgage Loan on the Due Date immediately following the date on which such proceeds were received. With respect to any Outside Serviced Mortgage Loan, “Excess Liquidation Proceeds” mean such Outside Serviced Mortgage Loan’s pro rata share of any “excess liquidation proceeds” determined in accordance with the applicable Outside Servicing Agreement and the related Co Lender Agreement that are received by the Trust.

Other accounts to be established pursuant to the Pooling and Servicing Agreement are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties and one or more accounts (collectively, the “Loss of Value Reserve Fund”) for the purposes of holding Loss of Value Payments to be applied as described under “—Application of Loss of Value Payments”.

The Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held in the name of the Certificate Administrator (or the Master Servicer (in the case of the Collection Account and each Whole Loan Custodial Account) or the Special Servicer (in the case of any REO Account and the Loss of Value Reserve Fund)) on behalf of the Trustee for the benefit of the holders of Certificates and the Uncertificated Interest Owners. Each of the Collection Account, any Whole Loan Custodial Account, any REO Account, the Loss of Value Reserve Fund, the Distribution Account, the Interest Reserve Account, any escrow account, the Excess Liquidation Proceeds Reserve Account and the Excess Interest Distribution Account will be held at a depository institution or trust company meeting the requirements of the Pooling and Servicing Agreement or satisfactory to the Rating Agencies.

Amounts on deposit in the Distribution Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account and the Interest Reserve Account will remain uninvested, and such accounts will be non-interest bearing.

Amounts on deposit in the Collection Account, any Whole Loan Custodial Account, any REO Account and the Loss of Value Reserve Fund may be invested in certain United States government securities and other high-quality investments meeting the requirements of the Pooling and Servicing Agreement or otherwise satisfactory to the Rating Agencies, and maturing (unless payable on demand) no later than the business day preceding the date on which such funds are required to be withdrawn pursuant to the Pooling and Servicing Agreement. Interest or other income earned on funds in the Collection Account, any Whole Loan Custodial Account and certain other servicing

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accounts will be paid to the Master Servicer as additional servicing compensation, and interest or other income earned on funds in any REO Account and the Loss of Value Reserve Fund will be payable to the Special Servicer.

If with respect to any Serviced Loan the related loan documents permit the lender to, at its option prior to an event of default under the related Serviced Loan, apply amounts held in any reserve account as a prepayment or hold such amounts in a reserve account, neither the Master Servicer or the Special Servicer, as applicable, may apply such amounts as a prepayment, and will instead continue to hold such amounts in the applicable reserve account. Such amount may be used, if permitted under the Mortgage Loan documents, to defease the loan, or may be used to prepay the Serviced Loan upon a subsequent default.

Withdrawals from the Collection Account

The Master Servicer may make withdrawals from the Collection Account (exclusive of any Whole Loan Custodial Account that may be a subaccount thereof) for the following purposes, to the extent permitted, as well as any other purpose described in this prospectus (the order set forth below not constituting an order of priority for such withdrawals):

(i)	to remit on or before each Master Servicer Remittance Date (A) to the Certificate Administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the Mortgage Loans an amount equal to the sum of (I) the applicable portions of Aggregate Available Funds for the related Distribution Date (to the extent on deposit in the Collection Account) and (II) the applicable portions of any prepayment premiums or yield maintenance charges collected with respect to the Mortgage Loans during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), (B) to the Certificate Administrator, as compensation for it and the Trustee, the Trustee/Certificate Administrator Fee for the related Distribution Date, (C) to the Certificate Administrator for deposit into the Excess Liquidation Proceeds Reserve Account an amount equal to the Excess Liquidation Proceeds received during the related Collection Period (or, in the case of an Outside Serviced Mortgage Loan, received by the Master Servicer as of the close of business on the business day immediately preceding the applicable Master Servicer Remittance Date and not previously so remitted to the Certificate Administrator), if any, (D) to the Certificate Administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received during the related Collection Period, if any, and (E) if such Master Servicer Remittance Date occurs in January (except during a leap year) or February (unless, in either case, the related Distribution Date is the final Distribution Date), to the Certificate Administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;
(ii)	to pay or reimburse the Master Servicer, the Special Servicer and the Trustee, as applicable, pursuant to the terms of the Pooling and Servicing Agreement for Advances made by any of them and interest on Advances (the Master Servicer’s, the Special Servicer’s or the Trustee’s right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”);
(iii)	to pay on or before each Master Servicer Remittance Date (x) to the Master Servicer as compensation, the aggregate unpaid Servicing Fee (or to pay Midland, if Midland is no longer the Master Servicer, any excess servicing strip to which it is entitled in accordance with the Pooling and Servicing Agreement) earned with respect to the Mortgage Loans through the end of the most recently ended Interest Accrual Period, and (y) to the Special Servicer as compensation, unpaid special servicing compensation earned with respect to the Mortgage Loans through the immediately preceding Determination Date (or, in the case of Special Servicing Fees, accrued with respect to the Mortgage Loans that are Specially Serviced Loans through the end of the most recently ended Interest Accrual Period);
(iv)	to pay to the Operating Advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) and the Operating Advisor Fee;
(v)	to pay to the Asset Representations Reviewer the Asset Representations Reviewer Ongoing Fee and any unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be payable by the Issuing Entity);
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(vi)	to pay on or before each Distribution Date to any person with respect to each related Mortgage Loan or REO Property that has previously been purchased or repurchased by such person pursuant to the Pooling and Servicing Agreement, a Mortgage Loan Purchase Agreement, a Co-Lender Agreement (if applicable) or a mezzanine intercreditor agreement, all amounts received on such Mortgage Loan or REO Property during the related Collection Period and subsequent to the date as of which the amount required to effect such purchase or repurchase was determined;
(vii)	to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the Master Servicer, the Special Servicer, the Trustee, the Custodian, the Certificate Administrator, the Operating Advisor, the Asset Representations Reviewer, and/or the Depositor for unpaid compensation (in the case of the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor), unpaid additional expenses of the Issuing Entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the Pooling and Servicing Agreement and to satisfy any indemnification obligations of the Issuing Entity under the Pooling and Servicing Agreement;
(viii)	to pay to the Certificate Administrator amounts reasonably determined by the Certificate Administrator to be necessary to pay any applicable federal, state or local taxes imposed on any Trust REMIC;
(ix)	to pay the CREFC® Intellectual Property Royalty License Fee;
(x)	to make such payments and reimbursements out of funds transferred to the Collection Account from the Loss of Value Reserve Fund as described under “—Application of Loss of Value Payments” below;
(xi)	to withdraw any amount deposited into the Collection Account that was not required to be deposited in the Collection Account; and
(xii)	to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the Issuing Entity.

However, certain of the foregoing withdrawals of items specifically related to a Serviced Whole Loan or related REO Property will first be made out of the related Whole Loan Custodial Account and will be made out of the Collection Account only if and to the extent that amounts in the related Whole Loan Custodial Account are insufficient or, based on the related Co-Lender Agreement, unavailable to make the relevant payment or reimbursement. If the Master Servicer makes any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan Holder’s share of any cost, expense, indemnity, Property Advance or interest on such Property Advance, or fee with respect to a Serviced Whole Loan (taking into account the subordinate nature of any related Subordinate Companion Loan(s)), then the Master Servicer (with respect to non-Specially Serviced Loans) and the Special Servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Co-Lender Agreement, from such Serviced Companion Loan Holder. The Master Servicer will also be entitled to make withdrawals from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to, and/or the securitization trust created under, any Outside Servicing Agreement pursuant to the related Co-Lender Agreement.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Serviced Pari Passu Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Serviced Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on any related Serviced Pari Passu Companion Loan. Likewise, the Trustee/Certificate Administrator Fee, the Operating Advisor Fee and the Asset Representations Reviewer Ongoing Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan and any other amounts payable to the Operating Advisor may only be paid out of payments and other collections on such Serviced Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on any related Serviced Companion Loan held outside the issuing entity.

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Application of Loss of Value Payments

If any Loss of Value Payments are deposited into the Loss of Value Reserve Fund with respect to any Mortgage Loan or any related REO Property, then upon direction from the Master Servicer (subject to any notice required to be provided by the Special Servicer or the Certificate Administrator under the Pooling and Servicing Agreement), the Special Servicer will be required to transfer such Loss of Value Payments (up to the remaining portion of such Loss of Value Payments) from the Loss of Value Reserve Fund to the Master Servicer for deposit into the Collection Account (or, in the case of clause (v) below, to the applicable Sponsors) for the following purposes:

(i)        to reimburse the Master Servicer, the Special Servicer or the Trustee, in accordance with the terms of the Pooling and Servicing Agreement, for any Nonrecoverable Advance made by such party with respect to such Mortgage Loan, as applicable, or any related REO Property (together with interest on such Advance);

(ii)       (A) to pay, or to reimburse the Issuing Entity for the prior payment of, any expense relating to such Mortgage Loan, as applicable, or any related REO Property that constitutes or, if not paid out of such Loss of Value Payments, would constitute an additional expense of the Issuing Entity, and (B) to pay, in accordance with the terms of the Pooling and Servicing Agreement, any unpaid Liquidation Fee due and owing to the Special Servicer in connection with the receipt of such Loss of Value Payments;

(iii)      to offset any portion of Realized Losses that are attributable to such Mortgage Loan, as applicable, or related REO Property (as calculated without regard to the application of such Loss of Value Payments), incurred with respect to such Mortgage Loan (or any related successor REO Mortgage Loan with respect thereto);

(iv)      following the liquidation of such Mortgage Loan, as applicable, or any related REO Property and any related transfers from the Loss of Value Reserve Fund with respect to the items contemplated by the immediately preceding clauses (i) to (iii) above as to such Mortgage Loan, as applicable, to cover the items contemplated by the immediately preceding clauses (i), (ii)(A) and (iii) in respect of any other Mortgage Loan or REO Mortgage Loan; and

(v)       on the final Distribution Date after all distributions have been made as set forth in clauses (i) through (iv) above, to each Sponsor, its pro rata share, based on the amount that it contributed, net of any amount contributed by such Sponsor that was used pursuant to clauses (i) to (iii) above to offset any portion of Realized Losses that are attributable to such Mortgage Loan, as applicable, or any related REO Property for which the contribution was made, additional expenses of the Issuing Entity or any Nonrecoverable Advances incurred with respect to the Mortgage Loan, as applicable, or any related REO Property for which the contribution was made.

Servicing and Other Compensation and Payment of Expenses

Master Servicing Compensation

The servicing fee (the “Servicing Fee”) payable in respect of each related Mortgage Loan (including any Mortgage Loan that is a Specially Serviced Loan and any Outside Serviced Mortgage Loan) or any successor REO Loan will be paid monthly from amounts received on such Mortgage Loan, as applicable. With respect to each such Mortgage Loan (including each Mortgage Loan that is a Specially Serviced Loan and each Outside Serviced Mortgage Loan) or any successor REO Loan, the Servicing Fee will: (a) accrue on the related Stated Principal Balance at a fixed annual rate (the “Servicing Fee Rate”), which, together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan; (b) be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Mortgage Loan; and (c) be prorated for partial periods. The Servicing Fee is generally payable to the Master Servicer, but includes (i) all amounts required to be paid to any primary servicer or sub-servicer, and (ii) with respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at the applicable Outside Servicer Fee Rate (as defined below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading). A servicing fee will also be payable to the Master Servicer monthly from amounts

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received in respect of any related Serviced Companion Loan (including any Specially Serviced Loan) or any successor REO Companion Loan and will: (a) accrue on the related outstanding principal balance at a fixed annual rate; (b) be calculated on the same basis as interest is calculated on the related Serviced Companion Loan, and (c) be prorated for partial periods.

With respect to any Distribution Date, the Master Servicer will be entitled to retain any Prepayment Interest Excesses received on the Serviced Loans to the extent not needed to make Compensating Interest Payments. In addition to the Servicing Fee, the Master Servicer will be entitled to retain, as additional servicing compensation (a) a specified percentage (which may be either 50% or 100% for Serviced Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), and will be 0% for Specially Serviced Loans, 0% for any Serviced Loan in respect of a Payment Accommodation processed by the Special Servicer, whether or not it is a Specially Serviced Loan, and 100% for any Serviced Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer (with the agreement of the Special Servicer as described under “—Directing Holder—General” below)) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan, (b) 100% of any assumption application fees with respect to each Serviced Loan that is not a Specially Serviced Loan (if the related assumption was processed by the Master Servicer) and any defeasance fee received in connection with the defeasance of a Serviced Loan (which defeasance fee will not include the Special Servicer’s portion of any Modification Fees in connection with a defeasance to which the Special Servicer is entitled under the Pooling and Servicing Agreement), (c) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer and (d) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer. With respect to Excess Penalty Charges, the Master Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the related Serviced Loan is a non-Specially Serviced Loan even if collected when the Serviced Loan is a Specially Serviced Loan. The Master Servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account and any Whole Loan Custodial Account in certain investments permitted under the terms of the Pooling and Servicing Agreement, and the Master Servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the Pooling and Servicing Agreement. The Master Servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers. The Master Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to any non-Specially Serviced Loan as to which the borrower request does not relate to a Major Decision or a Special Servicer Decision or in connection with any borrower request that relates to a Major Decision or Special Servicer Decision being processed by the Master Servicer with the mutual agreement of the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Special Servicer will not be permitted to waive any review fee due to the Master Servicer without the Master Servicer’s consent. Notwithstanding the foregoing, the Master Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Master Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Master Servicer with an economic disincentive to comply with this standard.

The Master Servicer will be entitled to designate a portion of the Servicing Fee accrued on the Mortgage Loans at a specified rate per annum, the right to which portion will be transferable by the Master Servicer to other parties. That specified rate will be subject to reduction at any time following any resignation of the Master Servicer or any termination of the Master Servicer for cause, in each case to the extent reasonably necessary for the Trustee to appoint a successor Master Servicer that satisfies the requirements of the Pooling and Servicing Agreement.

“Consent Fees” means, with respect to any Serviced Loan, any and all fees actually paid by a borrower with respect to any consent or approval required or requested pursuant to the terms of the Mortgage Loan documents that does not involve a modification evidenced by a signed writing, assumption, extension, waiver or amendment of the terms of the loan documents.

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“Excess Modification Fees” means, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the sum of (A) the excess of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, interest on unreimbursed Advances with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), but excluding (1) Special Servicing Fees, Workout Fees and Liquidation Fees, and (2) Borrower Delayed Reimbursements) outstanding or previously incurred on behalf of the Issuing Entity with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) and reimbursed from such Modification Fees (which additional expenses will be reimbursed from such Modification Fees), and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower as Penalty Charges, specific reimbursements or otherwise. All Excess Modification Fees earned by the Special Servicer will be required to offset any future Workout Fees or Liquidation Fees payable with respect to the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) or REO Property; provided, that if the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceases being a Corrected Loan, and is subject to a subsequent modification, any Excess Modification Fees earned by the Special Servicer prior to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceasing to be a Corrected Loan will no longer be offset against future Liquidation Fees and Workout Fees unless such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) ceased to be a Corrected Loan within 18 months of it becoming a modified Mortgage Loan (or a modified Whole Loan, if applicable). In such case, the Special Servicer will be entitled to a Liquidation Fee or Workout Fee (to the extent not previously offset) with respect to the new modification, waiver, extension or amendment or future liquidation of the Specially Serviced Loan or related REO Property (including in connection with a repurchase, sale, refinance, discounted or final payoff or other liquidation); provided that any Excess Modification Fees earned and paid to the Special Servicer in connection with such subsequent modification, waiver, extension or amendment will be applied to offset such Liquidation Fee or Workout Fee to the extent described above. Within any prior 12-month period, all Excess Modification Fees earned by the Master Servicer or the Special Servicer (after taking into account any offset described above applied during such 12- month period) with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) will be subject to a cap equal to the greater of (i) 1% of the outstanding principal balance of such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) after giving effect to such transaction and (ii) $25,000.

“Borrower Delayed Reimbursements” means any unpaid or unreimbursed additional expenses (including, without limitation, Advances and interest on Advances) that the related borrower is required pursuant to a written modification agreement to pay in the future to the Issuing Entity in its capacity as owner of the related Mortgage Loan.

“Modification Fees” means, with respect to any Serviced Loan, any and all fees collected from the related borrower with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of the Mortgage Loan documents (as evidenced by a signed writing) agreed to by the Master Servicer or the Special Servicer (other than all loan service transaction fees, Assumption Fees, assumption application fees, Consent Fees and defeasance fees).

“Penalty Charges” means, with respect to any Serviced Loan (or successor REO Mortgage Loan or successor REO Companion Loan), any amounts actually collected thereon from the borrower that represent default charges, penalty charges, late fees and default interest (in the case of any Split Mortgage Loan or Serviced Companion Loan, to the extent allocable thereto pursuant to the related Co-Lender Agreement, and, in the case of a Serviced Companion Loan, to the extent not payable to the Serviced Companion Loan Holder, and, in the case of an Outside Serviced Mortgage Loan, any such amounts remitted by the Outside Servicer to the Master Servicer).

“Ancillary Fees” means, with respect to any Serviced Loan, any and all demand fees, loan service transaction fees, beneficiary statement charges, fees for insufficient or returned checks and other usual and customary charges and fees (other than Modification Fees, Consent Fees, Penalty Charges, defeasance fees, Assumption Fees and assumption application fees) actually received from the borrower.

“Excess Penalty Charges” means, with respect to any Serviced Loan and any Collection Period, the sum of (A) the excess of (i) any and all Penalty Charges collected in respect of such Serviced Loan during such Collection Period, over (ii) all unpaid or unreimbursed Advances and additional expenses of the Issuing Entity (including, without limitation, Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower, Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf

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of the Issuing Entity (and, if applicable, the related Serviced Companion Loan Holder) with respect to such Serviced Loan and reimbursed from such Penalty Charges (which Advances and additional expenses will be reimbursed from such Penalty Charges) and (B) Advances and  expenses previously paid or reimbursed from Penalty Charges as described in the immediately preceding clause (A), which Advances and expenses have been recovered from the related borrower or otherwise.

“Assumption Fees” means, with respect to any Serviced Loan, any and all assumption fees with respect to a transfer of a related Mortgaged Property or interests in a related borrower (excluding assumption application fees).

Any fees or other charges charged in connection with processing any Payment Accommodation with respect to any Serviced Loan (in the aggregate with each other such Payment Accommodation with respect to such Serviced Loan) may not exceed an amount equal to 0.30% of the Stated Principal Balance of such Serviced Loan (excluding attorneys’ fees and out-of-pocket third party expenses) (the “Payment Accommodation Fee Cap”) and may only be borne by the borrower, not the Issuing Entity. For the avoidance of doubt, in the event of a borrower default under a Payment Accommodation, the Payment Accommodation Fee Cap would only apply to the initial processing of such Payment Accommodation, and, in such event, the Master Servicer or the Special Servicer, as applicable, would be entitled to all fees that would be payable to it pursuant to the terms of the Pooling and Servicing Agreement with respect to further servicing actions with respect to the related Mortgage Loan.

An Outside Servicer will be entitled to receive servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which servicing compensation will be similar, but not necessarily identical, to that payable to the Master Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement (except that the applicable primary servicing fee rate under the related Outside Servicing Agreement will be as indicated above under this “—Servicing and Other Compensation and Payment of Expenses—Master Servicing Compensation” heading, and below in the footnotes to the table under the “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” heading, and in each case such applicable primary servicing fee rate is included in the related Servicing Fee Rate presented in this prospectus).

Special Servicing Compensation

The principal compensation to be paid to the Special Servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Property serviced and administered under the Pooling and Servicing Agreement at the applicable Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of the related Specially Serviced Loan on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as interest is calculated on the related Specially Serviced Loan and will be prorated for partial periods, and will be payable monthly: (i) in the case of a Serviced Whole Loan, from collections on such Serviced Whole Loan; and (ii) in the case of a Mortgage Loan (including a Mortgage Loan that is part of a Serviced Whole Loan, if the fee remains unpaid as described in the immediately preceding clause (i)), from general collections on all the Mortgage Loans and any REO Properties.

“Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan (or related Serviced Whole Loan, if applicable) or REO Property serviced and administered under the Pooling and Servicing Agreement, that would be less than $5,000 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Property will be such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Specially Serviced Loan (or the related Serviced Whole Loan, if applicable) or REO Property.

The “Workout Fee” will generally be payable with respect to each Corrected Loan serviced and administered under the Pooling and Servicing Agreement, and will be calculated by application of the applicable Workout Fee Rate to each collection of interest (excluding default interest and Excess Interest) and principal received on that Corrected Loan, for so long as it remains a Corrected Loan; provided that no Workout Fee will be payable by the Issuing Entity with respect to any such Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (g) of the definition of “Specially Serviced Loan” (and no other clause of that definition) and no event of default actually occurs, unless the Serviced Mortgage Loan (or Serviced Whole Loan, if

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applicable) is modified by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related collection of interest and principal is received within 90 days following the related maturity date in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan (or Serviced Whole Loan, if applicable), the Special Servicer will not be entitled to collect a Workout Fee, but may collect and retain appropriate fees from the related borrower in connection with such workout. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan under the Pooling and Servicing Agreement will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as described in the definition of Excess Modification Fees, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

The Workout Fee with respect to any Corrected Loan serviced and administered under the Pooling and Servicing Agreement, will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) again becomes a Corrected Loan.

The “Workout Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% and (b) such lower rate as would result in a workout fee of $1,000,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on the subject Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (other than default interest and Excess Interest) on such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) from the date such Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) becomes a Corrected Loan through and including the then-related maturity date.

If the Special Servicer resigns or is terminated other than for cause, it will receive any Workout Fees payable on the Serviced Mortgage Loans (or Serviced Whole Loans, if applicable) that were Corrected Loans at the time of the resignation or termination or for which the resigning or terminated Special Servicer had cured the event of default through a modification, restructuring or workout negotiated by the Special Servicer and evidenced by a signed writing, but which had not as of the time the Special Servicer resigned or was terminated become a Corrected Loan solely because the borrower had not had sufficient time to make three consecutive full and timely Monthly Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three consecutive timely Monthly Payments, but such fee will cease to be payable in each case if the Corrected Loan again becomes a Specially Serviced Loan. The successor Special Servicer will not be entitled to any portion of those Workout Fees.

A “Liquidation Fee” will be payable: (i) with respect to each Specially Serviced Loan serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer obtains a full or discounted payoff (or unscheduled partial payment to the extent such prepayment is required by the Special Servicer as a condition to a workout) from the related borrower, (ii) except as otherwise described below, with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) repurchased or substituted for, or with respect to which a Loss of Value Payment is made, by a Sponsor, and (iii) with respect to any Specially Serviced Loan or any REO Property serviced and administered under the Pooling and Servicing Agreement, as to which the Special Servicer receives any Liquidation Proceeds, insurance proceeds or condemnation proceeds. The Liquidation Fee for each such Serviced Mortgage Loan, Specially Serviced Loan or REO Property serviced and administered under the Pooling and Servicing Agreement, will be payable from, and will be calculated by application of the Liquidation Fee Rate, to the related payment or proceeds; provided, that the Liquidation Fee with respect to any such Specially Serviced Loan or REO Property will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the Specially Serviced Loan or REO Property as described in the definition of “Excess Modification Fees” but only to the extent those fees have not previously been deducted from a Workout

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Fee or Liquidation Fee; provided, further, that if a Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) becomes a Specially Serviced Loan under the Pooling and Servicing Agreement only because of an event described in the second bullet of clause (a) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related proceeds or payment are received within 90 days following the related default in connection with the full and final payoff or refinancing of the related Serviced Mortgage Loan or Serviced Whole Loan, if applicable, the Special Servicer will not be entitled to collect a Liquidation Fee, but may collect and retain appropriate fees from the related borrower in connection with such liquidation; provided, however, that, except as contemplated by each of the immediately preceding provisos and the second following paragraph, with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable), no Liquidation Fee will be less than $25,000. Notwithstanding the foregoing, in the event a party to the Pooling and Servicing Agreement is required to enforce the obligations of a Mortgage Loan Seller under its related Mortgage Loan Purchase Agreement with respect to an Outside Serviced Mortgage Loan, such party may be entitled to receive a liquidation fee (similar to the Liquidation Fee) in the amount and under the circumstances set forth in the Pooling and Servicing Agreement.

The “Liquidation Fee Rate” under the Pooling and Servicing Agreement will be a rate equal to the lesser of (a) 1.0% or (b) with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable) such lesser rate as would result in a Liquidation Fee of $1,000,000.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with: (i) the repurchase of, or substitution for, or payment of any Loss of Value Payment with respect to, any Mortgage Loan by the applicable Sponsor for a Material Defect within 120 days of the discovery or receipt of notice by the Sponsor of the Material Defect that gave rise to the particular repurchase or substitution obligation or the payment of the particular Loss of Value Payment, (ii) the purchase of any Specially Serviced Loan or REO Property by a mezzanine loan holder, if any (based on a purchase option set forth under the related intercreditor agreement), or the holder of a Subordinate Companion Loan, if any (based on a purchase option set forth under the related Co-Lender Agreement), in each case within 90 days of the date that the first purchase option related to the subject Servicing Transfer Event first becomes exercisable; or (iii) the purchase or other acquisition of all of the Mortgage Loans and REO Properties (or the Issuing Entity’s interest therein) in connection with an optional termination of the Issuing Entity. The Special Servicer may not receive a Workout Fee and a Liquidation Fee with respect to the same proceeds collected on a Mortgage Loan.

“Liquidation Proceeds” means the amount (other than insurance proceeds and condemnation proceeds) received in connection with (i) a liquidation of a Mortgage Loan, Serviced Companion Loan, Mortgaged Property, REO Property or interest in a Mortgage Loan, Serviced Companion Loan, Mortgaged Property or REO Property or (ii) the transfer of any Loss of Value Payments from the Loss of Value Reserve Fund to the Collection Account in accordance with the Pooling and Servicing Agreement (provided that for the purpose of determining the amount of the Liquidation Fee (if any) payable to the Special Servicer in connection with such Loss of Value Payment, the full amount of such Loss of Value Payment will be deemed to constitute “Liquidation Proceeds” from which the Liquidation Fee (if any) is payable as of such time such Loss of Value Payment is made by the applicable Sponsor).

“Defaulted Mortgage Loan” means a Serviced Loan (i) that is delinquent at least 60 days in respect of its Monthly Payments or delinquent in respect of its balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the Master Servicer or the Special Servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The Special Servicer will also be entitled to retain, as additional servicing compensation: (a) a specified percentage (which may be either 0% or 50% for Serviced Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), will be 100% for Specially Serviced Loans and in respect of a Payment Accommodation processed by the Special Servicer with respect to any Serviced Mortgage Loan, whether or not it is a Specially Serviced Loan, and will be 0% for any Serviced Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer (with the agreement of the Special Servicer as described under “—Directing Holder—General” below)) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to each Serviced Loan; (b) 100% of any assumption application fees with respect to (i) Specially Serviced Loans and (ii) Serviced Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer); (c) any interest or other income earned on deposits in

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the REO Accounts and the reserve account established to hold any Loss of Value Payments that may be made by a Sponsor in connection with a Material Defect, (d) 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer; and (e) 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer. With respect to Excess Penalty Charges, the Special Servicer will be entitled to any collections of Excess Penalty Charges that represent amounts accrued while the subject Serviced Loan is a Specially Serviced Loan even if collected when the Serviced Loan is not a Specially Serviced Loan. The Special Servicer will be entitled to charge and retain reasonable review fees in connection with any borrower request with respect to a Specially Serviced Loan or any borrower request with respect to a non-Specially Serviced Loan that is being processed or consented to by the Special Servicer, to the extent such fees are (i) not inconsistent with the related Mortgage Loan documents, (ii) in accordance with the Servicing Standard and (iii) actually paid by or on behalf of the related borrower. The Master Servicer will not be permitted to waive any review fee due to the Special Servicer without the Special Servicer’s consent. Notwithstanding the foregoing, the Special Servicer’s right to the additional servicing compensation described in this paragraph with respect to a Serviced Companion Loan will be subject to the related Co-Lender Agreement.

Although the Special Servicer is required to service and administer the Serviced Loans in accordance with the Servicing Standard and, accordingly, without regard to its rights to receive compensation under the Pooling and Servicing Agreement, additional servicing compensation in the nature of assumption and modification fees may under certain circumstances provide the Special Servicer with an economic disincentive to comply with this standard.

Any fees or other charges charged in connection with processing any Payment Accommodation with respect to any Serviced Loan (in the aggregate with each other such Payment Accommodation with respect to such Serviced Loan) may not exceed the Payment Accommodation Fee Cap and may only be borne by the borrower, not the Issuing Entity. For the avoidance of doubt, in the event of a borrower default under a Payment Accommodation, the Payment Accommodation Fee Cap would only apply to the initial processing of such Payment Accommodation, and, in such event, the Master Servicer or the Special Servicer, as applicable, would be entitled to all fees that would be payable to it pursuant to the terms of the Pooling and Servicing Agreement with respect to further servicing actions with respect to the related Mortgage Loan.

With respect to each Collection Period, the Special Servicer will be required to deliver or cause to be delivered to the Master Servicer within two business days following the related Determination Date, and the Master Servicer will deliver, to the extent it has received such information, to the Certificate Administrator, without charge and within one business day prior to the related Distribution Date, a report that discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the Special Servicer or any of its affiliates during the related Collection Period; provided, that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

The Special Servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees or rebates) from any person or entity (including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan or Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the Pooling and Servicing Agreement, other than as expressly provided for in the Pooling and Servicing Agreement; provided, that such prohibition will not apply to the Permitted Special Servicer/Affiliate Fees or the fees received by any person acting as an Outside Servicer or an Outside Special Servicer as expressly provided for under the Outside Servicing Agreement, or as master servicer or special servicer as expressly provided for under the pooling and servicing agreement governing the securitization of a Serviced Companion Loan. For the avoidance of doubt, the foregoing is not intended to act as a prohibition on the right of any entity acting in the capacities of both Master Servicer and Special Servicer from receiving or retaining any fees, compensation or other remuneration it is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees and rebates received or retained by the Special Servicer or any of its affiliates that is paid by any person or entity

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(including, without limitation, the Issuing Entity, any borrower, any property manager, any guarantor or indemnitor in respect of a Serviced Loan and any purchaser of any Serviced Loan or REO Property (or interest in an REO Property related to any Serviced Whole Loans, if applicable)) in connection with the disposition, workout or foreclosure of any Serviced Loan, the management or disposition of any REO Property, and the performance by the Special Servicer or any such affiliate of any other special servicing duties under the Pooling and Servicing Agreement, other than (1) any special servicing compensation which is payable to the Special Servicer under the Pooling and Servicing Agreement and that is set forth in a report that is part of the CREFC® Investor Reporting Package, and (2) any Permitted Special Servicer/Affiliate Fees. For the avoidance of doubt, any compensation or other remuneration that an entity acting in the capacities of both the Master Servicer and Special Servicer is entitled to in its capacity as Master Servicer pursuant to the Pooling and Servicing Agreement will not constitute Disclosable Special Servicer Fees.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, property condition report fees, banking fees, title insurance and/or other insurance commissions and fees, title agency fees and appraisal review fees received or retained by the Special Servicer or any of its affiliates in connection with any services performed by such party with respect to any Serviced Loan or REO Property, in each case, in accordance with the Pooling and Servicing Agreement.

An Outside Special Servicer will be entitled to receive special servicing compensation with respect to the related Outside Serviced Whole Loan pursuant to the terms of the Outside Servicing Agreement, which special servicing compensation will be similar, but not necessarily identical, to that payable to the Special Servicer with respect to a Serviced Whole Loan under the Pooling and Servicing Agreement.

Trustee / Certificate Administrator Compensation

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator will be entitled to receive a monthly fee (the “Trustee/Certificate Administrator Fee”). The Trustee/Certificate Administrator Fee will be payable monthly from amounts received or advanced in respect of the Mortgage Loans and, as to each Mortgage Loan, will accrue at 0.01090% per annum (the “Trustee/Certificate Administrator Fee Rate”). The Trustee/Certificate Administrator Fee will be paid monthly to the Certificate Administrator and the Certificate Administrator will pay the Trustee its portion of the Trustee/Certificate Administrator Fee in accordance with the Pooling and Servicing Agreement. The Trustee/Certificate Administrator Fee will accrue on the Stated Principal Balance of each Mortgage Loan and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or a 30/360 Basis) as the related Mortgage Loan and prorated for any partial periods.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the Operating Advisor monthly from amounts received or advanced in respect of the Mortgage Loans and will accrue at the applicable Operating Advisor Fee Rate with respect to each Mortgage Loan on the Stated Principal Balance of the related Mortgage Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” will be a rate equal to 0.00199% per annum with respect to each Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the Operating Advisor with respect to each Major Decision on which the Operating Advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable); provided that the Operating Advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision. Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated Interests as described in “—Withdrawals from the Collection Account” above, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the Operating Advisor has consultation rights with respect to a Major Decision, the Pooling and Servicing Agreement will require the Master Servicer or the Special Servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related

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borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents. The Master Servicer or the Special Servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard but may in no event take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection; provided that the Master Servicer or the Special Servicer, as applicable, will be required to consult with the Operating Advisor on a non-binding basis prior to any such waiver or reduction.

The Operating Advisor Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated Interests as described in “—Withdrawals from the Collection Account” above.

CREFC® Intellectual Property Royalty License Fee

The CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis. The “CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan (including any REO Mortgage Loan, but excluding any REO Companion Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided, that such amounts will be computed for the same period and on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) respecting which any related interest payment due or deemed due on the related Mortgage Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the Uncertificated Interest Owners, of the Issuing Entity pursuant to the Pooling and Servicing Agreement. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

The “Administrative Fee Rate”, with respect to any Mortgage Loan, is the per annum rate set forth on Annex A to this prospectus as the “Administrative Fee Rate”, which is equal to the sum of the Servicing Fee Rate, the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Operating Advisor Fee Rate and the Asset Representations Reviewer Ongoing Fee Rate.

Asset Representations Reviewer Compensation

The Asset Representations Reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date to be paid by the Sponsors. The Asset Representations Reviewer will also be paid an ongoing fee (the “Asset Representations Reviewer Ongoing Fee”), which will be payable monthly from amounts received in respect of each Mortgage Loan (including any Outside Serviced Mortgage Loan), and for any Distribution Date will be equal to the amount accrued during the related Interest Accrual Period at 0.00043% per annum (the “Asset Representations Reviewer Ongoing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date in such Interest Accrual Period and will be calculated on the same interest accrual basis (e.g., an Actual/360 Basis or 30/360 Basis) as such Mortgage Loan and prorated for any partial periods.

In connection with each Asset Review with respect to one or more Delinquent Loans, the Asset Representations Reviewer will be entitled to a fee (the “Asset Representations Reviewer Asset Review Fee”) that is equal to, with respect to each Delinquent Loan, (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review for loans with an unpaid principal balance of less than $20,000,000, (ii) $20,000 multiplied by the number of Delinquent Loans subject to any Asset Review for loans with an unpaid principal balance of greater than or equal to $20,000,000 but less than $40,000,000, (iii) $25,000 multiplied by the number of Delinquent Loans subject to any Asset Review for loans with an unpaid principal balance of greater than $40,000,000, plus (iv) $1,000 per property for each Delinquent Loan subject to any Asset Review.

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If paid by the Issuing Entity as described below, the Asset Representations Reviewer Asset Review Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the Certificates and the Uncertificated VRR Interest as described in “—Withdrawals from the Collection Account” above. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within 90 days following receipt of the Asset Representations Reviewer’s invoice, then such fee will be paid by the Issuing Entity following delivery by the Asset Representations Reviewer of evidence reasonably satisfactory to the Special Servicer of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the Issuing Entity to the Asset Representations Reviewer, such fee will remain an obligation of the related Mortgage Loan Seller, and the Special Servicer will be required to determine whether to, pursue (and, if it so determines to do so, to pursue) remedies against such Mortgage Loan Seller or its insolvency estate to recover any such amounts to the extent paid by the Issuing Entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Repurchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related Mortgage Loan Seller, and such portion of the Repurchase Price received will be used to reimburse the Issuing Entity for any such fees paid to the Asset Representations Reviewer pursuant to the terms of the Pooling and Servicing Agreement.

Fees and Expenses

The amounts available for distribution on the Certificates and the Uncertificated Interests on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount(1)	Frequency	Source of Funds
Servicing Fee(2) and Sub-Servicing Fee / Master Servicer / Outside Servicer	with respect to each Mortgage Loan (including an REO Mortgage Loan and including an Outside Serviced Mortgage Loan), will accrue on the related Stated Principal Balance at a rate (which rate includes any sub-servicing fee rate and the primary servicing fee rate payable to the Outside Servicer with respect to an Outside Serviced Mortgage Loan), which together with the CREFC® Intellectual Property Royalty License Fee Rate, the Trustee/Certificate Administrator Fee Rate, the Asset Representations Reviewer Ongoing Fee Rate and the Operating Advisor Fee Rate, is equal to the per annum rate set forth on Annex A to this prospectus as the Administrative Fee Rate with respect to such Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	interest collections on the related Mortgage Loan, or if unpaid after final recovery of the related Mortgage Loan, out of general collections on the other Mortgage Loans
Additional Servicing Compensation(3)(4) / Master Servicer	– a specified percentage (which may be either 50% or 100% for Serviced Mortgage Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), will be 0% for Specially Serviced Loans, 0% for any Serviced Mortgage Loan in respect of a Payment Accommodation processed by the Special Servicer, whether or not it is a Specially Serviced Loan, and 100% for any Serviced Mortgage Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
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Type/Recipient	Amount(1)	Frequency	Source of Funds
	– 100% of assumption application fees on the Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Master Servicer) and any defeasance fee actually paid by a borrower in connection with the defeasance of a Serviced Mortgage Loan	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Master Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Master Servicer	from time to time
	– all investment income earned on amounts on deposit in the collection account, whole loan custodial account(s) and certain reserve accounts	monthly
Special Servicing Fee(3)(5) / Special Servicer	with respect to any Serviced Mortgage Loan that is a Specially Serviced Loan or REO Mortgage Loan, will accrue on the related Stated Principal Balance at a rate equal to 0.25% per annum (or, if 0.25% per annum would result in a Special Servicing Fee with respect to such Specially Serviced Loan (or any related Serviced Whole Loan, if applicable) that would be less than $5,000 in any given month, then at such higher per annum rate as would result in a Special Servicing Fee equal to $5,000 for such month with respect to such Mortgage Loan (or any related Serviced Whole Loan, if applicable)) (calculated on the related Stated Principal Balance and same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Workout Fee(3)(5) / Special Servicer	with some limited exceptions, an amount equal to the Workout Fee Rate applied to each payment or other collection of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan that became a Corrected Loan under the Pooling and Servicing Agreement, which Workout Fee Rate will equal the lesser of (a) 1.0% and (b) such lower rate as would result in a Workout Fee of $1,000,000, when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) with respect to the subject Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan, through and including the then-related maturity date; provided that, if the rate in clause (a) above would result in a Workout Fee that would be less than $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on any Serviced Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date, then the Workout Fee Rate will be a rate equal to such higher rate as would result in a Workout Fee equal to $25,000 when applied to each expected payment of principal and interest (excluding default interest and Excess Interest) on such Mortgage Loan (or any related Serviced Whole Loan, if applicable) from the date such Mortgage Loan becomes a Corrected Loan through and including the then-related maturity date; and provided, further, that no Workout Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	monthly	the related collections of principal and interest
Liquidation Fee(3)(5) / Special Servicer	with some limited exceptions, an amount generally equal to 1.0% of each recovery by the Special Servicer of Liquidation Proceeds, insurance proceeds, condemnation proceeds and/or other payments, with respect to each Serviced Mortgage Loan repurchased or substituted by a Sponsor, each Specially Serviced Loan and each REO Property; provided, however, that, the Liquidation Fee payable under the Pooling and Servicing Agreement with respect to any such Mortgage Loan (or any related Serviced Whole Loan, if applicable) will generally not be more than $1,000,000 or, with limited exception, less than $25,000; and provided, further, that no Liquidation Fee will be payable to the Special Servicer under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan.	upon receipt of such proceeds and payments	the related Liquidation Proceeds, insurance proceeds, condemnation proceeds and borrower payments
Additional Special Servicing Compensation(3)(4) / Special Servicer	– a specified percentage (which may be either 0% or 50% for Serviced Mortgage Loans that are not Specially Serviced Loans (except in connection with any Payment Accommodation), will be 100% for Specially Serviced Loans and in respect of a Payment Accommodation processed by the Special Servicer with respect to any Serviced Mortgage Loan, whether or not it is a Specially Serviced Loan, and 0% for any Serviced Loan that is not a Specially Serviced Loan in respect of a Payment Accommodation processed by the Master Servicer) of Excess Modification Fees, Excess Penalty Charges, Consent Fees, review fees, Ancillary Fees (other than (i) fees for insufficient or returned checks and (ii) beneficiary statement charges) and Assumption Fees with respect to the Serviced Mortgage Loans	from time to time	the related fee/ investment income
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Type/Recipient	Amount(1)	Frequency	Source of Funds
	– 100% of assumption application fees on (i) Specially Serviced Loans and (ii) Serviced Mortgage Loans that are not Specially Serviced Loans (if the related assumption was processed by the Special Servicer)	from time to time
	– 100% of fees for insufficient or returned checks actually received from borrowers relating to the accounts held by the Special Servicer	from time to time
	– 100% of beneficiary statement charges actually received from borrowers to the extent the related beneficiary statements were prepared by the Special Servicer	from time to time
	– all investment income received on funds in any REO account	from time to time
Trustee/Certificate Administrator Fee / Trustee/Certificate Administrator	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.01090% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Fee / Operating Advisor	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00199% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Operating Advisor Consulting Fee / Operating Advisor	a fee in connection with each Major Decision for which the Operating Advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower pays with respect to any Serviced Mortgage Loan (or related Serviced Whole Loan, if applicable)	from time to time	to the extent paid by the related borrower with respect to any Major Decision for which the Operating Advisor has consultation rights during any period
Asset Representations Reviewer Ongoing Fee / Asset Representations Reviewer	with respect to each Mortgage Loan (including an REO Mortgage Loan), will accrue at a per annum rate equal to 0.00043% on the Stated Principal Balance of the related Mortgage Loan (calculated on the same basis as interest is calculated on the related Mortgage Loan and prorated for any partial periods)	monthly	general collections on the Mortgage Pool
Asset Representations Reviewer Upfront Fee / Asset Representations Reviewer	a fee of $5,000	at closing	payable by the Mortgage Loan Sellers
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Asset Representations Reviewer Asset Review Fee/Asset Representations Reviewer	With respect to each Delinquent Loan, (i) $15,000 multiplied by the number of Delinquent Loans subject to any Asset Review for loans with an unpaid principal balance of less than $20,000,000, (ii) $20,000 multiplied by the number of Delinquent Loans subject to any Asset Review for loans with an unpaid principal balance of greater than or equal to $20,000,000 but less than $40,000,000, (iii) $25,000 multiplied by the number of Delinquent Loans subject to any Asset Review for loans with an unpaid principal balance of greater than $40,000,000, plus (iv) $1,000 per property for each Delinquent Loan subject to any Asset Review.	in connection with each Asset Review with respect to3pt a Delinquent Loan.	payable by the related Mortgage Loan Seller; provided, however, that if (i) the related Mortgage Loan Seller is insolvent or (ii) at any time after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such Certificates, the related Mortgage Loan Seller fails to pay such amount within the specified period, such fee will be paid by the Issuing Entity out of general collections
Property Advances(3) / Master Servicer, Special Servicer and Trustee	to the extent of funds available, the amount of any Property Advances	from time to time	collections on the related Mortgage Loan (or any related Whole Loan, if applicable), or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool
Interest on Property Advances(3) / Master Servicer, Special Servicer and Trustee	at Prime Rate (subject, in the case of the Master Servicer, to a floor rate of 2.0% per annum), compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or any related Whole Loan, if applicable), then from general collections on the Mortgage Pool
P&I Advances / Master Servicer and Trustee	to the extent of funds available, the amount of any P&I Advances	from time to time	collections on the related Mortgage Loan, or if not recoverable or in the case of Workout-Delayed Reimbursement Amounts, from general collections on the Mortgage Pool, subject to certain limitations
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Type/Recipient	Amount(1)	Frequency	Source of Funds
Interest on P&I Advances / Master Servicer and Trustee	at Prime Rate (subject, in the case of the Master Servicer, to a floor rate of 2.0% per annum), compounded annually	when advance is reimbursed	first from Penalty Charges and Modification Fees collected on the related Mortgage Loan (or, in the case of a Mortgage Loan that is part of a Serviced Whole Loan, collections on any related Subordinate Companion Loan), then from general collections on the Mortgage Pool
Indemnification Expenses(3)(6)(7) / Depositor, Certificate Administrator, paying agent, custodian, certificate registrar, Trustee, Operating Advisor, Asset Representations Reviewer, Master Servicer and Special Servicer	amounts and expenses for which the Depositor, the Certificate Administrator, the paying agent, the custodian, the certificate registrar, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer (for itself or on behalf of certain indemnified sub-servicers) and the Special Servicer are entitled to indemnification.	from time to time	general collections on the Mortgage Pool

(1)	The above chart generally does not include amounts payable to the Master Servicer, the Special Servicer, any Outside Servicer, or any Outside Special Servicer with respect to the Companion Loans. In general, such parties would be entitled to fees on a Serviced Companion Loan similar to those payable to such parties on a Serviced Mortgage Loan.
(2)	With respect to each Outside Serviced Mortgage Loan, for purposes of presentation in this prospectus, includes the primary servicing fee required to be paid to the related Outside Servicer, which will accrue at a rate (which includes any applicable sub-servicing fee rate) (each, an “Outside Servicer Fee Rate”) indicated in the table below titled “Outside Serviced Mortgage Loan Fees” in the column headed “Outside (Primary) Servicer Fee Rate”.
(3)	With respect to any Servicing Shift Whole Loan, the Master Servicer and the Special Servicer will generally be entitled to payment/reimbursement of the subject fees and expenses for so long as the related Whole Loan is serviced under the Pooling and Servicing Agreement. In connection with the securitization of the related Controlling Pari Passu Companion Loan, the servicing of a Servicing Shift Whole Loan will shift to the applicable Outside Servicing Agreement and such Whole Loan will become an Outside Serviced Whole Loan.
(4)	With respect to any Outside Serviced Mortgage Loan, the allocations of additional servicing/special servicing compensation between the related Outside Servicer and the related Outside Special Servicer pursuant to the related Outside Servicing Agreement may be different.
(5)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Special Servicer will be entitled to receive fees with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. The rights to compensation for any Outside Special Servicer will be governed by the applicable Outside Servicing Agreement. See the table entitled “Outside Serviced Mortgage Loan Fees” below. Also see “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(6)	In general, with respect to each Outside Serviced Mortgage Loan, we anticipate that the related Outside Servicer, Outside Special Servicer, Outside Operating Advisor (if any), outside asset representations reviewer (if any), Outside Certificate Administrator and Outside Trustee will be entitled to receive reimbursement and/or indemnification with respect to such Outside Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to the subject fees described in the foregoing table. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus, “—Certain Considerations Regarding the Outside Serviced Whole Loans” above and “—Servicing of the Outside Serviced Mortgage Loans” below.
(7)	May be payable out of collections on a Serviced Whole Loan to the extent allocable thereto.
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With respect to each of the Outside Serviced Mortgage Loans (including, after the related shift in servicing occurs, any Servicing Shift Mortgage Loan) set forth in the table below, the Outside Servicer under the Outside Servicing Agreement governing the servicing of that Mortgage Loan will, or is expected to, be entitled to a primary servicing fee equal to a per annum rate (which includes any applicable sub-servicing fee rate) set forth in the table below, and the Outside Special Servicer under the related Outside Servicing Agreement will, or is expected to, be entitled to a special servicing fee at a rate equal to the per annum rate, as well as a workout fee and liquidation fee at the respective percentages, set forth below.

Outside Serviced Mortgage Loan Fees

Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
Yorkshire & Lexington Towers	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
The Reef	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
360 Rosemary	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
Bell Works	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
79 Fifth Avenue	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
111 River Street	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
Phoenix Industrial Portfolio VIII	0.00125%	0.25%, subject to a minimum monthly special servicing fee of $3,500 for the related Whole Loan	1.0%, subject to a maximum workout fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum workout fee of $25,000 in the aggregate for the related Whole Loan	1.0%, subject to a maximum liquidation fee of $1,000,000 in the aggregate for the related Whole Loan, and further to a minimum liquidation fee of $25,000 in the aggregate for the related Whole Loan
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Mortgaged Property Name	Outside (Primary) Servicer Fee Rate(1) (per annum)	Outside Special Servicer Fee Rate (per annum)	Outside Workout Fee Rate	Outside Liquidation Fee Rate
2 Riverfront Plaza	0.00125%	0.25%	1.00%	1.00% provided that if such rate would result in an aggregate fee less than $25,000, then such fee rate will be equal to the lesser of (i) 3% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000
Wyndham National Hotel Portfolio	0.00125%	0.00125%	1.00%	1.00%

(1)       Includes any applicable sub-servicing fee rate.

Application of Penalty Charges and Modification Fees

On or prior to the second business day before each Master Servicer Remittance Date, the Master Servicer is required to apply all Penalty Charges and Modification Fees received by it with respect to a Mortgage Loan (including each Outside Serviced Mortgage Loan, to the extent allocable to such Outside Serviced Mortgage Loan pursuant to the related Co-Lender Agreement and remitted to the Master Servicer by the Outside Servicer) or Serviced Whole Loan (subject to the allocation of Penalty Charges under the related Co-Lender Agreement) during the related one-month period ending on the related Determination Date, as follows:

first, to the extent of all Penalty Charges and Modification Fees (in such order), to pay or reimburse the Master Servicer, the Special Servicer and/or the Trustee, as applicable, for all outstanding Advances (including unreimbursed Advances that have been determined to be Nonrecoverable Advances), the related interest on Advances and other outstanding additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) other than Borrower Delayed Reimbursements, in each case, with respect to such Mortgage Loan or Serviced Whole Loan;

second, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all Advances (and related interest on Advances) with respect to such Mortgage Loan or Serviced Whole Loan previously determined to be Nonrecoverable Advances and previously reimbursed to the Master Servicer, the Special Servicer and/or the Trustee, as applicable, from amounts on deposit in the Collection Account (and such amounts will be retained or deposited in the Collection Account as recoveries of such Nonrecoverable Advances and related interest on Nonrecoverable Advances) other than Borrower Delayed Reimbursements;

third, to the extent of all remaining Penalty Charges and Modification Fees (in such order), as a reimbursement to the Issuing Entity of all other additional expenses of the Issuing Entity (including, in the case of the application of Penalty Charges, Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to such Mortgage Loan or Serviced Whole Loan previously paid from the Collection Account or Whole Loan Custodial Account (and such amounts will be retained or deposited in the Collection Account or Whole Loan Custodial Account, as applicable, as recoveries of such additional expenses of the Issuing Entity) other than Borrower Delayed Reimbursements; and

fourth, to the extent of any remaining Penalty Charges and any remaining Modification Fees, to the Master Servicer or the Special Servicer, as applicable, as compensation.

Notwithstanding the foregoing, Penalty Charges collected on any Whole Loan are allocable in accordance with the related Co-Lender Agreement as described under “Description of the Mortgage Pool—The Whole Loans” above.

Enforcement of Due-On-Sale and Due-On-Encumbrance Clauses

Due-On-Sale

Upon receipt of any request for a waiver or consent in respect of a due-on-sale provision under the Mortgage Loan documents (which will include, without limitation, requests regarding sales or transfers of Mortgaged

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Properties, in full or in part, or the sale, transfer, pledge or hypothecation of direct or indirect interests in the borrower or its owner, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-sale provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-sale provision to accelerate payment of that Serviced Loan (with any such recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on transfers of the related Mortgaged Property and on transfers of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-sale provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-sale clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or
(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 5% of the principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, and (C) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or
(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-sale provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Due-On-Encumbrance

Upon receipt of any request for a waiver or consent in respect of a due-on-encumbrance provision under the Mortgage Loan documents (which will include, without limitation, requests regarding any mezzanine/subordinate financing of the borrower or the Mortgaged Property or any sale or transfer of preferred equity in the borrower or its owners, in each case to the extent not permitted under the related Mortgage Loan documents), subject to the discussion under “—Directing Holder” and “—Operating Advisor” below and “Description of the Mortgage Pool—The Whole Loans” in this prospectus, the Special Servicer will be required to determine in a manner consistent with the Servicing Standard whether to waive any right the lender under any Serviced Loan may have under a due-on-encumbrance provision to accelerate payment of that Serviced Loan. Notwithstanding the foregoing, with respect to any non-Specially Serviced Loan as to which the Master Servicer and the Special Servicer mutually agree, the Master Servicer will process any such request and provide its written recommendation and analysis to the Special Servicer as to whether or not to waive any right the lender may have under such Serviced Loan’s due-on-encumbrance provision to accelerate payment of that Serviced Loan (with any recommended course of action to be subject to the Special Servicer’s consent).

Both the Master Servicer and the Special Servicer (as applicable in accordance with the discussion above in the preceding paragraph), each in a manner consistent with the Servicing Standard and to the extent permitted by

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applicable law, will be required to enforce the restrictions contained in the related Mortgage Loan documents on further encumbrances of the related Mortgaged Property and on further encumbrances of interests in the related borrower, unless following its receipt of a request for waiver or consent in respect of a due-on-encumbrance provision the Master Servicer (to the extent that it is processing such request and with the written consent of the Special Servicer) or the Special Servicer, as applicable, has determined (subject to the discussion under “—Directing Holder” below and “Description of the Mortgage Pool—The Whole Loans”), consistent with the Servicing Standard, that the waiver of such restrictions or granting of consent would be in accordance with the Servicing Standard. However, neither the Master Servicer nor the Special Servicer may waive the rights of the lender or grant its consent under any due-on-encumbrance clause, unless—

(i)	the Master Servicer or the Special Servicer, as applicable, has received a Rating Agency Confirmation, or
(ii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) (A) represents less than 2% of the aggregate principal balance of all of the Mortgage Loans in the Issuing Entity, (B) has a principal balance that is $35,000,000 or less, (C) has a loan-to-value ratio equal to or less than 85% (including any existing and proposed debt), (D) has a debt service coverage ratio equal to or greater than 1.20x (in each case, determined based upon the aggregate of the principal balance of the Serviced Mortgage Loan, any related Serviced Companion Loan (if applicable) and the principal amount of the proposed additional lien) and (E) is not one of the 10 largest Mortgage Loans (considering any Crossed Group as a single Mortgage Loan) in the Mortgage Pool based on principal balance, or
(iii)	the affected Serviced Mortgage Loan (including a Serviced Mortgage Loan related to a Serviced Whole Loan) has a principal balance less than $10,000,000.

For the avoidance of doubt, notwithstanding any provision contained in the related Mortgage Loan documents to the contrary, no Rating Agency Confirmation will be required in connection with a waiver or grant of consent in respect of a due-on-encumbrance provision discussed above in this paragraph if the affected Serviced Mortgage Loan satisfies the conditions set forth in clause (ii) or clause (iii) above in this paragraph.

Notwithstanding the foregoing, without any other approval or consent, the Master Servicer (for non-Specially Serviced Loans) or the Special Servicer (for Specially Serviced Loans) may grant and process a borrower’s request for consent (i) to subject the related Mortgaged Property to an immaterial easement, right of way or similar agreement for utilities, access, parking, public improvements or another purpose (and may consent to subordination of the related Serviced Loan to such easement, right of way or similar agreement), and (ii) to the release, substitution or addition of collateral securing any Serviced Loan in connection with a defeasance of such collateral (provided that the proposed defeasance collateral is of a type permitted under the related Mortgage Loan documents and provided further that, with respect to the Master Servicer, such defeasance does not require any modification, waiver or amendment of such documents as described in clauses (e)(i) and (ii) of the definition of “Special Servicer Decision”).

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur with respect to a Serviced Loan on the earliest of:

●	the date on which a modification of the Serviced Loan that, among other things, reduces the amount of Monthly Payments on a Serviced Loan, or changes any other material economic term of the Serviced Loan or impairs the security of the Serviced Loan, becomes effective as a result of a modification of the related Serviced Loan following the occurrence of a Servicing Transfer Event;
●	the date on which the Serviced Loan is 60 days or more delinquent in respect of any scheduled monthly debt service payment (other than a balloon payment);
●	solely in the case of a delinquent balloon payment, (A) the date occurring 30 days beyond the date on which that balloon payment was due (except as described in the immediately following clause (B)) or (B) if the related borrower has delivered to the Master Servicer or the Special Servicer (and in either such
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case the Master Servicer or the Special Servicer, as applicable, is required to promptly deliver a copy thereof to the other such servicer), a refinancing commitment acceptable to the Special Servicer prior to the date 30 days after the maturity date, the date occurring 120 days after the date on which that balloon payment was due (or for such shorter period beyond the date on which that balloon payment was due during which the refinancing is scheduled to occur);

●	the date on which the related Mortgaged Property became an REO Property;
●	the 60th day after a receiver or similar official is appointed (and continues in that capacity) in respect of the related Mortgaged Property;
●	the 60th day after the date the related borrower is subject to a bankruptcy, insolvency or similar proceedings (if, in the case of an involuntary bankruptcy, insolvency or similar proceeding, not dismissed within those 60 days); or
●	the date on which the Serviced Loan remains outstanding five years following any extension of its maturity date pursuant to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, for purposes of the first two bullets of the definition of “Appraisal Reduction Event” above, neither (i) a Payment Accommodation with respect to any Serviced Loan nor (ii) any default or delinquency that would have existed but for such Payment Accommodation will constitute an Appraisal Reduction Event, for so long as the related borrower is complying with the terms of such Payment Accommodation. For the avoidance of doubt, in the event a borrower fails to comply with the terms of a Payment Accommodation (as determined by the Special Servicer in accordance with the Servicing Standard), a determination as to whether any applicable event specified in the preceding sentence constitutes an Appraisal Reduction Event will be made as though the Payment Accommodation never occurred; provided, however, if, pursuant to this sentence, an Appraisal Reduction Event is determined to occur prior to the date of such borrower’s failure to comply with the terms of the related Payment Accommodation, then such Appraisal Reduction Event will be deemed to occur on the date of such borrower’s failure to comply.

If an Appraisal Reduction Event occurs with respect to any Serviced Mortgage Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Companion Loan(s).  If an Appraisal Reduction Event occurs with respect to any Serviced Companion Loan that is part of a Serviced Whole Loan, then an Appraisal Reduction Event will be deemed to have occurred with respect to the related Serviced Mortgage Loan and any other Serviced Companion Loan(s) included as part of that Serviced Whole Loan.

No Appraisal Reduction Event may occur at any time when the aggregate Certificate Balance of all Classes of Non-Vertically Retained Principal Balance Certificates (other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates).

Promptly upon knowledge of the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer is required to use reasonable efforts to obtain an appraisal of the related Mortgaged Property from an Appraiser in accordance with Member of the Appraisal Institute (“MAI”) standards or conduct an internal valuation as described under this “—Appraisal Reduction Amounts” section. No new appraisal will be required if an appraisal from an Appraiser in accordance with MAI standards was obtained within the prior nine months unless the Special Servicer determines in accordance with the Servicing Standard that such earlier appraisal is materially inaccurate. The cost of the appraisal will be advanced by the Master Servicer and will be reimbursed to the Master Servicer as a Property Advance.

On the first Determination Date that is at least five (5) business days following the receipt of the appraisal or the conducting of an internal valuation, the Special Servicer will be required to calculate the Appraisal Reduction Amount, if any, taking into account the results of such appraisal or internal valuation and such information, if any, reasonably requested by the Special Servicer from the Master Servicer reasonably required to calculate or recalculate the Appraisal Reduction Amount. In the event that the Special Servicer has not received any required appraisal or conducted an internal valuation within 120 days after the event described in the applicable clause of the definition of “Appraisal Reduction Event” (without regard to the time periods set forth in the definition), then, solely for purposes of determining the amounts of the P&I Advances, the amount of the Appraisal Reduction Amount

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for or allocable to the related Serviced Mortgage Loan will be deemed to be an amount equal to 25% of the then current Stated Principal Balance of such related Serviced Mortgage Loan until the appraisal is received or valuation conducted. The Master Servicer will provide (via electronic delivery) the Special Servicer with information in its possession that is reasonably required to calculate or recalculate any Appraisal Reduction Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request. None of the Master Servicer, the Trustee or the Certificate Administrator will calculate or verify Appraisal Reduction Amounts.

A “Payment Accommodation” for any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) means the entering into any temporary forbearance agreement as a result of the COVID-19 emergency (as reasonably determined by the Master Servicer (if the Master Servicer and Special Servicer agree that the Master Servicer will determine) or the Special Servicer in accordance with the Servicing Standard) relating to payment obligations or operating covenants under the related Mortgage Loan documents or the use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose described in the related Mortgage Loan documents, that in each case (i) is entered into prior to the date that is 6 months following the Closing Date, (ii) defers no greater than 3 monthly debt service payments and (iii) requires full repayment of deferred payments, reserves and escrows by the earlier of (a) the date that is 12 months following the date of the Payment Accommodation for such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) and (b) the maturity date for such Serviced Mortgage Loan (or Serviced Whole Loan, if applicable).

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan (or Serviced Whole Loan, if applicable) as to which any Appraisal Reduction Event has occurred and the Appraisal Reduction Amount is required to be calculated will generally be equal to (subject to the discussion in the prior paragraph) the excess of:

(a)  the Stated Principal Balance of that Serviced Mortgage Loan (or Serviced Whole Loan) as of the last day of the related Collection Period over

(b)  the excess of:

(i)  the sum of:

(A)  90% of the appraised value of the related Mortgaged Property or Mortgaged Properties as determined by (1) the appraisal, or (2) an internal valuation performed by the Special Servicer (but only with respect to any Serviced Mortgage Loan (or Serviced Whole Loan) with an outstanding principal balance less than $2,000,000 (provided that the Special Servicer may, in its sole discretion in accordance with the Servicing Standard, obtain an appraisal with respect to such Serviced Mortgage Loan (or Serviced Whole Loan) as contemplated by the preceding clause (1))), minus, with respect to any appraisal, such downward adjustments as the Special Servicer, in accordance with the Servicing Standard, may make (without implying any obligation to do so) based upon the Special Servicer’s review of the appraisal and such other information as the Special Servicer may deem appropriate and

(B)  all escrows, letters of credit and reserves in respect of such Serviced Mortgage Loan (or Serviced Whole Loan) as of the date of calculation over

(ii)  the sum as of the Due Date occurring in the month of the date of determination of:

(A)  to the extent not previously advanced by the Master Servicer or the Trustee, all unpaid interest on that Serviced Mortgage Loan (or Serviced Whole Loan) at a per annum rate equal to the Mortgage Rate (and, with respect to a Serviced Whole Loan, interest on the related Serviced Companion Loan(s) at the related Mortgage Rate),

(B)  all unreimbursed Advances and interest on those Advances at the Advance Rate in respect of that Serviced Mortgage Loan (or Serviced Whole Loan) and

(C)  all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid under the Serviced Mortgage Loan (or Serviced Whole Loan) (which tax, premiums, ground rents and other amounts have
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not been the subject of an Advance by the Master Servicer, the Special Servicer or Trustee, as applicable, and/or for which funds have not been escrowed).

The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Appraisal Reduction Amount. Any Appraisal Reduction Amount with respect to a Serviced Whole Loan will be allocated, first, to any related Serviced Subordinate Companion Loan(s) (up to the outstanding principal balance(s) thereof), and then, to the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of the related Serviced Mortgage Loan and Serviced Pari Passu Companion Loan. Notwithstanding the foregoing, if so provided in the related Co-Lender Agreement, the holder of a Subordinate Companion Loan may be permitted to post cash or a letter of credit to offset all or some portion of an Appraisal Reduction Amount. In the case of an Outside Serviced Whole Loan, pursuant to the Outside Servicing Agreement, certain events will require the calculation of an “appraisal reduction amount”, which will be allocated to the subject Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) on a pro rata and pari passu basis in accordance with the respective outstanding principal balances of such Outside Serviced Mortgage Loan and its Outside Serviced Companion Loan(s) (although, in the case of an Outside Serviced Pari Passu-AB Whole Loan, any calculation of an Appraisal Reduction Amount will first be allocated to the related Subordinate Companion Loan(s)) (with any such allocation to such Outside Serviced Mortgage Loan to constitute an “Appraisal Reduction Amount” for purposes of this prospectus). For the avoidance of doubt, the Outside Special Servicer (and not the Special Servicer) will be required to calculate any “appraisal reduction amount” related to an Outside Serviced Whole Loan.

An “Appraiser” is an independent nationally recognized professional commercial real estate appraiser who (i) is a member in good standing of the Appraisal Institute, (ii) if the state in which the related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state and (iii) has a minimum of five years’ experience in the related property type and market.

As a result of calculating one or more Appraisal Reduction Amounts in respect of or allocated to any Mortgage Loan(s), the amount of any required P&I Advance will be reduced, which (to the extent of the Non-Vertically Retained Percentage of the reduction in such P&I Advance) will generally have the effect of reducing the amount of interest available to the most subordinate Class of Non-Vertically Retained Regular Certificates then outstanding (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on interest entitlements, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-D, Class X-F, Class X-G and Class X-J Certificates). See “—Advances” in this prospectus.

With respect to each Serviced Loan as to which an Appraisal Reduction Event has occurred (unless the Serviced Loan has become a Corrected Loan (if a Servicing Transfer Event had occurred with respect to the related Serviced Loan) and has remained current for three consecutive Monthly Payments, and no other Appraisal Reduction Event has occurred with respect to the Serviced Loan during the preceding three months), the Special Servicer is required, within 30 days of each anniversary of the related Appraisal Reduction Event to order an appraisal (which may be an update of a prior appraisal), the cost of which will be a Property Advance or, if applicable, conduct an internal valuation. Based upon the appraisal or internal valuation, the Special Servicer is required to redetermine the amount of the Appraisal Reduction Amount with respect to the Serviced Mortgage Loan (or Serviced Whole Loan).

Any Serviced Loan previously subject to an Appraisal Reduction Amount which ceases to be a Specially Serviced Loan (if applicable), which becomes current and remains current for three consecutive Monthly Payments, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, will no longer be subject to an Appraisal Reduction Amount. An Outside Serviced Mortgage Loan will cease to be subject to an appraisal reduction amount upon the occurrence of certain events specified in the Outside Servicing Agreement.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the Special Servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained, or, if applicable, internal valuation performed, by the Special Servicer with respect to such Serviced Mortgage Loan and all other information relevant to a Collateral Deficiency Amount determination. The Master Servicer will provide (via electronic delivery) the Special

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Servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount pursuant to the definition thereof using reasonable efforts to deliver such information within four business days of the Special Servicer’s reasonable written request.

Upon obtaining actual knowledge or receipt of notice by the Special Servicer that an Outside Serviced Mortgage Loan has become an AB Modified Loan, the Special Servicer will be required to (i) promptly request from the related Outside Servicer, Outside Special Servicer and Outside Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the Special Servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the Special Servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the Special Servicer reasonably expects to receive (and does receive within a reasonable period of time) and reasonably believes is necessary to perform such calculation, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Special Servicer from the Outside Servicer, Outside Special Servicer or Outside Trustee, as the case may be, with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. In connection with its calculation of a Collateral Deficiency Amount with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan, the Special Servicer will be entitled to conclusively rely on any appraisal or other information received from the related Outside Servicer, Outside Special Servicer or Outside Trustee. The Special Servicer will be required to notify the Master Servicer and the Certificate Administrator of any Collateral Deficiency Amount calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan that has become an AB Modified Loan. The Master Servicer and the Certificate Administrator will be entitled to conclusively rely on any Collateral Deficiency Amounts calculated by the Special Servicer with respect to an Outside Serviced Mortgage Loan. Upon any other party to the Pooling and Servicing Agreement obtaining knowledge or receipt of notice by any other party to the Pooling and Servicing Agreement that an Outside Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the Special Servicer thereof. None of the Trustee, the Certificate Administrator or the Master Servicer will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount”, as of any date of determination by the Special Servicer, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The Certificate Administrator and the Master Servicer will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount. None of the Master Servicer, the Trustee nor the Certificate Administrator will calculate or verify any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Outside Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Outside Servicing Agreement) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the Issuing Entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Outside Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the Special Servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The Certificate Administrator, the Master Servicer and the Operating Advisor (other than with respect to any Collateral Deficiency Amount calculations that the Operating Advisor is required to review, recalculate and/or verify as described under “—Operating Advisor—General Obligations” below) will be entitled to conclusively rely on the Special Servicer’s calculation or determination of any Collateral Deficiency Amount.

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For various purposes under the Pooling and Servicing Agreement, the Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to the Combined VRR Interest to notionally reduce (to not less than zero) the Combined VRR Interest Balance thereof, and the Non-Vertically Retained Percentage of any Appraisal Reduction Amounts in respect of or allocated to the Mortgage Loans will be allocated to each Class of Non-Vertically Retained Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates, then to the Class G-RR Certificates, then to the Class F Certificates, then to the Class E Certificates, then to the Class D Certificates, then to the Class C Certificates, then to the Class B Certificates, then to the Class A-S Certificates, and then, pro rata based on Certificate Balance, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates). In addition, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the Non-Vertically Retained Percentage of Collateral Deficiency Amounts will be allocated to each Class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such Class is reduced to zero (i.e., first to the Class J-RR Certificates and then to the Class G-RR Certificates). For the avoidance of doubt, for purposes of determining the Controlling Class, as well as the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, any Class of Control Eligible Certificates will be allocated the Non-Vertically Retained Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts, in accordance with the preceding two sentences.

With respect to any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates or, for the express purposes described in this prospectus, allocating Voting Rights, and with respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class, or the occurrence of a Control Termination Event or an Operating Advisor Consultation Trigger Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The Special Servicer will be required to promptly notify the Certificate Administrator and the Master Servicer of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the Certificate Administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the Certificate Administrator’s internet website.

Any Class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such Class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the Special Servicer to order a second appraisal of the Mortgaged Property securing any Serviced Loan as to which there exists an Appraisal Reduction Amount or a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The Special Servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an Appraiser in accordance with MAI standards. Upon receipt of such second appraisal, the Special Servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such second appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the Special Servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such second appraisal and receipt of information requested by the Special Servicer from the Master Servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class, as applicable, and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable.

Any Appraised-Out Class as to which one or more holders are Requesting Holders challenging the Special Servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such Class is reinstated as the Controlling Class and no Control Termination Event exists, and the rights of the Controlling Class will be exercised by the most subordinate Class of Control Eligible Certificates that is not an Appraised-Out Class, if any, during such period.

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Appraisals that are to be obtained by the Special Servicer at the request of holders of an Appraised-Out Class will be in addition to any appraisals that the Special Servicer may otherwise be required to obtain in accordance with the Servicing Standard or the Pooling and Servicing Agreement without regard to any appraisal requests made by any holder of an Appraised-Out Class.

Inspections

The Master Servicer (or with respect to any Specially Serviced Loan, the Special Servicer) is required to inspect or cause to be inspected each Mortgaged Property (other than a Mortgaged Property securing the Outside Serviced Mortgage Loans) at such times and in such manner as are consistent with the Servicing Standard, but in any event at least once every calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of $2,000,000 or more and at least once every other calendar year with respect to Serviced Mortgage Loans with an outstanding principal balance of less than $2,000,000, in each case commencing in 2023; provided that the Master Servicer is not required to inspect any Mortgaged Property that has been inspected by the Special Servicer during the preceding 12 months. The Special Servicer is required to inspect the Mortgaged Property securing each Serviced Loan that becomes a Specially Serviced Loan as soon as practicable after it becomes a Specially Serviced Loan and thereafter at least once every calendar year until such condition ceases to exist. The cost of any such inspection is required to be borne by the Master Servicer unless the related Serviced Loan is a Specially Serviced Loan, in which case the Master Servicer will be required to reimburse the Special Servicer for such cost as a Property Advance (or as an expense of the Issuing Entity if the Property Advance would be a Nonrecoverable Advance) and any out-of-pocket costs will be borne by the Issuing Entity.

Copies of the inspection reports referred to above that are delivered to the Certificate Administrator will be posted to the Certificate Administrator's website for review by Privileged Persons pursuant to the Pooling and Servicing Agreement. See "Description of the Certificates—Reports to Certificateholders; Certain Available Information".

Evidence as to Compliance

Each of the Master Servicer, the Special Servicer (regardless of whether it has commenced special servicing of any Mortgage Loan) and the Certificate Administrator are required under the Pooling and Servicing Agreement to deliver (and each of the Master Servicer and the Certificate Administrator is required to cause (or, in the case of a sub-servicer retained at the request of a Sponsor, use commercially reasonable efforts to cause) any affiliated sub-servicer, or any of its other sub-servicers that is servicing at least 10% of the Mortgage Loans by balance, to deliver) annually to, among others, the Certificate Administrator and the Operating Advisor (only in the case of an officer’s certificate furnished by the Special Servicer and after the occurrence and during the continuance of a Control Termination Event) and the Depositor on or before the date each year (commencing in 2023) specified in the Pooling and Servicing Agreement, a certificate of an authorized officer of such party stating, among other things, that (i) a review of that party’s servicing activities during the preceding calendar year or portion of that year and of performance under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the Pooling and Servicing Agreement (or the related sub-servicing agreement in the case of a sub-servicer, as applicable) in all material respects throughout the preceding calendar year or portion of the preceding year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying the failure known to such officer and the nature and status of the failure. In general, none of these parties will be responsible for the performance by any other such party of that other party’s duties described above.

In addition, the Master Servicer, the Special Servicer (regardless of whether the Special Servicer has commenced special servicing of any Mortgage Loan), the Certificate Administrator and the Operating Advisor are each (at its own expense) required to furnish (and each of the preceding parties, as applicable, is required to cause (or, in the case of a Servicing Function Participant retained at the request of a Sponsor, to use commercially reasonable efforts to cause) each Servicing Function Participant retained by it to furnish), annually, to, among others, the Certificate Administrator, the Trustee, the Operating Advisor (only in the case of the Special Servicer) and the Depositor, a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB that contains the following:

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●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB applicable to it;
●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;
●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year, setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of each such failure; and
●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the preceding calendar year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

For the avoidance of doubt, the Trustee will have no obligation or duty to determine whether any Assessment of Compliance provided by the Master Servicer, the Special Servicer or any other Servicing Function Participant is in form and substance in compliance with the requirements of Regulation AB.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125 under the Securities Act of 1933, as amended (the “Securities Act”), as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

A “Servicing Function Participant” is any person or entity, other than the Certificate Administrator, the Operating Advisor, the Master Servicer, the Special Servicer and the Trustee, that is performing activities with respect to the Issuing Entity that address the servicing criteria set forth in Item 1122(d) of Regulation AB, unless those activities relate to 5% or less of the Mortgage Loans by balance.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Under the Credit Risk Retention Rules, any Retaining Third Party Purchaser is prohibited from being Risk Retention Affiliated with, among other persons, the Master Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. As long as the prohibition exists, upon the occurrence of (i) a servicing officer of the Master Servicer or a responsible officer of the Certificate Administrator or the Trustee, as applicable, obtaining actual knowledge that the Master Servicer, the Certificate Administrator or the Trustee, as applicable, is or has become Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Third Party Purchaser (in such case, an “Impermissible TPP Affiliate”), (ii) the Master Servicer, the Certificate Administrator or the Trustee receiving written notice from any other party to the Pooling and Servicing Agreement, the Retaining Third Party Purchaser, any Sponsor or any underwriter or initial purchaser that the Master Servicer, Certificate Administrator or the Trustee, as applicable, is or has become an Impermissible TPP Affiliate, or (iii) the Operating Advisor or the Asset Representations Reviewer obtaining actual knowledge that it is or has become a Risk Retention Affiliate of the Retaining Third Party Purchaser, any Sponsor or any other party to the Pooling and Servicing Agreement (other than the Operating Advisor and Asset Representations Reviewer) (together with an Impermissible TPP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the Pooling and Servicing Agreement and resign in accordance with the terms of the Pooling and Servicing Agreement. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the Pooling and Servicing Agreement, the Issuing Entity and each Rating Agency in connection with such resignation as and to the extent required under the Pooling and Servicing Agreement, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Third Party Purchaser

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acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the Issuing Entity.

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate” of or “affiliated” with (as such terms are defined in 12 C.F.R. 43.2 of the Credit Risk Retention Rules).

Limitation on Liability; Indemnification

The Pooling and Servicing Agreement will provide that none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer, or any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be under any liability to the Issuing Entity, the holders of the Certificates, the Uncertificated Interest Owners, a Companion Loan Holder, or any other person for any action taken or for refraining from the taking of any action in good faith pursuant to the Pooling and Servicing Agreement, or for errors in judgment. However, none of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer or any such person will be protected against any liability which would otherwise be imposed by reason of (i) any breach of warranty or representation by such party in the Pooling and Servicing Agreement, or (ii) any willful misconduct, bad faith, fraud or negligence by such party in the performance of its respective obligations and duties under the Pooling and Servicing Agreement or by reason of negligent disregard by such party of its respective obligations or duties under the Pooling and Servicing Agreement. In addition, each of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as applicable, will indemnify the Issuing Entity against any and all loss, liability or reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the respective duties of the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer, as the case may be, or by reason of negligent disregard of such person’s obligations or duties under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement further provides that the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor, the Asset Representations Reviewer and any director, member, manager, officer, employee or agent of the Depositor, the Master Servicer, the Special Servicer, the Operating Advisor or the Asset Representations Reviewer will be entitled to indemnification by the Issuing Entity for any loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including reasonable legal fees and expenses, which for the avoidance of doubt include reasonable legal fees and expenses related to the enforcement of such indemnity) incurred in connection with, or relating to, the Pooling and Servicing Agreement, the Certificates or the Uncertificated Interests, other than any such loss, liability, penalty, fine, forfeiture, claim, judgment or expense (including any such legal fees and expenses): (i) specifically required to be borne by the party seeking indemnification, without right of reimbursement pursuant to the terms of the Pooling and Servicing Agreement; (ii) which constitutes an Advance that is otherwise reimbursable under the Pooling and Servicing Agreement; (iii) resulting from any breach on the part of that party of a representation or warranty made in the Pooling and Servicing Agreement; or (iv) incurred by reason of any willful misconduct, bad faith, fraud or negligence on the part of that party in the performance of its obligations or duties under the Pooling and Servicing Agreement or negligent disregard of such obligations or duties.

In addition, the Pooling and Servicing Agreement provides that none of the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer will be under any obligation to appear in, prosecute or defend any legal action unless such action is related to its duties under the Pooling and Servicing Agreement and which in its opinion does not expose it to any expense or liability for which reimbursement is not reasonably assured, provided that neither the Operating Advisor nor the Asset Representations Reviewer may prosecute on behalf of the Trust or in the interests of the Certificateholders or the Uncertificated Interest Owners any legal action related to its duties under the Pooling and Servicing Agreement under any circumstances. The Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee may, however, in its discretion undertake any such action which it may deem necessary or desirable with respect to the Pooling and Servicing Agreement and the rights and duties of the parties to the Pooling and Servicing Agreement and the interests of the holders of Certificates and the Uncertificated Interest Owners under the Pooling and Servicing Agreement. In such event, the reasonable legal expenses and costs of such action and any liability resulting from such action will be expenses, costs and liabilities of the Issuing

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Entity, and the Depositor, the Master Servicer, the Special Servicer, the Certificate Administrator and the Trustee will be entitled to be reimbursed for those amounts from the Collection Account.

The Depositor is not obligated to monitor or supervise the performance of the Master Servicer, the Special Servicer, the Certificate Administrator, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement. The Depositor may, but is not obligated to, enforce the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement and may, but is not obligated to, perform or cause a designee to perform any defaulted obligation of the Master Servicer or the Special Servicer or exercise any right of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement. In the event the Depositor undertakes any such action, it will be reimbursed and indemnified by the Issuing Entity to the extent not recoverable from the Master Servicer or the Special Servicer, as applicable. Any such action by the Depositor will not relieve the Master Servicer or the Special Servicer of its obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement requires that the Master Servicer and the Special Servicer each obtain and maintain in effect a fidelity bond or similar form of insurance coverage (which may provide blanket coverage) or a combination of fidelity bond and insurance coverage insuring against loss occasioned by fraud, theft or other intentional misconduct of the officers and employees of the Master Servicer or the Special Servicer, as the case may be. In addition, the Pooling and Servicing Agreement requires that the Master Servicer and Special Servicer each keep in force during the term of the Pooling and Servicing Agreement insurance coverage against loss occasioned by the errors and omissions of their respective officers and employees in connection with their respective obligations under the Pooling and Servicing Agreement. Notwithstanding the foregoing, the Pooling and Servicing Agreement permits the Master Servicer and the Special Servicer to self-insure against the losses discussed above in this paragraph, so long as certain rating criteria set forth in the Pooling and Servicing Agreement are met with respect to that entity or its parent.

Pursuant to the Pooling and Servicing Agreement, the Issuing Entity will be required to indemnify each of the Trustee and the Certificate Administrator (including in any other capacities in which it acts under the Pooling and Servicing Agreement) and certain related persons against any and all claims, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the indemnified party may sustain in connection with the Pooling and Servicing Agreement (including, without limitation, reasonable fees and disbursements of counsel and of all persons not regularly in its employ incurred by the indemnified party in any action or proceeding between the Issuing Entity and the indemnified party, or between the indemnified party and any third party or otherwise) arising in respect of the Pooling and Servicing Agreement, the Certificates or the Uncertificated Interests, other than those resulting from the negligence, fraud, bad faith or willful misconduct, or the negligent disregard of obligations and duties under the Pooling and Servicing Agreement, of the Trustee or Certificate Administrator, as applicable. Pursuant to the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will be required to indemnify the Issuing Entity against any loss, liability or reasonable expense (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Issuing Entity as a result of any willful misconduct, bad faith, fraud or negligence in the performance of the obligations or duties of the Trustee or Certificate Administrator, as the case may be, or by reason of negligent disregard of the such party’s obligations or duties under the Pooling and Servicing Agreement. Except in the event of the Trustee’s or Certificate Administrator’s, as applicable, willful misconduct, bad faith or fraud, in no event will the Trustee or Certificate Administrator, as applicable, be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee or Certificate Administrator, as applicable, has been advised of the likelihood of such loss or damage and regardless of the form of action. Neither the Trustee nor the Certificate Administrator will be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of Certificates entitled to greater than 50% of the Percentage Interests (or such other percentage as specified in the Pooling and Servicing Agreement for such action) of each affected Class, or of the Voting Rights of the Certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee or the Certificate Administrator, as applicable, or exercising any trust or power conferred upon the Trustee or the Certificate Administrator, as applicable, under the Pooling and Servicing Agreement. Neither the Trustee or Certificate Administrator, as applicable, will be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers if, in such party’s opinion, the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

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Neither the Trustee nor the Certificate Administrator will be accountable for the use or application by the Depositor of any Certificates or the Uncertificated Interests issued to it or of the proceeds of the sale of such Certificates or the Uncertificated Interests, or for the use of or application of any funds paid to the Depositor, the Master Servicer or the Special Servicer in respect of the Mortgage Loans, or for investment of such amounts (except, in the case of the Certificate Administrator, for any investment of such amounts in investments issued by the Certificate Administrator in its commercial capacity), nor will the Trustee or the Certificate Administrator be required to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer (except, in the case of the Trustee, for advancing obligations as described in this prospectus), the Special Servicer, the Trustee, the Operating Advisor or the Asset Representations Reviewer under the Pooling and Servicing Agreement, unless, in the case of the Trustee, it is acting as the successor to, and is vested with the rights, duties, powers and privileges of, the Master Servicer or the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement provides that neither the Trustee nor the Certificate Administrator will be liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized, or within the discretion or rights or powers conferred on it, by the Pooling and Servicing Agreement. Furthermore, neither the Trustee nor the Certificate Administrator will be liable for an error in judgment, unless the Trustee or Certificate Administrator was negligent in ascertaining the pertinent facts.

Each of the Trustee and the Certificate Administrator may execute any of the trusts or powers under the Pooling and Servicing Agreement or perform any duties thereunder either directly or by or through agents or attorneys but will not be relieved of its obligations under the Pooling and Servicing Agreement.

The Trustee or the Certificate Administrator, as applicable, will have notice of an event only when one of certain designated officers of the Trustee or the Certificate Administrator, as applicable, has received written notice or obtains actual knowledge of such event.

Neither the Trustee nor the Certificate Administrator will be responsible for delays or failures in performance resulting from acts beyond its control (such acts to include but are not limited to acts of God, strikes, lockouts, riots and acts of war).

Pursuant to the Pooling and Servicing Agreement, the Trustee and Certificate Administrator may rely upon and will be protected in acting or refraining from acting upon any resolution, officer’s certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. In addition, the Trustee and Certificate Administrator may consult with counsel and the written advice of such counsel or any opinion of counsel will be full and complete authorization and protection in respect of any action taken or suffered or omitted by it under the Pooling and Servicing Agreement in good faith and in accordance therewith. The Trustee and Certificate Administrator will not be under any obligation to exercise any of the trusts or powers vested in it by the Pooling and Servicing Agreement, or to make any investigation of matters arising thereunder or to institute, conduct or defend any litigation under or in relation to the Pooling and Servicing Agreement, at the request, order or direction of any of the Certificateholders or the Uncertificated Interest Owners, unless those Certificateholders and/or Uncertificated Interest Owners have offered the Trustee or Certificate Administrator, as applicable, reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result. The Trustee and Certificate Administrator will not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the Pooling and Servicing Agreement, or in the exercise of any of its rights or powers, if it has reasonable grounds for believing that repayment of those funds or adequate indemnity against that risk or liability is not reasonably assured to it. The protections, immunities and indemnities afforded to the Certificate Administrator will also be available to it in its capacity as, and to any other person or entity appointed by it to act as, authenticating agent, certificate registrar, paying agent and custodian.

The Pooling and Servicing Agreement provides that, with respect to each Outside Serviced Mortgage Loan, each of (a) (as and to the same extent the Outside Securitization established under the related Outside Servicing Agreement is required to indemnify each of the following parties in respect of other mortgage loans in such Outside Securitization pursuant to the terms of the related Outside Servicing Agreement) the Outside Servicer, the Outside Special Servicer, the Outside Trustee, the Outside Certificate Administrator, the Outside Operating Advisor and the Outside Depositor under the related Outside Servicing Agreement (and any director, officer, employee or agent of

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any of the foregoing, to the extent such parties are identified as indemnified parties in the related Outside Servicing Agreement in respect of other mortgage loans included in such Outside Securitization) and (b) the Outside Securitization (such parties in clause (a) and the Outside Securitization collectively, the “Pari Passu Indemnified Parties”) will be entitled to be indemnified against any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with the servicing and administration of such Outside Serviced Mortgage Loan and the related Mortgaged Property (or, with respect to the Outside Operating Advisor, incurred in connection with the provision of services for such Outside Serviced Mortgage Loan) under the Outside Servicing Agreement (collectively, the “Pari Passu Indemnified Items”) to the extent of the Issuing Entity’s pro rata share of such Pari Passu Indemnified Items, and to the extent amounts on deposit in the related “whole loan custodial account” maintained pursuant to the related Outside Servicing Agreement that are allocated to such Outside Serviced Mortgage Loan are insufficient for reimbursement of such amounts, such indemnified party will be entitled to be reimbursed by the Issuing Entity (including out of general collections in the Collection Account) for the Issuing Entity’s pro rata share of the insufficiency.

In addition, the Co-Lender Agreement executed with respect to each Outside Serviced Whole Loan provides that this securitization transaction is obligated to promptly reimburse the Outside Servicer, the Outside Special Servicer, the Outside Trustee, and the Outside Certificate Administrator under the related Outside Servicing Agreement and/or the Outside Securitization established under the related Outside Servicing Agreement, as applicable, for the Issuing Entity’s pro rata share of any fees, costs or expenses incurred in connection with the servicing and administration of such Outside Serviced Whole Loan as to which such Outside Securitization or any of the parties thereto are entitled to be reimbursed pursuant to the terms of the Outside Servicing Agreement. Reimbursement of such pro rata share will be made out of general collections in the Issuing Entity’s Collection Account, to the extent reimbursement out of collections on the applicable Outside Serviced Mortgage Loan are insufficient therefor.

Servicer Termination Events

“Servicer Termination Events” under the Pooling and Servicing Agreement with respect to the Master Servicer or the Special Servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the Master Servicer to make a required deposit to the Collection Account or any Whole Loan Custodial Account or make a required remittance to any Serviced Companion Loan Holder, on the day such deposit or remittance was first required to be made, which failure is not remedied within one business day or (ii) any failure by the Master Servicer to deposit into, or remit to the Certificate Administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m., New York City time, on the relevant Distribution Date;

(b)       any failure by the Special Servicer to deposit into any REO Account within two business days after the day such deposit is required to be made, or to remit to the Master Servicer for deposit in the Collection Account or any Whole Loan Custodial Account such remittance required to be made by the Special Servicer within one business day after such remittance is required to be made, under the Pooling and Servicing Agreement;

(c)       any failure by the Master Servicer or the Special Servicer duly to observe or perform in any material respect any of its other covenants or obligations under the Pooling and Servicing Agreement, which failure continues unremedied for 30 days (10 days in the case of the Master Servicer’s failure to make a Property Advance or 20 days in the case of a failure to pay the premium for any insurance policy required to be maintained under the Pooling and Servicing Agreement or such shorter period (not less than two business days) as may be required to avoid the commencement of foreclosure proceedings for unpaid real estate taxes or the lapse of insurance, as applicable) after written notice of the failure has been given to the Master Servicer or the Special Servicer, as the case may be, by any other party to the Pooling and Servicing Agreement, or to the Master Servicer or the Special Servicer, as the case may be, with a copy to each other party to the related Pooling and Servicing Agreement, by Certificateholders of any Class, evidencing, as to that Class, not less than 25% of the Voting Rights allocable thereto, or, if affected thereby, by a Serviced Companion Loan Holder; provided, however, if that failure is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

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(d)       any breach on the part of the Master Servicer or the Special Servicer of any representation or warranty in the Pooling and Servicing Agreement, which materially and adversely affects the interests of any Class of Certificateholders, any Uncertificated Interest Owners or a Serviced Companion Loan Holder, as applicable, and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, has been given to the Master Servicer or the Special Servicer, as the case may be, by the Depositor, the Certificate Administrator or the Trustee, or to the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator and the Trustee by the holders of Certificates entitled to not less than 25% of the Voting Rights, or, if affected thereby, by the Serviced Companion Loan Holder; provided, however, if that breach is capable of being cured and the Master Servicer or the Special Servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 60 days (provided that the Master Servicer, or the Special Servicer, as applicable, has commenced to cure such failure within the initial 30-day period and has certified that it has diligently pursued, and is continuing to pursue, a full cure);

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the Master Servicer or the Special Servicer, and certain actions by or on behalf of the Master Servicer or the Special Servicer indicating its insolvency or inability to pay its obligations;

(f)        Moody’s Investors Service, Inc. (“Moody’s”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by such Rating Agency (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(g)       Kroll Bond Rating Agency, LLC (“KBRA”) (or, in the case of Serviced Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more Classes of Certificates or Serviced Companion Loan Securities, or (ii) placed one or more Classes of Certificates or Serviced Companion Loan Securities on “watch status” in contemplation of a rating downgrade or withdrawal and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the Master Servicer or the Special Servicer, as applicable, as the sole or material factor in such rating action (and such qualification, downgrade, withdrawal or “watch status” placement has not been withdrawn by KBRA (or, in the case of Serviced Companion Loan Securities, such Companion Loan Rating Agency) within 60 days of such event);

(h)       the Master Servicer ceases to have a commercial master servicer rating of at least “CMS3” from Fitch Ratings, Inc. (“Fitch”) and that rating is not reinstated within 60 days or the Special Servicer ceases to have a commercial special servicer rating of at least “CSS3” from Fitch and that rating is not reinstated within 60 days, as the case may be; or

(i)        the Master Servicer or the Special Servicer, as applicable, or any primary servicer or sub-servicer appointed by the Master Servicer or the Special Servicer, as applicable, after the Closing Date (but excluding any primary servicer or sub-servicer which the Master Servicer has been instructed to retain by the Depositor or a Sponsor), (i) fails to deliver the items required by the Pooling and Servicing Agreement after any applicable notice and cure period to enable the Certificate Administrator or Depositor to comply with the Issuing Entity’s reporting obligations under the Exchange Act or (ii) for so long as the trust created pursuant to the securitization of a Serviced Companion Loan is subject to the reporting requirements of Regulation AB or the Exchange Act, fails to deliver any Exchange Act reporting items required to be delivered by such servicer pursuant to the Pooling and Servicing Agreement at the times required under the Pooling and Servicing Agreement after any applicable notice and cure periods (and any primary servicer or sub-servicer that defaults in accordance with this clause may be terminated at the direction of the Depositor).

“Serviced Companion Loan Securities” mean any commercial mortgage-backed securities that evidence an interest in or are secured by the assets of an Issuing Entity, which assets include a Serviced Companion Loan (or a portion of or interest in a Serviced Companion Loan).

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“Companion Loan Rating Agency” means, with respect to any Serviced Companion Loan, any rating agency that was engaged by a participant in the securitization of such Serviced Companion Loan to assign a rating to the related Serviced Companion Loan Securities.

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the Master Servicer or the Special Servicer is continuing and has not been remedied, then either (i) the Trustee may or (ii) upon the written direction to the Trustee from (A) the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificates, or (B) an affected Serviced Companion Loan Holder (but, subject to the discussion below, solely in the case of the related Serviced Whole Loan and a Servicer Termination Event with respect to the Special Servicer), the Trustee will be required to, terminate all of the rights and obligations of the Master Servicer as master servicer or the Special Servicer as special servicer under the Pooling and Servicing Agreement and in and to the Issuing Entity (except in its capacity as a Certificateholder). Notwithstanding the foregoing, upon any termination of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement, the Master Servicer or the Special Servicer will continue to be entitled to any rights that accrued prior to the date of such termination or that survive termination (including the right to receive all accrued and unpaid servicing and special servicing compensation through the date of termination plus reimbursement for all Advances and interest on such Advances as provided in the Pooling and Servicing Agreement).

On and after the date of termination following a Servicer Termination Event by the Master Servicer or the Special Servicer, as the case may be, the Trustee will succeed to all authority and power of the Master Servicer or the Special Servicer, as the case may be, under the Pooling and Servicing Agreement and will be entitled to the compensation arrangements to which the Master Servicer or the Special Servicer, as the case may be, would have been entitled (unless previously earned by the Master Servicer or the Special Servicer, as the case may be). If the Trustee is unwilling or unable so to act, or if the holders of Certificates evidencing at least 25% of the Voting Rights of all Certificateholders so request, or if the Rating Agencies do not provide a Rating Agency Confirmation with respect to the Trustee so acting, the Trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution to act as successor to the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement; provided a Rating Agency Confirmation must be obtained regarding appointment of the proposed successor at the expense of the terminated Master Servicer or Special Servicer, as applicable, or, if the expense is not so recovered, at the expense of the Issuing Entity; provided, further, that, the applicable Directing Holder will have the right to approve any successor Special Servicer with respect to any Serviced Loan or Serviced Whole Loan. Pending such appointment, the Trustee is obligated to act in such capacity in accordance with the Pooling and Servicing Agreement. The Trustee and any such successor may agree upon the servicing compensation to be paid; provided, however, that the servicing compensation may not be in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable, unless no successor can be obtained to perform the obligations for that compensation; and provided, further, that, the Trustee will be required to consult with any applicable Directing Holder and Consulting Party prior to the appointment of a successor Master Servicer or Special Servicer with respect to any Serviced Loan or Serviced Whole Loan at a servicing compensation in excess of that permitted to the terminated Master Servicer or Special Servicer, as applicable. Any compensation in excess of that payable to the predecessor Master Servicer or the Special Servicer may result in Realized Losses or other shortfalls on the Certificates.

The Trustee or any other successor Master Servicer assuming the obligations of the Master Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer would have been entitled after the date of the assumption of the Master Servicer’s obligations. If no successor Master Servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Master Servicer will be treated as Realized Losses.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the Master Servicer affects a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of the related Serviced Companion Loan Securities, and if the Master Servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the Master Servicer affects only a Serviced Companion Loan, the related Serviced Companion Loan Holder or the rating on a class of related Serviced Companion Loan Securities, then the Master Servicer may not be terminated by or at the direction of the related Serviced Companion Loan Holder or the holders of any Certificates, but upon the written direction of the related Serviced Companion Loan Holder, the Master Servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole

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Loan. Also, notwithstanding the foregoing, if a Servicer Termination Event described in clauses (a), (b), (c), (d), (f), (g) or (h) under “—Servicer Termination Events” on the part of the Special Servicer affects only a Serviced Companion Loan, a Serviced Companion Loan Holder or a rating on any Serviced Companion Loan Securities, then it will not be a Servicer Termination Event with respect to the Mortgage Pool as a whole, but the related Serviced Companion Loan Holder may terminate the Special Servicer with respect to the related Serviced Whole Loan.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the Master Servicer is terminated under the circumstances described above because of the occurrence of any of the Servicer Termination Events described in clause (f), (g) or (h) under “—Servicer Termination Events” above, the Master Servicer will have the right for a period of 45 days (during which time it will continue to serve as Master Servicer), at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a Master Servicer as to which the Rating Agencies have provided a Rating Agency Confirmation.

No Certificateholder will have any right under the Pooling and Servicing Agreement to institute any proceeding with respect to the Pooling and Servicing Agreement or the Mortgage Loans, unless, with respect to the Pooling and Servicing Agreement, such holder previously has given to the Trustee a written notice of a default under the Pooling and Servicing Agreement, and of the continuance of the default, and unless also the holders of at least 25% of the Voting Rights of any Class affected thereby have made written request of the Trustee (with a copy to the Certificate Administrator) to institute such proceeding in its own name as Trustee under the Pooling and Servicing Agreement and have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred in connection with such proceeding, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity, has neglected or refused to institute such proceeding.

The Trustee will have no obligation to make any investigation of matters arising under the Pooling and Servicing Agreement or to institute, conduct or defend any litigation under the Pooling and Servicing Agreement or in relation to it at the request, order or direction of any of the holders of Certificates, unless such holders of Certificates have offered to the Trustee security or indemnity reasonably satisfactory to it against the costs, expenses and liabilities which may be incurred in connection with such action.

In addition, the Depositor may terminate each of the Master Servicer and the Special Servicer upon five business days’ notice if the Master Servicer or the Special Servicer, as the case may be, fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement, and such failure is not remedied within the time period specified in the Pooling and Servicing Agreement.

Waivers of Servicer Termination Events

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of all Certificates (and, if such Servicer Termination Event is on the part of a Special Servicer only with respect to a Serviced Whole Loan with a Companion Loan held outside the Issuing Entity, by each affected Serviced Companion Loan Holder). Notwithstanding the foregoing, (1) a Servicer Termination Event under clause (a) or (b) under “—Servicer Termination Events” above may be waived only with the consent of all of the Certificateholders of the affected Classes, and (2) a Servicer Termination Event under clause (i) under “—Servicer Termination Events” above may be waived only with the consent of the Depositor, together with (in the case of each of clauses (1) and (2) of this sentence) the consent of any Serviced Companion Loan Holder affected by such Servicer Termination Event. If a Servicer Termination Event on the part of the Master Servicer is waived in connection with a Serviced Whole Loan, the related Serviced Companion Loan Holder may require that the Master Servicer appoint a sub-servicer to service the related Serviced Whole Loan, which sub-servicer is the subject of a Rating Agency Confirmation.

Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event

General

The Special Servicer may be removed and replaced in such capacity and a successor Special Servicer appointed, other than in connection with a Servicer Termination Event, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, as follows:

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(a)           with or without cause, at the direction of the applicable Directing Holder, upon satisfaction of certain conditions specified in the Pooling and Servicing Agreement (including the delivery of a Rating Agency Confirmation);

(b)           pursuant to a vote of applicable Certificateholders, with or without cause, in accordance with the procedures described below under “—Removal of the Special Servicer by Certificateholders Following a Control Termination Event”, upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Non-Reduced Certificates entitled to vote on the matter evidencing more than 50% of the Voting Rights allocable to each such Class of Non-Reduced Certificates; and

(c)           at any time with respect to all Serviced Loans (as a collective matter), if (i) the Operating Advisor (A) determines, in its sole discretion exercised in good faith, that the Special Servicer has failed to comply with the Servicing Standard and a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), and (B) recommends the replacement of the Special Servicer with respect to the Serviced Loans (as a collective whole), as applicable, and (ii) the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) affirmatively vote to remove the Special Servicer in such capacity in accordance with the procedures set forth under “—Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor”.

“Certificateholder Quorum” means a quorum that (a) for purposes of a vote to terminate and replace the Special Servicer or the Asset Representations Reviewer at the request of the holders of Certificates evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts), consists of the holders of Certificates evidencing at least 50% of the Voting Rights (taking into account the allocation of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the respective Classes of Principal Balance Certificates) of all of the Certificates, on an aggregate basis; and (b) for purposes of a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, consists of the holders and/or beneficial owners of Certificates evidencing at least 20% of the aggregate of the outstanding principal balances of all Certificates, with such quorum including at least three (3) holders and/or beneficial owners that are not Risk Retention Affiliated with each other.

In addition, the Depositor may terminate the Special Servicer upon five business days’ notice if the Special Servicer fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement

In no event may a successor Special Servicer be a current or former Operating Advisor or Asset Representations Reviewer or any affiliate (including any Risk Retention Affiliate) of such current or former Operating Advisor or Asset Representations Reviewer.

Excluded Special Servicer Mortgage Loans

Notwithstanding the foregoing, if the Special Servicer, to its knowledge, becomes a Borrower Party with respect to any Mortgage Loan or Whole Loan (any such Mortgage Loan or Whole Loan, an “Excluded Special Servicer Mortgage Loan”), the Special Servicer will be required to resign as Special Servicer of that Excluded Special Servicer Mortgage Loan. The applicable Directing Holder will be entitled to appoint (and replace with or without cause) a successor Special Servicer that is not a Borrower Party in accordance with the terms of the Pooling and Servicing Agreement (the “Excluded Mortgage Loan Special Servicer”) for the related Excluded Special Servicer Mortgage Loan. If an Excluded Special Servicer Mortgage Loan is also an Excluded Mortgage Loan, the largest Controlling Class Certificateholder (by Certificate Balance) that is not an Excluded Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Excluded Mortgage Loan Special Servicer for the related Excluded Special Servicer Mortgage Loan in accordance with the terms of the Pooling and Servicing Agreement. If a Control Termination Event has occurred and is continuing, neither the Controlling Class Representative nor any other Controlling Class Certificateholder will be entitled to remove or replace the Excluded Mortgage Loan Special Servicer with respect to any Excluded Special Servicer Mortgage Loan. If a Control Termination Event has occurred and is continuing and prior to the occurrence of a Consultation Termination Event, the largest Controlling Class

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Certificateholder that is not an Excluded Controlling Class Holder will have the right to appoint the Excluded Mortgage Loan Special Servicer.

If there is no applicable Directing Holder entitled to appoint an Excluded Mortgage Loan Special Servicer for an Excluded Special Servicer Mortgage Loan (or if there is an applicable Directing Holder so entitled but it has not appointed a replacement Special Servicer within 30 days), then the Certificate Administrator will so notify the resigning Special Servicer that such Excluded Mortgage Loan Special Servicer has not been appointed and such resigning Special Servicer will use reasonable efforts to appoint such Excluded Mortgage Loan Special Servicer. In the event that the resigning Special Servicer is required to appoint an Excluded Mortgage Loan Special Servicer, the resigning Special Servicer will not have any liability for the actions or inactions of the newly appointed Excluded Mortgage Loan Special Servicer, and absent willful misconduct, bad faith, fraud or negligence on the part of such resigning Special Servicer, the resigning Special Servicer and its directors, members, managers, officers, employees and agents will be entitled to be indemnified by the Issuing Entity against any and all losses or liability incurred in connection with any legal action resulting from the actions or inactions of the Excluded Mortgage Loan Special Servicer.

If at any time the Special Servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Mortgage Loan, (1) the related Excluded Mortgage Loan Special Servicer will be required to resign, (2) the related Mortgage Loan or Whole Loan, as the case may be, will no longer be an Excluded Special Servicer Mortgage Loan, (3) the original Special Servicer will become the Special Servicer again for such Mortgage Loan or Whole Loan, as the case may be, and (4) the original Special Servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Whole Loan, as the case may be, earned during such time on and after such Mortgage Loan or Whole Loan, as the case may be, is no longer an Excluded Special Servicer Mortgage Loan.

The Excluded Mortgage Loan Special Servicer will be required to perform all of the obligations of the Special Servicer for the related Excluded Special Servicer Mortgage Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Mortgage Loan earned during such time as the related Mortgage Loan is an Excluded Special Servicer Mortgage Loan. The Special Servicer will remain entitled to all special servicing compensation with respect to the Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Mortgage Loans during such time.

Notwithstanding the foregoing discussion under this “—Excluded Special Servicer Mortgage Loans” sub-heading, in the case of any Serviced Outside Controlled Whole Loan, the related Outside Controlling Note Holder will have the right to appoint an Excluded Mortgage Loan Special Servicer.

Removal of the Special Servicer by Certificateholders Following a Control Termination Event

The procedures for removing a Special Servicer if a Control Termination Event has occurred and is continuing will be as follows: upon (i) the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of the Certificates requesting a vote to terminate and replace the Special Servicer (with respect to all of the Serviced Loans other than any Serviced Outside Controlled Whole Loan) with a proposed successor Special Servicer, (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote and (iii) delivery by such holders to the Certificate Administrator and the Trustee of a Rating Agency Confirmation addressing the removal and replacement of the Special Servicer (which confirmations will be obtained at the expense of such holders), the Certificate Administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website and by mailing at their addresses appearing in the certificate register. Upon the affirmative vote of (a) the holders of Certificates evidencing at least 66-2/3% of the Voting Rights allocable to the Certificates of those holders that voted on such matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter) or (b) the holders of Certificates that are Non-Reduced Certificates evidencing more than 50% of the Voting Rights allocable to each such Class of Non-Reduced Certificates, the Trustee will be required to terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans (other than any Serviced Outside Controlled Whole Loan) and appoint the proposed successor Special Servicer; provided that if that affirmative vote is not achieved within 180 days of the initial request for a vote to so terminate and replace the Special Servicer, then that vote will have no force and effect. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email

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notifications when such notices are posted on the website. Any such appointment of a successor Special Servicer with respect to the Serviced Loans (other than any Serviced Outside Controlled Whole Loan) based on a Certificateholder vote will be subject to the receipt of a Rating Agency Confirmation. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

Removal of the Special Servicer by Certificateholders Based on the Recommendation of the Operating Advisor

With respect to the Serviced Loans, if the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and the Uncertificated VRR Interest Owners (as a collective whole), the Operating Advisor will have the right to recommend the replacement of the Special Servicer with respect to the applicable Serviced Loans. In any such event, the Operating Advisor will be required to deliver to the Trustee and the Certificate Administrator, with a copy to the Special Servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a replacement Special Servicer meeting the applicable requirements of the Pooling and Servicing Agreement, which recommended special servicer has agreed to succeed the then-current Special Servicer with respect to the applicable Serviced Loans if appointed in accordance with the Pooling and Servicing Agreement. The Certificate Administrator will be required to promptly post a copy of such recommendation on its internet website and by mail send notice to all Certificateholders, asking them to indicate whether they wish to remove the Special Servicer. Upon the affirmative vote of the holders of Certificates evidencing at least a majority of the aggregate outstanding principal balance of the Certificates of those holders that voted on the matter (provided that holders representing the applicable Certificateholder Quorum vote on the matter within 180 days of the initial request for a vote), and receipt by the Certificate Administrator of a Rating Agency Confirmation from each Rating Agency, the Trustee will terminate all of the rights and obligations of the Special Servicer under the Pooling and Servicing Agreement with respect to the applicable Serviced Loans, and appoint the recommended successor Special Servicer. If such affirmative vote of the holders of the required Certificates is not achieved within 180 days of the request for a vote on the removal of the Special Servicer, the recommendation of the Operating Advisor to so remove and replace the Special Servicer will lapse and be of no force and effect. The reasonable fees and out-of-pocket costs and expenses associated with obtaining the Rating Agency Confirmation described above and administering the vote on removal of the Special Servicer will be an additional expense of the Issuing Entity. If the entity acting as Special Servicer is terminated pursuant to a vote to terminate and replace the Special Servicer based on a recommendation of the Operating Advisor, then the terminated party may not subsequently be re-appointed as the Special Servicer under the Pooling and Servicing Agreement with respect to the Serviced Loan(s) as to which it was terminated pursuant to any provision of the Pooling and Servicing Agreement or any Co-Lender Agreement.

Resignation of the Master Servicer, the Special Servicer and the Operating Advisor

Each of the Master Servicer and the Special Servicer may resign, assign its rights and delegate its duties and obligations under the Pooling and Servicing Agreement; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. The resigning Master Servicer or Special Servicer, as applicable, must pay all costs and expenses associated with the transfer of its duties after resignation. The Pooling and Servicing Agreement provides that the Master Servicer or the Special Servicer, as the case may be, may not otherwise resign from its obligations and duties as Master Servicer or Special Servicer, as the case may be, except upon the determination that performance of its duties is no longer permissible under applicable law and provided that such determination is evidenced by an opinion of counsel to that effect delivered to the Trustee and the Certificate Administrator. No such resignation may become effective until the Trustee (solely with respect to the Master Servicer or the Special Servicer) or a successor Master Servicer or Special Servicer has assumed the obligations of the Master Servicer or the Special Servicer, as applicable, under the Pooling and Servicing Agreement. The Trustee or any other successor Master Servicer or Special Servicer assuming the obligations of the Master Servicer or the Special Servicer under the Pooling and Servicing Agreement will be entitled to the compensation to which the Master Servicer or the Special Servicer would have been entitled after the date of assumption of such obligations (other than certain Workout Fees which the prior Special Servicer will be entitled to retain and other than the excess servicing portion of the Servicing Fee which, subject to reduction in order to retain a successor, may be retained or transferred by the initial Master Servicer). If no successor Master Servicer or Special Servicer can be obtained to

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perform such obligations for such compensation, additional amounts payable to such successor Master Servicer or Special Servicer will result in shortfalls in distributions on the Certificates.

The Operating Advisor may resign from its duties and obligations under the Pooling and Servicing Agreement upon 30 days’ prior written notice to the parties to the Pooling and Servicing Agreement, any applicable Directing Holder and any applicable Consulting Parties; provided that certain conditions are satisfied including obtaining a Rating Agency Confirmation. No such resignation may become effective until a successor entity has assumed the obligations of the Operating Advisor under the Pooling and Servicing Agreement. The successor entity assuming the obligations of the Operating Advisor under the Pooling and Servicing Agreement will be entitled to the compensation to which the Operating Advisor would have been entitled after the date of assumption of such obligations. If no successor Operating Advisor has been appointed and accepted such appointment within 60 days after the resigning Operating Advisor’s giving of notice of resignation, the resigning Operating Advisor may petition any court of competent jurisdiction for appointment of a successor. The resigning Operating Advisor must pay all costs and expenses associated with its resignation and the transfer of its duties. If no successor Operating Advisor can be obtained to perform such obligations for such compensation, additional amounts payable to such successor Operating Advisor will result in shortfalls in distributions on the Certificates.

In addition, in the event that at any time following the date that the Credit Risk Retention Rules are no longer applicable to this securitization transaction and there are no Classes of Non-Vertically Retained Certificates or Uncertificated VRR Interest outstanding other than the Control Eligible Certificates, the Combined VRR Interest and the Class R Certificates, then all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination), and if the Operating Advisor is terminated, then no replacement operating advisor will be appointed to act in such capacity.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Master Servicer or Special Servicer.

Qualification, Resignation and Removal of the Trustee and the Certificate Administrator

The Trustee is required to maintain (A) a rating on its unsecured long-term debt of at least “A2” by Moody’s or a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s, (B) a rating on its unsecured long term-debt of at least “A” by Fitch or a rating on its short-term debt of at least “F1” by Fitch, and (C) a rating on its unsecured long-term debt of at least “BBB-” by KBRA (or, if not rated by KBRA, then at least an equivalent rating by two other NRSROs which may include Moody’s and Fitch) or, in the case of any Rating Agency’s requirement set forth above in this sentence, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation. In addition, the Trustee is required to satisfy the requirements for a Trustee contemplated by clause (a)(4)(i) of Rule 3a-7 under the Investment Company Act. The Certificate Administrator is required to maintain a rating on its unsecured long-term debt of at least “Baa3” by Moody’s or an issuer rating of “Baa3” by Moody’s (or in the case of any Rating Agency’s requirement set forth above in this sentence, such other rating with respect to which the applicable Rating Agency has provided a Rating Agency Confirmation). Each of the Trustee and the Certificate Administrator may resign at any time by giving written notice to, among others, the other parties to the Pooling and Servicing Agreement. However, no such resignation will be effective until a successor has been appointed. Upon such notice, the Depositor will be required to use reasonable efforts to appoint a successor Trustee or Certificate Administrator, as applicable. If no successor has been appointed and accepted such appointment within 90 days after the giving of such notice of resignation, the resigning Trustee or Certificate Administrator, as applicable, may petition any court of competent jurisdiction for appointment of a successor, and such petition will be an expense of the Issuing Entity.

The Depositor may remove the Trustee or Certificate Administrator, as applicable (and appoint a successor) if, among other things, the Trustee or Certificate Administrator, as applicable, ceases to be eligible to continue as such under the Pooling and Servicing Agreement or if at any time the Trustee or Certificate Administrator, as applicable, becomes incapable of acting, or is adjudged bankrupt or insolvent, or a receiver of the Trustee or Certificate Administrator, as applicable, or its respective property is appointed or any public officer takes charge or control of the Trustee or Certificate Administrator, as applicable, or of its property. The holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates may remove the Trustee or Certificate

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Administrator, as applicable, and appoint a successor, upon prior written notice to, among others, the Depositor, the Master Servicer, the Certificate Administrator and the Trustee.

Any resignation or removal of the Trustee or Certificate Administrator, as applicable, and appointment of a successor will not become effective until (i) acceptance by the successor Trustee or Certificate Administrator, as applicable, of the appointment, and (ii) the resigning Trustee or Certificate Administrator, as applicable, files any required Form 8-K.

Notwithstanding the foregoing, upon any resignation or termination of the Trustee or Certificate Administrator, as applicable, under the Pooling and Servicing Agreement, the Trustee or Certificate Administrator, as applicable, will continue to be entitled to receive all accrued and unpaid compensation through the date of termination plus (in the case of the Trustee) reimbursement for all Advances made by it and interest on those Advances as provided in the Pooling and Servicing Agreement. The Trustee or Certificate Administrator, as applicable, will be required to bear all reasonable out-of-pocket costs and expenses of each party to the Pooling and Servicing Agreement and each Rating Agency in connection with any removal or resignation of such entity as and to the extent required under the Pooling and Servicing Agreement; provided, that if the Trustee or Certificate Administrator, as applicable, is terminated without cause by the holders of Certificates evidencing more than 50% of the Voting Rights allocated to all of the Certificates as provided in the second preceding paragraph, then such holders will be required to pay all the reasonable costs and expenses of the Trustee or Certificate Administrator, as applicable, necessary to effect the transfer of the rights and obligations (including custody of the Mortgage Loan files) of the Trustee or Certificate Administrator, as applicable, to a successor. Any successor Trustee or Certificate Administrator, as applicable, must have a combined capital and surplus of at least $50,000,000, and the ratings on its unsecured long term debt set forth above.

At any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Issuing Entity, the assets thereof or any property securing the same is located, the Depositor and the Trustee acting jointly will have the power to appoint one or more persons or entities to act (at the expense of (i) the Trustee, if the need to appoint such co-trustee(s) arises from any change in or matter relating to the identity, organization, status, power, conflicts, internal policy or other development or matter with respect to the Trustee, and/or (ii) the Issuing Entity, if the need to appoint such co-trustee(s) arises from a change in applicable law or the identity, status or power of the Issuing Entity; provided, however, that in the event the need to appoint such co-trustee(s) arises from a combination of the events described in clause (i) and clause (ii), the expense will be split evenly between the Trustee and the Issuing Entity; and provided, further, that in the event the need to appoint such co-trustee(s) arises from none of the events described in clause (i) and clause (ii), such appointment will be at the expense of the Issuing Entity) as co-trustee or co-trustees, jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Issuing Entity, and to vest in such co-trustee or separate trustee such powers, duties, obligations, rights and trusts as the Depositor and the Trustee may consider necessary or desirable. The appointment of a co-trustee or separate trustee will not relieve the Trustee of its responsibilities, obligations and liabilities under the Pooling and Servicing Agreement except as required by applicable law.

The Certificate Administrator is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. If no Servicer Termination Event has occurred, and after the curing or waiver of all Servicer Termination Events which may have occurred, the Trustee is required to perform only those duties described in this prospectus or otherwise specifically required under the Pooling and Servicing Agreement. Upon receipt of the various certificates, reports or other instruments required to be furnished to it, the Trustee or the Certificate Administrator, as applicable, is required to examine such documents and to determine whether they conform on their face to the requirements of the Pooling and Servicing Agreement.

The Depositor may terminate the Certificate Administrator upon 5 business days’ notice if the Certificate Administrator fails to comply with certain of its reporting obligations under the Pooling and Servicing Agreement.

The Pooling and Servicing Agreement will prohibit the appointment of the Asset Representations Reviewer or one of its affiliates as successor to the Trustee or Certificate Administrator.

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Amendment

The Pooling and Servicing Agreement may be amended without the consent of any of the holders of Certificates or the Uncertificated Interest Owners:

(a)       to cure any ambiguity to the extent that it does not adversely affect any holders of Certificates or the Uncertificated Interest Owners;

(b)       to correct or supplement any of its provisions which may be inconsistent with any other provisions of the Pooling and Servicing Agreement or with the description of the provisions in this prospectus, or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Excess Liquidation Proceeds Reserve Account, the Excess Interest Distribution Account, the Distribution Account or any REO Account; provided that (A) the Master Servicer Remittance Date may in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or Uncertificated Interest Owner, as evidenced by an opinion of counsel (at the expense of the party requesting the amendment);

(d)       to modify, eliminate or add to any of its provisions (i) to the extent necessary to maintain the qualification of any Trust REMIC as a REMIC or to avoid or minimize the risk of imposition of any tax on the Issuing Entity; provided that the Trustee and the Certificate Administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize such risk and (2) the action will not adversely affect in any material respect the interests of any holder of the Certificates or any Uncertificated Interest Owner, (ii) to restrict (or to remove any existing restrictions with respect to) the transfer of the Class R Certificates, provided that the Depositor has determined that the amendment will not give rise to any tax with respect to the transfer of the Class R Certificates to a non-permitted transferee, (iii) to the extent necessary to comply with the Investment Company Act of 1940, as amended, the Exchange Act, Regulation AB, Regulation RR and/or any related regulatory actions and/or interpretations, or (iv) in the event that Regulation RR (or any portion thereof) or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate any risk retention requirements no longer applicable to this securitization transaction in light of such repeal;

(e)       to make any other provisions with respect to matters or questions arising under the Pooling and Servicing Agreement or any other change; provided that the amendment will not adversely affect in any material respect the interests of any Certificateholder or any Uncertificated Interest Owner, as evidenced by an opinion of counsel;

(f)        to amend or supplement any provision of the Pooling and Servicing Agreement to the extent necessary to maintain the ratings assigned to each Class of Certificates by any Rating Agency; provided that such amendment will not adversely affect in any material respect the interests of any Certificateholder or any Uncertificated Interest Owner; and

(g)       to modify the procedures in the Pooling and Servicing Agreement relating to Rule 17g-5 under the Exchange Act (“Rule 17g-5”); provided that such modification does not increase the obligations of the Trustee, the Certificate Administrator, the Operating Advisor, the Master Servicer or the Special Servicer without such party’s consent (which consent may not be withheld unless the modification would materially adversely affect that party or materially increase that party’s obligations under the Pooling and Servicing Agreement); provided, further, that notice of such modification is provided to all parties to the Pooling and Servicing Agreement.

Notwithstanding the foregoing, no such amendment to the Pooling and Servicing Agreement contemplated by the first paragraph under this section entitled “—Amendment” will be permitted if the amendment would (i) reduce the consent or consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Controlling Class Representative without the consent of the Controlling Class Representative, (ii) reduce the consultation rights or the right to receive information under the Pooling and Servicing Agreement of the Operating Advisor without the consent of the Operating Advisor, (iii) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without

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the consent of the affected Sponsor, (iv) change in any manner the obligations or rights of any underwriter or initial purchaser of Certificates without the consent of the related underwriter or initial purchaser of Certificates, or (v) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

The Pooling and Servicing Agreement may also be amended by the parties to the Pooling and Servicing Agreement with the consent of the holders of Certificates evidencing not less than 66⅔% of the aggregate Percentage Interests of each Class affected by the amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Pooling and Servicing Agreement or of modifying in any manner the rights of the holders of the Certificates, except that the amendment may not (1) reduce in any manner the amount of, or delay the timing of, payments received on the Serviced Loans which are required to be distributed on a Certificate of any Class or any Uncertificated VRR Interest without the consent of the holder of that Certificate or Uncertificated Interest, as applicable, or that are required to be distributed to a Serviced Companion Loan Holder without its consent, (2) reduce the percentage of Certificates of any Class or of any Uncertificated Interest the holders of which are required to consent to the amendment without the consent of the holders of all Certificates of that Class or of such Uncertificated Interest then outstanding, (3) change in any manner the obligations or rights of any Sponsor under the applicable Mortgage Loan Purchase Agreement or the Pooling and Servicing Agreement without the consent of the related Sponsor, (4) change the definition of “Servicing Standard” without either (a) the consent of 100% of the Certificateholders and the Uncertificated Interest Owners or (b) a Rating Agency Confirmation, (5) without the consent of 100% of the Certificateholders of the Class or Classes of Certificates or the Uncertificated Interest Owners, that is adversely affected thereby, change (a) the percentages of Voting Rights of Certificateholders which are required to consent to any action or inaction under the Pooling and Servicing Agreement, (b) the right of the Certificateholders to remove the Special Servicer or (c) the right of the Certificateholders to terminate the Operating Advisor, (6) adversely affect the Controlling Class Representative without the consent of 100% of the Controlling Class Certificateholders, (7) change in any manner the obligations or rights of any underwriter without the consent of the affected underwriter, or (8) adversely affect any Serviced Companion Loan Holder in its capacity as such without its consent.

Notwithstanding the foregoing, the Pooling and Servicing Agreement may not be amended without the Master Servicer, the Special Servicer, the Trustee and/or the Certificate Administrator (in each case, only if requested by such party) having first received an opinion of counsel, at the expense of the person requesting the amendment (or, if the amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a) or clause (b) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity), to the effect that the amendment will not result in the imposition of a tax on any portion of the Issuing Entity (other than a tax at the corporate tax rate on net income from foreclosure property pursuant to Code Section 860G(c)) or cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes. The party requesting an amendment to the Pooling and Servicing Agreement will be required to give each Rating Agency prior written notice of such amendment.

Certain amendments to the Pooling and Servicing Agreement may require the delivery of certain opinions of counsel at the expense of the Issuing Entity. In addition, prior to the execution of any amendment to the Pooling and Servicing Agreement, the Trustee, the Certificate Administrator, the Special Servicer and the Master Servicer may request and will be entitled to rely conclusively upon an opinion of counsel, at the expense of the party requesting such amendment (or, if such amendment is required by any Rating Agency to maintain the rating issued by it or requested by the Trustee or the Certificate Administrator for any purpose described in clause (a), (b), (c) or (e) (which does not modify or otherwise relate solely to the obligations, duties or rights of the Trustee or the Certificate Administrator, as applicable) of the first paragraph of this section entitled “—Amendment”, then at the expense of the Issuing Entity) stating that the execution of such amendment is authorized or permitted by the Pooling and Servicing Agreement, and that all conditions precedent to such amendment are satisfied.

Realization Upon Mortgage Loans

Specially Serviced Loans; Appraisals

Promptly upon the occurrence of an Appraisal Reduction Event with respect to a Serviced Loan, the Special Servicer will be required to use reasonable efforts to obtain an appraisal of the Mortgaged Property or REO Property, as the case may be, from an Appraiser in accordance with MAI standards (an “Updated Appraisal”) or, with respect to any Serviced Loan with an outstanding principal balance less than $2,000,000, conduct an internal valuation as contemplated under “—Appraisal Reduction Amounts” in this prospectus unless the Special Servicer elects to obtain

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an Updated Appraisal with respect to such Serviced Loan. However, the Special Servicer will not be required to obtain an Updated Appraisal or conduct an internal valuation of any Mortgaged Property with respect to which there exists an appraisal from an Appraiser in accordance with MAI standards which is less than nine (9) months old, unless the Special Servicer determines that such previously obtained appraisal is materially inaccurate. The cost of any Updated Appraisal will be advanced by, and reimbursable to, the Master Servicer as a Property Advance or will be an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance to the extent provided in the Pooling and Servicing Agreement.

Standards for Conduct Generally in Effecting Foreclosure or the Sale of Defaulted Loans

In connection with any foreclosure, enforcement of the related Mortgage Loan documents, or other acquisition, the cost and expenses of any such proceeding will be a Property Advance or an expense of the Issuing Entity and paid out of the Collection Account if determined to be a Nonrecoverable Advance.

If the Special Servicer elects to proceed with a non-judicial foreclosure in accordance with the laws of the state where the Mortgaged Property is located, the Special Servicer will not be required to pursue a deficiency judgment against the related borrower, if available, or any other liable party if the laws of the state do not permit such a deficiency judgment after a non-judicial foreclosure or if the Special Servicer determines, in accordance with the Servicing Standard, that the likely recovery if a deficiency judgment is obtained will not be sufficient to warrant the cost, time, expense and/or exposure of pursuing the deficiency judgment and such determination is evidenced by an officers’ certificate delivered to the Trustee, the Certificate Administrator, and any applicable Directing Holder and Consulting Party.

Notwithstanding anything in this prospectus to the contrary, the Pooling and Servicing Agreement will provide that the Special Servicer will not, on behalf of the Issuing Entity or a related Serviced Companion Loan Holder, obtain title to a Mortgaged Property as a result of foreclosure or by deed-in-lieu of foreclosure or otherwise, and will not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property if, as a result of any such action, the Trustee, the Certificate Administrator, the Issuing Entity or the holders of Certificates, the Uncertificated Interest Owners or a related Serviced Companion Loan Holder would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of, such Mortgaged Property within the meaning of the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any comparable law, unless the Special Servicer has previously determined, based on an updated environmental assessment report prepared by an independent person who regularly conducts environmental audits, that: (i) such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder (as a collective whole) to take such actions as are necessary to bring such Mortgaged Property in compliance with applicable environmental laws and (ii) there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant it would be in the best economic interest of the Issuing Entity and any related Serviced Companion Loan Holder (as a collective whole as if the Issuing Entity and, if applicable, such Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan(s))) to take such actions with respect to the affected Mortgaged Property as could be required by such law or regulation. If appropriate, the Special Servicer may establish a single member limited liability company with the Issuing Entity and, if applicable, a related Serviced Companion Loan Holder, as the sole owner to hold title to the Mortgaged Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed-in-lieu of foreclosure, the deed or certificate of sale is required to be issued to the Trustee, to a co-trustee or to its nominee or a separate trustee or co-trustee on behalf of the Trustee, on behalf of the Certificateholders and the Uncertificated Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s). Notwithstanding any such acquisition of title and cancellation of the related Serviced Loan, the related Serviced Mortgage Loan will generally be considered to be an REO Mortgage Loan held in the Issuing Entity until such time as the related REO Property is sold by the Issuing Entity.

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If title to any Mortgaged Property is acquired by the Issuing Entity (directly or through a single member limited liability company established for that purpose), the Special Servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or does not deny) an extension of time to sell the property or (2) the Special Servicer, the Certificate Administrator and the Trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC, longer than the above-referenced three year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any Certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the Pooling and Servicing Agreement, the Special Servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The Special Servicer will also be required to manage, conserve, protect and operate any Mortgaged Property acquired by the Issuing Entity in a manner which does not cause such property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) or result in the receipt by the Issuing Entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the Special Servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the Issuing Entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the Special Servicer of its obligation to manage the Mortgaged Property as required under the Pooling and Servicing Agreement.

Generally, none of the Trust REMICs will be taxable on income received with respect to a Mortgaged Property acquired by the Issuing Entity to the extent that it constitutes “rents from real property,” within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the Issuing Entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property,” which would be taxable to the Lower-Tier REMIC at the federal corporate rate and may also be subject to state or local taxes. The Pooling and Servicing Agreement provides that the Special Servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders, the Uncertificated Interest Owners and any related Companion Loan Holders, as a collective whole, could reasonably be expected to be greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the Uncertificated Interest Owners to permit the Issuing Entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to the holders of Certificates and the Uncertificated Interest Owners. See “Material Federal Income Tax Consequences—Taxes That May Be Imposed on a REMIC—Net Income from Foreclosure Property”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Property Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the Issuing Entity) incurred with respect to the Mortgage Loan, the Issuing Entity will realize a loss in the amount of the shortfall. The Trustee, the Certificate Administrator, the Master Servicer and/or the Special Servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan or Serviced Whole Loan, prior to

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the distribution of those Liquidation Proceeds to Certificateholders, the Uncertificated Interest Owners or the Serviced Companion Loan Holders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan or Serviced Whole Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan or Serviced Whole Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan or Serviced Whole Loan. In addition, amounts otherwise distributable on the Certificates and the Uncertificated Interests will be further reduced by interest payable to the Master Servicer, the Special Servicer or Trustee on these Advances.

Sale of Defaulted Mortgage Loans and REO Properties

Promptly upon a Serviced Loan or Serviced Whole Loan becoming a Defaulted Mortgage Loan and if the Special Servicer determines in accordance with the Servicing Standard that it would be in the best interests of the Certificateholders, the affected Uncertificated Interest Owners and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders and Uncertificated Interest Owners and, in the case of a Serviced Whole Loan, any related Serviced Companion Loan Holder(s), constituted a single lender, taking into account the subordinate nature of any related Subordinate Companion Loan) to attempt to sell such Serviced Loan, the Special Servicer will be required to use reasonable efforts to solicit offers for the Defaulted Mortgage Loan on behalf of the Certificateholders, the Uncertificated Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) in such manner as will be reasonably likely to realize a fair price. The Special Servicer will generally be required to accept the first (and, if multiple offers are contemporaneously received, the highest) cash offer received from any person that constitutes a fair price for the Defaulted Mortgage Loan. The Special Servicer is required to notify, among others, any applicable Directing Holder and Consulting Party of any written offers (excluding, for the sake of clarity, any unsuccessful bids received during an auction, whether live or on-line, that were lower than the accepted offer) received regarding the sale of any Defaulted Mortgage Loan, in each case to the extent requested by any such party.

The Special Servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Mortgage Loan if the offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan, the Special Servicer will be required to take into account, among other factors (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the Pooling and Servicing Agreement within the prior nine months), the period and amount of any delinquency on the affected Mortgage Loan, the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy. The cost of any appraisal obtained to determine whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Mortgage Loan will be covered by, and will be reimbursable as, a Property Advance.

If the offeror is an Interested Person (provided that the Trustee may not be an offeror), then the Trustee will be required to determine whether the cash offer constitutes a fair price. However, no offer from an Interested Person will constitute a fair price unless (i) it is the highest offer received and (ii) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Mortgage Loan, the Trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least five years’ experience in valuing or investing in loans similar to the subject Serviced Loan or Serviced Whole Loan and that has been selected with reasonable care by the Trustee to determine if such cash offer constitutes a fair price for such Serviced Loan; provided, that the Trustee may not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the Trustee. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by the Interested Person. The Trustee will be entitled to rely conclusively upon the determination of the independent third party expert designated by it as described above.

The Repurchase Price will be deemed a fair price in all events.

With respect to any Serviced Whole Loan that, pursuant to the terms of the related Co-Lender Agreement, becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell the related Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will be required to sell each related Serviced Pari Passu Companion Loan together with such Serviced Mortgage Loan as a single whole loan in accordance with the

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terms of the Pooling and Servicing Agreement, and subject to any rights of the applicable Directing Holder and the holder of any related non-controlling Serviced Pari Passu Companion Loan under the Pooling and Servicing Agreement or under the related Co-Lender Agreement. The Special Servicer will not be permitted to sell any such Serviced Whole Loan if it becomes a Defaulted Mortgage Loan without the written consent of each related Serviced Pari Passu Companion Loan Holder (provided that such consent is not required if the consenting party is the borrower or an affiliate of the borrower) unless the Special Servicer has delivered to such related Serviced Pari Passu Companion Loan Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell such Serviced Whole Loan; (b) at least ten days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Special Servicer in connection with any such proposed sale; (c) at least ten days prior to the proposed sale date, a copy of the most recent appraisal for the subject Serviced Whole Loan, and any documents in the servicing file reasonably requested by such related Serviced Pari Passu Companion Loan Holder that are material to the price of the subject Serviced Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Master Servicer or the Special Servicer in connection with the proposed sale; provided, that a related Serviced Pari Passu Companion Loan Holder may waive as to itself any of the delivery or timing requirements set forth in this sentence. The Directing Holder and each related Serviced Pari Passu Companion Loan Holder will be permitted to submit an offer at any sale of the subject Serviced Whole Loan unless such person is the borrower or an agent or affiliate of the borrower. See “Description of the Mortgage Pool—The Whole Loans” above in this prospectus.

With respect to any Serviced AB Whole Loan that includes a Subordinate Companion Loan held outside the Issuing Entity, if the related Serviced Mortgage Loan becomes a Defaulted Mortgage Loan, and if the Special Servicer determines to sell such Serviced Mortgage Loan in accordance with the discussion in this “—Realization Upon Mortgage Loans—Sale of Defaulted Mortgage Loans and REO Properties” section, then the Special Servicer will not be permitted or required to sell such Subordinate Companion Loan(s) together with such Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan(s) as a single whole loan except as required by the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

If an Outside Serviced Mortgage Loan becomes the equivalent of a Defaulted Mortgage Loan and the Outside Special Servicer elects to sell any promissory note evidencing a portion of the related Outside Serviced Whole Loan, the Outside Special Servicer will be required to sell such Outside Serviced Mortgage Loan, together with the related Companion Loan(s), as a single whole loan, pursuant to the Outside Servicing Agreement. See “Description of the Mortgage Pool—The Whole Loans” with respect to the Outside Serviced Whole Loans.

The Special Servicer is required to use reasonable efforts to solicit offers for each REO Property related to a Serviced Mortgage Loan on behalf of the Certificateholders, the Uncertificated VRR Interest Owners and any related Serviced Companion Loan Holder, if applicable, and to sell each such REO Property in the same manner as with respect to a Defaulted Mortgage Loan.

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for a Defaulted Mortgage Loan if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated Interest Owners and, in the case of a sale of a Serviced Whole Loan (or applicable portion thereof), the related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, any such related Serviced Companion Loan Holder(s) constituted a single lender), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated Interest Owners and, in the case of a Serviced Whole Loan, any related affected Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, any such related Serviced Pari Passu Companion Loan Holder(s) constituted a single lender).

Notwithstanding any of the foregoing paragraphs, the Special Servicer will not be required to accept the highest cash offer for an REO Property if the Special Servicer determines (in consultation with any applicable Directing Holder and Consulting Parties), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders, the Uncertificated Interest Owners and, in the case of a sale of an REO Property related to a Serviced Whole Loan, the related Serviced Companion Loan Holder(s) (as a collective whole

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as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))), and the Special Servicer may accept a lower cash offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders, the Uncertificated Interest Owners and, in the case of an REO Property related to a Serviced Whole Loan, any related Serviced Companion Loan Holder(s) (as a collective whole as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, any related Serviced Companion Loan Holder(s) constituted a single lender (and, in the case of a Serviced AB Whole Loan, taking into account the subordinate nature of the related Serviced Subordinate Companion Loan(s))).

An “Interested Person” is any party to the Pooling and Servicing Agreement, any Sponsor, any applicable Directing Holder or Consulting Party, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the Special Servicer or any affiliate of any of the preceding entities, and, with respect to a Defaulted Mortgage Loan that constitutes a Serviced Whole Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of the related Serviced Companion Loan, the related Serviced Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

Modifications, Waivers and Amendments

The Pooling and Servicing Agreement will permit (a) with respect to any Serviced Loan that is a non-Specially Serviced Loan, the Master Servicer (if the related modification, waiver or amendment does not constitute a Special Servicer Decision or Major Decision, as discussed under “—Servicing of the Mortgage Loans” above), or (b) with respect to any Specially Serviced Loan or any non-Specially Serviced Loan if the related modification, waiver or amendment constitutes a Special Servicer Decision or Major Decision, the Special Servicer, in each case subject to any consent rights of any applicable Directing Holder and/or the consultation rights of any applicable Consulting Party (to the extent any such Directing Holder or Consulting Party has consent or consultation rights, as applicable, as described under the Risk Retention Consultation Party discussion under “Credit Risk Retention”, “—Directing Holder” and “—Operating Advisor” below and this “—Realization Upon Mortgage Loans—Modifications, Waivers and Amendments” section) and, to the extent required in accordance with the related Co-Lender Agreement, any related Serviced Companion Loan Holder or its representative, to modify, waive or amend any term of any Serviced Loan if such modification, waiver or amendment (i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Serviced Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the Issuing Entity (including but not limited to the tax on “prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)). Notwithstanding the foregoing, (i) if the Master Servicer and the Special Servicer mutually agree, the Master Servicer may modify, waive or amend any term of any non-Specially Serviced Loan that would constitute a Special Servicer Decision or Major Decision with the consent of the Special Servicer and (ii) the Master Servicer may, with respect to a non-Specially Serviced Loan, agree to a modification, waiver or amendment contemplated by clause (b), clause (c) or subclause (i) or (ii) of clause (e) of the definition of “Special Servicer Decision” with the consent of the Special Servicer.

The Special Servicer will be required to obtain the consent of the applicable Directing Holder for Major Decisions to the extent described below under “—Directing Holder”. The Special Servicer is also required to obtain the consent of the applicable Directing Holder in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described below under “—Directing Holder”. When the Special Servicer’s consent is required to a modification, waiver or amendment that is a Major Decision or a Special Servicer Decision (e.g., when the Master Servicer and Special Servicer have mutually agreed that the Master Servicer will process such modification, waiver or amendment), the Master Servicer is required, in a manner consistent with the Servicing Standard, to provide the Special Servicer with written notice of any request for such modification, waiver or amendment accompanied by the Master Servicer’s written recommendation and analysis and any and all information in the Master Servicer’s possession or reasonably available to it that the Special Servicer or the applicable Directing Holder may reasonably request to grant or withhold such consent. With respect to all applicable Specially Serviced Loan(s) and non-Specially Serviced Loan(s), the Special Servicer will be required to obtain, prior to consenting to such a proposed action of the Master Servicer that constitutes a Major Decision, and prior to itself

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taking any such action that constitutes a Major Decision, the written consent of the applicable Directing Holder, which consent will be deemed given if such Directing Holder does not respond to a request for consent within the time periods set forth in the Pooling and Servicing Agreement.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage, or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Serviced Loan documents require the Master Servicer or the Special Servicer, as applicable, to calculate (or require the related borrower to provide such calculation to the Master Servicer or the Special Servicer, as applicable) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Serviced Mortgage Loan, then, unless then permitted by the REMIC provisions of the Code, such calculation will exclude the value of personal property and going concern value, if any. In order to meet the foregoing requirements, in the case of a release of real property collateral securing a Mortgage Loan, the Master Servicer or Special Servicer, as applicable, will be required to observe the REMIC requirements of the Code with respect to a required payment of principal if the related loan-to-value ratio immediately after the release exceeds 125% with respect to the related property.

In no event, however, will the Special Servicer be permitted to (i) extend the maturity date of a Serviced Loan beyond a date that is five years prior to the Rated Final Distribution Date of the rated Certificates, or (ii) if the Serviced Loan is secured by a ground lease, extend the maturity date of such Serviced Loan beyond a date which is 20 years or, to the extent consistent with the Servicing Standard, giving due consideration to the remaining term of the ground lease, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent and/or consultation rights of the related Serviced Companion Loan Holder as described under “Description of the Mortgage Pool—The Whole Loans”. No modification, waiver or amendment of any Co-Lender Agreement related to a Serviced Loan or an action to enforce rights with respect thereto, in each case, in a manner that materially and adversely affects the rights, duties and obligations of the Master Servicer or the Special Servicer, as applicable, will be permitted without the prior written consent of the Master Servicer or the Special Servicer, as applicable.

The Master Servicer or the Special Servicer, as applicable, is required to notify the Trustee, the Certificate Administrator, the Depositor, any related Serviced Companion Loan Holder, any applicable Directing Holder, any applicable Consulting Parties and the 17g-5 information provider, in writing, of any modification, waiver or amendment of any term of any Serviced Loan and the date of the modification and deliver a copy to the Trustee, any related Serviced Companion Loan Holder, any applicable Directing Holder and any applicable Consulting Parties, and the original to the Certificate Administrator or other custodian under the Pooling and Servicing Agreement (the “Custodian”) of the recorded agreement relating to such modification, waiver or amendment within 15 business days following the execution and recordation of the modification, waiver or amendment.

Any Modification Fees paid by any borrower to the Master Servicer or the Special Servicer with respect to a modification, consent, extension, waiver or amendment of any term of a Serviced Loan (in the case of a Serviced Whole Loan, if applicable, subject to any related Co-Lender Agreement) will be applied as described under “—Application of Penalty Charges and Modification Fees”.

With respect to an Outside Serviced Mortgage Loan, any modifications, waivers and amendments will be effected by the Outside Special Servicer or the Outside Servicer, as applicable, in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Outside Serviced Mortgage Loans” in this prospectus. Any consent and/or consultation rights entitled to be exercised by the holder of such Outside Serviced Mortgage Loan with respect to modifications, waivers and amendments or certain other major decisions under the Outside Servicing Agreement, will be exercised by the Controlling Class Representative (if it is entitled to consent or consult, as applicable, under the related Co-Lender Agreement) or, following a Control Termination Event (in the case of consent rights) or a Consultation Termination Event (in the case of consultation rights), by the Special Servicer; provided that, after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions). The Master Servicer will only be obligated to forward any requests received from the

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Outside Servicer or the Outside Special Servicer, as applicable, for such consent and/or consultation to the Special Servicer (who will forward any such request to the Controlling Class Representative (if it is entitled to consent or consult, as applicable, as provided in the preceding sentence), and following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, to the Operating Advisor), and the Master Servicer will have no right or obligation to exercise any such consent or consultation rights.

Directing Holder

General

The applicable Directing Holder will be entitled to advise (1) the Special Servicer, with respect to the applicable Serviced Loan(s) that are Specially Serviced Loan(s) and (2) the Special Servicer, with respect to the applicable Serviced Loan(s) that are not Specially Serviced Loan(s), as to all Major Decisions, in each case as described below.

Except as otherwise described in the succeeding paragraphs, (a) the Master Servicer will not be permitted to take any of the following actions unless the Master Servicer and the Special Servicer mutually agree that the Master Servicer will take such action, subject to the consent of the Special Servicer, and (b) the Special Servicer will not be permitted to take or to consent to the Master Servicer’s taking, any of the following actions as to which the applicable Directing Holder has objected in writing within 10 business days (or in the case of a determination of an Acceptable Insurance Default, 20 days) after receipt of the related Major Decision Reporting Package from the Special Servicer (provided that if such written objection has not been received by the Special Servicer within the 10-business day or, if applicable, 20-day period, such applicable Directing Holder will be deemed to have approved such action (each of the following, a “Major Decision”)):

(A)      any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Serviced Loans as come into and continue in default;

(B)      any modification, consent to a modification or waiver of any monetary term (other than Penalty Charges which the Master Servicer or the Special Servicer, as applicable, is permitted to waive pursuant to the Pooling and Servicing Agreement) or material non-monetary term (including, without limitation, any Payment Accommodations, a modification with respect to the timing of payments and acceptance of discounted payoffs but excluding waiver of Penalty Charges) of a Serviced Loan or any extension of the maturity date or Anticipated Repayment Date, as applicable, of such Serviced Loan;

(C)      any sale of a Serviced Mortgage Loan that is a Defaulted Mortgage Loan (and any related Serviced Companion Loan) or an REO Property (other than in connection with the termination of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase”) for less than the applicable Repurchase Price;

(D)      any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(E)      any release of collateral or any acceptance of substitute or additional collateral for a Serviced Loan or any consent to either of the foregoing, unless such action is otherwise required or permitted pursuant to the specific terms of the related Serviced Loan and there is no lender discretion;

(F)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Loan or, if lender consent is required, any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt (including mezzanine debt), other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement;

(G)      any approval of property management company changes or franchise changes, in each case to the extent the lender is required to consent to, or approve, such changes under the related Mortgage Loan documents, provided that with respect to property management company changes (i) the Serviced Loan has

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an outstanding principal balance greater than $10,000,000, or (ii) the successor property manager is affiliated with the borrower;

(H)      any acceptance of an assumption agreement or any other agreement permitting transfers of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Serviced Loan other than pursuant to the specific terms of such Serviced Loan and for which there is no lender discretion;

(I)        any exercise of remedies, including the acceleration of a Serviced Loan following a default or an event of default with respect to a Serviced Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(J)       the determination of the Special Servicer pursuant to clause (b) or clause (g) of the definition of “Servicing Transfer Event”;

(K)      any modification, waiver or amendment of an intercreditor agreement, Co-Lender Agreement or similar agreement (other than with respect to amendments to split or re-size notes consistent with the terms of the subject Co-Lender Agreement and as to which the consent of the Issuing Entity is not required), in each case entered into with any mezzanine lender or Companion Loan Holder or subordinate debt holder related to a Serviced Loan, or an action to enforce rights with respect thereto and in each case, in a manner that materially and adversely affects the holders of the Control Eligible Certificates; and

(L)       any determination of an Acceptable Insurance Default;

provided, however, that in the event that the Master Servicer or the Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and the Uncertificated Interest Owners (and, with respect to any Serviced Whole Loan, the Serviced Companion Loan Holder(s)) (as a collective whole as if such Certificateholders, such Uncertificated Interest Owners and, if applicable, the Serviced Companion Loan Holder(s) constituted a single lender (and, with respect to a Serviced AB Whole Loan, taking into account the subordinate nature of the related Subordinate Companion Loan)), the Master Servicer or the Special Servicer, as the case may be, may take any such action without waiting for the Directing Holder’s (or, if applicable, the Special Servicer’s) response. For the avoidance of doubt, any modification, waiver, consent or amendment by the Master Servicer or the Special Servicer that is set forth above as a Major Decision will constitute a Major Decision regardless of the fact that such action is being taken in connection with a defeasance.

“Major Decision Reporting Package” means, with respect to any Major Decision, (i) a written report prepared by the Special Servicer describing in reasonable detail (1) the background and circumstances requiring action of the Special Servicer, (2) the proposed course of action recommended, and (3) information regarding any direct or indirect conflict of interest in the subject action, and (ii) all information in the Special Servicer's possession that is reasonably requested by the party receiving such Major Decision Reporting Package in order for such party to exercise any consultation or consent rights available to such party under the Pooling and Servicing Agreement. For the avoidance of doubt, the Special Servicer may provide the information described in clauses (i)(1) and (i)(2) in the definition of “Major Decision Reporting Package” in the form of an Asset Status Report.

In addition to the foregoing, the Special Servicer will be required to consult with any applicable Consulting Parties (including, with respect to the Operating Advisor when it is an applicable Consulting Party, under the circumstances described under “—The Operating Advisor—Consultation Rights” below and, with respect to the Risk Retention Consultation Parties when they are applicable Consulting Parties, under the circumstances described under “Credit Risk Retention—The Uncertificated VRR Interest—The Risk Retention Consultation Parties”) in connection with any Major Decision affecting a Serviced Mortgage Loan or Serviced Whole Loan and to consider alternative actions recommended by such Consulting Parties, but, in the case of the Controlling Class Representative when it is a Consulting Party, only to the extent that consultation with, or consent of, the Controlling Class Representative would have been required prior to the occurrence and continuance of such Control Termination Event; provided that each such consultation is not binding on the Special Servicer.

Furthermore, any applicable Directing Holder may direct the Special Servicer to take, or to refrain from taking, such other actions with respect to any Serviced Loan, as such party may reasonably deem advisable. Notwithstanding the foregoing, neither the Master Servicer nor the Special Servicer will be required to take or refrain from taking any action pursuant to instructions or objections from any such party that would cause it to violate

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applicable law, the related Mortgage Loan documents, any related Co-Lender Agreement or intercreditor agreement, the Pooling and Servicing Agreement, including the Servicing Standard, or the REMIC provisions of the Code.

The “Directing Holder” with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be:

●	except (i) with respect to an Excluded Mortgage Loan, (iv) with respect to a Serviced Outside Controlled Whole Loan, and (ii) during any period that a Control Termination Event has occurred and is continuing, the Controlling Class Representative; and
●	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing Entity), if and for so long as the applicable Companion Loan Holder or its representative is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative, the holder of the related Controlling Note or its representative (during any such period, the “Outside Controlling Note Holder”);

provided, that with respect to any Serviced Whole Loan, the rights of the Directing Holder will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt: (A) the Controlling Class Representative will not be the Directing Holder if and for so long as (1) a Control Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, and/or (3) the related Serviced Whole Loan is a Serviced Outside Controlled Whole Loan; and (B) with respect to any Serviced Outside Controlled Whole Loan, the Outside Controlling Noteholder will be the Directing Holder only if and for so long as such holder is entitled under the related Co-Lender Agreement to exercise consent rights similar to those entitled to be exercised by the Controlling Class Representative.

Further for the avoidance of doubt, with respect to any Mortgage Loan or Whole Loan, if none of the Controlling Class Representative or an Outside Controlling Note Holder, as applicable, is a Directing Holder in accordance with the foregoing definition, then there will be no Directing Holder for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Directing Holder may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Directing Holder under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

The “Controlling Class Representative” is the Controlling Class Certificateholder (or other representative) selected by at least a majority of the Controlling Class Certificateholders, by Certificate Balance, as identified by notice to the Certificate Administrator by the applicable Controlling Class Certificateholders from time to time, with notice of such selection delivered to the Special Servicer, the Master Servicer, the Operating Advisor, the Asset Representations Reviewer and the Trustee; provided, however, that (i) absent that selection, or (ii) until a Controlling Class Representative is so selected or (iii) upon receipt of a notice from the Controlling Class Certificateholders that own Certificates representing more than 50% of the Certificate Balance of the Controlling Class, that a Controlling Class Representative is no longer designated, the Controlling Class Representative will be the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class, as identified to the Certificate Administrator (who will be required to notify the Master Servicer, the Special Servicer and the Operating Advisor) pursuant to the procedures set forth in the Pooling and Servicing Agreement. If, upon the occurrence of any of the events or circumstances specified in clauses (i), (ii) or (iii) above, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class has not been identified to the Certificate Administrator (and thereby the Master Servicer and the Special Servicer), then the Master Servicer and the Special Servicer will have no obligation to obtain the consent of, or consult with, any Controlling Class Representative until notified by the Certificate Administrator of the identity of such largest Controlling Class Certificateholder or otherwise notified of the identity of the Controlling Class Representative as provided in the Pooling and Servicing Agreement. The initial Controlling Class Representative is expected to be RREF IV-D AIV RR, LLC or an affiliate thereof. No person may exercise any of the rights and powers of the Controlling Class Representative with respect to an Excluded Mortgage Loan.

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Once a Controlling Class Representative has been selected, each of the Master Servicer, the Special Servicer, the Operating Advisor, the Depositor, the Certificate Administrator, the Asset Representations Reviewer, the Trustee and each other Certificateholder (or beneficial owner of Certificates, if applicable) and the Uncertificated Interest Owners will be entitled to rely on such selection unless a majority of the Certificateholders of the Controlling Class, by Certificate Balance, or such Controlling Class Representative has notified the Certificate Administrator, the Master Servicer, the Special Servicer and each other Certificateholder of the Controlling Class, in writing, of the resignation of such Controlling Class Representative or the selection of a new Controlling Class Representative. Upon receipt of written notice of, or other knowledge of, the resignation of a Controlling Class Representative, the Certificate Administrator will be required to request the Certificateholders of the Controlling Class to select a new Controlling Class Representative. Upon receipt of notice of a change in Controlling Class Representative, the Certificate Administrator will be required to promptly forward notice thereof to each other party to the Pooling and Servicing Agreement.

A “Controlling Class Certificateholder” is each holder (or beneficial owner, if applicable) of a Certificate of the Controlling Class as determined by the Certificate Administrator from time to time.

The “Controlling Class” with respect to the Certificates will be as of any time of determination the most subordinate Class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance, as notionally reduced by any portion of the Cumulative Appraisal Reduction Amount allocable to such Class, at least equal to 25% of the initial Certificate Balance of that Class; provided, however, that (except under the circumstances set forth in the following proviso) if no Class of Control Eligible Certificates meets the preceding requirement, then Class G-RR will be the Controlling Class; provided, further, however, that if, at any time, the aggregate outstanding Certificate Balance of the Classes of Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts), then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an outstanding Certificate Balance greater than zero (without regard to the allocation of any Cumulative Appraisal Reduction Amounts). The Controlling Class as of the Closing Date will be the Class J-RR Certificates.

The “Control Eligible Certificates” will be any of the Class G-RR and Class J-RR Certificates.

A “Control Termination Event” will, with respect to any Mortgage Loan, either (a) occur when none of the Classes of the Control Eligible Certificates has a Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to such Class) that is at least equal to 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Control Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be the Directing Holder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will either (a) occur with respect to any Mortgage Loan, when none of the Classes of the Control Eligible Certificates has a Certificate Balance, without regard to the allocation of any Cumulative Appraisal Reduction Amount, that is equal to or greater than 25% of the initial Certificate Balance of that Class of Certificates or (b) be deemed to occur as described below; provided, however, that a Consultation Termination Event will in no event exist at any time that the Certificate Balance of each Class of the Principal Balance Certificates senior to the Control Eligible Certificates has been reduced to zero (without regard to the allocation of Cumulative Appraisal Reduction Amounts). With respect to Excluded Mortgage Loans as to which the Controlling Class Representative would otherwise be a Consulting Party, a Consultation Termination Event will be deemed to exist.

An “Excluded Mortgage Loan” is, if the Controlling Class Representative is the Directing Holder with respect to the subject Mortgage Loan, a Mortgage Loan or related Whole Loan with respect to which the Controlling Class Representative or the holder(s) of more than 50% of the Controlling Class (by Certificate Balance) is (or are) a Borrower Party.

An “Excluded Controlling Class Mortgage Loan” is a Mortgage Loan or Whole Loan with respect to which the Controlling Class Representative or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

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A “Borrower Party” means either (i) a borrower or mortgagor under a Mortgage Loan or Whole Loan or a manager of a related Mortgaged Property or any affiliate of any of the foregoing, or (ii) a holder or beneficial owner (or an affiliate of any holder or beneficial owner) of any Accelerated Mezzanine Loan. Solely for the purposes of the definition of “Borrower Party”, the term “affiliate” means, with respect to any specified person, (i) any other person controlling or controlled by or under common control with such specified person or (ii) any other person that owns, directly or indirectly, 25% or more of the beneficial interests in such specified person.

An “Accelerated Mezzanine Loan” means a mezzanine loan (secured by a pledge of the direct (or indirect) equity interests in a borrower under a mortgage loan or whole loan) if such mezzanine loan either (i) has been accelerated or (ii) is the subject of foreclosure proceedings against the equity collateral pledged to secure that mezzanine loan.

After the occurrence and during the continuance of a Control Termination Event, the consent rights of the Controlling Class Representative will terminate, and the Controlling Class Representative will retain consultation rights under the Pooling and Servicing Agreement with respect to certain Major Decisions and other matters with respect to the Serviced Loan(s) as to which it is a Consulting Party.

In addition, unless a Consultation Termination Event exists, the Controlling Class Representative, except with respect to any Whole Loan that includes an Excluded Mortgage Loan, will have non-binding consultation rights with respect to (i) certain Major Decisions and other matters relating to any Serviced Outside Controlled Whole Loan and (ii) certain servicing decisions and other matters relating to any Outside Serviced Whole Loan, in each case if and to the extent that the holder of the related Split Mortgage Loan is granted consultation rights under the related Co-Lender Agreement.

After the occurrence and during the continuance of a Consultation Termination Event, the Controlling Class Representative will have no consultation or consent rights under the Pooling and Servicing Agreement and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as a Directing Holder or a Consulting Party. However, each Controlling Class Certificateholder will maintain the right to exercise its Voting Rights for the same purposes as any other Certificateholder under the Pooling and Servicing Agreement (other than with respect to Excluded Controlling Class Mortgage Loans).

If, with respect to any Serviced Outside Controlled Whole Loan, the related controlling note is included in a separate securitization trust, the servicing agreement for the relevant securitization may impose limitations on the exercise of rights associated with that related controlling note. For example, any “controlling class representative” (or equivalent entity) for such other securitization may lose consent and consultation rights in a manner similar to that described in the prior three paragraphs with respect to the Controlling Class Representative.

Neither the Master Servicer nor the Special Servicer will be required to take or to refrain from taking any action pursuant to instructions from the applicable Directing Holder, or due to any failure to approve an action by any such party, or due to an objection by any such party that would cause either the Master Servicer or the Special Servicer to violate applicable law, the related loan documents, the Pooling and Servicing Agreement (including the Servicing Standard), any related Co-Lender Agreement or intercreditor agreement or the REMIC provisions of the Code.

The applicable Directing Holder has certain rights to remove and replace the Special Servicer with respect to the related Serviced Loan(s) as described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event”.

Each Certificateholder and beneficial owner of a Control Eligible Certificate is hereby deemed to have agreed by virtue of its purchase of such Certificate (or beneficial ownership interest in such Certificate) to provide its name and address to the Certificate Administrator and to notify the Certificate Administrator of the transfer of any Control Eligible Certificate (or the beneficial ownership of any Control Eligible Certificate), the selection of the Controlling Class Representative or the resignation or removal of the Controlling Class Representative. Any such Certificateholder (or beneficial owner) or its designee at any time appointed Controlling Class Representative is hereby deemed to have agreed by virtue of its purchase of a Control Eligible Certificate (or the beneficial ownership interest in a Control Eligible Certificate) to notify the Certificate Administrator when such Certificateholder (or beneficial owner) or designee is appointed Controlling Class Representative and when it is removed or resigns. Upon receipt of such notice, the Certificate Administrator will be required to notify the Special Servicer, the Master

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Servicer, the Operating Advisor and the Trustee of the identity of the Controlling Class Representative, any resignation or removal of the Controlling Class Representative and/or any new holder or beneficial owner of a Control Eligible Certificate. In addition, upon the request of the Master Servicer, the Special Servicer, the Operating Advisor or the Trustee, as applicable, the Certificate Administrator will be required to provide the identity of the then-current Controlling Class and a list of the Certificateholders (or beneficial owners, if applicable, at the expense of the Issuing Entity if such expense arises in connection with an event as to which the Controlling Class Representative or the Controlling Class has consent or consultation rights pursuant to the Pooling and Servicing Agreement or in connection with a request made by the Operating Advisor in connection with its obligation under the Pooling and Servicing Agreement to deliver a copy of the Operating Advisor Annual Report to the Controlling Class Representative, and otherwise at the expense of the requesting party) of the Controlling Class to such requesting party, and each of the Master Servicer, Special Servicer, Operating Advisor and the Trustee will be entitled to rely on the information so provided by the Certificate Administrator.

In the event of a change in the Controlling Class, the Certificate Administrator will be required to promptly contact the current holder(s) of the Controlling Class (or any designee(s) thereof) or (if known to the Certificate Administrator) one of its affiliates, or, if applicable, any successor Controlling Class Representative or Controlling Class Certificateholder(s), and determine whether any such entity is the holder (or beneficial owner) of at least a majority of the Controlling Class (in effect after such change in Controlling Class) by Certificate Balance. If at any time the current holder of the Controlling Class (or its designee) or (if known to the Certificate Administrator) one of its affiliates, or any successor Controlling Class Representative or Controlling Class Certificateholder(s) is no longer the holder (or beneficial owner) of at least a majority of the Controlling Class by Certificate Balance and the Certificate Administrator has neither (i) received notice of the then-current Controlling Class Certificateholders (or beneficial owners) of at least a majority of the Controlling Class by Certificate Balance nor (ii) received notice of a replacement Controlling Class Representative pursuant to the Pooling and Servicing Agreement, then a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and will be deemed to continue until such time as the Certificate Administrator receives either such notice.

Notwithstanding anything to the contrary described in this prospectus, at any time when the Class G-RR Certificates are the Controlling Class, the holder of more than 50% of the Controlling Class (by Certificate Balance) may waive its right to act as or appoint a Controlling Class Representative and to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative set forth in the Pooling and Servicing Agreement, by irrevocable written notice delivered to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor. Any such waiver will remain effective with respect to such holder and the Class G-RR Certificates until such time as either (x) the Class G-RR Certificates are no longer the Controlling Class or (y) that Certificateholder has (i) sold a majority of the Class G-RR Certificates (by Certificate Balance) to an unaffiliated third party and (ii) certified to the Depositor, Certificate Administrator, Trustee, Master Servicer, Special Servicer and Operating Advisor that (a) the transferor retains no direct or indirect voting rights with respect to the Class G-RR Certificates that it transferred, (b) there is no voting agreement between the transferee and the transferor and (c) the transferor retains no direct or indirect economic interest in the Class G-RR Certificates that it transferred. Following any such transfer, and assuming that the Class G-RR Certificates are still the Controlling Class, the successor holder of more than 50% of the Controlling Class (by Certificate Balance) will again have the right to act as or appoint a Controlling Class Representative as described in this prospectus without regard to any prior waiver by the predecessor Certificateholder. The successor Certificateholder will also have the right to irrevocably waive its right to act as or appoint a Controlling Class Representative or, subject to any such limitations described in this prospectus (including by reason of a Control Termination Event or a Consultation Termination Event otherwise existing), to exercise any of the rights of the Controlling Class Representative or cause the exercise of any of the rights of the Controlling Class Representative. No successor Certificateholder described above will have any consent rights with respect to any Serviced Mortgage Loan that became a Specially Serviced Loan prior to its acquisition of a majority of the Class G-RR Certificates that had not also become a Corrected Loan prior to such acquisition until such Serviced Mortgage Loan becomes a Corrected Loan.

Whenever such an “opt-out” by a Controlling Class Certificateholder is in effect:

●	a Control Termination Event and a Consultation Termination Event will be deemed to have occurred and be continuing; and
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●	the rights of the holder of more than 50% of the Class G-RR Certificates (by Certificate Balance), if the Class G-RR Certificates are the Controlling Class, to act as or appoint a Controlling Class Representative and the rights of a Controlling Class Representative will not be operative (notwithstanding whether a Control Termination Event or a Consultation Termination Event is or would otherwise then be in effect).

With respect to an Outside Serviced Mortgage Loan, any consent or approvals on actions to be taken by the Outside Special Servicer or the Outside Servicer are governed by the terms of the Outside Servicing Agreement and the related Co-Lender Agreement, as described under “Description of the Mortgage Pool—The Whole Loans” and “The Pooling and Servicing Agreement—Servicing of the Outside Serviced Mortgage Loans”.

Limitation on Liability of the Directing Holder

Any applicable Directing Holder will not be liable to the Issuing Entity, the Certificateholders or the Uncertificated Interest Owners for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Controlling Class Representative will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations or duties.

Each Certificateholder acknowledges and agrees, by its acceptance of its Certificates, that a Directing Holder:

(a)           may have special relationships and interests that conflict with those of holders of one or more Classes of Certificates or the Uncertificated Interest Owners;

(b)           may act solely in its own interests (or, in the case of the Controlling Class Representative, in the interests of the holders of the Controlling Class);

(c)           does not have any liability or duties to the holders of any Class of Certificates or the Uncertificated Interest Owners (other than, in the case of the Controlling Class Representative, the Controlling Class);

(d)           may take actions that favor its own interests (or, in the case of the Controlling Class Representative, the interests of the holders of the Controlling Class) over the interests of the holders of one or more Classes of Certificates or the Uncertificated Interest Owners; and

(e)           will have no liability whatsoever (other than, in the case of the Controlling Class Representative, to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and that no Certificateholder or Uncertificated Interest Owner may take any action whatsoever against any Directing Holder or any affiliate, director, officer, employee, shareholder, member, partner, agent or principal of any Directing Holder for having so acted.

Under circumstances where it is authorized or required to do so by the Pooling and Servicing Agreement, the taking, or refraining from taking, of any action by the Master Servicer or the Special Servicer in accordance with the direction of or approval of the applicable Directing Holder, which does not violate any law or the Servicing Standard or the provisions of the Pooling and Servicing Agreement, or any related Co-Lender Agreement or intercreditor agreement, will not result in any liability on the part of the Master Servicer or the Special Servicer.

Consulting Parties

As used in this prospectus, a “Consulting Party”, with respect to any Serviced Mortgage Loan or, if applicable, Serviced Whole Loan will be, each of:

(i)	except with respect to a Serviced Outside Controlled Whole Loan, solely (a) after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event, and (b) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;
(ii)	with respect to any Serviced Outside Controlled Whole Loan (which may include a Servicing Shift Whole Loan or a Serviced Whole Loan with a controlling Subordinate Companion Loan held outside the Issuing
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Entity), (a) if and for so long as the holder of the Mortgage Loan included in this securitization transaction is entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, (b) solely prior to the occurrence and continuance of a Consultation Termination Event, and (c) for so long as the related Mortgage Loan is not an Excluded Mortgage Loan, the Controlling Class Representative;

(iii)	with respect to any Serviced Whole Loan that includes a Pari Passu Companion Loan, the holder of such Pari Passu Companion Loan if and to the extent such holder (a) is not the applicable Directing Holder, and (b) is entitled to exercise consultation rights under the related Co-Lender Agreement;
(iv)	solely after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor; and
(v)	except with respect to any Excluded RRCP Mortgage Loan, (a) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan, and (b) during the continuance of a Consultation Termination Event, with respect to any Mortgage Loan, each Risk Retention Consultation Party.

provided, that with respect to any Serviced Whole Loan, the rights of any Consulting Party set forth in clauses (i) through (iii) above will be subject to and may be limited by the terms and provisions of any related Co-Lender Agreement.

For the avoidance of doubt, (A) the Controlling Class Representative will not be a Consulting Party if and for so long as (1) a Consultation Termination Event is in effect, (2) the related Mortgage Loan is an Excluded Mortgage Loan, and/or (3) with respect to any Serviced Outside Controlled Whole Loan, it is not entitled under the related Co-Lender Agreement to exercise consultation rights with respect to such Whole Loan, (B) the Operating Advisor will not be a Consulting Party if and for so long as no Operating Advisor Consultation Trigger Event has occurred and is continuing, (C) none of the Risk Retention Consultation Parties will be a Consulting Party with respect to any Mortgage Loan that is an Excluded RRCP Mortgage Loan with respect to such party, or with respect to any Mortgage Loans other than as described in clause (v) of the immediately preceding paragraph, and (D) the consultation rights of the holder of a Pari Passu Companion Loan with respect to any related Serviced Whole Loan will be subject to the terms of the related Co-Lender Agreement.

Further for the avoidance of doubt, with respect to any Serviced Mortgage Loan or Serviced Whole Loan, if none of the Controlling Class Representative, the Operating Advisor, a Risk Retention Consultation Party, or a holder of a Pari Passu Companion Loan is a Consulting Party in accordance with the foregoing definition, then there will be no Consulting Party for that Serviced Mortgage Loan or Serviced Whole Loan.

Each Consulting Party may, pursuant to the Pooling and Servicing Agreement and/or any related Co-Lender Agreement, have the ability to appoint a representative that is entitled to exercise its rights as Consulting Party under the Pooling and Servicing Agreement and/or any related Co-Lender Agreement.

Operating Advisor

General Obligations

The Operating Advisor will generally review the Special Servicer’s actions and decisions with respect to Specially Serviced Loans and with respect to certain Major Decisions regarding non-Specially Serviced Loans as to which the Operating Advisor has consultation rights following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, in light of the Servicing Standard and the requirements of the Pooling and Servicing Agreement, to formulate an opinion as to whether or not the Special Servicer is operating in compliance with the Servicing Standard. In addition, the Operating Advisor (i) after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, will be entitled to consult with the Special Servicer as described under “—Operating Advisor—Consultation Rights” below, (ii) upon the occurrence of certain events, will be required to prepare an annual report as described under “—Operating Advisor—Annual Report” below, and (iii) under certain circumstances, may recommend the replacement of the Special Servicer as described under “—Operating Advisor—Replacement of the Special Servicer” below. The Operating Advisor will be required to act in accordance with the Operating Advisor Standard in fulfilling its responsibilities and obligations under the Pooling

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and Servicing Agreement. The Operating Advisor will act solely as a contracting party to the extent set forth in the Pooling and Servicing Agreement and will have no fiduciary duty to any party. The Operating Advisor’s duties will be limited to its specific obligations under the Pooling and Servicing Agreement, and the Operating Advisor will have no duty or liability to any particular Class of Certificates or any Certificateholder or any Uncertificated Interest Owner. The Operating Advisor is not a servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan or with respect to any Major Decision on which it consults for a non-Specially Serviced Loan. By purchasing a Certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and a variety of actions or decisions made with respect to any Major Decision and that the goal of the Operating Advisor’s participation is to provide additional input relating to the Special Servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute. See “Risk Factors—Risks Relating to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Potential investors should note that the Operating Advisor is not an “advisor” for any purpose other than as specifically set forth in the Pooling and Servicing Agreement and is not an advisor to any person, including without limitation any Certificateholder. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and Servicing of the Mortgage Loans Can Create Risks”.

The Operating Advisor will generally have no obligations or consultation rights under the Pooling and Servicing Agreement with respect to any Outside Serviced Mortgage Loan or any related REO Properties.

The “Operating Advisor Standard” means the Operating Advisor is required to act solely on behalf of the Issuing Entity and in the best interest of, and for the benefit of, the Certificateholders and the Uncertificated Interest Owners (as a collective whole), and not any particular Class of those Certificateholders or any particular Uncertificated Interest Owners (as determined by the Operating Advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the Operating Advisor or any of its affiliates may have with any of the underlying borrowers, any Sponsor, any Mortgage Loan Seller, the Depositor, the Master Servicer, the Special Servicer, the Asset Representations Reviewer, the Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates.

In no event will the Operating Advisor have the power to compel any transaction party to take or refrain from taking any action.

Review Materials

The Special Servicer will be required to provide each Major Decision Reporting Package to the Operating Advisor: (i) as to any Specially Serviced Loan, prior to the occurrence and continuance of an Operating Advisor Consultation Trigger Event, promptly after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package; and (ii) as to any Serviced Loan, following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event (whether or not a Control Termination Event is continuing), simultaneously with the Special Servicer’s written request for the Operating Advisor’s input regarding the related Major Decision.

The Special Servicer will also deliver to the Operating Advisor each related Final Asset Status Report and, if an Operating Advisor Consultation Trigger Event exists, each other asset status report. Subject to the Privileged Information Exception, the Operating Advisor will be obligated to keep confidential any Privileged Information received from the Special Servicer, the applicable Directing Holder or any related Serviced Companion Loan Holder (or its representative) in connection with the applicable Directing Holder’s or such related Serviced Companion Loan Holder’s exercise of any rights under the Pooling and Servicing Agreement (including, without limitation, in connection with any asset status report) or otherwise in connection with the Mortgage Loans.

A “Final Asset Status Report” with respect to any Specially Serviced Loan, means each related asset status report, together with such other data or supporting information provided by the Special Servicer to any applicable Directing Holder or Consulting Party or, if different, the Operating Advisor or any related Serviced Companion Loan Holder (or its representative), in each case, which does not include any communications (other than the related asset status report) between the Special Servicer, on the one hand, and any applicable Directing Holder or Consulting Party, on the other hand, with respect to such Specially Serviced Loan; provided that no asset status report will be considered to be a Final Asset Status Report unless any applicable Directing Holder has either finally

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approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval and consent or has been deemed to have approved or consented to such action or the asset status report is otherwise being implemented by the Special Servicer in accordance with the terms of the Pooling and Servicing Agreement.

The Operating Advisor is required to promptly review (i) all information available to Privileged Persons on the Certificate Administrator’s website with respect to the Special Servicer, assets on the CREFC® servicer watch list, Specially Serviced Loans and, if an Operating Advisor Consultation Trigger Event exists, Major Decisions on non-Specially Serviced Loans, (ii) each related Final Asset Status Report, (iii) if an Operating Advisor Consultation Trigger Event exists, each other asset status report delivered by the Special Servicer to the Operating Advisor, (iv) each Major Decision Reporting Package delivered by the Special Servicer to the Operating Advisor (A) in connection with the Operating Advisor’s consultation rights with respect to the subject Major Decision regarding each Serviced Loan if an Operating Advisor Consultation Trigger Event exists, and (B) with respect to the subject Major Decision regarding each Specially Serviced Loan when an Operating Advisor Consultation Trigger Event does not exist, after the Special Servicer receives the Directing Holder’s approval or deemed approval of such Major Decision Reporting Package, and (v) if specifically required to be delivered to the Operating Advisor under the Pooling and Servicing Agreement, such other reports, documents, certificates and other information prepared by the Special Servicer and received by the Operating Advisor, as relate to the actions and decisions of the Special Servicer in respect of Specially Serviced Loans and, solely in connection with Major Decisions as to which the Operating Advisor has consultation rights, non-Specially Serviced Loans.

The Operating Advisor is required to keep all Privileged Information confidential and may not disclose such Privileged Information to any person (including Certificateholders and the Uncertificated Interest Owners other than the Controlling Class Representative), other than (1) to the extent expressly required by the Pooling and Servicing Agreement, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception or (3) when necessary to support, and directly related to, specific findings or conclusions (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the Operating Advisor for the replacement of the Special Servicer. Notwithstanding the foregoing, the Operating Advisor, solely to the extent required in connection with its duties under the Pooling and Servicing Agreement, will be permitted to share Privileged Information with its affiliates and any subcontractors of the Operating Advisor that agree in writing to be bound by the same confidentiality provisions applicable to the Operating Advisor. Each party to the Pooling and Servicing Agreement that receives Privileged Information from the Operating Advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer, any related Outside Controlling Note Holder (if a Serviced Outside Controlled Whole Loan is involved) and, unless a Consultation Termination Event has occurred and is continuing, the Controlling Class Representative other than pursuant to a Privileged Information Exception.

“Privileged Information” means (i) any correspondence or other communications between any Directing Holder or Consulting Party (other than the Operating Advisor), on the one hand, and the Special Servicer, on the other hand, related to any Specially Serviced Loan or the exercise of the consent or consultation rights of such Directing Holder or Consulting Party (other than the Operating Advisor) under the Pooling and Servicing Agreement or any Co-Lender Agreement, as applicable, (ii) any strategically sensitive information that the Special Servicer has reasonably determined (and has identified as privileged or confidential information) could compromise the Issuing Entity’s position in any ongoing or future negotiations with the related borrower or other interested party, and (iii) any information subject to attorney-client privilege (that has been identified or otherwise communicated as being subject to such privilege).

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator, any affected Serviced Companion Loan Holder, the Trustee and the Asset Representations Reviewer, as evidenced by an officer’s certificate (which will include a certification that it is based on the advice of counsel) delivered to each of the Master Servicer, the Special Servicer, the applicable Directing Holder, the

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applicable Consulting Parties, the Operating Advisor, the Certificate Administrator, the Trustee and the Asset Representations Reviewer), required by law, rule, regulation, order, judgment or decree to disclose such information.

It is possible that the lack of access to Privileged Information may limit the Operating Advisor from performing its duties under the Pooling and Servicing Agreement and, in any such case, the Operating Advisor will not be subject to liability arising from its lack of access to Privileged Information.

Consultation Rights

Following the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, the Operating Advisor will be required to consult on a non-binding basis with the Special Servicer with respect to Major Decisions (and such other matters as are set forth in the Pooling and Servicing Agreement) with respect to the applicable Serviced Loan(s) as described under “—Directing Holder” above and “—Asset Status Reports” below and “Description of the Mortgage Pool—The Whole Loans”. The Special Servicer will be obligated to consider any alternative courses of action and any other feedback provided by the Operating Advisor (after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event).

An “Operating Advisor Consultation Trigger Event” will occur when the aggregate outstanding Certificate Balance of the HRR Certificates (as notionally reduced by any Cumulative Appraisal Reduction Amount then allocable to the HRR Certificates) is 25% or less of the initial aggregate Certificate Balance of the HRR Certificates. With respect to Excluded Mortgage Loans, an Operating Advisor Consultation Trigger Event will be deemed to exist.

With respect to any particular Major Decision and related Major Decision Reporting Package and any asset status report provided to the Operating Advisor, the Special Servicer will be required to make available to the Operating Advisor one or more servicing officers with relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or asset status report in order to address reasonable questions that the Operating Advisor may have relating to, among other things, such Major Decision and/or asset status report and potential conflicts of interest and compensation with respect to such Major Decision and/or asset status report.

Reviewing Certain Calculations

The Special Servicer will be required to forward any Appraisal Reduction Amount, Collateral Deficiency Amount and net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of a Specially Serviced Loan to the Operating Advisor.

The Operating Advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with any such Appraisal Reduction Amount, Collateral Deficiency Amount or net present value calculations used in the Special Servicer’s determination of the course of action to be taken in connection with the workout or liquidation of such Specially Serviced Loan prior to utilization by the Special Servicer. The Special Servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the Operating Advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the Operating Advisor. The Operating Advisor will recalculate and verify the accuracy of these calculations and, in the event the Operating Advisor does not agree with the mathematical calculations in any material respect or does not agree with the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the Operating Advisor and Special Servicer will consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement. In the event the Operating Advisor and Special Servicer are not able to resolve such matters, the Operating Advisor will promptly notify the Certificate Administrator and the Certificate Administrator will determine any necessary action to take in accordance with the Pooling and Servicing Agreement.

Annual Report

Based on the Operating Advisor’s review of the following information (to the extent delivered to the Operating Advisor or made available to the Operating Advisor on the Certificate Administrator’s website): any annual

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compliance statement and any Assessment of Compliance; any Attestation Report; any Major Decision Reporting Package; any Final Asset Status Report and, during the continuance of an Operating Advisor Consultation Trigger Event, any other asset status report; any other reports made available to Privileged Persons on the Certificate Administrator’s website during the prior calendar year that the Operating Advisor is required to review pursuant to the Pooling and Servicing Agreement; and any other information (other than any communications between the applicable Directing Holder, any Risk Retention Consultation Party or any related Serviced Companion Loan Holder (or its representative), as applicable, and the Special Servicer that would be Privileged Information) prepared by the Special Servicer and delivered to the Operating Advisor under the Pooling and Servicing Agreement, the Operating Advisor will if, during the prior calendar year, (i) any Serviced Mortgage Loans were Specially Serviced Loans, or (ii) there existed an Operating Advisor Consultation Trigger Event, and the Operating Advisor may if, with respect to the prior calendar year, the Operating Advisor deems it appropriate in its sole discretion exercised in good faith, prepare an annual report substantially in the form attached as an exhibit to the Pooling and Servicing Agreement (the “Operating Advisor Annual Report”) to be provided to the Depositor, the 17g-5 Information Provider (who is required to promptly post such Operating Advisor Annual Report on the Rule 17g-5 website), the Trustee and the Certificate Administrator (who is required to promptly post such Operating Advisor Annual Report to the Certificate Administrator’s website) within 120 days of the end of the prior calendar year, setting forth its assessment of the Special Servicer’s performance of its duties under the Pooling and Servicing Agreement during the prior calendar year.

In the event the Special Servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as Special Servicer as of December 31 of the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing an Operating Advisor Annual Report, the Operating Advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the Special Servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in accordance with the Operating Advisor Standard, to be immaterial.

In connection with the Operating Advisor Annual Report and the review provided for in the Pooling and Servicing Agreement, the Operating Advisor will be required to perform its review on the basis of the Special Servicer’s performance of its duties as they relate to Specially Serviced Loans, and after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, with respect to Major Decisions on Serviced Loans that are non-Specially Serviced Loans, as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the Operating Advisor of any annual compliance statement, Assessment of Compliance, Attestation Report, Final Asset Status Report, Major Decision Reporting Package and other information (other than any communications between the applicable Directing Holder, a Risk Retention Consultation Party or a Serviced Companion Loan Holder (or its representative) and the Special Servicer that would be Privileged Information) that the Operating Advisor was required to review on the Certificate Administrator’s website or that was prepared by the Special Servicer and delivered or made available to the Operating Advisor pursuant to the Pooling and Servicing Agreement.

The Operating Advisor will be required to deliver any Operating Advisor Annual Report (at least 10 calendar days prior to its delivery to the Depositor, the Trustee and the Certificate Administrator) to (a) the Special Servicer, (b) the applicable Directing Holder, and (c) the Controlling Class Representative (at any time that it is an applicable Directing Holder or Consulting Party). The Operating Advisor may, but will not be obligated to, revise the Operating Advisor Annual Report based on any comments received from the Special Servicer or the Controlling Class Representative.

In each Operating Advisor Annual Report, the Operating Advisor, based on its review conducted in accordance with the Pooling and Servicing Agreement, will (A) state whether the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer is performing its duties in compliance with (1) the Servicing Standard and (2) the Special Servicer’s obligations under the Pooling and Servicing Agreement, and (B) identify any material deviations from (i) the Servicing Standard or (ii) the Special Servicer’s obligations under the Pooling and Servicing Agreement. Each Operating Advisor Annual Report will be required to comply with (x) the confidentiality requirements described in this prospectus regarding Privileged Information and as otherwise set forth in the Pooling and Servicing Agreement and (y) the requirements with respect to reports of the Operating Advisor set forth in Rule 7(b) of Regulation RR.

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The ability to perform the duties of the Operating Advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information required to be delivered to the Operating Advisor and the accuracy and the completeness of such information.

Replacement of the Special Servicer

If the Operating Advisor determines, in its sole discretion exercised in good faith, that (1) the Special Servicer has failed to comply with the Servicing Standard and (2) a replacement of the Special Servicer would be in the best interest of the Certificateholders and Uncertificated Interest Owners (as a collective whole), the Operating Advisor may recommend the replacement of the Special Servicer with respect to the applicable Serviced Loan(s) in the manner described under “—Termination of the Special Servicer Other Than in Connection With a Servicer Termination Event” above.

Operating Advisor Termination Events

The following constitute Operating Advisor termination events under the Pooling and Servicing Agreement (each, an “Operating Advisor Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)           any failure by the Operating Advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by the Trustee or to the Operating Advisor and the Trustee by the holders of Certificates having greater than 25% of the Voting Rights of all then outstanding Certificates; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Operating Advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)           any failure by the Operating Advisor to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Operating Advisor by any party to the Pooling and Servicing Agreement;

(c)           any failure by the Operating Advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days;

(d)           a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Operating Advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)           the Operating Advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Operating Advisor or of or relating to all or substantially all of its property; or

(f)            the Operating Advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of notice of the occurrence of any Operating Advisor Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and the Uncertificated VRR Interest Owners electronically by posting such notice on its internet website, unless the

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Certificate Administrator has received notice that such Operating Advisor Termination Event has been remedied. An Operating Advisor Termination Event may be waived by the Certificateholders evidencing not less than 66-2/3% of the Voting Rights of the Certificates.

Rights Upon Operating Advisor Termination Event

If an Operating Advisor Termination Event occurs, and in each and every such case, so long as such Operating Advisor Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of holders of Certificates evidencing at least 25% of the Voting Rights of each Class of Non-Reduced Certificates, will be required to, terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Operating Advisor.

As soon as practicable, but in no event later than 15 business days after (i) the Operating Advisor resigns (excluding circumstances where no successor Operating Advisor is required to be appointed) or (ii) the Trustee delivers such written notice of termination to the Operating Advisor, the Trustee will appoint a successor Operating Advisor that is an Eligible Operating Advisor, which successor Operating Advisor may be an affiliate of the Trustee. If the Trustee is the successor Master Servicer or the successor Special Servicer, neither the Trustee nor any of its affiliates will be the successor Operating Advisor. The Trustee will be required to provide written notice of the appointment of a successor Operating Advisor to the Special Servicer and the Operating Advisor within one business day of such appointment. Except as described below under “—Operating Advisor—Termination of the Operating Advisor Without Cause”, the appointment of a successor Operating Advisor will not be subject to the vote, consent or approval of the holder of any Class of Certificates. Upon any termination of the Operating Advisor and appointment of a successor to the Operating Advisor, the Trustee will be required to, as soon as possible, give written notice of the termination and appointment to the Special Servicer, the Master Servicer, the Certificate Administrator, the Certificateholders, the Uncertificated VRR Interest Owners, the Depositor, and each Directing Holder and Consulting Party. Notwithstanding the foregoing, if the Trustee is unable to find a successor Operating Advisor within 30 days of the termination of the Operating Advisor, the Depositor will be permitted to find a replacement. Unless and until a replacement Operating Advisor is appointed, no party will act as the Operating Advisor and the provisions in the Pooling and Servicing Agreement relating to consultation with respect to the Operating Advisor will not be applicable until a replacement Operating Advisor is appointed under the Pooling and Servicing Agreement.

Eligibility of Operating Advisor

The Operating Advisor is required to be at all times an Eligible Operating Advisor. “Eligible Operating Advisor” means an entity (i) that is the special servicer or operating advisor on a transaction rated by any of Moody’s, Fitch, KBRA, S&P and/or DBRS, Inc. (“DBRS Morningstar”), but has not been the special servicer or operating advisor on a transaction for which Moody’s, Fitch, KBRA, S&P and/or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor, as applicable, as the sole or material factor in such rating action, (ii) that (X) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (Y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets, (iii) that can and will make the representations and warranties set forth in the Pooling and Servicing Agreement, including to the effect that it possesses sufficient financial strength to fulfil its duties and responsibilities pursuant to the Pooling and Servicing Agreement over the life of the Issuing Entity, (iv) that is not (and is not affiliated (including Risk Retention Affiliated) with) the Depositor, the Trustee, the Certificate Administrator, the Master Servicer, the Special Servicer, any Mortgage Loan Seller, any Directing Holder, any Risk Retention Consultation Party, the Retaining Third Party Purchaser, any Consulting Party (other than the Operating Advisor) or a depositor, a trustee, a certificate administrator, a master servicer or a special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates), (v) that has not been paid any fees, compensation or other remuneration by any entity acting as Special Servicer or successor Special Servicer (X) in respect of its obligations under the Pooling and Servicing Agreement or (Y) for the recommendation of the replacement of the Special Servicer or the appointment of a successor Special Servicer to become the special servicer and (vi) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Uncertificated Interest, any Mortgage Loans,

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any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Operating Advisor or any fees to which it is entitled as Asset Representations Reviewer, if the Operating Advisor is acting in such capacity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of Non-Reduced Certificates evidencing not less than 15% of the Voting Rights of the Non-Reduced Certificates requesting a vote to terminate and replace the Operating Advisor with a proposed successor Operating Advisor that is an Eligible Operating Advisor, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide written notice of the requested vote to all Certificateholders and the Operating Advisor of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the Operating Advisor. Upon the affirmative vote of the holders of Certificates evidencing more than 50% of the Voting Rights allocable to the Non-Reduced Certificates of those holders that exercise their right to vote (provided that holders entitled to exercise at least 50% of the Voting Rights allocable to the Non-Reduced Certificates exercise their right to vote within 180 days of the initial request for a vote), the Trustee will terminate all of the rights and obligations of the Operating Advisor under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Operating Advisor, and the proposed successor Operating Advisor will be appointed. The Certificate Administrator will include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of Certificates may access such notices on the Certificate Administrator’s website and each Certificateholder and beneficial owner of Certificates may register to receive email notifications when such notices are posted on the website. The Certificate Administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting notices of such requests.

In the event that the Operating Advisor resigns or is terminated, it will remain entitled to receive all amounts accrued and owing to it under the Pooling and Servicing Agreement as described under “—Servicing and Other Compensation and Payment of Expenses” and any rights to indemnification arising out of events occurring prior to such resignation or termination.

Asset Status Reports

The Special Servicer will be required to prepare an asset status report that is consistent with the Servicing Standard upon the earlier of (x) within 60 days after the occurrence of a Servicing Transfer Event and (y) prior to taking action with respect to any Major Decision (or making a determination not to take action with respect to a Major Decision) with respect to a Specially Serviced Loan.

Each asset status report will be (i) delivered to the Operating Advisor (but only Final Asset Status Reports unless an Operating Advisor Consultation Trigger Event exists), any applicable Directing Holder, and any applicable Consulting Parties, and (ii) made available to the Rating Agencies. A summary of each Final Asset Status Report will be provided to the Certificate Administrator. If any applicable Directing Holder does not disapprove of a related asset status report within 10 business days of receipt, such Directing Holder will be deemed to have approved such asset status report and the Special Servicer will implement the recommended action as outlined in such asset status report; provided, however, that the Special Servicer may not take any actions that are contrary to applicable law, the Servicing Standard or the terms of the applicable Mortgage Loan documents. In addition, the applicable Directing Holder may object to any asset status report within 10 business days of receipt; provided, however, that, if the Special Servicer determines that emergency action is necessary to protect the related Mortgaged Property or the interests of the Certificateholders and the Uncertificated Interest Owners (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder), or if a failure to take any such action at such time would be inconsistent with the Servicing Standard, the Special Servicer may take actions with respect to the related Mortgaged Property before the expiration of the 10 business day period if the Special Servicer reasonably determines in accordance with the Servicing Standard that failure to take such actions before the expiration of the 10 business day period would materially and adversely affect the interest of the Certificateholders and the Uncertificated Interest Owners (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)), and the Special Servicer has made a reasonable effort to contact the applicable Directing Holder

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(during the period that such Directing Holder has approval rights). The foregoing will not relieve the Special Servicer of its duties to comply with the Servicing Standard.

If the applicable Directing Holder disapproves such asset status report within 10 business days of receipt and the Special Servicer has not made the affirmative determination described below, the Special Servicer will revise such asset status report as soon as practicable thereafter, but in no event later than 30 days after such disapproval. The Special Servicer will revise such asset status report until such Directing Holder fails to disapprove such revised asset status report as described above or until the Special Servicer makes a determination, consistent with the Servicing Standard, that such objection is not in the best interests of all the Certificateholders and Uncertificated Interest Owners (and, in the case of any Serviced Whole Loans, the related Serviced Companion Loan Holder(s)). If the applicable Directing Holder does not approve an asset status report within 60 business days from the first submission of an asset status report, the Special Servicer is required to take such action as directed by such Directing Holder, provided such action does not violate the Servicing Standard (or, if such action would violate the Servicing Standard, the Special Servicer is required to take such action as was reflected in the most recent asset status report prepared by the Special Servicer with respect to the subject Serviced Loan that is consistent with the Servicing Standard and such asset status report will be deemed a Final Asset Status Report).

Any applicable Consulting Party will be entitled to consult on a non-binding basis with the Special Servicer and propose alternative courses of action in respect of any asset status report. The Special Servicer will be obligated to consider such alternative courses of action and any other feedback provided by such Consulting Party. The Special Servicer may revise the asset status reports as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of any applicable Consulting Party.

The asset status report is not intended to replace or satisfy any specific consent or approval right which the applicable Directing Holder may have.

Notwithstanding the foregoing, the Special Servicer will not be permitted to follow any advice, direction or consultation provided by a Directing Holder or Consulting Party that would require or cause the Special Servicer to violate any applicable law, be inconsistent with the Servicing Standard, require or cause the Special Servicer to violate provisions of the Pooling and Servicing Agreement, require or cause the Special Servicer to violate the terms of any Serviced Loan or Serviced Whole Loan, expose any Certificateholder, any Uncertificated VRR Interest Owner or any party to the Pooling and Servicing Agreement or their affiliates officers, directors or agents to any claim, suit or liability, cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes, result in the imposition of “prohibited transaction” or “prohibited contribution” tax under the REMIC provisions of the Code, or materially expand the scope of the Special Servicer’s responsibilities under the Pooling and Servicing Agreement or any Co-Lender Agreement.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® Delinquent Loan Status Report and/or the CREFC® Loan Periodic Update File delivered by the Master Servicer for such Distribution Date, the Certificate Administrator will be required to determine if an Asset Review Trigger has occurred during the related Collection Period. If an Asset Review Trigger is determined to have occurred, the Certificate Administrator will be required to promptly provide notice to the Asset Representations Reviewer, the Master Servicer, the Special Servicer, all Certificateholders and the Uncertificated VRR Interest Owners by (i) posting a notice of its determination on its internet website and (ii) including in the distribution report on Form 10-D relating to the Collection Period in which the Asset Review Trigger occurred notice of its determination together with a description of the events that caused the Asset Review Trigger to occur. On each Distribution Date after providing such notice to Certificateholders and the Uncertificated VRR Interest Owners, the Certificate Administrator, based on information provided to it by the Master Servicer and/or the Special Servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within two (2)

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business days of such determination to the Master Servicer, the Special Servicer, the Operating Advisor and the Asset Representations Reviewer.

An “Asset Review Trigger” will occur when, as of the end of the applicable Collection Period, either (1) Mortgage Loans with an aggregate outstanding principal balance of 30.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity are Delinquent Loans, or (2) at least 15 Mortgage Loans are Delinquent Loans and the aggregate outstanding principal balance of such Delinquent Loans constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Mortgage Loans) held by the Issuing Entity.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of This Pool”. In particular, this pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represents a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the three (3) largest Mortgage Loans in the Mortgage Pool represent approximately 26.8% of the Initial Pool Balance. Given this mortgage pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the three (3) largest Mortgage Loans, in the case of this mortgage pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. As a result, the percentage based on outstanding principal balance in clause (1) of the definition of “Asset Review Trigger” was set to exceed the portion of the aggregate outstanding balance of the Mortgage Pool represented by the three (3) largest Mortgage Loans in the Mortgage Pool as of the Closing Date. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of “Asset Review Trigger”, could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if 15 Mortgage Loans are Delinquent Loans, assuming those Delinquent Loans represent at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans) held by the Issuing Entity as of the end of the applicable Collection Period.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Monthly Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. Notwithstanding the foregoing, a delinquency that would have existed but for a Payment Accommodation will not constitute a delinquency, for so long as the related borrower is complying with the terms of such Payment Accommodation.

While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which BMO was a sponsor in a public offering of CMBS with a securitization closing date on or after October 13, 2021 (which is the earliest securitization closing date for a public offering of CMBS as to which BMO was a sponsor), the highest percentage of mortgage loans (based on aggregate outstanding principal balance) in an individual CMBS transaction that were delinquent at least 60 days at the end of any reporting period between October 13, 2021 (which is the earliest securitization closing date for a public offering of CMBS as to which BMO was a sponsor) and March 31, 2022 was approximately 0.0%.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the Certificate Administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the Certificate Administrator will be required to promptly provide written notice of such direction to the Asset Representations Reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders regarding whether to authorize an Asset Review. In the event there is an affirmative vote to authorize an Asset Review by Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the Certificate Administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the Pooling and Servicing Agreement, the underwriters, the Mortgage Loan Sellers, the applicable Directing Holder, the Risk Retention

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Consultation Parties and the Certificateholders (such notice to Certificateholders to be effected by posting such notice its internet website). In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the Asset Representations Reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the Certificate Administrator has received an Asset Review Vote Election within 90 days after the filing of a Form 10-D reporting the occurrence of the events described in clauses (A) and (B) above, and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) of this sentence. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the Certificate Administrator in connection with administering such vote will be paid as an expense of the Issuing Entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of Certificates evidencing at least 5.0% of the Voting Rights.

Review Materials

Upon receipt of notice from the Certificate Administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”) with respect to a Delinquent Loan, the Custodian (with respect to clauses (i) – (v) below for all of the Mortgage Loans), the Master Servicer (with respect to clause (vi) below for Mortgage Loans that are non-Specially Serviced Loans) and the Special Servicer (with respect to clause (vi) below for Mortgage Loans that are Specially Serviced Loans) will be required to promptly (but (except with respect to clause (vi)) in no event later than 10 business days after receipt of such notice from the Certificate Administrator) provide the following materials for such Delinquent Loan, in each case to the extent in such party’s possession, to the Asset Representations Reviewer (collectively, with the Diligence Files posted to the secure data room by the Certificate Administrator, a copy of this prospectus, a copy of each related Mortgage Loan Purchase Agreement and a copy of the Pooling and Servicing Agreement, the “Review Materials”):

(i)	a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;
(ii)	a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;
(iii)	a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;
(iv)	a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;
(v)	a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and
(vi)	any other related documents that are required to be part of the Review Materials and requested to be delivered by the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans) to the Asset Representations Reviewer as described below under clause (a) of “—Asset Review”.

Notwithstanding the foregoing, the Mortgage Loan Seller will not be required to deliver any information that is proprietary to the Mortgage Loan Seller or any draft documents, privileged or internal communications, credit underwriting or due diligence analysis.

The Asset Representations Reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the Pooling and Servicing Agreement or the related Mortgage Loan Seller, and will do so only if such information can be independently verified (without unreasonable effort or expense

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to the Asset Representations Reviewer) and is determined by the Asset Representations Reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the Asset Representations Reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable Mortgage Loan Seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the Asset Representations Reviewer of its duties under the Pooling and Servicing Agreement in good faith subject to the express terms of the Pooling and Servicing Agreement. Except as otherwise expressly set forth in the Pooling and Servicing Agreement, all determinations or assumptions made by the Asset Representations Reviewer in connection with an Asset Review are required to be made in the Asset Representations Reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the Asset Representations Reviewer’s review, and the Asset Representations Reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The Asset Representations Reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

In connection with an Asset Review, the Asset Representations Reviewer will be required to comply with the following procedures with respect to each Delinquent Loan:

(a)       Within 10 business days after the date on which the Review Materials identified in clauses (i) through (v) of the definition of “Review Materials” have been received by the Asset Representations Reviewer with respect to such Delinquent Loan or in any event within 15 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, in the event that the Asset Representations Reviewer reasonably determines that any Review Materials made available or delivered to the Asset Representations Reviewer are missing any documents required to complete any Test for such Delinquent Loan, the Asset Representations Reviewer will be required to promptly notify (in the manner specified in the Pooling and Servicing Agreement) the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the Master Servicer or the Special Servicer, as applicable, promptly (but in no event later than 10 business days after receipt of notification from the Asset Representations Reviewer) deliver to the Asset Representations Reviewer such missing documents in its possession. In the event any missing documents are not provided by the Master Servicer or the Special Servicer, as applicable, within such 10-business day period, the Asset Representations Reviewer will be required to request such documents from the related Mortgage Loan Seller. The Mortgage Loan Seller will be required under the related Mortgage Loan Purchase Agreement, in accordance with its terms, to deliver any such missing documents only to the extent such documents are in the possession of the Mortgage Loan Seller.

(b)       Following the events in clause (a) above, and within 45 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, the Asset Representations Reviewer is required to prepare a preliminary report with respect to such Delinquent Loan setting forth (i) the preliminary results of the application of the Tests, (ii) if applicable, whether the Review Materials for such Delinquent Loan are insufficient to complete any Test, (iii) a list of any applicable missing

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documents together with the reasons why such missing documents are necessary to complete any Test, and (iv) (if the Asset Representations Reviewer has so concluded) whether the absence of such documents will be deemed to be a failure of such Test (collectively, the “Preliminary Asset Review Report”). The Asset Representations Reviewer will provide each Preliminary Asset Review Report to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), who will promptly, but in no event later within 10 business days of receipt thereof, provide the Preliminary Asset Review Report to the applicable Mortgage Loan Seller. If the Preliminary Asset Review Report indicates that any of the representations and warranties fails or is deemed to fail any Test, the applicable Mortgage Loan Seller will have 90 days from receipt of the Preliminary Asset Review Report (the “Cure/Contest Period”) to remedy or otherwise refute the failure. The applicable Mortgage Loan Seller will be required to provide any documents or any explanations to support (i) a conclusion that a subject representation and warranty has not failed a Test or (ii) a claim that any missing documents in the Review Materials are not required to complete a Test, in any such case to the Master Servicer (with respect to non-Specially Serviced Loans) or the Special Servicer (with respect to Specially Serviced Loans), and the Master Servicer or the Special Servicer, as applicable, will be required to promptly, but in no event later than 10 business days after receipt from the applicable Mortgage Loan Seller, deliver to the Asset Representations Reviewer any such documents or explanations received from the applicable Mortgage Loan Seller given to support a claim that the representation and warranty has not failed a Test or a claim that any missing documents in the Review Materials are not required to complete a Test.

(c)       Within the later of (x) 60 days after the date on which access to the secure data room is provided to the Asset Representations Reviewer by the Certificate Administrator, and (y) 10 business days after the expiration of the Cure/Contest Period, the Asset Representations Reviewer will be required to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the Asset Representations Reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review, together with a statement that the Asset Representations Reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”), to each party to the Pooling and Servicing Agreement, the related Mortgage Loan Seller and the Controlling Class Representative (if such Delinquent Loan is not an Excluded Mortgage Loan), and (ii) a summary of the Asset Representations Reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the Trustee and Certificate Administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the Pooling and Servicing Agreement and the applicable Mortgage Loan Seller(s), if the Asset Representations Reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Delinquent Loans and/or the Mortgaged Property or Mortgaged Properties. In addition, in the event that the Asset Representations Reviewer does not receive any documentation that it requested from the Master Servicer (with respect to non-Specially Serviced Loans), the Special Servicer (with respect to Specially Serviced Loans) or the applicable Mortgage Loan Seller in sufficient time to allow the Asset Representations Reviewer to complete its Asset Review and deliver an Asset Review Report, the Asset Representations Reviewer will be required to prepare the Asset Review Report solely based on the documents received by the Asset Representations Reviewer with respect to the related Delinquent Loan, and the Asset Representations Reviewer will have no responsibility to independently obtain any such documents from any party to the Pooling and Servicing Agreement or otherwise.

The Pooling and Servicing Agreement will require that the Certificate Administrator (i) include the Asset Review Report Summary in the distribution report on Form 10–D relating to the Collection Period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the Certificate Administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the Asset Representations Reviewer.

In no event will the Asset Representations Reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the Issuing Entity should enforce any rights it may have against the applicable Mortgage Loan Seller, which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement” below.

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Eligibility of Asset Representations Reviewer

The Asset Representations Reviewer will be required to represent and warrant in the Pooling and Servicing Agreement that it is an Eligible Asset Representations Reviewer. The Asset Representations Reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the Asset Representations Reviewer ceases to be an Eligible Asset Representations Reviewer, the Asset Representations Reviewer is required to immediately notify the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Operating Advisor, the Certificate Administrator and the applicable Directing Holder of such disqualification and if an Asset Representations Reviewer Termination Event occurs as a result, immediately resign under the Pooling and Servicing Agreement as described under the “—The Asset Representations Reviewer—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, KBRA, S&P or DBRS Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, KBRA, S&P or DBRS Morningstar has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with such special servicer, operating advisor or Asset Representations Reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the Asset Representations Reviewer set forth in the Pooling and Servicing Agreement, (iii) is not (and is not affiliated with) any Sponsor, any Mortgage Loan Seller, any originator, the Master Servicer, the Special Servicer, the Depositor, the Certificate Administrator, the Trustee, a Directing Holder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any Sponsor, any Mortgage Loan Seller, any underwriter, a Directing Holder, any Risk Retention Consultation Party, the Retaining Third Party Purchaser or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any Certificates, any Uncertificated Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the Pooling and Servicing Agreement relates, other than in fees from its role as Asset Representations Reviewer (or as Operating Advisor, if applicable) and except as otherwise set forth in the Pooling and Servicing Agreement.

Other Obligations of Asset Representations Reviewer

The Asset Representations Reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the Pooling and Servicing Agreement or any Sponsor under the Pooling and Servicing Agreement (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders and Uncertificated Interest Owners), other than (1) to the extent expressly required by the Pooling and Servicing Agreement in an Asset Review Report or otherwise, to the other parties to the Pooling and Servicing Agreement with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the Pooling and Servicing Agreement that receives such Privileged Information from the Asset Representations Reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the Special Servicer other than pursuant to a Privileged Information Exception.

Neither the Asset Representations Reviewer nor any of its affiliates may make any investment in any Class of Certificates or Uncertificated Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the Asset Representations Reviewer or (ii) investments by an affiliate of the Asset Representations Reviewer if the Asset Representations Reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the Asset Representations Reviewer under the Pooling and Servicing Agreement from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the Issuing Entity and the Asset Representations Reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

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Delegation of Asset Representations Reviewer’s Duties

The Asset Representations Reviewer may delegate its duties to agents or subcontractors in accordance with the Pooling and Servicing Agreement, however, the Asset Representations Reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the Pooling and Servicing Agreement without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the Asset Representations Reviewer alone were performing its obligations under the Pooling and Servicing Agreement.

Asset Representations Reviewer Termination Events

The following constitute Asset Representations Reviewer termination events under the Pooling and Servicing Agreement (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

●	any failure by the Asset Representations Reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the Pooling and Servicing Agreement, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the Asset Representations Reviewer by the Trustee or to the Asset Representations Reviewer and the Trustee by the holders of Certificates evidencing at least 25% of the Voting Rights; provided, however, that with respect to any such failure which is not curable within such 30-day period, the Asset Representations Reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the Trustee and the Certificate Administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;
●	any failure by the Asset Representations Reviewer to perform its obligations set forth in the Pooling and Servicing Agreement in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure is given to the Asset Representations Reviewer by any party to the Pooling and Servicing Agreement;
●	any failure by the Asset Representations Reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days;
●	a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the Asset Representations Reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;
●	the Asset Representations Reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the Asset Representations Reviewer or of or relating to all or substantially all of its property; or
●	the Asset Representations Reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the Certificate Administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the Certificate Administrator will be required to promptly provide written notice to all Certificateholders and Uncertificated Interest Owners electronically by posting such notice on its internet website and by mail, unless the Certificate Administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

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Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the Trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the Asset Representations Reviewer. The Asset Representations Reviewer is required to bear all reasonable costs and expenses of each other party to the Pooling and Servicing Agreement in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Appraisal Reduction Amounts) requesting a vote to terminate and replace the Asset Representations Reviewer with a proposed successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the Certificate Administrator of the reasonable fees and expenses to be incurred by the Certificate Administrator in connection with administering such vote, the Certificate Administrator will promptly provide notice of such requested vote to all Certificateholders and the Asset Representations Reviewer by posting such notice on its internet website, and by mailing such notice to all Certificateholders (at the addresses set forth in the certificate register) and the Asset Representations Reviewer. Upon the affirmative vote of the holders of Certificates evidencing at least 75% of the Voting Rights allocable to the Certificates of those holders that exercise their right to vote (provided that holders representing the Certificateholder Quorum exercise their right to vote within 180 days of the initial request for a vote), the Trustee will be required to terminate all of the rights and obligations of the Asset Representations Reviewer under the Pooling and Servicing Agreement (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the Asset Representations Reviewer, and the proposed successor Asset Representations Reviewer will be appointed. In the event that holders of the required Certificates elect to remove the Asset Representations Reviewer without cause and appoint a successor, the successor Asset Representations Reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The Asset Representations Reviewer may at any time resign by giving written notice to the other parties to the Pooling and Servicing Agreement. In addition, the Asset Representations Reviewer will at all times be an Eligible Asset Representations Reviewer, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer (and such failure results in an Asset Representations Reviewer Termination Event) by giving written notice to the other parties. Upon such notice of resignation, the Depositor will be required to promptly appoint a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. No resignation of the Asset Representations Reviewer will be effective until a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor Asset Representations Reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning Asset Representations Reviewer may petition any court of competent jurisdiction for the appointment of a successor Asset Representations Reviewer that is an Eligible Asset Representations Reviewer. The resigning Asset Representations Reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the Asset Representations Reviewer, and the Asset Representations Reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

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Repurchase Requests; Enforcement of Mortgage Loan Seller’s Obligations Under the Mortgage Loan Purchase Agreement

Repurchase Request Delivered by a Certificateholder

In the event that an Initial Requesting Certificateholder delivers a written request to a party to the Pooling and Servicing Agreement that a Mortgage Loan be repurchased by the applicable Mortgage Loan Seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the Enforcing Servicer, and the Enforcing Servicer will be required to promptly forward that Certificateholder Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner of a Certificate (in either case, other than a holder of the Class VRR Certificates) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan.

Repurchase Request Delivered by a Party to the Pooling and Servicing Agreement

In the event that any of the Depositor, the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Operating Advisor (solely in its capacity as Operating Advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or has knowledge of a Material Defect with respect to a Mortgage Loan, then such party will be required to deliver prompt written notice of such Material Defect, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “Pooling and Servicing Agreement Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a Pooling and Servicing Agreement Party Repurchase Request, a “Repurchase Request”), to the Enforcing Servicer and the Enforcing Servicer will be required to promptly forward such Pooling and Servicing Agreement Party Repurchase Request to the applicable Mortgage Loan Seller and each other party to the Pooling and Servicing Agreement.

Enforcement of the Mortgage Loan Seller’s Obligations by the Enforcing Servicer

Subject to the provisions described below under “—Dispute Resolution Provisions”, the Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the Issuing Entity against the related Mortgage Loan Seller with respect to each Repurchase Request. However, if a Resolution Failure occurs with respect to a Repurchase Request in respect of a Mortgage Loan, the provisions described below under “—Dispute Resolution Provisions—Resolution of a Repurchase Request” will apply.

The “Enforcing Servicer” means the Special Servicer.

The Enforcing Servicer will be required to enforce the obligations of the Mortgage Loan Sellers under the Mortgage Loan Purchase Agreements pursuant to the terms of the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreements. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable Mortgage Loan Purchase Agreement relating to the dispute resolutions as described under “—Dispute Resolution Provisions” below, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as Enforcing Servicer would require were it, in its individual capacity, the owner of the affected Mortgage Loan, and in accordance with the Servicing Standard.

Within 30 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the Enforcing Servicer will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the Enforcing Servicer determines that a Material Defect exists, the Enforcing Servicer will be required to enforce the obligations of the applicable Mortgage Loan Seller under the Mortgage Loan Purchase Agreement with respect to such Material Defect as discussed in the preceding paragraph, subject to the terms of the Mortgage Loan Purchase Agreement. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the Enforcing Servicer with respect to the enforcement of the obligations of a Mortgage Loan Seller under the applicable Mortgage Loan Purchase Agreement will be deemed to be Property Advances, to the extent not recovered from the Mortgage Loan Seller or the applicable Requesting Certificateholder and/or

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Consultation Requesting Certificateholder. See “The Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Resolution of a Repurchase Request

In the event a Repurchase Request is not Resolved within 180 days after the Mortgage Loan Seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below in this “—Resolution of a Repurchase Request” section will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related Mortgage Loan Seller in a commercially reasonable manner. “Resolved” means, with respect to a Repurchase Request, that (i) the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related Mortgage Loan Purchase Agreement, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related Mortgage Loan Purchase Agreement, (iv) the applicable Mortgage Loan Seller has made a Loss of Value Payment, (v) a contractually binding agreement has been entered into between the Enforcing Servicer, on behalf of the Issuing Entity, and the related Mortgage Loan Seller that settles the related Mortgage Loan Seller’s obligations under the related Mortgage Loan Purchase Agreement, or (vi) the related Mortgage Loan is no longer property of the Issuing Entity as a result of a sale or other disposition in accordance with the Pooling and Servicing Agreement. The fact that a Repurchase Request has been Resolved pursuant to clause (vi) above will not preclude the Enforcing Servicer from exercising any of its rights related to a Material Defect in the manner and timing otherwise set forth in the Pooling and Servicing Agreement, in the related Mortgage Loan Purchase Agreement or as provided by law.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the Pooling and Servicing Agreement), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the Certificate Administrator who will make such notice available to all other Certificateholders, Certificate Owners and the Uncertificated VRR Interest Owners (by posting such notice on the Certificate Administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable Mortgage Loan Seller with respect to the Repurchase Request, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related Mortgage Loan Seller with respect to the Repurchase Request but a Requesting Certificateholder does not agree with the course of action selected by the Enforcing Servicer, and, in the case of clause (a) or (b), a Requesting Certificateholder wishes to exercise its right to refer the matter to mediation (including non-binding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, then a Requesting Certificateholder may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice was posted on the Certificate Administrator’s website (the 30th day following the date of posting, the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration.

In addition, any Certificateholder or Certificate Owner may deliver, prior to the Dispute Resolution Cut-off Date, a written notice (a “Consultation Election Notice”) requesting the right to participate in any Dispute Resolution Consultation (as defined below) that is conducted by the Enforcing Servicer following the Enforcing Servicer’s receipt of a Preliminary Dispute Resolution Election Notice as provided below.

A “Requesting Certificateholder” means (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than a holder of the Class VRR Certificates) that, in each case, is exercising its rights under this “—Dispute Resolution” section to refer a matter involving a Repurchase Request to either mediation or arbitration.

A “Consultation Requesting Certificateholder” means any Certificateholder or Certificate Owner that timely delivers a Consultation Election Notice.

A “Dispute Resolution Requesting Holder” means either a Requesting Certificateholder or a Consultation Requesting Certificateholder, as applicable.

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The “Enforcing Party” means, in connection with a Repurchase Request, (i) in the event one or more Dispute Resolution Requesting Holders has delivered a Final Dispute Resolution Election Notice with respect thereto pursuant to the terms of the Pooling and Servicing Agreement, with respect to the mediation or arbitration that arises out of such Final Dispute Resolution Election Notice, such Dispute Resolution Requesting Holder(s), or (ii) in all other cases, the Enforcing Servicer.

If no Requesting Certificateholder delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder or applicable Consulting Party.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from a Requesting Certificateholder, the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including non-binding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request and with any Consultation Requesting Certificateholder (the “Dispute Resolution Consultation”) so that each such Dispute Resolution Requesting Holder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Dispute Resolution Requesting Holder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action, including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller, subject to any consent or consultation rights of the applicable Directing Holder.

If a Dispute Resolution Requesting Holder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Dispute Resolution Requesting Holder will become the Enforcing Party and must promptly submit the matter to mediation (including non-binding arbitration) or arbitration. If there is more than one Dispute Resolution Requesting Holder that timely delivers a Final Dispute Resolution Election Notice, then such Dispute Resolution Requesting Holders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Dispute Resolution Requesting Holders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including non-binding arbitration) or arbitration). If, however, no Dispute Resolution Requesting Holder commences arbitration or mediation pursuant to the terms of the Pooling and Servicing Agreement within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of any Dispute Resolution Requesting Holder to act as the Enforcing Party will terminate and no Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the Pooling and Servicing Agreement and related Mortgage Loan Purchase Agreement; provided, however, that such Material Defect will not be deemed waived with respect to the Enforcing Servicer to the extent there is a material change from the facts and circumstances known to it at the time when the Proposed Course of Action Notice was delivered by the Enforcing Servicer, and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the Issuing Entity’s rights against the related Mortgage Loan Seller.

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Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will be the sole party entitled to enforce the Issuing Entity’s rights against the related Mortgage Loan Seller, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the Uncertificated VRR Interest Owners to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Dispute Resolution Requesting Holder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the Issuing Entity, will remain a party to any proceedings against the related Mortgage Loan Seller as further described below. For the avoidance of doubt, none of the Depositor, the Mortgage Loan Sellers or any of their respective affiliates will be entitled to be a Dispute Resolution Requesting Holder or otherwise vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolutions Provisions” heading.

The Dispute Resolution Requesting Holders are entitled to elect either mediation or arbitration with respect to a Repurchase Request in their sole discretion; provided, however, no Dispute Resolution Requesting Holder may elect to then utilize the alternative method in the event that the initial method is unsuccessful, and no other Certificateholder, Certificate Owner or Uncertificated VRR Interest Owner may elect either arbitration or mediation in the event a mediation or arbitration is undertaken with respect to such Repurchase Request.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including non-binding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the applicable Mortgage Loan Seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the Mortgage Loan Purchase Agreement and Pooling and Servicing Agreement, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the Dispute Resolution Requesting Holder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Dispute Resolution Requesting Holder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the Pooling and Servicing Agreement to contain an acknowledgment that the Issuing Entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Controlling Class Representative (provided that no Consultation Termination Event has occurred and is continuing and an Excluded Mortgage Loan is not involved), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the Issuing Entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Dispute Resolution Requesting Holder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s

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decision or the agreement reached in mediation, neither the Issuing Entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Dispute Resolution Requesting Holder.

The Issuing Entity (or the Enforcing Servicer or a trustee, acting on its behalf), the Depositor or any Mortgage Loan Seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders and Certificate Owners will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Dispute Resolution Requesting Holder to refer a Repurchase Request to mediation or arbitration or to participate in such mediation or arbitration affect in any manner the ability of the Special Servicer to perform its obligations with respect to a Specially Serviced Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of the Controlling Class Representative if and for as long as it is the applicable Directing Holder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Rating Agency Confirmations

The Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents or other provisions of the Pooling and Servicing Agreement, if any action under the Serviced Mortgage Loan documents or the Pooling and Servicing Agreement requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmation has made a request to any Rating Agency for such Rating Agency Confirmation and if, within 10 business days of such request being posted to the Rule 17g-5 website established under the Pooling and Servicing Agreement, any Rating Agency has not granted such request, rejected such request or provided a Rating Agency Declination (as defined below), then (i) such Requesting Party will be required to promptly request the related Rating Agency Confirmation again and (ii) if there is no response to such second Rating Agency Confirmation request from the applicable Rating Agency within five business days of such second request, whether in the form of granting or rejecting such Rating Agency Confirmation request or providing a Rating Agency Declination, then:

(x)       with respect to any condition in any Serviced Loan document requiring a Rating Agency Confirmation or any other matter under the Pooling and Servicing Agreement relating to the servicing of the Serviced Mortgage Loans (other than as set forth in clause (y) or (z) below), the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable) will be required to determine (with the consent of the applicable Directing Holder (but only in the case of actions that would otherwise be Major Decisions), which consent will be pursued by the Special Servicer and deemed given if such Directing Holder does not respond within seven business days of receipt of a request from the Special Servicer to consent to the Requesting Party’s determination), in accordance with its duties under the Pooling and Servicing Agreement and in accordance with the Servicing Standard, whether or not such action would be in accordance with the Servicing Standard, and if the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer or the Special Servicer, as applicable) makes such determination, then the requirement for a Rating Agency Confirmation will not apply (provided, however, with respect to defeasance, release or substitution of any collateral relating to any Serviced Mortgage Loan, any applicable Rating Agency Confirmation requirement in the Serviced Loan documents will not apply, even without the determination referred to in this clause (x) by the Requesting Party (or, if the Requesting Party is the related borrower, then the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with

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respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable); provided, that the Master Servicer (with respect to non-Specially Serviced Loans if the subject action is not a Major Decision or a Special Servicer Decision or the Master Servicer is processing a Major Decision or a Special Servicer Decision) or the Special Servicer (with respect to Specially Serviced Loans and REO Properties and with respect to non-Specially Serviced Loans if the subject action is a Major Decision or a Special Servicer Decision processed by the Special Servicer), as applicable, will in any event review the other conditions required under the related Serviced Loan documents with respect to such defeasance, release or substitution and confirm to its satisfaction in accordance with the Servicing Standard that such conditions (other than the requirement for a Rating Agency Confirmation) have been satisfied);

(y)       with respect to a replacement of the Master Servicer or the Special Servicer, such condition will be considered satisfied if:

(1)	the applicable replacement master servicer has a master servicer rating of at least “CMS3” from Fitch or the applicable replacement special servicer has a special servicer rating of at least “CSS3” from Fitch, if Fitch is the non-responding Rating Agency;
(2)	KBRA has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if KBRA is the non-responding Rating Agency; and
(3)	(a) the applicable replacement master servicer or special servicer, as applicable, has confirmed in writing that it was appointed to act, and as of the date of determination is acting, as the master servicer or special servicer, as applicable, on a transaction level basis with respect to a CMBS transaction as to which Moody’s rated one or more classes of securities and one or more of such classes of securities are still outstanding and rated by Moody’s and (b) Moody’s has not cited servicing concerns of the applicable replacement master servicer or special servicer, as applicable, as the sole or material factor in any qualification, downgrade or withdrawal (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of the ratings of securities in any other CMBS transaction serviced by the applicable servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency; and

(z)       with respect to a replacement or successor of the Operating Advisor, such condition will be deemed to be waived with respect to any non-responding Rating Agency so long as such Rating Agency has not cited concerns regarding the replacement operating advisor as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other CMBS transaction with respect to which the replacement operating advisor acts as trust advisor or operating advisor prior to the time of determination.

For all other matters or actions (a) not specifically discussed above in clauses (x), (y), or (z) above, and (b) that are not the subject of a Rating Agency Declination, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the Master Servicer or the Special Servicer in accordance with the procedures discussed above.

“Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any Class of Certificates (if then rated by the Rating Agency); provided that upon receipt of a written waiver or acknowledgment from any applicable Rating Agency indicating its decision not to review or declining to review the matter for which the Rating Agency Confirmation is sought (such written notice, a “Rating Agency Declination”), the requirement to receive a Rating Agency Confirmation from the applicable Rating Agency with respect to such matter will be deemed to have been satisfied.

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In addition, the Pooling and Servicing Agreement will provide that, notwithstanding the terms of the related Serviced Mortgage Loan documents, the other provisions of the Pooling and Servicing Agreement or the related Co-Lender Agreement, with respect to any Serviced Companion Loan Securities, if any action relating to the servicing and administration of the related Serviced Loan or any related REO Property (including but not limited to the replacement of the Master Servicer, the Special Servicer or a sub-servicer) requires delivery of a Rating Agency Confirmation as a condition precedent to such action pursuant to the Pooling and Servicing Agreement, then such action will also require delivery of a rating agency confirmation as a condition precedent to such action from each rating agency that was or will be engaged by a party to the securitization of the Serviced Companion Loan to assign a rating to such Serviced Companion Loan Securities. The requirement to obtain a rating agency confirmation with respect to any Serviced Companion Loan Securities will be subject to, and will be permitted to be waived by the Master Servicer and the Special Servicer on, and will be deemed not to apply on, the same terms and conditions applicable to obtaining Rating Agency Confirmations, as described above and in the Pooling and Servicing Agreement.

Termination; Retirement of Certificates

The obligations created by the Pooling and Servicing Agreement will terminate upon payment (or provision for payment) to all Certificateholders and Uncertificated Interest Owners of all amounts held by the Certificate Administrator and required to be paid following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property, (2) the voluntary exchange of all the then outstanding Regular Certificates and Uncertificated Interests as described below under “—Optional Termination; Optional Mortgage Loan Purchase” or (3) the purchase or other liquidation of all of the assets of the Issuing Entity as described under “—Optional Termination; Optional Mortgage Loan Purchase” below. Written notice of termination of the Pooling and Servicing Agreement will be given by the Certificate Administrator to each Certificateholder, each Rating Agency and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider's website), and the final distribution will be made only upon surrender and cancellation of the applicable Certificates and cancellation of the Uncertificated VRR Interest at the office of the certificate registrar or other location specified in the notice of termination.

Optional Termination; Optional Mortgage Loan Purchase

The holders of the Controlling Class representing greater than 50% of the Certificate Balance of the Controlling Class, and if the Controlling Class does not exercise its option, the Special Servicer and, if the Special Servicer does not exercise its option, the Master Servicer and, if none of the Controlling Class Certificateholders, the Special Servicer or the Master Servicer exercises its option, the holders of the Class R Certificates, representing greater than a 50% Percentage Interest of the Class R Certificates, will have the option to purchase all of the Mortgage Loans (in the case of any Serviced Whole Loans, subject to certain rights of the related Serviced Companion Loan Holder provided for in the related Co-Lender Agreement) and all property acquired in respect of any Mortgage Loan remaining in the Issuing Entity, and thereby effect termination of the Issuing Entity and early retirement of the then outstanding Certificates and the Uncertificated Interests, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans (including REO Mortgage Loans) remaining in the Issuing Entity is less than 1% of the aggregate Stated Principal Balance of the pool of Mortgage Loans as of the Cut-off Date. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to (i) the sum of (A) the Termination Purchase Amount and (B) the reasonable out-of-pocket expenses of the Master Servicer (unless the Master Servicer is the purchaser of such Mortgage Loans), the Special Servicer (unless the Special Servicer is the purchaser of such Mortgage Loans), the Trustee and the Certificate Administrator, as applicable, with respect to such termination, minus (ii) solely in the case where the Master Servicer or the Special Servicer is effecting such purchase, the aggregate amount of unreimbursed Advances, if any, made by the purchasing Master Servicer or Special Servicer, together with any interest accrued and payable to the purchasing Master Servicer or Special Servicer, as applicable, in respect of such Advances and any unpaid Servicing Fees or Special Servicing Fees, as applicable, remaining outstanding (which items will be deemed to have been paid or reimbursed to the purchasing Master Servicer or Special Servicer, as applicable, in connection with such purchase). We cannot assure you that payment of the Certificate Balance, if any, of each outstanding Class of Certificates plus accrued interest would be made in full in the event of such a termination of the Issuing Entity.

The “Termination Purchase Amount” will equal the sum of (1) the aggregate Repurchase Price (excluding the amount described in clause (vii) of the definition of “Repurchase Price”) of all the Mortgage Loans (exclusive of any successor REO Mortgage Loans) included in the Issuing Entity and (2) the appraised value of the Issuing Entity’s

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portion of each REO Property, if any, included in the Issuing Entity, as determined by the Special Servicer (the relevant appraisals for purposes of this clause (2) to be obtained by the Special Servicer and prepared by an Appraiser in accordance with MAI standards).

The Issuing Entity may also be terminated upon the exchange of all then outstanding Certificates (excluding the Class R Certificates) and the Uncertificated Interests for the Mortgage Loans and each REO Property (or interests in the Mortgage Loans and each REO Property) remaining in the Issuing Entity at any time the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E Certificates and the Notional Amounts of the Class X-A and Class X-D Certificates have been reduced to zero and the Master Servicer is paid a fee specified in the Pooling and Servicing Agreement, but all the holders of such Classes of outstanding Regular Certificates would have to voluntarily participate in such exchange.

Servicing of the Outside Serviced Mortgage Loans

General

The Outside Serviced Mortgage Loans (including any Servicing Shift Mortgage Loan that becomes an Outside Serviced Mortgage Loan) will be serviced and administered pursuant to a servicing agreement for the securitization of one or more related Companion Loans. The identity of, and certain other items of information regarding, the Mortgage Loans that will be (or, with respect to the Servicing Shift Mortgage Loans, are expected to become) Outside Serviced Mortgage Loans are set forth in the table titled “Outside Serviced Mortgage Loans Summary” under “Summary of Terms—Relevant Parties—Outside Servicers, Outside Special Servicers, Outside Trustees and Outside Custodians”.

Each Outside Serviced Mortgage Loan, and any related REO Property, will be serviced under the applicable Outside Servicing Agreement. Accordingly, the applicable Outside Servicer will generally make property protection advances and remit collections on the respective Outside Serviced Mortgage Loan to or on behalf of the Issuing Entity. However, the Master Servicer will generally be obligated to compile reports that include information on the Outside Serviced Mortgage Loans, and make P&I Advances with respect to the Outside Serviced Mortgage Loans, subject to any non-recoverability determination. Each Outside Servicing Agreement will (or, if the terms thereof are not yet definitively known, is expected to) address similar servicing matters (and, subject to the discussion below, in a substantially similar manner) as the Pooling and Servicing Agreement, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the applicable Mortgaged Property; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the applicable Mortgage Loan(s); servicing reports; servicer liability and indemnification; servicer resignation rights; servicer termination events and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. However, the servicing arrangements under each Outside Servicing Agreement will differ (or, if not yet definitively known, are expected to differ) in certain respects from the servicing arrangements under the Pooling and Servicing Agreement, including as regards one or more of the following: timing; control or consultation triggers or thresholds; terminology; allocation of ministerial duties between multiple servicers or other service providers; certificateholder or investor voting or consent thresholds; master servicer and special servicer termination events; rating requirements for servicers, trustees and other service providers, as well as for eligible accounts and permitted investments; and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

Specified Servicing Matters

With respect to those Mortgage Loans that, as of the Closing Date, will be Outside Serviced Mortgage Loans, subject to any exceptions set forth below the respective Outside Servicing Agreements provide (or, in the case of any such Outside Servicing Agreements as to which the related terms thereof are not definitively known, are expected to provide) generally to the following effect:

●	Although payments and other collections on an Outside Serviced Mortgage Loan may initially be deposited into a clearing account and commingled with the related Outside Servicer’s own funds or
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funds related to other mortgage loans serviced by such related Outside Servicer, the related Outside Servicing Agreement will provide for a separate account or sub-account in which payments and other collections on the related Outside Serviced Whole Loan are to be deposited and maintained by the related Outside Servicer pending remittance to the related Outside Certificate Administrator, the holder of such Outside Serviced Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the Outside Special Servicer for each Outside Serviced Whole Loan is to establish and maintain a separate account or sub-account with respect to any REO Property acquired with respect to such Outside Serviced Whole Loan; provided, however, that the related Outside Servicing Agreement may not require the related Outside Special Servicer to establish and maintain a separate account with respect to REO Property acquired with respect to each such Outside Serviced Whole Loan.

●	The Outside Servicer for each Outside Serviced Mortgage Loan will earn a primary servicing fee calculated at the per annum rate described under “—Servicing and Other Compensation and Payment of Expenses—Fees and Expenses” above with respect to such Outside Serviced Mortgage Loan.
●	The liquidation fee, the special servicing fee and the workout fee with respect to each Outside Serviced Mortgage Loan will be calculated in a manner similar (although not identical) to the manner in which the corresponding fees are calculated under the Pooling and Servicing Agreement and, in any event, are generally payable at the rates or in the amounts described under “—Servicing and Other Compensation and Payment of Expenses” in this prospectus.
●	No party to any Outside Servicing Agreement will be obligated to make P&I Advances with respect to the related Outside Serviced Mortgage Loan.
●	The related Outside Servicer will be obligated to make property protection advances with respect to each Outside Serviced Whole Loan. The related Outside Servicer will be entitled to be reimbursed for any such property protection advances (with interest thereon at a prime rate), first (after reimbursement from collections on, and proceeds of, any related Subordinate Companion Loan(s) (if any)), from collections on, and proceeds of, the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s), on a pro rata and pari passu basis (based on each such loan’s outstanding principal balance), and then if the related Outside Servicer determines that a property protection advance it made with respect to the subject Outside Serviced Whole Loan or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on all the Mortgage Loans, from general collections on the mortgage loans included in the trust fund created under the related Outside Servicing Agreement and from general collections on the mortgage loans included in any other securitization of a related Pari Passu Companion Loan, on a pro rata basis (based on the respective outstanding principal balances of the related Outside Serviced Mortgage Loan and the related Pari Passu Companion Loan(s)).
●	The related Outside Servicing Agreement may vary from the Pooling and Servicing Agreement as regards the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset compensation, (ii) pay master servicing compensation and (iii) pay special servicing compensation, and in any event such items will not be passed through to the Issuing Entity. The extent to which any such items collected on any Outside Serviced Whole Loan will, in turn, be applied to cover or offset expenses may be materially less under the related Outside Servicing Agreement than would have been the case under the Pooling and Servicing Agreement.
●	With respect to each Outside Serviced Whole Loan, provided that the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement, the related Outside Controlling Class Representative will generally have the right to terminate the related Outside Special Servicer, with or without cause, and appoint a successor thereto that meets the requirements of the related Outside Servicing Agreement; provided, that, in the case of a Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right will instead belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan.
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●	With respect to each Outside Serviced Whole Loan, after the occurrence and during the continuance of the equivalent of a Control Termination Event under the related Outside Servicing Agreement, at the written direction or affirmative vote of holders of the applicable classes of certificates (evidencing the requisite percentage of voting rights) issued under the related Outside Servicing Agreement, the related Outside Special Servicer may be replaced. Notwithstanding the foregoing, in the case of certain Outside Serviced Whole Loans, the related Outside Special Servicer may be replaced by the holders of the applicable certificates (evidencing the requisite percentage of voting rights) based on the recommendation of the related Outside Operating Advisor at any time. Also notwithstanding the foregoing, in the case of any Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such termination right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan.
●	If an Outside Serviced Mortgage Loan becomes a defaulted loan, then (subject to, in each case if and when applicable, the consent and/or consultation rights of the related Outside Controlling Class Representative, the related Outside Operating Advisor (if any), the holder of such Outside Serviced Mortgage Loan and/or the holder of any related Companion Loan not included in the trust fund created under the related Outside Servicing Agreement) the related Outside Special Servicer will be required to take one of the following actions in response: (i) foreclose upon or otherwise comparably convert ownership of the related Mortgaged Property; (ii) negotiate a workout with the related borrower, which may include a modification, waiver or amendment of the related Outside Serviced Whole Loan that affects the timing and/or amount of payments on such Outside Serviced Mortgage Loan; or (iii) sell such Outside Serviced Mortgage Loan and the related Companion Loan(s) as notes evidencing one whole loan in accordance with the terms of the related Outside Servicing Agreement and the related Co-Lender Agreement.
●	With respect to each Outside Serviced Whole Loan, the related Outside Controlling Class Representative will generally have the right under the related Outside Servicing Agreement to approve (so long as the equivalent of a Control Termination Event does not exist under the related Outside Servicing Agreement) or consult (if the equivalent of a Control Termination Event does exist, but the equivalent of a Consultation Termination Event does not exist, under the related Outside Servicing Agreement) regarding the implementation of any asset status report and the taking of certain material servicing decisions (which are likely to vary to some extent from Major Decisions under the Pooling and Servicing Agreement); provided that, in the case of any Whole Loan with one or more Subordinate Companion Loans held outside the related lead securitization, such approval right may belong to the specified holder(s) of the related Subordinate Companion Loan(s) so long as no “control appraisal period” (or analogous term) is in effect with respect to such Whole Loan.
●	The actions that the related Outside Servicer is permitted to take with respect to an Outside Serviced Whole Loan without obtaining the consent of the related Outside Special Servicer under the related Outside Servicing Agreement will likely differ to some extent from the actions that the Master Servicer is permitted to take with respect to Serviced Loans without obtaining the consent of the Special Servicer under the Pooling and Servicing Agreement.
●	The Mortgaged Property securing each Outside Serviced Whole Loan will be subject to inspection (A) at least once per calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance of $2,000,000 or more or (b) at least once every other calendar year with respect to any Outside Serviced Whole Loan with a stated principal balance less than $2,000,000 in a manner substantially similar to that under the Pooling and Servicing Agreement.
●	The requirement of the related Outside Servicer to make compensating interest payments in respect of each Outside Serviced Mortgage Loan will be substantially similar (although such payments may be calculated by reference to a different servicing fee rate) to the requirement of the Master Servicer to make Compensating Interest Payments in respect of the Serviced Companion Loans under the Pooling and Servicing Agreement, provided that, certain Outside Servicing Agreements may not require the related Outside Servicer to make Compensating Interest Payments.
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●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and Outside Special Servicer (a) will have rights related to resignation substantially similar to those of the Master Servicer and the Special Servicer under the Pooling and Servicing Agreement and (b) will be subject to servicer termination events substantially similar to those in the Pooling and Servicing Agreement, as well as the rights related thereto.
●	With respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will be liable in accordance with the related Outside Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, with respect to each Outside Serviced Mortgage Loan, each of the related Outside Servicer and the related Outside Special Servicer will, in general, not be liable for any action taken or for refraining from the taking of any action in good faith pursuant to the related Outside Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Outside Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Outside Servicing Agreement.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization involves the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement may provide for one or more “risk retention consultation parties” with certain consultation rights.
●	With respect to each Outside Serviced Mortgage Loan as to which the related Outside Securitization does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Outside Servicing Agreement does not provide for any “risk retention consultation party”.
●	Appraisal reduction amounts in respect of the related Outside Serviced Mortgage Loan will be calculated by the related Outside Special Servicer under the related Outside Servicing Agreement in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the Pooling and Servicing Agreement in respect of Serviced Mortgage Loans; provided that, In the case of the 111 River Street Whole Loan, the BMO 2022-C1 PSA provides that the loan-specific controlling class representative for the certificates backed by the 111 River Street Subordinate Companion Loan will have the right to post cash or a letter of credit in respect of all or some portion of an appraisal reduction amount for purposes of the preventing the occurrence of a 111 River Street Control Appraisal Period.

The trust fund created under each Outside Servicing Agreement, together with the related Outside Servicer, the related Outside Special Servicer and various other parties to such Outside Servicing Agreement and certain related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such party in connection with the related Outside Serviced Whole Loan, all in accordance with the terms and conditions of the related Co-Lender Agreement.

For further information, see the discussion of each Outside Serviced Whole Loan under “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

Prospective investors are encouraged to review the full provisions of each Outside Servicing Agreement, which is available (or, if applicable, is expected to be available following the closing of the related commercial mortgage securitization) either: (a) online at www.sec.gov; or (b) by requesting a copy from the underwriters.

Servicing Shift Mortgage Loans

The servicing of a Servicing Shift Whole Loan is expected to be governed by the Pooling and Servicing Agreement only temporarily, until the securitization of the related Controlling Pari Passu Companion Loan. Thereafter, such Servicing Shift Whole Loan will be serviced by the related Outside Servicer and, if and to the extent necessary, the related Outside Special Servicer under and pursuant to the terms of the related Outside Servicing Agreement governing such future securitization. Although the related Co-Lender Agreement imposes some requirements regarding the terms of the related Outside Servicing Agreement governing such future securitization,

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the securitization to which the related Controlling Pari Passu Companion Loan is to be contributed has not been determined, and accordingly, the servicing terms of such future Outside Servicing Agreement are unknown. There are no Servicing Shift Whole loans with respect to the Mortgage Pool. See “Description of the Mortgage Pool—The Whole Loans”.

Related Provisions of the Pooling and Servicing Agreement

With respect to each Outside Serviced Mortgage Loan, the Pooling and Servicing Agreement will provide that:

●	The Master Servicer, the Special Servicer, the Operating Advisor, the Certificate Administrator and the Trustee will have no obligation or authority under the Pooling and Servicing Agreement to (a) supervise the applicable Outside Servicer, the applicable Outside Special Servicer, the applicable Outside Trustee or any other party to the applicable Outside Servicing Agreement or (b) make Property Advances with respect to such Outside Serviced Mortgage Loan. Any obligation of the Master Servicer to provide information to the Trustee or any other person with respect to the Outside Serviced Mortgage Loans is dependent on their receipt of the corresponding information from the applicable Outside Servicer or the applicable Outside Special Servicer.
●	If a party to the applicable Outside Servicing Agreement requests the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator or the Custodian to consent to, or consult with respect to, a modification, waiver or amendment of, or other loan-level action related to, the applicable Outside Serviced Mortgage Loan (except a modification, waiver or amendment of the applicable Outside Servicing Agreement or the related Co-Lender Agreement), then the party that receives such request will be required (but in the case of the Master Servicer subject to the limitation that it will only be required to deliver any such request to the Special Servicer) to promptly deliver a copy of such request to the Controlling Class Representative (if no Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing and such Controlling Class Representative is entitled to consent or consult, as applicable, under the related Co-Lender Agreement) or to the Special Servicer (if a Control Termination Event (in the case of consent rights) or Consultation Termination Event (in the case of consultation rights) has occurred and is continuing or the Controlling Class Representative is not entitled to consent or consult, as applicable, under the related Co-Lender Agreement), as applicable, and the Controlling Class Representative or the Special Servicer, as applicable, will be entitled to exercise any such consent and/or consultation right; provided, that after the occurrence and during the continuance of an Operating Advisor Consultation Trigger Event, any such consultation rights will be exercised by the Special Servicer or the Controlling Class Representative, as applicable, jointly with the Operating Advisor (but, in the case of the Operating Advisor, only with respect to matters similar to Major Decisions); and provided further, that if the applicable Outside Serviced Mortgage Loan were serviced under the Pooling and Servicing Agreement and such action would not be permitted without Rating Agency Confirmation, then the Controlling Class Representative or the Special Servicer, as applicable, will not be permitted to exercise such consent right without first having obtained or received such Rating Agency Confirmation (payable at the expense of the party requesting such consent or approval if such requesting party is a Certificateholder, an Uncertificated Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise from the Collection Account).
●	If the Trustee receives a request (and, if the Master Servicer, the Special Servicer or the Certificate Administrator receives such request, such party will be required to promptly forward such request to the Trustee) from any party to the applicable Outside Servicing Agreement for consent to or approval of a modification, waiver or amendment of the applicable Outside Servicing Agreement and/or the related Co-Lender Agreement, or the adoption of any servicing agreement that is the successor to and/or in replacement of the applicable Outside Servicing Agreement in effect as of the Closing Date or a change in servicer under the applicable Outside Servicing Agreement, then the Trustee will grant such consent or approval if (a) the Trustee has received a prior Rating Agency Confirmation from each Rating Agency (payable at the expense of the party making such request for consent or approval to the Trustee, if such requesting party is a Certificateholder, an Uncertificated Interest Owner or a party to the Pooling and Servicing Agreement, and otherwise payable from the Collection Account) with respect to such consent or approval, and (b) unless a Control Termination Event has occurred and is continuing,
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the Trustee has obtained the consent of the Controlling Class Representative prior to granting any such consent.

●	If the Trustee, Certificate Administrator or Custodian receives notice of a termination event under the applicable Outside Servicing Agreement, then the Trustee, Certificate Administrator or Custodian, as applicable, will be required to notify the Master Servicer, and the Master Servicer will be required to act in accordance with the instructions of (prior to the occurrence of a Control Termination Event) the Controlling Class Representative in accordance with the applicable Outside Servicing Agreement with respect to such termination event (provided that the Master Servicer will only be required to comply with such instructions if such instructions are in accordance with the applicable Outside Servicing Agreement and not inconsistent with the Pooling and Servicing Agreement); provided that, if such instructions are not provided within the time period specified in the Pooling and Servicing Agreement or if a Control Termination Event exists or if the Master Servicer is not permitted by the applicable Outside Servicing Agreement to follow such instructions, then the Master Servicer will be required to take such action or inaction (to the extent permitted by the applicable Outside Servicing Agreement), as directed by Certificateholders evidencing at least 25% of the aggregate of all Voting Rights within a reasonable period of time that does not exceed such response time as is afforded under the applicable Outside Servicing Agreement. Subject to the foregoing, during the continuation of any termination event with respect to the related Outside Servicer or Outside Special Servicer under the applicable Outside Servicing Agreement, each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have the right (but not the obligation) to take all actions to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Trust (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith). The reasonable costs and expenses incurred by the Master Servicer, the Special Servicer, the Certificate Administrator or the Trustee in connection with such enforcement will be paid by the Master Servicer out of the Collection Account.
●	Each of the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will be required to reasonably cooperate with the Master Servicer, the Special Servicer or the Controlling Class Representative (if no Control Termination Event exists), as applicable, to facilitate the exercise by such party of any consent or approval rights set forth in the Pooling and Servicing Agreement with respect to an Outside Serviced Mortgage Loan; provided, however, the Trustee, the Certificate Administrator, the Master Servicer and the Special Servicer will have no right or obligation to exercise any consent or consultation rights or obtain a Rating Agency Confirmation on behalf of the Controlling Class Representative.

Use of Proceeds

The Depositor expects to receive from this offering approximately [__]% of the aggregate principal balance of the Offered Certificates, plus accrued interest from July 1, 2022, before deducting expenses payable by the Depositor. Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates and the Uncertificated Interests not being offered by this prospectus, will be used by the Depositor to pay the purchase price for the Mortgage Loans and to pay certain other related expenses.

Yield, Prepayment and Maturity Considerations

Yield

The yield to maturity on the Offered Certificates will depend upon the price paid by the related investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, the extent to which prepayment premiums and yield maintenance charges allocated to the related Class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the related Class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

The rate of distributions in reduction of (or otherwise resulting in the reduction of) the Certificate Balance or Notional Amount of any Class of Offered Certificates, the aggregate amount of distributions on any Class of Offered Certificates and the yield to maturity of any Class of Offered Certificates will be directly related to the rate of

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payments of principal (both scheduled and unscheduled) on the Mortgage Loans and the amount and timing of borrower defaults and the severity of losses occurring upon a default. While voluntary prepayments of the Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a Mortgaged Property is lost due to casualty or condemnation. Certain of the Mortgage Loans may require prepayment in connection with an economic holdback or earnout if the related borrower does not satisfy certain criteria set forth in the related Mortgage Loan documents. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” for a discussion of prepayment restrictions. In addition, such distributions in reduction of Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates (or that otherwise result in the reduction of the respective Notional Amounts of the Offered Certificates that are Interest-Only Certificates) may result from repurchases of, or substitutions for, Mortgage Loans made by the Mortgage Loan Sellers due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “The Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “The Pooling and Servicing Agreement—Termination; Retirement of Certificates”, the exercise of purchase options by the holder of a subordinate companion loan or mezzanine loan, if any, or the sale or other liquidation of a defaulted Mortgage Loan. To the extent a Mortgage Loan requires payment of a prepayment premium or yield maintenance charge in connection with a voluntary prepayment, any such prepayment premium or yield maintenance charge generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

The Certificate Balance or Notional Amount of any Class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have accrued on the Offered Certificates in the absence of such reduction. In general, Realized Losses with respect to the Non-Vertically Retained Principal Balance Certificates and the Combined VRR Interest occur when the principal balance of a Mortgage Loan is reduced without an equal distribution (taking into account the allocation of amounts among the Non-Vertically Retained Principal Balance Certificates, on the one hand, and the Combined VRR Interest, on the other hand) to applicable Certificateholders and the Uncertificated VRR Interest Owners in reduction of the Certificate Balances of the Principal Balance Certificates and the Uncertificated VRR Interest Balance. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted payoff, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the Master Servicer, Special Servicer or Trustee of a Nonrecoverable Advance or the incurrence of certain unanticipated or default-related costs and expenses (including interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees and any comparable items with respect to the Outside Serviced Mortgage Loans). Any reduction of the Certificate Balance of a Class of Non-Vertically Retained Principal Balance Certificates as a result of the application of applicable Realized Losses may also reduce the Notional Amount of a Class of Interest-Only Certificates. Applicable Realized Losses will be allocated to the respective Classes of the Non-Vertically Retained Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Certificateholders are not entitled to receive distributions of Monthly Payments when due except to the extent they are either covered by an Advance or actually received. Consequently, any defaulted Monthly Payment for which no such Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

The rate of payments (including voluntary and involuntary prepayments) on the Mortgage Loans will be influenced by a variety of economic, geographic, social and other factors, including the level of mortgage interest rates and the rate at which borrowers default on their Mortgage Loans. The terms of the Mortgage Loans (in particular, amortization terms, the term of any prepayment lock-out period, the extent to which prepayment premiums or yield maintenance charges are due with respect to any principal prepayments, the right of the mortgagee to apply condemnation and casualty proceeds or reserve funds to prepay the Mortgage Loan, the extent to which a partial principal prepayment is required in connection with the release of a portion of the real estate collateral for a Mortgage Loan, and the availability of certain rights to defease all or a portion of the Mortgage Loan) may affect the rate of principal payments on Mortgage Loans, and consequently, the yields to maturity of the respective Classes of Offered Certificates. For example, certain Mortgage Loans may permit prepayment of the

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Mortgage Loan without a lockout period. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Provisions” and Annex A to this prospectus for a description of prepayment lock-out periods, prepayment premiums and yield maintenance charges.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

Principal prepayments on the Mortgage Loans could also affect the yield on any Class of Offered Certificates with a Pass-Through Rate that is limited by, based upon or equal to the WAC Rate. The Pass-Through Rates on those Classes of Offered Certificates may be adversely affected as a result of a decrease in the WAC Rate even if principal prepayments do not occur.

With respect to the Class A-SB Certificates, the extent to which the Class A-SB Scheduled Principal Balances are achieved and the sensitivity of the Class A-SB Certificates to principal prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates remain outstanding. In particular, once such other Classes of Offered Certificates are no longer outstanding, any remaining portion on any Distribution Date of the Principal Distribution Amount will be distributed to the Class A-SB Certificates until the Certificate Balance of the Class A-SB Certificates is reduced to zero. As such, the Class A-SB Certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Non-Vertically Retained Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates were outstanding.

Any changes in the weighted average lives of your Non-Vertically Retained Principal Balance Certificates may adversely affect your yield. The timing of changes in the rate of prepayment on the Mortgage Loans may significantly affect the actual yield to maturity experienced by an investor even if the average rate of principal payments experienced over time is consistent with such investor’s expectation. In general, the earlier a prepayment of principal on the Mortgage Loans, the greater the effect on such investor’s yield to maturity. As a result, the effect on such investor’s yield of principal payments occurring at a rate higher (or lower) than the rate anticipated by the investor during the period immediately following the issuance of the Offered Certificates would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

In addition, the rate and timing of delinquencies, defaults, the application of liquidation proceeds and other involuntary payments such as condemnation proceeds or insurance proceeds, losses and other shortfalls on Mortgage Loans will affect distributions on the Offered Certificates and their timing. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors”. In general, these factors may be influenced by economic and other factors that cannot be predicted with any certainty. Accordingly, you may find it difficult to predict the effect that these factors might have on the yield to maturity of your Offered Certificates.

In addition, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of general collections on the Mortgage Loans included in the Issuing Entity for any advance that it has determined is not recoverable out of collections on the related Mortgage Loan, then to the extent that this reimbursement is made from collections of principal on the Mortgage Loans in the Issuing Entity, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates and will result in a reduction of the Certificate Balance of a Class of Principal Balance Certificates. See “Description of the Certificates—Distributions”. Likewise, if the Master Servicer, the Special Servicer or the Trustee is reimbursed out of principal collections on the Mortgage Loans for any Workout-Delayed Reimbursement Amounts, that reimbursement will reduce the amount of principal available to be distributed on the Principal Balance Certificates on that Distribution Date. This reimbursement would have the effect of reducing current payments of principal on the Offered Certificates that are Principal Balance Certificates and extending the weighted average lives of the respective Classes of those Offered Certificates. Holders of the Non-Vertically Retained Principal Balance Certificates will be affected to the extent of the Non-Vertically Retained Percentage of any such reimbursement. See “Description of the Certificates—Distributions”.

If you own Offered Certificates that are Principal Balance Certificates, then prepayments resulting in a shortening of the weighted average lives of your Certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payments of principal on your Offered Certificates at a rate comparable to

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the effective yield anticipated by you in making your investment in the Offered Certificates, while delays and extensions resulting in a lengthening of the weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

No representation is made as to the rate of principal payments on the Mortgage Loans or as to the yield to maturity of any Class of Offered Certificates. An investor is urged to make an investment decision with respect to any Class of Offered Certificates based on the anticipated yield to maturity of such Class of Offered Certificates resulting from its purchase price and such investor’s own determination as to anticipated Mortgage Loan prepayment rates under a variety of scenarios. The extent to which any Class of Offered Certificates is purchased at a discount or a premium and the degree to which the timing of payments on such Class of Offered Certificates is sensitive to prepayments will determine the extent to which the yield to maturity of such Class of Offered Certificates may vary from the anticipated yield. An investor should carefully consider the associated risks, including, in the case of any Offered Certificates that are also Principal Balance Certificates and that are purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of the Class X-A Certificates and any Offered Certificates that are also Principal Balance Certificates and that are purchased at a premium, the risk that a faster than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield.

In general, with respect to any Class of Offered Certificates that is purchased at a premium, if principal distributions occur at a rate faster than anticipated at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase. Conversely, if a Class of Offered Certificates is purchased at a discount and principal distributions occur at a rate slower than that assumed at the time of purchase, the investor’s actual yield to maturity will be lower than that assumed at the time of purchase.

An investor should consider the risk that rapid rates of prepayments on the Mortgage Loans, and therefore of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of low prevailing interest rates. During such periods, the effective interest rates on securities in which an investor may choose to reinvest such amounts distributed to it may be lower than the applicable Pass-Through Rate. Conversely, slower rates of prepayments on the Mortgage Loans, and therefore, of amounts distributable in reduction of the Certificate Balances of the Offered Certificates that are Principal Balance Certificates may coincide with periods of high prevailing interest rates. During such periods, the amount of principal distributions resulting from prepayments available to an investor in any Offered Certificates that are Principal Balance Certificates for reinvestment at such high prevailing interest rates may be relatively small.

The effective yield to holders of Offered Certificates will be lower than the yield otherwise produced by the applicable Pass-Through Rate and applicable purchase prices because while interest will accrue during each Interest Accrual Period, the distribution of such interest will not be made until the Distribution Date immediately following such Interest Accrual Period, and principal paid on any Distribution Date will not bear interest during the period from the end of such Interest Accrual Period to the Distribution Date that follows.

In addition, although the related borrower under any ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay such ARD Loan on its Anticipated Repayment Date. The failure of the related borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the Pooling and Servicing Agreement, neither the Master Servicer nor the Special Servicer will be permitted to take any enforcement action with respect to such borrower’s failure to pay Excess Interest, other than requests for collection, until the scheduled maturity of any such ARD Loan that is a Serviced Loan; provided that the Master Servicer or the Special Servicer, as the case may be, may take action to enforce the Issuing Entity’s right to apply excess cash flow to principal in accordance with the terms of the related ARD Loan documents.

Yield on the Class X-A Certificates

The yield to maturity of the Class X-A Certificates will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB Certificates, including by reason of prepayments and principal losses on the Mortgage Loans allocated to such Classes of Principal Balance Certificates and other factors described above. Investors in the Class X-A Certificates

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should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Any optional termination of the Issuing Entity by any party entitled to effect such termination would result in prepayment in full of the Certificates and would have an adverse effect on the yield of the Class X-A Certificates because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in the Class X-A Certificates and any other Certificates purchased at premium might not fully recoup their initial investment. See “The Pooling and Servicing Agreement—Optional Termination; Optional Mortgage Loan Purchase”.

Weighted Average Life of the Offered Certificates

Weighted average life refers to the average amount of time from the date of issuance of a security until each dollar of principal of such security will be repaid to the investor (or, in the case of an interest-only security, each dollar of its notional amount is reduced to zero). The weighted average life of an Offered Certificate will be influenced by, among other things, the rate at which principal payments (including scheduled payments, principal prepayments and payments made pursuant to any applicable policies of insurance) on the Mortgage Loans are made and applied to pay principal (or, in the case of a Class X-A Certificate, reduce the notional amount) of such Offered Certificate. The Principal Distribution Amount for each Distribution Date will be distributable as described in “Description of the Certificates—Distributions—Priority of Distributions”. Principal payments on the Mortgage Loans may be in the form of scheduled amortization or prepayments (for this purpose, the term prepayment includes prepayments, partial prepayments and liquidations due to a default or other dispositions of the Mortgage Loans).

Calculations reflected in the following tables assume that the Mortgage Loans have the characteristics shown on Annex A to this prospectus (together with the footnotes thereto), and are based on the following additional assumptions (“Modeling Assumptions”):

(i)        each Mortgage Loan is assumed to prepay at the indicated level of constant prepayment rate (“CPR”), in accordance with a prepayment scenario in which prepayments occur after expiration of any applicable lock-out period, defeasance period and/or period during which voluntary prepayments must be accompanied by a yield maintenance charge or a fixed prepayment premium;

(ii)       there are no delinquencies or defaults;

(iii)      scheduled interest and principal payments, including balloon payments, on the Mortgage Loans are timely received on their respective Due Dates;

(iv)      no prepayment premiums or yield maintenance charges are collected;

(v)       no party exercises its right of optional termination of the Issuing Entity described in this prospectus;

(vi)      no Mortgage Loan is required to be repurchased from the Issuing Entity;

(vii)     the Administrative Fee Rate is the respective rate set forth on Annex A to this prospectus as the “Administrative Fee Rate” with respect to such Mortgage Loan;

(viii)    there are no Excess Prepayment Interest Shortfalls, other shortfalls unrelated to defaults or Appraisal Reduction Amounts allocated to any Class of Certificates;

(ix)      distributions on the Certificates are made on the 15th day (each assumed to be a business day) of each month, commencing in August 2022;

(x)       the Certificates will be issued on July 12, 2022;

(xi)      the Pass-Through Rate with respect to each Class of Non-Vertically Retained Regular Certificates is as described under “Description of the Certificates—Distributions—Pass-Through Rates”;

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(xii)     the ARD Loans (if any) prepay in full on their respective Anticipated Repayment Dates (in the case of a 0% CPR scenario);

(xiii)    all prepayments are assumed to be voluntary prepayments and will not include liquidation proceeds, condemnation proceeds, insurance proceeds, proceeds from the purchase of a Mortgage Loan from the Issuing Entity or any prepayment that is accepted by the Master Servicer or the Special Servicer pursuant to a workout, settlement or loan modification;

(xiv)    with respect to any Mortgage Loans that require prepayment in connection with an economic holdback or earnout, the related borrower will satisfy certain criteria set forth in the related Mortgage Loan documents and the related holdback or earnout will not be used to prepay the Mortgage Loan;

(xv)     the initial Certificate Balances or Notional Amounts of the respective Classes of Regular Certificates are as set forth in the table under “Certificate Summary” subject to any applicable variance set forth in the footnotes to such table;

(xvi)    there are no property releases requiring payment of a yield maintenance charge or other prepayment premium; and

(xvii)   with respect to each Mortgage Loan that is part of a Whole Loan that includes one or more Subordinate Companion Loans, for purposes of assumed CPR prepayment rates, prepayments are determined on the basis of the principal balance of that Mortgage Loan only, without regard to the related Subordinate Companion Loan(s).

The following tables indicate the percentage of the initial Certificate Balance (or, in the case of each Class of the Class A-4 and Class A-5 Certificates, the percentage of the related potential minimum and maximum initial Certificate Balances, respectively) of each Class of Offered Certificates (other than the Class X-A Certificates) that would be outstanding after each of the dates shown under each of the indicated prepayment assumptions and the corresponding weighted average life, first principal payment date and last principal payment date of each such Class of Offered Certificates. The tables have been prepared on the basis of, among others, the Modeling Assumptions. To the extent that the Mortgage Loans or the Certificates have characteristics that differ from those assumed in preparing the tables, the respective Classes of the Offered Certificates that are Principal Balance Certificates may mature earlier or later than indicated by the tables. The Mortgage Loans will not prepay at any constant rate, and it is highly unlikely that the Mortgage Loans will prepay in a manner consistent with the assumptions described in this prospectus. For this reason and because the timing of principal payments is critical to determining weighted average lives, the weighted average lives of the Offered Certificates that are Principal Balance Certificates are likely to differ from those shown in the tables, even if all of the Mortgage Loans prepay at the indicated percentages of CPR or prepayment scenario over any given time period or over the entire life of the Offered Certificates that are Principal Balance Certificates. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and shorten or extend the weighted average lives) shown in the following tables. Investors are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

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Percentages of the Initial Certificate Balance of
the Class A-1 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 15, 2023	81%	81%	81%	81%	81%
July 15, 2024	62%	62%	62%	62%	62%
July 15, 2025	39%	39%	39%	39%	39%
July 15, 2026	14%	14%	14%	14%	14%
July 15, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	2.49	2.47	2.47	2.47	2.47
First Principal Payment Date	August 2022	August 2022	August 2022	August 2022	August 2022
Last Principal Payment Date	February 2027	November 2026	October 2026	October 2026	October 2026

Percentages of the Initial Certificate Balance of
the Class A-2 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 15, 2023	100%	100%	100%	100%	100%
July 15, 2024	100%	100%	100%	100%	100%
July 15, 2025	100%	100%	100%	100%	100%
July 15, 2026	100%	100%	100%	100%	100%
July 15, 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	4.86	4.84	4.81	4.78	4.53
First Principal Payment Date	February 2027	November 2026	October 2026	October 2026	October 2026
Last Principal Payment Date	July 2027	July 2027	July 2027	July 2027	July 2027

Percentages of the Initial Certificate Balance of
the Class A-3 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance
or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 15, 2023	100%	100%	100%	100%	100%
July 15, 2024	100%	100%	100%	100%	100%
July 15, 2025	100%	100%	100%	100%	100%
July 15, 2026	100%	100%	100%	100%	100%
July 15, 2027	100%	100%	100%	100%	100%
July 15, 2028	100%	100%	100%	100%	100%
July 15, 2029	100%	100%	100%	100%	100%
July 15, 2030 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.43	7.41	7.40	7.37	7.18
First Principal Payment Date	December 2029	September 2029	September 2029	September 2029	September 2029
Last Principal Payment Date	December 2029	December 2029	December 2029	December 2029	September 2029

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Percentages of the Maximum Initial Certificate Balance ($155,000,000)(1)
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 15, 2023	100%	100%	100%	100%	100%
July 15, 2024	100%	100%	100%	100%	100%
July 15, 2025	100%	100%	100%	100%	100%
July 15, 2026	100%	100%	100%	100%	100%
July 15, 2027	100%	100%	100%	100%	100%
July 15, 2028	100%	100%	100%	100%	100%
July 15, 2029	100%	100%	100%	100%	100%
July 15, 2030	100%	100%	100%	100%	100%
July 15, 2031	100%	100%	100%	100%	100%
July 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.70	9.67	9.62	9.55	9.31
First Principal Payment Date	January 2032	August 2031	August 2031	August 2031	September 2029
Last Principal Payment Date	April 2032	April 2032	April 2032	April 2032	January 2032

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($0)(1)
of the Class A-4 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	N/A	N/A	N/A	N/A	N/A
July 15, 2023	N/A	N/A	N/A	N/A	N/A
July 15, 2024	N/A	N/A	N/A	N/A	N/A
July 15, 2025	N/A	N/A	N/A	N/A	N/A
July 15, 2026	N/A	N/A	N/A	N/A	N/A
July 15, 2027	N/A	N/A	N/A	N/A	N/A
July 15, 2028	N/A	N/A	N/A	N/A	N/A
July 15, 2029	N/A	N/A	N/A	N/A	N/A
July 15, 2030	N/A	N/A	N/A	N/A	N/A
July 15, 2031	N/A	N/A	N/A	N/A	N/A
July 15, 2032 and thereafter	N/A	N/A	N/A	N/A	N/A
Weighted Average Life (in years)	N/A	N/A	N/A	N/A	N/A
First Principal Payment Date	N/A	N/A	N/A	N/A	N/A
Last Principal Payment Date	N/A	N/A	N/A	N/A	N/A

(1)	The exact initial Certificate Balance of the Class A-4 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-4 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives, First Principal Payment Dates and Last Principal Payment Dates may be different than those shown above.

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Percentages of the Maximum Initial Certificate Balance ($355,624,000)(1)
of the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 15, 2023	100%	100%	100%	100%	100%
July 15, 2024	100%	100%	100%	100%	100%
July 15, 2025	100%	100%	100%	100%	100%
July 15, 2026	100%	100%	100%	100%	100%
July 15, 2027	100%	100%	100%	100%	100%
July 15, 2028	100%	100%	100%	100%	100%
July 15, 2029	100%	100%	100%	100%	100%
July 15, 2030	100%	100%	100%	100%	100%
July 15, 2031	100%	100%	100%	100%	100%
July 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.79	9.77	9.74	9.69	9.47
First Principal Payment Date	January 2032	August 2031	August 2031	August 2031	September 2029
Last Principal Payment Date	June 2032	June 2032	June 2032	May 2032	March 2032

(1)	The exact initial Certificate Balance of the Class A-5 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the maximum potential initial Certificate Balance of the Class A-5 Certificates, however, the actual Certificate Balance may be less than the maximum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

Percentages of the Minimum Initial Certificate Balance ($200,624,000)(1)
of the Class A-5 Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 15, 2023	100%	100%	100%	100%	100%
July 15, 2024	100%	100%	100%	100%	100%
July 15, 2025	100%	100%	100%	100%	100%
July 15, 2026	100%	100%	100%	100%	100%
July 15, 2027	100%	100%	100%	100%	100%
July 15, 2028	100%	100%	100%	100%	100%
July 15, 2029	100%	100%	100%	100%	100%
July 15, 2030	100%	100%	100%	100%	100%
July 15, 2031	100%	100%	100%	100%	100%
July 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.86	9.85	9.83	9.80	9.60
First Principal Payment Date	April 2032	April 2032	April 2032	April 2032	January 2032
Last Principal Payment Date	June 2032	June 2032	June 2032	May 2032	March 2032

(1)	The exact initial Certificate Balance of the Class A-5 Certificates is unknown and will be determined based on final pricing of that Class. The information in the chart above is based on the minimum potential initial Certificate Balance of the Class A-5 Certificates, however, the actual Certificate Balance may be greater than the minimum shown, in which case the Weighted Average Lives and First Principal Payment Dates may be different than those shown above.

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Percentages of the Initial Certificate Balance of
the Class A-SB Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 15, 2023	100%	100%	100%	100%	100%
July 15, 2024	100%	100%	100%	100%	100%
July 15, 2025	100%	100%	100%	100%	100%
July 15, 2026	100%	100%	100%	100%	100%
July 15, 2027	100%	100%	100%	100%	100%
July 15, 2028	78%	78%	78%	78%	78%
July 15, 2029	56%	56%	56%	56%	56%
July 15, 2030	33%	33%	33%	33%	34%
July 15, 2031	11%	11%	11%	11%	12%
July 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	7.32	7.32	7.32	7.32	7.33
First Principal Payment Date	July 2027	July 2027	July 2027	July 2027	July 2027
Last Principal Payment Date	January 2032	January 2032	January 2032	January 2032	January 2032

Percentages of the Initial Certificate Balance of
the Class A-S Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 15, 2023	100%	100%	100%	100%	100%
July 15, 2024	100%	100%	100%	100%	100%
July 15, 2025	100%	100%	100%	100%	100%
July 15, 2026	100%	100%	100%	100%	100%
July 15, 2027	100%	100%	100%	100%	100%
July 15, 2028	100%	100%	100%	100%	100%
July 15, 2029	100%	100%	100%	100%	100%
July 15, 2030	100%	100%	100%	100%	100%
July 15, 2031	100%	100%	100%	100%	100%
July 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.93	9.93	9.93	9.91	9.68
First Principal Payment Date	June 2032	June 2032	June 2032	May 2032	March 2032
Last Principal Payment Date	June 2032	June 2032	June 2032	June 2032	March 2032

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Percentages of the Initial Certificate Balance of
the Class B Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 15, 2023	100%	100%	100%	100%	100%
July 15, 2024	100%	100%	100%	100%	100%
July 15, 2025	100%	100%	100%	100%	100%
July 15, 2026	100%	100%	100%	100%	100%
July 15, 2027	100%	100%	100%	100%	100%
July 15, 2028	100%	100%	100%	100%	100%
July 15, 2029	100%	100%	100%	100%	100%
July 15, 2030	100%	100%	100%	100%	100%
July 15, 2031	100%	100%	100%	100%	100%
July 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.93	9.93	9.93	9.93	9.75
First Principal Payment Date	June 2032	June 2032	June 2032	June 2032	March 2032
Last Principal Payment Date	June 2032	June 2032	June 2032	June 2032	April 2032

Percentages of the Initial Certificate Balance of
the Class C Certificates at the Specified CPRs
0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR

	Prepayment Assumption (CPR)
Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Closing Date	100%	100%	100%	100%	100%
July 15, 2023	100%	100%	100%	100%	100%
July 15, 2024	100%	100%	100%	100%	100%
July 15, 2025	100%	100%	100%	100%	100%
July 15, 2026	100%	100%	100%	100%	100%
July 15, 2027	100%	100%	100%	100%	100%
July 15, 2028	100%	100%	100%	100%	100%
July 15, 2029	100%	100%	100%	100%	100%
July 15, 2030	100%	100%	100%	100%	100%
July 15, 2031	100%	100%	100%	100%	100%
July 15, 2032 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (in years)	9.95	9.93	9.93	9.93	9.76
First Principal Payment Date	June 2032	June 2032	June 2032	June 2032	April 2032
Last Principal Payment Date	July 2032	July 2032	June 2032	June 2032	April 2032

Price/Yield Tables

The tables set forth below show the corporate bond equivalent (“CBE”) yield with respect to each Class of Offered Certificates under the Modeling Assumptions. Purchase prices set forth below for each Class of Offered Certificates are expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, of such Class of Offered Certificates, before adding accrued interest.

The yields set forth in the following tables were calculated by determining the monthly discount rates which, when applied to the assumed stream of cash flows to be paid on each Class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows as of the Closing Date to equal the assumed purchase prices, plus accrued interest at the applicable Pass-Through Rate as described in the Modeling Assumptions, from and including the first day of the applicable Interest Accrual Period for the initial Distribution Date to but excluding the Closing Date, and converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculation does not take into account variations that may occur in the interest rates at which investors may be able to reinvest funds received by them as reductions of the Certificate Balances of the respective Classes of Offered Certificates that are Principal Balance Certificates and consequently does not purport to reflect the return on any investment in such Classes of Offered Certificates when such reinvestment rates are considered.

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Pre-Tax Yield to Maturity (CBE) for the Class A-1 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-2 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-3 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

510

Pre-Tax Yield to Maturity (CBE) for the Class A-4 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-5 Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-SB Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

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Pre-Tax Yield to Maturity (CBE) for the Class X-A Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class A-S Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

Pre-Tax Yield to Maturity (CBE) for the Class B Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

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Pre-Tax Yield to Maturity (CBE) for the Class C Certificates at the Specified CPRs

0% CPR during lockout, defeasance and/or yield maintenance or fixed prepayment premiums - otherwise at indicated CPR
Assumed Price (%)	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR

We cannot assure you that the Mortgage Loans will prepay at any particular rate. Moreover, the various remaining terms to maturity of the Mortgage Loans could produce slower or faster principal distributions than indicated in the preceding tables at the various percentages of CPR and under the various prepayment scenarios specified, even if the weighted average remaining term to maturity of the Mortgage Loans is as assumed. Investors are urged to make their investment decisions based on their determinations as to anticipated rates of prepayment under a variety of scenarios.

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Material Federal Income Tax Consequences

General

The following is a general discussion of the anticipated material United States federal income tax consequences of the purchase, ownership and disposition of the Offered Certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, tax-exempt investors, investors whose functional currency is not the U.S. dollar, U.S. expatriates and investors that hold the Offered Certificates as part of a “straddle,” integrated transaction or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury. Investors are encouraged to consult their own tax advisors in determining the federal, state, local and any other tax consequences to them of the purchase, ownership and disposition of the Offered Certificates.

Two (2) separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the Issuing Entity the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, collectively, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans and certain other assets and will issue (i) one or more uncertificated classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class A-S, Class B, Class C, Class X-D, Class X-F, Class X-G, Class X-J, Class D, Class E, Class F, Class G-RR and Class J-RR Certificates and the Combined VRR Interest, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) a residual interest represented by the Class R Certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Assuming (i) the making of appropriate elections, (ii) compliance with the Pooling and Servicing Agreement, each Outside Servicing Agreement and each Co-Lender Agreement without waiver, (iii) continued qualification of each REMIC formed under each Outside Servicing Agreement, and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Orrick, Herrington & Sutcliffe LLP, special tax counsel to the Depositor, for federal income tax purposes (a) each Trust REMIC will qualify as a REMIC, (b) each of the Lower-Tier Regular Interests will qualify as a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will qualify as a “regular interest” in the Upper-Tier REMIC and (d) the Class R Certificates will represent ownership of the sole class of “residual interests” in each Trust REMIC, in each case within the meaning of the REMIC provisions of the Code. However, qualification as a REMIC requires ongoing compliance with certain conditions. See “—Qualification as a REMIC” below.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments.” The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The Pooling and Servicing Agreement will provide that no legal or beneficial interest in the Class R Certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Certificates are outstanding.

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A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on its startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the REMIC’s startup day. Qualified mortgages include (i) mortgage loans or split note interests in mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including permanently affixed buildings and certain structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the mortgage loan and (2) a proportionate amount of any lien on the real property security that is in parity with the mortgage loan) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the REMIC’s startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day of the REMIC, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the REMIC acquires such property, with one extension that may be granted by the Internal Revenue Service (“IRS”).

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the REMIC’s startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the REMIC’s startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R Certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the Certificates and the Uncertificated VRR Interest may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations

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have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Except as provided below, Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the Issuing Entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Certificates and the Uncertificated VRR Interest Owners qualify for such treatment. It is unclear, however, whether property acquired by foreclosure held pending sale, and amounts in reserve accounts, would be considered to be part of the Mortgage Loans, or whether these assets otherwise would receive the same treatment as the Mortgage Loans for purposes of the above-referenced sections of the Code. Offered Certificates held by a domestic building and loan association will be treated as assets described in Code Section 7701(a)(19)(C)(xi) to the extent that the Mortgage Loans are treated as “loans . . . secured by an interest in real property which is . . . residential real property” or “loans secured by an interest in educational, health, or welfare institutions or facilities, including structures designed or used primarily for residential purposes for students, residents, and persons under care, employees, or members of the staff of such institutions or facilities” within the meaning of Code Section 7701(a)(19)(C) (such as certain multifamily dwellings, but not other commercial properties), and otherwise will not qualify for this treatment. Certificateholders should consult their own tax advisors regarding the extent to which their Offered Certificates will qualify for this treatment. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. In addition, Mortgage Loans that have been defeased with government securities will not qualify for the foregoing treatments. Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1). Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC.

Taxation of the Regular Interests

General

Each class of Regular Interests will represent one or more regular interests in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments issued by the Upper-Tier REMIC, and not ownership interests in the Trust REMICs or their assets, for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the Conference Committee Report to the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the Certificate Administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided, however, that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID

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Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the Combined VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the Certificate Administrator will treat the issue price of Regular Interests for which there is no substantial sale for cash as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the Combined VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments to be made on the Regular Interest other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the Certificate Administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than any accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based on the foregoing, it is anticipated that the Class     Certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the Certificate Administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, the respective Classes of the Class X Certificates will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such Classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X Certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be de minimis if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity or Anticipated Repayment Date of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided, that it is assumed that any ARD Loan will prepay in full on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield, Prepayment and Maturity Considerations—Weighted Average Life of the Offered Certificates”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well

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as market discount and premium, under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below. Based on the foregoing, it is anticipated that the Class     Certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period, and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only Certificates, the preceding sentence may not apply in the case of a Class of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of the cost over the adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of the Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued

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for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be de minimis if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down for partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost, excluding any portion of that cost attributable to accrued qualified stated interest, greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Taxation of the Regular Interests—Election to Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Taxation of the Regular Interests—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class     Certificates will be issued at a premium for federal income tax purposes.

Election to Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument

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is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of such Regular Interests becoming wholly or partially worthless, and that, in general, holders of Regular Interests that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless (i.e., when the principal balance thereof has been reduced to zero). Such non-corporate holders of Regular Interests may be allowed a bad debt deduction at such time as the principal balance of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. Notwithstanding the foregoing, it is not clear whether holders of interest-only Regular Interests, such as the Class X Certificates, will be allowed any deductions under Code Section 166 for bad debt losses. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Prepayment Premiums and Yield Maintenance Charges

Prepayment premiums and yield maintenance charges actually collected on the Mortgage Loans will be distributed among the holders of the respective Classes of Regular Certificates as described under “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of prepayment premiums or yield maintenance charges so allocated should be taxed to holders of Offered Certificates, but it is not expected, for federal income tax reporting purposes, that prepayment premiums and yield maintenance charges will be treated as giving rise to any income to holders of Offered Certificates prior to the Master Servicer’s actual receipt of a prepayment premium or yield maintenance charge.

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Prepayment premiums and yield maintenance charges, if any, may be treated as ordinary income, although authority exists for treating such amounts as capital gain if they are treated as paid upon the retirement or partial retirement of a debt instrument. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of prepayment premiums and yield maintenance charges.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

In addition to the recognition of gain or loss on actual sales, Code Section 1259 requires the recognition of gain, but not loss, upon the constructive sale of an appreciated financial position. A constructive sale of an appreciated financial position occurs if a taxpayer enters into a transaction or series of transactions that have the effect of substantially eliminating the taxpayer’s risk of loss and opportunity for gain with respect to the financial instrument. Debt instruments that entitle the holder to a specified principal amount, pay interest at a fixed or variable rate, and are not convertible into the stock of the issuer or a related party, cannot be the subject of a constructive sale for this purpose. Because most Regular Interests meet this exception, Code Section 1259 will not apply to most Regular Interests. However, Regular Interests that have no, or a disproportionately small, amount of principal, can be the subject of a constructive sale.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of the Combined VRR Interest, the related Certificateholder or Uncertificated VRR Interest Owner must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the right to receive Excess Interest.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R Certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the REMIC’s startup day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the REMIC’s startup day, (b) foreclosure,

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default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R Certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The Special Servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”) includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders to a greater degree than a tax matters person’s actions under the rules that applied for taxable years before 2018 and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year and otherwise may have to take the adjustment into

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account in different and potentially less advantageous ways than under the rules that applied for taxable years before 2018.

The parties responsible for the tax administration of the Trust REMICs described in this prospectus will have the authority to utilize, and will be directed to utilize, any elections available under the new provisions (including any changes) and Treasury regulations so that a Trust REMIC’s residual interest holders, to the fullest extent possible, rather than the Trust REMIC itself, will be liable for any taxes arising from audit adjustments to the Trust REMIC’s taxable income. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Tax Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Tax Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the Certificate Administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Tax Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Tax Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Tax Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Tax Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Tax Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Tax Person. In the latter case, such Non-U.S. Tax Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Tax Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Tax Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Tax Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence

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on August 20, 1996 that have elected to be treated as U.S. Tax Persons). The term “Non-U.S. Tax Person” means a person other than a U.S. Tax Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The Certificate Administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the Certificate Administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their Certificates.

Backup Withholding

Distributions made on the Certificates, and proceeds from the sale of the Certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Tax Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Tax Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Tax Person and stating that the beneficial owner is not a U.S. Tax Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the Certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their Certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their Certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. Holders are urged to consult their own tax advisors with respect to this and other reporting obligations with respect to their Certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the Certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The Trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities

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dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

Tax Return Disclosure and Investor List Requirements

Treasury regulations directed at potentially abusive tax shelter activity appear to apply to transactions not conventionally regarded as tax shelters. The regulations require taxpayers to report certain disclosures on IRS Form 8886 if they participate in a “reportable transaction.” Organizers and sellers of the transaction are required to maintain records including investor lists containing identifying information and to furnish those records to the IRS upon demand. A transaction may be a “reportable transaction” based upon any of several indicia, one or more of which may be present with respect to an investment in the Certificates. There are significant penalties for failure to comply with these disclosure requirements. Investors in Certificates are encouraged to consult their own tax advisors concerning any possible disclosure obligation with respect to their investment, and should be aware that we and other participants in the transaction intend to comply with such disclosure and investor list maintenance requirements as we and they determine apply to us and them with respect to the transaction.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State, Local and Other Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Consequences” above, purchasers of Offered Certificates should consider the state, local and other tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State, local and other tax laws may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the tax laws of any state, locality or foreign jurisdiction.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the Depositor, the Trustee, the Certificate Administrator, the Sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of Offered Certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. No assurance can be given that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

Holders are urged to consult their own tax advisors with respect to the various state and local, and any other, tax consequences of an investment in the Certificates.

ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes various requirements on—

●	certain retirement plans and other employee benefit plans or arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which such plans, accounts or arrangements are invested (collectively, “ERISA Plans”), and
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●	persons that are fiduciaries with respect to ERISA Plans,

in connection with the investment of the assets of an ERISA Plan. For purposes of this discussion, “ERISA Plans” include corporate pension and profit sharing plans that are subject to Title I of ERISA as well as separate accounts and collective investment funds, including as applicable, insurance company general accounts, in which other ERISA Plans are invested.

Governmental plans and, if they have not made an election under Section 410(d) of the Code, church plans are not subject to ERISA requirements. However, those plans may be subject to provisions of other applicable federal or state law that are materially similar to the provisions of ERISA or the Code discussed in this section. Any of those plans which is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, moreover, is subject to the prohibited transaction rules in Section 503 of the Code. See “—Exempt Plans”, below.

ERISA imposes general fiduciary requirements on a fiduciary that is investing the assets of an ERISA Plan, including—

●	investment prudence and diversification, and
●	compliance with the investing ERISA Plan’s governing documents.

Section 406 of ERISA also prohibits a broad range of transactions involving the assets of an ERISA Plan and a “party in interest” within the meaning of Section 3(14) of ERISA (a “Party in Interest”) with respect to that ERISA Plan, unless a statutory or administrative exemption applies. Section 4975 of the Code contains similar prohibitions applicable to transactions involving the assets of a “plan” subject to Section 4975 of the Code and “disqualified persons” with respect to such plan. For ease of reference, the term “Party in Interest” should be read to include such “disqualified persons” under Section 4975 of the Code. For purposes of this discussion, “Plans” include ERISA Plans as well as individual retirement accounts, Keogh plans and other plans subject to Section 4975 of the Code, including entities, funds or accounts deemed to hold “plan assets” thereof.

The types of transactions between Plans and Parties in Interest that are prohibited include:

●	sales, exchanges or leases of property;
●	loans or other extensions of credit; and
●	the furnishing of goods and services.

Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed under Section 4975 of the Code or a penalty imposed under Section 502(i) of ERISA, unless a statutory or administrative exemption is available. In addition, the persons involved in the prohibited transaction may have to cancel the transaction and pay an amount to the affected Plan for any losses realized by that Plan or profits realized by those persons. In addition, an individual retirement account involved in the prohibited transaction may be disqualified which would result in adverse tax consequences to the owner of the account.

An investor who is—

●	a fiduciary of a Plan, or
●	any other person investing “plan assets” of any Plan,

is encouraged to carefully review with their legal advisors whether the purchase or holding of an Offered Certificate would be a “prohibited transaction” or would otherwise be impermissible under ERISA or Section 4975 of the Code as discussed in this prospectus.

If a Plan acquires an Offered Certificate, the underlying assets of the trust fund will be deemed for purposes of ERISA to be assets of the investing Plan, unless certain exceptions apply. See “—Plan Asset Regulations” below. However, we cannot predict in advance, nor can there be any continuing assurance, whether those exceptions may be applicable because of the factual nature of the rules set forth in the plan asset regulations under U.S. Department of Labor Reg. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”). For

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example, one of the exceptions in the Plan Asset Regulations states that the underlying assets of an entity will not be considered “plan assets” if less than 25% of the value of each class of equity interests is held by “benefit plan investors,” which include Plans and entities whose underlying assets include plan assets by reason of a Plan’s investment in such entity, but this exception would need to be tested immediately after each acquisition or disposition of an Offered Certificate, whether upon initial issuance or in the secondary market. Because there are no relevant restrictions on the purchase and transfer of the Offered Certificates by Plans, it cannot be assured that benefit plan investors will own less than 25% of each Class of the Offered Certificates.

If one of the exceptions in the Plan Asset Regulations applies, the prohibited transaction provisions of ERISA and Section 4975 of the Code will not apply to transactions involving the Issuing Entity’s underlying assets. However, if any of the managers, any co-managers, the mortgagors, the Trustee, the servicers or other parties providing services to the Issuing Entity is a party in interest or a disqualified person with respect to the Plan, the acquisition or holding of Offered Certificates by that Plan could result in a prohibited transaction, unless the Underwriter Exemption, as discussed below, or some other exemption is available.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the underlying mortgage assets and other assets of the trust to be deemed assets of that Plan. The Plan Asset Regulations provide that when a Plan acquires an equity interest in an entity, the assets of that Plan include both that equity interest and an undivided interest in each of the underlying assets of the entity, unless an exception applies. One exception is that the equity participation in the entity by benefit plan investors, which include employee benefit plans subject to Part 4 of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of the plan’s investment in such entity, is not significant. The equity participation by benefit plan investors will be significant on any date if 25% or more of the value of any class of equity interests in the entity is held by benefit plan investors. The percentage owned by benefit plan investors is determined by excluding the investments of the following persons (other than benefit plan investors):

1.	those with discretionary authority or control over the assets of the entity,
2.	those who provide investment advice directly or indirectly for a fee with respect to the assets of the entity, and
3.	those who are affiliates of the persons described in the preceding clauses 1. and 2.

In the case of one of our trusts, investments by us, by an underwriter, by the Trustee, the Master Servicer, the Special Servicer or any other party with discretionary authority over the trust assets, or by the affiliates of these persons, will be excluded.

A fiduciary of an investing Plan is any person who—

●	has discretionary authority or control over the management or disposition of the assets of that Plan, or
●	provides investment advice with respect to the assets of that Plan for a fee.

If the mortgage and other assets included in one of our trusts are Plan assets, then any party exercising management or discretionary control regarding those assets, such as the Trustee, Master Servicer or Special Servicer, or affiliates of any of these parties, may be—

●	deemed to be a fiduciary with respect to the investing Plan, and
●	subject to the fiduciary responsibility provisions of ERISA.

In addition, if the mortgage and other assets included in one of our trusts are Plan assets, then the operation of that trust may involve prohibited transactions under ERISA or Section 4975 of the Code. For example, if a borrower with respect to a Mortgage Loan in that trust is a Party in Interest to an investing Plan, then the purchase by that Plan of Offered Certificates evidencing interests in that trust could be a prohibited loan between that Plan and the Party in Interest.

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The Plan Asset Regulations provide that where a Plan purchases a “guaranteed governmental mortgage pool certificate,” the assets of that Plan include the certificate but do not include any of the mortgages underlying the certificate. The Plan Asset Regulations include in the definition of a “guaranteed governmental mortgage pool certificate” some certificates issued and/or guaranteed by Freddie Mac, Ginnie Mae, Fannie Mae or Farmer Mac. Accordingly, even if these types of mortgaged-backed securities were deemed to be assets of a Plan, the underlying mortgages would not be treated as assets of that Plan. Private label mortgage participations, mortgage pass-through certificates or other mortgage-backed securities are not “guaranteed governmental mortgage pool certificates” within the meaning of the Plan Asset Regulations.

In addition, the acquisition or holding of Offered Certificates by or on behalf of a Plan could give rise to a prohibited transaction if we or the Trustee, Master Servicer or Special Servicer or any underwriter, sub-servicer, tax administrator, manager, borrower or obligor under any credit enhancement mechanism, or one of their affiliates, is or becomes a Party in Interest with respect to an investing Plan.

If you are the fiduciary of a Plan, you are encouraged to consult your counsel and review the ERISA discussion in this prospectus before purchasing any Offered Certificates.

With respect to the 111 River Street Mortgage Loan (3.1%), Prospective investors should note that the California State Teachers’ Retirement System (“CalSTRS”), which is a governmental plan, as of loan origination, owns approximately 99% of the indirect interest in the preferred member, which owns 100% of the indirect preferred interests in each borrower under the Mortgage Loan. Persons who have an ongoing relationship with the CalSTRS should consult with counsel regarding whether such a relationship would affect their ability to purchase and hold Offered Certificates.

Prohibited Transaction Exemptions

If you are a Plan fiduciary, then, in connection with your deciding whether to purchase any of the Offered Certificates on behalf of, or with assets of, a Plan, you should consider the availability of one of the following prohibited transaction class exemptions issued by the U.S. Department of Labor:

●	Prohibited Transaction Class Exemption 90-1, which exempts particular transactions between insurance company separate accounts and Parties in Interest;
●	Prohibited Transaction Class Exemption 91-38, which exempts particular transactions between bank collective investment funds and Parties in Interest;
●	Prohibited Transaction Class Exemption 84-14, which exempts particular transactions effected on behalf of a Plan by a “qualified professional asset manager”;
●	Prohibited Transaction Class Exemption 95-60, which exempts particular transactions between insurance company general accounts and Parties in Interest; and
●	Prohibited Transaction Class Exemption 96-23, which exempts particular transactions effected on behalf of an ERISA Plan by an “in-house asset manager.”

We cannot provide any assurance that any of these class exemptions will apply with respect to any particular investment by or on behalf of a Plan in any Class of Offered Certificates. Furthermore, even if any of them were deemed to apply, that particular class exemption may not apply to all transactions that could occur in connection with the investment.

Underwriter Exemption

The U.S. Department of Labor has granted to certain underwriters individual administrative exemptions from application of certain of the prohibited transaction provisions of ERISA and Section 4975 of the Code.

The U.S. Department of Labor issued an individual prohibited transaction exemption to a predecessor of BMO Capital Markets Corp., Prohibited Transaction Exemption (“PTE”) 2006-07, 71 Federal Register 32134 (June 2, 2006), and substantially identical prohibited transaction exemptions to KeyBanc Capital Markets Inc. (formerly

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known as McDonald Investments Inc.), PTE 2000-33, 65 Fed. Reg. 37171 (June 13, 2000), Deutsche Bank Securities Inc., Department Final Authorization Number 97-03E (December 9, 1996), Citigroup Global Markets Inc., Prohibited Transaction Exemption (“PTE”) 91-23 (April 18, 1991), and to the predecessor of UBS Securities LLC, PTE 91-22, 56 Fed. Reg. 15933 (April 18, 1991), each as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (collectively, the “Underwriter Exemption”). Subject to the satisfaction of conditions set forth in the Underwriter Exemption, it generally exempts from the application of the prohibited transaction provisions of Sections 406(a) and 407(a) of ERISA, and the excise taxes imposed on these prohibited transactions under Sections 4975(a) and (b) of the Code, specified transactions relating to, among other things—

●	the servicing and operation of pools of real estate loans, such as the mortgage pool, and
●	the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, that are underwritten by an underwriter under the Underwriter Exemption.

The Underwriter Exemption sets forth five general conditions which, among others, must be satisfied for a transaction involving the purchase, sale and holding of an Offered Certificate to be eligible for exemptive relief under the exemption. The conditions are as follows:

●	first, the acquisition of the certificate by a Plan must be on terms that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party;
●	second, at the time of its acquisition by the Plan, the certificate must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements in the Underwriter Exemption (“Exemption Rating Agency”);
●	third, the Trustee cannot be an affiliate of any other member of the Restricted Group (other than an underwriter);
●	fourth, the following must be true—
1.	the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the relevant Class of Certificates,
2.	the sum of all payments made to and retained by us in connection with the assignment of Mortgage Loans to the Issuing Entity must represent not more than the fair market value of the obligations, and
3.	the sum of all payments made to and retained by the Master Servicer, the Special Servicer or any sub-servicer must represent not more than reasonable compensation for that person’s services under the Pooling and Servicing Agreement and reimbursement of that person’s reasonable expenses in connection therewith; and
●	fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act of 1933, as amended.

It is a condition to the issuance of the Offered Certificates that they receive the ratings as required by the Underwriter Exemption, and we believe that each of the Ratings Agencies meets the requirements to be an Exemption Rating Agency; consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. In addition, the third general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. We believe that the fourth general condition will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth conditions set forth above will be satisfied with respect to such Certificates. A fiduciary of a Plan contemplating purchasing any of the Offered Certificates in the secondary market must make its own determination that at the time of such acquisition, such Certificates continue to satisfy the second general condition set forth above.

“Restricted Group” means, collectively, the following persons and entities: the Trustee; the underwriters; the Depositor; the Master Servicer; the Special Servicer; any sub-servicers; the Sponsors; each borrower, if any, with

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respect to Mortgage Loans constituting more than 5% of the total unamortized principal balance of the mortgage pool as of the date of initial issuance of the Offered Certificates; and any and all affiliates of any of the aforementioned persons.

In order to meet the requirements to be an Exemption Rating Agency, the credit rating agency:

1.	must be recognized by the SEC as a NRSRO,
2.	must have indicated on its most recently filed SEC Form NRSRO that it rates “issuers of asset-backed securities,” and
3.	must have had, within the 12 months prior to the initial issuance of the securities, at least 3 “qualified ratings engagements” which are defined as (A) a rating engagement requested by an issuer or underwriter in connection with the initial offering of the securities, (B) which is made public to investors generally and (C) for which the rating agency is compensated, and (D) which involves the offering of securities of the type that would be granted relief under the Exemption.

The Underwriter Exemption also requires that the Issuing Entity meet the following requirements:

●	the trust fund must consist solely of assets of the type that have been included in other investment pools;
●	certificates evidencing interests in those other investment pools must have been rated in one of the four highest generic categories by at least one Exemption Rating Agency; and
●	certificates evidencing interests in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of an Offered Certificate.

The Depositor expects that the conditions to the applicability of the Underwriter Exemption described above generally will be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the Depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase Offered Certificates.

If the general conditions of the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, as well as the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Sections 4975(c)(1)(A) through (D) of the Code, in connection with—

●	the direct or indirect sale, exchange or transfer of an Offered Certificate acquired by a Plan upon initial issuance from us when we are, or a Mortgage Loan Seller, the Trustee, the Master Servicer, the Special Servicer, any sub-servicer, any provider of credit support, underwriter or borrower is, a Party in Interest with respect to the investing Plan,
●	the direct or indirect acquisition or disposition in the secondary market of an Offered Certificate by a Plan, and
●	the continued holding of an Offered Certificate by a Plan.

However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of a Plan sponsored by any member of the Restricted Group, if such acquisition or holding is by any person who has discretionary authority or renders investment advice with respect to the assets of that Plan.

If the specific conditions of the Underwriter Exemption set forth below are also satisfied, the Underwriter Exemption may provide an additional exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA, and the excise taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c)(1)(E) of the Code, in connection with:

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●	the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of securities between the Issuing Entity or an underwriter and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in the securities is: (1) a borrower with respect to 5% or less of the fair market value of the Issuing Entity’s assets or (2) an affiliate of such a person, provided that: (a) the Plan is not sponsored by a member of the Restricted Group; (b) the Plan’s investment in each Class of Certificates does not exceed 25% of the outstanding securities of such class; (c) after the Plan’s acquisition of the Certificates, no more than 25% of the assets over which the fiduciary has investment authority are invested in securities of the Issuing Entity containing assets which are sold or serviced by the same entity; and (d) in the case of initial issuance (but not secondary market transactions), at least 50% of each Class of Certificates in which Plans have invested and at least 50% of the aggregate interests in the Issuing Entity are acquired by persons independent of the Restricted Group;
●	the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan or with Plan assets provided that the conditions in clauses (2)(a), (b) and (c) of the prior bullet are met; and
●	the continued holding of Offered Certificates acquired by a Plan or with Plan assets in an initial issuance or secondary market transaction meeting the foregoing requirements.

Further, if the general conditions of the Underwriter Exemption, as well as other conditions set forth in the Underwriter Exemption are satisfied, it may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code by reason of Section 4975(c) of the Code, for transactions in connection with the servicing, management and operation of the trust fund.

Lastly, if the general conditions of the Underwriter Exemption are satisfied, it may also provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA, and the taxes imposed by Sections 4975(a) and (b) of the Code, by reason of Sections 4975(c)(1)(A) through (D) of the Code, if the restrictions are deemed to otherwise apply merely because a person is deemed to be a party in interest or a disqualified person with respect to an investing plan by virtue of—

●	providing services to the Plan,
●	having a specified relationship to this person, or
●	solely as a result of the Plan’s ownership of Offered Certificates.

Before purchasing an Offered Certificate, a fiduciary of a Plan should itself confirm that the general and other conditions set forth in the Underwriter Exemption, and the other requirements set forth in the Underwriter Exemption, would be satisfied at the time of the purchase.

Exempt Plans

A governmental plan, as defined in Section 3(32) of ERISA is not subject to ERISA or Section 4975 of the Code. However, a governmental plan may be subject to a federal, state or local law which is, to a material extent, similar to the fiduciary or prohibited transaction provisions of ERISA or the Code (“Similar Law”). A fiduciary of a governmental plan should make its own determination as to the need for and the availability of any exemptive relief under any Similar Law.

Insurance Company General Accounts

Section 401(c) of ERISA provides that the fiduciary and prohibited transaction provisions of ERISA and the Code do not apply to transactions involving an insurance company general account where the assets of the general account are not Plan assets. A Department of Labor regulation issued under Section 401(c) of ERISA provides guidance for determining, in cases where insurance policies supported by an insurer’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets are ERISA Plan assets. That regulation generally provides that, if the specified requirements are satisfied with respect to insurance

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policies issued on or before December 31, 1998, the assets of an insurance company general account will not be Plan assets.

Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998, or issued to a Plan on or before December 31, 1998 for which the insurance company does not comply with the requirements set forth in the Department of Labor regulation under Section 401(c) of ERISA, may be treated as Plan assets. In addition, because Section 401(c) of ERISA and the regulation issued under Section 401(c) of ERISA do not relate to insurance company separate accounts, separate account assets are still treated as Plan assets, invested in the separate account. If you are an insurance company and are contemplating the investment of general account assets in Offered Certificates, you are encouraged consult your legal counsel as to the applicability of Section 401(c) of ERISA.

Ineligible Purchasers

Even if an exemption is otherwise available, certificates in a particular offering generally may not be purchased with the assets of a Plan that is sponsored by or maintained by an underwriter, the Depositor, the Trustee, the trust, the Master Servicer, the Special Servicer or any of their respective affiliates. Unless an exemption applies or the transaction is not otherwise prohibited, Offered Certificates generally may not be purchased with the assets of a Plan if the Depositor, the Trustee, the trust fund, a Master Servicer, the Special Servicer, a Mortgage Loan Seller, or any of their respective affiliates or any employees thereof: (a) has investment discretion with respect to the investment of such Plan assets; or (b) has authority or responsibility to give or regularly gives investment advice with respect to such Plan assets for a fee, pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such Plan assets and that such advice will be based on the particular investment needs of the Plan. A party with the discretion, authority or responsibility is described in clause (a) or (b) of the preceding sentence is a fiduciary with respect to a Plan, and any such purchase might result in a “prohibited transaction” under ERISA and the Code.

Further Warnings

The fiduciary of a Plan should consider that the rating of a security may change. If the rating of an Offered Certificate declines below the lowest permitted rating, the Offered Certificate will no longer be eligible for relief under the Underwriter Exemption (although a Plan that had purchased the Offered Certificate when it had a permitted investment grade rating would not be required by the Underwriter Exemption to dispose of the Offered Certificate). If the Offered Certificate meets the requirements of the Underwriter Exemption, other than those relating to rating, such Offered Certificate may be eligible to be purchased by an insurance company general account pursuant to Sections I and III of PTCE 95-60.

Each beneficial owner of an Offered Certificate or any interest therein will be deemed to have represented, by virtue of its acquisition or holding of such Offered Certificate or interest therein, that either (i) it is not a Plan or an entity using assets of a Plan, (ii) it has acquired and is holding the Offered Certificates in reliance on the Underwriter Exemption, and that it understands that there are certain conditions to the availability of the Underwriter Exemption, including that the Offered Certificates must be rated, at the time of purchase, not lower than BBB- (or its equivalent) by an Exemption Rating Agency and that such Offered Certificate is so rated or (iii)(1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in PTCE 95-60 and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

Any fiduciary of a Plan considering whether to purchase an Offered Certificate on behalf of that Plan is encouraged to consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and the Code to the investment, in particular the fiduciary of a Plan should consider whether the purchase of an Offered Certificate satisfies the ERISA restrictions concerning prudence and diversification of the investment of the assets of that Plan.

The sale of Offered Certificates to a Plan is in no way a representation or warranty by us or any of the underwriters that—

●	the investment meets all relevant legal requirements with respect to investments by Plans generally or by any particular Plan, or
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●	the investment is appropriate for Plans generally or for any particular Plan.

Consultation with Counsel

If you are a fiduciary for or any other person investing assets of a Plan and you intend to purchase Offered Certificates on behalf of or with assets of that Plan, you should:

●	consider your general fiduciary obligations under ERISA, and
●	consult with your legal counsel as to—
1.	the potential applicability of ERISA and Section 4975 of the Code to that investment, and
2.	the availability of any prohibited transaction exemption in connection with that investment.

Tax Exempt Investors

A Plan that is exempt from federal income taxation under Section 501 of the Code will be subject to federal income taxation to the extent that its income is “unrelated business taxable income” within the meaning of Section 512 of the Code. All excess inclusions of a REMIC allocated to a REMIC residual certificate held by a tax-exempt Plan will be considered unrelated business taxable income and will be subject to federal income tax.

See “Material Federal Income Tax Consequences”.

Legal Investment

No Class of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”).

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to these restrictions to purchase the Offered Certificates, is subject to significant interpretative uncertainties. Except as may be specified above with regard to the status of the Offered Certificates as “mortgage related securities” or not as “mortgage related securities” for purposes of SMMEA, no representations are made as to the proper characterization of any Class of Offered Certificates for legal investment, financial institution regulatory or other purposes or as to the ability of particular investors to purchase any Class of Offered Certificates under applicable legal investment restrictions.

Further, any rating of a Class of Offered Certificates below an “investment grade” rating (i.e., lower than the top four rating categories) by any nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”) engaged to rate that Class or issuing an unsolicited rating, and whether initially or as a result of a ratings downgrade, may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that Class of Certificates. These uncertainties (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates. Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal advisors in determining whether and to what extent: (a) the Offered Certificates of any Class constitute legal investments or are subject to investment, capital or other regulatory restrictions; and (b) if applicable, SMMEA has been overridden in any jurisdiction relevant to you.

The Issuing Entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the Issuing Entity. The Issuing Entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act. The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding

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companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. Under the Volcker Rule, unless otherwise jointly determined by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act. Any prospective investor in the Offered Certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

Certain Legal Aspects of the Mortgage Loans

The following discussion contains general summaries of select legal aspects of Mortgage Loans secured by multifamily and commercial properties in the United States. Because these legal aspects are governed by applicable state law, which may differ substantially from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all jurisdictions in which the security for the Mortgage Loans underlying the Offered Certificates is situated.

California. Eight (8) of the Mortgaged Properties (24.2%) are located in California.

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a nonjudicial trustee’s sale in accordance with the California Civil Code (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure in accordance with the California Code of Civil Procedure. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor in interest may, for a period of up to one year, redeem the property; however, there is no redemption following a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. California case law has held that acts such as an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors. On the other hand, under certain circumstances, California law permits separate and even contemporaneous actions against both the borrower and any guarantors. California statutory provisions regarding assignments of rents and leases require that a lender whose loan is secured by such an assignment must exercise a remedy with respect to rents as authorized by statute in order to establish its right to receive the rents after an event of default. Among the remedies authorized by statute is the lender’s right to have a receiver appointed under certain circumstances.

New York. Seven (7) of the Mortgaged Properties (17.6%) are located in New York.

Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily

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sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owned.

New Jersey. Six (6) of the Mortgaged Properties (10.7%) are located in New Jersey.

In New Jersey, the action is commenced by the filing of a complaint naming as defendants all parties having an interest in the real property or in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage, and when it is desired to foreclose. If a lease predates the mortgage and the lease does not provide it is subordinate to all future mortgages, or the tenant, at the time of the loan, does not enter into a subordination agreement, that lease cannot be foreclosed in the action. Leases that are subordinate to the mortgage, either because they postdate the mortgage, or have been subordinated, can be terminated by the lender by joining the tenant as a defendant in the action unless the lender has entered into a non-disturbance and attornment agreement with the tenant. Each defendant must then be served with a copy of the complaint and given in most cases no less than 35 days to respond. Delays in prosecution of the foreclosure may occasionally result from difficulties in locating necessary parties for service of the complaint. If an answer or other responsive pleading is filed raising defenses to the foreclosure the case will be deemed a contested matter and handled like any other civil action in the county where the property is located. When the mortgagee’s right to foreclose is contested, the legal proceedings necessary to resolve the issue can be time-consuming, involving depositions, motions and perhaps a trial. After the legal issues involved in the contest are resolved, if the mortgagee prevails, the court refers the matter to the “Office of Foreclosure” located in the Office of Foreclosure in the office of the Superior Court Clerk in Trenton, which administers the foreclosure action if it is uncontested, or after the contest has been resolved in the lender’s favor. The Office of Foreclosure will then, upon application of the lender, process a judgment in favor of the lender containing the amounts due to the lender, and will issue a writ of execution to the sheriff of the county in which the property is located directing the sheriff to arrange for a public auction for the property to raise the amount adjudged to be owed to the lender. This can take time depending upon the workload in the Office of Foreclosure, which also handles a heavy volume of home foreclosures. The sheriff of the county where the property is located actually conducts the sale. Usually, it takes place at least 60 days after entry of judgment. However, the actual time is subject to the number of sales being processed and can take as long as six months in some counties. During that time, the sheriff must advertise the sale at least once a week for four weeks. The borrower can adjourn the sale date twice, each time for two weeks, and the court can order more extensions. (These timing details vary somewhat by county, depending upon the local sheriff’s procedures). Notice of the sheriff’s sale must be provided to all the defendants, and to the New Jersey Division of Taxation under New Jersey’s Bulk Sale Act. For ten days after the sale, the borrower can still redeem the property by paying all amounts due.

For commercial loans, New Jersey does not have a “one action rule” or “anti-deficiency legislation”. To obtain a personal judgment against a borrower or guarantor, when the loan is recourse to the borrower, or a guarantor, the lender must commence a separate action in Law Division of the Superior Court on the Note and/or any guaranty. This action can be commenced at any time and is not required to await completion of the foreclosure. However, that court will usually wait until the foreclosure has been completed to calculate the defendant’s liability, giving credit for the amounts raised at the sheriff’s sale, and in no event less than the fair market value of the property based on evidence presented as to the value of the real property in the Law Division action. The purchaser at such sale acquires the estate or interest in real property covered by the mortgage. Like the general rule, if the mortgage covered the tenant’s interest in a lease and leasehold estate, the purchaser at foreclosure will acquire such tenant’s interest subject to the tenant’s obligations under the lease to pay rent and perform other covenants contained in the lease. New Jersey law controls the amount of foreclosure expenses and costs, including attorneys’ fees, which may be recovered by a lender, and the commission due the sheriff. At the sheriff’s sale, an auction takes place and the lender is entitled to bid against any members of the public in attendance. The lender, however, is not required to put up any money unless and until the bids exceed the amounts due to the lender under the foreclosure judgment.

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General

Each Mortgage Loan underlying the Offered Certificates will be evidenced by a note or bond and secured by an instrument granting a security interest in real property. The instrument granting a security interest in real property may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which that real property is located. Mortgages, deeds of trust and deeds to secure debt are often collectively referred to in this prospectus as “mortgages.” A mortgage creates a lien upon, or grants a title interest in, the real property covered by the mortgage, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on—

●	the terms of the mortgage,
●	the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property,
●	the knowledge of the parties to the mortgage, and
●	in general, the order of recordation of the mortgage in the appropriate public recording office.

However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage—

●	a mortgagor, who is the owner of the encumbered interest in the real property, and
●	a mortgagee, who is the lender.

In general, the mortgagor is also the borrower.

In contrast, a deed of trust is a three-party instrument. The parties to a deed of trust are—

●	the trustor, who is the equivalent of a mortgagor,
●	the trustee to whom the real property is conveyed, and
●	the beneficiary for whose benefit the conveyance is made, who is the lender.

Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note.

A deed to secure debt typically has two parties. Under a deed to secure debt, the grantor, who is the equivalent of a mortgagor, conveys title to the real property to the grantee, who is the lender, generally with a power of sale, until the debt is repaid.

Where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a Mortgage Loan involving a land trust, the borrower may execute a separate undertaking to make payments on the mortgage note. In no event is the land trustee personally liable for the mortgage note obligation.

The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by:

●	the express provisions of the related instrument,
●	the law of the state in which the real property is located,
●	various federal laws, and
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●	in some deed of trust transactions, the directions of the beneficiary.

Installment Contracts

The Mortgage Loans underlying your Offered Certificates may consist of installment contracts. Under an installment contract the seller retains legal title to the property and enters into an agreement with the purchaser for payment of the purchase price, plus interest, over the term of the installment contract. Only after full performance by the borrower of the contract is the seller obligated to convey title to the real estate to the purchaser. During the period that the installment contract is in effect, the purchaser is generally responsible for maintaining the property in good condition and for paying real estate taxes, assessments and hazard insurance premiums associated with the property.

The seller’s enforcement of an installment contract varies from state to state. Generally, installment contracts provide that upon a default by the purchaser, the purchaser loses his or her right to occupy the property, the entire indebtedness is accelerated, and the purchaser’s equitable interest in the property is forfeited. The seller in this situation does not have to foreclose in order to obtain title to the property, although in some cases a quiet title action is in order if the purchaser has filed the installment contract in local land records and an ejectment action may be necessary to recover possession. In a few states, particularly in cases of purchaser default during the early years of an installment contract, the courts will permit ejectment of the purchaser and a forfeiture of his or her interest in the property.

However, most state legislatures have enacted provisions by analogy to mortgage law protecting borrowers under installment contracts from the harsh consequences of forfeiture. Under those statutes, a judicial or nonjudicial foreclosure may be required, the seller may be required to give notice of default and the borrower may be granted some grace period during which the contract may be reinstated upon full payment of the default amount and the purchaser may have a post-foreclosure statutory redemption right. In other states, courts in equity may permit a purchaser with significant investment in the property under an installment contract for the sale of real estate to share in the proceeds of sale of the property after the indebtedness is repaid or may otherwise refuse to enforce the forfeiture clause. Nevertheless, generally speaking, the seller’s procedures for obtaining possession and clear title under an installment contract for the sale of real estate in a given state are simpler and less time-consuming and costly than are the procedures for foreclosing and obtaining clear title to a mortgaged property.

Leases and Rents

A mortgage that encumbers an income-producing property often contains an assignment of rents and leases and/or may be accompanied by a separate assignment of rents and leases. Under an assignment of rents and leases, the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from each lease. However, the borrower retains a revocable license to collect the rents, provided there is no default and the rents are not directly paid to the lender.

If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel and motel room rates are considered accounts receivable under the UCC. Room rates are generally pledged by the borrower as additional security for the loan when a Mortgage Loan is secured by a hotel or motel. In general, the lender must file financing statements in order to perfect its security interest in the room rates and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured by hotels or motels may be included in the trust even if the security interest in the room rates was not perfected or the requisite UCC filings were allowed to lapse. A lender will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room rates following a default, even if the lender’s security interest in room rates is perfected under applicable nonbankruptcy law.

In the bankruptcy setting, the lender will be stayed from enforcing its rights to collect hotel and motel room rates. However, the room rates will constitute cash collateral and cannot be used by the bankrupt borrower—

●	without a hearing or the lender’s consent, or
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●	unless the lender’s interest in the room rates is given adequate protection.

For purposes of the foregoing, the adequate protection may include a cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case equal in value to the amount of room rates that the bankrupt borrower proposes to use. See “—Bankruptcy Issues” below.

Personalty

Some types of income-producing real properties, such as hotels, motels and nursing homes, may include personal property, which may, to the extent it is owned by the borrower and not previously pledged, constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a Mortgage Loan, the lender generally must file UCC financing statements in order to perfect its security interest in the personal property and must file continuation statements, generally every five years, to maintain that perfection. Mortgage loans secured in part by personal property may be included in one of our trusts even if the security interest in the personal property was not perfected or the requisite UCC filings were allowed to lapse.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property security at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary From State to State.

The two primary methods of foreclosing a mortgage are—

●	judicial foreclosure, involving court proceedings, and
●	nonjudicial foreclosure under a power of sale granted in the mortgage instrument.

Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed. A foreclosure action sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, a lender initiates the action by the service of legal pleadings upon—

●	all parties having a subordinate interest of record in the real property, and
●	all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage.

Delays in completion of the foreclosure may occasionally result from difficulties in locating necessary parties, including defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. The court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property upon successful completion of a judicial foreclosure proceeding. The proceeds of that public sale are used to satisfy the judgment. The procedures that govern these public sales vary from state to state.

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Equitable and Other Limitations on Enforceability of Particular Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on these principles, a court may:

●	alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching;
●	require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan;
●	require the lender to reinstate a loan or recast a payment schedule in order to accommodate a borrower that is suffering from a temporary financial disability; or
●	limit the right of the lender to foreclose in the case of a nonmonetary default, such as—
1.	a failure to adequately maintain the mortgaged property, or
2.	an impermissible further encumbrance of the mortgaged property.

Some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have—

●	upheld the reasonableness of the notice provisions, or
●	found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate its Mortgage Loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale under a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following—

●	a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower, and
●	notice of sale is given in accordance with the terms of the deed of trust and applicable state law.

In some states, prior to a nonjudicial public sale, the trustee under the deed of trust must—

●	record a notice of default and notice of sale, and
●	send a copy of those notices to the borrower and to any other party who has recorded a request for a copy of them.

In addition, in some states, the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. Some states require a reinstatement period during which the borrower or junior lienholder may have the right to cure the default by paying the entire actual amount in arrears, without regard to the acceleration of the indebtedness, plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder has only the right to pay off the entire

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debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of—

●	the difficulty in determining the exact status of title to the property due to, among other things, redemption rights that may exist, and
●	the possibility that physical deterioration of the property may have occurred during the foreclosure proceedings.

Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deﬁciency judgment if such is available under state law and under the terms of the Mortgage Loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the beneﬁts and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be signiﬁcant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a Mortgage Loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens. In addition, it may be obliged to keep senior Mortgage Loans current in order to avoid foreclosure of its interest in the property. Furthermore, if the foreclosure of a junior mortgage triggers the enforcement of a due-on-sale clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

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Rights of Redemption

The purposes of a foreclosure action are—

●	to enable the lender to realize upon its security, and
●	to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercising their equity of redemption.

The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties to the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law, nonstatutory right which should be distinguished from post-sale statutory rights of redemption. In some states, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property after sale under a deed of trust or foreclosure of a mortgage. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. A statutory right of redemption will diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

One Action and Security First Rules

Some states (including California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation secured by a mortgage on real property or an interest therein, and some courts have construed the term “judicial action” broadly. In addition, some states (including California) require that the lender proceed first against any real property security for such mortgage obligation before proceeding directly upon the secured obligation itself. In the case where either a cross-collateralized, cross-defaulted or a multi-property Mortgage Loan is secured by real properties located in multiple states, the Special Servicer may be required to foreclose first on properties located in states where such “one action” and/or “security first” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in the states where judicial foreclosure is the only permitted method of foreclosure. Otherwise, a second action in a state with “one action” rules might be precluded because of a prior first action, even if such first action occurred in a state without “one action” rules. Moreover, while the consequences of breaching these rules will vary from jurisdiction to jurisdiction, as a general matter, a lender who proceeds in violation of these rules may run the risk of forfeiting collateral and/or even the right to enforce the underlying obligation. In addition, under certain circumstances, a lender with respect to a real property located in a “one action” or “security first” jurisdiction may be precluded from obtaining a deficiency judgment against the borrower following foreclosure or sale under a deed of trust (unless there has been a judicial foreclosure). Finally, in some jurisdictions, the benefits of such laws may be available not just to the underlying obligor, but also to any guarantor of the underlying obligation, thereby limiting the ability of the lender to recover against a guarantor without first complying with the applicable anti-deficiency statutes.

Anti-Deficiency Legislation

Some or all of the Mortgage Loans underlying the Offered Certificates are non-recourse loans. Recourse in the case of a default on a non-recourse Mortgage Loan will generally be limited to the underlying real property and any other assets that were pledged to secure the Mortgage Loan. However, even if a Mortgage Loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states, a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale pursuant to the “power of sale” under a deed of trust. A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other state statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In some

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states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting the security, but in doing so, the lender may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders will usually proceed first against the security in states where an election of remedy provision exists. Other statutory provisions limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale. These other statutory provisions are intended to protect borrowers from exposure to large deficiency judgments that might otherwise result from below-market bids at the foreclosure sale. In some states, exceptions to the anti-deficiency statues are provided for in certain instances where the value of the lender’s security has been impaired by acts or omissions of the borrower such as for waste upon the property. Finally, some statutes may preclude deficiency judgments altogether with respect to certain kinds of obligations such as purchase-money indebtedness. In some jurisdictions the courts have extended the benefits of this legislation to the guarantors of the underlying obligation as well.

Leasehold Considerations

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a mortgage on the borrower’s leasehold interest under a ground lease. Leasehold Mortgage Loans are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease:

●	requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them,
●	permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and
●	contains other protective provisions typically required by prudent lenders to be included in a ground lease.

Some Mortgage Loans underlying the Offered Certificates, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the beneﬁts realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certiﬁcates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Some or all of the Mortgage Loans underlying the Offered Certificates may be secured by a security interest on the borrower’s ownership interest in shares, and the proprietary leases belonging to those shares, allocable to cooperative dwelling units that may be vacant or occupied by nonowner tenants. Loans secured in this manner are subject to some risks not associated with Mortgage Loans secured by a lien on the fee estate of a borrower in real property. Loans secured in this manner typically are subordinate to the mortgage, if any, on the cooperative’s building. That mortgage, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative is subject to various regulations as well as to restrictions under the governing documents of the cooperative. The shares may be canceled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, that the lender may cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a commercially reasonable manner, which may be dependent

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upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative corporation to receive sums due under the proprietary leases. If there are proceeds remaining, the lender must account to the tenant-stockholder for the surplus. Conversely, if a portion of the indebtedness remains unpaid, the tenant-stockholder is generally responsible for the deficiency.

In the case of foreclosure on a building converted from a rental building to a building owned by a cooperative under a non-eviction plan, some states require that a purchaser at a foreclosure sale take the property subject to rent control and rent stabilization laws that apply to certain tenants who elected to remain in the building but who did not purchase shares in the cooperative when the building was so converted.

Bankruptcy Issues

Automatic Stay

Operation of the Bankruptcy Code and related state laws may interfere with or affect the ability of a lender to realize upon collateral or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions, including foreclosure actions and deficiency judgment proceedings, to collect a debt are automatically stayed upon the filing of the bankruptcy petition. Often, no interest or principal payments are made during the course of the bankruptcy case. The delay caused by an automatic stay and its consequences can be significant. Also, under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a junior lienor may stay the senior lender from taking action to foreclose out the junior lien.

Modification of Lender’s Rights

Under the Bankruptcy Code, the amount and terms of a Mortgage Loan secured by a lien on property of the debtor may be modified provided that substantive and procedural safeguards protective of the lender are met. A bankruptcy court may, among other things—

●	reduce the secured portion of the outstanding amount of the loan to the then-current value of the property, thereby leaving the lender a general unsecured creditor for the difference between the then-current value of the property and the outstanding balance of the loan;
●	reduce the amount of each scheduled payment, by means of a reduction in the rate of interest and/or an alteration of the repayment schedule, with or without affecting the unpaid principal balance of the loan;
●	extend or shorten the term to maturity of the loan;
●	permit the bankrupt borrower to cure the subject loan default by paying the arrearage over a number of years; or
●	permit the bankrupt borrower, through its rehabilitative plan, to reinstate the loan payment schedule even if the lender has obtained a final judgment of foreclosure prior to the filing of the debtor’s petition.

Other types of significant modifications to the terms of the mortgage may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), depending on the particular facts and circumstances of the specific case.

A trustee in a bankruptcy proceeding may in some cases be entitled to collect its costs and expenses in preserving or selling the mortgaged property ahead of payment to the lender. In certain circumstances, a debtor in bankruptcy may have the power to grant liens senior to the lien of a mortgage, and analogous state statutes and general principles of equity may also provide the borrower with means to halt a foreclosure proceeding or sale and

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to force a restructuring of a Mortgage Loan on terms a lender would not otherwise accept. Moreover, the laws of certain states also give priority to certain tax liens and mechanics liens over the lien of a mortgage or deed of trust. Under the Bankruptcy Code, if the court finds that actions of the mortgagees have been unreasonable, the lien of the related mortgage may be subordinated to the claims of unsecured creditors. Federal bankruptcy law also may interfere with the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to enforce lockbox requirements.

Leases and Rents

Federal bankruptcy law may also interfere with or affect the ability of a secured lender to enforce the borrower’s assignment of rents and leases related to the mortgaged property. Federal bankruptcy law provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in the lease to that effect or because of certain other similar events. This prohibition on so called “ipso facto clauses” could limit the ability of the Master Servicer or Special Servicer, as applicable, for one of our trusts to exercise certain contractual remedies with respect to any related leases. In addition, a lender may be stayed from enforcing the assignment under the Bankruptcy Code, and the legal proceedings necessary to resolve the issue could be time-consuming, and result in delays in the lender’s receipt of the rents. Rents and leases may also escape an assignment thereof (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected or (v) to the extent the court determines, based on the equities of the case, that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income. The Bankruptcy Code has been amended to mitigate this problem with respect to fees, charges, accounts or other payments for the use or occupancy of rooms and other public facilities in hotels, motels or other lodging facilities. A lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel, motel and other lodging property revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case.” The equities of a particular case may permit the discontinuance of security interests in post-petition leases and rents. Unless a court orders otherwise, however, rents and other revenues from the related lodging property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in such mortgaged property and the cash collateral is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally, upon the commencement of the bankruptcy case, would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

In addition to the inclusion of hotel revenues within the definition of cash collateral as noted above, recent amendments to the Bankruptcy Code provide that a pre-petition security interest in rents or hotel revenues is designed to overcome those cases holding that a security interest in rents is unperfected under the laws of some states until the lender has taken some further action, such as commencing foreclosure or obtaining a receiver prior to activation of the assignment of rents.

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Lease Assumption or Rejection by Tenant

A borrower’s ability to make payment on a Mortgage Loan may be impaired by the commencement of a bankruptcy case relating to the tenant under a lease of the related property. Under the Bankruptcy Code, the filing of a petition in bankruptcy by or on behalf of a tenant results in a stay in bankruptcy against the commencement or continuation of any state court proceeding for—

●	past due rent,
●	accelerated rent,
●	damages, or
●	a summary eviction order with respect to a default under the lease that occurred prior to the filing of the tenant’s bankruptcy petition.

In addition, the Bankruptcy Code generally provides that a trustee or debtor-in-possession may, subject to approval of the court:

●	assume the lease and either retain it or assign it to a third party, or
●	reject the lease.

If the lease is assumed, the trustee, debtor-in-possession or assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with adequate assurance of future performance. These remedies may be insufficient, and any assurances provided to the lessor may be inadequate. If the lease is rejected, the lessor will be treated, except potentially to the extent of any security deposit, as an unsecured creditor with respect to its claim for damages for termination of the lease. The Bankruptcy Code also limits a lessor’s damages for lease rejection to:

●	the unpaid rent due under the lease, without acceleration, for the period prior to the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises, plus
●	the rent reserved by the lease, without acceleration, for the greater of one year and 15%, not to exceed three years, of the term of the lease following the filing of the bankruptcy petition or any earlier repossession by the landlord, or surrender by the tenant, of the leased premises.

Lease Rejection by Lessor – Tenant’s Right

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor in possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date. To the extent that the contractual obligation remains enforceable against the lessee, the lessee would not be able to avail itself of the rights of offset generally afforded to lessees of real property under the Bankruptcy Code.

Ground Lessee or Ground Lessor

Bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a

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debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

Single-Purpose Entity Covenants and Substantive Consolidation

Although the borrowers under the Mortgage Loans included in a trust fund may be special purpose entities, special purpose entities can become debtors in bankruptcy under various circumstances. For example, in the bankruptcy case of In re General Growth Properties, Inc., 409 B.R. 43 (Bankr. S.D.N.Y. 2009), notwithstanding that

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such subsidiaries were special purpose entities with independent directors, numerous property-level, special purpose subsidiaries were filed for bankruptcy protection by their parent entity. Nonetheless, the United States Bankruptcy Court for the Southern District of New York denied various lenders’ motions to dismiss the special purpose entity subsidiaries’ cases as bad faith filings. In denying the motions, the bankruptcy court stated that the fundamental and bargained for creditor protections embedded in the special purpose entity structures at the property level would remain in place during the pendency of the chapter 11 cases. Those protections included adequate protection of the lenders’ interest in their collateral and protection against the substantive consolidation of the property-level debtors with any other entities.
The moving lenders in the General Growth case had argued that the 20 property-level bankruptcy filings were premature and improperly sought to restructure the debt of solvent entities for the benefit of equity holders. However, the Bankruptcy Code does not require that a voluntary debtor be insolvent or unable to pay its debts currently in order to be eligible for relief and generally a bankruptcy petition will not be dismissed for bad faith if the debtor has a legitimate rehabilitation objective. Accordingly, after finding that the relevant debtors were experiencing varying degrees of financial distress due to factors such as cross defaults, a need to refinance in the near term (i.e., within 1 to 4 years), and other considerations, the bankruptcy court noted that it was not required to analyze in isolation each debtor’s basis for filing. In the court’s view, the critical issue was whether a parent company that had filed its bankruptcy case in good faith could include in the filing subsidiaries that were necessary for the parent’s reorganization. As demonstrated in the General Growth Properties bankruptcy case, although special purpose entities are designed to mitigate the bankruptcy risk of a borrower, special purpose entities can become debtors in bankruptcy under various circumstances.

Generally, pursuant to the doctrine of substantive consolidation, a bankruptcy court, in the exercise of its broad equitable powers, has the authority to order that the assets and liabilities of a borrower be substantively consolidated with those of an affiliate (i.e., even a non-debtor), including for the purposes of making distributions under a plan of reorganization or liquidation. Thus, property that is ostensibly the property of a borrower may become subject to the bankruptcy case of an affiliate, the automatic stay applicable to such bankrupt affiliate may be extended to a borrower, and the rights of creditors of a borrower may become impaired. Substantive consolidation is generally viewed as an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making the solvent company’s assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. The interrelationship among a borrower and other affiliates may pose a heightened risk of substantive consolidation and other bankruptcy risks in the event that any one or more of them were to become a debtor under the Bankruptcy Code. In the event of the bankruptcy of the applicable parent entities of any borrower, the assets of such borrower may be treated as part of the bankruptcy estates of such parent entities. In addition, in the event of the institution of voluntary or involuntary bankruptcy proceedings involving a borrower and certain of its affiliates, to serve judicial economy, it is likely that a court would jointly administer the respective bankruptcy proceedings. Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to substantively consolidate the assets of such borrowers with those of the parent.

Sales Free and Clear of Liens

Under Sections 363(b) and (f) of the Bankruptcy Code, a trustee, or a borrower as debtor in possession, may, despite the provisions of the related mortgage to the contrary, sell the related mortgaged property free and clear of all liens, which liens would then attach to the proceeds of such sale. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Post-Petition Credit

Pursuant to Section 364 of the Bankruptcy Code, a bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level special purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan ultimately did not include these subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of a Sponsor of a borrower, such Sponsor would not seek approval of

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a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Avoidance Actions

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower under a Mortgage Loan or to avoid the granting of the liens in the transaction in the first instance, or any replacement liens that arise by operation of law or the security agreement. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain of the other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on a Mortgage Loan) as an actual or constructive fraudulent conveyance under state or federal law.

Generally, under federal law and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance if it was made with actual intent to hinder, delay or defraud creditors, as evidenced by certain “badges” of fraud. It also will be subject to avoidance under certain circumstances as a constructive fraudulent transfer if the transferor did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the transferor constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the transferor’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, cross-collateralization arrangements could be challenged as fraudulent transfers by creditors of a borrower in an action brought outside a bankruptcy case or, if the borrower were to become a debtor in a bankruptcy case, by the borrower as a debtor in possession or its bankruptcy trustee. Among other things, a legal challenge to the granting of liens may focus on the benefits realized by the borrower from the Mortgage Loan proceeds, in addition to the overall cross-collateralization. A lien or other property transfer granted by a borrower to secure repayment of a loan could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property.

Management Agreements

It is likely that any management agreement relating to the mortgaged properties constitutes an “executory contract” for purposes of the Bankruptcy Code. Federal bankruptcy law provides generally that rights and obligations under an executory contract of a debtor may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely on the basis of a provision in such contract to such effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of the related borrower (or the trustee as its assignee) to exercise certain contractual remedies with respect to a management agreement relating to any such mortgaged property. In addition, the Bankruptcy Code provides that a trustee in bankruptcy or debtor-in-possession may, subject to approval of the court, (a) assume an executory contract and (i) retain it or (ii) unless applicable law excuses a party other than the debtor from accepting performance from or rendering performance to an entity other than the debtor, assign it to a third party (notwithstanding any other restrictions or prohibitions on assignment) or (b) reject such contract. In a bankruptcy case of the related property manager, if the related management agreement(s) were to be assumed, the trustee in bankruptcy on behalf of such property manager, or such property manager as debtor-in-possession, or the assignee, if applicable, must cure any defaults under such agreement(s), compensate the borrower for its losses and provide the borrower with “adequate assurance” of future performance. Such remedies may be insufficient, however, as the related borrower may be forced to continue under a management agreement with a manager that is a poor credit risk or an unfamiliar manager if a management agreement was assigned (if applicable state law

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does not otherwise prevent such an assignment), and any assurances provided to the borrower may, in fact, be inadequate. If a management agreement is rejected, such rejection generally constitutes a breach of the executory contract immediately before the date of the filing of the petition. As a consequence, the related borrower generally would have only an unsecured claim against the related property manager for damages resulting from such breach, which could adversely affect the security for the Offered Certificates.

Certain of the Borrowers May Be Partnerships

The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s Mortgage Loan.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the Master Servicer or Special Servicer to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect the Trustee’s status as a secured creditor with respect to the borrower or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a special purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are special purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a special purpose member or a springing member. Borrowers that are tenants-in-common may be required by the loan documents to be special purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity.

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Those environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In some circumstances, a lender may decide to abandon a contaminated real property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Environmental Assessments

Environmental reports are generally prepared for mortgaged properties that will be included in the mortgage pool. At the time the Mortgage Loans were originated, it is possible that no environmental assessment or a very limited environmental assessment of the mortgaged properties was conducted.

Superlien Laws

Under the laws of certain states, failure to perform any investigative and/or remedial action required or demanded by the state of any condition or circumstance that (i) may pose an imminent or substantial endangerment to the human health or welfare or the environment, (ii) may result in a release or threatened release of any hazardous material or hazardous substance, or (iii) may give rise to any environmental claim or demand (each condition or circumstance, an “Environmental Condition”), may give rise to a lien on the property to ensure the reimbursement of investigative and/or remedial costs incurred by the federal or state government. In several states, the lien has priority over the lien of an existing mortgage against the property. In any case, the value of a mortgaged property as collateral for a Mortgage Loan could be adversely affected by the existence of an Environmental Condition.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management of the property or the operations of the borrower. Liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of the contaminated mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “Lender Liability Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The Lender Liability Act offers substantial protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The Lender Liability Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption only if—

●	it exercises decision-making control over a borrower’s environmental compliance and hazardous substance handling and disposal practices, or
●	assumes day-to-day management of operational functions of a mortgaged property.

The Lender Liability Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell that property at the earliest practicable commercially reasonable time on commercially reasonable terms.

CERCLA does not apply to petroleum products, and the secured creditor exclusion does not govern liability for cleanup costs under federal laws other than CERCLA, in particular Subtitle I of the federal Resource Conservation and Recovery Act (“RCRA”) which regulates underground petroleum storage tanks, except heating oil tanks. The

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EPA has adopted a lender liability rule for underground storage tanks (USTs) under Subtitle I of RCRA. Under that rule a lender with a security interest in an UST or real property containing an UST is not liable as an “owner” or “operator” so long as the lender does not engage in decision making control of the use, storage, filing or dispensing of petroleum contained in the UST, exercise control over the daily operation of the UST, or engage in petroleum production, refining or marketing. Moreover, under the Lender Liability Act, the protections accorded to lenders under CERCLA are also accorded to holders of security interests in underground petroleum storage tanks. It should be noted, however, that liability for cleanup of petroleum contamination may be governed by state law, which may not provide for any specific protection for secured creditors, or alternatively, may not impose liability on secured creditors at all.

Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may—

●	impose liability for releases of or exposure to asbestos-containing materials, and
●	provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal law requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known information in their possession regarding the presence of lead-based paint or lead-based paint-related hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon cleanup of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action related to hazardous environmental conditions on a property, such as actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Federal, state and local environmental regulatory requirements change often. It is possible that compliance with a new regulatory requirement could impose significant compliance costs on a borrower. These costs may jeopardize the borrower’s ability to meet its loan obligations.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard. However, that individual or entity may be without substantial assets. Accordingly, it is possible that the costs could become a liability of the trust and occasion a loss to the certificateholders. Furthermore, such action against the borrower may be adversely affected by the limitations on recourse in the related loan documents. Similarly, in some states anti-deficiency legislation and other statutes requiring the lender to exhaust its security before bringing a personal action against the borrower trustor (see “—Foreclosure—Anti-Deficiency Legislation” above) may curtail the lender’s ability to recover from its borrower the environmental clean-up and other related costs and liabilities incurred by the lender.

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If the operations on a foreclosed property are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. This compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

The Pooling and Servicing Agreement will provide that the Master Servicer or the Special Servicer acting on behalf of the Issuing Entity, may not acquire title to, or possession of, a Mortgaged Property, take over its operation or take any other action that might subject the Issuing Entity to liability under CERCLA or comparable laws unless the Master Servicer or Special Servicer has previously determined, based upon a Phase I environmental site assessment (as described below) or other specified environmental assessment prepared by a person who regularly conducts the environmental assessments, that the mortgaged property is in compliance with applicable environmental laws and that there are no circumstances relating to use, management or disposal of any hazardous materials for which investigation, monitoring, containment, clean-up or remediation could be required under applicable environmental laws, or that it would be in the best economic interest of the Issuing Entity to take any actions as are necessary to bring the Mortgaged Property into compliance with those laws or as may be required under the laws. A Phase I environmental site assessment generally involves identification of recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) and/or historic recognized environmental conditions (as defined in Guideline E1527-00 of the American Society for Testing and Materials Guidelines) based on records review, site reconnaissance and interviews, but does not involve a more intrusive investigation such as sampling or testing of materials. This requirement is intended to preclude enforcement of the security for the related Mortgage Loan until a satisfactory environmental assessment is obtained or any legally required remedial action is taken, reducing the likelihood that the Issuing Entity will become liable for any Environmental Condition affecting a mortgaged property, but making it more difficult to realize on the security for the Mortgage Loan. However, we cannot assure you that any environmental assessment obtained by the Master Servicer or the Special Servicer will detect all possible Environmental Conditions or that the other requirements of the Pooling and Servicing Agreement, even if fully observed by the Master Servicer and the Special Servicer will in fact insulate the Issuing Entity from liability for Environmental Conditions.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers, including prospective buyers at a foreclosure sale or following foreclosure. This disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-On-Sale and Due-On-Encumbrance Provisions

Some or all of the Mortgage Loans underlying the Offered Certificates may contain due-on-sale and due-on-encumbrance clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the mortgaged property. In recent years, court decisions and legislative actions placed substantial restrictions on the right of lenders to enforce these clauses in many states. However, the Garn-St Germain Depository Institutions Act of 1982 generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to the limitations prescribed in that Act and the regulations promulgated thereunder. The inability to enforce a due-on-sale clause may result in transfer of the related mortgaged property to an uncreditworthy person, which could increase the likelihood of default, which may affect the average life of the Mortgage Loans and the number of Mortgage Loans which may extend to maturity.

In addition, under federal bankruptcy law, due-on-sale clauses may not be enforceable in bankruptcy proceedings and may, under certain circumstances, be eliminated in any modified mortgage resulting from the bankruptcy proceeding.

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Junior Liens; Rights of Holders of Senior Liens

The trust may include Mortgage Loans secured by junior liens, while the loans secured by the related senior liens may not be included in that trust. The primary risk to holders of Mortgage Loans secured by junior liens is the possibility that adequate funds will not be received in connection with a foreclosure of the related senior liens to satisfy fully both the senior loans and the junior loan.

In the event that a holder of a senior lien forecloses on a mortgaged property, the proceeds of the foreclosure or similar sale will be applied as follows:

●	first, to the payment of court costs and fees in connection with the foreclosure;
●	second, to real estate taxes;
●	third, in satisfaction of all principal, interest, prepayment or acceleration penalties, if any, and any other sums due and owing to the holder of the senior liens; and
●	last, in satisfaction of all principal, interest, prepayment and acceleration penalties, if any, and any other sums due and owing to the holder of the junior Mortgage Loan.

Subordinate Financing

Some Mortgage Loans underlying Offered Certificates may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or the restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to the following additional risks:

●	the borrower may have difficulty servicing and repaying multiple loans;
●	if the subordinate financing permits recourse to the borrower, as is frequently the case, and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan;
●	acts of the senior lender that prejudice the junior lender or impair the junior lender’s security, such as the senior lender’s agreeing to an increase in the principal amount of or the interest rate payable on the senior loan, may create a superior equity in favor of the junior lender;
●	if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender; and
●	the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made. They may also contain provisions that prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment premium, fee or charge. In some states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Some states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment premiums, fees and charges upon an involuntary prepayment is unclear under the laws of many states. Some state statutory provisions may also treat certain prepayment premiums, fees and charges as usurious if in excess of statutory limits. See “—Applicability of Usury Laws” below.

Further, some of the Mortgage Loans underlying the Offered Certificates may not require the payment of specified fees as a condition to prepayment or these requirements have expired, and to the extent some Mortgage Loans do require these fees, these fees may not necessarily deter borrowers from prepaying their Mortgage Loans.

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Applicability of Usury Laws

State and federal usury laws limit the interest that lenders are entitled to receive on a Mortgage Loan. In determining whether a given transaction is usurious, courts may include charges in the form of “points” and “fees” as “interest”, but may exclude payments in the form of “reimbursement of foreclosure expenses” or other charges found to be distinct from “interest”. If, however, the amount charged for the use of the money loaned is found to exceed a statutorily established maximum rate, the loan is generally found usurious regardless of the form employed or the degree of overcharge. Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to various types of residential, including multifamily, first Mortgage Loans originated by particular lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on Mortgage Loans covered by Title V. Some states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or imposes a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder, in order to protect individuals with disabilities, owners of public accommodations, such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments, must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable.” In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected property owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, because the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender that is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act, a borrower who enters military service after the origination of the borrower’s Mortgage Loan, including a borrower who was in reserve status and is called to active duty after origination of the Mortgage Loan, may not be charged interest, including fees and charges, above an annual rate of 6% during the period of the borrower’s active duty status, unless a court orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service, including reservists who are called to active duty, after origination of the related Mortgage Loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act.

Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a Master Servicer or Special Servicer to collect full amounts of interest on an affected Mortgage Loan. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts payable to the holders of the Offered Certificates, and would not be covered by advances or any form of credit support provided in connection with the Offered Certificates. In addition, the Relief Act imposes limitations that would impair the ability of a Master Servicer or Special Servicer to foreclose on an affected Mortgage Loan during the borrower’s

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period of active duty status and, under some circumstances, during an additional three month period after the active duty status ceases.

In addition, pursuant to the laws of various states, under certain circumstances, payments on Mortgage Loans by residents in such states who are called into active duty with the National Guard or the reserves will be deferred. These state laws may also limit the ability of the Master Servicer to foreclose on the related Mortgaged Property. This could result in delays or reductions in payment and increased losses on the Mortgage Loans that would be borne by Certificateholders.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator could be requested or required to obtain certain assurances from prospective investors intending to purchase Offered Certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. It is the policy of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator to comply with the Requirements to which they are or may become subject and to interpret such Requirements broadly in favor of disclosure. Failure to honor any request by the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to provide requested information or take such other actions as may be necessary or advisable for the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee or the Certificate Administrator to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s Offered Certificates. In addition, each of the Depositor, the Issuing Entity, the underwriters, the Master Servicer, the Special Servicer, the Trustee and the Certificate Administrator intends to comply with the U.S. Bank Secrecy Act, the USA Patriot Act and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection therewith.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses are subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized by and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the Bank Secrecy Act, the anti-money-laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the USA Patriot Act and the regulations issued pursuant to the USA Patriot Act, as well as the narcotic drug laws. Under procedures contained in the Comprehensive Crime Control Act of 1984, the government may seize the property even before conviction. The government must publish notice of the forfeiture proceeding and may give notice to all parties “known to have an alleged interest in the property,” including the holders of Mortgage Loans.

A lender may avoid forfeiture of its interest in the property if it establishes that—

●	its mortgage was executed and recorded before commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or
●	the lender, at the time of execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture.”

However, there is no assurance that such defense will be successful.

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Ratings

It is a condition to the issuance of each Class of Offered Certificates that it receives an investment grade credit rating from one or more NRSROs engaged by the Depositor to rate the Offered Certificates (each such NRSRO engaged by the Depositor to rate the Offered Certificates, a “Rating Agency” and, collectively, the “Rating Agencies”). Typically, the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grade.

We are not obligated to maintain any particular rating with respect to any Class of Offered Certificates. Changes affecting the Mortgage Loans, the Mortgaged Properties, the Sponsors, the Certificate Administrator, the Trustee, the Operating Advisor, the Asset Representations Reviewer, the Master Servicer, the Special Servicer, any Outside Servicer, any Outside Special Servicer or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

A securities rating on mortgage pass-through certificates addresses credit risk and the likelihood of full and timely payment to the applicable certificateholders of all distributions of interest at the applicable pass-through rate on the certificates in question on each distribution date and, except in the case of interest-only certificates, the ultimate payment in full of the certificate balance of each class of certificates in question on a date that is not later than the rated final distribution date with respect to such class of certificates. A rating takes into consideration, among other things, the credit quality of the mortgage pool, structural and legal aspects associated with the certificates in question, and the extent to which the payment stream from the mortgage pool is adequate to make payments required under the certificates in question. A securities rating on mortgage pass-through certificates does not, however, represent any assessment of or constitute a statement regarding—

●	whether the price paid for those certificates is fair;
●	whether those certificates are a suitable investment for any particular investor;
●	the tax attributes of those certificates or of the trust;
●	the yield to maturity or, if they have principal balances, the average life of those certificates;
●	the likelihood, timing or frequency of prepayments (whether voluntary or involuntary) of principal on the underlying mortgage loans;
●	the degree to which the amount or frequency of prepayments on the underlying mortgage loans might differ from those originally anticipated;
●	the allocation of prepayment interest shortfalls or whether any compensating interest payments will be made;
●	whether or to what extent the interest payable on those certificates may be reduced in connection with interest shortfalls resulting from the timing of voluntary prepayments;
●	the likelihood that any amounts other than interest at the related mortgage interest rates and principal will be received with respect to the underlying mortgage loans;
●	the likelihood or frequency of yield maintenance charges, assumption fees or penalty charges; or
●	if those certificates provide solely or primarily for payments of interest, whether the holders, despite receiving all payments of interest to which they are entitled, would ultimately recover their initial investments in those certificates.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Offered Certificates; Ratings of the Offered Certificates Reflect

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Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

In addition, a securities rating on mortgage pass-through certificates does not represent an assessment of the yield to maturity that investors may experience or the possibility that the holders of interest-only certificates might not fully recover their initial investments in the event of delinquencies or defaults or rapid prepayments on the underlying mortgage loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that the holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the mortgage loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the securities ratings assigned to such certificates. The Notional Amount of the Class X-A Certificates may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and/or Class A-SB Certificates. The securities ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to distribute interest timely on each such Notional Amount as so reduced from time to time. Therefore, the securities ratings of the Class X-A Certificates should be evaluated independently from similar ratings on other types of securities.

NRSROs that were not engaged by the Depositor to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more Classes of Offered Certificates, relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by the Rating Agencies. The issuance of unsolicited ratings by any NRSRO on a Class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that Class.

As part of the process of obtaining ratings for the Offered Certificates, the Depositor had initial discussions with and submitted certain materials to five NRSROs, including the Rating Agencies. Based on preliminary feedback from those NRSROs at that time, the Depositor selected the Rating Agencies to rate the Offered Certificates and not the other NRSROs, due in part to their initial subordination levels for the various Classes of the Certificates. In the case of one of the Rating Agencies, the Depositor has requested ratings for only certain Classes of the Offered Certificates, due in part to the initial subordination levels provided by such Rating Agency for the various Classes of the Offered Certificates. Had the Depositor selected alternative NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would have ultimately assigned to the Offered Certificates. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the Depositor. Had the Depositor requested each of the Rating Agencies to rate all Classes of the Offered Certificates, we cannot assure you as to the ratings that any such engaged NRSRO would have ultimately assigned to the Classes of Offered Certificates that it did not rate.

Furthermore, the SEC may determine that any or all of the Rating Agencies no longer qualifies as an NRSRO or is no longer qualified to rate the Offered Certificates, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the Offered Certificates.

Certain actions provided for in the loan agreements require, as a condition to taking such action, that a Rating Agency Confirmation be obtained from each Rating Agency. In certain circumstances, this condition may be deemed to have been met or waived without such a Rating Agency Confirmation being obtained. See the definition of “Rating Agency Confirmation” in this prospectus. In the event such an action is taken without a Rating Agency Confirmation being obtained, we cannot assure you that the applicable Rating Agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. If you invest in the Offered Certificates, pursuant to the Pooling and Servicing Agreement your acceptance of Offered Certificates will constitute an acknowledgment and agreement with the procedures relating to Rating Agency Confirmations described under the definition of “Rating Agency Confirmation” in this prospectus.

Any rating of the Offered Certificates should be evaluated independently from similar ratings on other types of securities. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning Rating Agency.

Pursuant to agreements between Depositor and each Rating Agency, the Rating Agencies will provide ongoing ratings surveillance with respect to the Offered Certificates for as long as they remain issued and outstanding. The

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Depositor is responsible for the fees paid to the Rating Agencies to rate and to provide ongoing rating surveillance with respect to the Offered Certificates.

Plan of Distribution (Underwriter Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement with respect to the Offered Certificates (the “Underwriting Agreement”) among the Depositor and the underwriters, the Depositor has agreed to sell to the underwriters, and the underwriters have severally but not jointly agreed to purchase from the Depositor, the respective Certificate Balance or Notional Amount, as applicable, of each class of Offered Certificates set forth below.

Class	BMO Capital Markets Corp.	KeyBanc Capital Markets Inc.	Deutsche Bank Securities Inc.	UBS Securities LLC	Citigroup Global Markets Inc.	Bancroft Capital, LLC	Drexel Hamilton, LLC
Class A-1	$	$	$	$	$	$	$
Class A-2	$	$	$	$	$	$	$
Class A-3	$	$	$	$	$	$	$
Class A-4	$	$	$	$	$	$	$
Class A-5	$	$	$	$	$	$	$
Class A-SB	$	$	$	$	$	$	$
Class X-A	$	$	$	$	$	$	$
Class A-S	$	$	$	$	$	$	$
Class B	$	$	$	$	$	$	$
Class C	$	$	$	$	$	$	$

The Depositor estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $[___________].

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The Depositor and the Sponsors have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. The parties to the Pooling and Servicing Agreement have also severally agreed to indemnify the underwriters, and the underwriters, severally and not jointly, have agreed to indemnify the Depositor and controlling persons of the Depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed to contribute to payments required to be made in respect of these liabilities.

The Depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the Depositor from the sale of Offered Certificates will be approximately [__]% of the initial aggregate principal balance of the Offered Certificates, plus accrued interest on the Offered Certificates from July 1, 2022, before deducting expenses payable by the Depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the Depositor in the form of underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. In addition, the ability of the Underwriters to make a market in the Offered Certificates may be impacted by changes in regulatory requirements applicable to marketing and selling of, or issuing quotations with respect to, asset backed securities generally (including, without limitation, the application of Rule 15c2-11 under the Exchange Act to the publication or submission of quotations, directly or indirectly, in any quotation medium by a broker or dealer for

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securities such as the Offered Certificates). No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—Other Risks Relating to the Certificates—The Offered Certificates May Have Limited Liquidity and the Market Value of the Offered Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, which will include information as to the outstanding principal balance or notional amount, as applicable, of the Offered Certificates and the status of the applicable form of credit enhancement. Except as described under “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus, we cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

BMO Capital Markets Corp., one of the underwriters, is an affiliate of (i) the Depositor, and (ii) BMO (a Sponsor, an originator and an initial Risk Retention Consultation Party). KeyBanc Capital Markets Inc., one of the underwriters, is an affiliate of KeyBank National Association (a Sponsor, an originator, a primary servicer, an outside special servicer and an initial Risk Retention Consultation Party). Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of GACC (a Sponsor) and DBRI (an originator). Citigroup Global Markets Inc., one of the underwriters, is an affiliate of CREFI (an originator, and a Sponsor). UBS Securities LLC, one of the underwriters, is an affiliate of UBS AG (an originator and a Sponsor). See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned with Your Interests” and “—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”. BMO, KeyBank, DBRI, CREFI and UBS AG (or affiliates thereof) each hold one or more Companion Loans or interests therein. See “Transaction Parties—Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties—Whole Loans and Mezzanine Loan Arrangements” and “Description of the Mortgage Pool—The Whole Loans”.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of (i) BMO Capital Markets Corp., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (ii) KeyBanc Capital Markets Inc. one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iii) Deutsche Bank Securities Inc. one of the underwriters and one of the co-lead managers and joint bookrunners for this offering, (iv) Citigroup Global Markets Inc., one of the underwriters and one of the co-lead managers and joint bookrunners for this offering and (v) UBS Securities LLC, one of the underwriters and one of the co-lead managers and joint bookrunners for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the Depositor of the purchase price for the Offered Certificates and (i) the payment by the Depositor to BMO, an affiliate of BMO Capital Markets Corp., in its capacity as a Sponsor, of the purchase price for the BMO Mortgage Loans, (ii) the payment by the Depositor to KeyBank, an affiliate of KeyBanc Capital Markets Inc., in its capacity as a Sponsor, of the purchase price for the KeyBank Mortgage Loans (iii) the payment by the Depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a Sponsor, of the purchase price for the GACC Mortgage Loans, (iv) the payment by the Depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a Sponsor, of the purchase price for the CREFI Mortgage Loans and (v) the payment by the Depositor to UBS AG, and affiliate of UBS Securities LLC, in its capacity as a Sponsor, of the purchase price for the UBS AG Mortgage Loans. See “Transaction Parties—The Sponsors and the Mortgage Loan Sellers”.

As a result of the circumstances described above, each of BMO Capital Markets Corp., KeyBanc Capital Markets Inc., Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and UBS Securities LLC has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Relating to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned with Your Interests”.

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Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the Depositor with respect to the Issuing Entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than annual reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if an Outside Servicing Agreement is entered into after termination of this offering, any current report on Form 8-K filed after termination of this offering that includes as an exhibit such Outside Servicing Agreement will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the Depositor with respect to the Issuing Entity will be deemed to be incorporated by reference into this prospectus.

The Depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the Depositor should be directed in writing to its principal executive offices at 151 West 42nd Street, New York, New York 10036, by telephone at 212-885-4000 or by website at https://capitalmarkets.bmo.com/en/.

Where You Can Find More Information

 The Depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-255934) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC.  This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including distribution reports on Form 10-D, annual reports on Form 10-K, current reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of this prospectus and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system.

The Depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the Issuing Entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the Certificate Administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The Issuing Entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the Issuing Entity are included in this prospectus.

The Depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Orrick, Herrington & Sutcliffe LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, New York, New York.

560

Index of Certain Defined Terms

111 River Street A Notes	257
111 River Street Borrower Party	260
111 River Street Control Appraisal Period	260
111 River Street Controlling Noteholder	260
111 River Street Lead Securitization Note	257
111 River Street Lead Securitization Noteholder	259
111 River Street Major Decision	262
111 River Street Mortgage Loan	257
111 River Street Non-Controlling Note	261
111 River Street Non-Controlling Noteholder	261
111 River Street Non-Lead Note	262
111 River Street Non-Lead Securitization Subordinate Class Representative	261
111 River Street Note A Holder	257
111 River Street Note A Holders	257
111 River Street Note A Percentage Interest	259
111 River Street Note A Rate	259
111 River Street Note A-1	257
111 River Street Note A-1 Holder	259
111 River Street Note A-2	257
111 River Street Note A-3	257
111 River Street Note A-4	257
111 River Street Note A-5	257
111 River Street Note B	257
111 River Street Note B Holder	257, 259
111 River Street Note B Percentage Interest	259
111 River Street Note B Rate	259
111 River Street Notes	257
111 River Street Pari Passu Companion Loans	257
111 River Street Restricted Holder	260
111 River Street Senior Notes	257
111 River Street Subordinate Companion Loan	257
111 River Street Subordinate Companion Loan Holder	257
111 River Street Triggering Event of Default	259
111 River Street Whole Loan	257
111 River Street Workout	258
17g-5 Information Provider	382
1986 Act	516
2 Riverfront Issuer	219
2 Riverfront PILOT Agreement	219
2015 Budget Act	522
30/360 Basis	362
360 Rosemary A Notes	250
360 Rosemary Borrower Party	254
360 Rosemary Co-Lender Agreement	250
360 Rosemary Control Appraisal Period	254
360 Rosemary Controlling Noteholder	252
360 Rosemary Defaulted Note Purchase Date	256
360 Rosemary Lead Securitization Note Holder	252
360 Rosemary Major Decision	255
360 Rosemary Mortgage Loan	250
360 Rosemary Non-Controlling Note Holder	255
360 Rosemary Non-Lead Note	255
360 Rosemary Non-Lead Securitization Subordinate Class Representative	255
360 Rosemary Note A Holder	250
360 Rosemary Note A Holders	250
360 Rosemary Note A Percentage Interest	252
360 Rosemary Note A Rate	252
360 Rosemary Note A-1	250
360 Rosemary Note A-1 Holder	252
360 Rosemary Note A-2	250
360 Rosemary Note A-3	249
360 Rosemary Note A-4	250
360 Rosemary Note A-5	250
360 Rosemary Note B	250
360 Rosemary Note B Control Appraisal Period	254
360 Rosemary Note B Holder	250
360 Rosemary Note B Percentage Interest	252
360 Rosemary Note B Rate	252
360 Rosemary Note B Subordinate Companion Loan	250
360 Rosemary Note B Subordinate Companion Loan Holder	250
360 Rosemary Note C	250
360 Rosemary Note C Control Appraisal Period	254
360 Rosemary Note C Holder	250
360 Rosemary Note C Percentage Interest	252
360 Rosemary Note C Rate	252
360 Rosemary Note C Subordinate Companion Loan	250
360 Rosemary Note C Subordinate Companion Loan Holder	250, 252
360 Rosemary Noteholder	255
360 Rosemary Noteholders	250
360 Rosemary Notes	249
360 Rosemary Pari Passu Companion Loans	250
360 Rosemary Purchase Notice	256
360 Rosemary Senior Notes	250
360 Rosemary Triggering Event of Default	252
360 Rosemary Whole Loan	250
360 Rosemary Workout	251
AB Modified Loan	440
AB Whole Loan	171
Accelerated Mezzanine Loan	468

561

Acceptable Insurance Default	405
Acquiring Borrower	193
Actual/360 Basis	220
Additional Primary Servicing Compensation	320
Administrative Fee Rate	426
ADR	174
Advance Rate	411
Advances	410
Affirmative Asset Review Vote	480
Aggregate Available Funds	356
Aggregate Principal Distribution Amount	363
Allocated Cut-off Date Loan Amount	174
Ancillary Fees	420
Annual Debt Service	175
Anticipated Repayment Date	221
Applied Realized Loss Amount	335
Appraisal Reduction Amount	438
Appraisal Reduction Event	436
Appraised Value	175
Appraised-Out Class	441
Appraiser	439
Approved Exchange	18
Approximate Initial Credit Support	3
ARD	176
ARD Loan	221
Assessment of Compliance	442
Asset Representations Reviewer	327
Asset Representations Reviewer Asset Review Fee	426
Asset Representations Reviewer Ongoing Fee	426
Asset Representations Reviewer Ongoing Fee Rate	426
Asset Representations Reviewer Termination Event	485
Asset Representations Reviewer Upfront Fee	426
Asset Review	482
Asset Review Notice	481
Asset Review Quorum	481
Asset Review Report	483
Asset Review Report Summary	483
Asset Review Standard	482
Asset Review Trigger	480
Asset Review Vote Election	480
Assumed Certificate Coupon	344
Assumed Final Distribution Date	369
Assumption Fees	421
Attestation Report	443
Available Funds	356
AWS	208
Balloon Balance	176
Balloon Mortgage Loans	220
Bank Act	264
Bankruptcy Code	165
Base Interest Fraction	368
BCBS	168
Beds	181
BMO	172, 264
BMO 2022-C1	258
BMO 2022-C1 PSA	257
BMO Bell Works Note	172
BMO Data File	265
BMO Financial	264
BMO Harris	264
BMO Mortgage Loans	172, 264
BMO Securitization Database	265
BMO VRR Interest Portion	332
BMO Yorkshire & Lexington Towers Notes	172
Borrower Delayed Reimbursements	420
Borrower Party	468
B-Piece Buyer	142
CalSTRS	528
CBE	509
CDI 202.01	169
CDIC	160
CDIC Act	160
CDTC	306
Certificate Balance	334
Certificate Owner	377
Certificateholder	376
Certificateholder Quorum	451
Certificateholder Repurchase Request	487
Certificates	4
Certificates	354
Certifying Certificateholder	386
CGCMT 2022-GC48 PSA	244
CGMRC	296
Class	354
Class A-SB Scheduled Principal Balance	358
Class VRR Certificates	355
Class X Certificates	3
Class X Certificates	354
Class X Strip Rate	362
Clearstream	383
Clearstream Participants	385
Closing Date	173, 354
CMBS	165, 308
CMBS B-Piece Securities	339
Code	514
Co-Lender Agreement	238
Collateral Deficiency Amount	440
Collection Account	414
Collection Period	358
Combined VRR Available Funds	335
Combined VRR Interest	4, 332, 333, 355
Combined VRR Interest Balance	334
Combined VRR Interest Owner	333
Combined VRR Interest Owners	333
COMM Conduit/Fusion	282
COMM FL	282
Communication Request	386
Companion Loan	171
Companion Loan Holder	398
Companion Loan Rating Agency	449
Companion Note	235

562

Compensating Interest Payment	370
Computershare	306
Computershare Limited	306
Computershare Trust Company	306
Consent Fees	419
Constraining Level	344
Consultation Election Notice	488
Consultation Requesting Certificateholder	488
Consultation Termination Event	467
Consulting Party	470
Control Eligible Certificates	467
Control Shift Note	238
Control Termination Event	467
Controlling Class	467
Controlling Class Certificateholder	467
Controlling Class Representative	466
Controlling Companion Loan	400
Controlling Note	235
Controlling Note Holder	235
Controlling Pari Passu Companion Loan	400
Controlling Pari Passu Companion Loan Securitization Date	400
Corrected Loan	405
Corresponding Principal Balance Certificates	4, 355
County of LA	210
County of LA Expansion Space	185
COVID-19	67
CPR	503
CPY	345
Credit Risk Retention	332
Credit Risk Retention Rules	332
CREFC®	374
CREFC® Intellectual Property Royalty License Fee	426
CREFC® Intellectual Property Royalty License Fee Rate	426
CREFC® Reports	373
CREFI	172, 295
CREFI Bell Works Note	172
CREFI Data File	297
CREFI Mortgage Loans	172
CREFI Securitization Database	296
CREFI Yorkshire & Lexington Towers Note	172
Crossed Group	176
Cross-Over Date	361
CRR	166
CTS	306
Cumulative Appraisal Reduction Amount	440
Cure/Contest Period	483
Custodian	463
Cut-off Date	171
Cut-off Date Balance	171
Cut-off Date DSCR	177
Cut-off Date Loan-to-Value Ratio	176
Cut-off Date LTV Ratio	176
DBRI	281
DBRS Morningstar	308, 316, 477
Debt Service Coverage Ratio	177
Debt Yield on Underwritten NCF	176
Debt Yield on Underwritten Net Cash Flow	176
Debt Yield on Underwritten Net Operating Income	177
Debt Yield on Underwritten NOI	177
Defaulted Mortgage Loan	423
Defeasance Deposit	225
Defeasance Loans	225
Defeasance Lock Out Period	225
Defeasance Option	225
Defective Mortgage Loan	396
Definitive Certificate	383
Delegated Directive	16
Delinquent Loan	480
Depositaries	383
Depositor	173, 304
Determination Date	356
Deutsche Bank	282
DHCR	187
Diligence File	390
Directing Holder	466
Disclosable Special Servicer Fees	424
Discount Yield	343
Dispute Resolution Consultation	489
Dispute Resolution Cut-off Date	488
Dispute Resolution Requesting Holder	488
Distribution Account	414
Distribution Date	356
Distributor	14
DMARC	282
Document Defect	390
Dodd-Frank Act	168
DOJ	282
DSCR	177
DTC	383
DTC Participants	384
DTC Rules	384
Due Date	220, 358
Due Diligence Questionnaire	266, 297
Due Period	358
East Block	228
EDGAR	560
EEA	15
Eligible Asset Representations Reviewer	484
Eligible Operating Advisor	477
Embark	207
Embark Date	212
Enforcing Party	489
Enforcing Servicer	487
Environmental Condition	550
ERISA	525
ERISA Plans	525
ESA	197, 286
Escrow/Reserve Mitigating Circumstances	288
EU	166
EU Due Diligence Requirements	166
EU Institutional Investor	166

563

EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Retail Investor	15
EU Securitization Regulation	16, 166
Euroclear	383
Euroclear Operator	385
Euroclear Participants	385
EUWA	13, 166
Excess Interest	221
Excess Interest Distribution Account	414
Excess Liquidation Proceeds	415
Excess Liquidation Proceeds Reserve Account	414
Excess Modification Fees	420
Excess Penalty Charges	420
Excess Prepayment Interest Shortfall	371
Exchange Act	263, 288
Excluded Controlling Class Holder	380
Excluded Controlling Class Mortgage Loan	467
Excluded Information	380
Excluded Mortgage Loan	467
Excluded Mortgage Loan Special Servicer	451
Excluded RRCP Mortgage Loan	338
Excluded Special Servicer	137
Excluded Special Servicer Information	380
Excluded Special Servicer Mortgage Loan	451
Exemption Rating Agency	529
Expected Price	347
Expected Prices	347
FATCA	524
FDIC	159
FETL	18
FIEL	18
Final Asset Status Report	472
Final Dispute Resolution Election Notice	489
Financial Promotion Order	14
FIRREA	285
Fitch	448
Form 8-K	263
FPO Persons	14
FSCMA	18
FSMA	13, 167
Funds	312
Future Outside Servicing Agreement	400
GAAP	333
GACC	172, 281
GACC Data Tape	283
GACC Deal Team	283
GACC Mortgage Loans	172, 283
Hard Lockbox	177
HRR Certificates	4, 333, 339
HSTP Act	96
HTC	219
HTC Investor	215, 219, 234
HTC Recapture Period Expiration Date	215
HTCs	214, 234
Impermissible Risk Retention Affiliate	443
Impermissible TPP Affiliate	443
Indirect Participants	384
Initial Pool Balance	171
Initial Rate	221
Initial Requesting Certificateholder	487
In-Place Cash Management	178
Institutional Investor	18
Interest Accrual Amount	363
Interest Accrual Period	363
Interest Distribution Amount	363
Interest Only Mortgage Loans	220
Interest Reserve Account	414
Interest Shortfall	363
Interested Person	462
Interest-Only Certificates	354
Investment Company Act	1
Investor Certification	376
IRS	515
Issuing Entity	171
Japanese Retention Requirement	19
JFSA	19
Joint-Seller Mortgage Loan	388
JRR Rule	19
KBRA	448
KeyBank	172, 271
KeyBank Data Tape	272
KeyBank Mortgage Loans	172, 271
KeyBank Outside Serviced PSAs	315
KeyBank Parties	320
KeyBank Primary Servicer Termination Event	321
KeyBank Primary Servicing Agreement	318
KeyBank Qualification Criteria	273
KeyBank Review Team	271
KeyBank Serviced Mortgage Loans	315
Kohls Improvements	189
Largest Tenant	178
Largest Tenant Lease Expiration	178
LED Signage	103, 184
Lender Liability Act	550
Lennar	312
Liquidation Fee	422
Liquidation Fee Rate	423
Liquidation Proceeds	423
LNR Partners	323
Loan Per Unit	178
Loss of Value Payment	394
Loss of Value Reserve Fund	415
Losses	321
Lower-Tier Regular Interests	514
Lower-Tier REMIC	514
Lower-Tier REMIC Distribution Account	414
LTV Ratio at Maturity/ARD	178
LUST	198
MAI	437
Major Decision	464
Major Decision Reporting Package	465
Managing Member of the Master Lessee	214
Marina Village Owner	189

564

MAS	17
Master Lease	214
Master Lessee	214, 219
Master Servicer Remittance Date	409
Material Breach	393
Material Defect	393
Material Document Defect	390
Maturity Date/ARD Loan-to-Value Ratio	178
Maturity Date/ARD LTV Ratio	178
Midland	308
MIFID II	15
MOA	333
Modeling Assumptions	503
Modification Fees	420
Monthly Payment	357
Moody’s	448
Mortgage	171
Mortgage File	388
Mortgage Loan Purchase Agreement	388
Mortgage Loan Schedule	402
Mortgage Loan Sellers	172
Mortgage Loans	171
Mortgage Note	171
Mortgage Pool	171
Mortgage Rate	362
Mortgaged Property	171
Most Recent NOI	178
Net Cash Flow	180
Net Mortgage Pass-Through Rate	362
Net Mortgage Rate	362
NFIP	113
NI 33-105	19
Non-Controlling Note	235
Non-Controlling Note Holders	235
Non-Offered Certificates	354
Nonrecoverable Advance	411
Non-Reduced Certificates	377
Non-U.S. Tax Person	524
Non-Vertically Retained Available Funds	357
Non-Vertically Retained Certificates	3, 354
Non-Vertically Retained Percentage	334
Non-Vertically Retained Principal Balance Certificates	3, 355
Non-Vertically Retained Regular Certificates	355
Notional Amount	355
NRSRO	375, 533
NRSRO Certification	377
Occupancy	179
Occupancy Date	179
Offered Certificates	354
OID Regulations	516
OLA	159
Operating Advisor	327
Operating Advisor Annual Report	475
Operating Advisor Consultation Trigger Event	350, 474
Operating Advisor Consulting Fee	425
Operating Advisor Fee	425
Operating Advisor Fee Rate	425
Operating Advisor Standard	472
Operating Advisor Termination Event	476
Original Balance	179
Other Crossed Loans	396
Outside Certificate Administrator	400
Outside Controlling Class Representative	400
Outside Controlling Note Holder	399, 466
Outside Custodian	400
Outside Depositor	400
Outside Operating Advisor	400
Outside Securitization	400
Outside Serviced Companion Loan	399
Outside Serviced Mortgage Loan	400
Outside Serviced Pari Passu Companion Loan	399
Outside Serviced Pari Passu Whole Loan	399
Outside Serviced Pari Passu-AB Whole Loan	399
Outside Serviced Subordinate Companion Loan	399
Outside Serviced Whole Loan	399
Outside Servicer	400
Outside Servicer Fee Rate	432
Outside Servicing Agreement	400
Outside Special Servicer	400
Outside Trustee	400
P&I Advance	409
PACE	129
Pads	181
Panasonic	220
PAR	286
Pari Passu Companion Loan	171
Pari Passu Indemnified Items	447
Pari Passu Indemnified Parties	447
Pari Passu Whole Loan	171
Pari Passu-AB Whole Loan	171
Participants	383
Party in Interest	526
Pass-Through Rate	361
Payment Accommodation	438
Payment Accommodation Fee Cap	421
PCO	218
PCR	270, 303
Penalty Charges	420
Pentalpha Surveillance	327
Percentage Allocation Entitlement	335
Percentage Interest	356
Permitted Investments	356
Permitted Special Servicer/Affiliate Fees	425
PILOT	132
PIPs	202
Plan Asset Regulations	526
Pooling and Servicing Agreement	398
Pooling and Servicing Agreement Party Repurchase Request	487
PRC	17

565

Preliminary Asset Review Report	483
Preliminary Dispute Resolution Election Notice	488
Prepayment Assumption	517
Prepayment Interest Excess	370
Prepayment Interest Shortfall	370
Prepayment Penalty Description	179
Prepayment Provision	179
Prime Rate	411
Principal Balance Certificates	4, 354
Principal Distribution Amount	363
Principal Shortfall	364
Privileged Information	473
Privileged Information Exception	473
Privileged Person	375
Professional Investors	17
Profit Share Fee	184
Prohibited Prepayment	370
Promotion of Collective Investment Schemes Exemptions Order	14
Property Advances	410
Proposed Course of Action Notice	488
Prospectus	17
PTE	528, 529
Put Option	234
Qualified Investor	15
Qualified Mortgage	390
Qualified Substitute Mortgage Loan	395
Qualifying CRE Loan Percentage	333
Rated Final Distribution Date	369
Rating Agencies	556
Rating Agency	556
Rating Agency Confirmation	492
Rating Agency Declination	492
RCA	312, 339
RCM	312, 339
RCRA	550
Realized Loss	335, 372
REC	197
Record Date	356
Reduction Event	209
Registration Statement	560
Regular Certificates	354
Regular Interestholder	516
Regular Interests	514
Regulation AB	443
Regulation RR	332
Related Group	179
Release Date	225
Relevant Persons	14
Remaining Property	229
REMIC	514
REMIC LTV Test	164
REMIC Regulations	514
REO Account	415
REO Companion Loan	365
REO Loan	365
REO Mortgage Loan	365
REO Property	354
Repurchase Price	393
Repurchase Request	487
Requesting Certificateholder	488
Requesting Holders	441
Requesting Investor	386
Requesting Party	491
Required Credit Risk Retention Percentage	333
Requirements	555
Residual Certificates	354
Resolution Failure	488
Resolved	488
Restricted Group	529
Restricted Party	473
Retaining Parties	333
Retaining Sponsor	332
Retaining Third Party Purchaser	332
Review Materials	481
Revised Rate	221
RevPAR	179
Risk Retention Affiliate	444
Risk Retention Affiliated	444
Risk Retention Consultation Parties	337
ROFR Notice	213
Rooms	181
RR Interest	333
RREF AIV	339
Rule 17g-5	377, 456
S&P	308, 316
Scheduled Certificate Interest Payments	345
Scheduled Certificate Principal Payments	341
Scheduled Principal Distribution Amount	364
SEC	263, 288
Secretary	159
Securities Act	443
Securitization Accounts	354
Securitization Regulations	167
Senior Certificates	354
Serviced AB Whole Loan	398
Serviced Companion Loan	398
Serviced Companion Loan Holder	398
Serviced Companion Loan Securities	138, 448
Serviced Loans	398
Serviced Mortgage Loans	398
Serviced Outside Controlled Companion Loan	399
Serviced Outside Controlled Mortgage Loan	399
Serviced Outside Controlled Whole Loan	398
Serviced Pari Passu Companion Loan	398
Serviced Pari Passu Companion Loan Holder	398
Serviced Pari Passu Whole Loan	398
Serviced Subordinate Companion Loan	398
Serviced Subordinate Companion Loan Holder	398
Serviced Whole Loan	398
Servicer Termination Events	447

566

Servicing Fee	418
Servicing Fee Rate	418
Servicing Function Participant	443
Servicing Shift Companion Loan	400
Servicing Shift Mortgage Loan	400
Servicing Shift Whole Loan	400
Servicing Standard	403
Servicing Transfer Event	404
SFA	17
SFO	17
Similar Law	531
SMC	172, 276, 326
SMC Data Tape	277
SMC Mortgage Loans	172, 276
SMC Yorkshire & Lexington Towers Notes	172
SMMEA	533
Soft Lockbox	179
Soft Springing Lockbox	179
Special Servicer Decision	407
Special Servicing Fee	421
Special Servicing Fee Rate	421
Specially Serviced Loan	404
Split Mortgage Loan	171
Sponsors	173, 264
Springing Cash Management	180
Springing Lockbox	180
SR Due Diligence Requirements	167
SR Institutional Investors	167
St. Joseph	208, 213
Startup Day	514
Starwood	276
Starwood Review Team	277
Stated Principal Balance	364
Stone Point	312
Structured Product	17
STWD	323
Subject 2021 Wells Fargo CTS CMBS Annual Statement of Compliance	307
Subordinate Certificates	354
Subordinate Companion Loan	171
Sub-Servicing Agreement	409
Swap Curve Interpolated Yield	342
Swap Priced Expected Price	345
Swap Priced Principal Balance Certificates	341
Target Price	344
TCO	217
Termination Purchase Amount	493
Terms and Conditions	385
Tests	482
The 111 River Street Co-Lender Agreement	257
Third Party Report	174
TIA	169
Title V	554
Township	234
Trailing 12 NOI	178
Treasury Yield Interest-Only Certificates	341
Treasury Yield Interest-Only Expected Price	347
TRIPRA	114
Trust REMICs	514
Trustee	305
Trustee/Certificate Administrator Fee	425
Trustee/Certificate Administrator Fee Rate	425
U.S. Tax Person	523
UBS	172
UBS AG, New York Branch	289
UBS AG, New York Branch Data Tape	290
UBS AG, New York Branch Deal Team	290
UBS AG, New York Branch Mortgage Loans	290
UBS Mortgage Loans	172
UBS Qualification Criteria	291
UBSRES	289
UK	13, 166
UK Due Diligence Requirements	166
UK Institutional Investor	167
UK MIFIR Product Governance Rules	14
UK PRIIPS Regulation	13
UK Prospectus Regulation	13
UK Qualified Investor	13
UK Retail Investor	13
UK Securitization Regulation	16, 166
Uncertificated Interest Owners	365
Uncertificated Interests	355
Uncertificated VRR Interest	355
Uncertificated VRR Interest Balance	334
Uncertificated VRR Interest Owner	333
Underwriter Entities	136
Underwriter Exemption	529
Underwriting Agreement	558
Underwritten EGI	181
Underwritten Expenses	180
Underwritten NCF	180
Underwritten NCF DSCR	177
Underwritten Net Cash Flow	180
Underwritten Net Operating Income	180
Underwritten NOI	180
Underwritten Revenues	181
Units	181
Unscheduled Principal Distribution Amount	364
Unsolicited Information	482
Updated Appraisal	457
Upper Unit	195, 229
Upper-Tier REMIC	514
Upper-Tier REMIC Distribution Account	414
UST	198
UW NCF DSCR	177
Vertical Risk Retention Allocation Percentage	336
Vertically Retained Percentage	334
Volcker Rule	168
Voting Rights	382
VRR Interest Distribution Amount	336
VRR Principal Distribution Amount	337

567

VRR Realized Loss Interest Distribution Amount	337
WAC Rate	362
Waygate Beneficial Owners	194
Weighted Average Mortgage Rate	181
Wells Fargo	306
Wells Fargo Bank	306
West Block	228
West Release Parcel	229
WFDTC	306
Whole Loan	171
Whole Loan Custodial Account	414
Withheld Amounts	414
Workout Fee	421
Workout Fee Rate	422
Workout-Delayed Reimbursement Amount	413
WTNA	305
Yield Curve Interpolated Yield	346
Yield Priced Certificates	341
Yield Priced Expected Price	347
YM Group A	368
YM Group A-S	368
YM Group B	368
YM Group C	368
YM Group DE	368
YM Groups	368
Yorkshire & Lexington Towers A Notes	244
Yorkshire & Lexington Towers B Note	244
Yorkshire & Lexington Towers Borrower Party	247
Yorkshire & Lexington Towers Co-Lender Agreement	244
Yorkshire & Lexington Towers Control Appraisal Period	247
Yorkshire & Lexington Towers Controlling Note	246
Yorkshire & Lexington Towers Major Decision	249
Yorkshire & Lexington Towers Mortgage Loan	243
Yorkshire & Lexington Towers Non-Controlling Note	248
Yorkshire & Lexington Towers Non-Controlling Noteholder	248
Yorkshire & Lexington Towers Non-Lead Note	249
Yorkshire & Lexington Towers Non-Lead Securitization Subordinate Class Representative	249
Yorkshire & Lexington Towers Note A Holder	244
Yorkshire & Lexington Towers Note A Holders	244
Yorkshire & Lexington Towers Note A Percentage Interest	246
Yorkshire & Lexington Towers Note A Rate	246
Yorkshire & Lexington Towers Note B Holder	244
Yorkshire & Lexington Towers Note B Percentage Interest	246
Yorkshire & Lexington Towers Note B Rate	246
Yorkshire & Lexington Towers Note B-1 Holder	246
Yorkshire & Lexington Towers Note B-2 Holder	246
Yorkshire & Lexington Towers Notes	243
Yorkshire & Lexington Towers Pari Passu Companion Loan Holders	244
Yorkshire & Lexington Towers Pari Passu Companion Loans	244
Yorkshire & Lexington Towers Restricted Holder	247
Yorkshire & Lexington Towers Senior Notes	244
Yorkshire & Lexington Towers Servicer	244
Yorkshire & Lexington Towers Special Servicer	244
Yorkshire & Lexington Towers Subordinate Companion Loan	244
Yorkshire & Lexington Towers Triggering Event of Default	246
Yorkshire & Lexington Towers Whole Loan	244
Yorkshire & Lexington Towers Workout	245

568

ANNEX A

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

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BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address
								1	25
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	9.9%		BMO, SMC, CREFI	BMO, SMC, CREFI	NAP	NAP	Various
1.01	Property		1	Yorkshire Towers	8.5%	86.1%					305 East 86th Street
1.02	Property		1	Lexington Towers	1.4%	13.9%					160 East 88th Street
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	9.2%	100.0%	DBRI	GACC	NAP	NAP	2525 16th Street
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	7.8%		KeyBank	KeyBank	Group A	NAP	Various
3.01	Property		1	Walgreens - Las Vegas	3.1%	39.7%					2427 South Las Vegas Boulevard
3.02	Property		1	Waystar Building	1.8%	22.6%					888 West Market Street
3.03	Property		1	Fresenius Kidney Care	0.5%	6.9%					14001 Osborne Street
3.04	Property		1	Tower Health	0.4%	5.6%					2200 Conrad Weiser Parkway
3.05	Property		1	New Orleans MOB	0.4%	5.5%					7030 Canal Boulevard
3.06	Property		1	Penn State Health	0.4%	5.3%					4301 North 5th Street Highway
3.07	Property		1	Carmichael MOB	0.4%	4.9%					1610 Maxwell Drive
3.08	Property		1	Port Arthur Dialysis	0.3%	3.5%					3730 Dryden Road and 3723 Gulfway Drive
3.09	Property		1	Auburn Medical	0.3%	3.5%					45 Dartmouth Drive
3.10	Property		1	Berkley Eye Institute, PA	0.2%	2.5%					18545 West Lake Houston Parkway
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	7.1%	100.0%	UBS AG	UBS AG	NAP	NAP	3075 Olcott Street
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	5.6%	100.0%	DBRI	GACC	NAP	NAP	1933 South Broadway
6	Loan	4, 5, 16, 19	1	360 Rosemary	4.5%	100.0%	BMO	BMO	NAP	NAP	360 South Rosemary Avenue
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	4.2%	100.0%	CREFI, BMO, BCREI	CREFI, BMO	NAP	NAP	101 Crawfords Corner Road
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	3.2%	100.0%	CREFI, WFBNA, JPMCB	CREFI	NAP	NAP	79 Fifth Avenue
9	Loan	12, 19, 27, 34	1	111 River Street	3.1%	100.0%	BMO	BMO	NAP	NAP	111 River Street
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	3.1%		UBS AG	UBS AG	NAP	NAP	Various
10.01	Property		1	West Mifflin, PA	1.1%	35.1%					1200 Lebanon Road
10.02	Property		1	Church Hill, TN	0.8%	26.3%					121 Kingsport Press Lane
10.03	Property		1	Mossville, IL	0.6%	18.0%					2314 East Wilkens Drive
10.04	Property		1	Eldon, MO	0.5%	15.1%					1401 East North Street
10.05	Property		1	Kingsport, TN	0.2%	5.5%					2497 Sherwood Road
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	3.0%	100.0%	KeyBank	KeyBank	Group A	NAP	3035 West Fleet Street and 3705 North Northview Avenue
12	Loan	12, 23	1	PentaCentre Office	2.9%	100.0%	CREFI	CREFI	NAP	NAP	300, 320 and 340 East Big Beaver Road
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio	2.8%		BMO	BMO	NAP	NAP	Various
13.01	Property		1	LaFollette, TN	0.4%	13.8%					146 Canyon Lane
13.02	Property		1	Griffin, GA	0.3%	12.0%					999 North Hill Street
13.03	Property		1	Monteagle, TN	0.3%	11.5%					505 Foresite Avenue
13.04	Property		1	Bessemer, AL	0.3%	9.2%					131 McCalla Road
13.05	Property		1	Valley, AL	0.3%	9.1%					210 WF Burns Drive, 299 WF Burns Drive and South 15th Street
13.06	Property		1	Boyle, MS	0.2%	8.7%					470 Highway 61 South
13.07	Property		1	Elizabethton, TN	0.2%	7.1%					1151 Old Bristol Highway
13.08	Property		1	Panama City, FL	0.1%	5.4%					3101 and 3119 Highway 98 East
13.09	Property		1	Phenix City, AL	0.1%	4.7%					3205 Martin Luther King Jr. Parkway South
13.10	Property		1	Thomson, GA	0.1%	4.6%					118 Black Street, 212 East Hill Street and 304 Bussey Avenue
13.11	Property		1	Cleveland, GA	0.1%	4.4%					36 Cannon Road
13.12	Property		1	Birmingham, AL	0.1%	4.0%					5300 Cahaba Valley Road
13.13	Property		1	Okoboji, IA	0.1%	2.9%					1906 Highway 71 North
13.14	Property		1	Harpersville, AL	0.1%	2.7%					38188 AL-25
14	Loan	4	1	Wards Crossing West	2.8%	100.0%	KeyBank	KeyBank	NAP	NAP	120, 225 and 475 Simons Run
15	Loan	16	1	Cheshire Station	2.5%	100.0%	KeyBank	KeyBank	NAP	NAP	4215 Cheshire Station Plaza
16	Loan	16, 19, 28	1	Kewaunee Scientific	2.4%	100.0%	BMO	BMO	NAP	NAP	2700 West Front Street
17	Loan	24, 28	1	2 Riverfront Plaza	2.1%	100.0%	BMO	BMO	NAP	NAP	826-836 McCarter Highway
18	Loan	2, 16	1	1901 10th Avenue	1.8%	100.0%	SMC	SMC	NAP	NAP	1901 10th Avenue
19	Loan	19	1	Waikele Self-Storage Park	1.8%	100.0%	CREFI	CREFI	NAP	NAP	94-990 Pakela Street
20	Loan	26	1	Corporate Center Building G	1.7%	100.0%	KeyBank	KeyBank	Group C	NAP	8850 West Sunset Road
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	1.6%	100.0%	KeyBank	KeyBank	Group B	NAP	16980 West Indian School Road
22	Loan		1	Dollar Self Storage #5 - Mesa	1.6%	100.0%	KeyBank	KeyBank	Group B	NAP	2732 East McKellips Road
23	Loan	19, 23	1	Rego Park II	1.6%	100.0%	KeyBank	KeyBank	NAP	NAP	95-38, 95-40 to 95-44, 96-42 to 96-70 & 95-56 to 95-60 Queens Boulevard, 63-73 to 63-79 Saunders Street, 94-14 to 94-24 and 95-11 to 95-19 63rd Drive
24	Loan	6, 16, 19, 23	3	Longwood Industrial	1.4%		KeyBank	KeyBank	Group D	NAP	Various
24.01	Property		1	Bennett Commerce Center	0.7%	48.3%					1335 Bennett Drive
24.02	Property		1	Midway Commerce Center	0.4%	30.7%					5401 South Bryant Avenue
24.03	Property		1	Big Tree Center	0.3%	21.0%					2290 North Ronald Reagan Boulevard
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio	1.3%		UBS AG	UBS AG	NAP	NAP	Various
25.01	Property		1	Travelodge - 2307 Wyoming Avenue	0.1%	7.5%					2307 Wyoming Avenue
25.02	Property		1	Travelodge - 2111 Camino Del Llano	0.1%	6.1%					2111 Camino Del Llano
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way	0.1%	5.8%					1170 West Flaming Gorge Way
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive	0.1%	5.2%					1731 South Sunridge Drive
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive	0.1%	4.0%					451 Halligan Drive
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60	0.0%	3.7%					1608 West Business Highway 60
25.07	Property		1	Travelodge - 1127 Pony Express Highway	0.0%	3.7%					1127 Pony Express Highway
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street	0.0%	3.5%					1130B East 16th Street
25.09	Property		1	Travelodge - 2680 Airport Road	0.0%	3.4%					2680 Airport Road
25.10	Property		1	Super 8 - 720 Royal Parkway	0.0%	3.2%					720 Royal Parkway
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street	0.0%	3.2%					1051 North Market Street
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway	0.0%	3.0%					2700 North Diers Parkway
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road	0.0%	2.9%					95 Spruce Road
25.14	Property		1	Super 8 - 2545 Cornhusker Highway	0.0%	2.8%					2545 Cornhusker Highway
25.15	Property		1	Travelodge - 1110 Southeast 4th Street	0.0%	2.8%					1110 Southeast 4th Street
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court	0.0%	2.5%					2300 Valley West Court
25.17	Property		1	Travelodge - 800 West Laramie Street	0.0%	2.5%					800 West Laramie Street
25.18	Property		1	Travelodge - 22 North Frontage Road	0.0%	2.5%					22 North Frontage Road
25.19	Property		1	Travelodge - 123 Westvaco Road	0.0%	2.3%					123 Westvaco Road
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue	0.0%	2.3%					2006 North Merrill Avenue
25.21	Property		1	Travelodge - 1710 Jefferson Street	0.0%	2.1%					1710 Jefferson Street
25.22	Property		1	Travelodge - 1625 Stillwater Avenue	0.0%	2.1%					1625 Stillwater Avenue
25.23	Property		1	Travelodge - 8233 Airline Highway	0.0%	2.0%					8233 Airline Highway
25.24	Property		1	Baymont Inn & Suites - 6390 US-93	0.0%	1.9%					6390 US-93
25.25	Property		1	Travelodge - 707 East Webster Street	0.0%	1.8%					707 East Webster Street
25.26	Property		1	Travelodge - 777 West Hwy 21	0.0%	1.7%					777 West Highway 21
25.27	Property		1	Travelodge - 3522 North Highway 59	0.0%	1.6%					3522 North Highway 59
25.28	Property		1	Travelodge - 108 6th Avenue	0.0%	1.5%					108 6th Avenue

A-1

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address
								1	25
25.29	Property		1	Travelodge - 2200 East South Avenue	0.0%	1.5%					2200 East South Avenue
25.30	Property		1	Travelodge - 128 South Willow Road	0.0%	1.2%					128 South Willow Road
25.31	Property		1	Travelodge - 1005 Highway 285	0.0%	1.2%					1005 Highway 285
25.32	Property		1	Days Inn - 3431 14th Avenue South	0.0%	1.1%					3431 14th Avenue
25.33	Property		1	Travelodge - 2505 US 69	0.0%	0.9%					2505 US 69
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road	0.0%	0.9%					3475 Union Road
25.35	Property		1	Travelodge - 1706 North Park Drive	0.0%	0.8%					1706 North Park Drive
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street	0.0%	0.8%					2005 Daley Street
25.37	Property		1	Travelodge - 1177 East 16th Street	0.0%	0.7%					1177 East 16th Street
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road	0.0%	0.7%					35450 Yermo Road
25.39	Property		1	Travelodge - 2407 East Holland Avenue	0.0%	0.6%					2407 East Holland Avenue
25.40	Property		1	Travelodge - 620 Souder Road	0.0%	0.6%					620 Souder Road
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast	0.0%	0.4%					100 15th Street Southeast
25.42	Property		1	Travelodge - 109 East Commerce Street	0.0%	0.3%					109 East Commerce Street
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue	0.0%	0.3%					4000 Siskiyou Avenue
25.44	Property		1	Travelodge - 98 Moffat Avenue	0.0%	0.2%					98 Moffat Avenue
26	Loan		1	Dollar Self Storage #6 - Apache Junction	1.3%	100.0%	KeyBank	KeyBank	Group B	NAP	1441 East Old West Highway
27	Loan	2, 6, 19	3	NTG Industrial Portfolio	1.3%		BMO	BMO	NAP	NAP	Various
27.01	Property		1	897 12th Street	0.8%	67.8%					897 12th Street
27.02	Property		1	392 White Horse Pike	0.2%	20.0%					392 North White Horse Pike
27.03	Property		1	6727 Delilah Road	0.2%	12.2%					6727 Delilah Road
28	Loan		1	Hayward Storage	1.1%	100.0%	BMO	BMO	NAP	NAP	77 Traynor Street
29	Loan	16, 17, 20, 28	1	Waygate Technologies	1.0%	100.0%	UBS AG	UBS AG	NAP	NAP	721 Visions Drive
30	Loan	16	1	Westcliff Plaza	1.0%	100.0%	KeyBank	KeyBank	Group C	NAP	401 North Buffalo Drive
31	Loan		1	The Shoppes at Seven Oaks	0.8%	100.0%	BMO	BMO	NAP	NAP	13645 Big Bend Road
32	Loan	16	1	Cooper Commerce Center	0.8%	100.0%	KeyBank	KeyBank	Group D	NAP	2003-2033 West McNab Road
33	Loan	34	1	Mini U Storage - Woodbridge	0.8%	100.0%	KeyBank	KeyBank	NAP	NAP	13901 Smoketown Road
34	Loan		1	Marina Village	0.7%	100.0%	KeyBank	KeyBank	Group E	NAP	229 NAS Drive
35	Loan	7	1	Lakeview Storage	0.6%	100.0%	CREFI	CREFI	NAP	NAP	7150 Knoxville Road
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	0.6%	100.0%	UBS AG	UBS AG	NAP	NAP	850 25th Street Northwest
37	Loan	12, 16	1	Beverly Industrial Park	0.6%	100.0%	KeyBank	KeyBank	NAP	NAP	54 West Dane Street and 116 - 118 Park Street
38	Loan		1	Storage Crib	0.4%	100.0%	KeyBank	KeyBank	Group E	NAP	2145 & 2146 Troy Avenue and 3509 South State Road 3

A-2

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %
									2	2			3			6, 7	6, 7	6, 7		8
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	New York	New York	NY	Various	Multifamily	High Rise	Various	Various	808	Units	393,564.36	70,000,000	70,000,000	70,000,000	3.04000%	0.01632%
1.01	Property		1	Yorkshire Towers	New York	New York	NY	10028	Multifamily	High Rise	1964	2014, 2022	681	Units		60,241,090	60,241,090	60,241,090
1.02	Property		1	Lexington Towers	New York	New York	NY	10128	Multifamily	High Rise	1963	2014	127	Units		9,758,910	9,758,910	9,758,910
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	San Francisco	San Francisco	CA	94103	Mixed Use	Industrial/Office	1924	2021	172,328	SF	580.29	65,000,000	65,000,000	65,000,000	5.19750%	0.01632%
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	283,488	SF	282.20	55,000,000	55,000,000	55,000,000	5.06000%	0.02507%
3.01	Property		1	Walgreens - Las Vegas	Las Vegas	Clark	NV	89104	Retail	Single Tenant	2015	NAP	18,100	SF		21,818,500	21,818,500	21,818,500
3.02	Property		1	Waystar Building	Louisville	Jefferson	KY	40202	Office	CBD	2009	2014	128,710	SF		12,443,750	12,443,750	12,443,750
3.03	Property		1	Fresenius Kidney Care	Arleta	Los Angeles	CA	91331	Office	Medical	1965	2019	10,075	SF		3,811,500	3,811,500	3,811,500
3.04	Property		1	Tower Health	Womelsdorf	Berks	PA	19567	Office	Medical	2021	NAP	11,000	SF		3,093,750	3,093,750	3,093,750
3.05	Property		1	New Orleans MOB	New Orleans	Orleans Parish	LA	70124	Office	Medical	1990	2012	21,619	SF		3,020,188	3,020,188	3,020,188
3.06	Property		1	Penn State Health	Temple	Berks	PA	19560	Office	Medical	1955	2020	14,200	SF		2,887,500	2,887,500	2,887,500
3.07	Property		1	Carmichael MOB	Hudson	Saint Croix	WI	54016	Office	Medical	2004	NAP	26,517	SF		2,679,875	2,679,875	2,679,875
3.08	Property		1	Port Arthur Dialysis	Port Arthur	Jefferson	TX	77642	Office	Medical	1978	NAP	38,466	SF		1,931,188	1,931,188	1,931,188
3.09	Property		1	Auburn Medical	Auburn	Rockingham	NH	03032	Office	Medical	2017	NAP	7,704	SF		1,914,000	1,914,000	1,914,000
3.10	Property		1	Berkley Eye Institute, PA	Humble	Harris	TX	77346	Office	Medical	2019	NAP	7,097	SF		1,399,750	1,399,750	1,399,750
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	Santa Clara	Santa Clara	CA	95054	Office	Suburban	2022	NAP	246,606	SF	575.82	50,000,000	50,000,000	50,000,000	5.10000%	0.01632%
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	Los Angeles	Los Angeles	CA	90007	Mixed Use	Office/Retail	1958	2019	806,960	SF	185.88	40,000,000	40,000,000	40,000,000	5.42500%	0.01632%
6	Loan	4, 5, 16, 19	1	360 Rosemary	West Palm Beach	Palm Beach	FL	33401	Office	CBD	2021	NAP	313,002	SF	271.56	32,000,000	32,000,000	32,000,000	3.95000%	0.01632%
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	Holmdel	Monmouth	NJ	07733	Office	Suburban	1962, 1964, 1982	2017	1,371,470	SF	153.12	30,000,000	30,000,000	30,000,000	5.11000%	0.01632%
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	New York	New York	NY	10003	Office	CBD	1906	2016	345,751	SF	694.14	23,000,000	23,000,000	23,000,000	4.92000%	0.01632%
9	Loan	12, 19, 27, 34	1	111 River Street	Hoboken	Hudson	NJ	07030	Office	CBD	2002	NAP	557,719	SF	138.96	22,000,000	22,000,000	22,000,000	3.28000%	0.01632%
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	Various	Various	Various	Various	Industrial	Various	Various	Various	2,329,016	SF	24.47	22,000,000	22,000,000	20,500,131	5.70000%	0.01632%
10.01	Property		1	West Mifflin, PA	West Mifflin	Allegheny	PA	15122	Industrial	Warehouse / Distribution	1949	1994	625,000	SF		7,719,298	7,719,298	7,193,028
10.02	Property		1	Church Hill, TN	Church Hill	Hawkins	TN	37642	Industrial	Warehouse / Distribution	1966	2021	818,685	SF		5,789,474	5,789,474	5,394,771
10.03	Property		1	Mossville, IL	Mossville	Peoria	IL	61523	Industrial	Warehouse / Distribution	1995	NAP	478,400	SF		3,965,789	3,965,789	3,695,418
10.04	Property		1	Eldon, MO	Eldon	Miller	MO	65026	Industrial	Manufacturing	1975	2019	276,180	SF		3,311,579	3,311,579	3,085,809
10.05	Property		1	Kingsport, TN	Kingsport	Hawkins	TN	37664	Industrial	Warehouse / Distribution	1960	2021	130,751	SF		1,213,860	1,213,860	1,131,104
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	Sioux Falls	Minnehaha	SD	57107	Retail	Single Tenant	2019	NAP	189,905	SF	113.21	21,500,000	21,500,000	21,500,000	5.13000%	0.02507%
12	Loan	12, 23	1	PentaCentre Office	Troy	Oakland	MI	48083	Office	Suburban	1986	2019	734,156	SF	46.67	20,300,000	20,277,018	16,864,579	5.32000%	0.01632%
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio	Various	Various	Various	Various	Self Storage	Self Storage	Various	Various	380,273	SF	51.54	19,600,000	19,600,000	19,600,000	5.07000%	0.01632%
13.01	Property		1	LaFollette, TN	LaFollette	Campbell	TN	37766	Self Storage	Self Storage	1983-1994	2020	32,636	SF		2,700,000	2,700,000	2,700,000
13.02	Property		1	Griffin, GA	Griffin	Spalding	GA	30223	Self Storage	Self Storage	2008, 2020	NAP	37,440	SF		2,350,000	2,350,000	2,350,000
13.03	Property		1	Monteagle, TN	Monteagle	Grundy	TN	37356	Self Storage	Self Storage	1980	2019	42,779	SF		2,255,578	2,255,578	2,255,578
13.04	Property		1	Bessemer, AL	Bessemer	Jefferson	AL	35022	Self Storage	Self Storage	1996	2010	26,850	SF		1,800,000	1,800,000	1,800,000
13.05	Property		1	Valley, AL	Valley and Lanett	Chambers	AL	36854, 36863	Self Storage	Self Storage	1980, 2004, 2008	NAP	35,550	SF		1,790,800	1,790,800	1,790,800
13.06	Property		1	Boyle, MS	Boyle	Bolivar	MS	38730	Self Storage	Self Storage	2001	2020	36,087	SF		1,700,000	1,700,000	1,700,000
13.07	Property		1	Elizabethton, TN	Elizabethton	Carter	TN	37643	Self Storage	Self Storage	2006	2020	25,907	SF		1,394,671	1,394,671	1,394,671
13.08	Property		1	Panama City, FL	Panama City	Bay	FL	32401	Self Storage	Self Storage	1960, 2020	NAP	22,809	SF		1,050,000	1,050,000	1,050,000
13.09	Property		1	Phenix City, AL	Phenix City	Russell	AL	36869	Self Storage	Self Storage	2006	NAP	24,699	SF		918,500	918,500	918,500
13.10	Property		1	Thomson, GA	Thomson	McDuffie	GA	30824	Self Storage	Self Storage	1999, 2001, 2018, 2019	NAP	23,287	SF		908,000	908,000	908,000
13.11	Property		1	Cleveland, GA	Cleveland	White	GA	30528	Self Storage	Self Storage	1996, 1997, 1998, 2021	NAP	24,179	SF		861,001	861,001	861,001
13.12	Property		1	Birmingham, AL	Birmingham	Shelby	AL	35242	Self Storage	Self Storage	1948, 1984	NAP	12,950	SF		786,296	786,296	786,296
13.13	Property		1	Okoboji, IA	Okoboji	Dickinson	IA	51355	Self Storage	Self Storage	1996-2001	NAP	26,200	SF		562,870	562,870	562,870
13.14	Property		1	Harpersville, AL	Harpersville	Shelby	AL	35078	Self Storage	Self Storage	1999	NAP	8,900	SF		522,284	522,284	522,284
14	Loan	4	1	Wards Crossing West	Lynchburg	Campbell	VA	24502	Retail	Anchored	2006	NAP	203,499	SF	95.82	19,500,000	19,500,000	17,957,161	4.89000%	0.02507%
15	Loan	16	1	Cheshire Station	Dale City	Prince William	VA	22193	Retail	Anchored	2002	NAP	105,054	SF	167.87	17,635,000	17,635,000	17,635,000	4.97000%	0.02507%
16	Loan	16, 19, 28	1	Kewaunee Scientific	Statesville	Iredell	NC	28677	Industrial	Flex	1955-2010	2019	416,299	SF	40.00	16,650,000	16,650,000	16,650,000	4.95000%	0.01632%
17	Loan	24, 28	1	2 Riverfront Plaza	Newark	Essex	NJ	07102	Office	CBD	2014	NAP	337,543	SF	325.88	15,000,000	15,000,000	15,000,000	4.26000%	0.01632%
18	Loan	2, 16	1	1901 10th Avenue	Brooklyn	Kings	NY	11215	Multifamily	Mid Rise	2020	NAP	27	Units	481,481.48	13,000,000	13,000,000	13,000,000	5.29500%	0.01632%
19	Loan	19	1	Waikele Self-Storage Park	Waipahu	Honolulu	HI	96797	Self Storage	Self Storage	1942	NAP	385,792	SF	32.40	12,500,000	12,500,000	12,500,000	6.48000%	0.01632%
20	Loan	26	1	Corporate Center Building G	Las Vegas	Clark	NV	89148	Office	Suburban	2015	NAP	47,500	SF	247.84	11,785,000	11,772,460	9,891,634	5.65000%	0.02507%
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	Goodyear	Maricopa	AZ	85395	Self Storage	Self Storage	2020	NAP	132,203	SF	86.89	11,500,000	11,486,511	9,495,987	5.13000%	0.02507%
22	Loan		1	Dollar Self Storage #5 - Mesa	Mesa	Maricopa	AZ	85213	Self Storage	Self Storage	2002, 2010	NAP	98,755	SF	116.31	11,500,000	11,486,028	9,437,370	4.94000%	0.02507%
23	Loan	19, 23	1	Rego Park II	Rego Park	Queens	NY	11374	Retail	Unanchored	1940, 1941, 1950, 1956, 1962	NAP	57,248	SF	192.15	11,000,000	11,000,000	9,392,662	4.49000%	0.02507%
24	Loan	6, 16, 19, 23	3	Longwood Industrial	Various	Seminole	FL	Various	Industrial	Various	Various	NAP	127,902	SF	79.12	10,120,000	10,120,000	10,120,000	4.90000%	0.02507%
24.01	Property		1	Bennett Commerce Center	Longwood	Seminole	FL	32750	Industrial	Warehouse / Distribution	1985	NAP	55,000	SF		4,887,500	4,887,500	4,887,500
24.02	Property		1	Midway Commerce Center	Sanford	Seminole	FL	32773	Industrial	Warehouse / Distribution	1986	NAP	52,000	SF		3,105,000	3,105,000	3,105,000
24.03	Property		1	Big Tree Center	Longwood	Seminole	FL	32750	Industrial	Flex	1984	NAP	20,902	SF		2,127,500	2,127,500	2,127,500
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio	Various	Various	Various	Various	Hospitality	Limited Service	Various	Various	3,729	Rooms	36,328.22	10,000,000	9,342,616	6,921,981	4.85000%	0.01632%
25.01	Property		1	Travelodge - 2307 Wyoming Avenue	Gillette	Campbell	WY	82718	Hospitality	Limited Service	2001, 2007	2016-2017	154	Rooms		753,365	703,840	521,478
25.02	Property		1	Travelodge - 2111 Camino Del Llano	Belen	Valencia	NM	87002	Hospitality	Limited Service	1994, 2007	NAP	158	Rooms		611,952	571,723	423,592
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way	Green River	Sweetwater	WY	82935	Hospitality	Limited Service	1997	2016-2017	192	Rooms		584,290	545,880	404,444
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive	Yuma	Yuma	AZ	85365	Hospitality	Limited Service	1999	2016	119	Rooms		524,562	490,078	363,101
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive	North Platte	Lincoln	NE	69101	Hospitality	Limited Service	2005	2016-2017	135	Rooms		398,999	372,770	276,187
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60	Dexter	Stoddard	MO	63841	Hospitality	Limited Service	1997, 2006, 2015	NAP	133	Rooms		372,573	348,080	257,894
25.07	Property		1	Travelodge - 1127 Pony Express Highway	Marysville	Marshall	KS	66508	Hospitality	Limited Service	1999, 2007	NAP	139	Rooms		370,288	345,946	256,313
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street	Wellington	Sumner	KS	67152	Hospitality	Limited Service	2015	NAP	110	Rooms		347,930	325,058	240,836
25.09	Property		1	Travelodge - 2680 Airport Road	Santa Teresa	Dona Ana	NM	88008	Hospitality	Limited Service	2014	NAP	56	Rooms		338,855	316,579	234,555
25.10	Property		1	Super 8 - 720 Royal Parkway	Nashville	Davidson	TN	37214	Hospitality	Limited Service	1989	2017	103	Rooms		321,872	300,713	222,799
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street	Hearne	Robertson	TX	77859	Hospitality	Limited Service	1999, 2016	2016	140	Rooms		316,329	295,534	218,963
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway	Fremont	Dodge	NE	68025	Hospitality	Limited Service	2007	2017-2018	100	Rooms		295,147	275,744	204,300
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road	Elko	Elko	NV	89801	Hospitality	Limited Service	1999	NAP	119	Rooms		289,531	270,498	200,413
25.14	Property		1	Super 8 - 2545 Cornhusker Highway	Lincoln	Lancaster	NE	68521	Hospitality	Limited Service	1983, 1993	2016	132	Rooms		284,955	266,223	197,246
25.15	Property		1	Travelodge - 1110 Southeast 4th Street	Hermiston	Umatilla	OR	97838	Hospitality	Limited Service	2002	NAP	86	Rooms		280,745	262,290	194,331
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court	Clinton	Clinton	IA	52732	Hospitality	Limited Service	2005	NAP	123	Rooms		250,718	234,236	173,546
25.17	Property		1	Travelodge - 800 West Laramie Street	Guernsey	Platte	WY	82214	Hospitality	Limited Service	1978, 1980	2017	95	Rooms		249,472	233,072	172,684
25.18	Property		1	Travelodge - 22 North Frontage Road	Pecos	Reeves	TX	79772	Hospitality	Limited Service	2001, 2008	2015	61	Rooms		247,279	231,023	171,166
25.19	Property		1	Travelodge - 123 Westvaco Road	Low Moor	Alleghany	VA	24457	Hospitality	Limited Service	2009	NAP	30	Rooms		232,884	217,574	161,202
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue	Glendive	Dawson	MT	59330	Hospitality	Limited Service	2014	NAP	74	Rooms		226,763	211,856	156,965
25.21	Property		1	Travelodge - 1710 Jefferson Street	Jefferson City	Cole	MO	65109	Hospitality	Limited Service	1991	2013-2014	77	Rooms		207,302	193,674	143,494
25.22	Property		1	Travelodge - 1625 Stillwater Avenue	Cheyenne	Laramie	WY	82009	Hospitality	Limited Service	1999	2016-2017	60	Rooms		207,195	193,574	143,420
25.23	Property		1	Travelodge - 8233 Airline Highway	Livonia	Pointe Coupee	LA	70755	Hospitality	Limited Service	2013	NAP	60	Rooms		203,669	190,280	140,979
25.24	Property		1	Baymont Inn & Suites - 6390 US-93	Whitefish	Flathead	MT	59937	Hospitality	Limited Service	1991	2017	64	Rooms		188,844	176,430	130,717
25.25	Property		1	Travelodge - 707 East Webster Street	Morrill	Scotts Bluff	NE	69358	Hospitality	Limited Service	1998-1999	2016	97	Rooms		175,120	163,608	121,218
25.26	Property		1	Travelodge - 777 West Hwy 21	Milford	Beaver	UT	84751	Hospitality	Limited Service	2002, 2006	NAP	75	Rooms		166,738	155,777	115,416
25.27	Property		1	Travelodge - 3522 North Highway 59	Douglas	Converse	WY	82633	Hospitality	Limited Service	2007	2014	112	Rooms		160,825	150,253	111,323
25.28	Property		1	Travelodge - 108 6th Avenue	Edgemont	Fall River	SD	57735	Hospitality	Limited Service	1987	2016-2017	55	Rooms		152,733	142,692	105,721

A-3

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	City	County	State	Zip Code	General Property Type	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %
									2	2			3			6, 7	6, 7	6, 7		8
25.29	Property		1	Travelodge - 2200 East South Avenue	McAlester	Pittsburg	OK	74501	Hospitality	Limited Service	2011	NAP	61	Rooms		147,632	137,927	102,190
25.30	Property		1	Travelodge - 128 South Willow Road	Missouri Valley	Harrison	IA	51555	Hospitality	Limited Service	2006	NAP	41	Rooms		124,862	116,654	86,429
25.31	Property		1	Travelodge - 1005 Highway 285	Vaughn	Guadalupe	NM	88353	Hospitality	Limited Service	1998	NAP	60	Rooms		124,596	116,405	86,245
25.32	Property		1	Days Inn - 3431 14th Avenue South	Fargo	Cass	ND	58103	Hospitality	Limited Service	1993	NAP	74	Rooms		106,215	99,232	73,522
25.33	Property		1	Travelodge - 2505 US 69	Fort Scott	Bourbon	KS	66701	Hospitality	Limited Service	2001	NAP	70	Rooms		91,327	85,324	63,217
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road	Buffalo	Erie	NY	14225	Hospitality	Limited Service	2003	NAP	56	Rooms		88,154	82,359	61,020
25.35	Property		1	Travelodge - 1706 North Park Drive	Winslow	Navajo	AZ	86047	Hospitality	Limited Service	1982	NAP	72	Rooms		84,914	79,332	58,777
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street	Rawlins	Carbon	WY	82301	Hospitality	Limited Service	2006	2016-2017	62	Rooms		81,562	76,201	56,457
25.37	Property		1	Travelodge - 1177 East 16th Street	Wellington	Sumner	KS	67152	Hospitality	Limited Service	1993, 1999	NAP	80	Rooms		74,973	70,045	51,896
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road	Yermo	San Bernardino	CA	92398	Hospitality	Limited Service	2002	NAP	65	Rooms		73,145	68,337	50,631
25.39	Property		1	Travelodge - 2407 East Holland Avenue	Alpine	Brewster	TX	79830	Hospitality	Limited Service	2002	2014	40	Rooms		60,635	56,649	41,971
25.40	Property		1	Travelodge - 620 Souder Road	Brunswick	Frederick	MD	21712	Hospitality	Limited Service	2014	NAP	25	Rooms		55,172	51,545	38,190
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast	Glenwood	Pope	MN	56334	Hospitality	Limited Service	2012	NAP	56	Rooms		41,525	38,796	28,744
25.42	Property		1	Travelodge - 109 East Commerce Street	Sharon Springs	Wallace	KS	67758	Hospitality	Limited Service	1997	NAP	50	Rooms		34,483	32,216	23,869
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue	Dunsmuir	Siskiyou	CA	96025	Hospitality	Limited Service	2007	2017	21	Rooms		27,586	25,773	19,095
25.44	Property		1	Travelodge - 98 Moffat Avenue	Yampa	Routt	CO	80483	Hospitality	Limited Service	2001	NAP	37	Rooms		22,284	20,819	15,425
26	Loan		1	Dollar Self Storage #6 - Apache Junction	Apache Junction	Pinal	AZ	85119	Self Storage	Self Storage	2002	NAP	109,425	SF	86.71	9,500,000	9,488,330	7,780,663	4.88000%	0.02507%
27	Loan	2, 6, 19	3	NTG Industrial Portfolio	Various	Atlantic	NJ	Various	Various	Various	Various	NAP	87,531	SF	101.11	8,850,000	8,850,000	8,850,000	5.85000%	0.01632%
27.01	Property		1	897 12th Street	Hammonton	Atlantic	NJ	08037	Industrial	Warehouse	1989	NAP	58,860	SF		5,998,871	5,998,871	5,998,871
27.02	Property		1	392 White Horse Pike	Hammonton	Atlantic	NJ	08037	Office	Medical	1990	NAP	12,422	SF		1,767,579	1,767,579	1,767,579
27.03	Property		1	6727 Delilah Road	Egg Harbor Township	Atlantic	NJ	08234	Office	Suburban	1985	NAP	16,249	SF		1,083,550	1,083,550	1,083,550
28	Loan		1	Hayward Storage	Hayward	Alameda	CA	94544	Self Storage	Self Storage	1988	2005, 2012	58,932	SF	130.66	7,700,000	7,700,000	7,700,000	4.57000%	0.01632%
29	Loan	16, 17, 20, 28	1	Waygate Technologies	Skaneateles	Onondaga	NY	13152	Industrial	Flex	2007	NAP	73,820	SF	99.09	7,315,000	7,315,000	7,315,000	4.33110%	0.01632%
30	Loan	16	1	Westcliff Plaza	Las Vegas	Clark	NV	89145	Office	Medical	1994	NAP	36,236	SF	197.11	7,150,000	7,142,407	6,003,123	5.66000%	0.02507%
31	Loan		1	The Shoppes at Seven Oaks	Saint Louis	Saint Louis	MO	63122	Retail	Unanchored	2007	NAP	52,664	SF	113.93	6,000,000	6,000,000	6,000,000	5.05000%	0.01632%
32	Loan	16	1	Cooper Commerce Center	Pompano Beach	Broward	FL	33069	Industrial	Warehouse	1975	2021	43,850	SF	131.58	5,770,000	5,770,000	5,770,000	5.13000%	0.02507%
33	Loan	34	1	Mini U Storage - Woodbridge	Woodbridge	Prince William	VA	22192	Self Storage	Self Storage	1999	NAP	58,075	SF	96.86	5,625,000	5,625,000	5,625,000	5.66000%	0.02507%
34	Loan		1	Marina Village	Corpus Christi	Nueces	TX	78418	Manufactured Housing	Manufactured Housing	1966	2002	247	Pads	18,759.34	4,650,000	4,633,556	3,813,527	4.92000%	0.02507%
35	Loan	7	1	Lakeview Storage	Napa	Napa	CA	94558	Self Storage	Self Storage	1975	2004	104,290	SF	43.63	4,550,000	4,550,000	4,550,000	6.34000%	0.01632%
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	Cleveland	Bradley	TN	37311	Retail	Anchored	1969	2015	93,760	SF	45.60	4,275,000	4,275,000	4,107,296	5.61540%	0.01632%
37	Loan	12, 16	1	Beverly Industrial Park	Beverly	Essex	MA	01915	Industrial	Warehouse / Other	1925, 1972	NAP	58,634	SF	69.93	4,100,000	4,100,000	4,100,000	5.17000%	0.02507%
38	Loan		1	Storage Crib	New Castle	Henry	IN	47362	Self Storage	Self Storage	1976, 2020	NAP	94,124	SF	28.37	2,670,000	2,670,000	2,670,000	4.81000%	0.02507%

A-4

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date
						9	9	9	9
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	3.02368%	NAP	179,796.30	NAP	2,157,555.56	Interest Only	No	Actual/360	60	59	60	59	0	0	5/12/2022	1	6	7/6/2022	NAP
1.01	Property		1	Yorkshire Towers
1.02	Property		1	Lexington Towers
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	5.18118%	NAP	285,441.41	NAP	3,425,296.92	Interest Only	No	Actual/360	120	120	120	120	0	0	6/8/2022	0	6	8/6/2022	NAP
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	5.03493%	NAP	235,137.73	NAP	2,821,652.76	Interest Only	No	Actual/360	120	119	120	119	0	0	5/19/2022	1	1	7/1/2022	NAP
3.01	Property		1	Walgreens - Las Vegas
3.02	Property		1	Waystar Building
3.03	Property		1	Fresenius Kidney Care
3.04	Property		1	Tower Health
3.05	Property		1	New Orleans MOB
3.06	Property		1	Penn State Health
3.07	Property		1	Carmichael MOB
3.08	Property		1	Port Arthur Dialysis
3.09	Property		1	Auburn Medical
3.10	Property		1	Berkley Eye Institute, PA
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	5.08368%	NAP	215,451.39	NAP	2,585,416.68	Interest Only	No	Actual/360	120	117	120	117	0	0	4/8/2022	3	6	5/6/2022	NAP
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	5.40868%	NAP	183,344.91	NAP	2,200,138.92	Interest Only	No	Actual/360	120	118	120	118	0	0	4/13/2022	2	6	6/6/2022	NAP
6	Loan	4, 5, 16, 19	1	360 Rosemary	3.93368%	NAP	106,796.30	NAP	1,281,555.60	Interest Only	No	Actual/360	120	115	120	115	0	0	1/18/2022	5	6	3/6/2022	NAP
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	5.09368%	NAP	129,524.31	NAP	1,554,291.72	Interest Only	No	Actual/360	120	118	120	118	0	0	4/8/2022	2	6	6/6/2022	NAP
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	4.90368%	NAP	95,609.72	NAP	1,147,316.64	Interest Only	No	Actual/360	120	118	120	118	0	0	4/29/2022	2	6	6/6/2022	NAP
9	Loan	12, 19, 27, 34	1	111 River Street	3.26368%	NAP	60,968.52	NAP	731,622.24	Interest Only	No	Actual/360	60	55	60	55	0	0	1/21/2022	5	6	3/6/2022	NAP
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	5.68368%	127,688.09	105,951.39	1,532,257.08	1,271,416.68	Interest Only, Amortizing Balloon	No	Actual/360	60	59	120	119	360	360	5/10/2022	1	6	7/6/2022	7/6/2027
10.01	Property		1	West Mifflin, PA
10.02	Property		1	Church Hill, TN
10.03	Property		1	Mossville, IL
10.04	Property		1	Eldon, MO
10.05	Property		1	Kingsport, TN
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	5.10493%	NAP	93,189.06	NAP	1,118,268.72	Interest Only	No	Actual/360	120	118	120	118	0	0	4/20/2022	2	1	6/1/2022	NAP
12	Loan	12, 23	1	PentaCentre Office	5.30368%	112,979.10	NAP	1,355,749.20	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	6/2/2022	1	6	7/6/2022	7/6/2022
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio	5.05368%	NAP	83,960.14	NAP	1,007,521.68	Interest Only	No	Actual/360	120	117	120	117	0	0	3/30/2022	3	6	5/6/2022	NAP
13.01	Property		1	LaFollette, TN
13.02	Property		1	Griffin, GA
13.03	Property		1	Monteagle, TN
13.04	Property		1	Bessemer, AL
13.05	Property		1	Valley, AL
13.06	Property		1	Boyle, MS
13.07	Property		1	Elizabethton, TN
13.08	Property		1	Panama City, FL
13.09	Property		1	Phenix City, AL
13.10	Property		1	Thomson, GA
13.11	Property		1	Cleveland, GA
13.12	Property		1	Birmingham, AL
13.13	Property		1	Okoboji, IA
13.14	Property		1	Harpersville, AL
14	Loan	4	1	Wards Crossing West	4.86493%	103,373.22	80,566.15	1,240,478.64	966,793.80	Interest Only, Amortizing Balloon	No	Actual/360	60	58	120	118	360	360	4/6/2022	2	1	6/1/2022	6/1/2027
15	Loan	16	1	Cheshire Station	4.94493%	NAP	74,052.71	NAP	888,632.52	Interest Only	No	Actual/360	120	119	120	119	0	0	5/13/2022	1	1	7/1/2022	NAP
16	Loan	16, 19, 28	1	Kewaunee Scientific	4.93368%	NAP	69,635.16	NAP	835,621.92	Interest Only	No	Actual/360	120	117	120	117	0	0	3/24/2022	3	6	5/6/2022	NAP
17	Loan	24, 28	1	2 Riverfront Plaza	4.24368%	NAP	53,989.58	NAP	647,874.96	Interest Only	No	Actual/360	120	114	120	114	0	0	12/8/2021	6	6	2/6/2022	NAP
18	Loan	2, 16	1	1901 10th Avenue	5.27868%	NAP	58,159.20	NAP	697,910.42	Interest Only	No	Actual/360	120	120	120	120	0	0	6/14/2022	0	6	8/6/2022	NAP
19	Loan	19	1	Waikele Self-Storage Park	6.46368%	NAP	68,437.50	NAP	821,250.00	Interest Only	No	Actual/360	120	120	120	120	0	0	6/13/2022	0	6	8/6/2022	NAP
20	Loan	26	1	Corporate Center Building G	5.62493%	68,027.24	NAP	816,326.88	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	5/18/2022	1	1	7/1/2022	7/1/2022
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	5.10493%	62,651.39	NAP	751,816.68	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	5/10/2022	1	1	7/1/2022	7/1/2022
22	Loan		1	Dollar Self Storage #5 - Mesa	4.91493%	61,313.48	NAP	735,761.76	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	5/3/2022	1	1	7/1/2022	7/1/2022
23	Loan	19, 23	1	Rego Park II	4.46493%	55,670.04	41,729.98	668,040.48	500,759.76	Interest Only, Amortizing Balloon	No	Actual/360	24	22	120	118	360	360	4/29/2022	2	1	6/1/2022	6/1/2024
24	Loan	6, 16, 19, 23	3	Longwood Industrial	4.87493%	NAP	41,897.27	NAP	502,767.24	Interest Only	No	Actual/360	120	117	120	117	0	0	3/28/2022	3	1	5/1/2022	NAP
24.01	Property		1	Bennett Commerce Center
24.02	Property		1	Midway Commerce Center
24.03	Property		1	Big Tree Center
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio	4.83368%	60,917.63	NAP	731,011.58	NAP	Amortizing Balloon	No	Actual/360	0	0	120	89	270	239	11/27/2019	31	6	1/6/2020	1/6/2020
25.01	Property		1	Travelodge - 2307 Wyoming Avenue
25.02	Property		1	Travelodge - 2111 Camino Del Llano
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60
25.07	Property		1	Travelodge - 1127 Pony Express Highway
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street
25.09	Property		1	Travelodge - 2680 Airport Road
25.10	Property		1	Super 8 - 720 Royal Parkway
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road
25.14	Property		1	Super 8 - 2545 Cornhusker Highway
25.15	Property		1	Travelodge - 1110 Southeast 4th Street
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court
25.17	Property		1	Travelodge - 800 West Laramie Street
25.18	Property		1	Travelodge - 22 North Frontage Road
25.19	Property		1	Travelodge - 123 Westvaco Road
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue
25.21	Property		1	Travelodge - 1710 Jefferson Street
25.22	Property		1	Travelodge - 1625 Stillwater Avenue
25.23	Property		1	Travelodge - 8233 Airline Highway
25.24	Property		1	Baymont Inn & Suites - 6390 US-93
25.25	Property		1	Travelodge - 707 East Webster Street
25.26	Property		1	Travelodge - 777 West Hwy 21
25.27	Property		1	Travelodge - 3522 North Highway 59
25.28	Property		1	Travelodge - 108 6th Avenue

A-5

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date
						9	9	9	9
25.29	Property		1	Travelodge - 2200 East South Avenue
25.30	Property		1	Travelodge - 128 South Willow Road
25.31	Property		1	Travelodge - 1005 Highway 285
25.32	Property		1	Days Inn - 3431 14th Avenue South
25.33	Property		1	Travelodge - 2505 US 69
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road
25.35	Property		1	Travelodge - 1706 North Park Drive
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street
25.37	Property		1	Travelodge - 1177 East 16th Street
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road
25.39	Property		1	Travelodge - 2407 East Holland Avenue
25.40	Property		1	Travelodge - 620 Souder Road
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast
25.42	Property		1	Travelodge - 109 East Commerce Street
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue
25.44	Property		1	Travelodge - 98 Moffat Avenue
26	Loan		1	Dollar Self Storage #6 - Apache Junction	4.85493%	50,303.62	NAP	603,643.44	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	5/13/2022	1	1	7/1/2022	7/1/2022
27	Loan	2, 6, 19	3	NTG Industrial Portfolio	5.83368%	NAP	43,742.97	NAP	524,915.64	Interest Only	No	Actual/360	120	117	120	117	0	0	3/16/2022	3	6	5/6/2022	NAP
27.01	Property		1	897 12th Street
27.02	Property		1	392 White Horse Pike
27.03	Property		1	6727 Delilah Road
28	Loan		1	Hayward Storage	4.55368%	NAP	29,731.45	NAP	356,777.40	Interest Only	No	Actual/360	120	117	120	117	0	0	3/18/2022	3	6	5/6/2022	NAP
29	Loan	16, 17, 20, 28	1	Waygate Technologies	4.31478%	NAP	26,768.35	NAP	321,220.20	Interest Only	No	Actual/360	120	119	120	119	0	0	5/27/2022	1	6	7/6/2022	NAP
30	Loan	16	1	Westcliff Plaza	5.63493%	41,317.57	NAP	495,810.84	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	5/6/2022	1	1	7/1/2022	7/1/2022
31	Loan		1	The Shoppes at Seven Oaks	5.03368%	NAP	25,600.69	NAP	307,208.28	Interest Only	No	Actual/360	120	119	120	119	0	0	5/31/2022	1	6	7/6/2022	NAP
32	Loan	16	1	Cooper Commerce Center	5.10493%	NAP	25,009.34	NAP	300,112.08	Interest Only	No	Actual/360	120	118	120	118	0	0	4/21/2022	2	1	6/1/2022	NAP
33	Loan	34	1	Mini U Storage - Woodbridge	5.63493%	NAP	26,899.74	NAP	322,796.88	Interest Only	No	Actual/360	120	120	120	120	0	0	6/7/2022	0	1	8/1/2022	NAP
34	Loan		1	Marina Village	4.89493%	24,735.35	NAP	296,824.20	NAP	Amortizing Balloon	No	Actual/360	0	0	120	117	360	357	3/25/2022	3	1	5/1/2022	5/1/2022
35	Loan	7	1	Lakeview Storage	6.32368%	NAP	24,373.04	NAP	292,476.48	Interest Only	No	Actual/360	60	60	60	60	0	0	6/7/2022	0	6	8/6/2022	NAP
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	5.59908%	24,583.41	20,282.71	295,000.92	243,392.52	Interest Only, Amortizing Balloon	No	Actual/360	84	83	120	119	360	360	6/6/2022	1	6	7/6/2022	7/6/2029
37	Loan	12, 16	1	Beverly Industrial Park	5.14493%	NAP	17,909.50	NAP	214,914.00	Interest Only	No	Actual/360	60	59	60	59	0	0	5/17/2022	1	1	7/1/2022	NAP
38	Loan		1	Storage Crib	4.78493%	NAP	10,850.89	NAP	130,210.68	Interest Only	No	Actual/360	120	117	120	117	0	0	4/1/2022	3	1	5/1/2022	NAP

A-6

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description
							10		12			31
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	6/6/2027	6/6/2027	0	0	L(25),D(30),O(5)	40,995,144	15,672,705	25,322,439	2/28/2022	T-12	39,766,160	15,511,878	24,254,281	12/31/2021	T-12	40,128,052	14,510,102	25,617,949	12/31/2020	T-12
1.01	Property		1	Yorkshire Towers						NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
1.02	Property		1	Lexington Towers						NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	7/6/2032	7/6/2032	0	0	L(24),D(91),O(5)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	6/1/2032	6/1/2032	0	0	L(25),D(92),O(3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.01	Property		1	Walgreens - Las Vegas						NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.02	Property		1	Waystar Building						NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.03	Property		1	Fresenius Kidney Care						NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.04	Property		1	Tower Health						NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.05	Property		1	New Orleans MOB						NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.06	Property		1	Penn State Health						NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.07	Property		1	Carmichael MOB						NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.08	Property		1	Port Arthur Dialysis						NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.09	Property		1	Auburn Medical						NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
3.10	Property		1	Berkley Eye Institute, PA						NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	4/6/2032	4/6/2032	10	0	L(27),D(86),O(7)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	5/6/2032	5/6/2032	0	0	L(26),D(89),O(5)	17,711,610	5,380,921	12,330,689	12/31/2021	T-12	15,642,297	4,984,254	10,658,043	12/31/2020	T-12	14,844,181	5,278,230	9,565,951	12/31/2019	T-12
6	Loan	4, 5, 16, 19	1	360 Rosemary	2/6/2032	2/6/2032	0	0	YM3(29),DorYM3(84),O(7)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	5/6/2032	5/6/2032	0	0	L(26),D(91),O(3)	31,757,320	16,577,630	15,179,689	2/28/2022	T-12	31,681,421	15,894,296	15,787,125	12/31/2021	T-12	25,039,832	13,482,223	11,557,609	12/31/2020	T-12
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	5/6/2032	5/6/2032	0	0	L(26),D(89),O(5)	26,934,139	8,571,958	18,362,181	12/31/2021	T-12	25,677,751	8,516,941	17,160,810	12/31/2020	T-12	25,370,674	8,285,155	17,085,519	12/31/2019	T-12
9	Loan	12, 19, 27, 34	1	111 River Street	2/6/2027	2/6/2027	0	0	L(29),D(26),O(5)	18,437,368	8,508,847	9,928,521	10/31/2021	T-12	18,375,164	8,607,905	9,767,259	12/31/2020	T-12	18,104,302	9,321,649	8,782,654	12/31/2019	T-12
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	6/6/2032	6/6/2032	0	0	L(25),D(89),O(6)	6,975,351	2,073,354	4,901,997	2/28/2022	T-12	6,863,588	2,085,284	4,778,303	12/31/2021	T-12	1,911,717	475,068	1,436,649	12/31/2020	T-12
10.01	Property		1	West Mifflin, PA						2,486,681	689,675	1,797,006	2/28/2022	T-12	2,425,135	673,101	1,752,034	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV
10.02	Property		1	Church Hill, TN						2,140,551	845,178	1,295,373	2/28/2022	T-12	2,113,938	874,196	1,239,742	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV
10.03	Property		1	Mossville, IL						1,117,297	171,590	945,707	2/28/2022	T-12	1,113,632	172,024	941,609	12/31/2021	T-12	1,096,341	173,751	922,590	12/31/2020	T-12
10.04	Property		1	Eldon, MO						884,318	294,002	590,316	2/28/2022	T-12	863,928	288,884	575,044	12/31/2021	T-12	815,376	301,317	514,059	12/31/2020	T-12
10.05	Property		1	Kingsport, TN						346,505	72,909	273,595	2/28/2022	T-12	346,953	77,079	269,874	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	5/1/2032	5/1/2032	0	0	L(26),D(91),O(3)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
12	Loan	12, 23	1	PentaCentre Office	6/6/2032	6/6/2032	0	0	L(25),D(91),O(4)	10,924,379	4,868,497	6,055,882	2/28/2022	T-12	11,048,094	4,872,220	6,175,874	12/31/2021	T-12	10,265,838	4,961,140	5,304,698	12/31/2020	T-12
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio	4/6/2032	4/6/2032	0	0	L(27),D(89),O(4)	3,080,528	1,245,825	1,834,703	2/28/2022	T-12	2,925,778	1,325,417	1,600,360	12/31/2021	T-12	1,487,326	595,698	891,628	12/31/2020	T-12
13.01	Property		1	LaFollette, TN						386,390	121,326	265,063	2/28/2022	T-12	365,069	134,937	230,133	12/31/2021	T-12	267,697	75,453	192,244	12/31/2020	T-12
13.02	Property		1	Griffin, GA						371,714	139,521	232,193	2/28/2022	T-12	352,786	160,632	192,154	12/31/2021	T-12	254,670	104,650	150,020	12/31/2020	T-12
13.03	Property		1	Monteagle, TN						312,381	128,522	183,859	2/28/2022	T-12	298,179	136,056	162,123	12/31/2021	T-12	208,185	114,130	94,054	12/31/2020	T-12
13.04	Property		1	Bessemer, AL						272,441	88,009	184,432	2/28/2022	T-12	263,271	89,208	174,063	12/31/2021	T-12	208,355	53,872	154,484	12/31/2020	T-12
13.05	Property		1	Valley, AL						293,552	115,495	178,057	2/28/2022	T-12	278,651	123,470	155,181	12/31/2021	T-12	232,257	63,727	168,529	12/31/2020	T-12
13.06	Property		1	Boyle, MS						284,372	92,737	191,635	2/28/2022	T-12	266,508	106,187	160,321	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV
13.07	Property		1	Elizabethton, TN						187,468	77,095	110,373	2/28/2022	T-12	182,515	82,242	100,273	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV
13.08	Property		1	Panama City, FL						227,671	150,954	76,717	2/28/2022	T-12	217,643	164,222	53,422	12/31/2021	T-12	104,805	84,917	19,887	12/31/2020	T-12
13.09	Property		1	Phenix City, AL						161,363	69,502	91,861	2/28/2022	T-12	155,092	67,718	87,375	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV
13.10	Property		1	Thomson, GA						153,106	85,243	67,862	2/28/2022	T-12	140,146	83,793	56,353	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV
13.11	Property		1	Cleveland, GA						151,789	54,256	97,533	2/28/2022	T-12	141,096	54,096	87,001	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV
13.12	Property		1	Birmingham, AL						111,969	56,459	55,510	2/28/2022	T-12	105,719	56,072	49,647	12/31/2021	T-12	92,232	44,694	47,538	12/31/2020	T-12
13.13	Property		1	Okoboji, IA						89,506	26,103	63,403	2/28/2022	T-12	85,370	25,827	59,544	12/31/2021	T-12	75,966	21,145	54,821	12/31/2020	T-12
13.14	Property		1	Harpersville, AL						76,807	40,602	36,205	2/28/2022	T-12	73,731	40,960	32,771	12/31/2021	T-12	43,159	33,110	10,049	12/31/2020	T-12
14	Loan	4	1	Wards Crossing West	5/1/2032	5/1/2032	3	3	L(26),D(89),O(5)	2,483,034	541,401	1,941,633	2/28/2022	T-12	2,366,196	547,199	1,818,997	12/31/2021	T-12	2,260,504	534,368	1,726,136	12/31/2020	T-12
15	Loan	16	1	Cheshire Station	6/1/2032	6/1/2032	3	3	L(25),D(92),O(3)	2,257,097	559,450	1,697,648	12/31/2021	T-12	2,388,566	578,713	1,809,853	12/31/2020	T-12	2,369,089	565,924	1,803,165	12/31/2019	T-12
16	Loan	16, 19, 28	1	Kewaunee Scientific	4/6/2032	4/6/2032	0	0	L(27),D(89),O(4)	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
17	Loan	24, 28	1	2 Riverfront Plaza	1/6/2032	1/6/2032	0	0	L(30),D(85),O(5)	14,216,116	3,570,855	10,645,261	9/30/2021	T-12	14,024,713	3,511,314	10,513,398	12/31/2020	T-12	14,106,430	3,763,916	10,342,514	12/31/2019	T-12
18	Loan	2, 16	1	1901 10th Avenue	7/6/2032	7/6/2032	0	0	L(24),D(92),O(4)	1,160,409	267,062	893,347	4/30/2022	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
19	Loan	19	1	Waikele Self-Storage Park	7/6/2032	7/6/2032	0	0	L(24),D(92),O(4)	1,895,865	797,323	1,098,542	3/31/2022	T-12	1,913,244	817,254	1,095,990	12/31/2021	T-12	2,098,859	845,053	1,253,806	12/31/2020	T-12
20	Loan	26	1	Corporate Center Building G	6/1/2032	6/1/2032	0	0	L(25),YM1(92),O(3)	1,454,489	259,695	1,194,794	2/28/2022	T-12	1,442,701	256,813	1,185,888	12/31/2021	T-12	1,384,127	256,336	1,127,792	12/31/2020	T-12
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	6/1/2032	6/1/2032	5	5	L(25),D(92),O(3)	1,363,590	533,142	830,448	3/31/2022	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
22	Loan		1	Dollar Self Storage #5 - Mesa	6/1/2032	6/1/2032	5	5	L(25),D(92),O(3)	1,576,538	507,968	1,068,571	3/31/2022	T-12	1,502,667	507,176	995,491	12/31/2021	T-12	1,271,578	445,332	826,247	12/31/2020	T-12
23	Loan	19, 23	1	Rego Park II	5/1/2032	5/1/2032	0	5	L(26),D(91),O(3)	3,257,389	1,014,861	2,242,528	2/28/2022	T-12	2,986,099	1,027,979	1,958,120	12/31/2021	T-12	2,535,022	1,155,733	1,379,289	12/31/2020	T-12
24	Loan	6, 16, 19, 23	3	Longwood Industrial	4/1/2032	4/1/2032	3	5	L(27),D(90),O(3)	1,158,230	271,348	886,883	12/31/2021	T-6	973,988	268,610	705,378	12/31/2020	T-12	881,712	254,164	627,548	12/31/2019	T-12
24.01	Property		1	Bennett Commerce Center						NAV	NAV	NAV	NAV	NAV	462,676	118,061	344,615	12/31/2020	T-12	401,603	116,819	284,784	12/31/2019	T-12
24.02	Property		1	Midway Commerce Center						NAV	NAV	NAV	NAV	NAV	320,466	106,255	214,211	12/31/2020	T-12	298,705	80,680	218,025	12/31/2019	T-12
24.03	Property		1	Big Tree Center						NAV	NAV	NAV	NAV	NAV	190,846	44,294	146,552	12/31/2020	T-12	181,404	56,665	124,739	12/31/2019	T-12
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio	12/6/2029	12/6/2029	0	0	L(24),YM2(92),O(4)	67,115,448	47,694,663	19,420,785	3/31/2022	T-12	65,991,899	46,332,987	19,658,912	12/31/2021	T-12	61,946,970	42,478,709	19,468,261	12/31/2020	T-12
25.01	Property		1	Travelodge - 2307 Wyoming Avenue						2,711,065	828,345	1,882,720	3/31/2022	T-12	2,664,252	825,108	1,839,144	12/31/2021	T-12	2,569,114	837,658	1,731,456	12/31/2020	T-12
25.02	Property		1	Travelodge - 2111 Camino Del Llano						3,072,035	2,137,405	934,630	3/31/2022	T-12	3,007,302	2,114,084	893,218	12/31/2021	T-12	2,953,251	1,654,514	1,298,737	12/31/2020	T-12
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way						3,181,080	1,855,770	1,325,310	3/31/2022	T-12	3,126,580	1,826,952	1,299,628	12/31/2021	T-12	3,050,374	1,774,495	1,275,879	12/31/2020	T-12
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive						3,016,273	2,116,227	900,046	3/31/2022	T-12	2,795,063	1,936,261	858,802	12/31/2021	T-12	2,697,139	1,725,468	971,671	12/31/2020	T-12
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive						2,602,337	1,917,857	684,480	3/31/2022	T-12	2,552,283	1,863,148	689,135	12/31/2021	T-12	2,326,940	1,527,580	799,360	12/31/2020	T-12
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60						2,182,510	1,278,405	904,105	3/31/2022	T-12	2,191,987	1,255,934	936,053	12/31/2021	T-12	2,209,205	1,184,525	1,024,680	12/31/2020	T-12
25.07	Property		1	Travelodge - 1127 Pony Express Highway						2,379,883	1,419,866	960,017	3/31/2022	T-12	2,330,598	1,408,357	922,241	12/31/2021	T-12	2,078,559	1,262,269	816,290	12/31/2020	T-12
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street						2,112,388	1,173,898	938,490	3/31/2022	T-12	2,051,515	1,210,856	840,659	12/31/2021	T-12	1,908,069	1,067,852	840,217	12/31/2020	T-12
25.09	Property		1	Travelodge - 2680 Airport Road						1,758,101	909,204	848,897	3/31/2022	T-12	1,703,496	900,585	802,911	12/31/2021	T-12	1,681,015	857,944	823,071	12/31/2020	T-12
25.10	Property		1	Super 8 - 720 Royal Parkway						1,404,453	1,250,843	153,610	3/31/2022	T-12	1,346,855	1,084,619	262,236	12/31/2021	T-12	1,283,590	980,116	303,474	12/31/2020	T-12
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street						2,510,264	1,650,842	859,422	3/31/2022	T-12	2,482,376	1,585,516	896,860	12/31/2021	T-12	2,397,681	1,542,526	855,155	12/31/2020	T-12
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway						1,681,311	1,182,905	498,406	3/31/2022	T-12	1,664,810	1,139,539	525,271	12/31/2021	T-12	1,719,412	1,159,124	560,288	12/31/2020	T-12
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road						1,734,082	1,059,176	674,906	3/31/2022	T-12	1,857,944	1,033,716	824,228	12/31/2021	T-12	1,752,479	919,819	832,660	12/31/2020	T-12
25.14	Property		1	Super 8 - 2545 Cornhusker Highway						944,877	780,923	163,954	3/31/2022	T-12	930,339	740,228	190,111	12/31/2021	T-12	853,183	692,603	160,580	12/31/2020	T-12
25.15	Property		1	Travelodge - 1110 Southeast 4th Street						1,470,254	908,562	561,692	3/31/2022	T-12	1,405,717	868,272	537,445	12/31/2021	T-12	1,344,049	684,349	659,700	12/31/2020	T-12
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court						1,522,535	1,003,699	518,836	3/31/2022	T-12	1,457,478	976,734	480,744	12/31/2021	T-12	1,351,305	916,927	434,378	12/31/2020	T-12
25.17	Property		1	Travelodge - 800 West Laramie Street						1,329,377	742,076	587,301	3/31/2022	T-12	1,305,805	708,602	597,203	12/31/2021	T-12	1,297,092	701,529	595,563	12/31/2020	T-12
25.18	Property		1	Travelodge - 22 North Frontage Road						1,397,650	704,533	693,117	3/31/2022	T-12	1,329,337	703,906	625,431	12/31/2021	T-12	1,216,924	702,193	514,731	12/31/2020	T-12
25.19	Property		1	Travelodge - 123 Westvaco Road						1,419,307	961,795	457,512	3/31/2022	T-12	1,408,063	933,201	474,862	12/31/2021	T-12	1,189,053	766,269	422,784	12/31/2020	T-12
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue						1,767,031	1,175,034	591,997	3/31/2022	T-12	1,756,331	1,136,389	619,942	12/31/2021	T-12	1,562,503	1,084,179	478,324	12/31/2020	T-12
25.21	Property		1	Travelodge - 1710 Jefferson Street						416,818	554,114	(137,296)	3/31/2022	T-12	408,550	518,609	(110,059)	12/31/2021	T-12	883,251	690,774	192,477	12/31/2020	T-12
25.22	Property		1	Travelodge - 1625 Stillwater Avenue						1,654,080	1,322,835	331,245	3/31/2022	T-12	1,670,366	1,249,339	421,027	12/31/2021	T-12	1,389,515	1,079,454	310,061	12/31/2020	T-12
25.23	Property		1	Travelodge - 8233 Airline Highway						1,107,872	673,321	434,551	3/31/2022	T-12	1,099,038	649,945	449,093	12/31/2021	T-12	1,078,710	607,208	471,502	12/31/2020	T-12
25.24	Property		1	Baymont Inn & Suites - 6390 US-93						1,289,373	849,000	440,373	3/31/2022	T-12	1,304,851	831,733	473,118	12/31/2021	T-12	1,179,847	748,718	431,129	12/31/2020	T-12
25.25	Property		1	Travelodge - 707 East Webster Street						1,390,828	1,094,076	296,752	3/31/2022	T-12	1,384,924	1,082,638	302,286	12/31/2021	T-12	1,360,171	1,002,282	357,889	12/31/2020	T-12
25.26	Property		1	Travelodge - 777 West Hwy 21						1,452,418	1,075,815	376,603	3/31/2022	T-12	1,453,172	1,073,730	379,442	12/31/2021	T-12	1,331,434	984,047	347,387	12/31/2020	T-12
25.27	Property		1	Travelodge - 3522 North Highway 59						972,036	1,100,785	(128,749)	3/31/2022	T-12	937,283	1,043,145	(105,862)	12/31/2021	T-12	1,014,158	947,233	66,925	12/31/2020	T-12
25.28	Property		1	Travelodge - 108 6th Avenue						919,640	454,240	465,400	3/31/2022	T-12	914,160	444,902	469,258	12/31/2021	T-12	862,845	438,298	424,547	12/31/2020	T-12

A-7

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description
							10		12			31
25.29	Property		1	Travelodge - 2200 East South Avenue						1,095,592	638,274	457,318	3/31/2022	T-12	1,039,436	611,547	427,889	12/31/2021	T-12	809,907	553,175	256,732	12/31/2020	T-12
25.30	Property		1	Travelodge - 128 South Willow Road						1,318,709	1,006,615	312,094	3/31/2022	T-12	1,306,612	986,014	320,598	12/31/2021	T-12	1,238,285	915,556	322,729	12/31/2020	T-12
25.31	Property		1	Travelodge - 1005 Highway 285						1,541,474	1,147,264	394,210	3/31/2022	T-12	1,564,378	1,143,798	420,580	12/31/2021	T-12	1,538,135	1,132,592	405,543	12/31/2020	T-12
25.32	Property		1	Days Inn - 3431 14th Avenue South						1,138,013	1,053,964	84,049	3/31/2022	T-12	1,271,851	1,087,193	184,658	12/31/2021	T-12	1,057,235	1,025,063	32,172	12/31/2020	T-12
25.33	Property		1	Travelodge - 2505 US 69						1,039,788	889,106	150,682	3/31/2022	T-12	1,047,625	859,236	188,389	12/31/2021	T-12	758,478	735,208	23,270	12/31/2020	T-12
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road						951,500	880,023	71,477	3/31/2022	T-12	920,646	867,910	52,736	12/31/2021	T-12	889,128	751,563	137,565	12/31/2020	T-12
25.35	Property		1	Travelodge - 1706 North Park Drive						1,063,278	938,994	124,284	3/31/2022	T-12	1,046,395	931,332	115,063	12/31/2021	T-12	1,028,548	862,967	165,581	12/31/2020	T-12
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street						1,170,261	1,029,136	141,125	3/31/2022	T-12	1,214,290	1,001,342	212,948	12/31/2021	T-12	1,255,559	1,070,794	184,765	12/31/2020	T-12
25.37	Property		1	Travelodge - 1177 East 16th Street						1,429,983	1,192,444	237,539	3/31/2022	T-12	1,390,370	1,220,268	170,102	12/31/2021	T-12	1,061,013	1,100,990	(39,977)	12/31/2020	T-12
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road						1,314,343	1,253,788	60,555	3/31/2022	T-12	1,205,989	1,223,459	(17,470)	12/31/2021	T-12	1,071,321	1,112,134	(40,813)	12/31/2020	T-12
25.39	Property		1	Travelodge - 2407 East Holland Avenue						1,222,525	1,127,288	95,237	3/31/2022	T-12	1,243,981	1,163,784	80,197	12/31/2021	T-12	964,800	1,072,053	(107,253)	12/31/2020	T-12
25.40	Property		1	Travelodge - 620 Souder Road						859,598	818,169	41,429	3/31/2022	T-12	822,564	794,427	28,137	12/31/2021	T-12	591,521	657,897	(66,376)	12/31/2020	T-12
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast						1,287,145	1,170,292	116,853	3/31/2022	T-12	1,187,572	1,086,316	101,256	12/31/2021	T-12	934,291	881,034	53,257	12/31/2020	T-12
25.42	Property		1	Travelodge - 109 East Commerce Street						645,865	703,295	(57,430)	3/31/2022	T-12	659,474	701,041	(41,567)	12/31/2021	T-12	730,264	697,674	32,590	12/31/2020	T-12
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue						786,366	870,408	(84,042)	3/31/2022	T-12	778,734	784,980	(6,246)	12/31/2021	T-12	693,059	688,515	4,544	12/31/2020	T-12
25.44	Property		1	Travelodge - 98 Moffat Avenue						851,130	794,052	57,078	3/31/2022	T-12	751,507	724,292	27,215	12/31/2021	T-12	784,558	681,541	103,017	12/31/2020	T-12
26	Loan		1	Dollar Self Storage #6 - Apache Junction	6/1/2032	6/1/2032	5	5	L(25),D(92),O(3)	1,353,113	448,558	904,555	3/31/2022	T-12	1,273,231	428,461	844,770	12/31/2021	T-12	1,027,369	380,747	646,622	12/31/2020	T-12
27	Loan	2, 6, 19	3	NTG Industrial Portfolio	4/6/2032	4/6/2032	0	0	L(27),D(89),O(4)	1,218,133	339,570	878,563	12/31/2021	T-12	1,248,678	341,258	907,420	12/31/2020	T-12	1,291,962	354,615	937,347	12/31/2019	T-12
27.01	Property		1	897 12th Street						745,879	154,548	591,331	12/31/2021	T-12	755,369	156,909	598,460	12/31/2020	T-12	756,545	164,692	591,853	12/31/2019	T-12
27.02	Property		1	392 White Horse Pike						322,938	62,305	260,633	12/31/2021	T-12	316,739	61,530	255,209	12/31/2020	T-12	309,490	64,963	244,527	12/31/2019	T-12
27.03	Property		1	6727 Delilah Road						149,316	122,717	26,599	12/31/2021	T-12	176,570	122,819	53,751	12/31/2020	T-12	225,927	124,960	100,967	12/31/2019	T-12
28	Loan		1	Hayward Storage	4/6/2032	4/6/2032	0	0	L(27),D(88),O(5)	1,047,832	569,536	478,296	2/28/2022	T-12	1,032,713	576,336	456,377	12/31/2021	T-12	965,937	511,995	453,942	12/31/2020	T-12
29	Loan	16, 17, 20, 28	1	Waygate Technologies	6/6/2032	6/6/2032	0	0	L(25),D(91),O(4)	897,696	33,448	864,248	12/31/2021	T-12	1,066,302	37,659	1,028,643	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV
30	Loan	16	1	Westcliff Plaza	6/1/2032	6/1/2032	0	0	L(25),YM1(92),O(3)	835,037	138,736	696,301	2/28/2022	T-12	788,531	145,179	643,352	12/31/2021	T-12	610,873	219,540	391,333	12/31/2020	T-12
31	Loan		1	The Shoppes at Seven Oaks	6/6/2032	6/6/2032	0	0	L(25),D(91),O(4)	1,230,182	427,066	803,116	5/1/2022	T-12	1,170,753	446,516	724,237	12/31/2021	T-12	1,071,130	376,377	694,753	12/31/2020	T-12
32	Loan	16	1	Cooper Commerce Center	5/1/2032	5/1/2032	3	5	L(26),D(91),O(3)	858,054	274,713	583,341	12/31/2021	T-1 Ann	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
33	Loan	34	1	Mini U Storage - Woodbridge	7/1/2032	7/1/2032	0	0	L(25),YM1(92),O(3)	943,330	387,937	555,393	4/30/2022	T-12	924,741	374,867	549,874	12/31/2021	T-12	805,912	351,063	454,849	12/31/2020	T-12
34	Loan		1	Marina Village	4/1/2032	4/1/2032	0	5	L(27),D(90),O(3)	1,002,332	558,023	444,309	1/31/2022	T-12	995,038	531,731	463,306	12/31/2021	T-12	890,972	523,287	367,684	12/31/2020	T-12
35	Loan	7	1	Lakeview Storage	7/6/2027	7/6/2027	0	0	L(24),D(32),O(4)	537,079	121,920	415,159	5/31/2022	T-12	526,687	135,712	390,975	12/31/2021	T-12	NAV	NAV	NAV	NAV	NAV
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	6/6/2032	6/6/2032	0	0	L(25),D(91),O(4)	777,719	205,041	572,678	5/31/2022	T-12	723,307	212,158	511,150	12/31/2021	T-12	749,073	213,113	535,960	12/31/2020	T-12
37	Loan	12, 16	1	Beverly Industrial Park	6/1/2027	6/1/2027	5	5	YM1(56),O(4)	501,697	177,970	323,727	11/30/2021	T-12	466,408	192,140	274,268	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV
38	Loan		1	Storage Crib	4/1/2032	4/1/2032	5	5	L(27),D(90),O(3)	473,236	185,907	287,329	1/31/2022	T-12	459,677	175,762	283,916	12/31/2021	T-12	386,992	214,900	172,092	12/31/2020	T-12

A-8

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)
								31		15		7, 14	7, 14	7	7	5			5,7
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	97.2%	51,394,888	16,019,126	35,375,762	0	0	35,375,762	3.61	3.61	11.1%	11.1%	954,000,000	As Is	1/20/2022	33.3%
1.01	Property		1	Yorkshire Towers	NAV	NAV	NAV	NAV	NAV	NAV	NAV					821,000,000	As Is	1/20/2022
1.02	Property		1	Lexington Towers	NAV	NAV	NAV	NAV	NAV	NAV	NAV					133,000,000	As Is	1/20/2022
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	95.0%	11,675,921	2,022,534	9,653,388	34,466	430,820	9,188,102	1.83	1.74	9.7%	9.2%	170,000,000	As Is Assuming No Landlord Obligations	3/30/2022	58.8%
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	92.4%	9,334,318	2,610,997	6,723,321	56,698	0	6,666,623	1.64	1.62	8.4%	8.3%	139,000,000	As Portfolio	4/15/2022	57.6%
3.01	Property		1	Walgreens - Las Vegas	97.0%	2,712,513	250,651	2,461,862	3,620	(27,165)	2,485,407					50,000,000	As Is	4/1/2022
3.02	Property		1	Waystar Building	95.1%	2,681,044	1,083,415	1,597,629	25,742	(40,763)	1,612,650					30,200,000	As Is	4/5/2022
3.03	Property		1	Fresenius Kidney Care	97.0%	650,709	165,833	484,876	2,015	(15,121)	497,982					8,960,000	As Is	3/31/2022
3.04	Property		1	Tower Health	95.0%	464,435	70,639	393,796	2,200	10,418	381,178					7,600,000	As Is	4/4/2022
3.05	Property		1	New Orleans MOB	95.0%	683,599	238,236	445,363	4,324	16,663	424,376					7,100,000	As Is	4/7/2022
3.06	Property		1	Penn State Health	97.0%	334,528	80,612	253,916	2,840	3,188	247,888					6,800,000	As Is	4/4/2022
3.07	Property		1	Carmichael MOB	89.7%	729,160	281,173	447,987	5,303	13,784	428,900					6,300,000	As Is	4/8/2022
3.08	Property		1	Port Arthur Dialysis	59.1%	484,297	314,480	169,817	7,693	5,276	156,848					4,540,000	As Is	4/5/2022
3.09	Property		1	Auburn Medical	95.0%	331,494	51,391	280,103	1,541	30,991	247,572					4,500,000	As Is	1/28/2022
3.10	Property		1	Berkley Eye Institute, PA	95.0%	262,540	74,568	187,972	1,419	2,729	183,824					3,290,000	As Is	2/10/2022
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	98.0%	15,228,360	3,036,800	12,191,560	36,991	0	12,154,569	1.66	1.66	8.6%	8.6%	240,000,000	As Is	2/14/2022	59.2%
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	83.6%	26,740,784	6,489,918	20,250,866	161,392	806,960	19,282,515	2.45	2.34	13.5%	12.9%	349,000,000	As Is	11/11/2021	43.0%
6	Loan	4, 5, 16, 19	1	360 Rosemary	95.0%	23,655,523	8,490,851	15,164,673	46,950	313,002	14,804,720	4.45	4.35	17.8%	17.4%	319,000,000	As Stabilized	12/1/2023	26.6%
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	88.7%	37,490,628	17,715,360	19,775,267	295,000	1,219,032	18,261,235	1.82	1.68	9.4%	8.7%	335,200,000	As Is	1/31/2022	62.6%
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	95.0%	29,320,118	9,216,627	20,103,491	78,388	693,116	19,331,988	1.68	1.61	8.4%	8.1%	395,000,000	As Is	2/24/2022	60.8%
9	Loan	12, 19, 27, 34	1	111 River Street	82.1%	22,541,072	9,445,383	13,095,689	0	0	13,095,689	5.08	5.08	16.9%	16.9%	244,000,000	As Is	11/15/2021	31.8%
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	95.5%	9,112,448	2,413,939	6,698,509	271,567	201,452	6,225,490	1.69	1.57	11.8%	10.9%	88,200,000	As Is	Various	64.6%
10.01	Property		1	West Mifflin, PA	91.1%	2,998,311	797,681	2,200,630	62,500	81,991	2,056,139					24,560,000	As Is	4/13/2022
10.02	Property		1	Church Hill, TN	100.0%	3,230,188	894,353	2,335,835	81,869	71,480	2,182,487					31,000,000	As Is	3/7/2022
10.03	Property		1	Mossville, IL	100.0%	1,294,444	308,940	985,504	47,840	22,749	914,915					13,700,000	As Is	4/13/2022
10.04	Property		1	Eldon, MO	87.7%	1,020,099	323,331	696,768	66,283	11,817	618,668					11,440,000	As Is	4/6/2022
10.05	Property		1	Kingsport, TN	100.0%	569,405	89,633	479,772	13,075	13,414	453,282					7,500,000	As Is	3/7/2022
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	95.0%	2,784,881	719,065	2,065,817	37,981	40,327	1,987,509	1.85	1.78	9.6%	9.2%	37,800,000	As Is	4/4/2022	56.9%
12	Loan	12, 23	1	PentaCentre Office	64.0%	9,366,051	4,909,142	4,456,909	146,831	337,744	3,972,334	1.95	1.73	13.0%	11.6%	59,500,000	As Is	3/29/2022	57.6%
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio	69.4%	3,267,361	1,282,533	1,984,828	57,041	0	1,927,787	1.97	1.91	10.1%	9.8%	34,150,000	As Is	Various	57.4%
13.01	Property		1	LaFollette, TN	81.0%	413,966	115,133	298,833	4,895	0	293,938					4,240,000	As Is	8/25/2021
13.02	Property		1	Griffin, GA	68.8%	390,276	141,063	249,212	5,616	0	243,596					3,840,000	As Is	9/7/2021
13.03	Property		1	Monteagle, TN	66.7%	321,177	124,048	197,129	6,417	0	190,712					3,930,000	As Is	9/8/2021
13.04	Property		1	Bessemer, AL	76.1%	284,265	100,737	183,528	4,028	0	179,501					3,060,000	As Is	9/2/2021
13.05	Property		1	Valley, AL	73.5%	314,999	106,625	208,375	5,333	0	203,042					3,120,000	As Is	9/7/2021
13.06	Property		1	Boyle, MS	77.4%	305,530	93,994	211,536	5,413	0	206,123					2,590,000	As Is	9/8/2021
13.07	Property		1	Elizabethton, TN	64.8%	188,236	79,545	108,690	3,886	0	104,804					2,430,000	As Is	8/25/2021
13.08	Property		1	Panama City, FL	49.1%	233,540	157,351	76,189	3,421	0	72,768					3,180,000	As Is	9/1/2021
13.09	Property		1	Phenix City, AL	70.2%	176,095	70,671	105,424	3,705	0	101,720					1,600,000	As Is	9/7/2021
13.10	Property		1	Thomson, GA	66.1%	180,747	92,153	88,594	3,493	0	85,101					1,400,000	As Is	9/7/2021
13.11	Property		1	Cleveland, GA	67.6%	164,511	63,318	101,193	3,627	0	97,566					1,500,000	As Is	9/8/2021
13.12	Property		1	Birmingham, AL	72.2%	115,580	66,231	49,349	1,943	0	47,406					1,370,000	As Is	9/2/2021
13.13	Property		1	Okoboji, IA	88.4%	96,512	33,667	62,845	3,930	0	58,915					980,000	As Is	9/9/2021
13.14	Property		1	Harpersville, AL	54.3%	81,927	37,996	43,931	1,335	0	42,596					910,000	As Is	9/2/2021
14	Loan	4	1	Wards Crossing West	95.0%	2,766,340	565,001	2,201,339	53,827	266,096	1,881,416	1.77	1.52	11.3%	9.6%	29,900,000	As Is	2/24/2022	65.2%
15	Loan	16	1	Cheshire Station	95.0%	2,345,972	538,588	1,807,384	21,011	132,315	1,654,058	2.03	1.86	10.2%	9.4%	29,600,000	As Is	2/22/2022	59.6%
16	Loan	16, 19, 28	1	Kewaunee Scientific	95.0%	1,848,365	55,451	1,792,914	62,445	0	1,730,469	2.15	2.07	10.8%	10.4%	32,000,000	As Is	1/27/2022	52.0%
17	Loan	24, 28	1	2 Riverfront Plaza	95.0%	13,859,362	3,558,666	10,300,695	67,509	506,315	9,726,872	2.17	2.05	9.4%	8.8%	182,200,000	As Is	11/12/2021	60.4%
18	Loan	2, 16	1	1901 10th Avenue	96.6%	1,432,633	366,331	1,066,302	6,750	5,125	1,054,428	1.53	1.51	8.2%	8.1%	22,300,000	As Is	4/29/2022	58.3%
19	Loan	19	1	Waikele Self-Storage Park	75.9%	2,072,784	860,477	1,212,307	0	0	1,212,307	1.48	1.48	9.7%	9.7%	22,000,000	As Is	12/1/2021	56.8%
20	Loan	26	1	Corporate Center Building G	92.6%	1,426,994	277,705	1,149,289	11,875	76,000	1,061,414	1.41	1.30	9.8%	9.0%	18,300,000	As Is	4/11/2022	64.3%
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	88.9%	1,706,748	678,229	1,028,519	13,220	0	1,015,298	1.37	1.35	9.0%	8.8%	27,780,000	As Is	3/31/2022	41.3%
22	Loan		1	Dollar Self Storage #5 - Mesa	92.4%	1,618,152	526,801	1,091,352	9,876	0	1,081,476	1.48	1.47	9.5%	9.4%	23,520,000	As Is	3/31/2022	48.8%
23	Loan	19, 23	1	Rego Park II	89.3%	2,926,275	1,323,984	1,602,291	11,450	134,648	1,456,193	2.40	2.18	14.6%	13.2%	52,800,000	As Is	3/4/2022	20.8%
24	Loan	6, 16, 19, 23	3	Longwood Industrial	94.9%	1,275,774	332,288	943,485	19,185	35,960	888,340	1.88	1.77	9.3%	8.8%	17,600,000	As Is	2/4/2022	57.5%
24.01	Property		1	Bennett Commerce Center	95.0%	594,283	147,521	446,762	8,250	20,524	417,987					8,500,000	As Is	2/4/2022
24.02	Property		1	Midway Commerce Center	95.0%	419,093	122,504	296,589	7,800	10,060	278,729					5,400,000	As Is	2/4/2022
24.03	Property		1	Big Tree Center	94.3%	262,398	62,264	200,134	3,135	5,376	191,623					3,700,000	As Is	2/4/2022
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio	54.9%	67,115,448	46,786,520	20,328,928	2,684,618	0	17,644,310	1.92	1.66	15.0%	13.0%	215,000,000	Various	8/1/2019	63.0%
25.01	Property		1	Travelodge - 2307 Wyoming Avenue	30.4%	2,711,065	817,152	1,893,913	108,443	0	1,785,471					15,100,000	As Is	8/1/2019
25.02	Property		1	Travelodge - 2111 Camino Del Llano	86.6%	3,072,035	2,152,890	919,145	122,881	0	796,264					10,800,000	As Is	8/1/2019
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way	53.7%	3,181,080	1,805,695	1,375,386	127,243	0	1,248,142					13,300,000	As Is	8/1/2019
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive	62.8%	3,016,273	2,066,092	950,181	120,651	0	829,530					11,000,000	As Complete	8/1/2019
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive	42.0%	2,602,337	1,907,780	694,557	104,093	0	590,464					8,700,000	As Complete	8/1/2019
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60	53.0%	2,182,510	1,243,123	939,387	87,300	0	852,087					9,200,000	As Complete	8/1/2019
25.07	Property		1	Travelodge - 1127 Pony Express Highway	44.5%	2,379,883	1,369,040	1,010,843	95,195	0	915,648					9,300,000	As Is	8/1/2019
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street	87.4%	2,112,388	1,210,199	902,189	84,496	0	817,693					8,900,000	As Complete	8/1/2019
25.09	Property		1	Travelodge - 2680 Airport Road	66.5%	1,758,101	896,849	861,252	70,324	0	790,928					5,600,000	As Is	8/1/2019
25.10	Property		1	Super 8 - 720 Royal Parkway	45.1%	1,404,453	1,216,192	188,261	56,178	0	132,083					8,000,000	As Complete	8/1/2019
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street	57.9%	2,510,264	1,588,108	922,156	100,411	0	821,746					9,300,000	As Complete	8/1/2019
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway	45.9%	1,681,311	1,123,617	557,694	67,252	0	490,441					6,400,000	As Complete	8/1/2019
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road	60.1%	1,734,082	992,690	741,392	69,363	0	672,028					6,500,000	As Complete	8/1/2019
25.14	Property		1	Super 8 - 2545 Cornhusker Highway	40.4%	944,877	779,669	165,208	37,795	0	127,413					5,500,000	As Complete	8/1/2019
25.15	Property		1	Travelodge - 1110 Southeast 4th Street	70.6%	1,470,254	879,023	591,231	58,810	0	532,421					6,500,000	As Is	8/1/2019
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court	48.0%	1,522,535	971,327	551,208	60,901	0	490,307					4,500,000	As Complete	8/1/2019
25.17	Property		1	Travelodge - 800 West Laramie Street	65.9%	1,329,377	744,390	584,987	53,175	0	531,812					4,300,000	As Is	8/1/2019
25.18	Property		1	Travelodge - 22 North Frontage Road	64.0%	1,397,650	736,714	660,936	55,906	0	605,030					5,200,000	As Is	8/1/2019
25.19	Property		1	Travelodge - 123 Westvaco Road	71.0%	1,419,307	935,755	483,552	56,772	0	426,780					3,700,000	As Is	8/1/2019
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue	58.2%	1,767,031	1,129,717	637,314	70,681	0	566,633					4,200,000	As Complete	8/1/2019
25.21	Property		1	Travelodge - 1710 Jefferson Street	25.1%	416,818	546,061	(129,243)	16,673	0	(145,916)					5,200,000	As Is	8/1/2019
25.22	Property		1	Travelodge - 1625 Stillwater Avenue	71.6%	1,654,080	1,293,575	360,505	66,163	0	294,342					4,300,000	As Is	8/1/2019
25.23	Property		1	Travelodge - 8233 Airline Highway	65.0%	1,107,872	655,326	452,546	44,315	0	408,231					4,200,000	As Is	8/1/2019
25.24	Property		1	Baymont Inn & Suites - 6390 US-93	62.1%	1,289,373	829,728	459,645	51,575	0	408,071					4,000,000	As Complete	8/1/2019
25.25	Property		1	Travelodge - 707 East Webster Street	38.3%	1,390,828	1,067,441	323,387	55,633	0	267,754					3,300,000	As Is	8/1/2019
25.26	Property		1	Travelodge - 777 West Hwy 21	52.8%	1,452,418	1,032,809	419,609	58,097	0	361,513					3,400,000	As Is	8/1/2019
25.27	Property		1	Travelodge - 3522 North Highway 59	30.4%	972,036	1,080,707	(108,671)	38,881	0	(147,552)					1,900,000	As Is	8/1/2019
25.28	Property		1	Travelodge - 108 6th Avenue	64.7%	919,640	484,961	434,679	36,786	0	397,894					3,100,000	As Is	8/1/2019

A-9

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Economic Occupancy (%)	Underwritten EGI ($)	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date	Cut-off Date LTV Ratio (%)
								31		15		7, 14	7, 14	7	7	5			5,7
25.29	Property		1	Travelodge - 2200 East South Avenue	72.4%	1,095,592	623,265	472,327	43,824	0	428,504					3,700,000	As Is	8/1/2019
25.30	Property		1	Travelodge - 128 South Willow Road	63.1%	1,318,709	977,867	340,842	52,748	0	288,093					2,700,000	As Is	8/1/2019
25.31	Property		1	Travelodge - 1005 Highway 285	71.1%	1,541,474	1,145,853	395,621	61,659	0	333,962					2,000,000	As Is	8/1/2019
25.32	Property		1	Days Inn - 3431 14th Avenue South	61.3%	1,138,013	1,011,455	126,558	45,521	0	81,038					2,500,000	As Is	8/1/2019
25.33	Property		1	Travelodge - 2505 US 69	53.9%	1,039,788	847,925	191,863	41,592	0	150,272					1,000,000	As Is	8/1/2019
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road	58.9%	951,500	859,672	91,828	38,060	0	53,768					3,800,000	As Complete	8/1/2019
25.35	Property		1	Travelodge - 1706 North Park Drive	79.9%	1,063,278	922,536	140,742	42,531	0	98,211					1,400,000	As Is	8/1/2019
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street	51.1%	1,170,261	1,007,469	162,792	46,810	0	115,981					2,700,000	As Complete	8/1/2019
25.37	Property		1	Travelodge - 1177 East 16th Street	28.8%	1,429,983	1,198,676	231,307	57,199	0	174,107					1,000,000	As Is	8/1/2019
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road	51.8%	1,314,343	1,225,795	88,548	52,574	0	35,975					2,200,000	As Complete	8/1/2019
25.39	Property		1	Travelodge - 2407 East Holland Avenue	61.7%	1,222,525	1,120,116	102,409	48,901	0	53,508					2,100,000	As Is	8/1/2019
25.40	Property		1	Travelodge - 620 Souder Road	44.9%	859,598	815,609	43,989	34,384	0	9,605					800,000	As Is	8/1/2019
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast	65.4%	1,287,145	1,164,551	122,594	51,486	0	71,109					1,900,000	As Is	8/1/2019
25.42	Property		1	Travelodge - 109 East Commerce Street	27.1%	645,865	685,121	(39,256)	25,835	0	(65,091)					500,000	As Is	8/1/2019
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue	69.7%	786,366	840,784	(54,418)	31,455	0	(85,873)					400,000	As Is	8/1/2019
25.44	Property		1	Travelodge - 98 Moffat Avenue	42.2%	851,130	783,199	67,931	34,045	0	33,885					900,000	As Is	8/1/2019
26	Loan		1	Dollar Self Storage #6 - Apache Junction	90.5%	1,393,343	457,107	936,236	10,943	0	925,293	1.55	1.53	9.9%	9.8%	21,850,000	As Is	3/31/2022	43.4%
27	Loan	2, 6, 19	3	NTG Industrial Portfolio	90.2%	1,248,614	388,955	859,658	13,129	87,531	758,998	1.64	1.45	9.7%	8.6%	14,620,000	As Is	Various	60.5%
27.01	Property		1	897 12th Street	100.0%	756,278	181,902	574,376	8,829	58,860	506,687					9,910,000	As Is	1/21/2022
27.02	Property		1	392 White Horse Pike	100.0%	341,053	75,817	265,236	1,863	12,422	250,951					2,920,000	As Is	1/21/2022
27.03	Property		1	6727 Delilah Road	54.3%	151,283	131,236	20,046	2,437	16,249	1,360					1,790,000	As Is	1/23/2022
28	Loan		1	Hayward Storage	90.0%	1,069,792	438,644	631,149	8,862	0	622,286	1.77	1.74	8.2%	8.1%	14,000,000	As Is	1/13/2022	55.0%
29	Loan	16, 17, 20, 28	1	Waygate Technologies	95.0%	782,233	52,990	729,243	0	0	729,243	2.27	2.27	10.0%	10.0%	13,300,000	As Is	4/20/2022	55.0%
30	Loan	16	1	Westcliff Plaza	89.8%	878,974	189,801	689,173	9,059	35,540	644,574	1.39	1.30	9.6%	9.0%	11,200,000	As Is	3/28/2022	63.8%
31	Loan		1	The Shoppes at Seven Oaks	84.2%	1,223,118	435,200	787,918	10,533	40,551	736,834	2.56	2.40	13.1%	12.3%	10,500,000	As Is	4/25/2022	57.1%
32	Loan	16	1	Cooper Commerce Center	95.0%	857,900	293,754	564,146	6,578	15,000	542,568	1.88	1.81	9.8%	9.4%	9,400,000	As Is	3/10/2022	61.4%
33	Loan	34	1	Mini U Storage - Woodbridge	83.0%	943,330	417,511	525,820	5,808	0	520,012	1.63	1.61	9.3%	9.2%	10,650,000	As Is	5/4/2022	52.8%
34	Loan		1	Marina Village	74.2%	1,017,289	559,396	457,893	12,350	0	445,543	1.54	1.50	9.9%	9.6%	9,200,000	As Is	3/10/2022	50.4%
35	Loan	7	1	Lakeview Storage	94.3%	537,079	166,473	370,606	12,221	0	358,385	1.27	1.23	9.9%	9.6%	7,410,000	As Is	5/9/2022	50.6%
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	95.0%	857,338	165,468	691,870	10,314	13,867	667,690	2.35	2.26	16.2%	15.6%	8,300,000	As Is	2/28/2022	51.5%
37	Loan	12, 16	1	Beverly Industrial Park	92.6%	714,953	176,362	538,592	9,381	37,835	491,375	2.51	2.29	13.1%	12.0%	5,920,000	As Is	3/2/2022	69.3%
38	Loan		1	Storage Crib	81.0%	500,006	229,673	270,333	12,514	0	257,819	2.08	1.98	10.1%	9.7%	4,300,000	As Is	10/22/2021	62.1%

A-10

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date
					5,7	3,4			4,21,22,23,28				4,21,22,23,28
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	33.3%	96.4%	3/1/2022
1.01	Property		1	Yorkshire Towers		96.3%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	Lexington Towers		96.9%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	58.8%	100.0%	6/1/2022	No	IDEO	119,513	69.4%	4/30/2034	Embark Trucks	52,815	30.6%	7/31/2029
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	57.6%	92.8%	Various
3.01	Property		1	Walgreens - Las Vegas		100.0%	5/19/2022	Yes	Walgreens	18,100	100.0%	3/31/2040	NAP	NAP	NAP	NAP
3.02	Property		1	Waystar Building		100.0%	5/19/2022	Yes	Waystar Technologies, Inc.	128,710	100.0%	1/31/2034	NAP	NAP	NAP	NAP
3.03	Property		1	Fresenius Kidney Care		100.0%	5/19/2022	Yes	Fresenius Kidney Care	10,075	100.0%	5/31/2034	NAP	NAP	NAP	NAP
3.04	Property		1	Tower Health		100.0%	5/19/2022	Yes	Tower Health Medical Group	11,000	100.0%	9/30/2036	NAP	NAP	NAP	NAP
3.05	Property		1	New Orleans MOB		100.0%	4/1/2022	No	East Jefferson General Hospital	15,547	71.9%	7/31/2024	The Administrators of Tulane Educational Fund	4,085	18.9%	5/31/2025
3.06	Property		1	Penn State Health		100.0%	5/19/2022	Yes	St. Joseph Regional Health Network (Penn State Health)	14,200	100.0%	2/28/2035	NAP	NAP	NAP	NAP
3.07	Property		1	Carmichael MOB		89.2%	4/1/2022	No	Keller Williams	6,049	22.8%	4/30/2036	Oral Surgery Center 205	4,958	18.7%	8/31/2025
3.08	Property		1	Port Arthur Dialysis		54.5%	4/1/2022	No	Renal Center of Port Arthur, LLC (DaVita)	12,217	31.8%	7/31/2036	Southeast Texas Nephrology Associates	6,023	15.7%	4/30/2025
3.09	Property		1	Auburn Medical		100.0%	5/19/2022	Yes	Access Ambulatory Surgery Center	7,704	100.0%	10/31/2032	NAP	NAP	NAP	NAP
3.10	Property		1	Berkley Eye Institute, PA		100.0%	5/19/2022	Yes	Berkeley Eye Institute, P.A.	7,097	100.0%	10/31/2036	NAP	NAP	NAP	NAP
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	59.2%	100.0%	4/8/2022	Yes	Amazon.com Services LLC	246,606	100.0%	9/30/2032	NAP	NAP	NAP	NAP
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	43.0%	78.3%	2/21/2022	No	County of Los Angeles-Dept. of Children & Family Services	204,484	25.3%	4/30/2030	Maker City LA, LLC	148,908	18.5%	5/31/2035
6	Loan	4, 5, 16, 19	1	360 Rosemary	26.6%	95.9%	12/1/2021	No	New Day	56,048	17.9%	12/31/2032	Goldman Sachs	39,757	12.7%	9/30/2032
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	62.6%	90.5%	2/1/2022	No	iCIMS, Inc.	331,378	24.2%	11/30/2032	Guardian Life Insurance Company of America	91,319	6.7%	12/31/2032
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	60.8%	100.0%	2/15/2022	No	The New School	212,800	61.5%	6/30/2030	CapGemini America, Inc.	64,500	18.7%	9/30/2037
9	Loan	12, 19, 27, 34	1	111 River Street	31.8%	82.6%	1/1/2022	No	John Wiley & Sons Inc.	293,633	52.6%	3/31/2033	Sumitomo Mitsui Trust Bank	38,134	6.8%	1/31/2024
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	60.2%	95.8%	Various
10.01	Property		1	West Mifflin, PA		91.5%	4/12/2022	No	Anex Warehouse	136,492	21.8%	MTM	Eby Brown Leasing LLC	92,777	14.8%	7/31/2024
10.02	Property		1	Church Hill, TN		100.0%	4/12/2022	No	Northern Safety Co. Inc.	234,009	28.6%	10/31/2026	Phoenix Logistics	165,456	20.2%	3/31/2025
10.03	Property		1	Mossville, IL		100.0%	5/10/2022	Yes	Superior Consolidated	478,400	100.0%	12/31/2025	NAP	NAP	NAP	NAP
10.04	Property		1	Eldon, MO		83.5%	4/12/2022	No	Adient US LLC	230,669	83.5%	4/30/2024	NAP	NAP	NAP	NAP
10.05	Property		1	Kingsport, TN		100.0%	5/10/2022	Yes	Phoenix Logistics	130,751	100.0%	6/30/2029	NAP	NAP	NAP	NAP
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	56.9%	100.0%	4/20/2022	Yes	Fleet Farm Group	189,905	100.0%	5/27/2039	NAP	NAP	NAP	NAP
12	Loan	12, 23	1	PentaCentre Office	47.9%	61.6%	4/1/2022	No	Midland Credit Management, Inc.	93,516	12.7%	4/30/2025	One10, LLC	51,227	7.0%	8/31/2029
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio	57.4%	79.5%	Various
13.01	Property		1	LaFollette, TN		90.8%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	Griffin, GA		77.3%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	Monteagle, TN		74.4%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.04	Property		1	Bessemer, AL		83.5%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.05	Property		1	Valley, AL		81.9%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.06	Property		1	Boyle, MS		85.6%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.07	Property		1	Elizabethton, TN		74.2%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.08	Property		1	Panama City, FL		65.4%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.09	Property		1	Phenix City, AL		75.3%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.10	Property		1	Thomson, GA		74.4%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.11	Property		1	Cleveland, GA		77.0%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.12	Property		1	Birmingham, AL		80.3%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.13	Property		1	Okoboji, IA		89.9%	3/3/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.14	Property		1	Harpersville, AL		75.8%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	4	1	Wards Crossing West	60.1%	99.4%	4/1/2022	No	Kohls (Ground Lease)	88,925	43.7%	1/31/2027	Ross	30,187	14.8%	1/31/2028
15	Loan	16	1	Cheshire Station	59.6%	97.6%	5/10/2022	No	Safeway	55,163	52.5%	4/30/2027	Petco	12,000	11.4%	1/31/2028
16	Loan	16, 19, 28	1	Kewaunee Scientific	52.0%	100.0%	3/24/2022	Yes	Kewaunee Scientific Corporation	416,299	100.0%	3/31/2042	NAP	NAP	NAP	NAP
17	Loan	24, 28	1	2 Riverfront Plaza	60.4%	100.0%	12/8/2021	Yes	Panasonic Corporation of North America	337,543	100.0%	4/30/2031	NAP	NAP	NAP	NAP
18	Loan	2, 16	1	1901 10th Avenue	58.3%	100.0%	5/23/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	19	1	Waikele Self-Storage Park	56.8%	81.0%	5/2/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	26	1	Corporate Center Building G	54.1%	100.0%	5/1/2022	No	Berkshire Hathaway Home Services (Americana, LLC)	25,750	54.2%	7/31/2027	Encore Productions	15,750	33.2%	12/31/2027
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	34.2%	88.3%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	Dollar Self Storage #5 - Mesa	40.1%	95.1%	4/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	19, 23	1	Rego Park II	17.8%	92.9%	4/20/2022	No	Duane Reade	6,788	11.9%	1/31/2030	Prabesh Inc	3,780	6.6%	3/31/2031
24	Loan	6, 16, 19, 23	3	Longwood Industrial	57.5%	99.1%	1/1/2022
24.01	Property		1	Bennett Commerce Center		100.0%	1/1/2022	No	OpenJaus, LLC	5,500	10.0%	7/31/2022	Forthofer Marketing, Inc.	2,750	5.0%	1/31/2024
24.02	Property		1	Midway Commerce Center		100.0%	1/1/2022	No	Incon Industries	20,000	38.5%	12/31/2022	Precision Door (BW Brevard Holdings) (ACH)	12,000	23.1%	12/31/2024
24.03	Property		1	Big Tree Center		94.3%	1/1/2022	No	Auvidatel, Inc.	3,933	18.8%	7/31/2022	Florida Dermal Institute	2,400	11.5%	5/31/2025
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio	46.7%	54.9%	3/31/2022
25.01	Property		1	Travelodge - 2307 Wyoming Avenue		30.4%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	Travelodge - 2111 Camino Del Llano		86.6%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way		53.7%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive		62.8%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive		42.0%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60		53.0%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.07	Property		1	Travelodge - 1127 Pony Express Highway		44.5%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street		87.4%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.09	Property		1	Travelodge - 2680 Airport Road		66.5%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.10	Property		1	Super 8 - 720 Royal Parkway		45.1%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street		57.9%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway		45.9%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road		60.1%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.14	Property		1	Super 8 - 2545 Cornhusker Highway		40.4%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.15	Property		1	Travelodge - 1110 Southeast 4th Street		70.6%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court		48.0%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.17	Property		1	Travelodge - 800 West Laramie Street		65.9%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.18	Property		1	Travelodge - 22 North Frontage Road		64.0%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.19	Property		1	Travelodge - 123 Westvaco Road		71.0%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue		58.2%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.21	Property		1	Travelodge - 1710 Jefferson Street		25.1%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.22	Property		1	Travelodge - 1625 Stillwater Avenue		71.6%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.23	Property		1	Travelodge - 8233 Airline Highway		65.0%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.24	Property		1	Baymont Inn & Suites - 6390 US-93		62.1%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.25	Property		1	Travelodge - 707 East Webster Street		38.3%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.26	Property		1	Travelodge - 777 West Hwy 21		52.8%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.27	Property		1	Travelodge - 3522 North Highway 59		30.4%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.28	Property		1	Travelodge - 108 6th Avenue		64.7%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-11

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date
					5,7	3,4			4,21,22,23,28				4,21,22,23,28
25.29	Property		1	Travelodge - 2200 East South Avenue		72.4%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.30	Property		1	Travelodge - 128 South Willow Road		63.1%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.31	Property		1	Travelodge - 1005 Highway 285		71.1%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.32	Property		1	Days Inn - 3431 14th Avenue South		61.3%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.33	Property		1	Travelodge - 2505 US 69		53.9%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road		58.9%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.35	Property		1	Travelodge - 1706 North Park Drive		79.9%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street		51.1%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.37	Property		1	Travelodge - 1177 East 16th Street		28.8%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road		51.8%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.39	Property		1	Travelodge - 2407 East Holland Avenue		61.7%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.40	Property		1	Travelodge - 620 Souder Road		44.9%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast		65.4%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.42	Property		1	Travelodge - 109 East Commerce Street		27.1%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue		69.7%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.44	Property		1	Travelodge - 98 Moffat Avenue		42.2%	3/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	Dollar Self Storage #6 - Apache Junction	35.6%	90.8%	4/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	2, 6, 19	3	NTG Industrial Portfolio	60.5%	92.7%	2/1/2022
27.01	Property		1	897 12th Street		100.0%	2/1/2022	No	Univers / AON	28,860	49.0%	7/31/2023	Gino Pinto Inc	25,000	42.5%	3/31/2027
27.02	Property		1	392 White Horse Pike		100.0%	2/1/2022	No	Liberty Dialysis / Fresenius	8,400	67.6%	8/31/2024	Enterprise Engineering	2,972	23.9%	6/30/2023
27.03	Property		1	6727 Delilah Road		60.8%	2/1/2022	No	Hi Tec Systems / EIT Inc	5,100	31.4%	12/31/2022	Utility Lines Services	4,007	24.7%	12/31/2022
28	Loan		1	Hayward Storage	55.0%	95.4%	3/7/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	16, 17, 20, 28	1	Waygate Technologies	55.0%	100.0%	5/27/2022	Yes	Waygate Technologies	73,820	100.0%	6/30/2031	NAP	NAP	NAP	NAP
30	Loan	16	1	Westcliff Plaza	53.6%	100.0%	5/1/2022	No	NV Heart & Vascular Westcliff	8,592	23.7%	12/31/2030	Pokroy Medical Group of NV LTD	4,995	13.8%	2/28/2023
31	Loan		1	The Shoppes at Seven Oaks	57.1%	83.8%	2/28/2022	No	The Shack Restaurant Group	5,416	10.3%	6/30/2027	Corner Pub & Grill - FGB Group	4,500	8.5%	10/31/2030
32	Loan	16	1	Cooper Commerce Center	61.4%	100.0%	4/13/2022	No	CarGroup Holdings, LLC	4,725	10.8%	1/31/2025	Stone Works & Design, LLC	3,025	6.9%	11/30/2024
33	Loan	34	1	Mini U Storage - Woodbridge	52.8%	89.7%	4/27/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Marina Village	41.5%	78.1%	2/25/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	7	1	Lakeview Storage	61.4%	98.6%	5/14/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	49.5%	97.6%	6/2/2022	No	Big Lots	25,000	26.7%	4/30/2026	Badcock Furniture	20,000	21.3%	11/30/2024
37	Loan	12, 16	1	Beverly Industrial Park	69.3%	93.3%	2/8/2022	No	Deathwish Inc.	10,374	17.7%	5/31/2029	Boston Fence	7,179	12.2%	10/31/2024
38	Loan		1	Storage Crib	62.1%	91.5%	3/1/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-12

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date
					4,21,22,23,28				4,21,22,23,28				4,21,22,23, 28
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers
1.01	Property		1	Yorkshire Towers	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	Lexington Towers	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio
3.01	Property		1	Walgreens - Las Vegas	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Waystar Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Fresenius Kidney Care	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	Tower Health	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	New Orleans MOB	Kristoffer A Norbo DDS,MSD,PC	1,987	9.2%	6/30/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Penn State Health	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Carmichael MOB	Dermatology Associates of WI 210	3,211	12.1%	7/31/2023	Periodontal Center 100	2,763	10.4%	12/31/2031	JUUL Labs	2,090	7.9%	2/28/2024
3.08	Property		1	Port Arthur Dialysis	Southeast Texas Nephrology Associates - Storage	2,735	7.1%	4/30/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.09	Property		1	Auburn Medical	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.10	Property		1	Berkley Eye Institute, PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	Shipfront LLC	62,124	7.7%	8/31/2035	Stephen Jewelry, Inc.	31,956	4.0%	12/31/2022	PHR LA Mart, LLC	25,876	3.2%	12/31/2022
6	Loan	4, 5, 16, 19	1	360 Rosemary	Comvest	39,119	12.5%	3/31/2033	Elliott Mgmt	26,662	8.5%	9/30/2033	Related Southeast	17,707	5.7%	7/31/2032
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	WorkWave LLC	71,667	5.2%	5/27/2029	Jersey Central Power & Light Company	69,870	5.1%	12/31/2027	International Flavors & Fragrances, L.P.	60,104	4.4%	9/30/2033
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	Hulu LLC	40,106	11.6%	5/31/2025	Citibank, N.A.	14,872	4.3%	4/30/2028	Coach Inc	7,073	2.0%	1/31/2024
9	Loan	12, 19, 27, 34	1	111 River Street	Crunch Holdings LLC	21,196	3.8%	8/31/2029	Burgiss Group LLC The	19,018	3.4%	11/30/2026	Educationdynamics LLC	18,063	3.2%	8/31/2029
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII
10.01	Property		1	West Mifflin, PA	Exclusive Services, Inc.	34,224	5.5%	9/30/2022	The Blessing Board	29,009	4.6%	12/31/2031	The Coffee Tree Roasters Corp.	28,800	4.6%	4/30/2027
10.02	Property		1	Church Hill, TN	Universal Forest Products	149,575	18.3%	12/31/2023	Cardinal FG Company	125,759	15.4%	12/31/2022	Bindtech	100,000	12.2%	12/31/2022
10.03	Property		1	Mossville, IL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	Eldon, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	Kingsport, TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	12, 23	1	PentaCentre Office	J.D. Power	31,149	4.2%	1/31/2027	EASI, LLC	23,464	3.2%	1/31/2026	Pulte Home Company, LLC	21,411	2.9%	9/30/2027
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio
13.01	Property		1	LaFollette, TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	Griffin, GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	Monteagle, TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.04	Property		1	Bessemer, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.05	Property		1	Valley, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.06	Property		1	Boyle, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.07	Property		1	Elizabethton, TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.08	Property		1	Panama City, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.09	Property		1	Phenix City, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.10	Property		1	Thomson, GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.11	Property		1	Cleveland, GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.12	Property		1	Birmingham, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.13	Property		1	Okoboji, IA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.14	Property		1	Harpersville, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	4	1	Wards Crossing West	Burlington	24,633	12.1%	2/28/2032	Old Navy	18,800	9.2%	2/28/2027	Five Below	7,732	3.8%	1/31/2025
15	Loan	16	1	Cheshire Station	VA ABC	6,300	6.0%	8/31/2026	AutoZone	5,400	5.1%	5/31/2023	Sherwin Williams	4,821	4.6%	4/30/2023
16	Loan	16, 19, 28	1	Kewaunee Scientific	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	24, 28	1	2 Riverfront Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	2, 16	1	1901 10th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	19	1	Waikele Self-Storage Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	26	1	Corporate Center Building G	New Beginnings OBGYN	6,000	12.6%	8/31/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	Dollar Self Storage #5 - Mesa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	19, 23	1	Rego Park II	Dollar Green, Inc	3,600	6.3%	1/31/2031	Presidental Care (Figueroa DDS)	3,600	6.3%	4/30/2026	Falcon Imports, Inc.	3,600	6.3%	8/31/2023
24	Loan	6, 16, 19, 23	3	Longwood Industrial
24.01	Property		1	Bennett Commerce Center	One Life Solutions, LLC	2,750	5.0%	10/31/2022	BRIESA, Inc.	2,750	5.0%	7/31/2024	Peru Unlimited, Corp.	2,750	5.0%	12/31/2022
24.02	Property		1	Midway Commerce Center	Premier Landscape Management	8,000	15.4%	11/30/2024	Traffic Supply	6,000	11.5%	12/31/2024	Marable Studios Art Company	6,000	11.5%	5/31/2024
24.03	Property		1	Big Tree Center	Protect Alert Emergency Call Systems	1,280	6.1%	7/31/2024	TJ Consulting Svcs, LLC / The Glass Guru Altamonte	1,250	6.0%	1/31/2023	Telecom Elite, Inc.	1,239	5.9%	8/31/2022
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio
25.01	Property		1	Travelodge - 2307 Wyoming Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.02	Property		1	Travelodge - 2111 Camino Del Llano	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.07	Property		1	Travelodge - 1127 Pony Express Highway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.09	Property		1	Travelodge - 2680 Airport Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.10	Property		1	Super 8 - 720 Royal Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.14	Property		1	Super 8 - 2545 Cornhusker Highway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.15	Property		1	Travelodge - 1110 Southeast 4th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.17	Property		1	Travelodge - 800 West Laramie Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.18	Property		1	Travelodge - 22 North Frontage Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.19	Property		1	Travelodge - 123 Westvaco Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.21	Property		1	Travelodge - 1710 Jefferson Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.22	Property		1	Travelodge - 1625 Stillwater Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.23	Property		1	Travelodge - 8233 Airline Highway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.24	Property		1	Baymont Inn & Suites - 6390 US-93	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.25	Property		1	Travelodge - 707 East Webster Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.26	Property		1	Travelodge - 777 West Hwy 21	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.27	Property		1	Travelodge - 3522 North Highway 59	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.28	Property		1	Travelodge - 108 6th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-13

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date
					4,21,22,23,28				4,21,22,23,28				4,21,22,23, 28
25.29	Property		1	Travelodge - 2200 East South Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.30	Property		1	Travelodge - 128 South Willow Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.31	Property		1	Travelodge - 1005 Highway 285	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.32	Property		1	Days Inn - 3431 14th Avenue South	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.33	Property		1	Travelodge - 2505 US 69	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.35	Property		1	Travelodge - 1706 North Park Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.37	Property		1	Travelodge - 1177 East 16th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.39	Property		1	Travelodge - 2407 East Holland Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.40	Property		1	Travelodge - 620 Souder Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.42	Property		1	Travelodge - 109 East Commerce Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25.44	Property		1	Travelodge - 98 Moffat Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	Loan		1	Dollar Self Storage #6 - Apache Junction	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	2, 6, 19	3	NTG Industrial Portfolio
27.01	Property		1	897 12th Street	SJ Energy / HomeServeUSA	5,000	8.5%	10/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.02	Property		1	392 White Horse Pike	Dr Stuart Honick	1,050	8.5%	3/31/2023	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.03	Property		1	6727 Delilah Road	Alijan	775	4.8%	12/31/2022	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Hayward Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	16, 17, 20, 28	1	Waygate Technologies	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	16	1	Westcliff Plaza	Las Fyzical, LLC.	4,880	13.5%	7/31/2025	R. Cree Hamilton, DDS, MS, PC	4,620	12.7%	10/31/2023	Center for Wellness & Pain Care	4,028	11.1%	11/30/2027
31	Loan		1	The Shoppes at Seven Oaks	Tavern Kitchen & Bar - JBJ Group	4,500	8.5%	1/31/2031	Nimoli LLC	3,850	7.3%	8/31/2027	Richards Veterinary Services	3,426	6.5%	4/30/2027
32	Loan	16	1	Cooper Commerce Center	Upchurch Management Company, Inc.	3,025	6.9%	10/31/2023	CRKroger Corporation	3,025	6.9%	10/31/2024	Coral Ridge Enterprises, Inc.	3,025	6.9%	9/30/2024
33	Loan	34	1	Mini U Storage - Woodbridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Marina Village	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	7	1	Lakeview Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	Home Expo	13,106	14.0%	4/30/2027	Dollar Tree	11,950	12.7%	1/31/2027	Tuesday Morning	9,967	10.6%	1/31/2023
37	Loan	12, 16	1	Beverly Industrial Park	United Federation of Churches	6,410	10.9%	8/4/2026	Classic Rock Stones Inc.	6,180	10.5%	9/30/2023	New Standard Sports	4,863	8.3%	3/31/2024
38	Loan		1	Storage Crib	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-14

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)
																18	19
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers												5,390,917	898,486
1.01	Property		1	Yorkshire Towers	2/3/2022	NAP	1/19/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
1.02	Property		1	Lexington Towers	1/19/2022	NAP	1/19/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	3/28/2022	NAP	3/25/2022	3/31/2022	19%	No	Fee	NAP	NAP	NAP	NAP	289,274	72,319
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio												141,309	30,220
3.01	Property		1	Walgreens - Las Vegas	4/26/2022	NAP	4/26/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
3.02	Property		1	Waystar Building	3/25/2022	NAP	3/25/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
3.03	Property		1	Fresenius Kidney Care	7/9/2021	NAP	7/9/2021	7/9/2021	17%	No	Fee	NAP	NAP	NAP	NAP
3.04	Property		1	Tower Health	3/28/2022	NAP	3/28/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
3.05	Property		1	New Orleans MOB	3/11/2022	NAP	3/11/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
3.06	Property		1	Penn State Health	3/28/2022	NAP	3/28/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
3.07	Property		1	Carmichael MOB	8/30/2021	NAP	8/30/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
3.08	Property		1	Port Arthur Dialysis	6/23/2021	NAP	6/21/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
3.09	Property		1	Auburn Medical	7/14/2021	NAP	7/14/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
3.10	Property		1	Berkley Eye Institute, PA	10/1/2021	NAP	10/1/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	2/10/2022	NAP	2/24/2022	2/10/2022	7%	No	Fee	NAP	NAP	NAP	NAP	116,072	72,545
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	3/11/2022	NAP	3/11/2022	3/10/2022	13%	No	Fee	NAP	NAP	NAP	NAP	205,149	68,383
6	Loan	4, 5, 16, 19	1	360 Rosemary	12/6/2021	NAP	12/6/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	2/14/2022	NAP	2/14/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	617,834	308,917
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	3/1/2022	NAP	3/4/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	2,815,969	469,328
9	Loan	12, 19, 27, 34	1	111 River Street	12/21/2021	NAP	10/26/2021	NAP	NAP	Yes - AE	Leasehold	9/30/2098	None	1,502,800	Yes	122,519	138,561
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII												136,487	35,040
10.01	Property		1	West Mifflin, PA	9/13/2021	NAP	6/23/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
10.02	Property		1	Church Hill, TN	2/24/2022	NAP	2/24/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
10.03	Property		1	Mossville, IL	9/13/2021	NAP	6/25/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
10.04	Property		1	Eldon, MO	9/13/2021	NAP	6/25/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
10.05	Property		1	Kingsport, TN	2/24/2022	NAP	2/22/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	4/3/2022	NAP	3/28/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing
12	Loan	12, 23	1	PentaCentre Office	4/1/2022	NAP	4/19/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	685,659	114,277
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio												69,772	12,914
13.01	Property		1	LaFollette, TN	9/15/2021	NAP	9/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.02	Property		1	Griffin, GA	9/13/2021	NAP	9/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.03	Property		1	Monteagle, TN	9/7/2021	NAP	9/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.04	Property		1	Bessemer, AL	9/10/2021	NAP	9/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.05	Property		1	Valley, AL	9/7/2021 and 9/14/2021	NAP	9/15/2021 and 9/14/2021	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
13.06	Property		1	Boyle, MS	9/15/2021	NAP	9/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.07	Property		1	Elizabethton, TN	9/15/2021	NAP	9/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.08	Property		1	Panama City, FL	9/15/2021	NAP	9/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.09	Property		1	Phenix City, AL	9/7/2021	NAP	9/15/2021	NAP	NAP	Yes - A	Fee	NAP	NAP	NAP	NAP
13.10	Property		1	Thomson, GA	10/12/2021	NAP	9/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.11	Property		1	Cleveland, GA	9/10/2021	NAP	9/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.12	Property		1	Birmingham, AL	9/15/2021	NAP	9/15/2021	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
13.13	Property		1	Okoboji, IA	9/14/2021	NAP	9/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
13.14	Property		1	Harpersville, AL	9/10/2021	NAP	9/15/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
14	Loan	4	1	Wards Crossing West	3/17/2022	NAP	3/16/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	122,845	20,474
15	Loan	16	1	Cheshire Station	2/25/2022	NAP	2/25/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	160,260	22,894
16	Loan	16, 19, 28	1	Kewaunee Scientific	1/20/2022	3/10/2022	2/2/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing
17	Loan	24, 28	1	2 Riverfront Plaza	11/18/2021	NAP	11/19/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	0
18	Loan	2, 16	1	1901 10th Avenue	5/6/2022	NAP	5/6/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	19,716
19	Loan	19	1	Waikele Self-Storage Park	5/20/2022	NAP	1/28/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	162,765	23,252
20	Loan	26	1	Corporate Center Building G	4/22/2022	NAP	4/22/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	23,302	5,825
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	4/8/2022	NAP	4/8/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	50,853	12,713
22	Loan		1	Dollar Self Storage #5 - Mesa	4/8/2022	NAP	4/8/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	27,424	6,856
23	Loan	19, 23	1	Rego Park II	4/5/2022	NAP	4/4/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	276,123	56,640
24	Loan	6, 16, 19, 23	3	Longwood Industrial												49,165	8,194
24.01	Property		1	Bennett Commerce Center	3/29/2021	NAP	3/31/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
24.02	Property		1	Midway Commerce Center	3/30/2021	NAP	3/31/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
24.03	Property		1	Big Tree Center	3/31/2021	NAP	3/31/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio												436,502	160,955
25.01	Property		1	Travelodge - 2307 Wyoming Avenue	4/9/2019	NAP	8/19/2019	NAP	NAP	No	Fee / Leasehold	1/30/2028	None	30,000	No
25.02	Property		1	Travelodge - 2111 Camino Del Llano	4/3/2019	NAP	4/5/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way	4/3/2019	NAP	4/4/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive	4/3/2019	NAP	4/2/2019	11/26/2019	5%	No	Fee	NAP	NAP	NAP	NAP
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive	4/10/2019	NAP	4/22/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60	4/5/2019	NAP	4/5/2019	11/26/2019	9%	No	Fee	NAP	NAP	NAP	NAP
25.07	Property		1	Travelodge - 1127 Pony Express Highway	4/10/2019	NAP	4/19/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street	4/5/2019	NAP	4/18/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.09	Property		1	Travelodge - 2680 Airport Road	4/9/2019	NAP	4/10/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.10	Property		1	Super 8 - 720 Royal Parkway	4/12/2019	NAP	4/22/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street	4/5/2019	NAP	4/18/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway	4/4/2019	NAP	4/5/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road	4/22/2019	NAP	4/23/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.14	Property		1	Super 8 - 2545 Cornhusker Highway	4/12/2019	NAP	4/22/2019	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
25.15	Property		1	Travelodge - 1110 Southeast 4th Street	4/11/2019	NAP	4/22/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court	4/4/2019	NAP	4/2/2019	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
25.17	Property		1	Travelodge - 800 West Laramie Street	4/9/2019	NAP	4/9/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.18	Property		1	Travelodge - 22 North Frontage Road	4/11/2019	NAP	4/23/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.19	Property		1	Travelodge - 123 Westvaco Road	4/10/2019	NAP	4/22/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue	4/10/2019	NAP	4/4/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.21	Property		1	Travelodge - 1710 Jefferson Street	4/9/2019	NAP	4/19/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.22	Property		1	Travelodge - 1625 Stillwater Avenue	4/8/2019	NAP	4/18/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.23	Property		1	Travelodge - 8233 Airline Highway	4/8/2019	NAP	4/9/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.24	Property		1	Baymont Inn & Suites - 6390 US-93	4/22/2019	NAP	4/22/2019	11/26/2019	7%	No	Fee	NAP	NAP	NAP	NAP
25.25	Property		1	Travelodge - 707 East Webster Street	4/11/2019	NAP	4/19/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.26	Property		1	Travelodge - 777 West Hwy 21	4/10/2019	NAP	4/19/2019	NAP	NAP	Yes - D	Fee	NAP	NAP	NAP	NAP
25.27	Property		1	Travelodge - 3522 North Highway 59	4/9/2019	NAP	4/18/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.28	Property		1	Travelodge - 108 6th Avenue	4/9/2019	NAP	4/5/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP

A-15

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)
																18	19
25.29	Property		1	Travelodge - 2200 East South Avenue	4/10/2019	NAP	4/19/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.30	Property		1	Travelodge - 128 South Willow Road	4/11/2019	NAP	4/19/2019	NAP	NAP	Yes - AO	Fee	NAP	NAP	NAP	NAP
25.31	Property		1	Travelodge - 1005 Highway 285	4/11/2019	NAP	4/19/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.32	Property		1	Days Inn - 3431 14th Avenue South	4/12/2019	NAP	4/22/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.33	Property		1	Travelodge - 2505 US 69	4/9/2019	NAP	4/19/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road	4/15/2019	NAP	4/11/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.35	Property		1	Travelodge - 1706 North Park Drive	4/5/2019	NAP	4/19/2019	NAP	NAP	Yes - AE	Fee	NAP	NAP	NAP	NAP
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street	4/5/2019	NAP	4/18/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.37	Property		1	Travelodge - 1177 East 16th Street	4/11/2019	NAP	4/19/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road	4/8/2019	NAP	4/8/2019	10/8/2019	8%	No	Fee	NAP	NAP	NAP	NAP
25.39	Property		1	Travelodge - 2407 East Holland Avenue	4/5/2019	NAP	4/5/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.40	Property		1	Travelodge - 620 Souder Road	4/8/2019	NAP	4/11/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast	4/5/2019	NAP	4/18/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.42	Property		1	Travelodge - 109 East Commerce Street	4/10/2019	NAP	4/19/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue	4/22/2019	NAP	4/8/2019	10/8/2019	4%	No	Fee	NAP	NAP	NAP	NAP
25.44	Property		1	Travelodge - 98 Moffat Avenue	4/11/2019	NAP	4/22/2019	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
26	Loan		1	Dollar Self Storage #6 - Apache Junction	4/8/2022	NAP	4/8/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	19,201	4,800
27	Loan	2, 6, 19	3	NTG Industrial Portfolio												61,887	15,472
27.01	Property		1	897 12th Street	1/28/2022	NAP	1/20/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
27.02	Property		1	392 White Horse Pike	1/18/2022	NAP	1/20/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
27.03	Property		1	6727 Delilah Road	1/18/2022	NAP	1/20/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP
28	Loan		1	Hayward Storage	1/28/2022	NAP	1/27/2022	2/3/2022	18%	No	Fee	NAP	NAP	NAP	NAP	23,054	11,527
29	Loan	16, 17, 20, 28	1	Waygate Technologies	4/20/2022	NAP	4/19/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	0	Springing
30	Loan	16	1	Westcliff Plaza	4/11/2022	NAP	4/11/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	9,537	2,384
31	Loan		1	The Shoppes at Seven Oaks	5/4/2022	NAP	5/4/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	157,360	19,670
32	Loan	16	1	Cooper Commerce Center	6/30/2021	7/2/2021	4/5/2022	NAP	NAP	Yes - AH	Fee	NAP	NAP	NAP	NAP	54,316	7,759
33	Loan	34	1	Mini U Storage - Woodbridge	4/29/2022	NAP	4/29/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	16,374	8,187
34	Loan		1	Marina Village	3/17/2022	NAP	3/16/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	23,921	7,974
35	Loan	7	1	Lakeview Storage	11/1/2021	NAP	11/3/2021	5/19/2022	9%	No	Fee	NAP	NAP	NAP	NAP	44,381	6,340
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	3/8/2022	NAP	3/8/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	32,623	5,826
37	Loan	12, 16	1	Beverly Industrial Park	12/13/2021	NAP	12/16/2021	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	15,434	7,717
38	Loan		1	Storage Crib	4/30/2021; 5/3/2021	3/10/2022	3/28/2022	NAP	NAP	No	Fee	NAP	NAP	NAP	NAP	19,448	3,241

A-16

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
					18	19	18	19	20	18	19	20	18	19	20	18	18	19
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	367,868	Springing	1,100,000	0	0	1,000,000	0	0	0	0	0	0	12,400,000	Springing
1.01	Property		1	Yorkshire Towers
1.02	Property		1	Lexington Towers
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	37,550	7,510	130,000	3,590	86,164	4,946,132	Springing	0	0	0	0	0	45,289,968	0
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	0	Springing	600,000	Springing	600,000	4,500,000	Springing	4,500,000	0	0	0	0	133,915	0
3.01	Property		1	Walgreens - Las Vegas
3.02	Property		1	Waystar Building
3.03	Property		1	Fresenius Kidney Care
3.04	Property		1	Tower Health
3.05	Property		1	New Orleans MOB
3.06	Property		1	Penn State Health
3.07	Property		1	Carmichael MOB
3.08	Property		1	Port Arthur Dialysis
3.09	Property		1	Auburn Medical
3.10	Property		1	Berkley Eye Institute, PA
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	25,661	9,870	0	Springing	147,964	0	Springing	1,479,636	0	0	0	0	54,535,711	0
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	0	Springing	0	11,715	0	0	67,247	1,613,919	0	0	0	0	22,000,000	Springing
6	Loan	4, 5, 16, 19	1	360 Rosemary	0	Springing	0	Springing	0	0	Springing	0	0	0	0	0	45,498,551	0
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	0	Springing	0	24,583	0	8,500,000	Springing	8,500,000	0	0	0	0	6,778,984	Springing
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	0	Springing	0	5,763	207,468	1,000,000	57,760	3,500,000	0	0	0	0	0	0
9	Loan	12, 19, 27, 34	1	111 River Street	177,648	Springing	700,000	Springing	0	13,900,000	Springing	2,360,000	0	0	0	0	1,469,000	165,616
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	0	Springing	0	19,408	698,705	1,500,000	Springing	1,500,000	0	0	0	59,444	8,870	0
10.01	Property		1	West Mifflin, PA
10.02	Property		1	Church Hill, TN
10.03	Property		1	Mossville, IL
10.04	Property		1	Eldon, MO
10.05	Property		1	Kingsport, TN
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	0	Springing	200,000	Springing	200,000	600,000	Springing	600,000	0	0	0	0	0	0
12	Loan	12, 23	1	PentaCentre Office	0	Springing	0	12,236	0	5,000,000	107,064	8,000,000	0	0	0	14,625	406,814	0
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio	0	Springing	0	4,753	0	0	0	0	0	0	0	56,843	0	0
13.01	Property		1	LaFollette, TN
13.02	Property		1	Griffin, GA
13.03	Property		1	Monteagle, TN
13.04	Property		1	Bessemer, AL
13.05	Property		1	Valley, AL
13.06	Property		1	Boyle, MS
13.07	Property		1	Elizabethton, TN
13.08	Property		1	Panama City, FL
13.09	Property		1	Phenix City, AL
13.10	Property		1	Thomson, GA
13.11	Property		1	Cleveland, GA
13.12	Property		1	Birmingham, AL
13.13	Property		1	Okoboji, IA
13.14	Property		1	Harpersville, AL
14	Loan	4	1	Wards Crossing West	34,848	2,904	4,409	4,409	0	16,958	16,958	700,000	0	0	0	0	0	Springing
15	Loan	16	1	Cheshire Station	10,891	1,556	1,751	1,751	0	300,000	Springing	300,000	0	0	0	196,875	211,245	0
16	Loan	16, 19, 28	1	Kewaunee Scientific	0	Springing	1,000,000	5,204	0	1,000,000	Springing	1,000,000	0	0	0	161,013	0	0
17	Loan	24, 28	1	2 Riverfront Plaza	0	Springing	0	5,626	135,017	0	42,193	0	0	0	0	0	0	0
18	Loan	2, 16	1	1901 10th Avenue	19,468	2,716	0	563	0	0	427	0	0	0	0	3,125	0	0
19	Loan	19	1	Waikele Self-Storage Park	7,814	2,605	1,050,000	0	0	0	0	0	0	0	0	0	58,117	Springing
20	Loan	26	1	Corporate Center Building G	8,271	1,379	990	990	0	6,333	6,333	380,000	0	0	0	625	82,688	0
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	2,175	1,087	1,101	1,101	26,440	0	0	0	0	0	0	0	0	0
22	Loan		1	Dollar Self Storage #5 - Mesa	1,733	867	823	823	19,751	0	0	0	0	0	0	0	0	0
23	Loan	19, 23	1	Rego Park II	138,246	19,749	933	933	35,000	175,000	Springing	175,000	0	0	0	1,225	0	0
24	Loan	6, 16, 19, 23	3	Longwood Industrial	49,543	4,504	1,066	1,066	25,580	400,000	Springing	400,000	0	0	0	53,125	0	0
24.01	Property		1	Bennett Commerce Center
24.02	Property		1	Midway Commerce Center
24.03	Property		1	Big Tree Center
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio	790,391	116,681	0	235,965	0	0	0	0	0	0	0	2,014,340	14,917,247	0
25.01	Property		1	Travelodge - 2307 Wyoming Avenue
25.02	Property		1	Travelodge - 2111 Camino Del Llano
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60
25.07	Property		1	Travelodge - 1127 Pony Express Highway
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street
25.09	Property		1	Travelodge - 2680 Airport Road
25.10	Property		1	Super 8 - 720 Royal Parkway
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road
25.14	Property		1	Super 8 - 2545 Cornhusker Highway
25.15	Property		1	Travelodge - 1110 Southeast 4th Street
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court
25.17	Property		1	Travelodge - 800 West Laramie Street
25.18	Property		1	Travelodge - 22 North Frontage Road
25.19	Property		1	Travelodge - 123 Westvaco Road
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue
25.21	Property		1	Travelodge - 1710 Jefferson Street
25.22	Property		1	Travelodge - 1625 Stillwater Avenue
25.23	Property		1	Travelodge - 8233 Airline Highway
25.24	Property		1	Baymont Inn & Suites - 6390 US-93
25.25	Property		1	Travelodge - 707 East Webster Street
25.26	Property		1	Travelodge - 777 West Hwy 21
25.27	Property		1	Travelodge - 3522 North Highway 59
25.28	Property		1	Travelodge - 108 6th Avenue

A-17

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)
					18	19	18	19	20	18	19	20	18	19	20	18	18	19
25.29	Property		1	Travelodge - 2200 East South Avenue
25.30	Property		1	Travelodge - 128 South Willow Road
25.31	Property		1	Travelodge - 1005 Highway 285
25.32	Property		1	Days Inn - 3431 14th Avenue South
25.33	Property		1	Travelodge - 2505 US 69
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road
25.35	Property		1	Travelodge - 1706 North Park Drive
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street
25.37	Property		1	Travelodge - 1177 East 16th Street
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road
25.39	Property		1	Travelodge - 2407 East Holland Avenue
25.40	Property		1	Travelodge - 620 Souder Road
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast
25.42	Property		1	Travelodge - 109 East Commerce Street
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue
25.44	Property		1	Travelodge - 98 Moffat Avenue
26	Loan		1	Dollar Self Storage #6 - Apache Junction	2,134	1,067	912	912	21,885	0	0	0	0	0	0	0	0	0
27	Loan	2, 6, 19	3	NTG Industrial Portfolio	6,508	3,254	0	1,094	0	0	Springing	0	0	0	0	100,000	0	16,000
27.01	Property		1	897 12th Street
27.02	Property		1	392 White Horse Pike
27.03	Property		1	6727 Delilah Road
28	Loan		1	Hayward Storage	2,974	1,487	0	737	26,520	0	0	0	0	0	0	0	0	0
29	Loan	16, 17, 20, 28	1	Waygate Technologies	0	Springing	73,820	0	0	295,280	0	0	0	0	0	0	545,000	0
30	Loan	16	1	Westcliff Plaza	5,796	828	755	755	0	150,000	3,775	300,000	0	0	0	0	27,268	0
31	Loan		1	The Shoppes at Seven Oaks	0	Springing	184,654	878	0	27,051	3,379	162,205	0	0	0	85,913	16,500	0
32	Loan	16	1	Cooper Commerce Center	42,196	6,582	365	365	10,000	100,000	2,083	150,000	0	0	0	41,250	0	0
33	Loan	34	1	Mini U Storage - Woodbridge	3,197	1,066	484	484	0	0	0	0	0	0	0	0	0	0
34	Loan		1	Marina Village	43,807	5,476	1,029	1,029	0	0	0	0	0	0	0	171,313	0	0
35	Loan	7	1	Lakeview Storage	3,156	1,052	0	869	0	0	0	0	0	0	0	10,188	800,000	0
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	4,706	1,810	0	1,172	0	150,000	Springing	150,000	0	0	0	7,500	0	0
37	Loan	12, 16	1	Beverly Industrial Park	12,326	2,465	0	782	0	50,000	2,590	0	0	0	0	49,475	58,722	0
38	Loan		1	Storage Crib	14,233	1,294	1,043	1,043	0	0	0	0	0	0	0	0	0	0

A-18

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)
						20
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	Unit Upgrade Reserve (Upfront: $6,500,000); Supplemental Income Reserve (Upfront: $5,900,000; Monthly: Springing)	0	NAP
1.01	Property		1	Yorkshire Towers
1.02	Property		1	Lexington Towers
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	Embark Holdback Reserve ($31,000,000), IDEO Free Rent Reserve ($5,304,696.33), IDEO Security Deposit Reserve ($4,631,047.21), Embark Security Deposit Reserve ($3,089,693.75), IDEO Gap Rent Reserve ($1,264,530.75)	0	31,000,000
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	REA Common Charge Reserve (Upfront: $113,915), Condominium Common Charges Reserve (Upfront: $20,000)	0	NAP
3.01	Property		1	Walgreens - Las Vegas
3.02	Property		1	Waystar Building
3.03	Property		1	Fresenius Kidney Care
3.04	Property		1	Tower Health
3.05	Property		1	New Orleans MOB
3.06	Property		1	Penn State Health
3.07	Property		1	Carmichael MOB
3.08	Property		1	Port Arthur Dialysis
3.09	Property		1	Auburn Medical
3.10	Property		1	Berkley Eye Institute, PA
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	TATILC Reserve (Upfront: $23,983,292), Outstanding Completion Obligations Reserve (Upfront: $20,083,016), Rent Concession Reserve (Upfront: $10,469,403)	0	NAP
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	LA County Earnout Reserve (Upfront: $22,000,000), Billboard Replacement Funds (Monthly: Springing)	0	NAP
6	Loan	4, 5, 16, 19	1	360 Rosemary	Unfunded Obligations Reserve ($42,779,553), Base Building Reserve ($2,718,997.83)	0	NAP
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	Outstanding Obligations Reserve (Upfront: $6,778,984), Put Price Reserve (Monthly: Springing)	0	NAP
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue		0	NAP
9	Loan	12, 19, 27, 34	1	111 River Street	Significant Tenant Rent Replication Reserve (Upfront: $1,258,196.33), Ground Rent Reserve (Upfront: $165,615.50; Monthly: $165,615.50), Free Rent Reserve (Upfront: $45,188)	0	NAP
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	Unfunded Obligations Reserve	0	NAP
10.01	Property		1	West Mifflin, PA
10.02	Property		1	Church Hill, TN
10.03	Property		1	Mossville, IL
10.04	Property		1	Eldon, MO
10.05	Property		1	Kingsport, TN
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls		0	NAP
12	Loan	12, 23	1	PentaCentre Office	Gap Rent Reserve	0	NAP
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio		0	NAP
13.01	Property		1	LaFollette, TN
13.02	Property		1	Griffin, GA
13.03	Property		1	Monteagle, TN
13.04	Property		1	Bessemer, AL
13.05	Property		1	Valley, AL
13.06	Property		1	Boyle, MS
13.07	Property		1	Elizabethton, TN
13.08	Property		1	Panama City, FL
13.09	Property		1	Phenix City, AL
13.10	Property		1	Thomson, GA
13.11	Property		1	Cleveland, GA
13.12	Property		1	Birmingham, AL
13.13	Property		1	Okoboji, IA
13.14	Property		1	Harpersville, AL
14	Loan	4	1	Wards Crossing West	Major Tenant Rollover Reserve	0	NAP
15	Loan	16	1	Cheshire Station	Starbucks Reserve ($136,245), Starbucks Tenant Improvements Reserve ($75,000)	0	NAP
16	Loan	16, 19, 28	1	Kewaunee Scientific		0	NAP
17	Loan	24, 28	1	2 Riverfront Plaza		0	NAP
18	Loan	2, 16	1	1901 10th Avenue		0	NAP
19	Loan	19	1	Waikele Self-Storage Park	Condominium Assessment Reserve	0	NAP
20	Loan	26	1	Corporate Center Building G	Rent Concession Reserve	0	NAP
21	Loan	16	1	Dollar Self Storage #21 - Goodyear		0	NAP
22	Loan		1	Dollar Self Storage #5 - Mesa		0	NAP
23	Loan	19, 23	1	Rego Park II		0	NAP
24	Loan	6, 16, 19, 23	3	Longwood Industrial		0	NAP
24.01	Property		1	Bennett Commerce Center
24.02	Property		1	Midway Commerce Center
24.03	Property		1	Big Tree Center
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio	Railroad Contract Renewal Reserve ($7,000,000), Post-Closing Obligation Reserve ($500,000), PIP Reserve ($7,417,247)	0	NAP
25.01	Property		1	Travelodge - 2307 Wyoming Avenue
25.02	Property		1	Travelodge - 2111 Camino Del Llano
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60
25.07	Property		1	Travelodge - 1127 Pony Express Highway
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street
25.09	Property		1	Travelodge - 2680 Airport Road
25.10	Property		1	Super 8 - 720 Royal Parkway
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road
25.14	Property		1	Super 8 - 2545 Cornhusker Highway
25.15	Property		1	Travelodge - 1110 Southeast 4th Street
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court
25.17	Property		1	Travelodge - 800 West Laramie Street
25.18	Property		1	Travelodge - 22 North Frontage Road
25.19	Property		1	Travelodge - 123 Westvaco Road
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue
25.21	Property		1	Travelodge - 1710 Jefferson Street
25.22	Property		1	Travelodge - 1625 Stillwater Avenue
25.23	Property		1	Travelodge - 8233 Airline Highway
25.24	Property		1	Baymont Inn & Suites - 6390 US-93
25.25	Property		1	Travelodge - 707 East Webster Street
25.26	Property		1	Travelodge - 777 West Hwy 21
25.27	Property		1	Travelodge - 3522 North Highway 59
25.28	Property		1	Travelodge - 108 6th Avenue

A-19

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Description	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)
						20
25.29	Property		1	Travelodge - 2200 East South Avenue
25.30	Property		1	Travelodge - 128 South Willow Road
25.31	Property		1	Travelodge - 1005 Highway 285
25.32	Property		1	Days Inn - 3431 14th Avenue South
25.33	Property		1	Travelodge - 2505 US 69
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road
25.35	Property		1	Travelodge - 1706 North Park Drive
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street
25.37	Property		1	Travelodge - 1177 East 16th Street
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road
25.39	Property		1	Travelodge - 2407 East Holland Avenue
25.40	Property		1	Travelodge - 620 Souder Road
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast
25.42	Property		1	Travelodge - 109 East Commerce Street
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue
25.44	Property		1	Travelodge - 98 Moffat Avenue
26	Loan		1	Dollar Self Storage #6 - Apache Junction		0	NAP
27	Loan	2, 6, 19	3	NTG Industrial Portfolio	Required Repair Reserve	0	NAP
27.01	Property		1	897 12th Street
27.02	Property		1	392 White Horse Pike
27.03	Property		1	6727 Delilah Road
28	Loan		1	Hayward Storage		0	NAP
29	Loan	16, 17, 20, 28	1	Waygate Technologies	Unfunded Obligations Reserve ($345,000); Roof Replacement Reserve ($200,000)	0	NAP
30	Loan	16	1	Westcliff Plaza	Rent Concession Reserve	0	NAP
31	Loan		1	The Shoppes at Seven Oaks	Free Rent Reserve	0	NAP
32	Loan	16	1	Cooper Commerce Center		0	NAP
33	Loan	34	1	Mini U Storage - Woodbridge		0	NAP
34	Loan		1	Marina Village		0	NAP
35	Loan	7	1	Lakeview Storage	Holdback Reserve	0	800,000
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners		0	NAP
37	Loan	12, 16	1	Beverly Industrial Park	Deathwish Music Reserve Fund (31,122), Circuitry Recycling Reserve (27,600)	0	NAP
38	Loan		1	Storage Crib		0	NAP

A-20

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)
						26	26
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	NAP	Soft (Residential); Hard (Commercial)	In Place	Yes	No	Yes	No	70,000,000
1.01	Property		1	Yorkshire Towers
1.02	Property		1	Lexington Towers
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	Embark Holdback Reserve	Hard	Springing	Yes	Yes	Yes	Yes	65,000,000
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	NAP	Hard	Springing	Yes	Yes	Yes	Yes	55,000,000
3.01	Property		1	Walgreens - Las Vegas
3.02	Property		1	Waystar Building
3.03	Property		1	Fresenius Kidney Care
3.04	Property		1	Tower Health
3.05	Property		1	New Orleans MOB
3.06	Property		1	Penn State Health
3.07	Property		1	Carmichael MOB
3.08	Property		1	Port Arthur Dialysis
3.09	Property		1	Auburn Medical
3.10	Property		1	Berkley Eye Institute, PA
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	NAP	Hard	Springing	Yes	Yes	Yes	Yes	50,000,000
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	NAP	Hard	Springing	Yes	Yes	Yes	No	40,000,000
6	Loan	4, 5, 16, 19	1	360 Rosemary	NAP	Hard	Springing	Yes	No	Yes	No	32,000,000
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	NAP	Hard	Springing	Yes	Yes	Yes	No	30,000,000
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	NAP	Hard	Springing	Yes	Yes	Yes	No	23,000,000
9	Loan	12, 19, 27, 34	1	111 River Street	NAP	Hard	Springing	Yes	Yes	Yes	No	22,000,000
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	NAP	Hard	Springing	Yes	Yes	Yes	No	22,000,000
10.01	Property		1	West Mifflin, PA
10.02	Property		1	Church Hill, TN
10.03	Property		1	Mossville, IL
10.04	Property		1	Eldon, MO
10.05	Property		1	Kingsport, TN
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP
12	Loan	12, 23	1	PentaCentre Office	NAP	Hard	Springing	Yes	Yes	Yes	Yes	20,277,018
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio	NAP	Springing	Springing	Yes	No	No	NAP	NAP
13.01	Property		1	LaFollette, TN
13.02	Property		1	Griffin, GA
13.03	Property		1	Monteagle, TN
13.04	Property		1	Bessemer, AL
13.05	Property		1	Valley, AL
13.06	Property		1	Boyle, MS
13.07	Property		1	Elizabethton, TN
13.08	Property		1	Panama City, FL
13.09	Property		1	Phenix City, AL
13.10	Property		1	Thomson, GA
13.11	Property		1	Cleveland, GA
13.12	Property		1	Birmingham, AL
13.13	Property		1	Okoboji, IA
13.14	Property		1	Harpersville, AL
14	Loan	4	1	Wards Crossing West	NAP	Hard	In Place	Yes	Yes	No	NAP	NAP
15	Loan	16	1	Cheshire Station	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP
16	Loan	16, 19, 28	1	Kewaunee Scientific	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP
17	Loan	24, 28	1	2 Riverfront Plaza	NAP	Hard	Springing	Yes	Yes	Yes	No	15,000,000
18	Loan	2, 16	1	1901 10th Avenue	NAP	Soft	Springing	Yes	Yes	No	NAP	NAP
19	Loan	19	1	Waikele Self-Storage Park	NAP	Hard	Springing	Yes	No	No	NAP	NAP
20	Loan	26	1	Corporate Center Building G	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	NAP	Springing	Springing	Yes	No	No	NAP	NAP
22	Loan		1	Dollar Self Storage #5 - Mesa	NAP	Springing	Springing	Yes	No	No	NAP	NAP
23	Loan	19, 23	1	Rego Park II	NAP	Springing	Springing	Yes	No	No	NAP	NAP
24	Loan	6, 16, 19, 23	3	Longwood Industrial	NAP	Springing	Springing	Yes	No	No	NAP	NAP
24.01	Property		1	Bennett Commerce Center
24.02	Property		1	Midway Commerce Center
24.03	Property		1	Big Tree Center
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio	NAP	Hard	Springing	Yes	No	Yes	No	9,342,616
25.01	Property		1	Travelodge - 2307 Wyoming Avenue
25.02	Property		1	Travelodge - 2111 Camino Del Llano
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60
25.07	Property		1	Travelodge - 1127 Pony Express Highway
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street
25.09	Property		1	Travelodge - 2680 Airport Road
25.10	Property		1	Super 8 - 720 Royal Parkway
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road
25.14	Property		1	Super 8 - 2545 Cornhusker Highway
25.15	Property		1	Travelodge - 1110 Southeast 4th Street
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court
25.17	Property		1	Travelodge - 800 West Laramie Street
25.18	Property		1	Travelodge - 22 North Frontage Road
25.19	Property		1	Travelodge - 123 Westvaco Road
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue
25.21	Property		1	Travelodge - 1710 Jefferson Street
25.22	Property		1	Travelodge - 1625 Stillwater Avenue
25.23	Property		1	Travelodge - 8233 Airline Highway
25.24	Property		1	Baymont Inn & Suites - 6390 US-93
25.25	Property		1	Travelodge - 707 East Webster Street
25.26	Property		1	Travelodge - 777 West Hwy 21
25.27	Property		1	Travelodge - 3522 North Highway 59
25.28	Property		1	Travelodge - 108 6th Avenue

A-21

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)	Trust Pari Passu Cut-off Date Balance ($)
						26	26
25.29	Property		1	Travelodge - 2200 East South Avenue
25.30	Property		1	Travelodge - 128 South Willow Road
25.31	Property		1	Travelodge - 1005 Highway 285
25.32	Property		1	Days Inn - 3431 14th Avenue South
25.33	Property		1	Travelodge - 2505 US 69
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road
25.35	Property		1	Travelodge - 1706 North Park Drive
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street
25.37	Property		1	Travelodge - 1177 East 16th Street
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road
25.39	Property		1	Travelodge - 2407 East Holland Avenue
25.40	Property		1	Travelodge - 620 Souder Road
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast
25.42	Property		1	Travelodge - 109 East Commerce Street
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue
25.44	Property		1	Travelodge - 98 Moffat Avenue
26	Loan		1	Dollar Self Storage #6 - Apache Junction	NAP	Springing	Springing	Yes	No	No	NAP	NAP
27	Loan	2, 6, 19	3	NTG Industrial Portfolio	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP
27.01	Property		1	897 12th Street
27.02	Property		1	392 White Horse Pike
27.03	Property		1	6727 Delilah Road
28	Loan		1	Hayward Storage	NAP	Springing	Springing	Yes	No	No	NAP	NAP
29	Loan	16, 17, 20, 28	1	Waygate Technologies	NAP	Hard	Springing	Yes	Yes	No	NAP	NAP
30	Loan	16	1	Westcliff Plaza	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP
31	Loan		1	The Shoppes at Seven Oaks	NAP	Hard	Springing	Yes	No	No	NAP	NAP
32	Loan	16	1	Cooper Commerce Center	NAP	Springing	Springing	Yes	No	No	NAP	NAP
33	Loan	34	1	Mini U Storage - Woodbridge	NAP	Springing	Springing	Yes	No	No	NAP	NAP
34	Loan		1	Marina Village	NAP	Springing	Springing	Yes	No	No	NAP	NAP
35	Loan	7	1	Lakeview Storage	$800,000 deposited into the Holdback Reserve to be distributed to the borrower upon certain conditions in the loan agreement	Hard	Springing	Yes	No	No	NAP	NAP
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	NAP	Springing	Springing	Yes	Yes	No	NAP	NAP
37	Loan	12, 16	1	Beverly Industrial Park	NAP	Soft	Springing	Yes	No	No	NAP	NAP
38	Loan		1	Storage Crib	NAP	Springing	Springing	Yes	No	No	NAP	NAP

A-22

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)
						9	9				9		13					9
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	248,000,000	636,992.59	816,788.89	221,500,000	3.04000%	539,500,000	1,385,715.74	56.6%	2.13	6.6%	174,500,000	##########	714,000,000	2,457,027.92
1.01	Property		1	Yorkshire Towers
1.02	Property		1	Lexington Towers
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	35,000,000	153,699.22	439,140.63	NAP	NAP	100,000,000	439,140.63	58.8%	1.74	9.7%	NAP	NAP	NAP	NAP
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	25,000,000	106,880.79	342,018.52	NAP	NAP	80,000,000	342,018.52	57.6%	1.62	8.4%	NAP	NAP	NAP	NAP
3.01	Property		1	Walgreens - Las Vegas
3.02	Property		1	Waystar Building
3.03	Property		1	Fresenius Kidney Care
3.04	Property		1	Tower Health
3.05	Property		1	New Orleans MOB
3.06	Property		1	Penn State Health
3.07	Property		1	Carmichael MOB
3.08	Property		1	Port Arthur Dialysis
3.09	Property		1	Auburn Medical
3.10	Property		1	Berkley Eye Institute, PA
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	92,000,000	396,430.55	611,881.94	NAP	NAP	142,000,000	611,881.94	59.2%	1.66	8.6%	NAP	NAP	NAP	NAP
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	110,000,000	504,198.49	687,543.40	NAP	NAP	150,000,000	687,543.40	43.0%	2.34	13.5%	NAP	NAP	NAP	NAP
6	Loan	4, 5, 16, 19	1	360 Rosemary	53,000,000	176,881.36	283,677.66	125,000,000	3.95000%	210,000,000	700,850.69	65.8%	1.76	7.2%	NAP	NAP	NAP	NAP
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	180,000,000	777,145.83	906,670.14	NAP	NAP	210,000,000	906,670.14	62.6%	1.68	9.4%	NAP	NAP	NAP	NAP
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	217,000,000	902,056.95	997,666.67	NAP	NAP	240,000,000	997,666.67	60.8%	1.61	8.4%	NAP	NAP	NAP	NAP
9	Loan	12, 19, 27, 34	1	111 River Street	55,500,000	153,806.94	214,775.46	76,250,000	3.28000%	153,750,000	426,086.80	63.0%	2.56	8.5%	NAP	NAP	NAP	NAP
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	35,000,000	203,140.15	330,828.24	NAP	NAP	57,000,000	330,828.24	64.6%	1.57	11.8%	NAP	NAP	NAP	NAP
10.01	Property		1	West Mifflin, PA
10.02	Property		1	Church Hill, TN
10.03	Property		1	Mossville, IL
10.04	Property		1	Eldon, MO
10.05	Property		1	Kingsport, TN
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	12, 23	1	PentaCentre Office	13,984,150	77,916.62	190,895.72	NAP	NAP	34,261,168	190,895.72	57.6%	1.73	13.0%	NAP	NAP	NAP	NAP
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	LaFollette, TN
13.02	Property		1	Griffin, GA
13.03	Property		1	Monteagle, TN
13.04	Property		1	Bessemer, AL
13.05	Property		1	Valley, AL
13.06	Property		1	Boyle, MS
13.07	Property		1	Elizabethton, TN
13.08	Property		1	Panama City, FL
13.09	Property		1	Phenix City, AL
13.10	Property		1	Thomson, GA
13.11	Property		1	Cleveland, GA
13.12	Property		1	Birmingham, AL
13.13	Property		1	Okoboji, IA
13.14	Property		1	Harpersville, AL
14	Loan	4	1	Wards Crossing West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	16	1	Cheshire Station	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	16, 19, 28	1	Kewaunee Scientific	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	24, 28	1	2 Riverfront Plaza	95,000,000	341,934.03	395,923.61	NAP	NAP	110,000,000	395,923.61	60.4%	2.05	9.4%	NAP	NAP	NAP	NAP
18	Loan	2, 16	1	1901 10th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	19	1	Waikele Self-Storage Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	26	1	Corporate Center Building G	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	Dollar Self Storage #5 - Mesa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	19, 23	1	Rego Park II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	6, 16, 19, 23	3	Longwood Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	Bennett Commerce Center
24.02	Property		1	Midway Commerce Center
24.03	Property		1	Big Tree Center
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio	126,125,312	822,388.03	883,305.66	NAP	NAP	135,467,927	883,305.66	63.0%	1.66	15.0%	NAP	NAP	NAP	NAP
25.01	Property		1	Travelodge - 2307 Wyoming Avenue
25.02	Property		1	Travelodge - 2111 Camino Del Llano
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60
25.07	Property		1	Travelodge - 1127 Pony Express Highway
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street
25.09	Property		1	Travelodge - 2680 Airport Road
25.10	Property		1	Super 8 - 720 Royal Parkway
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road
25.14	Property		1	Super 8 - 2545 Cornhusker Highway
25.15	Property		1	Travelodge - 1110 Southeast 4th Street
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court
25.17	Property		1	Travelodge - 800 West Laramie Street
25.18	Property		1	Travelodge - 22 North Frontage Road
25.19	Property		1	Travelodge - 123 Westvaco Road
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue
25.21	Property		1	Travelodge - 1710 Jefferson Street
25.22	Property		1	Travelodge - 1625 Stillwater Avenue
25.23	Property		1	Travelodge - 8233 Airline Highway
25.24	Property		1	Baymont Inn & Suites - 6390 US-93
25.25	Property		1	Travelodge - 707 East Webster Street
25.26	Property		1	Travelodge - 777 West Hwy 21
25.27	Property		1	Travelodge - 3522 North Highway 59
25.28	Property		1	Travelodge - 108 6th Avenue

A-23

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)	Total Debt Monthly Debt Service ($)
						9	9				9		13					9
25.29	Property		1	Travelodge - 2200 East South Avenue
25.30	Property		1	Travelodge - 128 South Willow Road
25.31	Property		1	Travelodge - 1005 Highway 285
25.32	Property		1	Days Inn - 3431 14th Avenue South
25.33	Property		1	Travelodge - 2505 US 69
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road
25.35	Property		1	Travelodge - 1706 North Park Drive
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street
25.37	Property		1	Travelodge - 1177 East 16th Street
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road
25.39	Property		1	Travelodge - 2407 East Holland Avenue
25.40	Property		1	Travelodge - 620 Souder Road
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast
25.42	Property		1	Travelodge - 109 East Commerce Street
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue
25.44	Property		1	Travelodge - 98 Moffat Avenue
26	Loan		1	Dollar Self Storage #6 - Apache Junction	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	2, 6, 19	3	NTG Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.01	Property		1	897 12th Street
27.02	Property		1	392 White Horse Pike
27.03	Property		1	6727 Delilah Road
28	Loan		1	Hayward Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	16, 17, 20, 28	1	Waygate Technologies	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	16	1	Westcliff Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan		1	The Shoppes at Seven Oaks	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	16	1	Cooper Commerce Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	34	1	Mini U Storage - Woodbridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Marina Village	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	7	1	Lakeview Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	12, 16	1	Beverly Industrial Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Storage Crib	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-24

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type	Sponsor
						13		13	13
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	74.8%	1.20	5.0%	No	NAP	Meyer Chetrit and The Gluck Family Trust U/A/D July 16, 2009
1.01	Property		1	Yorkshire Towers
1.02	Property		1	Lexington Towers
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	NAP	NAP	NAP	No	NAP	Angus McCarthy and Michael Moritz
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	NAP	NAP	NAP	No	NAP	Jeffrey A. Pori
3.01	Property		1	Walgreens - Las Vegas
3.02	Property		1	Waystar Building
3.03	Property		1	Fresenius Kidney Care
3.04	Property		1	Tower Health
3.05	Property		1	New Orleans MOB
3.06	Property		1	Penn State Health
3.07	Property		1	Carmichael MOB
3.08	Property		1	Port Arthur Dialysis
3.09	Property		1	Auburn Medical
3.10	Property		1	Berkley Eye Institute, PA
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	NAP	NAP	NAP	No	NAP	MDY Properties, Inc.
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	NAP	NAP	NAP	No	NAP	Ara Tavitian
6	Loan	4, 5, 16, 19	1	360 Rosemary	NAP	NAP	NAP	No	NAP	The Related Companies, L.P.
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	NAP	NAP	NAP	No	NAP	Ralph Zucker and Jozef Straus
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	NAP	NAP	NAP	No	NAP	Albert Kalimian
9	Loan	12, 19, 27, 34	1	111 River Street	NAP	NAP	NAP	No	NAP	Steven J. Pozycki and David Werner
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	NAP	NAP	NAP	Yes	Future Mezzanine Loan	Phoenix Investors
10.01	Property		1	West Mifflin, PA
10.02	Property		1	Church Hill, TN
10.03	Property		1	Mossville, IL
10.04	Property		1	Eldon, MO
10.05	Property		1	Kingsport, TN
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	NAP	NAP	NAP	No	NAP	Jeffrey A. Pori
12	Loan	12, 23	1	PentaCentre Office	NAP	NAP	NAP	No	NAP	Olymbec USA LLC
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio	NAP	NAP	NAP	No	NAP	Hugh D. Cohen, Brian E. Boehmcke and Joel T. Flax
13.01	Property		1	LaFollette, TN
13.02	Property		1	Griffin, GA
13.03	Property		1	Monteagle, TN
13.04	Property		1	Bessemer, AL
13.05	Property		1	Valley, AL
13.06	Property		1	Boyle, MS
13.07	Property		1	Elizabethton, TN
13.08	Property		1	Panama City, FL
13.09	Property		1	Phenix City, AL
13.10	Property		1	Thomson, GA
13.11	Property		1	Cleveland, GA
13.12	Property		1	Birmingham, AL
13.13	Property		1	Okoboji, IA
13.14	Property		1	Harpersville, AL
14	Loan	4	1	Wards Crossing West	NAP	NAP	NAP	No	NAP	Thomas J. Comparato
15	Loan	16	1	Cheshire Station	NAP	NAP	NAP	No	NAP	Donald Charles Houder, Joseph R. Staugaard III and Samuel M.V. Hamilton III
16	Loan	16, 19, 28	1	Kewaunee Scientific	NAP	NAP	NAP	No	NAP	CAI Investments Medical Products I Master Lessee, LLC, Life Pillars, LLC, Four Pillars Legacy Trust and Christopher Beavor
17	Loan	24, 28	1	2 Riverfront Plaza	NAP	NAP	NAP	No	NAP	Arch Street Capital Advisors
18	Loan	2, 16	1	1901 10th Avenue	NAP	NAP	NAP	No	NAP	Israel Minzer
19	Loan	19	1	Waikele Self-Storage Park	NAP	NAP	NAP	No	NAP	Peter Savio
20	Loan	26	1	Corporate Center Building G	NAP	NAP	NAP	No	NAP	Bernard Guy, Trustee of the Par 3 Nevada Trust
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	NAP	NAP	NAP	No	NAP	John C. Thomson, Co-Trustee of the Thomson Family Trust, Dated June 18, 1997, as may have been amended and restated and John C. Thomson
22	Loan		1	Dollar Self Storage #5 - Mesa	NAP	NAP	NAP	No	NAP	Thomson Family Irrevocable Trust, Dated May 21, 1999 and John C. Thomson
23	Loan	19, 23	1	Rego Park II	NAP	NAP	NAP	No	NAP	Jerrold G. Levy
24	Loan	6, 16, 19, 23	3	Longwood Industrial	NAP	NAP	NAP	No	NAP	Shane Decker and Brett Schlacter
24.01	Property		1	Bennett Commerce Center
24.02	Property		1	Midway Commerce Center
24.03	Property		1	Big Tree Center
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio	NAP	NAP	NAP	No	NAP	Tom Vukota
25.01	Property		1	Travelodge - 2307 Wyoming Avenue
25.02	Property		1	Travelodge - 2111 Camino Del Llano
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60
25.07	Property		1	Travelodge - 1127 Pony Express Highway
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street
25.09	Property		1	Travelodge - 2680 Airport Road
25.10	Property		1	Super 8 - 720 Royal Parkway
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road
25.14	Property		1	Super 8 - 2545 Cornhusker Highway
25.15	Property		1	Travelodge - 1110 Southeast 4th Street
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court
25.17	Property		1	Travelodge - 800 West Laramie Street
25.18	Property		1	Travelodge - 22 North Frontage Road
25.19	Property		1	Travelodge - 123 Westvaco Road
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue
25.21	Property		1	Travelodge - 1710 Jefferson Street
25.22	Property		1	Travelodge - 1625 Stillwater Avenue
25.23	Property		1	Travelodge - 8233 Airline Highway
25.24	Property		1	Baymont Inn & Suites - 6390 US-93
25.25	Property		1	Travelodge - 707 East Webster Street
25.26	Property		1	Travelodge - 777 West Hwy 21
25.27	Property		1	Travelodge - 3522 North Highway 59
25.28	Property		1	Travelodge - 108 6th Avenue

A-25

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type	Sponsor
						13		13	13
25.29	Property		1	Travelodge - 2200 East South Avenue
25.30	Property		1	Travelodge - 128 South Willow Road
25.31	Property		1	Travelodge - 1005 Highway 285
25.32	Property		1	Days Inn - 3431 14th Avenue South
25.33	Property		1	Travelodge - 2505 US 69
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road
25.35	Property		1	Travelodge - 1706 North Park Drive
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street
25.37	Property		1	Travelodge - 1177 East 16th Street
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road
25.39	Property		1	Travelodge - 2407 East Holland Avenue
25.40	Property		1	Travelodge - 620 Souder Road
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast
25.42	Property		1	Travelodge - 109 East Commerce Street
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue
25.44	Property		1	Travelodge - 98 Moffat Avenue
26	Loan		1	Dollar Self Storage #6 - Apache Junction	NAP	NAP	NAP	No	NAP	John C. Thomson, trustee of the Thomson Family Trust, Dated June 18, 1997, as may have been amended and restated and John C. Thomson
27	Loan	2, 6, 19	3	NTG Industrial Portfolio	NAP	NAP	NAP	No	NAP	Nicole Raso, Tiffany Mortellite and Giana Mortellite
27.01	Property		1	897 12th Street
27.02	Property		1	392 White Horse Pike
27.03	Property		1	6727 Delilah Road
28	Loan		1	Hayward Storage	NAP	NAP	NAP	No	NAP	Michael Sean Venezia, George C. Huff, Jr. and Edward J. Beorsma
29	Loan	16, 17, 20, 28	1	Waygate Technologies	NAP	NAP	NAP	No	NAP	Karen E. Kennedy
30	Loan	16	1	Westcliff Plaza	NAP	NAP	NAP	No	NAP	Bernard Guy, Trustee of the Par 3 Nevada Trust
31	Loan		1	The Shoppes at Seven Oaks	NAP	NAP	NAP	No	NAP	Time Equities, Inc.
32	Loan	16	1	Cooper Commerce Center	NAP	NAP	NAP	No	NAP	Shane Decker and Jeffrey Pechter
33	Loan	34	1	Mini U Storage - Woodbridge	NAP	NAP	NAP	No	NAP	Dahn Corporation and The Conway Family Trust, dated September 10, 2001, as first amended and restatement on February 23, 2009, solely on behalf of the "Trust A" assets allocation provided thereby
34	Loan		1	Marina Village	NAP	NAP	NAP	No	NAP	Crystal View Capital Fund II LLC
35	Loan	7	1	Lakeview Storage	NAP	NAP	NAP	No	NAP	Gregorios Kranias and Robert Randall Clark
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	NAP	NAP	NAP	No	NAP	Thomas F. Hahn, Jr.
37	Loan	12, 16	1	Beverly Industrial Park	NAP	NAP	NAP	No	NAP	Palatine Real Estate Fund III, LP
38	Loan		1	Storage Crib	NAP	NAP	NAP	No	NAP	Crystal View Capital Fund III LLC

A-26

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)
					24		34		29
1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	Meyer Chetrit and The Gluck Family Trust U/A/D July 16, 2009	No	Yes	Refinance
1.01	Property		1	Yorkshire Towers					No
1.02	Property		1	Lexington Towers					No
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	Angus McCarthy and Michael Moritz	No	No	Refinance	No
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	Jeffrey A. Pori	Yes	No	Acquisition
3.01	Property		1	Walgreens - Las Vegas					No
3.02	Property		1	Waystar Building					No
3.03	Property		1	Fresenius Kidney Care					No
3.04	Property		1	Tower Health					No
3.05	Property		1	New Orleans MOB					No
3.06	Property		1	Penn State Health					No
3.07	Property		1	Carmichael MOB					No
3.08	Property		1	Port Arthur Dialysis					No
3.09	Property		1	Auburn Medical					No
3.10	Property		1	Berkley Eye Institute, PA					No
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	NAP	No	No	Refinance	No
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	Ara Tavitian	No	No	Refinance	No
6	Loan	4, 5, 16, 19	1	360 Rosemary	The Related Companies, L.P.	No	No	Refinance	No
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	Ralph Zucker and Jozef Straus	No	No	Refinance	No
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	Albert Kalimian	No	Yes	Recapitalization	No
9	Loan	12, 19, 27, 34	1	111 River Street	Steven J. Pozycki and David Werner	No	Yes	Acquisition	No
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	Irrevocable Children's Trust dated 7/22/91 and Irrevocable Children's Trust No. 2 dated 7/22/91	No	No	Refinance
10.01	Property		1	West Mifflin, PA					No
10.02	Property		1	Church Hill, TN					No
10.03	Property		1	Mossville, IL					No
10.04	Property		1	Eldon, MO					No
10.05	Property		1	Kingsport, TN					No
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	Jeffrey A. Pori	Yes	No	Acquisition	No
12	Loan	12, 23	1	PentaCentre Office	Olymbec USA LLC	No	No	Acquisition	No
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio	Hugh D. Cohen, Brian E. Boehmcke and Joel T. Flax	No	Yes	Acquisition
13.01	Property		1	LaFollette, TN					No
13.02	Property		1	Griffin, GA					No
13.03	Property		1	Monteagle, TN					No
13.04	Property		1	Bessemer, AL					No
13.05	Property		1	Valley, AL					No
13.06	Property		1	Boyle, MS					No
13.07	Property		1	Elizabethton, TN					No
13.08	Property		1	Panama City, FL					No
13.09	Property		1	Phenix City, AL					No
13.10	Property		1	Thomson, GA					No
13.11	Property		1	Cleveland, GA					No
13.12	Property		1	Birmingham, AL					No
13.13	Property		1	Okoboji, IA					No
13.14	Property		1	Harpersville, AL					No
14	Loan	4	1	Wards Crossing West	Thomas J. Comparato	No	No	Refinance	No
15	Loan	16	1	Cheshire Station	Donald Charles Houder, Joseph R. Staugaard III and Samuel M.V. Hamilton III	No	No	Acquisition	No
16	Loan	16, 19, 28	1	Kewaunee Scientific	CAI Investments Medical Products I Master Lessee, LLC, Life Pillars, LLC, Four Pillars Legacy Trust and Christopher Beavor	Yes	No	Acquisition	No
17	Loan	24, 28	1	2 Riverfront Plaza	NAP	No	No	Refinance	No
18	Loan	2, 16	1	1901 10th Avenue	Israel Minzer	No	No	Refinance	No
19	Loan	19	1	Waikele Self-Storage Park	Peter Savio	No	No	Refinance	No
20	Loan	26	1	Corporate Center Building G	Bernard Guy, Trustee of the Par 3 Nevada Trust	No	No	Refinance	No
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	John C. Thomson, Co-Trustee of the Thomson Family Trust, Dated June 18, 1997, as may have been amended and restated and John C. Thomson	No	No	Refinance	No
22	Loan		1	Dollar Self Storage #5 - Mesa	Thomson Family Irrevocable Trust, Dated May 21, 1999 and John C. Thomson	No	No	Refinance	No
23	Loan	19, 23	1	Rego Park II	Jerrold G. Levy	No	No	Recapitalization	No
24	Loan	6, 16, 19, 23	3	Longwood Industrial	Shane Decker and Brett Schlacter	No	No	Refinance
24.01	Property		1	Bennett Commerce Center					No
24.02	Property		1	Midway Commerce Center					No
24.03	Property		1	Big Tree Center					No
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio	Tom Vukota	No	No	Acquisition
25.01	Property		1	Travelodge - 2307 Wyoming Avenue					No
25.02	Property		1	Travelodge - 2111 Camino Del Llano					No
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way					No
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive					No
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive					No
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60					No
25.07	Property		1	Travelodge - 1127 Pony Express Highway					No
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street					No
25.09	Property		1	Travelodge - 2680 Airport Road					No
25.10	Property		1	Super 8 - 720 Royal Parkway					No
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street					No
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway					No
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road					No
25.14	Property		1	Super 8 - 2545 Cornhusker Highway					No
25.15	Property		1	Travelodge - 1110 Southeast 4th Street					No
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court					No
25.17	Property		1	Travelodge - 800 West Laramie Street					No
25.18	Property		1	Travelodge - 22 North Frontage Road					No
25.19	Property		1	Travelodge - 123 Westvaco Road					No
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue					No
25.21	Property		1	Travelodge - 1710 Jefferson Street					No
25.22	Property		1	Travelodge - 1625 Stillwater Avenue					No
25.23	Property		1	Travelodge - 8233 Airline Highway					No
25.24	Property		1	Baymont Inn & Suites - 6390 US-93					No
25.25	Property		1	Travelodge - 707 East Webster Street					No
25.26	Property		1	Travelodge - 777 West Hwy 21					No
25.27	Property		1	Travelodge - 3522 North Highway 59					No
25.28	Property		1	Travelodge - 108 6th Avenue					No

A-27

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)
					24		34		29
25.29	Property		1	Travelodge - 2200 East South Avenue					No
25.30	Property		1	Travelodge - 128 South Willow Road					No
25.31	Property		1	Travelodge - 1005 Highway 285					No
25.32	Property		1	Days Inn - 3431 14th Avenue South					No
25.33	Property		1	Travelodge - 2505 US 69					No
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road					No
25.35	Property		1	Travelodge - 1706 North Park Drive					No
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street					No
25.37	Property		1	Travelodge - 1177 East 16th Street					No
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road					No
25.39	Property		1	Travelodge - 2407 East Holland Avenue					No
25.40	Property		1	Travelodge - 620 Souder Road					No
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast					No
25.42	Property		1	Travelodge - 109 East Commerce Street					No
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue					No
25.44	Property		1	Travelodge - 98 Moffat Avenue					No
26	Loan		1	Dollar Self Storage #6 - Apache Junction	John C. Thomson, trustee of the Thomson Family Trust, Dated June 18, 1997, as may have been amended and restated and John C. Thomson	No	No	Refinance	No
27	Loan	2, 6, 19	3	NTG Industrial Portfolio	Nicole Raso, Tiffany Mortellite and Giana Mortellite	No	No	Refinance
27.01	Property		1	897 12th Street					No
27.02	Property		1	392 White Horse Pike					No
27.03	Property		1	6727 Delilah Road					No
28	Loan		1	Hayward Storage	Michael Sean Venezia, George C. Huff, Jr. and Edward J. Beorsma	No	No	Acquisition	No
29	Loan	16, 17, 20, 28	1	Waygate Technologies	Karen E. Kennedy	Yes	No	Acquisition	No
30	Loan	16	1	Westcliff Plaza	Bernard Guy, Trustee of the Par 3 Nevada Trust	No	No	Refinance	No
31	Loan		1	The Shoppes at Seven Oaks	Francis J. Greenburger	No	No	Refinance	No
32	Loan	16	1	Cooper Commerce Center	Shane Decker and Jeffrey Pechter	No	No	Refinance	No
33	Loan	34	1	Mini U Storage - Woodbridge	Dahn Corporation and The Conway Family Trust, dated September 10, 2001, as first amended and restatement on February 23, 2009, solely on behalf of the "Trust A" assets allocation provided thereby	No	Yes	Refinance	No
34	Loan		1	Marina Village	Crystal View Capital Fund II LLC	No	No	Recapitalization	No
35	Loan	7	1	Lakeview Storage	Gregorios Kranias and Robert Randall Clark	No	No	Acquisition	No
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	Thomas F. Hahn, Jr.	No	Yes	Acquisition	No
37	Loan	12, 16	1	Beverly Industrial Park	Palatine Real Estate Fund III, LP	No	No	Recapitalization	No
38	Loan		1	Storage Crib	Crystal View Capital Fund III LLC	No	No	Recapitalization	No

A-28

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration

1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	318,000,000	0	396,000,000	0	714,000,000	545,268,671	0	93,214,219	20,258,785	55,258,325	0	714,000,000	NAP
1.01	Property		1	Yorkshire Towers													NAP
1.02	Property		1	Lexington Towers													NAP
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	100,000,000	50,000	0	0	100,050,000	47,967,606	0	1,389,470	50,692,924	0	0	100,050,000	NAP
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	80,000,000	63,326,923	0	0	143,326,923	0	132,375,000	5,576,699	5,375,224	0	0	143,326,923	NAP
3.01	Property		1	Walgreens - Las Vegas													NAP
3.02	Property		1	Waystar Building													NAP
3.03	Property		1	Fresenius Kidney Care													NAP
3.04	Property		1	Tower Health													NAP
3.05	Property		1	New Orleans MOB													NAP
3.06	Property		1	Penn State Health													NAP
3.07	Property		1	Carmichael MOB													NAP
3.08	Property		1	Port Arthur Dialysis													NAP
3.09	Property		1	Auburn Medical													NAP
3.10	Property		1	Berkley Eye Institute, PA													NAP
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	142,000,000	29,137,619	0	0	171,137,619	108,610,126	0	7,850,049	54,677,444	0	0	171,137,619	NAP
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	150,000,000	0	0	0	150,000,000	123,220,890	0	966,503	22,205,149	3,607,459	0	150,000,000	NAP
6	Loan	4, 5, 16, 19	1	360 Rosemary	85,000,000	0	125,000,000	0	210,000,000	110,495,605	0	6,129,189	45,498,551	47,876,656	0	210,000,000	NAP
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	210,000,000	0	0	0	210,000,000	170,604,822	0	3,366,160	15,896,818	20,132,200	0	210,000,000	NAP
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	240,000,000	140,421,540	0	0	380,421,540	0	369,000,000	7,605,571	3,815,969	0	0	380,421,540	NAP
9	Loan	12, 19, 27, 34	1	111 River Street	77,500,000	61,207,549	76,250,000	30,000,000	244,957,549	0	225,000,000	3,588,382	16,369,167	0	0	244,957,549	NAP
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	57,000,000	0	0	0	57,000,000	38,034,329	0	740,606	1,704,801	4,496,782	12,023,483	57,000,000	NAP
10.01	Property		1	West Mifflin, PA													NAP
10.02	Property		1	Church Hill, TN													NAP
10.03	Property		1	Mossville, IL													NAP
10.04	Property		1	Eldon, MO													NAP
10.05	Property		1	Kingsport, TN													NAP
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	21,500,000	17,556,130	0	0	39,056,130	0	37,000,000	1,256,130	800,000	0	0	39,056,130	NAP
12	Loan	12, 23	1	PentaCentre Office	34,300,000	24,026,818	0	0	58,326,818	0	51,250,000	969,719	6,107,098	0	0	58,326,818	NAP
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio	19,600,000	18,077,112	0	0	37,677,112	0	33,628,061	3,922,436	126,615	0	0	37,677,112	NAP
13.01	Property		1	LaFollette, TN													NAP
13.02	Property		1	Griffin, GA													NAP
13.03	Property		1	Monteagle, TN													NAP
13.04	Property		1	Bessemer, AL													NAP
13.05	Property		1	Valley, AL													NAP
13.06	Property		1	Boyle, MS													NAP
13.07	Property		1	Elizabethton, TN													NAP
13.08	Property		1	Panama City, FL													NAP
13.09	Property		1	Phenix City, AL													NAP
13.10	Property		1	Thomson, GA													NAP
13.11	Property		1	Cleveland, GA													NAP
13.12	Property		1	Birmingham, AL													NAP
13.13	Property		1	Okoboji, IA													NAP
13.14	Property		1	Harpersville, AL													NAP
14	Loan	4	1	Wards Crossing West	19,500,000	0	0	0	19,500,000	16,260,150	0	298,805	179,060	2,761,984	0	19,500,000	NAP
15	Loan	16	1	Cheshire Station	17,635,000	13,038,265	0	0	30,673,265	0	29,100,000	692,243	881,022	0	0	30,673,265	NAP
16	Loan	16, 19, 28	1	Kewaunee Scientific													NAP
17	Loan	24, 28	1	2 Riverfront Plaza													NAP
18	Loan	2, 16	1	1901 10th Avenue													NAP
19	Loan	19	1	Waikele Self-Storage Park													NAP
20	Loan	26	1	Corporate Center Building G													NAP
21	Loan	16	1	Dollar Self Storage #21 - Goodyear													NAP
22	Loan		1	Dollar Self Storage #5 - Mesa													NAP
23	Loan	19, 23	1	Rego Park II													NAP
24	Loan	6, 16, 19, 23	3	Longwood Industrial													NAP
24.01	Property		1	Bennett Commerce Center													NAP
24.02	Property		1	Midway Commerce Center													NAP
24.03	Property		1	Big Tree Center													NAP
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio													1/1/2035
25.01	Property		1	Travelodge - 2307 Wyoming Avenue													1/1/2035
25.02	Property		1	Travelodge - 2111 Camino Del Llano													1/1/2035
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way													1/1/2035
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive													1/1/2035
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive													1/1/2035
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60													1/1/2035
25.07	Property		1	Travelodge - 1127 Pony Express Highway													1/1/2035
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street													1/1/2035
25.09	Property		1	Travelodge - 2680 Airport Road													1/1/2035
25.10	Property		1	Super 8 - 720 Royal Parkway													1/1/2035
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street													1/1/2035
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway													1/1/2035
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road													1/1/2035
25.14	Property		1	Super 8 - 2545 Cornhusker Highway													1/1/2035
25.15	Property		1	Travelodge - 1110 Southeast 4th Street													1/1/2035
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court													1/1/2035
25.17	Property		1	Travelodge - 800 West Laramie Street													1/1/2035
25.18	Property		1	Travelodge - 22 North Frontage Road													1/1/2035
25.19	Property		1	Travelodge - 123 Westvaco Road													1/1/2035
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue													1/1/2035
25.21	Property		1	Travelodge - 1710 Jefferson Street													1/1/2035
25.22	Property		1	Travelodge - 1625 Stillwater Avenue													1/1/2035
25.23	Property		1	Travelodge - 8233 Airline Highway													1/1/2035
25.24	Property		1	Baymont Inn & Suites - 6390 US-93													1/1/2035
25.25	Property		1	Travelodge - 707 East Webster Street													1/1/2035
25.26	Property		1	Travelodge - 777 West Hwy 21													1/1/2035
25.27	Property		1	Travelodge - 3522 North Highway 59													1/1/2035
25.28	Property		1	Travelodge - 108 6th Avenue													1/1/2035

A-29

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Loan Amount ($)	Sources: Principal's New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration

25.29	Property		1	Travelodge - 2200 East South Avenue													1/1/2035
25.30	Property		1	Travelodge - 128 South Willow Road													1/1/2035
25.31	Property		1	Travelodge - 1005 Highway 285													1/1/2035
25.32	Property		1	Days Inn - 3431 14th Avenue South													1/1/2035
25.33	Property		1	Travelodge - 2505 US 69													1/1/2035
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road													1/1/2035
25.35	Property		1	Travelodge - 1706 North Park Drive													1/1/2035
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street													1/1/2035
25.37	Property		1	Travelodge - 1177 East 16th Street													1/1/2035
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road													1/1/2035
25.39	Property		1	Travelodge - 2407 East Holland Avenue													1/1/2035
25.40	Property		1	Travelodge - 620 Souder Road													1/1/2035
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast													1/1/2035
25.42	Property		1	Travelodge - 109 East Commerce Street													1/1/2035
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue													1/1/2035
25.44	Property		1	Travelodge - 98 Moffat Avenue													1/1/2035
26	Loan		1	Dollar Self Storage #6 - Apache Junction													NAP
27	Loan	2, 6, 19	3	NTG Industrial Portfolio													NAP
27.01	Property		1	897 12th Street													NAP
27.02	Property		1	392 White Horse Pike													NAP
27.03	Property		1	6727 Delilah Road													NAP
28	Loan		1	Hayward Storage													NAP
29	Loan	16, 17, 20, 28	1	Waygate Technologies													NAP
30	Loan	16	1	Westcliff Plaza													NAP
31	Loan		1	The Shoppes at Seven Oaks													NAP
32	Loan	16	1	Cooper Commerce Center													NAP
33	Loan	34	1	Mini U Storage - Woodbridge													NAP
34	Loan		1	Marina Village													NAP
35	Loan	7	1	Lakeview Storage													NAP
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners													NAP
37	Loan	12, 16	1	Beverly Industrial Park													NAP
38	Loan		1	Storage Crib													NAP

A-30

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	Loan	1, 2, 3, 6, 12, 13, 14, 19, 20, 34	2	Yorkshire & Lexington Towers	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.01	Property		1	Yorkshire Towers	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
1.02	Property		1	Lexington Towers	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	Loan	5, 7, 12, 16, 19, 23, 30	1	The Lion Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	Loan	5, 6, 12, 16, 19, 23, 28	10	KB Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.01	Property		1	Walgreens - Las Vegas	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.02	Property		1	Waystar Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.03	Property		1	Fresenius Kidney Care	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.04	Property		1	Tower Health	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.05	Property		1	New Orleans MOB	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.06	Property		1	Penn State Health	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.07	Property		1	Carmichael MOB	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.08	Property		1	Port Arthur Dialysis	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.09	Property		1	Auburn Medical	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3.10	Property		1	Berkley Eye Institute, PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	Loan	10, 12, 16, 17, 20, 25	1	3075 Olcott	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	Loan	4, 5, 7, 12, 14, 21	1	The Reef	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	Loan	4, 5, 16, 19	1	360 Rosemary	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	Loan	1, 4, 12, 15, 19, 27, 28	1	Bell Works	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	Loan	1, 12, 21, 34	1	79 Fifth Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	Loan	12, 19, 27, 34	1	111 River Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	Loan	6, 12, 13, 16, 17, 20, 21, 25, 31	5	Phoenix Industrial Portfolio VIII	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.01	Property		1	West Mifflin, PA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.02	Property		1	Church Hill, TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.03	Property		1	Mossville, IL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.04	Property		1	Eldon, MO	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10.05	Property		1	Kingsport, TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	Loan	16, 19, 28	1	Fleet Farm Sioux Falls	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	Loan	12, 23	1	PentaCentre Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	Loan	3, 4, 6, 12, 34	14	Sun Belt Self-Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.01	Property		1	LaFollette, TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.02	Property		1	Griffin, GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.03	Property		1	Monteagle, TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.04	Property		1	Bessemer, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.05	Property		1	Valley, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.06	Property		1	Boyle, MS	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.07	Property		1	Elizabethton, TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.08	Property		1	Panama City, FL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.09	Property		1	Phenix City, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.10	Property		1	Thomson, GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.11	Property		1	Cleveland, GA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.12	Property		1	Birmingham, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.13	Property		1	Okoboji, IA	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13.14	Property		1	Harpersville, AL	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	Loan	4	1	Wards Crossing West	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	Loan	16	1	Cheshire Station	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	Loan	16, 19, 28	1	Kewaunee Scientific	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	Loan	24, 28	1	2 Riverfront Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	Loan	2, 16	1	1901 10th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	Loan	19	1	Waikele Self-Storage Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	Loan	26	1	Corporate Center Building G	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	Loan	16	1	Dollar Self Storage #21 - Goodyear	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	Loan		1	Dollar Self Storage #5 - Mesa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	Loan	19, 23	1	Rego Park II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	Loan	6, 16, 19, 23	3	Longwood Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.01	Property		1	Bennett Commerce Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	Property		1	Midway Commerce Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.03	Property		1	Big Tree Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	Loan	5, 6, 12, 20	44	Wyndham National Hotel Portfolio	70.89	38.91	54.9%	70.89	38.91	54.9%	70.31	38.30	54.5%	69.99	36.80	52.6%
25.01	Property		1	Travelodge - 2307 Wyoming Avenue	158.58	48.21	30.4%	158.58	48.21	30.4%	167.10	47.38	28.4%	176.10	45.56	25.9%
25.02	Property		1	Travelodge - 2111 Camino Del Llano	49.89	43.22	86.6%	49.89	43.22	86.6%	49.05	43.38	88.5%	52.80	43.58	82.5%
25.03	Property		1	Travelodge - 1170 West Flaming Gorge Way	62.99	33.81	53.7%	62.99	33.81	53.7%	63.90	33.22	52.0%	65.26	33.97	52.1%
25.04	Property		1	Baymont Inn & Suites - 1731 South Sunridge Drive	75.56	47.45	62.8%	75.56	47.45	62.8%	74.08	44.09	59.5%	70.37	42.78	60.8%
25.05	Property		1	Baymont Inn & Suites - 451 Halligan Drive	73.77	31.00	42.0%	73.77	31.00	42.0%	74.66	30.67	41.1%	70.87	33.10	46.7%
25.06	Property		1	Baymont Inn & Suites - 1608 East Business US 60	74.82	39.65	53.0%	74.82	39.65	53.0%	76.53	39.72	51.9%	76.46	40.55	53.0%
25.07	Property		1	Travelodge - 1127 Pony Express Highway	84.83	37.73	44.5%	84.83	37.73	44.5%	87.04	37.05	42.6%	83.32	33.91	40.7%
25.08	Property		1	Baymont Inn & Suites - 1130B B East 16th Street	60.07	52.52	87.4%	60.07	52.52	87.4%	58.94	51.01	86.6%	60.76	47.35	77.9%
25.09	Property		1	Travelodge - 2680 Airport Road	85.41	56.82	66.5%	85.41	56.82	66.5%	85.94	55.33	64.4%	83.22	55.00	66.1%
25.10	Property		1	Super 8 - 720 Royal Parkway	82.57	37.23	45.1%	82.57	37.23	45.1%	70.23	35.74	50.9%	69.18	33.96	49.1%
25.11	Property		1	Baymont Inn & Suites - 1051 North Market Street	67.84	39.30	57.9%	67.84	39.30	57.9%	69.43	39.11	56.3%	70.14	38.30	54.6%
25.12	Property		1	Baymont Inn & Suites - 2700 North Diers Parkway	80.42	36.88	45.9%	80.42	36.88	45.9%	77.47	36.64	47.3%	78.56	38.10	48.5%
25.13	Property		1	Baymont Inn & Suites - 95 Spruce Road	59.66	35.88	60.1%	59.66	35.88	60.1%	59.87	38.75	64.7%	60.68	36.57	60.3%
25.14	Property		1	Super 8 - 2545 Cornhusker Highway	48.33	19.52	40.4%	48.33	19.52	40.4%	47.60	19.22	40.4%	44.17	17.59	39.8%
25.15	Property		1	Travelodge - 1110 Southeast 4th Street	63.33	44.71	70.6%	63.33	44.71	70.6%	62.04	42.72	68.9%	69.35	42.30	61.0%
25.16	Property		1	Baymont Inn & Suites - 2300 Valley West Court	64.35	30.90	48.0%	64.35	30.90	48.0%	62.89	29.48	46.9%	72.14	29.49	40.9%
25.17	Property		1	Travelodge - 800 West Laramie Street	57.65	37.96	65.9%	57.65	37.96	65.9%	58.11	37.40	64.3%	56.37	37.19	66.0%
25.18	Property		1	Travelodge - 22 North Frontage Road	85.09	54.48	64.0%	85.09	54.48	64.0%	86.70	51.50	59.4%	82.91	46.44	56.0%
25.19	Property		1	Travelodge - 123 Westvaco Road	104.72	74.40	71.0%	104.72	74.40	71.0%	105.53	74.74	70.8%	113.05	65.90	58.3%
25.20	Property		1	Baymont Inn & Suites - 2006 North Merrill Avenue	87.39	50.87	58.2%	87.39	50.87	58.2%	87.41	50.88	58.2%	77.95	44.93	57.6%
25.21	Property		1	Travelodge - 1710 Jefferson Street	58.38	14.67	25.1%	58.38	14.67	25.1%	56.53	14.38	25.4%	60.25	26.73	44.4%
25.22	Property		1	Travelodge - 1625 Stillwater Avenue	72.05	51.59	71.6%	72.05	51.59	71.6%	71.96	51.20	71.1%	66.92	41.42	61.9%
25.23	Property		1	Travelodge - 8233 Airline Highway	72.75	47.30	65.0%	72.75	47.30	65.0%	74.11	46.91	63.3%	72.05	45.85	63.6%
25.24	Property		1	Baymont Inn & Suites - 6390 US-93	88.55	55.03	62.1%	88.55	55.03	62.1%	87.66	55.63	63.5%	80.23	50.22	62.6%
25.25	Property		1	Travelodge - 707 East Webster Street	69.40	26.58	38.3%	69.40	26.58	38.3%	71.60	25.93	36.2%	79.89	26.21	32.8%
25.26	Property		1	Travelodge - 777 West Hwy 21	68.87	36.35	52.8%	68.87	36.35	52.8%	66.87	36.06	53.9%	57.79	32.66	56.5%
25.27	Property		1	Travelodge - 3522 North Highway 59	53.32	16.22	30.4%	53.32	16.22	30.4%	53.62	15.73	29.3%	58.78	19.98	34.0%
25.28	Property		1	Travelodge - 108 6th Avenue	70.47	45.63	64.7%	70.47	45.63	64.7%	75.96	45.41	59.8%	88.81	42.81	48.2%

A-31

BMO 2022-C2 - Annex A

Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

25.29	Property		1	Travelodge - 2200 East South Avenue	59.63	43.18	72.4%	59.63	43.18	72.4%	59.78	40.70	68.1%	61.79	35.22	57.0%
25.30	Property		1	Travelodge - 128 South Willow Road	75.98	47.94	63.1%	75.98	47.94	63.1%	77.79	47.79	61.4%	71.25	47.99	67.4%
25.31	Property		1	Travelodge - 1005 Highway 285	69.94	49.74	71.1%	69.94	49.74	71.1%	68.33	51.33	75.1%	65.51	48.94	74.7%
25.32	Property		1	Days Inn - 3431 14th Avenue South	63.46	38.91	61.3%	63.46	38.91	61.3%	60.13	42.76	71.1%	55.18	34.79	63.0%
25.33	Property		1	Travelodge - 2505 US 69	65.10	35.06	53.9%	65.10	35.06	53.9%	62.78	35.08	55.9%	53.06	24.39	46.0%
25.34	Property		1	Baymont Inn & Suites - 3475 Union Road	77.28	45.49	58.9%	77.28	45.49	58.9%	76.65	43.99	57.4%	74.75	42.35	56.7%
25.35	Property		1	Travelodge - 1706 North Park Drive	49.81	39.82	79.9%	49.81	39.82	79.9%	49.68	39.19	78.9%	45.36	38.44	84.7%
25.36	Property		1	Baymont Inn & Suites - 2005 Daley Street	72.72	37.15	51.1%	72.72	37.15	51.1%	69.86	37.67	53.9%	62.82	34.52	55.0%
25.37	Property		1	Travelodge - 1177 East 16th Street	54.27	15.66	28.8%	54.27	15.66	28.8%	53.50	14.75	27.6%	49.81	10.30	20.7%
25.38	Property		1	Baymont Inn & Suites - 35450 Yermo Road	72.82	37.74	51.8%	72.82	37.74	51.8%	68.68	34.91	50.8%	67.76	35.91	53.0%
25.39	Property		1	Travelodge - 2407 East Holland Avenue	78.23	48.31	61.7%	78.23	48.31	61.7%	77.09	47.53	61.7%	71.01	38.68	54.5%
25.40	Property		1	Travelodge - 620 Souder Road	138.15	62.06	44.9%	138.15	62.06	44.9%	142.49	60.12	42.2%	159.98	47.17	29.5%
25.41	Property		1	Baymont Inn & Suites - 100 15th Street Southeast	76.70	50.13	65.4%	76.70	50.13	65.4%	75.43	46.54	61.7%	85.61	37.12	43.4%
25.42	Property		1	Travelodge - 109 East Commerce Street	69.85	18.92	27.1%	69.85	18.92	27.1%	69.36	18.64	26.9%	104.51	25.32	24.2%
25.43	Property		1	Travelodge - 4000 Siskiyou Avenue	84.45	58.89	69.7%	84.45	58.89	69.7%	80.88	60.23	74.5%	74.16	56.00	75.5%
25.44	Property		1	Travelodge - 98 Moffat Avenue	100.19	42.24	42.2%	100.19	42.24	42.2%	103.00	36.54	35.5%	119.08	39.87	33.5%
26	Loan		1	Dollar Self Storage #6 - Apache Junction	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	Loan	2, 6, 19	3	NTG Industrial Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.01	Property		1	897 12th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.02	Property		1	392 White Horse Pike	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27.03	Property		1	6727 Delilah Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	Loan		1	Hayward Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	Loan	16, 17, 20, 28	1	Waygate Technologies	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	Loan	16	1	Westcliff Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	Loan		1	The Shoppes at Seven Oaks	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	Loan	16	1	Cooper Commerce Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	Loan	34	1	Mini U Storage - Woodbridge	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	Loan		1	Marina Village	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	Loan	7	1	Lakeview Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	Loan	4, 16, 20, 31, 34	1	Cleveland Corners	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	Loan	12, 16	1	Beverly Industrial Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	Loan		1	Storage Crib	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-32

BMO 2022-C2 Annex A FOOTNOTES

(1 – Mortgage Loan Seller)
“BMO” denotes Bank of Montreal as Mortgage Loan Seller, “KeyBank” denotes KeyBank National Association as Mortgage Loan Seller, “SMC” denotes Starwood Mortgage Capital LLC as Mortgage Loan Seller, “CREFI” denotes Citi Real Estate Funding Inc. as Mortgage Loan Seller, “GACC” denotes German American Capital Corporation as Mortgage Loan Seller, and “UBS AG” denotes UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York as Mortgage Loan Seller.

With respect to Loan No. 1, Yorkshire & Lexington Towers, the mortgage loan is part of a whole loan that was co-originated by Starwood Mortgage Capital LLC, Bank of Montreal and Citibank Real Estate Funding, Inc.

With respect to Loan No. 7, Bell Works, the mortgage loan is part of a whole loan that was co-originated by Citi Real Estate Funding Inc., Bank of Montreal, and Barclays Capital Real Estate Inc.

With respect to Loan No. 8, 79 Fifth Avenue, the Mortgage Loan is part of a whole loan that was co-originated by Citi Real Estate Funding Inc., Wells Fargo Bank, National Association, and JPMorgan Chase Bank, National Association.

(2 – Property Type)
With respect to Loan No. 1, Yorkshire & Lexington Towers, the portfolio consists of two mortgaged properties comprised of 808 residential units totaling 730,829 square feet, 204 parking spaces totaling 41,886 square feet, six commercial and retail units totaling 29,451 square feet at the Yorkshire Towers building, and six commercial and retail units totaling 9,998 square feet at the Lexington Towers building. Of the 808 units, 305 of the units are rent stabilized.

With respect to Loan No. 1, Yorkshire & Lexington Towers, the Yorkshire Towers Mortgaged Property has 681 residential units, and six commercial and retail units totaling 645,092 square feet, and the Lexington Towers Mortgaged Property has 127 residential units and six commercial units totaling 125,186 square feet.

With respect to Loan No. 18, 1901 10th Avenue, the mortgaged property is comprised of 27 multifamily units and two commercial units totaling 6,406 square feet of ground floor retail space. The multifamily and commercial units are 100% occupied as of May 23, 2022.

With respect to Loan No. 27, NTG Industrial Portfolio, the mortgaged properties are comprised of one industrial warehouse and two office buildings totaling 87,531 square feet of net rentable area across the mortgaged properties.

(3 – Number of Units)
Certain of the mortgage loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the mortgaged property.

With respect to Loan No. 1, Yorkshire & Lexington Towers, there is 81,335 square feet of commercial and retail space not presented in Number of Units. Current Occupancy reflects the occupancy of the multifamily component of the mortgaged property. The commercial and retail space is 98.6% leased as of March 1, 2022.

With respect to Loan No. 13, Sun Belt Self-Storage Portfolio, the portfolio is comprised of 2,790 non-climate control units, 202 climate control units, and 332 parking units for a total of 380,273 square feet. Based on self-storage net rentable area, the Sun Belt Self-Storage Portfolio Properties were 79.5% occupied as of March 1, 2022 (or in the case of the property located in Okoboji, IA, March 3, 2022), with individual property occupancies ranging from 65.4% to 90.8%.

(4 – Leased Occupancy %)
In certain cases, the mortgaged properties may have tenants that have executed leases that were included in the underwriting but that have not yet commenced paying rent and/or are not in occupancy.

For tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest mortgage loans, certain of such tenants have not taken possession or commenced paying rent or sublease a material portion of their property. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” in the preliminary prospectus.

A-33

With respect to Loan No. 5, The Reef, the building consists of a mix of approximately 33.6% office space, 45.6% retail/showroom space, 18.2% event space, 1.8% storage space, and approximately 0.1% retail/cafe space. In addition, tenants representing approximately 15.5% of NRA and 9.3% of UW Base Rent have leases that expire in 2022.

With respect to Loan No. 5, The Reef, The Second Largest Tenant, Maker City LA, LLC, the Third Largest Tenant, Shipfront, LLC, and the Fifth Largest Tenant, PHR LA Mart, LLC, which collectively lease approximately 29.4% of the NRA at the related mortgaged property, are affiliates of the borrower. In addition, according to the appraisal, there are various smaller showroom and storage spaces leased to entities in which the borrower sponsor has an equity interest, resulting in approximately 37.0% of the net rentable square footage being leased to affiliated tenants.

With respect to Loan No. 5, The Reef, the 2021 Occupancy is as of September 30, 2021, which is the most recent number available. The average occupancy from January 2021 to September 2021 was 61.4%.

With respect to Loan No. 6, 360 Rosemary, the Second Largest Tenant, Goldman Sachs, has taken delivery of its space. The tenant has opened for business in April 2022. The Third Largest Tenant, Comvest, has taken delivery of its space. The borrower anticipates that the tenant will open for business in October 2022. The Fourth Largest Tenant, Elliott Management, has taken delivery of its space and has opened for business in April 2022. The Fifth Largest Tenant, Related Southeast, has not yet taken delivery of its space. The borrower anticipates that the tenant will open for business in August 2022.

With respect to Loan No. 7, Bell Works, historical occupancy values are based on the average annual occupancy.

With respect to Loan No. 13, Sun Belt Self-Storage Portfolio, historical occupancy values are based on the average annual occupancy.

With respect to Loan No.14, Wards Crossing West, 2019 and 2021 Occupancies were provided by TREPP and are as of December 31 of each respective year. 2020 Occupancy is as of December 1, 2020.

With respect to Loan No. 36, Cleveland Corners, the Second Largest Tenant, Badcock Furniture, subleases the entirety of its leased premises (20,000 square feet) to Vernon Lebron Fowler, Jr. The terms of the sublease mirror the terms of the lease.

(5 – Appraised Value ($), Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%))
With respect to all mortgage loans, with the exceptions of the mortgage loans listed identified in “Description of the Mortgage Pool—Certain Calculations and Definitions” in the preliminary prospectus, the Cut-off Date LTV Ratio (%) and the LTV Ratio at Maturity / ARD (%) are based on the Appraised Value ($) even though, for certain mortgage loans, the appraisal provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 2, The Lion Building, the appraisal concluded an “As Complete & Stabilized” value of $167 million as of October 1, 2022 and an “As-Is No Landlord Obligations” value of $170 million as of March 30, 2022. The As-Complete & Stabilized value reflects contractual free rents being deducted throughout the respective lease term, while the As-Is No Landlord Obligations value assumes no free rents. Given that the subject loan requires full reserves for all outstanding landlord obligations inclusive of free rents, the Cut-off Date LTV Ratio (%) and the LTV Ratio at Maturity / ARD (%) are both 58.8% based on the As-Is No Landlord Obligations value. Based on the As Complete & Stabilized value, the Cut-off Date LTV Ratio (%) and the LTV Ratio at Maturity / ARD (%) are both 62.1%.

With respect to Loan No. 3, KB Portfolio, the Appraised Value ($) represents an approximately 7.5% portfolio premium to the aggregate “as-is” appraised value of the individual mortgaged properties. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) for the KB Portfolio mortgage loan are calculated using the “as-is” appraised value based on such portfolio premium. The “as-is” aggregate appraised value for the mortgaged properties without regard to the portfolio premium was $129,290,000 and the “as is” appraised values are dated between January 28, 2022 and April 8, 2022. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated using the aggregate “as-is” appraised values are 61.9% and 61.9%, respectively.

With respect to Loan No. 5, The Reef, approximately 40.2% of underwritten effective gross income is from an approximately 41,000 square foot LED (light emitting diode) billboard (the “LED Signage”) atop the related mortgaged property. The LED Signage is leased to New Tradition Outdoor LLC, an advertising operator, with a monthly license fee equal to the greater of (i) a minimum license fee and (ii) 75% of the net revenue actually received by the licensee during the immediately preceding month (the “Profit Share Fee”).  The Minimum License Fee is $228,094 per month ($2,737,122 annually) for the current license year (February 2022 through January 2023), and increases by 3.0% each year thereafter during the term of the

A-34

license. The underwritten income from the LED Signage is $10,745,265 (which is underwritten based on the estimated Profit Share Fee for the trailing twelve months ending April 2022, which was greater than the minimum license fee during such months).  There can be no assurance as to what the amount of the Profit Share Fee will be during future periods. The “as is” appraised value of the mortgaged property including the LED Signage is $349,000,000 and excluding the LED Signage is $185,000,000.

With respect to Loan No. 5, The Reef, the appraisal for The Reef Property assumed that the lease for the County of LA Expansion Space took effect in February 2022 and the lease term for the County of LA's existing space was therefore extended to February 28, 2030. The Cut-off Date LTV Ratio and Maturity Date LTV Ratio set forth in Annex A are therefore also calculated based on such assumptions. The appraisal did not provide a value without such assumptions. As of the date of this prospectus, the County of LA Expansion Space has been accepted, and the lease term for the County of LA’s existing space has been extended to April 30, 2030.

With respect to Loan No. 6, 360 Rosemary, the Appraised Value ($) represents the prospective market value upon stabilization concluded by the appraiser. The prospective market value upon stabilization assumes the completion of the remaining tenant improvements. At origination, the lender required escrow deposits sufficient to cover the costs associated with the completion of the remaining tenant improvements. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) for the 360 Rosemary mortgage loan is calculated using the “as-stabilized” appraised value. The “as-is” appraised value for the mortgaged property is $245,000,000 as of the appraisal dated December 2, 2021. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated using the aggregate “as-is” appraised values are 34.7% and 34.7%, respectively.

With respect to Loan No. 25, Wyndham National Hotel Portfolio, the Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%) and Appraised Value ($) with respect to the whole loan are based on the aggregate sum of the available “as-is” and “as-complete” appraised values for each mortgaged property on an individual basis of $215,000,000 as of August 1, 2019. The “as-complete” appraised values assume completion of certain property improvement plans at the related mortgaged properties. At origination, the borrower deposited with the lender $7,417,247 for such property improvement plans. On a stand-alone basis, the mortgaged properties have an aggregate “as-is” appraised value of $209,500,000 as of August 1, 2019. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) based on the aggregate “as-is” appraised value of $209,500,000 as of August 1, 2019 are 64.7% and 47.9%, respectively.

(6 – Original Balance ($), Cut-off Date Balance ($), Maturity/ARD Balance ($))
For mortgage loans secured by multiple mortgaged properties, each mortgage loan’s Original Balance ($), Cut-off Date Balance ($) and Maturity/ARD Balance ($) are allocated to the respective mortgaged property based on the mortgage loan’s documentation, or if no such allocation is provided in the mortgage loan documentation, the mortgage loan seller’s determination of the appropriate allocation.
● Loan No. 1, Yorkshire and Lexington Towers
● Loan No. 3, KB Portfolio
● Loan No. 10, Phoenix Industrial Portfolio VIII
● Loan No. 13, Sun Belt Self-Storage- Portfolio
● Loan No. 24, Longwood Industrial
● Loan No. 25, Wyndham National Hotel Portfolio
● Loan No. 27, NTG Industrial Portfolio

(7 – Original Balance ($), Cut-off Date Balance ($), Maturity/ARD Balance ($))
The Original Balance ($), Cut-off Date Balance ($), and Maturity/ARD Balance ($) represent only the mortgage loan included in the issuing entity. The Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NOI Debt Yield (%), Underwritten NCF Debt Yield (%) and Loan per Unit ($) are calculated based on the mortgage loan included in the issuing entity and the related pari passu companion loans in the aggregate but exclude any subordinate companion loan(s). For more information regarding the mortgage loans secured by the mortgaged properties identified under the column heading in this Annex A, see the charts titled “Whole Loan Summary” and “Whole Loan Controlling Notes and Non-Controlling Notes” in “Description of the Mortgage Pool—The Whole Loans” in the preliminary prospectus.

With respect to Loan No. 2, The Lion Building, there is a $31,000,000 holdback reserve in connection with the initial tenant improvement work under the Embark Lease. The funds, less the amount of free rent equal to $2,321,111 (which amount may be increased by the amount of rent abatement provided in connection with delayed delivery of the premises) under the

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Embark Lease, will be released upon satisfaction of the holdback conditions, so long as such conditions are satisfied within three (3) years after the origination date (such third anniversary, the “Embark Date”). The Embark Holdback Conditions are delivery by the borrower to lender of (i) evidence reasonably satisfactory to the lender that all initial tenant improvements have been completed in accordance with the terms of the Embark Lease, (ii) copies of appropriate final lien waivers or other evidence satisfactory to Lender of payment for the work, to the extent not previously delivered to the lender, and (iii) a current tenant estoppel certificate from Embark, which confirms, at a minimum, (a) Embark has accepted possession of the premises, is in occupancy and open for business, (b) Embark has actually commenced paying full, unabated rent (excluding any free rent reserved), (c) the Embark Lease is in full force and effect and there are no defaults thereunder and (d) the rent commencement date for the Embark Lease. If the borrower sponsor fails to deliver the leased premises and rent has not commenced by the Embark Date, the borrower has the right (but not obligation) to defease the loan in an amount equal to the economic holdback funds. The second-floor space for Embark is finished. Rent is expected to commence upon substantial completion and delivery of the ground floor/mezzanine space (anticipated in August 2022).

With respect to Loan No. 2, The Lion Building, Embark Trucks is not yet in occupancy and may terminate (1) effective as of the last day of the 6th year of the lease term (which lease term is anticipated to commence in August 2022) upon written notice to the landlord with at least 12 months’, but no more than 18 months’, prior notice, upon payment of a termination fee equal to $10.00 per rentable square foot and (2) if the landlord fails to deliver the Premises on or before October 7, 2022, the tenant may terminate its lease at any time prior to substantial completion of the work. If the landlord fails to deliver the premises on or before January 7, 2023, the tenant will receive a rent credit equal to 1 day of base rent for each day of delay until the landlord's work is completed. Rent is abated for months 13, 25, and 37. In addition, as to the mezzanine premises portion only, the landlord will provide rental abatement for the initial 36 months of the term of the lease. Free rents will be reserved upon the release of the economic holdback (when Embark takes physical occupancy and commences paying rent for the leased premises, anticipated to be August 2022).

With respect to Loan No. 2, The Lion Building, IDEO moved into the Phase 1 space (2nd floor, 10,000 square feet of 3rd floor, 4th floor, and roof deck) on April 18, 2022 and the Lease commenced on the same date with no termination options. Rent for the Phase 1 space also commenced on April 18, 2022. Tenant has agreed to a firm rent commencement date of January 1, 2023 for the Second Phase in the executed Second Amendment to Lease. The Second Phase space can be occupied immediately. There are no termination options tied to the Second Phase space. As of closing, a reserve in the amount of $1,264,530.75 for the IDEO gap rent in anticipation of the delivery of the Phase 2 premises and rent commencement occurring in January 2023 was reserved.

With respect to Loan No. 5, The Reef, The Largest Tenant, County of Los Angeles-Dept. of Children & Family Services (the “County of LA”) currently leases 204,484 square feet expiring April 30, 2030, and including the expansion space, which is comprised of the entire 7th floor of the mortgaged property, comprising 62,124 SF (the “County of LA Expansion Space”). In connection with such expansion, the borrower also agreed to perform certain landlord work on both the County of LA Expansion Space and the County of LA’s existing space, and the County of LA agreed to pay a revised rental rate (initially $24.84 per square foot, which is lower than the rent the County of LA was previously paying) and extend the term of the lease for all of its space through April 2030. The extended lease term and adjusted rent became effective as of May 1, 2022. At origination, a $22,000,000 holdback reserve (the “Holdback Reserve”) was deposited with the lender in respect of the County of LA Expansion Space. The lender is required to release such reserve to the borrower upon the borrower delivering to the lender evidence that the following conditions have been satisfied on or prior to November 5, 2022: (A) the mortgaged property has achieved a debt yield of at least 10.5%, and (B) the County of LA has accepted the County of LA Expansion Space and has executed a commencement date memorandum and estoppel, each in substantially the form provided to the lender prior to the origination date, confirming, among other things, that (1) the County of LA is the tenant under the County of LA lease, (2) the County of LA has accepted possession of the County of LA Expansion Space, (3) the County of LA lease expiration date is no sooner than March 31, 2030 (subject to the early termination right described in footnote (5) below), (4) the Basic Rent (as defined in the County of LA lease) is no less than approximately $423,282 for the first 12 months following the acceptance of the County of LA Expansion Space, (5) the total amount of the premises demised under the County of LA lease is 204,484 square feet, (6) to the knowledge of the County of LA, the County of LA has not given borrower written notice of a material default under the County of LA lease which has not been cured, and (7) the County of LA is not entitled to any credit against any rent or other charge or rent concession under the County of LA lease except as set forth in the County of LA lease, and all contributions required to be paid by the borrower as of the date of the County of LA estoppel have been paid in full and all of borrower’s obligations with respect to tenant improvements have been fully performed. In the event that the foregoing conditions are not satisfied by November 5, 2022, the lender is permitted to continue to hold the $22,000,000 Holdback Reserve as additional collateral through the maturity date of the related Whole Loan. Subsequent to origination, the County of LA has accepted the County of LA Expansion Space and has executed and delivered an estoppel to the lender. As a result, the borrower is anticipated to make a request to the servicer that the holdback reserve fund be released to the borrower.

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With respect to Loan No. 35, Lakeview Storage, at origination of the Mortgage Loan, the borrower deposited $800,000 into an economic holdback reserve as additional security for the Mortgage Loan. The holdback reserve funds are to be released to the borrower when the debt yield (net the amount of the holdback reserve funds and as otherwise calculated in accordance with the mortgage loan documents) equals or exceeds 9.56%. Cut-off Date LTV Ratio (%), Underwritten NOI Debt Yield (%) and Underwritten NCF Debt Yield (%) calculations are based on an assumed mortgage loan Cut-off Date Balance ($) of approximately $3,750,000, which is net of the $800,000 economic holdback reserve. Based on the full principal balance as of the Cut-off Date of approximately $4,550,000, the Cut-off Date LTV Ratio (%), Underwritten NOI Debt Yield (%) and Underwritten NCF Debt Yield (%) calculations are 61.4%, 8.1% and 7.9%, respectively.

(8 – Administrative Fee Rate (%))
The Administrative Fee Rate % includes the Servicing Fee, the Operating Advisor Fee, the Certificate Administrator/Trustee Fee, the Asset Representations Reviewer Fee and the CREFC® Intellectual Property Royalty License Fee applicable to each Mortgage Loan.

(9 – Monthly Debt Service Amount)
For the mortgage loans with an interest-only period that accrues interest on an Actual/360 basis, the Monthly Debt Service (IO) ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(10 – Grace Period - Late Fee (Days))
With respect to Loan No. 4, 3075 Olcott, a Grace Period (Late Payment) of 10 days is allowed.

(11 – ARD Loan)

(12 – Prepayment Provisions)
The “L” component of the prepayment provision represents lockout payments.

The “D” component of the prepayment provision represents defeasance payments.

The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

Certain mortgage loans permit the release of a portion of a mortgaged property (or an individual mortgaged property, in connection with a portfolio mortgage loan) under various circumstances, as described in the preliminary prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the preliminary prospectus.

With respect to Loan No. 1, Yorkshire & Lexington Towers, the lockout period will be at least 25 payment dates beginning with and including the first payment date in July 2022. Defeasance of the Yorkshire & Lexington Towers Whole Loan in full is permitted at any time after the earlier to occur of (i) July 6, 2025 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the closing date of this transaction in July 2022. The actual lockout period may be longer.

With respect to Loan No. 2, The Lion Building, the lockout period will be at least 24 payment dates beginning with and including the first payment date in August 2022. Defeasance of The Lion Building Whole Loan in full is permitted at any time after the first payment date following the earlier to occur of (i) June 8, 2025 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 24 payments is based on the expected BMO 2022-C2 securitization closing date in July 2022. The actual lockout period may be longer.

With respect to Loan No. 3, KB Portfolio, defeasance of the KB Portfolio Whole Loan is permitted at any time after the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed defeasance lockout period of 25 payments is based on the closing date of this transaction in July 2022. The actual lockout period may be longer.

With respect to Loan No. 3, KB Portfolio, in the event there is (i) any enforced removal of the improvements at the Port Arthur Dialysis mortgaged property or (ii) the successful assertion of any reversionary interest in the Port Arthur Dialysis mortgaged property (a “Port Arthur Trigger Event”), the related borrower will be required to release the Port Arthur Dialysis mortgaged property provided that, among other things, (i) the related borrower provides the lender with notice of a Port Arthur Trigger Event within five business days of its occurrence, (ii) the Port Arthur Dialysis mortgaged property is conveyed

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to an entity that is not the related borrower, (iii) the related borrower pays an amount equal to 120% of the allocated loan amount for the Port Arthur Dialysis mortgaged property plus any shortfall amount required to comply with REMIC requirements, (iv) any applicable yield maintenance premium and (v) the release is permitted under the REMIC requirements.

With respect to Loan No. 4, 3075 Olcott, defeasance of the 3075 Olcott Whole Loan is permitted at any time after the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed defeasance lockout period of 27 payments is based on the closing date of this transaction in July 2022. The actual lockout period may be longer.

With respect to Loan No. 5, The Reef, the lockout period will be at least 26 payment dates beginning with and including the first payment date in June 2022. Defeasance of The Reef Whole Loan in full is permitted at any time after the first payment date following the earlier to occur of (i) April 13, 2025 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 26 payments is based on the expected BMO 2022-C2 securitization closing date in July 2022. The actual lockout period may be longer.

With respect to Loan No. 5, The Reef, the mortgaged property is comprised of two full city blocks containing 9.11 acres. One block (the “West Block”) contains the mortgaged property and a parking lot area and the other block (the “East Block”), which is located across the street from the West Block, contains an 11,150 square feet industrial building and a parking lot. The mortgage loan permits the free release, without defeasance or prepayment, of either or both of the East Block and of a 4.25 acre parcel (comprising a parking lot area) of the West Block (the “West Release Parcel”), provided that the following conditions, among others, are satisfied: (i) delivery of an updated survey, and, with respect to the West Release Parcel, a recorded, finalized parcel map that creates a legal subdivision of the West Release Parcel from the remainder of the West Block, (ii) to the extent there are shared facilities, access or parking, unless an easement of record already exists, an easement reasonably satisfactory to the lender pursuant to which the borrower will receive such easements as are reasonably required for the continued use and operation of the remaining mortgaged property (the “Remaining Property”), (iii) a date down of a legal memorandum previously provided to the lender stating that after the release the Remaining Property will be in compliance with certain legal requirements, (iv) in the event that parking as required by legal requirements is not located on the Remaining Property, parking agreements necessary for the borrower to provide the Remaining Property with sufficient parking as required by legal requirements, which parking agreements must be reasonably satisfactory to the lender, (v) delivery of an officer’s certificate from the borrower stating, among other things, that the release will not (1) adversely affect the rights of the lender under the loan documents with respect to the Remaining Property, (2) violate any document or instrument affecting the Remaining Property, or (3) adversely affect the use or operation of, or access to, the Remaining Property, and (vi)  compliance with REMIC related conditions.

With respect to Loan No. 5, The Reef, it is anticipated that after any release of the release parcels, buildings will be constructed on such parcels, and that such buildings will obstruct certain views of the LED Signage. We cannot assure you that such construction will not result in a Reduction Event (as defined below). In addition, it is possible that office buildings will be constructed that could compete with The Reef Property or construction on such parcels could adversely affect the use and operation of The Reef Property.

With respect to Loan No. 5, The Reef, approximately 40.2% of the underwritten effective gross income of the mortgaged property is from the licensee of the LED Signage located at the mortgaged property. If any of the following (each a “Reduction Event”) occurs; (a) the advertising copy on the display area becomes materially obstructed from the view of vehicular traffic traveling in either direction on the 10 Freeway through no fault of licensee, (b) electrical service to the display area becomes unavailable or is interrupted, (c) based on the evaluation of a qualified, reputable and licensed general contractor, qualified, reputable and licensed electrical engineer or governmental authority, the structure cannot safely be used for the erection or maintenance of the display area for any reason, (d) the licensor is unable to obtain or maintain any permit for the continued use and/or maintenance of the display area, or (e) the licensor otherwise fails to repair, maintain or replace the structure and/or the display area, including the LED screen, and such Reduction Event results in a material and adverse reduction in net revenue for five business days (as to the events in (b) through (e)), or 30 consecutive days (as to the events in (a)), the licensor and licensee are required to agree to an equitable adjustment of the rent for the LED Signage, or if the parties cannot agree, such reduction is required to be determined by an arbitration process.

With respect to Loan No. 5, The Reef, it is anticipated that after any release of the release parcels, buildings will be constructed on such parcels, and that such buildings will obstruct certain views of the LED Signage. We cannot assure you that such construction will not result in a Reduction Event.

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With respect to Loan No. 7, Bell Works, the borrower is permitted to defease the Bell Works Whole Loan at any time after the earlier to occur of (i) the end of the two-year period commencing on the closing date of the securitization that includes the last pari passu note to be securitized or (ii) April 8, 2026. The assumed lockout period of 26 payments is based on the closing date of this transaction in July 2022. The actual lockout period may be longer.

With respect to Loan No. 8, 79 Fifth Avenue, the lockout period will be at least 26 payment dates beginning with and including the first payment date in June 2022. Defeasance of the 79 Fifth Avenue Whole Loan in full is permitted at any time following the earlier to occur of (i) April 29, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 26 payments is based on the closing date of this transaction in July 2022. The actual lockout period may be longer.

With respect to Loan No. 9, 111 River Street, the lockout period will be at least 29 payment dates beginning with and including the first payment date in March 2022. Defeasance of the 111 River Street Whole Loan in full is permitted at any time following the earlier to occur of (i) January 21, 2026 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 29 payments is based on the closing date of this transaction in July 2022. The actual lockout period may be longer.

With respect to Loan No. 10, Phoenix Industrial Portfolio VIII, after the expiration of the related lockout period, the related borrower may release the West Mifflin, PA, Mossville, IL and Eldon, MO mortgaged properties to a third-party purchaser subject to satisfaction of conditions set forth in the Phoenix Industrial Portfolio VIII Whole Loan documents, including, without limitation, (i) no event of default exists under the Phoenix Industrial Portfolio VIII Whole Loan; (ii) the borrower delivers defeasance collateral in an amount equal to the greater of (a) 115% of the allocated loan amount for such mortgaged property and (b) 90% of the net proceeds of the sale of such mortgaged property; (iii) after giving effect to such release, (a) the debt service coverage ratio based on the trailing 12 months is at least equal to the greater of (A) the debt service coverage ratio immediately preceding such release and (B) 1.55x, (b) the debt yield for the remaining mortgaged properties following the release is at least equal to the greater of (A) the debt yield immediately preceding such release and (B) 10.8%, and (c) the loan-to-value ratio for the remaining mortgaged properties following the release does not exceed the lesser of (A) the loan-to-value ratio for all of the mortgaged properties prior to the release or (B) 64.6%; (iv) the borrower pays all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees); and (v) satisfaction of customary REMIC requirements. The borrowers are also permitted to release certain vacant portions of the Church Hill, TN, West Mifflin, PA and Eldon, MO mortgaged properties without defeasance or prepayment, provided that certain conditions, including among others, conditions relating to separate tax lots, compliance with zoning, parking and other legal requirements, and compliance with REMIC regulations, are satisfied.

With respect to Loan No. 12, PentaCentre Office, the lockout period will be at least 25 payment dates beginning with and including the first payment date in July 2022. Defeasance of the PentaCentre Office Whole Loan is permitted at any time after the earlier to occur of (i) the end of the two-year period commencing on the closing date of the securitization that includes the last pari passu note to be securitized or (ii) June 2, 2026. The assumed lockout period of 25 payments is based on the closing date of this transaction in July 2022. The actual lockout period may be longer.

With respect to Loan No. 13, Sun Belt Self-Storage Portfolio, any time after the permitted defeasance date and prior to the open date, the borrower may obtain a release upon provided, among other things, (i) there is no event of default under the related loan documents, (ii) the borrower shall partially defease the loan in the amount equal to the applicable release price of the allocated loan amount with respect to such individual property, (iii) the debt yield with respect to the remaining individual properties being not less than the greater of (x) 9.84% and (y) the debt yield immediately prior to such release, (iv) the loan-to-value ratio after such release shall not be greater than the lesser of (x) 57.4% and (y) the loan-to-value ratio immediately prior to such release, and (v) the loan-to-value ratio immediately following release shall not be greater than 125%.

With respect to Loan No. 25, Wyndham National Hotel Portfolio, after the expiration of the related lockout period, the related borrower is permitted to obtain the release of any individual mortgaged property upon a sale to a third party not affiliated with the borrower, provided that, among other conditions: (a) the borrower provides at least 15 business days’ prior written notice; (b) the borrower prepays the whole loan in an amount equal to 120% of the allocated loan amount, along with any applicable yield maintenance premium; (c) after giving effect to such release, (i) the debt service coverage ratio based on the trailing 12 months is no less than the greater of (A) the debt service coverage ratio immediately preceding such release and (B) 1.94x, (ii) the debt yield (based on net cash flow) for the remaining mortgaged properties following the release is no less than the greater of (A) the debt yield (based on net cash flow) immediately preceding such release and (B) 14.2%, and (iii) the loan-to-value ratio for the remaining mortgaged properties following the release does not exceed the lesser of (A) 67.4% or (B) the loan-to-value ratio for all of the mortgaged properties prior to the release; (d) the borrower delivers evidence

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reasonably satisfactory to the lender that the related franchisor has agreed to, as applicable, (i) the assignment, transfer or termination of the related franchise agreement or (ii) the release of such mortgaged property from such franchise agreement, as described in the whole loan documents; (e) the borrower pays all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees); and (f) satisfaction of customary REMIC requirements. Notwithstanding the foregoing, the borrower may obtain the release of an individual mortgaged property at any time without satisfying the above described debt service coverage ratio test, debt yield test and loan-to-value test (and without satisfying the requirement of a sale to an unaffiliated third party) if (a) such release would cure a non-monetary event of default which relates solely to such individual mortgaged property, (b) in connection with the exercise by BNSF Railway Company to relocate the lodging facility at the Travelodge – 108 6th Avenue mortgaged property, or (c) in connection with the exercise by Canadian Pacific to purchase the lodging facility at the Baymont Inn & Suites – 100 15th Street Southeast mortgaged property, in each case of (c)(i), (c)(ii) or (c)(iii) above, in accordance with the terms set forth in the whole loan documents, including, without limitation, payment of a release price equal to 120% of the allocated loan amount plus any applicable yield maintenance premium, provided that the REMIC release requirements are satisfied.

With respect to Loan No. 37, Beverly Industrial Park, at any time prior to the mortgage loan maturity date, the related borrower may obtain the release of two parcels of land, as more particularly described in the related mortgage loan documents, located in Essex County, Massachusetts numbered as 110 and 116 Park Street (the “Park Street Release Property”), provided that, among other things, (i) the related borrower must provide 30 days prior written notice of the partial release, (ii) the related borrower partially prepays a portion of the related mortgage loan equal to a release price that is 120% of the allocated loan amount for the Park Street Release Property, (iii) after giving effect to the release, the debt yield of the remaining mortgaged property is not less than the greater of the (a) debt yield as of the origination date of the related mortgage loan or (b) the debt yield with respect to the mortgaged property, based upon the trailing three months immediately prior to the consummation of the partial release, (iv) after giving effect to the release, the loan-to-value ratio of the remaining mortgaged property is not greater than the lesser of the (a) loan-to-value ratio as of the origination date of the related mortgage loan or (b) loan-to-value ratio with respect to the entire mortgaged property immediately prior to the consummation of the partial release and (v) the release is permitted under the REMIC requirements.

(13 – Future Additional Debt Permitted (Y/N), Additional Debt Exist (Y/N), Future Debt Permitted Type)
Refers to (a) debt secured by the mortgaged property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Indebtedness—Existing Mezzanine Debt,” “—Preferred Equity and Preferred Return Arrangements” and “Certain Legal Aspects of the Mortgage Loans” in the preliminary prospectus for information related to mortgage loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 1, Yorkshire & Lexington Towers, concurrently with the funding of the Yorkshire & Lexington Towers Whole Loan, BMO and Citigroup Global Markets Realty Corp. (“CGMRC”), co-originated a mezzanine A loan in the amount of $80,000,000 to be secured by the mezzanine A borrower’s interests in the borrower, as collateral for the mezzanine A loan (the “Mezzanine A Loan”). The Mezzanine A Loan is coterminous with the Yorkshire & Lexington Towers Whole Loan. The Mezzanine A Loan accrues interest at a rate of 5.80000% per annum and requires interest-only payments until its maturity date. Concurrently with the funding of the Yorkshire & Lexington Towers Whole Loan, BMO and CGMRC, co-originated a mezzanine B loan in the amount of $23,100,000 to be secured by the mezzanine B borrower’s interests in the borrower, as collateral for the mezzanine B loan (the “Mezzanine B Loan”). The Mezzanine B Loan is coterminous with the Yorkshire & Lexington Towers Whole Loan. The Mezzanine B Loan accrues interest at a rate of 7.14000% per annum and requires interest-only payments until its maturity date. Concurrently with the funding of the Yorkshire & Lexington Towers Whole Loan, BMO and CGMRC, co-originated a mezzanine C loan in the amount of $25,000,000 to be secured by the mezzanine C borrower’s interests in the borrower, as collateral for the mezzanine C loan (the “Mezzanine C Loan”). The Mezzanine C Loan is coterminous with the Yorkshire & Lexington Towers Whole Loan. The Mezzanine C Loan accrues interest at a rate of 8.00000% per annum and requires interest-only payments until its maturity date. Concurrently with the funding of the Yorkshire & Lexington Towers Whole Loan, BMO and CGMRC, co-originated a mezzanine D loan in the amount of $46,400,000 to be secured by the mezzanine D borrower’s interests in the borrower, as collateral for the mezzanine D loan (the “Mezzanine D Loan”). The Mezzanine D Loan is coterminous with the Yorkshire & Lexington Towers Whole Loan. The Mezzanine D Loan accrues interest at a rate of 9.46185345% per annum and requires interest-only payments until its maturity date.

With respect to Loan No. 10, Phoenix Industrial Portfolio VIII, the borrowers are permitted to obtain a mezzanine loan subject to the satisfaction of certain conditions including, but not limited to: (i) the loan-to-value ratio on the aggregate of the mortgage loan and the mezzanine loan is not greater than 64.6%, (ii) the trailing 12-month period debt service coverage ratio on the aggregate of the mortgage loan and the mezzanine loan is equal to or greater than 1.55x, (iii) the debt yield on the aggregate of the mortgage loan and the mezzanine loan is equal to or greater than 10.8%, (iv) the lender has approved

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the mezzanine loan, (v) the lender executes a mezzanine intercreditor agreement, and (vi) the lender has received a rating agency confirmation.

(14 – Underwritten NOI DSCR (x), Underwritten NCF DSCR(x))
The Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) for all partial interest-only mortgage loans were calculated based on the first 12 principal and interest payments after the Origination Date during the term of the mortgage loan.

With respect to Loan No. 1, Yorkshire & Lexington Towers, the UW NOI is greater than Most Recent NOI due in part to (i) the borrower sponsors recently renovating 57 units, which has increased rents at the Yorkshire & Lexington Towers Properties, (ii) underwritten straight-lined rent for CVS Pharmacy and (iii) disbursements from the Supplemental Income Reserve of $5,226,004.

With respect to Loan No. 5, The Reef, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by increased income from the LED Signage and is also driven by underwriting of the County of LA Expansion Space.
(15 – Underwritten Capital Items)
In certain cases, Underwritten TI / LC ($) is inclusive of certain credits for upfront reserves taken at closing.

With respect to Loan No. 7, Bell Works, a $850,000 credit for the $8,500,000 tenant improvement and leasing commissions escrow was underwritten on the whole loan. The $8,500,000 initial deposit was placed into a reserve and disbursements can be made for tenant improvements and leasing commissions.

(16 – Historical Financials)
With respect to some mortgage loans, historical financial information may not be available as a result of acquisition financing and/or recent construction.

With respect to Loan No. 2, The Lion Building, Historical financials and occupancy are not applicable. The building was in different uses prior to the full renovation in 2021.

With respect to Loan No. 3, KB Portfolio, historical financial information is not available as a result of acquisition financing and the seller did not provide operating history for the portfolio.

With respect to Loan No. 4, 3075 Olcott, the underwritten TI/LC figure is $0.00 per square foot as the whole loan features a major tenant TI/LC reserve that will sweep 18 months of excess cash flow (approximately $9.8 million) prior to loan maturity.

With respect to Loan No. 6, 360 Rosemary, historical financial information is not available as the mortgaged property was built in 2021.

With respect to Loan No. 10, Phoenix Industrial Portfolio VIII, a $150,000 credit for the $1,500,000 tenant improvement and leasing commissions escrow was underwritten on the whole loan. The $1,500,000 initial deposit was placed into a reserve and disbursements can be made for tenant improvements and leasing commissions.

With respect to Loan No. 11, Fleet Farm Sioux Falls, historical financial information is not available as the mortgaged property is occupied by a single tenant.

With respect to Loan No. 15, Cheshire Station, historical financial information prior to the trailing-12 months ending December 2019 is not available as it was not provided by the sellers.

With respect to Loan No. 16, Kewaunee Scientific, historical financial information is not available as it was not provided by the sellers.

With respect to Loan No. 18, 1901 10th Avenue, historical financials prior to the most recent period are not available as the mortgaged property was built in 2020.

With respect to Loan No. 21, Dollar Self Storage #21 - Goodyear, historical financial information prior to the trailing-12 months ending March 2022 is not available as the mortgaged property was built in 2020.

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With respect to Loan No. 24, Longwood Industrial, historical financial information prior to the trailing-12 months ending December 2019 is not available as a result of acquisition financing and the seller did not provide operating history.

With respect to Loan No. 29, Waygate Technologies, capital expenditures are underwritten to $0 due to the upfront reserves for capital expenditures ($73,820) and roof repair ($200,000) totaling $273,820. The property condition report prepared for the lender estimated replacement costs over a 12-year period totaling $262,582 inflated including approximately $200,000 for the roof repair.

With respect to Loan No. 29, Waygate Technologies, tenant improvements and leasing commissions are underwritten to $0. The upfront TI/LC reserve totaling $295,280 was applied as a credit to the underwritten TI/LCs (distributed 50/50 across tenant improvements and leasing commissions) over the 10-year loan term, which results in no expense.

With respect to Loan No. 30, Westcliff Plaza, historical financial information prior to the trailing-12 months ending December 2020 is not available as it was acquired in December 2019.

With respect to Loan No. 32, Cooper Commerce Center, historical financial information is not available as it was not provided by the sellers.

With respect to Loan No. 36, Cleveland Corners, a $15,000 credit for the $150,000 tenant improvement and leasing commissions escrow was underwritten on the mortgage loan. The $150,000 initial deposit was placed into a reserve and disbursements can be made for tenant improvements and leasing commissions.

With respect to Loan No. 37, Beverly Industrial Park, historical financial information prior to the trailing-12 months ending December 2020 is not available as the borrower purchased the mortgaged property in 2019.

With respect to Loan No. 4, 3075 Olcott, historical financial information is not available because the mortgaged property was built in 2022.

With respect to Loan No. 10, Phoenix Industrial Portfolio VIII, the Third Most Recent financial information is unavailable for the West Mifflin, PA, Church Hill, TN and Kingsport, TN mortgaged properties as the borrower sponsor acquired those mortgaged properties in 2020.

With respect to Loan No. 29, Waygate Technologies, the Third Most Recent financial information is unavailable as the seller did not provide such information.

(17 – Title Type)

(18 – Upfront Escrows)
Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related mortgage loan documents.

(19 – Monthly Escrows)
Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related mortgage loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being triggered in the respective mortgage loan documents.

With respect to Loan No. 1, Yorkshire & Lexington Towers, the guarantors are required to provide a carry guaranty acceptable to the lender until a debt yield on the total debt of at least 5.0% has been achieved (without taking into account any disbursement of supplemental income reserve funds) for one calendar quarter, provided no event of default then exists. On a quarterly basis after May 2023, if the lender, in its reasonable discretion, determines that additional deposits to the supplemental income reserve are required to achieve a debt yield of 5.0% for the period ending on the 12 month anniversary of the first annual determination of such requirement, the borrower will be required to make such additional deposits to the supplemental income reserve within 15-business days’ notice, which obligation will be guaranteed by the guarantors pursuant to the carry guaranty. Notwithstanding the foregoing, such carry guaranty will be limited to the amounts required to be deposited into the supplemental income reserve on a quarterly basis.

With respect to Loan No. 2, The Lion Building, Borrower may deliver a Letter of Credit to prevent or stop a Lease Sweep Period in an amount equal to $50 psf of the applicable space.

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With respect to Loan No. 2, The Lion Building, the capital expenditure reserve is capped at $86,164.00. $130,000 is reserved for sidewalk repairs at closing and after completion of the repairs any remaining funds will count towards the cap.

With respect to Loan No. 2, The Lion Building, $1,500,000.00 and $1,204,315.00, respectively, were reserved for tenant improvements for Embark and IDEO. $472,071.25 and $1,769,745.50, respectively, were reserved for outstanding leasing commissions for Embark and IDEO.

With respect to Loan No. 2, The Lion Building, the Monthly TI/LC Reserve is currently suspended so long as no Trigger period is continuing and the IDEO and Embark Leases are in full force and effect with all obligations under the leases related to TI/LC satisfied.

With respect to Loan No. 3, KB Portfolio, when the replacement reserve falls below $400,000, the borrower will be required to escrow approximately $4,725 on a monthly basis for replacements until the aggregate amount in the replacement reserve reaches the $600,000 cap.

With respect to Loan No. 3, KB Portfolio, when the tenant improvements reserve falls below $2,500,000, the borrower will be required to escrow approximately $35,436 on a monthly basis for tenant improvements until the aggregate amount in the tenant improvement reserve reaches the $4,500,000 cap.

With respect to Loan No. 3, KB Portfolio the borrower is required to make monthly deposits of $30,220 into the real estate reserve subaccount for all properties except Waystar Building, Fresenius Kidney Care and Auburn Medical Mortgaged Properties which have a springing tax reserve.
With respect to Loan No. 6, 360 Rosemary, on each payment date during a trigger period, the borrower will be required to make monthly deposits of $19,804.19 into the tenant improvement and leasing costs reserve subaccount.
With respect to Loan No. 6, 360 Rosemary, on each payment date during a trigger period, the borrower will be required to make monthly deposits of $3,960.84 into the replacement reserve subaccount.

With respect to Loan No. 7, Bell Works, the borrower is required to deposit approximately $114,289.17 into a leasing reserve, on a monthly basis, until the balance on deposit in such leasing reserve equals or exceeds $8,500,000.

With respect to Loan No. 7, Bell Works, the borrower is required to deposit into a put price reserve, on a monthly basis, from the payment date occurring in July 2024 through and including the payment date in June 2026, an amount equal to approximately $82,130; provided that such obligation may be satisfied upon delivery to lender of a letter of credit in an amount not less than the amount sufficient to pay to HTC Investor all amounts due and payable in connection with the exercise of the Put Option, which letter of credit serves as additional collateral for the Whole Loan for so long as such letter of credit remains outstanding.

With respect to Loan No. 9, 111 River Street, on the first payment date when the balance of the TI/LC reserve falls below $2,360,000 and on each payment date thereafter until the balance of the TI/LC reserve is at least $2,360,000, the borrowers will be required to escrow monthly the amount of $46,477 for tenant improvements and leasing commissions.

With respect to Loan No. 11, Fleet Farm Sioux Falls, when the capital improvements reserve falls below the $200,000 cap, the borrower will be required to escrow approximately $3,165 on a monthly basis for capital expenditures.

With respect to Loan No. 11, Fleet Farm Sioux Falls, when the tenant improvements reserve falls below $600,000, the borrower will be required to escrow approximately $10,128 on a monthly basis for tenant improvements until the aggregate amount in the tenant improvement reserve reaches the $600,000 cap.

With respect to Loan No. 16, Kewaunee Scientific, on each payment date during a trigger period, the borrower will be required to make monthly deposits into a capital expenditures reserve, on a monthly basis, $5,204, for payment of capital expenditures.

With respect to Loan No. 19, Waikele Self-Storage Park, the borrower is required to deposit 1/12th of an amount which would be sufficient to pay the condominium assessments payable, or estimated by the lender to be payable, during the next ensuing twelve (12) months assuming that said condominium assessments are to be paid in full prior to the date such assessments are due and payable. The borrower will not be obligated to make such deposits so long as (i) no event

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of default has occurred and is continuing under the Mortgage Loan documents, (ii) no default exists under the related condominium documents, and (iii) the balance on deposit in the condominium reserve is not less than an amount equal to two months of condominium assessments (initially estimate to be approximately $58,117.

With respect to Loan No. 23, Rego Park II, when the tenant improvements reserve falls below $175,000, the borrower will be required to escrow approximately $9,541 on a monthly basis for tenant improvements until the aggregate amount in the tenant improvement reserve reaches the $175,000 cap.

With respect to Loan No. 24, Longwood Industrial, upon the tenant improvements reserve falling below $400,000, the borrower will be required to escrow approximately $4,263 on a monthly basis for tenant improvements until the aggregate amount in the tenant improvement reserve reaches the $400,000 cap. The reserve cap can be reduced to $150,000 or $250,000 upon certain conditions being met per the loan agreement.

With respect to Loan No. 27, NTG Industrial Portfolio, during the first five months of the loan term $16,000 will be deposited into the immediate repair reserve.

(20 – Reserve Caps)
Represents a cap on the amount required to be deposited by the borrower pursuant to the related mortgage loan documents. In certain cases, during the term of the mortgage loan, the caps may be altered or terminated subject to conditions of the respective mortgage loan documents.

With respect to Loan No. 1, Yorkshire & Lexington Towers, the lender may require the borrowers to make additional Supplemental Income Reserve deposits if and to the extent the lender determines, in its reasonable discretion on a quarterly basis on and after May 6, 2023, that additional Supplemental Income Reserve deposits are required in order to achieve (when the additional deposit and all other deposits in the Supplemental Income Reserve account are added to net cash flow for the Mortgaged Properties) a 5.00% transient Total Debt debt yield for the following 12, 9, 6 or 3 months (such applicable 12, 9, 6 or 3- month period depending on the quarter with respect to which such determination by the lender is made). The guarantors provided a related carry guaranty of certain carry costs, including real estate taxes, insurance premiums, debt service and operating expenses, for the period until the Yorkshire & Lexington Towers Mortgaged Properties achieve a 5.00% transient Total Debt debt yield (excluding the amount on deposit in the supplemental income reserve). The obligations of the guarantors under such carry guaranty are limited to the additional supplemental income reserve deposit amount as and when due.

With respect to Loan No. 4, 3075 Olcott, on a monthly basis, the borrower is required to deposit approximately $4,110 for replacement reserves, subject to a cap of approximately $147,964. Notwithstanding the foregoing, for so long as (x) the Amazon.com Services LLC (“AWS”) lease is in full force and effect and the entirety of the mortgaged property is leased to AWS and no less than 12 months remain under its lease term and (y) no material tenant trigger event is continuing, the lender waives the monthly replacement reserve deposits requirement.

With respect to Loan No. 4, 3075 Olcott, on a monthly basis, the borrower is required to deposit $41,101 for rollover reserves, subject to a cap of $1,479,636. Notwithstanding the foregoing, for so long as the AWS lease is in full force and effect and the entirety of the mortgaged property is leased to AWS, the lender waives the monthly rollover reserve deposits requirement. The borrower is required to deposit with the lender all amounts paid to the borrower in connection with, among other things, any termination, surrender, cancellation or buy-out of any lease (in whole or in part) (including in connection with the exercise of any contraction option) (the “Extraordinary Lease Payments”), which the lender is required to disburse in accordance with the 3075 Olcott Whole Loan documents. Any Extraordinary Lease Payments remaining after the applicable premises have been re-tenanted, the applicable tenant is in occupancy and paying full, unabated rent, will be released to the borrower.

With respect to Loan No. 10, Phoenix Industrial Portfolio VIII, on a monthly basis, the borrowers are required to deposit 1/12th of an amount which would be sufficient to pay annual insurance premiums for the renewal of coverages (currently equivalent to approximately $19,049 a month); provided, such monthly deposits will be waived so long as the borrowers maintain a blanket insurance policy acceptable to the lender.

With respect to Loan No. 25, Wyndham National Hotel Portfolio, the borrower is required to deposit on each monthly payment date an amount equal to the greater of (i) (a) on each monthly payment date through and including December 6, 2022, an amount equal to 1/12th of 3.0% of gross income from operations during the calendar year immediately preceding the calendar year in which such monthly payment date occurs and (b) on each monthly payment date thereafter, an amount

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equal to 1/12th of 4.0% of gross income from operations during the calendar year immediately preceding the calendar year in which such monthly payment date occurs or (ii) the aggregate amount, if any, required to be reserved under the management agreement and the franchise agreement for annual capital expenditures.

With respect to Loan No. 29, Waygate Technologies, the monthly escrow for insurance and taxes will be waived so long as no event of default has occurred and is continuing, and (i) the Waygate Technologies lease remains in full force and effect, (ii) no material tenant trigger event is continuing, (iii) Waygate Technologies is obligated pursuant to its lease to pay all applicable taxes and other assessments (if any) and maintain insurance consistent with the insurance requirements set forth in the mortgage loan documents, and (iv) Waygate Technologies performs such obligations in a timely manner and the borrower provides evidence of such performance by Waygate Technologies to the lender in a timely manner.

With respect to Loan No. 36, Cleveland Corners, the borrowers were required to deposit $150,000 at origination into a rollover reserve. On each monthly payment date, the borrowers are required to deposit $5,860 for rollover reserves, subject to a cap of $150,000.

(21 – Tenancy Information)
In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date and may not include smaller spaces with different expiration dates.

With respect to Loan No. 5, The Reef, The Largest Tenant, the County of LA, has the right to terminate its lease at any time after April 2027 with 180 days’ prior written notice and the payment of a termination fee equal to the unamortized portion of the tenant improvement allowance and change orders amortized at an 7% interest rate, if any (amortized tenant improvements are not included in the underwritten net cashflow).

With respect to Loan No. 8, 79 Fifth Avenue, the Second Largest Tenant, CapGemini America, Inc. leases 21,500 SF of space that expires on January 31, 2027, and 43,000 SF of space that expires on September 30, 2027. CapGemini America, Inc. has a one-time right to terminate its lease with respect to approximately 66.7% of its space effective October 13, 2024 upon 12 months’ prior notice and payment of a termination fee. If CapGemini America, Inc. does not exercise such option, it is entitled to an approximately $250,833 per month rent credit for the two months following the date such termination option would become effective.

With respect to Loan No. 8, 79 Fifth Avenue, the Largest Tenant, The New School, currently subleases a portion of the 18th floor totaling 8,820 SF to Gene Kaufman Architect, P.C., which sublease expires December 31, 2022.

With respect to Loan No. 10, Phoenix Industrial Portfolio VIII, on a monthly basis, the borrowers are required to deposit approximately $29,113 for rollover reserves if at any time the balance of the reserve falls below $500,000, until such time as the reserve is restored to a cap of $1,500,000.

(22 – Tenancy Information)
With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any mortgaged property.

(23 – Tenancy Information)
The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. In addition, in some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 2, The Lion Building, there is no Base Rent due for the 36th, 48th, 60th, 72nd, 84th, 96th and the final month for IDEO. As of closing, an amount of $5,304,696 was reserved for free rent under the IDEO lease.

With respect to Loan No. 2, The Lion Building, per the leases, tenants posted security deposits with landlord when the leases were signed. The security deposit is $3,089,694 (approximately 10 months of rent) for Embark and $4,631,047 (approximately 7 months of rent) for IDEO. The total amount of security deposit is held back in a lender controlled account at closing.

With respect to Loan No. 2, The Lion Building, with respect to IDEO’s security deposit, so long as the tenant is not in default, at the end of 60th month of the lease term, the amount of the security deposit will be reduced to $2,778,628.32. With respect

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to Embark’s security deposit, so long as there are no defaults continuing, the amount of the security deposit decreases on the anniversary of the lease commencement date each year as follows: (1) Year 2, reduced to an amount equal to 9 months’ rent at the 1st year rental rate, (2) Year 3, reduced to an amount equal to 8 months’ rent at the 1st year rental rate, (3) Year 4, reduced to an amount equal to 7 months’ rent at the 1st year rental rate, (4) Year 5, reduced to an amount equal to 6 months’ rent at the 1st year rental rate. The reduction of the security deposit will be via a payment to the tenant in the form of cash or check. In addition, the tenant will have the right, at its option at any time during months 25 to 36 of the lease term, upon 60 days’ notice in advance to the landlord, to deliver to the landlord a letter of credit issued by Silicon Valley Bank in the amount of the cash security deposit, and the landlord will then refund the cash security deposit to the tenant.

With respect to Loan No. 3, KB Portfolio, the sole tenant at the Penn State Health Mortgaged Property, St. Joseph Regional Health Network (Penn State Health) (“St. Joseph”), has the right to terminate its lease on February 28, 2030 provided that St. Joseph (a) gives the landlord 180 days prior written notice and (b) pays a fee of approximately $1,021,483.

With respect to Loan No. 12, PentaCentre Office, the Largest Tenant, Midland Credit Management, Inc. has a one-time right to terminate its lease effective July 31, 2023 by providing written notice prior to February 1, 2023 and paying a termination fee of approximately $1,266,805.

With respect to Loan No. 12, PentaCentre Office, the Second Largest Tenant by base rent, One10, LLC may terminate its lease on August 31, 2026 with 180 days’ prior written notice and payment of a termination fee equal to the sum of the unamortized amount of the allowance, free rent, and commissions, plus interest, plus two months base rent at the time.

With respect to Loan No. 12, PentaCentre Office, the Fourth Largest Tenant by base rent, EASI, LLC, has the one-time right to terminate its lease effective January 31, 2025 upon 7 months’ prior notice to the related landlord and payment of a termination fee.

With respect to Loan No. 12, PentaCentre Office, the Fifth Largest Tenant by base rent, Pulte Home
Company, LLC, has the one-time right to terminate its lease in September 2025 upon 6 months’ prior notice to the related landlord and payment of a termination fee.

With respect to Loan No. 23, Rego Park II, the largest tenant at the Mortgaged Property, Duane Reade, has the right to terminate its lease on January 1, 2025.

With respect to Loan No. 24, Longwood Industrial, (i) the second largest tenant at the Bennett Commerce Center Mortgaged Property, Forthofer Marketing, Inc., has the right to terminate its lease on May 31, 2024, provided that it delivers written notice of its intent to terminate the lease to the landlord no later than January 31, 2024 and (ii) the second largest tenant at the Big Tree Center Mortgaged Property, Florida Dermal Institute, has the right to terminate its lease on May 24, 2024, provided that it delivers written notice of its intent to terminate the lease to the landlord no later than January 31, 2024.

(24 – Non-Recourse Carveout Guarantor)
With respect to Loan No. 17, 2 Riverfront Plaza, the mortgage loan does not have a separate carveout guarantor that is distinct from the borrower.

(25 – Related Group)
Each letter identifies a group of related borrowers.
With respect to Loan No. 4, 3075 Olcott, there is no non-recourse carveout guarantor or separate environmental indemnitor.

With respect to Loan No. 10, Phoenix Industrial Portfolio VIII, Phoenix Logistics, an affiliate of the borrowers, is the sole tenant at the Kingsport, TN mortgaged property and is the Second Largest Tenant at the Church Hill, TN mortgaged property.

(26 – Lockbox Type)
The classification of the lockbox types is described in the preliminary prospectus. See “Description of the Mortgage Pool—Certain Calculations and Definitions” in the preliminary prospectus for further details.

With respect to Loan No. 20, Corporate Center Building G, the springing lockbox will become a hard lockbox on November 1, 2025 unless (i) the borrower deposits a letter of credit in the amount of $540,000 or (ii) both Berkshire Hathaway Home Services (Americana, LLC) and Encore Productions have exercised their five-year contractual options by such date. A cash flow sweep will not be triggered solely upon this date so long as no other lockbox trigger has commenced.

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(27 – Tax Abatements)
With respect to Loan No. 7, Bell Works, the mortgaged property is subject to a 30-year PILOT agreement, dated June 17, 2014, between the borrower and Holmdel Township. The borrower is obligated to make PILOT payments in exchange for certain exemptions from property taxes on real and personal property. The PILOT payment is based on a formula that factors in the percentage of the gross annual rent generated at the mortgaged property. For the first five years of the term the percentage is 10.25%, and thereafter the percentage increases 0.25% through year 25 with a cap set at an amount equal to 80% of what conventional taxes would be otherwise. Taxes were underwritten at $3,707,005 based on 10.5% of underwritten effective gross income per the terms of the PILOT agreement. Additionally, in connection with the rehabilitation and conversion of the Mortgaged Property to its current use, the mortgaged property qualifies for an HTC allowed for qualified rehabilitation expenditures incurred in connection with the certified rehabilitation of a certified historic structure and the HTCs are not collateral for the mortgage loan. The borrower leases the mortgaged property to the Bell Works Master Lessee pursuant to the terms of that certain Master Lease Agreement dated December 14, 2017, as amended (the “Bell Works Master Lease”). The borrower elected to pass-through the HTC to the Bell Works Master Lessee. Pursuant to a subordination, non-disturbance and attornment agreement among the lender, the borrower, the Bell Works Master Lessee and the Bell Works HTC Investor, the Bell Works Master Lease is subordinate to the lien of the mortgage in exchange for the lender’s agreement to not terminate the Bell Works Master Lease until the next business day following the 5th anniversary of the date on which the last qualified rehabilitation expenditure as with respect to the mortgaged property is first placed in service, but in no event later than April 1, 2026. Pursuant to the subordination, non-disturbance and attornment agreement, the lender must provide Bell Works HTC Investor prior written notice of its intention to commence any enforcement action under the Mortgage Loan documents, the Bell Works HTC Investor is entitled to receive notices of defaults under the mortgage loan documents, and the Bell Works HTC Investor has a period of not less than 10 days to cure such defaults. In addition, the Bell Works HTC Investor has certain rights to remove the borrower’s general partner and/or the Bell Works Master Lessee’s managing member, subject to certain terms and conditions set forth in the subordination, non-disturbance and attornment agreement.

With respect to Loan No. 9, 111 River Street, the mortgaged property is not subject to the imposition or payment of taxes during the term of the ground lease, provided that, in lieu thereof, the borrowers shall pay to the City of Hoboken, New Jersey, in equal quarterly installments, the annual PILOT rent, which is the product of the Applicable PILOT Rate (as subject to adjustment) and the applicable number of development square feet. The initial Applicable PILOT Rate was set at $2.00 PSF and increased by 2.75% compounded annually with increases effective every five years. Starting in May 2022 the PILOT Rate will increase yearly by the greater of (i) 2.00% and (ii) the increase in the tax rate for Hudson County. The borrowers have the right at any time to have the 111 River Street Property placed on the tax rolls and become subject to the payment of ad valorem real estate taxes (at which time, the borrowers’ obligation to make the annual PILOT rent payments will cease); however, pursuant to the 111 River Street Whole Loan documents, the borrowers have agreed to not to make any such election to have the 111 River Street Property placed on the tax rolls or to otherwise cause, permit or suffer the mortgaged property (or any portion thereof) to become subject to the payment of ad valorem real estate taxes. If not earlier terminated, the PILOT is co-terminus with the ground lease (expiring September 30, 2098).

(28 – Master Lease)
With respect to Loan No. 3, KB Portfolio, KB Diversified Healthcare 60, DST entered into a master lease with KB Diversified Healthcare 60 MT, LLC on May 19, 2022, for a 10-year term with an expiration date on June 1, 2032.

With respect to Loan No. 7, Bell Works, Somerset Holmdel Development I Urban Renewal, L.P. entered into a master lease with Bell Works Master Tenant, LLC on December 14, 2017, for a 32-year term with an expiration date on December 14, 2049.

With respect to Loan No. 11, Fleet Farm Sioux Falls, KB Sioux Falls, DST entered into a master lease with KB Sioux Falls MT, LLC on April 20, 2022, for a 10-year term with an expiration date on May 1, 2032.

With respect to Loan No. 16, Kewaunee Scientific, CAI Investments Medical Products I, DST entered into a master lease with CAI Investments Medical Products I Master Lessee, LLC on March 24, 2022. The master lease has six renewal terms of five years each.

With respect to Loan No. 17, 2 Riverfront Plaza, TRF Urban Renewal Property Corp. entered into a master lease with Two Riverfront Urban Renewal Lessee, LLC on December 8, 2021, for a 10-year term with an expiration date on January 6, 2032.

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With respect to Loan No. 29, Waygate Technologies, a master lease was entered into effective as of May 27, 2022 between 721 Skaneateles, DST and 721 Skaneateles Master Lessee, LLC for a 10-year term. The master lease has three renewal terms for five years each.

(29 – Property Located Within a Qualified Opportunity Zone (Y/N))
Property Located Within a Qualified Opportunity Zone (Y/N) reflects mortgaged properties that are located in qualified opportunity zones ("QOZs") under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(30 – Other)
With respect to Loan No. 2, The Lion Building, Michael Moritz is the Chairman of Sequoia Capital which owns 14.6% of the Class A common stock in Embark Trucks. Although Sequoia has a seat on the board, it does not control the company.

(31 – Cash Flow Variance)
With respect to Loan No. 10, Phoenix Industrial Portfolio VIII, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to leasing totaling an additional approximately $1.4 million in base rent, $105,924 in rent steps through June 2023 and an additional $602,299 in recoveries. The Church Hill, TN and Kingsport, TN mortgaged properties were renovated in 2021.

With respect to Loan No. 36, Cleveland Corners, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to a recent lease with the Fourth Largest Tenant, Dollar Tree, commencing in January 2022 and other income from Lamar Signs.

(32 – Use of Funds)

(33 – Master Lease)

(34 – Tenants-in-common)
With respect to Loan No. 1, Yorkshire & Lexington Towers, the borrowers own the mortgaged properties as tenants-in-common.

With respect to Loan No. 8, 79 Fifth Avenue, the borrowers own the mortgaged property as tenants-in-common.

With respect to Loan No. 9, 111 River Street, the borrowers own the mortgaged property as tenants-in-common.

With respect to Loan No. 13, Sun Belt Self-Storage Portfolio, the borrowers own the mortgaged properties as tenants-in-common.

With respect to Loan No. 33, Mini U Storage – Woodbridge, the borrowers own the mortgaged property as tenants-in-common.

With respect to Loan No. 36, Cleveland Corners, the borrowers own the mortgaged property as tenants-in-common.
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ANNEX B

SIGNIFICANT LOAN SUMMARIES

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Annex B	BMO 2022-C2

No. 1 – Yorkshire & Lexington Towers

Annex B	BMO 2022-C2

No. 1 – Yorkshire & Lexington Towers

Annex B	BMO 2022-C2

No. 1 – Yorkshire & Lexington Towers

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO, SMC, CREFI	Single Asset / Portfolio:	Portfolio
		Title:	Fee
Original Principal Balance(1):	$70,000,000	Property Type – Subtype:	Multifamily – High Rise
Cut-off Date Principal Balance(1):	$70,000,000	Net Rentable Area (Units):	808
% of IPB:	9.9%	Location:	New York, NY
Loan Purpose:	Refinance	Year Built / Renovated:	Various / Various
Borrowers(2):	Various	Occupancy:	96.4%
Borrower Sponsors:	Meyer Chetrit and The Gluck	Occupancy Date:	3/1/2022
	Family Trust U/A/D July 16,	4th Most Recent NOI (As of):	$27,343,815 (12/31/2019)
	2009	3rd Most Recent NOI (As of):	$25,617,949 (12/31/2020)
Interest Rate:	3.04000%	2nd Most Recent NOI (As of):	$24,254,281 (12/31/2021)
Note Date:	5/12/2022	Most Recent NOI (As of)(5):	$25,322,439 (TTM 2/28/2022)
Maturity Date:	6/6/2027	UW Economic Occupancy:	97.2%
Interest-only Period:	60 months	UW Revenues:	$51,394,888
Original Term:	60 months	UW Expenses:	$16,019,126
Original Amortization Term:	None	UW NOI(5):	$35,375,762
Amortization Type:	Interest Only	UW NCF(5):	$35,375,762
Call Protection(3):	L(25),D(30),O(5)	Appraised Value / Per Unit:	$954,000,000 / $1,180,693
Lockbox / Cash Management:	Soft (Residential); Hard (Commercial) / In Place	Appraisal Date:	1/20/2022
Additional Debt(1):	Yes
Additional Debt Balance(1):	$248,000,000 / $221,500,000 / $174,500,000
Additional Debt Type(1):	Pari Passu / Subordinate / Mezzanine

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Loan	Whole Loan	Total Debt
Taxes:	$5,390,917	$898,486	N/A	Cut-off Date Loan / Unit:	$393,564	$667,698	$883,663
Insurance:	$367,868	Springing	N/A	Maturity Date Loan / Unit:	$393,564	$667,698	$883,663
Replacement Reserves:	$1,100,000	$0	N/A	Cut-off Date LTV:	33.3%	56.6%	74.8%
TI/LC Reserve:	$1,000,000	$0	N/A	Maturity Date LTV:	33.3%	56.6%	74.8%
Other Reserve:	$12,400,000	Springing	N/A	UW NCF DSCR(5):	3.61x	2.13x	1.20x
				UW NOI Debt Yield(5):	11.1%	6.6%	5.0%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds		% of Total
Senior Loan	$318,000,000		44.5%	Loan Payoff	$545,268,671		76.4%
Subordinate Notes	221,500,000		31.0	Closing Costs	93,214,219		13.1
Mezzanine Loans	174,500,000		24.4	Principal Equity Distribution	55,258,325		7.7
				Upfront Reserves	20,258,785		2.8
Total Sources	$714,000,000		100.0%	Total Uses	$714,000,000		100.0%
(1)	The Yorkshire & Lexington Towers Senior Loan (as defined below), with an original aggregate principal balance of $318,000,000, is part of the Yorkshire & Lexington Towers Whole Loan (as defined below). The Financial Information in the chart above reflects the Yorkshire & Lexington Towers Senior Loan, the Yorkshire & Lexington Towers Whole Loan and the Yorkshire & Lexington Towers Total Debt (as defined below). For additional information, see “The Loan” below.

(2)	The borrowers under the Yorkshire & Lexington Towers Whole Loan are CF E 88 LLC, SM E 88 LLC, CF E 86 LLC, SM E 86 LLC and LSG E 86 LLC.

(3)	Defeasance of the Yorkshire & Lexington Towers Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the Yorkshire & Lexington Towers Whole Loan to be securitized and (b) July 6, 2025. The assumed defeasance lockout period of 25 payments is based on the closing date of this transaction in July 2022. The actual lockout period may be longer.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(5)	UW NOI is greater than Most Recent NOI due in part to (i) the borrower sponsors recently renovating 57 units, which has increased rents at the Yorkshire & Lexington Towers Properties (as defined below) and (ii) underwritten straight-lined rent for CVS Pharmacy. Additionally, the UW NOI and UW NCF include disbursements from a Supplemental Income Reserve (as defined below) of $5,226,004. The Yorkshire & Lexington Towers Senior Loan UW NCF DSCR, Yorkshire & Lexington Towers Whole Loan UW NCF DSCR, and Yorkshire & Lexington Towers Total Debt UW NCF DSCR excluding credit for the upfront Supplemental Income Reserve are 3.08x, 1.81x and 1.02x, respectively. The Yorkshire & Lexington Towers Senior Loan UW NOI Debt Yield, Yorkshire & Lexington Towers Whole Loan UW NOI Debt Yield, and Yorkshire & Lexington Towers Total Debt UW NOI Debt Yield excluding credit for the upfront Supplemental Income Reserve are 9.5%, 5.6% and 4.2%, respectively. Please refer to “Escrows and Reserves” below.

Annex B	BMO 2022-C2

No. 1 – Yorkshire & Lexington Towers

The Loan. The largest mortgage loan (the “Yorkshire & Lexington Towers Mortgage Loan”) is part of a whole loan (the “Yorkshire & Lexington Towers Whole Loan”) that is evidenced by eighteen pari passu senior promissory notes in the aggregate original principal amount of $318,000,000 (collectively, the “Yorkshire & Lexington Towers Senior Loan”) and two pari passu subordinate promissory notes in the aggregate original principal amount of $221,500,000 (collectively, the “Yorkshire & Lexington Towers Subordinate Companion Loan”). The Yorkshire & Lexington Towers Whole Loan was co-originated on May 12, 2022 by Bank of Montreal (“BMO”), Starwood Mortgage Capital LLC (“SMC”) and Citi Real Estate Funding Inc. (“CREFI”). The Yorkshire & Lexington Towers Whole Loan is secured by a first priority mortgage on the borrowers’ fee simple interest in two, high-rise multifamily properties totaling 808 units located in the Upper East Side neighborhood of New York, New York (the “Yorkshire & Lexington Towers Properties”). The Yorkshire & Lexington Towers Mortgage Loan is evidenced by the non-controlling promissory Notes A-6, A-7, A-13, A-14 and A-17, with an aggregate principal balance as of the Cut-off Date of $70,000,000. The remaining notes are to be contributed – or are expected to be contributed – to other securitization trusts, as set forth in the table below. The Yorkshire & Lexington Towers Whole Loan will be serviced pursuant to the pooling and servicing agreement for the CGCMT 2022-GC48 securitization. The “Yorkshire & Lexington Towers Total Debt” consists of the Yorkshire & Lexington Towers Whole Loan and four mezzanine loans with an aggregate Cut-off Date balance of $174,500,000. For additional information, see “Subordinate Debt and Mezzanine Debt” below. The relationship between the holders of the Yorkshire & Lexington Towers Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Yorkshire & Lexington Towers Pari Passu-AB Whole Loan” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1(1)	$25,000,000	$25,000,000	BMO	No
A-2	$25,000,000	$25,000,000	BBCMS 2022-C16	No
A-3(1)	$25,000,000	$25,000,000	CREFI	No
A-4(2)	$20,000,000	$20,000,000	CGCMT 2022-GC48	No
A-5	$20,000,000	$20,000,000	BBCMS 2022-C16	No
A-6	$20,000,000	$20,000,000	BMO 2022-C2	No
A-7	$20,000,000	$20,000,000	BMO 2022-C2	No
A-8	$20,000,000	$20,000,000	BBCMS 2022-C16	No
A-9	$20,000,000	$20,000,000	CGCMT 2022-GC48	No
A-10(1)	$20,000,000	$20,000,000	BMO	No
A-11	$20,000,000	$20,000,000	CGCMT 2022-GC48	No
A-12(1)	$20,000,000	$20,000,000	CREFI	No
A-13	$10,000,000	$10,000,000	BMO 2022-C2	No
A-14	$10,000,000	$10,000,000	BMO 2022-C2	No
A-15(1)	$10,000,000	$10,000,000	CREFI	No
A-16(1)	$12,000,000	$12,000,000	BMO	No
A-17	$10,000,000	$10,000,000	BMO 2022-C2	No
A-18(1)	$11,000,000	$11,000,000	CREFI	No
Total Senior Loan	$318,000,000	$318,000,000
B-1(1)(2)	$147,666,667	$147,666,667	CGCMT 2022-GC48 (Loan Specific)	Yes
B-2(1)	$73,833,333	$73,833,333	CGCMT 2022-GC48 (Loan Specific)	Yes
Whole Loan	$539,500,000	$539,500,000
(1)	Expected to be contributed to one or more future securitization(s). It is expected that the Yorkshire & Lexington Towers Whole Loan will be serviced pursuant to the servicing agreement for the securitization of Note A-4, which is the lead note.

(2)	The initial controlling note is Note B-1, but if any interest in Note B-1 is held by a borrower restricted party (as defined in the related co-lender agreement), the controlling note is Note B-2. Following a Yorkshire & Lexington Towers Control Appraisal Period (as defined in the related co-lender agreement), the controlling note will be Note A-4. See “Description of the Mortgage Pool—The Whole Loans—The Yorkshire & Lexington Towers Pari Passu-AB Whole Loan” in the Preliminary Prospectus.

The Properties. The Yorkshire & Lexington Towers Properties consist of (i) a multifamily building comprised of 681 residential units totaling 615,641 square feet, a 33,000 square foot parking garage with 168 parking spaces and six commercial and retail units totaling 29,451 square feet (the “Yorkshire Towers Property”) and (ii) a multifamily building comprised of 127 residential units totaling 115,188 square feet, a 8,886 square foot parking garage with 36 parking spaces and six commercial and retail units totaling 9,998 square feet (the “Lexington Towers Property”). The Yorkshire & Lexington Towers Properties have 808 residential units totaling 730,829 square feet, 204 parking spaces totaling 41,886 square feet, and 12 commercial and retail units totaling 39,449 square feet. The commercial tenants (excluding City Parking) at the Yorkshire & Lexington Towers Properties have a remaining weighted average lease term of 8.7 years excluding parking leases. The Yorkshire Towers Property is located in the Upper East Side neighborhood, proximate to the Second Avenue subway station with access to the Q subway line. The Lexington Towers Property is located in the Upper East Side neighborhood, proximate to the Lexington Avenue/East 86th Street subway station with access to the 4, 5, and 6 subway lines.

Annex B	BMO 2022-C2

No. 1 – Yorkshire & Lexington Towers

The Yorkshire & Lexington Towers Properties were built in 1963 and 1964 and the residential portion of the Yorkshire & Lexington Towers Properties feature a range of studio, one bedroom, two bedroom, three bedroom, and four bedroom units. Of the 808 residential units, 305 of the units are rent-stabilized. The Yorkshire & Lexington Towers Properties’ residential units all feature hardwood flooring, full kitchen appliances, and many units include a private balcony. Bathrooms feature marble flooring in the renovated units and vinyl tile in the unrenovated units. Renovated units feature marble countertop kitchens, stainless steel appliances, including a refrigerator, dishwasher, microwave, and gas-fired stove and oven, and washer and dryer. Community spaces include 24-hour attended lobby lounge, health club and fitness center, children’s playroom, and outdoor seating area.

The largest tenant by underwritten base rent, CVS Pharmacy (“CVS”), occupies 15,813 square feet (19.4% of the commercial NRA, 58.1% of the underwritten commercial base rent) with a lease expiration of January 31, 2033. CVS is a consumer retail and health solutions company with over 9,900 locations in 49 states, the District of Columbia and Puerto Rico. CVS has approximately 300,000 employees in the United States. The remaining 65,522 square feet of commercial space is 98.3% occupied by ten tenants.

The following table presents certain information relating to the Yorkshire & Lexington Towers Properties:

Portfolio Summary
Property Name	City	Year Built / Renovated	Units	% of Units	Allocated Cut-off Date Whole Loan Amount (“ALA”)	% of ALA	Appraised Value	% of Appraised Value
Yorkshire Towers	New York	1964 / 2014, 2022	681	84.3%	$464,286,688	86.1%	$821,000,000	86.1%
Lexington Towers	New York	1963 / 2014	127	15.7	75,213,312	13.9	133,000,000	13.9
Total			808	100.0%	$539,500,000	100.0%	$954,000,000	100.0%

Borrower Sponsors’ Renovation Plan. The information set forth below regarding the borrower sponsors’ renovation plans reflects forward-looking statements and certain projections provided by the borrower sponsors, assuming, among other things, that the borrowers will complete certain projected renovations by December 1, 2024 and that all of the newly renovated and currently unoccupied units will be leased at current market rate rent and all of the currently occupied units will continue to be leased at the current contractual rent. We cannot assure you that such assumptions and projections provided by the borrower sponsors will materialize in the future as expected or at all.

The borrower sponsors have identified 311 units that will be renovated, which consist of 283 units that are projected to receive a light renovation and 28 units that are projected to receive a major renovation. The 28 major renovation units will be combined into 13 units post-renovation. Of the 28 units projected to receive major renovations, 17 units are rent stabilized, all of which are currently vacant. Major renovations will feature the combination of two or three units into one larger unit or a significant floor plan alteration and are expected to take approximately four to six months to complete. Light renovation units will feature aesthetic and systems upgrades, such as new appliances, countertops, removal of carpeting and lighting upgrades. The borrowers deposited $6,500,000 into a unit upgrade reserve with the lender at origination of the Yorkshire & Lexington Towers Whole Loan, to be disbursed to pay or reimburse the borrowers for unit renovation costs pursuant to the Yorkshire & Lexington Towers Whole Loan documents. See “Escrows and Reserves” below.

The major renovation units are projected to receive an average renovation of approximately $37,143 per unit and are anticipated to increase rent from $53.20 per square foot in-place to $82.67 per square foot. The borrower sponsors have executed 41 major renovations to date, which have been combined into a total of 23 units. These major renovations have achieved average annual rent increases from $32.93 per square foot to $75.37 per square foot.

The light renovation units are projected to receive an average renovation of $19,382 per unit and are anticipated to increase rent from $62.01 per square foot in-place to $82.79 per square foot. The borrower sponsors have executed 16 light renovations to date. These light renovations have achieved average annual rent increases from $50.33 per square foot to $82.04 per square foot.

Annex B	BMO 2022-C2

No. 1 – Yorkshire & Lexington Towers

The following table presents detailed information with respect to the current market rate units at the Yorkshire Towers Property:

As Is Market Rate Unit Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
Studio	63	14.3%	547	$3,100	$5.67	$3,121	$5.52
1 Bedroom	244	55.2	778	$4,301	$5.53	$4,319	$5.50
2 Bedroom	81	18.3	1,152	$6,122	$5.31	$6,355	$5.31
3 Bedroom	53	12.0	1,299	$7,707	$5.93	$7,682	$5.91
4 Bedroom	1	0.2	2,087	$12,995	$6.23	$12,995	$6.23
Total/Wtd. Avg.	442	100.0%	879	$4,891	$5.56	$4,941	$5.54
(1)	Based on the underwritten rent roll dated March 1, 2022.

(2)	Source: Appraisal.

The following table presents detailed information with respect to the current market rate units at the Lexington Towers Property:

As Is Market Rate Unit Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
Studio	10	16.4%	619	$3,270	$5.29	$3,270	$5.29
1 Bedroom	33	54.1	776	$4,306	$5.55	$4,286	$5.53
2 Bedroom	10	16.4	1,045	$6,339	$6.06	$6,287	$6.01
3 Bedroom	6	9.8	1,392	$8,823	$6.34	$8,823	$6.34
4 Bedroom	2	3.3	1,889	$13,123	$6.95	$12,935	$6.85
Total/Wtd. Avg.	61	100.0%	892	$5,203	$5.83	$5,192	$5.81
(1)	Based on the underwritten rent roll dated March 1, 2022.

(2)	Source: Appraisal.

The following table presents detailed information with respect to the current rent stabilized units at the Yorkshire Towers Property:

As Is Rent Stabilized Unit Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
Studio	31	13.0%	545	$1,915	$3.51	$2,370	$3.52
1 Bedroom	116	48.5	792	$1,980	$2.50	$2,182	$2.49
2 Bedroom	81	33.9	1,230	$2,916	$2.37	$2,989	$2.36
3 Bedroom	8	3.3	1,638	$3,714	$2.27	$3,714	$2.27
4 Bedroom	3	1.3	1,859	$12,167	$6.55	$12,167	$6.55
Total/Wtd. Avg.	239	100.0%	950	$2,475	$2.60	$2,710	$2.59
(1)	Based on the underwritten rent roll dated March 1, 2022.

(2)	Source: Appraisal.

Annex B	BMO 2022-C2

No. 1 – Yorkshire & Lexington Towers

The following table presents detailed information with respect to the current rent stabilized units at the Lexington Towers Property:

As Is Rent Stabilized Unit Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
Studio	19	28.8%	660	$1,923	$2.91	$2,056	$2.97
1 Bedroom	31	47.0	830	$2,033	$2.45	$2,014	$2.43
2 Bedroom	11	16.7	1,254	$3,591	$2.86	$3,589	$2.86
3 Bedroom	3	4.5	1,536	$9,564	$6.23	$3,128	$2.32
4 Bedroom	2	3.0	2,055	$19,750	$9.61	NAV	NAV
Total/Wtd. Avg.	66	100.0%	921	$3,140	$3.41	$2,500	$2.66
(1)	Based on the underwritten rent roll dated March 1, 2022.

(2)	Source: Appraisal.

The following table presents detailed information with respect to the projected post-renovation market rate units at the Yorkshire Towers Property:

Projected Post-Renovation Market Rate Unit Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
Studio	61	14.1%	547	$3,489	$6.38	$3,121	$5.52
1 Bedroom	240	55.6	778	$5,108	$6.57	$4,319	$5.50
2 Bedroom	77	17.8	1,148	$7,784	$6.78	$6,355	$5.31
3 Bedroom	53	12.3	1,299	$8,582	$6.60	$7,682	$5.91
4 Bedroom	1	0.2	2,087	$12,995	$6.23	$12,995	$6.23
Total/Wtd. Avg.	432	100.0%	878	$5,801	$6.61	$4,941	$5.54
(1)	Based on the underwritten rent roll dated March 1, 2022.

(2)	Source: Appraisal.

The following table presents detailed information with respect to the projected post-renovation market rate units at the Lexington Towers Property:

Projected Post-Renovation Market Rate Unit Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
Studio	10	16.7%	619	$4,309	$6.97	$3,270	$5.29
1 Bedroom	32	53.3	775	$5,347	$6.90	$4,286	$5.53
2 Bedroom	10	16.7	1,045	$7,072	$6.77	$6,287	$6.01
3 Bedroom	6	10.0	1,392	$9,101	$6.54	$8,823	$6.34
4 Bedroom	2	3.3	1,889	$12,935	$6.85	$12,935	$6.85
Total/Wtd. Avg.	60	100.0%	893	$6,090	$6.82	$5,192	$5.81
(1)	Based on the underwritten rent roll dated March 1, 2022.

(2)	Source: Appraisal.

Annex B	BMO 2022-C2

No. 1 – Yorkshire & Lexington Towers

The following table presents detailed information with respect to the projected post-renovation rent stabilized units at the Yorkshire Towers Property:

Projected Post-Renovation Rent Stabilized Unit Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
Studio	27	11.5%	544	$1,925	$3.54	$2,370	$3.52
1 Bedroom	106	45.1	793	$1,976	$2.49	$2,182	$2.49
2 Bedroom	85	36.2	1,246	$3,371	$2.71	$2,989	$2.36
3 Bedroom	12	5.1	1,729	$6,858	$3.97	$3,714	$2.27
4 Bedroom	5	2.1	2,167	$14,531	$6.71	$12,167	$6.55
Total/Wtd. Avg.	235	100.0%	1005	$2,991	$2.97	$2,710	$2.59
(1)	Based on the underwritten rent roll dated March 1, 2022.

(2)	Source: Appraisal.

The following table presents detailed information with respect to the projected post-renovation rent stabilized units at the Lexington Towers Property:

Projected Post-Renovation Rent Stabilized Unit Summary
Unit Type	No. of Units(1)	% of Total	Average Unit Size (SF)(1)	Average Monthly Rental Rate(1)	Average Monthly Rental Rate per SF(1)	Average Monthly Market Rental Rate(2)	Average Monthly Market Rental Rate per SF(2)
Studio	18	27.3%	655	$1,898	$2.90	$2,056	$2.97
1 Bedroom	31	47.0	830	$2,014	$2.42	$2,014	$2.43
2 Bedroom	12	18.2	1,281	$4,225	$3.30	$3,589	$2.86
3 Bedroom	3	4.5	1,536	$8,828	$5.75	$3,128	$2.32
4 Bedroom	2	3.0	2,055	$14,728	$7.17	NAV	NAV
Total/Wtd. Avg.	66	100.0%	934	$3,079	$3.30	$2,500	$2.66
(1)	Based on the underwritten rent roll dated March 1, 2022.

(2)	Source: Appraisal.

COVID-19 Update. The first debt service payment for the Yorkshire & Lexington Towers Whole Loan is scheduled for July 2022. As of the date of this term sheet, the Yorkshire & Lexington Towers Whole Loan is not subject to any forbearance, modification or debt service relief request.

Environmental. According to the Phase I reports dated February 3, 2022 and January 19, 2022, there was no evidence of any recognized environmental conditions at the Yorkshire & Lexington Towers Properties. The Phase I environmental assessment, however, did acknowledge historical recognized environmental conditions at the Yorkshire Towers Property.

Historical and Current Multifamily Occupancy(1)
2019	2020	2021	Current(2)
94.7%	81.2%	94.7%	96.4%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current occupancy is as of March 1, 2022.

Annex B	BMO 2022-C2

No. 1 – Yorkshire & Lexington Towers

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	TTM(1)	Underwritten	Per Unit	%(2)
Residential Base Rent	$34,429,262	$32,908,021	$33,023,336	$34,184,092	$39,497,416	$48,883	74.9%
Commercial Base Rent	6,197,568	5,981,339	5,764,022	5,810,592	6,984,828	8,645	13.3
Gross Potential Rent	$40,626,830	$38,889,360	$38,787,358	$39,994,684	$46,482,244	$57,528	88.2%
Total Reimbursements	297,713	410,419	284,498	324,797	327,568	405	0.6
Supplemental Income Reserve(3)	0	0	0	0	5,226,004	6,468	9.9
Total Other Income	702,657	863,978	694,304	675,664	675,664	836	1.3
Net Rental Income	$41,627,200	$40,163,756	$39,766,160	$40,995,144	$52,711,480	$65,237	100.0%
(Vacancy/Credit Loss)	(99,272)	(35,705)	0	0	(1,316,592)	(1,629)	(2.5)
Effective Gross Income	$41,527,928	$40,128,052	$39,766,160	$40,995,144	$51,394,888	$63,608	97.5%
Total Expenses	$14,184,113	$14,510,102	$15,511,878	$15,672,705	$16,019,126	$19,826	31.2%
Net Operating Income(3)	$27,343,815	$25,617,949	$24,254,281	$25,322,439	$35,375,762	$43,782	68.8%
Total TI/LC, Capex/RR(4)	0	0	0	0	0	0	0.0
Net Cash Flow	$27,343,815	$25,617,949	$24,254,281	$25,322,439	$35,375,762	$43,782	68.8%
(1)	TTM represents the trailing 12 months ending February 2022.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	The Underwritten Net Operating Income is greater than the TTM Net Operating Income due in part to (i) the borrower sponsors recently renovating 57 units, which has increased rents at the Yorkshire & Lexington Towers Properties, (ii) underwritten straight-lined rent for CVS and (iii) disbursements from the Supplemental Income Reserve. Please refer to “Escrows and Reserves” below.

(4)	The borrower sponsors funded five years’ worth of TI/LC, Capex/RR at origination.

The Market. The Yorkshire & Lexington Towers Properties are located in New York, New York, within the New York, NY-NJ-PA Metropolitan Statistical Area. According to the appraisal, the unemployment rate from 2011 through 2021 in New York City increased at an annual rate of 0.3% and is expected to decrease at an average annual rate of 4.7% between 2022 and 2026. The estimated 2021 median annual household income in New York City was $68,261. The leading industries are education and health, professional and business, government, and trade, transportation and utilities. The largest employer in New York City is Northwell Health, which employs 68,088 people. The Yorkshire Towers Property is located on the northeast corner of Second Avenue and East 86th Street. The Lexington Towers Property is located on the southeast corner of Lexington Avenue and East 88th Street. The Upper East Side is generally considered the area that extends from East 59th to East 110th Streets, east of Central Park and Fifth Avenue to the East River. The Upper East Side is known for its many art galleries such as the Metropolitan Museum of Art, and Hunter College of the City University of New York which occupies several modern high-rise buildings at 68th Street and Lexington Avenue. The largest institutions of higher learning on the East Side are along York Avenue and the FDR Drive, including Rockefeller University and the Cornell Medical Center. The Yorkshire & Lexington Towers Properties benefit from their proximity to Fifth Avenue, which forms the eastern border of Central Park, as well as Madison Avenue, which is dense with prime retail and commercial space.

The Yorkshire & Lexington Towers Properties are situated in the Upper East Side multifamily submarket. According to CoStar, as of February 2022, the Upper East Side multifamily submarket had an overall vacancy rate of 2.0%, with net absorption totaling 17 units. The vacancy rate decreased 2.2% over the past 12 months. Rental rates increased by 3.1% for the past 12 months and ended at $4,096 per unit per month. A total of 46 units are still under construction at the end of the quarter.

According to the appraisal, the 2021 population for New York City was approximately 8,305,600 and is forecasted to grow to approximately 8,317,700 in 2022, and approximately 8,335,900 in 2026.

Annex B	BMO 2022-C2

No. 1 – Yorkshire & Lexington Towers

The following table presents certain information relating to comparable retail leases for the Yorkshire & Lexington Towers Properties:

Comparable Retail Leases(1)
Property / Location	Tenant SF	Year Built / Renovated	Tenant	Rent PSF	Commencement Date	Lease Term (Mos.)	Lease Type
Yorkshire Towers New York, NY	15,813(2)	1964 / 2014, 2022	CVS Pharmacy	$252.37(2)	May 2017(2)	189(2)	Triple Net
201 East 86th Street New York, NY	6,565	1987 / NAV	Lululemon	$240.00	Q4 2021	120	Triple Net
1523 Second Avenue New York, NY	4,488	NAV / NAV	NY Allergy and Asthma	$100.00	Q4 2021	144	Triple Net
1503 Third Avenue New York, NY	3,200	NAV / NAV	Cohen’s Fashion Optical	$175.00	Q3 2021	120	Triple Net
1592 Third Avenue New York, NY	400	NAV / NAV	Marathon Coffee	$90.00	Q3 2021	120	Triple Net
207 East 84th Street New York, NY	1,340	NAV / NAV	Glosslab	$116.00	Q2 2021	120	Triple Net
(1)	Source: Appraisal.

(2)	Based on underwritten rent roll dated as of March 1, 2022.

The following table presents certain information relating to comparable multifamily rental properties to the Yorkshire & Lexington Towers Properties:

Comparable Rental Summary(1)
Property Address	Year Built	Occupancy	# of Units	Unit Mix	Average SF per Unit	Average Rent per SF	Average Rent per Unit
Yorkshire & Lexington Towers(2) 160 East 88th Street; 305 East 86th Street New York, NY	1963, 1964	96.4%	808	Studio 1 Bed 2 Bed 3 Bed 4 Bed	570 786 1,187 1,356 1,944	$55.65 $53.55 $46.68 $65.75 $88.93	$2,642 $3,505 $4,617 $7,430 $14,405
The Serrano	1986	92.6%	263	1 Bed	650	$83.10	$4,501
1735 York Avenue				2 Bed	NAV	NAV	$7,201
New York, NY				3 Bed	NAV	NAV	$8,878
Ventura	1999	98.4%	246	Studio	508	$88.20	$3,734
240 East 86th Street				1 Bed	751	$74.38	$4,652
New York, NY				2 Bed	967	$79.15	$6,380
				3 Bed	1,293	$82.79	$8,921
The Lucerne	1989	98.6%	219	1 Bed	659	$84.07	$4,617
350 East 79th Street				2 Bed	906	$94.49	$7,134
New York, NY				3 Bed	NAV	NAV	$11,878
				4 Bed	NAV	NAV	$17,975
The Colorado	1987	99.6%	173	Studio	547	$86.69	$3,953
201 East 86th Street				1 Bed	667	$82.70	$4,595
New York, NY				2 Bed	937	$85.51	$6,675
				3 Bed	1,254	$95.10	$9,938
				4 Bed	1,940	$95.71	$15,473
The Strathmore	1996	99.2%	179	1 Bed	714	$70.05	$4,168
400 East 84th Street				2 Bed	1,166	$71.28	$6,926
New York, NY				3 Bed	1,611	$83.55	$11,217
				4 Bed	NAV	NAV	$17,520
One Carnegie Hill	2005	99.6%	455	Studio	484	$83.18	$3,355
215 East 96th Street				1 Bed	636	$78.13	$4,141
New York, NY				2 Bed	879	$85.30	$6,248
				3 Bed	1,239	$80.56	$8,318
				4 Bed	1,350	$94.44	$10,625
CONVIVIUM	2020	98.6%	140	Studio	638	$80.88	$4,300
515 East 86th Street				1 Bed	741	$88.67	$5,474
New York, NY				2 Bed	1,138	$79.33	$7,523
				3 Bed	1,369	$85.50	$9,750
(1)	Source: Appraisal, unless otherwise indicated. Comparables include a mix of affordable and market rate units.

(2)	Based on underwritten rent roll dated as of March 1, 2022. Average Rent per SF and Average Rent per Unit reflect average monthly in-place rent for occupied units.

The Borrowers. The borrowers under the Yorkshire & Lexington Towers Whole Loan are CF E 88 LLC, SM E 88 LLC, CF E 86 LLC, SM E 86 LLC and LSG E 86 LLC, as tenants in common (the first two as tenants in common for the Lexington Towers Property, and the last three as tenants in common for the Yorkshire Towers Property), each a single-purpose Delaware limited liability company with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination the Yorkshire & Lexington Towers Whole Loan.

Annex B	BMO 2022-C2

No. 1 – Yorkshire & Lexington Towers

The Borrower Sponsors. The borrower sponsors and non-recourse carveout guarantors are Meyer Chetrit and The Gluck Family Trust U/A/D July 16, 2009. Meyer Chetrit is one of the controllers of The Chetrit Group. The Chetrit Group is an experienced, privately held New York City real estate development firm controlled by two brothers: Joseph and Meyer Chetrit. The Chetrit Group, which is headquartered in Manhattan, has ownership interests in over 14 million square feet of commercial and residential real estate across the United States, including New York, Chicago, Miami, and Los Angeles, as well as internationally. Laurence Gluck is the founder of Stellar Management, a real estate development and management firm founded in 1985. Based in New York City, Stellar Management owns and manages a portfolio of over 12,000 apartments in 100 buildings located across New York City and over two million square feet of office space. Prior to founding Stellar Management, Laurence Gluck served as a real estate attorney at Proskauer, Rose, Goetz & Mendelsohn and later as a partner at Dreyer & Traub. Laurence Gluck also formerly served as a member of the Board of Governors of the Real Estate Board of New York.

Property Management. The Yorkshire & Lexington Towers Properties are managed by Jumeaux Management LLC, an affiliate of the borrowers.

Escrows and Reserves. At origination of the Yorkshire & Lexington Towers Whole Loan, the borrowers deposited approximately (i) $5,390,917 into a real estate tax reserve account, (ii) $367,868 into an insurance premiums reserve account, (iii) $1,100,000 into a replacement reserve account, (iv) $1,000,000 into a tenant improvement and leasing commissions reserve account, (v) $6,500,000 into a unit upgrade reserve account and (vi) $5,900,000 into a supplemental income reserve account.

Tax Escrows – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $898,486).

Insurance Escrows – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as (i) no event of default is continuing and (ii) the borrowers maintain a blanket policy meeting the requirements of the Yorkshire & Lexington Towers Whole Loan documents. The borrowers are currently maintaining a blanket policy.

Supplemental Income Reserve – The Yorkshire & Lexington Towers Properties are currently undergoing certain renovations, and the borrowers deposited $5,900,000 into a supplemental income reserve account (the “Supplemental Income Reserve”) at origination of the Yorkshire & Lexington Towers Whole Loan.  Unless and until the Yorkshire & Lexington Towers Properties (excluding the amount on deposit in the Supplemental Income Reserve) achieve a 5.0% “transient” Yorkshire & Lexington Towers Total Debt debt yield (calculated on the basis of annualized net cash flow for a three month period ending with the most recently completed month), the lender may require the borrowers to make additional Supplemental Income Reserve deposits if and to the extent the lender determines, in its reasonable discretion on a quarterly basis after May 6, 2023 during the Yorkshire & Lexington Towers Whole Loan term, that additional supplemental income reserve deposits are required in order to achieve (when the additional deposit and all other deposits in the Supplemental Income Reserve account are added to net cash flow for the Yorkshire & Lexington Towers Properties) a  5.0% transient Yorkshire & Lexington Towers Total Debt debt yield for the following 12, 9, 6 or 3 months (such applicable 12-, 9-, 6- or 3- month period depending on the quarter with respect to which such determination by the lender is made).  The guarantors provided a related carry guaranty of certain carry costs, including real estate taxes, insurance premiums, debt service and operating expenses, for any period until the Yorkshire & Lexington Towers Properties achieve a 5.0% transient Yorkshire & Lexington Towers Total Debt debt yield (excluding the amount on deposit in the Supplemental Income Reserve). The obligations of the guarantors under such carry guaranty are limited to the additional Supplemental Income Reserve deposit amount as and when due.

So long as no event of default under the Yorkshire & Lexington Towers Whole Loan is continuing, on each payment date, the lender is required to transfer the Monthly Supplemental Income Reserve Disbursement Amount (as defined below) from the Supplemental Income Reserve to the cash management account. Such funds deposited into the cash management account will be required to be applied with all other funds then on deposit in the cash management account in the order of priority set forth in the Yorkshire & Lexington Towers Whole Loan documents, as described under “Lockbox / Cash Management” below. So long as no event of default under the Yorkshire & Lexington Towers Whole Loan is continuing, upon such time as the lender has reasonably determined that the Yorkshire & Lexington Towers Properties (excluding the amount on deposit in the Supplemental Income Reserve) have achieved a 5.0% “transient” Yorkshire & Lexington Towers Total Debt debt yield (calculated on the basis of annualized net cash flow for a three month period ending with the most recently completed month), then upon the borrowers’ written request, all of the funds in the Supplemental Income Reserve will be required to be disbursed to the borrowers; provided, however, if a Cash Trap Period (as defined below) is then continuing, then such funds will not be disbursed to the borrowers, and such funds will instead be deposited into the excess cash reserve account, to be applied in accordance with the terms of the Yorkshire & Lexington Towers Whole Loan documents.

“Monthly Supplemental Income Reserve Disbursement Amount” means 1/12th of (x) the initial Supplemental Income Reserve deposit with respect to the first 12 payment dates occurring during the term of the Yorkshire & Lexington Towers Whole Loan, and (y) each Supplemental Income Reserve additional deposit amount with respect to the 12 payment dates following the date that the borrowers are required to deposit such Supplemental Income Reserve additional deposit amount pursuant to the terms of the Yorkshire & Lexington Towers Whole Loan documents; provided that, if at any time the lender reassesses the Supplemental Income Reserve additional deposit

Annex B	BMO 2022-C2

No. 1 – Yorkshire & Lexington Towers

amount in accordance with the terms of the Yorkshire & Lexington Towers Whole Loan documents, the Monthly Supplemental Income Reserve Disbursement Amount will be adjusted so that all of funds in the Supplemental Income Reserve will be disbursed in equal monthly installments ending on such Supplemental Income Reserve reassessment date (i.e., so that there will be no funds in the Supplemental Income Reserve on deposit on such Supplemental Income Reserve reassessment date).

Lockbox / Cash Management. The Yorkshire & Lexington Towers Whole Loan is structured with a hard lockbox for commercial tenants and a soft lockbox for residential tenants, and in place cash management. The borrowers are required to deposit all rents collected from residential tenants into the lockbox account within three days of receipt. The borrowers are required to deliver a tenant direction letter to commercial tenants to deposit all rents directly to the lockbox account. The borrowers are required to cause all amounts deposited into the lockbox account to be transferred on each business day to a cash management account controlled by the lender. Absent an event of default under the Yorkshire & Lexington Towers Whole Loan documents, funds on deposit in the cash management account are applied on each monthly payment date in amounts and in the order of priority set forth in the Yorkshire & Lexington Towers Whole Loan Documents, including any required tax and insurance reserve deposits, deposit account bank fees, monthly debt service on the Yorkshire & Lexington Towers Whole Loan, other amounts payable to the lender under the Yorkshire & Lexington Towers Whole Loan, operating expenses reflected in the annual budget or otherwise approved by lender, and debt service under the mezzanine loans, with the remaining funds in the cash management account to be disbursed to the borrowers unless a Cash Trap Period is then continuing, in which event the remaining funds will be deposited into an excess cash reserve account under the lender’s control, and released to the borrower when the Cash Trap Period ends. Upon an event of default under the Yorkshire & Lexington Towers Whole Loan documents, the lender will apply funds in such priority as it may determine.

A “Cash Trap Period” means a period commencing upon the earliest to occur of (i) an event of default; (ii) any bankruptcy action of the borrowers, principal, guarantor or manager has occurred; (iii) the failure by the borrowers, after stabilization (i.e. until a Yorkshire & Lexington Towers Total Debt debt yield of at least 5.0% has been achieved (without taking into account any disbursement of Supplemental Income Reserve funds) for one calendar quarter, provided no event of default then exists), to maintain a Yorkshire & Lexington Towers Total Debt debt yield of at least 4.25%; or (iv) a Yorkshire & Lexington Towers Mezzanine Loan (as defined below) event of default and will be cured upon (a) with respect to clause (i) above, the lender accepts a cure of the event of default; (b) in the case of a bankruptcy action by or against manager only, the borrowers replace the manager with a qualified replacement as defined in the Yorkshire & Lexington Towers Whole Loan documents; (c) with respect to clause (iii) above, the Yorkshire & Lexington Towers Total Debt debt yield is equal to or greater than 4.75% for one calendar quarter; or (d) with respect to clause (iv) above, the applicable Yorkshire & Lexington Towers Mezzanine Loan lender accepts a cure of such Yorkshire & Lexington Towers Mezzanine Loan event of default.

Subordinate and Mezzanine Debt. The Yorkshire & Lexington Towers Properties also secure the Yorkshire & Lexington Towers Subordinate Companion Loan, which has an aggregate Cut-off Date principal balance of $221,500,000. The Yorkshire & Lexington Towers Subordinate Companion Loan accrues interest at 3.04000% per annum. The Yorkshire & Lexington Towers Senior Loan is senior in right of payment to the Yorkshire & Lexington Towers Subordinate Companion Loan.

Concurrently with the funding of the Yorkshire & Lexington Towers Whole Loan, BMO and Citigroup Global Markets Realty Corp. (“CGMRC”) co-originated a mezzanine A loan in the amount of $80,000,000 to be secured by the mezzanine A borrower’s interests in the borrower, as collateral for the mezzanine A loan (the “Mezzanine A Loan”). The Mezzanine A Loan is coterminous with the Yorkshire & Lexington Towers Whole Loan. The Mezzanine A Loan accrues interest at a rate of 5.80000% per annum and requires interest-only payments until its maturity date.

Concurrently with the funding of the Yorkshire & Lexington Towers Whole Loan, BMO and CGMRC co-originated a mezzanine B loan in the amount of $23,100,000 to be secured by the mezzanine B borrower’s interests in the mezzanine A borrower, as collateral for the mezzanine B loan (the “Mezzanine B Loan”). The Mezzanine B Loan is coterminous with the Yorkshire & Lexington Towers Whole Loan. The Mezzanine B Loan accrues interest at a rate of 7.14000% per annum and requires interest-only payments until its maturity date.

Concurrently with the funding of the Yorkshire & Lexington Towers Whole Loan, BMO and CGMRC co-originated a mezzanine C loan in the amount of $25,000,000 to be secured by the mezzanine C borrower’s interests in the mezzanine B borrower, as collateral for the mezzanine C loan (the “Mezzanine C Loan”). The Mezzanine C Loan is coterminous with the Yorkshire & Lexington Towers Whole Loan. The Mezzanine C Loan accrues interest at a rate of 8.00000% per annum and requires interest-only payments until its maturity date.

Concurrently with the funding of the Yorkshire & Lexington Towers Whole Loan, BMO and CGMRC co-originated a mezzanine D loan in the amount of $46,400,000 to be secured by the mezzanine D borrower’s interests in the mezzanine C borrower, as collateral for the mezzanine D loan (the “Mezzanine D Loan”, collectively with the Mezzanine A Loan, the Mezzanine B Loan and the Mezzanine C Loan, the “Yorkshire & Lexington Towers Mezzanine Loans”). The Mezzanine D Loan is coterminous with the Yorkshire & Lexington Towers Whole Loan. The Mezzanine D Loan accrues interest at a rate of 9.46185345% per annum and requires interest-only payments until its maturity date.

Annex B	BMO 2022-C2

No. 1 – Yorkshire & Lexington Towers

Total Loan Metrics
	% of Total Loan	Cut-off Date LTV	UW NOI Debt Yield(1)	UW NCF DSCR(1)
A Notes	44.5%	33.3%	11.1%	3.61x
B Notes	31.0%	56.6%	6.6%	2.13x
Mezzanine Loans	24.4%	74.8%	5.0%	1.20x
(1)	The UW NOI and UW NCF includes disbursements from a Supplemental Income Reserve of $5,226,004. Please refer to “Escrows and Reserves” above.

Partial Release. Not permitted.

Ground Lease. None.

Annex B	BMO 2022-C2

No. 2 – The Lion Building

Annex B	BMO 2022-C2

No. 2 – The Lion Building

Annex B	BMO 2022-C2

No. 2 – The Lion Building

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$65,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$65,000,000	Property Type – Subtype:	Mixed Use – Industrial/Office
% of IPB:	9.2%	Net Rentable Area (SF):	172,328
Loan Purpose:	Refinance	Location:	San Francisco, CA
Borrower:	2525 16th St Property LLC	Year Built / Renovated:	1924 / 2021
Borrower Sponsors:	Angus McCarthy and Michael Moritz	Occupancy(6):	100.0%
Interest Rate:	5.19750%	Occupancy Date(6):	6/1/2022
Note Date:	6/8/2022	4th Most Recent NOI (As of)(3):	NAV
Maturity Date:	7/6/2032	3rd Most Recent NOI (As of)(3):	NAV
Interest-only Period:	120 months	2nd Most Recent NOI (As of)(3):	NAV
Original Term:	120 months	Most Recent NOI (As of)(3):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$11,675,921
Call Protection(2):	L(24),D(91),O(5)	UW Expenses:	$2,022,534
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$9,653,388
Additional Debt(1):	Yes	UW NCF:	$9,188,102
Additional Debt Balance(1):	$35,000,000	Appraised Value / Per SF(4):	$170,000,000 / $986
Additional Debt Type(1):	Pari Passu	Appraisal Date(4):	3/30/2022

Escrows and Reserves(5)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / square feet:	$580
Taxes:	$289,274	$72,319	N/A	Maturity Date Loan / square feet:	$580
Insurance:	$37,550	$7,510	N/A	Cut-off Date LTV(4):	58.8%
Replacement Reserves:	$130,000	$3,590	$86,164	Maturity Date LTV(4):	58.8%
TI / LC Reserve:	$4,946,132	Springing	N/A	UW NCF DSCR:	1.74x
Other(5)(6):	$45,289,968	$0	N/A	UW NOI Debt Yield:	9.7%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$100,000,000		100.0%	Loan Payoff(7)	$47,967,606	47.9%
Sponsor Equity	50,000		0.0	Upfront Reserves	50,692,924	50.7
				Closing Costs	1,389,470	1.4

Total Sources	$100,050,000		100.0%	Total Uses	$100,050,000	100.0%

(1)	The Lion Building Mortgage Loan (as defined below) is part of The Lion Building Whole Loan evidenced by five pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $100,000,000. The Financial Information presented above is calculated based on the outstanding balance of The Lion Building Whole Loan.

(2)	The lockout period will be at least 24 payment dates beginning with and including the first payment date in August 2022. Defeasance of The Lion Building Whole Loan in full is permitted at any time after the first payment date following the earlier to occur of (i) June 8, 2025 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 24 payments is based on the expected BMO 2022-C2 securitization closing date in July 2022. The actual lockout period may be longer.

(3)	Property does not have any operating history as it recently underwent a full renovation.

(4)	The appraisal for The Lion Building Property (as defined below) concluded an “As Complete & Stabilized” value of $167,000,000 (dated October 1, 2022) and an “As-Is Assuming No Landlord Obligations” value of $170,000,000 (dated March 30, 2022). The As-Complete & Stabilized value reflects contractual free rents being deducted throughout the respective lease term, while the “As-Is Assuming No Landlord Obligations” value assumes no free rents. Given that the subject loan requires full reserves for all outstanding landlord obligations inclusive of free rents, Cut-off Date LTV and Maturity Date LTV is calculated at 58.8% based on the “As-Is Assuming No Landlord Obligations” value. These appraised values assume that the tenant build-outs are completed and the tenants are in occupancy. The as is appraised value is $161,000,000 which represents a Cut-off Date LTV and Maturity Date LTV of 62.1%.

(5)	For a full description of Escrows and Reserves, see “Escrows and Reserves” below.

(6)	At loan closing, an economic holdback of $31,000,000 (“Embark Holdback Reserve”) was reserved equal to the value of the income stream for the tenant, Embark, which has executed its lease but has not yet taken occupancy of its space. The Embark Holdback Reserve will be released (less the amount of free rent under the Embark lease) to the borrower when Embark takes physical occupancy of its space and commences paying rent for the leased premises (anticipated to be 8/1/2022). We cannot assure you that Embark will take occupancy or commence paying rent as expected or at all. In addition, IDEO has not taken occupancy of the Second Phase (as defined under “The Property” below) space and is not required to pay rent with respect to the Second Phase space until January 1, 2023. We cannot assure you that IDEO will take occupancy of, or commence paying rent with respect to, the Second Phase space as expected or at all.

(7)	Prior to origination, The Lion Building Property was encumbered by a construction loan with an outstanding principal balance of $25,000,000 and an Intra-Company Loan (as defined below) with an outstanding principal balance of $60,891,856. The “Intra-Company Loan” was between Le Lion Building LLC (the sole member of the borrower), as borrower, and The Crankstart Foundation (the 70% owner of Le Lion Building LLC), as lender, had a scheduled maturity date of March 12, 2025, and was secured by a second lien on The Lion Building Property. At origination, The Lion Building Whole Loan proceeds were used, in part, to pay off the construction loan in full (including outstanding interest and fees) and to pay off the Intra-Company Loan for a discounted amount of $22,901,272.14.

Annex B	BMO 2022-C2

No. 2 – The Lion Building

The Loan. The second largest mortgage loan is part of a Whole Loan evidenced by five pari passu promissory notes in the aggregate original principal amount of $100,000,000 (“The Lion Building Whole Loan”). The Lion Building Mortgage Loan (as defined below) evidenced by the controlling Note A-1 and the non-controlling Note A-2-1, which has an aggregate outstanding principal balance as of the Cut-off Date of $65,000,000, will be included in the BMO 2022-C2 securitization trust (“The Lion Building Mortgage Loan”) and represents approximately 9.2% of the Initial Pool Balance. The Lion Building Whole Loan is secured by the borrower’s fee interest in a Class-A mixed use office and production distribution and repair space (“PDR”) located in San Francisco, California (“The Lion Building Property”). The Lion Building Whole Loan was originated by DBR Investments Co. Limited (“DBRI”) on June 8, 2022. The Lion Building Whole Loan proceeds were used to refinance the existing debt on The Lion Building Property, fund upfront reserves and pay origination costs. The Lion Building Whole Loan accrues interest at a fixed rate of 5.19750% per annum.

The non-controlling Note A-2-2, Note A-3 and Note A-4, are currently held by DBRI and are expected to be contributed to one or more future securitization trusts. The Lion Building Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2022-C2 securitization trust. The relationship between the holders of The Lion Building Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	BMO 2022-C2	Yes
A-2-1	$15,000,000	$15,000,000	BMO 2022-C2	No
A-2-2(1)	$15,000,000	$15,000,000	DBRI	No
A-3(1)	$10,000,000	$10,000,000	DBRI	No
A-4(1)	$10,000,000	$10,000,000	DBRI	No
Total	$100,000,000	$100,000,000

(1)	The subject notes are expected to be contributed to one or more future securitization trust(s).

The Property. The Lion Building Property is a 172,328 square foot four-story mixed use PDR/office building located in the Potrero Hill district and the “Mission/Potrero Hill” PDR submarket of San Francisco, California. The Property was originally built in 1924 to house the manufacturing operations of local syrup maker Lyons-Magnus, which continued on-site through the early 1970’s and underwent a renovation and reposition in 2021 to Class A PDR and office building. The Lion Building Property offers traditional office, media production, design, experimental marketing, event, sales, warehousing, fulfillment and showroom space. The Lion Building Property features 15’ to 17’ ceiling heights, large open floor plates, four roll-up doors, two brand new elevators (1 passenger/1 freight), heavy power (2,000-4,000 amp/277/480 volts), new HVAC, and a new rooftop deck.

The borrower sponsors purchased The Lion Building Property in March 2018 and subsequently began renovations in the fall of 2018. In total, the borrower sponsors have invested approximately $14.9 million ($86.4 PSF) on base building renovations, $13.6 million ($78.8 PSF) on tenant improvements and $3.1 million ($17.8 PSF) on leasing commissions, and approximately $460,000 on legitimizing permitted office use. Concurrent with the renovation efforts, the borrower sponsors began marketing The Lion Building Property for lease and in July 2019 signed a lease with IDEO, a globally recognized design and consulting firm. In May 2021, the borrower sponsor signed a lease with Embark Trucks (NASDAQ: EMBK), a self-driving truck company, for the remainder of the space at The Lion Building Property. See “Major Tenants” below for more information.

The property is zoned PDR-1-G, which allows for a wide variety of uses including traditional industrial uses of manufacturing, construction, and repair to more modern industrial uses including lab, food service, media production, robotics and autonomous vehicles. PDR-1-G limits office use to accessory office space that supports the PDR use up to 1/3 of the overall PDR space. Due to the historic partial office use at The Lion Building Property, the borrower sponsor worked with the City of San Francisco and legitimized 43,569 square feet of space for pure office use at the building.

As of June 1, 2022, The Lion Building Property was 100.0% leased to two tenants: IDEO (69.4% of NRA) and Embark Trucks (30.6% of NRA, NASDAQ: EMBK), although Embark Trucks has not yet taken occupancy of its space and is not yet paying rent. We cannot assure you that Embark Trucks will take occupancy or commence paying rent as expected or at all. The IDEO leased premises is comprised of two phases of buildouts: (i) the “First Phase” space (as defined below), which consists of 85,104 square feet, and (ii) the “Second Phase” space, which consists of 34,409 square feet of the 3rd floor. IDEO has taken occupancy of the First Phase space and rent commenced on the First Phase space on April 18, 2022. IDEO has not taken occupancy of the Second Phase space and is not required to commence paying rent on the Second Phase space until January 1, 2023. We cannot assure you that IDEO will take occupancy of, or commence paying rent on, the Second Phase space as expected or at all.

Annex B	BMO 2022-C2

No. 2 – The Lion Building

Major Tenants. The two largest tenants based on underwritten base rent are IDEO and Embark Trucks.

IDEO (119,513 square feet, 69.4% of NRA; 67.8% underwritten base rent) is a privately held, design and consulting firm with offices in the U.S. (Cambridge, Chicago, New York Palo Alto, San Francisco), England (London), Germany (Munich), Japan (Tokyo), and China (Shanghai). It was founded in Palo Alto, California in 1978. The company uses a design thinking approach to design products, services, environments, and digital experiences. IDEO’s organizational culture consists of project teams, flat hierarchy, individual autonomy, creativity, and collaboration. The firm currently employs over 600 people across 23 design capabilities including digital, environment, government and health and wellness. As of December 31, 2021, IDEO reported $158 million in total revenue and $26 million in net income (an increase from $10.8 million in 2020). In addition, IDEO reported $7.2 million in cash and $21 million in accounts receivables.

IDEO signed a 12-year lease which initially expires in April 2034 with two, five-year renewal options and no termination options. The rent commencement date for the Phase 1 space (2nd floor, 10,000 square feet of 3rd floor, 4th floor, and rooftop deck) was April 18, 2022 and rent commencement for the Phase 2 space (34,409 square feet of the 3rd floor) will be on January 1, 2023. Base Rent is required to increase 2.75% annually. The tenant provided to the landlord a security deposit equal to $4,631,047.21 as security for the full and faithful performance by the tenant of its obligations under the lease. So long as the tenant is not in default, at the end of the 60th month of the lease term, the amount of the security deposit will be reduced to $2,778,628.32. The lease is guaranteed by Kyu Investment Incorporated, a New York corporation.

The Lion Building is expected to serve as IDEO’s new headquarters location for design, production, R&D, and corporate office uses. According to the sponsor, IDEO has invested approximately $7.2 million ($60 PSF) into their space. All of the equipment is in place and operational at The Lion Building. The “First Phase” of IDEO’s buildout was designed for 450 people to be on site. As of the week of May 9, 2022, approximately one-fourth to one-third of the maximum occupancy is on site at any given moment and is expected to increase in phases.

●	2nd Floor – The wood shop, metal shop, spray booth, and 3D Print room are all located on the 2nd floor. The metal shop has a dock-high roll up door which allows for the movement of materials and equipment. The second floor also has a Flex Project room which allows for the custom configuration for the assembly and production of prototypes, etc.

●	3rd Floor (10,000 square feet, Phase 1) – this floor includes the photo studio and audio/video production rooms. This allows for on-site capture and pot production of content.

●	4th Floor – this floor includes additional video and audio production rooms. It is also home to their test kitchen and playlab, where prototypes for toys and children’s games are tested. The CEO’s office is also on the 4th floor. It is the only hard walled office. The office space is all open plan and the majority of that is on the 4th floor.

Embark Trucks (52,815 square feet, 30.6% of NRA; 32.2% underwritten base rent), Embark Trucks (“Embark”) develops technologically advanced autonomous driving software for the truck freight industry. Embark’s products include Embark Driver (a per-mile software license), Embark Guardian (an autonomous fleet management solution that provides remote vehicle monitoring, dispatching, and access to real-time data), and Embark Universal Interface (a set of standardized self-driving components).

In May 2021, Embark signed a seven-year lease with one, five-year renewal option and a termination option on the last day of the 6th year of the lease term. Embark is not yet in occupancy of its space. Rent will commence upon substantial completion and delivery of the ground floor/mezzanine space, which is anticipated to be in August 2022. If the landlord fails to deliver the premises in the condition required under the lease on or before January 7, 2023, Embark will be granted a credit equal to one day of base rent for each day of delay until completion of the landlord’s base building work for the ground floor/mezzanine space. Delays resulting from changes to plans requested by the tenant, force majeure or delay by the tenant in furnishing information or responding to requests will not extend the rent commencement date. If the landlord fails to deliver the premises in the condition required under the lease on or before October 7, 2022, Embark may terminate the lease at any time prior to substantial completion of the required work, in which case the landlord will be required to refund the security deposit to Embark. We cannot assure you that the premises will be delivered or the rent will commence as expected or at all.

At loan closing, an Embark Holdback Reserve in the amount of $31,000,000 was reserved with an amount equal to the income stream from Embark. When Embark takes physical occupancy and commences paying rent for the leased premises (anticipated to be August 1, 2022), the Embark Holdback Reserve net of Embark’s free rents ($2,321,111) will be released to the borrower. We cannot assure you that Embark will take occupancy or commence paying rent as expected or at all. If the borrower sponsor fails to deliver the leased premises and rent has not commenced by the date 36 months after the loan closing, the borrower has the right (but not obligation) to partially defease the loan in an amount equal to the Embark Holdback Reserve.

COVID-19 Update. As of June 8, 2022, The Lion Building Whole Loan is not subject to any forbearance, modification or debt service relief request. The first payment date for The Lion Building Whole Loan is August 6, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Annex B	BMO 2022-C2

No. 2 – The Lion Building

Environmental. According to a Phase I environmental report dated March 28, 2022 (“ESA”), no REC’s were identified and no further site investigation was recommended, except the ESA identified a historical REC relating to an underground storage tank that used to be located at The Lion Building Property and an associated gasoline release in 1997.

Historical and Current Occupancy
2019(1)	2020(1)	2021(1)	Current(2)(3)
NAV	NAV	NAV	100.0%
(1)	The historical occupancy is not available because of recent renovation.

(2)	Based on the underwritten rent roll dated June 1, 2022.

(3)	Embark and IDEO are included in the current occupancy, although Embark is not currently in occupancy and IDEO is not currently in occupancy with respect to Second Phase.

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (square feet)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total Base Rent	Lease Expiration Date
IDEO(3)(4)	NR/NR/NR	119,513	69.4%	$66.60	$7,959,540	67.8%	4/30/2034
Embark Trucks(5)(6)	NR/NR/NR	52,815	30.6	$71.50	3,776,273	32.2	7/31/2029
Largest Tenants		172,328	100.0%	$68.10	$11,735,813	100.0%
Total Occupied		172,328	100.0%	$68.10	$11,735,813	100.0%
Vacant		0	0.0%
Total / Wtd. Avg.		172,328	100.0%
(1)	Based on the underwritten rent roll dated June 1, 2022.

(2)	In some instances, ratings provided are those of the parent company or government of the entity shown, whether or not the parent company or government guarantees the lease.

(3)	All of the “Second Phase” space (34,409 SF of 3rd Floor) is built out with drop ceilings, offices and conference rooms, carpet and tiles. IDEO has agreed to a firm rent commencement date of January 1, 2023 for the Second Phase. The Second Phase space can be occupied immediately. There are no termination options tied to the Second Phase space.

(4)	UW Base Rent is inclusive of the IDEO Second Phase that is not currently in occupancy. This space accounts for approximately 20.0% of NRA and 18.5% of UW Base Rent.

(5)	Embark Trucks has a termination option on the last day of the sixth year of the lease term (which lease is anticipated to commence on August 1, 2022). Additionally, if the landlord fails to deliver the premises in the condition required under the lease on or before October 7, 2022, Embark Trucks may terminate the lease at any time prior to substantial completion of the required work, in which case the landlord will be required to refund the security deposit to Embark Trucks.

(6)	UW Base Rent is inclusive of the Embarks Trucks space, although Embark Trucks is not currently in occupancy or paying rent. We cannot assure you that Embark Trucks will occupy the premises or commence paying rent as expected or at all. The Embark Trucks space accounts for approximately 30.6% of NRA and 32.2% of UW Base Rent.

Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2022	0	0	0.0	$0	0.0%	0	0.0%	0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	0	0.0%
2029	1	52,815	30.6	3,776,273	32.2	52,815	30.6%	$3,776,273	32.2%
2030	0	0	0.0	0	0.0	52,815	30.6%	$3,776,273	32.2%
2031	0	0	0.0	0	0.0	52,815	30.6%	$3,776,273	32.2%
2032	0	0	0.0	0	0.0	52,815	30.6%	$3,776,273	32.2%
2033 & Beyond	1	119,513	69.4	7,959,540	67.8	172,328	100.0%	$11,735,813	100.0%
Total	2	172,328	100.0%	$11,735,813	100.0%
(1)	Based on the underwritten rent roll dated June 1, 2022.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring are inclusive of the Embark Trucks space and the IDEO Second Phase that are not currently in occupancy. The Embark Trucks space accounts for approximately 30.6% of NRA and 32.2% of UW Base Rent, and the IDEO Second Phase space accounts for approximately 20.0% of NRA and 18.5% of UW Base Rent.

Annex B	BMO 2022-C2

No. 2 – The Lion Building

Underwritten Net Cash Flow(1)(2)
	Underwritten	Per Square Foot	%(3)
Base Rent(4)	$11,735,813	$68.10	98.7%
Rent Step	155,599	0.90	1.3
Gross Potential Rent	$11,891,412	$69.00	100.0%
Vacancy	(614,522)	(3.57)	(5.2)
Reimbursements	399,032	2.32	3.4
Effective Gross Income	$11,675,921	$67.75	98.2%

Total Expenses	$2,022,534	$11.74	17.0%

Net Operating Income	$9,653,388	$56.02	81.2%
Total TI / LC, Capex / RR	465,286	2.70	3.9
Net Cash Flow	$9,188,102	$53.32	77.3%

(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	Historical financials are unavailable due to recent renovation of the Lion Building Property.

(3)	% represents the percentage of Gross Potential Rent.

(4)	Underwritten Base Rent is inclusive of the Embark Trucks and IDEO Second Phase spaces that are not currently in occupancy. The Embark Trucks space accounts for approximately 30.6% of NRA and 32.2% of Underwritten Base Rent, and the IDEO Second Phase space accounts for approximately 20.0% of NRA and 18.5% of Underwritten Base Rent.

The Market. The Lion Building Property is located between San Francisco’s Mission, SOMA, Potrero Hill, and Showplace Square districts and is walking distance to many amenities, including some of San Francisco’s most critically acclaimed restaurants and shops. The Lion Building Property is easily accessible and well-served by multiple modes of transportation including both MUNI, and BART, and is within a five-minute drive of both Highway 101 and Interstate 80. In addition, The Lion Building Property is within a five-minute walk of multiple public transit lines, including four bus lines that stop within one block of The Lion Building Property.

The Lion Building Property is located in the Mission area within the city of San Francisco. The Lion Building Property’s neighborhood represents a center of commerce, recreation, and diversity. The region features outdoor activities, cultural institutions, Michelin-starred restaurants, and a bustling art and music scene. Further, the area greatly benefits from the city’s transportation linkages and infrastructure.

The Lion Building Property is located in San Francisco, California within the Mission/Potrero office submarket. As of November 2021, the Mission/Potrero submarket contained nearly 3.6 million square feet of office space. Through the third quarter of 2021, the submarket witnessed 184,050 square feet of negative net absorption. This corresponded with a vacancy rate of 12.7%, up from 7.8% at the end of 2020.

The Lion Building Property is also located within the Mission/Potrero industrial submarket. As of May 2022, the Mission/Potrero submarket contained nearly 10.1 million square feet of industrial space. Through the third quarter of 2021, the submarket witnessed 44,935 square feet of positive net absorption. This corresponded with a vacancy rate of 7.7%, down from 7.9% at the end of 2021.

The comparable PDR/Lab leases indicated starting rental rates that ranged from $3.83 to $7.16 per square foot per month on an industrial gross basis, averaging $5.72 per square foot per month. The comparable leases ranged in size from 14,601 to 235,000 square feet. In-term rent increases are being achieved, with three percent annual increases most common.

Annex B	BMO 2022-C2

No. 2 – The Lion Building

The following table summarizes the comparable PDR leases in the surrounding market.

	Comparable PDR Leases Summary(1)
Property/Address	Location	Year Built / Renovated	Tenant Name	Lease Start Date	Term (mos.)	Lease Type	Tenant Size (square feet)	UW Base Rent Per square feet
The Lion Building(2)	San Francisco, CA	1924/2021	Embark Trucks	8/2022	84	IG	52,815	$68.10
Mariposa Square	San Francisco, CA	1923/NAP	Open AI	1/2022	120	IG	106,000	$66.00
Alexandia Center - B1	San Francisco, CA	2008/NAP	Fibrogen	9/2021	60	IG	235,000	$72.00
1155 Bryant	San Francisco, CA	1919/2016	Mission Barns	8/2021	120	IG	32,451	$77.04
Pier 70	San Francisco, CA	1900/2017	Astranis	7/2021	81	IG	130,000	$63.00
De Haro Place	San Francisco, CA	1927/2013	Initae	5/2021	120	IG	51,855	$85.92
2101 Mission	San Francisco, CA	1916/2020	Dandelion Chocolate	3/2021	102	IG	14,601	$45.96
Total/Wtd. Avg.(3)					86		569,907	$70.00

(1)	Source: Appraisal

(2)	Based on the underwritten rent roll dated June 1, 2022.

(3)	Total/Wtd.Avg. does not include The Lion Building Property.

The Borrower. The borrower is 2525 16th St Property LLC a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Lion Building Whole Loan.

The Borrower Sponsors. The borrower sponsor and non-recourse carveout guarantors for The Lion Building Whole Loan are Angus McCarthy and Michael Moritz. McCarthy began working in the construction industry in the early 1990s and has operated his company since the mid-1990s. McCarthy’s current portfolio includes the subject property and three other commercial buildings (totaling roughly 110,000 square feet) in San Francisco. In addition, McCarthy also owns seven rental units. Michael Moritz is a Welsh billionaire venture capitalist. Moritz is currently the Chairman of Sequoia Capital where he has worked since 1986. Moritz represented Sequoia in its investments in Google, Yahoo, LinkedIn, PayPal, Flextronics, Instacart, Stripe, Kayak, Pure Digital, and Zappos.com.

Property Management. The Lion Building Property is managed by W2 Property Management, Inc., a third party property management company.

Escrows and Reserves. At loan origination, the borrower deposited approximately (i) $289,274 into a tax reserve, (ii) $37,550 into an insurance reserve, (iii) $130,000 into a capex reserve, (iv) $7,720,741 into a security deposit comprised of $4,631,047 for IDEO and $3,089,694 for Embark, (v) $5,304,696 into a free rent reserve (vi) $1,264,531 into a gap rent reserve, (vii) $4,946,132 into a TI/LC reserve and (viii) $31,000,000 into the Embark Holdback Reserve.

Tax Reserve – On each due date, the borrower is required to fund 1/12 of the taxes (initially approximately $72,319), that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Insurance Reserve – On each due date, the borrower is required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be required for the renewal of the insurance coverage (initially approximately $7,510).

Capital Expenditure Reserve – On each due date, the borrower is required to fund a capital expenditure reserve in the amount of approximately $3,590. The deposits are capped at $86,164, exclusive of the initial deposit until the related sidewalk work is completed.

TI / LC Reserve — On a monthly basis during the continuance of a Trigger Period, the borrower is required to escrow an amount equal to $21,541.00 for tenant improvement and leasing costs.

Embark Holdback Reserve – The Embark Holdback Reserve in the amount of $31,000,000 was reserved at origination with the holdback amount being equivalent to the income stream from Embark. When Embark takes physical occupancy and commences paying rent for the leased premises (anticipated to be 8/1/2022), economic holdback net of Embark’s free rents ($2,321,111) will be released to Borrower. If the borrower sponsor fails to deliver the leased premises and rent has not commenced by the date 36 months after the loan closing, the borrower has the right (but not obligation) to defease the loan in an amount equal to the economic holdback funds.

Annex B	BMO 2022-C2

No. 2 – The Lion Building

Lockbox / Cash Management. The Lion Building Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause all rents to be deposited directly into the lender-controlled lockbox account. The Lion Building Whole Loan documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within one business day of receipt. During the continuance of a Trigger Period, funds on deposit in the lockbox account are required to be swept on a daily basis into a lender-controlled cash management account and applied on each payment date (i) to make deposits into the tax and insurance reserves, (ii) to pay debt service on The Lion Building Whole Loan, (iii) to make deposits into the capital expenditure and TI / LC reserves, (iv) to pay (I) the lesser of lender-approved budgeted operating expenses and actual operating expenses, minus (II) the amount by which lender-approved budgeted operating expenses exceeded actual operating expenses in prior months, to the extent not previously deducted pursuant to this clause (II), and (v) to pay lender-approved extraordinary expenses, if any, with any excess cash after such application required to be deposited (A) if a Lease Sweep Period (as defined below) is continuing, into a lease sweep reserve (the “Lease Sweep Reserve”) to be applied to pay the costs of re-tenanting the applicable space, or (B) if no Lease Sweep Period is continuing, and any other Trigger Period is continuing, into a lender-controlled account to be held as additional collateral for The Lion Building Whole Loan during such Trigger Period.

A “Trigger Period” will commence upon (i) the occurrence of an event of default under The Lion Building Whole Loan (ii) a Low DSCR Period (as defined below) or (iii) the commencement of a Lease Sweep Period, and will end, if (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender, (B) with respect to a Trigger Period continuing due to clause (ii), the Low DSCR Period has ended, or (C) with respect to a Trigger Period continuing due to clause (iv), the Lease Sweep Period has ended.

A “Low DSCR Period” will commence if the debt service coverage ratio (“DSCR”) of The Lion Building Whole Loan is less than 1.20x based on The Lion Building Whole Loan documents as of the last day of any calendar quarter, however if any tenant is subject to a Tenant Adjustment Event (as defined below), then the underwritten net cash flow as of the most recent calendar quarter may be immediately adjusted downward by the lender and to the extent said adjustment results in a DSCR that is below 1.20x, a Low DSCR Period will immediately commence, and will end upon The Lion Building Property achieving a DSCR of at least 1.25x for two consecutive calendar quarters.

A “Tenant Adjustment Event” will mean the exclusion of (i) amounts representing non-recurring items and (ii) amounts received from (1) tenants not currently in occupancy and paying full, unabated rent (unless all abated rent has been deposited with the lender), (2) tenants affiliated with the borrower or non-recourse guarantor, (3) tenants in default or in bankruptcy, (4) tenants under (x) month-to-month leases and (y) leases where the term is set to expire in the next two (2) succeeding calendar quarters (or (5) tenants under leases where the tenant thereunder has a renewal option and has failed to exercise such renewal option within the time period set forth in the lease or has given notice of intent to vacate.

A “Lease Sweep Period” will commence (a) upon the earlier of (i) the date that is 12 months prior to the expiration of a Sweep Lease (defined below) or the date on which a termination option thereunder may be exercised or (ii) upon the date required under the Sweep Lease by which the sweep tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised) or (iii) 12 months prior to The Lion Building Whole Loan maturity date (if a Sweep Tenant’s lease expires within 12 months after the maturity date); (b) upon the early termination, early cancellation or early surrender of a Sweep Lease or upon the borrower’s receipt of notice by a Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of its Sweep Lease; (c) if a Sweep Tenant has ceased operating its business (i.e., “goes dark”) in its space (or any material portion thereof) at The Lion Building Property (a “Go Dark Event”); (d) upon a default under a Sweep Lease by a Sweep Tenant beyond any applicable notice and cure period, or (e) upon a bankruptcy or insolvency proceeding of a Sweep Tenant or its parent.

A Lease Sweep Period will end once the applicable Lease Sweep Period has been cured or the space demised under the Sweep Lease has been re-tenanted pursuant to one or more qualified leases as defined in The Lion Building Whole Loan documents (or, if applicable, the applicable Sweep Lease has been renewed pursuant to its terms) and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Reserve to cover all anticipated tenant improvements and leasing commissions and free and/or abated rent in connection therewith (and in the case of replacement leases, any debt service and operating shortfalls relating to the delay in the commencement of full rent payments) (the “Lease Sweep Re-tenanting Costs”). A Lease Sweep Period will also cease on the date on which the following amounts have accumulated in the Lease Sweep Reserve: (x) $50 per square foot with respect to any portion of the space demised under the applicable Sweep Lease that has not been re-tenanted; and (y) to the extent a portion of the space demised under the applicable Sweep Lease has been re-tenanted pursuant to one or more qualified leases, in the lender’s judgment, sufficient funds to cover all anticipated Lease Sweep Re-tenanting Costs related to the space that has been re-tenanted.

A “Sweep Lease” means (i) IDEO lease, (ii) the Embark Trucks lease, or (iii) any replacement lease of the foregoing leases that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the applicable Lease Sweep Space.

Annex B	BMO 2022-C2

No. 2 – The Lion Building

A “Lease Sweep Space” means the space demised under the applicable Sweep Lease.

Subordinate and Mezzanine Debt. None

Partial Release. Not permitted.

Ground Lease. None.

Annex B	BMO 2022-C2

No. 3 – KB Portfolio

Annex B	BMO 2022-C2

No. 3 – KB Portfolio

Annex B	BMO 2022-C2

No. 3 – KB Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$55,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$55,000,000	Property Type – Subtype:	Various – Various
% of IPB:	7.8%	Net Rentable Area (SF):	283,488
Loan Purpose(2):	Acquisition	Location:	Various
Borrower:	KB Diversified Healthcare 60, DST	Year Built / Renovated:	Various / Various
Borrower Sponsor:	Jeffrey A. Pori	Occupancy:	92.8%
Interest Rate:	5.06000%	Occupancy Date:	Various
Note Date:	5/19/2022	4th Most Recent NOI (As of)(5):	NAV
Maturity Date:	6/1/2032	3rd Most Recent NOI (As of)(5):	NAV
Interest-only Period:	120 months	2nd Most Recent NOI (As of)(5):	NAV
Original Term:	120 months	Most Recent NOI (As of)(5):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	92.4%
Amortization Type:	Interest Only	UW Revenues:	$9,334,318
Call Protection(3):	L(25),D(92),O(3)	UW Expenses:	$2,610,997
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$6,723,321
Additional Debt(1):	Yes	UW NCF:	$6,666,623
Additional Debt Balance(1):	$25,000,000	Appraised Value / Per SF(6):	$139,000,000 / $490
Additional Debt Type(1):	Pari Passu	Appraisal Date:	4/15/2022

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$282
Taxes:	$141,309	$30,220	N/A	Maturity Date Loan / SF:	$282
Insurance:	$0	Springing	N/A	Cut-off Date LTV(6):	57.6%
Replacement Reserves:	$600,000	Springing	$600,000	Maturity Date LTV(6):	57.6%
TI / LC Reserve:	$4,500,000	Springing	$4,500,000	UW NCF DSCR:	1.62x
Other:	$133,915	$0	N/A	UW NOI Debt Yield:	8.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$80,000,000	55.8%	Purchase Price(2)	$132,375,000	92.4%
Borrower Sponsor Equity	63,326,923	44.2	Closing Costs	5,576,699	3.9
			Reserves	5,375,224	3.8
Total Sources	$143,326,923	100.0%	Total Uses	$143,326,923	100.0%
(1)	The KB Portfolio Mortgage Loan (as defined below) is part of a whole loan evidenced by four pari passu notes with an aggregate original principal balance of $80,000,000. The financial information presented in the charts above is based on the $80,000,000 KB Portfolio Whole Loan (as defined below).

(2)	A borrower sponsor-affiliate acquired six of the KB Portfolio Properties between July 2021 and February 2022 and subsequently sold each of the six properties to the borrower at the origination of the KB Portfolio Whole Loan. The remaining four KB Portfolio Properties were acquired from multiple third-party sellers at the origination of the KB Portfolio Whole Loan.

(3)	The lockout period will be at least 25 payments beginning with and including the first payment date of July 1, 2022. Defeasance of the KB Portfolio Whole Loan in whole is permitted after two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 25 payments is based on the closing date of this transaction in July 2022. The actual lockout period may be longer.

(4)	For a full description of escrows and reserves, please refer to “Escrows and Reserves” below.

(5)	Historical financials are not available due to the borrower or a borrower sponsor-affiliate acquiring the KB Portfolio Properties (as defined below) from multiple sellers between July 2021 and May 2022.

(6)	The Appraised Value reflects a portfolio premium of approximately 7.5% over the aggregate “as-is” value of the individual KB Portfolio Properties. The sum of the values on an individual basis is $129,290,000, which represents a Cut-off Date LTV and Maturity Date LTV of 61.9%.

The Loan. The third largest mortgage loan is part of a whole loan evidenced by four pari passu promissory notes in the aggregate original principal amount of $80,000,000 (the “KB Portfolio Whole Loan”), which is secured by first priority fee mortgages encumbering eight medical office properties, one CBD office property, and one single-tenant retail property located in eight states (the “KB Portfolio Properties”). The controlling Note A-1 and non-controlling Note A-3 (collectively, the “KB Portfolio Mortgage Loan”), with an aggregate original principal balance of $55,000,000, will be included in the BMO 2022-C2 securitization trust. The non-controlling Note A-2 and Note A-4, with an aggregate original principal amount of $25,000,000, are currently held by KeyBank and are expected to be contributed to one or more future securitization trusts. The KB Portfolio Whole Loan will be serviced pursuant to the pooling and servicing agreement for

Annex B	BMO 2022-C2

No. 3 – KB Portfolio

the BMO 2022-C2 securitization. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	BMO 2022-C2	Yes
A-2	$20,000,000	$20,000,000	KeyBank(1)	No
A-3	$15,000,000	$15,000,000	BMO 2022-C2	No
A-4	$5,000,000	$5,000,000	KeyBank(1)	No
Total	$80,000,000	$80,000,000
(1)	Expected to be contributed to one or more future securitization(s).

The Properties. The KB Portfolio Properties consist of eight medical office buildings, one CBD office building, and one single-tenant retail building, with an aggregate of 283,488 square feet. The KB Portfolio Properties span across eight states and nine metropolitan areas. The KB Portfolio Properties have a combined 92.8% occupancy, with seven of the KB Portfolio Properties occupied by single tenants. The three multi-tenant properties include New Orleans MOB, Carmichael MOB and Port Arthur Dialysis. Three properties that represent approximately 46.4% of underwritten base rent are 100.0% leased to investment grade tenants or subsidiaries of investment grade companies. The borrower acquired the KB Portfolio Properties for a combined purchase price of $132.4 million, resulting in a loan-to-purchase ratio of 60.4%.

Portfolio Summary
Property Name / Location	Property Type / Subtype	Year Built / Renovated	Net Rentable Area (SF)	Allocated Whole Loan Cut-off Date Balance	% of Allocated Whole Loan Cut-off Date Balance	Appraised Value(1)	% of Appraised Value(1)	UW NCF	% of UW NCF
Walgreens - Las Vegas Las Vegas, NV	Retail / Single Tenant	2015 / NAP	18,100	$31,736,000	39.7%	$50,000,000	38.7%	$2,485,407	37.3%
Waystar Building Louisville, KY	Office / CBD	2009 / 2014	128,710	18,100,000	22.6	30,200,000	23.4	1,612,650	24.2
Fresenius Kidney Care Arleta, CA	Office / Medical	1965 / 2019	10,075	5,544,000	6.9	8,960,000	6.9	497,982	7.5
Tower Health Womelsdorf, PA	Office / Medical	2021 / NAP	11,000	4,500,000	5.6	7,600,000	5.9	381,178	5.7
New Orleans MOB New Orleans, LA	Office / Medical	1990 / 2012	21,619	4,393,000	5.5	7,100,000	5.5	424,376	6.4
Penn State Health Temple, PA	Office / Medical	1955 / 2020	14,200	4,200,000	5.3	6,800,000	5.3	247,888	3.7
Carmichael MOB Hudson, WI	Office / Medical	2004 / NAP	26,517	3,898,000	4.9	6,300,000	4.9	428,900	6.4
Port Arthur Dialysis Port Arthur, TX	Office / Medical	1978 / NAP	38,466	2,809,000	3.5	4,540,000	3.5	156,848	2.4
Auburn Medical Auburn, NH	Office / Medical	2017 / NAP	7,704	2,784,000	3.5	4,500,000	3.5	247,572	3.7
Berkley Eye Institute, PA Humble, TX	Office / Medical	2019 / NAP	7,097	2,036,000	2.5	3,290,000	2.5	183,824	2.8
Total				$80,000,000	100.0%	$139,000,000	100.0%	$6,666,623	100.0%
(1)	The Total Appraised Value reflects a portfolio premium of approximately 7.5% over the aggregate “as-is” value of the individual KB Portfolio Properties. The sum of the values on an individual basis is $129,290,000. % of Appraised Value is calculated as a percentage of the $129,290,000 sum of individual values.

Walgreens - Las Vegas. The Walgreens - Las Vegas property consists of air rights and interior items of an 18,100 square foot ground floor retail space within a larger two-story, 37,499 square foot retail building located on the north end of the Las Vegas Strip in Las Vegas, Nevada. The remaining non-collateral includes the physical structure of the entire building and the second floor retail space, surface parking and parking garage. Constructed in 2015, the Walgreens - Las Vegas property is 100.0% occupied by Walgreens. The Walgreens - Las Vegas property benefits from a location at the hard corner intersection of South Las Vegas Boulevard and Sahara Avenue, just south of the STRAT hotel, casino and skypod, which has recently undergone a $110 million renovation, and just north of the SAHARA Las Vegas hotel and casino, which has recently begun a $150 million renovation. Pursuant to a 2014 reciprocal easement agreement, the Walgreens - Las Vegas property will have perpetual access to (i) the 22 surface level parking spaces and the 154-space parking garage and (ii) the surface level pedestrian ingress and egress access points.

Waystar Building. The Waystar Building property consists of a 128,710 square foot, 11-story mid-rise office building located on the west side of downtown Louisville, Kentucky, at the intersection of South 9th Street and West Market Street situated on 0.54 acres. The building improvements were constructed in 2009 and renovated in 2014. The first floor contains a conference center and a cafeteria. Parking is provided by a basement parking garage that accommodates 14 vehicles, and there are numerous surrounding public parking lots and garages as well. The Waystar Building property is 100.0% leased to Waystar Technologies, Inc. (“Waystar”). A cell tower leased to

Annex B	BMO 2022-C2

No. 3 – KB Portfolio

Verizon Wireless is also located on the Waystar Building property. Interstates 64 and 65 are the nearest major thoroughfares, located within two miles of the Waystar Building property.

Fresenius Kidney Care. The Fresenius Kidney Care property consists of a 10,075 square foot medical office building located in Arleta, California. Situated on 0.62 acres, the Fresenius Kidney Care property was constructed in 1965 and fully renovated in 2019. The Fresenius Kidney Care property is 100% leased to Fresenius Kidney Care. Parking is provided by a 37-space surface parking lot (approximately 3.67 parking spaces per 1,000 square feet of NRA). The Fresenius Kidney Care property is located on the northern side of Osborne Street just north of the intersection of Woodman Avenue and Osborne Street, which is a main commercial district in the neighborhood. Local and regional access is provided by the 5 Freeway approximately one mile northeast and the 405 Freeway approximately two miles to the west.

COVID-19 Update. As of May 19, 2022, the KB Portfolio Properties are open and operating. Tenants representing approximately 100% of the occupied square footage at the KB Portfolio Properties and approximately 100% of the underwritten base rent made their April 2022 and May 2022 rental payments. As of the date of this term sheet, the KB Portfolio Whole Loan is not subject to any forbearance, modification or debt service relief request.

Major Tenants. The three largest tenants based on underwritten base rent are Walgreens, Waystar and Fresenius Kidney Care.

Walgreens (18,100 square feet; 6.4% NRA; 35.8% of underwritten base rent): Walgreens is a chain of pharmacy and convenience stores owned by Walgreens Boots Alliance (“WBA”) (rated Baa2/BBB by Moody’s/S&P). Walgreens sells prescription and non-prescription drugs, as well as an assortment of retail products including health and wellness, beauty, personal care, and consumables and general merchandise. WBA is an integrated healthcare, pharmacy and retail company with a presence in nine countries through its portfolio of consumer brands that include Walgreens, Boots, and Duane Reade, among others. WBA’s retail footprint totals over 13,000 locations across the United States, Europe and Latin America. WBA employs more than 315,000 team members, including nearly 35,000 pharmacists. Walgreens has leased the entire Walgreens - Las Vegas property since it was constructed in 2015, under a lease that can be terminated by Walgreens on March 31, 2040, and every five years thereafter until the final lease maturity of March 31, 2090.

Waystar (128,710 square feet; 45.4% NRA; 23.4% of underwritten base rent): Waystar (rated B3/B-/B- by Moody’s/S&P/Fitch), formerly ZirMed, Inc., is a privately-held technology company that provides healthcare information and software solutions to health systems and hospitals throughout the United States. Waystar utilizes its cloud-based platform to help healthcare providers across all care settings streamline workflows and improve financial performance. With over 20 years in the industry, Waystar’s platform is used by more than half a million providers, 1,000 health systems and hospitals, and 5,000 payers and health plans and integrates with all major hospital information and practice management systems. Waystar has leased the entire Waystar Building property since 2014, through a 20-year lease that expires in January 2034. The lease contains three, five-year extension options and no early termination options.

Fresenius Kidney Care (10,075 square feet; 3.6% NRA; 6.9% of underwritten base rent): As a subsidiary of Fresenius Medical Care, Fresenius Kidney Care serves patients through a nationwide network of dialysis centers. Fresenius Medical Care (rated Baa3/BBB/BBB-by Moody’s/S&P/ Fitch) provides renal care services through a global network of 4,153 dialysis clinics in approximately 150 countries and cares for more than 345,000 patients. In addition to providing dialysis services, Fresenius Medical Care is a supplier of dialysis products, including dialysis machines, dialyzers, and related disposables, with 42 production sites on all continents. Fresenius Kidney Care has leased the entire Fresenius Kidney Care property since May 2019, through a 15-year lease that expires in May 2034. The lease contains three, five-year renewal options and no early termination options.

Environmental. According to the Phase I environmental assessments dated between June 2021 and April 2022, there was no evidence of any recognized environmental conditions at the KB Portfolio Properties.

The following table presents certain information relating to the historical occupancy of the KB Portfolio Properties:

Historical and Current Occupancy
2019(1)	2020(1)	2021(1)	Current(2)
100.0%	100.0%	100.0%	92.8%
(1)	Historical occupancies reflect only the seven single tenant KB Portfolio Properties, as the information was unavailable for the three multi-tenant properties, New Orleans MOB, Carmichael MOB and Port Arthur Dialysis.

(2)	Current occupancy is based on the underwritten rent rolls as of April 1, 2022, for the New Orleans MOB, Carmichael MOB and Port Arthur Dialysis properties and as of May 19, 2022, for all other KB Portfolio Properties.

Annex B	BMO 2022-C2

No. 3 – KB Portfolio

The following table presents certain information relating to the largest tenants based on underwritten base rent of the KB Portfolio Properties:

Top Tenant Summary(1)
Tenant	Property	Ratings Moody’s/S&P/ Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent	Lease Exp. Date
Walgreens	Walgreens - Las Vegas	Baa2/BBB/NR	18,100	6.4%	$143.65	$2,600,004	35.8%	3/31/2040	(4)
Waystar Technologies, Inc.	Waystar Building	B3/B-/B-	128,710	45.4	$13.24	1,704,000	23.4	1/31/2034
Fresenius Kidney Care	Fresenius Kidney Care	Baa3/BBB/BBB-	10,075	3.6	$50.12	505,006	6.9	5/31/2034
Tower Health Medical Group	Tower Health	NR/BB-/B+	11,000	3.9	$38.32	421,479	5.8	9/30/2036
East Jefferson General Hospital	New Orleans MOB	NR/NR/NR	15,547	5.5	$21.00	326,487	4.5	7/31/2024
Major Tenants			183,432	64.7%	$30.29	$5,556,976	76.5%
Other Tenants			79,696	28.1%	$21.45	$1,709,681	23.5%
Occupied Collateral Total / Wtd. Avg.			263,128	92.8%	$27.62	$7,266,657	100.0%
Vacant Space			20,360	7.2%
Collateral Total			283,488	100.0%

(1)	Based on underwritten rent rolls as of April 1, 2022, for the New Orleans MOB, Carmichael MOB and Port Arthur Dialysis properties and as of May 19, 2022, for all other KB Portfolio Properties.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	UW Base Rent PSF and UW Base Rent include (i) rent steps of approximately $18,599 through April 2023, (ii) a mark-to-market rent reduction of $10,325 for Kristoffer A Norbo DDS, MSD, PC at the New Orleans MOB property, and (iii) straight-line rent for Fresenius Kidney Care totaling $45,255 and St. Joseph Regional Health Network (Penn State Health) totaling $23,060.

(4)	The Lease Exp. Date reflects the earliest termination option date as the lease expiration date. The Walgreens lease expires on March 31, 2090.

The following table presents certain information relating to the tenant lease expirations at the KB Portfolio Properties:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring
Vacant	NAP	20,360	7.2%	NAP	NAP	20,360	7.2%	NAP	NAP
2022	0	0	0.0	$0	0.0%	20,360	7.2%	$0	0.0%
2023	2	4,450	1.6	75,939	1.0	24,810	8.8%	$75,939	1.0%
2024	2	17,637	6.2	360,930	5.0	42,447	15.0%	$436,869	6.0%
2025	4	19,788	7.0	375,305	5.2	62,235	22.0%	$812,174	11.2%
2026	1	1,852	0.7	40,463	0.6	64,087	22.6%	$852,637	11.7%
2027	1	1,486	0.5	23,033	0.3	65,573	23.1%	$875,670	12.1%
2028	0	0	0.0	0	0.0	65,573	23.1%	$875,670	12.1%
2029	0	0	0.0	0	0.0	65,573	23.1%	$875,670	12.1%
2030	0	0	0.0	0	0.0	65,573	23.1%	$875,670	12.1%
2031	1	2,763	1.0	52,138	0.7	68,336	24.1%	$927,808	12.8%
2032	1	7,704	2.7	297,550	4.1	76,040	26.8%	$1,225,357	16.9%
2033 & Beyond	8	207,448	73.2	6,041,300	83.1	283,488	100.0%	$7,266,657	100.0%
Total	20	283,488	100.00%	$7,266,657	100.0%
(1)	Based on underwritten rent rolls as of April 1, 2022, for the New Orleans MOB, Carmichael MOB and Port Arthur Dialysis properties and as of May 19, 2022, for all other KB Portfolio Properties.

(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.

(3)	UW Base Rent Expiring and Cumulative UW Base Rent Expiring include (i) rent steps of approximately $18,599 through April 2023, (ii) a mark-to-market rent reduction of $10,325 for Kristoffer A Norbo DDS, MSD, PC at the New Orleans MOB property, and (iii) straight-line rent for Fresenius Kidney Care totaling $45,255 and St. Joseph Regional Health Network (Penn State Health) totaling $23,060.

Annex B	BMO 2022-C2

No. 3 – KB Portfolio

The following table presents certain information relating to the underwritten cash flows of the KB Portfolio Properties:

Underwritten Net Cash Flow(1)
	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$7,190,069	$25.36	71.4%
Rent Steps(4)	76,589	0.27	0.8
Vacant Income	245,478	0.87	2.4
Gross Potential Rent	$7,512,135	$26.50	74.6%
Total Reimbursements	2,553,502	9.01	25.4
Net Rental Income	$10,065,637	$35.51	100.0%
Other Income(5)	33,000	0.12	0.3
(Vacancy/Credit Loss)	(764,319)	(2.70)	(7.6)
Effective Gross Income	$9,334,318	$32.93	92.7%
Total Expenses	$2,610,997	$9.21	28.0%
Net Operating Income	$6,723,321	$23.72	72.0%
Total TI/LC, Capex/RR(6)	56,698	0.20	0.6
Net Cash Flow	$6,666,623	$23.52	71.4%
(1)	Historical financials are not available due to the borrower or a borrower sponsor-affiliate acquiring the KB Portfolio Properties from multiple sellers between July 2021 and May 2022.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Based on the underwritten rent rolls dated April 1, 2022, for the New Orleans MOB, Carmichael MOB and Port Arthur Dialysis properties and as of May 19, 2022, for all other KB Portfolio Properties.

(4)	Underwritten Rent Steps include (i) rent steps through April 2023 totaling approximately $18,599, (ii) a mark-to-market rent reduction of $10,325 for Kristoffer A Norbo DDS, MSD, PC at the New Orleans MOB property, and (iii) straight-line rent for Fresenius Kidney Care totaling $45,255 and St. Joseph Regional Health Network (Penn State Health) totaling $23,060.

(5)	Other Income represents income from a cell tower lease with Verizon Wireless at the Waystar Building property.

(6)	Total TI/LC, Capex/RR includes a credit of $425,471 (approximately $1.50 per square foot) associated with the upfront TI/LC reserve deposit in the amount of $4,500,000 (approximately $15.87 per square foot).

The Market. The KB Portfolio Properties are located in Nevada, Kentucky, Pennsylvania, California, Texas, Louisiana, Wisconsin and New Hampshire. The top two properties, which generate 59.2% of the KB Portfolio underwritten base rent, consist of the Walgreens - Las Vegas property (35.8%) and the Waystar Building property (23.4%). No other property represents more than approximately 6.9% of the underwritten base rent.

The Walgreens - Las Vegas property is located in the downtown area of Las Vegas at the north end of the Las Vegas Strip, with immediate property uses including retail, hospitality and gaming. The Walgreens - Las Vegas property is part of the Central East Las Vegas Retail submarket, which as of the first quarter of 2022 consisted of approximately 15.96 million square feet of retail inventory with average NNN market rent of $23.99 per square foot and average vacancy of 8.4%, according to a third-party market research report.

The Waystar Building property is located on the western edge of the downtown Louisville, Kentucky central business district. The surrounding area is urban with several commercial properties in immediate proximity. The Waystar Building property is part of the Louisville CBD office submarket, which as of the first quarter of 2022 consisted of approximately 16.95 million square feet of office inventory with average gross asking rent of $17.86 per square foot and average vacancy of 8.8%, according to a third-party market research report. Currently, there are no projects proposed or under construction.

Annex B	BMO 2022-C2

No. 3 – KB Portfolio

The following table presents certain information relating to the market areas for the KB Portfolio Properties:

Market Area Summary(1)
	2021 Total Population			2021 Median Household Income
Property Location	1-Mile Radius	3-Mile Radius	5-Mile Radius	1-Mile Radius	3-Mile Radius	5-Mile Radius
Walgreens - Las Vegas Las Vegas, NV	13,515	180,406	499,781	$40,820	$35,326	$39,523
Waystar Building Louisville, KY	10,999	112,497	256,613	$18,482	$31,495	$40,181
Fresenius Kidney Care Arleta, CA	55,099	335,443	725,503	$59,243	$58,833	$63,280
Tower Health Womelsdorf, PA	3,233	10,659	18,347	$60,932	$65,016	$71,296
New Orleans MOB New Orleans, LA	10,970	79,104	250,337	$107,461	$66,375	$51,344
Penn State Health Temple, PA	8,177	37,725	145,586	$62,846	$63,191	$49,059
Carmichael MOB Hudson, WI	4,779	21,780	37,645	$76,158	$88,704	$99,315
Port Arthur Dialysis Port Arthur, TX	13,469	46,557	68,037	$41,225	$42,921	$46,010
Auburn Medical Auburn, NH	1,321	25,801	111,205	$101,516	$82,019	$62,958
Berkley Eye Institute, PA Humble, TX	12,893	75,607	136,335	$103,368	$102,482	$101,056
(1)	Source: Third party market data provider.

The Borrower. The borrower is KB Diversified Healthcare 60, DST, a Delaware statutory trust with a Delaware trustee and two independent trustees that satisfy the requirements of an independent director. The borrower has master leased the KB Portfolio Properties to a master tenant affiliated with the guarantor. The master tenant is structured as a special purpose entity with two independent directors. The master tenant’s interest in all tenant rents was assigned directly to the lender. The master tenant is a party to the deed of trust and cash management agreement. The master lease is subordinate to the KB Portfolio Whole Loan and, upon an event of default under the KB Portfolio Whole Loan documents, the lender has the right to cause the termination of the master lease. Counsel to the borrower provided a non-consolidation opinion in connection with the origination of the KB Portfolio Whole Loan. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Pool—Delaware Statutory Trusts” in the Preliminary Prospectus.

The Borrower Sponsor. The borrower sponsor and nonrecourse carve-out guarantor of the KB Portfolio Whole Loan is Jeffrey A. Pori, the chief executive officer of Kingsbarn Realty Capital (“Kingsbarn”). Kingsbarn is a private equity firm based in Las Vegas, Nevada that provides direct and indirect structured real estate investments to high net worth individuals, family trusts, foundations and institutional investors through private placements including DST syndications. Kingsbarn’s portfolio of 95 office, medical, and retail properties spans across the United States with the largest holdings located in the Los Angeles metro area and Sacramento, California. With the acquisition of 26 properties totaling approximately $680 million in 2021, Kingsbarn surpassed $1 billion in total assets under management.

Property Management. The KB Portfolio Properties are managed by KB Property Advisors, LLC, an affiliate of the borrower sponsor, with the exception of the Carmichael MOB property, which is also managed by MSP Metro Operating Company, LLC, not an affiliate of the borrower sponsor.

Escrows and Reserves. At origination, the borrower deposited into escrow $4,500,000 for tenant improvements and leasing commissions, $600,000 for replacement reserves, approximately $141,309 for real estate taxes, $113,915 for the pro rata share of annual CAM expenses related to a reciprocal easement agreement at the Walgreens - Las Vegas property and $20,000 for the pro rata share of annual CAM expenses related to a condominium association at the Tower Health property.

Tax Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the annual estimated tax payments, which currently equates to approximately $30,220, for all KB Portfolio Properties for which the respective tenants do not pay taxes directly. Notwithstanding the foregoing, so long as no Cash Sweep Period (as defined below) is continuing, the borrower will not be required to escrow annual estimated taxes with respect to any individual property where (i) a tenant is obligated to pay all taxes directly with respect to such individual property, (ii) the borrower has provided satisfactory evidence to the lender of the tenant’s full compliance with such obligation, and (iii) the tenant’s lease remains in full force and effect. The single tenants at the Waystar Building, Fresenius Medical Care, and Auburn Medical properties satisfy all requirements in the preceding sentence; and therefore, the borrower is not currently required to escrow annual estimated taxes with respect to these three KB Portfolio Properties.

Insurance Escrows – On a monthly basis, the borrower is required to escrow 1/12th of the premiums payable during the next 12 months upon (i) an event of default under the KB Portfolio Whole Loan documents, (ii) failure by the borrower to provide evidence to the lender that the KB Portfolio Properties are insured under a blanket policy, or (iii) any cancellation, termination or lapse of insurance coverage.

Annex B	BMO 2022-C2

No. 3 – KB Portfolio

Replacement Reserve – On the next ensuing payment date after the balance of the replacement reserve falls below $400,000 and on each payment date thereafter until the balance of the replacement reserve is at least $600,000 (the “Replacement Reserve Cap”), the borrower will be required to escrow monthly the amount of $4,725 for replacement reserves (equal to approximately $0.20 per square foot annually). Following the balance of the replacement reserve reaching the Replacement Reserve Cap, monthly reserve payments will not resume until the balance of the replacement reserve again falls below $400,000.

TI/LC Reserve – On the next ensuing payment date after the balance of the TI/LC reserve falls below $2,500,000 and on each payment date thereafter until the balance of the replacement reserve is at least $4,500,000 (the “TI/LC Reserve Cap”), the borrower will be required to escrow monthly the amount of $35,436 for TI/LC reserves (equal to approximately $1.50 per square foot annually). Following the balance of the TI/LC reserve reaching the TI/LC Reserve Cap, monthly reserve payments will not resume until the balance of the TI/LC reserve again falls below $2,500,000.

Lockbox / Cash Management. The KB Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to, or is required to cause the property manager or master tenant to, direct each tenant of the KB Portfolio Properties to deposit funds directly into a clearing account controlled by the lender. Notwithstanding the foregoing, the borrower, property manager, or master tenant are required to deposit all revenues otherwise received into the clearing account within one business day of receipt. Provided no Cash Sweep Period is in effect, all funds in the clearing account will be transferred on each business day to an account controlled by the borrower. Upon the occurrence and during the continuance of a Cash Sweep Period, all sums on deposit in the clearing account are required to be transferred on each business day to a cash management account controlled by the lender and are required to be applied and disbursed in accordance with the KB Portfolio Whole Loan documents. During the continuance of a Cash Sweep Period, any excess cash is required to be held by the lender as additional security for the KB Portfolio Whole Loan.

A “Cash Sweep Period” will commence upon: (i) the occurrence of an event of default under the KB Portfolio Whole Loan documents and will continue until such event of default is cured; (ii) the occurrence of any bankruptcy action of the borrower, principal (which is the signatory trustee while the borrower is a Delaware statutory trust), master tenant, or guarantor (in no event will a Cash Sweep Period due to a bankruptcy action of the borrower, principal, master tenant, or guarantor be cured); (iii) the occurrence of any bankruptcy action of the property manager, and will continue until the borrower replaces the property manager with a qualified manager under a replacement management agreement within 60 days of such bankruptcy action; (iv) the date on which the amortizing debt service coverage ratio as calculated in accordance with the KB Portfolio Whole Loan documents based on the trailing three-month period is less than 1.20x and will continue until the amortizing debt service coverage ratio based on the trailing three-month period is at least 1.25x for two consecutive fiscal quarters; or (v) the occurrence of a Major Tenant Cash Sweep Period (as defined below) and will continue until cured.

A “Major Tenant Cash Sweep Period” will commence upon the occurrence of any of the following: (i) any bankruptcy action of Waystar or Walgreens, any successor or assign thereof as tenant under the respective lease, any subsequent tenant under a replacement lease, or any corporate parent (each, a “Major Tenant”); (ii) the continuation of any default by a Major Tenant under its lease beyond any applicable notice and cure period; (iii) the date on which any Major Tenant gives actual or constructive notice that it intends to discontinue its business at its premises; (iv) the date any Major Tenant lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date; (v) the date 12 months prior to the expiration date of the Major Tenant lease; (vi) the date a Major Tenant has vacated, abandoned, ceased ordinary business operations or gone dark; (vii) the long-term unsecured debt rating of Walgreens (or any lease guarantor) falls below Baa3 by Moody’s; or (viii) Waystar fails to maintain an EBITDA of at least $75,000,000. A Major Tenant Cash Sweep Period will end upon the following: (A) a Lease Replacement Event (as defined below); (B) with respect to clause (i) above, the date that the applicable Major Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Major Tenant lease pursuant to final non-appealable order of a court of competent jurisdiction; (C) with respect to clause (ii) above, the borrower providing the lender with evidence that such default has been cured and no other default under the applicable Major Tenant lease exists; (D) with respect to clause (iii) above, the applicable Major Tenant has rescinded its notice, resumed and maintained operations for not less than 30 days, and provided to the lender an acceptable tenant estoppel; (E) with respect to clause (v) above, the applicable Major Tenant has renewed its lease on terms reasonably satisfactory to the lender (but not for a term of less than five years or for rent below the then market rental rate) and borrower has delivered to the lender all other requirements under the KB Portfolio Whole Loan documents; (F) with respect to clause (vi) above, the applicable Major Tenant has resumed ordinary business operations at all of the entire Major Tenant premises and has delivered to the lender an acceptable tenant estoppel; (G) with respect to clause (vii) above, the long term unsecured debt rating of Walgreens is subsequently raised to at least Baa3 by Moody’s; or (H) with respect to clause (viii) above, Waystar achieves an EBITDA of at least $80,000,000.

A “Lease Replacement Event” means, with respect to any Major Tenant lease, the date on which (x) the borrower or master tenant has (A) entered into a replacement lease for the entire Major Tenant premises with a satisfactory replacement tenant and on terms acceptable to the lender, (B) delivered to the lender all requirements under the KB Portfolio Whole Loan documents, and (C) paid all leasing brokerage commissions and tenant improvement costs in connection with the applicable replacement lease and (y) the replacement tenant has taken possession of and is occupying the entire applicable Major Tenant premises, is in occupancy, is open for business and is paying unabated base rent.

Subordinate and Mezzanine Debt. None.

Annex B	BMO 2022-C2

No. 3 – KB Portfolio

Partial Release. With respect to the Port Arthur Dialysis property, in the event there is (i) any enforced removal of the improvements at the Port Arthur Dialysis property or (ii) the successful assertion of any reversionary interest in the Port Arthur Dialysis property (a “Port Arthur Trigger Event”), the related borrower will be required to release the Port Arthur Dialysis property provided that, among other things, (i) the related borrower provides the lender with notice of a Port Arthur Trigger Event within five business days of its occurrence, (ii) the Port Arthur Dialysis property is conveyed to an entity that is not the related borrower, (iii) the related borrower pays an amount equal to 120% of the allocated loan amount for the Port Arthur Dialysis property plus any shortfall amount required to comply with REMIC requirements, (iv) any applicable yield maintenance premium and (v) the release is permitted under the REMIC requirements.

Ground Lease. None.

Annex B	BMO 2022-C2

No. 4 – 3075 Olcott

Annex B	BMO 2022-C2

No. 4 – 3075 Olcott

Annex B	BMO 2022-C2

No. 4 – 3075 Olcott

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$50,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$50,000,000	Property Type – Subtype:	Office – Suburban
% of IPB:	7.1%	Net Rentable Area (SF):	246,606
Loan Purpose:	Refinance	Location:	Santa Clara, CA
Borrower:	3075Tech LLC	Year Built / Renovated:	2022 / NAP
Borrower Sponsor:	MDY Properties, Inc.	Occupancy:	100.0%
Interest Rate:	5.10000%	Occupancy Date:	4/8/2022
Note Date:	4/8/2022	4th Most Recent NOI (As of)(3):	NAP
Maturity Date:	4/6/2032	3rd Most Recent NOI (As of)(3):	NAP
Interest-only Period:	120 months	2nd Most Recent NOI (As of)(3):	NAP
Original Term:	120 months	Most Recent NOI (As of)(3):	NAP
Original Amortization Term:	None	UW Economic Occupancy:	98.0%
Amortization Type:	Interest Only	UW Revenues:	$15,228,360
Call Protection(2):	L(27),D(86),O(7)	UW Expenses:	$3,036,800
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$12,191,560
Additional Debt(1):	Yes	UW NCF:	$12,154,569
Additional Debt Balance(1):	$92,000,000	Appraised Value / Per SF:	$240,000,000 / $973
Additional Debt Type(1):	Pari Passu	Appraisal Date:	2/14/2022

Escrows and Reserves(4)	Financial Information(1)
Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$576
Taxes:	$116,072	$72,545	N/A	Maturity Date Loan / SF:	$576
Insurance:	$25,661	$9,870	N/A	Cut-off Date LTV:	59.2%
Replacement Reserves:	$0	Springing	$147,964	Maturity Date LTV:	59.2%
TI / LC Reserve:	$0	Springing	$1,479,636	UW NCF DSCR:	1.66x
Outstanding Completion Obligations Reserve:	$20,083,016	$0	N/A	UW NOI Debt Yield:	8.6%
TATILC Reserve:	$23,983,292	$0	N/A
Rent Concession Reserve:	$10,469,403	$0	N/A

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$142,000,000	83.0%	Loan Payoff	$108,610,126	63.5%
Borrower Equity	29,137,619	17.0	Upfront Reserves	54,677,444	31.9
Closing Costs	7,850,049	4.6
Total Sources	$171,137,619	100.0%	Total Uses	$171,137,619	100.0%

(1)	The 3075 Olcott Mortgage Loan (as defined below) is part of a whole loan evidenced by 10 pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $142.0 million (the “3075 Olcott Whole Loan”). The Financial Information in the chart above is based on the $142.0 million 3075 Olcott Whole Loan.

(2)	Defeasance of the 3075 Olcott Whole Loan is permitted at any time after the date that is two years after the closing date of the securitization that includes the last note to be securitized. The assumed defeasance lockout period of 27 payments is based on the anticipated closing date of the BMO 2022-C2 securitization trust in July 2022. The actual lockout period may be longer.

(3)	Historical financial information is not available as the 3075 Olcott Property (as defined below) was built in 2022.

(4)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The 3075 Olcott mortgage loan (the “3075 Olcott Mortgage Loan”) is part of a fixed rate whole loan secured by the borrower’s fee interest in a 246,606 square foot, Class A office property located in Santa Clara, California (the “3075 Olcott Property”). The 3075 Olcott Whole Loan consists of 10 pari passu notes and accrues at an interest rate of 5.10000% per annum. The 3075 Olcott Whole Loan has a 10-year term, is interest-only for the full term of the loan and accrues interest on an Actual/360 basis. The controlling Note A-1 and the non-controlling Note A-5 and Note A-6, with an aggregate original principal balance of $50,000,000, will be included in the BMO 2022-C2 securitization trust. The remaining notes are currently held by UBS AG and are expected to be contributed to one or more future securitization trust(s). The 3075 Olcott Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2022-C2 securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “The Pooling and Servicing Agreement” in the Preliminary Prospectus.

Annex B	BMO 2022-C2

No. 4 – 3075 Olcott

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$20,000,000	$20,000,000	BMO 2022-C2	Yes
A-2	$20,000,000	$20,000,000	BBCMS 2022-C16(1)	No
A-3	$20,000,000	$20,000,000	BBCMS 2022-C16(1)	No
A-4	$20,000,000	$20,000,000	BBCMS 2022-C16(1)	No
A-5	$15,000,000	$15,000,000	BMO 2022-C2	No
A-6	$15,000,000	$15,000,000	BMO 2022-C2	No
A-7	$12,000,000	$12,000,000	UBS AG(2)	No
A-8	$10,000,000	$10,000,000	UBS AG(2)	No
A-9	$5,000,000	$5,000,000	BBCMS 2022-C16(1)	No
A-10	$5,000,000	$5,000,000	UBS AG(2)	No
Whole Loan	$142,000,000	$142,000,000
(1)	The BBCMS 2022-C16 transaction is expected to close on June 28, 2022.

(2)	The subject notes are expected to be contributed to one or more future securitization trust(s).

The Property. The 3075 Olcott Property is a Class A, newly constructed, six-story office building totaling 246,606 square feet located at 3075 Olcott Street in Santa Clara, California. The 3075 Olcott Property is situated on an approximately 2.73-acre site, approximately 6.3 miles northwest of San Jose and 43.7 miles southeast of San Francisco. Amenities include an expansive two-story lobby with wood, stone, and tile finishes, floor-to-ceiling glass curtain walls on all floors hitched to a louver system, a sports court area on the 4th floor featuring a basketball court and a putting green, and an outdoor deck on the 5th floor outfitted with a wine bar and collaborative seating. The 3075 Olcott Property contains 40,152 to 53,998 square foot floor plates, 14’-15’ floor-to-floor heights as well as a six-story parking garage providing 760 parking spaces with 24 electronic vehicle charging stations (approximately 3.1 spaces per 1,000 square feet) and bicycle parking for 38 bicycles.

The borrower sponsor acquired the land under the 3075 Olcott Property in 2015 for approximately $8.8 million and has invested approximately $164.3 million in capital improvements and approximately $54.5 million in other/soft costs. As of April 8, 2022, the 3075 Olcott Property was 100.0% leased to Amazon.com Services LLC (“AWS”), a wholly-owned subsidiary of Amazon (NASDAQ: AMZN; A1/AA/AA- by Moody’s/S&P/Fitch), pursuant to a 246,606 square foot modified triple-net (“NNN”) lease through September 30, 2032, with two, five-year renewal options. AWS is currently in occupancy of its space on floors 5-6 and expected to take occupancy of floors 1-4 in October 2022 following the completion of its buildout. Rent commencement is expected to begin in September 2022 for both floors 1-4 and floors 5-6. We cannot assure you AWS will take occupancy or begin paying rent as expected or at all.

COVID-19 Update. As of the date of this term sheet, the 3075 Olcott Property is not subject to any modification or forbearance requests. The first payment date of the 3075 Olcott Whole Loan was May 6, 2022. The borrower has reported that no tenant deferments were requested or granted, nor were there any lease modification requests as of April 30, 2022.

Major Tenant.

AWS (246,606 square feet; 100.0% of NRA; 100.0% of underwritten base rent). AWS is a wholly-owned subsidiary of Amazon (NASDAQ: AMZN; A1/AA/AA- by Moody’s/S&P/Fitch). AWS is a cloud offering more than 200 fully featured services for a wide range of technologies, industries, and use cases available from data centers globally. This broad set of global cloud-based products includes computing, storage, databases, analytics, networking, mobile, developer tools, management tools, IoT, security, and enterprise applications. Amazon is an American multinational technology company that focuses on e-commerce, cloud computing, digital streaming, and artificial intelligence. Amazon is one of the Big Five U.S. information technology companies along with Google, Apple, Microsoft, and Meta. The AWS lease has a limited guaranty from Amazon, which guarantees the greater of 50% of the then-remaining base rent and $2.5 million at any given time throughout the lease term. AWS leases floors 5-6 (85,995 SF) on a 10.6-year lease that commenced in March 2022 and expires in September 2032 at an initial base rent of $45.60 PSF NNN with 3.0% annual rent steps throughout the lease term. In an amendment to the initial lease, AWS leased floors 1-4 (160,611 SF) at an initial base rent of $43.80 PSF NNN with 3.0% annual rent steps throughout the lease term. AWS has two, five-year renewal options remaining.

AWS has an option to accelerate the expiration date of its lease for floors 5 and 6 to the date which is 66 months after the commencement date of the term of the lease, if there is no event of default, no portion of the premises is sublet for a term that extends beyond such early termination date and the lease has not been assigned to an unrelated third party, by giving at least nine months’ notice, but no more than 12 months’ notice, and payment of a termination fee of $9,511,986.37. In addition, AWS has an option to accelerate the expiration date of its lease for floors 1 through 4 to the date which is 96 months after the commencement date of the term of the lease, if there is no event of default, no portion of the premises is sublet for a term that extends beyond such early termination date and the lease has not been assigned to an unrelated third party, by giving at least nine months’ notice, but no more than 12 months’ notice, and payment of a termination fee of $10,348,856.73.

Environmental. According to a Phase I environmental assessment dated February 10, 2022, there was no evidence of any recognized environmental conditions at the 3075 Olcott Property.

Annex B	BMO 2022-C2

No. 4 – 3075 Olcott

Historical and Current Occupancy

2019(1)	2020(1)	2021(1)	Current(2)
NAP	NAP	NAP	100.0%
(1)	Historical occupancy is not available as the 3075 Olcott Property was completed in 2022.

(2)	Current occupancy is as of April 8, 2022.

Top Tenant Summary(1)

Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date
Amazon.com Services LLC(4)	A1/AA/AA-	246,606	100.0%	$44.90	$11,073,775	100.0%	9/30/2032(5)
Occupied Collateral Total / Wtd. Avg.		246,606	100.0%	$44.90	$11,073,775	100.0%
Vacant Space		0	0.0%

Collateral Total		246,606	100.0%

(1)	Based on the underwritten rent roll dated April 8, 2022.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent are inclusive of approximately $117,641 of contractual rent steps through June 2023 and are based on the assumption that the tenant will take occupancy in October 2022 and begin paying rent in September 2022.

(4)	AWS is currently in occupancy of its space on floors 5-6 and expected to take occupancy of floors 1-4 in October 2022 following the completion of its buildout. Rent commencement is expected to begin in September 2022 for both floors 1-4 and floors 5-6. We cannot assure you AWS will take occupancy or begin paying rent as expected or at all.

(5)	AWS has an option to accelerate the expiration date of its lease for floors 5 and 6 to the date which is 66 months after the commencement date of the term of the lease, if there is no event of default, no portion of the premises is sublet for a term that extends beyond such early termination date and the lease has not been assigned to an unrelated third party, by giving at least nine months’ notice, but no more than 12 months’ notice, and payment of a termination fee of $9,511,986.37. In addition, AWS has an option to accelerate the expiration date of its lease for floors 1 through 4 to the date which is 96 months after the commencement date of the term of the lease, if there is no event of default, no portion of the premises is sublet for a term that extends beyond such early termination date and the lease has not been assigned to an unrelated third party, by giving at least nine months’ notice, but no more than 12 months’ notice, and payment of a termination fee of $10,348,856.73.

Lease Rollover Schedule(1)(2)

Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2022 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2032	2	246,606	100.0	11,073,775	100.0	246,606	100.0%	$11,073,775	100.0%
2033 & Beyond	0	0	0.0	0	0.0	246,606	100.0%	$11,073,775	100.0%
Total	2	246,606	100.0%	$11,073,775	100.0%
(1)	Based on the underwritten rent roll dated April 8, 2022.

(2)	The options of AWS to accelerate the expiration date of its lease are not considered in this Lease Rollover Schedule.

(3)	UW Base Rent Expiring, % of UW Base Rent Expiring and Cumulative UW Base Rent Expiring are inclusive of approximately $117,641 of contractual rent steps through June 2023.

Annex B	BMO 2022-C2

No. 4 – 3075 Olcott

Operating History and Underwritten Net Cash Flow

	Underwritten	Per Square Foot	%(1)
Base Rent(2)	$10,956,134	$44.43	70.5%
Rent Steps(3)	117,641	0.48	0.8
Straight-Line Rent(4)	1,514,012	6.14	9.7
Vacant Income	0	0.00	0.0
Gross Potential Rent	$12,587,787	$51.04	81.0%
Total Reimbursements	2,951,356	11.97	19.0
Total Other Income	0	0.00	0.0
Net Rental Income	$15,539,143	$63.01	100.0%
(Vacancy/Credit Loss)	(310,783)	(1.26)	(2.0)
Effective Gross Income	$15,228,360	$61.75	98.0%
Total Expenses	3,036,800	12.31	19.9
Net Operating Income	$12,191,560	$49.44	80.1%
Total TI/LC, Capex/RR	36,991	0.15	0.2
Net Cash Flow	$12,154,569	$49.29	79.8%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Base Rent is based on the underwritten rent roll as of April 8, 2022. AWS is currently in occupancy of its space on floors 5-6 and expected to take occupancy of floors 1-4 in October 2022 following the completion of its buildout. Rent commencement is expected to begin in September 2022 for both floors 1-4 and floors 5-6. We cannot assure you AWS will take occupancy or begin paying rent as expected or at all.

(3)	Rent Steps totaling $117,641 are taken through June 2023.

(4)	Straight-Line Rent was underwritten for the investment grade rated tenant through the 3075 Olcott Whole Loan term.

The Market. The 3075 Olcott Property is located in Santa Clara, California on San Tomas Expressway. The transit-oriented site of the 3075 Olcott Property provides direct vehicular ingress/egress onto Bayshore Freeway, a highway with a daily traffic count of approximately 202,000 vehicles at its intersection with San Tomas Expressway, 0.4 miles north of the 3075 Olcott Property. Additionally, the 3075 Olcott Property has direct access to Highway 101 (two blocks north), Interstate 280 (five miles south), and Interstate 880 (four miles east), three of the Bay Area’s primary transportation arterials running north/south and east/west, allowing for access to either the San Francisco Peninsula or greater East Bay. Located in Silicon Valley, the 3075 Olcott Property is blocks away from Nvidia’s and Intel’s headquarters. Irvine Company’s newly constructed Santa Clara Square is also a half mile away and offers many retail amenities including over 30 shops and restaurants.

Santa Clara Valley Transportation Authority (“VTA”) provides light rail service from Mountain View through San Jose with trains that link to Caltrain (nearest station 2.3 miles southeast of the 3075 Olcott Property), Bay Area Rapid Transit (BART) (nearest station 6.6 miles northwest of the 3075 Olcott Property) and San Jose International Airport (3.7 miles east of the 3075 Olcott Property). The Old Ironsides VTA station is located approximately 2.2 miles northwest of the 3075 Olcott Property. Additionally, Amtrak national passenger rail service and Union Pacific freight rail service provide access beyond the Bay Area. The 3075 Olcott Property is within proximity of three major international airports including San Jose International Airport (3.7 miles), San Francisco International Airport (30.5 miles), and Oakland International Airport (36.4 miles).

The 3075 Olcott Property is located in the San Jose-Sunnyvale-Santa Cara, California Metropolitan Statistical Area (the “San Jose MSA”), with an estimated population of 2,006,458 in 2021. Top employers in the San Jose MSA include Apple Inc., Alphabet Inc., Cisco Systems Inc. and Intel Corp. According to a third-party market research report, the 3075 Olcott Property is located within the Central Santa Clara office submarket. As of February 2022, the submarket reported a total inventory of approximately 5.3 million square feet with a 10.5% vacancy rate and an average asking rent of $62.06 PSF for 4- and 5-star office properties.

According to a third-party market research report, the estimated 2021 population within a one-, three- and five-mile radius of the 3075 Olcott Property was 4,799, 187,880 and 479,991, respectively and the estimated 2021 average household income within the same radii was approximately $168,341, $187,715 and $193,458, respectively.

Annex B	BMO 2022-C2

No. 4 – 3075 Olcott

The following table presents certain information relating to comparable office leases for the 3075 Olcott Property:

Comparable Office Leases(1)

Property / Location	Tenant SF	Year Built / Renovated	Tenant	Rent PSF	Commencement Date	Lease Term (Months)	Structure
3075 Olcott Santa Clara, CA	246,606(2)	2022 / NAP	AWS	$44.90(2)	Various(2)	Various(2)	Triple Net
The Quad-Portfolio Mountain View, CA	447,553	1997 / NAP	Google, Inc.	$51.00	Dec-2021	60	Triple Net
Sunnyvale Tech Campus Sunnyvale, CA	719,000	2007 / NAP	Facebook	$56.40	Dec-2021	126	Triple Net
Sunnyvale Pathline Park Sunnyvale, CA	701,118	2022 / NAP	Apple Inc	$45.00	May-2021	120	Triple Net
The Offices at Santana Row San Jose, CA	303,700	2019 / NAP	NetApp	$45.60	Apr-2021	132	Triple Net
Sunnyvale Cityline Sunnyvale, CA	133,966	2002 / NAP	Uber Technologies, Inc.	$72.00	Jun-2020	120	Net
Ameswell Mountain View Mountain View, CA	222,000	2021 / NAP	Google, Inc.	$67.80	Feb-2020	120	Triple Net
Moffett Towers II - Buildings III, IV, and V Sunnyvale, CA	1,087,689	2019 / NAP	Facebook	$52.20	Jan-2020	180	Triple Net

(1)	Source: Appraisal.

(2)	Tenant SF, Rent PSF, Commencement Date and Lease Term for the 3075 Olcott Property are based on underwritten rent from the underwritten rent roll dated April 8, 2022. Rent PSF is inclusive of approximately $117,641 of contractual rent steps through June 2023.

The following table presents certain information relating to comparable office sales for the 3075 Olcott Property:

Comparable Office Sales(1)
Property / Location	RSF	Year Built / Renovated	Occupancy	Sale Date	Sale Price	Price PSF
3075 Olcott Santa Clara, CA	246,606(2)	2022 / NAP	100.0%(2)
Coleman Highline Phase IV San Jose, CA	657,934	2021 / NAP	100.0%	Dec-2021	$780,000,000	$1,186
520 Almanor Avenue Sunnyvale, CA	231,000	2021 / NAP	98.0%	Jul-2021	$254,000,000	$1,100
LinkedIn HQ Sunnyvale, CA	287,644	1999 / NAP	100.0%	Jul-2021	$323,000,000	$1,123
750 Moffett Mountain View, CA	222,000	2021 / NAP	100.0%	Jul-2021	$283,000,000	$1,275
HQ@First Campus San Jose, CA	603,999	2010 / NAP	100.0%	Jul-2021	$535,000,000	$886

(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated April 8, 2022.

The Borrower. The borrower is 3075Tech LLC, a Delaware limited liability company. The borrower is structured to be a single purpose bankruptcy-remote entity with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 3075 Olcott Whole Loan. There is no non-recourse carveout guarantor or separate environmental indemnitor with respect to the 3075 Olcott Whole Loan.

The Borrower Sponsor. The borrower sponsor is MDY Properties, Inc., the U.S. based subsidiary of Beijing Meidiya Property Co., Ltd. (“Meidiya”). The borrower is wholly-owned by the borrower sponsor. Headquartered in Beijing, Meidiya’s main businesses are project development and construction, property leasing management, parking lot management, equity investment and financial management. In recent years, the company has also expanded into capital operations, project investment, fixed-asset investment and equity acquisition.

Property Management. The 3075 Olcott Property is managed by Cushman & Wakefield U.S., Inc., a third-party property manager.

Escrows and Reserves. At origination, the borrower deposited approximately (i) $116,072 for real estate taxes, (ii) $25,661 for insurance premiums, (iii) $20,083,016 for outstanding completion obligations, (iv) $23,983,292 for outstanding tenant allowances, tenant improvements and leasing commissions (“TATILC”) with respect to the AWS lease and (v) $10,469,403 for outstanding free rents, rent abatements or other rent concessions.

Tax Escrows – On a monthly basis, the borrower is required to deposit 1/12th of an amount which would be sufficient to pay taxes for the next ensuing 12 months (currently equivalent to approximately $72,545 a month).

Annex B	BMO 2022-C2

No. 4 – 3075 Olcott

Insurance Escrows – On a monthly basis, the borrower is required to deposit 1/12th of an amount which would be sufficient to pay insurance premiums for the renewal of coverages (currently equivalent to approximately $9,870 a month).

Replacement Reserve – On a monthly basis, the borrower is required to deposit approximately $4,110 for replacement reserves subject to a cap of approximately $147,964. Notwithstanding the foregoing, for so long as (x) the AWS lease is in full force and effect and the entirety of the 3075 Olcott Property is leased to AWS and no less than 12 months remain under its lease term and (y) no Material Tenant Trigger Event (as defined below) is continuing, the lender waives the monthly replacement reserve deposits requirement.

Rollover Reserve – On a monthly basis, the borrower is required to deposit $41,101 for rollover reserves subject to a cap of $1,479,636. Notwithstanding the foregoing, for so long as the AWS lease is in full force and effect and the entirety of the 3075 Olcott Property is leased to AWS, the lender will waive the monthly rollover reserve deposits requirement. The borrower is required to deposit with the lender all amounts paid to the borrower in connection with, among other things, any termination, surrender, cancellation or buy-out of any lease (in whole or in part) (including in connection with the exercise of any contraction option) (the “Extraordinary Lease Payments”), which the lender is required to disburse in accordance with the 3075 Olcott Whole Loan documents. Any Extraordinary Lease Payments remaining after the applicable premises have been re-tenanted and the applicable tenant is in occupancy and paying full, unabated rent, will be released to the borrower.

Lockbox / Cash Management. The 3075 Olcott Whole Loan is structured with a hard lockbox and springing cash management. The borrower and property manager are required to direct the tenants to pay rent directly into the lockbox account, and to deposit any rents otherwise received in such account within one business day after receipt. During the continuance of a Cash Management Trigger Event (as defined below), all funds in the lockbox account are required to be swept each business day to a lender-controlled cash management account and disbursed in accordance with the 3075 Olcott Whole Loan documents, and all excess funds on deposit in the cash management account (after payment of required monthly reserve deposits, the debt service payment on the 3075 Olcott Whole Loan, operating expenses and cash management bank fees) are required to be applied as follows: (a) if a Material Tenant Trigger Event has occurred and is continuing, to a Material Tenant (as defined below) rollover account (subject to a cap of $64.00 PSF of the applicable Material Tenant space as of the commencement of such Material Tenant Trigger Event), (b) if a Cash Sweep Trigger Event (as defined below) has occurred and is continuing, to the lender-controlled excess cash flow account or (c) if no Material Tenant Trigger Event or Cash Sweep Trigger Event has occurred and is continuing, to the borrower.

A “Cash Management Trigger Event” means a period commencing upon the occurrence of (i) an event of default under the 3075 Olcott Whole Loan documents, (ii) any bankruptcy action involving the borrower, the borrower sponsor or an affiliated property manager, (iii) the debt yield falling below 6.25%, (iv) the indictment for fraud or misappropriation of funds of the borrower, the borrower sponsor or an affiliated or third-party property manager (provided that, in the case of the third-party property manager, such fraud or misappropriation is related to the 3075 Olcott Property), or any director or officer of the aforementioned or (v) a Material Tenant Trigger Event, and expiring upon (a) with respect to clause (i) above, the cure of such event of default, (b) with respect to clause (ii) above, the filing being discharged or dismissed within 60 days for the borrower or the borrower sponsor, or within 120 days for the property manager, and the lender’s determination that such filing does not materially increase the borrower’s or the borrower sponsor’s monetary obligations, or materially and adversely affect the borrower sponsor’s or the property manager’s ability to carry out their obligations under the 3075 Olcott Whole Loan documents, as applicable, or, in the case of the property manager, the replacement of the property manager with a third-party property manager that constitutes a qualified property manager under the 3075 Olcott Whole Loan documents, (c) with respect to clause (iii) above, the debt yield being at least 6.50% for two consecutive calendar quarters, (d) with respect to clause (iv) above, the dismissal of the applicable indictment with prejudice or acquittal of the applicable person, or the replacement of the property manager with a third-party property manager that constitutes a qualified property manager under the 3075 Olcott Whole Loan documents or (e) with respect to clause (v) above, the cure of such Material Tenant Trigger Event.

A “Cash Sweep Trigger Event” means a period commencing upon the occurrence of (i) an event of default under the 3075 Olcott Whole Loan documents, (ii) any bankruptcy action involving the borrower, the borrower sponsor or an affiliated property manager, (iii) the debt yield falling below 6.00% or (iv) a Material Tenant Trigger Event, and expiring upon (a) with respect to clause (i) above, the cure of such event of default, (b) with respect to clause (ii) above, the filing being discharged or dismissed within 60 days for the borrower or the borrower sponsor, or within 120 days for the property manager, and the lender’s determination that such filing does not materially increase the borrower’s or the borrower sponsor’s monetary obligations, or materially and adversely affect the borrower sponsor’s or the property manager’s ability to carry out their obligations under the 3075 Olcott Whole Loan documents, as applicable, or, in the case of the property manager, the replacement of the property manager with a third-party property manager that constitutes a qualified property manager under the 3075 Olcott Whole Loan documents, (c) with respect to clause (iii) above, the debt yield being at least 6.25% for two consecutive calendar quarters or (d) with respect to clause (iv) above, the cure of such Material Tenant Trigger Event.

A “Material Tenant Trigger Event” means a period commencing upon the occurrence of (i) a Material Tenant giving notice of its intention to terminate, cancel or not to extend or renew its lease, (ii) on or prior to the date that is 18 months prior to the earlier of (x) the 3075 Olcott Whole Loan maturity date and (y) then applicable expiration date under the applicable Material Tenant lease, if the Material Tenant does not extend or renew such Material Tenant lease, (iii) an event of default under a Material Tenant lease occurring and continuing beyond any applicable notice and/or cure period, (iv) a bankruptcy action of a Material Tenant or guarantor of any Material Tenant lease occurring, (v) a Material Tenant lease being terminated or no longer being in full force and effect, (vi) if a Material Tenant has an

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No. 4 – 3075 Olcott

outstanding contractual right to terminate (or partially terminate) its lease, if, on or prior to the date that is the earlier of (x) nine months prior to the 3075 Olcott Whole Loan maturity date or (y) nine months prior to the first day that such termination (or partial termination) would take effect, such Material Tenant has not unconditionally and irrevocably waived such right to terminate (or partially terminate) its lease, (vii) a Material Tenant other than AWS “going dark”, vacating, ceasing to occupy or ceasing to conduct business in the ordinary course at the 3075 Olcott Property or a portion thereof constituting 20% or more of the total net rentable square footage at the 3075 Olcott Property (other than temporary cessation of operations in connection with remodeling, renovation or restoration of its leased premises) unless (a) such Material Tenant or its guarantor maintains a credit rating of at least “BBB-” (or the equivalent) by each applicable rating agency, (b) more than two years remain on the term of the applicable Material Tenant lease and (c) more than two years remain on the term of the 3075 Olcott Whole Loan, (viii) an Amazon Original Floors 1-4 Aggregate Trigger Event (as defined below) or (ix) an Amazon Original Floors 5-6 Aggregate Trigger Event (as defined below) and expiring upon (a) with respect to clause (i) above, the date that (x) the applicable Material Tenant revokes or rescinds all termination or cancellation notices, (y) the applicable Material Tenant lease is extended on terms satisfying the requirements of the 3075 Olcott Whole Loan documents or (z) all or substantially all of the applicable Material Tenant space is leased to a replacement tenant, (b) with respect to clause (ii) above, the date that (x) the applicable Material Tenant lease is extended on terms satisfying the requirements of the 3075 Olcott Whole Loan documents or (y) all or substantially all of the applicable Material Tenant space is leased to a replacement tenant, (c) with respect to clause (iii) above, a cure of the applicable event of default, (d) with respect to clause (iv) above, the affirmation of the Material Tenant lease in the applicable bankruptcy proceeding and confirmation that the Material Tenant is actually paying all rents and other amounts under its lease (or, if applicable, the discharge or dismissal of the applicable Material Tenant lease guarantor from the applicable bankruptcy proceeding; provided that such bankruptcy (after dismissal or discharge) does not have an adverse effect on such Material Tenant lease guarantor’s ability to perform its obligations under its lease guaranty), (e) with respect to clause (v) above, all or substantially all of the applicable Material Tenant space (or in connection with a partial termination, the applicable portion of the Material Tenant space) being leased to a replacement tenant, (f) with respect to clause (vi) above, the Material Tenant waives such right to terminate (or partially terminate) the applicable Material Tenant lease, (g) with respect to clause (vii) above, the Material Tenant re-commencing its normal business operations at its Material Tenant space or a portion thereof constituting 20% or more of the total net rentable square footage leased by such Material Tenant at the 3075 Olcott Property, (h) with respect to clause (viii) above, AWS re-commences its operations and the conduct of business on floors 1 through 4 at the 3075 Olcott Property such that it is no longer dark, and has not vacated or ceased to conduct business at 50% or more of the total rentable square footage on floors 1 through 4 at the 3075 Olcott Property or (i) with respect to clause (ix) above, AWS re-commences its operations and the conduct of business on floors 5 and 6 at the 3075 Olcott Property such that it is no longer dark, and has not vacated or ceased to conduct business at 50% or more of the total rentable square footage on floors 5 and 6 at the 3075 Olcott Property.

A “Material Tenant” means (i) AWS or (ii) any tenant at the 3075 Olcott Property that, together with its affiliates, either (a) leases no less than 25% of the total rentable square footage of the 3075 Olcott Property or (b) accounts for (or would account for) no less than 25% of the total in-place base rent at the 3075 Olcott Property.

An “Amazon Original Floors 1-4 Aggregate Trigger Event” means the aggregate amount of space on floors 1 through 4 at the 3075 Olcott Property in which AWS has (a) “gone dark”, vacated, ceased to occupy or ceased to conduct business in the ordinary course and/or (b) exercised a contraction option, in either case exceeds 50% or more of the total rentable square footage demised to AWS on floors 1 through 4 at the 3075 Olcott Property pursuant to the AWS lease.

An “Amazon Original Floors 5-6 Aggregate Trigger Event” means the aggregate amount of space on floors 5 and 6 at the 3075 Olcott Property in which AWS has (a) “gone dark”, vacated, ceased to occupy or ceased to conduct business in the ordinary course and/or (b) exercised a contraction option, in either case exceeds 50% or more of the total rentable square footage demised to AWS on floors 5 and 6 at the 3075 Olcott Property pursuant to the AWS lease.

Subordinate and Mezzanine Debt. None.

Partial Release. Not permitted.

Ground Lease. None.

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No. 5 – The Reef

Annex B	BMO 2022-C2

No. 5 – The Reef

Annex B	BMO 2022-C2

No. 5 – The Reef

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$40,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$40,000,000	Property Type – Subtype:	Mixed Use – Office/Retail
% of IPB:	5.6%	Net Rentable Area (SF):	806,960
Loan Purpose:	Refinance	Location:	Los Angeles, CA
Borrower:	PHR LA Mart DE, LLC	Year Built / Renovated:	1958 / 2019
Borrower Sponsor:	Ara Tavitian	Occupancy:	78.3%
Interest Rate:	5.42500%	Occupancy Date:	2/21/2022
Note Date:	4/13/2022	4th Most Recent NOI (As of):	$9,240,260 (12/31/2018)
Maturity Date:	5/6/2032	3rd Most Recent NOI (As of):	$9,565,951 (12/31/2019)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$10,658,043 (12/31/2020)
Original Term:	120 months	Most Recent NOI (As of):	$12,330,689 (12/31/2021)
Original Amortization Term:	None	UW Economic Occupancy:	83.6%
Amortization Type:	Interest Only	UW Revenues:	$26,740,784
Call Protection(2):	L(26),D(89),O(5)	UW Expenses:	$6,489,918
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$20,250,866
Additional Debt(1):	Yes	UW NCF:	$19,282,515
Additional Debt Balance(1):	$110,000,000	Appraised Value / Per SF:	$349,000,000 / $432
Additional Debt Type(1):	Pari Passu	Appraisal Date:	11/11/2021

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$186
Taxes:	$205,149	$68,383	N/A	Maturity Date Loan / SF:	$186
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	43.0%
Replacement Reserves:	$0	$11,715	N/A	Maturity Date LTV:	43.0%
TI/LC Reserve:	$0	$67,247	$1,613,919	UW NCF DSCR:	2.34x
Other(4):	$22,000,000	Springing	N/A	UW NOI Debt Yield:	13.5%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan	$150,000,000		100.0%	Loan Payoff	$123,220,890	82.1%
				Upfront Reserves	22,205,149	14.8
				Principal Equity Distribution	3,607,459	2.4
				Closing Costs	966,503	0.6
Total Sources	$150,000,000		100.0%	Total Uses	$150,000,000	100.0%
(1)	The Reef Mortgage Loan (as defined below) is part of The Reef Whole Loan (as defined below) evidenced by six pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $150,000,000. The Financial Information set forth above are calculated based on the outstanding balance of The Reef Whole Loan.
(2)	The lockout period will be at least 26 payment dates beginning with and including the first payment date in June 2022. Defeasance of The Reef Whole Loan in full is permitted at any time after the first payment date following the earlier to occur of (i) April 13, 2025 or (ii) the date that is two years from the closing date of the securitization that includes the last note to be securitized. The assumed lockout period of 26 payments is based on the expected BMO 2022-C2 securitization closing date in July 2022. The actual lockout period may be longer.
(3)	See “Escrows and Reserves” below.
(4)	Other Initial Reserve consists of a $22,000,000 earn-out reserve (the “Holdback Reserve”) in connection with the County of LA Expansion Space. The Holdback Reserve is required to be released to the borrower provided that certain conditions are satisfied on or prior to November 5, 2022, including, among other things (i) no cash management trigger period is continuing, (ii) the County of LA has accepted the County of LA Expansion Space and executed a commencement memo and delivered an estoppel acceptable to the lender and (iii) The Reef Whole Loan has a minimum UW NCF debt yield of 10.5%. See “Escrows and Reserves” below. The County of LA has subsequently accepted the County of LA Expansion Space and has executed and delivered an estoppel to the lender. As a result, the borrower is anticipated to make a request to the servicer that the Holdback Reserve fund be released to the borrower.

The Loan. The fifth largest mortgage loan (“The Reef Mortgage Loan”) is part of a whole loan evidenced by six pari passu promissory notes in the aggregate original principal amount of $150,000,000 (“The Reef Whole Loan”), The Reef Mortgage Loan is evidenced by the non-controlling Note A-3 and Note A-4-1, which have an aggregate outstanding principal balance as of the Cut-off Date of $40,000,000 will be included in the BMO 2022-C2 securitization trust and represent approximately 5.6% of the Initial Pool Balance. The Reef Whole Loan is secured by the borrower’s fee interest in a Class-A mixed use office and retail showroom building located in Los Angeles, California (“The Reef Property”). The Reef Whole Loan was originated by DBR Investments Co. Limited (“DBRI”) on April 13, 2022. The Reef Whole Loan proceeds were used to refinance the existing debt on The Reef Property, fund upfront reserves, pay origination costs and provide cash to the borrower. The Reef Whole Loan accrues interest at a fixed rate of 5.42500% per annum. The table below summarizes the promissory notes that comprise The Reef Whole Loan. The relationship between the holders of The Reef Whole Loan is

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No. 5 – The Reef

governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2022-B35	Yes
A-2	$40,000,000	$40,000,000	Benchmark 2022-B35	No
A-3	$30,000,000	$30,000,000	BMO 2022-C2	No
A-4-1	$10,000,000	$10,000,000	BMO 2022-C2	No
A-4-2	$10,000,000	$10,000,000	DBRI(1)	No
A-5	$10,000,000	$10,000,000	Benchmark 2022-B35	No
Total	$150,000,000	$150,000,000
(1)	The subject notes are expected to be securitized in one or more future transactions.

The Property. The Reef Property is a 12-story Class-A mixed use office/retail showroom building containing 806,960 square feet of net rentable area and an approximately 41,000 square foot billboard. The Reef Property was originally constructed in 1958 and was most recently renovated in 2019. The Reef Property is situated on a 9.11 acre site spanning two full city blocks in downtown Los Angeles between the South Park District and the University of Southern California campus, and near the Staples Center, the LA Convention Center, and the Arts District. The Reef Property offers traditional office, media production, design, experimental marketing, event, sales, warehousing, fulfillment and showroom space. The building consists of a mix of approximately 33.6% office space, 45.6% retail/showroom space, 18.2% event space, 1.8% storage space, and approximately 0.1% retail/cafe space. Amenities include a front desk concierge, an on-site manager, 24/7 access, full-service loading docks with on-site porters and freight services, high capacity elevators, video surveillance, restricted access to tenants and registered “trade—only” tenants, fiber-optic internet connectivity, and a ground level market café and coffee shop (Coffee by Kofi).

On top of The Reef Property’s 12-story building is an approximately 41,000 square foot digital LED (full-motion light emitting diode) video display billboard (the “LED Signage”) that wraps around three sides of the building with visibility from the nearby IH-10 and IH-110 freeways. The LED Signage is the largest Out-Of-Home (“OOH”) digital billboard on the West Coast, stands 56-feet-tall and 750-feet-long, and runs 852 pixels high and 11,376 pixels wide (9,692,352 total pixels). The LED Signage delivers approximately 173 million weekly impressions (over 17 million impressions per spot, cycling 6-8 spots per minute), and was rated the #1 geopath-rated OOH unit in the United States by a third party publication. Major advertisers on the LED Signage have included Verizon, AT&T, Sprint, LA Chargers, CBS All Access, PayPal, McDonald’s, Expedia, Uber, DoorDash, Lucid Motors, Cadillac, Volkswagen, Rock Nation, Pinterest, Coca-Cola, Tidal, Mountain Dew, the NBA, Nike, Universal Pictures, Target, L’Oreal, Coors, Bacardi, Old Spice, Spotify, Discovery+, BlockFi, Facebook, Ticketmaster, Subaru, Frontier, Spectrum, GoDaddy, Microsoft, Samsung, Roku, Gatorade, Frito Lay, Hyundai, Newegg, City of Hope, and Tiktok. The borrower sponsor invested over $20 million for the installation of the LED Signage.

The LED Signage has a 10-year license agreement that commenced February 2020 with New Tradition Outdoor, LLC (the “Licensee”), an unaffiliated third party operator. The LED Signage license agreement provides for a monthly license fee equal to the greater of (i) a minimum license fee (the “Minimum License Fee”), and (ii) seventy-five percent (75%) of the net revenue actually received by Licensee during the immediately preceding month (the “Profit Share Fee”). The Minimum License Fee is $228,094 per month ($2,737,122 annually) for the current license year (February 2022 through January 2023), and increases by 3.0% each year thereafter during the term of the license. The Licensee has one 10-year renewal option which would extend its term through February 2040. The chart below details the total revenue from the signage component, as well as the trailing 12 months sales trend. Since the delivery of the LED Signage in February 2020, sales have been on an upward trend, with reported gross sales of $14.3 million as of the trailing 12 months ending in April 2022, which is more than double the reported gross sales for the first 12 months the LED Signage was operational. The underwritten income from the LED Signage is $10,745,265 (which is underwritten based on the estimated Profit Share Fee for the trailing 12 months ending April 2022, which was greater than the Minimum License Fee during such months), in total accounting for 40.2% of The Reef Property’s underwritten effective gross income. For certain purposes of this term sheet, the annual Minimum License Fee of $2,737,122 for the license year of February 2022 through January 2023 has been treated as underwritten base rent.

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No. 5 – The Reef

The following table presents certain information relating to the LED Signage revenue of The Reef Property:

LED Signage Revenue Summary(1)
TTM Period	TTM LED Signage Contracted Amount	% Increase	TTM LED Signage Estimated Profit Share Fee to Borrower (75% of TTM LED Signage Contracted Amount)	Annual Minimum License Fee	TTM Estimated Borrower Gross (Greater of 75% of TTM LED Signage Contracted Amount and Annual Minimum License Fee)
21-Feb	$5,384,354	N/A	$4,038,266	$2,657,400	$4,038,266
21-Mar	$6,116,528	13.6%	$4,587,396	$2,657,400	$4,587,396
21-Apr	$6,581,351	7.6%	$4,936,013	$2,657,400	$4,936,013
21-May	$6,973,450	6.0%	$5,230,088	$2,657,400	$5,230,088
21-Jun	$7,873,081	12.9%	$5,904,811	$2,657,400	$5,904,811
21-Jul	$8,594,362	9.2%	$6,445,771	$2,657,400	$6,445,771
21-Aug	$9,091,627	5.8%	$6,818,721	$2,657,400	$6,818,721
21-Sep	$9,782,609	7.6%	$7,336,957	$2,657,400	$7,336,957
21-Oct	$10,358,471	5.9%	$7,768,853	$2,657,400	$7,768,853
21-Nov	$10,797,230	4.2%	$8,097,923	$2,657,400	$8,097,923
21-Dec	$11,411,373	5.7%	$8,558,530	$2,657,400	$8,558,530
22-Jan	$12,135,558	6.3%	$9,101,669	$2,657,400	$9,101,669
22-Feb	$13,220,751	9.1%	$9,933,718	$2,737,122	$9,915,563
22-Mar	$13,612,742	3.0%	$10,209,556	$2,737,122	$10,209,556
22-Apr(2)	$14,327,020	5.2%	$10,745,265	$2,737,122	$10,745,265
(1)	Profit Share Fee is based on net revenue actually received each month. Table assumes net revenue was equal to the contracted amount for all months; however, actual net revenue may have been lower than the contracted amount.
(2)	22-Apr reflects initial contracts as of April 2022, but may increase further by month end.

As of February 21, 2022, The Reef Property is 78.3% leased to 76 tenants representing a mix of companies including medical, finance, and legal tenants. The Reef Property tenants include LA Mart (a group of borrower-affiliated wholesale mart tenants), Maker City LA, LLC operating Magic Box (a borrower sponsor affiliated tenant operating corporate trade show and showroom space), and Shipfront LLC (a borrower sponsor affiliated tenant operating warehousing and fulfillment space). According to the appraisal, there are also various smaller showroom and storage spaces leased to entities in which the borrower sponsor has an equity interest, resulting in approximately 37.0% of the NRA being leased to affiliated tenants.

COVID-19 Update. As of April 1, 2022, The Reef Whole Loan is not subject to any forbearance, modification or debt service relief request. The Reef Whole Loan is current on debt service through June 6, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

Major Tenants. The three largest tenants based on underwritten base rent are County of LA (as defined below), Maker City LA, LLC and New Tradition Outdoor, LLC.

County of Los Angeles-Dept. of Children & Family Services (“County of LA”) (204,484 square feet; 25.3% of NRA; 30.1% underwritten base rent; in each case, including County of LA Expansion Space); rated Aa1/AA+/AAA by Moody’s/Fitch/S&P, uses its space at The Reef Property to house the Department of Children and Family Services, which is the largest child protective services agency in the United States, employing approximately 9,000 staff members across 20 regional offices, specialized bureaus, and administrative services. The Department of Children and Family Services oversees the safety of more than 2 million children across 88 cities in Los Angeles County. The agency provides services such a child abuse or neglect investigations, parenting education courses, tutoring, childcare, foster parent recruitment, and several specialized programs. In fiscal year 2019-2020, the County of Los Angeles reported $29.5 billion in revenue, up 5.9% year-over-year. According to the Final Adopted Budget for fiscal year 2021-2022, the County of Los Angeles forecasts $39.3 billion in revenue, representing a 2.85% increase from the revenue forecasted in the prior fiscal year. The County of LA space at The Reef Property is located directly across the street from 1945 South Hill Street, a building that houses The Los Angeles County Superior Court, the Municipal Court Traffic Division, and the LA County Mental Health Court.

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No. 5 – The Reef

The County of LA has been a tenant at The Reef Property since July 2011 and, prior to entering into an expansion lease, occupied 142,360 square feet. The County of LA recently signed a lease to expand into an additional 62,124 square feet on the 7th floor (the “County of LA Expansion Space”). In connection with such expansion, the borrower also agreed to perform certain landlord work on both the County of LA Expansion Space and the County of LA’s pre-existing space, and the County of LA agreed to pay a revised rental rate (initially $24.84 per square foot, which is lower than the rent the County of LA was previously paying) and extend the term of the lease for all of its space through April 30, 2030. The extended lease term and adjusted rent became effective as of May 1, 2022.

As part of its lease expansion and extension, the County of LA has invested approximately $6.2 million ($20 per square foot on its existing space and $80 per square foot on its expansion space).

The County of LA has the right to terminate its lease for the entire premises at any time after April 30, 2027 with 180 days’ prior written notice.

At loan origination, in connection with the County of LA Expansion Space, the borrower reserved a $22,000,000 Holdback Reserve with the lender to be held as additional collateral for The Reef Whole Loan, to be released to the borrower at such time as the County of LA Expansion Space is accepted and other conditions are satisfied, as described under “Escrows and Reserves” below, provided that such conditions are satisfied on or prior to November 5, 2022. The County of LA has subsequently accepted the County of LA Expansion Space and has executed and delivered an estoppel to the lender. As a result, the borrower is anticipated to make a request to the servicer that the Holdback Reserve fund be released to the borrower.

Maker City LA, LLC (148,908 square feet; 18.5% of NRA; 23.8% underwritten base rent), utilizes its space for full-service corporate events and trade shows. Maker City LA, LLC has an experienced production team and a digital platform for managing shows and events and has hosted productions for special events and trade shows including for the arts, design, fashion, film, television, advertising, and tech industries. From February through October 2022, the Maker City LA, LLC space has approximately $9.8 million in projected revenue from in place contracts, including a contract with Street Art Live for its Van Gogh Alive experience, a digital museum experience. The Maker City LA, LLC is a borrower sponsor affiliated lease and is fully guaranteed by the borrower sponsor.

New Tradition Outdoor, LLC (“New Tradition”) (0 square feet; 0.0% of NRA; 16.2% underwritten base rent, based on the Minimum License Fee for the 2022-2023 license year; 40.2% of underwritten effective gross income, based on full underwritten rent), the Licensee, which signed a 10-year license agreement that commenced in February 2020 is an unaffiliated third party operator of the LED Signage. Founded in 2010, New Tradition is an Out-of-Home media company, with inventory across the country. New Tradition’s inventory includes One Times Square and other well-known assets in New York, Los Angeles, Miami, Boston, Atlanta, Nashville, Chicago, Portland, Seattle, Washington DC, San Francisco, and Las Vegas. New Tradition’s inventory in the Los Angeles area spans upwards of 110 advertising billboards.

Pursuant to the New Tradition license agreement, a “Reduction Event” will occur upon any of the following: (a) the advertising copy on the display area becomes materially obstructed from the view of vehicular traffic traveling in either direction on the 10 Freeway through no fault of the Licensee, (b) electrical service to the display area becomes unavailable or is interrupted, (c) based on the evaluation of a qualified, reputable and licensed general contractor, qualified, reputable and licensed electrical engineer or governmental authority, the structure cannot safely be used for the erection or maintenance of the display area for any reason, (d) the licensor is unable to obtain or maintain any permit for the continued use and/or maintenance of the display area, or (e) if the licensor otherwise fails to repair, maintain or replace the structure and/or the display area, including the LED screen, and if such Reduction Event results in a material and adverse reduction in net revenue for five business days (as to the events in clauses (b) through (e)) or 30 consecutive days (as to the event in clause (a)), then the licensor and licensee will be required to agree to an equitable adjustment of the rent for the LED Signage, or if the parties cannot agree, such reduction will be determined by an arbitration process.

It is anticipated that, following any release of the parcels described under “—Partial Release” below, buildings will be constructed on such parcels, and that such buildings will obstruct certain views of the LED Signage. We cannot assure you that such construction will not result in a Reduction Event. In addition, it is possible that office buildings will be constructed that could compete with The Reef Property.

Environmental. According to a Phase I environmental report dated March 11, 2022 (“ESA”), a REC was identified at The Reef Property related to the prior use of the eastern block at The Reef Property by multiple automobile body and engine repair, and automobile wrecking and salvage businesses as early as 1912 through the 1950s. This area of The Reef Property has been developed as a paved parking lot since approximately 1960. The potential exists for shallow soil contamination from oil, fuel, PCBs (polychlorinated biphenyls), solvents, paints and other chemicals associated with these former uses which may be encountered during redevelopment of The Reef Property. The ESA recommended that a soil management plan be implemented during redevelopment activities that addresses the potential for impacted soils based on historical areas of concern.

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No. 5 – The Reef

The following table presents certain information relating to the historical occupancy of The Reef Property:

Historical and Current Occupancy(1)
2019(2)	2020(2)	2021(2)(3)	Current(4)
74.2%	63.0%	70.7%	78.3%
(1)	As provided by the borrower and reflects year-end occupancy for the indicated year ended December 31 unless specified otherwise.

(2)	Inclusive of the 11,500 square feet at 2005 South Main Street for 2019, 2020 and 2021.

(3)	The 2021 Occupancy is as of September 30, 2021, which is the most recent number available. The average occupancy from January 2021 to September 2021 was 61.4%.

(4)	Based on underwritten rent roll dated February 21, 2022.

The following table presents certain information relating to the largest tenants based on underwritten base rent at The Reef Property:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of UW Base Rent	Lease Expiration Date
County of Los Angeles-Dept. of Children & Family Services(3)	Aa1/AAA/AA	204,484	25.3%	$24.84	$5,079,383	30.1%	4/30/2030
Maker City LA, LLC (4)	NR/NR/NR	148,908	18.5	$27.00	4,020,516	23.8	5/31/2035
New Tradition Outdoor, LLC(5)	NR/NR/NR	0	0.0	$0.00	2,737,122(6)	16.2	2/2/2030
Shipfront LLC(4)	NR/NR/NR	62,124	7.7	$24.00	1,490,976	8.8	8/31/2035
Stephen Jewelry, Inc.	NR/NR/NR	31,956	4.0	$17.96	574,015	3.4	12/31/2022
California Institute of The Arts	NR/NR/NR	5,004	0.6	$44.50	222,658	1.3	5/31/2023
Lance & Matt Show	NR/NR/NR	10,924	1.4	$18.89	206,317	1.2	1/31/2023
S & R Distributors, Inc.	NR/NR/NR	10,675	1.3	$17.99	192,048	1.1	2/28/2023
Sansi North America, LLC	NR/NR/NR	4,486	0.6	$38.19	171,331	1.0	4/30/2029
LA Promise Fund	NR/NR/NR	4,842	0.6	$31.55	152,770	0.9	7/31/2028
Ten Largest Tenants		483,403	59.9%	$30.71	$14,847,135	88.0%
Remaining Occupied Tenants(7)		148,384	18.4	$13.67	2,027,913	12.0
Total Occupied		631,787	78.3%	$26.71	$16,875,048	100.0%
Vacant		175,173	21.7
Total / Wtd. Avg.		806,960	100.0%
(1)	Based on the underwritten rent roll dated February 21, 2022.

(2)	In some instances, ratings provided are those of the parent company or government of the entity shown, whether or not the parent company or government guarantees the lease.

(3)	The County of LA has the right to terminate its lease for the entire premises at any time after April 30, 2027 with 180 days’ prior written notice.

(4)	Maker City LA, LLC and Shipfront, LLC are both borrower-affiliated leases.

(5)	New Tradition Outdoor, LLC has the right to abate its rent upon a Reduction Event as described above.

(6)	Represents annual Minimum License Fee for the LED Signage for the license year from February 2022 through January 2023.

(7)	In addition to Maker City LA, LLC and Shipfront, LLC, according to the appraisal, there are various smaller showroom and storage spaces leased to entities in which the borrower sponsor has an equity interest, resulting in approximately 37.0% of the net rentable square footage being leased to affiliated tenants.

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No. 5 – The Reef

The following table presents certain information relating to the tenant lease expirations at The Reef Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	175,173	21.7%	NAP	NAP	175,173	21.7%	NAP	NAP
2022	51	125,193	15.5	$1,573,299	9.3%	300,365	37.2%	$1,573,299	9.3%
2023	14	60,758	7.5	1,211,678	7.2	361,123	44.8%	$2,784,977	16.5%
2024	2	11,589	1.4	226,902	1.3	372,712	46.2%	$3,011,879	17.8%
2025	2	8,685	1.1	187,342	1.1	381,397	47.3%	$3,199,221	19.0%
2026	0	0	0.0	0	0.0	381,397	47.3%	$3,199,221	19.0%
2027	1	719	0.1	23,730	0.1	382,116	47.4%	$3,222,951	19.1%
2028	1	4,842	0.6	152,770	0.9	386,958	48.0%	$3,375,721	20.0%
2029	1	4,486	0.6	171,331	1.0	391,444	48.5%	$3,547,052	21.0%
2030	2	204,484	25.3	7,816,505	46.3	595,928	73.8%	$11,363,556	67.3%
2031	0	0	0.0	0	0.0	595,928	73.8%	$11,363,556	67.3%
2032	0	0	0.0	0	0.0	595,928	73.8%	$11,363,556	67.3%
2033 & Beyond	2	211,032	26.2	5,511,492	32.7	806,960	100.0%	$16,875,048	100.0%
Total	76	806,960	100.0%	$16,875,048	100.0%
(1)	Based on the underwritten rent roll dated February 21, 2022.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Expiration Schedule.

(3)	% of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring includes annual Minimum License Fee for the LED Signage for the license year from February 2022 through January 2023. The LED Signage is not included in NRA.

The following table presents certain information relating to the underwritten cash flows of The Reef Property:

Operating History and Underwritten Net Cash Flow(1)
	2019	2020	TTM(2)	Underwritten(2)	Underwritten Per Square Foot	%
Rents in Place(3)	$14,844,181	$13,292,124	$11,493,020	$14,137,926	$17.52	52.9%
Credit Rent Step	0	0	0	102,004	0.13	0.4
Vacant Income	0	0	0	5,255,175	6.51	19.7
Gross Potential Rent	$14,844,181	$13,292,124	$11,493,020	$19,945,105	$24.16	72.9%
(Vacancy / Credit Loss)(4)	0	0	0	(5,255,175)	(6.51)	(19.7)
Reimbursements	0	0	0	1,755,589	2.18	6.6
LED Signage Income	0	2,350,172	6,218,590	10,745,265	13.32	40.2
Effective Gross Income	$14,844,181	$15,642,297	$17,711,610	$26,740,784	$33.14	100.0%

Total Expenses	$5,278,230	$4,984,254	$5,380,921	$6,489,918	$8.04	24.3%

Net Operating Income	$9,565,951	$10,658,043	$12,330,689	$20,250,866	$25.10	75.7%
Total TI / LC, Capex / RR	0	0	0	968,351	1.20	3.6
Net Cash Flow	$9,565,951	$10,658,043	$12,330,689	$19,282,515	$23.90	72.1%
(1)	Certain items such as interest expense, interest income, lease cancellation income, depreciation, amortization, debt service payments and any other non-recurring were excluded from the historical presentation and are not considered for the underwritten cash flow.

(2)	The increase in Net Operating Income from TTM to Underwritten is primarily driven by increased LED Signage Income, and is also driven by underwriting of the County of LA Expansion Space.

(3)	Rents in Place does not include the Minimum License Fee for the LED Signage that has been shown in the Lease Expiration Schedule and Largest Tenants Based on Underwritten Base Rent tables, as the Underwritten License Fee (which is equal to the profit share fee for the trailing 12 months ended April 2022) is shown in the table above under LED Signage Income.

(4)	Represents an underwritten economic vacancy of 16.4%.

The Market. The Reef Property is in Downtown Los Angeles (“DTLA”) and is well located for government tenants, as it is directly across the street from the Los Angeles County Superior Court, the LA County Mental Health Court, and the Municipal Court Traffic Division. The Reef Property is adjacent to South Park and University Park in DTLA, is less than one mile to the Los Angeles Convention Center and the Staples Center, and is 1.5 miles northeast of the University of Southern California (which has approximately 49,500 students). Transit nearby includes a bus stop at The Reef Property, the Grand Station Blue Line 2 blocks away, and the LATTC/Ortho Transit Stop, San Pedro Station and the Pico Station Expo Lines all less than half a mile from The Reef Property. Daily traffic counts along Washington

Annex B	BMO 2022-C2

No. 5 – The Reef

Boulevard and South Broadway are approximately 36,000 and 18,000 cars, respectively. The Reef Property is accessible via two highly trafficked freeways in Los Angeles, the Harbor Freeway (Interstate 110) to the north and the Santa Monica Freeway (Interstate 10) to the west. Additionally, The Reef Property is a few blocks from the Los Angeles Trade Technical College (LATTC) which has an enrollment of approximately 12,000 students.

The Reef Property is located in Los Angeles, California within the Downtown Los Angeles submarket. As of the third quarter of 2021, the Downtown Los Angeles submarket contained nearly 69.0 million square feet of office space, accounting for approximately 16.0% of total market inventory. Through the third quarter of 2021, the submarket witnessed 332,000 square feet of negative net absorption. This corresponded with a vacancy rate of 17.0%, up 46 basis points from the previous year. The Class A vacancy in the submarket is 18.3% through the third quarter of 2021.

As of the third quarter of 2021, the average rental rate for office space was $41.28 per square foot in the Downtown Los Angeles office submarket, representing an increase of 0.3% over year-end 2020. As of the third quarter of 2021, the average asking rent for Class A office space was $47.40 per square foot, gross, down 0.5% year-over-year.

The following table summarizes the comparable office leases in the surrounding market:

Comparable Summary(1)
Property/Address	Location	Year Built / Renovated	Tenant Name	Lease Start Date	Term (yrs.)	Lease Type	Tenant Size (square feet)	UW Base Rent Per square feet
The Reef(2)	Los Angeles, CA	1958/2019	Shipfront LLC	9/2021	13.8	MG(3)	62,124	$24.00
800 W 6th Street	Los Angeles, CA	1973/NAP	Heimberg Law Group	4/2021	5	FSG	6,343	$28.20
205 South Broadway	Los Angeles, CA	NAV	Quandary Peak Research	2/2021	5.25	FSG	2,200	$27.00
515 South Flower Street	Los Angeles, CA	1972/1994	Jenner & Block	11/2021	11	FSG	26,341	$33.36
300 South Grand Avenue	Los Angeles, CA	1985/NAP	JPMorgan Chase	10/2020	1.5	FSG	30,000	$28.56
355 South Grand Avenue	Los Angeles, CA	1983/2018	Reed Smith LLP	1/2022	5	FSG	67,368	$35.40
400 South Hope Street	Los Angeles, CA	1983/2010	Ogletree Deakins	12/2020	NAV	FSG	33,299	$30.36
Total/Wtd. Avg.(4)					5.5			$32.43
(1)	Source: Appraisal
(2)	Based on the underwritten rent roll dated February 21, 2022.
(3)	This lease is modified gross, however not all leases at The Reef Property are modified gross.
(4)	Total/Wtd.Avg. does not include The Reef Property.

The Borrower. The borrower is PHR LA Mart DE, LLC a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Reef Whole Loan.

The Borrower Sponsor. The borrower sponsor and non-recourse carveout guarantor for The Reef Whole Loan is Ara Tavitian. Ara Tavitian was a gastroenterologist in Glendale, California and was affiliated with Adventist Health-Glendale. Ara Tavitian is also the founder and chairman of Kanon Ventures, LLC, a private equity firm that specializes in health care and real estate investments. For over 30 years, Ara Tavitian and his management team have been investors and operators, having owned and operated hospitals, medical groups, medical facilities, and other commercial properties across California. Ara Tavitian owns 26 commercial properties, with all the properties in the Greater Los Angeles area except for two properties out of state.

Property Management. The Reef Property is managed by Elite Property Management, LLC, an affiliate of the borrower.

Escrows and Reserves. At loan origination, the borrower deposited approximately (i) $205,149 into a tax reserve and (ii) $22,000,000 into a Holdback Reserve.

Tax Reserve – On each due date, the borrower is required to fund 1/12 of the taxes (initially approximately $68,383), that the lender reasonably estimates will be payable over the next-ensuing 12-month period.

Insurance Reserve – On each due date, the borrower is required to fund 1/12 of the insurance premiums that the lender reasonably estimates will be required for the renewal of the insurance coverage. These deposits will be waived as long as an acceptable blanket policy is in effect, which was the case as of the origination date.

Capital Expenditure Reserve – On each due date, the borrower is required to fund a capital expenditure reserve in the amount of approximately $11,715. In addition, unless the LED screens on the LED Signage have already been replaced with updated screens that

Annex B	BMO 2022-C2

No. 5 – The Reef

satisfy certain conditions in the loan documents, on each due date commencing in May 2029 through and including the due date in January 2030 (unless a letter of credit for such purpose is delivered in the face amount of $8.2 million (subject to reassessment)), the borrower is required to make monthly deposits of approximately $911,111 (which amount may be decreased based upon the delivery of binding contracts to replace the billboard display screens at the time), in order to cover any capital expenditure expenses related to the LED Signage.

TI / LC Reserve — On each due date, the borrower is required to fund a TI / LC reserve in the amount of approximately $67,247 or $1.00 per square foot, capped at 24 months’ deposit (which equals approximately $1,613,919).

Holdback Reserve – A Holdback Reserve in the amount of $22,000,000 was reserved at origination in connection with the County of LA Expansion Space.  Provided no Trigger Period (as defined below) is then in effect, the lender is required to release such reserve to the borrower upon the borrower delivering to the lender evidence that the following conditions have been satisfied on or prior to November 5, 2022: (A) The Reef Property has achieved a debt yield of at least 10.5%, and (B) LA County has accepted the LA County Expansion Space and has executed a commencement date memorandum and estoppel, each in substantially the form provided to the lender prior to the origination date, confirming, among other things, that (1) LA County is the tenant under the LA County lease, (2) LA County has accepted possession of the LA County Expansion space, (3) the LA County lease expiration date is no sooner than March 31, 2030 (subject to the early termination right, as described above under “The Property”), (4) the Basic Rent (as defined in the LA County lease) is no less than $423,281.88 for the first 12 months following the acceptance of the LA County Expansion Space, (5) the total amount of the premises demised under the LA County lease is 204,484 square feet, (6) to the knowledge of LA County, LA County has not given the borrower written notice of a material default under the LA County lease which has not been cured, and (7) LA County is not entitled to any credit against any rent or other charge or rent concession under the LA County lease except as set forth in the LA County lease, and all contributions required to be paid by the borrower as of the date of the LA County estoppel have been paid in full and all of the borrower’s obligations with respect to tenant improvements have been fully performed. In the event that the foregoing conditions are not satisfied by November 5, 2022, the lender is permitted to continue to hold the $22,000,000 Holdback Reserve as additional collateral through the maturity date of The Reef Whole Loan. Subsequent to origination, the County of LA has accepted the County of LA Expansion Space and has executed and delivered an estoppel to the lender. As a result, the borrower is anticipated to make a request to the servicer that the Holdback Reserve fund be released to the borrower.

Lockbox / Cash Management. The Reef Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to cause all rents to be deposited directly into the lender-controlled lockbox account. The Reef Whole Loan documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within two business days of receipt. During the continuance of a Trigger Period, funds on deposit in the lockbox account are required to be swept on a daily basis into a lender-controlled cash management account and applied on each payment date (i) to make deposits into the tax and insurance reserves, (ii) to pay debt service on The Reef Whole Loan, (iii) to make deposits into the capital expenditure and TI / LC reserves, (iv) to pay (I) the lesser of lender-approved budgeted operating expenses and actual operating expenses, minus (II) the amount by which lender-approved budgeted operating expenses exceeded actual operating expenses in prior months, to the extent not previously deducted pursuant to this clause (II), and (v) to pay lender-approved extraordinary expenses, if any, with any excess cash after such application required to be deposited (A) if a Lease Sweep Period is continuing, into a lease sweep reserve (the “Lease Sweep Reserve”) to be applied to pay the costs of retenanting the applicable space, or (B) if no Lease Sweep Period is continuing, and any other Trigger Period is continuing, into a lender-controlled account to be held as additional collateral for The Reef Whole Loan during such Trigger Period.

A “Trigger Period” will commence upon (i) the occurrence of an event of default under The Reef Whole Loan (ii) a Low DSCR Period (as defined below), (iii) if a property manager is an affiliate of the borrower or guarantor and such property manager becomes insolvent or a debtor in any bankruptcy or insolvency proceeding or (iv) the commencement of a Lease Sweep Period, and will end, if (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by the lender, (B) with respect to a Trigger Period continuing due to clause (ii), the Low DSCR Period has ended, (C) with respect to a Trigger Period continuing due to clause (iii), if the property manager is replaced with an unaffiliated qualified manager approved by the lender under a replacement management agreement approved by the lender, or (D) with respect to a Trigger Period continuing due to clause (iv), the Lease Sweep Period has ended.

A “Low DSCR Period” will commence if the debt service coverage ratio (“DSCR”) of The Reef Whole Loan is less than 1.20x based on The Reef Whole Loan documents as of the last day of any calendar quarter, however if any tenant is subject to a Tenant Adjustment Event (as defined below), then the underwritten net cash flow as of the most recent calendar quarter may be immediately adjusted downward by the lender and to the extent said adjustment results in a DSCR that is below 1.20x, a Low DSCR Period will immediately commence, and will end upon The Reef Property achieving a DSCR of at least 1.20x for two consecutive calendar quarters.

A “Tenant Adjustment Event” will mean the exclusion of (X) amounts representing non-recurring items and (Y) amounts received from (1) tenants not currently in occupancy and paying full, unabated rent (unless all abated rent has been deposited with the lender), (2) tenants affiliated with the borrower or non-recourse guarantor (other than the Maker City LA, LLC and Shipfront, LLC leases), (3) tenants in default or in bankruptcy, (4) tenants under (x) month-to-month leases and (y) leases where the term is set to expire in the next succeeding calendar quarter (provided that up to 10% of the gross rents received at The Reef Property will be included with respect to

Annex B	BMO 2022-C2

No. 5 – The Reef

rents received from such month-to-month or expiring leases) or (5) tenants under leases where the tenant thereunder has a renewal option and has failed to exercise such renewal option within the time period set forth in the lease or has given notice of intent to vacate.

A “Lease Sweep Period” will commence (a) upon the earlier of (i) the date that is nine months prior to the expiration of a Sweep Lease (defined below) or the date on which a termination option thereunder may be exercised or (ii) upon the date required under the Sweep Lease by which the Sweep Tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised) or (iii) nine months prior to The Reef Whole Loan maturity date (if a Sweep Tenant’s lease expires or a termination option may be exercised at any time prior to February 6, 2033); (b) upon the early termination, early cancellation or early surrender of a Sweep Lease or upon the borrower’s receipt of notice by a Sweep Tenant of its intent to effect an early termination, early cancellation or early surrender of its Sweep Lease; (c) if a Sweep Tenant has ceased operating its business (i.e., “goes dark”) in its space (or any material portion thereof) at The Reef Property (a “Go Dark Event”); (d) upon a monetary or material non-monetary default under a Sweep Lease by a Sweep Tenant beyond any applicable notice and cure period, or (e) upon a bankruptcy or insolvency proceeding of a Sweep Tenant or its parent.

A Lease Sweep Period will end once the applicable Lease Sweep Period has been cured or the space demised under the Sweep Lease has been re-tenanted pursuant to one or more “Qualified Leases” as defined in The Reef Whole Loan documents (or, if applicable, the applicable Sweep Lease has been renewed pursuant to its terms) and, in the lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Reserve to cover all anticipated tenant improvements and leasing commissions and free and/or abated rent in connection therewith (and in the case of replacement leases, any debt service and operating shortfalls relating to the delay in the commencement of full rent payments) (the “Lease Sweep Re-tenanting Costs”). A Lease Sweep Period will also cease on the date on which the following amounts have accumulated in the Lease Sweep Reserve: (x) $55 per square foot with respect to any portion of the space demised under the applicable Sweep Lease including the County of LA lease that has not been re-tenanted; provided that, so long as the County of LA remains in occupancy under its lease, continues to pay full unabated rent and has not delivered a notice of its intention to terminate its lease, such amount will be $25 per square foot, and (y) to the extent a portion of the space demised under the applicable Sweep Lease has been re-tenanted pursuant to one or more qualified leases, in the lender’s judgment, sufficient funds to cover all anticipated Lease Sweep Re-tenanting Costs related to the space that has been re-tenanted.

A “Sweep Lease” means (i) the County of LA lease, (ii) the Shipfront LLC lease, (iii) the Maker City LA, LLC lease or (iv) any replacement lease of the foregoing leases that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the applicable Lease Sweep Space.

“Lease Sweep Space” means the space demised under the applicable Sweep Lease.

Subordinate and Mezzanine Debt. None.

Partial Release. The Reef Property is comprised of two full city blocks containing 9.11 acres. One block (the “West Block”) contains the office building portion of The Reef Property and a parking lot area and the other block (the “East Block”), which is located across the street from the West Block, contains an 11,150 square foot industrial building and a parking lot. The Reef Whole Loan permits the free release, without defeasance or prepayment, of either or both of the East Block and of an approximately 4.25 acre parcel (comprising a parking lot area) of the West Block (the “West Release Parcel”), provided that the following conditions, among others, are satisfied: (i) delivery of an updated survey, and, with respect to the West Release Parcel, a recorded, finalized parcel map that creates a legal subdivision of the West Release Parcel from the remainder of the West Block, (ii) to the extent there are shared facilities, access or parking, unless an easement of record already exists, an easement reasonably satisfactory to the lender pursuant to which the borrower will receive such easements as are reasonably required for the continued use and operation of the remaining The Reef Property (the “Remaining Property”), (iii) a date down of a legal memorandum previously provided to the lender stating that after the release the Remaining Property will be in compliance with certain legal requirements, (iv) in the event that parking as required by legal requirements is not located on the Remaining Property, parking agreements necessary for the borrower to provide the Remaining Property with sufficient parking as required by legal requirements, which parking agreements must be reasonably satisfactory to the lender, (v) delivery of an officer’s certificate from the borrower stating, among other things, that the release will not (1) adversely affect the rights of the lender under the loan documents with respect to the Remaining Property, (2) violate any document or instrument affecting the Remaining Property, or (3) adversely affect the use or operation of, or access to, the Remaining Property, and (vi) compliance with REMIC related conditions. Income from the release parcels was not underwritten, and the release parcels were excluded from the collateral that was covered in the appraisal.

Ground Lease. None.

Annex B	BMO 2022-C2

No. 6 – 360 Rosemary

Annex B	BMO 2022-C2

No. 6 – 360 Rosemary

Annex B	BMO 2022-C2

No. 6 – 360 Rosemary

Annex B	BMO 2022-C2

No. 6 – 360 Rosemary

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$32,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$32,000,000	Property Type – Subtype:	Office – CBD
% of IPB:	4.5%	Net Rentable Area (SF):	313,002
Loan Purpose:	Refinance	Location:	West Palm Beach, FL
Borrower:	CityPlace North II, L.L.C.	Year Built / Renovated:	2021 / NAP
Borrower Sponsor:	The Related Companies, L.P.	Occupancy(2):	95.9%
Interest Rate:	3.95000%	Occupancy Date:	12/1/2021
Note Date:	1/18/2022	4th Most Recent NOI (As of):	NAV
Maturity Date:	2/6/2032	3rd Most Recent NOI (As of):	NAV
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	NAV
Original Term:	120 months	Most Recent NOI (As of):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$23,655,523
Call Protection:	YM3(29),DorYM3(84),O(7)	UW Expenses:	$8,490,851
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$15,164,673
Additional Debt(1):	Yes	UW NCF:	$14,804,720
Additional Debt Balance(1):	$53,000,000 / $100,802,000 / $24,198,000	Appraised Value / Per SF(3): Appraisal Date(3):	$319,000,000 / $1,019 12/1/2023
Additional Debt Type(1):	Pari Passu / B Note / C Note

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Loan	Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$272	$671
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$272	$671
Replacement Reserves:	$0	Springing	N/A	Cut-off Date LTV(3):	26.6%	65.8%
TI / LC Reserve:	$0	Springing	N/A	Maturity Date LTV(3):	26.6%	65.8%
Other:	$45,498,551	$0	N/A	UW NCF DSCR:	4.35x	1.76x
				UW NOI Debt Yield:	17.8%	7.2%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$210,000,000		100.0%	Loan Payoff	$110,495,605	52.6%
				Return of Equity	47,876,656	22.8
				Reserves	45,498,551	21.7
				Closing Costs	6,129,189	2.9
Total Sources	$210,000,000		100.0%	Total Uses	$210,000,000	100.0%

(1)	The 360 Rosemary Mortgage Loan (as defined below) is part of the 360 Rosemary Whole Loan (as defined below) which has an original aggregate principal balance of $210,000,000. The Financial Information in the chart above reflects the 360 Rosemary Senior Loan (as defined below) and the 360 Rosemary Whole Loan. For additional information, see “The Loan” below.

(2)	Occupancy is based on the underwritten rent roll as of December 1, 2021. Occupancy is based on the percentage of net rentable area leased. Due to the recent completion of the 360 Rosemary Property (as defined below), many tenants are currently in the process of building out their respective spaces and have not yet taken physical occupancy.

(3)	The Appraised Value reflects the “As Stabilized” value concluded by the appraiser. The “As Stabilized” value assumes the completion of the remaining tenant improvements. At origination, the lender required escrow deposits sufficient to cover the costs associated with the completion of the remaining tenant improvements. The appraiser’s concluded market value “as-is” is $245,000,000, which represents a 360 Rosemary Senior Loan Cut-off Date LTV and Maturity Date LTV of 34.7%.

(4)	For a full description of escrows and reserves, please refer to “Escrows and Reserves” below.

The Loan. The sixth largest mortgage loan (the “360 Rosemary Mortgage Loan”) is part of a whole loan (the “360 Rosemary Whole Loan”) that is evidenced by (i) five pari passu senior promissory notes in the aggregate original principal amount of $85,000,000 (the “360 Rosemary Senior Loan”), (ii) a subordinate promissory note in the original principal amount of $100,802,000 (the “360 Rosemary Subordinate Companion B Loan”), and (iii) a further subordinated promissory note in the original principal amount of $24,198,000 (the “360 Rosemary Subordinate Companion C Loan” and, together with the 360 Rosemary Subordinate Companion B Loan, the “360 Rosemary Subordinate Companion Loans”). The 360 Rosemary Whole Loan was originated on January 18, 2022, by Bank of Montreal (“BMO”). The 360 Rosemary Whole Loan is secured by a first priority mortgage on the borrower’s fee simple interest in a 313,002 square

Annex B	BMO 2022-C2

No. 6 – 360 Rosemary

foot office property located in West Palm Beach, Florida (the “360 Rosemary Property”). The 360 Rosemary Mortgage Loan is evidenced by the non-controlling promissory Note A-3 and Note A-4, with an aggregate principal balance as of the Cut-off Date of $32,000,000. The remaining notes have been securitized or are held by a third party, as set forth in the table below. Prior to the occurrence of a “control appraisal period” with respect to the 360 Rosemary Subordinate Companion C Loan, the holder of the 360 Rosemary Subordinate Companion C Loan (or its representative) will be the controlling noteholder. Following the occurrence and during the continuance of a “control appraisal period” with respect to the 360 Rosemary Subordinate Companion C Loan, the holder of the 360 Rosemary Subordinate Companion B Loan (i.e., the BMO 2022-C1 securitization trust, which rights will be exercisable by the designated class of holders of the series of loan-specific certificates that will be backed by the 360 Rosemary Subordinate Companion B Loan) will be the controlling noteholder. Following the occurrence and during the continuance of a “control appraisal period” with respect to the 360 Rosemary Subordinate Companion B Loan, the holder of the 360 Rosemary Mortgage Loan (i.e., the BMO 2022-C1 securitization trust, which rights will be exercisable by the controlling class representative for the BMO 2022-C1 pooled mortgage loans securitization transaction) will be the controlling noteholder. The 360 Rosemary Whole Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2022-C1 securitization. See “Description of the Mortgage Pool—The Whole Loans—The 360 Rosemary Pari Passu-AB Whole Loan” and “Pooling and Servicing Agreement” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$25,000,000	$25,000,000	BMO 2022-C1	No(1)
A-2	$20,000,000	$20,000,000	BMO 2022-C1	No
A-3	$15,000,000	$15,000,000	BMO 2022-C2	No
A-4	$17,000,000	$17,000,000	BMO 2022-C2	No
A-5	$8,000,000	$8,000,000	CGCMT 2022-GC48	No
Total Senior Loan	$85,000,000	$85,000,000
B-1	$100,802,000	$100,802,000	BMO 2022-C1 (Loan Specific)	No(1)
C-1	$24,198,000	$24,198,000	Third Party	Yes(1)
Total	$210,000,000	$210,000,000
(1)	Following the occurrence and during the continuance of a “control appraisal period” with respect to Note C-1, Note B-1 will be the controlling note. Following the occurrence and during the continuance of a “control appraisal period” with respect to Note B-1, Note A-1 will be the controlling note, and the controlling class representative of the BMO 2022-C1 pooled mortgage loans securitization will be entitled to exercise the related control rights. See “Description of the Mortgage Pool—The Whole Loans—The 360 Rosemary Pari Passu AB Whole Loan” in the Preliminary Prospectus.

The Property. The 360 Rosemary Property consists of a 20-story office property comprised of 291,298 square feet of office space and 21,704 of retail square feet located at 360 South Rosemary Avenue in West Palm Beach, Florida. The 360 Rosemary Property has a total of 606 parking spaces (approximately 1.94 parking spaces per 1,000 square feet of NRA) provided by the seven-story parking garage. The 360 Rosemary Property is situated at the southeast corner of South Rosemary Avenue and Fern Street that provides prime frontage for the retail tenants. The 360 South Rosemary Property is located in the downtown neighborhood of West Palm Beach and benefits from its proximity to entertainment attractions and outdoor recreation areas, such as the lifestyle retail development, The Square and public parks such as Howard Park. The 360 Rosemary Property is accessible from all major West Palm Beach commuter transportation hubs. Nearby train stations include the West Palm Beach Brightline Station, located approximately 0.2 miles north of the 360 Rosemary Property on the intersection of Evernia Street and Quadrille Plaza Drive, and the West Palm Beach Amtrak Train Station, located approximately 0.4 miles west of the 360 Rosemary Property on South Tamarind Avenue. The West Palm Beach Brightline Station provides access to Fort Lauderdale and Miami and is currently under construction to extend an additional line to Orlando, serving as an amenity to the 360 Rosemary Property tenants by providing access to a broader pool of talent. The 360 Rosemary Property was delivered in 2021 as a Class A office property and is currently 95.9% leased to a diverse mix of finance, real estate, insurance, legal and retail, including tenants such as New Day, Goldman Sachs, Comvest, Elliott Mgmt, Benefit Street, Point 72 and Maverick Capital. New Day, Goldman Sachs and Comvest represent a combined 43.1% of the total NRA with each tenant having greater than ten years remaining under their respective leases. The retail space is 100.0% leased by four tenants, Harry’s / Adrienne’s, Mount Sinai, Regions Bank and Café (Felice). Tenants at the 360 Rosemary Property have invested approximately $38.0 million ($121 PSF) in aggregate into their respective spaces, ranging from $25 to $400 PSF.

COVID-19 Update. As of December 1, 2021, the 360 Rosemary Property was open and operating and 100% of the base rent due in November 2021 and December 2021 was paid. The first debt service payment for the 360 Rosemary Whole Loan is due in March 2022. As of February 1, 2022, the 360 Rosemary Whole Loan is not subject to any forbearance, modification or debt service relief request.

Major Tenants. The three largest tenants based on underwritten base rent are New Day, Goldman Sachs and Comvest.

New Day (56,048 square feet; 17.9% NRA; 18.5% of underwritten base rent): New Day was founded in 1999 and is headquartered in Fulton, Maryland. New Day is a veteran mortgage lender that offers loans for home improvements, refinancing, and debt consolidation. New Day moved its second headquarters to the 360 Rosemary Property in the fourth quarter of 2021, to two suites on the 19th and 20th floors of the building totaling 52,299 square feet. New Day signed an amendment to the lease expanding their leased premises for a combined a total of three suites leased with a weighted average lease term of 10.5 years. New Day was provided a tenant improvement allowance of approximately $5.6 million ($100 PSF). New Day's lease expires in December 2032 and contains two consecutive renewal options of 60 months and a one-time termination right effective on any date elected by New Day during the period between November

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No. 6 – 360 Rosemary

30, 2027 and December 31, 2032. New Day’s Underwritten Base Rent PSF of $46.13 for 52,299 square feet of space on the 19th and 20th floors is approximately 19.7% below the appraiser’s concluded market rent of $55.00 PSF for the 19th floor and $60.00 for the 20th floor. New Day’s Underwritten Base Rent PSF of $60.00 for 3,749 square feet of space on the fourth floor is approximately 9.1% above the appraiser’s concluded market rent of $55.00 PSF.

Goldman Sachs (39,757 square feet; 12.7% NRA; 14.0% of underwritten base rent): Founded in 1869, Goldman Sachs Group Inc. (“Goldman Sachs”) is an American multinational investment bank and financial services company headquartered in New York City. Goldman Sachs offers services in investment management, asset management, prime brokerage and securities underwriting. As of the third quarter of 2021, Goldman Sachs reported approximately $46.7 billion in total revenue and approximately $1.2 trillion in total assets. Goldman Sachs occupies two suites with a lease term of 10.2 years and is expected to receive approximately $3.3 million (approximately $75 PSF) in tenant improvement allowance for the build-out of its new spaces expected to commence April 2022. Goldman Sachs’ lease expires in September 2032 and contains two consecutive renewal options of 60 months each, a one-time termination right effective as of the day preceding the fifth anniversary date of the rent commencement date under its lease and a termination right in the event that Goldman Sachs enters into a lease for at least 150,000 square feet at a specified nearby property owned by an affiliate of Borrower. Goldman Sachs’ Underwritten Base Rent PSF of $50.00 is approximately 9.1% below the appraiser’s concluded market rent for this space of $55.00 PSF.

Comvest (39,119 square feet; 12.5% NRA; 11.6% of underwritten base rent): Founded in 2000, Comvest Advisors (“Comvest”) is a private investment firm providing equity and debt capital to middle-market companies across North America. Since inception, Comvest has invested over $8.0 billion in middle market businesses and currently has over $6.6 billion in assets under management. Comvest occupies three suites with a lease term of 10.7 years and is expected to receive approximately $3.8 million ($97 PSF) in tenant improvement allowance for the build-out of its new spaces expected to commence July 2022, July 2023, and September 2023. The tenant improvement allowance is not inclusive of a termination fee paid by the borrower sponsor for Comvest’s relocation to the 360 Rosemary Property. Comvest’s lease expires in March 2033 and contains two consecutive renewal options of 60 months each and a one-time termination right effective as of the last day of the 7th year of its lease. Comvest’s Underwritten Base Rent PSF of $42.25 is approximately 23.2% below the appraiser’s concluded market rent for this space of $55.00 PSF.

Environmental. According to a Phase I environmental assessment dated December 6, 2021, there was no evidence of any recognized environmental conditions at the 360 Rosemary Property.

The following table presents certain information relating to the historical occupancy of the 360 Rosemary Property:

Historical and Current Occupancy
2018(1)	2019(1)	2020(1)	Current(2)
NAV	NAV	NAV	95.9%
(1)	Historical occupancies are unavailable as the 360 Rosemary Property was built in 2021.

(2)	Current occupancy is based on the underwritten rent roll as of December 1, 2021. Current occupancy is based on the percentage of net rentable area leased. Due to the recent completion of the 360 Rosemary Property, many tenants are currently in the process of building out their respective spaces and have not yet taken physical occupancy.

Annex B	BMO 2022-C2

No. 6 – 360 Rosemary

The following table presents certain information relating to the largest tenants based on underwritten base rent of the 360 Rosemary Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Exp. Date
New Day	NR/NR/NR	56,048	17.9%	$47.05	$2,637,231	18.5%	12/31/2032(4)
Goldman Sachs	A2/BBB+/A	39,757	12.7	50.00	1,987,850	14.0	9/30/2032(5)
Comvest	NR/NR/NR	39,119	12.5	42.25	1,652,778	11.6	3/31/2033(6)
Major Tenants		134,924	43.1%	$46.53	$6,277,859	44.1%

Other Tenants		165,178	52.8%	$48.18	$7,958,724	55.9%

Occupied Collateral Total / Wtd. Avg.		300,102	95.9%	$47.44	$14,236,583	100.0%

Vacant Space		12,900	4.1%

Collateral Total		313,002	100.0%

(1)	Based on underwritten rent roll dated as of December 1, 2021.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent include rent steps of approximately $162,744 through January 1, 2023.

(4)	New Day has a one-time right to terminate its lease effective on any date elected by during the period between November 30, 2027 and December 31, 2032.

(5)	Goldman Sachs has a one-time right to terminate its lease effective as of the day preceding the fifth anniversary date of the commencement of its lease.

(6)	Comvest has a one-time right to terminate its lease effective as of the last day of the 7th year of its lease.

The following table presents certain information relating to the tenant lease expirations of the 360 Rosemary Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	12,900	4.1%	NAP	NAP	12,900	4.1%	NAP	NAP
2022	0	0	0.0	$0	0.0%	12,900	4.1%	NAP	NAP
2023	0	0	0.0	0	0.0	12,900	4.1%	NAP	NAP
2024	0	0	0.0	0	0.0	12,900	4.1%	NAP	NAP
2025	0	0	0.0	0	0.0	12,900	4.1%	NAP	NAP
2026	4	15,891	5.1	713,428	5.0	28,791	9.2%	$713,428	5.0%
2027	2	10,565	3.4	549,986	3.9	39,356	12.6%	$1,263,414	8.9%
2028	0	0	0.0	0	0.0	39,356	12.6%	$1,263,414	8.9%
2029	0	0	0.0	0	0.0	39,356	12.6%	$1,263,414	8.9%
2030	0	0	0.0	0	0.0	39,356	12.6%	$1,263,414	8.9%
2031	2	8,363	2.7	472,648	3.3	47,719	15.2%	$1,736,062	12.2%
2032 & Beyond	18	265,283	84.8	12,500,521	87.8	313,002	100.0%	$14,236,583	100.0%
Total	26	313,002	100.0%	$14,236,583	100.0%
(1)	Based on the underwritten rent roll dated December 1, 2021.

(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.

(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include rent steps of approximately $162,744 through January 1, 2023.

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No. 6 – 360 Rosemary

The following table presents certain information relating to the underwritten cash flows of the 360 Rosemary Property:

Operating History and Underwritten Net Cash Flow
	Underwritten	Per Square Foot	%(1)
Rents in Place(2)	$14,073,839	$44.96	56.5%
Rent Steps(3)	520,390	1.66	2.1
Vacant Income	645,000	2.06	2.6
Parking Income	1,346,810	4.30	5.4
Gross Potential Rent	$16,586,039	$52.99	66.6%
Total Reimbursements(4)	8,314,511	26.56	33.4
Net Rental Income	$24,900,551	$79.55	100.0%
Other Income	0	0.00	0.0
(Vacancy/Credit Loss)	(1,245,028)	(3.98)	(5.0)
Effective Gross Income	$23,655,523	$75.58	95.0%
Total Expenses	$8,490,851	$27.13	35.9%
Net Operating Income	$15,164,673	$48.45	64.1%
Total TI/LC, Capex/RR	359,952	1.15	1.5
Net Cash Flow	$14,804,720	$47.30	62.6%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(2)	Based on the underwritten rent roll dated December 1, 2021.

(3)	Underwritten Rent Steps through January 1, 2023 includes approximately $357,646 for IG Tenants Credit rent and rent steps of approximately $162,744 through January 1, 2023.

(4)	Total Reimbursements include gross-up recoveries.

The Market. The 360 Rosemary Property is located in West Palm Beach, Palm Beach County, Florida, in the central business district of West Palm Beach. The 360 Rosemary Property is situated in the West Palm Beach Central Business District submarket on South Rosemary Avenue between Evernia Street and Fern Street and is surrounded primarily by office and residential properties, service businesses, and ground level retail. A major influence for the immediate area is the access to the local highway system, as well as its proximity to beach access, public transportation, and Palm Beach International Airport. Major highways within one-to-two miles of the 360 Rosemary Property include Interstate 95, Route 1 and Route 5. The 360 Rosemary Property also benefits from its proximity to multiple museums, parks, higher education institutions and outdoor sport venues.

According to the appraisal, as of the third quarter of 2021, the Palm Beach office market had an inventory of approximately 25.6 million square feet, overall vacancy in the market of approximately 13.2% and average asking rent of $38.13 PSF. As of the third quarter of 2021, the West Palm Beach Central Business District office submarket had an inventory of approximately 2.7 million square feet, overall vacancy of approximately 19.9% and average asking rent of $58.99 PSF. Within the West Palm Beach Central Business District office submarket, Class A office space overall vacancy rates have improved due to the lease-up of the 360 Rosemary Property and reports an average asking rent of $63.75 PSF. Additionally, within the West Palm Beach Central Business District office submarket, the market inventory, vacancy and average asking rent are impacted by the One Flagler property, a proposed 277,000 square foot, Class A office building development located at 154 Lakeview Avenue is expected to be delivered in 2023. According to the appraisal, the 2021 population within a one-, three- and five-mile radius was 14,546, 77,323 and 184,155, respectively. The 2021 median household income within a one-, three- and five-mile radius was $68,423, $53,322 and $50,318, respectively.

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No. 6 – 360 Rosemary

The following table presents certain information relating to comparable office leases for the 360 Rosemary Property:

Comparable Office Leases(1)
Property Name/Location	Year Built/ Renovated	NRA (SF)	Occupancy(2)	Tenant	Lease Size (SF)	Rent PSF	Commencement	Lease Term (Years)	Lease Type
360 Rosemary West Palm Beach, FL	2021/NAP	313,002	95.9%(3)	Various	Various	$47.44(4)	Various	Various	NNN
1 N Clematis West Palm Beach, FL	2001/NAP	102,452	92.0%	NAV	8,848	$44.00	May-21	3.0 Yrs.	NNN
CityPlace Tower West Palm Beach, FL	2008/NAP	306,007	95.0%	NAV	9,940	$50.23	Jun-21	10.3 Yrs.	NNN
Phillips Point Office Complex West Palm Beach, FL	1985/1988	437,188	100.0%	NAV	7,209	$59.00	Sep-21	10.2 Yrs.	NNN
Esperante West Palm Beach, FL	1989/NAP	460,394	94.0%	NAV	10,930	$55.00	Sep-21	5.5 Yrs.	NNN
One Flagler(2) West Palm Beach, FL	2023/NAP	277,000	15.0%	NAV	8,437	$75.00	Jan-23	10.5 Yrs.	NNN
(1)	Source: Appraisal.

(2)	The One Flagler property is currently in lease up and is under construction and is expected to be completed in 2023. Excluding the proposed One Flagler building, the remaining comparable properties have a combined weighted average occupancy of approximately 96.1%.

(3)	Occupancy for the 360 Rosemary Property is based on the underwritten rent roll as of December 1, 2021. Occupancy is based on the percentage of net rentable area leased. Due to the recent completion of the 360 Rosemary Property, many tenants are currently in the process of building out their respective spaces and have not yet taken physical occupancy.

(4)	Based on the underwritten rent roll dated as of December 1, 2021, with rent steps of approximately $162,744 through January 1, 2023.

The Borrower. The borrower is CityPlace North II, L.L.C., a Delaware limited liability company, structured to be a single purpose bankruptcy-remote entity with one independent director. Counsel to the borrower provided a non-consolidation opinion in connection with the origination of the 360 Rosemary Whole Loan.

The Borrower Sponsor. The borrower sponsor is The Related Companies, L.P. (“Related”). Related is a global real estate and lifestyle company with over $60 billion in assets owned or under development including the 28-acre Hudson Yards neighborhood on Manhattan’s West Side, The Grand and Related Santa Clara in California and the 78 in Chicago. Formed over 45 years ago, Related is one of the largest private owners of affordable housing with over 55,000 affordable and workforce housing units under ownership and management and is a fully integrated, highly diversified industry leader with experience in design, development, acquisitions, management, finance, hospitality, sustainability, and sales.

Property Management. The 360 Rosemary Property is managed by Related Urban Management Company Southeast L.L.C., a Delaware limited liability company, an affiliate of the borrower sponsor.

Escrows and Reserves. At origination, the borrower was required to deposit into escrow (i) $29,660,593 for tenant improvement, leasing commissions, and other leasing costs, (ii) $7,763,747 for free rent, (iii) $3,063,341 for gap rent, (iv) approximately $2,718,998 for completion of the base building work and (v) $2,291,872 for free recovery.

Tax Escrows – On a monthly basis during the continuance of a Trigger Period (as defined below) or an event of default under the 360 Rosemary Whole Loan documents, the borrower is required to escrow 1/12th of the annual estimated real estate taxes.

Insurance Escrows – On a monthly basis during the continuance of a Trigger Period or an event of default under the 360 Rosemary Whole Loan documents, the borrower is required to escrow 1/12th of the annual estimated insurance premium, provided that such monthly deposits are not required so long as a blanket or umbrella insurance policy acceptable to the lender and covering the 360 Rosemary Property is in effect.

TI/LC Reserve – On a monthly basis during the continuance of a Trigger Period, the borrower is required to escrow an amount equal to $19,804.19 for tenant improvement and leasing costs.

Replacement Reserve – On a monthly basis during the continuance of a Trigger Period, the borrower is required to escrow an amount equal to $3,960.84 for replacement reserves.

Lockbox / Cash Management. The 360 Rosemary Whole Loan is structured with a hard lockbox and springing cash management. The borrower is required to direct each tenant of the 360 Rosemary Property to deposit funds directly into the lockbox account controlled by the lender. Notwithstanding the foregoing, the borrower or property manager are required to deposit all revenues otherwise received relating to the property (other than tenant security deposits) into the lockbox account before the end of the first business day following receipt. On each business day during the continuance of a Trigger Period or event of default under the 360 Rosemary Whole Loan, all sums on deposit in the lockbox account are required to be swept to the cash management account. On each payment date during the continuance of a Trigger Period (or, at the lender’s discretion, during an event of default under the 360 Rosemary Mortgage Loan), all

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No. 6 – 360 Rosemary

sums on deposit in the cash management account are required to be applied and disbursed in accordance with the 360 Rosemary Whole Loan documents. At the end of each business day that no Trigger Period or event of default under the 360 Rosemary Whole Loan is continuing, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

During the continuance of a Trigger Period, any excess cash is required to be deposited in the excess cash flow reserve account as additional security for the 360 Rosemary Whole Loan.

A “Trigger Period” means each period (i) commencing on the date on which the debt yield (as calculated in the 360 Rosemary Whole Loan documents), as determined as of the first day of any fiscal quarter commencing after the fourth fiscal quarter of 2022, is less than 5.0% (a “Debt Yield Trigger”) and will continue until the debt yield is at least 5.0% as of the first day of two consecutive fiscal quarters, and (ii) commencing upon the borrower’s failure to deliver financial reports as and when required under the 360 Rosemary Whole Loan documents and concluding when such reports are delivered and indicate that no other Trigger Period is continuing.

“Guaranty” means that certain guaranty of recourse obligations dated as of January 18, 2022, made by The Related Companies, L.P. (“Guarantor”) in connection with the 360 Rosemary Whole Loan, that contains, among other things, the provisions that throughout the term of the 360 Rosemary Whole Loan, Guarantor shall maintain (A) a minimum net worth (exclusive of any interest in the 360 Rosemary Property) of $210 million and (B) minimum liquidity of $10 million.

Subordinate and Mezzanine Debt. On January 18, 2022, BMO funded the 360 Rosemary Subordinate Companion Loans in the aggregate amount of $125,000,000. The 360 Rosemary Senior Loan is senior in right of payment and in other respects to the 360 Rosemary Subordinate Companion Loans, and the 360 Rosemary Subordinate Companion B Loan is senior in right of payment and in other respects to the 360 Rosemary Subordinate Companion C Loan. The 360 Rosemary Subordinate Companion B Loan was an asset of the BMO 2022-C1 securitization trust but was pooled together with the other mortgage loans and payments of interest, principal and other amounts received in respect of the 360 Rosemary Subordinate Companion B Loan and allocable thereto will be available to make distributions in respect of the related classes of loan-specific classes of certificates only. The 360 Rosemary Subordinate Companion B Loan and the 360 Rosemary Subordinate Companion C Loan will have initial interest rates of 3.95000% and 3.95000% per annum, respectively, and are coterminous with the 360 Rosemary Senior Loan. The relative rights and obligations of the holders of the 360 Rosemary Whole Loan are governed by the terms of a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The 360 Pari Passu AB Whole Loan” in the Preliminary Prospectus. Based on the 360 Rosemary Whole Loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield are 65.8%, 65.8%, 1.76x and 7.2%, respectively.

Partial Release. Not permitted.

Ground Lease. None.

Annex B	BMO 2022-C2

No. 7 – Bell Works

Annex B	BMO 2022-C2

No. 7 – Bell Works

Annex B	BMO 2022-C2

No. 7 – Bell Works

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI, BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$30,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$30,000,000	Property Type – Subtype:	Office – Suburban
% of IPB:	4.2%	Net Rentable Area (SF):	1,371,470
Loan Purpose:	Refinance	Location:	Holmdel, NJ
Borrower:	Somerset Holmdel Development I Urban Renewal, L.P.	Year Built / Renovated:	1962, 1964, 1982 / 2017
Borrower Sponsors:	Ralph Zucker and Jozef Straus	Occupancy:	90.5%
Interest Rate:	5.11000%	Occupancy Date:	2/1/2022
Note Date:	4/8/2022	4th Most Recent NOI (As of):	$6,648,528 (12/31/2019)
Maturity Date:	5/6/2032	3rd Most Recent NOI (As of):	$11,557,609 (12/31/2020)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$15,787,125 (12/31/2021)
Original Term:	120 months	Most Recent NOI (As of)(5):	$15,179,689 (TTM 2/28/2022)
Original Amortization Term:	None	UW Economic Occupancy:	88.7%
Amortization Type:	Interest Only	UW Revenues:	$37,490,628
Call Protection(3):	L(26),D(91),O(3)	UW Expenses:	$17,715,360
Lockbox / Cash Management:	Hard / Springing	UW NOI(5):	$19,775,267
Additional Debt(2):	Yes	UW NCF:	$18,261,235
Additional Debt Balance(2):	$180,000,000	Appraised Value / Per SF:	$335,200,000 / $244
Additional Debt Type(2):	Pari Passu	Appraisal Date:	1/31/2022

Escrows and Reserves(4)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$153
Taxes:	$617,834	$308,917	N/A	Maturity Date Loan / SF:	$153
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	62.6%
Replacement Reserves:	$0	$24,583	N/A	Maturity Date LTV:	62.6%
TI / LC:	$8,500,000	Springing	$8,500,000	UW NCF DSCR:	1.68x
Other:	$6,778,984	Springing	N/A	UW NOI Debt Yield:	9.4%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$210,000,000	100.0%	Loan Payoff	$170,604,822	81.2%
			Sponsor Equity	20,132,200	9.6
			Upfront Reserves	15,896,818	7.6
			Closing Costs	3,366,160	1.6
Total Sources	$210,000,000	100.0%	Total Uses	$210,000,000	100.0%

(1)	The financial information presented in the charts above is calculated based on the aggregate outstanding principal balance of the Bell Works Whole Loan (as defined below).

(2)	The Bell Works Mortgage Loan (as defined below) is part of the Bell Works Whole Loan, which is comprised of 13 pari passu promissory notes with an aggregate original balance of $210,000,000. The Bell Works Whole Loan was co-originated by Citi Real Estate Funding, Inc. (“CREFI”), Bank of Montreal (“BMO”) and Barclays Capital Real Estate Inc. (“BCREI”).

(3)	Voluntary prepayment of the Bell Works Whole Loan is prohibited prior to the due date occurring in March 2032. Defeasance of the Bell Works Whole Loan in whole (but not in part) is permitted at any time after the earlier of (i) April 8, 2026 and (ii) the second anniversary of the closing date of the securitization that includes the last note of the Bell Works Whole Loan to be securitized. The assumed defeasance lockout period of 26 payments is based on the anticipated closing date of the BMO 2022-C2 securitization trust in July 2022. The actual lockout period may be longer.

(4)	See “Escrows and Reserves” below.

(5)	The increase from Most Recent NOI (As of) to UW NOI is primarily attributable to potential income from vacant space and contractual rent steps.

The Loan. The seventh largest mortgage loan (the “Bell Works Mortgage Loan”) is part of a whole loan (the “Bell Works Whole Loan”) that is secured by the borrower’s fee interest in a 1,371,470 square foot office property located in Holmdel, New Jersey (the “Bell Works Property”). The Bell Works Whole Loan is comprised of 13 pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $210,000,000. The Bell Works Mortgage Loan is evidenced by non-controlling Notes A-3-1 and A-5 with an outstanding principal balance as of the Cut-off Date of $30,000,000 and represents approximately 4.2% of the Initial Pool Balance.

The Bell Works Whole Loan will be serviced pursuant to the pooling and servicing agreement for the Benchmark 2022-B35 securitization. The Bell Works Whole Loan was co-originated on April 8, 2022 by CREFI, BMO and BCREI and accrues interest at a fixed rate of

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No. 7 – Bell Works

5.11000% per annum. The Bell Works Whole Loan has an initial term of 120 months, a remaining term of 118 months and is interest-only for the full term. The scheduled maturity date of the Bell Works Whole Loan is the due date that occurs in May 2032. The proceeds of the Bell Works Whole Loan were used to refinance the Bell Works Property, pay origination costs, fund upfront reserves and return equity to the borrower sponsor.

The table below summarizes the promissory notes that comprise the Bell Works Whole Loan. The relationship between the holders of the Bell Works Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$50,000,000	$50,000,000	Benchmark 2022-B35	Yes
A-2-1	$20,000,000	$20,000,000	CGCMT 2022-GC48	No
A-2-2	$5,000,000	$5,000,000	CREFI(1)	No
A-3-1	$15,000,000	$15,000,000	BMO 2022-C2	No
A-3-2	$10,000,000	$10,000,000	CREFI(1)	No
A-4	$20,000,000	$20,000,000	CGCMT 2022-GC48	No
A-5	$15,000,000	$15,000,000	BMO 2022-C2	No
A-6	$15,000,000	$15,000,000	BMO(1)	No
A-7	$10,000,000	$10,000,000	BMO(1)	No
A-8	$10,000,000	$10,000,000	BMO(1)	No
A-9	$25,000,000	$25,000,000	BBCMS 2022-C16	No
A-10	$10,000,000	$10,000,000	BBCMS 2022-C16	No
A-11	$5,000,000	$5,000,000	BBCMS 2022-C16	No
Whole Loan	$210,000,000	$210,000,000
(1)	Expected to be contributed to one or more future securitization transactions.

The Property. The collateral for the Bell Works Whole Loan is a five-story Class A suburban office building located in Holmdel, New Jersey totaling 1,371,470 square feet. The Bell Works Property was built in phases in 1962, 1964, and 1982 and recently renovated in 2017. The Bell Works Property is comprised of office and ground floor retail spaces and features a multi-story glass auditorium in the center of the Bell Works Property. The Bell Works Property also features a 360-seat auditorium, banquet room, roof deck, daycare and fitness center. Onsite parking is provided at the Bell Works Property by 4,263 surface parking spaces, resulting in a parking ratio of approximately 3.1 spaces per 1,000 square feet. As of February 1, 2022, the Bell Works Property was 90.5% occupied by 108 tenants with the largest tenant accounting for 24.2% of NRA and no other tenant accounting for greater than 6.7% of NRA.

COVID-19 Update. As of June 6, 2022, the Bell Works Property was open and operational. As of June 6, 2022, no tenants are receiving any rent deferrals or abatements due to the COVID-19 Pandemic. As of June 6, 2022, the Bell Works Whole Loan is not subject to any modifications or forbearance requests. The first payment date of the Bell Works Whole Loan was June 6, 2022.

Major Tenants. The three largest tenants based on underwritten base rent are iCIMS, Inc., Guardian Life Insurance Company of America and Jersey Central Power & Light Company.

The largest tenant based on underwritten base rent is iCIMS, Inc. (“iCIMS”) (331,378 square feet; 24.2% of NRA; 25.1% of underwritten base rent). iCIMS is a software company that specializes in talent acquisition and is headquartered at the Bell Works Property. iCIMS has approximately 4,000 clients, including 40 Fortune 100 companies, and has 2.4 million global platform users. iCIMS talent cloud platform offers employers a single comprehensive talent recruitment platform that connects employers’ human resource and recruitment solutions. iCIMS has been in occupancy at the Bell Works Property since December 2017 with an original lease for 186,602 square feet and has expanded its space at the Bell Works Property by an additional 72,388 square feet in both August 2019 and February 2021. iCIMS current lease expires in November 2032 and has one, two-year extension option followed by two, five-year extension options. iCIMS is currently “dark” in approximately 75,000 square feet of its demised premises. The Bell Works Whole Loan documents provide that iCIMS will not be deemed to be dark with respect to such space to the extent that (w) iCIMS has not alleged in writing any default by the borrower with respect to such space (including, without limitation, any failure to perform any landlord work and/or to pay any tenant allowance), (x) iCIMS has paid and continues to pay full unabated rent with respect to the entire demised premises, (y) iCIMS has not requested in writing any reduction in rent with respect to such space, and (z) iCIMS continues to occupy, and be open for business in, the balance of its demised premises.

The second largest tenant based on underwritten base rent is Guardian Life Insurance Company of America (“Guardian”) (91,319 square feet; 6.7% of NRA; 8.9% of underwritten base rent; Moody’s/S&P/Fitch; NR/AA+/NR). Guardian was founded in 1860 in New York City, where it is still headquartered. Guardian is one of the largest mutual life insurance companies in the United States with $9.3 billion in capital and $1.7 billion in operating income. Guardian serves approximately 29 million people through life insurance products, dental, accident, and disability insurance as well as individual retirement account programs and 401k products. Guardian currently employs

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No. 7 – Bell Works

approximately 9,000 individuals and has a network of over 2,500 financial representatives. Guardian’s lease at the Bell Works Property commenced in January 2018 and expires in December 2032 followed by three, five-year extension options.

The third largest tenant based on underwritten base rent is Jersey Central Power & Light Company (“JCP&L”) (69,870 square feet; 5.1% of NRA; 5.8% of underwritten base rent; Moody’s/S&P/Fitch: A3/BBB/BBB). JCP&L is an electrical utility company servicing approximately 1.1 million customers in central and northern New Jersey and is a subsidiary of FirstEnergy Corporation. JCP&L has been a tenant at the Bell Works Property since May 2017 and has a current lease term though December 2027 followed by two, five-year extension options.

Environmental. According to the Phase I environmental report dated as of February 14, 2022, a recognized environmental condition was identified related to a spill incident at the Bell Works Property which is currently undergoing remedial investigation. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

The following table presents certain information relating to the historical occupancy of the Bell Works Property:

	Historical and Current Occupancy
2019(1)	2020(1)	2021(1)	Current(2)
65.9%	76.6%	85.9%	90.5%
(1)	As provided by the borrowers and represents average annual occupancy for the indicated year unless otherwise specified.

(2)	Based on the underwritten rent roll dated February 1, 2022.

The following table presents certain information relating to the largest tenants based on underwritten base rent of the Bell Works Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/ Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Exp. Date
iCIMS(4)	NR/NR/NR	331,378	24.2%	$24.96	$8,271,612	25.1%	11/30/2032
Guardian(5)	NR/AA+/NR	91,319	6.7	$32.00	2,922,027	8.9	12/31/2032
Jersey Central Power & Light Company	A3/BBB/BBB	69,870	5.1	$27.51	1,921,789	5.8	12/31/2027
WorkWave LLC	NR/NR/NR	71,667	5.2	$26.50	1,899,176	5.8	5/27/2029
International Flavors & Fragrances, L.P.	Baa3/BBB/BBB	60,104	4.4	$30.68	1,844,047	5.6	9/30/2033
Cisco Systems	A1/AA-/NR	49,998	3.6	$26.24	1,312,182	4.0	12/31/2023
Santander Bank, N.A.(6)	A2/A+/NR	38,954	2.8	$31.00	1,207,574	3.7	4/30/2028
Central Reach	NR/NR/NR	26,615	1.9	$36.00	958,140	2.9	10/31/2032
Vonage	NR/NR/NR	25,517	1.9	$33.50	854,820	2.6	4/30/2027
Spirent Communications(7)	NR/NR/NR	34,389	2.5	$23.89	821,563	2.5	2/28/2030
Largest Tenants		799,811	58.3%	$27.52	$22,012,929	66.7%
Remaining Tenants		440,996	32.2	$24.92	10,990,333	33.3
Total Occupied		1,240,807	90.5%	$26.60	$33,003,261	100.0%
Vacant Space		130,663	9.5
Total / Wtd. Avg. All Tenants		1,371,470	100.0%
(1)	Based on the underwritten rent roll dated February 1, 2022.

(2)	Credit Ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent PSF, UW Base Rent, and % of Total UW Base Rent are inclusive of approximately $964,855 of contractual rent steps through March 1, 2023. Rent steps for Santander Bank, N.A. are underwritten through September 2023, as the tenant has an option to terminate effective August 31, 2024.

(4)	iCIMS, Inc. has one, two-year extension option followed by two, five-year extension options.

(5)	Guardian has three, five-year extension options, Jersey Central Power & Light Company, WorkWave LLC, International Flavors & Fragrances, L.P., Cisco Systems, Santander Bank N.A. and Central Reach all have two, five-year extension options. Vonage has two, two-year extension options.

(6)	Santander Bank, N.A. may terminate its lease effective August 31, 2024 with 12 months prior notice and subject to the payment of a termination fee.

(7)	Spirent Communications has a one-time right to terminate its lease in its entirety or in part as of February 28, 2027, with nine months’ notice and payment of a termination fee.

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No. 7 – Bell Works

The following table presents certain information relating to the tenant lease expirations of the Bell Works Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring
Vacant	NAP	130,663	9.5%	NAP	NAP	130,663	9.5%	NAP	NAP
MTM	2	1,662	0.1	$0	0.0%	132,325	9.6%	$0	0.0%
2022	18	42,134	3.1	1,218,576	3.7	174,459	12.7%	$1,218,576	3.7%
2023	15	78,933	5.8	2,394,956	7.3	253,392	18.5%	$3,613,531	10.9%
2024	12	23,561	1.7	865,476	2.6	276,953	20.2%	$4,479,008	13.6%
2025	8	44,562	3.2	1,316,138	4.0	321,515	23.4%	$5,795,145	17.6%
2026	10	41,427	3.0	1,309,163	4.0	362,942	26.5%	$7,104,309	21.5%
2027	6	99,957	7.3	2,923,188	8.9	462,899	33.8%	$10,027,497	30.4%
2028	6	87,830	6.4	2,353,695	7.1	550,729	40.2%	$12,381,192	37.5%
2029	14	146,993	10.7	4,008,535	12.1	697,722	50.9%	$16,389,726	49.7%
2030	10	118,084	8.6	2,571,170	7.8	815,806	59.5%	$18,960,896	57.5%
2031	0	0	0.0	0	0.0	815,806	59.5%	$18,960,896	57.5%
2032	5	470,976	34.3	12,198,319	37.0	1,286,782	93.8%	$31,159,215	94.4%
2033 & Beyond	3	84,688	6.2	1,844,047	5.6	1,371,470	100.0%	$33,003,261	100.0%
Total	109	1,371,470	100.0%	$33,003,261	100.0%
(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this rollover schedule.

(2)	Based on the underwritten rent roll dated February 1, 2022.

(3)	UW Base Rent Expiring, % of UW Base Rent Expiring and Cumulative UW Base Rent Expiring are inclusive of approximately $964,855 of contractual rent steps through March 1, 2023. Rent steps for Santander Bank, N.A. are underwritten through September 2023, as the tenant has an option to terminate effective August 31, 2024.

The following table presents certain information relating to the underwritten cash flows of the Bell Works Property:

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	TTM(1)(2)	Underwritten(2)	Per Square Foot	%(3)
Base Rent(4)	$23,043,362	$26,208,072	$29,412,960	$29,943,564	32,038,407	$23.36	76.3%
Contractual Rent Steps(5)	0	0	0	0	964,855	$0.70	2.3
Potential Income from Vacant Space	0	0	0	0	4,503,866	$3.28	10.7
Total Reimbursements	874,111	688,729	1,584,115	1,084,401	2,133,820	$1.56	5.1
Other Income(6)	568,329	341,475	959,018	996,252	1,330,546	$0.97	3.2
Event Revenue (net)(7)	8,314	37,558	158,948	226,082	1,023,000	$0.75	2.4
Gross Potential Rent	$24,494,116	$27,275,834	$32,115,041	$32,250,300	$41,994,494	$30.62	100.0%
Vacancy & Credit Loss	(4,177,860)	(2,236,002)	(433,620)	(492,980)	(4,503,866)	(3.28)	(10.7)
Effective Gross Income	$20,316,256	$25,039,832	$31,681,421	$31,757,320	$37,490,628	$27.34	89.3%
Real Estate Taxes	2,079,066	2,718,393	2,988,992	3,516,964	3,707,005	$2.70	9.9
Insurance	667,837	774,217	893,360	900,110	858,262	$0.63	2.3
Management Fee	728,324	861,280	1,089,879	1,109,805	1,312,172	$0.96	3.5
Other Operating Expenses	10,192,501	9,128,333	10,922,065	11,050,751	11,837,921	$8.63	31.6
Total Expenses	$13,667,728	$13,482,223	$15,894,296	$16,577,630	$17,715,360	$12.92	47.3%
Net Operating Income(2)	$6,648,528	$11,557,609	$15,787,125	$15,179,689	$19,775,267	$14.42	52.7%
Replacement Reserves	0	0	0	0	295,000	$0.22	0.8
TI / LC	0	0	0	0	1,219,032	$0.89	3.3
Net Cash Flow	$6,648,528	$11,557,609	$15,787,125	$15,179,689	$18,261,235	$13.32	48.7%
(1)	TTM represents the trailing 12 months ending February 28, 2022.

(2)	The increase from TTM Net Operating Income to Underwritten Net Operating Income is primarily attributable to potential income from vacant space and contractual rent steps.

(3)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Base Rent is based on the underwritten rent roll as of February 1, 2022.

(5)	Underwritten Contractual Rent Steps totaling $964,855 are underwritten through March 1, 2023. Rent steps for Santander Bank, N.A. are underwritten through September 2023, as the tenant has an option to terminate its lease effective August 31, 2024.

(6)	Other Income includes overtime HVAC reimbursements and net income from co-working space.

(7)	Event Revenue (net) includes net event revenue, access control fees, and other miscellaneous income.

Annex B	BMO 2022-C2

No. 7 – Bell Works

The Market. The Bell Works Property is located in Holmdel, New Jersey within Monmouth County and is considered part of Central New Jersey. As of 2020, the Central New Jersey area had a population of approximately 2.8 million people. Central New Jersey offers a mix of industry employment with the professional & business services and education & health services sectors accounting for 20% and 16.5% of total employment, respectively. Primary access to the Bell Works Property is via the Garden State Parkway and State Routes 35 and 34, all of which run through Holmdel, New Jersey.

The Bell Works Property is located in the Central New Jersey Office submarket. As of the third quarter of 2021, the submarket had an inventory of 84,070,150 square feet, a direct vacancy rate of 15.9% and a direct average Class A office base rent of $32.21 per square foot. Furthermore, as of the third quarter of 2021, Monmouth County had 12,028,106 square feet of office space, a direct vacancy rate of 8.7% and a direct average Class A office rent of $32.95 per square foot.

According to the appraisal, the 2021 population and average household income within a one-, three- and five-mile radius of the Bell Works Property was 1,658, 26,186, and 127,105 and $254,706, $238,948 and $169,488, respectively.

The following table presents certain information relating to comparable office leases for the Bell Works Property:

Comparable Office Leases(1)
Property Names	Tenant Name	City / State	Tenant Leased Space (SF)	Lease Sign Date	Lease Term (months)	Base Rent Per / SF
Bell Works	iCIMS, Inc.	Holmdel / NJ	331,378(2)	December 2017(2)	180(2)	$24.96(2)
West Windsor Commons	Bristol Myers Squibb	West Windsor / NJ	117,828	November 2020	90	$35.00
Princeton Forrestal Center	Croda International	Plainsboro / NJ	61,696	April 2020	138	$31.50
250 Industrial Way West	Tyco Submarine Systems	Eatontown / NJ	138,163	October 2019	120	$29.26
The Offices at Metropark	IBM	Edison / NJ	155,000	June 2019	64	$41.00
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated February 1, 2022.

The Borrower. The borrower is Somerset Holmdel Development I Urban Renewal, L.P., a New Jersey limited partnership and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Bell Works Whole Loan.

The borrower leases the Bell Works Property to Bell Works Master Tenant, LLC, a New Jersey limited liability company (the “Master Lessee”) pursuant to the terms of that certain Master Lease Agreement dated December 14, 2017, as amended (the “Master Lease”) under which the Master Lessee operates the Bell Works Property and pays rent to the borrower. The borrower elected to pass-through to the Master Lessee certain historic rehabilitation tax credits (“HTCs”) to which the borrower is entitled as a result of expenditures incurred in connection with the certified rehabilitation of the Bell Works Property, and the HTCs are not collateral for the Bell Works Whole Loan. An affiliate of the borrower (the “Managing Member of the Master Lessee”) retains a one percent controlling interest in the Master Lessee. The entity which owns 100% of the Managing Member of the Master Lessee has pledged its ownership interest in the Managing Member of the Master Lessee to the lender as collateral for the Bell Works Whole Loan. Pursuant to a subordination, non-disturbance and attornment agreement (the “HTC SNDA”) among the lender, the borrower, the Master Lessee and the 99% equity interest owner of Master Lessee (the “HTC Investor”), the Master Lease is subordinate to the lien of the mortgage in exchange for the lender’s agreement to not terminate the Master Lease until the next business day following the fifth anniversary of the date on which the last qualified rehabilitation expenditure as with respect to the Bell Works Property is first placed in service, but in no event later than April 1, 2026 (the “HTC Recapture Period Expiration Date”). In addition, pursuant to the HTC SNDA the lender must provide HTC Investor with prior written notice of its intention to commence any enforcement action (such as foreclosure) under the Bell Works Whole Loan documents, the lender must provide HTC Investor with all notices of default under the Bell Works Whole Loan documents, and HTC Investor has a cure period of not less than 10 days with respect to all such defaults. Pursuant to the operating agreement of the Master Lessee, HTC Investor is entitled to certain distributions subject to available cash flow, including an annual “priority return” equal to two percent of its paid-in capital contributions to the Master Lessee. Pursuant to a certain put option agreement between the Managing Member of the Master Lessee and the HTC Investor, the HTC Investor has a put option to cause the Managing Member of the Master Lessee to purchase all the HTC Investor’s interests in the Master Lessee during the three-month period following the occurrence of the HTC Recapture Period Expiration Date (the “Put Option”). In addition, HTC Investor has certain rights to replace borrower’s general partner and/or the Managing Member of the Master Lessee, subject to the terms and conditions set forth in the HTC SNDA.

The lender has also agreed that, prior to the HTC Recapture Period Expiration Date, on each due date following the first occurrence of a Trigger Period (as defined below), regardless of the existence of an event of default it will disburse to the Master Lessee any revenues from the Bell Works Property that exceed the sum of (i) base Master Lease rent (a portion of which may be subject to deferral due to the unavailable of net operating income, as more particularly described in the Master Lease), (ii) 1/12th of the estimated annual additional rent under the Master Lease (which is calculated based, in part, on net cash flow generated by the Bell Works Property and is payable annually to the extent of available net cash flow), (iii) the monthly replacement reserve deposit amount, (iv) the monthly TI / LC reserve deposit amount (if any), (v) during a Trigger Period, the monthly operating expense amount pursuant to the approved annual budget, and (vi)

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No. 7 – Bell Works

1/12th of the projected annual distribution to the Managing Member of Master Lessee (such revenues in excess of the sums set forth in clauses (i)-(vi), the “Excess Revenues”).

The Borrower Sponsors. The borrower sponsors and non-recourse carveout guarantors are Ralph Zucker and Jozef Straus. Ralph Zucker is the president of Somerset Development, a Holmdel, New Jersey-based real estate company specializing in new urbanism and traditional neighborhood design. Jozef Straus is a key principal of Adarsan Holdings Limited, a family investment office based in Ottawa, Ontario, Canada. Adarsan Holdings Limited partners with developers and provides management support, strategic guidance and access to a wide network of investment and industry contacts.

Property Management. The Bell Works Property is managed by Somerset Holmdel, LLC, an affiliate of the borrower sponsor.

Escrows and Reserves. At origination of the Bell Works Whole Loan, the borrower deposited approximately (i) $617,834 into a reserve account for real estate taxes or payment-in-lieu-of-tax payments, (ii) $8,500,000 into a reserve account for tenant improvements and leasing commissions and (iii) $6,778,984 into a reserve account for outstanding obligations with respect to certain unfunded free rent and tenant improvement/leasing commissions.

Tax Reserve - The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12th of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $308,917).

Insurance Reserve - The borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12th of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as the borrower maintains a blanket policy meeting the requirements of the Bell Works Whole Loan documents.

Replacement Reserve - The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $24,583.

TI / LC Reserve - The borrower is required to deposit into a tenant improvement and leasing commissions reserve, on a monthly basis, an amount equal to approximately $114,289; provided, however, the borrower will not be required to make such monthly deposit into the tenant improvement and leasing reserve so long as the amount in the tenant improvements and leasing commissions account equals or exceeds $8,500,000.

Put Price Reserve - The borrower is required to deposit into a put price reserve, on a monthly basis, from the payment date occurring in July 2024 through and including the monthly payment date in June 2026, an amount equal to approximately $82,130; provided that such obligation may be satisfied upon delivery to lender of a letter of credit in an amount not less than the amount sufficient to pay to HTC Investor all amounts due and payable in connection with the exercise of the Put Option, which letter of credit will serve as additional collateral for the Bell Works Whole Loan for so long as such letter of credit remains outstanding.

Lockbox / Cash Management. The Bell Works Whole Loan is structured with a hard lockbox and springing cash management. The borrower or Master Lessee are required to deliver a tenant direction letter to the existing tenants at the Bell Works Property, directing them to remit their rent checks directly to the lender-controlled lockbox. The borrower, property manager and Master Lessee are required to cause all rents to be deposited directly into a lender approved lockbox account immediately upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to the extent no Trigger Period exists, either (A) prior to the termination of the Master Lease in accordance with the terms and conditions of the Bell Works Whole Loan documents, to or at the direction of Master Lessee, or (B) on and after the termination of the Master Lease, to or at the direction of the borrower. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Bell Works Whole Loan documents. Prior to the HTC Recapture Period Expiration Date, (i) all Excess Revenues are required to be disbursed to the Master Lessee (regardless of whether a Trigger Event or event of default has occurred), and (ii) all other funds will be applied in accordance with the Bell Works Whole Loan documents, with any excess after such application to be held by the lender in an excess cash flow reserve account as additional collateral for the Bell Works Whole Loan. After the HTC Recapture Period Expiration Date, all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Bell Works Whole Loan documents will be held by the lender in an excess cash flow reserve account as additional collateral for the Bell Works Whole Loan.

A “Trigger Period” means a period commencing upon the occurrence of: (i) an event of default under the Bell Works Whole Loan, (ii) the debt yield on or prior to the payment date occurring in April 2023 falling below 6.75%, (iii) the debt yield after the payment date occurring in April 2023 falling below 7.00%, (iv) the occurrence of a Specified Tenant Trigger Period (as defined below), (v) on May 6, 2031 to the extent (x) iCIMS has not extended or renewed its Specified Tenant Lease (as defined below) for a term of at least five years and (y) the iCIMS Specified Tenant Lease accounts for 10% or more of the total rental income for the Bell Works Property (provided that, if any portion of the Bell Works Property which is the subject of the iCIMS Specified Tenant Lease is subleased to a third-party tenant, and such third-party tenant has entered into a direct agreement with borrower or Master Lessee, as applicable, in form and substance acceptable to lender whereby such third-party tenant’s sublease will continue as a direct lease between such third-party tenant and borrower or Master Lessee, as applicable, following the expiration or termination of the iCIMS Specified Tenant Lease for a term ending not earlier

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No. 7 – Bell Works

than the date that is three years following the stated maturity date of the Bell Works Whole Loan (i.e., May 6, 2035), then such third-party rent due pursuant to said sublease will reduce the total rent due under the iCIMS Specified Tenant Lease for purposes of the calculations included in this clause (y)). A Trigger Period may be cured (a) with respect to clause (i) above, upon the acceptance by the lender of a cure of such event of default, (b) with respect to clause (ii) and (iii) above, the date that the debt yield is equal to or greater than 7.00% for two consecutive calendar quarters, (c) with respect to clause (iv) above, a Specified Tenant Trigger Period ceasing to exist as set forth below and (d) with respect to clause (v) above, the satisfaction of the Collateral Cure Condition (as defined below).

“Specified Tenant Trigger Period” means a period (A) with regard to the Specified Tenant (as defined below) commencing upon the first to occur of (i) an event of default beyond applicable notice and cure periods, (ii) failing to be in actual, physical possession of the Specified Tenant Space (or applicable portion thereof) unless (A) the discontinuation is to comply with governmental restrictions which restrict the use or occupancy as a result of, or otherwise in connection with, the COVID-19 pandemic, or is due to any acceptable remote-working conditions or (B) solely with respect to iCIMS, the “dark” portion of the premises consists solely of the approximately 75,000 square feet of the premises demised pursuant to iCIMS’ Specified Tenant Lease that have not been improved or fit out and have not historically been occupied, and (w) iCIMS has not alleged in writing any default by borrower with respect to such portion of the premises, (x) iCIMS has paid and continues to pay full unabated rent, (y) iCIMS Tenant has not requested in writing any reduction in rent with respect to such portion of the premises, and (z) iCIMS continues to occupy, and be open for business in, the balance of its demised premises (each a “Permitted Dark Event”), (iii) Specified Tenant gives notice of lease termination, (iv) any termination or cancellation of any Specified Tenant Lease, (v) any bankruptcy or similar insolvency, (vi) failing to extend or renew the applicable Specified Tenant Lease in accordance with the applicable terms and conditions thereof and with the Bell Works Whole Loan for the applicable Specified Tenant renewal term and (vii) Specified Tenant ceasing to satisfy the Credit Rating Condition; and (B) expiring upon the first to occur of lender’s receipt of evidence reasonably acceptable to lender (which such evidence will include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to lender) of (1) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (2) borrower or Master Lessee, as applicable, leasing the entire Specified Tenant Space (as defined below)(or applicable portion thereof), the applicable tenant under such lease being in actual, physical occupancy of the space demised under its lease and paying the full amount of the rent due under its lease.

A “Specified Tenant Cure Condition” means each of the following, as applicable (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant Lease, (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant Space (or applicable portion thereof) subject to Permitted Dark Events, (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant Lease in accordance with clause (vi) of the Specified Tenant Trigger Period, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant Lease in accordance with its terms for the applicable Specified Tenant renewal term of five years, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant Lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant Lease pursuant to final, non-appealable order of a court of competent jurisdiction, (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant Lease and (vii) in the event the Specified Tenant Trigger Period is due to a Credit Rating Trigger, the applicable Specified Tenant with respect to which such Credit Rating Trigger occurred satisfies the Credit Rating Cure Condition (as defined below).

A “Specified Tenant” means, as applicable, (i) iCIMS, (ii) any tenant whose lease at the Bell Works Property, individually or when aggregated with all other leases at the Bell Works Property with the same tenant or any affiliates of such tenant, accounts for 15% or more of either (A) the total rental income for the Bell Works Property, or (B) the total square footage of the Bell Works Property, (iii) any other lessee(s) of the Specified Tenant Space (or any portion thereof) and (iv) any guarantor(s) of, or persons providing credit support in relation to, the applicable related Specified Tenant Lease(s). Notwithstanding the foregoing, or anything to the contrary herein, the Master Lessee will not be deemed to be a Specified Tenant.

A “Specified Tenant Lease” means, as applicable, each lease at the Bell Works Property with a Specified Tenant (including, without limitation, any guaranty or similar instrument furnished thereunder). Notwithstanding the foregoing, or anything to the contrary herein, the Master Lease will not be deemed to be a Specified Tenant Lease.

A “Specified Tenant Space” means that portion of the Bell Works Property demised as of the date hereof to the initial Specified Tenant pursuant to the initial Specified Tenant Lease.

A “Credit Rating Condition” means, as to any entity, a condition which will be satisfied to the extent that, as of the applicable date of determination, such entity then maintains a long-term unsecured debt rating of at least BBB- from S&P and an equivalent rating from each of Moody’s and Fitch, to the extent the foregoing rate such entity.

A “Credit Rating Cure Condition” means, as to any entity, a condition which will be satisfied to the extent that, as of the applicable date of determination, such entity then maintains a long-term unsecured debt rating of at least BBB- from S&P and, if applicable, an equivalent rating from Moody’s and Fitch.

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No. 7 – Bell Works

A “Collateral Cure Condition” means that borrower has deposited cash into an account with lender, or has delivered to lender a letter of credit, which, in each case, (i) serves as additional collateral for the Bell Works Whole Loan, and (ii) is in an amount determined by lender in its sole but good-faith discretion to be equal to the amount of excess cash flow that would have been deposited into the excess cash flow account pursuant to the terms of the Bell Works Whole Loan documents during the period from May 6, 2031 through and including May 6, 2032.

Subordinate and Mezzanine Debt. None.

Partial Release. The Bell Works Whole Loan documents permit, at any time other than the 60 days prior to and following a securitization of the Bell Works Whole Loan, the borrower to record condominium documents whereby it will impose a condominium regime on its fee interest in the Bell Works Property, which regime will consist of two units, one of which will consist of the air rights above the improvements (the “Upper Unit”) and the other will consist of all of the real property and improvements at the Bell Works Property which are not included in the Upper Unit after which the borrower may obtain the release of the Upper Unit, provided that, among other conditions: (i) the borrower delivers a REMIC opinion, and (ii) if requested by the lender, the borrower delivers a rating agency confirmation with respect to the implementation of the condominium conversion.

Ground Lease. None.

Township of Holmdel Library Lease & Note. In connection with the borrower’s redevelopment of the Bell Works Property, the borrower has leased a portion of the Bell Works Property to the Township of Holmdel, New Jersey (the “Township”) for use as a library. Pursuant to the related lease documentation, the borrower is required to make an annual payment of $50,000 to the Township for “tenant fit-out” through 2037. Such annual payment obligation is evidenced by a promissory note in the original principal amount of $1,000,000 made by borrower for the benefit of the Township. This promissory note does not bear interest and is freely prepayable at any time.

Township Escrow. In connection with the borrower’s redevelopment of the Bell Works Property, the borrower was required to escrow certain funds with the Township in order to pay for the Township’s costs in connection with the redevelopment. As of the date of origination of the Bell Works Whole Loan, approximately $96,181 remained in the escrow, which has been collaterally assigned to lender as additional security for the Bell Works Whole Loan.

Solar Panel Leases and Letters of Credit. The borrower is the lessee under three equipment lease agreements with Bank of the West in connection with certain solar panels at the Bell Works Property (the “Solar Panel Leases”). Pursuant to the terms thereof, the borrower has options to purchase the “equipment” (as defined in each Solar Panel Lease) that must each be exercised by no later than December 13, 2022 (the “Solar Panel Lease Purchase Option Deadline”). In connection with the Solar Panel Leases, Bank of the West is the beneficiary under three letters of credit issued by Canadian Imperial Bank of Commerce (the “Solar Panel LOCs”), for which an affiliate of the borrower is the applicant thereunder. There is one Solar Panel LOC associated with each Solar Panel Lease. The borrower has represented in the Bell Works Whole Loan documents that, among other things, on the Solar Panel Lease Purchase Option Deadline, the available amounts under each Solar Panel LOC will exceed the related purchase price under the associated Solar Panel Lease. The Bell Works Whole Loan documents obligate the borrower to timely exercise each Solar Panel Lease purchase option.

Annex B	BMO 2022-C2

No. 8 – 79 Fifth Avenue

Annex B	BMO 2022-C2

No. 8 – 79 Fifth Avenue

Annex B	BMO 2022-C2

No. 8 – 79 Fifth Avenue

Annex B	BMO 2022-C2

No. 8 – 79 Fifth Avenue

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$23,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$23,000,000	Property Type – Subtype:	Office – CBD
% of IPB:	3.2%	Net Rentable Area (SF):	345,751
Loan Purpose:	Recapitalization	Location:	New York, NY
Borrowers:	AK 79 Fifth LLC, SAK 79 Fifth LLC and DAK 79 Fifth LLC	Year Built / Renovated:	1906 / 2016
Borrower Sponsor:	Albert Kalimian	Occupancy:	100.0%
Interest Rate:	4.92000%	Occupancy Date:	2/15/2022
Note Date:	4/29/2022	4th Most Recent NOI (As of):	$16,646,769 (12/31/2018)
Maturity Date:	5/6/2032	3rd Most Recent NOI (As of):	$17,085,519 (12/31/2019)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$17,160,810 (12/31/2020)
Original Term:	120 months	Most Recent NOI (As of):	$18,362,181 (TTM 12/31/2021)
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$29,320,118
Call Protection(2):	L(26),D(89),O(5)	UW Expenses:	$9,216,627
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$20,103,491
Additional Debt(1):	Yes	UW NCF:	$19,331,988
Additional Debt Balance(1):	$217,000,000	Appraised Value / Per SF:	$395,000,000 / $1,142
Additional Debt Type(1):	Pari Passu	Appraisal Date:	2/24/2022

Escrows and Reserves(3)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$694
Taxes:	$2,815,969	$469,328	N/A	Maturity Date Loan / SF:	$694
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	60.8%
Replacement Reserves:	$0	$5,763	$207,468	Maturity Date LTV:	60.8%
TI / LC:	$1,000,000	$57,760	$3,500,000	UW NCF DSCR:	1.61x
Other:	$0	$0	N/A	UW NOI Debt Yield:	8.4%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan Amount	$240,000,000		63.1%	Purchase Price(4)	$369,000,000	97.0%
Sponsor Equity	140,421,540		36.9	Closing Costs	7,605,571	2.0
				Upfront Reserves	3,815,969	1.0
Total Sources	$380,421,540		100.0%	Total Uses	$380,421,540	100.0%

(1)	The 79 Fifth Avenue Mortgage Loan (as defined below) is part of the 79 Fifth Avenue Whole Loan (as defined below) with an original aggregate principal balance of $240,000,000. The financial information presented in the charts above is based on the $240,000,000 79 Fifth Avenue Whole Loan (as defined below).

(2)	Defeasance of the 79 Fifth Avenue Whole Loan is permitted at any time after the earlier to occur of (a) the end of the two-year period commencing on the closing date of the securitization of the last promissory note representing a portion of the 79 Fifth Avenue Whole Loan to be securitized and (b) April 29, 2026. The assumed defeasance lockout period of 26 payments is based on the closing date of this transaction in July 2022. The actual lockout period may be longer.

(3)	For a full description of escrows and reserves, please refer to “Escrows and Reserves” below.

(4)	The 79 Fifth Avenue Property (as defined below) was recapitalized at a price of $369,000,000. At origination the borrower sponsor bought out the equity partners’ 75% interest and paid off prior debt of $62,053,414.

The Loan. The eighth largest mortgage loan (the “79 Fifth Avenue Mortgage Loan”) is part of a whole loan (the “79 Fifth Avenue Whole Loan”) consisting of ten pari passu promissory notes in the aggregate outstanding principal balance of $240,000,000 and is secured by a first mortgage encumbering the borrowers’ fee interest in a 345,751 square feet office property, which includes 28,345 square feet of ground floor retail, in New York, New York (the “79 Fifth Avenue Property”). The 79 Fifth Avenue Mortgage Loan, evidenced by the non-controlling Note A-1-2, has an outstanding principal balance as of the Cut-off Date of $23,000,000 and represents approximately 3.2% of the Initial Pool Balance. The controlling note A-1-1 and the non-controlling notes A-1-3, A-2-1, A-2-2, A-2-3-1, A-2-3-2, A-3-1, A-3-2 and A-3-3 have an aggregate outstanding balance as of the Cut-off Date of $217,000,000. The 79 Fifth Avenue Whole Loan was co-originated by Citi Real Estate Funding Inc. (“CREFI”), Wells Fargo Bank, National Association (“WFBNA”) and JPMorgan

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No. 8 – 79 Fifth Avenue

Chase Bank, National Association (“JPMCB”). The 79 Fifth Avenue Whole Loan will be serviced pursuant to the pooling and servicing agreement for the CGCMT 2022-GC48 securitization. See “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

The 79 Fifth Avenue Whole Loan has an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. The 79 Fifth Avenue Whole Loan requires payments of interest only for the entire term of the 79 Fifth Avenue Whole Loan. The stated maturity date of the 79 Fifth Avenue Whole Loan is the payment date in May 2032.

Voluntary prepayment of the 79 Fifth Avenue Whole Loan is prohibited prior to the due date occurring in January 2032. Defeasance of the 79 Fifth Avenue Whole Loan in whole (but not in part) is permitted at any time after the earlier of (i) April 29, 2026 and (ii) the second anniversary of the closing date of the securitization that includes the last note of the 79 Fifth Avenue Whole Loan to be securitized.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-1	$50,000,000	$50,000,000	CGCMT 2022-GC48	Yes
A-1-2	$23,000,000	$23,000,000	BMO 2022-C2	No
A-1-3	$23,000,000	$23,000,000	CREFI(1)	No
A-2-1	$70,000,000	$70,000,000	BANK 2022-BNK42	No
A-2-2	$13,000,000	$13,000,000	WFBNA(1)	No
A-2-3-1	$12,000,000	$12,000,000	WFBNA(1)	No
A-2-3-2	$1,000,000	$1,000,000	BANK 2022-BNK42	No
A-3-1	$25,000,000	$25,000,000	JPMCB(1)	No
A-3-2	$11,500,000	$11,500,000	JPMCB(1)	No
A-3-3	$11,500,000	$11,500,000	JPMCB(1)	No
Total	$240,000,000	$240,000,000
(1)	Expected to be contributed to one or more future securitizations.

The Property. The 79 Fifth Avenue Property consists of an 18-story office building totaling 345,751 square feet, which includes 28,345 square feet of ground floor retail space located in New York, New York. The property, which sits on 0.4-acre parcel of land, was built in 1906 and renovated in 2016. According to the appraisal, the borrowers provided a $9.4 million capital improvement budget, which included landlord work on floors 2 through 4, new lot line windows on floors 2 through 4, sidewalk vault repairs, and general base building enhancements. As of February 24, 2022, there was $3.3 million of outstanding renovation costs. The 79 Fifth Avenue Property features a lobby with marble finishes and vaulted ceilings, functional, rectangular shaped floor plates, and views of the surrounding Manhattan skyline. The retail units have frontage and visibility along Fifth Avenue with floor to ceiling glass storefronts. Five of the tenants (or their parent company), comprising 98.1% NRA and 96.6% of underwritten base rent, are investment grade rated. As of February 15, 2022, the property is 100% leased to six tenants and, according to a third-party market research report, has averaged 96.4% occupancy from 2011 through 2021.

The largest tenant based on underwritten base rent is The New School (212,800 square feet; 61.5% of NRA; 51.7% of underwritten base rent). The New School is a private research university in New York City. Founded in 1919, the university has grown to five colleges with courses in emerging social sciences, international affairs, liberal arts, history, and philosophy as well as art, design, management and performing arts. In 2021, The New School generated $319.1 million in operating revenue and, similar to other private universities, did not receive significant funding from the federal or state government. According to a third-party report, The New School achieved record enrollment with 10,168 students in 2021. The New School has been at the 79 Fifth Avenue Property since 2004, has expanded multiple times and currently occupies 12 floors (5 through 12, 16 through 18, and ground floor and basement space). The New School’s lease expires on June 30, 2030. The New School has two, 10-year renewal options and no termination options. There is currently ongoing arbitration between The New School and the borrowers. Between 2017 and 2021, an administrative error occurred whereby The New School was not charged its contractual rental increases. A mediation hearing over the back rent and rent escalations was recently held, and the final outcome of the hearing is pending. Underwritten base rent is based on the lower amount currently being paid by The New School. In the event the borrowers are successful in the arbitration, The New School’s base rent would increase by approximately $1.3 million annually. See “Description of the Mortgage Pool—Litigation and Other Legal Considerations” in the Preliminary Prospectus.

The second largest tenant based on underwritten base rent is CapGemini America, Inc. (“CapGemini”) (64,500 square feet; 18.7% of NRA; 20.7% of underwritten base rent). CapGemini is a French multinational information technology services and consulting company. Headquartered in Paris, France, the company was founded in 1967 as an enterprise management and data processing company and launched US operations in 1981 following the acquisition of DASD Corporation. Today, CapGemini operates in 42 countries and reported 2021 revenues of €18,160 million, a 14.6% increase over 2020. CapGemini has been at the 79 Fifth Avenue Property since 2016 and currently occupies floors 2 through 4. The lease for the second and third floor space (collectively 43,000 square feet) expires on September 30, 2027, and the lease on the fourth floor (21,500 square feet) expires on January 31, 2027. CapGemini has one, 5-year

Annex B	BMO 2022-C2

No. 8 – 79 Fifth Avenue

renewal option on all of their space. CapGemini may terminate its lease with respect to the second and third floors at any time after October 13, 2024 upon at least 12 months’ notice and payment of a termination fee of approximately $3,065,866.

The third largest tenant based on underwritten base rent is Hulu, LLC (“Hulu”) (40,106 square feet; 11.6% of NRA; 12.9% of underwritten base rent) Hulu is an American streaming platform that launched in 2007 and offers a library of films and television series. Hulu is majority owned by The Walt Disney Company with NBCUniversal holding a minority stake. For the year ended September 2021, Hulu reported $2.1 billion in ad revenue. Hulu has been at the 79 Fifth Avenue Property since 2014, doubled its space in 2018 and currently occupies the 14th and 15th floors. Hulu’s lease expires on May 31, 2025. Hulu has one, 5-year renewal option and no termination options.

COVID-19 Update. As of June 6, 2022, the 79 Fifth Avenue Property is open and operational and there were no outstanding rent relief requests. The first payment date of the 79 Fifth Avenue Mortgage Loan is June 6, 2022. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and May Adversely Affect the Performance of the Mortgage Loans” in the Preliminary Prospectus.

The following table presents certain information relating to the historical occupancy of the 79 Fifth Avenue Property:

Historical and Current Occupancy(1)
2019	2020	2021	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of February 15, 2022.

The following table presents certain information relating to the largest tenants based on underwritten base rent of the 79 Fifth Avenue Property:

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date
The New School(4)	NR/A3/NR	212,800(4)	61.5%	$64.02	$13,622,601	51.7%	6/30/2030
CapGemini(5)	NR/NR/BBB	64,500	18.7	$84.65	5,460,117	20.7	Various(6)
Hulu	A-/A2/BBB+	40,106	11.6	$85.00	3,408,977	12.9	5/31/2025
Citibank, N.A.(8)	A+/Aa3/A+	14,872	4.3	$50.43	750,000	2.8	4/30/2028
Coach Inc	NR/Baa2/BBB-	7,073	2.0	$311.76	2,205,067	8.4	1/31/2024(7)
Free People(9)	NR/NR/NR	6,400	1.9	$140.69	900,407	3.4	4/30/2023
Occupied Total		345,751	100.0%	$76.20	$26,347,169	100.0%
Vacant Space		0	0.0
Total / Wtd. Avg.		345,751	100.0%
(1)	Based on underwritten rent roll dated February 15, 2022.

(2)	Ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent PSF, UW Base Rent, and % of Total UW Base Rent include straight-line rent averaging for certain investment grade tenants (The New School and CapGemini) through lease maturity totaling $2,450,889 and contractual rent steps through February 2023 totaling $157,294 but does not reflect any outcome of the arbitration between The New School and the borrowers with respect to certain back rent and rent escalations. See “Underwritten Net Cash Flow” below.

(4)	The New School currently subleases a portion of the 18th floor totaling 8,820 SF (2.6% of NRA; 4.1% of The New School NRA) to Gene Kaufman Architect, P.C.

(5)	CapGemini may terminate its lease with respect to the second and third floors any time after October 13, 2024 upon at least 12 months’ notice and payment of a termination fee of approximately $3,065,866.

(6)	CapGemini’s lease with respect to the fourth floor (21,500 SF) expires on January 31, 2027, and with respect to the second and third floors (43,000 SF) expires on September 30, 2027.

(7)	Coach Inc occupies 25.0% of the ground floor retail space and is expected to vacate at lease expiration.

(8)	Citibank, N.A. occupies 52.5% of the ground floor retail space.

(9)	Free People occupies 22.6% of the ground floor retail space.

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No. 8 – 79 Fifth Avenue

The following table presents certain information relating to the tenant lease expirations of the 79 Fifth Avenue Property:

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	NRA Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative% of UW Base Rent Expiring(3)
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	1	6,400	1.9	900,407	3.4	6,400	1.9%	$900,407	3.4%
2024	1	7,073	2.0	2,205,067	8.4	13,473	3.9%	$3,105,474	11.8%
2025	1	40,106	11.6	3,408,977	12.9	53,579	15.5%	$6,514,451	24.7%
2026	0	0	0.0	0	0.0	53,579	15.5%	$6,514,451	24.7%
2027	2	64,500	18.7	5,460,117	20.7	118,079	34.2%	$11,974,568	45.4%
2028	1	14,872	4.3	750,000	2.8	132,951	38.5%	$12,724,568	48.3%
2029	0	0	0.0	0	0.0	132,951	38.5%	$12,724,568	48.3%
2030	1	212,800	61.5	13,622,601	51.7	345,751	100.0%	$26,347,169	100.0%
2031	0	0	0.0	0	0.0	345,751	100.0%	$26,347,169	100.0%
2032 & Beyond	0	0	0.0	0	0.0	345,751	100.0%	$26,347,169	100.0%
Total	7	345,751	100.0%	$26,347,169	100.0%
(1)	Based on the underwritten rent roll dated February 15, 2022.

(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.

(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include straight-line rent averaging for certain investment grade tenants (The New School and CapGemini) through lease maturity totaling $2,450,889 and contractual rent steps through February 2023 totaling $157,294 but does not reflect any outcome of the arbitration between The New School and the borrowers with respect to certain back rent and rent escalations.

The following table presents certain information relating to the underwritten cash flows of the 79 Fifth Avenue Property:

Operating History and Underwritten Net Cash Flow(1)
	2019	2020	2021	Underwritten	Per Square Foot	%(2)
Rents in Place	$21,523,248	$21,892,938	$22,660,998	$23,738,986	$68.66	76.9%
Rent Steps(3)	0	0	0	2,608,183	7.54	8.5
Gross Potential Rent	$21,523,248	$21,892,938	$22,660,998	$26,347,169	$76.20	85.4%
Total Reimbursements	3,688,603	3,730,411	4,273,141	4,516,113	13.06	14.6
Net Rental Income	$25,211,851	$25,623,349	$26,934,139	$30,863,283	$89.26	100.0%
Vacancy	0	0	0	(1,543,164)	(4.46)	(5.0)
Other Income(4)	158,823	54,402	0	0	0.00	0.0
Effective Gross Income	$25,370,674	$25,677,751	$26,934,139	$29,320,118	$84.80	95.0%
Total Expenses	$8,285,155	$8,516,941	$8,571,958	$9,216,627	$26.66	31.4%
Net Operating Income	$17,085,519	$17,160,810	$18,362,181	$20,103,491	$58.14	68.6%
Cap Ex, Total TI/LC	0	0	0	771,503	2.23	2.6
Net Cash Flow	$17,085,519	$17,160,810	$18,362,181	$19,331,988	$55.91	65.9%
(1)	Based on the underwritten rent roll dated February 15, 2022.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Rent Steps include straight-line rent averaging for certain investment grade tenants (The New School and CapGemini) through lease maturity totaling $2,450,889 and contractual rent steps through February 2023 totaling $157,294 but does not reflect any outcome of the arbitration between The New School and the borrowers with respect to certain back rent and rent escalations.

(4)	Other Income includes items such as parking income, HVAC after-hours income, and miscellaneous operating income.

The Market. The 79 Fifth Avenue Property is situated in the Flatiron neighborhood of New York, New York, which neighborhood is bordered by Park Avenue South to the east, Sixth Avenue to the west, 25th Street to the north and 13th Street to the south. The property is located directly west of Union Square and is three blocks northwest of the Union Square subway station, which services the L, N, Q, R, W, 4, 5, and 6 lines.

Annex B	BMO 2022-C2

No. 8 – 79 Fifth Avenue

According to a third-party market research report, the 79 Fifth Avenue Property is located in the Gramercy Park office submarket of the New York City market. As of April 2022, the Gramercy Park submarket reported total inventory of approximately 28.5 million SF with a 10.3% vacancy rate and average asking rent of $72.08 PSF. The appraiser concluded to a market rent for the office space at the 79 Fifth Avenue Property of $80.00 PSF for floors 2 to 10, $85.00 PSF for floors 11 to 15, and $90.00 PSF for floors 16 to 18, all on a modified gross basis.

The following table presents certain information relating to the appraisal’s market rent conclusions for the 79 Fifth Avenue Property:

Market Rent Summary(1)
	Office Floors 2-10	Office Floors 11-15	Office Floors 16-18	Retail Corner	Retail Fifth Avenue Large	Retail Fifth Avenue Small	Retail Lower
Market Rent (PSF)	$80.00	$85.00	$90.00	$275.00	$175.00	$225.00	$50.00
Lease Term (Years)	10	10	10	10	10	10	10
Lease Type	MG	MG	MG	MG	MG	MG	Gross
(1)	Source: Appraisal.

The following table presents information relating to comparable office property sales for the 79 Fifth Avenue Property:

Comparable Sales Summary(1)
Property Name/Location	Sale Date	Year Built/ Renovated	Total NRA (SF)	Occupancy	Sale Price	Sale Price PSF
79 Fifth Avenue New York, NY	N/A	1906/2016	345,751(2)	100.0%(2)	NAP	NAP
475 Fifth Avenue New York, NY	Dec-2021	1965/2017	276,000	97.0%	$299,460,000	$1,085.00
375 West Broadway New York, NY	Feb-2022	1863/2014	76,605	100.0%	$130,000,000	$1,697.02
11 Madison Park North New York, NY	Apr-2021	1913/NAP	260,140	90.1%	$275,000,000	$1,057.12
315 Park Avenue South New York, NY	Dec-2021	1910/2016	332,614	97.3%	$361,700,000	$1,087.45
245-249 West 17th Street New York, NY	Dec-2021	1902-1909/2016	281,253	98.7%	$389,200,000	$1,383.81
218 West 18th Street New York, NY	Dec-2021	1912/2009	165,255	100.0%	$170,000,000	$1,028.71
635-641 Avenue of the Americas New York, NY	June-2021	1902/2015	273,983	94.0%	$325,000,000	$1,186.20
1375 Broadway New York, NY	July-2020	1927/NAP	518,578	100.0%	$435,000,000	$838.83

(1)	Source: Appraisal.

(2)	Based on Underwritten Rent Roll dated February 15, 2022.

Annex B	BMO 2022-C2

No. 8 – 79 Fifth Avenue

The following table presents information relating to comparable office properties for the 79 Fifth Avenue Property:

Comparable Office Properties Summary(1)
Property Name/Location	Office Area	Year Built/ Renovated	Stories	Sublease SF Available	% Occupied (Direct)	Average Asking Rent
79 Fifth Avenue New York, NY	317,406(2)	1906/2016	18	-	100.0%(2)	$70.86(2)(3)
55 Fifth Avenue New York, NY	270,685	1926/NAP	19	0	94.1%	$90.00
71 Fifth Avenue New York, NY	165,000	1907/NAP	11	0	91.0%	$90.00
80 Fifth Avenue New York, NY	132,000	1908/NAP	18	0	100.0%	NAP
90 Fifth Avenue New York, NY	138,211	1903/NAP	11	0	100.0%	NAP
91 Fifth Avenue New York, NY	61,500	1894/NAP	8	0	87.0%	$68.00
100-104 Fifth Avenue New York, NY	305,000	1905/NAP	20	42,807	93.7%	$75.00
110 Fifth Avenue New York, NY	200,378	1890/NAP	11	0	100.0%	NAP
111 Fifth Avenue New York, NY	234,700	1877/NAP	13	0	100.0%	NAP
114-116 Fifth Avenue New York, NY	351,666	1910/NAP	19	0	100.0%	NAP
122 Fifth Avenue New York NY	294,730	1900/NAP	10	0	75.0%	$100.00

(1)	Source: Appraisal.

(2)	Based on Underwritten Rent Roll dated February 15, 2022.

(3)	Represents Underwritten Base Rent per SF.

The Borrowers. The borrowers comprise three tenants in common, AK 79 Fifth LLC, SAK 79 Fifth LLC, and DAK 79 Fifth LLC, each a Delaware limited liability company and single purpose entity with one independent director. Counsel to the borrower provided a non-consolidation opinion in connection with the origination of the 79 Fifth Avenue Whole Loan.

The Borrower Sponsor. The borrower sponsor and nonrecourse carveout guarantor is Albert Kalimian. Albert Kalimian owns Kalimian Properties, a fully integrated privately held real estate investment firm with ownership interests in 10 commercial and multifamily properties in Manhattan, New York. Albert Kalimian had a 25% ownership stake in the property and is using the loan proceeds to buy out his equity partners to increase his ownership share to 100%.

Property Management. The 79 Fifth Avenue Property is managed by AMK Holdings Inc., a Delaware corporation, an affiliate of the borrowers.

Escrows and Reserves. At origination of the 79 Fifth Avenue Whole Loan, the borrowers deposited approximately (i) $2,815,969 into a real estate tax reserve account and (ii) $1,000,000 into a TI/LC reserve account.

Tax Escrows – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the taxes that the lender reasonably estimates will be payable over the next-ensuing 12-month period (initially estimated to be approximately $469,328).

Insurance Escrows – The borrowers are required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount which will be sufficient to pay the insurance premiums due for the renewal of coverage afforded by such policies; provided, however, such insurance reserve has been conditionally waived so long as the borrowers maintain a blanket policy meeting the requirements of the 79 Fifth Avenue Whole Loan documents.

TI/LC Reserve – The borrowers are required to deposit into a tenant improvement and leasing commissions reserve, on a monthly basis, an amount equal to approximately $57,760; provided, however, the borrowers will not be required to make such monthly deposit into the tenant improvement and leasing reserve so long as the amount then on deposit in the tenant improvements and leasing commissions reserve account equals or exceeds $3,500,000. The borrowers may substitute a letter of credit for all or any portion of funds on deposit in the tenant improvement and leasing commissions account, which letter of credit will be increased by the borrowers in lieu of making the required monthly deposits into such reserve account.

Annex B	BMO 2022-C2

No. 8 – 79 Fifth Avenue

Replacement Reserve – The borrowers are required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $5,763; provided, however, the borrowers will not be required to make such monthly deposit into the replacement reserve so long as the amount then on deposit in the replacement reserve account equals or exceeds $207,468. The borrowers may substitute a letter of credit for all or any portion of funds on deposit in the replacement reserve account, which letter of credit will be increased by the borrowers in lieu of making the required monthly deposits into such reserve account.

Lockbox / Cash Management. The 79 Fifth Avenue Whole Loan is structured with a hard lockbox and springing cash management. At origination of the 79 Fifth Avenue Whole Loan, the borrowers were required to deliver a notice to each tenant directing each tenant to remit all payments under the applicable lease directly to the lender- controlled lockbox. All funds received by the borrowers or the property manager are required to be deposited in a lockbox account immediately following receipt. All funds deposited into the lockbox are required to be released to the borrowers on each business day unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a lender-controlled cash management account to be applied and disbursed in accordance with the 79 Fifth Avenue Whole Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the 79 Fifth Avenue Whole Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the 79 Fifth Avenue Whole Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrowers. Upon an event of default under the 79 Fifth Avenue Whole Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon (i) the occurrence of an event of default under the 79 Fifth Avenue Whole Loan loan documents, (ii) the debt service coverage ratio falling below 1.15x (tested on a hypothetical 30-year amortization basis), or (iii) the occurrence and continuance of Specified Tenant Trigger Period (as defined below); and (B) expiring upon (x) with regard to clause (i), the cure of such event of default or waiver thereof by the lender, (y) with regard to clause (ii), the debt service coverage ratio being above 1.15x (tested on a hypothetical 30-year amortization basis) for 2 consecutive calendar quarters, or (z) with regard to clause (iii), a Specified Tenant Trigger Period ceasing to exist. Notwithstanding the foregoing, the failure to maintain a debt service coverage ratio of at least 1.15x will not result in a Trigger Period if, within 15 days of the borrowers’ receipt of notice of the Trigger Period caused in connection with clause (ii), the borrowers make a deposit into a reserve account held by the lender or deliver a letter of credit, in either case in an amount which, if deducted from the outstanding principal balance of the 79 Fifth Avenue Whole Loan, would cause the debt service coverage ratio to be at least 1.15x (tested on a hypothetical 30-year amortization basis).

A “Specified Tenant” means, as applicable, (i) The New School, (ii) any guarantor(s) of the applicable related Specified Tenant Lease(s), and (iii) any replacement tenant for a Specified Tenant that leases 107,500 square feet or more at the 79 Fifth Avenue Property.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant being in monetary or material non-monetary default under the applicable Specified Tenant Lease, in each case, beyond applicable notice, grace and cure periods (provided that the existing rent dispute between the borrowers and The New School as described in an estoppel certificate provided by The New School will not be deemed a default by The New School for the purposes of commencing a Specified Tenant Trigger Period; and provided further that a Specified Tenant will be deemed to be in default under this clause (i) if The New School fails to deliver a letter of credit when and as required under such tenant’s lease), (ii) a Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant Space (or applicable portion thereof), (iii) any termination or cancellation of any Specified Tenant Lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant Lease failing to otherwise be in full force and effect, (iv) any bankruptcy or similar insolvency of Specified Tenant, and (v) Specified Tenant failing to extend or renew the applicable Specified Tenant Lease on or prior to June 30, 2028 in accordance with the applicable terms and conditions thereof and hereof for the applicable Specified Tenant Renewal Term; and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence shall include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance reasonably acceptable to the lender) of (1) the satisfaction of the Specified Tenant Cure Conditions or(2) the borrowers leasing the entire Specified Tenant Space (or applicable portion thereof) in accordance with the applicable terms and conditions of the 79 Fifth Avenue Whole Loan documents, and the applicable tenant under such lease occupying the space demised under its lease and paying the full amount of the rent due under the applicable lease.

The “Specified Tenant Cure Conditions” means (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant Lease, (ii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease as being in full force and effect, (iii) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant Lease in accordance with clause (v) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant Lease in accordance with the terms of such lease and of the 79 Fifth Avenue Whole Loan documents for the applicable Specified Tenant Renewal Term, (iv) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant Lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant Lease pursuant to final, non-appealable order of a court of competent jurisdiction, and (v) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant Lease.

Annex B	BMO 2022-C2

No. 8 – 79 Fifth Avenue

A “Specified Tenant Renewal Term” means five years.

A “Specified Tenant Space” means the entirety of that portion of the 79 Fifth Avenue Property demised as of the date hereof to the initial Specified Tenant pursuant to The New School’s lease.

A “Specified Tenant Lease” means collectively and/or individually (as the context requires), each lease at the 79 Fifth Avenue Property with Specified Tenant (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.

Partial Release. Not Permitted.

Subordinate and Mezzanine Debt. None.

Ground Lease. None.

Annex B	BMO 2022-C2

No. 9 – 111 River Street

Annex B	BMO 2022-C2

No. 9 – 111 River Street

Annex B	BMO 2022-C2

No. 9 – 111 River Street

Annex B	BMO 2022-C2

No. 9 – 111 River Street

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$22,000,000	Title:	Leasehold
Cut-off Date Principal Balance(1):	$22,000,000	Property Type – Subtype:	Office – CBD
% of IPB:	3.1%	Net Rentable Area (SF):	557,719
Loan Purpose:	Acquisition	Location:	Hoboken, NJ
Borrowers:	River and First Streets LLC	Year Built / Renovated:	2002 / NAP
	and 280-10 Group LLC	Occupancy:	82.6%
Borrower Sponsors:	Steven J. Pozycki and	Occupancy Date:	1/1/2022
	David Werner	4th Most Recent NOI (As of):	$6,751,258 (12/31/2018)
Interest Rate:	3.28000%	3rd Most Recent NOI (As of):	$8,782,654 (12/31/2019)
Note Date:	1/21/2022	2nd Most Recent NOI (As of):	$9,767,259 (12/31/2020)
Maturity Date:	2/6/2027	Most Recent NOI (As of):	$9,928,521 (TTM 10/31/2021)
Interest-only Period:	60 months	UW Economic Occupancy:	82.1%
Original Term:	60 months	UW Revenues:	$22,541,072
Original Amortization Term:	None	UW Expenses:	$9,445,383
Amortization Type:	Interest Only	UW NOI:	$13,095,689
Call Protection:	L(29),D(26),O(5)	UW NCF:	$13,095,689
Lockbox / Cash Management:	Hard / Springing	Appraised Value / Per SF:	$244,000,000 / $437
Additional Debt(1):	Yes	Appraisal Date:	11/15/2021
Additional Debt Balance(1):	$55,500,000 / $76,250,000
Additional Debt Type(1):	Pari Passu / Subordinate

Escrows and Reserves(2)				Financial Information(1)
	Initial	Monthly	Initial Cap		Senior Loan	Whole Loan
Taxes:	$122,519	$138,561	N/A	Cut-off Date Loan / SF:	$139	$276
Insurance:	$177,648	Springing	N/A	Maturity Date Loan / SF:	$139	$276
Replacement Reserves:	$700,000	Springing	N/A	Cut-off Date LTV:	31.8%	63.0%
TI / LC Reserve:	$13,900,000	Springing	$2,360,000	Maturity Date LTV:	31.8%	63.0%
Other:	$1,469,000	$165,616	N/A	UW NCF DSCR:	5.08x	2.56x
				UW NOI Debt Yield:	16.9%	8.5%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Senior Loan	$77,500,000		31.6%	Purchase Price	$225,000,000	91.9%
Subordinate Note	76,250,000		31.1	Reserves	16,369,167	6.7
Sponsor Equity	61,207,549		25.0	Closing Costs	3,588,382	1.5
Preferred Equity	30,000,000		12.2
Total Sources	$244,957,549		100.0%	Total Uses	$244,957,549	100.0%

(1)	The 111 River Street Mortgage Loan (as defined below) is part of the 111 River Street Whole Loan (as defined below) with an original aggregate principal balance of $153,750,000. The Financial Information in the chart above reflects the 111 River Street Senior Loan (as defined below) and the 111 River Street Whole Loan. For additional information, see “The Loan” below.

(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

The Loan. The ninth largest mortgage loan (the “111 River Street Mortgage Loan”) is part of a whole loan (the “111 River Street Whole Loan”) that is evidenced by (i) five pari passu senior promissory notes in the aggregate original principal amount of $77,500,000 (collectively, the “111 River Street Senior Loan”), and (ii) one subordinate promissory note in the original principal amount of $76,250,000 (the “111 River Street Subordinate Companion Loan”). The 111 River Street Whole Loan was originated on January 21, 2022, by Bank of Montreal (“BMO”). The 111 River Street Whole Loan is secured by a first priority mortgage on the borrowers’ leasehold interest in a 557,719 square foot office property located in Hoboken, New Jersey (the “111 River Street Property”). The 111 River Street Mortgage Loan is evidenced by the non-controlling promissory Notes A-2 and A-5 with a principal balance as of the Cut-off Date of $22,000,000. The remaining notes have been securitized or expected to be contributed to future securitization trusts, as set forth in the table below. Prior to the occurrence of a “control appraisal period” with respect to the 111 River Street Subordinate Companion Loan, the holder of the 111 River Street Mortgage Loan (i.e., the BMO 2022-C1 securitization trust, which rights will be exercisable by the controlling class

Annex B	BMO 2022-C2

No. 9 – 111 River Street

representative for the BMO 2022-C1 pooled mortgage loans securitization transaction) will be the controlling noteholder. The 111 River Street Mortgage Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2022-C1 securitization. See “Description of the Mortgage Pool—The Whole Loans—The 111 River Street Pari Passu-AB Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$37,500,000	$37,500,000	BMO 2022-C1	No
A-2	$20,000,000	$20,000,000	BMO 2022-C2	No
A-3(1)	$10,000,000	$10,000,000	BMO	No
A-4	$8,000,000	$8,000,000	CGCMT 2022-GC48	No
A-5	$2,000,000	$2,000,000	BMO 2022-C2	No
Total Senior Loan	$77,500,000	$77,500,000
B Note	$76,250,000	$76,250,000	BMO 2022-C1 (Loan Specific)	Yes(2)
Whole Loan	$153,750,000	$153,750,000
(1)	Expected to be contributed to one or more future securitizations.

(2)	Following the occurrence and during the continuance of a “control appraisal period” with respect to Note B, Note A-1 will be the controlling note, and the controlling class representative of the BMO 2022-C1 pooled mortgage loans securitization will be entitled to exercise the related control rights. See “Description of the Mortgage Pool—The Whole Loans—The 111 River Street Pari-Passu AB Whole Loan” in the Prospectus.

The Property. The 111 River Street Property consists of a 13-story office property comprised of 525,987 square feet of office space (approximately 92.1% of underwritten base rent) and 31,732 square feet of retail space (approximately 7.9% of underwritten base rent) located at 111 River Street in Hoboken, New Jersey. The 111 River Street Property has a total of 248 parking spaces (approximately 0.44 parking spaces per 1,000 square feet of NRA) provided by the subterranean parking garage. The 111 River Street Property is situated on the Hoboken riverfront and features unobstructed views of downtown Manhattan across the Hudson River. The 111 River Street Property is across the street from Pier A Park which includes a great lawn and plenty of outdoor seating, serving as an amenity for the tenants at the 111 River Street Property. The Hoboken New Jersey Path train station is within walking distance and provides direct access to downtown and midtown Manhattan. The 111 River Street Property is situated on approximately 1.10 acres, which is ground leased from the Port Authority of New York and New Jersey and the City of Hoboken, New Jersey through September 30, 2098. The 111 River Street Property was constructed in 2002. John Wiley & Sons Inc. and Sumitomo Mitsui Trust Bank, with a combined 59.5% of the total NRA, are long-term occupants of the building. The retail space is 100.0% leased by four tenants, Crunch Holdings LLC, Gregorys Coffee, PNC Bank National Association and TapMasters.

COVID-19 Update. As of January 21, 2022, the borrowers have reported that the 111 River Street Property is open and operating, with the tenants having paid their full January 2022 rent payments, with the exception of TapMasters, which has a rent commencement date of February 1, 2022 under the second amendment to its lease. The first debt service payment for the 111 River Street Whole Loan is due in March 2022. As of February 1, 2022, the 111 River Street Whole Loan is not subject to any forbearance, modification or debt service relief request.

Major Tenants. The two largest tenants based on underwritten base rent are John Wiley & Sons Inc. and Sumitomo Mitsui Trust Bank.

John Wiley & Sons Inc. (293,633 square feet; 52.6% NRA; 56.7% of underwritten base rent): John Wiley & Sons Inc. is headquartered at the 111 River Street Property and is a global leader in research and education. Founded over 200 years ago in 1807, the company is best known for its college text books and today has transitioned to digital products and services which make up approximately 82.0% of its current revenue. The company reported fiscal year 2021 revenue of approximately $1.94 billion. John Wiley & Sons Inc. occupies 290,353 square feet of office space on floors two through seven of the building as well as 3,279 square feet for storage within the basement of the building. John Wiley & Sons Inc. extended its lease in July 2017 and was provided a tenant improvement allowance of approximately $19.6 million. The current lease expires in March 2033 and contains two, five-year renewal options and no early termination options.

Sumitomo Mitsui Trust Bank (38,134 square feet; 6.8% NRA; 9.6% of underwritten base rent): Sumitomo Mitsui Trust Bank (“Sumitomo Bank”), a subsidiary of Sumitomo Mitsui Banking Corporation, is a Japanese multinational banking and financial services company based in Tokyo. As of September 30, 2021, Sumitomo Mitsui Banking Corporation reported total assets of just over two trillion dollars and over 86,000 employees. An original tenant in the building, Sumitomo Bank preleased space in the building during construction. Sumitomo Bank occupies 38,134 square feet on the building’s top and premier floor as a full floor tenant. Sumitomo Bank extended its lease in September 2017 and was provided a tenant improvement allowance of approximately $715,013 to complete improvements within its space. The current lease expires in January 2024 and contains one, five-year renewal option and no early termination options.

Environmental. According to a Phase I environmental assessment dated December 21, 2021, there was no evidence of any recognized environmental conditions at the 111 River Street Property.

Annex B	BMO 2022-C2

No. 9 – 111 River Street

Historical and Current Occupancy
2018(1)	2019(1)	2020(1)	Current(2)
77.5%	77.6%	81.4%	82.6%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Based on the underwritten rent roll as of January 1, 2022.

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent	Lease Exp. Date
John Wiley & Sons Inc.	NR/NR/NR	293,633	52.6%	$37.27	$10,943,981	56.7%	3/31/2033(4)
Sumitomo Mitsui Trust Bank	A1/A-/NR	38,134	6.8	48.59	1,852,804	9.6	1/31/2024(5)
Major Tenants		331,767	59.5%	$38.57	$12,796,785	66.3%

Other Tenants		128,665	23.1%	$50.57	$6,506,715	33.7%

Occupied Collateral Total / Wtd. Avg.		460,432	82.6%	$41.92	$19,303,500	100.0%

Vacant Space		97,287	17.4%

Collateral Total		557,719	100.0%

(1)	Based on underwritten rent roll dated as of January 1, 2022.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	UW Base Rent PSF and UW Base Rent include rent steps through December 2022 for tenants other than John Wiley & Sons Inc. of approximately $80,077 and rent steps through April 2023 for John Wiley & Sons Inc. of approximately $1,167,970.

(4)	John Wiley & Sons Inc. has two, five-year extension options remaining.

(5)	Sumitomo Mitsui Trust Bank has one, five-year extension option.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	97,287	17.4%	NAP	NAP	97,287	17.4%	NAP	NAP
2022	0	0	0.0	$0	0.0%	97,287	17.4%	$0	0.0%
2023	1	7,543	1.4	$408,227	2.1	104,830	18.8%	$408,227	2.1%
2024	1	38,134	6.8	$1,852,804	9.6	142,964	25.6%	$2,261,031	11.7%
2025	0	0	0.0	$0	0.0	142,964	25.6%	$2,261,031	11.7%
2026	3	31,779	5.7	$1,585,183	8.2	174,743	31.3%	$3,846,214	19.9%
2027	1	4,500	0.8	$292,500	1.5	179,243	32.1%	$4,138,714	21.4%
2028	0	0	0.0	$0	0.0	179,243	32.1%	$4,138,714	21.4%
2029	2	39,259	7.0	$1,867,731	9.7	218,502	39.2%	$6,006,445	31.1%
2030	1	13,662	2.4	$710,697	3.7	232,164	41.6%	$6,717,143	34.8%
2031	1	10,512	1.9	$536,112	2.8	242,676	43.5%	$7,253,255	37.6%
2032 & Beyond	9	315,043	56.5	$12,050,245	62.4	557,719	100.0%	$19,303,500	100.0%
Total	19	557,719	100.0%	$19,303,500	100.0%
(1)	Based on the underwritten rent roll dated as of January 1, 2022.

(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.

(3)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include rent steps through December 2022 for tenants other than John Wiley & Sons Inc. of approximately $80,077 and rent steps through April 2023 for John Wiley & Sons Inc. of approximately $1,167,970.

Annex B	BMO 2022-C2

No. 9 – 111 River Street

Operating History and Underwritten Net Cash Flow
	2018	2019	2020	TTM(1)(2)	Underwritten(1)	Per Square Foot	%(3)
Occupancy	77.5%	77.6%	81.4%	0.0%	82.1%
Gross Potential Rent	$17,383,219	$16,853,841	$17,622,252	$18,453,776	$19,259,904	$34.53	86.1%
Vacancy Gross Up	0	0	0	0	4,864,350	8.72	21.8
Reimbursement Income(4)	430,219	197,920	232,983	254,975	464,742	0.83	2.1
Rent Bumps - 12 Months(5)	0	0	0	0	80,077	0.14	0.4
Rent Bump - Wiley(5)	0	0	0	0	1,167,970	2.09	5.2
Parking Income	1,050,355	1,042,366	479,978	464,075	875,498	1.57	3.9
Tenant Electric	642,112	405,924	208,201	325,055	515,724	0.92	2.3
Gross Revenue	$19,505,905	$18,500,051	$18,543,414	$19,497,881	$27,228,265	$48.82	121.8%
Free Rent	(3,591,825)	(896,562)	(444,930)	(1,179,720)	0	0.00	0.0
Actual Vacancy	0	0	0	0	(4,864,350)	(8.72)	(21.8)
Underwriting Vacancy	0	0	0	0	0	0.00	0.0
Total Vacancy	$0	$0	$0	$0	($4,864,350)	($8.72)	(21.8%)
Net Rental Collections	$15,914,080	$17,603,490	$18,098,484	$18,318,161	$22,363,915	$40.10	100.0%
Other Income (U & O)	217,601	31,915	77,892	43,444	87,657	0.16	0.4
HVAC Charges	78,083	468,898	198,787	75,763	89,500	0.16	0.4
Total Income	$16,209,764	$18,104,302	$18,375,164	$18,437,368	$22,541,072	$40.42	100.8%

Real Estate Taxes	$1,406,058	$1,406,058	$1,469,748	$1,470,147	$1,662,735	$2.98	7.4%
Insurance	175,263	200,949	305,435	353,897	304,539	0.55	1.4
Management Fee	454,746	524,424	541,781	565,271	450,821	0.81	2.0
Utilities	1,293,591	1,011,321	799,140	903,600	1,319,051	2.37	5.9
Repairs and Maintenance	1,607,510	1,666,195	1,610,043	1,744,856	1,860,212	3.34	8.3
Payroll & Benefits	192,708	202,152	213,756	214,946	215,000	0.39	1.0
Janitorial	806,081	862,732	405,286	(15,294)	820,917	1.47	3.6
Security	492,752	507,718	548,290	593,014	440,000	0.79	2.0
General & Administrative	110,269	113,920	98,663	110,640	82,873	0.15	0.4
Parking	567,229	590,661	434,802	356,440	300,000	0.54	1.3
Association Dues	239,223	244,103	247,790	251,388	253,862	0.46	1.1
Ground Rent	2,113,076	1,991,416	1,933,170	1,959,942	1,735,373	3.11	7.7
Total Expenses	$9,458,506	$9,321,649	$8,607,905	$8,508,847	$9,445,383	$16.94	41.9%
Expense Reimbursement Ratio	11.3%	6.5%	5.1%	12.3%	10.4%
Expense Ratio	58.4%	51.5%	46.8%	46.2%	41.9%
Parking Expense Ratio	54.0%	56.7%	90.6%	76.8%	34.3%
Net Operating Income	$6,751,258	$8,782,654	$9,767,259	$9,928,521	$13,095,689	$23.48	58.1%
Tenant Improvements	0	0	0	0	0	0.00	0.0
Leasing Commissions	0	0	0	0	0	0.00	0.0
Replacement Reserves	0	0	0	0	0	0.00	0.0
Total Leasing & Capital Cost	$0	$0	$0	$0	$0	$0.00	0.0%
Net Cash Flow	$6,751,258	$8,782,654	$9,767,259	$9,928,521	$13,095,689	$23.48	58.1%
Operating Margin	41.6%	48.5%	53.2%	53.8%	58.1%
(1)	The increase in Underwritten Net Operating Income from TTM Net Operating Income is primarily driven by (i) inclusion of the Wiley & Sons Inc. rent bump, (ii) burn off/reserve of free rent and (iii) normalization of parking income.

(2)	TTM represents the trailing 12 months ending October 31, 2021.

(3)	% column represents percent of Net Rental Collections for all revenue lines and represents percent of Total Income for the remainder of fields.

(4)	Reimbursement Income includes reimbursements for tenant electricity.

(5)	Rent Bumps – 12 Months are through December 2022 for tenants other than John Wiley & Sons Inc. total approximately $80,077. Rent Bump – Wiley is for John Wiley & Sons Inc. through April 2023 total approximately $1,167,970.

Annex B	BMO 2022-C2

No. 9 – 111 River Street

The Market. The 111 River Street Property is located in Hoboken, Hudson County, New Jersey, in the central business district of Hoboken. The 111 River Street Property is situated in the Hudson Waterfront submarket at the intersection of River Street and First Street and is surrounded primarily by office properties, service businesses, and ground level retail. The major influence for the immediate area is the access to the local highway system, as well as its proximity to New York City, the Jersey City waterfront, and public transportation. Major highways within one-to-two miles of the 111 River Street Property include Interstate 495, Route 1 and Route 9 to the north, and the New Jersey Turnpike to the west. The Lincoln Tunnel and Holland Tunnel, which provide access to Lower Manhattan and Midtown Manhattan, are within two-to-three miles of the 111 River Street Property.

According to the appraisal, as of the third quarter of 2021, the NNJ Metro office market had an inventory of approximately 153.5 million square feet, overall vacancy of approximately 17.3% and average asking rent of $29.52 per square foot. As of the third quarter of 2021, the Hudson Waterfront office submarket had an inventory of approximately 19.6 million square feet, overall vacancy of approximately 16.2% and average asking rent of $40.06 per square foot. According to the appraisal, the 2021 population within a one-, three- and five-mile radius was 72,730, 931,791 and 1,982,163, respectively. The 2021 median household income within a one-, three- and five-mile radius was $141,822, $104,046 and $105,663, respectively.

The following table presents certain information relating to comparable office leases for the 111 River Street Property:

Comparable Office Leases(1)
Property Name/Location	Year Built/ Renovated	NRA (SF)	Tenant	Lease Size (SF)	Rent PSF	Commencement	Lease Term (Years)	Lease Type
111 River Street Hoboken, NJ	2002/NAP	557,719(2)	Various	Various	$43.06(2)(3)	Various	Various	Various
Harborside Plaza 2 Jersey City, NJ	2003/NAP	507,781	ROAR	50,000	$38.00	Jun-21	5.5 Yrs.	Full Service
Waterfront Corporate Center II Hoboken, NJ	2003/NAP	507,781	RMS	27,000	$53.50	Jun-21	5.5 Yrs.	Full Service
Goldman Sachs Building Jersey City, NJ	2004/NAP	1,750,000	AIG	227,852	$45.00	Mar-21	16.0 Yrs.	Full Service
Baker Waterfront Plaza Hoboken, NJ	1987/NAP	92,892	NJ Transit	11,000	$40.00	May-21	10.0 Yrs.	Full Service
70 Hudson Street Jersey City, NJ	2001/NAP	431,438	TD Ameritrade	207,296	$46.00	Aug-21	12.4 Yrs.	Full Service
Waterfront Corporate Center II Hoboken, NJ	2003/NAP	507,781	Jet.com / Walmart	41,453	$52.00	Jul-18	12.0 Yrs.	Full Service
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated as of January 1, 2022, with rent steps of approximately $80,077 through December 2022.

(3)	Rent PSF is based on the square footage of the office space at the 111 River Street Property (525,987 square feet).

The following table presents certain information relating to comparable retail leases for the 111 River Street Property:

Comparable Retail Leases(1)
Property Name/Location	Year Built/ Renovated	NRA (SF)	Tenant	Lease Size (SF)	Rent PSF	Commencement	Lease Term (Years)	Lease Type
111 River Street Hoboken, NJ	2002/NAP	557,719(2)	Various	Various	$47.87(2)(3)	Various	Various	Various
322 Washington Street Hoboken, NJ	NAV	NAV	Hoboken BBQ	1,700	$56.47	Oct-21	5.0 Yrs.	Modified Gross
109 Christopher Columbus Dr. Jersey City, NJ	NAV	NAV	Early Beginnings	4,777	$52.00	Jan-20	10.0 Yrs.	NNN
40 Riverwalk Place West New York, NJ	NAV	NAV	Row House	2,500	$40.00	Jun-19	10.0 Yrs.	NNN
1101 Grand Street Hoboken, NJ	NAV	NAV	Doluce & Saulda	1,300	$48.00	Apr-18	10.0 Yrs.	NNN
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated as of January 1, 2022.

(3)	Rent PSF is based on the square footage of the retail space at the 111 River Street Property (31,732 square feet).

The Borrowers. The borrowers are River and First Streets LLC and 280-10 Group LLC, as tenants in common, each a Delaware limited liability company, structured to be a single purpose bankruptcy-remote entity with two independent directors. Counsel to the borrowers provided a non-consolidation opinion in connection with the origination of the 111 River Street Whole Loan.

The Borrower Sponsors. The borrower sponsors are Steven J. Pozycki and David Werner. Steven J. Pozycki is the founder of SJP Properties. Since its founding in 1981, SJP Properties has successfully developed more than 25 million square feet of ground-up real estate projects in partnership with major public and private institutions. SJP Properties has owned and managed the remaining two Class A office properties which together make up the Waterfront Corporate Center (Buildings II and III). David Werner Real Estate Investments

Annex B	BMO 2022-C2

No. 9 – 111 River Street

is the investment company of David Werner, a New York based private real estate investor who has been actively involved in commercial real estate for more than 35 years. He is currently a principal in more than 15 million square feet of office and nearly 9,000 apartment units.

Property Management. The 111 River Street Property is managed by SJP Corporate Real Estate Services, Inc., a Delaware corporation, an affiliate of the borrower sponsors.

Escrows and Reserves. At origination, the borrowers were required to deposit into escrow (i) approximately $122,519 for real estate taxes, (ii) approximately $177,648 for insurance, (iii) $13,900,000 for tenant improvement, leasing commissions, and other leasing costs (the “TI/LC Reserve”), (iv) $700,000 for capital expenditures, (v) $1,258,196.33 to replicate the difference between (x) the monthly rental amounts due and payable under the John Wiley & Sons Inc. lease and (y) the monthly rental amount that will be due and payable under the John Wiley & Sons Inc. lease as of the April 2023 rent step up under such lease, (vi) $165,615.50 for base rent and O&M rent due under the Ground Lease (as defined below), and (vii) $45,188 with respect to free rent due under the leases in place at closing.

Tax Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated real estate taxes, which currently equates to $138,561.

Insurance Escrows – On a monthly basis, the borrowers are required to escrow 1/12th of the annual estimated insurance premium, provided that such monthly deposits are not required so long as a blanket or umbrella insurance policy acceptable to the lender and covering the 111 River Street Property is in effect.

Replacement Reserve – The borrowers are required to escrow $6,971 for replacement reserves on a monthly basis upon the occurrence and continuation of a Trigger Period (as defined below).

TI/LC Reserve – On the first payment date when the balance of the TI/LC Reserve falls below $2,360,000 and on each payment date thereafter until the balance of the TI/LC Reserve is at least $2,360,000, the borrowers will be required to escrow monthly the amount of $46,477 for tenant improvements and leasing commissions.

Ground Rent Escrows – On a monthly basis, the borrowers are required to escrow approximately 1/12th of the annual estimated base rent and O&M rent due under the Ground Lease, which currently equates to $165,615.50.

Lockbox / Cash Management. The 111 River Street Whole Loan is structured with a hard lockbox and springing cash management. The borrowers are required to, or are required to cause the property manager to, direct each tenant of the 111 River Street Property to deposit funds directly into the lockbox account controlled by the lender. Notwithstanding the foregoing, the borrowers or property manager are required to deposit all revenues otherwise received into the lockbox account within two business days of receipt. On each business day, all sums on deposit in the lockbox account are required to be swept to the cash management account. On each payment date, all sums on deposit in the cash management account are required to be applied and disbursed in accordance with the 111 River Street Whole Loan documents. During the continuance of a Trigger Period (as defined below), any excess cash is required to be held by the lender as additional security for the 111 River Street Whole Loan.

A “Trigger Period” will commence upon: (i) the occurrence of an event of default under the 111 River Street Whole Loan documents and will continue until such event of default is cured; (ii) the date on which the debt yield as calculated in the 111 River Street Whole Loan documents is less than 6.0% (a “Debt Yield Trigger”) and will continue until the debt yield is at least 6.0% for two consecutive quarters; or (iii) any termination, notice of termination, default or cessation of operations of John Wiley & Sons Inc. or the occurrence of the date that is 12-months prior to the expiration of the John Wiley & Sons Inc.

Subordinate and Mezzanine Debt. On January 21, 2022, BMO funded the 111 River Street Whole Loan in the original amount of $153,750,000. The 111 River Street Senior Loan is senior in right of payment and in other respects to the 111 River Street Subordinate Companion Loan. The 111 River Street Subordinate Companion Loan was an asset of the BMO 2022-C1 securitization trust but was not pooled together with the other mortgage loans and payments of interest, principal and other amounts received in respect of the 111 River Street Subordinate Companion Loan and allocable thereto will be available to make distributions in respect of the related classes of loan-specific classes of certificates only. The 111 River Street Subordinate Companion Loan will have an initial interest rate of 3.28000%, and is coterminous with the 111 River Street Senior Loan. The relative rights and obligations of the holders of the 111 River Street Whole Loan are governed by the terms of a co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The 111 River Street Pari Passu-AB Whole Loan” in the prospectus. Based on the 111 River Street Whole Loan, the Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield are 63.0%, 63.0%, 2.56x and 8.5%, respectively

Preferred Equity. On the origination date, the preferred equity holders made preferred equity investments in the aggregate amount of $30,000,000 (collectively, the “Preferred Equity Investment”). The Preferred Equity Investment is required to be redeemed upon the earlier to occur of (a) a sale or other disposition of the 111 River Street Property or (b) the refinance of the 111 River Street Whole Loan, but in no event later than February 6, 2027. The preferred equity holder is entitled to a preferred return of 11.00% per annum (of which (x) 7.00% will be paid monthly on a current basis from excess cash flow remaining after payment of amounts due under the 111 River Street Whole Loan documents and (y) 4.00% will accrue and compound until the redemption date). Upon the occurrence of a preferred

Annex B	BMO 2022-C2

No. 9 – 111 River Street

equity event of default, the preferred equity holder is permitted to take control of the borrowers pursuant to the terms of the 111 River Street Whole Loan documents, including that a replacement guarantor must provide a replacement guaranty of recourse obligations and environmental indemnity agreement in substantially the forms provided by the guarantor at loan origination, which replacement guarantor must (i) be controlled by, and at least 0.5% owned by, 3650 REIT Investment Management LLC, a Delaware limited liability company, (ii) have a net worth of at least $100 million (exclusive of any interest in the 111 River Street Property), (iii) be at least 51% owned by either the California State Teachers’ Retirement System, a public entity, or a “Qualified Transferee” (as defined in the 111 River Street Whole Loan documents), and (iv) otherwise satisfy lender’s standard KYC requirements.

Partial Release. Not permitted.

Ground Lease. The 111 River Street Property is subject to a 98-year ground lease, dated as of September 29, 2000, between the Port Authority of New York and New Jersey and the City of Hoboken, New Jersey, collectively as landlord, and the borrowers, collectively as tenant (the “Ground Lease”). The term of the Ground Lease commenced on September 29, 2000 and expires September 30, 2098. The annual rent, paid monthly, is fixed (current monthly rent payments equal to approximately $125,233) with stated scheduled adjustments at specified intervals. In addition to annual rent, the ground lessor makes O&M payments and percentage rent (when applicable) equal to 1% of gross revenues (currently estimated to approximately $21,155.17 per month) to the extent of net available cashflow. The lease contains standard leasehold mortgagee protections including notice and cure rights, right to a new lease in the event of termination of the ground lease (including rejection of the ground lease in bankruptcy), and an agreement that no amendment or modification of the ground lease entered into without lender’s consent shall be effective.

Payment in Lieu of Taxes. Pursuant to the terms of the Ground Lease, the 111 River Street Property is not subject to the imposition or payment of taxes during the term of the Ground Lease, provided that, in lieu thereof, the borrowers shall pay to the City of Hoboken, New Jersey, in equal quarterly installments, the annual PILOT Rent, which is the product of the Applicable PILOT Rate (as increased) and the applicable number of development square feet. The initial Applicable PILOT Rate was set at $2.00 PSF and increased by 2.75% compounded annually with increases effective every five years. Starting in May 2022 the PILOT Rate will increase yearly by the greater of (i) 2.00% and (ii) the increase in the Tax Rate for Hudson County. The borrowers have the right at any time to have the 111 River Street Property placed on the tax rolls and become subject to the payment of ad valorem real estate taxes (at which time, the borrowers’ obligation to make the annual PILOT rent payments will cease); however, pursuant to the 111 River Street Whole Loan documents, borrowers have agreed to not to make any such election to have the 111 River Street Property placed on the tax rolls or to otherwise cause, permit or suffer the 111 River Street Property (or any portion thereof) to become subject to the payment of ad valorem real estate taxes. If not earlier terminated, the PILOT is co-terminus with the Ground Lease (expiring September 30, 2098).

Annex B	BMO 2022-C2

No. 10 – Phoenix Industrial Portfolio VIII

Annex B	BMO 2022-C2

No. 10 – Phoenix Industrial Portfolio VIII

Annex B	BMO 2022-C2

No. 10 – Phoenix Industrial Portfolio VIII

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	UBS AG	Single Asset / Portfolio:	Portfolio
Original Principal Balance(1):	$22,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$22,000,000	Property Type – Subtype:	Industrial – Various
% of IPB:	3.1%	Net Rentable Area (SF):	2,329,016
Loan Purpose:	Refinance	Location:	Various
Borrowers(2):	Various	Year Built / Renovated:	Various / Various
Borrower Sponsor:	Phoenix Investors	Occupancy:	95.8%
Interest Rate:	5.70000%	Occupancy Date(3):	Various
Note Date:	5/10/2022	4th Most Recent NOI (As of)(4):	$1,453,173 (12/31/2019)
Maturity Date:	6/6/2032	3rd Most Recent NOI (As of)(4):	$1,436,649 (12/31/2020)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$4,778,303 (12/31/2021)
Original Term:	120 months	Most Recent NOI (As of)(5):	$4,901,997 (TTM 2/28/2022)
Original Amortization Term:	360 months	UW Economic Occupancy:	95.5%
Amortization Type:	Interest Only, Amortizing Balloon	UW Revenues:	$9,112,448
Call Protection:	L(25),D(89),O(6)	UW Expenses:	$2,413,939
Lockbox / Cash Management:	Hard / Springing	UW NOI(5):	$6,698,509
Additional Debt(1):	Yes	UW NCF:	$6,225,490
Additional Debt Balance(1):	$35,000,000	Appraised Value / Per SF:	$88,200,000 / $38
Additional Debt Type(1):	Pari Passu	Appraisal Date:	Various

Escrows and Reserves(6)				Financial Information(1)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$24
Taxes:	$136,487	$35,040	N/A	Maturity Date Loan / SF:	$23
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	64.6%
Replacement Reserves:	$0	$19,408	$698,705	Maturity Date LTV:	60.2%
TI / LC Reserve:	$1,500,000	Springing	$1,500,000	UW NCF DSCR:	1.57x
Other:	$68,314	$0	N/A	UW NOI Debt Yield:	11.8%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan	$57,000,000		100.0%	Loan Payoff	$38,034,329	66.7%
				Partnership Buyout	12,023,483	21.1
				Return of Equity	4,496,782	7.9
				Upfront Reserves	1,704,801	3.0
				Closing Costs	740,606	1.3
Total Sources	$57,000,000		100.0%	Total Uses	$57,000,000	100.0%

(1)	The Phoenix Industrial Portfolio VIII Mortgage Loan (as defined below) is part of a whole loan evidenced by four pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $57.0 million (the “Phoenix Industrial Portfolio VIII Whole Loan”). The Financial Information in the chart above is based on the $57.0 million Phoenix Industrial Portfolio VIII Whole Loan.

(2)	See “The Borrowers” below for more information.

(3)	Occupancy is as of April 12, 2022 for the West Mifflin, PA property, Church Hill, TN property and the Eldon, MO property and May 10, 2022 for the remaining properties.

(4)	4th Most Recent NOI and 3rd Most Recent NOI are unavailable for the West Mifflin, PA property, Church Hill, TN property and Kingsport, TN property as the borrower sponsor acquired those properties in 2020.

(5)	The increase from the Most Recent NOI to UW NOI is primarily attributable to leasing totaling an additional approximately $1.4 million in base rent, $105,924 in rent steps through June 2023 and an additional $602,299 in recoveries. The Church Hill, TN property and the Kingsport, TN property were renovated in 2021.

(6)	For a full description of Escrows and Reserves, see “Escrows and Reserves” below.

Annex B	BMO 2022-C2

No. 10 – Phoenix Industrial Portfolio VIII

The Loan. The tenth largest mortgage loan (the “Phoenix Industrial Portfolio VIII Mortgage Loan”) is part of a fixed rate whole loan secured by the borrowers’ fee interest in a 2,329,016 square foot portfolio of five industrial properties located in Pennsylvania, Tennessee, Illinois and Missouri (each, a “Phoenix Industrial Portfolio VIII Property”, and collectively, the “Phoenix Industrial Portfolio VIII Properties”). The Phoenix Industrial Portfolio VIII Whole Loan consists of four pari passu notes and accrues interest at a rate of 5.70000% per annum. The Phoenix Industrial Portfolio VIII Whole Loan has a 10-year term and is interest only for the first 60 months of the loan followed by monthly payments of interest and principal sufficient to amortize the loan over a 30-year amortization schedule. The non-controlling Note A-2, with an original principal balance of $22,000,000, will be included in the BMO 2022-C2 securitization trust. The relationship between the holders of the Phoenix Industrial Portfolio VIII Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Outside Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$20,000,000	$20,000,000	BBCMS 2022-C16(1)	Yes
A-2	$22,000,000	$22,000,000	BMO 2022-C2	No
A-3	$10,000,000	$10,000,000	BBCMS 2022-C16(1)	No
A-4	$5,000,000	$5,000,000	BBCMS 2022-C16(1)	No
Whole Loan	$57,000,000	$57,000,000
(1)	The BBCMS 2022-C16 is expected to close on June 28, 2022.

The Properties. The Phoenix Industrial Portfolio VIII Whole Loan is secured by five industrial properties totaling 2,329,016 square feet located in Tennessee (two properties, 40.8% of NRA), Pennsylvania (one property, 26.8% of NRA), Illinois (one property, 20.5% of NRA) and Missouri (one property, 11.9% of NRA). The Phoenix Industrial Portfolio VIII Properties were 95.8% occupied by 33 tenants as of April 12, 2022 for the West Mifflin, PA property, Church Hill, TN property and the Eldon, MO property and May 10, 2022 for the remaining properties. The borrower sponsor acquired the Phoenix Industrial Portfolio VIII Properties between 2018 and 2020 for an aggregate purchase price of approximately $28.0 million. Since acquisition, the borrower sponsor has invested approximately $4.8 million in capital improvements and other/soft costs at the Phoenix Industrial Portfolio VIII Properties.

West Mifflin, PA (26.8% of NRA; 35.1% of Whole Loan Allocated Loan Amount (“ALA”)): The West Mifflin, PA property is a 625,000 square foot industrial warehouse building located in West Mifflin, Pennsylvania. The improvements were constructed in 1949, renovated in 1994 and include approximately 5.0% of office space. The West Mifflin, PA property is situated on an approximately 66.4-acre site with 364 surface parking spaces (0.6 per 1,000 square feet). The West Mifflin, PA property has a total of 42 dock-high doors, 11 drive-in doors and clear heights of 18 feet to 24 feet. As of April 12, 2022, the West Mifflin, PA property was 91.5% occupied by 23 tenants. The two largest tenants are Anex Warehouse (21.8% of property NRA, 21.8% of property underwritten base rent) and Eby Brown Leasing LLC (14.8% of property NRA, 14.8% of property underwritten base rent). Since acquisition of the West Mifflin, PA property in March 2020, the borrower sponsor has invested approximately $1.1 million in capital improvements and other/soft costs.

Church Hill, TN (35.2% of NRA; 26.3% of ALA): The Church Hill, TN property is comprised of three industrial warehouse buildings totaling 818,685 square feet located in Church Hill, Tennessee. The improvements were constructed in 1966, renovated in 2021 and include approximately 5.0% of office space. The Church Hill, TN property is situated on an approximately 84.8-acre site with 325 surface parking spaces (0.4 per 1,000 square feet). The Church Hill, TN property has a total of 38 dock-high doors, 16 drive-in doors and clear heights of 15 feet to 27.5 feet. As of April 12, 2022, the Church Hill, TN property was 100.0% occupied by seven tenants. The two largest tenants are Northern Safety Co. Inc. (28.6% of property NRA, 26.0% of property underwritten base rent) and Phoenix Logistics (20.2% of property NRA, 25.4% of property underwritten base rent). Since acquisition of the Church Hill, TN property in September 2020, the borrower sponsor has invested approximately $2.6 million in capital improvements and other/soft costs.

Mossville, IL (20.5% of NRA; 18.0% of ALA): The Mossville, IL property is comprised of two industrial warehouse buildings totaling 478,400 square feet located in Mossville, Illinois. The improvements were constructed in 1995 and include approximately 1.0% of office space. The Mossville, IL property is situated on an approximately 45.5-acre site with 207 surface parking spaces (0.4 per 1,000 square feet). The Mossville, IL property has a total of 85 dock-high doors, five drive-in doors and clear heights of 18 feet to 30 feet. As of May 10, 2022, the Mossville, IL property was 100.0% occupied by Superior Consolidated. Superior Consolidated has been at the Mossville, IL property since December 2018 on a seven-year lease with a current underwritten base rent of $2.06 PSF.

Eldon, MO (11.9% of NRA; 15.1% of ALA): The Eldon, MO property is a 276,180 square foot industrial manufacturing building located in Eldon, Missouri. The improvements were constructed in 1975, renovated in 2019 and include approximately 7.4% of office space. The Eldon, MO property is situated on an approximately 59.4-acre site with 501 surface parking spaces (1.8 per 1,000 square feet). The Eldon, MO property has a total of 15 dock-high doors, one drive-in door and clear heights of 17 feet to 24 feet. As of April 12, 2022, the Eldon, MO property was 83.5% occupied by Adient US LLC. Adient US LLC has been at the Eldon, MO property since May 2017 on a seven-year lease with a current underwritten base rent of $2.88 PSF. Since acquisition of the Eldon, MO property in December 2018, the borrower sponsor has invested approximately $425,000 in capital improvements and other/soft costs.

Annex B	BMO 2022-C2

No. 10 – Phoenix Industrial Portfolio VIII

Kingsport, TN (5.6% of NRA; 5.5% of ALA): The Kingsport, TN property is a 130,751 square foot industrial warehouse building located in Kingsport, Tennessee. The improvements were constructed in 1960, renovated in 2021 and include approximately 5.0% of office space. The Kingsport, TN property is situated on an approximately 5.7-acre site with 12 surface parking spaces (0.1 per 1,000 square feet). The Kingsport, TN property has a total of seven dock-high doors, one drive-in door and clear heights of 20 feet. As of May 10, 2022, the Kingsport, TN property was 100.0% occupied by Phoenix Logistics, an affiliate of Phoenix Industrial Portfolio VIII Borrowers. Phoenix Logistics has been at the Kingsport, TN property since September 2020 with a lease expiration date of June 30, 2029 and a current underwritten base rent of $3.80 PSF. Since acquisition of the Kingsport, TN property in September 2020, the borrower sponsor has invested approximately $697,000 in capital improvements and other/soft costs.

Portfolio Summary(1)
Property	Subtype	Net Rentable Area (SF)(2)	Year Built/ Renovated	% NOI	ALA	% of ALA	“As-Is” Appraised Value	Clear Heights (ft.)	Dock Doors	Drive-In Doors
West Mifflin, PA	Warehouse / Distribution	625,000	1949/1994	32.9%	$20,000,000	35.1%	$24,560,000	18 - 24	42	11
Church Hill, TN	Warehouse / Distribution	818,685	1966/2021	34.9	15,000,000	26.3	31,000,000	15 - 27'6	38	16
Mossville, IL	Warehouse / Distribution	478,400	1995/NAP	14.7	10,275,000	18.0	13,700,000	18 - 30	85	5
Eldon, MO	Manufacturing	276,180	1975/2019	10.4	8,580,000	15.1	11,440,000	17 - 24	15	1
Kingsport, TN	Warehouse / Distribution	130,751	1960/2021	7.2	3,145,000	5.5	7,500,000	20	7	1
Total/Wtd. Avg.		2,329,016		100.0%	$57,000,000	100.0%	$88,200,000		187	34
(1)	Source: Appraisals.

(2)	Based on the underwritten rent rolls dated April 12, 2022 for the West Mifflin, PA property, Church Hill, TN property and the Eldon, MO property and May 10, 2022 for the remaining properties.

COVID-19 Update. As of the date of this term sheet, all the Phoenix Industrial Portfolio VIII Properties were open and operating. The first payment date of the Phoenix Industrial Portfolio VIII Whole Loan is July 6, 2022. The Phoenix Industrial Portfolio VIII Borrowers have reported that no tenant deferments were requested or granted, nor were there any lease modification requests as of May 10, 2022.

Environmental. According to Phase I environmental assessments dated September 13, 2021 and February 24, 2022, there was no evidence of any recognized environmental conditions at the Phoenix Industrial Portfolio VIII Properties.

Historical and Current Occupancy
2019(1)(2)	2020(2)	2021(2)	Current(3)
94.4%	76.7%	84.8%	95.8%
(1)	The Church Hill, TN property, West Mifflin, PA property and Kingsport, TN property were acquired by the borrower sponsor in 2020. As such, 2019 occupancy is unavailable for the Church Hill, TN property, West Mifflin, PA property and Kingsport, TN property.

(2)	Historical occupancy is as of December 31 of each respective year.

(3)	Current occupancy is as of April 12, 2022 for the West Mifflin, PA property, Church Hill, TN property and the Eldon, MO property and May 10, 2022 for the remaining properties.

Annex B	BMO 2022-C2

No. 10 – Phoenix Industrial Portfolio VIII

Top Tenant Summary(1)
Tenant	Property	Ratings Moody’s/S&P/ Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(2)	UW Base Rent(2)	% of Total UW Base Rent(2)	Lease Expiration Date
Superior Consolidated	Mossville, IL	NR/NR/NR	478,400	20.5%	$2.06	$985,504	13.7%	12/31/2025
Phoenix Logistics	Various(3)	NR/NR/NR	296,207	12.7	$3.83	1,135,514	15.8	Various(3)
Northern Safety Co. Inc.	Church Hill, TN	NR/NR/NR	234,009	10.0	$2.80	655,225	9.1	10/31/2026
Adient US LLC	Eldon, MO	NR/NR/NR	230,669	9.9	$2.88	664,546	9.2	4/30/2024
Universal Forest Products	Church Hill, TN	NR/NR/NR	149,575	6.4	$3.32	496,196	6.9	Various(4)
Anex Warehouse	West Mifflin, PA	NR/NR/NR	136,492	5.9	$4.03	549,584	7.6	Various(5)
Cardinal FG Company	Church Hill, TN	NR/NR/NR	125,759	5.4	$2.62	330,000	4.6	12/31/2022
Bindtech	Church Hill, TN	NR/NR/NR	100,000	4.3	$2.84	283,500	3.9	12/31/2022
Eby Brown Leasing LLC	West Mifflin, PA	NR/NR/NR	92,777	4.0	$4.03	373,891	5.2	7/31/2024
Mundet Tennessee, Inc.	Church Hill, TN	NR/NR/NR	43,886	1.9	$2.55	111,909	1.6	7/31/2026
Total Major Tenants			1,887,774	81.1%	$2.96	$5,585,870	77.7%

Other Tenants			342,743	14.7%	$4.66	$1,598,669	22.3%

Occupied Collateral Total / Wtd. Avg.			2,230,517	95.8%	$3.22	$7,184,538	100.0%
Vacant Space			98,499	4.2%

Collateral Total			2,329,016	100.0%

(1)	Based on the underwritten rent rolls dated April 12, 2022 for the West Mifflin, PA property, Church Hill, TN property and the Eldon, MO property and May 10, 2022 for the remaining properties.

(2)	UW Base Rent PSF, UW Base Rent and % of Total UW Base Rent are inclusive of approximately $105,924 of contractual rent steps through June 2023.

(3)	Phoenix Logistics leases 165,456 square feet at the Church Hill, TN property expiring on March 31, 2025 and 130,751 square feet at the Kingsport, TN property expiring on June 30, 2029. Phoenix Logistics is an affiliate of Phoenix Industrial Portfolio VIII Borrowers.

(4)	Universal Forest Products leases 149,575 square feet expiring March 31, 2027 and has UW Base Rent of $6,000 expiring December 31, 2023.

(5)	Anex Warehouse leases 126,726 square feet expiring December 31, 2023 and 9,766 square feet on a month-to-month basis.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring
Vacant	NAP	98,499	4.2%	NAP	NAP	98,499	4.2%	NAP	NAP
2022 & MTM	6	264,324	11.3	$807,927	11.2%	362,823	15.6%	$807,927	11.2%
2023	8	207,206	8.9	1,020,106	14.2	570,029	24.5%	$1,828,033	25.4%
2024	2	323,446	13.9	1,038,437	14.5	893,475	38.4%	$2,866,470	39.9%
2025	6	702,531	30.2	1,856,431	25.8	1,596,006	68.5%	$4,722,901	65.7%
2026	5	328,781	14.1	974,403	13.6	1,924,787	82.6%	$5,697,304	79.3%
2027	3	203,911	8.8	696,429	9.7	2,128,698	91.4%	$6,393,733	89.0%
2028	2	40,558	1.7	175,595	2.4	2,169,256	93.1%	$6,569,328	91.4%
2029	1	130,751	5.6	496,854	6.9	2,300,007	98.8%	$7,066,181	98.4%
2030	0	0	0.0	0	0.0	2,300,007	98.8%	$7,066,181	98.4%
2031	1	29,009	1.2	118,357	1.6	2,329,016	100.0%	$7,184,538	100.0%
2032	0	0	0.0	0	0.0	2,329,016	100.0%	$7,184,538	100.0%
2033 & Beyond	0	0	0.0	0	0.0	2,329,016	100.0%	$7,184,538	100.0%
Total	34	2,329,016	100.0%	$7,184,538	100.0%
(1)	Based on the underwritten rent rolls dated April 12, 2022 for the West Mifflin, PA property, Church Hill, TN property and the Eldon, MO property and May 10, 2022 for the remaining properties.

(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.

(3)	UW Base Rent Expiring, % of UW Base Rent Expiring and Cumulative UW Base Rent Expiring are inclusive of approximately $105,924 of contractual rent steps through June 2023.

Annex B	BMO 2022-C2

No. 10 – Phoenix Industrial Portfolio VIII

Operating History and Underwritten Net Cash Flow
	2019(1)	2020(1)	2021	TTM(2)	Underwritten	Per Square Foot	%(3)
Base Rent(4)	$1,483,407	$1,534,959	$5,582,257	$5,649,741	$7,078,614	$3.04	74.2%
Rent Steps(5)	0	0	0	0	105,924	0.05	1.1
Vacant Income	0	0	0	0	361,732	0.16	3.8
Gross Potential Rent	$1,483,407	$1,534,959	$5,582,257	$5,649,741	$7,546,270	$3.24	79.1%
Total Reimbursements	201,338	199,864	1,230,314	1,271,598	1,941,525	0.83	20.3
Total Other Income	261,477	176,894	51,017	54,012	54,012	0.02	0.6
Net Rental Income	$1,946,222	$1,911,717	$6,863,588	$6,975,351	$9,541,808	$4.10	100.0%
(Vacancy/Credit Loss)	850	0	0	0	(429,360)	(0.18)	(4.7)
Effective Gross Income	$1,947,072	$1,911,717	$6,863,588	$6,975,351	$9,112,448	$3.91	95.5%
Total Expenses	493,899	475,068	2,085,284	2,073,354	2,413,939	1.04	26.5
Net Operating Income(6)	$1,453,173	$1,436,649	$4,778,303	$4,901,997	$6,698,509	$2.88	73.5%
Total TI/LC, Capex/RR	0	0	0	0	473,019	0.20	5.2
Net Cash Flow	$1,453,173	$1,436,649	$4,778,303	$4,901,997	$6,225,490	$2.67	68.3%
(1)	2019 and 2020 historical information is unavailable for the Church Hill, TN property, West Mifflin, PA property and Kingsport, TN property as the borrower sponsor acquired the properties in 2020.

(2)	TTM represents trailing 12 months as of February 28, 2022.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(4)	Base Rent is based on the underwritten rent rolls as of April 12, 2022 for the West Mifflin, PA property, Church Hill, TN property and the Eldon, MO property and May 10, 2022 for the remaining properties.

(5)	Rent Steps totaling $105,924 are taken through June 2023.

(6)	The increase from the TTM Net Operating Income to Underwritten Net Operating Income is primarily attributable to leasing totaling an additional approximately $1.4 million in base rent, $105,924 in rent steps through June 2023 and an additional $602,299 in recoveries. The Church Hill, TN property and the Kingsport, TN property were renovated in 2021.

The Market. The Phoenix Industrial Portfolio VIII Properties are located in Pennsylvania (35.1% of ALA), Tennessee (31.8% of ALA), Illinois (18.0% of ALA) and Missouri (15.1% of ALA).

West Mifflin, Pennsylvania (35.1% of ALA): The West Mifflin, PA property is in West Mifflin Borough in Allegheny County, Pennsylvania located approximately 8.3 miles southeast of downtown Pittsburgh. Primary access to the area is provided by Route 51, approximately 2.3 miles south of the West Mifflin property. According to a third-party market research report, the West Mifflin, PA property is located in the South Pittsburgh industrial submarket, which had approximately 19.8 million square feet of inventory, a vacancy rate of 4.1% and asking rent of $9.48 PSF as of March 2022. The vacancy rate of 4.1%, has declined by 1.6% in the past four quarters and asking rents in the submarket have increased 9.5% over the past 12 months, outpacing the 4.8% annualized average over the past three years.

Church Hill, Tennessee (26.3% of ALA): The Church Hill, TN property is located approximately 3.9 miles west of downtown Church Hill, approximately 26.7 miles west of the Tri-Cities Airport, and approximately 80.7 miles northeast of Knoxville. Primary access to the area is provided by Interstate 26 and US Highway 11W. According to a third-party market research report, the Church Hill, TN property is located in the Hawkins County industrial submarket, which had approximately 4.9 million square feet of inventory, a vacancy rate of 5.4% and asking rent of $4.69 PSF as of March 2022. Asking rents in the submarket have increased 12.5% over the past 12 months, which has increased the three-year average annual rent growth to 6.6%.

Mossville, Illinois (18.0% of ALA): The Mossville, IL property is located in Peoria County, approximately 3.3 miles north of downtown Mossville, approximately 13.1 miles north of Peoria and approximately 149 miles southwest of Chicago. Primary access to the area is provided by Highways 29, 40 and 6, as well as via Interstate 74, which runs through Peoria to the south. According to a third-party market research report, the Mossville, IL property is located in the Outlying Peoria County industrial submarket, which had approximately 10.6 million square feet of inventory, a vacancy rate of 0.4% and asking rent of $3.49 PSF as of March 2022. Asking rents in the submarket have increased 6.5% over the past 12 months, outpacing the 3.8% annualized average over the past three years.

Eldon, Missouri (15.1% of ALA): The Eldon, MO property is located in Miller County, approximately 1.7 miles east of downtown Eldon, approximately 27.9 miles northeast of The Lake of the Ozarks, approximately 145 miles southeast of Kansas City and approximately 155 miles southwest of St. Louis. Primary access to the area is provided by US Highway 54, connecting the neighborhood to Interstate 70 to the north and The Lake of the Ozarks to the south. According to the appraisal, the Eldon, MO property is located in the Miller County industrial market, which had approximately 758,610 square feet of inventory, a vacancy rate of 8.1% and asking rent of $4.20 PSF as of April 2022.

Annex B	BMO 2022-C2

No. 10 – Phoenix Industrial Portfolio VIII

Kingsport, Tennessee (5.5% of ALA): The Kingsport, TN property is located in Hawkins County, approximately 3.1 miles south of downtown Kingsport, approximately 5.5 miles south of the Virginia-Tennessee border, approximately 11.5 miles northwest of the Tri-Cities Airport and approximately 16.6 miles east of the Church Hill, TN property. Primary access to the area is provided by Interstate 26 and Interstate 81. According to a third-party market research report, the Kingsport, TN property is located in the Sullivan County industrial submarket, which had approximately 10.7 million square feet of inventory, a vacancy rate of 0.3% and asking rent of $6.26 PSF as of March 2022. Asking rents in the submarket have increased 11.8% over the past 12 months, which has increased the three-year average annual rent growth to 6.4%.

The following table presents certain market information with respect to the Phoenix Industrial Portfolio VIII Properties:

Market Overview(1)
Property	Year Built / Renovated	Net Rentable Area (SF)(2)	Submarket	Property Vacancy(2)	Submarket Vacancy	Appraisal Concluded Vacancy	Submarket Inventory (SF)	UW Base Rent PSF(2)(3)	Submarket Rent PSF
West Mifflin, PA	1949/1994	625,000	South Pittsburgh	8.5%	4.1%	9.4%	19,840,840	$4.41	$9.48
Church Hill, TN	1966/2021	818,685	Hawkins County	0.0%	5.4%	5.0%	4,897,730	$3.07	$4.69
Mossville, IL	1995/NAP	478,400	Outlying Peoria County	0.0%	0.4%	0.5%	10,611,248	$2.06	$3.49
Eldon, MO	1975/2019	276,180	Miller County	16.5%	8.1%	0.0%	758,610	$2.88	$4.20
Kingsport, TN	1960/2021	130,751	Sullivan County	0.0%	0.3%	0.0%	10,721,889	$3.80	$6.26
Total/Wtd. Avg.		2,329,016		4.2%	4.1%	4.4%	46,830,317	$3.22	$5.76
(1)	Source: Third-party market research reports.

(2)	Based on the underwritten rent rolls dated April 12, 2022 for the West Mifflin, PA property, Church Hill, TN property and the Eldon, MO property and May 10, 2022 for the remaining properties.

(3)	UW Base Rent PSF excludes underwritten vacant space and is inclusive of approximately $105,924 of contractual rent steps through June 2023.

The following table presents certain demographic information with respect to the Phoenix Industrial Portfolio VIII Properties:

Demographics Overview
Property	Net Rentable Area (SF)(1)	ALA	% of ALA	UW NCF	% of UW NCF	Estimated 2022 Population (5-mile Radius)(2)	Estimated 2022 Average Household Income (5-mile Radius)(2)
West Mifflin, PA	625,000	$20,000,000	35.1%	$2,056,139	33.0%	207,700	$83,524
Church Hill, TN	818,685	15,000,000	26.3	2,182,487	35.1	11,784	$64,249
Mossville, IL	478,400	10,275,000	18.0	914,915	14.7	23,433	$141,067
Eldon, MO	276,180	8,580,000	15.1	618,668	9.9	8,578	$63,173
Kingsport, TN	130,751	3,145,000	5.5	453,282	7.3	70,174	$75,665
Total/Wtd. Avg.	2,329,016	$57,000,000	100.0%	$6,225,490	100.0%	69,649	$85,714
(1)	Based on the underwritten rent rolls dated April 12, 2022 for the West Mifflin, PA property, Church Hill, TN property and the Eldon, MO property and May 10, 2022 for the remaining properties.

(2)	Information obtained from third-party market research reports.

The Borrowers. The borrowers are Phoenix Mossville Industrial Investors LLC, Phoenix Eldon Industrial Investors LLC, Phoenix West Mifflin Industrial Investors LLC, Phoenix Church Hill Industrial Investors LLC and Phoenix Kingsport Industrial Investors LLC (collectively, the “Phoenix Industrial Portfolio VIII Borrowers”), each a Delaware limited liability company and single purpose entity with one independent director. Each Phoenix Industrial Portfolio VIII Borrower owns one individual Phoenix Industrial Portfolio VIII Property. Legal counsel to the Phoenix Industrial Portfolio VIII Borrowers delivered a non-consolidation opinion in connection with the origination of the Phoenix Industrial Portfolio VIII Whole Loan.

The Borrower Sponsor. The borrower sponsor is Phoenix Investors, which is the affiliated management company for the guarantors’ investments. Phoenix Investors is a national commercial real estate firm based in Milwaukee, Wisconsin that redevelops former manufacturing facilities throughout the United States. Phoenix Investors’ affiliated companies hold interests in approximately 52 million square feet of industrial, retail, office and single tenant net-leased properties across 29 states. Phoenix Investors engages in the renovation and repositioning of large, former single tenant industrial facilities throughout the United States that were previously owned by corporate entities, real estate investment trusts or financial institutions.

Annex B	BMO 2022-C2

No. 10 – Phoenix Industrial Portfolio VIII

The non-recourse carveout guarantors of the Phoenix Industrial Portfolio VIII Whole Loan are Irrevocable Children's Trust dated 7/22/91 and Irrevocable Children's Trust No. 2 dated 7/22/91. The non-recourse carveout guarantors have previously had ownership interests in entities that were subject to foreclosures and bankruptcies. See “Description of the Mortgage Pool—Default History, Bankruptcy Issues and Other Proceedings” in the Preliminary Prospectus.

Property Management. The Phoenix Industrial Portfolio VIII Properties are managed by Phoenix Investors, a limited liability company and the borrower sponsor.

Escrows and Reserves. At origination, the Phoenix Industrial Portfolio VIII Borrowers deposited (i) approximately $136,487 for real estate taxes, (ii) $1,500,000 for tenant improvements and leasing commissions, (iii) $8,870 for unfunded obligations with respect to the South Hills Elite lease ($5,000) and the Carnegie Mellon University lease ($3,870) and (iv) $59,444 for deferred maintenance.

Tax Escrows – On a monthly basis, the Phoenix Industrial Portfolio VIII Borrowers are required to deposit 1/12th of an amount which would be sufficient to pay taxes for the next ensuing 12 months (currently equivalent to approximately $35,040 a month).

Insurance Escrows – On a monthly basis, the Phoenix Industrial Portfolio VIII Borrowers are required to deposit 1/12th of an amount which would be sufficient to pay insurance premiums for the renewal of coverages (currently equivalent to approximately $19,049 a month); provided, such monthly deposits will be waived so long as the Phoenix Industrial Portfolio VIII Borrowers maintain a blanket insurance policy acceptable to the lender.

Replacement Reserve – On a monthly basis, the Phoenix Industrial Portfolio VIII Borrowers are required to deposit approximately $19,408 for replacement reserves subject to a cap of approximately $698,705.

Rollover Reserve – On a monthly basis, the Phoenix Industrial Portfolio VIII Borrowers are required to deposit approximately $29,113 for rollover reserves if at any time the balance of the reserve falls below $500,000, until such time as the reserve is restored to a cap of $1,500,000.

Lockbox / Cash Management. The Phoenix Industrial Portfolio VIII Whole Loan is structured with a hard lockbox and springing cash management upon the occurrence and continuance of a Cash Management Trigger Event (as defined below). Revenues from the Phoenix Industrial Portfolio VIII Properties are required to be deposited directly into the lockbox account or, if received by the Phoenix Industrial Portfolio VIII Borrowers or the property manager, deposited within three business days of receipt. During the continuance of a Cash Management Trigger Event, all funds in the lockbox account are required to be swept each business day to a lender-controlled cash management account and disbursed in accordance with the Phoenix Industrial Portfolio VIII Whole Loan documents, and all excess funds on deposit in the cash management account (after payment of required monthly reserve deposits, debt service payment on the Phoenix Industrial Portfolio VIII Whole Loan, operating expenses and cash management bank fees) will be applied as follows: (a) if a Material Tenant Trigger Event (as defined below) has occurred and is continuing, to a Material Tenant (as defined below) rollover reserve, (b) if a Cash Sweep Trigger Event (as defined below) has occurred and is continuing (but not a Material Tenant Trigger Event), to the lender-controlled excess cash flow account or (c) if no Material Tenant Trigger Event or Cash Sweep Trigger Event has occurred and is continuing, to the Phoenix Industrial Portfolio VIII Borrowers.

A “Cash Management Trigger Event” means a period commencing upon the occurrence of (i) an event of default under the Phoenix Industrial Portfolio VIII Whole Loan documents, (ii) any bankruptcy action involving the Phoenix Industrial Portfolio VIII Borrowers, the guarantors, the key principal or the property manager, (iii) the trailing 12-month period debt service coverage ratio falling below 1.20x, (iv) the indictment for fraud or misappropriation of funds by the Phoenix Industrial Portfolio VIII Borrowers, the guarantors, the key principal or an affiliated or third-party property manager (provided that, in the case of the third-party property manager, such fraud or misappropriation is related to any of the Phoenix Industrial Portfolio VIII Properties), or any director or officer of the aforementioned or (v) a Material Tenant Trigger Event, and expiring upon (a) with respect to clause (i) above, the cure of such event of default, (b) with respect to clause (ii) above, the filing being discharged, stayed or dismissed within 45 days for the Phoenix Industrial Portfolio VIII Borrowers, the guarantors or the key principal, or within 120 days for the property manager, and lender’s determination that such filing does not materially affect the Phoenix Industrial Portfolio VIII Borrowers’, the guarantors’, the key principal’s or the property manager’s monetary obligations, (c) with respect to clause (iii) above, the trailing 12-month debt service coverage ratio being at least 1.25x for two consecutive calendar quarters, (d) with respect to clause (iv) above, the dismissal of the applicable indictment with prejudice or acquittal of the applicable person, or the replacement of the property manager with a third-party property manager that constitutes a qualified property manager under the Phoenix Industrial Portfolio VIII Whole Loan documents or (e) with respect to clause (v) above, the cure of such Material Tenant Trigger Event.

A “Cash Sweep Trigger Event” means a period commencing upon the occurrence of (i) an event of default under the Phoenix Industrial Portfolio VIII Whole Loan documents, (ii) any bankruptcy action involving the Phoenix Industrial Portfolio VIII Borrowers, the guarantors, the key principal or the property manager or (iii) the trailing 12-month period debt service coverage ratio falling below 1.15x, and expiring upon (a) with respect to clause (i) above, the cure of such event of default, (b) with respect to clause (ii) above, as to an involuntary filing, the filing being discharged, stayed or dismissed within 45 days for the Phoenix Industrial Portfolio VIII Borrowers, the guarantors or the key principal, or within 120 days for the property manager, and lender’s determination that such filing does not materially affect the

Annex B	BMO 2022-C2

No. 10 – Phoenix Industrial Portfolio VIII

Phoenix Industrial Portfolio VIII Borrowers’, the guarantors’, the key principal’s or the property manager’s monetary obligations or (c) with respect to clause (iii) above, the trailing 12-month debt service coverage ratio is at least 1.20x for two consecutive calendar quarters.

A “Material Tenant Trigger Event” means a period commencing upon the occurrence of (i) Material Tenant giving notice of its intention to terminate or cancel or not to extend or renew its lease, (ii) on or prior to the then applicable expiration date under the applicable Material Tenant lease, if the Material Tenant does not extend or renew such Material Tenant lease, (iii) on or prior to the date a Material Tenant is required under its Material Tenant lease to notify the borrowers of its election to extend or renew its lease, if such Material Tenant does not give notice, (iv) an event of default under a Material Tenant lease occurring and continuing beyond any applicable notice and/or cure period, (v) a bankruptcy action of a Material Tenant or lease guarantor of any Material Tenant lease occurring, (vi) a Material Tenant lease being terminated or no longer being in full force and effect; provided that, with respect to any partial termination of a Material Tenant lease, such partial termination relates to no less than 20% of (x) the total net rentable square footage at the applicable property or (y) the total in-place base rent at the applicable property or (vii) a Material Tenant “going dark”, vacating, ceasing to occupy or ceasing to conduct business in the ordinary course at the applicable property or a portion thereof constituting no less than 20% of the total net rentable square footage at the applicable property for a period in excess of 12 consecutive months (other than temporary cessation of operations in connection with remodeling, renovation or restoration of its leased premises) and expiring upon (a) with respect to clause (i) above, the date that (1) the applicable Material Tenant revokes or rescinds all termination or cancellation notices, (2) the applicable Material Tenant lease is extended on terms satisfying the requirements of the Phoenix Industrial Portfolio VIII Whole Loan documents or (3) all or substantially all of the applicable Material Tenant space is leased to a replacement tenant, (b) with respect to clause (ii) above, the date that (1) the applicable Material Tenant lease is extended on terms satisfying the requirements of the Phoenix Industrial Portfolio VIII Whole Loan documents or (2) all or substantially all of the applicable Material Tenant space is leased to a replacement tenant, (c) with respect to clause (iii) above, the date that (1) the applicable Material Tenant lease is extended on terms satisfying the requirements of the Phoenix Industrial Portfolio VIII Whole Loan documents or (2) all or substantially all of the applicable Material Tenant space is leased to a replacement tenant, (d) with respect to clause (iv) above, a cure of the applicable event of default, (e) with respect to clause (v) above, the affirmation of the Material Tenant lease in the applicable bankruptcy proceeding and confirmation that the Material Tenant is actually paying all rents and other amounts under its lease (or, if applicable, the discharge or dismissal of the applicable Material Tenant lease guarantor from the applicable bankruptcy proceeding; provided that such bankruptcy (after dismissal or discharge) does not have an adverse effect on such Material Tenant lease guarantor’s ability to perform its obligations under its lease guaranty), (f) with respect to clause (vi) above, all or substantially all of the applicable Material Tenant space being leased to a replacement tenant or (g) with respect to clause (vii) above, the Material Tenant re-commencing its normal business operations at the applicable property or a portion thereof constituting more than 20% of the total net rentable square footage at the applicable property.

A “Material Tenant” means any tenant at the Phoenix Industrial Portfolio VIII Properties that, together with its affiliates, either (a) leases no less than 20% of the total rentable square footage of the Phoenix Industrial Portfolio VIII Properties or (b) accounts for (or would account for) no less than 20% of the total in-place base rent at the Phoenix Industrial Portfolio VIII Properties.

Subordinate and Mezzanine Debt. The Phoenix Industrial Portfolio VIII Borrowers are permitted to obtain a mezzanine loan subject to the satisfaction of certain conditions including, but not limited to (i) the loan-to-value on the aggregate of the Phoenix Industrial Portfolio VIII Whole Loan and the mezzanine loan is not greater than 64.6%, (ii) the trailing 12-month debt service coverage ratio on the aggregate of the Phoenix Industrial Portfolio VIII Whole Loan and the mezzanine loan is at least 1.55x, (iii) the debt yield on the aggregate of the Phoenix Industrial Portfolio VIII Whole Loan and the mezzanine loan is at least 10.8%, (iv) the lender has approved the mezzanine loan, (v) the lender executes a mezzanine intercreditor agreement and (vi) the lender has received a rating agency confirmation.

Partial Release. After the expiration of the lockout period, the Phoenix Industrial Portfolio VIII Borrowers may release the West Mifflin, PA property, the Mossville, IL property and the Eldon, MO property to a third-party purchaser subject to satisfaction of conditions set forth in the Phoenix Industrial Portfolio VIII Whole Loan documents, including, without limitation: (i) no event of default exists under the Phoenix Industrial Portfolio VIII Whole Loan; (ii) the Phoenix Industrial Portfolio VIII Borrowers deliver defeasance collateral in an amount equal to the greater of (a) 115% of the allocated loan amount for such property and (b) 90% of the net proceeds of the sale of such property; (iii) after giving effect to such release, (a) the debt service coverage ratio based on the trailing 12 months is at least equal to the greater of (A) the debt service coverage ratio immediately preceding such release and (B) 1.55x, (b) the debt yield for the remaining properties following the release is at least equal to the greater of (A) the debt yield immediately preceding such release and (B) 10.8%, and (c) the loan-to-value ratio for the remaining properties following the release does not exceed the lesser of (A) the loan-to-value ratio for all of the properties prior to the release or (B) 64.6%; (iv) the Phoenix Industrial Portfolio VIII Borrowers pay all of the lender’s out-of-pocket costs and expenses incurred in connection with such release (including, without limitation, reasonable legal fees); and (v) satisfaction of customary REMIC requirements. The Phoenix Industrial Portfolio VIII Borrowers are also permitted to release certain vacant portions of the West Mifflin, PA property, the Church Hill, TN property and the Eldon, MO property without defeasance or prepayment, provided that certain conditions, including among others, conditions relating to separate tax lots, compliance with zoning, parking and other legal requirements, and compliance with REMIC regulations, are satisfied.

Ground Lease. None.

Annex B	BMO 2022-C2

No. 11 – Fleet Farm Sioux Falls

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$21,500,000	Title(1):	Fee
Cut-off Date Principal Balance:	$21,500,000	Property Type – Subtype:	Retail – Single Tenant
% of IPB:	3.0%	Net Rentable Area (SF):	189,905
Loan Purpose:	Acquisition	Location:	Sioux Falls, SD
Borrower(1):	KB Sioux Falls, DST	Year Built / Renovated:	2019 / NAP
Borrower Sponsor:	Jeffrey A. Pori	Occupancy:	100.0%
Interest Rate:	5.13000%	Occupancy Date:	4/20/2022
Note Date:	4/20/2022	4th Most Recent NOI (As of):	NAV
Maturity Date:	5/1/2032	3rd Most Recent NOI (As of):	NAV
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	NAV
Original Term:	120 months	Most Recent NOI (As of):	NAV
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$2,784,881
Call Protection:	L(26),D(91),O(3)	UW Expenses:	$719,065
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$2,065,817
Additional Debt:	No	UW NCF:	$1,987,509
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$37,800,000 / $199
Additional Debt Type:	N/A	Appraisal Date:	4/4/2022

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$113
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$113
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	56.9%
Replacement Reserves(2):	$200,000	Springing	$200,000	Maturity Date LTV:	56.9%
TI / LC Reserve(3):	$600,000	Springing	$600,000	UW NCF DSCR:	1.78x
Other:	$0	$0	N/A	UW NOI Debt Yield:	9.6%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$21,500,000		55.0%	Purchase Price	$37,000,000	94.7%
Borrower Sponsor Equity	17,556,130		45.0	Closing Costs	1,256,130	3.2
				Reserves	800,000	2.0
Total Sources	$39,056,130		100.0%	Total Uses	$39,056,130	100.0%
(1)	In addition to the Fleet Farm Sioux Falls Property (as defined below), the Fleet Farm Sioux Falls Mortgage Loan (as defined below) is secured by a security interest in the borrower’s master lease. The borrower has master leased the Fleet Farm Sioux Falls Property to a master tenant affiliated with the guarantor. The master tenant is structured as a special purpose entity with one independent director. The master tenant’s interest in all tenant rents was assigned directly to the lender. The master tenant is a party to the deed of trust and cash management agreement. The master lease is subordinate to the Fleet Farm Sioux Falls Mortgage Loan and, upon an event of default under the Fleet Farm Sioux Falls Mortgage Loan documents, the lender has the right to cause the termination of the master lease. See “Description of the Mortgage Pool—Statistical Characteristics of the Mortgage Loans—Delaware Statutory Trusts” in the Preliminary Prospectus.

(2)	Monthly replacement reserves of approximately $3,165 ($0.20 per square foot annually) will be required on the first payment date after the balance of the replacement reserve falls below $200,000 and on each payment date thereafter until the balance of the replacement reserve is at least $200,000.

(3)	Monthly TI/LC reserves of $10,128 ($0.64 per square foot annually) will be required on the first payment date after the balance of the TI/LC reserve falls below $600,000 and on each payment date thereafter until the balance of the TI/LC reserve is at least $600,000.

The Loan. The eleventh largest mortgage loan (the “Fleet Farm Sioux Falls Mortgage Loan”) has an original and Cut-off Date principal balance of $21,500,000 and is secured by a first lien mortgage on the borrower’s fee interest in a 189,905 square foot retail property located in Sioux Falls, South Dakota (the “Fleet Farm Sioux Falls Property”). The Fleet Farm Sioux Falls Mortgage Loan has a 10-year term and is interest-only for the entire term.

Annex B	BMO 2022-C2

No. 11 – Fleet Farm Sioux Falls

The Property. The Fleet Farm Sioux Falls Property is a 189,905 square foot retail property comprised of two, single-story buildings located in Sioux Falls, South Dakota. Situated on approximately 23.88 acres of land, the Fleet Farm Sioux Falls Property was built in 2019 and has since been occupied by Fleet Farm (as defined below). The improvements are comprised of the main retail building, a convenience store, a fueling station, and a car wash. The Fleet Farm Sioux Falls Property contains a surface parking lot with a total of 653 parking spaces, which results in a parking ratio of 3.44 spaces per 1,000 SF of total net rentable area. The Fleet Farm Sioux Falls Property is 100% occupied by Fleet Farm Group (“Fleet Farm”) as of April 20, 2022.

COVID-19 Update. As of June 15, 2022, the Fleet Farm Sioux Falls Property was open and operating. As of the date of this term sheet, the Fleet Farm Sioux Falls Mortgage Loan is not subject to any forbearance, modification, or debt service relief requests. The first payment date of the Fleet Farm Sioux Falls Mortgage Loan was June 1, 2022.

Major Tenant.

Fleet Farm (189,905 square feet; 100.0% of the NRA; 100.0% of underwritten base rent): Fleet Farm is a big box retailer that offers brands across multiple product categories including: outdoors, sporting goods, farming, pet care, hardware, toys, home goods, apparel and accessories, and pantry items. Fleet Farm was founded in 1955 and is a wholly-owned subsidiary of KKR & Co. Inc. (“KKR”). Fleet Farm currently has 47 stores spanning the upper Midwest, with locations in Iowa, Minnesota, North Dakota, South Dakota and Wisconsin. KKR’s operations include managing multiple alternative asset classes, including private equity, credit, and real assets, with strategic partners that manage hedge funds. KKR was founded in 1976 and is headquartered in New York, New York.

The Fleet Farm lease has a commencement date of May 28, 2019, and a current expiration date of May 27, 2039. The Fleet Farm lease has eight, five-year renewal options. Fleet Farm reported 2021 sales at the Fleet Farm Sioux Falls Property of approximately $33.7 million, or approximately $177 per square foot, which results in an occupancy cost of 8.7%.

Historical and Current Occupancy(1)
2019	2020	2021	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is as of April 20, 2022.

The following table presents certain information relating to the major tenants for the Fleet Farm Sioux Falls Property:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF	UW Base Rent	% of Total UW Base Rent	Lease Exp. Date
Fleet Farm	NR/NR/NR	189,905	100.0%	$11.92	$2,263,877	100.0%	5/27/2039
Occupied Collateral Total/Wtd. Avg.		189,905	100.0%	$11.92	$2,263,877	100.0%

Vacant Space		0	0.0%

Collateral Total		189,905	100.0%

(1)	Based on the underwritten rent roll dated April 20, 2022.

Annex B	BMO 2022-C2

No. 11 – Fleet Farm Sioux Falls

The following table presents certain information relating to the tenant lease expiration dates of the Fleet Farm Sioux Falls Property:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring	% of UW Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring	Cumulative % of UW Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
2022 & MTM	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2032	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2033 & Beyond	1	189,905	100.0	2,263,877	100.0	189,905	100.0%	$2,263,877	100.0%
Total	1	189,905	100.0%	$2,263,877	100.0%
(1)	Based on the underwritten rent roll dated April 20, 2022.

The Market. The Fleet Farm Sioux Falls Property is located in the northern portion of Sioux Falls, Minnehaha County, South Dakota. The Fleet Farm Sioux Falls Property is situated at the southeast quadrant of Benson Road and Interstate 29, just west of the Sioux Falls Regional Airport. The surrounding area is considered suburban and is expanding with a mix of commercial, industrial and residential uses. Specifically, development clustered near the Fleet Farm Sioux Falls Property includes a Walmart Supercenter, the University of South Dakota/Sioux Falls campus, and the Sanford Sports complex, which is a nearly 500-acre sports facility that contains an indoor sports facility, a 160,000 square foot multi-purpose facility, a health clinic, GreatShots golf and entertainment venue, a youth football complex, and ice hockey, tennis and gymnastics centers.

According to a third-party market research report, as of the second quarter of 2022, the Sioux Falls retail market had an inventory of approximately 15.4 million square feet, overall vacancy in the market of approximately 2.8% and average asking rent of $15.55 per square foot. Retail rents in the Sioux Falls market have been on an increasing trend, growing approximately 12.8% from 2013 to 2022, which equates to approximately 1.3% average annual growth. Three properties totaling 28,346 square feet are under construction in the market.

According to the appraisal, the estimated 2021 population within a one-, three- and five-mile radius was 2,410, 24,172 and 94,411, respectively. The estimated 2021 median household income within a one-, three- and five-mile radius was $60,000, $47,038, and $53,689, respectively.

The following table presents certain information relating to comparable retail leases for the Fleet Farm Sioux Falls Property:

Comparable Retail Leases(1)
	Rentable Area (SF)	Term (Years)	Lease Size (SF)	Lease Date	Rent PSF	Lease Type
Fleet Farm Sioux Falls	189,905(2)	20.0(2)	189,905	Jun-2019(2)	$11.92(2)	NNN
Fleet Farm – Stevens Point, WI	170,642	20.0	170,642	Dec-2021	$11.89	Absolute Net
Fleet Farm – Brooklyn Park, MN	246,891	20.0	246,891	Nov-2021	$10.29	Absolute Net
Fleet Farm – Lakeville, MN	206,541	22.1	202,669	Nov-2019	$11.73	Absolute Net
Fleet Farm – Waukee, IA	196,818	25.0	196,818	Sep-2019	$13.11	Absolute Net
Fleet Farm – Delavan, WI	224,045	20.0	224,045	Jun-2018	$11.60	Absolute Net
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated April 20, 2022.

Annex B	BMO 2022-C2

No. 11 – Fleet Farm Sioux Falls

The following table presents certain information relating to comparable retail sales for the Fleet Farm Sioux Falls Property:

Comparable Retail Sales(1)
Property Location	Sale Date	Total NRA (SF)	Total Occupancy	Sale Price	Sale Price PSF	Adjusted Sales Price PSF
Fleet Farm – Sioux Falls, SD	Apr-2022(2)	189,905	100.0%	$37,000,000(2)	$194.83(2)	NAP
Fleet Farm – Waukee, IA	Mar-2022	187,834	100.0%	$43,500,000	$231.59	$231.59
Fleet Farm – Green Bay, WI	Nov-2021	204,397	100.0%	$38,590,000	$160.53	$163.74
Fleet Farm – Brooklyn Park, MN	Nov-2021	246,891	100.0%	$37,575,000	$152.19	$155.24
Fleet Farm – Stevens Point, WI	Nov-2021	170,642	100.0%	$29,900,000	$175.22	$178.73
Fleet Farm – Delavan, WI	Feb-2022	224,045	100.0%	$42,451,015	$189.48	$170.53
(1)	Source: Appraisal.

(2)	Source: Title settlement statement.

The following table presents certain historical and underwritten financial information relating to the Fleet Farm Sioux Falls Property:

Underwritten Net Cash Flow
	Underwritten	Per Square Foot	%(1)
Base Rent	$2,263,877	$11.92	77.2%
Gross Potential Rent	$2,263,877	$11.92	77.2%
Total Reimbursements	663,367	3.49	22.6
Total Other Income	4,000	0.02	0.1
Net Rental Income	$2,931,244	$15.44	100.0%
(Vacancy/Credit Loss)	(146,362)	(0.77)	(5.0%)
Effective Gross Income	$2,784,881	$14.66	95.0%
Total Expenses	719,065	3.79	25.8%
Net Operating Income	$2,065,817	$10.88	74.2%
Total TI/LC, Capex/RR(2)	78,308	0.41	2.8%
Net Cash Flow	$1,987,509	$10.47	71.4%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	Underwritten Total TI/LC, Capex/RR includes a credit of $60,000 (approximately $0.32 per square foot) associated with the upfront TI/LC reserve deposit in the amount of $600,000 (approximately $3.16 per square foot).

Annex B	BMO 2022-C2

No. 12 – PentaCentre Office

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$20,300,000	Title:	Fee
Cut-off Date Principal Balance(1):	$20,277,018	Property Type – Subtype:	Office – Suburban
% of IPB:	2.9%	Net Rentable Area (SF):	734,156
Loan Purpose:	Acquisition	Location:	Troy, MI
Borrower:	PentaCentre LLC	Year Built / Renovated:	1986 / 2019
Borrower Sponsor:	Olymbec USA LLC	Occupancy:	61.6%
Interest Rate:	5.32000%	Occupancy Date:	4/1/2022
Note Date:	6/2/2022	4th Most Recent NOI (As of):	$4,821,397 (12/31/2019)
Maturity Date:	6/6/2032	3rd Most Recent NOI (As of):	$5,304,698 (12/31/2020)
Interest-only Period:	None	2nd Most Recent NOI (As of):	$6,175,874 (12/31/2021)
Original Term:	120 months	Most Recent NOI (As of):	$6,055,882 (TTM 2/28/2022)
Original Amortization Term:	360 months	UW Economic Occupancy:	64.0%
Amortization Type:	Amortizing Balloon	UW Revenues:	$9,366,051
Call Protection:	L(25),D(91),O(4)	UW Expenses:	$4,909,142
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$4,456,909
Additional Debt(1):	Yes	UW NCF:	$3,972,334
Additional Debt Balance(1):	$13,984,150	Appraised Value / Per SF:	$59,500,000 / $81
Additional Debt Type(1):	Pari Passu	Appraisal Date:	3/29/2022

Escrows and Reserves				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$47
Taxes:	$685,659	$114,277	N/A	Maturity Date Loan / SF:	$39
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	57.6%
Replacement Reserve:	$0	$12,236	N/A	Maturity Date LTV:	47.9%
TI / LC:	$5,000,000	$107,064	$8,000,000	UW NCF DSCR:	1.73x
Other(3):	$421,439	$0	N/A	UW NOI Debt Yield:	13.0%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Whole Loan(1)	$34,300,000		58.8%	Purchase Price	$51,250,000	87.9%
Sponsor Equity	24,026,818		41.2	Reserves	6,107,098	10.5
				Closing Costs	969,719	1.7
Total Sources	$58,326,818		100.0%	Total Uses	$58,326,818	100.0%
(1)	The PentaCentre Office Mortgage Loan (as defined below) is part of the PentaCentre Office Whole Loan (as defined below), which is comprised of two pari passu promissory notes with an aggregate original balance of $34,300,000. The PentaCentre Office Whole Loan was originated by Citi Real Estate Funding Inc. (“CREFI”).

(2)	Calculated based on the aggregate outstanding principal balance as of the Cut-off Date of the PentaCentre Office Whole Loan.

(3)	Includes gap rent and immediate repairs of $406,814 and $14,625, respectively.

(4)	Defeasance of the PentaCentre Office Whole Loan is permitted at any time after the earlier to occur of (i) the end of the two-year period commencing on the closing date of the securitization that includes the last pari passu note to be securitized or (ii) June 2, 2026. The assumed defeasance lockout period of 25 payments is based on the closing date of this transaction in July 2022. The actual lockout period may be longer.

The Loan. The twelfth largest mortgage loan is part of a whole loan evidenced by two pari passu promissory notes in the aggregate original principal amount of $34,300,000 (the “PentaCentre Office Whole Loan”) secured by a first lien mortgage on the borrower’s fee simple interest in a 734,156 square feet office property located in Troy, Michigan (the “PentaCentre Office Property”). The PentaCentre Office Whole Loan was originated on June 2, 2022 by CREFI and accrues interest at a fixed rate of 5.32000% per annum. The PentaCentre Office Whole Loan has an initial term of 120 months, a remaining term of 119 months and is amortizing for the full term. The scheduled maturity date of the PentaCentre Office Whole Loan is the due date that occurs June 6, 2032. The controlling Note A-1 (the “PentaCentre Office Mortgage Loan”), with a cut-off date balance of $20,277,018, will be included in the BMO 2022-C2 securitization trust. The PentaCentre Office Mortgage Loan will be serviced pursuant to the pooling and servicing agreement for the BMO 2022-C2 securitization. The table below summarizes the promissory notes that comprise the PentaCentre Office Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Annex B	BMO 2022-C2

No. 12 – PentaCentre Office

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$20,300,000	$20,277,018	BMO 2022-C2	Yes
A-2	$14,000,000	$13,984,150	CREFI(1)	No
Whole Loan	$34,300,000	$34,261,168
(1)	Expected to be contributed to one or more future securitization transactions.

The Property. The PentaCentre Office Property consists of five office buildings totaling 734,156 square feet of suburban office space located in Troy, Michigan. The property, which sits on a 32.23-acre parcel of land, was built in 1986 and renovated in 2019. According to the appraisal, the borrowers provided approximately $7 million in capital improvements since the property’s acquisition in 2017, including elevator repairs, roof replacements on two buildings, new HVAC, the addition of a fitness center, and a new parking structure. Basic construction at the PentaCentre Office Property consists of a reinforced concrete foundation with structural steel framing. The buildings have a plate glass exterior, tempered glass windows, and a flat roof. As of April 1, 2022, the PentaCentre Office Property is 61.6% leased to 53 tenants.

The largest tenant based on underwritten base rent is Midland Credit Management, Inc. (“Midland Credit Management”) (93,516 square feet; 12.7% of NRA; 22.3% of underwritten base rent). Midland Credit Management is an international specialty finance company. Founded in 1953, Midland Credit Management is a subsidiary of Encore Capital Group, which is publicly traded on the NASDAQ stock exchange under the ticker NASDAQ:ECPG. Midland Credit Management has been at the property since 2016. Midland Credit Management has one, three-year renewal option and a one-time right to terminate effective July 31, 2023 by providing written notice prior to February 1, 2023 and paying a termination fee of approximately $1,266,805. Additionally, the property owner may terminate the lease if Midland Credit Management requests to assign or sublease the leased premises.

The second largest tenant based on underwritten base rent is One10, LLC (“One10”) (51,227 square feet; 7.0% of NRA; 11.2% of underwritten base rent). One10 is a national marketing firm with six locations in North America. One10 provides marketing services including analytics & insights, creative communications, sales incentive programs, and event management. One10 has been at the property since 1996 and expanded its lease to 51,227 square feet in November 2010. One10 has two, five-year renewal options and may terminate on August 31, 2026 with 180 days’ notice and payment of a termination fee equal to the sum of the unamortized amount of the allowance, free rent, and commissions, plus interest, plus two months base rent at the time. Additionally, the property owner may terminate the lease if One10 requests to sublease the leased premises.

The third largest tenant based on underwritten base rent is J.D. Power (31,149 square feet; 4.2% of NRA; 6.0% of underwritten base rent). Founded in 1968, J.D. Power is an American data analytics and consumer intelligence focused on vehicles and is headquartered in the subject property. J.D. Power has been at the property since 2012. J.D. Power does not have renewal options and the property owner may terminate the lease if J.D. Power requests to assign or sublease.

COVID-19 Update. As of June 13, 2022, the PentaCentre Office Property is open and operational and there were no outstanding rent relief requests. The first payment date of the PentaCentre Office Mortgage Loan is July 6, 2022.

The Market. PentaCentre Office Property is located in Troy, Michigan. According to the appraisal, the PentaCentre Office Property is situated in the Troy submarket of the Detroit-Warren-Dearborn MSA market. Primary access to the subject neighborhood is provided by Interstate 75, one of the primary north-south freeways in greater Michigan, Interstate 696 and Route 1. Access to the neighborhood is provided via its interchange with Big Beaver Road. Other major thoroughfares in the area include Crooks Road, Livernois Road, and Coolidge Highway, all of which run in the general north-south direction. As of the first quarter of 2022, the Troy submarket reported total inventory of approximately 13.0 million SF with a 24.3% vacancy rate and average asking rent of $19.39 PSF. The underwriting concluded to a market rent for the office space at the PentaCentre Office Property of $17.96 PSF for all five buildings. According to the appraisal, the estimated 2021 population within a one-, three- and five-mile radius of the PentaCentre Office Property was 7,103, 86,400 and 270,058, respectively. The estimated 2021 average household income within the same radii was $99,746, $106,321 and $115,284, respectively.

Historical and Current Occupancy(1)
2019	2020	2021	Current(2)
71.2%	81.0%	76.4%	61.6%
(1)	Historical occupancy is as of December 31 of each respective year.

(2)	Current occupancy is as of April 1, 2022.

Annex B	BMO 2022-C2

No. 12 – PentaCentre Office

Comparable Sales Summary(1)
Property Name/Location	Sale Date	Year Built/ Renovated	Total NRA (SF)	Occupancy	Sale Price	Sale Price PSF
PentaCentre Office	N/A	1986/2019	734,156(2)	61.6%(2)	NAP	NAP
Troy, Michigan
Widdicomb Building South	Dec-21	1880/2007	101,879	96.0%	$14,500,000	$142.33
Grand Rapids, MI
One North Main	Oct-21	1987/NAP	114,897	74.0%	$25,300,000	$220.20
Ann Arbor, MI
Stoneridge Office Park II	Apr-21	1984/1997	110,544	100.0%	$16,500,000	$149.26
Bloomfield Hills, MI
Northfield Office Park I & II	Jun-19	1972/NAP	211,623	70.0%	$12,200,000	$57.65
Troy, MI
Riverbend Place	Oct-21	2007/NAP	280,000	100.0%	$70,425,000	$251.52
Milwaukee, WI
Towers of Kenwood	May-19	1987/2014	404,425	97.0%	$80,600,000	$199.30
Cincinnati, OH
(1)	Source: Appraisal.

(2)	Based on underwritten rent roll dated April 1, 2022.

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Expiration Date(4)(5)
Midland Credit Management, Inc.(6)	Ba2/NR/BB+	93,516	12.7%	$21.00	$1,963,836	22.3%	4/30/2025
One10, LLC(7)	NR/NR/NR	51,227	7.0	$19.25	986,120	11.2	8/31/2029
J.D. Power	NR/NR/NR	31,149	4.2	$17.00	529,533	6.0	1/31/2027
EASI, LLC(8)	NR/NR/NR	23,464	3.2	$20.95	491,571	5.6	1/31/2026
Pulte Home Company, LLC(9)	Baa2/BBB-/BBB	21,411	2.9	$21.45	459,266	5.2	9/30/2027
Ascension Medical Group FKA St. John Providence Health System	NR/NR/NR	17,831	2.4	$20.45	364,644	4.1	10/31/2022
Konica Minolta Business Solutions U.S.A., Inc.	NR/NR/NR	15,634	2.1	$19.95	311,898	3.5	5/31/2023
ADP, LLC	Aa3/AA-/AA-	15,502	2.1	$19.25	298,414	3.4	4/30/2023
Leoni Wiring Systems, Inc.	NR/NR/NR	12,700	1.7	$19.45	247,015	2.8	6/30/2026
Ricardo Defense Systems, LLC and Ricardo Defense, Inc.	NR/NR/NR	11,258	1.5	$20.95	235,855	2.7	9/30/2029
Largest Tenants		293,692	40.0%	$20.05	$5,888,151	67.0%
Remaining Tenants		158,256	21.6	18.36	2,906,143	33.0%
Total Occupied		451,948	61.6%	$19.46	$8,794,294	100.0%
Vacant Space		282,208	38.4
Total / Wtd. Avg.		734,156	100.0%
(1)	Based on underwritten rent roll dated April 1, 2022.

(2)	Ratings are those of the parent company whether or not the parent guarantees the lease.

(3)	UW Base Rent, UW Base Rent PSF and % of Total UW Base Rent figures are inclusive of contractual rent steps through June 2023.

(4)	Midland Credit Management, Inc. has one, three-year renewal option, Konica Minolta Business Solutions U.S.A., Inc. and Ricardo Defense Systems, LLC and Ricardo Defense, Inc. have one, five-year renewal option, ADP, LLC has two, three-year renewal options, and One10, LLC, EASI, LLC and Pulte Home Company, LLC have two, five-year renewal options.

(5)	J.D. Power, Ascension Medical Group FKA St. John Providence Health System, and Leoni Wiring Systems, Inc. have no renewal options.

(6)	Midland Credit Management Inc. has a one-time right to terminate its lease effective July 31, 2023 by providing written notice prior to February 1, 2023 and subject to the payment of a termination fee.

(7)	One10, LLC may terminate its lease on August 31, 2026, with 180 days’ prior notice and payment of a termination fee equal to the sum of the unamortized amount of the allowance, free rent, and commissions, plus interest, plus two months base rent at the time.

(8)	EASI, LLC has the one-time right to terminate its lease effective January 31, 2025 upon 7 months’ prior notice to the related landlord and payment of a termination fee.

(9)	Pulte Home Company, LLC has the one-time right to terminate its lease in September 2025 upon 6 months’ prior notice to the related landlord and payment of a termination fee.

Annex B	BMO 2022-C2

No. 12 – PentaCentre Office

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of Net Rental Area Expiring	UW Base Rent Expiring(3)	% of UW Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(3)	Cumulative % of UW Base Rent Expiring(3)
Vacant	NAP	282,208	38.4%	NAP	NAP	282,208	38.4%	NAP	NAP
MTM	3	0	0.0	$4,902	0.1%	282,208	38.4%	$4,902	0.1%
2022	2	27,155	3.7	544,131	6.2	309,363	42.1%	$549,033	6.2%
2023	12	74,610	10.2	1,490,490	16.9	383,973	52.3%	$2,039,523	23.2%
2024	7	23,342	3.2	480,349	5.5	407,315	55.5%	$2,519,871	28.7%
2025	4	106,713	14.5	2,228,214	25.3	514,028	70.0%	$4,748,085	54.0%
2026	7	56,420	7.7	1,191,183	13.5	570,448	77.7%	$5,939,268	67.5%
2027	10	76,631	10.4	1,467,419	16.7	647,079	88.1%	$7,406,687	84.2%
2028	2	4,946	0.7	98,673	1.1	652,025	88.8%	$7,505,359	85.3%
2029	8	82,131	11.2	1,288,935	14.7	734,156	100.0%	$8,794,294	100.0%
2030	0	0	0.0	0	0.0	734,156	100.0%	$8,794,294	100.0%
2031	0	0	0.0	0	0.0	734,156	100.0%	$8,794,294	100.0%
2032 & Beyond	0	0	0.0	0	0.0	734,156	100.0%	$8,794,294	100.0%
Total	55	734,156	100.0%	$8,794,294	100.0%
(1)	Based on the underwritten rent roll dated April 1, 2022.

(2)	Certain leases may have termination options that are exercisable prior to the originally stated expiration date of the lease and that are not considered in this Lease Rollover Schedule.

(3)	UW Base Rent Expiring and Cumulative UW Base Rent Expiring include rent steps through June 2023.

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place(3)	$9,873,732	$10,923,838	$10,815,328	$10,793,615	$8,565,048	$11.67	60.6%
Rent Steps(4)	0	0	0	0	229,246	0.31	1.6%
Gross Potential Rent	$9,873,732	$10,923,838	$10,815,328	$10,793,615	$8,794,294	$11.98	62.3%
Potential Income from Vacant Space	0	0	0	0	5,220,848	7.11	37.0%
Total Reimbursements	636,911	102,573	357,175	326,106	107,580	0.15	0.8%
Net Rental Income	$10,510,643	$11,026,411	$11,172,503	$11,119,721	$14,122,722	$19.24	100.0%
(Vacancy/Credit Loss)	(950,852)	(1,279,612)	(589,387)	(659,519)	($5,220,848)	(7.11)	(37.0%)
Other Income(5)	594,659	519,039	464,978	464,177	464,177	0.63	3.3%
Effective Gross Income	$10,154,450	$10,265,838	$11,048,094	$10,924,379	$9,366,051	$12.76	66.3%

Total Expenses	$5,333,053	$4,961,140	$4,872,220	$4,868,497	$4,909,142	$6.69	52.4%

Net Operating Income	$4,821,397	$5,304,698	$6,175,874	$6,055,882	$4,456,909	$6.07	47.6%

Total TI/LC, Cap Ex / RR	0	0	0	0	484,575	0.66	5.2%

Net Cash Flow	$4,821,397	$5,304,698	$6,175,874	$6,055,882	$3,972,334	$5.41	42.4%
(1)	TTM reflects the trailing 12 months ending February 28, 2022.

(2)	% column represents percent of Net Rental Income for all revenue fields and represents percent of Effective Gross Income for the remainder of fields.

(3)	Rents in Place are based on the underwritten rent roll as of April 1, 2022.

(4)	Rent Steps totaling $229,246 are underwritten through June 2023.

(5)	Other Income includes directly reimbursed expenses such as utilities and parking.

Annex B	BMO 2022-C2

No. 13 – Sun Belt Self-Storage Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	BMO	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$19,600,000	Title:	Fee
Cut-off Date Principal Balance:	$19,600,000	Property Type – Subtype:	Self Storage – Self Storage
% of IPB:	2.8%	Net Rentable Area (SF):	380,273
Loan Purpose:	Acquisition	Location:	Various
Borrower(1):	Various	Year Built / Renovated:	Various / Various
Borrower Sponsors:	Hugh D. Cohen, Brian E. Boehmcke and Joel T. Flax	Occupancy:	79.5%
Interest Rate:	5.07000%	Occupancy Date:	Various
Note Date:	3/30/2022	4th Most Recent NOI (As of):	NAV
Maturity Date:	4/6/2032	3rd Most Recent NOI (As of):	$891,628 (12/31/2020)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$1,600,360 (12/31/2021)
Original Term:	120 months	Most Recent NOI (As of):	$1,834,703 (TTM 2/28/2022)
Original Amortization Term:	None	UW Economic Occupancy:	69.4%
Amortization Type:	Interest Only	UW Revenues:	$3,267,361
Call Protection:	L(27),D(89),O(4)	UW Expenses:	$1,282,533
Lockbox / Cash Management:	Springing / Springing	UW NOI:	$1,984,828
Additional Debt:	No	UW NCF:	$1,927,787
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$34,150,000 / $90
Additional Debt Type:	N/A	Appraisal Date(2):	Various

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$52
Taxes:	$69,772	$12,914	N/A	Maturity Date Loan / SF:	$52
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	57.4%
Replacement Reserves:	$0	$4,753	N/A	Maturity Date LTV:	57.4%
Deferred Maintenance:	$56,843	$0	N/A	UW NCF DSCR:	1.91x
				UW NOI Debt Yield:	10.1%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$19,600,000		52.0%	Purchase Price	$33,628,061	89.3%
Borrower Sponsor Equity	18,077,112		48.0	Closing Costs	3,922,436	10.4
				Upfront Reserves	126,615	0.3
Total Sources	$37,677,112		100.0%	Total Uses	$37,677,112	100.0%

(1)	The borrowing entities are CIG SSD LLC, CIG SSD EM LLC, CIG SSD FB LLC, CIG SSD JWG LLC and CIG SSD RGM LLC.

(2)	Appraisals are dated between August 25, 2021 and September 9, 2021.

The Loan. The thirteenth largest mortgage loan (the “Sun Belt Self-Storage Portfolio Mortgage Loan”) is secured by a first lien mortgage on the borrower’s fee simple interest in 14 self-storage properties with an aggregate 380,273 square feet located in Tennessee, Mississippi, Alabama, Georgia, Florida, and Iowa (the “Sun Belt Self-Storage Portfolio Properties”). The Sun Belt Self-Storage Portfolio Mortgage Loan was originated by Bank of Montreal and has an outstanding principal balance as of the Cut-off Date of $19,600,000. The Sun Belt Self-Storage Portfolio Mortgage Loan has a 10-year term and is interest-only for the entire term.

The Properties. The Sun Belt Self-Storage Portfolio Properties consist of 14 self-storage properties with an aggregate net rentable area of 380,273 square feet, located in Tennessee, Mississippi, Alabama, Georgia, Florida, and Iowa. As of March 1, 2022 and March 3, 2022, the Sun Belt Self-Storage Portfolio Properties were 79.5% leased in aggregate. The top three states by allocated loan amount are Tennessee (three properties, 32.4% of allocated loan amount, 30.5% of UW NOI), Alabama (five properties, 29.7% of allocated loan amount, 29.8% of UW NOI), and Georgia (three properties, 21.0% of allocated loan amount, 22.1% of UW NOI). The remaining three states are Mississippi, Florida, and Iowa, none of which represent more than 10.7% of the UW NOI. The Sun Belt Self-Storage Portfolio Properties were built between 1948 and 2021. The Sun Belt Self-Storage Portfolio Properties range in size from 8,900 to 42,779 SF of self-storage space and contain 110 to 356 self-storage units, with no individual property comprising more than 11.2% of the total self-storage net rentable area based on square footage or more than 10.7% of the total units.

Annex B	BMO 2022-C2

No. 13 – Sun Belt Self-Storage Portfolio

The Sun Belt Self-Storage Portfolio Properties contain a total of 2,992 self-storage units, of which 202 are climate-controlled. The Sun Belt Self-Storage Portfolio Properties also include 332 leasable parking units. Based on self-storage net rentable area, the Sun Belt Self-Storage Portfolio Properties were 79.5% occupied as of March 1, 2022 (or in the case of the property located in Okoboji, IA, March 3, 2022), with individual property occupancies ranging from 65.4% to 90.8%.

Portfolio Summary
Property Name	Allocated Loan Combination Amount (“ALA”)	% of ALA	Occupancy (SF)(1)(2)	Year Built/ Renovated	Net Rentable Area (SF)(2)	Units(2)	Appraised Value	% of UW NOI
Lafollette, TN	$2,700,000	13.8%	90.8%	1983-1994/2020	32,636	275	$4,240,000	15.1%
Griffin, GA	2,350,000	12.0	77.3%	2008, 2020/NAP	37,440	311	3,840,000	12.6
Monteagle, TN	2,255,578	11.5	74.4%	1980/2019	42,779	356	3,930,000	9.9
Bessemer, AL	1,800,000	9.2	83.5%	1996/2010	26,850	264	3,060,000	9.2
Valley, AL	1,790,800	9.1	81.9%	1980, 2004, 2008/NAP	35,550	347	3,120,000	10.5
Boyle, MS	1,700,000	8.7	85.6%	2001/2020	36,087	304	2,590,000	10.7
Elizabethton, TN	1,394,671	7.1	74.2%	2006/2020	25,907	220	2,430,000	5.5
Panama City, FL	1,050,000	5.4	65.4%	1960, 2020/NAP	22,809	289	3,180,000	3.8
Phenix City, AL	918,500	4.7	75.3%	2006/NAP	24,699	191	1,600,000	5.3
Thomson, GA	908,000	4.6	74.4%	1999, 2001, 2018, 2019/NAP	23,287	209	1,400,000	4.5
Cleveland, GA	861,001	4.4	77.0%	1996, 1997, 1998, 2021/NAP	24,179	175	1,500,000	5.1
Birmingham, AL	786,296	4.0	80.3%	1948, 1984/NAP	12,950	110	1,370,000	2.5
Okoboji, IA	562,870	2.9	89.9%	1996-2001/NAP	26,200	136	980,000	3.2
Harpersville, AL	522,284	2.7	75.8%	1999/NAP	8,900	137	910,000	2.2
Total	$19,600,000	100.0%	79.5%		380,273	3,324	$34,150,000	100.0%
(1)	Occupancy (SF) is based on the total self-storage net rentable area only.

(2)	Based on underwritten rent roll dated March 1, 2022 for each property (other than the property located in Okoboji, IA) and the underwritten rent roll dated March 3, 2022 for the property located in Okoboji, IA.

COVID-19 Update. Only limited information is available with respect to the historical performance of the Sun Belt Self-Storage Portfolio Properties during the COVID pandemic because the borrowers have recently acquired the Sun Belt Self-Storage Portfolio Properties from a seller that recently acquired the Sun Belt Self-Storage Portfolio Properties from multiple prior sellers. Based on such limited available information, the performance of the Sun Belt Self-Storage Portfolio Properties has remained steady as of the origination date of the Sun Belt Self-Storage Portfolio Mortgage Loan.

Unit Mix
Unit Type	Net Rentable Area (SF)(1)	% of Net Rentable Area (SF)(1)	Occupancy (SF)(1)(2)	Units(1)	% of Total Units(1)	Occupancy (Units)
Non-Climate Controlled Storage Units	357,151	93.9%	79.3%	2,790	83.9%	74.3%
Climate Controlled Storage Units	23,122	6.1%	82.1%	202	6.1	73.8%
Parking Units	N/A	N/A	N/A	332	10.0	43.7%
Total / Wtd. Avg.	380,273	100.0%	79.5%	3,324	100.0%	71.2%

(1)	Based on the underwritten rent roll dated March 1, 2022 for each property (other than the property located in Okoboji, IA) and the underwritten rent roll dated March 3, 2022 for the property located in Okoboji, IA.

(2)	Occupancy (SF) is based on the total self-storage net rentable area only.

Annex B	BMO 2022-C2

No. 13 – Sun Belt Self-Storage Portfolio

The Market. The Sun Belt Self-Storage Portfolio Properties are located in Tennessee, Mississippi, Alabama, Georgia, Florida, and Iowa.

	Sun Belt Self-Storage Portfolio Properties Population Statistics(1)
		Median Household Income			Population
#	Property	1 Mile	3 Mile	5 Mile	1 Mile	3 Mile	5 Mile
1	Lafollette, TN	$39,057	$41,215	$41,276	19,013	34,019	56,452
2	Griffin, GA	$25,124	$34,115	$41,102	5,864	28,352	48,418
4	Bessemer, AL	$61,257	$60,992	$53,346	2,554	16,226	34,312
5	Valley, AL	$40,666	$38,974	$41,816	1,662	11,544	24,458
7	Elizabethton, TN	$37,216	$37,291	$37,870	2,487	16,693	29,973
8	Panama City, FL	$30,429	$40,783	$45,389	7,054	36,088	72,580
9	Phenix City, AL	$28,749	$31,080	$31,368	2,251	16,968	64,967
10	Thomson, GA	$26,469	$30,688	$32,890	4,549	10,888	14,208
11	Cleveland, GA	$55,184	$52,628	$52,893	646	5,532	14,567
12	Birmingham, AL	$116,922	$116,104	$78,356	2,320	19,944	82,222
13	Okoboji, IA	$74,829	$61,869	$59,660	963	8,223	13,046
#	Property	5 Mile	10 Mile	15 Mile	5 Mile	10 Mile	15 Mile
6	Boyle, MS	$34,853	$35,332	$34,476	15,790	22,644	30,134
14	Harpersville, AL	$49,961	$52,114	$63,300	3,967	25,705	91,058
#	Property	10 Mile	15 Mile	20 Mile	10 Mile	15 Mile	20 Mile
3	Monteagle, TN	$44,845	$43,529	$46,479	13,587	31,122	75,559
(1)	Based on the individual Sun Belt Self-Storage Properties’ appraisals.

Historical and Current Occupancy
Property	2020	2021	Current(1)
Lafollette, TN	84.8%	88.1%	90.8%
Griffin, GA	59.3%	80.8%	77.3%
Monteagle, TN	71.2%	77.2%	74.4%
Bessemer, AL	81.1%	84.8%	83.5%
Valley, AL	81.5%	85.2%	81.9%
Boyle, MS	NAV	91.8%	85.6%
Elizabethton, TN	NAV	71.7%	74.2%
Panama City, FL	26.8%	59.8%	65.4%
Phenix City, AL	NAV	92.5%	75.3%
Thomson, GA	NAV	56.8%	74.4%
Cleveland, GA	NAV	94.1%	77.0%
Birmingham, AL	72.2%	76.8%	80.3%
Okoboji, IA	76.9%	81.4%	89.9%
Harpersville, AL	32.9%	47.1%	75.8%
(1)	Based on the underwritten rent roll dated March 1, 2022 for each property (other than the property located in Okoboji, IA) and the underwritten rent roll dated March 3, 2022 for the property located in Okoboji, IA.

Annex B	BMO 2022-C2

No. 13 – Sun Belt Self-Storage Portfolio

Operating History and Underwritten Net Cash Flow
	2021	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$2,560,437	$2,698,350	$3,043,003	$8.00	73.5%
Vacant Income	0	0	786,533	2.07	19.0
Parking Income(3)	0	0	309,539	0.81	7.5
Gross Potential Rent	$2,560,437	$2,698,350	$4,139,075	$10.88	100.0%
(Vacancy / Credit Loss)	0	0	(1,265,214)	(3.33)	(30.6)
Other Income(4)	365,340	382,178	393,501	1.03	9.5
Effective Gross Income	$2,925,778	$3,080,528	$3,267,361	$8.59	78.9%

Total Expenses	$1,325,417	$1,245,825	$1,282,533	$3.37	39.3%

Net Operating Income	$1,600,360	$1,834,703	$1,984,828	$5.22	60.7%
Total TI / LC, Capex / RR	36,917	57,041	57,041	0.15	1.7
Net Cash Flow	$1,563,443	$1,777,662	$1,927,787	$5.07	59.0%
(1)	TTM reflects the trailing 12-month period ending February 28, 2022.

(2)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Includes Vacant Parking Potential Income.

(4)	Other Income includes landscaping, repairs and maintenance, utilities, administrative fees, tenant insurance, and marketing.

Annex B	BMO 2022-C2

No. 14 – Wards Crossing West

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$19,500,000	Title:	Fee
Cut-off Date Principal Balance:	$19,500,000	Property Type – Subtype:	Retail – Anchored
% of IPB:	2.8%	Net Rentable Area (SF):	203,499
Loan Purpose:	Refinance	Location:	Lynchburg, VA
Borrower:	Wards, LLC	Year Built / Renovated:	2006 / NAP
Borrower Sponsor:	Thomas J. Comparato	Occupancy:	99.4%
Interest Rate:	4.89000%	Occupancy Date:	4/1/2022
Note Date:	4/6/2022	4th Most Recent NOI (As of):	$2,152,531 (12/31/2019)
Maturity Date:	5/1/2032	3rd Most Recent NOI (As of):	$1,726,136 (12/31/2020)
Interest-only Period:	60 months	2nd Most Recent NOI (As of):	$1,818,997 (12/31/2021)
Original Term:	120 months	Most Recent NOI (As of):	$1,941,633 (TTM 2/28/2022)
Original Amortization Term:	360 months	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only, Amortizing Balloon	UW Revenues:	$2,766,340
Call Protection:	L(26),D(89),O(5)	UW Expenses:	$565,001
Lockbox / Cash Management:	Hard / In Place	UW NOI:	$2,201,339
Additional Debt:	No	UW NCF:	$1,881,416
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$29,900,000 / $147
Additional Debt Type:	N/A	Appraisal Date:	2/24/2022

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$96
Taxes:	$122,845	$20,474	N/A	Maturity Date Loan / SF:	$88
Insurance:	$34,848	$2,904	N/A	Cut-off Date LTV:	65.2%
Replacement Reserves:	$4,409	$4,409	N/A	Maturity Date LTV:	60.1%
TI / LC:	$16,958	$16,958	$700,000	UW NCF DSCR:	1.52x
Other(1):	$0	Springing	N/A	UW NOI Debt Yield:	11.3%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$19,500,000		100.0%	Loan Payoff	$16,260,150	83.4%
				Return of Equity	2,761,984	14.2
				Closing Costs	298,805	1.5
				Upfront Reserves	179,060	0.9
Total Sources	$19,500,000		100.0%	Total Uses	$19,500,000	100.0%

(1)	Other reserves represents a major tenant rollover reserve, which will be funded with excess cash flow upon (i) a bankruptcy action of Kohl’s, Ross, Burlington, or Old Navy (each, a “Major Tenant”), (ii) the earlier to occur of (a) the date that a Major Tenant gives notice of its intention to vacate or abandon its premises or to go dark at such premises or (b) the date that a Major Tenant vacates, abandons, surrenders, or goes dark at its applicable premises, (iii) the continuation of any default by a Major Tenant under its lease beyond any applicable notice and cure period, or (iv) the earlier to occur of (a) the date of any termination of a Major Tenant lease or (b) the earlier to occur of the date (x) that is 12 months prior to the expiration date of such Major Tenant lease (or any renewal or replacement thereof) or (y) on which notice for extension is due under the applicable Major Tenant lease.

The Loan. The fourteenth largest mortgage loan (the “Wards Crossing West Mortgage Loan”) has an original and Cut-off Date balance of $19,500,000 and is secured by a first mortgage lien on the borrower’s fee interest in a 203,499 square foot anchored retail property located in Lynchburg, Virginia (the “Wards Crossing West Property”). The Wards Crossing West Mortgage Loan has a 10-year term, contains a five-year interest only period and amortizes on a 30-year schedule thereafter.

The Property. The Wards Crossing West Property consists of a 203,499 square foot anchored retail center situated on 22.11 acres on the south side of Lynchburg, Virginia. The Wards Crossing West Property was developed in 2006 and is comprised of three, single-story buildings. The Wards Crossing West Property has a total of 1,010 surface parking spaces, resulting in a ratio of approximately 4.96 spaces per 1,000 square feet. As of April 1, 2022, the Wards Crossing West Property was 99.4% leased to 15 tenants, with only one vacant space. The anchor tenant at the Wards Crossing West Property is Kohl’s, which leases the underlying land under a ground lease and owns its improvements. Junior anchors include Ross, Burlington and Old Navy. Additionally, a building occupied by CarMax is also

Annex B	BMO 2022-C2

No. 14 – Wards Crossing West

located within the shopping center but is not part of the collateral for the Wards Crossing West Mortgage Loan. Tenants representing approximately 80.4% of the net rentable area have occupied their space at the Wards Crossing West Property for 10 years or more.

The Wards Crossing West Property is part of the larger Wards Crossing Shopping Center, which also includes Wards Crossing East, a 295,549 square foot, Target and Best Buy-anchored shopping center. The Wards Crossing West Property is positioned at the intersection of Wards Road (Route 29) and Route 460 with daily traffic counts of approximately 29,930 and 42,990 vehicles, respectively. Wards Road is a divided, four-lane commuter artery with a high concentration of retail development present along it and the immediate area around the Wards Crossing West Property. Residential development is located to the south and west of the Wards Crossing West Property.

COVID-19 Update. As of June 16, 2022, the Wards Crossing West Property is open and operating. No tenants are currently receiving rent deferrals or abatements due to the COVID-19 pandemic. As of the date of this term sheet, the Wards Crossing West Mortgage Loan is not subject to any modification or forbearance requests and is current on its debt service payments. The first payment date of the Wards Crossing West Mortgage Loan was June 1, 2022.

Major Tenants.

Kohl’s Corporation (88,925 SF, 43.7% of NRA, 18.3% of underwritten rent) (“Kohl’s”); rated Baa2/BBB-/BBB- by Moody’s/S&P/Fitch. Kohl’s is a specialty department store offering exclusive and national brand apparel, shoes, accessories, beauty and home products. Kohl’s operates 1,162 stores across 49 states. Kohl’s owns its improvements and leases the underlying land under a ground lease that commenced October 1, 2006 and expires January 31, 2027, with four, five-year renewal options and no early termination options. Kohl’s has been a tenant at the Wards Crossing West Property since 2006.

Ross (30,187 SF, 14.8% of NRA, 19.1% of underwritten rent); rated A2/BBB+ by Moody’s/S&P. Ross is an off-price apparel and home fashion department store chain in the United States with 1,648 locations in 40 states, the District of Columbia and Guam. Ross has been a tenant at the Wards Crossing West Property since 2007 and has a lease expiration of January 31, 2028, with one, five-year renewal option remaining and no early termination options.

Burlington (24,633 SF, 12.1% of NRA, 12.4% of underwritten rent); rated BB+ by S&P. Burlington is an off-price department store chain that sells women’s, men’s, youth and baby apparel, beauty products, footwear, accessories, home goods, toys, gifts and coats. Burlington operates 840 stores in 45 states and Puerto Rico. Burlington’s lease at the Wards Crossing West Property commenced July 1, 2021 and has a lease expiration of February 28, 2032, with four, five-year renewal options and no early termination options.

Old Navy (18,800 SF, 9.2% of NRA, 12.1% of underwritten rent); rated Ba3/BB by Moody’s/S&P. Old Navy is an American apparel brand with clothing essentials for men, women and children. Old Navy is a subsidiary of Gap Inc., a global retailer of apparel, accessories and personal care products with a collection of brands including Old Navy, Gap, Banana Republic and Athleta. Old Navy has been a tenant at the Wards Crossing West Property since 2006 and has a current lease expiration of February 28, 2027, with one, five-year renewal option remaining and no early termination options.

Five Below (7,732 SF, 3.8% of NRA, 5.4% of underwritten rent). Five Below is value retailer offering most items priced between $1 and $5 that fit into eight categories: Style, Room, Sports, Tech, Create, Party, Candy, and New & Now. Five Below operates 1,190 stores in 40 states. Five Below has been a tenant at the Wards Crossing West Property since 2014 and has a lease expiration of January 31, 2035, with three, five-year renewal options and no early termination options.

Historical and Current Occupancy(1)
2019(2)	2020(2)	2021(2)	Current(3)
100.0%	88.9%	97.6%	99.4%

(1)	2019 and 2021 Occupancies are as of December 31 of each respective year. 2020 Occupancy is as of December 1, 2020.

(2)	The decrease in occupancy from 2019 to 2020 and the subsequent increase in 2021 was primarily due to a prior tenant vacation in 2020 and Burlington’s subsequent lease commencement in July 2021.

(3)	Current Occupancy is as of April 1, 2022.

Annex B	BMO 2022-C2

No. 14 – Wards Crossing West

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/ Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent	Lease Exp. Date	Sales PSF(4)	Occupancy Cost(5)
Kohl’s(6)	Baa2/BBB-/BBB-	88,925	43.7%	$4.97	$441,957	18.3%	1/31/2027	NAV	NAV
Ross	A2/BBB+/NR	30,187	14.8	$15.25	460,352	19.1	1/31/2028	NAV	NAV
Burlington	NR/BB+/NR	24,633	12.1	$12.20	300,523	12.4	2/28/2032	NAV	NAV
Old Navy	Ba3/BB/NR	18,800	9.2	$15.50	291,400	12.1	2/28/2027	$228	8.1%
Five Below	NR/NR/NR	7,732	3.8	$17.00	131,444	5.4	1/31/2025	NAV	NAV
Major Tenants		170,277	83.7%	$9.55	$1,625,676	67.3%

Other Tenants		32,040	15.7%	$24.64	$789,566	32.7%

Occupied Collateral Total		202,317	99.4%	$11.94	$2,415,242	100.0%

Vacant Space		1,182	0.6%

Collateral Total		203,499	100.0%

(1)	Based on underwritten rent roll dated April 1, 2022.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	UW Base Rent and UW Base Rent PSF include rent steps through April 2023.

(4)	Sales PSF figures were provided by the borrower sponsor and reflect the trailing 12-month period ending October 31, 2021.

(5)	Occupancy Cost is calculated by dividing UW Base Rent and the respective tenants’ reimbursements by sales for the trailing 12-month period ending October 31, 2021.

(6)	Kohl’s owns its improvements and leases the underlying land under a ground lease that commenced October 1, 2006, and expires January 31, 2027, with four, five-year renewal options.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(2)	% of UW Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(2)	Cumulative % of UW Base Rent Expiring(2)
Vacant	NAP	1,182	0.6%	NAP	NAP	1,182	0.6%	NAP	NAP
2022 & MTM	0	0	0.0	$0	0.0%	1,182	0.6%	$0	0.0%
2023	3	9,788	4.8	231,612	9.6	10,970	5.4%	$231,612	9.6%
2024	2	5,600	2.8	147,390	6.1	16,570	8.1%	$379,002	15.7%
2025	1	7,732	3.8	131,444	5.4	24,302	11.9%	$510,446	21.1%
2026	1	3,200	1.6	73,600	3.0	27,502	13.5%	$584,046	24.2%
2027	6	121,177	59.5	1,070,321	44.3	148,679	73.1%	$1,654,368	68.5%
2028	1	30,187	14.8	460,352	19.1	178,866	87.9%	$2,114,719	87.6%
2029	0	0	0	0	0.0	178,866	87.9%	$2,114,719	87.6%
2030	0	0	0	0	0.0	178,866	87.9%	$2,114,719	87.6%
2031	0	0	0.0	0	0.0	178,866	87.9%	$2,114,719	87.6%
2032	1	24,633	12.1	300,523	12.4	203,499	100.0%	$2,415,242	100.0%
2033 & Beyond	0	0	0	0	0.0	203,499	100.0%	$2,415,242	100.0%
Total	15	203,499	100.0%	$2,415,242	100.0%
(1)	Based on the underwritten rent roll dated April 1, 2022.

(2)	UW Base Rent Expiring, % of UW Base Rent Expiring, Cumulative UW Base Rent Expiring and Cumulative % of UW Base Rent Expiring include rent steps through April 2023.

Annex B	BMO 2022-C2

No. 14 – Wards Crossing West

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	TTM(1)	Underwritten	Per Square Foot	%(2)
Rents in Place	$2,364,117	$1,999,190	$2,085,216	$2,155,419	$2,378,456	$11.69	81.7%
Rent Steps(3)	0	0	0	0	36,786	0.18	1.3
Vacant Income	0	0	0	0	31,914	0.16	1.1
Gross Potential Rent	2,364,117	$1,999,190	$2,085,216	$2,155,419	$2,447,156	$12.03	84.0%
Total Reimbursements	360,726	261,314	280,980	327,615	464,781	2.28	16.0
Other Income	0	0	0	0	0	0.00	0.0
Net Rental Income	$2,724,843	$2,260,504	$2,366,196	$2,483,034	$2,911,937	$14.31	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(145,597)	(0.72)	(5.0)
Effective Gross Income	$2,724,843	$2,260,504	$2,366,196	$2,483,034	$2,766,340	$13.59	95.0%

Total Expenses	$572,312	$534,368	$547,199	$541,401	$565,001	$2.78	20.4%

Net Operating Income	$2,152,531	$1,726,136	$1,818,997	$1,941,633	$2,201,339	$10.82	79.6%

Capital Expenditures	0	0	0	0	53,827	0.26	1.9
TI/LC	0	0	134,266	134,266	266,096	1.31	9.6

Net Cash Flow	$2,152,531	$1,726,136	$1,684,731	$1,807,367	$1,881,416	$9.25	68.0%
(1)	TTM represents the trailing 12-month period ending February 28, 2022.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	Rent Steps include rent steps through April 2023.

The Market. The Wards Crossing West Property is located in Lynchburg, Virginia, approximately six miles from downtown Lynchburg. The Lynchburg Regional Airport is approximately one mile south of the Wards Crossing West Property. According to the appraisal, the region benefits from its transportation infrastructure, a diverse economic structure, a growing high-tech industry, low business costs and proximity to national markets. One of the dominant land uses in the area and a major demand generator for the Wards Crossing West Property is Liberty University, located northeast of the Wards Crossing West Property directly across Route 29. Liberty University is a private, non-profit Christian university that has a current resident population of 15,000 students. According to a third-party market research report, as of 2021, the population within a one-mile, three-mile and five-mile radius totaled 6,643, 36,376 and 85,093 people, respectively, and median household income for the same radii was $51,494, $53,030 and $51,507, respectively.

According to the third-party market research report, the Wards Crossing West Property is situated within the Lynchburg retail market. As of the second quarter of 2022, the Lynchburg retail market contained total inventory of approximately 14.7 million square feet with a 4.1% vacancy rate and average annual rental rates of $13.05 per square foot. Market retail rents rose at a 2.7% annual rate during the second quarter of 2022, while the average annual rent growth over the past three years was 1.6% for the market. There are two properties totaling 14,362 square feet under construction in the market.

Annex B	BMO 2022-C2

No. 14 – Wards Crossing West

The appraiser identified seven comparable retail rentals to the Wards Crossing West Property:

Comparable Retail Rental Summary(1)
Property Name/Location	Year Built/ Renovated	NRA (SF)	Tenant	Lease Size (SF)	Rent PSF	Commencement	Lease Term (Years)	Lease Type
Wards Crossing West 120, 225, & 475 Simons Run Lynchburg, VA	2006	203,499(2)	Various	Various(2)	$11.94(2)	Various(2)	Various(2)	Various
Brook Run Shopping Center 5620 Brook Road Richmond, VA	1990	147,738	Gabe’s	58,473	$5.74	Jul-2022	10.0	Net
4653 West Market Street 4653 West Market Street Greensboro, NC	1963	36,197	Strength & Body	36,197	4.21	Feb-2021	7.0	Net
Shoppes at England Run 736 Warrenton Road Fredericksburg, VA	1994	63,665	Big Lots	36,815	$7.00	Sep-2020	10.0	Net
Lake Drive Plaza 909-999 Hardy Road Vinton, VA	1973/1989	163,090	Kroger	82,580	$5.25	Aug-2019	15.0	Net
Jackson Plaza 377 West Jackson Street Cookeville, TN	1998/2005	343,634	Hobby Lobby	55,164	$5.80	May-2019	15.0	Net
Regency Square 1420 North Parham Road Henrico, VA	1975/2003	774,352	Surge	40,000	$6.00	Apr-2019	5.0	Net
Centre Stage Shopping Center 2008 Memorial Boulevard Springfield, TN	1990/2004	147,483	Belk	51,413	$7.50	Oct-2018	5.0	Net
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated April 1, 2022.

Annex B	BMO 2022-C2

No. 15 – Cheshire Station

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	KeyBank	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$17,635,000	Title:	Fee
Cut-off Date Principal Balance:	$17,635,000	Property Type - Subtype:	Retail – Anchored
% of IPB:	2.5%	Net Rentable Area (SF):	105,054
Loan Purpose:	Acquisition	Location:	Dale City, VA
Borrower:	HP BC Cheshire LLC	Year Built / Renovated:	2002 / NAP
Borrower Sponsors:	Donald Charles Houder, Joseph R. Staugaard III and Samuel M.V. Hamilton III	Occupancy:	97.6%
Interest Rate:	4.97000%	Occupancy Date:	5/10/2022
Note Date:	5/13/2022	4th Most Recent NOI (As of):	NAV
Maturity Date:	6/1/2032	3rd Most Recent NOI (As of):	$1,803,165 (12/31/2019)
Interest-only Period:	120 months	2nd Most Recent NOI (As of):	$1,809,853 (12/31/2020)
Original Term:	120 months	Most Recent NOI (As of):	$1,697,648 (12/31/2021)
Original Amortization Term:	None	UW Economic Occupancy:	95.0%
Amortization Type:	Interest Only	UW Revenues:	$2,345,972
Call Protection:	L(25),D(92),O(3)	UW Expenses:	$538,588
Lockbox / Cash Management:	Hard / Springing	UW NOI:	$1,807,384
Additional Debt:	No	UW NCF:	$1,654,058
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$29,600,000 / $282
Additional Debt Type:	N/A	Appraisal Date:	2/22/2022

Escrows and Reserves				Financial Information
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$168
Taxes:	$160,260	$22,894	N/A	Maturity Date Loan / SF:	$168
Insurance:	$10,891	$1,556	N/A	Cut-off Date LTV:	59.6%
Replacement Reserves:	$1,751	$1,751	N/A	Maturity Date LTV:	59.6%
TI / LC(1):	$300,000	Springing	$300,000	UW NCF DSCR:	1.86x
Other(2):	$408,120	$0	N/A	UW NOI Debt Yield:	10.2%

Sources and Uses
Sources	Proceeds		% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$17,635,000		57.5%	Purchase Price	$29,100,000	94.9%
Borrower Sponsor Equity	13,038,265		42.5	Upfront Reserves	881,022	2.9
				Closing Costs	692,243	2.3
Total Sources	$30,673,265		100.0%	Total Uses	$30,673,265	100.0%

(1)	Monthly TI / LC reserves of $13,569 ($1.55 per square foot annually) will be required on the first payment date after the balance of the TI/LC reserve falls below $300,000 and on each payment date thereafter until the balance of the TI/LC reserve is at least $300,000.

(2)	Other reserves represents an immediate repairs reserve equal to $196,875, a Starbucks rent reserve equal to $136,245, and a Starbucks tenant improvement reserve equal to $75,000.

The Loan. The fifteenth largest mortgage loan (the “Cheshire Station Mortgage Loan”) has an original and Cut-off Date balance of $17,635,000 and is secured by a first mortgage lien on the borrower’s fee interest in a 105,054 square foot anchored retail property located in Dale City, Virginia (the “Cheshire Station Property”). The Cheshire Station Mortgage Loan has a 10-year term and is interest only for the entire term.

The Property. The Cheshire Station Property consists of a 105,054 square foot anchored retail center situated on 19.04 acres in Dale City, Virginia. The Cheshire Station Property was developed in 2002 and is comprised of five, single-story retail buildings. The five buildings include three, multi-tenant buildings and two outparcel buildings occupied by single tenants. The Cheshire Station Property has a total of 649 surface parking spaces, resulting in a ratio of approximately 6.18 spaces per 1,000 square feet. A cell tower leased to Verizon is located on the Cheshire Station Property. As of May 10, 2022, the Cheshire Station Property was 97.6% occupied by 16 tenants, excluding the cell tower lease. The anchor tenant at the Cheshire Station Property is Safeway, while junior anchors include Petco and VA ABC. Tenants representing approximately 84.5% of the net rentable area have occupied their space at the Cheshire Station Property for 10 years or more.

Annex B	BMO 2022-C2

No. 15 – Cheshire Station

The Cheshire Station Property is located on the eastern side of Minnieville Road (Route 640), just north of Dale Boulevard (Route 784). Minnieville Road and Dale Boulevard report average daily traffic counts of 47,000 and 29,000 vehicles per day, respectively. Interstate 95 provides regional access to the local area and can be accessed via Dale Boulevard approximately four miles to the east of the Cheshire Station Property. Minnieville Road contains a large portion of the office and retail developments in the surrounding area.

COVID-19 Update. As of May 13, 2022, the Cheshire Station Property is open and operating and no tenants are currently receiving any rent deferrals or abatements due to the COVID-19 pandemic. As of the date of this term sheet, the Cheshire Station Mortgage Loan is not subject to any modification or forbearance requests and is current on its debt service payments. The first payment date of the Cheshire Station Mortgage Loan is July 1, 2022.

Major Tenants.

Safeway (55,163 square feet, 52.5% of NRA, 34.2% of underwritten base rent). Safeway is a grocery store brand operated under Albertsons Companies (rated Ba3/BB by Moody’s/S&P), an American supermarket retailer with nearly 2,300 stores in 34 states and the District of Columbia. In addition to traditional grocery items, many of the stores offer pharmacies and coffee shops and 400 stores include adjacent gas stations. Albertsons Companies operates under approximately 20 banners, including Albertsons, Vons, Jewel-Osco, Shaw's/Star Market, Safeway, Acme, and United. Albertsons Companies was founded in 1939 and became a public company in June 2020. Safeway has been a tenant at the Cheshire Station Property since May 1999 and has a current lease expiration of April 30, 2027, with five, five-year renewal options. Safeway’s lease contains no early termination options.

Petco (12,000 square feet, 11.4% of NRA, 12.3% of underwritten base rent). Petco (rated B- by S&P) is a specialty retailer of pet food, supplies and services. Headquartered in San Diego, Petco operates over 1,400 stores in all 50 states, the District of Columbia and Puerto Rico. Petco locations average approximately 13,000 square feet and offer grooming and training services, 1,030 Vetco clinics, and 125 full-service veterinary hospitals. Petco has been a tenant at the Cheshire Crossing Property since June 2002 and has a current lease expiration of January 31, 2028, with one, five-year renewal option remaining. Petco’s lease contains no early termination options.

Historical and Current Occupancy(1)
2019	2020	2021	Current(2)
98.9%	97.7%	92.5%	97.6%
(1)	2019 and 2020 occupancies are as of December 31 of each respective year. 2021 occupancy is as of September 30, 2021.

(2)	Current Occupancy is as of May 10, 2022.

Annex B	BMO 2022-C2

No. 15 – Cheshire Station

Top Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/ Fitch(2)	Net Rentable Area (SF)	% of Total NRA	UW Base Rent PSF(3)	UW Base Rent(3)	% of Total UW Base Rent(3)	Lease Exp. Date	2021 Sales PSF(4)	2021 Occupancy Cost(5)
Safeway	Ba3 / BB / NR	55,163	52.5%	$12.00	$661,956	34.2%	4/30/2027	$315	5.2%
Petco	NR / B- / NR	12,000	11.4	$19.75	237,000	12.3	1/31/2028	NAV	NAV
VA ABC	Aaa / AAA / AAA	6,300	6.0	$32.38	203,976	10.6	8/31/2026	NAV	NAV
AutoZone	Baa1 / BBB / BBB	5,400	5.1	$20.55	110,989	5.7	5/31/2023	NAV	NAV
Sherwin Williams	Baa2 / BBB / BBB	4,821	4.6	$19.60	94,492	4.9	4/30/2023	NAV	NAV
Major Tenants		83,684	79.7%	$15.64	$1,308,413	67.7%

Other Tenants(6)		18,860	18.0%	$33.12	$624,681	32.3%

Occupied Collateral Total		102,544	97.6%	$18.85	$1,933,094	100.0%

Vacant Space		2,510	2.4%

Collateral Total		105,054	100.0%

(1)	Based on underwritten rent roll dated May 10, 2022.

(2)	Ratings provided are for the parent company of the entity listed in the “Tenant” field whether or not the parent company guarantees the lease.

(3)	UW Base Rent, UW Base Rent PSF and % of Total UW Base Rent include rent steps through February 2023.

(4)	2021 Sales PSF figures were provided by the borrower sponsors.

(5)	2021 Occupancy Cost is calculated by dividing UW Base Rent and the respective tenants reimbursements by 2021 sales.

(6)	Other Tenants includes a cell tower lease with Verizon. The tenant analysis in the table above attributes approximately $9,839 of UW base rent and zero square feet to the cell tower lease.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	UW Base Rent Expiring(2)	% of UW Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative UW Base Rent Expiring(2)	Cumulative % of UW Base Rent Expiring
Vacant	NAP	2,510	2.4%	NAP	NAP	2,510	2.4%	NAP	NAP
2022 & MTM	1	2,400	2.3	$58,852	3.0%	4,910	4.7%	$58,852	3.0%
2023	3	13,021	12.4	285,281	14.8	17,931	17.1%	$344,133	17.8%
2024(3)	4	3,580	3.4	114,394	5.9	21,511	20.5%	$458,527	23.7%
2025	0	0	0	0	0	21,511	20.5%	$458,527	23.7%
2026	2	8,400	8.0	292,566	15.1	29,911	28.5%	$751,093	38.9%
2027	4	58,963	56.1	792,181	41.0	88,874	84.6%	$1,543,274	79.8%
2028	1	12,000	11.4	237,000	12.3	100,874	96.0%	$1,780,274	92.1%
2029	0	0	0	0	0.0	100,874	96.0%	$1,780,274	92.1%
2030	0	0	0	0	0.0	100,874	96.0%	$1,780,274	92.1%
2031	0	0	0.0	0	0.0	100,874	96.0%	$1,780,274	92.1%
2032	2	4,180	4.0	152,820	7.9	105,054	100.0%	$1,933,094	100.0%
2033 & Beyond	0	0	0	0	0.0	105,054	100.0%	$1,933,094	100.0%
Total	17	105,054	100.0%	$1,933,094	100.0%
(1)	Based on the underwritten rent roll dated May 10, 2022.

(2)	UW Base Rent Expiring, % of UW Base Rent Expiring and Cumulative UW Base Rent Expiring include rent steps through February 2023.

(3)	2024 includes a cell tower lease with Verizon. The lease rollover analysis in the table above attributes $9,839 of UW base rent and zero square feet to the cell tower lease.

Annex B	BMO 2022-C2

No. 15 – Cheshire Station

Operating History and Underwritten Net Cash Flow
	2019	2020	2021	Underwritten	Per Square Foot	%(1)
Rents in Place	$1,913,613	$1,892,941	$1,833,656	$1,910,973	$18.19	77.4%
Rent Steps(2)	0	0	0	22,121	0.21	0.9
Vacant Income	0	0	0	72,920	0.69	3.0
Gross Potential Rent	$1,913,613	$1,892,941	$1,833,656	$2,006,014	$19.10	81.2%
Total Reimbursements	455,476	495,624	411,722	463,430	4.41	18.8
Other Income	0	0	11,720	0	0.00	0.0
Net Rental Income	$2,369,089	$2,388,566	$2,257,097	$2,469,444	$23.51	100.0%
(Vacancy/Credit Loss)	0	0	0	(123,472)	(1.18)	(5.0)
Effective Gross Income	$2,369,089	$2,388,566	$2,257,097	$2,345,972	$22.33	95.0%

Total Expenses	$565,924	$578,713	$559,450	$538,588	$5.13	23.0%

Net Operating Income	$1,803,165	$1,809,853	$1,697,648	$1,807,384	$17.20	77.0%

Capital Expenditures	0	0	0	21,011	0.20	0.9
TI/LC	0	0	0	132,315	1.26	5.6

Net Cash Flow	$1,803,165	$1,809,853	$1,697,648	$1,654,058	$15.74	70.5%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(2)	Rent Steps include rent steps through February 2023.

The Market. The Cheshire Station Property is located in Dale City, Prince William County, Virginia, within the Washington, D.C. core based statistical area and approximately 25 miles south of Washington, D.C. According to the appraisal, the region benefits from the presence of the federal government, an educated workforce with an increasing emphasis on high technology, strong demographic characteristics, and above-average population growth. A major driver of the local economy and housing market is the Quantico Marine Base, which is located approximately 15 miles to the south and has a workforce comprised of 5,500 civilian employees and 7,000 military personnel, as well as over 3,500 family members residing on the base. According to a third-party market research report, as of 2021, the population within a one-mile, three-mile and five-mile radius totaled 15,490, 112,972 and 237,515 people, respectively, and median household income for the same radii was $71,520, $105,022 and $101,624, respectively.

According to the third-party market research report, the Cheshire Station Property is situated within the Washington, D.C. retail market and the Woodbridge/I-95 Corridor retail submarket. As of the second quarter of 2022, the Washington, D.C. retail market contained total inventory of approximately 264.6 million square feet with a 5.1% vacancy rate and average annual rental rates of $29.97 per square foot. The Woodbridge/I-95 Corridor submarket had approximately 12.8 million square feet of retail inventory with a vacancy rate of 3.3% and average annual rental rates of $23.27 per square foot. Rental rates in the submarket are up 6.1% from one year prior. There are two properties totaling 37,000 square feet under construction in the submarket.

Annex B	BMO 2022-C2

No. 15 – Cheshire Station

The following table presents certain information relating to comparable retail rentals to the Cheshire Station Property:

Comparable Retail Rental Summary(1)
Property Name/Location	Year Built	NRA (SF)	Tenant	Lease Size (SF)	Rent PSF	Commencement	Lease Term (Years)	Lease Type
Cheshire Station 4215 Cheshire Station Plaza Dale City, VA	2002	105,054(2)	Various(2)	Various(2)	$18.85(2)	Various(2)	Various(2)	Various
Fairfax Court 11282 James Swart Circle Fairfax, VA	1992	239,508	Great Wall Supermarket	38,876	$17.00	Dec-2021	15.0	Net
Frederick County Square 1003 West Patrick Street Frederick, MD	1973	235,167	Lidl	27,643	$13.40	Aug-2021	10.0	Net
Woodmore Towne Centre 2250 Petrie Lane Glenarden, MD	NAV	NAV	Nike	15,000	$23.00	Aug-2022	5.0	Net
Stonebridge at Potomac Town Center 14900 Potomac Towne Centre Woodbridge, VA	NAV	NAV	Barnes & Noble	11,223	$24.95	Mar-2022	10.0	Net
Madison Farm 13334 Minnieville Road Woodbridge, VA	2008	17,104	Kababayan Filipino Restaurant	3,446	$25.00	Apr-2020	10.0	Net
Prince William Square 14300 Smoketown Road Woodbridge, VA	1986	232,957	Smoke Town Tobacco	1,600	$29.00	Aug-2021	5.0	Net
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated May 10, 2022.

ANNEX C

MORTGAGE POOL INFORMATION

(THIS PAGE INTENTIONALLY LEFT BLANK)

Annex C	BMO 2022-C2

Collateral Characteristics

Mortgaged Properties by Type(1)

					Weighted Average
Property Type	Property Subtype	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)(4)	Cut-off Date LTV(2)(4)(5)	Maturity Date/ARD LTV(2)(5)
Office	Suburban	5	$113,133,028	16.0%	1.64x	9.7%	60.4%	57.6%
	CBD	5	104,443,750	14.8	3.24x	13.2%	43.8%	43.8%
	Medical	10	29,647,736	4.2	1.53x	8.8%	59.3%	56.8%
	Subtotal:	20	$247,224,514	34.9%	2.30x	11.1%	53.2%	51.6%
Mixed Use	Industrial/Office	1	$65,000,000	9.2%	1.74x	9.7%	58.8%	58.8%
	Office/Retail	1	40,000,000	5.6	2.34x	13.5%	43.0%	43.0%
	Subtotal:	2	$105,000,000	14.8%	1.97x	11.1%	52.8%	52.8%
Retail	Single Tenant	2	$43,318,500	6.1%	1.70x	9.0%	57.3%	57.3%
	Anchored	3	41,410,000	5.8	1.74x	11.3%	61.4%	58.8%
	Unanchored	2	17,000,000	2.4	2.26x	14.1%	33.6%	31.7%
	Subtotal:	7	$101,728,500	14.4%	1.81x	10.8%	55.0%	53.6%
Self Storage	Self Storage	22	$85,105,869	12.0%	1.60x	9.6%	51.7%	49.3%
Multifamily	High Rise	2	$70,000,000	9.9%	3.61x	11.1%	33.3%	33.3%
	Mid Rise	1	13,000,000	1.8	1.51x	8.2%	58.3%	58.3%
	Subtotal:	3	$83,000,000	11.7%	3.28x	10.6%	37.2%	37.2%
Industrial	Warehouse / Distribution	6	$26,680,921	3.8%	1.63x	11.1%	62.5%	59.4%
	Flex	3	26,092,500	3.7	2.10x	10.5%	53.3%	53.3%
	Warehouse	2	11,768,871	1.7	1.63x	9.7%	60.9%	60.9%
	Warehouse / Other	1	4,100,000	0.6	2.29x	13.1%	69.3%	69.3%
	Manufacturing	1	3,311,579	0.5	1.57x	11.8%	64.6%	60.2%
	Subtotal:	13	$71,953,871	10.2%	1.84x	10.8%	59.4%	58.0%
Hospitality	Limited Service	44	$9,342,616	1.3%	1.66x	15.0%	63.0%	46.7%
	Subtotal:	44	$9,342,616	1.3%	1.66x	15.0%	63.0%	46.7%
Manufactured Housing	Manufactured Housing	1	$4,633,556	0.7%	1.50x	9.9%	50.4%	41.5%
Total / Weighted Average:		112	$707,988,926	100.0%	2.15x	10.8%	52.1%	50.6%
(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts, individual appraised values, net cash flow or net operating income with respect to such individual mortgaged properties, as applicable.

(2)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 12, 17 and 25, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 6 and 9, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans and/or related mezzanine loan.

(3)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(4)	In the case of Loan No. 35, the Cut-off Date LTV and UW NOI Debt Yield are based on Cut-off Date Principal Balance after netting out a $800,000 holdback reserve. The Cut-off Date LTV and UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserve are 61.4% and 8.1%, respectively.

(5)	In the case of Loan No. 2, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on as is value assuming no landlord obligations. In the case of Loan No. 3, the Cut-off Date LTV and the Maturity Date/ARD LTV are calculated by using an appraised value based on an as portfolio assumption. In the case of Loan No. 6 the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as stabilized assumption. In the case of Loan No. 25, the Cut-off Date LTV and Maturity LTV are calculated by using an appraised value based on an as complete assumption for 15 of the mortgage properties. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.

Annex C	BMO 2022-C2

Collateral Characteristics

Mortgaged Properties by Location(1)

				Weighted Average
State	Number of Properties	Cut-off Date Principal Balance	% of IPB	UW NCF DSCR(2)(3)	UW NOI Debt Yield(2)(4)	Cut-off Date LTV(2)(4)(5)	Maturity Date/ARD LTV(2)(5)
California	8	$171,155,609	24.2%	1.84x	10.2%	54.8%	55.1%
New York	7	124,397,359	17.6	2.81x	10.5%	41.2%	40.9%
New Jersey	6	75,850,000	10.7	2.71x	11.6%	53.0%	53.0%
Florida	6	48,940,000	6.9	3.46x	14.9%	37.8%	37.8%
Virginia	4	42,977,574	6.1	1.67x	10.6%	61.3%	58.9%
Nevada	4	41,003,865	5.8	1.47x	9.1%	60.6%	55.8%
Arizona	5	33,030,279	4.7	1.45x	9.5%	44.9%	36.9%
South Dakota	2	21,642,692	3.1	1.78x	9.6%	56.9%	56.8%
Michigan	1	20,277,018	2.9	1.73x	13.0%	57.6%	47.9%
Tennessee	7	17,929,295	2.5	1.86x	12.3%	58.9%	56.4%
North Carolina	1	16,650,000	2.4	2.07x	10.8%	52.0%	52.0%
Pennsylvania	3	13,700,548	1.9	1.59x	10.3%	61.5%	59.1%
Hawaii	1	12,500,000	1.8	1.48x	9.7%	56.8%	56.8%
Kentucky	1	12,443,750	1.8	1.62x	8.4%	57.6%	57.6%
Missouri	4	9,853,333	1.4	2.08x	12.8%	59.9%	57.6%
Texas	6	8,547,700	1.2	1.56x	9.7%	54.1%	48.1%
Alabama	5	5,817,880	0.8	1.91x	10.1%	57.4%	57.4%
Georgia	3	4,119,001	0.6	1.91x	10.1%	57.4%	57.4%
Massachusetts	1	4,100,000	0.6	2.29x	13.1%	69.3%	69.3%
Illinois	1	3,965,789	0.6	1.57x	11.8%	64.6%	60.2%
Louisiana	2	3,210,468	0.5	1.62x	8.8%	57.9%	57.0%
Wisconsin	1	2,679,875	0.4	1.62x	8.4%	57.6%	57.6%
Indiana	1	2,670,000	0.4	1.98x	10.1%	62.1%	62.1%
New Hampshire	1	1,914,000	0.3	1.62x	8.4%	57.6%	57.6%
Wyoming	6	1,902,819	0.3	1.66x	15.0%	63.0%	46.7%
Mississippi	1	1,700,000	0.2	1.91x	10.1%	57.4%	57.4%
Nebraska	4	1,078,345	0.2	1.66x	15.0%	63.0%	46.7%
New Mexico	3	1,004,707	0.1	1.66x	15.0%	63.0%	46.7%
Iowa	3	913,760	0.1	1.81x	12.0%	59.6%	53.3%
Kansas	5	858,587	0.1	1.66x	15.0%	63.0%	46.7%
Montana	2	388,285	0.1	1.66x	15.0%	63.0%	46.7%
Oregon	1	262,290	0.0	1.66x	15.0%	63.0%	46.7%
Utah	1	155,777	0.0	1.66x	15.0%	63.0%	46.7%
Oklahoma	1	137,927	0.0	1.66x	15.0%	63.0%	46.7%
North Dakota	1	99,232	0.0	1.66x	15.0%	63.0%	46.7%
Maryland	1	51,545	0.0	1.66x	15.0%	63.0%	46.7%
Minnesota	1	38,796	0.0	1.66x	15.0%	63.0%	46.7%
Colorado	1	20,819	0.0	1.66x	15.0%	63.0%	46.7%
Total / Weighted Average:	112	$707,988,926	100.0%	2.15x	10.8%	52.1%	50.6%
(1)	Because this table presents information relating to the mortgaged properties and not mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts, individual appraised values, net cash flow or net operating income with respect to such individual mortgaged properties, as applicable.

(2)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 12, 17 and 25, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 6 and 9, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans and/or related mezzanine loan.

(3)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(4)	In the case of Loan No. 35, the Cut-off Date LTV and UW NOI Debt Yield are based on Cut-off Date Principal Balance after netting out a $800,000 holdback reserve. The Cut-off Date LTV and UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserve are 61.4% and 8.1%, respectively.

(5)	In the case of Loan No. 2, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on as is value assuming no landlord obligations. In the case of Loan No. 3, the Cut-off Date LTV and the Maturity Date/ARD LTV are calculated by using an appraised value based on an as portfolio assumption. In the case of Loan No. 6 the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as stabilized assumption. In the case of Loan No. 25, the Cut-off Date LTV and Maturity LTV are calculated by using an appraised value based on an as complete assumption for 15 of the mortgage properties. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details

Annex C	BMO 2022-C2

Collateral Characteristics

Cut-off Date Principal Balance

						Weighted Average
Range of Cut-off Date Principal Balances			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(4)
$2,670,000	-	$4,999,999	5	$20,228,556	2.9%	5.42251%	93	1.82x	11.9%	56.1%	56.0%
$5,000,000	-	$9,999,999	9	67,233,352	9.5	5.09304%	114	1.73x	10.6%	56.7%	52.2%
$10,000,000	-	$19,999,999	12	169,750,000	24.0	5.06442%	118	1.72x	10.2%	54.7%	52.2%
$20,000,000	-	$29,999,999	5	108,777,018	15.4	4.86214%	106	2.36x	11.9%	54.3%	51.6%
$30,000,000	-	$39,999,999	2	62,000,000	8.8	4.51129%	116	3.06x	13.7%	44.0%	44.0%
$40,000,000	-	$70,000,000	5	280,000,000	39.5	4.64621%	104	2.26x	10.1%	50.0%	50.0%
Total / Weighted Average:			38	$707,988,926	100.0%	4.83245%	109	2.15x	10.8%	52.1%	50.6%

Mortgage Interest Rates

						Weighted Average
Range of Mortgage Interest Rates			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(4)
3.04000	-	3.49999	2	$92,000,000	13.0%	3.09739%	58	3.96x	12.5%	32.9%	32.9%
3.50000	-	3.99999	1	32,000,000	4.5	3.95000%	115	4.35x	17.8%	26.6%	26.6%
4.00000	-	4.49999	3	33,315,000	4.7	4.35155%	116	2.14x	11.2%	46.1%	45.1%
4.50000	-	4.99999	11	132,225,530	18.7	4.89581%	116	1.70x	10.2%	57.1%	53.6%
5.00000	-	5.49999	13	341,733,529	48.3	5.17314%	118	1.78x	10.0%	56.4%	55.6%
5.50000	-	5.99999	6	59,664,867	8.4	5.69776%	119	1.52x	10.9%	61.8%	56.8%
6.00000	-	6.48000	2	17,050,000	2.4	6.44264%	104	1.41x	9.8%	55.1%	58.0%
Total / Weighted Average:			38	$707,988,926	100.0%	4.83245%	109	2.15x	10.8%	52.1%	50.6%

Original Term to Maturity in Months

				Weighted Average
Original Term to Maturity in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(4)
60	4	$100,650,000	14.2%	3.32841%	58	3.77x	12.4%	35.2%	35.7%
120	34	607,338,926	85.8	5.08171%	118	1.88x	10.6%	54.9%	53.1%
Total / Weighted Average:	38	$707,988,926	100.0%	4.83245%	109	2.15x	10.8%	52.1%	50.6%

Remaining Term to Maturity in Months

						Weighted Average
Range of Remaining Term to Maturity in Months			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(4)
55	-	60	4	$100,650,000	14.2%	3.32841%	58	3.77x	12.4%	35.2%	35.7%
61	-	114	2	24,342,616	3.4	4.48644%	104	1.90x	11.5%	61.4%	55.1%
115	-	120	32	582,996,310	82.3	5.10656%	118	1.88x	10.5%	54.6%	53.0%
Total / Weighted Average:			38	$707,988,926	100.0%	4.83245%	109	2.15x	10.8%	52.1%	50.6%

(1)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 12, 17 and 25, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 6 and 9, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans and/or Mezzanine Loans.

(2)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(3)	In the case of Loan No. 35, the Cut-off Date LTV and UW NOI Debt Yield are based on Cut-off Date Principal Balance after netting out a $800,000 holdback reserve. The Cut-off Date LTV and UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserve are 61.4% and 8.1%, respectively.

(4)	In the case of Loan No. 2, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on as is value assuming no landlord obligations. In the case of Loan No. 3, the Cut-off Date LTV and the Maturity Date/ARD LTV are calculated by using an appraised value based on an as portfolio assumption. In the case of Loan No. 6 the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as stabilized assumption. In the case of Loan No. 25, the Cut-off Date LTV and Maturity LTV are calculated by using an appraised value based on an as complete assumption for 15 of the mortgage properties. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.

Annex C	BMO 2022-C2

Collateral Characteristics

Original Amortization Term in Months

				Weighted Average
Original Amortization Term in Months	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(4)
Interest Only	26	$565,585,000	79.9%	4.74249%	107	2.29x	10.6%	51.4%	51.5%
270	1	9,342,616	1.3	4.85000%	89	1.66x	15.0%	63.0%	46.7%
360	11	133,061,310	18.8	5.21363%	119	1.59x	11.3%	54.1%	47.2%
Total / Weighted Average:	38	$707,988,926	100.0%	4.83245%	109	2.15x	10.8%	52.1%	50.6%

Remaining Amortization Term in Months

						Weighted Average
Range of Remaining Amortization Term in Months			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(4)
Interest Only			26	$565,585,000	79.9%	4.74249%	107	2.29x	10.6%	51.4%	51.5%
239			1	9,342,616	1.3	4.85000%	89	1.66x	15.0%	63.0%	46.7%
357	-	360	11	133,061,310	18.8	5.21363%	119	1.59x	11.3%	54.1%	47.2%
Total / Weighted Average:			38	$707,988,926	100.0%	4.83245%	109	2.15x	10.8%	52.1%	50.6%

Amortization Types

				Weighted Average
Amortization Types	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(4)
Interest Only	26	$565,585,000	79.9%	4.74249%	107	2.29x	10.6%	51.4%	51.5%
Amortizing Balloon	8	85,628,926	12.1	5.19559%	116	1.51x	11.0%	54.3%	44.5%
Interest Only, Amortizing Balloon	4	56,775,000	8.0	5.18099%	118	1.72x	12.5%	55.3%	51.1%
Total / Weighted Average:	38	$707,988,926	100.0%	4.83245%	109	2.15x	10.8%	52.1%	50.6%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)(2)

						Weighted Average
Range of Underwritten Net Cash Flow Debt Service Coverage Ratios			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(4)
1.23x	-	1.59x	12	$136,409,293	19.3%	5.44623%	117	1.46x	10.1%	57.3%	52.7%
1.60x	-	1.69x	6	172,967,616	24.4	5.06979%	117	1.64x	9.0%	59.5%	58.6%
1.70x	-	1.79x	5	124,597,018	17.6	5.14285%	119	1.75x	10.1%	57.9%	56.4%
1.80x	-	1.89x	2	23,405,000	3.3	5.00944%	119	1.85x	10.1%	60.0%	60.0%
1.90x	-	1.99x	2	22,270,000	3.1	5.03883%	117	1.92x	10.1%	58.0%	58.0%
2.00x	-	2.99x	8	104,340,000	14.7	4.98268%	115	2.23x	12.4%	47.6%	47.2%
3.00x	-	3.99x	1	70,000,000	9.9	3.04000%	59	3.61x	11.1%	33.3%	33.3%
4.00x	-	5.08x	2	54,000,000	7.6	3.67704%	91	4.65x	17.4%	28.7%	28.7%
Total / Weighted Average:			38	$707,988,926	100.0%	4.83245%	109	2.15x	10.8%	52.1%	50.6%

(1)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 12, 17 and 25, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 6 and 9, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans and/or Mezzanine Loans.

(2)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(3)	In the case of Loan No. 35, the Cut-off Date LTV and UW NOI Debt Yield are based on Cut-off Date Principal Balance after netting out a $800,000 holdback reserve. The Cut-off Date LTV and UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserve are 61.4% and 8.1%, respectively.

(4)	In the case of Loan No. 2, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on as is value assuming no landlord obligations. In the case of Loan No. 3, the Cut-off Date LTV and the Maturity Date/ARD LTV are calculated by using an appraised value based on an as portfolio assumption. In the case of Loan No. 6 the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as stabilized assumption. In the case of Loan No. 25, the Cut-off Date LTV and Maturity LTV are calculated by using an appraised value based on an as complete assumption for 15 of the mortgage properties. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.

Annex C	BMO 2022-C2

Collateral Characteristics

LTV Ratios as of the Cut-off Date(1)(3)

						Weighted Average
Range of Cut-off Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(4)
20.8%	-	49.9%	8	$207,460,869	29.3%	4.04761%	91	3.22x	13.1%	35.1%	33.7%
50.0%	-	59.9%	18	341,380,574	48.2	5.16381%	118	1.74x	9.7%	57.4%	56.8%
60.0%	-	64.9%	10	135,547,483	19.1	5.18067%	116	1.63x	10.1%	62.4%	59.2%
65.0%	-	69.3%	2	23,600,000	3.3	4.93864%	108	1.65x	11.6%	65.9%	61.7%
Total / Weighted Average:			38	$707,988,926	100.0%	4.83245%	109	2.15x	10.8%	52.1%	50.6%

LTV Ratios as of the Maturity Date(1)(3)

						Weighted Average
Range of Maturity Date LTVs			Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(4)
17.8%	-	49.9%	12	$245,989,059	34.7%	4.22664%	94	2.99x	13.2%	38.6%	35.8%
50.0%	-	59.9%	16	326,559,867	46.1	5.16365%	119	1.72x	9.4%	58.0%	57.4%
60.0%	-	64.9%	9	131,340,000	18.6	5.13307%	116	1.65x	10.0%	62.1%	61.0%
65.0%	-	69.3%	1	4,100,000	0.6	5.17000%	59	2.29x	13.1%	69.3%	69.3%
Total / Weighted Average:			38	$707,988,926	100.0%	4.83245%	109	2.15x	10.8%	52.1%	50.6%

Prepayment Protection

				Weighted Average
Prepayment Protection	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(4)
Defeasance	32	$638,006,443	90.1%	4.84264%	109	2.08x	10.5%	52.7%	51.7%
Yield Maintenance	5	37,982,483	5.4	5.40477%	105	1.54x	11.3%	62.7%	53.6%
Defeasance or Yield Maintenance	1	32,000,000	4.5	3.95000%	115	4.35x	17.8%	26.6%	26.6%
Total / Weighted Average:	38	$707,988,926	100.0%	4.83245%	109	2.15x	10.8%	52.1%	50.6%

Loan Purpose

				Weighted Average
Loan Purpose	Number of Loans	Cut-off Date Principal Balance	% of IPB	Mortgage Rate	Remaining Loan Term(1)	UW NCF DSCR(1)(2)	UW NOI DY(1)(3)	Cut-off Date LTV(1)(3)(4)	Maturity Date/ARD LTV(1)(4)
Refinance	21	$456,740,736	64.5%	4.81419%	109	2.19x	10.8%	51.2%	49.8%
Acquisition	12	205,844,633	29.1	4.87309%	109	2.14x	10.9%	54.2%	52.7%
Recapitalization	5	45,403,556	6.4	4.83193%	113	1.82x	10.6%	50.9%	49.3%
Total / Weighted Average:	38	$707,988,926	100.0%	4.83245%	109	2.15x	10.8%	52.1%	50.6%
(1)	In the case of Loan Nos. 1, 2, 3, 4, 5, 6, 7, 8, 9, 10, 12, 17 and 25, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1, 6 and 9, the UW NCF DSCR, UW NOI Debt Yield, Cut-off Date LTV and Maturity Date/ARD LTV calculations exclude the related Subordinate Companion Loans and/or Mezzanine Loans.

(2)	For the mortgage loans that are interest-only for the entire term or until the anticipated repayment date and accrue interest on an Actual/360 basis, the Monthly Debt Service Amount ($) was calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360.

(3)	In the case of Loan No. 35, the Cut-off Date LTV and UW NOI Debt Yield are based on Cut-off Date Principal Balance after netting out a $800,000 holdback reserve. The Cut-off Date LTV and UW NOI Debt Yield based on Cut-off Date Principal Balance without netting out the holdback reserve are 61.4% and 8.1%, respectively.

(4)	In the case of Loan No. 2, the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on as is value assuming no landlord obligations. In the case of Loan No. 3, the Cut-off Date LTV and the Maturity Date/ARD LTV are calculated by using an appraised value based on an as portfolio assumption. In the case of Loan No. 6 the Cut-off Date LTV and Maturity/ARD LTV are calculated by using an appraised value based on an as stabilized assumption. In the case of Loan No. 25, the Cut-off Date LTV and Maturity LTV are calculated by using an appraised value based on an as complete assumption for 15 of the mortgage properties. Refer to “Description of the Mortgage Pool—Certain Calculations and Definitions—Appraised Value” in the Preliminary Prospectus for additional details.

Annex C	BMO 2022-C2

Collateral Characteristics

Previous Securitization History(1)

No.	Mortgage Loan Seller	Loan/Property Name	Location	Property Type	Cut-off Date Principal Balance	% of IPB	Previous Securitization
1.01	BMO, SMC, CREFI	Yorkshire Towers	New York, NY	Multifamily	$60,241,090	8.5%	CSAIL 2017-CX10, UBSCM 2017-C5, UBSCM 2017-C6, CCUBS 2017-C1, UBSCM 2018-C8, CSAIL 2018-CX11
1.02	BMO, SMC, CREFI	Lexington Towers	New York, NY	Multifamily	$9,758,910	1.4%	CSAIL 2017-CX10, UBSCM 2017-C5, UBSCM 2017-C6, CCUBS 2017-C1, UBSCM 2018-C8, CSAIL 2018-CX11
3.02	KeyBank	Waystar Building	Louisville, KY	Office	$12,443,750	1.8%	CGMT 2014-GC21
12	CREFI	PentaCentre Office	Troy, MI	Office	$20,277,018	2.9%	CD 2017-CD6
14	KeyBank	Wards Crossing West	Lynchburg, VA	Retail	$19,500,000	2.8%	WFCM 2012-LC5
17	BMO	2 Riverfront Plaza	Newark, NJ	Office	$15,000,000	2.1%	LCCM 2017-LC26
22	KeyBank	Dollar Self Storage #5 - Mesa	Mesa, AZ	Self Storage	$11,486,028	1.6%	COMM 2014-UBS4
26	KeyBank	Dollar Self Storage #6 – Apache Junction	Apache Junction, AZ	Self Storage	$9,488,330	1.3%	COMM 2014-UBS4
33	KeyBank	Mini U Storage - Woodbridge	Woodbridge, VA	Self Storage	$5,625,000	0.8%	WFCM 2012-LC5
(1)	The table above represents the properties for which the previously existing debt was most recently securitized, based on information provided by the related borrower or obtained through searches of a third-party database.

ANNEX D

FORM OF DISTRIBUTION DATE STATEMENT

D-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Contacts
Role	Party and Contact Information
Depositor	BMO Commercial Mortgage Securities LLC, a Delaware limited liability company
Paul Vanderslice
151 West 42nd Street | New York, NY 10036 | United States
Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association
	Executive Vice President – Division Head	(913) 253-9000	noticeadmin@midlandls.com
10851 Mastin Street, Building 82, Suite 300 | Overland Park, KS 66210 | United States
Special Servicer	Rialto Capital Advisors, LLC
	Niral Shah	(305) 485-2041	Niral.shah@rialtocapital.com
200 S. Biscayne Blvd., Suite 3550 | Miami, FL 33131 | United States
Trustee	Wilmington Trust, National Association
	Attention: CMBS Trustee	(302) 636-4140	CMBSTrustee@wilmingtontrust.com
1100 North Market Street | Wilmington, DE 19890 | United States
Certificate Administrator	Computershare Trust Company, N.A.
	Corporate Trust Services (CMBS)		cts.cmbs.bond.admin@wellsfargo.com; trustadministrationgroup@wellsfargo.com
9062 Old Annapolis Road | Columbia, MD 21045 | United States
Operating Advisor & Asset Representations Reviewer	Pentalpha Surveillance LLC
	Don Simon	(203) 660-6100
375 North French Road, Suite 100 | Amherst, NY 14228 | United States

This report is compiled by Computershare Trust Company, N.A. from information provided by third parties. Computershare Trust Company, N.A. has not independently confirmed the accuracy of the information
Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificate holders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

© 2021 Computershare. All rights reserved. Confidential.	Page 2 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Regular Certificates
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
J-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
VRR Int		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00%	0.00%
Regular SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Notional Certificates
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Distribution Detail continued to next page

© 2021 Computershare. All rights reserved. Confidential.	Page 3 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Certificate Distribution Detail
Class	CUSIP	Pass-Through Rate (2)	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance	Current Credit Support¹	Original Credit Support¹
Notional Certificates
X-J		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Notional SubTotal			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Deal Distribution Total					0.00	0.00	0.00	0.00	0.00
*	Denotes the Controlling Class (if required)
(1)	Calculated by taking (A) the sum of the ending certificate balance of all classes in a series less (B) the sum of (i) the ending certificate balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).
(2)	Pass-Through Rates with respect to any Class of Certificates on next month's Payment Date is expected to be the same as the current respective Pass-Through Rate, subject to any modifications on the underlying loans, any change in certificate or pool balance, any change in the underlying index (if and as applicable), and any other matters provided in the governing documents.

© 2021 Computershare. All rights reserved. Confidential.	Page 4 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Certificate Factor Detail
Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Interest Shortfalls / (Paybacks)	Cumulative Interest Shortfalls	Prepayment Penalties	Realized Losses	Total Distribution	Ending Balance
Regular Certificates
A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
VRR Int		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Notional Certificates
X-A		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
X-J		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

© 2021 Computershare. All rights reserved. Confidential.	Page 5 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Certificate Interest Reconciliation Detail
Class	Accrual Period	Accrual Days	Prior Cumulative Interest Shortfalls	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Interest Shortfalls / (Paybacks)	Payback of Prior Realized Losses	Additional Interest Distribution Amount	Interest Distribution	Cumulative Interest Shortfalls
A-1	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-J	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J-RR	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
VRR Int	MM/DD/YY-MM/DD/YY	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 6 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Additional Information

Total Available Distribution Amount (1)	0.00

(1)	The Available Distribution Amount includes any Prepayment Premiums.

© 2021 Computershare. All rights reserved. Confidential.	Page 7 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Bond / Collateral Reconciliation - Cash Flows

Total Funds Collected

Interest
Interest Paid or Advanced	0.00
Interest Reductions due to Nonrecoverability Determination	0.00
Interest Adjustments	0.00
Deferred Interest	0.00
ARD Interest	0.00
Net Prepayment Interest Excess / (Shortfall)	0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected	0.00

Principal
Scheduled Principal	0.00
Unscheduled Principal Collections
Principal Prepayments	0.00
Collection of Principal after Maturity Date	0.00
Recoveries From Liquidations and Insurance Proceeds	0.00
Excess of Prior Principal Amounts Paid	0.00
Curtailments	0.00
Negative Amortization	0.00
Principal Adjustments	0.00

Total Principal Collected	0.00

Other
Prepayment Penalties / Yield Maintenance	0.00
Gain on Sale / Excess Liquidation Proceeds	0.00
Borrower Option Extension Fees	0.00
Total Other Collected	0.00

Total Funds Collected	0.00
Total Funds Distributed

Fees
Master Servicing Fee	0.00
Certificate Administrator Fee	0.00
Trustee Fee	0.00
CREFC® Intellectual Property Royalty License Fee	0.00
Operating Advisor Fee	0.00
Asset Representations Reviewer Fee	0.00

Total Fees	0.00

Expenses/Reimbursements
Reimbursement for Interest on Advances	0.00
ASER Amount	0.00
Special Servicing Fees (Monthly)	0.00
Special Servicing Fees (Liquidation)	0.00
Special Servicing Fees (Work Out)	0.00
Legal Fees	0.00
Rating Agency Expenses	0.00
Taxes Imposed on Trust Fund	0.00
Non-Recoverable Advances	0.00
Workout Delayed Reimbursement Amounts	0.00
Other Expenses	0.00
Total Expenses/Reimbursements	0.00

Interest Reserve Deposit	0.00

Payments to Certificateholders and Others
Interest Distribution	0.00
Principal Distribution	0.00
Prepayment Penalties / Yield Maintenance	0.00
Total Payments to Certificateholders and Others	0.00

Total Funds Distributed	0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 8 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Bond / Collateral Reconciliation - Balances

Collateral Reconciliation
		Total
Beginning Scheduled Collateral Balance	0.00	0.00
(-) Scheduled Principal Collections	0.00	0.00
(-) Unscheduled Principal Collections	0.00	0.00
(-) Principal Adjustments (Cash)	0.00	0.00
(-) Principal Adjustments (Non-Cash)	0.00	0.00
(-) Realized Losses from Collateral	0.00	0.00
(-) Other Adjustments²	0.00	0.00

Ending Scheduled Collateral Balance	0.00	0.00
Beginning Actual Collateral Balance	0.00	0.00
Ending Actual Collateral Balance	0.00	0.00
Certificate Reconciliation
Total
Beginning Certificate Balance	0.00
(-) Principal Distributions	0.00
(-) Realized Losses	0.00
Realized Loss and Realized Loss Adjustments on Collateral	0.00
Current Period NRA¹	0.00
Current Period WODRA¹	0.00
Principal Used to Pay Interest	0.00
Non-Cash Principal Adjustments	0.00
Certificate Other Adjustments**	0.00
Ending Certificate Balance	0.00

NRA/WODRA Reconciliation
	Non-Recoverable Advances (NRA) from Principal	Workout Delayed Reimbursement of Advances (WODRA) from Principal
Beginning Cumulative Advances	0.00	0.00
Current Period Advances	0.00	0.00
Ending Cumulative Advances	0.00	0.00

Under / Over Collateralization Reconciliation
Beginning UC / (OC)	0.00
UC / (OC) Change	0.00
Ending UC / (OC)	0.00
Net WAC Rate	0.00%
UC / (OC) Interest	0.00

(1)	Current Period NRA and WODRA displayed will represent the portion applied as Realized Losses to the bonds.
(2)	Other Adjustments value will represent miscellaneous items that may impact the Scheduled Balance of the collateral.
**	A negative value for Certificate Other Adjustments represents the payback of prior Principal Shortfalls, if any.

© 2021 Computershare. All rights reserved. Confidential.	Page 9 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Current Mortgage Loan and Property Stratification

Aggregate Pool

Scheduled Balance
Scheduled Balance	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Debt Service Coverage Ratio¹
Debt Service Coverage Ratio	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 10 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Current Mortgage Loan and Property Stratification

Aggregate Pool

State³
State	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Property Type³
Property Type	# Of Properties	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

Note: Please refer to footnotes on the next page of the report.

© 2021 Computershare. All rights reserved. Confidential.	Page 11 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Current Mortgage Loan and Property Stratification

Aggregate Pool

Note Rate
Note Rate	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Seasoning
Seasoning	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 12 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Current Mortgage Loan and Property Stratification

Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)
Anticipated Remaining Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Amortization Term (ARD and Balloon Loans)
Remaining Amortization Term	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 13 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Current Mortgage Loan and Property Stratification

Aggregate Pool

Age of Most Recent NOI
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals
Remaining Stated Term (Fully Amortizing Loans)
Age of Most Recent NOI	# Of Loans	Scheduled Balance	% Of Agg. Bal.	WAM²	WAC	Weighted Avg DSCR¹

Totals

(1)	Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The debt service coverage ratio information was provided to the Certificate Administrator by the Master Servicer and the Certificate Administrator has not independently confirmed the accuracy of such information.
(2)	Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.
(3)	Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut Off Date Balance of each property as disclosed in the offering document. The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the "State" and "Property" stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The "State" and "Property" stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a "hope note") of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

© 2021 Computershare. All rights reserved. Confidential.	Page 14 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Mortgage Loan Detail (Part 1)
Pros ID	Loan ID	Loan Group	Prop Type (1)	City	State	Interest Accrual Type	Gross Rate	Scheduled Interest	Scheduled Principal	Principal Adjustments	Anticipated Repay Date	Original Maturity Date	Adjusted Maturity Date	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Through Date

Totals
1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse	MF - Multi-Family
SS - Self Storage	LO - Lodging	RT - Retail	SF - Single Family Rental
98 - Other	IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

© 2021 Computershare. All rights reserved. Confidential.	Page 15 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Mortgage Loan Detail (Part 2)
Pros ID	Loan Group	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date	Appraisal Reduction Date	Appraisal Reduction Amount	Cumulative ASER	Current P&I Advances	Cumulative P&I Advances	Cumulative Servicer Advances	Current NRA/WODRA from Principal	Defease Status

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 16 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Principal Prepayment Detail

			Unscheduled Principal		Prepayment Premiums
Pros ID	Loan Number	Loan Group	Amount	Prepayment / Liquidation Code	Prepayment Premium Amount	Yield Maintenance Amount

Totals

Note: Principal Prepayment Amount listed here may include Principal Adjustment Amounts on the loan in addition to the Unscheduled Principal Amount.

© 2021 Computershare. All rights reserved. Confidential.	Page 17 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Historical Detail
	Delinquencies¹												Prepayments				Rate and Maturities
	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.
Distribution Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit	WAM¹

(1)	Foreclosure and REO Totals are included in the delinquencies aging categories.

© 2021 Computershare. All rights reserved. Confidential.	Page 18 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Delinquency Loan Detail
Pros ID	Loan ID	Paid Through Date	Months Delinquent	Mortgage Loan Status¹	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicer Advances	Actual Principal Balance	Servicing Transfer Date	Resolution Strategy Code²	Bankruptcy Date	Foreclosure Date	REO Date

Totals

1 Mortgage Loan Status
A - Payment Not Received But Still in Grace Period	0 - Current	4 - Performing Matured Balloon
B - Late Payment But Less Than 30 days Delinquent	1 - 30-59 Days Delinquent	5 - Non Performing Matured Balloon
	2 - 60-89 Days Delinquent	6 - 121+ Days Delinquent
3 - 90-120 Days Delinquent

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

Note: Outstanding P & I Advances include the current period advance.

© 2021 Computershare. All rights reserved. Confidential.	Page 19 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Collateral Stratification and Historical Detail

Maturity Dates and Loan Status¹
	Total	Performing	Non-Performing	REO/Foreclosure

Past Maturity	0	0	0	0
0 - 6 Months	0	0	0	0
7 - 12 Months	0	0	0	0
13 - 24 Months	0	0	0	0
25 - 36 Months	0	0	0	0
37 - 48 Months	0	0	0	0
49 - 60 Months	0	0	0	0
> 60 Months	0	0	0	0

Historical Delinquency Information
	Total	Current	30-59 Days	60-89 Days	90+ Days	REO/Foreclosure

Aug-22	0	0	0	0	0	0
Jul-22	0	0	0	0	0	0
Jun-22	0	0	0	0	0	0
May-22	0	0	0	0	0	0
Apr-22	0	0	0	0	0	0
Mar-22	0	0	0	0	0	0
Feb-22	0	0	0	0	0	0
Jan-22	0	0	0	0	0	0
Dec-21	0	0	0	0	0	0
Nov-21	0	0	0	0	0	0
Oct-21	0	0	0	0	0	0
Sep-21	0	0	0	0	0	0
(1)	Maturity dates used in this chart are based on the dates provided by the Master Servicer in the Loan Periodic File.

© 2021 Computershare. All rights reserved. Confidential.	Page 20 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Specially Serviced Loan Detail - Part 1
Pros ID	Loan ID	Ending Scheduled Balance	Actual Balance	Appraisal Value	Appraisal Date	Net Operating Income	DSCR	DSCR Date	Maturity Date	Remaining Amort Term

Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 21 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Specially Serviced Loan Detail - Part 2
Pros ID	Loan ID	Property Type¹	State	Servicing Transfer Date	Resolution Strategy Code²	Special Servicing Comments

1 Property Type Codes
HC - Health Care	MU - Mixed Use	WH - Warehouse
MF - Multi-Family	SS - Self Storage	LO - Lodging
RT - Retail	SF - Single Family Rental	98 - Other
IN - Industrial	OF - Office	MH - Mobile Home Park
SE - Securities	CH - Cooperative Housing	ZZ - Missing Information/Undefined

2 Resolution Strategy Code
1 - Modification	6 - DPO	10 - Deed in Lieu of Foreclosures
2 - Foreclosure	7 - REO	11- Full Payoff
3 - Bankruptcy	8 - Resolved	12 - Reps and Warranties
4 - Extension	9 - Pending Return to Master Servicer	13 - TBD
5 - Note Sale	98 - Other

© 2021 Computershare. All rights reserved. Confidential.	Page 22 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Modified Loan Detail

		Pre-Modification		Post-Modification
Pros ID	Loan Number	Balance	Rate	Balance	Rate	Modification Code¹	Modification Booking Date	Modification Closing Date	Modification Effective Date

Totals

1 Modification Codes
1 - Maturity Date Extension	5 - Temporary Rate Reduction	8 - Other
2 - Amortization Change	6 - Capitalization on Interest	9 - Combination
3 - Principal Write-Off	7 - Capitalization on Taxes	10 - Forbearance

Note: Please refer to Servicer Reports for modification comments.

© 2021 Computershare. All rights reserved. Confidential.	Page 23 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Historical Liquidated Loan Detail
Pros ID¹	Loan Number	Dist.Date	Loan Beginning Scheduled Balance	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Fees, Advances, and Expenses	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Loan	Current Period Adjustment to Loan	Cumulative Adjustment to Loan	Loss to Loan with Cumulative Adjustment	Percent of Original Loan Balance

Current Period Totals
Cumulative Totals

Note: Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

© 2021 Computershare. All rights reserved. Confidential.	Page 24 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Historical Bond / Collateral Loss Reconciliation Detail
Pros ID	Loan Number	Distribution Date	Certificate Interest Paid from Collateral Principal Collections	Reimb of Prior Realized Losses from Collateral Interest Collections	Aggregate Realized Loss to Loan	Loss Covered by Credit Support/Deal Structure	Loss Applied to Certificate Interest Payment	Loss Applied to Certificate Balance	Non-Cash Principal Adjustment	Realized Losses from NRA/WODRA	Total Loss Applied to Certificate Balance

Current Period Totals
Cumulative Totals

© 2021 Computershare. All rights reserved. Confidential.	Page 25 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Interest Shortfall Detail - Collateral Level

Pros ID	Interest Adjustments	Deferred Interest Collected	Special Servicing Fees			ASER	PPIS / (PPIE)	Non- Recoverable Interest	Interest on Advances	Reimbursement of Advances from Interest	Other Shortfalls / (Refunds)	Modified Interest Reduction / (Excess)
			Monthly	Liquidation	Work Out

Total

Note: Interest Adjustments listed for each loan do not include amounts that were used to adjust the Weighted Average Net Rate of the mortgage loans.									Collateral Shortfall Total		0.00

© 2021 Computershare. All rights reserved. Confidential.	Page 26 of 26

Distribution Date:	08/17/22	BMO 2022-C2 MORTGAGE TRUST
Determination Date:	08/11/22
Record Date:	07/29/22	Commercial Mortgage Pass-Through Certificates Series 2022-C2

Supplemental Notes

None

© 2021 Computershare. All rights reserved. Confidential.	Page 27 of 26

ANNEX E-1A

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of BMO, KeyBank, SMC and UBS AG (referred to as a “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-1B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charges) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).
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Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)	Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.
(5)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of Cut-off Date, to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no written request from the related Mortgagor for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.
(6)	Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of Mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 7 below (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or
E-1A-2

insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(7)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross collateralized Mortgage Loan, the lien of the Mortgage for another Mortgage Loan contained in the same cross collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such Mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage.
(8)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on Schedule E-1A-1 to this Annex E-1A.
(9)	Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related
E-1A-3

Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(10)	Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.
(11)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(12)	Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges will not be considered due and payable until the date on which interest and/or penalties would be payable thereon.
(13)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(14)	Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 7), an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in paragraph 25, and the ESA (as defined in paragraph 41), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security
E-1A-4

intended to be provided by the Mortgage Loan documents; (f) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such Mortgage Loan; or (g) the current principal use of the Mortgaged Property.

(15)	Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the Mortgagee pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer (or, in the case of an Outside Serviced Mortgage Loan, to the depositor under the related Outside Servicing Agreement or the related Outside Servicer for the related Other Securitization Trust).
(16)	No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).
(17)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (1) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, or (2) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

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If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan or Whole Loan, as applicable, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee (or, in the case of an Outside Serviced Mortgage Loan, the applicable Outside Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)	Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 7) and survey, if any, an engineering report or property condition assessment as described in paragraph 11, applicable local law compliance materials as described in paragraph 25, and the ESA (as defined in paragraph 41), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one
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or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

(19)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.
(20)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.
(21)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph will have the same meanings as set forth in the related Treasury Regulations.
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(22)	Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(23)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Issuing Entity.
(24)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.
(25)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property. The Mortgage Loan documents require the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it will keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan documents require the related Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.
(27)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, will be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) the Mortgagor or guarantor will have solicited or caused to be solicited petitioning
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creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in the Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) the Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) the Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) the Mortgagor’s commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(28)	Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 33), in each case of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 33 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, unless an opinion of counsel is delivered as specified in clause (y) of the preceding paragraph, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the condemnation proceeds or the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating
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statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

(30)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex E-1B; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(31)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 28 and 33 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E-1A-1 to this Annex E-1A, or future permitted mezzanine debt as set forth on Schedule E-1A-2 to this Annex E-1A or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on Schedule E-1A-3 to this Annex E-1A or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.
(32)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” means an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially
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to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross collateralized and cross-defaulted with the related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the Mortgage Loan; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
(34)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.
(35)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” means a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related Mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since
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the origination of the Mortgage Loan, except by any written instruments which are included in the related Mortgage File;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the Mortgagee;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the Mortgagee on the lessor’s fee interest is subject;
(e)	Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (provided that proper notice is delivered to the extent required in accordance with the Ground Lease or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease and Related Documents require the lessor to give to the Mortgagee written notice of any default, provided that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;
(h)	A Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;
(j)	Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such
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proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(36)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.
(37)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.
(38)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.
(39)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(40)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan and other than as set forth on Schedule E-1A-4 to this Annex E-1A, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (40) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.
(41)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II
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environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated or contained in all material respects prior to the date hereof, and, if and as appropriate, a no further action, completion or closure letter or its equivalent was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC, Fitch Ratings, Inc. and/or A.M. Best Company; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) is a Member of the Appraisal Institute, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement or is accomplished by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirement of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such Mortgage Loan was originated.
(43)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.
(44)	Cross-Collateralization. No Mortgage Loan is cross collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.
(45)	Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.
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(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex E-1A, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex E-1A, “Mortgagor” means the obligor or obligors on a Mortgage Note, including without limitation, any person that has acquired the related Mortgaged Property and assumed the obligations of the original obligor under the Mortgage Note and including in connection with any Mortgage Loan that utilizes an indemnity deed of trust structure, the borrower and the Mortgaged Property owner/payment guarantor/mortgagor individually and collectively, as the context may require.

For purposes of this Annex E-1A, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties, in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent to the servicers servicing the Mortgage Loans on behalf of the Mortgage Loan Seller, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) will be deemed within the Mortgage Loan Seller’s knowledge.

E-1A-15

SCHEDULE E-1A-1 to ANNEX E-1A

MORTGAGE LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	BMO Mortgage Loans	KeyBank Mortgage Loans	SMC Mortgage Loans	UBS AG Mortgage Loans
1	Yorkshire & Lexington Towers	—	Yorkshire & Lexington Towers	—

E-1A-16

SCHEDULE E-1A-2 to ANNEX E-1A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	BMO Mortgage Loans	KeyBank Mortgage Loans	SMC Mortgage Loans	UBS AG Mortgage Loans
10	—	—	—	Phoenix Industrial Portfolio VIII

E-1A-17

SCHEDULE E-1A-3 to ANNEX E-1A

CROSS-COLLATERALIZED MORTGAGE LOANS

None

E-1A-18

SCHEDULE E-1A-4 to ANNEX E-1A

MORTGAGE LOANS WITH AFFILIATED BORROWERS

Loan No.	BMO Mortgage Loans	KeyBank Mortgage Loans	SMC Mortgage Loans	UBS AG Mortgage Loans
3	—	KB Portfolio	—	—
11	—	Fleet Farm Sioux Falls	—	—
20	—	Corporate Center Building G	—	—
21	—	Dollar Self Storage #21 - Goodyear	—	—
22	—	Dollar Self Storage #5 - Mesa	—	—
24	—	Longwood Industrial	—	—
26	—	Dollar Self Storage #6 – Apache Junction	—	—
30	—	Westcliff Plaza	—	—
32	—	Cooper Commerce Center	—	—
34	—	Marina Village	—	—
38	—	Storage Crib	—	—

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(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-1B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(BANK OF MONTREAL)

The exceptions to the representations and warranties set forth below are grouped by Sponsor and listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Lien; Valid Assignment	2 Riverfront Plaza (Loan No. 17)	As an inducement to the original owner to develop the land, the City of Newark, New Jersey entered into the 2 Riverfront PILOT Agreement with the original owner of the property, certain sections of which are consented to by Panasonic. The 2 Riverfront PILOT Agreement runs to the current owner (i.e., the Mortgagor on the related Mortgaged Property). The annual service charge (i.e., the payments in lieu of taxes) under the 2 Riverfront PILOT Agreement is a continuous, automatic, enforceable and perfected statutory municipal lien for all purposes, and the owner’s right to encumber fee title to the related Mortgaged Property is subordinate to the lien of the annual service charge and to the rights of the City of Newark, the NJ Economic Development Authority (i.e., the issuer of the related municipal bonds) and the trustee for the related municipal bonds issued under the related trust indenture.
(11) Condition of Property	Bell Works (Loan No. 7)	The property condition assessment report prepared in connection with the origination of the Mortgage Loan recommended immediate and short-term repairs estimated to cost approximately $89,200 in the aggregate. No escrow was established at origination of the Mortgage Loan in connection with the cost of such repairs.
(17) Insurance	All BMO Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(17) Insurance	Sun Belt Self-Storage Portfolio (Loan No. 13)	Lender waived the excess flood coverage for the two properties located in special flood hazard areas.
(18) Access; Utilities; Separate Tax Parcels	Sun Belt Self-Storage Portfolio (Loan No. 13)	A portion of the Mortgaged Property, located in Coalmont, Tennessee, does not have direct legal access nor permanent access from a recorded easement.
(25) Local Law Compliance	2 Riverfront Plaza (Loan No. 17)	The zoning report delivered at closing had certain municipal violation searches pending at closing. The related Mortgagor has agreed via a post-closing agreement to use commercially reasonable efforts to deliver to the lender an updated zoning

E-1B-1

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
and site requirements summary prepared by Nationwide Zoning Services, LLC (“Nationwide Zoning”) in substantially the same form as the report attached as Exhibit A to the post-closing agreement, incorporating all results of municipal violation searches requested by Nationwide Zoning from the City of Newark.
(25) Local Law Compliance (26) Licenses and Permits	Yorkshire & Lexington Towers (Loan No. 1)

The Mortgaged Properties (both Yorkshire Towers and Lexington Towers) currently have expired City of New York special parking variances for transient parking use in the underground garages. The Mortgagors are required to obtain new special parking variances, or renewal of existing special parking variances and to update the relevant certificate of occupancy accordingly, during the term of the term of the Yorkshire & Lexington Towers Whole Loan.

In addition, the zoning reports delivered in connection with the origination of the Yorkshire & Lexington Towers Whole Loan showed certain other outstanding code violations affecting the Mortgaged Properties (both Yorkshire Towers and Lexington Towers), and the Mortgagors are required to remove (or cause to be removed) those violations in accordance with the terms of the Yorkshire & Lexington Towers Whole Loan agreement.

(27) Recourse Obligations	Yorkshire & Lexington Towers (Loan No. 1)	Recourse for losses related to misapplication of rents (if after an event of default under the Mortgage Loan), insurance proceeds, or condemnation awards is limited to intentional misapplication of the same.
(27) Recourse Obligations	2 Riverfront Plaza (Loan No. 17)	The Mortgage Loan documents do not provide for a separate guarantor distinct from the Mortgagor.
(27) Recourse Obligations	Bell Works (Loan No. 7)	Recourse for losses related to misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds, or condemnation awards is limited to intentional misapplication, misappropriation or conversion of the same.
(28) Mortgage Releases	All BMO Mortgage Loans (except 360 Rosemary)	In the event of a taking of any portion of any of the Mortgaged Property by a state or any political subdivision or authority thereof, the Mortgagor cannot be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the loan-to-value ratio and other requirements of the REMIC provisions if the related Mortgagor provides an opinion of counsel to the holder of the Mortgage Loan that the trust will continue to maintain its status as a REMIC trust if such amount is not paid.
(30) Acts of Terrorism Exclusion	All BMO Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related

E-1B-2

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
(32) Single-Purpose Entity	Bell Works (Loan No. 7)	The related Mortgagor previously owned four vacant lots (adjacent to the Mortgaged Property) that are not part of the collateral for the Mortgage Loan.
(32) Single-Purpose Entity	2 Riverfront Plaza (Loan No. 17)	The Mortgage Loan is a Shari’ah compliant loan, and the related Mortgagor is prohibited from commingling its assets with the assets of the related master lessee (except the related Mortgagor’s financial statements may be consolidated with those of the related master lessee). The recycled entity certificate delivered by the related Mortgagor in connection with the origination of the Mortgage Loan provides hat (i) the related Mortgagor has maintained all of its books, records, financial statements and bank accounts separate from those of any other person or entity (except the related master lessee) and (ii) other than with the related master lessee, the related Mortgagor has not commingled its assets with those of any other person or entity and has held all of its assets in its own name.
(38) No Material Default; Payment Record	All BMO Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the related borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.

E-1B-3

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(KEYBANK NATIONAL ASSOCIATION)

The exceptions to the representations and warranties set forth below are grouped by Sponsor and listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(7) Permitted Liens; Title Insurance	KB Portfolio (Loan No. 3)	The Penn State Health Mortgaged Property is subject to a reciprocal easement agreement that includes a use restriction that prohibits the Penn State Health Mortgaged Property from being used as an office except in connection with a permitted retail use. The Penn State Health Mortgaged Property is currently used for medical offices and the other unit in the condominium regime is currently slated to be developed into a retail space. The construction of this retail unit has not begun and no development timeline has been provided to the Mortgagor. A loss carveout for any violation of a use restriction encumbering the Penn State Health Mortgaged Property was included in the related Mortgage Loan documents. Furthermore, an ALTA 9-06 endorsement, which insures against any violation of a covenant that impacts the lien priority of a mortgage loan, was included in the title insurance policy for the related Mortgage Loan.
(7) Permitted Liens; Title Insurance	KB Portfolio (Loan No. 3)	The Port Arthur Mortgaged Property has five deeds on the title dating from 1936 that reserve public utility service easements that include restrictions on placing improvements over such easements. Each deed also included a reverter clause and it is unclear whether the restrictions on placing improvements over the easements are covered by the applicable reverter clauses. The title insurance policy for the related Mortgage Loan includes the T-19 endorsement which insures against loss or damage by reason of (i) a violation of a covenant that divests, subordinates or extinguishes the lien of the insured mortgage, (ii) unenforceability or lack of priority of the lien of the insured mortgage or (iii) the loss of the insured’s title acquired in satisfaction or partial satisfaction of the indebtedness. A loss carveout was included in the related Mortgage Loan documents that is triggered by either (i) any enforced removal of the improvements at the Port Arthur Mortgaged Property due to encroachment over any easement or (ii) the successful assertion of any revisionary interest in the Port Arthur Mortgaged Property under any permitted encumbrance (a “Port Arthur Trigger Event”). If a Port Arthur Trigger Event occurs, the related Mortgagor must release the Port Arthur Mortgaged Property and both the related Mortgagor and the related guarantor will have springing recourse liability in an amount equal to (i) the sum of 120% of the allocated mortgage loan amount of the Port Arthur Mortgaged Property plus such additional amounts necessary

E-1B-4

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
to comply with REMIC requirements (the “Recourse Amount”) or (ii) the entire outstanding amount of the debt if the outstanding amount of the debt is less than or equal to the Recourse Amount; provided that the related liability of the related Mortgagor and related guarantor will terminate upon the completion of the release of the Port Arthur Mortgaged Property.
(7) Permitted Liens; Title Insurance	Storage Crib (Loan No. 38)	The survey for the related Mortgaged Property noted that the legal description of a neighboring lot to the west of the related Mortgaged Property overlaps with the legal description of the related Mortgaged Property by six feet. The surveyor stated that this overlap is the result of an apparent error in the legal description of the neighboring lot. The overlap is contained entirely to the west of the security fence that is located on the related Mortgaged Property and appears to be immaterial. An identified risk coverage endorsement to the related title policy was obtained in connection with the origination of the related Mortgage Loan.
(17) Insurance	KB Portfolio (Loan No. 3)	The Walgreens – Las Vegas Mortgaged Property is subject to a reciprocal easement agreement that requires insurance proceeds and condemnation awards to first be applied to the restoration of the damaged property. Following restoration, the reciprocal easement agreement mandates that any remaining insurance proceeds or condemnation awards be released to each property owner in accordance with their respective interests in the restrictive easement agreement. Furthermore, pursuant to the Walgreens lease, insurance proceeds must be applied first to restoration and Walgreens is entitled to a portion of any condemnation award for its fixtures, leasehold improvements and relocation expenses.
(17) Insurance	KB Portfolio (Loan No. 3)	Pursuant to its lease, Waystar, the sole tenant at the Waystar Building Mortgaged Property, has control over the use of any insurance proceeds derived from a casualty event. Moreover, the lease also limits Waystar’s contributions to any restoration to just the insurance proceeds it receives from any casualty event.
(17) Insurance	KB Portfolio (Loan No. 3)	Under the related Mortgage Loan documents, Walgreens, the sole tenant at the Walgreens – Las Vegas Mortgaged Property, is allowed to provide insurance for the related Mortgaged Property. Walgreens has exercised its right to provide insurance for the related Mortgaged Property and has obtained insurance policies naming both the Mortgagor and the related Mortgagee as a loss payee on the property coverage and as additional insured on the property liability coverage. Pursuant to the Mortgage Loan documents, if any time the related Mortgagee is not in receipt of written evidence that all insurance required under the related Mortgage Loan documents is in full force and effect, the related Mortgagee has

E-1B-5

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
the right, without notice to take such action the related Mortgagee deems necessary to protect its interest in the related Mortgaged Property.
(17) Insurance	Fleet Farm Sioux Falls (Loan No. 11)	Under the related Mortgage Loan documents, Fleet Farm Group, LLC (“Fleet Farm”), the sole tenant, is allowed to provide insurance for the related Mortgaged Property. Fleet Farm has exercised its right to provide insurance for the related Mortgaged Property and has obtained insurance policies naming both the Mortgagor and the related Mortgagee as a loss payee on the property coverage and as additional insured on the property liability coverage. Pursuant to the Mortgage Loan documents, if any time the related Mortgagee is not in receipt of written evidence that all insurance required under the related Mortgage Loan documents is in full force and effect, the related Mortgagee has the right, without notice to take such action the related Mortgagee deems necessary to protect its interest in the related Mortgaged Property.
(17) Insurance	Wards Crossing West (Loan No. 14)	Kohls, the largest tenant at the Wards Crossing West Mortgaged Property, owns its improvements pursuant to a ground lease. These improvements are not part of the collateral for the related Mortgage Loan. Kohls provides its own business interruption insurance and terrorism insurance. The policies do not name the Mortgagee as an additional insured but they do name the Mortgagee as a loss payee.
(18) Access; Utilities; Separate Tax Parcels	KB Portfolio (Loan No. 3)	With respect to the Tower Health Mortgaged Property and the Walgreens – Las Vegas Mortgaged Property, at the origination of the related Mortgage Loan, these Mortgaged Properties did not constitute separate tax parcels. However, the related Mortgage Loan documents require that the Mortgagor use commercially reasonable efforts to effect a tax parcel separation for each related Mortgaged Property within 120 days of the origination of the Mortgage Loan. Pursuant to the related Mortgage Loan documents, the Mortgagor was required to escrow an amount sufficient to pay taxes for the existing tax parcels of which each Mortgaged Property is a part until separate tax parcels are created.
(19) No Encroachments	KB Portfolio (Loan No. 3)	The Port Arthur Mortgaged Property has five deeds on the title dating from 1936 that reserve public utility service easements that include restrictions on placing improvements over such easements. Each deed also included a reverter clause and it is unclear whether the restrictions on placing improvements over the easements are covered by the applicable reverter clauses. The title insurance policy for the related Mortgage Loan includes the T-19 endorsement which insures against loss or damage by reason of (i) a violation of a covenant that divests, subordinates or extinguishes the lien of the insured mortgage, (ii) unenforceability or lack of priority of the lien of the insured mortgage or (iii) the loss of the insured’s title

E-1B-6

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
acquired in satisfaction or partial satisfaction of the indebtedness. A loss carveout was included in the related Mortgage Loan documents that is triggered by the occurrence of a Port Arthur Trigger Event. If a Port Arthur Trigger Event occurs, the related Mortgagor must release the Port Arthur Mortgaged Property and both the related Mortgagor and the related guarantor will have springing recourse liability in an amount equal to the Recourse Amount or (ii) the entire outstanding amount of the debt if the outstanding amount of the debt is less than or equal to the Recourse Amount; provided that the related liability of the related Mortgagor and related guarantor will terminate upon the completion of the release of the Port Arthur Mortgaged Property.
(19) No Encroachments	Storage Crib (Loan No. 38)	The survey for the related Mortgaged Property noted that the legal description of a neighboring lot to the west of the related Mortgaged Property overlaps with the legal description of the related Mortgaged Property by six feet. The surveyor stated that this overlap is the result of an apparent error in the legal description of the neighboring lot. The overlap is contained entirely to the west of the security fence that is located on the related Mortgaged Property and appears to be immaterial. An identified risk coverage endorsement to the related title policy was obtained at the origination of the related Mortgage Loan.
(23) Authorized to do Business	KB Portfolio (Loan No. 3)	At the origination of the related Mortgage Loan, the Mortgagor did not provide a certificate of good standing from the Secretary of State of the State of California. Pursuant to the Mortgage Loan documents, the Mortgagor is required to provide this certificate within 10 days of the origination date; provided that, the Mortgagee may extend this deadline in its sole but reasonable discretion.
(25) Local Law Compliance	KB Portfolio (Loan No. 3)	In order to satisfy certain zoning requirements related to setbacks and lot size, the Tower Health Mortgaged Property relies on common areas that are managed by the condominium regime that governs the development in which the Tower Health Mortgaged Property is located.
(25) Local Law Compliance	KB Portfolio (Loan No. 3)	The Penn State Health Mortgaged Property is legal non-conforming due to (i) excessive lot size, (ii) an encroachment into the side setback and (iii) deficient landscape buffers. Pursuant to the applicable zoning code, a non-conforming building or structure which has been damaged by fire, explosion, accident and/or calamity may be reconstructed and used for the same non-conforming use, provided that the reconstructed building or structure does not exceed the area, volume and height of the destroyed building or structure. In addition, any reconstruction must start within one year from the date the building or structure was destroyed and reconstruction must be carried through without interruption. The related Mortgage Loan documents include a recourse

E-1B-7

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
carveout for losses incurred as a result of the Mortgagor’s inability to restore or replace the buildings, structures, fixtures additions or improvements at the Penn State Health Mortgaged Property to the same condition, use and character as immediately prior to any casualty due to the failure of the Penn State Health Mortgaged Property to be in compliance with legal requirements.
(25) Local Law Compliance	KB Portfolio (Loan No. 3)	The Fresenius Kidney Care Mortgaged Property is legal non-conforming due to having a deficient amount of parking spaces. Under the related zoning code, the Fresenius Kidney Care Mortgaged Property must be rebuilt in conformance with applicable zoning requirements if the damage caused by a casualty exceeds 75% of the replacement value of the improvements located at the related Mortgaged Property. The related Mortgage Loan documents include a recourse carveout for losses incurred as a result of the Mortgagor’s inability to restore or replace the buildings, structures, fixtures additions or improvements at the Fresenius Kidney Care Mortgaged Property to the same condition, use and character as immediately prior to any casualty due to the failure of the Fresenius Kidney Care Mortgaged Property to be in compliance with legal requirements.
(25) Local Law Compliance	KB Portfolio (Loan No. 3)	The New Orleans MOB Mortgaged Property is legal non-conforming as to use due to a change in the applicable zoning code that occurred in 2015. The New Orleans MOB Mortgaged Property is a medical office building but the zone in which it is located was reclassified for single-family use in 2015. The related zoning code provides that structures containing a legally non-conforming use that are in whole or in part destroyed by force majeure or acts of public enemy may be restored and the use continued, provided that the restoration is accomplished with no increase in cubical content, no increase in floor area, no increase in the number of dwelling units over the building existing immediately prior to damage, and no intensification of the non-conforming use. To preserve the non-conforming use, application for a restoration permit must be made within one year of the destruction and restoration shall be completed within one year from the date of the issuance of the restoration permit unless an extension is approved by the applicable governmental authority.
(25) Local Law Compliance	KB Portfolio (Loan No. 3)	The New Orleans MOB Mortgaged Property is legal non-conforming due to (i) excessive density, (ii) a deficient amount of park spaces and (ii) an encroachment into the side setback. Under the related zoning code, the New Orleans MOB Mortgaged Property must be rebuilt in conformance with applicable zoning requirements if the damage caused by a casualty exceeds 50% of the replacement value of the improvements located at the related Mortgaged Property. The related Mortgage Loan documents include a recourse

E-1B-8

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
carveout for losses incurred as a result of the Mortgagor’s inability to restore or replace the buildings, structures, fixtures additions or improvements at the New Orleans MOB Mortgaged Property to the same condition, use and character as immediately prior to any casualty due to the failure of the New Orleans MOB Mortgaged Property to be in compliance with legal requirements.
(25) Local Law Compliance	KB Portfolio (Loan No. 3)	The Walgreens – Las Vegas Mortgaged Property is legal non-conforming due to (i) an encroachment into the side setback and (ii) deficient interior and exterior landscape buffers. The related Mortgagor’s collateral does not include the physical structure of the building (such as the roof, windows or facade), the 22 surface level parking spaces, the commons areas of the related commercial development or the 154-space parking garage. The related Mortgagor’s collateral consists purely of air rights and the interior items of the premises that are not part of the building’s overall structure. However, the physical structure of the building, the common areas of the related commercial development, the 22 surface level parking spaces and the 154-space parking garage are owned by an affiliate of the related Mortgagor. Pursuant to a reciprocal easement agreement entered into in 2014 and an additional reciprocal easement agreement entered into in 2022, the borrower affiliate has control of the overall commercial development, but the Walgreens – Las Vegas Mortgaged Property will have perpetual access to (i) the 22 surface level parking spaces and the 154-space parking garage and (ii) the surface level pedestrian ingress and egress access points. Furthermore, under the related zoning code, the related Mortgaged Property must be rebuilt in conformance with applicable zoning requirements if the damage caused by a casualty exceeds 50% of the replacement value of the improvements located at the related Mortgaged Property. The related Mortgage Loan documents include a recourse carveout for losses incurred as a result of the Mortgagor’s inability to restore or replace the buildings, structures, fixtures additions or improvements at the Walgreens – Las Vegas Mortgaged Property to the same condition, use and character as immediately prior to any casualty due to the failure of the Walgreens – Las Vegas Mortgaged Property to be in compliance with legal requirements.
(25) Local Law Compliance	KB Portfolio (Loan No. 3)	The Walgreens – Las Vegas Mortgaged Property has open violations relating to the use of its billboard as off-site advertising. The most recent inspection that was conducted by the applicable jurisdiction at the Walgreens – Las Vegas Mortgaged Property noted that (i) the off-site advertising has been removed and (ii) the Walgreens – Las Vegas Mortgaged Property is now in compliance with local code. However, at this time, the violations still remain open within the jurisdiction.
E-1B-9

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(25) Local Law Compliance	Fleet Farm Sioux Falls (Loan No. 11)	There are a number of fire code violations affecting the structures that comprise the related Mortgaged Property which were open as of the origination of the related Mortgage Loan. The Mortgagor is obligated to remediate and close these violations and to provide the Mortgagee with evidence of such closure within 90 days of the origination of the related Mortgage Loan; provided however, that if any violation cannot reasonably be cured within this 90 day period, the Mortgagor will receive an additional 30 days to cure the related violation. However, to receive this extension, the Mortgagor must have commenced to cure the related violation within the original 90 day period and must be diligently and expeditiously proceeding with curing the related violation. A loss recourse carveout was added to the related Mortgage Loan documents to ensure that the Mortgagor cures these violations within the applicable timeframe.
(25) Local Law Compliance	Cheshire Station (Loan No. 15)	Pursuant to a post-closing agreement, the related Mortgagor must (i) deliver an inspection report to the Prince William County Department of Public Works, Watershed Management Division (“Prince William County Public Works”) by June 30, 2022 along with a schedule of any required repairs and (ii) provide the Mortgagee with a copy of the inspection report along with written evidence indicating that the inspection report has been submitted to Prince William County Public Works. If the inspection report identifies any necessary maintenance, repairs or reconstruction (the “Facility Repairs”) then the Mortgagor must diligently pursue the completion of the Facility Repairs within 90 days of the inspection report; provided however, that this period can be extended up to 180 days if the Mortgagor used its commercially reasonable best efforts to complete the Facility Repairs in the original 90 day timeframe and continues to use its commercially reasonable best efforts to complete the Facility Repairs. A loss carveout was included in the Mortgage Loan documents that is triggered by the existence of any use, improvement or condition that is non-conforming or legally non-conforming under the applicable legal requirements.
(25) Local Law Compliance	Rego Park II (Loan No. 23)	There are a number of building code violations affecting the structures that comprise the related Mortgaged Property which were open as of the origination of the related Mortgage Loan. Pursuant to the related post-closing agreement, the Mortgagor must remedy all open code violations within 180 days of the origination of the related Mortgage Loan; provided however, that this timeframe can be reasonably extended as long as the Mortgagor is diligently pursuing resolution of these violations. Moreover, the Mortgagor is also required to complete required repairs related to these code violations within 90 days of the origination of the related Mortgage Loan.
E-1B-10

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(25) Local Law Compliance	Westcliff Plaza (Loan No. 30)	The related Mortgaged Property does not possess any parking spaces. In order to satisfy applicable parking requirements, the Mortgaged Property relies on a conditions, covenants and restrictions agreement that governs the parking arrangements at the commercial center in which it is located. The conditions, covenants and restrictions agreement is part of the insured Mortgaged Property.
(25) Local Law Compliance	Cooper Commerce Center (Loan No. 32)	With respect to the related Mortgaged Property, the zoning report indicated that a building code violation case was pending. The violation is related to business tax receipt violations by two tenants. The zoning report noted that the two tenants were in the process of delivering the applicable certificates to cure the violation. The related Mortgage Loan documents include a post-closing obligation that requires the Mortgagor to provide, no later than June 30, 2022, evidence that: (a) confirms that the Mortgaged Property complies with all applicable zoning requirements and that no zoning code, building code or fire code violations exist with respect to the Mortgaged Property or (b) specifically identifies any non-compliance of the Mortgaged Property with any applicable zoning requirements and identifies any then existing zoning code, building code or fire code violations with respect to the Mortgaged Property. In the event that the evidence identifies any violations or instances of non-compliance, the Mortgagor must, within 60 days of identification, cure such violations or instances of non-compliance and deliver evidence of such cure to the Mortgagee. A loss carveout for the failure of the Mortgagor to satisfy this post-closing obligation was included in the Mortgage Loan documents. The carveout terminates upon the provision of such acceptable evidence confirming that these post-closing requirements have been satisfied.
(25) Local Law Compliance	Mini U Storage – Woodbridge (Loan No. 33)	With respect to the Mini U Storage – Woodbridge Mortgage Loan, the zoning report obtained at origination did not include a zoning verification letter or code violation information. Pursuant to a post-closing agreement, the related Mortgagor is required to, no later than 90 days from the origination of the related Mortgage Loan, provide an updated zoning report that includes a zoning verification letter and any code violation information. Furthermore, the zoning verification letter included in this updated report must be dated within 90 days of the origination date. If the updated zoning report lists any violations against the related Mortgaged Property then the Mortgagor must (i) promptly commence and diligently pursue the remediation of such violations and (ii) no later than 90 days from the date of such updated zoning report, deliver to the Mortgagee, written evidence of such remediation.
(25) Local Law Compliance	Storage Crib (Loan No. 38)	The related Mortgaged Property is legal non-conforming due to (i) a lack of parking spaces and (ii) the rear setback being deficient by approximately 21 feet. Under the related zoning

E-1B-11

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
code, the related Mortgaged Property may be restored or repaired by right for a casualty of less than 50% of its replacement cost at the time of destruction. The related Mortgage Loan documents include a recourse carveout for losses incurred as a result of the Mortgagor’s inability to complete the restoration of the related Mortgaged Property in accordance with all applicable legal requirements (including the inability to obtain a variance or special use permit to allow restoration of the related Mortgaged Property) as required pursuant to the related Mortgage Loan documents, due to the existence of any use, improvement or other condition at or on the related Mortgaged Property that is non-conforming or legally non-conforming under applicable legal requirements (including zoning, building or land use laws, ordinances or regulations).
(27) Recourse Obligations

KB Portfolio
(Loan No. 3)

Fleet Farm Sioux Falls
(Loan No. 11)

Wards Crossing West
(Loan No. 14)

Cheshire Station
(Loan No. 15)

Corporate Center Building G
(Loan No. 20)

Dollar Storage #21 – Goodyear
(Loan No. 21)

Dollar Storage #5 – Mesa
(Loan No. 22)

Rego Park II
(Loan No. 23)

Longwood Industrial
(Loan No. 24)

Dollar Self Storage #6 – Apache

The related Mortgage Loan documents provide for liability for actual losses, liabilities, costs and damages in connection with “willful misrepresentation” as opposed to “intentional material misrepresentation.”
E-1B-12

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

Junction
(Loan No. 26)

Westcliff Plaza
(Loan No. 30)

Cooper Commerce Center
(Loan No. 32)

Mini U Storage – Woodbridge
(Loan No. 33)

Marina Village
(Loan No. 34)

Beverly Industrial Park
(Loan No. 37)

Storage Crib
(Loan No. 38)

(27) Recourse Obligations

KB Portfolio
(Loan No. 3)

Fleet Farm Sioux Falls
(Loan No. 11)

Cheshire Station
(Loan No. 15)

Corporate Center Building G
(Loan No. 20)

Dollar Storage #21 – Goodyear
(Loan No. 21)

Dollar Storage #5 – Mesa
(Loan No. 22)

Longwood Industrial
(Loan No. 24)

Dollar Self Storage #6 – Apache

The related Mortgage Loan documents provide for liability for actual losses, liabilities, costs and damages in connection with “material physical waste” as opposed to “intentional material physical waste.”

E-1B-13

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
Junction (Loan No. 26) Westcliff Plaza (Loan No. 30) Cooper Commerce Center (Loan No. 32)
(28) Mortgage Releases	KB Portfolio (Loan No. 3)	The Port Arthur Mortgaged Property has five deeds on the title dating from 1936 that reserve public utility service easements that include restrictions on placing improvements over such easements. Each deed also included a reverter clause and it is unclear whether the restrictions on placing improvements over the easements are covered by the applicable reverter clauses. The title insurance policy for the related Mortgage Loan includes the T-19 endorsement which insures against loss or damage by reason of (i) a violation of a covenant that divests, subordinates or extinguishes the lien of the insured mortgage, (ii) unenforceability or lack of priority of the lien of the insured mortgage or (iii) the loss of the insured’s title acquired in satisfaction or partial satisfaction of the indebtedness. A loss carveout was included in the related Mortgage Loan documents that is triggered by a Port Arthur Trigger Event. If a Port Arthur Trigger Event occurs, the related Mortgagor must release the Port Arthur Mortgaged Property and both the related Mortgagor and the related guarantor will have springing recourse liability in an amount equal to (i) the Recourse Amount or (ii) the entire outstanding amount of the debt if the outstanding amount of the debt is less than or equal to the Recourse Amount; provided that the release complies with the applicable REMIC requirements and that the related liability of the related Mortgagor and related guarantor will terminate upon the completion of the release of the Port Arthur Mortgaged Property.
(30) Acts of Terrorism Exclusion	KB Portfolio (Loan No. 3)	Under the related Mortgage Loan documents, Walgreens, the sole tenant at the Walgreens – Las Vegas Mortgaged Property, is allowed to provide insurance for the related Mortgaged Property. Walgreens has exercised its right to provide terrorism insurance that names both the Mortgagor and the related Mortgagee as loss payees and as additional insured parties. Pursuant to the Mortgage Loan documents, if any time the related Mortgagee is not in receipt of written evidence that all insurance required under the related Mortgage Loan documents is in full force and effect, the related Mortgagee has the right, without notice to take such action the related Mortgagee deems necessary to protect its interest in the related Mortgaged Property.
E-1B-14

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(30) Acts of Terrorism Exclusion	Fleet Farm Sioux Falls (Loan No. 11)	Under the related Mortgage Loan documents, Fleet Farm, the sole tenant, is allowed to provide insurance for the related Mortgaged Property. Fleet Farm has exercised its right to provide terrorism insurance that names both the Mortgagor and the related Mortgagee as loss payees and as additional insured parties. Pursuant to the Mortgage Loan documents, if any time the related Mortgagee is not in receipt of written evidence that all insurance required under the related Mortgage Loan documents is in full force and effect, the related Mortgagee has the right, without notice to take such action the related Mortgagee deems necessary to protect its interest in the related Mortgaged Property.
(30) Acts of Terrorism Exclusion	Wards Crossing West (Loan No. 14)	Kohls, the largest tenant at the Wards Crossing West Mortgaged Property, owns its improvements pursuant to a ground lease. These improvements are not part of the collateral for the related Mortgage Loan. Kohls provides its own business interruption insurance and terrorism insurance. The policies do not name the Mortgagee as an additional insured but they do name the Mortgagee as a loss payee.
(32) Single-Purpose Entity	Cooper Commerce Center (Loan No. 32)	The Mortgagor is a special purpose entity that previously owned a vacant parcel (the “Previously Owned Property”) that was acquired with the related Mortgaged Property. The Mortgagor sold the Previously Owned Property and the related Mortgage Loan documents include a loss carveout related to the Mortgagor’s ownership of the Previously Owned Property.
(40) Organization of Mortgagor	KB Portfolio (Loan No. 3)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Fleet Farm Sioux Falls Mortgage Loan.
(40) Organization of Mortgagor	Flee Farm Sioux Falls (Loan No. 11)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the KB Portfolio Mortgage Loan.
(40) Organization of Mortgagor	Corporate Center Building G (Loan No. 20)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Westcliff Plaza Mortgage Loan.
(40) Organization of Mortgagor	Dollar Self Storage #21 – Goodyear (Loan No. 21)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Dollar Self Storage #5 – Mesa Mortgage Loan and the Dollar Self Storage #6 – Apache Junction Mortgage Loan.
(40) Organization of Mortgagor	Dollar Self Storage #5 – Mesa (Loan No. 22)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Dollar Self Storage #21 – Goodyear Mortgage Loan and the Dollar Self Storage #6 – Apache Junction Mortgage Loan.
E-1B-15

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(40) Organization of Mortgagor	Longwood Industrial (Loan No. 24)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Cooper Commerce Center Mortgage Loan.
(40) Organization of Mortgagor	Dollar Self Storage #6 – Apache Junction (Loan No. 26)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Dollar Self Storage #21 – Goodyear Mortgage Loan and the Dollar Self Storage #5 – Mesa Mortgage Loan.
(40) Organization of Mortgagor	Westcliff Plaza (Loan No. 30)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Corporate Center Building G Mortgage Loan.
(40) Organization of Mortgagor	Cooper Commerce Center (Loan No. 32)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Longwood Industrial Mortgage Loan.
(40) Organization of Mortgagor	Marina Village (Loan No. 34)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Storage Crib Mortgage Loan.
(40) Organization of Mortgagor	Storage Crib (Loan No. 38)	The Mortgagor under the Mortgage Loan is affiliated with the Mortgagor under the Marina Village Mortgage Loan.
E-1B-16

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(UBS AG)

The exceptions to the representations and warranties set forth below are grouped by Sponsor and listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(6) Lien; Valid Assignment	3075 Olcott (Loan No. 4)	The sole tenant has a right of first offer to purchase such mortgaged property. The right of first offer does not apply to a foreclosure or deed in lieu thereof, but will apply to any transfers following a foreclosure or deed in lieu thereof.
(6) Lien; Valid Assignment	Wyndham National Hotel Portfolio (Loan No. 25)

The lodging contracts entered into between the Mortgagor and Union Pacific Railroad Company relating to each of the Jefferson City, MO, Livonia, LA and Santa Teresa, NM Mortgaged Properties give Union Pacific Railroad Company a right to negotiate to purchase each related Mortgaged Property in the event of a proposed sale of any of such Mortgaged Properties. The right to negotiate purchase does not apply to a transfer of any of such Mortgaged Properties in connection with a foreclosure or deed in lieu of foreclosure.

The Low Moor, VA Mortgaged Property is subject to a right of first refusal in favor of a prior owner in the event of a proposed sale or lease of the related Mortgaged Property. The right of first refusal does not apply to a transfer of such Mortgaged Property in connection with a foreclosure or deed in lieu of foreclosure.

The Glenwood, MN Mortgaged Property is subject to a purchase option in favor of Canadian Pacific pursuant to the terms of the related lodging contract, with an option price based on the lesser of (a) the development costs of the related hotel (reduced by 1.12% on each anniversary of the term of the related lodging contract) and (b) an amount between $2,912,059 and $3,229,709, depending on the date of exercise of the purchase option and whether the Mortgagor is required to supply a generator. The purchase option does not apply to a transfer of such Mortgaged Property in connection with a foreclosure or deed in lieu of foreclosure.

The lodging contract entered into between the Mortgagor and BNSF Railway Company with respect to the Edgemont, SD Mortgaged Property grants BNSF Railway Company the right to cause the Mortgagor, at the expense of BNSF Railway Company, to relocate the related lodging facility.

(7) Permitted Liens; Title Insurance	3075 Olcott (Loan No. 4)	See exception to Representation and Warranty No. 6.
E-1B-17

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(7) Permitted Liens; Title Insurance	Wyndham National Hotel Portfolio (Loan No. 25)	See exception to Representation and Warranty No. 6.
(11) Condition of Property	Wyndham National Hotel Portfolio (Loan No. 25)	The property condition reports are dated more than 12 months prior to the Cut-off Date. In addition, the Mortgaged Properties were most recently inspected on dates which were more than 12 months prior to the Cut-off Date.
(17) Insurance	Waygate Technologies (Loan No. 29)	The Mortgage Loan documents permit the related Mortgagor to rely on insurance maintained by Waygate Technologies, the sole tenant, provided that the Mortgaged Property is subject to the sole tenant’s lease, which is in full force and effect with no defaults (as well as other standard conditions) and the sole tenant is maintaining insurance consistent with the lender’s insurance requirements set forth in the Mortgage Loan documents.
(17) Insurance	Wyndham National Hotel Portfolio (Loan No. 25)	The Mortgage Loan documents allow the Mortgagor to obtain insurance from insurers that do not meet the required financial strength ratings provided that (i) such insurance companies maintain a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company, Inc. and subject to Rating Agency Confirmation and (ii) in the event S&P is rating any securitization, at the time of the renewal (or earlier expiration or cancellation) of such policy, such policy satisfies the S&P financial strength rating criteria whether or not such insurance policy meets the A.M. Best Company, Inc. rating criteria.
(25) Local Law Compliance	Phoenix Industrial Portfolio VIII (Loan No. 10)	The use of the Churchill, TN Mortgaged Property as an industrial/warehouse building is legal non-conforming as such use is not permitted under the applicable current zoning code. Any nonconforming building which has been damaged by fire or other causes may be reconstructed and used as before unless the City of Church Hill Building Inspector determines that the building is damaged to the extent of more 75% of its appraised value for tax purposes. In the event of a casualty resulting in the loss of the ability to restore the Mortgaged Property to its current use as an industrial/warehouse building in accordance with all applicable legal requirements, the Mortgage Loan documents provide recourse to the Mortgagor.
(27) Recourse Obligations	3075 Olcott (Loan No. 4)	There is no separate nonrecourse carve-out guarantor and no environmental indemnitor other than the Mortgagor.
(32) Single-Purpose Entity	Wyndham National Hotel Portfolio (Loan No. 25)	The Mortgage Loan does have a counsel’s opinion regarding non-consolidation of the Mortgagor, provided that such opinion expresses no opinion regarding the substantive consolidation of the assets and liabilities of the Mortgagor or its managing member with those of any one or more related parties to the extent of the existence of (i) either the (a) $72,500,000 payment guaranty or (b) $25,000,000 letter of credit obligation

E-1B-18

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
arising, in each instance, in connection with certain circumstances set forth in the related Mortgage Loan documents, (ii) the pledge by the sole member of the Mortgagor of 100% of its equity interest in the related property manager or (iii) the non-recourse carveout obligations of the guarantors related to certain standard backward-looking representations made by the Mortgagor (determined without giving effect to exceptions to such representations contained in the Mortgage Loan documents).
(35) Ground Leases	Wyndham National Hotel Portfolio (Loan No. 25)	The ground lease covering a portion of the surface parking at the Gillette, Wyoming Mortgaged Property (the “Gillette Ground Lease”) expires on January 30, 2028. The Mortgagor has the right to purchase the lessor’s fee interest at the end of the term of the Gillette Ground Lease for a price of $300,000.
(42) Appraisal	Wyndham National Hotel Portfolio (Loan No. 25)	The appraisal dates of the Mortgaged Properties are more than 12 months before the Cut-off Date.

E-1B-19

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
(STARWOOD MORTGAGE CAPITAL LLC)

The exceptions to the representations and warranties set forth below are grouped by Sponsor and listed by the number of the related representation and warranty set forth on Annex E-1A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-1B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-1A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(25) Local Law Compliance	Yorkshire & Lexington Towers (Loan No. 1)

The Mortgaged Properties (both Yorkshire Towers and Lexington Towers) currently have expired City of New York special parking variances for transient parking use in the underground garages. The Mortgagors are required to obtain new special parking variances, or renewal of existing special parking variances and to update the relevant certificate of occupancy accordingly, during the term of the term of the Yorkshire & Lexington Towers Whole Loan.

In addition, the zoning reports delivered in connection with the origination of the Yorkshire & Lexington Towers Whole Loan showed certain other outstanding code violations affecting the Mortgaged Properties (both Yorkshire Towers and Lexington Towers), and the Mortgagors are required to remove (or cause to be removed) those violations in accordance with the terms of the Yorkshire & Lexington Towers Whole Loan agreement.

(26) Licenses and Permits	Yorkshire & Lexington Towers (Loan No. 1)

The Mortgaged Properties (both Yorkshire Towers and Lexington Towers) currently have expired City of New York special parking variances for transient parking use in the underground garages. The Mortgagors are required to obtain new special parking variances, or renewal of existing special parking variances and to update the relevant certificate of occupancy accordingly, during the term of the term of the Yorkshire & Lexington Towers Whole Loan.

In addition, the zoning reports delivered in connection with the origination of the Yorkshire & Lexington Towers Whole Loan showed certain other outstanding code violations affecting the Mortgaged Properties (both Yorkshire Towers and Lexington Towers), and the Mortgagors are required to remove (or cause to be removed) those violations in accordance with the terms of the Yorkshire & Lexington Towers Whole Loan agreement.

E-1B-20

ANNEX E-2A

MORTGAGE LOAN SELLER REPRESENTATIONS AND WARRANTIES

Each of GACC and CREFI (each referred to as the related “Mortgage Loan Seller” in the representations and warranties below) will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it to us (referred to as the “Purchaser” in the representations and warranties below) that we include in the Issuing Entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex E-2B to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2A will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement; provided, that, as set forth in the representations and warranties below, the term “Mortgage Loan” has the meaning set forth in the related Mortgage Loan Purchase Agreement and refers solely to the Mortgage Loans to be sold by the applicable Mortgage Loan Seller to us.

The related Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the Issuing Entity (referred to as the “Trust” in the representations and warranties below), on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)	Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to the Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Outside Serviced Mortgage Loan, to the trustee for the related Other Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.
(2)	Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”)).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the

E-2A-1

origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)	Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.
(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 emergency, (2) as of Cut-off Date, to the knowledge of the Mortgage Loan Seller, after due inquiry, there has been no written request from the related Mortgagor for a forbearance, waiver or modification of the material terms of the Mortgage Loan, which such request relates to the COVID-19 emergency and (3) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.
(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to an Outside Serviced Mortgage Loan, to the related Outside Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex E-1B (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the Mortgage Loan Purchase Agreement to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.
(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any
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advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on Schedule E-2A-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.
(8)	Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases constituting security for the entire Whole Loan), each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.
(9)	UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.
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(10)	Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)	Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof will not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.
(12)	Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.
(13)	Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.
(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with the lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to the Purchaser or its servicer (or, with respect to any Outside Serviced Mortgage Loan, to the depositor or servicer for the related Other Securitization Trust).
(15)	No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).
(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer or insurers meeting the requirements of the related Loan Documents and having a claims-paying or financial
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strength rating meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (1) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (2) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Mortgagor and included in the related Mortgaged Property by an insurer or insurers meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer or insurers meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

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The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is an Outside Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Mortgagor to maintain, or cause to be maintained, all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.
(18)	No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.
(19)	No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.
(20)	REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve
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such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (as amplified by Revenue Procedure 2021-12); and (b) the Mortgage Loan Seller identifies such Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)	Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.
(22)	Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.
(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.
(24)	Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans
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originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.
(26)	Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan provide that (a) the related Mortgagor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Mortgagor and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Mortgagor and at least one individual or entity, if the related Mortgagor files a voluntary petition under federal or state bankruptcy or insolvency law.
(27)	Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property

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constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)	Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.
(29)	Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-1B; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold (in each case, a “Transfer”), other than as related to (i) family and estate planning Transfers or Transfers upon death or legal incapacity, (ii) Transfers to certain affiliates as defined in the related Loan Documents, (iii) Transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) Transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) Transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex E-1A or the exceptions thereto set forth in Annex E-1B, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan as set forth on Schedule E2A-1, or future permitted mezzanine debt in each case as set forth on Schedule E-2A-2 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any
E-2A-9

subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule E-2A-3 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)	Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.
(32)	Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Mortgagor would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.
(33)	Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.
(34)	Ground Leases. For purposes of this Annex E-1A, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary
E-2A-10

interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;
(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;
(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual/360 basis, substantially amortizes);
(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;
(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;
(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;
(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;
(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;
(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;
E-2A-11

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;
(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and
(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.
(35)	Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.
(36)	Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1A.
(37)	No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1A. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.
(38)	Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.
(39)	Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of another Mortgagor under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.)
E-2A-12

(40)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-Off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s, S&P and/or Fitch; (E) a party not related to the Mortgagor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-13 or its successor) at the related Mortgaged Property.
(41)	Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.
(42)	Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as an exhibit to the related Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the Mortgage Loan Purchase Agreement to be contained therein.
(43)	Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except as set forth on Schedule E-2A-3.
(44)	Hospitality Provisions. The Mortgage Loan documents for each Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the related Other Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of an Outside Serviced Mortgage Loan, by the seller of the note which is contributed to the related Other Securitization Trust or its designee providing notice of the transfer of such note to the related Other Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the
E-2A-13

case of an Outside Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of an Outside Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(45)	Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the Closing Date.
(46)	Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

E-2A-14

SCHEDULE E-2A-1 to ANNEX E-2A

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	CREFI Mortgage Loans	GACC Mortgage Loans
1	Yorkshire & Lexington Towers	—

E-2A-15

SCHEDULE E-2A-2 to ANNEX E-2A

MORTGAGE LOANS WITH RESPECT TO WHICH

MEZZANINE DEBT IS PERMITTED IN THE FUTURE

None

E-2A-16

SCHEDULE E-2A-3 to ANNEX E-2A

CROSSED MORTGAGE LOANS

None

E-2A-17

 (THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX E-2B

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(GERMAN AMERICAN CAPITAL CORPORATION)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(26) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.
(37) No Material Default; Payment Record	All GACC Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Mortgagor forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.

E-2B-1

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

(CITI REAL ESTATE FUNDING INC.)

The exceptions to the representations and warranties set forth below are listed by the number of the related representation and warranty set forth on Annex E-2A to this prospectus and the Mortgaged Property name and number identified on Annex A to this prospectus. Capitalized terms used but not otherwise defined in this Annex E-2B will have the meanings set forth in this prospectus or, if not defined in this prospectus, will have the same meanings as when used in the related Mortgage Loan Purchase Agreement.

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(11) Condition of Property	Bell Works (Loan No. 7)	The property condition assessment prepared in connection with the origination of the Mortgage Loan recommended immediate and short-term repairs estimated to cost approximately $89,200 in the aggregate. No escrow was established at origination of the Mortgage Loan in connection with the cost of such repairs.
(14) Actions Concerning Mortgage Loan	79 Fifth Avenue (Loan No. 8)	The Mortgagor and the largest tenant at the Mortgaged Property, The New School, representing approximately 61.5% of the net rentable area, are in process of mediation concerning the required rent under The New School’s lease. The Mortgagor alleges that, between 2017 and 2021, The New School was not properly charged such tenant’s contractual rent increase due to an administrative error, and, as a result, that The New School was underbilled approximately $4.5 million in rent between 2017 and 2021. The New School contends that future rent escalations should be calculated based upon the rent amounts actually paid as opposed to the escalations expressly stipulated in such tenant’s lease. The Mortgagor and The New School remain in discussions concerning the amount of rent escalations due. The rent was underwritten based upon The New School’s lower rent position.
(17) Insurance	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant, or by a condominium board or association, at the related Mortgaged Property.
(17) Insurance	79 Fifth Avenue (Loan No. 8)	The Mortgaged Property secures 10 pari passu notes aggregating $240,000,000. The loan documents permit a property insurance deductible up to $100,000. The in-place coverage provides for a $25,000 deductible.
(17) Insurance	Waikele Self-Storage Park (Loan No. 19)

The “all-risk”, wind and terrorism insurance coverage maintained by borrower with respect to the Mortgagor’s condominium units is in an amount equal to the lesser of (1) 100% of the full replacement cost (as defined in the Mortgage Loan agreement) and (2) $4,400,000 plus the business

E-2B-2

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception

interruption or rental loss coverage required under the Mortgage Loan documents.

The Mortgage Loan documents do not require the Mortgagor to obtain or maintain insurance coverage with respect to the Mortgagor’s condominium units (comprised primarily of 65-bunker style storage units excavated from solid rock and 13 surface storage units) for damage from named storms.

The Mortgage Loan documents permit the Mortgagor to cause the insurance required under the Mortgage Loan documents with respect to the insurable common elements of the condominium at the related Mortgaged Property to be maintained by the condominium association, however, the insurance policies maintained by the condominium association do not provide law and ordinance coverage or coverage for acts of terrorism.

(25) Local Law Compliance (26) Licenses and Permits	Yorkshire & Lexington Towers (Loan No. 1)

The Mortgaged Properties (both Yorkshire Towers and Lexington Towers) currently have expired City of New York special parking variances for transient parking use in the underground garages. The Mortgagors are required to obtain new special parking variances, or renewal of existing special parking variances and to update the relevant certificate of occupancy accordingly, during the term of the term of the Yorkshire & Lexington Towers Whole Loan.

In addition, the zoning reports delivered in connection with the origination of the Yorkshire & Lexington Towers Whole Loan showed certain other outstanding code violations affecting the Mortgaged Properties (both Yorkshire Towers and Lexington Towers), and the Mortgagors are required to remove (or cause to be removed) those violations in accordance with the terms of the Yorkshire & Lexington Towers Whole Loan agreement.

(27) Recourse Obligations	All CREFI Mortgage Loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any material breach of the environmental covenants contained in the Mortgage Loan documents.
(27) Recourse Obligations	Yorkshire & Lexington Towers (Loan No. 1)	Recourse for losses related to misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds, or condemnation awards is limited to the “misappropriation, conversion or intentional misapplication of the” of the same.
(27) Recourse Obligations	79 Fifth Avenue (Loan No. 8)	Recourse for losses do not include the misapplication of rents, insurance proceeds or condemnation awards, but rather are limited to the misappropriation or conversion of the same.
E-2B-3

Representation Number on Annex E-2A	Mortgaged Property Name and Mortgage Loan Number as Identified on Annex A	Description of Exception
(27) Recourse Obligations	Bell Works (Loan No. 7)	Recourse for losses related to misapplication or misappropriate of rents (if after an event of default under the Mortgage Loan), insurance proceeds, or condemnation awards is limited to the “intentional misapplication, misappropriation or conversion” of the same.
(30) Acts of Terrorism Exclusion	All CREFI Mortgage Loans	All exceptions to Representation 17 are also exceptions to this Representation 30.
(32) Single Purpose Entity	Bell Works (Loan No. 7)	The related mortgagor previously owned certain other unrelated property in addition to the collateral for the Mortgage Loan. The Mortgage Loan documents are recourse to the related mortgagor in connection with the prior ownership of such other unrelated property.
(32) Single Purpose Entity	Waikele Self-Storage Park (Loan No. 19)	The related mortgagor previously owned certain other condominium units within the same condominium regime as the mortgaged property in addition to the collateral for the Mortgage Loan.
(38) No Material Default; Payment Record	All CREFI Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies or due to the Borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
E-2B-4

ANNEX F

CLASS A-SB SCHEDULED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance	Distribution Date	Balance
Aug 15, 2022	10,871,000.00	May 15, 2027	10,871,000.00
Sep 15, 2022	10,871,000.00	Jun 15, 2027	10,871,000.00
Oct 15, 2022	10,871,000.00	Jul 15, 2027	10,870,479.84
Nov 15, 2022	10,871,000.00	Aug 15, 2027	10,689,320.07
Dec 15, 2022	10,871,000.00	Sep 15, 2027	10,507,361.68
Jan 15, 2023	10,871,000.00	Oct 15, 2027	10,306,578.98
Feb 15, 2023	10,871,000.00	Nov 15, 2027	10,122,931.87
Mar 15, 2023	10,871,000.00	Dec 15, 2027	9,920,507.68
Apr 15, 2023	10,871,000.00	Jan 15, 2028	9,735,157.08
May 15, 2023	10,871,000.00	Feb 15, 2028	9,548,989.28
Jun 15, 2023	10,871,000.00	Mar 15, 2028	9,326,229.13
Jul 15, 2023	10,871,000.00	Apr 15, 2028	9,138,255.54
Aug 15, 2023	10,871,000.00	May 15, 2028	8,931,625.86
Sep 15, 2023	10,871,000.00	Jun 15, 2028	8,741,910.93
Oct 15, 2023	10,871,000.00	Jul 15, 2028	8,533,588.61
Nov 15, 2023	10,871,000.00	Aug 15, 2028	8,342,117.11
Dec 15, 2023	10,871,000.00	Sep 15, 2028	8,149,801.25
Jan 15, 2024	10,871,000.00	Oct 15, 2028	7,938,950.74
Feb 15, 2024	10,871,000.00	Nov 15, 2028	7,744,855.56
Mar 15, 2024	10,871,000.00	Dec 15, 2028	7,532,275.49
Apr 15, 2024	10,871,000.00	Jan 15, 2029	7,336,385.43
May 15, 2024	10,871,000.00	Feb 15, 2029	7,139,631.42
Jun 15, 2024	10,871,000.00	Mar 15, 2029	6,889,381.34
Jul 15, 2024	10,871,000.00	Apr 15, 2029	6,690,651.71
Aug 15, 2024	10,871,000.00	May 15, 2029	6,473,566.78
Sep 15, 2024	10,871,000.00	Jun 15, 2029	6,273,001.70
Oct 15, 2024	10,871,000.00	Jul 15, 2029	6,049,718.01
Nov 15, 2024	10,871,000.00	Aug 15, 2029	5,843,508.39
Dec 15, 2024	10,871,000.00	Sep 15, 2029	5,636,387.51
Jan 15, 2025	10,871,000.00	Oct 15, 2029	5,410,379.89
Feb 15, 2025	10,871,000.00	Nov 15, 2029	5,201,343.44
Mar 15, 2025	10,871,000.00	Dec 15, 2029	4,999,299.57
Apr 15, 2025	10,871,000.00	Jan 15, 2030	4,819,193.59
May 15, 2025	10,871,000.00	Feb 15, 2030	4,638,284.09
Jun 15, 2025	10,871,000.00	Mar 15, 2030	4,405,790.31
Jul 15, 2025	10,871,000.00	Apr 15, 2030	4,223,033.50
Aug 15, 2025	10,871,000.00	May 15, 2030	4,022,595.40
Sep 15, 2025	10,871,000.00	Jun 15, 2030	3,838,127.87
Oct 15, 2025	10,871,000.00	Jul 15, 2030	3,636,026.81
Nov 15, 2025	10,871,000.00	Aug 15, 2030	3,449,833.42
Dec 15, 2025	10,871,000.00	Sep 15, 2030	3,262,809.18
Jan 15, 2026	10,871,000.00	Oct 15, 2030	3,058,222.78
Feb 15, 2026	10,871,000.00	Nov 15, 2030	2,869,450.06
Mar 15, 2026	10,871,000.00	Dec 15, 2030	2,663,163.98
Apr 15, 2026	10,871,000.00	Jan 15, 2031	2,472,627.29
May 15, 2026	10,871,000.00	Feb 15, 2031	2,281,240.26
Jun 15, 2026	10,871,000.00	Mar 15, 2031	2,039,240.42
Jul 15, 2026	10,871,000.00	Apr 15, 2031	1,845,916.36
Aug 15, 2026	10,871,000.00	May 15, 2031	1,635,205.99
Sep 15, 2026	10,871,000.00	Jun 15, 2031	1,440,077.66
Oct 15, 2026	10,871,000.00	Jul 15, 2031	1,227,613.38
Nov 15, 2026	10,871,000.00	Aug 15, 2031	1,030,664.79
Dec 15, 2026	10,871,000.00	Sep 15, 2031	832,837.07
Jan 15, 2027	10,871,000.00	Oct 15, 2031	617,748.75
Feb 15, 2027	10,871,000.00	Nov 15, 2031	418,076.88
Mar 15, 2027	10,871,000.00	Dec 15, 2031	201,195.89
Apr 15, 2027	10,871,000.00	Jan 15, 2032 and thereafter	0.00

F-1

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the certificates offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus

Certificate Summary	3
Summary of Terms	21
Summary of Risk Factors	65
Risk Factors	67
Description of the Mortgage Pool	171
Transaction Parties	264
Credit Risk Retention	332
Description of the Certificates	354
The Mortgage Loan Purchase Agreements	388
The Pooling and Servicing Agreement	398
Use of Proceeds	499
Yield, Prepayment and Maturity Considerations	499
Material Federal Income Tax
Consequences	514
Certain State, Local and Other Tax Considerations	525
ERISA Considerations	525
Legal Investment	533
Certain Legal Aspects of the Mortgage
Loans	534
Ratings	556
Plan of Distribution (Underwriter Conflicts of Interest)	558
Incorporation of Certain Information by Reference	560
Where You Can Find More Information	560
Financial Information	560
Legal Matters	560
Index of Certain Defined Terms	561

Annex A – Certain Characteristics of the Mortgage
Loans and Mortgaged Properties	A-1
Annex B – Significant Loan Summaries	B-1
Annex C – Mortgage Pool Information	C-1
Annex D – Form of Distribution Date Statement	D-1
Annex E-1A – Mortgage Loan Representations and Warranties
(BMO, KeyBank, SMC and UBS AG)	E-1A-1
Annex E-1B – Exceptions to Mortgage Loan
Representations and Warranties (BMO,
KeyBank, SMC and UBS AG)	E-1B-1
Annex E-2A – Mortgage Loan Representations and
Warranties (CREFI and GACC)	E-2A-1
Annex E-2B – Exceptions to Mortgage Loan Representations
and Warranties (CREFI and GACC)	E-2B-1
Annex F – Class A-SB Scheduled Principal
Balance Schedule	F-1

Until 90 days after the date of this prospectus, all dealers that effect transactions in the offered Certificates, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

$600,725,000
(Approximate)

BMO 2022-C2 Mortgage Trust
(as Issuing Entity)

BMO Commercial
Mortgage Securities LLC
(as Depositor)

Commercial Mortgage
Pass-Through Certificates,
Series 2022-C2

Class A-1	$6,784,000
Class A-2	$97,871,000
Class A-3	$6,700,000
Class A-4	$0 – $155,000,	000
Class A-5	$200,624,000 - $35	5,624,000
Class A-SB	$10,871,000
Class X-A	$477,850,000
Class A-S	$59,731,000
Class B	$31,572,000
Class C	$31,572,000

PROSPECTUS

BMO Capital Markets

KeyBanc Capital Markets

Deutsche Bank Securities

UBS Securities LLC

Citigroup

Co-Lead Managers and Joint Bookrunners

Bancroft Capital, LLC

Drexel Hamilton

Co-Managers

June , 2022